FILED PURSUANT TO RULE 424(h)
REGISTRATION FILE NO.: 333-228597-01

The information in this preliminary prospectus is not complete and may be supplemented or changed. These securities may not be sold nor may offers to buy be accepted prior to the time a final prospectus is delivered. This preliminary prospectus is not an offering to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

THIS PRELIMINARY PROSPECTUS, DATED JULY 16, 2019, IS SUBJECT TO COMPLETION

AND MAY BE AMENDED OR SUPPLEMENTED PRIOR TO TIME OF SALE

PROSPECTUS

$1,040,209,000 (Approximate)

BENCHMARK 2019-B12 MORTGAGE TRUST
(Central Index Key number 0001781089)
Issuing Entity

Citigroup Commercial Mortgage Securities Inc.
(Central Index Key number 0001258361)

Depositor

Citi Real Estate Funding Inc.

(Central Index Key number 0001701238)

German American Capital Corporation

(Central Index Key number 0001541294)

JPMorgan Chase Bank, National Association

(Central Index Key number 0000835271)

Sponsors and Mortgage Loan Sellers

Commercial Mortgage Pass-Through Certificates, Series 2019-B12

The Benchmark 2019-B12 Mortgage Trust, Commercial Mortgage Pass-Through Certificates, Series 2019-B12, will consist of multiple classes of certificates, including those identified on the table below which are being offered by this prospectus. The offered certificates (together with the classes of non-offered certificates of the same series and the VRR Interest) will represent the beneficial ownership interests in the issuing entity identified above. The issuing entity’s primary assets will primarily consist of (i) a pool of fixed rate commercial mortgage loans secured by first liens on various types of commercial, multifamily and manufactured housing community properties, which will generally be the sole source of payment on the pooled certificates, including the offered certificates, and (ii) two subordinate notes, each evidencing a portion of a fixed rate commercial whole loan, and each of which will generally be the sole source of payment on the related non-offered loan-specific certificates. Credit enhancement will be provided solely by certain classes of subordinate certificates that will be subordinate to certain classes of senior certificates as described under “Description of the Certificates—Subordination; Allocation of Realized Losses”. Each class of offered certificates will entitle holders to receive monthly distributions of interest and/or principal on the 4th business day following the 11th day of each month (or if the 11th is not a business day, the next business day), commencing in September 2019. The rated final distribution date for the offered certificates is August 2052.

Classes of Offered Certificates	Approximate Initial Certificate Balance or Notional Amount(1)	Initial Pass-Through Rate(4)	Pass-Through Rate Description
Class A-1	$16,310,000%	(6)
Class A-2	$221,930,000%	(6)
Class A-3	$5,920,000%	(6)
Class A-4	$215,000,000%	(6)
Class A-5	$321,699,000%	(6)
Class A-AB	$22,612,000%	(6)
Class X-A	$946,949,000	(7)%	Variable IO(8)
Class A-S	$143,478,000%	(6)
Class B	$50,217,000%	(6)
Class C	$43,043,000%	(6)

You should carefully consider the risk factors beginning on page 67 of this prospectus.

Neither the Series 2019-B12 certificates nor the underlying mortgage loans are insured or guaranteed by any governmental agency or instrumentality or any other person or entity.

The Series 2019-B12 certificates will represent interests in and obligations of the issuing entity only and will not represent the obligations of or interests in the depositor, the sponsors or any of their respective affiliates.

(Footnotes to table begin on page 3)

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE OFFERED CERTIFICATES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THE DEPOSITOR WILL NOT LIST THE OFFERED CERTIFICATES ON ANY SECURITIES EXCHANGE OR ANY AUTOMATED QUOTATION SYSTEM OF ANY NATIONAL SECURITIES ASSOCIATION.

The offered certificates will be offered by Citigroup Global Markets Inc., Deutsche Bank Securities Inc., J.P. Morgan Securities LLC, Drexel Hamilton, LLC and Academy Securities, Inc., the underwriters, when, as and if issued by the issuing entity, delivered to and accepted by the underwriters and subject to each underwriter’s right to reject orders in whole or in part. The underwriters will purchase the offered certificates from Citigroup Commercial Mortgage Securities Inc. and will offer the offered certificates to prospective investors from time to time in negotiated transactions or otherwise at varying prices, plus, in certain cases, accrued interest, determined at the time of sale. Citigroup Global Markets Inc., Deutsche Bank Securities Inc. and J.P. Morgan Securities LLC are acting as co-lead managers and joint bookrunners in the following manner: Citigroup Global Markets Inc. is acting as sole bookrunning manager with respect to approximately 24.4% of each class of offered certificates, Deutsche Bank Securities Inc. is acting as sole bookrunning manager with respect to approximately 39.7% of each class of offered certificates and J.P. Morgan Securities LLC is acting as sole bookrunning manager with respect to approximately 35.9% of each class of offered certificates. Drexel Hamilton, LLC and Academy Securities, Inc. are acting as co-managers.

 The underwriters expect to deliver the offered certificates to purchasers in book-entry form only through the facilities of The Depository Trust Company in the United States and Clearstream Banking, société anonyme and Euroclear Bank SA/NV, as operator of the Euroclear System, in Europe against payment in New York, New York on or about August 8, 2019. Citigroup Commercial Mortgage Securities Inc. expects to receive from this offering approximately [__]% of the aggregate principal balance of the offered certificates, plus accrued interest from August 1, 2019, before deducting expenses payable by the depositor.

The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act of 1940, as amended (the “Investment Company Act”), contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act (both as defined in “Risk Factors—Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity and Other Aspects of the Offered Certificates”). See also “Legal Investment”.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to Be Registered	Proposed Maximum Offering Price Per Unit(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)
Commercial Mortgage Pass-Through Certificates	$1,040,209,000	100%	$1,040,209,000	$126,073.33

(1)	Estimated solely for the purpose of calculating the registration fee.
(2)	Calculated according to Rule 457(s) of the Securities Act of 1933.

Citigroup	J.P. Morgan	Deutsche Bank Securities

 Co-Lead Managers and Joint Bookrunners

Drexel Hamilton Co-Manager		Academy Securities Co-Manager
July , 2019

BENCHMARK 2019-B12 MORTGAGE TRUST

Commercial Mortgage Pass-Through Certificates, Series 2019-B12

Wyoming
1 property
$6,624,000
0.6% of total
Missouri
1 property
$820,164
0.1% of total
Iowa
7 properties
$20,100,842
1.7% of total
Minnesota
3 properties
$7,263,354
0.6% of total
Illinois
3 properties
$20,952,305
1.8% of total
Indiana
3 properties
$9,792,578
0.8% of total
Pennsylvania
1 property
$2,513,572
0.2% of total
New York
23 properties
$221,841,997
18.8% of total
Michigan
9 properties
$22,899,466
1.9% of total
Ohio
1 property
$5,450,000
0.5% of total
Maine
1 property
$12,422,905
1.1% of total
Massachusetts
3 properties
$50,000,000
4.2% of total
New Jersey
2 properties
$40,000,000
3.4% of total
Delaware
1 property
$50,400,000
4.3% of total
Virginia
4 properties
$44,613,344
3.8% of total
West Virginia
1 property
$23,000,000
1.9% of total
North Carolina
2 properties
$4,252,500
0.4% of total
Florida
12 properties
$82,841,813
7.0% of total
Kentucky
1 property
$3,650,000
0.3% of total
Alabama
1 property
$7,858,743
0.7% of total
Louisiana
1 property
$7,972,500
0.7% of total
Texas
4 properties
$109,035,323
9.2% of total
Kansas
1 property
$9,300,000
0.8% of total
Colorado
2 properties
$19,190,589
1.6% of total
Arizona
6 properties
$48,088,460
4.1% of total
Hawaii
1property
$49,822,682
4.2% of total
California
20 properties
$242,924,214
20.6% of total
Nevada
1 property
$50,000,000
4.2% of total
Oregon
1 property
$8,240,157
0.7% of total
Mortgaged Properties by Property Type
Industrial 2.1%
Manufactured Housing 0.6%
Self Storage 4.6%
Office 31.9%
Hospitality 6.0%
Multifamily 12.8%
Mixed Use 13.1%
Retail 28.8%
% of Initial Pool Balance
>10.0%
>5.0 – 10.0%
>1.0 – 5.0%
0.1 – 1.0%

Certificate Summary

Set forth below are the indicated characteristics of the respective classes of the Series 2019-B12 certificates, including the non-offered VRR Interest discussed in footnote (12) below.

Classes of Certificates	Approximate Initial Certificate Balance or Notional Amount(1)		Approximate Initial Credit Support(2)(3)	Initial Pass-Through Rate(4)	Pass-Through Rate Description	Expected Weighted Avg. Life (yrs.)(5)	Expected Principal Window(5)
Offered Certificates
Class A-1	$16,310,000		30.000%	%	(6)	2.66	9/19 – 4/24
Class A-2	$221,930,000		30.000%	%	(6)	4.96	4/24 – 11/24
Class A-3	$5,920,000		30.000%	%	(6)	6.85	6/26 – 6/26
Class A-4	$215,000,000		30.000%	%	(6)	9.71	1/29 – 6/29
Class A-5	$321,699,000		30.000%	%	(6)	9.87	6/29 – 7/29
Class A-AB	$22,612,000		30.000%	%	(6)	7.44	11/24 – 1/29
Class X-A	$946,949,000	(7)	N/A	%	Variable IO(8)	N/A	N/A
Class A-S	$143,478,000		17.500%	%	(6)	9.94	7/29 – 7/29
Class B	$50,217,000		13.125%	%	(6)	9.94	7/29 – 7/29
Class C	$43,043,000		9.375%	%	(6)	9.94	7/29 – 7/29
Non-Offered Pooled Certificates(9)
Class X-B	$93,260,000	(7)	N/A	%	Variable IO(8)	N/A	N/A
Class X-D	$41,608,000	(7)	N/A	%	Variable IO(8)	N/A	N/A
Class D	$24,391,000		7.250%	%	(6)	9.99	7/29 – 8/29
Class E	$17,217,000		5.750%	%	(6)	10.02	8/29 – 8/29
Class F-RR(10)	$20,087,000		4.000%	%	(6)	10.02	8/29 – 8/29
Class G-RR(10)	$11,478,000		3.000%	%	(6)	10.02	8/29 – 8/29
Class J-RR(10)	$34,435,107		0.000%	%	(6)	10.02	8/29 – 8/29
Class S (11)	N/A		N/A	N/A	N/A	N/A	N/A
Class R(11)	N/A		N/A	N/A	N/A	N/A	N/A
Non-Offered Vertical Risk Retention Interest(9)
VRR Interest(12)	$34,054,400		N/A(13)%		(14)	8.75	9/19 – 8/29
Non-Offered Loan-Specific Certificates(9)(15)
Woodlands Mall
Class WM-A	$78,436,000		22.314%	%	(16)	10.02	8/29 – 8/29
Class WM-B	$48,094,000		10.402%	%	(16)	10.02	8/29 – 8/29
Class WM-C	$42,000,000		0.000%	%	(16)	10.02	8/29 – 8/29
WMRR Interest(17)	$8,870,000		N/A(18)%		(19)	10.02	8/29 – 8/29
The Centre
Class TC-A	$9,600,000		46.461%	%	(16)	4.94	7/24 – 7/24
Class TC-B	$8,900,000		39.615%	%	(16)	4.94	7/24 – 7/24
Class TC-C	$10,400,000		31.615%	%	(16)	4.94	7/24 – 7/24
Class TC-D	$10,300,000		23.692%	%	(16)	4.94	7/24 – 7/24
Class TC-E	$25,800,000		3.846%	%	(16)	4.94	7/24 – 7/24
Class TCRR(20)	$5,000,000		0.000%	%	(16)	4.94	7/24 – 7/24

(1)	Approximate, subject to a variance of plus or minus 5% and further subject to any additional variances described in the footnotes below. In addition, the notional amounts of the Class X-A, Class X-B and Class X-D certificates (collectively, the “Class X certificates” or the “pooled Class X certificates”) may vary depending upon the final pricing of the classes of pooled principal balance certificates (as defined in footnote (13) below) whose certificate balances comprise such notional amounts, and, if as a result of such pricing (a) the pass-through rate of any class of pooled Class X certificates, as applicable, would be equal to zero at all times, such class of certificates will not be issued on the closing date of this securitization or (b) the pass-through rate of any class of pooled principal balance certificates whose certificate balance comprises such notional amount is at all times equal to the weighted average of the net interest rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as in effect from time to time, the certificate balance of such class of pooled principal balance certificates may not be part of, and there would be a corresponding reduction in, such notional amount of the related class of pooled class x certificates.

(2)	"Approximate Initial Credit Support" means, with respect to any class of non-vertically retained pooled principal balance certificates, the quotient, expressed as a percentage, of (i) the aggregate of the initial certificate balances of all classes of non-vertically retained pooled principal balance certificates, if any, junior to such class of non-vertically retained pooled principal balance certificates, divided by (ii) the aggregate of the initial certificate balances of all classes of non-vertically retained pooled principal balance certificates. The approximate initial credit support percentages set forth for the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-AB certificates are represented in the aggregate. The approximate initial credit support percentage shown for each class of non-vertically retained pooled principal balance certificates (as defined in footnote (6) below) does not take into account the subordination provided by any trust subordinate companion loans (as defined in footnote (15) below), provided that payments on each trust subordinate companion loan are generally subordinate to payments on the related senior loans in the related loan combination as and to the extent provided in the related co-lender agreement. The approximate initial credit support percentages shown in the table above with respect to the non-vertically retained pooled principal balance certificates do not take into account the VRR Interest (as defined in footnote (12) below).

(3)	"Approximate Initial Credit Support" means, with respect to any class of loan-specific certificates (as defined in footnote (15) below) (other than the WMRR Interest), the quotient, expressed as a percentage, of (i) the aggregate of the initial certificate balances of all classes of loan-specific certificates (other than the WMRR Interest), if any, backed by the same trust subordinate companion loan as and junior to the subject class of loan-specific certificates, divided by (ii) the sum of (A) the aggregate of the initial certificate balances of all classes of loan-specific certificates (other than the WMRR Interest) backed by the same trust subordinate companion loan as the subject class of loan-specific certificates and (B) (x) with respect to the Woodlands Mall loan-specific certificates (as defined in footnote (15) below), 95% of the aggregate outstanding principal balance of the senior loans included in the Woodlands Mall loan combination and (y) with respect to the Centre loan-specific certificates (as defined in footnote (15) below), the aggregate outstanding principal balance of the senior loans included in The Centre loan combination, in each case as of the cut-off date. The approximate initial credit support percentages shown in the table above with respect to the Woodlands Mall loan-specific certificates (other than the WMRR Interest) do not take into account the WMRR Interest.

(4)	Approximate per annum rate as of the closing date.

(5)	Determined assuming no prepayments prior to the maturity date or any anticipated repayment date, as applicable, for any mortgage loan or trust subordinate companion loan and based on the modeling assumptions described under “Yield, Prepayment and Maturity Considerations.”

(6)	For any distribution date, the pass-through rate for each class of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB, Class A-S, Class B, Class C, Class D, Class E, Class F-RR, Class G-RR and Class J-RR certificates (collectively, the “non-vertically retained pooled principal balance certificates”, and collectively with the pooled Class X certificates, the Class S certificates and the VRR Interest, the “pooled certificates”) will generally be equal to one of (i) a fixed per annum rate, (ii) the weighted average of the net interest rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as in effect from time to time, (iii) a rate equal to the lesser of a specified per annum rate and the weighted average rate described in clause (ii), or (iv) the weighted average rate described in clause (ii) less a specified percentage, but no less than 0.000%. The trust subordinate companion loans will not be taken into account in determining pass-through rates on the non-vertically retained pooled principal balance certificates. See “Description of the Certificates—Distributions—Pass-Through Rates”.

(7)	The pooled Class X certificates will not have certificate balances and will not be entitled to receive distributions of principal. Interest will accrue on each class of pooled Class X certificates at the related pass-through rate based upon the related notional amount. The notional amount of each class of the pooled Class X certificates will be equal to the certificate balance or the aggregate of the certificate balances, as applicable, from time to time of the class or classes of the non-vertically retained pooled principal balance certificates identified in the same row as such class of pooled Class X certificates in the chart below (as to such class of pooled Class X certificates, the “corresponding pooled principal balance certificates”):

Class of Pooled Class X Certificates	Class(es) of Corresponding Pooled Principal Balance Certificates
Class X-A	Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB and Class A-S
Class X-B	Class B and Class C
Class X-D	Class D and Class E

(8)	The pass-through rate for each class of pooled Class X certificates will generally be a per annum rate equal to the excess, if any, of (i) the weighted average of the net interest rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as in effect from time to time, over (ii) the pass-through rate (or, if applicable, the weighted average of the pass-through rates) of the class or classes of corresponding pooled principal balance certificates as in effect from time to time, as described in this prospectus.

(9)	The classes of certificates set forth below “Non-Offered Pooled Certificates”, “Non-Offered Vertical Risk Retention Interest” and “Non-Offered Loan-Specific Certificates” in the table are not offered by this prospectus.

(10)	In partial satisfaction of the risk retention obligations of Citi Real Estate Funding Inc. (as “retaining sponsor” (as such term is defined in Regulation RR)) with respect to the securitization transaction constituted by the issuance of the pooled certificates, all of the Class F-RR, Class G-RR and Class J-RR certificates (collectively, the “HRR Certificates”), with an aggregate fair value expected to represent at least 2.12% of the fair value, as of the closing date for this transaction, of all of the pooled certificates, will collectively constitute an “eligible horizontal residual interest” (as such term is defined in Regulation RR) that is to be purchased and retained by KKR Real Estate Credit Opportunity Partners II L.P., a Delaware limited partnership, in accordance with the credit risk retention rules applicable to such securitization transaction. See “Credit Risk Retention”.

(11)	Neither the Class S certificates nor the Class R certificates will have a certificate balance, notional amount, pass-through rate, rating or rated final distribution date. A specified portion of the excess interest accruing after the related anticipated repayment date on any mortgage loan with an anticipated repayment date will, to the extent collected, be allocated to the Class S certificates as set forth in “Description of the Certificates—Distributions—Excess Interest”. The Class R certificates will represent the residual interests in each of four separate REMICs, as further described in this prospectus. The Class R certificates will not be entitled to distributions of principal or interest.

(12)	In partial satisfaction of Citi Real Estate Funding Inc.’s remaining risk retention obligations as retaining sponsor for the securitization transaction constituted by the issuance of the pooled certificates, Citi Real Estate Funding Inc. is expected to acquire (or cause one or more other retaining parties to acquire) from the depositor, on the closing date for this transaction, portions of an “eligible vertical interest” (as such term is defined in Regulation RR) in the form of a “single vertical security” (as such term is defined in Regulation RR) with an initial certificate balance of approximately $34,054,400 (the “VRR Interest”), which is expected to represent approximately 2.88% of the aggregate initial certificate balance of all of the pooled certificates, subject to any variation in the initial certificate balance of the VRR Interest following calculation of the actual fair value of the HRR Certificates and of all of the Pooled Certificates, as described under “Credit Risk Retention”. The VRR Interest will be retained by certain retaining parties in accordance with the credit risk retention rules applicable to such securitization transaction. See “Credit Risk Retention”. The VRR Interest is a class of certificates, but is not offered hereby.

(13)	Although the approximate initial credit support percentages shown in the table above with respect to the non-vertically retained pooled principal balance certificates do not take into account the VRR Interest, losses incurred on the mortgage loans will be allocated between the VRR Interest, on the one hand, and the non-vertically retained pooled principal balance certificates, on the other hand, pro rata in accordance with their respective outstanding certificate balances. See “Credit Risk Retention” and “Description of the Certificates”. The VRR Interest and the non-vertically retained pooled principal balance certificates are collectively referred to in this prospectus as the “pooled principal balance certificates”.

(14)	Although it does not have a specified pass-through rate (other than for tax reporting purposes), the effective interest rate for the VRR Interest will be the weighted average of the net mortgage interest rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as in effect from time to time.

(15)	The Class WM-A, Class WM-B and Class WM-C certificates and the WMRR Interest are collectively referred to as the “Woodlands Mall loan-specific certificates”, and the Class TC-A, Class TC-B, Class TC-C, Class TC-D, Class TC-E and Class TCRR certificates are collectively referred to as the “Centre loan-specific certificates”. The Woodlands Mall loan-specific certificates and the Centre loan-specific certificates collectively constitute the “loan-specific certificates” or the “loan-specific principal balance certificates” (and, collectively with the Pooled Principal Balance Certificates, constitute the “principal balance certificates”). The loan-specific certificates will only be entitled to receive distributions from, and will only incur losses with respect to, the Woodlands Mall trust subordinate companion loan or The Centre trust subordinate companion loan (each, a “trust subordinate companion loan” and collectively, the “trust subordinate companion loans”), as applicable. Each trust subordinate companion loan will be included as an asset of the issuing entity but will not be part of the mortgage pool backing the pooled certificates. No class of pooled certificates will have any interest in either trust subordinate companion loan. See “Description of the Mortgage Pool—The Loan Combinations—The Woodlands Mall Pari Passu-AB Loan Combination” and “—The Centre Pari Passu-AB Loan Combination”.

(16)	The pass-through rates for the loan-specific certificates, in each case, will equal one of the following per annum rates: (i) a fixed rate, (ii) the net mortgage rate (adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) on the related trust subordinate companion loan, (iii) the lesser of a specified rate and the net mortgage rate on the trust subordinate companion loan described in clause (ii), or (iv) the net mortgage rate on the related trust subordinate companion loan described in clause (ii) less a specified rate. See “Description of the Certificates—Distributions—Pass-Through Rates”.

(17)	German American Capital Corporation is the only sponsor (and will act as “retaining sponsor” (as such term is defined in Regulation RR)) with respect to the securitization transaction constituted by the issuance of the Woodlands Mall loan-specific certificates. In connection therewith, German American Capital Corporation is expected to acquire from the depositor on the closing date an “eligible vertical interest” (as such term is defined in Regulation RR) in the form of a single vertical security with an aggregate initial certificate balance of approximately $8,870,000 (the “WMRR Interest”), which is expected to represent 5.0% of the aggregate initial certificate balance of all Woodlands Mall loan-specific certificates. The WMRR Interest is expected to be retained by German American Capital Corporation or its “majority-owned affiliate” (as such term is defined in Regulation RR) in accordance with the credit risk retention rules applicable to such securitization transaction. The WMRR Interest is a class of certificates, but is not offered hereby.

(18)	Although the approximate initial credit support percentages shown in the table with respect to the Woodlands Mall loan-specific certificates (other than the WMRR Interest) do not take into account the WMRR Interest, losses incurred on the Woodlands Mall trust subordinate companion loan will be allocated between the WMRR Interest, on the one hand, and the other classes of Woodlands Mall loan-specific certificates, on the other hand, pro rata in accordance with their respective outstanding certificate balances.

(19)	Except for tax reporting purposes, the WMRR Interest does not have a specified pass-through rate; however, the effective interest rate on the WMRR Interest will be a per annum rate equal to the net mortgage rate (adjusted, if necessary, to accrue interest on the basis of a 360-day year consisting of twelve 30-day months) as in effect from time to time on the related trust subordinate companion loan.

(20)	Citi Real Estate Funding Inc. is the only sponsor (and will act as “retaining sponsor” (as such term is defined in Regulation RR)), with respect to the securitization transaction constituted by the issuance of the Centre loan-specific certificates. In connection therewith, the Class TCRR certificates (the “Centre Loan-Specific HRR Certificates”) will be purchased and retained by a third party purchaser contemplated by Rule 7 of Regulation RR (the “Centre Retaining Third Party Purchaser”), in accordance with the credit risk retention rules applicable to the securitization transaction constituted by the issuance of the Centre loan-specific certificates.

The Class X-B, Class X-D, Class D, Class E, Class F-RR, Class G-RR, Class J-RR, Class S, Class R, Class WM-A, Class WM-B, Class WM-C, Class TC-A, Class TC-B, Class TC-C, Class TC-D, Class TC-E and Class TCRR certificates and the VRR Interest and WMRR Interest are not offered by this prospectus. Any information in this prospectus concerning certificates other than the offered certificates or concerning the VRR Interest is presented solely to enhance your understanding of the offered certificates.

Table of Contents

Certificate Summary	3
Important Notice Regarding the Offered Certificates	10
IMPORTANT NOTICE ABOUT INFORMATION PRESENTED IN THIS PROSPECTUS	10
Summary of Terms	17
Risk Factors	67
The Offered Certificates May Not Be a Suitable Investment for You	67
Combination or “Layering” of Multiple Risks May Significantly Increase Risk of Loss	67
The Offered Certificates Are Limited Obligations; If Assets Are Not Sufficient, You May Not Be Paid	67
Any Credit Support for Your Offered Certificates May Be Insufficient to Protect You Against All Potential Losses	68
Your Yield May Be Affected by Defaults, Prepayments and Other Factors	68
Payments Allocated to the VRR Interest Will Not Be Available to Make Payments on the Non-Vertically Retained Pooled Certificates, and Payments Allocated to the Non-Vertically Retained Pooled Certificates Will Not Be Available to Make Payments on the VRR Interest	73
Release, Casualty and Condemnation of Collateral May Reduce the Yield on Your Certificates	73
Pro Rata Allocation of Principal Between and Among the Subordinate Companion Loan and the Related Mortgage Loan Prior to a Material Mortgage Loan Event Default	73
Certain Classes of the Offered Certificates Are Subordinate to, and Are Therefore Riskier Than, Other Classes	73
A Rapid Rate of Principal Prepayments, Liquidations and/or Principal Losses on the Mortgage Loans Could Result in the Failure to Recoup the Initial Investment in the Class X-A Certificates	74
Book-Entry Registration Will Mean You Will Not Be Recognized as a Holder of Record	74
The Volatile Economy, Credit Crisis and Downturn in the Real Estate Market Have Adversely Affected and May Continue to Adversely Affect the Value of CMBS	74
Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity and Other Aspects of the Offered Certificates	75
Other External Factors May Adversely Affect the Value and Liquidity of Your Investment; Global, National and Local Economic Factors	78
The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline	78
Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded	80
Commercial, Multifamily and Manufactured Housing Community Lending Is Dependent on Net Operating Income; Information May Be Limited or Uncertain	82
Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed	82
Underwritten Net Cash Flow Could Be Based on Incorrect or Failed Assumptions	83
Frequent and Early Occurrence of Borrower Delinquencies and Defaults May Adversely Affect Your Investment	84
The Mortgage Loans Have Not Been Reviewed or Reunderwritten by Us; Some Mortgage Loans May Not Have Complied With Another Originator’s Underwriting Criteria	84
Historical Information Regarding the Mortgage Loans May Be Limited	85
Ongoing Information Regarding the Mortgage Loans and the Offered Certificates May Be Limited	85
Static Pool Data Would Not Be Indicative of the Performance of This Pool	85
Performance of the Certificates Will Be Highly Dependent on the Performance of Tenants and Tenant Leases	86
A Tenant Concentration May Result in Increased Losses	87
Mortgaged Properties Leased to Multiple Tenants Also Have Risks	87
Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks	87

Tenant Bankruptcy Could Result in a Rejection of the Related Lease	87
Leases That Are Not Subordinated to the Lien of the Mortgage or Do Not Contain Attornment Provisions May Have an Adverse Impact at Foreclosure	88
Early Lease Termination Options May Reduce Cash Flow	88
Mortgaged Properties Leased to Not-for-Profit Tenants Also Have Risks	88
Certain Aspects of Co-Lender, Intercreditor and Similar Agreements Executed in Connection with Mortgage Loans Underlying Your Offered Certificates May Be Unenforceable	89
Mezzanine Debt May Reduce the Cash Flow Available to Reinvest in a Mortgaged Property and may Increase the Likelihood that a Borrower Will Default on a Mortgage Loan Underlying Your Offered Certificates	89
Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses	89
Repayment of a Commercial or Multifamily Mortgage Loan Depends Upon the Performance and Value of the Underlying Real Property, Which May Decline Over Time, and the Related Borrower’s Ability to Refinance the Property, of Which There Is No Assurance	91
The Types of Properties That Secure the Mortgage Loans Present Special Risks	96
Any Analysis of the Value or Income Producing Ability of a Commercial or Multifamily Property Is Highly Subjective and Subject to Error	115
Changes in Pool Composition Will Change the Nature of Your Investment	117
Tenancies-in-Common May Hinder Recovery	118
Risks Relating to Enforceability of Cross-Collateralization Arrangements	118
Inadequacy of Title Insurers May Adversely Affect Payments on Your Certificates	118
The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property	119
Risks of Anticipated Repayment Date Loans	119
The Absence of Lockboxes Entails Risks That Could Adversely Affect Distributions on Your Certificates	120
Various Other Laws Could Affect the Exercise of Lender’s Rights	120
A Borrower May Be Unable to Repay Its Remaining Principal Balance on the Maturity Date or Anticipated Repayment Date; Longer Amortization Schedules and Interest-Only Provisions Increase Risk	120
Some Provisions in the Mortgage Loans Underlying Your Offered Certificates May Be Challenged as Being Unenforceable	122
Jurisdictions with One Action or Security First Rules and/or Anti-Deficiency Legislation May Limit the Ability of the Special Servicer to Foreclose on a Real Property or to Realize on Obligations Secured by a Real Property	124
Appraisals May Not Reflect Current or Future Market Value of Each Property	124
Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties	125
Risks Relating to Costs of Compliance with Applicable Laws and Regulations	126
Increases in Real Estate Taxes and Assessments May Reduce Available Funds	126
Risks Relating to Tax Credits	126
Condemnation of a Mortgaged Property May Adversely Affect Distributions on Certificates	127
Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses	127
Lending on Condominium Units Creates Risks for Lenders That Are Not Present When Lending on Non-Condominiums	128
Shared Interest Structures	128
Lending on Ground Leases Creates Risks for Lenders That Are Not Present When Lending on a Fee Ownership Interest in a Real Property	129
Risks Related to Zoning Non-Compliance and Use Restrictions	130
Risks Relating to Inspections of Properties	131
State and Local Mortgage Recording Taxes May Apply Upon a Foreclosure or Deed-in-Lieu of Foreclosure and Reduce Net Proceeds	131
Earthquake, Flood and Other Insurance May Not Be Available or Adequate	131

Lack of Insurance Coverage Exposes the Trust to Risk for Particular Special Hazard Losses	132
Terrorism Insurance May Not Be Available for All Mortgaged Properties	133
Risks Associated with Blanket Insurance Policies or Self-Insurance	134
The Mortgage Loan Sellers, the Sponsors and the Depositor Are Subject to Bankruptcy or Insolvency Laws That May Affect the Issuing Entity’s Ownership of the Mortgage Loans	134
The Borrower’s Form of Entity May Cause Special Risks	135
Other Debt of the Borrower or Ability to Incur Other Financings Entails Risk	138
Litigation and Other Legal Proceedings May Adversely Affect a Borrower’s Ability to Repay Its Mortgage Loan	139
Reserves to Fund Certain Necessary Expenditures Under the Mortgage Loans May Be Insufficient for the Purpose for Which They Were Established	139
A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans	139
Bankruptcy of a Servicer May Adversely Affect Collections on the Mortgage Loans and the Ability to Replace the Servicer	140
Risks Relating to Shari’ah Compliant Loans	141
Interests and Incentives of the Underwriter Entities May Not Be Aligned with Your Interests	141
Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned with Your Interests	142
Potential Conflicts of Interest of the Master Servicer, the Special Servicer, the Trustee, any Outside Servicer and any Outside Special Servicer	144
Additional Compensation to the Master Servicer and the Special Servicer and Interest on Advances Will Affect Your Right to Receive Distributions on Your Offered Certificates	147
Inability to Replace the Master Servicer Could Affect Collections and Recoveries on the Mortgage Loans	147
Potential Conflicts of Interest of the Operating Advisor	147
Potential Conflicts of Interest of the Asset Representations Reviewer	148
Potential Conflicts of Interest of a Directing Holder and any Companion Loan Holder	149
Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans	150
Conflicts of Interest May Occur as a Result of the Rights of the Directing Holder or an Outside Controlling Class Representative to Terminate the Special Servicer of the Related Loan Combination	151
Other Potential Conflicts of Interest May Affect Your Investment	151
Your Lack of Control Over the Issuing Entity and Servicing of the Mortgage Loans Can Create Risks	152
The Controlling Pari Passu Companion Loan for Each of Certain of the Loan Combinations Is Expected to Be Contributed to an Outside Securitization That Has Not Yet Closed, and the Provisions of the Related Outside Servicing Agreement Expected to Govern Such Loan Combination Have Yet to Be Finalized	153
Rights of the Directing Holders and the Consulting Parties Could Adversely Affect Your Investment	153
Realization on a Mortgage Loan That Is Part of a Serviced Loan Combination May Be Adversely Affected by the Rights of the Related Serviced Companion Loan Holder	154
Rights of any Outside Controlling Class Representative or Other Controlling Note Holder with Respect to an Outside Serviced Loan Combination Could Adversely Affect Your Investment	155
You Will Not Have Any Control Over the Servicing of Any Outside Serviced Mortgage Loan	155
Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans	156
Any Loss of Value Payment Made by a Sponsor May Not Be Sufficient to Cover All Losses on a Defective Mortgage Loan	156
Adverse Environmental Conditions at or Near Mortgaged Properties May Result in Losses	156
Environmental Liabilities Will Adversely Affect the Value and Operation of the Contaminated Property and May Deter a Lender from Foreclosing	157
Certain Types of Operations Involved in the Use and Storage of Hazardous Materials May Lead to an Increased Risk of Issuing Entity Liability	158

Tax Matters and Changes in Tax Law May Adversely Impact the Mortgage Loans or Your Investment	158
State, Local and Other Tax Considerations	160
Changes to REMIC Restrictions on Loan Modifications May Impact an Investment in the Certificates	160
Description of the Mortgage Pool	163
General	163
Certain Calculations and Definitions	165
Statistical Characteristics of the Mortgage Loans	174
Delinquency Information	186
Environmental Considerations	187
Litigation and Other Legal Considerations	189
Redevelopment, Expansion and Renovation	191
Default History, Bankruptcy Issues and Other Proceedings	191
Tenant Issues	193
Insurance Considerations	204
Zoning and Use Restrictions	205
Non-Recourse Carveout Limitations	206
Real Estate and Other Tax Considerations	207
Certain Terms of the Mortgage Loans	210
Additional Indebtedness	225
The Loan Combinations	229
Additional Mortgage Loan Information	298
Transaction Parties	299
The Sponsors and the Mortgage Loan Sellers	299
Compensation of the Sponsors	322
The Depositor	323
The Issuing Entity	323
The Trustee	324
The Certificate Administrator	325
Servicers	327
The Operating Advisor and the Asset Representations Reviewer	338
Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties	339
Credit Risk Retention	342
General	342
Qualifying CRE Loans; Required Credit Risk Retention Percentage	344
The VRR Interest	344
HRR Certificates	347
Hedging, Transfer and Financing Restrictions	356
Operating Advisor	357
Representations and Warranties	358
Risk Retention Consultation Parties	359
Limitation on Liability of the Risk Retention Consultation Parties	359
Description of the Certificates	361
General	361
Distributions	363
Allocation of Yield Maintenance Charges and Prepayment Premiums	378
Assumed Final Distribution Date; Rated Final Distribution Date	379
Prepayment Interest Shortfalls	380
Subordination; Allocation of Realized Losses	381
Reports to Certificateholders; Certain Available Information	384
Voting Rights	393
Delivery, Form, Transfer and Denomination	394
Certificateholder Communication	397
The Mortgage Loan Purchase Agreements	398
Sale of Mortgage Loans; Mortgage File Delivery	398
Representations and Warranties	403
Cures, Repurchases and Substitutions	403
Dispute Resolution Provisions	407
Asset Review Obligations	407
The Pooling and Servicing Agreement	408
General	408
Certain Considerations Regarding the Outside Serviced Loan Combinations	411
Assignment of the Mortgage Loans	412
Servicing of the Mortgage Loans	413
Subservicing	419
Advances	419
Accounts	424
Withdrawals from the Collection Account	426
Application of Loss of Value Payments	428
Servicing and Other Compensation and Payment of Expenses	429
Application of Penalty Charges and Modification Fees	444
Enforcement of Due-On-Sale and Due-On-Encumbrance Clauses	445
Appraisal Reduction Amounts	446
Inspections	452
Evidence as to Compliance	453
Resignation of Master Servicer, Trustee, Certificate Administrator, Operating Advisor or Asset Representations Reviewer Upon Prohibited Risk Retention Affiliation	454
Limitation on Liability; Indemnification	454
Servicer Termination Events	458
Rights Upon Servicer Termination Event	459
Waivers of Servicer Termination Events	461
Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event	461
Resignation of the Master Servicer, the Special Servicer and the Operating Advisor	466

Qualification, Resignation and Removal of the Trustee and the Certificate Administrator	467
Amendment	468
Realization Upon Mortgage Loans	470
Directing Holder	476
Consulting Parties	486
Operating Advisor	487
Asset Status Reports	493
The Asset Representations Reviewer	495
Repurchase Requests; Enforcement of Mortgage Loan Seller’s Obligations Under the Mortgage Loan Purchase Agreement	502
Dispute Resolution Provisions	503
Rating Agency Confirmations	507
Termination; Retirement of Certificates	508
Optional Termination; Optional Mortgage Loan Purchase	509
Servicing of the Outside Serviced Mortgage Loans	509
Use of Proceeds	516
Yield, Prepayment and Maturity Considerations	516
Yield	516
Yield on the Class X-A Certificates	519
Weighted Average Life of the Offered Certificates	519
Price/Yield Tables	524
Material Federal Income Tax Consequences	529
General	529
Qualification as a REMIC	530
Status of Offered Certificates	531
Taxation of the Regular Interests	532
Taxes That May Be Imposed on a REMIC	537
Bipartisan Budget Act of 2015	538
Taxation of Certain Foreign Investors	538
FATCA	539
Backup Withholding	539
Information Reporting	540
3.8% Medicare Tax on “Net Investment Income”	540
Reporting Requirements	540
Tax Return Disclosure and Investor List Requirements	540
Certain State, Local and Other Tax Considerations	541
ERISA Considerations	541
General	541
Plan Asset Regulations	542
Prohibited Transaction Exemptions	544
Underwriter Exemption	544
Exempt Plans	547
Insurance Company General Accounts	547
Ineligible Purchasers	548
Further Warnings	548
Consultation with Counsel	548
Tax Exempt Investors	549
Legal Investment	549
Certain Legal Aspects of the Mortgage Loans	550
General	551
Types of Mortgage Instruments	551
Installment Contracts	552
Leases and Rents	552
Personalty	553
Foreclosure	553
Bankruptcy Issues	558
Environmental Considerations	564
Due-On-Sale and Due-On-Encumbrance Provisions	567
Junior Liens; Rights of Holders of Senior Liens	568
Subordinate Financing	568
Default Interest and Limitations on Prepayments	568
Applicability of Usury Laws	569
Americans with Disabilities Act	569
Servicemembers Civil Relief Act	569
Anti-Money Laundering, Economic Sanctions and Bribery	570
Potential Forfeiture of Assets	570
Ratings	571
Plan of Distribution (Underwriter Conflicts of Interest)	573
Incorporation of Certain Information by Reference	575
Where You Can Find More Information	575
Financial Information	575
Legal Matters	575
Index of Certain Defined Terms	577

ANNEX A – CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES	A-1
ANNEX B – SIGNIFICANT LOAN SUMMARIES	B-1
ANNEX C – MORTGAGE POOL INFORMATION	C-1
ANNEX D – FORM OF DISTRIBUTION DATE STATEMENT	D-1
ANNEX E-1A – SPONSOR REPRESENTATIONS AND WARRANTIES (CREFI AND GACC)	E-1A-1
ANNEX E-1B – EXCEPTIONS TO SPONSOR REPRESENTATIONS AND WARRANTIES (CREFI AND GACC).	E-1B-1
ANNEX E-2A – SPONSOR REPRESENTATIONS AND WARRANTIES (JPMCB)	E-2A-1
ANNEX E-2B – EXCEPTIONS TO SPONSOR REPRESENTATIONS AND WARRANTIES (JPMCB)	E-2B-1
ANNEX F – CLASS A-AB SCHEDULED PRINCIPAL BALANCE SCHEDULE	F-1

10

Important Notice Regarding the Offered Certificates

WE HAVE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION A REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, WITH RESPECT TO THE OFFERED CERTIFICATES. THIS PROSPECTUS WILL FORM A PART OF THAT REGISTRATION STATEMENT, BUT THE REGISTRATION STATEMENT INCLUDES ADDITIONAL INFORMATION. SEE “WHERE YOU CAN FIND MORE INFORMATION” IN THIS PROSPECTUS.

THERE IS CURRENTLY NO SECONDARY MARKET FOR THE OFFERED CERTIFICATES. WE CANNOT ASSURE YOU THAT A SECONDARY MARKET WILL DEVELOP OR, IF A SECONDARY MARKET DOES DEVELOP, THAT IT WILL PROVIDE HOLDERS OF THE OFFERED CERTIFICATES WITH LIQUIDITY OF INVESTMENT OR THAT IT WILL CONTINUE FOR THE TERM OF THE OFFERED CERTIFICATES. THE UNDERWRITERS CURRENTLY INTEND TO MAKE A MARKET IN THE OFFERED CERTIFICATES, BUT ARE UNDER NO OBLIGATION TO DO SO. ACCORDINGLY, PURCHASERS MUST BE PREPARED TO BEAR THE RISKS OF THEIR INVESTMENTS FOR AN INDEFINITE PERIOD. SEE “RISK FACTORS—THE CERTIFICATES MAY HAVE LIMITED LIQUIDITY AND THE MARKET VALUE OF THE CERTIFICATES MAY DECLINE”.

THIS PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY STATE OR OTHER JURISDICTION WHERE SUCH OFFER, SOLICITATION OR SALE IS NOT PERMITTED.

THE OFFERED CERTIFICATES DO NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE SPONSORS, THE ORIGINATORS, THE DEPOSITOR OR ANY OTHER PARTY TO THE POOLING AND SERVICING AGREEMENT, ANY DIRECTING HOLDER, ANY CONSULTING PARTY, THE COMPANION LOAN HOLDERS (OR THEIR REPRESENTATIVES), THE UNDERWRITERS OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE OFFERED CERTIFICATES NOR THE MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

IMPORTANT NOTICE ABOUT INFORMATION PRESENTED IN THIS PROSPECTUS

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different from that contained in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus.

▪     This prospectus begins with two introductory sections describing the certificates and the issuing entity in abbreviated form:

●	the “Certificate Summary”, which sets forth important statistical information relating to the certificates; and

●	the “Summary of Terms”, which gives a brief introduction to the key features of the certificates and a description of the underlying mortgage loans.

Additionally, “Risk Factors” describes the material risks that apply to the certificates.

This prospectus includes cross-references to other sections in this prospectus where you can find further related discussions. The Table of Contents in this prospectus identifies the pages where these sections are located.

Certain capitalized terms are defined and used in this prospectus to assist you in understanding the terms of the offered certificates and this offering. The capitalized terms used in this prospectus are defined on the pages indicated under the caption “Index of Certain Defined Terms”.

▪     In this prospectus:

●	the terms “depositor,” “we,” “us” and “our” refer to Citigroup Commercial Mortgage Securities Inc.

●	references to “lender” or “mortgage lender” with respect to the mortgage loans generally should be construed to mean, from and after the date of initial issuance of the offered certificates, the trustee on behalf of the issuing entity as the holder of record title to the mortgage loans or the master servicer or the special servicer, as applicable, with respect to the obligations and rights of the lender as described under “The Pooling and Servicing Agreement”.

●	unless otherwise specified or otherwise indicated by the context, (i) references to a mortgaged property (or portfolio of mortgaged properties) by name refer to such mortgaged property (or portfolio of mortgaged properties) so identified on Annex A, (ii) references to a mortgage loan by name refer to such mortgage loan secured by the related mortgaged property (or portfolio of mortgaged properties) so identified on Annex A, (iii) any parenthetical with a percentage next to the name of a mortgaged property (or the name of a portfolio of mortgaged properties) indicates the approximate percentage (or approximate aggregate percentage) that the outstanding principal balance of the related mortgage loan (or, if applicable, the allocated loan amount with respect to such mortgaged property) represents of the aggregate outstanding principal balance of the pool of mortgage loans as of the cut-off date for this securitization (the foregoing will also apply to the identification of multiple mortgaged properties by name or as a group), and (iv) any parenthetical with a percentage next to the name of a mortgage loan or a group of mortgage loans indicates the approximate percentage (or approximate aggregate percentage) that the outstanding principal balance of such mortgage loan or the aggregate outstanding principal balance of such group of mortgage loans, as applicable, represents of the aggregate outstanding principal balance of the pool of mortgage loans as of the cut-off date for this securitization (the foregoing will also apply to the identification of multiple mortgage loans by name or as a group).

The Annexes attached to this prospectus are incorporated into and made a part of this prospectus.

THE UNITED KINGDOM SELLING RESTRICTIONS

EACH UNDERWRITER HAS REPRESENTED AND AGREED THAT:

(A)       IN THE UNITED KINGDOM, IT HAS ONLY COMMUNICATED OR CAUSED TO BE COMMUNICATED AND WILL ONLY COMMUNICATE OR CAUSE TO BE COMMUNICATED AN INVITATION OR INDUCEMENT TO ENGAGE IN INVESTMENT ACTIVITY (WITHIN THE MEANING OF SECTION 21 OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (AS AMENDED, THE “FSMA”)) RECEIVED BY IT IN CONNECTION WITH THE ISSUE OR SALE OF THE OFFERED CERTIFICATES IN CIRCUMSTANCES IN WHICH SECTION 21(1) OF THE FSMA DOES NOT APPLY TO THE DEPOSITOR OR THE ISSUING ENTITY; AND

(B)       IT HAS COMPLIED AND WILL COMPLY WITH ALL APPLICABLE PROVISIONS OF THE FSMA WITH RESPECT TO ANYTHING DONE BY IT IN RELATION TO THE OFFERED CERTIFICATES IN, FROM OR OTHERWISE INVOLVING THE UNITED KINGDOM.

NOTICE TO UNITED KINGDOM INVESTORS

THE ISSUING ENTITY MAY CONSTITUTE A “COLLECTIVE INVESTMENT SCHEME” AS DEFINED BY SECTION 235 OF THE FSMA THAT IS NOT A “RECOGNISED COLLECTIVE INVESTMENT SCHEME” FOR THE PURPOSES OF THE FSMA AND THAT HAS NOT BEEN AUTHORIZED, REGULATED OR OTHERWISE RECOGNIZED OR APPROVED. AS AN UNREGULATED SCHEME, THE OFFERED CERTIFICATES CANNOT BE MARKETED IN THE UNITED KINGDOM TO THE GENERAL PUBLIC, EXCEPT IN ACCORDANCE WITH THE FSMA.

THE DISTRIBUTION OF THIS PROSPECTUS (A) IF MADE BY A PERSON WHO IS NOT AN AUTHORIZED PERSON UNDER THE FSMA, IS BEING MADE ONLY TO, OR DIRECTED ONLY AT, PERSONS WHO (I) ARE OUTSIDE THE UNITED KINGDOM, OR (II) HAVE PROFESSIONAL EXPERIENCE IN MATTERS RELATING TO INVESTMENTS AND QUALIFY AS INVESTMENT PROFESSIONALS IN ACCORDANCE WITH ARTICLE 19(5) OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (FINANCIAL PROMOTION) ORDER 2005 (AS AMENDED, THE “FINANCIAL PROMOTION ORDER”), OR (III) ARE PERSONS FALLING WITHIN ARTICLE 49(2)(A) THROUGH (D) (“HIGH NET WORTH COMPANIES, UNINCORPORATED ASSOCIATIONS, ETC.”) OF THE FINANCIAL PROMOTION ORDER OR (IV) ARE ANY OTHER PERSONS TO WHOM IT MAY OTHERWISE LAWFULLY BE DISTRIBUTED OR DIRECTED UNDER THE FINANCIAL PROMOTION ORDER (ALL SUCH PERSONS TOGETHER BEING REFERRED TO AS “FPO PERSONS”); AND (B) IF MADE BY A PERSON WHO IS AN AUTHORIZED PERSON UNDER THE FSMA, IS BEING MADE ONLY TO, OR DIRECTED ONLY AT, PERSONS WHO (I) ARE OUTSIDE THE UNITED KINGDOM, OR (II) HAVE PROFESSIONAL EXPERIENCE OF PARTICIPATING IN UNREGULATED SCHEMES (AS DEFINED FOR PURPOSES OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (PROMOTION OF COLLECTIVE

INVESTMENT SCHEMES) (EXEMPTIONS) ORDER 2001 (AS AMENDED, THE “PROMOTION OF COLLECTIVE INVESTMENT SCHEMES EXEMPTIONS ORDER”) AND QUALIFY AS INVESTMENT PROFESSIONALS IN ACCORDANCE WITH ARTICLE 14(5) OF THE PROMOTION OF COLLECTIVE INVESTMENT SCHEMES EXEMPTIONS ORDER, OR (III) ARE PERSONS FALLING WITHIN ARTICLE 22(2)(A) THROUGH (D) (“HIGH NET WORTH COMPANIES, UNINCORPORATED ASSOCIATIONS, ETC. ”) OF THE PROMOTION OF COLLECTIVE INVESTMENT SCHEMES EXEMPTIONS ORDER, OR (IV) PERSONS TO WHOM THE ISSUING ENTITY MAY LAWFULLY BE PROMOTED IN ACCORDANCE WITH SECTION 4.12 OF THE UK FINANCIAL CONDUCT AUTHORITY’S CONDUCT OF BUSINESS SOURCEBOOK (ALL SUCH PERSONS TOGETHER BEING REFERRED TO AS “PCIS PERSONS” AND, TOGETHER WITH THE FPO PERSONS, THE “RELEVANT PERSONS”).

THIS PROSPECTUS MUST NOT BE ACTED ON OR RELIED ON BY PERSONS WHO ARE NOT RELEVANT PERSONS. ANY INVESTMENT OR INVESTMENT ACTIVITY TO WHICH THIS PROSPECTUS RELATES, INCLUDING THE OFFERED CERTIFICATES, IS AVAILABLE ONLY TO RELEVANT PERSONS AND WILL BE ENGAGED IN ONLY WITH RELEVANT PERSONS.

POTENTIAL INVESTORS IN THE UNITED KINGDOM ARE ADVISED THAT ALL, OR MOST, OF THE PROTECTIONS AFFORDED BY THE UNITED KINGDOM REGULATORY SYSTEM WILL NOT APPLY TO AN INVESTMENT IN THE OFFERED CERTIFICATES AND THAT COMPENSATION WILL NOT BE AVAILABLE UNDER THE UNITED KINGDOM FINANCIAL SERVICES COMPENSATION SCHEME.

NOTICE TO RESIDENTS WITHIN EUROPEAN ECONOMIC AREA

THIS PROSPECTUS IS NOT A PROSPECTUS FOR THE PURPOSES OF THE PROSPECTUS DIRECTIVE (AS DEFINED BELOW).

THE OFFERED CERTIFICATES ARE NOT INTENDED TO BE OFFERED, SOLD OR OTHERWISE MADE AVAILABLE TO, AND SHOULD NOT BE OFFERED, SOLD OR OTHERWISE MADE AVAILABLE TO, ANY RETAIL INVESTOR IN THE EUROPEAN ECONOMIC AREA (“EEA”). FOR THESE PURPOSES, A RETAIL INVESTOR MEANS A PERSON WHO IS ONE (OR MORE) OF: (I) A RETAIL CLIENT AS DEFINED IN POINT (11) OF ARTICLE 4(1) OF DIRECTIVE 2014/65/EU (AS AMENDED, “MIFID II”); OR (II) A CUSTOMER WITHIN THE MEANING OF DIRECTIVE (EU) 2016/97, AS AMENDED (THE INSURANCE DISTRIBUTION DIRECTIVE), WHERE THAT CUSTOMER WOULD NOT QUALIFY AS A PROFESSIONAL CLIENT AS DEFINED IN POINT (10) OF ARTICLE 4(1) OF MIFID II; OR (III) NOT A QUALIFIED INVESTOR AS DEFINED IN THE PROSPECTUS DIRECTIVE.

CONSEQUENTLY NO KEY INFORMATION DOCUMENT REQUIRED BY REGULATION (EU) NO 1286/2014 (AS AMENDED, THE “PRIIPS REGULATION”) FOR OFFERING OR SELLING THE OFFERED CERTIFICATES OR OTHERWISE MAKING THEM AVAILABLE TO RETAIL INVESTORS IN THE EEA HAS BEEN PREPARED AND THEREFORE OFFERING OR SELLING THE OFFERED CERTIFICATES OR OTHERWISE MAKING THEM AVAILABLE TO ANY RETAIL INVESTOR IN THE EEA MAY BE UNLAWFUL UNDER THE PRIIPS REGULATION.

THIS PROSPECTUS HAS BEEN PREPARED ON THE BASIS THAT ANY OFFER OF CERTIFICATES IN ANY MEMBER STATE OF THE EEA WHICH HAS IMPLEMENTED THE PROSPECTUS DIRECTIVE (EACH, A “RELEVANT MEMBER STATE”) WILL ONLY BE MADE TO A LEGAL ENTITY WHICH IS A QUALIFIED INVESTOR UNDER THE PROSPECTUS DIRECTIVE (“QUALIFIED INVESTORS”). ACCORDINGLY ANY PERSON MAKING OR INTENDING TO MAKE AN OFFER IN THAT RELEVANT MEMBER STATE OF CERTIFICATES WHICH ARE THE SUBJECT OF THE OFFERING CONTEMPLATED IN THIS PROSPECTUS MAY ONLY DO SO WITH RESPECT TO QUALIFIED INVESTORS. NONE OF THE ISSUING ENTITY, THE DEPOSITOR OR ANY OF THE UNDERWRITERS HAVE AUTHORISED, NOR DO THEY AUTHORISE, THE MAKING OF ANY OFFER OF CERTIFICATES OTHER THAN TO QUALIFIED INVESTORS. THE EXPRESSION “PROSPECTUS DIRECTIVE” MEANS DIRECTIVE 2003/71/EC (AS AMENDED OR SUPERSEDED), AND INCLUDES ANY RELEVANT IMPLEMENTING MEASURE IN THE RELEVANT MEMBER STATE.

ANY DISTRIBUTOR SUBJECT TO MIFID II THAT IS OFFERING, SELLING OR RECOMMENDING THE OFFERED CERTIFICATES IS RESPONSIBLE FOR UNDERTAKING ITS OWN TARGET MARKET ASSESSMENT IN RESPECT OF THE OFFERED CERTIFICATES AND DETERMINING ITS OWN DISTRIBUTION CHANNELS FOR THE PURPOSES OF THE MIFID II PRODUCT GOVERNANCE RULES UNDER COMMISSION DELEGATED DIRECTIVE (EU) 2017/593 (AS AMENDED, THE “DELEGATED

DIRECTIVE”). NEITHER THE ISSUER, THE DEPOSITOR NOR ANY INITIAL PURCHASER MAKES ANY REPRESENTATIONS OR WARRANTIES AS TO A DISTRIBUTOR’S COMPLIANCE WITH THE DELEGATED DIRECTIVE.

EUROPEAN ECONOMIC AREA SELLING RESTRICTIONS

EACH UNDERWRITER HAS REPRESENTED AND AGREED THAT IT HAS NOT OFFERED, SOLD OR OTHERWISE MADE AVAILABLE, AND WILL NOT OFFER, SELL OR OTHERWISE MAKE AVAILABLE, ANY OFFERED CERTIFICATES TO ANY RETAIL INVESTOR IN THE EEA. FOR THE PURPOSES OF THIS PROVISION:

●	THE EXPRESSION “RETAIL INVESTOR” MEANS A PERSON WHO IS ONE (OR MORE) OF THE FOLLOWING:

(A) A RETAIL CLIENT AS DEFINED IN POINT (11) OF ARTICLE 4(1) OF MIFID II;

(B) A CUSTOMER WITHIN THE MEANING OF THE INSURANCE DISTRIBUTION DIRECTIVE, WHERE THAT CUSTOMER WOULD NOT QUALIFY AS A PROFESSIONAL CLIENT AS DEFINED IN POINT (10) OF ARTICLE 4(1) OF MIFID II; OR

(C) NOT A QUALIFIED INVESTOR AS DEFINED IN THE PROSPECTUS DIRECTIVE; AND

●	THE EXPRESSION “OFFER” INCLUDES THE COMMUNICATION IN ANY FORM AND BY ANY MEANS OF SUFFICIENT INFORMATION ON THE TERMS OF THE OFFER AND THE CERTIFICATES TO BE OFFERED SO AS TO ENABLE AN INVESTOR TO DECIDE TO PURCHASE OR SUBSCRIBE THE OFFERED CERTIFICATES.

NONE OF THE DEPOSITOR, THE UNDERWRITERS, THE MORTGAGE LOAN SELLERS OR THEIR AFFILIATES WILL RETAIN A 5% NET ECONOMIC INTEREST WITH RESPECT TO THE CERTIFICATES IN ANY OF THE FORMS PRESCRIBED BY ARTICLE 6 OF REGULATION (EU) 2017/2402 (THE “EU SECURITIZATION REGULATION”). FOR ADDITIONAL INFORMATION REGARDING THE EU SECURITIZATION REGULATION, SEE “RISK FACTORS—LEGAL AND REGULATORY PROVISIONS AFFECTING INVESTORS COULD ADVERSELY AFFECT THE LIQUIDITY AND OTHER ASPECTS OF THE OFFERED CERTIFICATES” IN THIS PROSPECTUS.

PEOPLE’S REPUBLIC OF CHINA

THE OFFERED CERTIFICATES WILL NOT BE OFFERED OR SOLD IN THE PEOPLE’S REPUBLIC OF CHINA (EXCLUDING HONG KONG, MACAU AND TAIWAN, THE “PRC”) AS PART OF THE INITIAL DISTRIBUTION OF THE OFFERED CERTIFICATES BUT MAY BE AVAILABLE FOR PURCHASE BY INVESTORS RESIDENT IN THE PRC FROM OUTSIDE THE PRC.

THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN THE PRC TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE THE OFFER OR SOLICITATION IN THE PRC.

THE DEPOSITOR DOES NOT REPRESENT THAT THIS PROSPECTUS MAY BE LAWFULLY DISTRIBUTED, OR THAT ANY OFFERED CERTIFICATES MAY BE LAWFULLY OFFERED, IN COMPLIANCE WITH ANY APPLICABLE REGISTRATION OR OTHER REQUIREMENTS IN THE PRC, OR PURSUANT TO AN EXEMPTION AVAILABLE THEREUNDER, OR ASSUME ANY RESPONSIBILITY FOR FACILITATING ANY SUCH DISTRIBUTION OR OFFERING. IN PARTICULAR, NO ACTION HAS BEEN TAKEN BY THE DEPOSITOR WHICH WOULD PERMIT AN OFFERING OF ANY OFFERED CERTIFICATES OR THE DISTRIBUTION OF THIS PROSPECTUS IN THE PRC. ACCORDINGLY, THE OFFERED CERTIFICATES ARE NOT BEING OFFERED OR SOLD WITHIN THE PRC BY MEANS OF THIS PROSPECTUS OR ANY OTHER DOCUMENT. NEITHER THIS PROSPECTUS NOR ANY ADVERTISEMENT OR OTHER OFFERING MATERIAL MAY BE DISTRIBUTED OR PUBLISHED IN THE PRC, EXCEPT UNDER CIRCUMSTANCES THAT WILL RESULT IN COMPLIANCE WITH ANY APPLICABLE LAWS AND REGULATIONS.

HONG KONG

NO PERSON HAS ISSUED OR DISTRIBUTED OR HAD IN ITS POSSESSION FOR THE PURPOSES OF ISSUE OR DISTRIBUTION, OR WILL ISSUE OR DISTRIBUTE OR HAVE IN ITS POSSESSION FOR THE PURPOSES OF ISSUE OR DISTRIBUTION, WHETHER IN HONG KONG OR ELSEWHERE, ANY ADVERTISEMENT, INVITATION OR DOCUMENT RELATING TO THE OFFERED CERTIFICATES, WHICH IS DIRECTED AT, OR THE CONTENTS OF WHICH ARE LIKELY TO BE ACCESSED OR READ BY, THE PUBLIC OF HONG KONG (EXCEPT IF PERMITTED TO DO SO UNDER THE SECURITIES LAWS OF HONG KONG) OTHER THAN WITH RESPECT TO OFFERED CERTIFICATES WHICH ARE OR ARE INTENDED TO BE DISPOSED OF (A) ONLY TO PERSONS OUTSIDE HONG KONG OR (B) ONLY TO “PROFESSIONAL INVESTORS” WITHIN THE MEANING OF THE SECURITIES AND FUTURES ORDINANCE (CAP. 571 OF THE LAWS OF HONG KONG) (THE “SFO”) AND ANY RULES OR REGULATIONS MADE UNDER THE SFO.

THE OFFERED CERTIFICATES (IF THEY ARE NOT A “STRUCTURED PRODUCT” AS DEFINED IN THE SECURITIES AND FUTURES ORDINANCE (CAP.  571 OF THE LAWS OF HONG KONG) HAVE NOT BEEN OFFERED OR SOLD AND WILL NOT BE OFFERED OR SOLD, BY MEANS OF ANY DOCUMENT, OTHER THAN (A) TO “PROFESSIONAL INVESTORS” AS DEFINED IN THE SFO AND ANY RULES OR REGULATIONS MADE UNDER THE SFO, OR (B) IN OTHER CIRCUMSTANCES WHICH DO NOT RESULT IN THE DOCUMENT CONSTITUTING A “PROSPECTUS” AS DEFINED IN THE COMPANIES (WINDING UP AND MISCELLANEOUS PROVISIONS) ORDINANCE (CAP. 32 OF THE LAWS OF HONG KONG) OR WHICH DO NOT CONSTITUTE AN OFFER TO THE PUBLIC WITHIN THE MEANING OF THE COMPANIES ORDINANCE (CAP. 622 OF THE LAWS OF HONG KONG). FURTHER, THE CONTENTS OF THIS PROSPECTUS HAVE NOT BEEN REVIEWED OR APPROVED BY THE SECURITIES AND FUTURES COMMISSION OF HONG KONG OR ANY OTHER REGULATORY AUTHORITY IN HONG KONG. YOU ARE ADVISED TO EXERCISE CAUTION IN RELATION TO THE OFFERING CONTEMPLATED IN THIS PROSPECTUS. IF YOU ARE IN ANY DOUBT ABOUT ANY OF THE CONTENTS OF THIS PROSPECTUS, YOU SHOULD OBTAIN INDEPENDENT PROFESSIONAL ADVICE.

NOTICE TO PROSPECTIVE INVESTORS IN SINGAPORE

NEITHER THIS PROSPECTUS NOR ANY OTHER DOCUMENT OR MATERIAL IN CONNECTION WITH ANY OFFER OF THE OFFERED CERTIFICATES HAS BEEN OR WILL BE LODGED OR REGISTERED AS A PROSPECTUS WITH THE MONETARY AUTHORITY OF SINGAPORE (“MAS”) UNDER THE SECURITIES AND FUTURES ACT (CAP. 289) OF SINGAPORE (THE “SFA”). ACCORDINGLY, MAS ASSUMES NO RESPONSIBILITY FOR THE CONTENTS OF THIS PROSPECTUS. THIS PROSPECTUS IS NOT A PROSPECTUS AS DEFINED IN THE SFA AND STATUTORY LIABILITY UNDER THE SFA IN RELATION TO THE CONTENTS OF PROSPECTUSES WOULD NOT APPLY. PROSPECTIVE INVESTORS SHOULD CONSIDER CAREFULLY WHETHER THE INVESTMENT IS SUITABLE FOR IT.

THIS PROSPECTUS AND ANY OTHER DOCUMENTS OR MATERIALS IN CONNECTION WITH THE OFFER OR SALE, OR INVITATION FOR SUBSCRIPTION OR PURCHASE, OF THE OFFERED CERTIFICATES MAY NOT BE DIRECTLY OR INDIRECTLY ISSUED, CIRCULATED OR DISTRIBUTED, NOR MAY THE OFFERED CERTIFICATES BE OFFERED OR SOLD, OR BE MADE THE SUBJECT OF AN INVITATION FOR SUBSCRIPTION OR PURCHASE, WHETHER DIRECTLY OR INDIRECTLY, TO PERSONS IN SINGAPORE OTHER THAN (I) TO AN INSTITUTIONAL INVESTOR (AS DEFINED IN SECTION 4A(1)(C) OF THE SFA (“INSTITUTIONAL INVESTOR”)) PURSUANT TO SECTION 304 OF THE SFA.

UNLESS SUCH OFFERED CERTIFICATES ARE OF THE SAME CLASS AS OTHER OFFERED CERTIFICATES OF THE ISSUING ENTITY THAT ARE LISTED FOR QUOTATION ON AN APPROVED EXCHANGE (AS DEFINED IN SECTION 2(1) OF THE SFA) (“APPROVED EXCHANGE”) AND IN RESPECT OF WHICH ANY OFFER, INFORMATION, STATEMENT, INTRODUCTORY DOCUMENT, SHAREHOLDERS’ CIRCULAR FOR A REVERSE TAKE-OVER DOCUMENT ISSUED FOR THE PURPOSES OF A TRUST SCHEME OR ANY OTHER SIMILAR DOCUMENT APPROVED BY AN APPROVED EXCHANGE WAS ISSUED IN CONNECTION WITH AN OFFER OR THE LISTING FOR QUOTATION OF THOSE CERTIFICATES, ANY SUBSEQUENT OFFERS IN SINGAPORE OF OFFERED CERTIFICATES ACQUIRED PURSUANT TO AN INITIAL OFFER MADE HEREUNDER MAY ONLY BE MADE, PURSUANT TO THE REQUIREMENTS OF SECTION 304A, TO PERSONS WHO ARE INSTITUTIONAL INVESTORS.

AS THE OFFERED CERTIFICATES ARE ONLY OFFERED TO PERSONS IN SINGAPORE WHO QUALIFY AS AN INSTITUTIONAL INVESTOR, THE ISSUING ENTITY IS NOT REQUIRED TO DETERMINE THE CLASSIFICATION OF THE OFFERED CERTIFICATES PURSUANT TO SECTION 309B OF THE SFA.

NOTHING SET OUT IN THIS NOTICE SHALL BE CONSTRUED AS LEGAL ADVICE AND EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN LEGAL COUNSEL. THIS NOTICE IS FURTHER SUBJECT TO THE PROVISIONS OF THE SFA AND ITS REGULATIONS AS THE SAME MAY BE AMENDED OR CONSOLIDATED FROM TIME TO TIME AND DOES NOT PURPORT TO BE EXHAUSTIVE IN ANY RESPECT.

NOTICE TO RESIDENTS OF THE REPUBLIC OF KOREA

THIS PROSPECTUS IS NOT, AND UNDER NO CIRCUMSTANCES IS THIS PROSPECTUS TO BE CONSTRUED AS, A PUBLIC OFFERING OF SECURITIES IN KOREA. NEITHER THE ISSUER NOR ANY OF ITS AGENTS MAKE ANY REPRESENTATION WITH RESPECT TO THE ELIGIBILITY OF ANY RECIPIENTS OF THIS PROSPECTUS TO ACQUIRE THE OFFERED CERTIFICATES UNDER THE LAWS OF KOREA, INCLUDING, BUT WITHOUT LIMITATION, THE FOREIGN EXCHANGE TRANSACTION LAW AND REGULATIONS THEREUNDER (THE “FETL”). THE OFFERED CERTIFICATES HAVE NOT BEEN REGISTERED WITH THE FINANCIAL SERVICES COMMISSION OF KOREA FOR PUBLIC OFFERING IN KOREA, AND NONE OF THE OFFERED CERTIFICATES MAY BE OFFERED, SOLD OR DELIVERED, DIRECTLY OR INDIRECTLY, OR OFFERED OR SOLD TO ANY PERSON FOR RE-OFFERING OR RESALE, DIRECTLY OR INDIRECTLY IN KOREA OR TO ANY RESIDENT OF KOREA EXCEPT PURSUANT TO THE FINANCIAL INVESTMENT SERVICES AND CAPITAL MARKETS ACT AND THE DECREES AND REGULATIONS THEREUNDER (THE “FSCMA”), THE FETL AND ANY OTHER APPLICABLE LAWS, REGULATIONS AND MINISTERIAL GUIDELINES IN KOREA. WITHOUT PREJUDICE TO THE FOREGOING, THE NUMBER OF OFFERED CERTIFICATES OFFERED IN KOREA OR TO A RESIDENT OF KOREA SHALL BE LESS THAN FIFTY AND FOR A PERIOD OF ONE YEAR FROM THE ISSUE DATE OF THE OFFERED CERTIFICATES, NONE OF THE OFFERED CERTIFICATES MAY BE DIVIDED RESULTING IN AN INCREASED NUMBER OF OFFERED CERTIFICATES. FURTHERMORE, THE OFFERED CERTIFICATES MAY NOT BE RESOLD TO KOREAN RESIDENTS UNLESS THE PURCHASER OF THE OFFERED CERTIFICATES COMPLIES WITH ALL APPLICABLE REGULATORY REQUIREMENTS (INCLUDING, BUT NOT LIMITED TO, GOVERNMENT REPORTING APPROVAL REQUIREMENTS UNDER THE FETL AND ITS SUBORDINATE DECREES AND REGULATIONS) IN CONNECTION WITH THE PURCHASE OF THE OFFERED CERTIFICATES.

JAPAN

THE OFFERED CERTIFICATES HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE FINANCIAL INSTRUMENTS AND EXCHANGE LAW OF JAPAN, AS AMENDED (THE “FIEL”), AND DISCLOSURE UNDER THE FIEL HAS NOT BEEN AND WILL NOT BE MADE WITH RESPECT TO THE OFFERED CERTIFICATES. ACCORDINGLY, EACH UNDERWRITER HAS REPRESENTED AND AGREED THAT IT HAS NOT, DIRECTLY OR INDIRECTLY, OFFERED OR SOLD AND WILL NOT, DIRECTLY OR INDIRECTLY, OFFER OR SELL ANY OFFERED CERTIFICATES IN JAPAN OR TO, OR FOR THE BENEFIT OF, ANY RESIDENT OF JAPAN (WHICH TERM AS USED IN THIS PROSPECTUS MEANS ANY PERSON RESIDENT IN JAPAN, INCLUDING ANY CORPORATION OR OTHER ENTITY ORGANIZED UNDER THE LAWS OF JAPAN) OR TO OTHERS FOR RE-OFFERING OR RE-SALE, DIRECTLY OR INDIRECTLY, IN JAPAN OR TO, OR FOR THE BENEFIT OF, ANY RESIDENT OF JAPAN EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF, AND OTHERWISE IN COMPLIANCE WITH, THE FIEL AND OTHER RELEVANT LAWS, REGULATIONS AND MINISTERIAL GUIDELINES OF JAPAN.

JAPANESE RETENTION REQUIREMENT

THE JAPANESE FINANCIAL SERVICES AGENCY (“JFSA”) PUBLISHED A RISK RETENTION RULE AS PART OF THE REGULATORY CAPITAL REGULATION OF CERTAIN CATEGORIES OF JAPANESE INVESTORS SEEKING TO INVEST IN SECURITIZATION TRANSACTIONS (THE “JRR RULE”). THE JRR RULE MANDATES AN “INDIRECT” COMPLIANCE REQUIREMENT, MEANING THAT CERTAIN CATEGORIES OF JAPANESE INVESTORS WILL BE REQUIRED TO APPLY HIGHER RISK WEIGHTING TO SECURITIZATION EXPOSURES THEY HOLD UNLESS THE RELEVANT ORIGINATOR COMMITS TO HOLD A RETENTION INTEREST IN THE SECURITIES ISSUED IN THE SECURITIZATION TRANSACTION EQUAL TO AT LEAST 5% OF THE EXPOSURE OF THE TOTAL UNDERLYING ASSETS IN THE SECURITIZATION

TRANSACTION (THE “JAPANESE RETENTION REQUIREMENT”), OR SUCH INVESTORS DETERMINE THAT THE UNDERLYING ASSETS WERE NOT “INAPPROPRIATELY ORIGINATED.” IN THE ABSENCE OF SUCH A DETERMINATION BY SUCH INVESTORS THAT SUCH UNDERLYING ASSETS WERE NOT “INAPPROPRIATELY ORIGINATED,” THE JAPANESE RETENTION REQUIREMENT WOULD APPLY TO AN INVESTMENT BY SUCH INVESTORS IN SUCH SECURITIES.

NO PARTY TO THE TRANSACTION DESCRIBED IN THIS PROSPECTUS HAS COMMITTED TO HOLD A RISK RETENTION INTEREST IN COMPLIANCE WITH THE JAPANESE RETENTION REQUIREMENT, AND WE MAKE NO REPRESENTATION AS TO WHETHER THE TRANSACTION DESCRIBED IN THIS PROSPECTUS WOULD OTHERWISE COMPLY WITH THE JRR RULE.

NOTICE TO RESIDENTS OF CANADA

THE OFFERED CERTIFICATES MAY BE SOLD IN CANADA ONLY TO PURCHASERS PURCHASING, OR DEEMED TO BE PURCHASING, AS PRINCIPAL THAT ARE ACCREDITED INVESTORS, AS DEFINED IN NATIONAL INSTRUMENT 45-106 PROSPECTUS EXEMPTIONS OR SUBSECTION 73.3(1) OF THE SECURITIES ACT (ONTARIO), AND ARE PERMITTED CLIENTS, AS DEFINED IN NATIONAL INSTRUMENT 31-103 REGISTRATION REQUIREMENTS, EXEMPTIONS AND ONGOING REGISTRANT OBLIGATIONS. ANY RESALE OF THE OFFERED CERTIFICATES MUST BE MADE IN ACCORDANCE WITH AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE PROSPECTUS REQUIREMENTS OF APPLICABLE SECURITIES LAWS.

SECURITIES LEGISLATION IN CERTAIN PROVINCES OR TERRITORIES OF CANADA MAY PROVIDE A PURCHASER WITH REMEDIES FOR RESCISSION OR DAMAGES IF THIS PROSPECTUS (INCLUDING ANY AMENDMENT THERETO) CONTAINS A MISREPRESENTATION, PROVIDED THAT THE REMEDIES FOR RESCISSION OR DAMAGES ARE EXERCISED BY THE PURCHASER WITHIN THE TIME LIMIT PRESCRIBED BY THE SECURITIES LEGISLATION OF THE PURCHASER’S PROVINCE OR TERRITORY. THE PURCHASER SHOULD REFER TO ANY APPLICABLE PROVISIONS OF THE SECURITIES LEGISLATION OF THE PURCHASER’S PROVINCE OR TERRITORY FOR PARTICULARS OF THESE RIGHTS OR CONSULT WITH A LEGAL ADVISOR.

PURSUANT TO SECTION 3A.3 OF NATIONAL INSTRUMENT 33-105 UNDERWRITING CONFLICTS (“NI 33-105”), THE UNDERWRITERS ARE NOT REQUIRED TO COMPLY WITH THE DISCLOSURE REQUIREMENTS OF NI 33-105 REGARDING UNDERWRITER CONFLICTS OF INTEREST IN CONNECTION WITH THIS OFFERING.

FORWARD-LOOKING STATEMENTS

In this prospectus, we use certain forward-looking statements. These forward-looking statements are found in the material, including each of the tables, set forth under “Risk Factors” and “Yield, Prepayment and Maturity Considerations”. Forward-looking statements are also found elsewhere in this prospectus and include words like “expects,” “intends,” “anticipates,” “estimates” and other similar words. These statements are intended to convey our projections or expectations as of the date of this prospectus. These statements are inherently subject to a variety of risks and uncertainties. Actual results could differ materially from those we anticipate due to changes in, among other things:

●	economic conditions and industry competition,

●	political and/or social conditions, and

●	the law and government regulatory initiatives.

We will not update or revise any forward-looking statement to reflect changes in our expectations or changes in the conditions or circumstances on which these statements were originally based.

Summary of Terms

The following is only a summary of selected information in this prospectus. It does not contain all of the information you need to consider in making your investment decision. More detailed information appears elsewhere in this prospectus. To understand all of the terms of the offered certificates, carefully read this entire document. See “Index of Certain Defined Terms” for definitions of capitalized terms.

General

Title of Certificates	Benchmark 2019-B12 Mortgage Trust, Commercial Mortgage Pass-Through Certificates, Series 2019-B12.

Relevant Parties

Depositor	Citigroup Commercial Mortgage Securities Inc., a Delaware corporation and an indirect, wholly-owned subsidiary of Citigroup Global Markets Holdings Inc. As depositor, Citigroup Commercial Mortgage Securities Inc. will acquire the mortgage loans from the sponsors and transfer them to the issuing entity. The depositor’s address is 388 Greenwich Street, New York, New York 10013 and its telephone number is (212) 816-5343. See “Transaction Parties—The Depositor”.

Issuing Entity	Benchmark 2019-B12 Mortgage Trust, a New York common law trust to be established on the closing date of this securitization transaction under the pooling and servicing agreement, to be dated as of August 1, 2019, between the depositor, the master servicer, the special servicers, the trustee, the certificate administrator, the operating advisor and the asset representations reviewer. See “Transaction Parties—The Issuing Entity”.

Sponsors	The sponsors will be transferring the mortgage loans to the depositor for inclusion in the issuing entity. The sponsors of this transaction are:

●	Citi Real Estate Funding Inc., a New York corporation (13 mortgage loans (24.4%));

●	German American Capital Corporation, a Maryland corporation (17 mortgage loans (39.7%)); and

●	JPMorgan Chase Bank, National Association, a national banking association organized under the laws of the United States of America (17 mortgage loans (35.9%)).

The sponsors are sometimes also referred to in this prospectus as the “mortgage loan sellers”.

See “Transaction Parties—The Sponsors and the Mortgage Loan Sellers”.

Originators	The sponsors originated (or co-originated) the mortgage loans or acquired (or, on or prior to the closing date, will acquire) the mortgage loans, directly or indirectly, from the originators as set forth in the following chart:

Originator	Sponsor	Number of Mortgage Loans	Aggregate Principal Balance of Mortgage Loans	Approx. % of Initial Pool Balance
Citi Real Estate Funding Inc.	Citi Real Estate Funding Inc.	13	$288,181,792	24.4%
Deutsche Bank AG, New York Branch	German American Capital Corporation(1)	17(2)	469,366,810	39.7
JPMorgan Chase Bank, National Association	JPMorgan Chase Bank, National Association	16(3)(4)	374,322,905	31.7
Natixis Real Estate Capital LLC	JPMorgan Chase Bank, National Association(5)	1	50,000,000	4.2
	Total	47	$1,181,871,508	100.0%

(1)	German American Capital Corporation has acquired or will acquire the mortgage loans that were originated, co-originated or acquired by its affiliate, Deutsche Bank AG, New York Branch, on or prior to the closing date.

(2)	Includes (A) the 30 Hudson Yards mortgage loan (7.9%), which is part of a loan combination that was co-originated by Deutsche Bank AG, New York Branch, Wells Fargo Bank, National Association and Goldman Sachs Bank USA, and is evidenced by the promissory notes designated as note A-1-C4, note A-1-C5 and note A-1-C10, with an outstanding aggregate principal balance of $93,200,000 as of the cut-off date and (B) the CIRE Equity Retail & Industrial Portfolio mortgage loan (4.2%), which is part of a loan combination that was co-originated by Deutsche Bank AG, New York Branch and UBS AG, by and through its branch office at 1285 Avenue of the Americas, New York, New York, and is evidenced by the promissory notes designated as note A-1 and note A-2-1, with an outstanding aggregate principal balance of $50,000,000 as of the cut-off date.

(3)	Includes the SWVP Portfolio mortgage loan (1.3%), which is part of a loan combination that was co-originated by JPMorgan Chase Bank, National Association and Société Générale Financial Corporation, and is evidenced by the promissory note designated as note A-10, with an outstanding principal balance of $15,000,000 as of the cut-off date.

(4)	Includes the Grand Canal Shoppes mortgage loan (4.2%), which is part of a loan combination that was co-originated by JPMorgan Chase Bank, National Association, Morgan Stanley Bank, N.A., Wells Fargo Bank, N.A., and Goldman Sachs Bank USA, and is evidenced by the promissory note designated as note A-3-1, with an outstanding principal balance of $50,000,000 as of the cut-off date.

(5)	The 10000 Santa Monica Boulevard mortgage loan (4.2%), which is part of a loan combination that was originated by Natixis Real Estate Capital LLC, which sold three notes, notes A-3, A-4 and A-6, to JPMorgan Chase Bank, National Association. The mortgage loan is evidenced by all of the foregoing notes, with an aggregate outstanding principal balance of $50,000,000 as of the cut-off date.

In addition, Citi Real Estate Funding Inc. will transfer to the depositor The Centre trust subordinate companion loan and German American Capital Corporation will transfer to the depositor the Woodlands Mall trust subordinate companion loan, each of which will be an asset of the issuing entity but will not be included in the mortgage pool.

As regards the assets of the trust, references to “mortgage loan” and “mortgage loans” are intended to mean only a mortgage loan or group of mortgage loans that are part of the mortgage pool backing the pooled certificates and are exclusive of the trust subordinate companion loans.

See “Transaction Parties—The Sponsors and the Mortgage Loan Sellers”.

Master Servicer	Midland Loan Services, a Division of PNC Bank, National Association, a national banking association, will be the master servicer. The master servicer will, in general, be responsible for the master servicing and administration of the mortgage loans and the related companion loans pursuant to the pooling and servicing agreement for this transaction (excluding those mortgage loans and companion loans that are or become part of outside serviced loan combinations and that are currently, or become in the future, serviced under an outside servicing agreement as indicated in the table titled “Outside Serviced Mortgage Loans Summary” under “—Relevant Parties—Outside Servicers, Outside Special Servicers, Outside Trustees and Outside Custodians” below). The principal master servicing offices of the master servicer are located at 10851 Mastin Street, Building 82, Suite 300, Overland Park, Kansas 66210, and its telephone number is (913) 253-9000. See “Transaction Parties—Servicers—The Master Servicer and the General Special Servicer” and “The Pooling and Servicing Agreement—Servicing of the Mortgage Loans”.

See “—The Mortgage Pool—The Loan Combinations” below for a discussion of the mortgage loans included in the issuing entity that are part of a loan combination and have one or more related companion loans held outside the issuing entity.

The mortgage loans transferred to the issuing entity, any related companion loans and any related loan combinations that are, in each case, serviced under the pooling and servicing agreement for this securitization transaction are referred to in this prospectus as “serviced mortgage loans,” “serviced companion loans” and “serviced loan combinations,” respectively. A serviced mortgage loan and a serviced companion loan may each also be referred to as a “serviced loan”. Any mortgage loans transferred to the issuing entity, related companion loans and related loan combinations that are not serviced under the pooling and servicing agreement, but are instead serviced under a separate servicing agreement (an “outside servicing agreement”) governing the securitization of one or more related companion loans, are referred to as “outside serviced mortgage loans,” “outside serviced companion loans,” and “outside serviced loan combinations,” respectively. An outside serviced mortgage loan and an outside serviced companion loan may each also be referred to as an “outside serviced loan”.

See the chart entitled “Loan Combination Summary” under “The Mortgage Pool—Loan Combinations” below in this summary and the chart entitled “Servicing of the Loan Combinations” under “The Pooling and Servicing Agreement—General” below for a listing of the serviced loan combinations, outside serviced loan combinations.

The servicer(s) of the outside serviced mortgage loan(s) (to the extent definitively identified) are set forth in the table titled “Outside Serviced Mortgage Loans Summary” under “—Relevant Parties—Outside Servicers, Outside Special Servicers, Outside Trustees and Outside Custodians” below. See “Transaction Parties—Servicers—The Outside Servicers and the Outside Special Servicers” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

Special Servicer	Midland Loan Services, a Division of PNC Bank, National Association, a national banking association, will be the initial special servicer with respect to the serviced mortgage loans (other than any excluded special servicer mortgage loan, the Woodlands Mall loan combination and The Centre loan combination) and any related serviced companion loans pursuant to the pooling and servicing agreement. The principal special servicing offices of Midland Loan Services are located at 10851 Mastin Street, Building 82, Suite 300, Overland Park, Kansas 66210, and its telephone number is (913) 253-9000. See “Transaction Parties—Servicers—The Special Servicer—Midland Loan Services, a Division of PNC Bank, National Association”.

Pacific Life Insurance Company, a Nebraska corporation, is expected to act as special servicer with respect to the Woodlands Mall loan combination. The principal servicing office of Pacific Life Insurance Company is located at 700 Newport Center Drive, Newport Beach, California 92660. See “Transaction Parties—Servicers—The Special Servicer—Pacific Life Insurance Company”.

Trimont Real Estate Advisors, LLC, a Georgia limited liability company, is expected to act as special servicer with respect to The Centre loan combination. The principal servicing office of Trimont is located at One Alliance Center, 3500 Lenox Road NE, Suite G1, Atlanta, Georgia 30326. See “Transaction Parties—Servicers—The Special Servicer—Trimont Real Estate Advisors, LLC”.

References in this prospectus to “special servicer” mean, with respect to each serviced mortgage loan and serviced loan combination, the applicable special servicer that acts as the special servicer for such serviced mortgage loan or serviced loan combination, as applicable, as identified in the preceding two paragraphs above.

The special servicer will be primarily responsible for (i) making decisions and performing certain servicing functions with respect to the serviced mortgage loans and any related companion loans as to which a special servicing transfer event (such as a default or an imminent default) has occurred, as well as any related REO properties acquired on behalf of the issuing entity and any related companion loan holders, and (ii) reviewing, evaluating, processing and/or providing or withholding consent as to certain major decisions and certain other matters identified as “special servicer decisions” relating to such serviced mortgage loans and any related companion loans for which a special servicing transfer event has not occurred, in each case pursuant to the pooling and servicing agreement for this transaction.

See “The Pooling and Servicing Agreement—Servicing of the Mortgage Loans” and “—Servicing and Other Compensation and Payment of Expenses”.

If the special servicer, to its knowledge, becomes a borrower party (as defined under “—Directing Holder / Controlling Class Representative” below) with respect to any mortgage loan (such mortgage loan, an “excluded special servicer mortgage loan”), it will be required to resign with respect to the servicing of that mortgage loan. The applicable directing holder will be entitled to appoint a separate special servicer that is not a borrower party with respect to such excluded special servicer mortgage loan (such separate special servicer, an “excluded mortgage loan special servicer”). Any excluded mortgage loan special servicer will be required to perform all of the obligations of the special servicer for the related excluded special servicer mortgage loan and will be entitled to all special servicing compensation with respect to such excluded special servicer mortgage loan earned during such time as the related mortgage loan is an excluded special servicer mortgage loan. If there is no applicable directing holder entitled to appoint an excluded mortgage loan special servicer for an excluded special servicer mortgage loan (or if there is a directing holder so entitled but it has not appointed a replacement special servicer within 30 days), an excluded mortgage loan special servicer will be appointed in the manner described in this prospectus and as provided under the pooling and servicing agreement. See “The Pooling and Servicing Agreement—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event” in this prospectus.

Midland Loan Services, a Division of PNC Bank, National Association, was selected to be the initial special servicer for all serviced loans (other than the Woodlands Mall loan combination and The Centre loan combination) by KKR Real Estate Credit Opportunity Partners II L.P., which is expected to: (a) purchase the Class F-RR, Class G-RR and Class J-RR certificates and also receive the Class S certificates on the closing date; and (b) become the initial controlling class representative and the initial directing holder with respect to all of the serviced mortgage loans and serviced loan combinations as to which the controlling class representative is entitled to act as directing holder. See “—Directing Holder / Controlling Class Representative” below and “The Pooling and Servicing Agreement—Directing Holder”.

The special servicer (but not the special servicer with respect to any outside serviced mortgage loan) may be removed in such capacity under the pooling and servicing agreement, with or without cause, as set forth under (and subject to certain conditions described under) “The Pooling and Servicing Agreement—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”, “—Servicer Termination Events” and “—Rights Upon Servicer Termination Event.”

A special servicer with respect to any outside serviced mortgage loan may only be removed in such capacity in accordance with the terms and provisions of the applicable outside servicing agreement and the co-lender agreement governing the related outside serviced loan combination.

The special servicer(s) of the outside serviced mortgage loan(s) (to the extent definitively identified) are set forth in the table below titled “Outside Serviced Mortgage Loans Summary” under “—Relevant Parties—Outside Servicers, Outside Special Servicers, Outside Trustees and Outside Custodians” below. See “Transaction Parties—Servicers—The Outside Servicers and the Outside Special Servicers” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

Trustee	Wilmington Trust, National Association, a national banking association, will act as trustee. The corporate trust office of the trustee is located at 1100 North Market Street, Wilmington, Delaware 19890, Attention: Benchmark 2019-B12. Following the transfer of the mortgage loans, the trustee, on behalf of the issuing entity, will become the mortgagee of record for each serviced mortgage loan and any related companion loans In addition, subject to the terms of the pooling and servicing agreement, the trustee will be primarily responsible for back-up advancing. See “Transaction Parties—The Trustee” and “The Pooling and Servicing Agreement”.

The trustee(s) with respect to the outside serviced mortgage loan(s) (to the extent definitively identified) are set forth in the table titled “Outside Serviced Mortgage Loans Summary” under “—Relevant Parties—Outside Servicers, Outside Special Servicers, Outside Trustees and Outside Custodians” below. See “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

Certificate Administrator	Citibank, N.A., a national banking association organized under the laws of the United States, will initially act as certificate administrator. The certificate administrator will also be required to act as custodian, certificate registrar, REMIC administrator, 17g-5 information provider, paying agent and authenticating agent. The corporate trust offices of the certificate administrator are located at 388 Greenwich Street, New York, New York 10013, Attention: Global Transaction Services – Benchmark 2019-B12, and for certificate transfer purposes are located at 480 Washington Boulevard, 30th Floor, Jersey City, New Jersey 07310, Attention: Securities Window. See “Transaction Parties—The Certificate Administrator” and “The Pooling and Servicing Agreement”.

The custodian(s) with respect to the outside serviced mortgage loan(s) (to the extent definitively identified) are set forth in the table titled “Outside Serviced Mortgage Loans Summary” under “—Relevant Parties—Outside Servicers, Outside Special Servicers, Outside Trustees and Outside Custodians” below. See “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

Operating Advisor	Pentalpha Surveillance LLC, a Delaware limited liability company, will be the operating advisor. The operating advisor will, in general and under certain circumstances described in this prospectus, have the following rights and responsibilities with respect to the serviced mortgage loans:

●	reviewing the actions of the special servicer with respect to specially serviced loans and with respect to certain major decisions regarding non-specially serviced loans as to which the operating advisor has consultation rights;

●	reviewing reports provided by the special servicer to the extent set forth in the pooling and servicing agreement;

●	reviewing for accuracy certain calculations made by the special servicer;

●	issuing an annual report generally setting forth, among other things, its assessment of whether the special servicer is performing its duties in compliance with the servicing standard and the pooling and servicing agreement and identifying any material deviations therefrom;

●	recommending the replacement of the special servicer if the operating advisor determines, in its sole discretion exercised in good faith, that (1) the special servicer has failed to comply with the servicing standard and (2) a replacement of the special servicer would be in the best interest of the certificateholders (as a collective whole); and

●	after the occurrence and during the continuance of an operating advisor consultation trigger event, consulting on a non-binding basis with the special servicer with respect to certain major decisions (and such other matters as are set forth in the pooling and servicing agreement) in respect of the applicable serviced mortgage loan(s) and/or related companion loan(s).

An “operating advisor consultation trigger event” will occur (i) with respect to any serviced loan (including the Woodlands Mall loan combination and The Centre loan combination), when the aggregate outstanding certificate balance of the HRR certificates (as notionally reduced by any cumulative appraisal reduction amount then allocable to the HRR certificates) is 25% or less of the initial aggregate certificate balance of the HRR certificates, and (ii) with respect to The Centre loan combination, also when the aggregate outstanding certificate balance of the Class TCRR certificates (as notionally reduced by any cumulative appraisal reduction amount then allocable to the Class TCRR certificates) is 25% or less of the initial aggregate certificate balance of the Class TCRR certificates; provided that an operating advisor consultation trigger event will at all times be deemed to exist with respect to excluded mortgage loans.

Notwithstanding the foregoing, the operating advisor will generally have no obligations or consultation rights as operating advisor under the pooling and servicing agreement for this transaction with respect to any outside serviced mortgage loan or any related REO property.

See “Transaction Parties—The Operating Advisor and the Asset Representations Reviewer” and “The Pooling and Servicing Agreement—Operating Advisor” and “—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”.

Asset Representations Reviewer	Pentalpha Surveillance LLC will also be serving as the asset representations reviewer. The asset representations reviewer will be required to review certain delinquent mortgage loans after a specified delinquency threshold has been exceeded and the required percentage of certificateholders have voted to direct a review of such delinquent mortgage loans. See “Transaction Parties—The Operating Advisor and the Asset Representations Reviewer” and “The Pooling and Servicing Agreement—The Asset Representations Reviewer”.

Outside Servicers, Outside Special

Servicers, Outside Trustees

and Outside Custodians	The following mortgage loans will or are expected to constitute the “outside serviced mortgage loans” (and the related loan combinations will or are expected to constitute the “outside serviced loan combinations”), and such mortgage loans and loan combinations will be serviced and administered pursuant to the servicing agreement governing the securitization of the related controlling companion loan by the parties thereto, as identified in the table below:

Outside Serviced Mortgage Loans Summary

Mortgaged Property Name	Mortgage Loan Seller(s)	Outside Servicing Agreement(1) (Date Thereof)	Mortgage Loan as Approx. % of Initial Pool Balance	Outside Servicer	Outside Special Servicer	Outside Trustee	Outside Custodian	Outside Operating Advisor	Initial Outside Controlling Class Representative(2)

30 Hudson Yards	GACC	HY 2019-30HY TSA (7/6/19)(3)	7.9%	Wells Fargo Bank, National Association(3)	Situs Holdings, LLC(3)	Wilmington Trust, National Association(3)	Wells Fargo Bank, National Association(3)	N/A	Prima Capital Advisors LLC(3)
Osborn Triangle	JPMCB	JPMCC 2019-OSB TSA (6/13/19)	4.2%	KeyBank National Association	Situs Holdings, LLC	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Park Bridge Lender Services LLC	Prima Capital Advisors LLC
10000 Santa Monica Boulevard	JPMCB	NCMS 2019-10K TSA (5/23/19)	4.2%	KeyBank National Association	KeyBank National Association	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	N/A	Cerberus Capital Management, L.P.
3 Columbus Circle	JPMCB	Benchmark 2019-B10 PSA (4/1/19)	4.2%	KeyBank National Association	LNR Partners, LLC	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Pentalpha Surveillance LLC	Prima Capital Advisors LLC(4)
250 Livingston	CREFI	GSMS 2019-GC40 PSA (7/1/19)	4.2%	Midland Loan Services, a Division of PNC Bank, National Association	Midland Loan Services, a Division of PNC Bank, National Association	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Pentalpha Surveillance LLC	Eightfold Real Estate Capital, L.P.
Grand Canal Shoppes	JPMCB	MSC 2019-H7 PSA(5) (7/3/19)	4.2%	Midland Loan Services, a Division of PNC Bank, National Association(5)	LNR Partners, LLC(5)	Wells Fargo Bank, National Association(5)	Wells Fargo Bank, National Association(5)	Pentalpha Surveillance LLC(5)	Argentic Securities Income USA LLC(5)(6)
Waterfront Plaza	GACC	GSMS 2019-GC40 PSA (7/1/19)	4.2%	Midland Loan Services, a Division of PNC Bank, National Association	Midland Loan Services, a Division of PNC Bank, National Association	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Pentalpha Surveillance LLC	Eightfold Real Estate Capital, L.P.
Vie Portfolio	JPMCB	JPMCC 2019-COR5 PSA (6/1/19)	2.4%	Midland Loan Services, a Division of PNC Bank, National Association	Midland Loan Services, a Division of PNC Bank, National Association	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Pentalpha Surveillance LLC	LoanCore Capital Markets LLC
ICON Upper East Side Portfolio	JPMCB	JPMCC 2019-ICON UES TSA (5/16/19)	2.1%	Midland Loan Services, a Division of PNC Bank, National Association	CWCapital Asset Management LLC	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	N/A	DoubleLine Capital, LP
SWVP Portfolio	JPMCB	BBCMS 2019-C3 PSA (6/1/19)	1.3%	Midland Loan Services, a Division of PNC Bank, National Association	Midland Loan Services, a Division of PNC Bank, National Association	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Pentalpha Surveillance LLC	KKR Real Estate Credit Opportunity Partners I L.P.
Greenleaf at Howell	JPMCB	Benchmark 2019-B11 PSA (6/1/19)	0.8%	Midland Loan Services, a Division of PNC Bank, National Association	Rialto Capital Advisors, LLC	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Pentalpha Surveillance LLC	RREF III Debt AIV, LP

(1)	“PSA” means pooling and servicing agreement and “TSA” means trust and servicing agreement.

(2)	The entity named under the indicated PSA or TSA under the heading “Outside Servicing Agreement” as the initial controlling class representative (or an equivalent term). However, the initial outside controlling class representative may instead be an affiliate of the entity listed. See “—Directing Holder / Controlling Class Representative” below.

(3)	With respect to the 30 Hudson Yards loan combination, the related controlling pari passu companion loan is expected to be contributed to the HY 2019-30HY securitization prior to the closing date for this securitization transaction. Accordingly, such loan combination is expected to be (and information presented in the foregoing table is based on the assumption that each such loan combination will be) serviced and administered pursuant to the HY 2019-30HY trust and servicing agreement by the parties thereto. The HY 2019-30HY securitization transaction is scheduled to close on or about July 16, 2019.

(4)	The initial outside controlling class representative for the 3 Columbus Circle loan combination is Prima Capital Advisors LLC, as the loan-specific directing holder for the 3 Columbus Circle loan-specific certificates. The initial outside controlling class representative under the Benchmark 2019-B10 pooling and servicing agreement is Eightfold Real Estate Capital Fund V, L.P. See “Description of the Mortgage Pool—The Loan Combinations—The 3 Columbus Circle Pari Passu-AB Loan Combination”.

(5)	With respect to the Grand Canal Shoppes loan combination, the related controlling pari passu companion loan is expected to be contributed to the MSC 2019-H7 securitization prior to the closing date for this securitization transaction. Accordingly, such loan combination is expected to be (and information presented in the foregoing table is based on the assumption that each such loan combination will be) serviced and administered pursuant to the MSC 2019-H7 pooling and servicing agreement by the parties thereto.

(6)	With respect to the Grand Canal Shoppes mortgage loan, the control rights and the right to replace the applicable special servicer are held by the holder of the related subordinate companion loan (currently held by CPPIB Credit Investments II Inc.) so long as no Grand Canal Shoppes control appraisal period is in effect. If a Grand Canal Shoppes control appraisal period under the related co-lender agreement is in effect, then note A-1-1 will be the controlling note. Note A-1-1 is expected to be included in the MSC 2019-H7 securitization, and therefore, the controlling class representative (or equivalent party) under the MSC 2019-H7 securitization is expected to be the outside controlling class representative with respect to the Grand Canal Shoppes mortgage loan. However, unless and until a Grand Canal Shoppes control appraisal period is in effect, such outside controlling class representative will not be entitled to exercise control rights or the right to replace the applicable special servicer for the Grand Canal Shoppes mortgage loan.

Each outside servicer identified or referred to in the table above or its permitted successor is referred to in this prospectus as an “outside servicer”; each outside special servicer identified or referred to in the table above or its permitted successor is referred to in this prospectus as an “outside special servicer”; each outside trustee identified or referred to in the table above or its permitted successor is referred to in this prospectus as an “outside trustee”; each outside operating advisor identified or referred to in the table above or its permitted successor is referred to in this prospectus as an “outside operating advisor”; and each outside custodian identified or referred to in the table above or its permitted successor is referred to in this prospectus as an “outside custodian”. With respect to each outside serviced loan combination, the related outside servicer will have primary servicing responsibilities with respect to the entire loan combination, the related outside special servicer will serve as special servicer of the entire loan combination, the related outside trustee generally serves as mortgagee of record with respect to the entire loan combination, and the related outside custodian serves as custodian with respect to the mortgage loan file for the related loan combination (other than with respect to the related promissory note evidencing each related mortgage loan that will be contributed to this securitization transaction and any promissory note evidencing any related companion loan(s) not included in the subject controlling securitization transaction).

There are no servicing shift loan combinations related to this securitization transaction and, therefore, all references in this prospectus to such type(s) of loan combination(s) or any related terms should be disregarded.

See “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

None of the master servicer or the special servicer (in each such capacity) or any other party to this securitization transaction is responsible for the performance by any party to an outside servicing agreement of its duties thereunder, including with respect to the servicing of each of the subject mortgage loans held by the issuing entity that is included in the subject outside serviced loan combination.

See “Transaction Parties—Servicers—The Outside Servicers and the Outside Special Servicers” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans.”

Directing Holder	The “directing holder” with respect to any serviced mortgage loan or, if applicable, serviced loan combination will be:

●	except (i) in the case of the Woodlands Mall loan combination prior to the occurrence and continuance of a Woodlands Mall control appraisal period, (ii) in the case of The Centre loan combination prior to the occurrence and continuance of a Centre control appraisal period, (iii) with respect to an excluded mortgage loan, (iv) with respect to a serviced loan combination as to which the controlling note is held outside the issuing entity (sometimes referred to in this prospectus as a “serviced outside controlled loan combination”), and (v) during any period that a control termination event has occurred and is continuing, the controlling class representative;

●	with respect to any serviced outside controlled loan combination (which may include a servicing shift loan combination or a serviced loan combination with a controlling subordinate companion loan held outside the issuing entity), if and for so long as such holder is entitled under the related co-lender agreement to exercise consent rights similar to those entitled to be exercised by the controlling class representative, the holder of the related controlling note (during any such period, the “outside controlling note holder”);

●	with respect to the Woodlands Mall loan combination so long as it is not an excluded mortgage loan (i) for so long as no control appraisal period exists with respect to such loan combination (a “Woodlands Mall control appraisal period”), the Woodlands Mall controlling class representative and (ii) for so long as a Woodlands Mall control appraisal period exists and a control termination event has not occurred and is continuing, the controlling class representative; and

●	with respect to The Centre loan combination so long as it is not an excluded mortgage loan (i) for so long as no control appraisal period exists with respect to such loan combination (a “Centre control appraisal period”), the Centre controlling class representative and (ii) for so long as a Centre control appraisal period exists and a control termination event has not occurred and is continuing, the controlling class representative.

provided, that with respect to any serviced loan combination, the rights of the directing holder will be subject to and may be limited by the terms and provisions of any related co-lender agreement.

For the avoidance of doubt: (A) the controlling class representative will not be the directing holder if and for so long as (1) a control termination event is in effect, (2) the related mortgage loan is an excluded mortgage loan, (3) the related serviced loan combination is a serviced outside controlled loan combination, (4) with respect to the Woodlands Mall loan combination if and for so long as the Woodlands Mall controlling class representative is entitled to act as directing holder, and/or (5) with respect to The Centre loan combination if and for so long as the Centre controlling class representative is entitled to act as directing holder; (B) there will be no directing holder with respect to an excluded mortgage loan; (C) with respect to the Woodlands Mall loan combination, if and for so long as a Woodlands Mall control appraisal period exists, the Woodlands Mall controlling class representative will not be the directing holder; (D) with respect to The Centre loan combination, if and for so long as a Centre control appraisal period exists, the Centre controlling class representative will not be the directing holder; and (E) with respect to any serviced outside controlled loan combination, the outside controlling noteholder will be the directing holder only if and for so long as such holder is entitled under the related co-lender agreement to exercise consent rights similar to those entitled to be exercised by the controlling class representative.

Further for the avoidance of doubt, with respect to any mortgage loan or loan combination, if none of the controlling class representative, an outside controlling note holder, the Woodlands Mall controlling class representative or the Centre controlling class representative is a directing holder in accordance with the foregoing definition, then there will be no directing holder for that serviced mortgage loan or serviced loan combination.

An “excluded mortgage loan” is a mortgage loan or loan combination with respect to which the controlling class representative or a holder of more than 50% of the controlling class of certificates (by certificate balance) (or, (i) with respect to the Woodlands Mall loan combination, unless a Woodlands Mall control appraisal period is continuing, the Woodlands Mall controlling class representative or the holder of a majority of the Woodlands Mall controlling class certificates (by certificate balance)), and (ii) with respect to The Centre loan combination, unless a Centre control appraisal period is continuing, the Centre controlling class representative or the holder of a majority of the Centre controlling class certificates (by certificate balance) is (i) a borrower or mortgagor under that mortgage loan or loan combination or a manager of a related mortgaged property or an affiliate of any of the foregoing or (ii) a holder or beneficial owner of (or an affiliate of any holder or beneficial owner of) a mezzanine loan, secured by a pledge of the direct (or indirect) equity interests in the borrower under that mortgage loan or loan combination, if such mezzanine loan either (a) has been accelerated or (b) is the subject of foreclosure proceedings against the equity collateral pledged to secure that mezzanine loan (any such person described in clauses (i) or (ii) above, a “borrower party”). Solely for the purposes of the definition of “borrower party”, the term “affiliate” means, with respect to any specified person, (i) any other person controlling or controlled by or under common control with such specified person or (ii) any other person that owns, directly or indirectly, 25% or more of the beneficial interests in such specified person.

With respect to the serviced mortgage loans and serviced loan combinations, in general:

●	the applicable directing holder will have certain consent and consultation rights under the pooling and servicing agreement with respect to certain major decisions and other matters with respect to such mortgage loans or, if applicable, loan combinations; and

●	the applicable directing holder will have the right to remove and replace the special servicer, with or without cause, with respect to such mortgage loans;

If, with respect to any serviced outside controlled loan combination, the related controlling note is included in a separate securitization trust, the servicing agreement for the relevant securitization and/or the related co-lender agreement may impose limitations on the exercise of rights associated with that related controlling note. For example, any “controlling class representative” (or equivalent entity) for such other securitization may lose consent and consultation rights and special servicer replacement rights in a manner similar to that described under “—Controlling Class Representatives” below with respect to the controlling class representative for this securitization. However, if the related controlling note for any such serviced outside controlled loan combination is not included in a separate securitization trust, the related outside controlling note holder may not lose such rights under the related co-lender agreement.

Any serviced loan combination with a subordinate companion loan that (i) is held outside the Issuing Entity and (ii) constitutes the controlling note, will initially be a serviced outside controlled loan combination. However, during such time as the holder(s) of the applicable subordinate companion loan(s) are no longer permitted to exercise control or consultation rights under the related co-lender agreement, in the event control shifts to the note included in this securitization transaction, then the controlling class representative (as directing holder) will generally (subject to the terms of such co-lender agreement) have the same consent and consultation rights with respect to the related serviced mortgage loan (and any related companion loan(s)) as it does for the other serviced mortgage loans in the mortgage pool that are not part of a loan combination.

With respect to the outside serviced mortgage loans, the entity (if any) identified in the table above titled “Outside Serviced Mortgage Loans Summary” under “—Relevant Parties—Outside Servicers, Outside Special Servicers, Outside Trustees and Outside Custodians” as the “initial controlling class representative” (referred to herein as an “outside controlling class representative”) with respect to the indicated outside servicing agreement, or such other directing holder as is contemplated under the co-lender agreement, for the related outside serviced loan combination, will have certain consent and consultation rights and special servicer replacement rights with respect to such outside serviced loan combination, which are substantially similar, but not identical, to those of the controlling class representative under the pooling and servicing agreement for this securitization, subject to similar appraisal and other trigger events. See “Description of the Mortgage Pool—The Loan Combinations” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

Each directing holder may, pursuant to the pooling and servicing agreement and/or any related co-lender agreement, have the ability to appoint a representative that is entitled to exercise its rights as directing holder under the pooling and servicing agreement and/or any related co-lender agreement.

The directing holder, any outside controlling class representative or any of their respective representatives may direct the special servicer or the outside special servicer, as applicable, to take actions with respect to the servicing of the applicable mortgage loan(s) and/or loan combination(s) that could adversely affect the holders of some or all of the classes of certificates, and may, subject to any applicable restrictions, remove and replace the special servicer or the outside special servicer, as applicable, with respect to the applicable mortgage loan(s) and/or loan combination(s) with or without cause. The directing holder or any outside controlling class representative may have interests in conflict with those of the holders of the offered certificates. See “Risk Factors—Potential Conflicts of Interest of a Directing Holder and any Companion Loan Holder”.

Controlling Class

Representatives	The “controlling class representative” under the pooling and servicing agreement will be the controlling class certificateholder or other representative selected by holders of at least a majority of the controlling class of pooled certificates by certificate balance. No person may exercise any of the rights and powers of the controlling class representative with respect to an excluded mortgage loan.

In general, the “controlling class” is, as of any time of determination, the most subordinate class of control eligible certificates that has an outstanding certificate balance, as notionally reduced by any cumulative appraisal reduction amount then allocable to such class, at least equal to 25% of the initial certificate balance of that class of certificates; provided, however, that (except under the circumstances set forth in the next proviso) if no such class meets the preceding requirement, then Class F-RR will be the “controlling class”; provided, further, however, that if, at any time, the aggregate outstanding certificate balance of the classes of non-vertically retained pooled principal balance certificates senior to the control eligible certificates has been reduced to zero (without regard to the allocation of any cumulative appraisal reduction amounts), then the “controlling class” will be the most subordinate class of control eligible certificates with an outstanding certificate balance greater than zero (without regard to the allocation of any cumulative appraisal reduction amounts). The controlling class as of the closing date will be Class J-RR. See “Description of the Certificates—Voting Rights” and “The Pooling and Servicing Agreement—Directing Holder”. No other class of certificates will be eligible to act as the controlling class or appoint a controlling class representative.

The “control eligible certificates” will be the Class F-RR, Class G-RR and Class J-RR certificates.

After the occurrence and during the continuance of a control termination event (as described below), the consent and special servicer replacement rights of the controlling class representative will terminate, however, the controlling class representative will retain consultation rights under the pooling and servicing agreement with respect to certain major decisions and other matters with respect to the applicable serviced loans. After the occurrence and during the continuance of a consultation termination event (as described below), all of these rights of the controlling class representative with respect to the applicable serviced loans will terminate. See “The Pooling and Servicing Agreement—Directing Holder”.

A “control termination event” will: (1) with respect to any mortgage loan (other than the Woodlands Mall loan combination and The Centre loan combination) either (a) occur when none of the classes of control eligible certificates has an outstanding certificate balance (as notionally reduced by any cumulative appraisal reduction amount then allocable to such class) that is at least equal to 25% of the initial certificate balance of that class of certificates or (b) be deemed to occur as described under “The Pooling and Servicing Agreement—Directing Holder—General” in this prospectus; provided, however, that a control termination event will in no event exist at any time that the certificate balance of each class of non-vertically retained pooled principal balance certificates senior to the control eligible certificates has been reduced to zero (without regard to the allocation of cumulative appraisal reduction amounts); and (2) with respect to each of the Woodlands Mall loan combination and The Centre loan combination, be determined in accordance with clause (1) of this definition, but only if a control appraisal period exists with respect to such loan combination. With respect to excluded mortgage loans as to which the controlling class representative would otherwise be the directing holder, a control termination event will be deemed to exist.

A “consultation termination event” will: (1) with respect to any mortgage loan (other than the Woodlands Mall loan combination and The Centre loan combination), occur when none of the classes of control eligible certificates has an outstanding certificate balance, without regard to the allocation of any cumulative appraisal reduction amount, that is equal to or greater than 25% of the initial certificate balance of that class of certificates; provided, however, that a consultation termination event will in no event exist at any time that the certificate balance of each class of non-vertically retained pooled principal balance certificates senior to the control eligible certificates has been reduced to zero (without regard to the allocation of cumulative appraisal reduction amounts); and (2) with respect to each of the Woodlands Mall loan combination and The Centre loan combination, be determined in accordance with clause (1) of this definition but only if a control appraisal period exists with respect to such loan combination. With respect to excluded mortgage loans as to which the controlling class representative would otherwise be the directing holder, a consultation termination event will be deemed to exist.

KKR Real Estate Credit Opportunity Partners II L.P. is expected, on the closing date, (i) to purchase the HRR Certificates and also receive the Class S certificates, and (ii) to appoint itself or an affiliate as the initial controlling class representative.

The “Woodlands Mall controlling class representative” under the pooling and servicing agreement will be the Woodlands Mall controlling class certificateholder or other representative selected by holders of at least a majority of the controlling class of the Woodlands Mall loan-specific certificates by certificate balance. No person may exercise any of the rights and powers of the Woodlands Mall controlling class representative with respect to an excluded mortgage loan.

In general, the “Woodlands Mall controlling class” is, as of any time of determination, the most subordinate class of the Woodlands Mall control eligible certificates that has an outstanding certificate balance, as notionally reduced by any cumulative appraisal reduction amount then allocable to such class, at least equal to 25% of the initial certificate balance of that class of certificates; provided, however, that if no such class meets the preceding requirement, then the most senior class of Woodlands Mall control eligible certificates will be the “Woodlands Mall controlling class”; provided, further, however, that if, at any time, the outstanding certificate balance of the Class WM-A certificates has been reduced to zero (without regard to the allocation of any cumulative appraisal reduction amounts), then the “Woodlands Mall controlling class” will be the most subordinate class of Woodlands Mall control eligible certificates with an outstanding certificate balance greater than zero (without regard to the allocation of any cumulative appraisal reduction amounts). The Woodlands Mall controlling class as of the closing date will be the Class WM-C certificates.

The “Woodlands Mall control eligible certificates” will be the Class WM-A, Class WM-B and Class WM-C certificates. No other class of certificates will be eligible to act as the Woodlands Mall controlling class or appoint a Woodlands Mall controlling class representative.

Pacific Life Insurance Company or its affiliate is expected, on the closing date, (i) to purchase a majority of each of the Class WM-A, Class WM-B and Class WM-C certificates and (ii) to appoint itself or an affiliate as the initial Woodlands Mall controlling class representative.

The “Centre controlling class representative” under the pooling and servicing agreement will be the Centre controlling class certificateholder or other representative selected by holders of at least a majority of the controlling class of the Centre loan-specific certificates by certificate balance. No person may exercise any of the rights and powers of the Centre controlling class representative with respect to an excluded mortgage loan.

In general, the “Centre controlling class” is, as of any time of determination, the most subordinate class of the Centre control eligible certificates that has an outstanding certificate balance, as notionally reduced by any cumulative appraisal reduction amount then allocable to such class, at least equal to 25% of the initial certificate balance of that class of certificates; provided, however, that if no such class meets the preceding requirement, then the most senior class of Centre control eligible certificates will be the “Centre controlling class”. The Centre controlling class as of the closing date will be the Class TCRR certificates.

The “Centre control eligible certificates” will be the Class TC-E and Class TCRR certificates. No other class of certificates will be eligible to act as the Centre controlling class or appoint a Centre controlling class representative.

Holders of the Loan-Specific

Certificates	Each of the Woodlands Mall mortgage loan (6.4%) and The Centre mortgage loan (2.5%) has a related trust subordinate companion loan (a subordinate note in the related loan combination) which will also be held by the issuing entity but will not be pooled with the mortgage loans. A separate series of loan-specific certificates will be issued with respect to and backed by each of the Woodlands Mall trust subordinate companion loan and The Centre trust subordinate companion loan, respectively. Any expenses or losses incurred in respect to any mortgage loan other than the Woodlands Mall mortgage loan will not be borne by the holders of the Woodlands Mall loan-specific certificates, and any expenses or losses incurred in respect to any mortgage loan other than The Centre mortgage loan will not be borne by the holders of the Centre loan-specific certificates.

Initially, if and for so long as no Woodlands Mall control appraisal period is continuing as described under “The Pooling and Servicing Agreement—Directing Holder”, the Woodlands Mall controlling class representative will be the directing holder for the Woodlands Mall loan combination. During the continuation of a Woodlands Mall control appraisal period with respect to the Woodlands Mall loan combination, the Woodlands Mall controlling class representative will no longer be the directing holder for the Woodlands Mall loan combination, and the controlling class representative will be the directing holder for the Woodlands Mall loan combination and will generally have the same consent and consultation rights with respect to the related loan combination as it does for the other mortgage loans in the mortgage pool. See “Description of the Mortgage Pool—The Loan Combinations—The Woodlands Mall Pari Passu-AB Loan Combination”.

Initially, and for so long as no Centre control appraisal period is continuing as described under “The Pooling and Servicing Agreement—Directing Holder”, the Centre controlling class representative will be the directing holder for The Centre loan combination. During the continuation of a Centre control appraisal period with respect to The Centre loan combination, the Centre controlling class representative will no longer be the directing holder for The Centre loan combination, and the controlling class representative will be the directing holder for The Centre loan combination and will generally have the same consent and consultation rights with respect to the related loan combination as it does for the other mortgage loans in the mortgage pool. See “Description of the Mortgage Pool—The Loan Combinations—The Centre Pari Passu-AB Loan Combination”.

Risk Retention

Consultation Parties	The “risk retention consultation parties”, with respect to any serviced mortgage loan or, if applicable, serviced loan combination will be: (i) the party selected by Citi Real Estate Funding Inc., (ii) the party selected by JPMorgan Chase Bank, National Association, and (iii) the party selected by Deutsche Bank AG, New York Branch. Each risk retention consultation party will have certain non-binding consultation rights in certain circumstances (i) for so long as no consultation termination event is continuing, with respect to any specially serviced loan (other than any outside serviced mortgage loan), and (ii) during the continuance of a consultation termination event, with respect to any mortgage loan (other than any outside serviced mortgage loan), as further described in this prospectus. Notwithstanding the foregoing, none of the risk retention consultation parties will have any consultation rights with respect to any mortgage loan that is an excluded RRCP mortgage loan with respect to such party. Citi Real Estate Funding Inc., JPMorgan Chase Bank, National Association, and Deutsche Bank AG, New York Branch, are expected to be appointed as the initial risk retention consultation parties.

With respect to any risk retention consultation party, an “excluded RRCP mortgage loan” is a mortgage loan or loan combination with respect to which such risk retention consultation party, or the person(s) entitled to appoint such risk retention consultation party, is a borrower party.

Consulting Parties	As used in this prospectus, a “consulting party”, with respect to any serviced mortgage loan or, if applicable, serviced loan combination will be, each of:

(i)	except with respect to a serviced outside controlled loan combination, solely (a) after the occurrence and during the continuance of a control termination event, but prior to the occurrence and continuance of a consultation termination event, (b) for so long as the related mortgage loan is not an excluded mortgage loan, and (c) in the case of each of the Woodlands Mall loan combination and The Centre loan combination, provided that an applicable control appraisal period exists with respect to such loan combination, the controlling class representative;

(ii)	with respect to any serviced outside controlled loan combination (which may include a servicing shift loan combination or a serviced loan combination with a controlling subordinate companion loan held outside the issuing entity), (a) if and for so long as the holder of the mortgage loan included in this securitization transaction is entitled under the related co-lender agreement to exercise consultation rights with respect to such loan combination, (b) solely prior to the occurrence and continuance of a consultation termination event, and (c) for so long as the related mortgage loan is not an excluded mortgage loan, the controlling class representative;

(iii)	with respect to any serviced loan combination that includes a pari passu companion loan, the holder of such pari passu companion loan if and to the extent such holder (a) is not the directing holder, and (b) is entitled to exercise consultation rights under the related co-lender agreement;

(iv)	solely after the occurrence and during the continuance of an applicable operating advisor consultation trigger event, the operating advisor; and

(v)	except with respect to any excluded RRCP mortgage loan, (a) for so long as no consultation termination event is continuing, with respect to any specially serviced loan, and (b) during the continuance of a consultation termination event, with respect to any mortgage loan, each risk retention consultation party.

provided, that with respect to any serviced loan combination, the rights of any consulting party set forth in clauses (i) through (iii) above will be subject to and may be limited by the terms and provisions of any related co-lender agreement.

For the avoidance of doubt, (A) the controlling class representative will not be a consulting party if and for so long as (1) a consultation termination event is in effect, (2) the related mortgage loan is an excluded mortgage loan, (3) solely with respect to each of the Woodlands Mall loan combination and The Centre loan combination, a control appraisal period does not exist with respect thereto and/or (4) with respect to any serviced outside controlled loan combination, it is not entitled under the related co-lender agreement to exercise consultation rights with respect to such loan combination, (B) the operating advisor will not be a consulting party if and for so long as no operating advisor consultation trigger event has occurred and is continuing, (C) none of the risk retention consultation parties will be a consulting party with respect to any mortgage loan that is an excluded RRCP mortgage loan with respect to such party, or with respect to any mortgage loans other than as described in the immediately preceding clause (v), and (D) the consultation rights of the holder of a pari passu companion loan with respect to any related serviced loan combination will be subject to the terms of the related co-lender agreement.

Further for the avoidance of doubt, with respect to any serviced mortgage loan or serviced loan combination, if none of the controlling class representative, the operating advisor, a risk retention consultation party, or a holder of a pari passu companion loan is a consulting party in accordance with the foregoing definition, then there will be no consulting party for that serviced mortgage loan or serviced loan combination.

Each consulting party may, pursuant to the pooling and servicing agreement and/or any related co-lender agreement, have the ability to appoint a representative that is entitled to exercise its rights as consulting party under the pooling and servicing agreement and/or any related co-lender agreement.

Significant Affiliations

and Relationships	Certain parties to this securitization transaction, as described under “Transaction Parties—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties—Transaction Party and Related Party Affiliations”, may:

●	serve in multiple capacities with respect to this securitization transaction;

●	be affiliated with other parties to this securitization transaction, a controlling class certificateholder, a directing holder, a consulting party, an outside controlling class representative and/or the holder of a companion loan or any securities backed in whole or in part by a companion loan;

●	serve as an outside servicer, outside special servicer, outside trustee, outside custodian, outside operating advisor or asset representations reviewer under an outside servicing agreement with respect to an outside serviced loan combination; or

●	be affiliated with an outside servicer, outside special servicer, outside trustee, outside custodian, outside operating advisor or asset representations reviewer under an outside servicing agreement with respect to an outside serviced loan combination.

In addition, certain parties to this securitization transaction or a directing holder may otherwise have financial relationships with other parties to this securitization transaction. Such relationships may include, without limitation:

●	serving as warehouse lender to one or more of the sponsors and/or originators of this securitization transaction through a repurchase facility or otherwise (including with respect to certain mortgage loans to be contributed to this securitization transaction), where the proceeds received by such sponsor(s) and/or originator(s) in connection with the contribution of mortgage loans to this securitization transaction will be applied to, among other things, reacquire the financed mortgage loans from the repurchase counterparty or other warehouse provider;

●	serving as interim servicer for one or more of the sponsors and/or originators of this securitization transaction (including with respect to certain mortgage loans to be contributed by such sponsor(s) and/or originator(s) to this securitization transaction);

●	serving as interim custodian for one or more of the sponsors and/or originators of this securitization transaction (including with respect to certain mortgage loans to be contributed by such sponsor(s) and/or originator(s) to this securitization transaction);

●	entering into one or more agreements with the sponsors to purchase the servicing rights to the related mortgage loans and/or the right to be appointed as the master servicer with respect to such mortgage loans; and/or

●	performing due diligence services prior to the securitization closing date for one or more sponsors, a controlling class certificateholder or the controlling class representative with respect to certain of the mortgage loans to be contributed to this securitization transaction.

Each of the foregoing relationships, to the extent applicable, is described under “Transaction Parties—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

In addition, certain of the sponsors and/or other parties to this securitization transaction or their respective affiliates may hold mezzanine debt, a companion loan, securities backed in whole or in part by a companion loan, or other additional debt related to one or more of the mortgage loans to be included in this securitization transaction, and as such may have certain rights relating to the related mortgage loan(s) and/or loan combination(s), as described under “Transaction Parties—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties—Loan Combinations and Mezzanine Loan Arrangements”. In the event a sponsor or other party to this securitization transaction or any affiliate of any of the foregoing includes any companion loan in a separate securitization transaction, such sponsor, other party or affiliate may be obligated to repurchase such companion loan from the applicable separate securitization trust in connection with certain breaches of representations and warranties and certain document defects.

These roles and other potential relationships may give rise to conflicts of interest as further described under “Risk Factors—Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned with Your Interests” and “—Other Potential Conflicts of Interest May Affect Your Investment”.

Relevant Dates and Periods

Cut-off Date	With respect to each mortgage loan and trust subordinate companion loan, its respective due date in August 2019 (or, in the case of any mortgage loan or trust subordinate companion loan that has its first due date subsequent to August 2019, the date that would have been its due date in August 2019 under the terms thereof if a monthly payment were scheduled to be due in that month).

Closing Date	On or about August 8, 2019.

Distribution Date	The 4th business day following the related determination date of each month, beginning in September 2019.

Determination Date	The 11th day of each calendar month or, if the 11th day is not a business day, then the business day following such 11th day, beginning in September 2019.

Record Date	With respect to any distribution date, the last business day of the month preceding the month in which that distribution date occurs (or, in the event the closing date occurs in the same month as the first distribution date, the first record date will be the closing date).

Interest Accrual Period	With respect to any distribution date, the calendar month preceding the month in which that distribution date occurs. Interest will be calculated on the offered certificates assuming each month has 30 days and each year has 360 days.

Collection Period	With respect to any distribution date, the period commencing on the day immediately following the determination date in the month preceding the month in which the applicable distribution date occurs (or, in the case of the distribution date occurring in September 2019, with respect to any particular mortgage loan, beginning on the day after the cut-off date) and ending on and including the determination date in the month in which the applicable distribution date occurs.

Assumed Final Distribution Date	Class A-1	April 2024
	Class A-2	November 2024
	Class A-3	June 2026
	Class A-4	June 2029
	Class A-5	July 2029
	Class A-AB	January 2029
	Class X-A	July 2029
	Class A-S	July 2029
	Class B	July 2029
	Class C	July 2029

The assumed final distribution date for each class of offered certificates is the date on which that class is expected to be paid in full (or, in the case of the Class X-A certificates, the date on which the related notional amount is reduced to zero), assuming no delinquencies, losses, modifications, extensions or accelerations of maturity dates, repurchases or prepayments of the mortgage loans after the initial issuance of the offered certificates (other than the assumed repayment of a mortgage loan on any anticipated repayment date for such mortgage loan).

Rated Final Distribution Date	As to each class of offered certificates, the distribution date in August 2052.

Transaction Overview

General	On the closing date, each sponsor will sell its respective mortgage loans (together with, in the case of Citi Real Estate Funding Inc., The Centre trust subordinate companion loan, and in the case of German American Capital Corporation, the Woodlands Mall trust subordinate companion loan) to the depositor, which will in turn deposit the mortgage loans and the trust subordinate companion loans into the issuing entity, a New York common law trust created on the closing date. The issuing entity will be formed pursuant to a pooling and servicing agreement, to be entered into between the depositor, the master servicer, the special servicer, the certificate administrator, the trustee, the operating advisor and the asset representations reviewer.

The transfers of the mortgage loans from the sponsors to the depositor and from the depositor to the issuing entity in exchange for the certificates, as well as the sales of the offered certificates by the depositor to the underwriters and by the underwriters to investors that purchase from them, are illustrated below(1):

(1)	In addition, German American Capital Corporation and Citi Real Estate Funding Inc. will each sell a trust subordinate companion loan to the depositor, which will in turn deposit the trust subordinate companion loans into the issuing entity. Although each trust subordinate companion loan will be an asset of the issuing entity, amounts distributable with respect to each trust subordinate companion loan pursuant to its related co-lender agreement will be payable only to the related loan-specific certificates and therefore support only such loan-specific certificates.

The foregoing illustration does not take into account sales or other transfers of the VRR Interest, any of the non-vertically retained pooled certificates other than the offered certificates or any of the loan-specific certificates.

The Certificates

The Offered Certificates

A. General	We are offering the following classes of commercial mortgage pass-through certificates as part of Series 2019-B12:

●	Class A-1

●	Class A-2

●	Class A-3

●	Class A-4

●	Class A-5

●	Class A-AB

●	Class X-A

●	Class A-S

●	Class B

●	Class C

Upon initial issuance, the Series 2019-B12 certificates will consist of the above classes, together with the following classes that are not being offered by this prospectus: the Class X-B, Class X-D, Class D, Class E, Class F-RR, Class G-RR, Class J-RR, Class S, Class R, Class WM-A, Class WM-B, Class WM-C, Class TC-A, Class TC-B, Class TC-C, Class TC-D, Class TC-E and Class TCRR certificates and the VRR Interest and the WMRR Interest.

The offered certificates, together with the Class X-B, Class X-D, Class D, Class E, Class F-RR, Class G-RR, Class J-RR and Class S certificates and the VRR Interest, are collectively referred to in this prospectus as the “pooled certificates”. The pooled certificates, exclusive of the VRR Interest, are collectively referred to in this prospectus as the “non-vertically retained pooled certificates.” The non-vertically retained pooled certificates (exclusive of the Class X-A, Class X-B, Class X-D and Class S certificates) are collectively referred to in this prospectus as the “non-vertically retained pooled principal balance certificates.” The non-vertically retained pooled principal balance certificates and the VRR Interest are collectively referred to in this prospectus as the “pooled principal balance certificates”. The Class X-A, Class X-B and Class X-D certificates are collectively referred to in this prospectus as the “Class X certificates” or the “pooled Class X certificates”).

The Woodlands Mall mortgage loan and The Centre mortgage loan will be pooled together with the other mortgage loans and interest and principal received in respect of such mortgage loans will be available to make distributions in respect of the pooled certificates. Each trust subordinate companion loan will be an asset of the issuing entity but will not be pooled together with the mortgage loans held by the issuing entity, and payments of interest and principal received in respect of each trust subordinate companion loan will only be available to make distributions in respect of the related loan-specific certificates.

B. Certificate Balances or

Notional Amounts	Upon initial issuance, each class of the offered certificates will have the approximate initial certificate balance (or notional amount, in the case of the Class X-A certificates) set forth in the table under “Certificate Summary” in this prospectus, subject to a variance of plus or minus 5%, and further subject to any other variation set forth in the footnotes to such table.

The certificate balance of any class of pooled principal balance certificates or loan-specific principal balance certificates outstanding at any time represents the maximum amount that its holders are entitled to receive at such time as distributions allocable to principal from the cash flow on the mortgage loans (or, in the case of a class of loan-specific principal balance certificates, the related trust subordinate companion loan) and the other assets in the issuing entity, subject to reduction as described below in this “—The Certificates—The Offered Certificates” section.

See “Description of the Certificates—General” in this prospectus.

C. Pass-Through Rates	Each class of the offered certificates will accrue interest at an annual rate called a pass-through rate on the basis of a 360-day year consisting of twelve 30-day months or a “30/360 basis.” The approximate initial pass-through rate for each class of offered certificates is set forth in the table under “Certificate Summary” in this prospectus.

The pass-through rate with respect to each class of offered certificates (other than the Class X-A certificates) will generally be equal to one of (i) a fixed per annum rate, (ii) the weighted average of the net interest rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as in effect from time to time, (iii) a rate equal to the lesser of a specified per annum rate and the weighted average rate specified in clause (ii), or (iv) the weighted average rate specified in clause (ii) less a specified percentage, but no less than 0.000%, as described in this prospectus.

The pass-through rate with respect to the Class X-A certificates will generally be a per annum rate equal to the excess, if any, of (i) the weighted average of the net interest rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as in effect from time to time, over (ii) the weighted average of the pass-through rates of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB and Class A-S certificates as in effect from time to time, as described in this prospectus.

For purposes of calculating the pass-through rate on any class of non-vertically retained pooled certificates that has a pass-through rate limited by, equal to or based on the weighted average of the net mortgage interest rates on the mortgage loans:

●	the mortgage loan interest rates will not reflect any default interest rate, any rate increase occurring after an anticipated repayment date (if applicable), any loan term modifications agreed to by the master servicer, an outside servicer, the special servicer or an outside special servicer or any modifications resulting from a borrower’s bankruptcy or insolvency; and

●	with respect to each mortgage loan that accrues interest on the basis of the actual number of days in a month, assuming a 360-day year, the related mortgage loan interest rate (net of the administrative fee rate) for any month that is not a 30-day month will be recalculated so that the amount of interest that would accrue at that recalculated rate in that month, calculated on a 30/360 basis, will equal the amount of net interest that actually accrues on that mortgage loan in that month, adjusted for any withheld amounts and/or closing date deposits as described under “Description of the Certificates—Distributions” and “The Pooling and Servicing Agreement—Accounts” in this prospectus.

The trust subordinate companion loans will not be taken into account in determining pass-through rates on the non-vertically retained pooled certificates.

See “Description of the Certificates—Distributions—Priority of Distributions”, “—Distributions—Pass-Through Rates” and “—Distributions—Interest Distribution Amount” in this prospectus.

D. Servicing and

Administration Fees	The master servicer and the special servicer are entitled to a master servicing fee and a special servicing fee, respectively, generally from the interest payments on the mortgage loans (or any serviced loan combinations, if applicable) in the case of the master servicer, and from the collection account in the case of the special servicer; provided, that the special servicer for this securitization transaction (acting in such capacity) will not receive any special servicing fee with respect to any outside serviced mortgage loan. The master servicing fee for each distribution date will generally be calculated based on: (i) the outstanding principal balance of each mortgage loan in the issuing entity and each serviced companion loan and any successor REO loan; and (ii) the related master servicing fee rate, which includes any sub-servicing fee rate and primary servicing fee rate and ranges on a loan-by-loan basis from 0.00250% to 0.041250% per annum. For presentation purposes, the master servicing fee rate includes, with respect to an outside serviced mortgage loan, the primary servicing fee rate payable to the outside servicer.

The master servicer and the special servicer are also entitled to additional fees and amounts, including income on the amounts held in permitted investments to the extent specified in this prospectus and the pooling and servicing agreement.

The special servicing fee for each distribution date is generally calculated based on the outstanding principal balance of each specially serviced loan or REO loan (that is not part of an outside serviced loan combination) and the special servicing fee rate, which is equal to the greater of 0.25% per annum and the rate that would result in a special servicing fee of $3,500 for the related month.

In addition, the special servicer is entitled to (a) liquidation fees from (and generally calculated at a rate of 1.0%, or such lower rate as would not result in a liquidation fee that is more than $1,000,000, applied to) the recovery of liquidation proceeds, insurance proceeds, condemnation proceeds and other payments in connection with a full or discounted payoff of (or an unscheduled partial payment in connection with a workout with respect to) a specially serviced loan or REO loan (that is not part of an outside serviced loan combination), subject to a minimum liquidation fee of $25,000, and (b) workout fees from (and generally calculated at a rate of 1.0%, or such lower rate as would not result in a workout fee that is more than $1,000,000, applied to) collections on any mortgage loan or companion loan serviced under the pooling and servicing agreement for this securitization transaction, that had previously been a specially serviced loan, but had been worked out, subject to a minimum workout fee of $25,000, in each case net of certain amounts and calculated as further described under “The Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses” in this prospectus.

With respect to each of the outside serviced mortgage loans, the outside servicer under the outside servicing agreement governing the servicing of that loan will, or is expected to, be entitled to a primary servicing fee equal to a per annum rate (which includes any applicable sub-servicing fee rate) set forth in the table below, and the outside special servicer under the related outside servicing agreement will, or is expected to, be entitled to a special servicing fee at a rate equal to the per annum rate, as well as a workout fee and liquidation fee at the respective percentages, set forth below. In addition, each party to the outside servicing agreement governing the servicing of an outside serviced loan combination will, or is expected to, be entitled to receive other fees and reimbursements with respect to each outside serviced mortgage loan in amounts, from sources, and at frequencies, that are similar, but not necessarily identical, to those described under this “—Servicing and Administration Fees” section with respect to serviced mortgage loans and, in certain cases (for example, with respect to unreimbursed special servicing fees and servicing advances with respect to the subject outside serviced loan combination), such amounts will be reimbursable from general collections on the mortgage loans in this securitization to the extent that such amounts are (i) not recoverable from the subject outside serviced loan combination and (ii) allocable to the related outside serviced mortgage loan pursuant to the related co-lender agreement. See “Description of the Mortgage Pool—The Loan Combinations” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans” and “—Servicing and Other Compensation and Payment of Expenses—Fees and Expenses” (including the fee and expenses table and the related footnotes contained under that heading).

Outside Serviced Mortgage Loan Fees

Mortgaged Property Name	Servicing of Loan Combination	Outside (Primary) Servicer Fee Rate (per annum)(1)	Outside Special Servicer Fee Rate (per annum)	Outside Workout Fee Rate(2)	Outside Liquidation Fee Rate(2)

30 Hudson Yards	Outside Serviced	0.00125%	0.15000%	0.25%	0.25%
Osborn Triangle	Outside Serviced	0.00125%	0.25000%	0.50%	0.50%
10000 Santa Monica Boulevard	Outside Serviced	0.00125%	0.25000%	0.50%	0.50%
3 Columbus Circle	Outside Serviced	0.00250%	0.25000%	1.0%	1.0%
250 Livingston	Outside Serviced	0.00250%	0.25000%	1.0%	1.0%
Grand Canal Shoppes	Outside Serviced(3)	0.00250%(3)	0.25000%(3)	1.0%(3)	1.0%(3)
Waterfront Plaza	Outside Serviced	0.00250%	0.25000%	1.0%	1.0%
Vie Portfolio	Outside Serviced	0.00125%	0.25000%	1.0%	1.0%
ICON Upper East Side Portfolio	Outside Serviced	0.00125%	0.25000%	0.50%	0.50%
SWVP Portfolio	Outside Serviced	0.00125%	0.25000%	1.0%	1.0%
Greenleaf at Howell	Outside Serviced	0.00125%	0.2500%	1.0%	1.0%

(1)	Includes any applicable sub-servicing fee rate.

(2)	Subject to such limitations and minimum thresholds as may be provided in the related outside servicing agreement or the related co-lender agreement. See “The Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses—Fees and Expenses” (including the table titled “Outside Serviced Mortgage Loan Fees” and the related footnotes (if any) to that table).

(3)	The fees specified in the table above are based on a publicly available preliminary prospectus for the MSC 2019-H7 securitization and/or the related co-lender agreement.

The operating advisor is entitled to a fee from general collections on the mortgage loans for each distribution date, calculated based on the outstanding principal balance of each mortgage loan and trust subordinate companion loan in the issuing entity and each successor REO loan and the operating advisor fee rate of 0.00095% per annum. The operating advisor is also entitled to a consulting fee with respect to each major decision as to which the operating advisor has consultation rights, which will be a fee for each such major decision equal to $10,000 or such lesser amount as the related borrower pays with respect to the subject serviced mortgage loan (or serviced loan combination, if applicable).

The asset representations reviewer will be entitled to an upfront fee of $5,000 on the closing date to be paid by the sponsors. The asset representations reviewer will also be entitled to an ongoing fee on each distribution date calculated on the outstanding principal amount of each mortgage loan and successor REO loan at a per annum rate equal to 0.00026%. The asset representations reviewer will not be entitled to an ongoing fee with respect to either trust subordinate companion loan. Upon the completion of any asset review with respect to each delinquent loan, the asset representations reviewer will be entitled to a per loan fee in an amount described in “The Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses—Asset Representations Reviewer Compensation”.

Each party to the pooling and servicing agreement will also be entitled to be reimbursed by the issuing entity for costs, expenses and liabilities borne by them in certain circumstances (and, in some cases, together with interest thereon). Fees and expenses payable by the issuing entity to any party to the pooling and servicing agreement are generally payable prior to any distributions to certificateholders.

Additionally, with respect to each distribution date, an amount equal to the product of 0.00050% per annum multiplied by the outstanding principal amount of each mortgage loan and trust subordinate companion loan and any REO loan will be payable to CRE Finance Council® (“CREFC®”) as an intellectual property royalty license fee for use of their names and trademarks, including in the investor reporting package. This fee will be payable prior to any distributions to certificateholders.

The fees of the trustee and the certificate administrator will be payable monthly from general collections on the mortgage loans and trust subordinate companion loans for each distribution date, calculated on the total outstanding principal balance of the mortgage loans and trust subordinate companion loans in the issuing entity and the combined trustee/certificate administrator fee rate of 0.00580% per annum.

Each of the master servicing fee, the special servicing fee, the operating advisor fee, the asset representations reviewer ongoing fee, the CREFC® intellectual property royalty license fee and the trustee/certificate administrator fee will be calculated on the same interest accrual basis as the related mortgage loan (or any related serviced companion loan, as applicable) and prorated for any partial period. See “The Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses” in this prospectus.

The administrative fee rate will be the sum of the master servicing fee rate (which, with respect to each outside serviced mortgage loan, for purposes of presentation in this prospectus, includes the per annum servicing fee rate payable to the outside servicer), the operating advisor fee rate, the CREFC® intellectual property royalty license fee rate, the asset representations reviewer ongoing fee rate (except in the case of a trust subordinate companion loan) and the trustee/certificate administrator fee rate and is set forth on Annex A to this prospectus for each mortgage loan and trust subordinate companion loan.

The master servicing fees, the special servicing fees, the liquidation fees, the workout fees, the operating advisor fees, the CREFC® intellectual property royalty license fee, the asset representations reviewer ongoing fee and the trustee/certificate administrator fees, including any such fees payable with respect to the outside serviced mortgage loans, will be paid prior to distributions to certificateholders of the available distribution amount as described under “The Pooling and Servicing Agreement—Withdrawals from the Collection Account” and “Description of the Certificates—Distributions—Method, Timing and Amount” in this prospectus.

See “The Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”, “—Servicing of the Outside Serviced Mortgage Loans”, and “—Limitation on Liability; Indemnification”. See also “The Pooling and Servicing Agreement—Withdrawals from the Collection Account” and “Description of the Certificates—Distributions—Method, Timing and Amount”.

Distributions

A. Allocation Between VRR

Interest and Non-Vertically

Retained Pooled Certificates	The aggregate amount available for distribution to holders of the pooled certificates (including the VRR Interest) on each distribution date will be: (i) the gross amount of interest, principal, yield maintenance charges and prepayment premiums collected with respect to the mortgage loans in the applicable one-month collection period, net of specified expenses of the issuing entity, including fees payable therefrom to, and losses, liabilities, advances, costs and expenses reimbursable or indemnifiable therefrom to, the master servicer, the special servicer, the certificate administrator, the trustee, the operating advisor, the asset representations reviewer and CREFC; and (ii) allocated to amounts available for distribution to the holders of the VRR Interest, on the one hand, and amounts available for distribution to the holders of the non-vertically retained pooled certificates, on the other hand. On each distribution date, the portion of such aggregate available funds allocable to: (a) the VRR Interest will be the product of such aggregate available funds multiplied by the vertically retained percentage; and (b) the non-vertically retained pooled certificates will at all times be the product of such aggregate available funds multiplied by the non-vertically retained percentage. With respect to each of the VRR Interest and the non-vertically retained pooled certificates, the applicable percentage referred to in the preceding sentence is referred to in this prospectus as its/their “percentage allocation entitlement”.

The “vertically retained percentage” is a fraction, expressed as a percentage, the numerator of which is the initial certificate balance of the VRR Interest, and the denominator of which is the aggregate initial certificate balance of all classes of pooled principal balance certificates.

The “non-vertically retained percentage” is the difference between 100% and the vertically retained percentage.

The term “percentage allocation entitlement” means: (a) with respect to the VRR Interest, the Vertically Retained Percentage; and (b) with respect to the Non-Vertically Retained Pooled Certificates, the Non-Vertically Retained Percentage.

B. Amount and Order of

Distributions	On each distribution date, funds available for distribution to the holders of the non-vertically retained pooled certificates (exclusive of any portion thereof that represents the related percentage allocation entitlement of (i) any yield maintenance charges and prepayment premiums collected on the mortgage loans, and/or (ii) certain excess interest accrued after the related anticipated repayment date on any mortgage loan with an anticipated repayment date) (“non-vertically retained pooled available funds”) will be distributed in the following amounts and order of priority:

First: Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB, Class X-A, Class X-B and Class X-D certificates: to interest on the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB, Class X-A, Class X-B and Class X-D certificates, up to, and pro rata in accordance with, their respective interest entitlements.

Second: Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-AB certificates: to the extent of non-vertically retained pooled available funds allocable to principal received or advanced on the mortgage loans:

(A)	to principal on the Class A-AB certificates until their certificate balance has been reduced to the Class A-AB scheduled principal balance set forth on Annex F to this prospectus for the relevant distribution date;

(B)	to principal on the Class A-1 certificates until their certificate balance has been reduced to zero, all remaining funds available for distribution of principal remaining after the distributions pursuant to clause (A) above;

(C)	to principal on the Class A-2 certificates until their certificate balance has been reduced to zero, all remaining funds available for distribution of principal remaining after the distributions pursuant to clauses (A) and (B) above;

(D)	to principal on the Class A-3 certificates until their certificate balance has been reduced to zero, all remaining funds available for distribution of principal remaining after the distributions pursuant to clauses (A) through (C) above;

(E)	to principal on the Class A-4 certificates until their certificate balance has been reduced to zero, all remaining funds available for distribution of principal remaining after the distributions pursuant to clauses (A) through (D) above;

(F)	to principal on the Class A-5 certificates until their certificate balance has been reduced to zero, all remaining funds available for distribution of principal remaining after the distributions pursuant to clauses (A) through (E) above; and

(G)	to principal on the Class A-AB certificates until their certificate balance has been reduced to zero, all remaining funds available for distribution of principal remaining after the distributions pursuant to clauses (A) through (F) above.

However, if the certificate balances of each and every class of the Class A-S, Class B, Class C, Class D, Class E, Class F-RR, Class G-RR and Class J-RR certificates have been reduced to zero as a result of the allocation of mortgage loan losses (and other unanticipated expenses) to those certificates, non-vertically retained pooled available funds allocable to principal will be distributed to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-AB certificates, pro rata, based on their respective certificate balances and without regard to the Class A-AB scheduled principal balance.

Third: Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-AB certificates: to reimburse the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-AB certificates, pro rata, based on the aggregate unreimbursed losses, for any unreimbursed losses on the mortgage loans that were previously allocated to reduce the certificate balances of those classes, together with interest.

Fourth: Class A-S certificates: (a) to interest on the Class A-S certificates in the amount of their interest entitlement; (b) to the extent of non-vertically retained pooled available funds allocable to principal remaining after distributions in respect of principal to each class with a higher principal payment priority (in this case, the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-AB certificates), to principal on the Class A-S certificates until their certificate balance has been reduced to zero; and (c) to reimburse the Class A-S certificates for any unreimbursed losses on the mortgage loans that were previously allocated to reduce the certificate balance of those certificates, together with interest.

Fifth: Class B certificates: (a) to interest on the Class B certificates in the amount of their interest entitlement; (b) to the extent of non-vertically retained pooled available funds allocable to principal remaining after distributions in respect of principal to each class with a higher principal payment priority (in this case, the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB and Class A-S certificates), to principal on the Class B certificates until their certificate balance has been reduced to zero; and (c) to reimburse the Class B certificates for any unreimbursed losses on the mortgage loans that were previously allocated to reduce the certificate balance of those certificates, together with interest.

Sixth: Class C certificates: (a) to interest on the Class C certificates in the amount of their interest entitlement; (b) to the extent of non-vertically retained pooled available funds allocable to principal remaining after distributions in respect of principal to each class with a higher principal payment priority (in this case, the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB, Class A-S and Class B certificates), to principal on the Class C certificates until their certificate balance has been reduced to zero; and (c) to reimburse the Class C certificates for any unreimbursed losses on the mortgage loans that were previously allocated to reduce the certificate balance of those certificates, together with interest.

Seventh: Non-offered certificates: in the amounts and order of priority described in “Description of the Certificates—Distributions—Priority of Distributions” in this prospectus.

No class of pooled certificates will be entitled to distributions paid or advanced on and allocable to the trust subordinate companion loans, and such amounts will not be included in the non-vertically retained pooled available funds.

For more information, see “Description of the Certificates—Distributions—Priority of Distributions” in this prospectus.

C. Interest and Principal

Entitlements	A description of the interest entitlement of each class of non-vertically retained pooled certificates (exclusive of the Class S certificates) can be found in “Description of the Certificates—Distributions—Interest Distribution Amount” and “—Distributions—Priority of Distributions” in this prospectus. As described in those sections, there are circumstances in which your interest entitlement for a distribution date could be less than one full month’s interest at the related pass-through rate on your certificate’s principal amount or notional amount.

A description of the amount of principal required to be distributed to the classes of certificates entitled to principal on a particular distribution date also can be found in “Description of the Certificates—Distributions—Principal Distribution Amount” and “—Distributions—Priority of Distributions” in this prospectus.

D. Yield Maintenance Charges and

Prepayment Premiums	The non-vertically retained percentage of yield maintenance charges and prepayment premiums with respect to the mortgage loans will be allocated among the respective classes of the non-vertically retained pooled certificates (other than the Class S certificates) as described in “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums.”

For information regarding yield maintenance charges with respect to the mortgage loans, see “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Prepayment Provisions”.

Yield maintenance charges received in respect of a trust subordinate companion loan will be distributed to the related loan-specific certificates and will not be allocated to the pooled certificates.

E. Subordination, Allocation of

Losses and Certain Expenses	The amount available for distribution will be applied in the order described in “—Distributions—Amount and Order of Distributions” above.

The following chart generally sets forth the manner in which the payment rights of certain classes of non-vertically retained pooled certificates will be senior or subordinate, as the case may be, to the payment rights of other classes of non-vertically retained pooled certificates.

On any distribution date, the non-vertically retained pooled available funds will be allocated among the various classes of non-vertically retained pooled certificates (other than the Class S certificates) in descending order (beginning with the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB, Class X-A, Class X-B and Class X-D certificates), in each case as set forth in the chart below. Certain payment rights between the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB, Class X-A, Class X-B and Class X-D certificates are more particularly described under “Description of the Certificates—Distributions” in this prospectus.

On any distribution date, the non-vertically retained percentage of any mortgage loan losses will be allocated among the various classes of non-vertically retained pooled certificates (other than the Class S certificates) in ascending order (beginning with certain non-vertically retained pooled certificates that are not being offered by this prospectus), in each case as set forth in the chart below.

*	Interest only certificates. No principal payments or realized mortgage loan losses in respect of principal will be allocated to the Class X-A, Class X-B and Class X-D certificates. However, mortgage loan losses will reduce the notional amounts of the Class X-A, Class X-B and Class X-D certificates, in each case, to the extent such losses reduce the certificate balance of a class of corresponding pooled principal balance certificates.

**	Other than the Class X-B, Class X-D, Class S and Class R certificates.

Principal losses on the mortgage loans allocated to a class of pooled principal balance certificates will reduce the related certificate balance of that class. However, no such principal losses will be allocated to any class of pooled Class X certificates or the Class S or Class R certificates or the loan-specific certificates, although loan losses will reduce the notional amount of each class of pooled Class X certificates (in each case, to the extent such losses are allocated to a class of corresponding pooled principal balance certificates), and, therefore, the amount of interest they accrue. Principal losses on a trust subordinate companion loan will be allocated to the related loan-specific principal balance certificates, and any such loss allocated to a class of loan-specific principal balance certificates will reduce the certificate balance of that class of certificates.

Credit enhancement will be provided solely by certain classes of subordinate non-vertically retained pooled principal balance certificates that will be subordinate to certain classes of senior non-vertically retained pooled certificates as described under “Description of the Certificates—Subordination; Allocation of Realized Losses”. No other form of credit enhancement will be available for the benefit of the holders of the offered certificates.

None of the loan-specific certificates will be subordinate to any class of pooled certificates, except to the extent of the subordination of the Woodlands Mall trust subordinate companion loan to the Woodlands Mall mortgage loan and the subordination of The Centre trust subordinate companion loan to The Centre mortgage loan, each as and to the extent set forth in the related co-lender agreement. See “Description of the Mortgage Pool—The Loan Combinations—The Woodlands Mall Pari Passu-AB Loan Combination” and “—The Centre Pari Passu-AB Loan Combination”.

To the extent funds are available on a subsequent distribution date for distribution on your offered certificates, you will be reimbursed for any losses allocated to your offered certificates with interest at the pass-through rate on those offered certificates.

See “Description of the Certificates—Subordination; Allocation of Realized Losses” for more detailed information regarding the subordination provisions applicable to the non-vertically retained pooled certificates and/or the allocation of losses to the non-vertically retained pooled certificates.

F. Shortfalls in Available Funds	The following types of shortfalls in available funds allocated to the non-vertically retained pooled certificates will reduce distributions to the classes of non-vertically retained pooled certificates with the lowest payment priorities:

●	shortfalls resulting from the payment of special servicing fees and other additional compensation that the special servicer or the outside special servicer, as applicable, is entitled to receive;

●	shortfalls resulting from the payment of asset representations reviewer asset review fees payable in connection with any asset review by the asset representations reviewer, to the extent not paid by the related sponsor;

●	shortfalls resulting from interest on advances made by the master servicer, the special servicer or the trustee, or an outside servicer, outside special servicer or outside trustee, as applicable (to the extent not covered by modification fees, late payment charges or default interest paid by the related borrower);

●	shortfalls resulting from the application of appraisal reductions to reduce interest advances;

●	shortfalls resulting from extraordinary expenses of the issuing entity including indemnification payments payable to the parties to the pooling and servicing agreement and the parties to any outside servicing agreement;

●	shortfalls resulting from a modification of a mortgage loan’s interest rate or principal balance; and

●	shortfalls resulting from other unanticipated or default-related expenses of the issuing entity.

In addition, the non-vertically retained percentage of prepayment interest shortfalls that are not covered by certain compensating interest payments made by the master servicer are required to be allocated to the non-vertically retained pooled certificates (other than the Class S certificates) and are required to be further allocated between the classes of such non-vertically retained pooled certificates, on a pro rata basis, to reduce the amount of interest payable on each such class of certificates to the extent described in this prospectus. See “Description of the Certificates—Distributions—Priority of Distributions”.

G. Excess Interest	On each distribution date, any excess interest resulting from the marginal increase in the interest rate on any mortgage loan with an anticipated repayment date after the related anticipated repayment date, to the extent actually collected and applied as interest during a collection period, will be allocated to the holders of the Class S certificates on the related distribution date as set forth in “Description of the Certificates—Distributions—Excess Interest”. This excess interest will not be available to make distributions on any other class of certificates, to provide credit support to any class(es) of certificates, to offset any interest shortfalls, or to pay any other amounts to any other party under the pooling and servicing agreement.

Advances

A. Principal and Interest Advances	The master servicer is required to advance delinquent monthly debt service payments with respect to each mortgage loan and trust subordinate companion loan in the issuing entity (including the outside serviced mortgage loans, and even if the related mortgaged property becomes an REO property), unless it determines that the advance will be non-recoverable from collections on that mortgage loan or trust subordinate companion loan, as applicable. The master servicer will not be required to advance amounts deemed non-recoverable from related loan collections. The master servicer will not be required or permitted to make an advance for balloon payments, default interest, excess interest, any other interest in excess of a mortgage loan’s or trust subordinate companion loan’s regular interest rate, prepayment premiums or yield maintenance charges or delinquent monthly debt service payments on the companion loan(s). The amount of the interest portion of any advance will be subject to reduction to the extent that an appraisal reduction amount exists with respect to the related mortgage loan or trust subordinate companion loan (and with respect to any mortgage loan or trust subordinate companion loan that is part of a loan combination, to the extent that such appraisal reduction amount is allocated to the related mortgage loan or trust subordinate companion loan). There may be other circumstances in which the master servicer will not be required to advance a full month of principal and/or interest.

In the event that the master servicer fails to make any required advance, the trustee will be required to make that advance unless the trustee determines that the advance will be non-recoverable from related loan collections. See “The Pooling and Servicing Agreement—Advances”. If an advance is made, the master servicer will not advance its servicing fee, but will advance the trustee/certificate administrator fee, the operating advisor fee, the asset representations reviewer ongoing fee and the CREFC® intellectual property royalty license fee. The master servicer or trustee, as applicable, will be entitled to reimbursement from general collections on the mortgage loans (or, in the case of an advance of delinquent principal and/or interest on a trust subordinate companion loan, only from collections on the related mortgage loan and the related trust subordinate companion loan) for advances determined to be non-recoverable from related loan collections. This may result in losses on your certificates.

Neither the master servicer nor the trustee will make, or be permitted to make, any principal or interest advance with respect to any companion loan (other than the trust subordinate companion loans). The special servicer will have no obligation to make any principal or interest advances.

B. Property Protection Advances	The master servicer also may be required to make advances to pay delinquent real estate taxes and assessments, ground lease rent payments, condominium assessments, hazard insurance premiums and similar expenses necessary to protect and maintain the mortgaged property, to maintain the lien on the mortgaged property or enforce the related mortgage loan documents with respect to the serviced mortgage loans and any serviced companion loans, unless the advance is determined to be non-recoverable from related loan proceeds.

The special servicer will have no obligation to make any property protection advances (although it may, in its sole discretion, elect to make them in an emergency circumstance). If the special servicer makes a property protection advance, the master servicer will be required to reimburse the special servicer for that advance (unless the master servicer determines that the advance would be non-recoverable, in which case the advance will be reimbursed out of the collection account) and the master servicer will be deemed to have made that advance as of the date made by the special servicer.

In the event that the master servicer fails to make a required advance of this type, the trustee will be required to make that advance unless the trustee determines that the advance is non-recoverable from related loan collections. The master servicer is not required, but in certain circumstances is permitted, to advance amounts deemed non-recoverable from related loan collections. See “The Pooling and Servicing Agreement—Advances”. The master servicer, the special servicer or the trustee, as applicable, will be entitled to reimbursement from general collections on the mortgage loans for advances determined to be non-recoverable from related loan collections. This may result in losses on your certificates.

With respect to each outside serviced mortgage loan, the outside servicer (and the outside trustee, as applicable) under the outside servicing agreement governing the servicing of the related outside serviced loan combination will be required to make similar advances with respect to delinquent real estate taxes, assessments and hazard insurance premiums as described above.

C. Interest on Advances	The master servicer, the special servicer and the trustee, as applicable, will be entitled to interest on all advances as described in this prospectus. Interest accrued on outstanding advances may result in reductions in amounts otherwise payable on the certificates. No interest will accrue on advances with respect to principal or interest due on a mortgage loan or trust subordinate companion loan, as applicable, until any grace period applicable to the scheduled monthly payment on that mortgage loan has expired.

The master servicer, the special servicer and the trustee will each be entitled to receive interest on advances they make at the prime rate, compounded annually. If the interest on an advance is not recovered from modification fees, default interest or late payments on the subject mortgage loan, a shortfall will result which will have the same effect as a liquidation loss on a defaulted mortgage loan or trust subordinate companion loan.

See “Description of the Certificates—Subordination; Allocation of Realized Losses” and “The Pooling and Servicing Agreement—Advances”.

With respect to each outside serviced mortgage loan, the applicable makers of advances under the outside servicing agreement governing the servicing of the related outside serviced loan combination will similarly be entitled to interest on advances, and any accrued and unpaid interest on property protection advances made in respect of such outside serviced loan combination may be reimbursed from general collections on the other mortgage loans included in the issuing entity to the extent not recoverable from collections on the related outside serviced loan combination and to the extent allocable to the related outside serviced mortgage loan in accordance with the related co-lender agreement.

The Mortgage Pool

General	The issuing entity’s primary assets will be (i) 47 fixed rate commercial mortgage loans, with an aggregate outstanding principal balance as of the cut-off date of $1,181,871,508 and (ii) two trust subordinate companion loans, with an aggregate outstanding principal balance as of the cut-off date of $247,400,000. The mortgage loans and the trust subordinate companion loans are secured by first liens on various types of commercial, multifamily and manufactured housing community properties, located in 29 states. See “Risk Factors—Commercial, Multifamily and Manufactured Housing Community Lending Is Dependent on Net Operating Income; Information May Be Limited or Uncertain”.

Although the trust subordinate companion loans are assets of the issuing entity, for the purpose of numerical and statistical information contained in this prospectus, the trust subordinate companion loans are not reflected in this prospectus and the term “mortgage loan” and “mortgage pool” in that context does not include either trust subordinate companion loan unless otherwise indicated. Each trust subordinate companion loan supports only the related loan-specific certificates. Information in the tables in this prospectus excludes the trust subordinate companion loans unless otherwise stated.

In this prospectus, unless otherwise specified or otherwise indicated by the context, (i) references to a mortgaged property (or portfolio of mortgaged properties) by name refer to such mortgaged property (or portfolio of mortgaged properties) so identified on Annex A, (ii) references to a mortgage loan, trust subordinate companion loan or loan combination by name refer to such mortgage loan, trust subordinate companion loan or loan combination, as the case may be, secured by the related mortgaged property (or portfolio of mortgaged properties) so identified on Annex A, (iii) any parenthetical with a percentage next to the name of a mortgaged property (or the name of a portfolio of mortgaged properties) indicates the approximate percentage (or approximate aggregate percentage) that the outstanding principal balance of the related mortgage loan (or, if applicable, the allocated loan amount with respect to such mortgaged property) represents of the aggregate outstanding principal balance of the pool of mortgage loans as of the cut-off date for this securitization (the foregoing will also apply to the identification of multiple mortgaged properties by name or as a group), and (iv) any parenthetical with a percentage next to the name of a mortgage loan or a group of mortgage loans indicates the approximate percentage (or approximate aggregate percentage) that the outstanding principal balance of such mortgage loan or the aggregate outstanding principal balance of such group of mortgage loans, as applicable, represents of the aggregate outstanding principal balance of the pool of mortgage loans as of the cut-off date for this securitization (the foregoing will also apply to the identification of multiple mortgage loans by name or as a group).

Fee Simple / Leasehold	One-hundred and ten (110) mortgaged properties (80.7%) are each subject to a mortgage, deed of trust or similar security instrument that creates a first mortgage lien on a fee simple estate in the entire related mortgaged property. For purposes of this prospectus, an encumbered interest will be characterized as a “fee interest” and not a leasehold interest if (i) the borrower has a fee interest in all or substantially all of the mortgaged property, or (ii) the mortgage loan is secured by the borrower’s leasehold interest in the mortgaged property as well as the borrower’s (or other fee owner’s) overlapping fee interest in the related mortgaged property.

Three (3) mortgaged properties (10.8%) are each subject to a mortgage, deed of trust or similar security instrument that creates a first mortgage lien on (x) one or more leasehold interests in a portion of the related mortgaged property and (y) one or more fee interests in the remaining portion of such related mortgaged property.

Four (4) mortgaged properties (8.4%) are each subject to a mortgage, deed of trust or similar security instrument that creates a first mortgage lien on the related borrower’s leasehold interest in the related mortgaged property.

See “Description of the Mortgage Pool—Statistical Characteristics of the Mortgage Loans—Leasehold Interests”.

The Loan Combinations	Sixteen (16) mortgage loans (61.5%) are each part of a split loan structure (referred to as a “loan combination”) that is comprised of the subject mortgage loan (sometimes referred to as a “split mortgage loan”) and one or more related pari passu and/or subordinate companion loans (each referred to as a “companion loan”) that, except in the case of a trust subordinate companion loan, are held outside the issuing entity. The subject mortgage loan and its related companion loan(s) comprising any particular loan combination are: (i) each evidenced by one or more separate promissory notes; (ii) obligations of the same borrower(s); (iii) cross-defaulted; and (iv) collectively secured by the same mortgage(s) and/or deed(s) of trust encumbering the related mortgaged property or portfolio of mortgaged properties. A companion loan may be pari passu in right of payment with, or subordinate in right of payment to, the related mortgage loan. In connection therewith:

●	If a companion loan is pari passu in right of payment with the related split mortgage loan, then such companion loan would constitute a “pari passu companion loan” and the related loan combination would constitute a “pari passu loan combination”.

●	If a companion loan is subordinate in right of payment to the related split mortgage loan, then such companion loan would constitute a “subordinate companion loan” and the related loan combination would constitute an “AB loan combination”.

●	If a loan combination includes both a pari passu companion loan and a subordinate companion loan, then such loan combination would constitute a “pari passu-AB loan combination” and the discussions in this prospectus regarding both pari passu loan combinations and AB loan combinations will apply to such loan combination.

With respect to the Woodlands Mall loan combination set forth below, the related trust subordinate companion loan is evidenced by one junior promissory note (referred to in this prospectus as the “Woodlands Mall trust subordinate companion loan”) and with respect to The Centre loan combination set forth below, the trust subordinate companion loan is evidenced by one junior promissory note (referred to in this prospectus as “The Centre trust subordinate companion loan” and, together with the Woodlands Mall trust subordinate companion loan, the “trust subordinate companion loans”). The trust subordinate companion loans are the only companion loans held by the issuing entity.

The identity of, and certain other information regarding, the loan combinations related to this securitization transaction are set forth in the following table:

Loan Combination Summary(1)

Mortgaged Property Name	Mortgage Loan Seller(s)	Mortgage Loan Cut-off Date Balance	Mortgage Loan as Approx. % of Initial Pool Balance	Aggregate Pari Passu Companion Loan Cut-off Date Balance	Aggregate Subordinate Companion Loan Cut-off Date Balance	Loan Combination Cut-off Date Balance	Servicing of Loan Combination(2)	Type of Loan Combination	Controlling Note Included in Issuing Entity (Y/N)
30 Hudson Yards	GACC	$93,200,000	7.9%	$1,026,800,000	$310,000,000	$1,430,000,000	Outside Serviced	Pari Passu-AB	N
Woodlands Mall	GACC	$76,200,000	6.4%	$171,400,000	$177,400,000	$425,000,000	Serviced	Pari Passu-AB	Y(3)
The Zappettini Portfolio	CREFI	$65,000,000	5.5%	$55,000,000	—	$120,000,000	Serviced	Pari Passu	Y
Osborn Triangle	JPMCB	$50,000,000	4.2%	$380,000,000	$145,000,000	$575,000,000	Outside Serviced	Pari Passu-AB	N
10000 Santa Monica Boulevard	JPMCB	$50,000,000	4.2%	$170,000,000	$130,000,000	$350,000,000	Outside Serviced	Pari Passu-AB	N
3 Columbus Circle	JPMCB	$50,000,000	4.2%	$440,000,000	$105,000,000	$595,000,000	Outside Serviced	Pari Passu-AB	N
250 Livingston	CREFI	$50,000,000	4.2%	$75,000,000	—	$125,000,000	Outside Serviced	Pari Passu	N
Grand Canal Shoppes	JPMCB	$50,000,000	4.2%	$710,000,000	$215,000,000	$975,000,000	Outside Serviced	Pari Passu-AB	N
CIRE Equity Retail & Industrial Portfolio	GACC	$50,000,000	4.2%	$78,600,000	—	$128,600,000	Serviced	Pari Passu	Y
Waterfront Plaza	GACC	$49,822,682	4.2%	$74,734,023	—	$124,556,704	Outside Serviced	Pari Passu	N
2 MacArthur	GACC	$34,000,000	2.9%	—	$20,000,000	$54,000,000	Serviced	AB	N(4)
The Centre	CREFI	$30,000,000	2.5%	$30,000,000	$70,000,000	$130,000,000	Serviced	Pari Passu-AB	Y(5)
Vie Portfolio	JPMCB	$28,885,000	2.4%	$46,500,000	—	$75,385,000	Outside Serviced	Pari Passu	N
ICON Upper East Side Portfolio	JPMCB	$25,000,000	2.1%	$33,500,000	$57,200,000	$115,700,000	Outside Serviced	Pari Passu-AB	N
SWVP Portfolio	JPMCB	$15,000,000	1.3%	$185,000,000	—	$200,000,000	Outside Serviced	Pari Passu	N
Greenleaf at Howell	JPMCB	$10,000,000	0.8%	$36,500,000	—	$46,500,000	Outside Serviced	Pari Passu	N

(1)	See “Description of the Mortgage Pool—The Loan Combinations—General” for further information with respect to each loan combination, the related companion loans and the identity of the holders thereof.

(2)	For a discussion of the terms “serviced”, “outside serviced” and other related terms see “Relevant Parties—Master Servicer” above and “The Pooling and Servicing Agreement—General” below.

(3)	The control rights with respect to the Woodlands Mall loan combination will be exercised by certain holders of the loan-specific certificates relating to the Woodlands Mall trust subordinate companion loan until the occurrence and during the continuation of a Woodlands Mall control appraisal period. See “The Pooling and Servicing Agreement—Directing Holder” for additional information.

(4)	Initially the related promissory note B is the controlling note with respect to the 2 MacArthur loan combination. However, if a control appraisal period under the related co-lender agreement exists, then promissory note A, which is included in the issuing entity and evidences the 2 MacArthur mortgage loan, will become the controlling note with respect to the 2 MacArthur loan combination.

(5)	The control rights with respect to The Centre loan combination will be exercised by certain holders of the loan-specific certificates relating to The Centre trust subordinate companion loan until the occurrence and during the continuation of a Centre control appraisal period. See “The Pooling and Servicing Agreement—Directing Holder” for additional information.

The identity of, and certain other items of information regarding, outside serviced mortgage loans are set forth in the table under “Relevant Parties—Outside Servicers, Outside Special Servicers, Outside Trustees and Outside Custodians” above.

With respect to any mortgage loan that is part of a loan combination, the loan-to-value ratio, debt service coverage ratio and debt yield have been calculated based on both that mortgage loan and any related pari passu companion loan(s), but without regard to any related subordinate companion loan(s), unless otherwise indicated.

In the case of any loan combination, the allocation of payments to the subject mortgage loan and its related companion loan(s), whether on a senior/subordinated or a pari passu basis (or some combination thereof), is generally effected through a co-lender agreement, intercreditor agreement, agreement among noteholders or comparable agreement to which the respective holders of the subject promissory notes are parties (any such agreement being referred to in this prospectus as a “co-lender agreement”). That co-lender agreement will govern the relative rights and obligations of such holders and, in connection therewith, will provide that one of those holders will be the “controlling note holder” entitled (directly or through a representative) to (i) approve or direct material servicing decisions involving the related loan combination (while the remaining such holder(s) generally are only entitled to non-binding consultation rights in such regard) and (ii) in some cases, replace the special servicer with respect to the related loan combination with or without cause. In addition, that co-lender agreement will designate whether servicing of the related loan combination is to be governed by the pooling and servicing agreement for this securitization or the servicing agreement for a securitization involving a related companion loan or portion thereof.

For more information regarding the loan combination(s), see “Description of the Mortgage Pool—The Loan Combinations” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”. Also, see “Significant Loan Summaries” in Annex B to this prospectus.

Each outside controlling class representative and each holder of a companion loan may have interests in conflict with those of the holders of the offered certificates. See “Risk Factors—Potential Conflicts of Interest of a Directing Holder and any Companion Loan Holder”, “—Realization on a Mortgage Loan That Is Part of a Serviced Loan Combination May Be Adversely Affected by the Rights of the Related Serviced Companion Loan Holder” and “—Rights of any Outside Controlling Class Representative or Other Controlling Note Holder with Respect to an Outside Serviced Loan Combination Could Adversely Affect Your Investment”.

There are no servicing shift loan combinations related to this securitization transaction and, therefore, all references in this prospectus to such type(s) of loan combination(s) or any related terms should be disregarded.

Additional Characteristics

of the Mortgage Loans	The following table sets forth certain anticipated approximate characteristics of the pool of mortgage loans as of the cut-off date (unless otherwise indicated).

Cut-off Date Mortgage Loan Characteristics(1)

All Mortgage Loans
Initial Pool Balance(2)	$1,181,871,508
Number of Mortgage Loans	47
Number of Mortgaged Properties	117
Number of Crossed Groups	0
Crossed Groups as a percentage of Initial Pool Balance	0.0%
Range of Cut-off Date Balances	$2,450,000 to $93,200,000
Average Cut-off Date Balance	$25,146,202
Range of Mortgage Rates	2.46412% to 5.68167%
Weighted Average Mortgage Rate	4.14039%
Range of original terms to Maturity Date/ARD(3)	60 months to 120 months
Weighted average original term to Maturity Date/ARD(3)	108 months
Range of Cut-off Date remaining terms to Maturity Date/ARD(3)	57 months to 120 months
Weighted average Cut-off Date remaining term to Maturity Date/ARD(3)	107 months
Range of original amortization terms(4)	300 months to 360 months
Weighted average original amortization term(4)	346 months
Range of remaining amortization terms(4)	298 months to 360 months
Weighted average remaining amortization term(4)	345 months
Range of Cut-off Date LTV Ratios(5)(6)	26.0% to 75.0%
Weighted average Cut-off Date LTV Ratio(5)(6)	55.1%
Range of Maturity Date/ARD LTV Ratios(3)(5)(6)	26.0% to 67.0%
Weighted average Maturity Date/ARD LTV Ratio(3)(5)(6)	52.4%
Range of UW NCF DSCR(5)(7)	1.20x to 5.79x
Weighted average UW NCF DSCR(5)(7)	2.50x
Range of Debt Yield on Underwritten NOI(5)(8)	8.0% to 17.4%
Weighted average Debt Yield on Underwritten NOI(5)(8)	11.2%
Percentage of Initial Pool Balance consisting of:
Interest Only	76.5%
Interest Only, then Amortizing Balloon	10.9%
Amortizing Balloon	12.6%
Percentage of Initial Pool Balance consisting of:
Mortgaged Properties with single tenants	21.0%
Mortgage Loans with mezzanine debt	0.0%
Mortgage Loans with subordinate debt	38.8%
Mortgage Loans with mezzanine debt and subordinate debt	6.4%

(1)	Except when expressly stated otherwise, statistical information in this table does not include the trust subordinate companion loans.

(2)	Subject to a permitted variance of plus or minus 5%.

(3)	Unless otherwise indicated, mortgage loans with anticipated repayment dates are presented as if they were to mature on the related anticipated repayment date.

(4)	Does not include any mortgage loan that pays interest-only until its maturity date or anticipated repayment date.

(5)	The Cut-off Date LTV Ratio, Maturity Date/ARD LTV Ratio, UW NCF DSCR and Debt Yield on Underwritten NOI for each mortgage loan are presented in this prospectus (i) if such mortgage loan is part of a loan combination, based on both that mortgage loan and any related pari passu companion loan(s) but, unless otherwise specifically indicated, without regard to any related subordinate companion loan(s), and (ii) unless otherwise specifically indicated, without regard to any other indebtedness (whether or not secured by the related mortgaged property, ownership interests in the related borrower or otherwise) that currently exists or that may be incurred by the related borrower or its owners in the future.

(6)	The Cut-off Date LTV Ratio and Maturity Date/ARD LTV Ratio for each mortgage loan are generally based on the “as-is” appraised values (as set forth on Annex A to this prospectus) of the related mortgaged properties, provided that (a) such loan-to-value ratios may be calculated based on (i) “as-stabilized” or similar values for a mortgaged property in certain cases where the completion of certain hypothetical conditions or other events at the mortgaged property are assumed and/or where reserves have been established at origination to satisfy the applicable condition or event that is expected to occur, or (ii) the cut-off date balance or balloon balance, as applicable, net of a related earnout or holdback reserve, or (b) the “as-is” appraised value for a portfolio of mortgaged properties may include a premium relating to the valuation of the portfolio of mortgaged as a whole rather than as the sum of individually valued mortgaged properties, in each case as further described in the definitions of “Appraised Value”, “Cut-off Date LTV Ratio” and “Maturity Date/ARD LTV Ratio” under “Description of the Mortgage Pool—Certain Calculations and Definitions”. In addition, the “as-is” appraised values (as set forth on Annex A to this prospectus) of certain mortgaged properties have been adjusted based on certain assumptions (or extraordinary assumptions) including that certain hypothetical conditions have been satisfied or that certain budgeted costs for pending renovations are fully escrowed, as further described in the definition of “Appraised Value” under “Description of the Mortgage Pool—Certain Calculations and Definitions”. The weighted average Cut-off Date LTV Ratio and Maturity Date/ARD LTV Ratio for the mortgage pool using only unadjusted “as-is” appraised values and the cut-off date balance or balloon balance (as applicable) of each mortgage loan, and without regard to portfolio premiums or making any of the adjustments and/or assumptions described in the definitions of “Appraised Value”, “Cut-off Date LTV Ratio” and/or “Maturity Date/ARD LTV Ratio” under “Description of the Mortgage Pool—Certain Calculations and Definitions”, are 55.7% and 52.9%, respectively.

(7)	The UW NCF DSCR for each mortgage loan is generally calculated by dividing the underwritten net cash flow for the related mortgaged property or mortgaged properties by the annual debt service for such mortgage loan, as adjusted in the case of mortgage loans with a partial interest only period by using the first 12 amortizing payments due instead of the actual interest only payment due; provided, that with respect to any mortgage loan structured with an economic holdback reserve, the UW NCF DSCR for such mortgage loan may be calculated based on the annual debt service that would be in effect for such mortgage loan assuming that the related cut-off date balance(s) are net of the related economic holdback reserve. See the definition of “UW NCF DSCR” under “Description of the Mortgage Pool—Certain Calculations and Definitions”.

(8)	The Debt Yield on Underwritten NOI for each mortgage loan is generally calculated as the underwritten net operating income for the related mortgaged property or mortgaged properties divided by the related cut-off date balance(s) of such mortgage loan, and the Debt Yield on Underwritten NCF for each mortgage loan is generally calculated as the underwritten net cash flow for the related mortgaged property or mortgaged properties divided by the related cut-off date balance of such mortgage loan; provided, that with respect to any mortgage loan with an earnout or economic holdback reserve, the Debt Yield on Underwritten NOI and Debt Yield on Underwritten NCF for such mortgage loan may be calculated based on the related cut-off date balance(s) net of the related earnout or economic holdback reserve. See the definitions of “Debt Yield on Underwritten NOI” and “Debt Yield on Underwritten NCF” under “Description of the Mortgage Pool—Certain Calculations and Definitions”.

See “Description of the Mortgage Pool—Certain Calculations and Definitions” for important general and specific information regarding the manner of calculation of the underwritten debt service coverage ratios, underwritten debt yield ratios and loan-to-value ratios.

All of the mortgage loans accrue interest on an actual/360 basis.

Although the trust subordinate companion loans are assets of the issuing entity, unless otherwise indicated, for the purpose of numerical and statistical information contained in this prospectus, the trust subordinate companion loans are not reflected in this prospectus and the term “mortgage loan” and “mortgage pool” in that context does not include either trust subordinate companion loan unless otherwise indicated. Each trust subordinate companion loan supports only the related loan-specific certificates. Information in the tables in this prospectus excludes the trust subordinate companion loans unless otherwise stated.

Except as specifically provided in this prospectus, various information presented in this prospectus is subject to the following general conventions:

●	with respect to any mortgage loan that is part of a loan combination, information regarding loan-to-value ratios, debt service coverage ratios, debt yields and cut-off date balances per net rentable square foot, room or unit, as applicable, is calculated including the principal balance and debt service payment of the related pari passu companion loan(s), but (unless otherwise indicated) is calculated excluding the principal balance and debt service payment of any related subordinate companion loan(s) (or any other subordinate debt encumbering the related mortgaged property or any related mezzanine debt or preferred equity);

●	in general, when a mortgage loan is cross-collateralized and cross-defaulted with one or more other mortgage loans, we present loan-to-value ratio, debt service coverage ratio and debt yield information for all loans in the cross-collateralized group on an aggregate basis in the manner described in this prospectus; on an individual basis, without regard to the cross-collateralization feature, any mortgage loan that is part of a cross-collateralized group of mortgage loans may have a higher loan-to-value ratio, lower debt service coverage ratio and/or lower debt yield than is presented in this prospectus;

●	unless otherwise indicated (including in the prior two bullets), the loan-to-value ratio, the debt service coverage ratio, debt yield and mortgage rate information for each mortgage loan is presented in this prospectus without regard to any other indebtedness (whether or not secured by the related mortgaged property, ownership interests in the related borrower or otherwise) that currently exists or that may be incurred by the related borrower or its owners in the future, in order to present statistics for the related mortgage loan without combination with the other indebtedness;

●	the sum of the numerical data in any column in a table may not equal the indicated total due to rounding;

●	unless otherwise indicated, all figures and percentages presented in this prospectus are calculated as described under “Description of the Mortgage Pool—Certain Calculations and Definitions” and, unless otherwise indicated, such figures and percentages are approximate and in each case, unless the context indicates otherwise, represent the indicated figure or percentage of the aggregate principal balance of the pool of mortgage loans as of the cut-off date;

●	the descriptions in this prospectus of the mortgage loans and the mortgaged properties are based upon the mortgage pool as it is expected to be constituted as of the cut-off date, assuming that (i) all scheduled principal and interest payments due on or before the cut-off date will be made, (ii) there are no defaults, delinquencies or prepayments on, or modifications of, any mortgage loan or the companion loan(s) on or prior to the cut-off date, and (iii) each mortgage loan with an anticipated repayment date (if any) is paid in full on its related anticipated repayment date;

●	when information presented in this prospectus with respect to the mortgaged properties is expressed as a percentage of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, if a mortgage loan is secured by more than one (1) mortgaged property, the percentages are based on an allocated loan amount that has been assigned to each of the related mortgaged properties based upon one or more of the related appraised values, the relative underwritten net cash flow or prior allocations reflected in the related mortgage loan documents as set forth on Annex A to this prospectus; and

●	for purposes of the presentation of information in this prospectus, certain loan-to-value ratio, appraised value, debt yield, debt service coverage ratio and/or cut-off date balance information or other underwritten statistics may be based on certain adjustments, assumptions and/or estimates, as further described under “Description of the Mortgage Pool—Certain Calculations and Definitions” and “—Statistical Characteristics of the Mortgage Loans”.

For further information regarding the mortgage loans, see “Description of the Mortgage Pool”.

Modified and Refinanced

Mortgage Loans	As of the cut-off date, none of the mortgage loans were modified due to a delinquency, nor were any of the mortgage loans refinancings of loans in default at the time of refinancing and/or otherwise involved discounted pay-offs in connection with the origination of the mortgage loan.

See “Description of the Mortgage Pool—Default History, Bankruptcy Issues and Other Proceedings”.

Certain risks relating to bankruptcy proceedings are described in “Risk Factors—A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans”.

Loans Underwritten Based on

Projections of Future Income	Twenty-two (22) of the mortgaged properties (13.7%) were constructed or materially renovated, or in a lease-up period, 12 months or less prior to the cut-off date and, therefore, have no or limited prior operating history and/or lack historical financial figures and information.

Five (5) of the mortgaged properties (5.8%) were acquired 12 months or less prior to the cut-off date and, therefore, have no or limited prior operating history and/or lack historical financial figures and information.

One (1) of the mortgaged properties (4.3%) is subject to a triple-net lease with the related sole tenant and, therefore, has no or limited prior operating history and/or lacks historical financial figures and information.

See “Description of the Mortgage Pool—Certain Calculations and Definitions” and “—Statistical Characteristics of the Mortgage Loans—Loans Underwritten Based on Projections of Future Income Resulting from Mortgaged Properties with Limited Prior Operating History”.

Certain Variances from

Underwriting Guidelines	Each sponsor maintains its own set of underwriting guidelines, which typically relate to credit and collateral analysis, loan approval, debt service coverage ratio and loan-to value ratio analysis, assessment of property condition, escrow requirements and requirements regarding title insurance policy and property insurance. See “Transaction Parties—The Sponsors and the Mortgage Loan Sellers”.

Certain of the mortgage loans may vary from the underwriting guidelines described under “Transaction Parties—The Sponsors and the Mortgage Loan Sellers”.

One (1) mortgage loan (1.3%) was originated with one or more exceptions to the related sponsor’s or affiliated originator’s underwriting guidelines. See “Transaction Parties—The Sponsors and the Mortgage Loan Sellers—German American Capital Corporation—DBNY’s Underwriting Guidelines and Processes—Exceptions”.

Certain Mortgage Loans with Material

Lease Termination Options	Certain mortgage loans have material lease early termination options. See Annex B to this prospectus for information regarding material lease termination options for the major commercial tenants by base rent at the mortgaged properties securing the 15 largest mortgage loans (considering each crossed group as a single mortgage loan) by principal balance as of the cut-off date. Also, see “Description of the Mortgage Pool—Tenant Issues—Lease Expirations and Terminations” for information on material tenant lease expirations and early termination options.

Removal of Mortgage Loans

from the Mortgage Pool	Generally, a mortgage loan may only be removed from the mortgage pool as a result of (a) a repurchase or substitution by a sponsor for any mortgage loan for which it cannot remedy the material breach (or, in certain cases, a breach that is deemed to be material) or material document defect (or, in certain cases, a defect that is deemed to be material) affecting such mortgage loan under the circumstances described in this prospectus, (b) the exercise of a purchase option by a mezzanine lender, or the holder of a subordinate companion loan, in each case if any, or (c) a final disposition of a mortgage loan such as a payment in full or a sale of a defaulted mortgage loan or REO property. See “Risk Factors—Your Yield May Be Affected by Defaults, Prepayments and Other Factors”, “The Mortgage Loan Purchase Agreements—Cures, Repurchases and Substitutions”, “Description of the Mortgage Pool—The Loan Combinations” and “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Sale of Defaulted Mortgage Loans and REO Properties”.

Additional Aspects of the Certificates

Denominations	The offered certificates with certificate balances will be issued in minimum denominations of authorized initial certificate balances of $10,000 and integral multiples of $1 in excess of $10,000. The offered certificates with notional amounts will be issued, maintained and transferred only in minimum denominations of authorized initial notional amounts of not less than $1,000,000 and in integral multiples of $1 in excess of $1,000,000.

Registration, Clearance and

Settlement	Each class of offered certificates will initially be registered in the name of Cede & Co., as nominee of The Depository Trust Company, or DTC. You may hold offered certificates through: (1) DTC in the United States; or (2) Clearstream Banking, société anonyme or Euroclear Bank, as operator of the Euroclear System. Transfers within DTC, Clearstream Banking, société anonyme or Euroclear Bank, as operator of the Euroclear System, will be made in accordance with the usual rules and operating procedures of those systems.

We may elect to terminate the book-entry system through DTC (with the consent of the DTC participants), Clearstream Banking, société anonyme or Euroclear Bank, as operator of the Euroclear System, with respect to all or any portion of any class of the offered certificates.

See “Description of the Certificates—Delivery, Form, Transfer and Denomination—Book-Entry Registration”.

Credit Risk Retention	The securitization transaction constituted by the issuance of the pooled certificates will be subject to the credit risk retention rules of Section 15G of the Securities Exchange Act of 1934, as amended. An economic interest in the credit risk of the mortgage loans in such transaction is expected to be retained pursuant to Regulation RR (12 CFR Part 43) promulgated under Section 15G (“Regulation RR”), as a combination of (A) an “eligible vertical interest” in the form of the VRR Interest, and (B) an “eligible horizontal residual interest” in the form of the HRR Certificates. Citi Real Estate Funding Inc. will act as retaining sponsor under Regulation RR for such transaction and is expected, on the closing date, to partially satisfy its risk retention obligation through (i) the acquisition by each of Deutsche Bank AG, New York Branch and JPMorgan Chase Bank, National Association and (or, in each case, a “majority-owned affiliate” (as defined in Regulation RR) thereof) of a pro rata portion (based on the applicable percentages of the mortgage loans originated by Deutsche Bank AG, New York Branch and JPMorgan Chase Bank, National Association, respectively) of the VRR Interest, and (ii) the purchase by a third party purchaser of the HRR Certificates. For a further discussion of the manner in which the credit risk retention requirements are expected to be satisfied by Citi Real Estate Funding Inc., as retaining sponsor for the securitization transaction constituted by the issuance of the pooled certificates, see “Credit Risk Retention” in this prospectus.

None of the sponsors, the depositor, the issuing entity or any other party to the transaction intends to retain a material net economic interest in the securitization constituted by the issuance of the pooled certificates in accordance with the EU risk retention and due diligence requirements or to take any other action which may be required by EEA-regulated investors for the purposes of their compliance with the EU risk retention and due diligence requirements or similar requirements. See “Risk Factors—Other Risks Relating to the Certificates—Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity of the Offered Certificates”.

Information Available to

Certificateholders	On each distribution date, the certificate administrator will prepare and make available to each certificateholder, a statement as to the distributions being made on that date. Additionally, under certain circumstances, certificateholders of record may be entitled to certain other information regarding the issuing entity. See “Description of the

Certificates—Reports to Certificateholders; Certain Available Information”.

Deal Information/Analytics	Certain information concerning the mortgage loans and the certificates may also be available to subscribers through the following services:

●	Bloomberg, L.P., Trepp, LLC, Intex Solutions, Inc., BlackRock Financial Management, Inc., CMBS.com, Inc., Moody’s Analytics, Markit Group Limited and RealINSIGHT;

●	The certificate administrator’s website initially located at https://sf.citidirect.com; and

●	The master servicer’s website initially located at www.pnc.com/Midland.

Optional Termination	On any distribution date on which the aggregate unpaid principal balance of the mortgage loans and the trust subordinate companion loans remaining in the issuing entity is less than 1.0% of the aggregate principal balance of the pool of mortgage loans and trust subordinate companion loans as of the cut-off date, certain specified persons will have the option to purchase all of the mortgage loans and the trust subordinate companion loans (and all property acquired through exercise of remedies in respect of any mortgage loan) remaining in the issuing entity at the price specified in this prospectus. Exercise of this option will terminate the issuing entity and retire the then outstanding certificates.

On any distribution date on which the principal balance of a trust subordinate companion loan is less than 1.0% of the principal balance of such trust subordinate companion loan as of the cut-off date, certain entities specified in this prospectus will have the option to purchase such trust subordinate companion loan at the price specified in this prospectus.

The issuing entity may also be terminated in connection with a voluntary exchange of all the then-outstanding certificates (including the loan-specific certificates but excluding the Class S and Class R certificates) for the mortgage loans and the trust subordinate companion loans remaining in the issuing entity, if (i) the aggregate certificate balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB, Class A-S, Class B, Class C, Class D and Class E certificates and the notional amounts of the Class X-A, Class X-B and Class X-D certificates have been reduced to zero, (ii) the master servicer is paid a fee specified in the pooling and servicing agreement and (iii) all of the holders of those classes of outstanding certificates voluntarily participate in the exchange.

Similarly, the trust subordinate companion loan REMIC related to The Centre trust subordinate companion loan only may be terminated in connection with a voluntary exchange of all the then-outstanding Centre loan-specific certificates, provided that (i) the Class TC-A, Class TC-B, Class TC-C and Class TC-D certificates are no longer outstanding as described under “The Pooling and Servicing Agreement—Termination; Retirement of Certificates”, and (ii) there is only one holder (or multiple holders acting unanimously) of the Centre loan-specific certificates.

See “The Pooling and Servicing Agreement—Termination; Retirement of Certificates” and “—Optional Termination; Optional Mortgage Loan Purchase”.

Required Repurchases or Substitutions

of Mortgage Loans; Loss of

Value Payment	Under certain circumstances, the related mortgage loan seller may be obligated to (i) repurchase (without payment of any yield maintenance charge or prepayment premium) or substitute for an affected mortgage loan or trust subordinate companion loan, as applicable, from the issuing entity or (ii) make a cash payment that would be deemed sufficient to compensate the issuing entity, in the event of a document defect or a breach of a representation and warranty made by the related mortgage loan seller with respect to the mortgage loan or trust subordinate companion loan, as applicable, in the mortgage loan purchase agreement that materially and adversely affects (or, in certain cases, is deemed to materially and adversely affect) the value of the mortgage loan or trust subordinate companion loan, as applicable, the value of the related mortgaged property (or any related REO property) or the interests of the trustee or any certificateholder in the mortgage loan or trust subordinate companion loan, as applicable, or the related mortgaged property or causes the mortgage loan or trust subordinate companion loan, as applicable, to be other than a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Internal Revenue Code of 1986, as amended (the “Code”) (but without regard to the rule of Treasury Regulations Section 1.860G-2(f)(2) that causes a defective loan to be treated as a “qualified mortgage”). See “The Mortgage Loan Purchase Agreements”.

Sale of Defaulted Mortgage

Loans and REO Properties	Pursuant to the pooling and servicing agreement for this securitization transaction, the special servicer may solicit offers for defaulted mortgage loans (or a defaulted pari passu loan combination) serviced thereunder and related REO properties. In the absence of a cash offer at least equal to such defaulted mortgage loans (or defaulted pari passu loan combination’s) outstanding principal balance plus all accrued and unpaid interest and outstanding costs and expenses and certain other amounts under the pooling and servicing agreement, the special servicer may accept the first (and, if multiple offers are received, the highest) cash offer from any person that constitutes a fair price for the defaulted serviced mortgage loan (or defaulted serviced pari passu loan combination or relevant portion thereof, if applicable) or related REO property, determined as described in “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Sale of Defaulted Mortgage Loans and REO Properties”, unless the special servicer determines, in accordance with the servicing standard (and subject to the requirements of any related co-lender agreement), that rejection of such offer would be in the best interests of the certificateholders and any related affected companion loan holder(s) (as a collective whole as if such certificateholders and such serviced pari passu companion loan holder(s) constituted a single lender and with respect to a loan combination that includes a subordinate companion loan, taking into account the subordinate nature of such subordinate companion loan).

If any mortgage loan that is part of a serviced loan combination becomes a defaulted mortgage loan, and if the special servicer decides to sell such defaulted mortgage loan as described in the prior paragraph, then the special servicer will be required to sell any related serviced pari passu companion loan(s) and, in the case of the Woodlands Mall loan combination, the 2 MacArthur loan combination and The Centre loan combination, any related subordinate companion loan(s), together with such defaulted mortgage loan as a single whole loan. In connection with any such sale, the special servicer will be required to follow the procedures set forth under “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Sale of Defaulted Mortgage Loans and REO Properties”.

Pursuant to the related outside servicing agreement, the party acting as outside special servicer with respect to any outside serviced loan combination may (or is expected to be permitted to) offer to sell to any person (or may offer to purchase) for cash such outside serviced loan combination during such time as such loan combination constitutes a defaulted mortgage loan under the related outside servicing agreement and, in connection with any such sale, the outside special servicer is required to (or is expected to be permitted to) sell both the related outside serviced mortgage loan and the related pari passu companion loan(s) (and, if so provided in the related co-lender agreement, the related subordinate companion loan(s)) as a single whole loan.

Pursuant to the co-lender agreement with respect to any AB loan combination (except for the 30 Hudson Yards loan combination, The Centre loan combination and the Woodlands Mall loan combination for so long as such related subordinate companion loan is included in a securitization), the holder of any related subordinate companion loan has a right to purchase the related defaulted mortgage loan (together with any related pari passu companion loan) as described in “Description of the Mortgage Pool—The Loan Combinations”.

Pursuant to each mezzanine loan intercreditor agreement with respect to the mortgage loans with mezzanine indebtedness, the holder of the related mezzanine loan has the right to purchase the related mortgage loan as described in “Description of the Mortgage Pool—Additional Indebtedness”. Additionally, in the case of mortgage loans that permit certain equity owners of the borrower to incur future mezzanine debt as described in “Description of the Mortgage Pool—Additional Indebtedness”, the related future mezzanine lender may have the option to purchase the related mortgage loan after certain defaults.

See “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Sale of Defaulted Mortgage Loans and REO Properties” and “Description of the Mortgage Pool—The Loan Combinations”.

Other Investment Considerations

Material Federal Income

Tax Consequences	Four (4) separate real estate mortgage investment conduit (commonly known as a REMIC) elections will be made with respect to designated portions of the issuing entity. The designations for each REMIC created under the pooling and servicing agreement are as follows:

●	Two trust subordinate companion loan REMICs, each of which will hold a trust subordinate companion loan and certain other assets of the issuing entity and will issue certain classes of uncertificated regular interests to the upper-tier REMIC.

●	The lower-tier REMIC will hold the mortgage loans (excluding any post-anticipated repayment date excess interest) and certain other assets of the issuing entity and will issue certain classes of uncertificated regular interests to the upper-tier REMIC.

●	The upper-tier REMIC will hold the lower-tier REMIC regular interests and the trust subordinate companion loan REMIC regular interests and will issue the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB, Class X-A, Class X-B, Class X-D, Class A-S, Class B, Class C, Class D, Class E, Class F-RR, Class G-RR and Class J-RR certificates, the loan-specific certificates and a REMIC regular interest that corresponds to the VRR Interest excluding the right to receive excess interest (the “VRR REMIC regular interest”) as classes of regular interests in the upper-tier REMIC.

The portion of the issuing entity consisting of (i) collections of post-anticipated repayment date excess interest accrued on any mortgage loan with an anticipated repayment date and the related distribution account, beneficial ownership of which is represented by the Class S certificates and the VRR Interest, and (ii) the VRR REMIC regular interest and distributions thereon, beneficial ownership of which is represented by the VRR Interest, will be treated as a grantor trust for federal income tax purposes, as further described under “Material Federal Income Tax Consequences”.

Pertinent federal income tax consequences of an investment in the offered certificates include:

●	Each class of offered certificates will constitute REMIC “regular interests”.

●	The offered certificates will be treated as newly originated debt instruments for federal income tax purposes.

●	You will be required to report income on your offered certificates in accordance with the accrual method of accounting.

It is anticipated, for federal income tax purposes, that the Class , Class , Class and Class certificates will be issued with original issue discount, that the Class certificates will be issued with de minimis original issue discount, and that the Class certificates will be issued at a premium.

See “Material Federal Income Tax Consequences”.

Yield Considerations	You should carefully consider the matters described under “Risk Factors—Your Yield May Be Affected by Defaults, Prepayments and Other Factors” and “Yield, Prepayment and Maturity Considerations”, which may affect significantly the yields on your investment.

Certain ERISA Considerations	Subject to important considerations described under “ERISA Considerations”, the offered certificates are eligible for purchase by persons investing assets of employee benefit plans or individual retirement accounts.

Legal Investment	No class of the offered certificates will constitute “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended. If your investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities, then you may be subject to restrictions on investment in the offered certificates. You should consult your own legal advisors for assistance in determining the suitability of and consequences to you of the purchase, ownership, and sale of the offered certificates. See “Legal Investment”.

The issuing entity will not be registered under the Investment Company Act. The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act (both as defined in “Risk Factors—Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity and Other Aspects of the Offered Certificates”).

Ratings	The offered certificates will not be issued unless each of the offered classes receives a credit rating from one or more of the nationally recognized statistical rating organizations engaged by the depositor to rate the offered certificates. The decision not to engage one or more other rating agencies in the rating of certain classes of certificates to be issued in connection with this transaction may negatively impact the liquidity, market value and regulatory characteristics of those classes of certificates. Neither the depositor nor any other person or entity will have any duty to notify you if any other nationally recognized statistical rating organization issues, or delivers notice of its intention to issue, unsolicited ratings on one or more classes of certificates after the date of this prospectus.

See “Risk Factors—Your Yield May Be Affected by Defaults, Prepayments and Other Factors”, “—Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded” and “Ratings”.

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Risk Factors

You should carefully consider the following risks before making an investment decision. In particular, distributions on your certificates will depend on payments received on, and other recoveries with respect to, the mortgage loans. Therefore, you should carefully consider the risk factors relating to the mortgage loans and the mortgaged properties.

If any of the following events or circumstances identified as risks actually occur or materialize, your investment could be materially and adversely affected. We note that additional risks and uncertainties not presently known to us may also impair your investment.

This prospectus also contains forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks described below and elsewhere in this prospectus.

The Offered Certificates May Not Be a Suitable Investment for You

The offered certificates are not suitable investments for all investors. In particular, you should not purchase any class of offered certificates unless you understand and are able to bear the risk that the yield to maturity of, the aggregate amount and timing of distributions on, and the market value of the offered certificates are subject to material variability from period to period and give rise to the potential for significant loss over the life of the offered certificates. The interaction of the foregoing factors and their effects are impossible to predict and are likely to change from time to time. As a result, an investment in the offered certificates involves substantial risks and uncertainties and should be considered only by sophisticated institutional investors with substantial investment experience with similar types of securities and who have conducted appropriate due diligence on the mortgage loans, the mortgaged properties and the offered certificates.

Combination or “Layering” of Multiple Risks May Significantly Increase Risk of Loss

Although the various risks discussed in this prospectus are generally described separately, you should consider the potential effects of the interplay of multiple risk factors. Where more than one significant risk factor is present, the risk of loss to an investor in the certificates may be significantly increased.

The Offered Certificates Are Limited Obligations; If Assets Are Not Sufficient, You May Not Be Paid

The offered certificates, when issued, will represent beneficial interests in the issuing entity. The offered certificates will not represent an interest in, or obligation of, the sponsors, any party to the pooling and servicing agreement, the underwriters, or any of their respective affiliates, or any other person. The primary assets of the issuing entity will be the notes evidencing the mortgage loans and the trust subordinate companion loan, and the primary security and source of payment for the mortgage loans and the trust subordinate companion loan will be the mortgaged properties and the other collateral described in this prospectus. Payments on the offered certificates are expected to be derived from payments made by the borrowers on the mortgage loans. We cannot assure you that the cash flow from the mortgaged properties and the proceeds of any sale or refinancing of the mortgaged properties will be sufficient to pay the principal of, and interest on, the mortgage loans or to distribute in full the amounts of interest and principal to which the holders of the offered certificates are entitled.

No governmental agency or instrumentality will guarantee or insure payment on the offered certificates.

Furthermore, some classes of offered certificates will represent a subordinate right to receive payments out of collections and/or advances on the trust assets.

If the trust assets are insufficient to make payments on your certificates, no other assets will be available to you for payment of the deficiency, and you will bear the resulting loss. See “Description of the Certificates—General”.

Any Credit Support for Your Offered Certificates May Be Insufficient to Protect You Against All Potential Losses

The rating agencies that assign ratings to your offered certificates will establish the amount of credit support, if any, for your offered certificates based on, among other things, an assumed level of defaults, delinquencies and losses with respect to the related mortgage assets. Actual losses may, however, exceed the assumed levels. See “Description of the Certificates—Subordination; Allocation of Realized Losses”. If actual losses on the underlying mortgage loans exceed the assumed levels, you may be required to bear the additional losses.

Your Yield May Be Affected by Defaults, Prepayments and Other Factors

General

The yield to maturity on each class of the offered certificates will depend in part on the following:

●	the purchase price for the certificates;

●	the rate and timing of principal payments on the mortgage loans (both voluntary and involuntary), and the allocation of principal prepayments to the respective classes of offered certificates with principal balances; and

●	the allocation of shortfalls and losses on the mortgage loans to the respective classes of offered certificates.

Any changes in the weighted average lives of your certificates may adversely affect your yield. In general, if you buy a Class X-A certificate or if you buy any other offered certificate at a premium, and principal distributions occur faster than expected, your actual yield to maturity will be lower than your anticipated yield. If principal distributions are very high, holders of certificates purchased at a premium might not fully recover their initial investment. Conversely, if you buy an offered certificate at a discount and principal distributions occur more slowly than expected, your actual yield to maturity will be lower than your anticipated yield. The potential effect that prepayments may have on the yield of your certificates will increase as the discount deepens or the premium increases. If the amount of interest payable on your certificates is disproportionately large as compared to the amount of principal payable on your certificates, or if your certificates entitle you to receive payments of interest but no payments of principal, then you may fail to recover your original investment under some prepayment scenarios.

In addition, if you buy offered certificates that entitle you to distributions of principal, prepayments resulting in a shortening of weighted average lives of your certificates may be made at a time of low interest rates when you may be unable to reinvest the resulting payment of principal on your certificates at a rate comparable to the effective yield anticipated by you in making your investment in the certificates, while delays and extensions resulting in a lengthening of those weighted average lives may occur at a time of high interest rates when you may have been able to reinvest principal payments that would otherwise have been received by you at higher rates.

In addition, the extent to which prepayments on the mortgage loans in the issuing entity ultimately affect the weighted average life of the pooled certificates will depend on the terms of the certificates, more particularly:

●	a class of pooled certificates that entitles the holders of those certificates to a disproportionately larger share of the prepayments on the mortgage loans increases the “call risk” or the likelihood of early retirement of that class if the rate of prepayment is relatively fast; and

●	a class of pooled certificates that entitles the holders of the certificates to a disproportionately smaller share of the prepayments on the mortgage loans increases the likelihood of “extension risk” or an extended average life of that class if the rate of prepayment is relatively slow.

The Investment Performance and Average Life of Your Offered Certificates Will Depend Upon Payments, Defaults and Losses on the Underlying Mortgage Loans, and Those Payments, Defaults and Losses May Be Highly Unpredictable

Payments of principal and/or interest on your offered certificates will depend upon, among other things, the rate and timing of payments on the underlying mortgage loans. Prepayments on the underlying mortgage loans may result in a faster rate of principal payments on your offered certificates, thereby resulting in a shorter average life for your offered certificates than if those prepayments had not occurred.

The rate and timing of principal prepayments on pools of mortgage loans varies among pools and is influenced by a variety of economic, demographic, geographic, social, tax and legal factors. Accordingly, neither you nor we can predict the rate and timing of principal prepayments on the mortgage loans underlying your offered certificates. As a result, repayment of your offered certificates could occur significantly earlier or later, and the average life of your offered certificates could be significantly shorter or longer, than you expected.

The extent to which prepayments on the underlying mortgage loans ultimately affect the average life of your offered certificates depends on the terms and provisions of your offered certificates. A class of offered certificates may entitle the holders to a pro rata share of any prepayments on the underlying mortgage loans, to all or a disproportionately large share of those prepayments, or to none or a disproportionately small share of those prepayments. If you are entitled to a disproportionately large share of any prepayments on the underlying mortgage loans, your offered certificates may be retired at an earlier date. If, however, you are only entitled to a small share of the prepayments on the underlying mortgage loans, the average life of your offered certificates may be extended. Your entitlement to receive payments, including prepayments, of principal of the underlying mortgage loans may—

●	vary based on the occurrence of specified events, such as the retirement of one or more other classes of certificates, or

●	be subject to various contingencies, such as prepayment and default rates with respect to the underlying mortgage loans.

Each of the mortgage loans underlying the offered certificates will specify the terms on which the related borrower must repay the outstanding principal amount of the loan. The rate, timing and amount of scheduled payments of principal may vary, and may vary significantly, from mortgage loan to mortgage loan. The rate at which the underlying mortgage loans amortize will directly affect the rate at which the principal balance or notional amount of your offered certificates is paid down or otherwise reduced.

In addition, any mortgage loan underlying the offered certificates may permit the related borrower during some or all of the loan term to prepay the loan. In general, a borrower will be more likely to prepay its mortgage loan when it has an economic incentive to do so, such as obtaining a larger loan on the same underlying real property or a lower or otherwise more advantageous interest rate through refinancing. If a mortgage loan includes some form of prepayment restriction, the likelihood of prepayment should decline. These restrictions may include—

●	an absolute or partial prohibition against voluntary prepayments during some or all of the loan term, or

●	a requirement that voluntary prepayments be accompanied by some form of prepayment premium, fee or charge during some or all of the loan term.

In many cases, however, there will be no restriction associated with the application of insurance proceeds or condemnation proceeds as a prepayment of principal.

Notwithstanding the terms of the mortgage loans backing your offered certificates, the amount, rate and timing of payments and other collections on those mortgage loans will, to some degree, be unpredictable because of borrower defaults and because of casualties and condemnations with respect to the underlying real properties.

The investment performance of your offered certificates may vary materially and adversely from your expectations due to—

●	the rate of prepayments and other unscheduled collections of principal on the underlying mortgage loans being faster or slower than you anticipated, or

●	the rate of defaults on the underlying mortgage loans being faster, or the severity of losses on the underlying mortgage loans being greater, than you anticipated.

The actual yield to you, as a holder of an offered certificate, may not equal the yield you anticipated at the time of your purchase, and the total return on investment that you expected may not be realized. In deciding whether to purchase any offered certificates, you should make an independent decision as to the appropriate prepayment, default and loss assumptions to be used.

We are not aware of any relevant publicly available or authoritative statistics with respect to the historical prepayment experiences of commercial mortgage loans. For this purpose, principal payments include both voluntary prepayments, if permitted, and involuntary prepayments, such as prepayments resulting from the application of loan reserves, property releases, casualty or condemnation, defaults and liquidations or repurchases upon breaches of representations and warranties or material document defects or purchases by the holder of a subordinate companion loan or a mezzanine lender pursuant to a purchase option or sales of defaulted mortgage loans. The rate at which voluntary prepayments occur on the mortgage loans will be affected by a variety of factors, including:

●	the terms of the mortgage loans, including, the length of any prepayment lockout period and the applicable yield maintenance charges and prepayment premiums and the extent to which the related mortgage loan terms may be practically enforced;

●	the level of prevailing interest rates;

●	the availability of mortgage credit;

●	the master servicer’s or special servicer’s ability to enforce yield maintenance charges and prepayment premiums;

●	the failure to meet certain requirements for the release of escrows;

●	the occurrence of casualties or natural disasters; and

●	economic, demographic, tax, legal or other factors.

See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Prepayment Provisions” for a description of certain prepayment protections and other factors that may influence the rate of prepayment of the mortgage loans. See “—Some Provisions in the Mortgage Loans Underlying Your Offered Certificates May Be Challenged as Being Unenforceable” below.

In addition, if a sponsor or guarantor repurchases any mortgage loan from the issuing entity due to breaches of representations or warranties or document defects, the repurchase price paid will be passed through to the holders of the certificates with the same effect as if the mortgage loan had been prepaid in part or in full, and no yield maintenance charge or other prepayment charge would be payable. Additionally, the holder of any subordinate companion loan or any mezzanine lender may have the option to purchase the related mortgage loan after certain defaults, and the purchase price may not include any yield maintenance payments or prepayment charges. As a result of such a repurchase or purchase, investors in the Class X-A certificates and any classes of offered certificates purchased at a premium might not fully recoup their initial investment. In this respect, see “The Mortgage Loan Purchase Agreements—Representations and Warranties” and “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans”.

A rapid rate of principal prepayments, liquidations and/or principal losses on the mortgage loans could result in the failure to recoup the initial investment in the Class X-A certificates. Investors in the Class X-A certificates should fully consider the associated risks, including the risk that an extremely rapid rate of amortization, prepayment or other liquidation of the mortgage loans could result in the failure of such investors to recoup fully their initial investments. The yield to maturity of the Class X-A certificates may be adversely affected by the prepayment of mortgage loans with higher net mortgage rates. See “—A Rapid Rate of Principal Prepayments, Liquidations and/or Principal Losses on the Mortgage Loans Could Result in the Failure to Recoup the Initial Investment in the Class X-A Certificates” and “Yield, Prepayment and Maturity Considerations—Yield on the Class X-A Certificates”.

In addition, with respect to the Class A-AB certificates, the extent to which the planned balances are achieved and the sensitivity of the Class A-AB certificates to principal prepayments on the mortgage loans will depend in part on the period of time during which the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-5 certificates remain outstanding. As such, the Class A-AB certificates will become more sensitive to the rate of prepayments on the mortgage loans than they were when the Class A-1, Class A-2, Class A-3, Class A-4 and/or Class A-5 certificates were outstanding.

Your Yield May Be Adversely Affected by Prepayments Resulting from Earnout Reserves

With respect to certain mortgage loans, earnout escrows may have been established at origination, which funds may be released to the related borrower upon satisfaction of certain conditions.  If such conditions with respect to any such mortgage loan are not satisfied, the amounts reserved in such escrows may be applied to the payment of the mortgage loan, which would have the same effect on the offered certificates as a prepayment of the mortgage loan, except that such application of funds would not be accompanied by any prepayment premium or yield maintenance charge.  See Annex A to this prospectus. The pooling and servicing agreement will provide that unless required by the mortgage loan documents, neither the master servicer nor the special servicer, as applicable, will apply such amounts as a prepayment if no event of default has occurred.

Losses and Shortfalls May Change Your Anticipated Yield

If losses on the mortgage loans allocated to the non-vertically retained pooled principal balance certificates exceed the aggregate certificate balance of the classes of non-vertically retained pooled principal balance certificates subordinated to a particular class thereof, that class will suffer a loss equal to the full amount of the excess (up to the outstanding certificate balance of that class). Even if losses on the mortgage loans are not borne by your certificates, those losses may affect the weighted average life and yield to maturity of your certificates.

For example, certain shortfalls in interest as a result of involuntary prepayments may reduce the funds available to make payments on your certificates. In addition, if the master servicer, the special servicer or the trustee is reimbursed out of general collections on the mortgage loans included in the issuing entity for any advance that it has determined is not recoverable out of collections on the related mortgage loan, then to the extent that this reimbursement is made from collections of principal on the mortgage loans in the issuing entity, that reimbursement will reduce the amount of principal available to be distributed on the pooled certificates and will result in a reduction of the certificate balances of the non-vertically retained pooled principal balance certificates (in the order described in the next paragraph as if it was a loss realized on the mortgage loans) and the VRR Interest, pro rata based on their respective percentage allocation entitlements as described in this prospectus. See “Description of the Certificates—Distributions”. Likewise, if the master servicer, the special servicer or the trustee is reimbursed out of principal collections on the mortgage loans for any workout delayed reimbursement amounts, that reimbursement will reduce the amount of principal available to be distributed on the non-vertically retained pooled principal balance certificates and the VRR Interest, pro rata based on their respective percentage allocation entitlement as described in this prospectus, on that distribution date. This reimbursement would have the effect of reducing current payments of principal on the offered certificates with principal balances and extending the weighted average lives of those certificates. See “Description of the Certificates—Distributions”.

In addition, to the extent losses are realized on the mortgage loans and allocated to the non-vertically retained pooled principal balance certificates, first the Class J-RR certificates, then the Class G-RR certificates, then the Class F-RR certificates, then the Class E certificates, then the Class D certificates, then the Class C certificates, then the Class B certificates, then the Class A-S certificates and, then, pro rata, the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-AB certificates, based on their respective certificate balances, will bear such losses up to an amount equal to the respective outstanding certificate balance thereof. A reduction in the certificate balance of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB or Class A-S certificates will result in a corresponding reduction in the notional amount of the Class X-A certificates. No representation is made as to the anticipated rate or timing of prepayments (voluntary or involuntary) or rate, timing or amount of liquidations or losses on the mortgage loans or as to the anticipated yield to maturity of any such offered certificate. See “Yield, Prepayment and Maturity Considerations”.

Modifications of the Terms of the Mortgage Loans May Affect the Amount and Timing of Payments on Your Offered Certificates

The master servicer or special servicer may, within prescribed limits, extend and modify mortgage loans underlying your offered certificates that are in default or as to which a payment default is imminent in order to maximize recoveries on the defaulted loans. The master servicer or special servicer is only required to determine that any extension or modification is reasonably likely to produce a greater recovery than a liquidation of the real property securing the defaulted loan. There is a risk that the decision of the master servicer or special servicer to extend or modify a mortgage loan may not in fact produce a greater recovery.

The master servicer (or any related primary servicer) will be responsible for servicing the mortgage loans underlying your offered certificates regardless of whether such mortgage loans are performing or have become delinquent or have otherwise been transferred to special servicing. As delinquencies or defaults occur, the special servicer and any sub-servicer will be required to utilize an increasing amount of resources to work with borrowers to maximize collections on the mortgage loans serviced by it. This may include modifying the terms of such mortgage loans that are in default or whose default is reasonably foreseeable. At each step in the process of trying to bring a defaulted mortgage loan current or in maximizing proceeds to the certificateholders, the special servicer and any sub-servicer will be required to invest time and resources not otherwise required when collecting payments on non-specially serviced mortgage loans. Modifications of mortgage loans implemented by the special servicer or any sub-servicer in order to maximize ultimate proceeds of such mortgage loans to the certificateholders may have the effect of, among other things, reducing or otherwise changing the mortgage rate, forgiving or forbearing payments of principal, interest or other amounts owed under the mortgage loan, extending the final maturity date of the mortgage loan, capitalizing or deferring delinquent interest and other amounts owed under the mortgage loan, forbearing payment of a portion of the principal balance of the mortgage loan or any combination of these or other modifications. Any modified mortgage loan may remain in the issuing entity, and the modification may result in a reduction in (or may eliminate) the funds received by the issuing entity with respect to such mortgage loan.

The ability to modify mortgage loans by each of the master servicer and the special servicer may be limited by several factors. First, if the master servicer or special servicer, as applicable, has to consider a large number of modifications, operational constraints may affect the ability of such servicer to adequately address all of the needs of the borrowers. Furthermore, the terms of the pooling and servicing agreement will significantly limit the actions of the master servicer, and will prohibit the special servicer from taking certain actions, in connection with a loan modification, such as an extension of the loan term beyond a specified date such as a specified number of years prior to the rated final distribution date. You should consider the importance of the role of the special servicer in maximizing collections for the transaction and the impediments the special servicer may encounter when servicing delinquent or defaulted mortgage loans. In some cases, failure by the special servicer to timely modify the terms of a defaulted mortgage loan may reduce amounts available for distribution on your offered certificates. In addition, even if a loan modification is successfully completed, there can be no assurance that the related borrower will continue to perform under the terms of the modified mortgage loan.

You should note that modifications that are designed to maximize collections in the aggregate may adversely affect a particular class of certificates in the transaction. The pooling and servicing agreement will obligate the master servicer and special servicer not to consider the interests of individual classes of certificates. You should also note that in connection with considering a modification or other type of loss mitigation, the master servicer or special servicer may incur or bear related out-of-pocket expenses, such as appraisal fees, which would be reimbursed to such servicer from the transaction as servicing advances and paid from amounts received on the modified loan or from other mortgage loans in the related mortgage pool but in each case, prior to distributions being made on your offered certificates.

Payments Allocated to the VRR Interest Will Not Be Available to Make Payments on the Non-Vertically Retained Pooled Certificates, and Payments Allocated to the Non-Vertically Retained Pooled Certificates Will Not Be Available to Make Payments on the VRR Interest

As described in this prospectus, payments of principal and interest in respect of the mortgage loans will be distributed to the holders of the non-vertically retained pooled certificates and the VRR Interest, pro rata, based upon their respective percentage allocation entitlements. Amounts received and allocated to the non-vertically retained pooled certificates will not be available to satisfy any amounts due and payable to the VRR Interest. Likewise, amounts received and allocated to the VRR Interest will not be available to satisfy any amounts due and payable to the non-vertically retained pooled certificates. Accordingly, any losses incurred by the issuing entity will also be effectively allocated between the non-vertically retained pooled certificates (collectively) and the VRR Interest, pro rata, based upon their respective percentage allocation entitlement. See “Description of the Certificates—Distributions” and “Credit Risk Retention”.

Release, Casualty and Condemnation of Collateral May Reduce the Yield on Your Certificates

Notwithstanding the prepayment provisions described in this prospectus, certain of the mortgage loans permit the release of a mortgaged property (or a portion of the mortgaged property) subject to the satisfaction of certain conditions described under “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans”. In order to obtain such release (other than with respect to the release of certain non-material portions of the mortgaged properties which may not require payment of a release price), the related borrower may be required (among other things) to pay a release price, which in some cases may not include a prepayment premium or yield maintenance charge on all or a portion of such payment. In addition, some mortgage loans may provide that the application of casualty or condemnation proceeds to pay down the subject mortgage loan does not need to be accompanied by a prepayment premium or yield maintenance charge. Any such prepayments may adversely affect the yield to maturity of your certificates. See “—Your Yield May Be Affected by Defaults, Prepayments and Other Factors” in this prospectus.

In addition, certain mortgage loans provide for the release, without prepayment or defeasance, of outparcels or other portions of the related mortgaged property that were given no value or minimal value in the underwriting process, subject to the satisfaction of certain conditions. Certain of the mortgage loans also permit the related borrower to add or substitute collateral under certain circumstances.

See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Partial Releases” and Annex A for further details regarding the various release provisions.

Pro Rata Allocation of Principal Between and Among the Subordinate Companion Loan and the Related Mortgage Loan Prior to a Material Mortgage Loan Event Default

With respect to a mortgage loan that is part of a loan combination with a subordinate companion loan, prior to the occurrence and continuance of a material mortgage loan event of default (or during any period of time that the event of default is being cured in accordance with the related co-lender agreement), any collections of scheduled principal payments and other unscheduled principal payments with respect to the related loan combination (other than, if applicable, any prepayment consisting of any insurance or condemnation proceeds) received from the related borrower may (if so provided in the related co-lender agreement) be allocated to such mortgage loan and any such subordinate companion loan(s) on a pro rata basis. Any such pro rata distributions of principal with respect to a subordinate companion loan and the resulting distributions of principal to the holder(s) of the related subordinate companion loan(s) would have the effect of reducing the total dollar amount of subordination provided to the offered certificates by such companion loan. See “Description of the Mortgage Pool—The Loan Combinations.”

Certain Classes of the Offered Certificates Are Subordinate to, and Are Therefore Riskier Than, Other Classes

The Class A-S, Class B and Class C certificates are subordinate to other classes of non-vertically retained pooled certificates. If you purchase any offered certificates that are subordinate to one or more other classes, then your offered certificates will provide credit support to such other senior classes. As a result, you will receive payments after, and must bear the effects of losses on the trust assets before, the holders of the senior classes.

When making an investment decision, you should consider, among other things—

●	the payment priorities of the respective classes of the certificates,

●	the order in which the principal balances of the respective classes of the certificates with balances will be reduced in connection with losses and default-related shortfalls, and

●	the characteristics and quality of the mortgage loans in the trust.

A Rapid Rate of Principal Prepayments, Liquidations and/or Principal Losses on the Mortgage Loans Could Result in the Failure to Recoup the Initial Investment in the Class X-A Certificates

The Class X-A certificates will not be entitled to distributions of principal but instead will accrue interest on the notional amount of such class.

The yield to maturity on the Class X-A certificates will be especially sensitive to the rate and timing of reductions made to the certificate balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB and Class A-S certificates. In each case, the causes of such reductions in the applicable certificate balances may include delinquencies and losses on the mortgage loans due to liquidations, principal payments (including both voluntary and involuntary prepayments, delinquencies, defaults and liquidations) on the mortgage loans and payments with respect to purchases and repurchases thereof, which may fluctuate significantly from time to time. A rate of principal payments and liquidations on the mortgage loans that is more rapid than expected by investors may have a material adverse effect on the yield to maturity of the Class X-A certificates and may result in holders not fully recouping their initial investments. The yield to maturity of the Class X-A certificates may be adversely affected by the prepayment of mortgage loans with higher net mortgage rates. See “Yield, Prepayment and Maturity Considerations—Yield on the Class X-A Certificates”.

Book-Entry Registration Will Mean You Will Not Be Recognized as a Holder of Record

Your offered certificates will be issued in book-entry form through the facilities of the Depository Trust Company.

Your certificates will be initially represented by one or more certificates registered in the name of Cede & Co., as the nominee for DTC, and will not be registered in your name. As a result, you will not be recognized as a certificateholder, or holder of record of your certificates and—

●	you will be able to exercise your rights as a certificateholder only indirectly through the Depository Trust Company and its participating organizations;

●	you may have only limited access to information regarding your offered certificates;

●	you may suffer delays in the receipt of payments on your offered certificates; and

●	your ability to pledge or otherwise take action with respect to your offered certificates may be limited due to the lack of a physical certificate evidencing your ownership of those certificates.

See “Description of the Certificates—Delivery, Form, Transfer and Denomination—Book-Entry Registration”.

The Volatile Economy, Credit Crisis and Downturn in the Real Estate Market Have Adversely Affected and May Continue to Adversely Affect the Value of CMBS

In recent years, the real estate and securitization markets, including the market for commercial mortgage-backed securities (“CMBS”), experienced significant dislocations, illiquidity and volatility. We cannot assure you that another dislocation in CMBS will not occur.

Any economic downturn may adversely affect the financial resources of borrowers under commercial mortgage loans and may result in their inability to make payments on, or refinance, their outstanding mortgage debt when due or to sell their mortgaged properties for an aggregate amount sufficient to pay off the outstanding debt when due. As a result, distributions of principal and interest on your certificates, and the value of your certificates, could be adversely affected.

Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity and Other Aspects of the Offered Certificates

We make no representation as to the proper characterization of the offered certificates for legal investment, financial institution regulatory, financial reporting or other purposes, as to the ability of particular investors to purchase the offered certificates under applicable legal investment or other restrictions or as to the consequences of an investment in the offered certificates for such purposes or under such restrictions. Changes in federal banking and securities laws and other laws and regulations may have an adverse effect on issuers, investors or other participants in the asset-backed securities markets including the CMBS market. While the general effects of such changes are uncertain, regulatory or legislative provisions applicable to certain investors may have the effect of limiting or restricting their ability to hold or acquire CMBS, which in turn may adversely affect the ability of investors in the offered certificates who are not subject to those provisions to resell their certificates in the secondary market. For example:

●	Investors should be aware of the risk retention and due diligence requirements in the European Union (the “EU Risk Retention and Due Diligence Requirements”) which apply in respect of institutional investors as defined in specified EU Directives and Regulations (“Institutional Investors”) including: institutions for occupational retirement; credit institutions; alternative investment fund managers who manage or market alternative investment funds in the EU; investment firms (as defined in Regulation (EU) No 575/2013 (the “CRR”)); insurance and reinsurance undertakings; and management companies of UCITS funds (or internally managed UCITS), as set out in Regulation (EU) 2017/2402 (the “Securitization Regulation”). These requirements restrict such investors from investing in securitizations unless such investors have verified that: (i) the originator, sponsor or original lender will retain, on an ongoing basis, a material net economic interest of not less than five percent. in the securitization determined in accordance with the Securitization Regulation and the risk retention is disclosed to Institutional Investors; (ii) the originator, sponsor or securitization special purpose entity (i.e., the issuer special purpose vehicle) has, where applicable, made available the information required by Article 7 of the Securitization Regulation in accordance with the frequency and modalities provided for in that Article; and (iii) where the originator or original lender is established in a non-EU country, the originator or original lender grants all the credits giving rise to the underlying exposures on the basis of sound and well-defined criteria and clearly established processes for approving, amending, renewing and financing those credits and has effective systems in place to apply those criteria and processes to ensure that credit-granting is based on thorough assessment of the obligor’s creditworthiness.

Pursuant to Article 14 of the CRR consolidated subsidiaries of credit institutions and investment firms subject to the CRR may also be subject to these requirements.

Failure to comply with one or more of the requirements may result in various penalties including, in the case of those investors subject to regulatory capital requirements, the imposition of a punitive capital charge on the certificates acquired by the relevant investor. Aspects of the requirements and what is or will be required to demonstrate compliance to European national regulators remain unclear. Prospective investors should make themselves aware of the EU Risk Retention and Due Diligence Requirements described above (and any corresponding implementing rules of their regulator), where applicable to them, in addition to any other applicable regulatory requirements with respect to their investment in the certificates.

●	Prospective investors should be aware that none of the originators, the sponsors, the depositor or the issuing entity intends to retain a material net economic interest in the respective securitizations constituted by the issuance of the pooled certificates or the issuance of the loan-specific certificates in accordance with any EU Risk Retention and Due Diligence Requirements, provide information allowing a prospective investor to comply with its due diligence obligations under the EU Risk Retention and Due Diligence Requirements, or to take any other action which may be required by prospective investors for the purposes of their compliance with any EU Risk Retention and Due Diligence Requirements. Consequently, the certificates may not be a suitable investment for investors that are now or may in the future be subject to any EU Risk Retention and Due Diligence Requirements. As a result, the price and liquidity of the certificates in the secondary market may be adversely affected. This could adversely affect your ability to transfer your certificates or the price you may receive upon your sale of your certificates. Each investor should evaluate the impact any such non-compliance may have on it.

●	Recent changes in federal banking and securities laws, including those resulting from the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) enacted in the United States, may have an adverse effect on issuers, investors and other participants in the asset-backed securities markets. In particular, new capital regulations, which were adopted by the U.S. banking regulators in July 2013 and began phasing in on January 1, 2014, implement (i) many aspects of the increased capital framework agreed upon by the Basel Committee on Banking Supervision (“BCBS”) in “Basel III: A Global Regulatory Framework for More Resilient Banks and Banking Systems” and also (ii) changes required by the Dodd-Frank Act. These new capital regulations eliminate reliance on credit ratings and otherwise alter, and in most cases increase, the capital requirements imposed on depository institutions and their holding companies, including with respect to ownership of asset-backed securities such as CMBS. Additional phases of compliance began on January 1, 2015 and January 1, 2016, respectively. Further changes in capital requirements were announced by the BCBS in January 2016, and it is uncertain when such changes will be implemented in the United States. When fully implemented in the United States, these changes may have an adverse effect on investments in asset-backed securities. As a result of these regulations, investments in CMBS like the certificates by financial institutions subject to these regulations may result in greater capital charges to these financial institutions, and the treatment of CMBS for their regulatory capital purposes may otherwise be adversely affected. Such developments could reduce the attractiveness of investments in CMBS for such entities.

●	The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the regulations adopted to implement Section 619 of the Dodd-Frank Act (such statutory provision, together with such implementing regulations, the “Volcker Rule”). The Volcker Rule generally prohibits “banking entities” (which is broadly defined to include U.S. banks and bank holding companies and many non-U.S. banking entities, together with their respective subsidiaries and other affiliates) from (i) engaging in proprietary trading, (ii) acquiring or retaining an ownership interest in or sponsoring a “covered fund” and (iii) entering into certain relationships with such funds. Under the Volcker Rule, unless otherwise jointly determined by specified federal regulators, a “covered fund” does not include an issuer that may rely on an exclusion or exemption from the definition of “investment company” under the Investment Company Act other than the exclusions contained in Section 3(c)(1) and Section 3(c)(7) of the Investment Company Act. The Volcker Rule became effective on July 21, 2012, and final regulations implementing the Volcker Rule were adopted on December 10, 2013, with conformance required by July 21, 2015 (or by July 21, 2017 in respect of investments in and relationships with covered funds that were in place prior to December 31, 2013). Although prior to the deadlines for conformance, banking entities were or are required to make good-faith efforts to conform their activities and investments to the Volcker Rule, the general effects of the Volcker Rule remain uncertain. Any prospective investor in the certificates, including a U.S. or foreign bank or a subsidiary or other affiliate thereof, should consult its own legal advisors regarding such matters and other effects of the Volcker Rule.

●	The Financial Accounting Standards Board has adopted changes to the accounting standards for structured products. These changes, or any future changes, may affect the accounting for entities such as the issuing entity, could under certain circumstances require an investor or its owner generally to consolidate the assets of the issuing entity in its financial statements and record third parties’ investments in the issuing entity as liabilities of that investor or owner or could otherwise adversely affect the manner in which the investor or its owner must report an investment in commercial mortgage-backed securities for financial reporting purposes.

●	For purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended, no class of offered certificates will constitute “mortgage related securities.”

●	In a number of cases that have been filed alleging certain violations of the Trust Indenture Act of 1939, as amended (the “TIA”), certain lower courts have held that the TIA was applicable to certain agreements similar to the Pooling and Servicing Agreement and that the mortgage-backed certificates issued pursuant to such agreements were not exempt under Section 304(a)(2) of the TIA. (See for example, Retirement Board of the Policemen’s Annuity and Benefit Fund of the City of Chicago v. The Bank of New York Mellon, 914 F.Supp.2d 422 (S.D.N.Y. Apr. 3, 2012), Policemen’s Annuity and Benefit Fund of the City of Chicago v. Bank of America, NA, et.al, 907 F.Supp.2d 536 (S.D.N.Y. Dec. 7, 2012) and American Fidelity Assurance Co. v. Bank of New York Mellon, No. Civ-11-1284-D, 2013 WL 6835277 (W.D. Okla. Dec. 26, 2013)). These rulings are contrary to more than three decades of market practice, as well as guidance regarding Section 304(a)(2) of the TIA that had previously been provided by the staff of the Division of Corporation Finance and that, prior to April 24, 2015, had been posted on the SEC’s website as Division of Corporation Finance Interpretive Response 202.01 (“CDI 202.01”). See also Harbor Financial, Inc., 1988 SEC No-Act. LEXIS 1463 (Oct. 31, 1988) (in which the SEC staff agreed that certificates evidencing an interest in a pool of mortgage loans could be issued without qualification of the issuing instrument under the TIA). In addition, on December 23, 2014, the United States Court of Appeals for the Second Circuit reversed the lower court’s ruling in Retirement Bd. of the Policemen’s Annuity and Benefit Fund regarding the applicability of the TIA to trusts governed by pooling and servicing agreements under New York law, holding that the mortgaged-backed securities at issue are exempt under Section 304(a)(2) of the TIA. See Retirement Board of the Policemen’s Annuity and Benefit Fund of the City of Chicago v. The Bank of New York Mellon, 775 F.3d 154 (2d Cir. 2014). The plaintiffs/appellants in that case filed a petition for rehearing en banc with the Second Circuit, which was denied on April 13, 2015, and such plaintiffs/appellants filed a petition for writ of certiorari to the United States Supreme Court on September 10, 2015, which was denied on January 11, 2016. On April 24, 2015, CDI 202.01 was withdrawn by the SEC staff without any indication of the reason for such withdrawal. If it is ultimately determined in the American Fidelity Assurance Co. case, which is pending for trial, that the subject mortgage-backed securities are not exempt under Section 304(a)(2) of the TIA and that holding is affirmed on appeal, there would be a split in the United States circuit courts regarding this issue. While the implication of a determination that the TIA does apply to the Pooling and Servicing Agreement is unclear, such a determination may have an adverse effect on the issuing entity and/or your certificates.

Further changes in federal banking and securities laws and other laws and regulations may have an adverse effect on issuers, investors, or other participants in the asset-backed securities markets (including the CMBS market) and may have an adverse effect on the liquidity, market value and regulatory characteristics of the certificates.

Accordingly, all investors whose investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities should consult with their own legal, accounting and other advisors in determining whether, and to what extent, the offered certificates will constitute legal investments for them or are subject to investment or other restrictions, unfavorable accounting treatment, capital charges or reserve requirements. See “Legal Investment”.

None of the issuing entity, the depositor, the underwriters, the mortgage loan sellers or any other party to the transaction makes any representation to any prospective investor or purchaser of the offered certificates regarding the regulatory capital treatment of their investment in the offered certificates on the closing date or at any time in the future.

In addition, the securitization transaction constituted by the issuance of the pooled certificates is structured to comply with the credit risk retention rules as and to the extent set forth under “Credit Risk Retention”. Further, German American Capital Corporation is the only sponsor, and will act as “retaining sponsor” (as such term is defined in Regulation RR), with respect to the securitization transaction constituted by the issuance of the loan-specific certificates relating to the Woodlands Mall trust subordinate companion loan. In connection therewith, the WMRR Interest will be purchased and retained by German American Capital Corporation or its “majority-owned affiliate” (as such term is defined in Regulation RR) in accordance with the credit risk retention rules applicable to such securitization transaction. Further, Citi Real Estate Funding Inc. is the only sponsor, and will act as “retaining sponsor” (as such term is defined in Regulation RR), with respect to the securitization transaction constituted by the issuance of the loan-specific certificates relating to The Centre trust subordinate companion loan. In connection therewith, the Class TCRR certificates will be purchased and retained by a third party purchaser contemplated by Rule 7 of Regulation RR, in accordance with the credit risk retention rules applicable to the securitization transaction constituted by the issuance of the loan-specific certificates relating to The Centre trust subordinate companion loan. We cannot assure you that the retaining party for any such securitization transaction will at all times satisfy such credit risk retention requirements. At this time, it is unclear what effect a failure of a retaining party to be in compliance with the credit risk retention rules at any time will have on the certificateholders or the market value or liquidity of the certificates. Furthermore, notwithstanding any references in this prospectus to the credit risk retention rules, Regulation RR, the retaining party or other risk retention related matters, in the event the credit risk retention rules and/or Regulation RR (or any relevant portion thereof) are repealed or determined by applicable regulatory agencies to be no longer applicable to this securitization transaction, neither the retaining sponsor nor any other party will be required to comply with or act in accordance with the credit risk retention rules or Regulation RR (or such relevant portion thereof).

Other External Factors May Adversely Affect the Value and Liquidity of Your Investment; Global, National and Local Economic Factors

Due to factors not directly relating to the offered certificates or the underlying mortgage loans, the market value of the offered certificates can decline even if the offered certificates, the mortgage loans or the mortgaged properties are performing at or above your expectations.

Global financial markets have in recent years experienced increased volatility due to uncertainty surrounding the level and sustainability of the sovereign debt of various countries. Much of this uncertainty has related to certain countries that participate in the European Monetary Union and whose sovereign debt is generally denominated in Euros, the common currency shared by members of that union. In addition, some economists, observers and market participants have expressed concerns regarding the sustainability of the monetary union and the common currency in their current form. Concerns regarding sovereign debt may emerge with respect to other countries at any time.

Furthermore, many state and local governments in the United States are experiencing, and are expected to continue to experience, severe budgetary strain. One or more states could default on their debt, or one or more significant local governments could default on their debt or seek relief from their debt under Title 11 of the United States Code, as amended (the “Bankruptcy Code”) or by agreement with their creditors. Any or all of the circumstances described above may lead to further volatility in or disruption of the credit markets at any time.

Moreover, other types of events, domestic or international, may affect general economic conditions, consumer confidence and financial markets:

●	Wars, revolts, insurrections, armed conflicts, energy supply or price disruptions, terrorism, political crises, natural disasters, civil unrest and/or protests and man-made disasters may have an adverse effect on the mortgaged properties and/or your certificates;

●	Trading activity associated with indices of CMBS may drive spreads on those indices wider than spreads on CMBS, thereby resulting in a decrease in value of such CMBS, including your certificates, and spreads on those indices may be affected by a variety of factors, and may or may not be affected for reasons involving the commercial and multifamily real estate markets and may be affected for reasons that are unknown and cannot be discerned; and

●	The market value of your certificates also may be affected by many other factors, including the then-prevailing interest rates and market perceptions of risks associated with commercial mortgage lending. A change in the market value of the certificates may be disproportionately impacted by upward or downward movements in the current interest rates.

Investors should consider that the foregoing factors may adversely affect the performance of the mortgage loans and accordingly the performance of the offered certificates.

The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline

The offered certificates may have limited or no liquidity.

As described above under “—The Volatile Economy, Credit Crisis and Downturn in the Real Estate Market Have Adversely Affected and May Continue to Adversely Affect the Value of CMBS” and “—Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity and Other Aspects of the Offered Certificates”, the secondary market for mortgage-backed securities recently experienced extremely limited liquidity. The adverse conditions described above as well as other adverse conditions could continue to severely limit the liquidity for mortgage-backed securities and cause disruptions and volatility in the market for CMBS.

Your certificates will not be listed on any national securities exchange or the NASDAQ stock market or traded on any automated quotation systems of any registered securities association, and there is currently no secondary market for your certificates. While we have been advised by the underwriters that one or more of them, or one or more of their affiliates, currently intend to make a market in the offered certificates, none of the underwriters has any obligation to do so, any market-making may be discontinued at any time, and we cannot assure you that an active secondary market for the offered certificates will develop. Additionally, one or more purchasers may purchase substantial portions of one or more classes of offered certificates. Accordingly, you may not have an active or liquid secondary market for your certificates. Lack of liquidity could result in a substantial decrease in the market value of your certificates. We do not expect that you will have any redemption rights with respect to your offered certificates.

Lack of liquidity will impair your ability to sell your offered certificates and may prevent you from doing so at a time when you may want or need to. Lack of liquidity could adversely affect the market value of your offered certificates.

In addition, the market value of the offered certificates will also be influenced by the supply of and demand for CMBS generally. The supply of CMBS will depend on, among other things, the amount of commercial and multifamily mortgage loans, whether newly originated or held in portfolios, that are available for securitization. A number of factors will affect investors’ demand for CMBS, including:

●	the availability of alternative investments that offer higher yields or are perceived as being a better credit risk, having a less volatile market value or being more liquid;

●	legal and other restrictions that prohibit a particular entity from investing in CMBS or limit the amount or types of CMBS that it may acquire or require it to maintain increased capital or reserves as a result of its investment in CMBS;

●	accounting standards that may affect an investor’s characterization or treatment of an investment in CMBS for financial reporting purposes;

●	increased regulatory compliance burdens imposed on CMBS or securitizations generally, or on classes of securitizers, that may make securitization a less attractive financing option for commercial mortgage loans;

●	investors’ perceptions regarding the commercial and multifamily real estate markets, which may be adversely affected by, among other things, a decline in real estate values or an increase in defaults and foreclosures on commercial mortgage loans;

●	investors’ perceptions regarding the capital markets in general, which may be adversely affected by political, social and economic events completely unrelated to the commercial real estate markets; and

●	the impact on demand generally for CMBS as a result of the existence or cancellation of government-sponsored economic programs.

If you decide to sell any offered certificates, the ability to sell your offered certificates will depend on, among other things, whether and to what extent a secondary market then exists for these offered certificates, and you may have to sell at a discount from the price you paid for reasons unrelated to the performance of the offered certificates or the mortgage loans.

Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded

Ratings assigned to the offered certificates by the nationally recognized statistical rating organizations engaged by the depositor:

●	are based on, among other things, the economic characteristics of the mortgaged properties and other relevant structural features of the transaction;

●	do not represent any assessment of the yield to maturity that a certificateholder may experience;

●	reflect only the views of the respective rating agencies as of the date such ratings were issued;

●	may be reviewed, revised, suspended, downgraded, qualified or withdrawn entirely by the applicable rating agency as a result of changes in or unavailability of information;

●	may have been determined based on criteria that included an analysis of historical mortgage loan data that may not reflect future experience;

●	may reflect assumptions by such rating agencies regarding performance of the mortgage loans that are not accurate, as evidenced by the significant amount of downgrades, qualifications and withdrawals of ratings assigned to previously issued CMBS by the hired rating agencies and other nationally recognized statistical rating organizations during the recent credit crisis; and

●	do not consider to what extent the offered certificates will be subject to prepayment or that the outstanding principal amount of any class of offered certificates will be prepaid and do not consider the likelihood of early optional termination of any trust.

The amount, type and nature of credit support given the offered certificates will be determined on the basis of criteria established by each rating agency rating classes of the offered certificates. Those criteria are sometimes based upon an actuarial analysis of the behavior of mortgage loans in a larger group. There can be no assurance that the historical data supporting any such actuarial analysis will accurately reflect future experience, or that the data derived from a large pool of mortgage loans will accurately predict the delinquency, foreclosure or loss experience of any particular pool of mortgage loans. In other cases, such criteria may be based upon determinations of the values of the properties that provide security for the mortgage loans. However, we cannot assure you that those values will not decline in the future. As a result, the credit support required in respect of the offered certificates may be insufficient to fully protect the holders of those certificates from losses on the related mortgage asset pool.

In addition, the rating of any class of offered certificates below an investment grade rating by any nationally recognized statistical rating organization, whether upon initial issuance of such class of certificates or as a result of a ratings downgrade, could adversely affect the ability of an employee benefit plan or other investor to purchase or retain those offered certificates. See “ERISA Considerations” and “Legal Investment”.

Nationally recognized statistical rating organizations that were not engaged by the depositor to rate the offered certificates may nevertheless issue unsolicited credit ratings on one or more classes of offered certificates, relying on information they receive pursuant to Rule 17g-5 under the Securities Exchange Act of 1934, as amended, or otherwise. If any such unsolicited ratings are issued, we cannot assure you that they will not be different from any ratings assigned by a rating agency engaged by the depositor. The issuance of unsolicited ratings by any nationally recognized statistical rating organization on a class of the offered certificates that are lower than ratings assigned by a rating agency engaged by the depositor may adversely impact the liquidity, market value and regulatory characteristics of that class.

As part of the process of obtaining ratings for the offered certificates, the depositor had initial discussions with and submitted certain materials to six nationally recognized statistical rating organizations. Based on preliminary feedback from those nationally recognized statistical rating organizations at that time, the depositor selected three of those nationally recognized statistical rating organizations to rate the offered certificates but not the others, due in part to their initial subordination levels for the various classes of the offered and non-offered certificates. In the case of one of the three nationally recognized statistical rating organizations selected by the depositor, the depositor has requested ratings for only certain classes of the offered certificates, due in part to the initial subordination levels provided by such nationally recognized statistical rating organization for the various classes of the offered certificates. Had the depositor selected alternative nationally recognized statistical rating organizations to rate the offered certificates, we cannot assure you as to the ratings that such other nationally recognized statistical rating organizations would have ultimately assigned to the offered certificates. Although unsolicited ratings may be issued by any nationally recognized statistical rating organization, a nationally recognized statistical rating organization might be more likely to issue an unsolicited rating if it was not selected after having provided preliminary feedback to the depositor. Had the depositor requested each of the engaged nationally recognized statistical rating organizations to rate all classes of the offered certificates, we cannot assure you as to the ratings that any such engaged nationally recognized statistical rating organization would have ultimately assigned to the classes of offered certificates that it did not rate.

Furthermore, the Securities and Exchange Commission may determine that any or all of the rating agencies engaged by the depositor to rate the offered certificates no longer qualify as a nationally recognized statistical rating organization, or are no longer qualified to rate the offered certificates, and that determination may also have an adverse effect on the liquidity, market value and regulatory characteristics of the offered certificates.

A security rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time. No person is obligated to maintain the rating on any offered certificate, and accordingly, there can be no assurance to you that the ratings assigned to any offered certificate on the date on which the certificate is originally issued will not be lowered or withdrawn by a rating agency at any time thereafter.

If any rating is revised or withdrawn or if any rating agencies retained by the depositor, a sponsor or an underwriter to provide a security rating on any class of offered certificates no longer qualifies as a “nationally recognized statistical rating organization” or is no longer qualified to rate any such class of offered certificates, the liquidity, market value and regulatory characteristics of your offered certificates may be adversely affected.

We are not obligated to maintain any particular rating with respect to the offered certificates, and the ratings initially assigned to the offered certificates by any or all of the rating agencies engaged by the depositor to rate the offered certificates could change adversely as a result of changes affecting, among other things, the underlying mortgage loans, the mortgaged properties, the sponsors, or any party to the pooling and servicing agreement, or as a result of changes to ratings criteria employed by any or all of the rating agencies engaged by the depositor to rate the offered certificates. Although these changes would not necessarily be or result from an event of default on any underlying mortgage loan, any adverse change to the ratings of the offered certificates would likely have an adverse effect on the market value, liquidity and/or regulatory characteristics of those certificates.

To the extent that the provisions of the pooling and servicing agreement or any mortgage loan serviced thereunder condition any action, event or circumstance on the delivery of a rating agency confirmation, the pooling and servicing agreement will require delivery or deemed delivery of a rating agency confirmation only from the rating agencies engaged by the depositor to rate the offered certificates (and, in the case of certain actions, events or consequences related to any serviced pari passu companion loan that is included in a securitization transaction, the related companion loan rating agencies).

Further, certain actions provided for in loan agreements may require a rating agency confirmation be obtained from the rating agencies engaged by the depositor to rate the offered certificates as a precondition to taking such action. In certain circumstances, this condition may be deemed to have been met or waived without such a rating agency confirmation being obtained. In the event such an action is taken without a rating agency confirmation being obtained, we cannot assure you that the applicable rating agency will not downgrade, qualify or withdraw its ratings as a result of the taking of such action. Rating agency confirmations with respect to any outside serviced mortgage loan will also be subject to the terms and provisions of the related outside servicing agreement. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—‘Due-On-Sale’ and ‘Due-On-Encumbrance’ Provisions”, “The Pooling and Servicing Agreement—Rating Agency Confirmations” and “Ratings” for additional considerations regarding the ratings, including a description of the process of obtaining confirmations of ratings for the offered certificates.

There can be no assurance that an unsolicited rating will not be issued prior to or after the closing date of the issuance of the certificates, and none of the depositor, any related sponsor or any related underwriter is obligated to inform investors (or potential investors) if an unsolicited rating is issued after the date of this prospectus. Consequently, if you intend to purchase the certificates, you should monitor whether an unsolicited rating of the certificates has been issued by a non-hired rating agency and should consult with your financial and legal advisors regarding the impact of an unsolicited rating on the certificates.

Any downgrading or unsolicited rating of a class of offered certificates to below “investment grade” may affect your ability to purchase or retain, or otherwise impact the regulatory characteristics, of those certificates.

Commercial, Multifamily and Manufactured Housing Community Lending Is Dependent on Net Operating Income; Information May Be Limited or Uncertain

The mortgage loans are secured by various income-producing commercial, multifamily and manufactured housing community properties. The repayment of a commercial, multifamily or manufactured housing community mortgage loan is typically dependent upon the ability of the related mortgaged property to produce cash flow through the collection of rents. Even the liquidation value of a commercial, multifamily or manufactured housing community property is determined, in substantial part, by the capitalization of the property’s ability to produce cash flow. However, net operating income can be volatile and may be insufficient to cover debt service on the commercial, multifamily or manufactured housing community mortgage loan at any given time.

For certain historical financial information relating to the mortgaged properties, including net operating income for the most recent reporting period and prior three calendar years, to the extent available, prospective investors should review Annex A to this prospectus. Certain mortgage loans are secured in whole or in part by mortgaged properties that have no prior operating history available or otherwise lack historical financial figures and information. A mortgaged property may lack prior operating history or historical financial information for various reasons including because it is newly constructed or renovated, it is a recent acquisition by the related borrower or it is a single-tenant property that is subject to a triple net lease. In addition, a tenant’s lease may contain confidentiality provisions that restrict the sponsors’ access to or disclosure of such tenant’s financial information. Although the underwritten net cash flows and underwritten net operating income for mortgaged properties are derived principally from current rent rolls or tenant leases, underwritten net cash flows may also, in some cases, be based on (i) leases (or letters of intent) that are not yet in place (and may still be under negotiation), (ii) tenants that may have signed a lease (or letter of intent) or a lease amendment expanding the leased space, but are not yet in occupancy and/or are not yet paying rent, (iii) tenants that are leasing on a month-to-month basis and have the right to terminate their leases on a monthly basis, and/or (iv) historical expenses, adjusted to account for inflation, significant occupancy increases and a market rate management fee. However, we cannot assure you that such tenants will execute leases (or letters of intent) or expand their space or, in any event, that actual cash flows from such mortgaged properties will meet such projected cash flows, income and expense levels or that those funds will be sufficient to meet the payment obligations of the related mortgage loans.

See “—Underwritten Net Cash Flow Could Be Based on Incorrect or Failed Assumptions” below and “Description of the Mortgage Pool—Additional Mortgage Loan Information”. See also “—Repayment of a Commercial or Multifamily Mortgage Loan Depends Upon the Performance and Value of the Underlying Real Property, Which May Decline Over Time, and the Related Borrower’s Ability to Refinance the Property, of Which There Is No Assurance” for a discussion of factors that could adversely affect the net operating income and property value of commercial mortgaged properties.

Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed

The mortgage loans are not insured or guaranteed by any person or entity, governmental or otherwise.

Investors should treat each mortgage loan as a non-recourse loan. If a default occurs, recourse generally may be had only against the specific properties and other assets that have been pledged to secure the mortgage loan. Consequently, payment prior to maturity is dependent primarily on the sufficiency of the net operating income of the mortgaged property. Payment at maturity is primarily dependent upon the market value of the mortgaged property and the borrower’s ability to sell or refinance the mortgaged property.

Although the mortgage loans generally are non-recourse in nature, certain mortgage loans contain non-recourse carveouts for liabilities such as a result of fraud by the borrower, certain voluntary insolvency proceedings or other matters. Certain mortgage loans set forth under “Description of the Mortgage Pool—Non-

Recourse Carveout Limitations” either do not contain non-recourse carveouts or contain material limitations to non-recourse carveouts. Often these obligations are guaranteed by an affiliate of the related borrower, although liability under any such guaranty may be capped or otherwise limited in amount or scope. Furthermore, certain guarantors may be foreign entities or individuals which, while subject to the domestic governing law provisions in the guaranty and related mortgage loan documents, could nevertheless require enforcement of any judgment in relation to a guaranty in a foreign jurisdiction, which could, in turn, cause a significant time delay or result in the inability to enforce the guaranty under foreign law. Additionally, the guarantor’s net worth and liquidity may be less (and in some cases, materially less) than amounts due under the related mortgage loan or the guarantor’s sole asset may be its interest in the related borrower. Certain mortgage loans may have the benefit of a general payment guaranty of a portion of the indebtedness under the mortgage loan. In all cases, however, the mortgage loans should be considered to be non-recourse obligations because neither the depositor nor the sponsors make any representation or warranty as to the obligation or ability of any borrower or guarantor to pay any deficiencies between any foreclosure proceeds and the mortgage loan indebtedness.

Underwritten Net Cash Flow Could Be Based on Incorrect or Failed Assumptions

As described in “Description of the Mortgage Pool—Certain Calculations and Definitions” and Annex A to this prospectus, underwritten net cash flow means cash flow (including any cash flow from master leases) as adjusted based on a number of assumptions used by the related sponsor. We make no representation that the underwritten net cash flow set forth in this prospectus as of the cut-off date or any other date represents actual future net cash flows. Underwritten or adjusted cash flows, by their nature, are speculative and are based upon certain assumptions and projections. For example, with respect to certain mortgage loans included in the issuing entity, the occupancy of the related mortgaged property reflects tenants that (i) may not have yet actually executed leases (or letters of intent), (ii) have signed leases but have not yet taken occupancy and/or are not paying full contractual rent, (iii) are seeking or may in the future seek to sublet all or a portion of their respective spaces, (iv) are “dark” tenants but paying rent, or (v) are affiliates of the related borrower and are leasing space pursuant to a master lease or a space lease. Similarly, with respect to certain mortgage loans included in the issuing entity, the underwritten net cash flow may be based on certain tenants that have not yet executed leases or that have signed leases but are not yet in place and/or are not yet paying rent, or have a signed lease or lease amendment expanding the leased space, but are not yet in occupancy in all or a portion of their space and/or paying rent, or may assume that future contractual rent steps (during some or all of the remaining term of a lease) have occurred. In many cases, co-tenancy provisions were assumed to be satisfied and vacant space was assumed to be occupied and space that was due to expire was assumed to have been re-let, in each case at market rates that may have exceeded current rent. You should review these assumptions and make your own determination of the appropriate assumptions to be used in determining underwritten net cash flow. The failure of these assumptions or projections in whole or in part could cause the underwritten net cash flow to vary substantially from the actual net cash flow of a mortgaged property.

In the event of the inaccuracy of any assumptions or projections used in connection with the calculation of underwritten net cash flow, the actual net cash flow could be significantly different (and, in some cases, may be materially less) than the underwritten net cash flow presented in this prospectus, and this would change other numerical information presented in this prospectus based on or derived from the underwritten net cash flow, such as the debt service coverage ratios or debt yields presented in this prospectus. We cannot assure you that any such assumptions or projections made with respect to any mortgaged property will, in fact, be consistent with that mortgaged property’s actual performance.

In addition, the debt service coverage ratios set forth in this prospectus for the mortgage loans and the mortgaged properties vary, and may vary substantially, from the debt service coverage ratios for the mortgage loans and the mortgaged properties as calculated pursuant to the definition of such ratios as set forth in the related mortgage loan documents. See “Description of the Mortgage Pool—Certain Calculations and Definitions” for additional information on certain of the mortgage loans in the issuing entity.

Frequent and Early Occurrence of Borrower Delinquencies and Defaults May Adversely Affect Your Investment

If you calculate the anticipated yield of your offered certificates based on a rate of default or amount of losses lower than that actually experienced on the mortgage loans and those additional losses result in a reduction of the total distributions on, or the certificate balance of, your offered certificates, your actual yield to maturity will be lower than expected and could be negative under certain extreme scenarios. The timing of any loss on a liquidated mortgage loan that results in a reduction of the total distributions on or the certificate balance of your offered certificates will also affect the actual yield to maturity of your offered certificates, even if the rate of defaults and severity of losses are consistent with your expectations. In general, the earlier a loss is borne by you, the greater the effect on your yield to maturity.

Delinquencies on the mortgage loans, if the delinquent amounts are not advanced, may result in shortfalls in distributions of interest and/or principal to the holders of the offered certificates for the current month. Furthermore, no interest will accrue on this shortfall during the period of time that the payment is delinquent. Additionally, in instances where the principal portion of any balloon payment scheduled with respect to a mortgage loan is collected by the master servicer following the end of the related collection period, no portion of the principal received on such payment will be passed through for distribution to the certificateholders until the subsequent distribution date, which may result in shortfalls in distributions of interest to the holders of the offered certificates in the following month. Furthermore, in such instances no provision is made for the master servicer or any other party to cover any such interest shortfalls that may occur as a result. In addition, if interest and/or principal advances and/or servicing advances are made with respect to a mortgage loan after a default and the related mortgage loan is thereafter worked out under terms that do not provide for the repayment of those advances in full at the time of the workout, then any reimbursements of those advances prior to the actual collection of the amount for which the advance was made may also result in shortfalls in distributions of principal to the holders of the offered certificates with certificate balances for the current month. Even if losses on the mortgage loans are not allocated to a particular class of offered certificates with certificate balances, the losses may affect the weighted average life and yield to maturity of that class of offered certificates. In the case of any material monetary or material non-monetary default, the special servicer may accelerate the maturity of the related mortgage loan, which could result in an acceleration of principal distributions to the certificateholders. The special servicer may also extend or modify a mortgage loan, which could result in a substantial delay in principal distributions to the certificateholders. In addition, losses on the mortgage loans, even if not allocated to a class of offered certificates with certificate balances, may result in a higher percentage ownership interest evidenced by those offered certificates in the remaining mortgage loans than would otherwise have resulted absent the loss. The consequent effect on the weighted average life and yield to maturity of the offered certificates will depend upon the characteristics of those remaining mortgage loans in the issuing entity.

The Mortgage Loans Have Not Been Reviewed or Reunderwritten by Us; Some Mortgage Loans May Not Have Complied With Another Originator’s Underwriting Criteria

Although the sponsors have conducted a review of the mortgage loans to be sold to us for this securitization transaction, we, as the depositor for this securitization transaction, have neither originated the mortgage loans nor conducted a review or re-underwriting of the mortgage loans. Instead, we have relied on the representations and warranties made by the applicable sponsors and the remedies for breach of a representation and warranty as described under “The Mortgage Loan Purchase Agreements—Representations and Warranties” and “—Cures, Repurchases and Substitutions”, and the sponsors’ description of their respective underwriting criteria described under “Transaction Parties—The Sponsors and the Mortgage Loan Sellers—Citi Real Estate Funding Inc.”—CREFI’s Underwriting Guidelines and Processes”, “—German American Capital Corporation—DBRI’s Underwriting Guidelines and Processes”, “—DBNY’s Underwriting Guidelines and Processes” and “—JPMorgan Chase Bank, National Association—JPMCB’s Underwriting Guidelines and Processes”.  A description of the review conducted by each sponsor for this securitization transaction is set forth under “Transaction Parties—The Sponsors and the Mortgage Loan Sellers—Citi Real Estate Funding Inc.—Review of the CREFI Mortgage Loans”, “—The Sponsors and the Mortgage Loan Sellers—German American Capital Corporation—Review of GACC Mortgage Loans” and “—The Sponsors and the Mortgage Loan Sellers—JPMorgan Chase Bank, National Association—Review of JPMCB Mortgage Loans”.

The representations and warranties made by the sponsors may not cover all of the matters that one would review in underwriting a mortgage loan and you should not view them as a substitute for re-underwriting the mortgage loans.  Furthermore, these representations and warranties in some respects represent an allocation of risk rather than a confirmed description of the mortgage loans.  If we had reunderwritten the mortgage loans or the related loan combinations, it is possible that the reunderwriting process may have revealed problems with a mortgage loan not covered by a representation or warranty or may have revealed inaccuracies in the representations and warranties. See “—Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans” and “—Any Loss of Value Payment Made by a Sponsor May Not Be Sufficient to Cover All Losses on a Defective Mortgage Loan” and “The Mortgage Loan Purchase Agreements—Representations and Warranties” and “—Cures, Repurchases and Substitutions”.

In addition, we cannot assure you that all of the mortgage loans would have complied with the underwriting criteria of a different originator involved in this transaction or, accordingly, that each originator involved in this transaction would have made the same decision to originate every mortgage loan included in the issuing entity or, if it did decide to originate an unrelated mortgage loan, that such mortgage loan would have been underwritten on the same terms and conditions.

As a result of the foregoing, you are advised and encouraged to make your own investment decision based on a careful review of the information set forth in this prospectus and your own view of the mortgage pool.

Historical Information Regarding the Mortgage Loans May Be Limited

Some of the mortgage loans that we intend to include in the issuing entity were made to enable the related borrower to acquire the related mortgaged property, and in certain cases, the mortgaged properties were recently constructed. The underwritten net cash flows and underwritten net operating incomes for such mortgaged properties are derived principally from current rent rolls or tenant leases and the appraisers’ projected expense levels. However, we cannot assure you that actual cash flows from such mortgaged properties will meet such projected cash flows, income and expense levels or that those funds will be sufficient to meet the payment obligations of the related mortgage loans.

Accordingly, for certain of these mortgage loans, limited or no historical operating information is available with respect to the related mortgaged properties. As a result, you may find it difficult to analyze the historical performance of those mortgaged properties.

Ongoing Information Regarding the Mortgage Loans and the Offered Certificates May Be Limited

The primary source of ongoing information regarding the offered certificates, including information regarding the status of the related mortgage loans and any credit support for the offered certificates, will be the periodic reports delivered to you and the information we file with the Securities and Exchange Commission. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”. We cannot assure you that any additional ongoing information regarding the offered certificates will be available through any other source. The limited nature of the available information in respect of the offered certificates may adversely affect their liquidity, even if a secondary market for the offered certificates does develop.

We are not aware of any source through which pricing information regarding the offered certificates will be generally available on an ongoing basis or on any particular date.

Static Pool Data Would Not Be Indicative of the Performance of This Pool

As a result of the distinct nature of the pool of mortgage loans to be included in the issuing entity, and the separate mortgage loans within the pool, this prospectus does not include disclosure concerning the delinquency and loss experience of static pools of periodic originations by any sponsor of assets of the type to be securitized (known as “static pool data”). In particular, static pool data showing a low level of delinquencies and defaults would not be indicative of the performance of this pool or any other pools of mortgage loans originated by the same sponsor or sponsors. While there may be certain common factors affecting the performance and value of income-producing real properties in general, those factors do not apply equally to all income-producing real properties and, in many cases, there are unique factors that will affect the performance and/or value of a particular income-producing real property. Therefore, you should evaluate this offering on the basis of the information set forth in this prospectus with respect to the mortgage loans, and not on the basis of any successful performance of other pools of securitized commercial mortgage loans.

Performance of the Certificates Will Be Highly Dependent on the Performance of Tenants and Tenant Leases

Any tenant may, from time to time, experience a downturn in its business, which may weaken its financial condition and result in a reduction or failure to make rental payments when due. If tenants’ sales were to decline, percentage rents may decline and, further, tenants may be unable to pay their base rent or other occupancy costs. If a tenant defaults in its obligations to a property owner, that property owner may experience delays in enforcing its rights as lessor and may incur substantial costs and experience significant delays associated with protecting its investment, including costs incurred in renovating and reletting the property.

Additionally, the income from, and market value of, the mortgaged properties leased to various tenants would be adversely affected if:

●	space in the mortgaged properties could not be leased or re-leased or substantial re-leasing costs were required and/or the cost of performing landlord obligations under existing leases materially increased;

●	leasing or re-leasing is restricted by exclusive rights of tenants to lease the mortgaged properties or other covenants not to lease space for certain uses or activities, or covenants limiting the types of tenants to which space may be leased;

●	a significant tenant were to become a debtor in a bankruptcy case;

●	rental payments could not be collected for any other reason; or

●	a borrower fails to perform its obligations under a lease resulting in the related tenant having a right to terminate such lease.

In addition, tenants under certain leases included in the underwritten net cash flow, underwritten net operating income and/or occupancy may nonetheless be in financial distress, may be in danger of closing (or being closed by its parent) or may have filed for bankruptcy. Certain tenants at the mortgaged properties may be part of a chain that is in financial distress as a whole, or the tenant’s parent company has implemented or has expressed an intent to implement a plan to consolidate or reorganize its operations, close a number of stores in the chain, reduce exposure, relocate stores or otherwise reorganize its business to cut costs. In addition, certain anchor tenants or shadow anchor tenants may be in financial distress or may be experiencing adverse business conditions, which would have a negative effect on the operations of tenants at the mortgaged properties. Furthermore, commercial tenants having multiple leases may experience adverse business conditions that result in their deciding to close under-performing stores, which may involve a tenant at one of the mortgaged properties.

There may be (and there may exist from time to time) pending or threatened legal proceedings against, or disputes with, certain tenants and/or their parent companies that may have a material adverse effect on the related tenant’s ability to pay rent or remain open for business. We cannot assure you that any such litigation or dispute will not result in a material decline in net operating income at the related mortgaged property.

Certain tenants currently may be in a rent abatement period. We cannot assure you that such tenants will be in a position to pay full rent when the abatement period expires. We cannot assure you that the net operating income contributed by the mortgaged properties will remain at its current or past levels.

Certain tenants may be subject to special license requirements or regulatory requirements, and may not have the right to operate if such licenses are revoked or such requirements are not satisfied.

In addition, certain of the mortgage loans may have tenants who are leasing their spaces on a month-to-month basis and have the right to terminate their leases on a monthly basis.

A Tenant Concentration May Result in Increased Losses

A deterioration in the financial condition of a tenant, the failure of a tenant to renew its lease or the exercise by a tenant of an early termination right can be particularly significant if a mortgaged property is owner-occupied, leased to a single tenant, or if any tenant makes up a significant portion of the rental income at the mortgaged property.

Concentrations of particular tenants among the mortgaged properties or within a particular business or industry at one or multiple mortgaged properties increase the possibility that financial problems with such tenants or such business or industry sectors could affect the mortgage loans. In these cases, business issues for a particular tenant could have a disproportionately large impact on the pool of mortgage loans and adversely affect distributions to certificateholders. Similarly, an issue with respect to a particular industry could also have a disproportionately large impact on the pool of mortgage loans. In addition, the mortgage loans may be adversely affected if a tenant at the mortgaged property is highly specialized, or dependent on a single industry or only a few customers for its revenue. See “—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” below and “Description of the Mortgage Pool—Tenant Issues—Tenant Concentrations” for information on tenant concentrations in the mortgage pool.

Mortgaged Properties Leased to Multiple Tenants Also Have Risks

If a mortgaged property has multiple tenants, re-leasing expenditures may be more frequent than in the case of mortgaged properties with fewer tenants, thereby reducing the cash flow available for payments on the related mortgage loan. Multi-tenant mortgaged properties also may experience higher continuing vacancy rates and greater volatility in rental income and expenses. See Annex A to this prospectus for tenant lease expiration dates for the 5 largest tenants at each mortgaged property.

Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks

If a mortgaged property is leased in whole or substantial part to the borrower under the mortgage loan or to an affiliate of the borrower, there may be conflicts of interest. For instance, it is more likely a landlord will waive lease conditions for an affiliated tenant than it would for an unaffiliated tenant. We cannot assure you that the conflicts of interest arising where a borrower is affiliated with a tenant at a mortgaged property will not adversely impact the value of the related mortgage loan. See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases and Master Leases” for information on properties leased in whole or in part to borrowers and their affiliates.

In certain cases, an affiliated lessee may be a tenant under a master lease with the related borrower, under which the tenant is obligated to make rent payments but does not occupy any space at the mortgaged property. Master leases in these circumstances may be used to bring occupancy to a “stabilized” level with the intent of finding additional tenants to occupy some or all of the master leased space, but may not provide additional economic support for the mortgage loan. If a mortgaged property is leased in whole or substantial part to the borrower or to an affiliate of the borrower, a deterioration in the financial condition of the borrower or its affiliates could significantly affect the borrower’s ability to perform under the mortgage loan as it would directly interrupt the cash flow from the mortgaged property if the borrower’s or its affiliate’s financial condition worsens. We cannot assure you that any space leased by a borrower or an affiliate of the borrower will eventually be occupied by third party tenants.

Tenant Bankruptcy Could Result in a Rejection of the Related Lease

The bankruptcy or insolvency of a major tenant or a number of smaller tenants, such as in retail properties, may have an adverse impact on the mortgaged properties affected and the income produced by such mortgaged properties. Under the Bankruptcy Code, a tenant has the option of assuming or rejecting or, subject to certain conditions, assuming and assigning to a third party, any unexpired lease. If the tenant rejects the lease, the landlord’s claim for breach of the lease would (absent collateral securing the claim) be treated as a general unsecured claim against the tenant and a lessor’s damages for lease rejection are generally subject to certain limitations. We cannot assure you that tenants of the mortgaged properties will continue making payments under their leases or that tenants will not file for bankruptcy protection in the future or, if any tenants so file, that they will continue to make rental payments in a timely manner. See “Certain Legal Aspects of the Mortgage Loans—

Bankruptcy Issues”. See “Description of the Mortgage Pool—Default History, Bankruptcy Issues and Other Proceedings” for information regarding bankruptcy issues with respect to certain mortgage loans.

In the case of certain mortgage loans included in the mortgage pool, it may be possible that the related master lease could be construed in a bankruptcy as a financing lease or other arrangement under which the related master lessee (and/or its affiliates) would be deemed as effectively the owner of the related mortgaged property, rather than a tenant, which could result in potentially adverse consequences for the trust, as the holder of such mortgage loan, including a potentially greater risk of an unfavorable plan of reorganization and competing claims of creditors of the related master lessee and/or its affiliates. See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases and Master Leases”.

Leases That Are Not Subordinated to the Lien of the Mortgage or Do Not Contain Attornment Provisions May Have an Adverse Impact at Foreclosure

In certain jurisdictions, if tenant leases are subordinated to the liens created by the mortgage but do not contain attornment provisions that require the tenant to subordinate the lease if the mortgagee agrees to enter into a non-disturbance agreement, the tenants may terminate their leases upon the transfer of the property to a foreclosing lender or purchaser at foreclosure. Accordingly, if a mortgaged property is located in such a jurisdiction and is leased to one or more desirable tenants under leases that are subordinate to the mortgage and do not contain attornment provisions, such mortgaged property could experience a further decline in value if such tenants’ leases were terminated. This is particularly likely if such tenants were paying above-market rents or could not be replaced. If a lease is not subordinate to a mortgage, the issuing entity will not possess the right to dispossess the tenant upon foreclosure of the mortgaged property (unless otherwise agreed to with the tenant). Also, if the lease contains provisions inconsistent with the mortgage (e.g., provisions relating to application of insurance proceeds or condemnation awards) or which could affect the enforcement of the lender’s rights (e.g., a right of first refusal to purchase the property), the provisions of the lease will take precedence over the provisions of the mortgage. Not all leases were reviewed to ascertain the existence of attornment or subordination provisions.

With respect to certain of the mortgage loans, the related borrower has given to certain tenants or others an option to purchase, a right of first refusal and/or a right of first offer to purchase all or a portion of the mortgaged property in the event a sale is contemplated, and such right is not subordinate to the related mortgage. This may impede the mortgagee’s ability to sell the related mortgaged property at foreclosure, or, upon foreclosure, this may affect the value and/or marketability of the related mortgaged property. See “Description of the Mortgage Pool—Tenant Issues—Purchase Options, Rights of First Offer and Rights of First Refusal” for information regarding material purchase options, rights of first offer and/or rights of first refusal, if any, with respect to mortgaged properties securing certain mortgage loans.

Early Lease Termination Options May Reduce Cash Flow

Any exercise of a termination or contraction right by a tenant at a mortgaged property could result in vacant space at the related mortgaged property, renegotiation of the lease with the related tenant or re-letting of the space on a date earlier than the lease expiration date shown on Annex A to this prospectus or in rent rolls. Any such vacated space may not be re-let. Furthermore, similar termination and/or abatement rights may arise in the future or materially adversely affect the related borrower’s ability to meet its obligations under the related mortgage loan documents. See “Description of the Mortgage Pool—Tenant Issues—Lease Expirations and Terminations” for information on material tenant lease expirations and early termination options.

Mortgaged Properties Leased to Not-for-Profit Tenants Also Have Risks

Certain mortgaged properties, which may include retail, office and multifamily properties, among others, may have tenants that are charitable institutions that generally rely on contributions from individuals and government grants or other subsidies to pay rent on such properties and other operating expenses. We cannot assure you that the rate, frequency and level of individual contributions or governmental grants and subsidies will continue with respect to any such institution. A reduction in contributions or grants may impact the ability of the related institution to pay rent, and there can be no assurance that the related borrower will be in a position to meet its obligations under the related mortgage loan documents if such tenant fails to pay its rent.

Certain Aspects of Co-Lender, Intercreditor and Similar Agreements Executed in Connection with Mortgage Loans Underlying Your Offered Certificates May Be Unenforceable

One or more mortgage loans included in the trust is part of a split loan structure or loan combination that includes a subordinate non-trust mortgage loan or may be senior to one or more other mortgage loans made to a common borrower and secured by the same real property collateral. Pursuant to a co-lender, intercreditor or similar agreement, a subordinate lender may have agreed that it not take any direct actions with respect to the related subordinated debt, including any actions relating to the bankruptcy of the related borrower, and that the holder of the related mortgage loan that is included in our trust—directly or through an applicable servicer—will have all rights to direct all such actions. There can be no assurance that in the event of the borrower’s bankruptcy, a court will enforce such restrictions against a subordinate lender. While subordination agreements are generally enforceable in bankruptcy, in its decision in In re 203 North LaSalle Street Partnership, 246 B.R. 325 (Bankr. N.D. Ill. March 10, 2000), the United States Bankruptcy Court for the Northern District of Illinois refused to enforce a provision of a subordination agreement that allowed a first mortgagee to vote a second mortgagee’s claim with respect to a Chapter 11 reorganization plan on the grounds that pre-bankruptcy contracts cannot override rights expressly provided by federal bankruptcy law. This holding, which one court has already followed, potentially limits the ability of a senior lender to accept or reject a reorganization plan or to control the enforcement of remedies against a common borrower over a subordinate lender’s objections. In the event the foregoing holding is followed with respect to a co-lender relationship related to one of the mortgage loans underlying your offered certificates, the trust’s recovery with respect to the related borrower in a bankruptcy proceeding may be significantly delayed, and the aggregate amount ultimately collected may be substantially less than the amount owed.

Mezzanine Debt May Reduce the Cash Flow Available to Reinvest in a Mortgaged Property and may Increase the Likelihood that a Borrower Will Default on a Mortgage Loan Underlying Your Offered Certificates

In the case of one or more mortgage loans included in the trust, a direct and/or indirect equity holder in the related borrower may have pledged, or be permitted to pledge, its equity interest to secure financing to that equity holder. Such financing is often referred to as mezzanine debt. While a lender on mezzanine debt has no security interest in or rights to the related mortgaged property, a default under the subject mezzanine loan could cause a change in control of the related borrower.

In addition, if, in the case of any mortgage loan, equity interests in the related borrower have been pledged to secure mezzanine debt, then the trust may be subject to an intercreditor or similar agreement that, among other things:

●	grants the mezzanine lender cure rights and/or a purchase option with respect to the subject underlying mortgage loan under certain default scenarios or reasonably foreseeable default scenarios;

●	limits modifications of payment terms of the subject underlying mortgage loan; and/or

●	limits or delays enforcement actions with respect to the subject underlying mortgage loan.

Furthermore, mezzanine debt reduces the mezzanine borrower’s indirect equity in the subject mortgaged property and therefore may reduce its incentive to invest cash in order to support that mortgaged property.

Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses

The effect of mortgage pool loan losses will be more severe if the losses relate to mortgage loans that account for a disproportionately large percentage of the pool’s aggregate principal balance. As mortgage loans pay down or properties are released, the remaining mortgage loans may face a higher risk with respect to the diversity of property types and property characteristics and with respect to the number of borrowers.

See the table titled “Distribution of Remaining Terms to Maturity/ARD” in Annex C to this prospectus for a stratification of the remaining terms to maturity of the mortgage loans. Because principal on the respective classes of offered certificates with certificate balances is payable in sequential order of payment priority, and such a class receives principal only after the preceding such class(es) have been paid in full, such classes that have a lower sequential priority are more likely to face these types of risk of concentration than such classes with a higher sequential priority.

A concentration of mortgage loans secured by the same mortgaged property types can increase the risk that a decline in a particular industry or business would have a disproportionately large impact on the pool of mortgage loans. Mortgaged property types representing more than 5.0% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date are office, retail, mixed use, multifamily and hospitality. See “Description of the Mortgage Pool—Statistical Characteristics of the Mortgage Loans—Property Types” for information on the types of mortgaged properties securing the mortgage loans in the mortgage pool.

Repayments by borrowers and the market value of the related mortgaged properties could be affected by economic conditions generally or specific to particular geographic areas or regions of the United States, and concentrations of mortgaged properties in particular geographic areas may increase the risk that conditions in the real estate market where the mortgaged property is located, or other adverse economic or other developments or natural disasters (e.g., earthquakes, floods, forest fires, tornadoes or hurricanes or changes in governmental rules or fiscal policies) affecting a particular region of the country, could increase the frequency and severity of losses on mortgage loans secured by those mortgaged properties. Regional areas affected by such events often experience disruptions in travel, transportation and tourism, loss of jobs and an overall decrease in consumer activity, and often a decline in real estate related investments. If one of these types of events were to occur, we cannot assure you that the economies in states where the mortgaged properties are located would recover sufficiently to support income-producing real estate at pre-event levels or that the costs of the related clean-up will not have a material adverse effect on the performance or net operating income of the mortgaged properties.

Mortgaged properties securing more than 5.0% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date are located in California, New York, Texas and Florida. See “Description of the Mortgage Pool—Statistical Characteristics of the Mortgage Loans—Geographic Concentrations”.

Some of the mortgaged properties are located in areas that, based on low population density, poor economic demographics (such as higher than average unemployment rates, lower than average annual household income and/or overall loss of jobs) and/or negative trends in such regards, would be considered secondary or tertiary markets.

A concentration of mortgage loans with the same borrower or related borrowers also can pose increased risks:

●	if a borrower that owns or controls several mortgaged properties (whether or not all of them secure mortgage loans in the mortgage pool) experiences financial difficulty at one mortgaged property, it could defer maintenance at another mortgaged property in order to satisfy current expenses with respect to the first mortgaged property;

●	a borrower could also attempt to avert foreclosure by filing a bankruptcy petition that might have the effect of interrupting debt service payments on the mortgage loans in the mortgage pool secured by that borrower’s mortgaged properties (subject to the master servicer’s and the trustee’s obligation to make advances for monthly payments) for an indefinite period; and

●	mortgaged properties owned by the same borrower or related borrowers are likely to have common management, common general partners and/or common managing members increasing the risk that financial or other difficulties experienced by such related parties could have a greater impact on the pool of mortgage loans. See “—A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans” below.

See “Description of the Mortgage Pool—Statistical Characteristics of the Mortgage Loans” for information on the composition of the mortgage pool by property type and geographic distribution and loan concentration.

Repayment of a Commercial or Multifamily Mortgage Loan Depends Upon the Performance and Value of the Underlying Real Property, Which May Decline Over Time, and the Related Borrower’s Ability to Refinance the Property, of Which There Is No Assurance

Most of the Mortgage Loans Underlying Your Offered Certificates Will Be Non-Recourse.

You should consider all of the mortgage loans underlying your offered certificates to be non-recourse loans. This means that, in the event of a default, recourse will be limited to the related real property or properties securing the defaulted mortgage loan. In the event that the income generated by a real property were to decline as a result of the poor economic performance of that property, with the result that the property is not able to support debt service payments on the related mortgage loan, neither the related borrower nor any other person would be obligated to remedy the situation by making payments out of their own funds. In such a situation, the borrower could choose instead to surrender the related mortgaged property to the lender or let it be foreclosed upon. In those cases where recourse to a borrower or guarantor is permitted by the loan documents, we generally will not undertake any evaluation of the financial condition of that borrower or guarantor. Consequently, full and timely payment on each mortgage loan underlying your offered certificates will depend on one or more of the following:

●	the sufficiency of the net operating income of the applicable real property;

●	the market value of the applicable real property at or prior to maturity; and

●	the ability of the related borrower to refinance or sell the applicable real property.

In general, the value of a multifamily or commercial property will depend on its ability to generate net operating income. The ability of an owner to finance a multifamily or commercial property will depend, in large part, on the property’s value and ability to generate net operating income.

None of the mortgage loans underlying your offered certificates will be insured or guaranteed by any governmental entity or private mortgage insurer.

The risks associated with lending on multifamily and commercial properties are inherently different from those associated with lending on the security of single-family residential properties. This is because, among other reasons, multifamily rental and commercial real estate lending generally involves larger loans and, as described above, repayment is dependent upon:

●	the successful operation and value of the related mortgaged property, and

●	the related borrower’s ability to refinance the mortgage loan or sell the related mortgaged property.

See “—The Types of Properties That Secure the Mortgage Loans Present Special Risks” below.

Many Risk Factors Are Common to Most or All Multifamily and Commercial Properties.

The following factors, among others, will affect the ability of a multifamily or commercial property to generate net operating income and, accordingly, its value:

●	the location, age, functionality, design and construction quality of the subject property;

●	perceptions regarding the safety, convenience and attractiveness of the property;

●	the characteristics of the neighborhood where the property is located;

●	the degree to which the subject property competes with other properties in the area;

●	the proximity and attractiveness of competing properties;

●	the existence and construction of competing properties;

●	the adequacy of the property’s management and maintenance;

●	tenant mix and concentration;

●	national, regional or local economic conditions, including plant closings, industry slowdowns and unemployment rates;

●	local real estate conditions, including an increase in or oversupply of comparable commercial or residential space;

●	demographic factors;

●	customer confidence, tastes and preferences;

●	retroactive changes in building codes and other applicable laws;

●	changes in governmental rules, regulations and fiscal policies, including environmental legislation; and

●	vulnerability to litigation by tenants and patrons.

Particular factors that may adversely affect the ability of a multifamily or commercial property to generate net operating income include:

●	an increase in interest rates, real estate taxes and other operating expenses;

●	an increase in the capital expenditures needed to maintain the property or make improvements;

●	a decline in the financial condition of a major tenant and, in particular, a sole tenant or anchor tenant;

●	an increase in vacancy rates;

●	a decline in rental rates as leases are renewed or replaced;

●	natural disasters and civil disturbances such as earthquakes, hurricanes, floods, eruptions, terrorist attacks or riots; and

●	environmental contamination.

The volatility of net operating income generated by a multifamily or commercial property over time will be influenced by many of the foregoing factors, as well as by:

●	the length of tenant leases;

●	the creditworthiness of tenants;

●	the rental rates at which leases are renewed or replaced;

●	the percentage of total property expenses in relation to revenue;

●	the ratio of fixed operating expenses to those that vary with revenues; and

●	the level of capital expenditures required to maintain the property and to maintain or replace tenants.

Therefore, commercial and multifamily properties with short-term or less creditworthy sources of revenue and/or relatively high operating costs, such as those operated as hospitality and self storage properties, can be expected to have more volatile cash flows than commercial and multifamily properties with medium- to long-term leases from creditworthy tenants and/or relatively low operating costs. A decline in the real estate market will tend to have a more immediate effect on the net operating income of commercial and multifamily properties with short-term revenue sources and may lead to higher rates of delinquency or defaults on the mortgage loans secured by those properties.

The Successful Operation of a Multifamily or Commercial Property Depends on Tenants.

Generally, multifamily and commercial properties are subject to leases. The owner of a multifamily or commercial property typically uses lease or rental payments for the following purposes:

●	to pay for maintenance and other operating expenses associated with the property;

●	to fund repairs, replacements and capital improvements at the property; and

●	to service mortgage loans secured by, and any other debt obligations associated with operating, the property.

Accordingly, mortgage loans secured by income-producing properties will be affected by the expiration of leases and the ability of the respective borrowers to renew the leases or relet the space on comparable terms and on a timely basis.

Factors that may adversely affect the ability of an income-producing property to generate net operating income from lease and rental payments include:

●	a general inability to lease space;

●	an increase in vacancy rates, which may result from tenants deciding not to renew an existing lease or discontinuing operations;

●	an increase in tenant payment defaults or any other inability to collect rental payments;

●	a decline in rental rates as leases are entered into, renewed or extended at lower rates;

●	an increase in the capital expenditures needed to maintain the property or to make improvements;

●	a decline in the financial condition and/or bankruptcy or insolvency of a significant or sole tenant; and

●	an increase in leasing costs and/or the costs of performing landlord obligations under existing leases.

With respect to any mortgage loan backing the offered certificates, you should anticipate that, unless the related mortgaged property is owner occupied, one or more—and possibly all—of the leases at the related mortgaged property will expire at varying rates during the term of that mortgage loan and some tenants will have, and may exercise, termination options. In addition, some government-sponsored tenants will have the right as a matter of law to cancel their leases for lack of appropriations.

Additionally, in some jurisdictions, if tenant leases are subordinated to the lien created by the related mortgage instrument but do not contain attornment provisions, which are provisions requiring the tenant to recognize as landlord under the lease a successor owner following foreclosure, the leases may terminate upon the transfer of the property to a foreclosing lender or purchaser at foreclosure. Accordingly, if a mortgaged property is located in such a jurisdiction and is leased to one or more desirable tenants under leases that are subordinate to the mortgage and do not contain attornment provisions, that mortgaged property could experience a further decline in value if such tenants’ leases were terminated.

Some mortgage loans that back offered certificates may be secured by mortgaged properties with tenants that are related to or affiliated with a borrower. In those cases a default by the borrower may coincide with a default by the affiliated tenants. Additionally, even if the property becomes a foreclosure property, it is possible that an affiliate of the borrower may remain as a tenant.

Dependence on a Single Tenant or a Small Number of Tenants Makes a Property Riskier Collateral.

In those cases where an income-producing property is leased to a single tenant or is primarily leased to one or a small number of major tenants, a deterioration in the financial condition or a change in the plan of operations of any of those tenants can have particularly significant effects on the net operating income generated by the property. If any of those tenants defaults under or fails to renew its lease, the resulting adverse financial effect on the operation of the property will be substantially more severe than would be the case with respect to a property occupied by a large number of less significant tenants.

An income-producing property operated for retail, office or industrial purposes also may be adversely affected by a decline in a particular business or industry if a concentration of tenants at the property is engaged in that business or industry.

Accordingly, factors that will affect the operation and value of a commercial property include:

●	the business operated by the tenants;

●	the creditworthiness of the tenants; and

●	the number of tenants.

Tenant Bankruptcy Adversely Affects Property Performance.

The bankruptcy or insolvency of a major tenant, or a number of smaller tenants, at a commercial property may adversely affect the income produced by the property. Under federal bankruptcy law, a tenant has the option of assuming or rejecting any unexpired lease. If the tenant rejects the lease, the landlord’s claim for breach of the lease would be a general unsecured claim against the tenant unless there is collateral securing the claim. The claim would be limited to:

●	the unpaid rent due under the lease, without acceleration, for the period prior to the filing of the bankruptcy petition or any earlier repossession by the landlord, or surrender by the tenant, of the leased premises; plus

●	the rent reserved by the lease, without acceleration, for the greater of one year and 15%, not to exceed three years, of the term of the lease following the filing of the bankruptcy petition or any earlier repossession by the landlord, or surrender by the tenant, of the leased premises.

The Success of an Income-Producing Property Depends on Reletting Vacant Spaces.

The operations at an income-producing property will be adversely affected if the owner or property manager is unable to renew leases or relet space on comparable terms when existing leases expire and/or become defaulted. Even if vacated space is successfully relet, the costs associated with reletting, including tenant improvements and leasing commissions in the case of income-producing properties operated for retail, office or industrial purposes, can be substantial, could exceed any reserves maintained for that purpose and could reduce cash flow from the income-producing properties. Moreover, if a tenant at an income-producing property defaults in its lease obligations, the landlord may incur substantial costs and experience significant delays associated with enforcing its rights and protecting its investment, including costs incurred in renovating and reletting the property.

If an income-producing property has multiple tenants, re-leasing expenditures may be more frequent than in the case of a property with fewer tenants, thereby reducing the cash flow generated by the multi-tenanted property. Multi-tenanted properties may also experience higher continuing vacancy rates and greater volatility in rental income and expenses.

Property Value May Be Adversely Affected Even When Current Operating Income Is Not.

Various factors may affect the value of multifamily and commercial properties without affecting their current net operating income, including:

●	changes in interest rates;

●	the availability of refinancing sources;

●	changes in governmental regulations, licensing or fiscal policy;

●	changes in zoning or tax laws; and

●	potential environmental or other legal liabilities.

Property Management May Affect Property Operations and Value.

The operation of an income-producing property will depend upon the property manager’s performance and viability. The property manager generally is responsible for:

●	responding to changes in the local market;

●	planning and implementing the rental structure, including staggering durations of leases and establishing levels of rent payments;

●	operating the property and providing building services;

●	managing operating expenses; and

●	ensuring that maintenance and capital improvements are carried out in a timely fashion.

Income-producing properties that derive revenues primarily from short-term rental commitments, such as hospitality or self storage properties, generally require more intensive management than properties leased to tenants under long-term leases.

By controlling costs, providing appropriate and efficient services to tenants and maintaining improvements in good condition, a property manager can—

●	maintain or improve occupancy rates, business and cash flow,

●	reduce operating and repair costs, and

●	preserve building value.

On the other hand, management errors can, in some cases, impair the long term viability of an income-producing property.

Certain of the mortgaged properties will be managed by affiliates of the related borrower or by the related borrower. If a mortgage loan is in default or undergoing special servicing, such relationship could disrupt the management of the related mortgaged property, which may adversely affect cash flow. However, the related mortgage loans will generally permit, in the case of mortgaged properties managed by borrower affiliates, the lender to remove the related property manager upon the occurrence of one or more of the following: an event of default, a decline in cash flow below a specified level or the failure to satisfy some other specified performance trigger.

We make no representation or warranty as to the skills of any present or future managers. Additionally, we cannot assure you that the property managers will be in a financial condition to fulfill their management responsibilities throughout the terms of their respective management agreements. Further, certain individuals involved in the management or general business development at certain mortgaged properties may engage in unlawful activities or otherwise exhibit poor business judgment that adversely affect operations and ultimately cash flow at such properties.

Maintaining a Property in Good Condition Is Expensive.

The owner may be required to expend a substantial amount to maintain, renovate or refurbish a commercial or multifamily property. Failure to do so may materially impair the property’s ability to generate cash flow. The effects of poor construction quality will increase over time in the form of increased maintenance and capital improvements. Even superior construction will deteriorate over time if management does not schedule and perform adequate maintenance in a timely fashion. There can be no assurance that an income-producing property will generate sufficient cash flow to cover the increased costs of maintenance and capital improvements in addition to paying debt service on the mortgage loan(s) that may encumber that property.

Competition Will Adversely Affect the Profitability and Value of an Income-Producing Property.

Some income-producing properties are located in highly competitive areas. Comparable income-producing properties located in the same area compete on the basis of a number of factors including:

●	rental rates;

●	location;

●	type of business or services and amenities offered; and

●	nature and condition of the particular property.

The profitability and value of an income-producing property may be adversely affected by a comparable property that:

●	offers lower rents;

●	has lower operating costs;

●	offers a more favorable location; or

●	offers better facilities.

Costs of renovating, refurbishing or expanding an income-producing property in order to remain competitive can be substantial.

The Types of Properties That Secure the Mortgage Loans Present Special Risks

General

As discussed under “—Repayment of a Commercial or Multifamily Mortgage Loan Depends Upon the Performance and Value of the Underlying Real Property, Which May Decline Over Time, and the Related Borrower’s Ability to Refinance the Property, of Which There Is No Assurance” above, the adequacy of an income-producing property as security for a mortgage loan depends in large part on its value and ability to generate net operating income. Set forth below is a discussion of some of the various factors that may affect the value and operations of the properties which secure the mortgage loans.

Office Properties

Factors affecting the value and operation of an office property include:

●	the strength, stability, number and quality of the tenants, particularly significant tenants, at the property;

●	the physical attributes and amenities of the building in relation to competing buildings, including the condition of the HVAC system, parking and the building’s compatibility with current business wiring requirements;

●	whether the area is a desirable business location, including local labor cost and quality, tax environment, including tax benefits, and quality of life issues, such as schools and cultural amenities;

●	the location of the property with respect to the central business district or population centers;

●	demographic trends within the metropolitan area to move away from or towards the central business district;

●	social trends combined with space management trends, which may change towards options such as telecommuting or hoteling to satisfy space needs;

●	tax incentives offered to businesses or property owners by cities or suburbs adjacent to or near where the building is located;

●	local competitive conditions, such as the supply of office space or the existence or construction of new competitive office buildings;

●	the quality and philosophy of building management;

●	access to mass transportation;

●	accessibility from surrounding highways/streets;

●	changes in zoning laws; and

●	the financial condition of the owner of the property.

With respect to some office properties, one or more tenants may have the option, at any time or after the expiration of a specified period, to terminate their leases at the subject property. In many cases, the tenant is required to provide notice and/or pay penalties in connection with the exercise of its termination option. Generally, the full rental income generated by the related leases will be taken into account in the underwriting of the related underlying mortgage loan. Notwithstanding any disincentives with respect to a termination option, there can be no assurance that a tenant will not exercise such an option, especially if the rent paid by that tenant is in excess of market rent. In such event, there may be a decrease in the cash flow generated by such mortgaged properties and available to make payments on the related offered certificates.

Office properties may be adversely affected by an economic decline in the business operated by their tenants. The risk associated with that economic decline is increased if revenue is dependent on a single tenant or if there is a significant concentration of tenants in a particular business or industry.

Certain office tenants at the mortgaged properties may use their leased space to create shared workspaces that they lease to other businesses. Shared workspaces are rented by customers on a short term basis. Short term space users may be more impacted by economic fluctuations compared to traditional long term office leases, which has the potential to impact operating profitability of the company offering the shared space and, in turn, its ability to maintain its lease payments. This may subject the related mortgage loan to increased risk of default and loss.

In the case of medical office properties, the performance of a medical office property may depend on (a) the proximity of such property to a hospital or other healthcare establishment, (b) reimbursements for patient fees from private or government sponsored insurers, (c) its ability to attract doctors and nurses to be on staff, and (d) its ability to afford and acquire the latest medical equipment. Issues related to reimbursement (ranging from nonpayment to delays in payment) from such insurers could adversely impact cash flow at medical office properties.

Office properties are also subject to competition with other office properties in the same market. Competitive factors affecting an office property include:

●	rental rates;

●	the building’s age, condition and design, including floor sizes and layout;

●	access to public transportation and availability of parking; and

●	amenities offered to its tenants, including sophisticated building systems, such as fiber optic cables, satellite communications or other base building technological features.

The cost of refitting office space for a new tenant is often higher than for other property types.

The success of an office property also depends on the local economy. Factors influencing a company’s decision to locate in a given area include:

●	the cost and quality of labor;

●	tax incentives; and

●	quality of life considerations, such as schools and cultural amenities.

The strength and stability of the local or regional economy will affect an office property’s ability to attract stable tenants on a consistent basis. A central business district may have a substantially different economy from that of a suburb.

Hospitality Properties

Hospitality properties may involve different types of hotels and motels, including:

●	full service hotels;

●	resort hotels with many amenities;

●	limited service hotels;

●	hotels and motels associated with national or regional franchise chains;

●	hotels that are not affiliated with any franchise chain but may have their own brand identity; and

●	other lodging facilities.

Factors affecting the value, operation and economic performance of a hospitality property include:

●	the location of the property and its proximity to major population centers or attractions;

●	the seasonal nature of business at the property;

●	the level of room rates relative to those charged by competitors;

●	quality and perception of the franchise affiliation;

●	lack of a franchise affiliation or the loss of a franchise affiliation or a deterioration in the reputation of a franchise;

●	whether management contracts or franchise agreements are renewed or extended upon expiration;

●	the quality of hospitality property management;

●	ability to convert to alternative uses which may not be readily made;

●	economic conditions, either local, regional or national, which may limit the amount that can be charged for a room and may result in a reduction in occupancy levels;

●	the existence or construction of competing hospitality properties;

●	nature and quality of the services and facilities;

●	financial strength and capabilities of the owner and operator;

●	the need for continuing expenditures for modernizing, refurbishing and maintaining existing facilities;

●	increases in operating costs, which may not be offset by increased room rates;

●	the property’s dependence on business and commercial travelers and tourism;

●	changes in travel patterns caused by changes in access, energy prices, labor strikes, relocation of highways, the reconstruction of additional highways or other factors; and

●	changes in travel patterns caused by perceptions of travel safety, which perceptions can be significantly and adversely influenced by terrorist acts and foreign conflict as well as apprehension regarding the possibility of such acts or conflicts.

Because limited-service hotels and motels are relatively quick and inexpensive to construct and may quickly reflect a positive value, an over-building of these hotels and motels could occur in any given region, which would likely adversely affect occupancy and daily room rates. Further, because rooms at hospitality properties are generally rented for short periods of time, hospitality properties tend to be more sensitive to adverse economic conditions and competition than many other types of commercial properties. Additionally, the revenues of some hospitality properties, particularly those located in regions whose economies depend upon tourism, may be highly seasonal in nature and/or may be adversely affected by prolonged unfavorable weather conditions.

Hospitality properties may be operated under franchise agreements. The continuation of a franchise is typically subject to specified operating standards and other terms and conditions. The franchisor periodically inspects its licensed properties to confirm adherence to its operating standards. The failure of the hospitality property to maintain those standards or adhere to those other terms and conditions could result in the loss or cancellation of the franchise license. It is possible that the franchisor could condition the continuation of a franchise license on the completion of capital improvements or the making of capital expenditures that the owner of the hospitality property determines are too expensive or are otherwise unwarranted in light of the operating results or prospects of the property. In that event, the owner of the hospitality property may elect to allow the franchise license to lapse. In any case, if the franchise is terminated, the owner of the hospitality property may seek to obtain a suitable replacement franchise, which may be at significantly higher fees than the previous franchise, or to operate property independently of a franchise license. The loss of a franchise license could have a material adverse effect upon the operations or value of the hospitality property because of the loss of associated name recognition, marketing support and centralized reservation systems provided by the franchisor.

The viability of any hospitality property that is a franchise of a national or a regional hotel or motel chain is dependent upon:

●	the continued existence and financial strength of the franchisor;

●	the public perception of the franchise service mark; and

●	the duration of the franchise licensing agreement.

The transferability of franchise license agreements may be restricted. The consent of the franchisor would be required for the continued use of the franchise license by the hospitality property following a foreclosure. Conversely, a lender may be unable to remove a franchisor that it desires to replace following a foreclosure. Additionally, any provision in a franchise agreement or management agreement providing for termination because of a bankruptcy of a franchisor or manager will generally not be enforceable.

In addition, certain hotel properties are limited-service, select service or extended stay hotels. Hotel properties that are limited-service, select service or extended stay hotels may subject a lender to more risk than full-service hotel properties as they generally require less capital for construction than full-service hotel properties. In addition, as limited-service, select service or extended stay hotels generally offer fewer amenities than full-service hotel properties, they are less distinguishable from each other. As a result, it is easier for limited-service, select service or extended stay hotels to experience increased or unforeseen competition.

In the event of a foreclosure on a hospitality property, the lender or other purchaser of the hospitality property may not be entitled to the rights under any associated operating, liquor and other licenses. That party would be required to apply in its own right for new operating, liquor and other licenses. There can be no assurance that a new license could be obtained or that it could be obtained promptly. The lack of a liquor license in a hospitality property could have an adverse impact on the revenue from that property or on its occupancy rate.

In addition, hospitality properties may be structured with a master lease (or operating lease) in order to minimize potential liabilities of the borrower. Under the master lease structure, an operating lessee (typically affiliated with the borrower) is also an obligor under the related mortgage loan and the operating lessee borrower pays rent to the fee owner borrower.

Retail Properties

The term “retail property” encompasses a broad range of properties at which businesses sell consumer goods and other products and provide various entertainment, recreational or personal services to the general public. Some examples of retail properties include—

●	shopping centers,

●	factory outlet centers,

●	malls,

●	automotive sales and service centers,

●	consumer oriented businesses,

●	department stores,

●	grocery stores,

●	convenience stores,

●	specialty shops,

●	gas stations,

●	movie theaters,

●	fitness centers,

●	bowling alleys,

●	salons, and

●	dry cleaners.

A number of factors may affect the value and operation of a retail property. Some of these factors include:

●	the strength, stability, number and quality of the tenants;

●	tenants’ sales;

●	tenant mix;

●	whether the property is in a desirable location;

●	the physical condition and amenities of the building in relation to competing buildings;

●	whether a retail property is anchored, shadow anchored or unanchored and, if anchored or shadow anchored, the strength, stability, quality and continuous occupancy of the anchor tenant or the shadow anchor, as the case may be; and

●	the financial condition of the owner of the property.

Unless owner occupied, retail properties generally derive all or a substantial percentage of their income from lease payments from commercial tenants. Therefore, it is important for the owner of a retail property to attract and keep tenants, particularly significant tenants, that are able to meet their lease obligations. In order to attract tenants, the owner of a retail property may be required to—

●	lower rents,

●	grant a potential tenant a free rent or reduced rent period,

●	improve the condition of the property generally, or

●	make at its own expense, or grant a rent abatement to cover, tenant improvements for a potential tenant.

A prospective tenant will also be interested in the number and type of customers that it will be able to attract at a particular retail property. The ability of a tenant at a particular retail property to attract customers will be affected by a number of factors related to the property and the surrounding area, including:

●	competition from other retail properties;

●	perceptions regarding the safety, convenience and attractiveness of the property;

●	perceptions regarding the safety of the surrounding area;

●	demographics of the surrounding area;

●	the strength and stability of the local, regional and national economies;

●	traffic patterns and access to major thoroughfares;

●	the visibility of the property;

●	availability of parking;

●	the particular mixture of the goods and services offered at the property;

●	customer tastes, preferences and spending patterns; and

●	the drawing power of other tenants.

The success of a retail property is often dependent on the success of its tenants’ businesses. A significant component of the total rent paid by tenants of retail properties is often tied to a percentage of gross sales or revenues. Declines in sales or revenues of the tenants will likely cause a corresponding decline in percentage rents and/or impair the tenants’ ability to pay their rent or other occupancy costs. A default by a tenant under its lease could result in delays and costs in enforcing the landlord’s rights. Retail properties would be directly and adversely affected by a decline in the local economy and reduced consumer spending.

Repayment of a mortgage loan secured by a retail property will be affected by the expiration of space leases at the property and the ability of the borrower to renew or relet the space on comparable terms. Even if vacant space is successfully relet, the costs associated with reletting, including tenant improvements, leasing commissions and free rent, may be substantial and could reduce cash flow from a retail property.

With respect to some retail properties, one or more tenants may have the option, at any time or after the expiration of a specified period, to terminate their leases at the subject property. In many cases, the tenant is required to provide notice and/or pay penalties in connection with the exercise of its termination option. Generally, the full rental income generated by the related leases will be taken into account in the underwriting of the related underlying mortgage loan. Notwithstanding any disincentives with respect to a termination option, there can be no assurance a tenant will not exercise such an option, especially if the rent paid by that tenant is in excess of market rent. In such event, there may be a decrease in the cash flow generated by such mortgaged properties and available to make payments on the related offered certificates.

The presence or absence of an anchor tenant in a multi-tenanted retail property can be important. Anchor tenants play a key role in generating customer traffic and making the center desirable for other tenants. Retail properties that are anchored have traditionally been perceived as less risky than unanchored properties. As to any given retail property, an anchor tenant is generally understood to be a nationally or regionally recognized tenant whose space is, in general, materially larger in size than the space occupied by other tenants at the same retail property and is important in attracting customers to the retail property. Retail properties that have anchor tenant-owned stores often have reciprocal easement and operating agreements between the property owner and such anchor tenants containing certain operating and maintenance covenants. Although an anchor tenant is required to pay a contribution toward common area maintenance and real estate taxes on the improvements and related real property, an anchor tenant that owns its own parcel does not pay rent.

Certain tenant estoppels will have been obtained from anchor and certain other tenants in connection with the origination of the mortgage loans that identify disputes between the related borrower and the applicable tenant, or alleged defaults or potential defaults by the applicable property owner under the lease or a reciprocal easement and operating agreement. Such disputes, defaults or potential defaults, could lead to a termination or attempted termination of the applicable lease or reciprocal easement and operating agreement by the tenant or to litigation against the related borrower. We cannot assure you that these tenant disputes will not have a material adverse effect on the ability of the related borrowers to repay their portion of the mortgage loan. In addition, we cannot assure you that the tenant estoppels obtained identify all potential disputes that may arise with tenants.

A retail property may also benefit from a shadow anchor. A shadow anchor is a store or business that satisfies the criteria for an anchor store or business, but which may be located at an adjoining property or on a portion of the subject retail property that is not collateral for the related mortgage loan. A shadow anchor may own the space it occupies. In those cases where the property owner does not control the space occupied by the anchor store or business, the property owner may not be able to take actions with respect to the space that it otherwise typically would, such as granting concessions to retain an anchor tenant or removing an ineffective anchor tenant.

In some cases, an anchor tenant or a shadow anchor may cease to operate at the property, thereby leaving its space unoccupied even though it continues to pay rent on or even own the vacant space. If an anchor tenant or a shadow anchor ceases operations at a retail property or if its sales do not reach a specified threshold, other tenants at the property may be entitled to terminate their leases prior to the scheduled expiration date or to pay rent at a reduced rate for the remaining term of the lease.

Accordingly, the following factors, among others, will adversely affect the economic performance of an anchored retail property, including:

●	an anchor tenant’s failure to renew its lease;

●	termination of an anchor tenant’s lease;

●	the bankruptcy or economic decline of an anchor tenant or a shadow anchor;

●	the cessation of the business of a self-owned anchor or of an anchor tenant, notwithstanding its continued ownership of the previously occupied space or its continued payment of rent, as the case may be; or

●	a loss of an anchor tenant’s or shadow anchor’s ability to attract shoppers.

Online shopping and the use of technology, such as smartphone shopping applications, to transact purchases or to aid purchasing decisions have increased in recent years and are expected to continue to increase in the future. This trend is affecting business models, sales and profitability of some retailers and could adversely affect the demand for retail real estate and occupancy at retail properties securing the mortgage loans. Any resulting decreases in rental revenue could have a material adverse effect on the value of retail properties securing the mortgage loans.

Some of these developments in the retail sector have led to retail companies, including several national retailers, filing for bankruptcy and/or voluntarily closing certain of their stores. Borrowers may be unable to re-lease such space or to re-lease it on comparable or more favorable terms. As a result, the bankruptcy or closure of a national tenant may adversely affect a retail borrower’s revenues. In addition, such closings may allow other tenants to modify their leases to terms that are less favorable for borrowers or to terminate their leases, also adversely impacting their revenues.

Retail properties may also face competition from sources outside a given real estate market or with lower operating costs. For example, all of the following compete with more traditional department stores and specialty shops for consumer dollars:

●	factory outlet centers;

●	discount shopping centers and clubs;

●	catalogue retailers;

●	home shopping networks and programs;

●	internet web sites and electronic media shopping; and

●	telemarketing.

Similarly, home movie rentals and pay-per-view movies provide alternate sources of entertainment to movie theaters. Continued growth of these alternative retail outlets and entertainment sources, which are often characterized by lower operating costs, could adversely affect the rents collectible at retail properties.

Gas stations, automotive sales and service centers and dry cleaners also pose unique environmental risks because of the nature of their businesses and the types of products used or sold in those businesses.

Retail properties are also subject to conditions that could negatively affect the retail sector, such as increased unemployment, increased federal income and payroll taxes, increased health care costs, increased state and local taxes, increased real estate taxes, industry slowdowns, lack of availability of consumer credit, weak income growth, increased levels of consumer debt, poor housing market conditions, adverse weather conditions, natural disasters, plant closings, and other factors. Similarly, local real estate conditions, such as an oversupply of, or a reduction in demand for, retail space or retail goods, and the supply and creditworthiness of current and prospective tenants may negatively impact those retail properties.

Mixed Use Properties

Certain properties are mixed use properties. Each such mortgaged property is subject to the risks relating to the applicable property types as described in “—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Office Properties”, “—Retail Properties” and “—Multifamily Rental Properties”.

See Annex A for the 5 largest tenants (by net rentable square footage leased) at each mixed use property. A mixed use property may be subject to additional risks, including the property manager’s inexperience in managing the different property types that comprise such mixed use property.

See “Description of the Mortgage Pool—Statistical Characteristics of the Mortgage Loans—Property Types—Mixed Use Properties”.

Multifamily Rental Properties

In addition to the factors discussed under “—Repayment of a Commercial or Multifamily Mortgage Loan Depends Upon the Performance and Value of the Underlying Real Property, Which May Decline Over Time, and the Related Borrower’s Ability to Refinance the Property, of Which There Is No Assurance”, factors affecting the value and operation of a multifamily rental property include:

●	the physical attributes of the property, such as its age, appearance, amenities and construction quality, in relation to competing buildings;

●	the types of services or amenities offered at the property;

●	the location of the property;

●	distance from employment centers and shopping areas;

●	the characteristics of the surrounding neighborhood, which may change over time;

●	the rents charged for dwelling units at the property relative to the rents charged for comparable units at competing properties;

●	the ability of management to provide adequate maintenance and insurance;

●	the property’s reputation;

●	the level of mortgage interest rates, which may encourage tenants to purchase rather than lease housing;

●	the existence or construction of competing or alternative residential properties in the local market, including other apartment buildings and complexes, manufactured housing communities, mobile home parks and single-family housing;

●	compliance with and continuance of any government housing rental subsidy programs and/or low income housing tax credit or incentive programs from which the property receives benefits;

●	the ability of management to respond to competition;

●	the tenant mix and whether the property is primarily occupied by workers from a particular company or type of business, personnel from a local military base or students;

●	in the case of student housing facilities or properties leased primarily to students, which may be more susceptible to damage or wear and tear than other types of multifamily housing, the reliance on the financial well-being of the college or university to which it relates, competition from on campus housing units and new competitive student housing properties, which may adversely affect occupancy, the physical layout of the housing, which may not be readily convertible to traditional multifamily use, and that student tenants have a higher turnover rate than other types of multifamily tenants, which in certain cases is compounded by the fact that student leases are available for periods of less than 12 months;

●	adverse local, regional or national economic conditions, which may limit the amount that may be charged for rents and may result in a reduction in timely rent payments or a reduction in occupancy levels;

●	local factory or other large employer closings;

●	state and local regulations, which may affect the property owner’s ability to evict tenants or to increase rent to the market rent for an equivalent apartment;

●	the extent to which the property is subject to land use restrictive covenants or contractual covenants that require that units be rented to low income tenants;

●	the extent to which the cost of operating the property, including the cost of utilities and the cost of required capital expenditures, may increase;

●	whether the property is subject to any age restrictions on tenants;

●	the extent to which increases in operating costs may be passed through to tenants; and

●	the financial condition of the owner of the property.

Because units in a multifamily rental property are leased to individuals, usually for no more than a year, the property is likely to respond relatively quickly to a downturn in the local economy or to the closing of a major employer in the area.

In addition, multifamily rental properties are typically in markets that, in general, are characterized by low barriers to entry. Thus, a particular multifamily rental property market with historically low vacancies could experience substantial new construction and a resultant oversupply of rental units within a relatively short period of time. Since apartments within a multifamily rental property are typically leased on a short-term basis, the tenants residing at a particular property may easily move to alternative multifamily rental properties with more desirable amenities or locations or to single family housing.

Some states regulate the relationship between an owner and its tenants at a multifamily rental property. Among other things, these states may—

●	require written leases;

●	require good cause for eviction;

●	require disclosure of fees;

●	prohibit unreasonable rules;

●	prohibit retaliatory evictions;

●	prohibit restrictions on a resident’s choice of unit vendors;

●	limit the bases on which a landlord may increase rent; or

●	prohibit a landlord from terminating a tenancy solely by reason of the sale of the owner’s building.

Apartment building owners have been the subject of suits under state Unfair and Deceptive Practices Acts and other general consumer protection statutes for coercive, abusive or unconscionable leasing and sales practices.

Some counties and municipalities also impose rent control and/or rent stabilization regulations on apartment buildings. These regulations may limit rent increases to—

●	fixed percentages,

●	percentages of increases in the consumer price index,

●	increases set or approved by a governmental agency, or

●	increases determined through mediation or binding arbitration.

Some counties and municipalities may subsequently impose stricter rent control regulations on apartment buildings. For example, on June 14, 2019, the New York State Senate passed the Housing Stability and Tenant Protection Act of 2019 (the “HSTP ACT”), which, among other things, limits the ability of landlords to increase rents in rent stabilized apartments at the time of lease renewal and after a vacancy. The HSTP Act also limits potential rent increases for major capital improvements and for individual apartment improvements. In addition, the HSTP Act permits certain qualified localities in the State of New York to implement the rent stabilization system. In particular, the impact of the HSTP Act on the appraised value of mortgaged real properties located in the City of New York that have significant numbers of rent stabilized units is uncertain.

We cannot assure you that the rent stabilization laws or regulations will not cause a reduction in rental income or the appraised value of mortgage real properties. If rents are reduced, we cannot assure you that any such mortgaged real property will be able to generate sufficient cash flow to satisfy debt service payments and operating expenses.

In many cases, the rent control or rent stabilization laws do not provide for decontrol of rental rates upon vacancy of individual units. Any limitations on a landlord’s ability to raise rents at a multifamily rental property may impair the landlord’s ability to repay a mortgage loan secured by the property or to meet operating costs.

Some multifamily rental properties are subject to land use restrictive covenants or contractual covenants in favor of federal or state housing agencies. These covenants generally require that a minimum number or percentage of units be rented to tenants who have incomes that are substantially lower than median incomes in the area or region. These covenants may limit the potential rental rates that may be charged at a multifamily rental property, the potential tenant base for the property or both. An owner may subject a multifamily rental property to these covenants in exchange for tax credits or rent subsidies. When the credits or subsidies cease, net operating income will decline. In addition, the differences in rents between subsidized or supported properties and other multifamily rental properties in the same area may not be a sufficient economic incentive for some eligible tenants to reside at a subsidized or supported property that may have fewer amenities or be less attractive as a residence. As a result, occupancy levels at a subsidized or supported property may decline, which may adversely affect the value and successful operation of the property. Certain of the mortgage loans may be secured in the future by mortgaged properties that are subject to certain affordable housing covenants and other covenants and restrictions with respect to various tax credit, city, state and federal housing subsidies, rent stabilization or similar programs, in respect of various units within the mortgaged properties. The limitations and restrictions imposed by these programs could result in losses on the mortgage loans. In addition, in the event that the program is cancelled, it could result in less income for the project.

Industrial Properties

Industrial properties may be adversely affected by reduced demand for industrial space occasioned by a decline in a particular industry segment and/or by a general slowdown in the economy. In addition, an industrial property that suited the particular needs of its original tenant may be difficult to relet to another tenant or may become functionally obsolete relative to newer properties. Also, lease terms with respect to industrial properties are generally for shorter periods of time and may result in a substantial percentage of leases expiring in the same year at any particular industrial property.

The value and operation of an industrial property depends on:

●	location of the property, the desirability of which in a particular instance may depend on—

1.	availability of labor services,

2.	proximity to supply sources and customers, and

3.	accessibility to various modes of transportation and shipping, including railways, roadways, airline terminals and ports;

●	building design of the property, the desirability of which in a particular instance may depend on—

1.	ceiling heights,

2.	column spacing,

3.	number and depth of loading bays,

4.	divisibility,

5.	floor loading capacities,

6.	truck turning radius,

7.	overall functionality, and

8.	adaptability of the property, because industrial tenants often need space that is acceptable for highly specialized activities; and

●	the quality and creditworthiness of individual tenants, because industrial properties frequently have higher tenant concentrations.

Industrial properties are generally special purpose properties that could not be readily converted to general residential, retail or office use. This will adversely affect their liquidation value. In addition, properties used for many industrial purposes are more prone to environmental concerns than other property types. Further, certain of the industrial properties may have tenants that are subject to risks unique to their business, such as cold storage facilities. Cold storage facilities may have unique risks such as short lease terms due to seasonal use, making income potentially more volatile than for properties with longer term leases, and customized refrigeration design, rendering such facilities less readily convertible to alternative uses.

Warehouse, Mini-Warehouse and Self Storage Facilities

Warehouse, mini-warehouse and self storage properties are considered vulnerable to competition because both acquisition costs and break-even occupancy are relatively low. Depending on their location, mini-warehouses and self storage facilities tend to be adversely affected more quickly by a general economic downturn than other types of commercial properties. In addition, it would require substantial capital expenditures to convert a warehouse, mini-warehouse or self storage property to an alternative use. This will materially impair the liquidation value of the property if its operation for storage purposes becomes unprofitable due to decreased demand, competition, age of improvements or other factors.

Successful operation of a warehouse, mini-warehouse or self storage property depends on—

●	building design,

●	location and visibility,

●	tenant privacy,

●	efficient access to the property,

●	proximity to potential users, including apartment complexes or commercial users,

●	services provided at the property, such as security,

●	age and appearance of the improvements, and

●	quality of management.

In addition, it is difficult to assess the environmental risks posed by warehouse, mini-warehouse and self storage properties due to tenant privacy restrictions, tenant anonymity and unsupervised access to such facilities. Therefore, these facilities may pose additional environmental risks to investors. Environmental site assessments performed with respect to warehouse, mini-warehouse and self storage properties would not include an inspection of the contents of the facilities. Therefore, it would not be possible to provide assurance that any of the units included in these kinds of facilities are free from hazardous substances or other pollutants or contaminants.

A self storage property may be affiliated with a franchise company through a franchise agreement. The performance of a self storage property affiliated with a franchise company may be affected by the continued existence and financial strength of the franchisor, the public perception of a service mark, and the duration of the franchise agreement. The transferability of franchise license agreements is restricted. In the event of a foreclosure, the lender or its agent would not have the right to use the franchise license without the franchisor’s consent.

Health Care-Related Properties

Health care-related properties include:

●	hospitals;

●	medical offices;

●	skilled nursing facilities;

●	nursing homes;

●	congregate care facilities; and

●	in some cases, assisted living centers and housing for seniors.

Health care-related facilities, particularly nursing homes, may receive a substantial portion of their revenues from government reimbursement programs, primarily Medicaid and Medicare. Medicaid and Medicare are subject to:

●	statutory and regulatory changes;

●	retroactive rate adjustments;

●	administrative rulings;

●	policy interpretations;

●	delays by fiscal intermediaries; and

●	government funding restrictions.

In addition, nursing facilities and assisted living facilities that are dependent on revenues from other third party payors (other than Medicare and Medicaid), such as private insurers, are also affected by the reimbursement policies of those payors.

All of the foregoing can adversely affect revenues from the operation of a health care-related facility. Moreover, governmental payors have employed cost-containment measures that limit payments to health care providers. In addition, there are currently under consideration various proposals for national health care relief that could further limit these payments.

Health care-related facilities are subject to significant governmental regulation of the ownership, operation, maintenance and/or financing of those properties. Providers of long-term nursing care and other medical services are highly regulated by federal, state and local law. They are subject to numerous factors which can increase the cost of operation, limit growth and, in extreme cases, require or result in suspension or cessation of operations, including:

●	federal and state licensing requirements;

●	facility inspections;

●	rate setting;

●	disruptions in payments;

●	reimbursement policies;

●	audits, which may result in recoupment of payments made or withholding of payments due;

●	laws relating to the adequacy of medical care, distribution of pharmaceuticals, use of equipment, personnel operating policies and maintenance of and additions to facilities and services;

●	patient care liability claims, including those generated by the recent advent of the use of video surveillance, or “granny cams”, by family members or government prosecutors to monitor care and limited availability and increased costs of insurance; and

●	shortages in staffing, increases in labor costs and labor disputes.

Under applicable federal and state laws and regulations, Medicare and Medicaid reimbursements generally may not be made to any person other than the provider who actually furnished the related material goods and services. Accordingly, in the event of foreclosure on a health care-related facility, neither a lender nor other subsequent lessee or operator of the property would generally be entitled to obtain from federal or state governments any outstanding reimbursement payments relating to services furnished at the property prior to foreclosure. Furthermore, in the event of foreclosure, there can be no assurance that a lender or other purchaser in a foreclosure sale would be entitled to the rights under any required licenses and regulatory approvals. The lender or other purchaser may have to apply in its own right for those licenses and approvals. There can be no assurance that a new license could be obtained or that a new approval would be granted. In addition, there can be no assurance that the facilities will remain licensed and loss of licensure/provider arrangements by a significant number of facilities could have a material adverse effect on a borrower’s ability to meet its obligations under the related mortgage loan and, therefore, on distributions on your certificates.

With respect to health care-related properties, the regulatory environment has intensified, particularly the long-term care service environment for large, for profit, multi-facility providers. For example, in the past few years, federal prosecutors have utilized the federal false claims act to prosecute nursing facilities that have quality of care deficiencies or reported instances of possible patient abuse and neglect, falsification of records, failure to report adverse events, improper use of restraints, and certain other care issues. Since facilities convicted under the false claims act may be liable for triple damages plus mandatory civil penalties, nursing facilities often settled with the government for a substantial amount of money rather than defending the allegations.

The extensive federal, state and local regulations affecting health care-related facilities include regulations on the financial and other arrangements that facilities enter into during the normal course of business. For example, anti-kickback laws prohibit certain business practices and relationships that might affect the provision and cost of health care services reimbursable under Medicare and Medicaid programs, including the payment or receipt of money or anything else of value in return for the referral of patients whose care will be paid by those programs. Sanctions for violations include criminal penalties and civil sanctions, fines and possible exclusion from payor programs. Federal and state governments have used monetary recoveries derived from prosecutions to strengthen their fraud detection and enforcement programs. There can be no assurance that government officials charged with responsibility for enforcing the anti-kickback and/or self-referral laws will not assert that certain arrangements or practices are in violation of such provisions. The operations of a nursing facility or assisted living facility could be adversely affected by the failure of its arrangements to comply with such laws or similar state laws enacted in the future.

Each state also has a Medicaid Fraud Control Unit, which typically operates as a division of the state Attorney General’s Office or equivalent, which conducts criminal and civil investigations into alleged abuse, neglect, mistreatment and/or misappropriation of resident property. In some cases, the allegations may be investigated by the state Attorney General, local authorities and federal and/or state survey agencies. There are Medicaid Fraud Control Unit and state Attorney General investigations pending and, from time to time, threatened against providers, relating to or arising out of allegations of potential resident abuse, neglect or mistreatment.

Further, the nursing facilities and assisted living facilities are likely to compete on a local and regional basis with each other and with other providers who operate similar facilities. They may also compete with providers of long term care services in other settings, such as hospital rehabilitation units or home health agencies or other community-based providers. The formation of managed care networks and integrated delivery systems, as well as increasing government efforts to encourage the use of home and community-based services instead of nursing facility services, could also adversely affect nursing facilities or assisted living facilities if there are incentives that lead to the utilization of other facilities or community-based home care providers, instead of nursing facility or assisted living providers, or if competition drives down prices paid by residents. Some of the competitors of the subject facilities may be better capitalized, may offer services not offered by the facilities, or may be owned by agencies supported by other sources of income or revenue not available to for-profit facilities, such as tax revenues and charitable contributions. The success of a facility also depends upon the number of competing facilities in the local market, as well as upon other factors, such as the facility’s age, appearance, reputation and management, resident and family preferences, referrals by and affiliations with managed care organizations, relationship with other health care providers and other health care networks, the types of services provided and, where applicable, the quality of care and the cost of that care. If the facilities fail to attract patients and residents and compete effectively with other health care providers, their revenues and profitability may decline.

Health care-related facilities are generally special purpose properties that could not be readily converted to general residential, retail or office use. This will adversely affect their liquidation value. Furthermore, transfers of health care-related facilities are subject to regulatory approvals under state, and in some cases federal, law not required for transfers of most other types of commercial properties. Moreover, in certain circumstances, such as when federal or state authorities believe that liquidation may adversely affect the health, safety or welfare of the nursing facility and/or assisted living facility residents, a facility operator may not be allowed to liquidate for an indeterminate period of time. Finally, the receipt of any liquidation proceeds could be delayed by the approval process of any state agency necessary for the transfer of a mortgaged property and even reduced to satisfy governmental obligations of the facility, such as audit recoupments from nursing facilities.

Manufactured Housing Communities, Mobile Home Parks and Recreational Vehicle Parks

Manufactured housing communities and mobile home parks consist of land that is divided into “spaces” or “home sites” that are primarily leased to owners of the individual mobile homes or other housing units. The home owner often invests in site-specific improvements such as carports, steps, fencing, skirts around the base of the home, and landscaping. The land owner typically provides private roads within the park, common facilities and, in many cases, utilities. In general, the individual mobile homes and other housing units will not constitute material collateral for a mortgage loan underlying the offered certificates.

Recreational vehicle parks lease spaces primarily or exclusively for motor homes, travel trailers and portable truck campers, primarily designed for recreational, camping or travel use. Some manufactured housing community properties are either recreational vehicle resorts or have a significant portion of the properties that are intended for short-term recreational vehicle hook-ups, and tenancy of these communities may vary significantly by season. This seasonality may cause periodic fluctuations in revenues, tenancy levels, rental rates and operating expenses for these properties. In general, parks that lease recreational vehicle spaces may be viewed as having a less stable tenant population than parks occupied predominantly by mobile homes.

Factors affecting the successful operation of a manufactured housing community, mobile home park or recreational vehicle park include—

●	location of the manufactured housing community property;

●	the ability of management to provide adequate maintenance and insurance;

●	the number of comparable competing properties in the local market;

●	the age, appearance, condition and reputation of the property;

●	whether the property is subject to any age restrictions on tenants;

●	the quality of management; and

●	the types of facilities and services it provides.

Manufactured housing communities and mobile home parks also compete against alternative forms of residential housing, including—

●	multifamily rental properties,

●	cooperatively-owned apartment buildings,

●	condominium complexes, and

●	single-family residential developments.

Recreational vehicle parks also compete against alternative forms of recreation and short-term lodging, such as staying at a hotel at the beach.

Manufactured housing communities, mobile home parks and recreational vehicle parks have few improvements (which are highly specialized) and are “special purpose” properties that could not be readily converted to general residential, retail or office use. This will adversely affect the liquidation value of the property if its operation as a manufactured housing community, mobile home park or recreational vehicle park, as the case may be, becomes unprofitable due to competition, age of the improvements or other factors.

Moreover, manufactured housing community properties may not be connected in their entirety to public water and/or sewer systems. In such cases, the borrower could incur a substantial expense if it were required to connect the property to such systems in the future. In addition, the use of well water enhances the likelihood that the property could be adversely affected by a recognized environmental condition that impacts soil and groundwater.

Some states regulate the relationship of an owner of a manufactured housing community or mobile home park and its tenants in a manner similar to the way they regulate the relationship between a landlord and tenant at a multifamily rental property. In addition, some states also regulate changes in the use of a manufactured housing community or mobile home park and require that the owner give written notice to its tenants a substantial period of time prior to the projected change.

In addition to state regulation of the landlord-tenant relationship, numerous counties and municipalities impose rent control and/or rent stabilization on manufactured housing communities and mobile home parks. These ordinances may limit rent increases to—

●	fixed percentages,

●	percentages of increases in the consumer price index,

●	increases set or approved by a governmental agency, or

●	increases determined through mediation or binding arbitration.

In many cases, the rent control or rent stabilization laws either do not permit vacancy decontrol or permit vacancy decontrol only in the relatively rare event that the mobile home or manufactured housing unit is removed from the homesite. Local authority to impose rent control or rent stabilization on manufactured housing communities and mobile home parks is pre-empted by state law in some states and rent control or rent stabilization is not imposed at the state level in those states. In some states, however, local rent control and/or rent stabilization ordinances are not pre-empted for tenants having short-term or month-to-month leases, and properties there may be subject to various forms of rent control or rent stabilization with respect to those tenants.

In addition, some manufactured housing community properties may have a material number of leased homes that are currently owned by the related borrower or an affiliate thereof and rented by the respective tenants like apartments. In circumstances where the leased homes are owned by an affiliate of the borrower, the related pads may, in some cases, be subject to a master lease with that affiliate. In such cases, the tenants will tend to be more transient and less tied to the property than if they owned their own home. Such leased homes do not, in all (or, possibly, in any) such cases, constitute collateral for the related mortgage loan. Some of the leased homes that are not collateral for the related mortgage loan are rented on a lease-to-own basis. In some cases, the borrower itself owns, leases, sells and/or finances the sale of homes, although generally the related income therefrom will be excluded for loan underwriting purposes. Some of the leased homes owned by a borrower or its affiliate may be financed and a default on that financing may materially adversely affect the performance of the manufactured housing community property.

Restaurants and Taverns

Factors affecting the economic viability of individual restaurants, taverns and other establishments that are part of the food and beverage service industry include:

●	competition from facilities having businesses similar to a particular restaurant or tavern;

●	perceptions by prospective customers of safety, convenience, services and attractiveness;

●	the cost, quality and availability of food and beverage products;

●	negative publicity, resulting from instances of food contamination, food-borne illness and similar events;

●	changes in demographics, consumer habits and traffic patterns;

●	the ability to provide or contract for capable management; and

●	retroactive changes to building codes, similar ordinances and other legal requirements.

Adverse economic conditions, whether local, regional or national, may limit the amount that may be charged for food and beverages and the extent to which potential customers dine out. Because of the nature of the business, restaurants and taverns tend to respond to adverse economic conditions more quickly than do many other types of commercial properties. Furthermore, the transferability of any operating, liquor and other licenses to an entity acquiring a bar or restaurant, either through purchase or foreclosure, is subject to local law requirements.

The food and beverage service industry is highly competitive. The principal means of competition are—

●	market segment,

●	product,

●	price,

●	value,

●	quality,

●	service,

●	convenience,

●	location, and

●	the nature and condition of the restaurant facility.

A restaurant or tavern operator competes with the operators of comparable establishments in the area in which its restaurant or tavern is located. Other restaurants could have—

●	lower operating costs,

●	more favorable locations,

●	more effective marketing,

●	more efficient operations, or

●	better facilities.

The location and condition of a particular restaurant or tavern will affect the number of customers and, to an extent, the prices that may be charged. The characteristics of an area or neighborhood in which a restaurant or tavern is located may change over time or in relation to competing facilities. Also, the cleanliness and maintenance at a restaurant or tavern will affect its appeal to customers. In the case of a regionally- or nationally-known chain restaurant, there may be costly expenditures for renovation, refurbishment or expansion, regardless of its condition.

Factors affecting the success of a regionally- or nationally-known chain restaurant include:

●	actions and omissions of any franchisor, including management practices that—

1.       adversely affect the nature of the business, or

2.       require renovation, refurbishment, expansion or other expenditures;

●	the degree of support provided or arranged by the franchisor, including its franchisee organizations and third-party providers of products or services; and

●	the bankruptcy or business discontinuation of the franchisor or any of its franchisee organizations or third-party providers.

Churches and Other Religious Facilities

Churches and other religious facilities generally depend on charitable donations to meet expenses and pay for maintenance and capital expenditures. The extent of those donations is dependent on the attendance at any particular religious facility and the extent to which attendees are prepared to make donations, which is influenced by a variety of social, political and economic factors. Donations may be adversely affected by economic conditions, whether local, regional or national. Religious facilities are often located in special purpose properties that are not readily convertible to alternative uses. This will adversely affect their liquidation value.

Charitable Organizations and Other Non-Profit Tenants

Charitable organizations and other non-profit tenants generally depend on donations from individuals and government grants and subsidies to meet expenses (including rent) and pay for maintenance and capital expenditures. The extent of those donations is dependent on the extent to which individuals are prepared to make donations, which is influenced by a variety of social, political and economic factors, and whether the governmental grants and subsidies will continue with respect to any such institution. Donations may be adversely affected by economic conditions, whether local, regional or national. A reduction in donations, government grants or subsidies may impact the ability of the related institution to pay rent and there can be no assurance that a borrower leasing to a charitable organization or other non-profit tenant will be in a position to meet its obligations under the related mortgage loan documents if such tenant fails to pay.

Private Schools and Other Cultural and Educational Institutions

The cash flows generated from private schools and other cultural and educational institutions are generally dependent on student enrollment or other attendance and the ability of such students or attendees to pay tuition and related fees, which, in some cases, is dependent on the ability to obtain financial aid or loans. Enrollment and/or attendance at a private school or cultural and educational institution may decrease due to, among other factors:

●	changing local demographics;

●	competition from other schools or cultural and educational institutions;

●	increases in tuition and/or reductions in availability of student loans, government grants or scholarships; and

●	reductions in education spending as a result of changes in economic conditions in the area of the school or cultural and educational institution; and poor performance by teachers, administrative staff or students; or mismanagement at the private school or cultural and educational institution.

Loss of accreditation and consequent loss of eligibility of students for federal or state student loans can have a material adverse effect on private schools. Certain for-profit schools have been subject to governmental investigations and/or lawsuits, or private litigation, alleging that their recruitment practices are predatory, and/or that they fail to adequately prepare students for employment in the professions or areas in which they offer to provide training.

Parking Lots and Parking Garages

Certain properties may consist of parking garages, and certain retail, mixed use or office properties may be partially comprised of a parking garage. Parking garages and parking lots present risks not associated with other properties. The primary source of income for parking lots and garages is the rental fees charged for parking spaces. Factors affecting the success of a parking lot or garage include:

●	the number of rentable parking spaces and rates charged;

●	the location of the lot or garage and, in particular, its proximity to places where large numbers of people work, shop or live;

●	the amount of alternative parking spaces in the area;

●	the availability of mass transit; and

●	the perceptions of the safety, convenience and services of the lot or garage.

Aspects of building site design and adaptability affect the value of a parking garage facility. Site characteristics that are valuable to a parking garage facility include location, clear ceiling heights, column spacing, zoning restrictions, number of spaces and overall functionality and accessibility.

In addition, because of the unique construction requirements of many parking garages and because a parking lot is often vacant paved land without any structure, a vacant parking garage facility or parking lot may not be easily converted to other uses.

In the case of parking garages or parking lots that are leased to a single operator, the sole source of income will be the lease to such operator. Accordingly, such properties will be subject to business risks associated with such operator. If the lease with the sole operator is terminated, the related borrower may be unable to find another operator that will lease the property at the same rate.

Various types of multifamily and commercial properties may have a parking garage as part of the collateral. Parking garages may not be readily convertible (or convertible at all) to alternative uses if the properties were to become unprofitable, or the leased spaces were to become vacant, for any reason. See “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses” below.

Any Analysis of the Value or Income Producing Ability of a Commercial or Multifamily Property Is Highly Subjective and Subject to Error

Mortgage loans secured by liens on income-producing properties are substantially different from mortgage loans made on the security of owner-occupied single-family homes. The repayment of a loan secured by a lien on an income-producing property is typically dependent upon—

●	the successful operation of the property, and

●	its ability to generate income sufficient to make payments on the loan.

This is particularly true because most or all of the mortgage loans underlying the offered certificates will be non-recourse loans.

The debt service coverage ratio of a multifamily or commercial mortgage loan is an important measure of the likelihood of default on the loan. In general, the debt service coverage ratio of a multifamily or commercial mortgage loan at any given time is the ratio of—

●	the amount of income derived or expected to be derived from the related real property collateral for a twelve-month period that is available to pay debt service on the subject mortgage loan, to

●	the annualized payments of principal and/or interest on the subject mortgage loan and any other senior and/or pari passu loans that are secured by the related real property collateral.

The amount described in the first bullet point of the preceding sentence is often a highly subjective number based on a variety of assumptions regarding, and adjustments to, revenues and expenses with respect to the related real property. A more detailed discussion of its calculation is provided under “Description of the Mortgage Pool—Certain Calculations and Definitions”.

The cash flow generated by a multifamily or commercial property will generally fluctuate over time and may or may not be sufficient to—

●	make the loan payments on the related mortgage loan,

●	cover operating expenses, and

●	fund capital improvements at any given time.

Operating revenues of a nonowner occupied, income-producing property may be affected by the condition of the applicable real estate market and/or area economy. Properties leased, occupied or used on a short-term basis, such as—

●	some health care-related facilities,

●	hotels and motels,

●	recreational vehicle parks, and

●	mini-warehouse and self storage facilities,

tend to be affected more rapidly by changes in market or business conditions than do properties typically leased for longer periods, such as—

●	warehouses,

●	retail stores,

●	office buildings, and

●	industrial facilities.

Some commercial properties may be owner-occupied or leased to a small number of tenants. Accordingly, the operating revenues may depend substantially on the financial condition of the borrower or one or a few tenants. Mortgage loans secured by liens on owner-occupied and single tenant properties may pose a greater likelihood of default and loss than loans secured by liens on multifamily properties or on multi-tenant commercial properties.

Increases in property operating expenses can increase the likelihood of a borrower default on a multifamily or commercial mortgage loan secured by the property. Increases in property operating expenses may result from:

●	increases in energy costs and labor costs;

●	increases in interest rates and real estate tax rates; and

●	changes in governmental rules, regulations and fiscal policies.

Some net leases of commercial properties may provide that the lessee, rather than the borrower/ landlord, is responsible for payment of operating expenses. However, a net lease will result in stable net operating income to the borrower/landlord only if the lessee is able to pay the increased operating expense while also continuing to make rent payments.

Lenders also look to the loan-to-value ratio of a mortgage loan as a factor in evaluating the likelihood of loss if a property is liquidated following a default. In general, the loan-to-value ratio of a multifamily or commercial mortgage loan at any given time is the ratio, expressed as a percentage, of—

●	the then outstanding principal balance of the mortgage loan and any other senior and/or pari passu loans that are secured by the related real property collateral, to

●	the estimated value of the related real property based on an appraisal, a cash flow analysis, a recent sales price or another method or benchmark of valuation.

A low loan-to-value ratio means the borrower has a large amount of its own equity in the multifamily or commercial property that secures its loan. In these circumstances—

●	the borrower has a greater incentive to perform under the terms of the related mortgage loan in order to protect that equity, and

●	the lender has greater protection against loss on liquidation following a borrower default.

However, loan-to-value ratios are not necessarily an accurate measure of the likelihood of liquidation loss in a pool of multifamily and commercial mortgage loans. For example, the value of a multifamily or commercial property as of the date of initial issuance of the offered certificates may be less than the estimated value determined at loan origination. The value of any real property, in particular a multifamily or commercial property, will likely fluctuate from time to time. Moreover, even a current appraisal is not necessarily a reliable estimate of value. Appraised values of income-producing properties are generally based on—

●	the market comparison method, which takes into account the recent resale value of comparable properties at the date of the appraisal;

●	the cost replacement method, which takes into account the cost of replacing the property at the date of the appraisal;

●	the income capitalization method, which takes into account the property’s projected net cash flow; or

●	a selection from the values derived from the foregoing methods.

Each of these appraisal methods presents analytical difficulties. For example—

●	it is often difficult to find truly comparable properties that have recently been sold;

●	the replacement cost of a property may have little to do with its current market value; and

●	income capitalization is inherently based on inexact projections of income and expense and the selection of an appropriate capitalization rate and discount rate.

If more than one appraisal method is used and significantly different results are produced, an accurate determination of value and, correspondingly, a reliable analysis of the likelihood of default and loss, is even more difficult.

The value of a multifamily or commercial property will be affected by property performance. As a result, if a multifamily or commercial mortgage loan defaults because the income generated by the related property is insufficient to pay operating costs and expenses as well as debt service, then the value of the property will decline and a liquidation loss may occur.

See “—Repayment of a Commercial or Multifamily Mortgage Loan Depends Upon the Performance and Value of the Underlying Real Property, Which May Decline Over Time, and the Related Borrower’s Ability to Refinance the Property, of Which There Is No Assurance” above.

Changes in Pool Composition Will Change the Nature of Your Investment

The mortgage loans underlying your certificates will amortize at different rates and mature on different dates. In addition, some of those mortgage loans may be prepaid or liquidated. As a result, the relative composition of the mortgage asset pool will change over time.

If you purchase certificates with a pass-through rate that is equal to or calculated based upon a weighted average of interest rates on the underlying mortgage loans, your pass-through rate will be affected, and may decline, as the relative composition of the mortgage pool changes.

In addition, as payments and other collections of principal are received with respect to the underlying mortgage loans, the remaining mortgage pool backing your offered certificates may exhibit an increased concentration with respect to property type, number and affiliation of borrowers and geographic location.

Tenancies-in-Common May Hinder Recovery

Certain of the mortgage loans included in the issuing entity may have borrowers that own the related mortgaged properties as tenants-in-common. In general, with respect to a tenant-in-common ownership structure, each tenant-in-common owns an undivided share in the property and if such tenant-in-common desires to sell its interest in the property (and is unable to find a buyer or otherwise needs to force a partition) the tenant-in-common has the ability to request that a court order a sale of the property and distribute the proceeds to each tenant in common proportionally. As a result, if a tenant-in-common that has not waived its right of partition or similar right exercises a right of partition, the related mortgage loan may be subject to prepayment. The bankruptcy, dissolution or action for partition by one or more of the tenants-in-common could result in an early repayment of the related mortgage loan, significant delay in recovery against the tenant-in-common borrowers, particularly if the tenant-in-common borrowers file for bankruptcy separately or in series (because each time a tenant-in-common borrower files for bankruptcy, the bankruptcy court stay will be reinstated), a material impairment in property management and a substantial decrease in the amount recoverable upon the related mortgage loan. Not all tenants-in-common under the mortgage loans will be single-purpose entities. Each tenant-in-common borrower has waived its right to partition, reducing the risk of partition. However, we cannot assure you that, if challenged, this waiver would be enforceable. In addition, in some cases, the related mortgage loan documents may provide for full recourse (or in an amount equal to its pro rata share of the debt) to the related tenant-in-common borrower or the guarantor if a tenant-in-common files for partition.

Risks Relating to Enforceability of Cross-Collateralization Arrangements

Cross-collateralization arrangements may be terminated in certain circumstances under the terms of the related mortgage loan documents. Cross-collateralization arrangements whereby multiple borrowers grant their respective mortgaged properties as security for one or more mortgage loans could be challenged as fraudulent conveyances by the creditors or the bankruptcy estate of any of the related borrowers.

Among other things, a legal challenge to the granting of the liens may focus on the benefits realized by that borrower from the respective mortgage loan proceeds, as well as the overall cross-collateralization. If a court were to conclude that the granting of the liens was an avoidable fraudulent conveyance, that court could subordinate all or part of the mortgage loan to other debt of that borrower, recover prior payments made on that mortgage loan, or take other actions such as invalidating the mortgage loan or the mortgages securing the cross-collateralization. See “—Some Provisions in the Mortgage Loans Underlying Your Offered Certificates May Be Challenged as Being Unenforceable—Cross-Collateralization Arrangements”.

In addition, when multiple real properties secure a mortgage loan, the amount of the mortgage encumbering any particular one of those properties may be less than the full amount of the related aggregate mortgage loan indebtedness, to minimize recording tax. This mortgage amount is generally established at 100% to 150% of the appraised value or allocated loan amount for the mortgaged property and will limit the extent to which proceeds from the property will be available to offset declines in value of the other properties securing the same mortgage loan.

See “Description of the Mortgage Pool—Statistical Characteristics of the Mortgage Loans” for a description of mortgage loans that are cross-collateralized and cross-defaulted with each other, if any, or that are secured by multiple properties owned by multiple borrowers.

Inadequacy of Title Insurers May Adversely Affect Payments on Your Certificates

Title insurance for a mortgaged property generally insures a lender against risks relating to a lender not having a first lien with respect to a mortgaged property as of the date such policy is issued, and in some cases can insure a lender against specific other risks. The protection afforded by title insurance depends on the ability of the title insurer to pay claims made upon it. We cannot assure you that:

●	a title insurer will have the ability to pay title insurance claims made upon it;

●	a title insurer will maintain its present financial strength; or

●	a title insurer will not contest claims made upon it.

Certain of the mortgaged properties are either completing initial construction or undergoing renovation or redevelopment. Under such circumstances, there may be limitations to the amount of coverage or other exceptions to coverage that could adversely affect the issuing entity if losses are suffered.

In addition, title insurance policies do not cover all risks relating to a lender not having a first lien with respect to a mortgaged property, and in certain cases, the lender may be subject to a more senior lien despite the existence of a title insurance policy. In those circumstances, the existence of a senior lien may limit the issuing entity’s recovery on that property, which may adversely affect payments on your certificates.

The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property

The operation and performance of a mortgage loan (or loan combination) will depend in part on the identity of the persons or entities who control the related borrower and the related mortgaged property. The performance of a mortgage loan (or loan combination) may be adversely affected if control of a borrower changes, which may occur, for example, by means of transfers of direct or indirect ownership interests in the borrower, or if the mortgage loan (or loan combination) is assigned to and assumed by another person or entity along with a transfer of the property to that person or entity.

Many of the mortgage loans generally place certain restrictions on the transfer and/or pledging of general partnership and managing member equity interests in a borrower such as specific percentage or control limitations, although some mortgage loans have current or permit future mezzanine or subordinate debt and certain mortgage loans allow for an assignment and assumption of the mortgage loan subject to certain conditions, which generally includes a transfer fee and the lender’s approval of the assignee and/or its principals. We cannot assure you the ownership of any of the borrowers would not change during the term of the related mortgage loan and result in a material adverse effect on your certificates. See “Description of the Mortgage Pool—Additional Indebtedness” and “—Certain Terms of the Mortgage Loans—‘Due-On-Sale’ and ‘Due-On-Encumbrance’ Provisions”.

Risks of Anticipated Repayment Date Loans

One (1) mortgage loan, secured by the Dollar General Portfolio II mortgaged property (1.3%), provides that, if after a certain date (referred to as an anticipated repayment date) the related borrower has not prepaid such mortgage loan in full, any principal outstanding after the related anticipated repayment date will accrue interest at an increased interest rate rather than the original mortgage loan interest rate for such mortgage loan. Generally, from and after the anticipated repayment date for such mortgage loan, cash flow in excess of that required for debt service (calculated based on the original mortgage loan interest rate), the funding of reserves, other amounts then due and payable under the related loan documents (other than “excess interest” described below) and certain budgeted or non-budgeted expenses approved by the related lender with respect to the related mortgaged property or portfolio of mortgaged properties will be applied toward the payment of principal (without payment of a yield maintenance charge or other prepayment premium) of such mortgage loan until its principal balance has been reduced to zero. Although these provisions may create an incentive for the related borrower to repay such mortgage loan in full on its anticipated repayment date, a substantial payment would be required and such borrower has no obligation to do so. While interest at the original mortgage loan interest rate continues to accrue and be payable on a current basis on such mortgage loan after its related anticipated repayment date, payment of the additional interest accrued by reason of the marginal increase in the interest rate to the increased interest rate (any such additional interest, the “excess interest”) will be deferred until (and such deferred excess interest will accrue interest, if and to the extent permitted under applicable law and the related loan documents, and will be required to be paid only after) the outstanding principal balance of such mortgage loan has been paid in full, at which time the excess interest that has been deferred, to the extent actually collected, will be paid to the holders of the Class S certificates, which are not offered by this prospectus. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—ARD Loans”.

The Absence of Lockboxes Entails Risks That Could Adversely Affect Distributions on Your Certificates

Certain of the mortgage loans may not require the related borrower presently to cause rent and other payments to be made into a lockbox account maintained on behalf of the mortgagee, although some of those mortgage loans do provide for a springing lockbox. If rental payments are not required to be made directly into a lockbox account, there is a risk that the borrower will divert such funds for other purposes.

Various Other Laws Could Affect the Exercise of Lender’s Rights

The laws of the jurisdictions in which the mortgaged properties are located (which laws may vary substantially) govern many of the legal aspects of the mortgage loans. These laws may affect the ability to foreclose on, and, in turn the ability to realize value from, the mortgaged properties securing the mortgage loans. For example, state law determines:

●	what proceedings are required for foreclosure;

●	whether the borrower and any foreclosed junior lienors may redeem the property and the conditions under which these rights of redemption may be exercised;

●	whether and to what extent recourse to the borrower is permitted; and

●	what rights junior mortgagees have and whether the amount of fees and interest that lenders may charge is limited.

In addition, the laws of some jurisdictions may render certain provisions of the mortgage loans unenforceable or subject to limitations which may affect lender’s rights under the mortgage loans. Delays in liquidations of defaulted loans and shortfalls in amounts realized upon liquidation as a result of the application of these laws may create delays and shortfalls in payments to certificateholders. See “Certain Legal Aspects of the Mortgage Loans”.

For example, Florida statutes render unenforceable provisions that allow for acceleration and other unilateral modifications solely as a result of a property owner entering into an agreement for a property-assessed clean energy (“PACE”) financing. Consequently, given that certain remedies in connection therewith are not enforceable in Florida, we cannot assure you that any borrower owning assets in Florida will not obtain PACE financing notwithstanding any prohibition on such financing set forth in the related mortgage loan documents.

A Borrower May Be Unable to Repay Its Remaining Principal Balance on the Maturity Date or Anticipated Repayment Date; Longer Amortization Schedules and Interest-Only Provisions Increase Risk

Mortgage loans with substantial remaining principal balances at their maturity date or anticipated repayment date, as applicable, involve greater risk than fully-amortizing mortgage loans. This is because the borrower may be unable to repay the mortgage loan at that time. In addition, fully amortizing mortgage loans which may pay interest on an “actual/360” basis but have fixed monthly payments may, in effect, have a small balloon payment due at maturity.

All of the mortgage loans have amortization schedules that are significantly longer than their respective terms to maturity (or, if applicable, any related anticipated repayment date), and many of the mortgage loans require only payments of interest for part or all of such respective terms. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Due Dates; Mortgage Rates; Calculations of Interest”. A longer amortization schedule or an interest-only provision in a mortgage loan will result in a higher amount of principal outstanding under the mortgage loan at any particular time, including at the maturity date (or, if applicable, anticipated repayment date) of the mortgage loan, than would have otherwise been the case had a shorter amortization schedule been used or had the mortgage loan had a shorter interest-only period or not included an interest-only provision at all. That higher principal amount outstanding could both (i) make it more difficult for the related borrower to make the required balloon payment at maturity and (ii) lead to increased losses for the issuing entity either during the loan term or at maturity if the mortgage loan becomes a defaulted mortgage loan.

A borrower’s ability to repay a mortgage loan (or loan combination) on its maturity date or anticipated repayment date, as applicable, typically will depend upon its ability either to refinance the mortgage loan (or loan combination) or to sell the mortgaged property at a price sufficient to permit repayment. A borrower’s ability to achieve either of these goals will be affected by a number of factors, including:

●	the availability of, and competition for, credit for commercial, multifamily or manufactured housing community real estate projects, which fluctuate over time;

●	the prevailing interest rates;

●	the net operating income generated by the mortgaged property;

●	the fair market value of the related mortgaged property;

●	the borrower’s equity in the related mortgaged property;

●	significant tenant rollover at the related mortgaged properties (see “—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Retail Properties” and “—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Office Properties”);

●	the borrower’s financial condition;

●	the operating history and occupancy level of the mortgaged property;

●	reductions in applicable government assistance/rent subsidy programs;

●	the tax laws; and

●	prevailing general and regional economic conditions.

In addition, the promulgation of additional laws and regulations, including the final regulations to implement the credit risk retention requirements under Section 15G of the Securities Exchange Act of 1934, as added by Section 941 of the Dodd-Frank Act, compliance with which was required with respect to the CMBS issued on or after December 24, 2016, may cause commercial real estate lenders to tighten their lending standards and reduce the availability of leverage and/or refinancings for commercial real estate. This, in turn, may adversely affect borrowers’ ability to refinance mortgage loans or sell the related mortgaged property on or before the related maturity date or anticipated repayment date, as applicable.

With respect to any split mortgage loan, the risks relating to balloon payment obligations are enhanced by the existence of the related companion loan(s).

Whether or not losses are ultimately sustained, any delay in the collection of a balloon payment on the maturity date or anticipated repayment date that would otherwise be distributable on your certificates will likely extend the weighted average life of your certificates.

None of the sponsors, any party to the pooling and servicing agreement or any other person will be under any obligation to refinance any mortgage loan. However, in order to maximize recoveries on defaulted mortgage loans, the pooling and servicing agreement permits the special servicer (and each outside servicing agreement governing the servicing of an outside serviced mortgage loan permits the related outside special servicer) to extend and modify mortgage loans in a manner consistent with the applicable servicing standard, subject to the limitations (or, in the case of an outside serviced mortgage loan, limitations of the type) described under “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Modifications, Waivers and Amendments”. We cannot assure you, however, that any extension or modification will increase the present value of recoveries in a given case.

Neither the master servicer nor the special servicer will have the ability to extend or modify an outside serviced mortgage loan because each outside serviced mortgage loan is being serviced pursuant to the applicable outside servicing agreement. Whether or not losses are ultimately sustained, any delay in collection of a balloon payment that would otherwise be distributable in respect of a class of certificates, whether such delay is due to a borrower default or to modification of an outside serviced mortgage loan by the outside special servicer, will likely extend the weighted average life of such class of certificates.

The credit crisis and economic downturn have resulted in tightened lending standards and a reduction in capital available to refinance mortgage loans at maturity. These factors have increased the risk that refinancing may not be available. We cannot assure you that each borrower under a balloon loan will have the ability to repay the principal balance of such mortgage loan on the related maturity date or anticipated repayment date, as applicable.

See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans”.

Some Provisions in the Mortgage Loans Underlying Your Offered Certificates May Be Challenged as Being Unenforceable

Cross-Collateralization Arrangements.

It may be possible to challenge cross-collateralization arrangements involving more than one borrower as a fraudulent conveyance, even if the borrowers are related. If one of those borrowers were to become a debtor in a bankruptcy case, creditors of the bankrupt party or the representative of the bankruptcy estate of the bankrupt party could seek to have the bankruptcy court avoid any lien granted by the bankrupt party to secure repayment of another borrower’s loan. In order to do so, the court would have to determine that—

●	the bankrupt party—

1.       was insolvent at the time of granting the lien,

2.       was rendered insolvent by the granting of the lien,

3.       was left with inadequate capital, or

4.       was not able to pay its debts as they matured; and

●	the bankrupt party did not, when it allowed its property to be encumbered by a lien securing the other borrower’s loan, receive fair consideration or reasonably equivalent value for pledging its property for the equal benefit of the other borrower.

If the court were to conclude that the granting of the lien was an avoidable fraudulent conveyance, it could nullify the lien or security instrument effecting the cross-collateralization. The court could also allow the bankrupt party to recover payments it made under the avoided cross-collateralization. See “—Risks Relating to Enforceability of Cross-Collateralization Arrangements” above.

Prepayment Premiums, Fees and Charges.

Under federal bankruptcy law and the laws of a number of states, the enforceability of any mortgage loan provisions that require prepayment lockout periods or payment of a yield maintenance charge or a prepayment premium, fee or charge upon an involuntary or a voluntary prepayment, is unclear. Provisions requiring yield maintenance charges or prepayment premiums, fees or charges also may be interpreted as constituting the collection of interest for usury purposes. Accordingly, we cannot assure you that the obligation to pay a yield maintenance charge or prepayment premium, fee or charge will be enforceable. In addition, if provisions requiring yield maintenance charges or prepayment premiums, fees or charges upon involuntary prepayment were unenforceable, borrowers would have an incentive to default in order to prepay their loans. Also, we cannot assure you that foreclosure proceeds will be sufficient to pay an enforceable yield maintenance charge or prepayment premium, fee or charge.

Due-on-Sale and Debt Acceleration Clauses.

Some or all of the mortgage loans included in one of our trusts may contain a due-on-sale clause, which permits the lender, with some exceptions, to accelerate the maturity of the mortgage loan upon the sale, transfer or conveyance of—

●	the related real property, or

●	a majority ownership interest in the related borrower.

We anticipate that all of the mortgage loans included in one of our trusts will contain some form of debt-acceleration clause, which permits the lender to accelerate the debt upon specified monetary or non-monetary defaults by the related borrower.

The courts of all states will enforce acceleration clauses in the event of a material payment default. The equity courts of any state, however, may refuse to allow the foreclosure of a mortgage, deed of trust or other security instrument or to permit the acceleration of the indebtedness if:

●	the default is deemed to be immaterial,

●	the exercise of those remedies would be inequitable or unjust, or

●	the circumstances would render the acceleration unconscionable.

See “Certain Legal Aspects of the Mortgage Loans—Due-On-Sale and Due-On-Encumbrance Provisions”.

Assignments of Leases.

Some or all of the mortgage loans included in one of our trusts may be secured by, among other things, an assignment of leases and rents. Under that document, the related borrower will assign its right, title and interest as landlord under the leases on the related real property and the income derived from those leases to the lender as further security for the related mortgage loan, while retaining a license to collect rents for so long as there is no default. In the event the borrower defaults, the license terminates and the lender is entitled to collect rents. In some cases, those assignments may not be perfected as security interests prior to actual possession of the cash flow. Accordingly, state law may require that the lender take possession of the property and obtain a judicial appointment of a receiver before becoming entitled to collect the rents. Lenders that actually take possession of the property, however, may incur potentially substantial risks attendant to being a mortgagee in possession. The risks include liability for environmental clean-up costs and other risks inherent to property ownership. In addition, the commencement of bankruptcy or similar proceedings by or with respect to the borrower will adversely affect the lender’s ability to collect the rents. See “Certain Legal Aspects of the Mortgage Loans—Bankruptcy Issues.”

Defeasance.

A mortgage loan underlying the offered certificates may permit the related borrower, during the periods specified and subject to the conditions set forth in the loan, to pledge to the holder of the mortgage loan a specified amount of direct, non-callable United States government securities and thereby obtain a release of the related mortgaged property. The cash amount which a borrower must expend to purchase, or must deliver to a master servicer in order for the master servicer to purchase, the required United States government securities may be in excess of the principal balance of the mortgage loan. A court could interpret that excess amount as a form of prepayment premium or could take it into account for usury purposes. In some states, some forms of prepayment premiums are unenforceable. If the payment of that excess amount were held to be unenforceable, the remaining portion of the cash amount to be delivered may be insufficient to purchase the requisite amount of United States government securities.

Jurisdictions with One Action or Security First Rules and/or Anti-Deficiency Legislation May Limit the Ability of the Special Servicer to Foreclose on a Real Property or to Realize on Obligations Secured by a Real Property

Several states, including California, have laws that prohibit more than one “judicial action” to enforce a mortgage obligation, requiring the lender to exhaust the real property security for such obligation first and/or limiting the ability of the lender to recover a deficiency judgment from the obligor following the lender’s realization upon the collateral. This could be particularly problematic for cross-collateralized, cross-defaulted or multi-property mortgage loans secured by real properties located in multiple states where only some of those states have such rules. A lender who proceeds in violation of these rules may run the risk of forfeiting collateral and/or forfeiting the right to enforce the underlying obligation. In some jurisdictions, the benefits of such laws may also be available to a guarantor of the underlying obligation, thereby limiting the ability of the lender to recover against a guarantor without first proceeding against the collateral and without a judicial foreclosure. Accordingly, where real properties are located in jurisdictions in which “one action”, “security first” and/or “anti-deficiency” rules may be applicable, the special servicer should seek to obtain advice of counsel prior to enforcing any of the trust’s rights under any of the related mortgage loans and/or guarantees of those mortgage loans. As a result, the special servicer may incur additional – and perhaps significant additional – delay and expense in foreclosing on the underlying real properties located in states affected by “one action”, “security first” or “anti-deficiency” rules. See “Certain Legal Aspects of the Mortgage Loans—Foreclosure—One Action and Security First Rules” and “—Foreclosure—Anti-Deficiency Legislation”.

Appraisals May Not Reflect Current or Future Market Value of Each Property

Appraisals were obtained with respect to each of the mortgaged properties at or about the time of origination of the applicable mortgage loan (or loan combination, if applicable) or at or around the time of the acquisition of the mortgage loan (or loan combination, if applicable) by the related sponsor. See Annex A to this prospectus for dates of the latest appraisals for the mortgaged properties. We have not obtained new appraisals of the mortgaged properties or assigned new valuations to the mortgage loans in connection with the offering of the offered certificates. The market values of the mortgaged properties could have declined since the origination of the related mortgage loans.

In general, appraisals represent the analysis and opinion of qualified appraisers and are not guarantees of present or future value. One appraiser may reach a different conclusion than that of a different appraiser with respect to the same property. The appraisals seek to establish the amount a typically motivated buyer would pay a typically motivated seller and, in certain cases, may have taken into consideration the purchase price paid by the borrower. The amount could be significantly greater than the amount obtained from the sale of a mortgaged property in a distress or liquidation sale. Information regarding the appraised values of the mortgaged properties (including loan-to-value ratios) presented in this prospectus is not intended to be a representation as to the past, present or future market values of the mortgaged properties. For example, in some cases, a borrower or its affiliate may have acquired the related mortgaged property for a price or otherwise for consideration in an amount that is less than the related appraised value specified on Annex A to this prospectus, including at a foreclosure sale or through acceptance of a deed-in-lieu of foreclosure. Historical operating results of the mortgaged properties used in these appraisals, as adjusted by various assumptions, estimates and subjective judgments on the part of the appraiser, may not be comparable to future operating results. In addition, other factors may impair the mortgaged properties’ value without affecting their current net operating income, including:

●	changes in governmental regulations, zoning or tax laws;

●	potential environmental or other legal liabilities;

●	the availability of refinancing; and

●	changes in interest rate levels.

In certain cases, appraisals may reflect “as-complete”, “as stabilized” or other similar values. However, the appraised value reflected on Annex A to this prospectus with respect to each mortgaged property, except as described under “Description of the Mortgage Pool—Certain Calculations and Definitions” or in the footnotes to Annex A to this prospectus, reflects only the “as-is” value, which may contain certain assumptions, such as future construction completion, future completion of a property improvement plan, projected re-tenanting or increased tenant occupancies, or the sale of a portfolio of properties to a single buyer. See the definition of “Appraised Value” under “Description of the Mortgage Pool—Certain Calculations and Definitions” and the footnotes to Annex A to this prospectus.

We cannot assure you that the information set forth in this prospectus regarding appraised values or loan-to-value ratios accurately reflects past, present or future market values of the mortgaged properties. Additionally, with respect to the appraisals setting forth assumptions, particularly those setting forth extraordinary assumptions, or appraisals that set forth a portfolio premium or an “as-complete”, “as stabilized” or other similar value, we cannot assure you that those assumptions are or will be accurate or that such value will be the value of the related mortgaged property at the indicated stabilization date, at the time of sale or at maturity. Any engineering report, site inspection or appraisal represents only the analysis of the individual consultant, engineer or inspector preparing such report at the time of such report, and may not reveal all necessary or desirable repairs, maintenance and capital improvement items. See “Transaction Parties—The Sponsors and the Mortgage Loan Sellers” for additional information regarding the appraisals.

Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties

Certain of the mortgaged properties are properties which are currently undergoing or, in the future, are expected to undergo redevelopment, expansion or renovation. In addition, the related borrower may be permitted under the related mortgage loan documents, at its option and cost but subject to certain conditions, to engage in future construction, renovation or alterations of the mortgaged property. To the extent applicable, we cannot assure you that any escrow or reserve collected will be sufficient to complete the current renovation or be otherwise sufficient to satisfy any tenant improvement expenses at a mortgaged property. Failure to complete those planned improvements may have a material adverse effect on the cash flow at the mortgaged property and the related borrower’s ability to meet its payment obligations under the related mortgage loan documents.

Certain of the hospitality properties securing the mortgage loans are currently undergoing or are scheduled to undergo renovations or property improvement plans (“PIPs”). In some circumstances, these renovations or PIPs may necessitate taking a portion of the available guest rooms temporarily offline, and temporarily decreasing the number of available rooms and the revenue-generating capacity of the related hotel. In other cases, these renovations may involve renovations of common spaces or external features of the related hotel, which may cause disruptions or otherwise decrease the attractiveness of the related hotel to potential guests. These PIPs may be required under the related franchise or management agreement and a failure to timely complete them may result in a termination or expiration of a franchise or management agreement and may be an event of default under the related mortgage loan.

Certain of the retail properties securing the mortgage loans are currently undergoing or are scheduled to undergo renovations or property expansions. Such renovations or expansions may be required under one or more tenant leases and a failure to timely complete such renovations or expansions may result in a termination of any such lease and may have a material adverse effect on the cash flow at any such mortgaged property and the related borrower’s ability to meet its payment obligations under the related mortgage loan documents.

We cannot assure you that current or planned redevelopment, expansion or renovation will be completed, that such redevelopment, expansion or renovation will be completed in the time frame contemplated, or that, when and if redevelopment, expansion or renovation is completed, such redevelopment, expansion or renovation will improve the operations at, or increase the value of, the related mortgaged property. Failure of any of the foregoing to occur could have a material negative impact on the related mortgaged property, which could affect the ability of the related borrower to repay the related mortgage loan.

In the event the related borrower fails to pay the costs for work completed or material delivered in connection with such ongoing redevelopment, expansion or renovation, the portion of the mortgaged property on which there are renovations may be subject to mechanics’ or materialmen’s liens that may be senior to the lien of the related mortgage loan.

The existence of construction or renovation at a mortgaged property may make such mortgaged property less attractive to tenants or their customers, and accordingly could have a negative effect on net operating income. See “Description of the Mortgage Pool—Redevelopment, Expansion and Renovation” for information regarding mortgaged properties which are currently undergoing or, in the future, are expected to undergo redevelopment or renovation.

Risks Relating to Costs of Compliance with Applicable Laws and Regulations

A borrower may be required to incur costs to comply with various existing and future federal, state or local laws and regulations applicable to the related mortgaged property, for example, zoning laws and the Americans With Disabilities Act of 1990, as amended, which requires all public accommodations to meet certain federal requirements related to access and use by persons with disabilities. If a property does not currently comply with that Act, the property owner may be required to incur significant costs in order to effect that compliance. This will reduce the amount of cash flow available to cover other required maintenance and capital improvements and to pay debt service on the mortgage loan(s) that may encumber that property. There can be no assurance that the owner will have sufficient funds to cover the costs necessary to comply with that Act. In addition, noncompliance could result in the imposition of fines by the federal government or an award or damages to private litigants. See “Certain Legal Aspects of the Mortgage Loans—Americans with Disabilities Act”.

Increases in Real Estate Taxes and Assessments May Reduce Available Funds

Certain of the mortgaged properties securing the mortgage loans have or may in the future have the benefit of reduced real estate taxes in connection with a local government “payment in lieu of taxes” program (often known as a “PILOT” program) or other tax abatement arrangements. Upon expiration of such program or if such program was otherwise terminated, the related borrower would be required to pay higher, and in some cases substantially higher, real estate taxes. Prior to expiration of such program, the tax benefit to the mortgaged property may decrease throughout the term until the expiration of such program.

As described under “Description of the Mortgage Pool—Additional Indebtedness—Permitted Unsecured Debt and Other Debt”, the borrowers with respect to certain mortgage loans may obtain additional financing (in the form of an unsecured loan that may accrue interest at a higher rate than the related mortgage loan) that will have repaid through multi-year assessments against the related mortgaged property.

An increase in real estate taxes and/or assessments may impact the ability of the borrower to pay debt service on the mortgage loan.

See “Description of the Mortgage Pool—Real Estate and Other Tax Considerations” for descriptions of real estate tax matters relating to certain mortgaged properties.

Risks Relating to Tax Credits

With respect to certain mortgage loans secured by multifamily properties, the related property owners may be entitled to receive low-income housing tax credits pursuant to Section 42 of the Internal Revenue Code, which provides a tax credit from the state tax credit allocating agency to owners of multifamily rental properties meeting the definition of low-income housing. The total amount of tax credits to which a property owner is entitled is generally based upon the percentage of total units made available to qualified tenants. The owners of the mortgaged properties subject to the tax credit provisions may use the tax credits to offset income tax that they may otherwise owe and the tax credits may be shared among the equity owners of the project. In general, the tax credits on the applicable mortgage loans will be allocated to equity investors in the borrower.

The tax credit provisions limit the gross rent for each low-income unit. Under the tax credit provisions, a property owner must comply with the tenant income restrictions and rental restrictions over a minimum 15-year compliance period, although the property owner may take the tax credits on an accelerated basis over a 10-year period. In the event a multifamily rental property does not maintain compliance with the tax credit restrictions on tenant income or rental rates or otherwise satisfy the tax credit provisions of the Internal Revenue Code, the property owner may suffer a reduction in the amount of available tax credits and/or face the recapture of all or part of the tax credits related to the period of noncompliance and face the partial recapture of previously taken tax credits. The loss of tax credits, and the possibility of recapture of tax credits already taken, may provide significant incentive for the property owner to keep the related multifamily rental property in compliance with these tax credit restrictions, which may limit the income derived from the related property.

If the issuing entity were to foreclose on such a property it would be unable to take advantage of the tax credits, but could sell the property with the right to the remaining credits to a tax paying investor. Any subsequent property owner would continue to be subject to rent limitations unless an election was made to terminate the tax credits, in which case the property could be operated as a market rate property after the expiration of three years. The limitations on rent and on the ability of potential buyers to take advantage of the tax credits may limit the issuing entity’s recovery on that property.

Certain of the mortgaged properties may have been renovated in accordance with the federal tax code and state regulations to make them eligible for federal historic tax credits. Such mortgaged properties may be subject to additional risks, including, without limitation, the possibility of recapture of the tax credits. Historic tax credits may be subject to recapture upon the occurrence of certain events, such as the sale of the related mortgaged property (including at a foreclosure sale) to certain disqualified transferees. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Real Estate and Other Tax Considerations” for additional information on the mortgage loans including, without limitation, a description of the historic tax credits related to the Chemours HQ mortgage loan.

Condemnation of a Mortgaged Property May Adversely Affect Distributions on Certificates

From time to time, there may be condemnations pending or threatened against one or more of the mortgaged properties securing the mortgage loans. The proceeds payable in connection with a total condemnation may not be sufficient to restore the related mortgaged property or to satisfy the remaining indebtedness of the related mortgage loan. The occurrence of a partial condemnation may have a material adverse effect on the continued use of, or income generated by, the affected mortgaged property. Therefore, we cannot assure you that the occurrence of any condemnation will not have a negative impact upon distributions on your offered certificates.

Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses

Some of the mortgaged properties securing the mortgage loans included in the issuing entity may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable for any reason. For example, a mortgaged property may not be readily convertible due to restrictive covenants related to such mortgaged property, including in the case of mortgaged properties that are subject to a condominium regime or subject to a ground lease, the use and other restrictions imposed by the condominium declaration or ground lease and other related documents, especially in a situation where a mortgaged property consists of the borrower’s interests in a condominium that does not represent the entire condominium regime. Additionally, any vacancy with respect to self storage facilities, hospitality properties, independent living facilities, bank branches, restaurants, shopping malls, water parks, theater space, music venues, dental, medical or veterinary offices, research and development facilities, data centers, health clubs, fitness centers, spas, salons, gas stations, arcades, bowling alleys, sound studios, bank branches and properties with drive-thrus would not be easily converted to other uses due to their unique construction requirements. In addition, converting commercial properties to alternative uses generally requires substantial capital expenditures and could result in a significant adverse effect on, or interruption of, the revenues generated by such properties.

In addition, the limited adaptability of certain shopping malls that have proven unprofitable may result in high (and possibly extremely high) loss severities on mortgage loans secured by those shopping malls. For example, it is possible that a significant amount of advances made by the applicable servicer(s) of a mortgage loan secured by a shopping mall property, combined with low liquidation proceeds in respect of that property, may result in a loss severity exceeding 100% of the outstanding principal balance of that mortgage loan.

Zoning or other restrictions also may prevent alternative uses. See “—Risks Related to Zoning Non-Compliance and Use Restrictions” below.

Lending on Condominium Units Creates Risks for Lenders That Are Not Present When Lending on Non-Condominiums

Some mortgage loans underlying the certificates will be secured by—

●	the related borrower’s interest in one or more commercial condominium units or multiple units in a residential condominium project, and

●	the related voting rights in the owners’ association for the subject building, development or project.

Condominium interests in buildings and/or other improvements in some cases constitute less than a majority of voting rights and result in the related borrower not having control of the related condominium or owners association. The board of managers or directors of the related condominium generally has discretion to make decisions affecting the condominium building, and we cannot assure you that the related borrower under a mortgage loan secured by one or more interests in that condominium will have any control over decisions made by the related board of managers or directors. Thus, decisions made by that board of managers or directors, including regarding assessments to be paid by the unit owners, insurance to be maintained on the condominium and many other decisions affecting the maintenance of the building, may have a significant impact on the related mortgage loans that are secured by mortgaged properties consisting of such condominium interests. We cannot assure you that the related board of managers or directors will always act in the best interests of the related borrower under the related mortgage loans. In addition, with respect to each such mortgage loan, there are certain circumstances when insurance proceeds must be used to repair and restore the related mortgaged property in accordance with the terms of the governing documents for the condominium.

In addition, due to the nature of condominiums, a default on the part of the borrower with respect to such mortgaged properties will not allow the special servicer the same flexibility in realizing on the collateral as is generally available with respect to commercial properties that are not condominium units. The rights of other unit or property owners, the documents governing the management of the condominium units and the state and local laws applicable to condominium units must be considered. In addition, in the event of a casualty with respect to a condominium, due to the possible existence of multiple loss payees on any insurance policy covering such property, there could be a delay in the allocation of related insurance proceeds, if any. Consequently, servicing and realizing upon the collateral consisting of condominium interests could subject the certificateholders to a greater delay, expense and risk than with respect to a mortgage loan secured by a commercial property that is not a condominium unit.

Furthermore, certain properties may be subject to certain low-income housing restrictions in order to remain eligible for low-income housing tax credits or governmental subsidized rental payments that could prevent the conversion of the mortgaged property to alternative uses. The liquidation value of any mortgaged property, subject to limitations of the kind described above or other limitations on convertibility of use, may be substantially less than would be the case if the property were readily adaptable to other uses. See “—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Multifamily Rental Properties”.

See “Description of the Mortgage Pool—Statistical Characteristics of the Mortgage Loans—Condominium Interests and Other Shared Interests”.

Shared Interest Structures

Vertical subdivisions and “fee above a plane” structures are property ownership structures in which owners have a fee simple interest in certain ground-level and above-ground parcels. A vertical subdivision or fee above a plane structure is generally governed by a declaration or similar agreement defining the respective owner’s fee estates and relationship; one or more owners typically relies on one or more other owners’ parcels for structural support. Each owner is responsible for maintenance of its respective parcel and retains essential operational control over its parcel. We cannot assure you that owners of parcels supporting collateral interests in vertical subdivision and fee above a plane parcels will perform any maintenance and repair obligations that may be required under the declaration with respect to the supporting parcel, or that proceeds following a casualty would be used to reconstruct a supporting parcel. Owners of interests in a vertical subdivision or fee above a plane structure may be required under the related declaration to pay certain assessments relating to any shared interests in the related property, and a lien may be attached for failure to pay such assessments.

See “Description of the Mortgage Pool—Statistical Characteristics of the Mortgage Loans—Condominium Interests and Other Shared Interests”.

Lending on Ground Leases Creates Risks for Lenders That Are Not Present When Lending on a Fee Ownership Interest in a Real Property

The encumbered interest will be characterized as a “fee interest” if (i) the borrower has a fee interest in all or substantially all of the mortgaged property (provided that if the borrower has a leasehold interest in any portion of the mortgaged property, such portion is not, individually or in the aggregate, material to the use or operation of the mortgaged property), or (ii) the mortgage loan is secured by the borrower’s leasehold interest in the mortgaged property as well as the borrower’s (or other fee owner’s) overlapping fee interest in the related mortgaged property.

Leasehold mortgage loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of the borrower. The most significant of these risks is that if the related borrower’s leasehold were to be terminated upon a lease default, the lender would lose its security in the leasehold interest. Generally, each related ground lease or a lessor estoppel requires the lessor to give the lender notice of the borrower’s defaults under the ground lease and an opportunity to cure them, permits the leasehold interest to be assigned to the lender or the purchaser at a foreclosure sale, in some cases only upon the consent of the lessor, and contains certain other protective provisions typically included in a “mortgageable” ground lease, although not all these protective provisions are included in each case. If the ground lease does not provide for notice to a lender of a default thereunder on the part of the borrower, together with a reasonable opportunity for the lender to cure the default, the lender may be unable to prevent termination of the lease and may lose its collateral.

Upon the bankruptcy of a lessor or a lessee under a ground lease, the debtor has the right to assume or reject the lease. If a debtor lessor rejects the lease, the lessee has the right pursuant to Section 365(h) of the U.S. bankruptcy code (11 U.S.C. Section 365(h)) to treat such lease as terminated by rejection or remain in possession of its leased premises for the rent otherwise payable under the lease for the remaining term of the ground lease (including renewals) and to offset against such rent any damages incurred due to the landlord’s failure to perform its obligations under the lease. If a debtor lessee/borrower rejects any or all of the lease, the leasehold lender could succeed to the lessee/borrower’s position under the lease only if the lease specifically grants the lender such right. If both the lessor and the lessee/borrower are involved in bankruptcy proceedings, the issuing entity or the trustee on its behalf may be unable to enforce the bankrupt lessee/borrower’s pre-petition agreement to refuse to treat a ground lease rejected by a bankrupt lessor as terminated. In such circumstances, a ground lease could be terminated and the trustee could be deprived of its security interest in the leasehold estate, notwithstanding lender protection provisions contained in the ground lease or in the mortgage.

Some of the ground leases securing the mortgage loans may provide that the ground rent payable under the related ground lease increases during the term of the mortgage loan. These increases may adversely affect the cash flow and net income of the related borrower.

A leasehold lender could lose its security unless (i) the leasehold lender holds a fee mortgage, (ii) the ground lease requires the lessor to enter into a new lease with the leasehold lender upon termination or rejection of the ground lease, or (iii) the bankruptcy court, as a court of equity, allows the leasehold lender to assume the ground lessee’s obligations under the ground lease and succeed to the ground lessee’s position. Although not directly covered by the 1994 Amendments to the U.S. bankruptcy code, such a result would be consistent with the purpose of the 1994 Amendments to the U.S. bankruptcy code granting the holders of leasehold mortgages permitted under the terms of the lease the right to succeed to the position of a leasehold mortgagor. Although consistent with the U.S. bankruptcy code, such position may not be adopted by the applicable bankruptcy court.

Further, in a decision by the United States Court of Appeals for the Seventh Circuit (Precision Indus. v. Qualitech Steel SBQ, LLC, 327 F.3d 537 (7th Cir. 2003)) the court ruled with respect to an unrecorded lease of real property that where a statutory sale of the fee interest in leased property occurs under Section 363(f) of the U.S. bankruptcy code (11 U.S.C. Section 363(f)) upon the bankruptcy of a landlord, such sale terminates a lessee’s possessory interest in the property, and the purchaser assumes title free and clear of any interest, including any leasehold estates. Pursuant to Section 363(e) of the U.S. bankruptcy code (11 U.S.C. Section 363(a)), a lessee may request the bankruptcy court to prohibit or condition the statutory sale of the property so as to provide adequate protection of the leasehold interest; however, the court ruled that this provision does not ensure continued possession of the property, but rather entitles the lessee to compensation for the value of its leasehold interest, typically from the sale proceeds. While there are certain circumstances under which a “free and clear” sale under Section 363(f) of the U.S. bankruptcy code would not be authorized (including that the lessee could not be compelled in a legal or equitable proceeding to accept a monetary satisfaction of his possessory interest, and that none of the other conditions of Section 363(f)(1) through (4) of the U.S. bankruptcy code otherwise permits the sale), we cannot assure you that those circumstances would be present in any proposed sale of a leased premises. As a result, we cannot assure you that, in the event of a statutory sale of leased property pursuant to Section 363(f) of the U.S. bankruptcy code, the lessee will be able to maintain possession of the property under the ground lease. In addition, we cannot assure you that the lessee and/or the lender will be able to recoup the full value of the leasehold interest in bankruptcy court. Most of the ground leases contain standard protections typically obtained by securitization lenders, however, certain of the ground leases with respect to a mortgage loan included in the Issuing Entity may not.

With respect to certain of the mortgage loans, the related borrower may have given to certain lessors under the related ground lease a right of first refusal in the event a sale is contemplated or an option to purchase all or a portion of the mortgaged property and these provisions, if not waived, may impede the mortgagee’s ability to sell the related mortgaged property at foreclosure or adversely affect the foreclosure process.

See “Certain Legal Aspects of the Mortgage Loans—Bankruptcy Issues”.

Risks Related to Zoning Non-Compliance and Use Restrictions

Certain of the mortgaged properties may not comply with current zoning laws, including density, use, parking, height, landscaping, open space and set back requirements, due to changes in zoning requirements after such mortgaged properties were constructed. These properties, as well as those for which variances or special permits were issued or for which non-conformity with current zoning laws is otherwise permitted, are considered to be a “legal non-conforming use” and/or the improvements are considered to be “legal non-conforming structures.” This means that the borrower is not required to alter its structure to comply with the existing or new law; however, the borrower may not be able to rebuild the premises “as-is” in the event of a substantial casualty loss (or, in certain instances, a less than substantial casualty loss). This may adversely affect the cash flow of the property following the loss. If a substantial casualty (or, in certain instances, a less than substantial casualty) were to occur, we cannot assure you that insurance proceeds would be available to pay the mortgage loan in full. In addition, if a non-conforming use were to be discontinued and/or the property were repaired or restored in conformity with the current law, the value of the property or the revenue producing potential of the property may not be equal to that before the casualty.

In addition, certain of the mortgaged properties that do not conform to current zoning laws may not be “legal non-conforming uses” or “legal non-conforming structures.” The failure of a mortgaged property to comply with zoning laws or to be a “legal non-conforming use” or “legal non-conforming structure” may adversely affect the market value of the mortgaged property or the borrower’s ability to continue to use it in the manner it is currently being used or may necessitate material additional expenditures to remedy non-conformities. In some cases, the related borrower has obtained law and ordinance insurance to cover additional costs that result from rebuilding or building improvements at the mortgaged property in accordance with current zoning requirements. However, if as a result of the applicable zoning laws the rebuilt improvements are smaller or less attractive to tenants than the original improvements, the resulting loss in income will generally not be covered by law and ordinance insurance.

In addition, certain of the mortgaged properties may be subject to certain use restrictions, building restrictions and/or operational requirements imposed pursuant to development agreements, ground leases, restrictive covenants, reciprocal easement agreements or operating agreements or historical landmark designations or, in the case of those mortgaged properties that are condominiums, condominium declarations or other condominium use restrictions or regulations, especially in a situation where the mortgaged property does not represent the entire condominium building. Such use restrictions could include, for example, limitations on the character of the improvements or the properties, limitations affecting noise and parking requirements, among other things, and limitations on the borrowers’ right to operate certain types of facilities within a prescribed radius. These limitations impose upon the borrower stricter requirements with respect to repairs and alterations, including following a casualty loss. These limitations could adversely affect the ability of the related borrower to lease the mortgaged property on favorable terms, thus adversely affecting the borrower’s ability to fulfill its obligations under the related mortgage loan.

See “Description of the Mortgage Pool—Zoning and Use Restrictions” for examples of mortgaged properties that are subject to restrictions relating to the use of the mortgaged properties or have other material zoning issues.

Risks Relating to Inspections of Properties

Licensed engineers or consultants inspected the mortgaged properties at or about the time of the origination of the mortgage loans to assess items such as structural integrity of the buildings and other improvements on the mortgaged property, including exterior walls, roofing, interior construction, mechanical and electrical systems and general condition of the site, buildings and other improvements. However, we cannot assure you that all conditions requiring repair or replacement were identified. No additional property inspections were conducted in connection with the issuance of the offered certificates.

State and Local Mortgage Recording Taxes May Apply Upon a Foreclosure or Deed-in-Lieu of Foreclosure and Reduce Net Proceeds

Many jurisdictions impose recording taxes on mortgages which, if not paid at the time of the recording of the mortgage, may impair the ability of the lender to foreclose the mortgage. Such taxes, interest, and penalties could be significant in amount and would, if imposed, reduce the net proceeds realized by the issuing entity in liquidating the real property securing the related mortgage loan.

Earthquake, Flood and Other Insurance May Not Be Available or Adequate

Natural disasters, including earthquakes, floods and hurricanes, may adversely affect the mortgaged properties securing the underlying mortgage loans. For example, real properties located in California may be more susceptible to certain hazards, such as earthquakes or widespread fires, than properties in other parts of the country, and real properties located in coastal states generally may be more susceptible to hurricanes than properties in other parts of the country. Hurricanes and related windstorms, floods and tornadoes have caused extensive and catastrophic physical damage in and to coastal and inland areas located in the Gulf Coast region of the United States and certain other parts of the southeastern United States.

Although the mortgaged properties are required to be insured, or self-insured by a sole tenant of a related building or group of buildings, against certain risks, there is a possibility of casualty loss with respect to the mortgaged properties for which insurance proceeds may not be adequate or which may result from risks not covered by insurance.

Furthermore, with respect to certain mortgage loans, the insurable value of the related mortgaged property as of the origination date of the related mortgage loan was lower (and, in certain cases, may be substantially lower) than the principal balance of the related mortgage loan. In the event of a casualty when a borrower is not required to rebuild or cannot rebuild, we cannot assure you that the insurance required with respect to the related mortgaged property will be sufficient to pay the related mortgage loan in full and there is no “gap” insurance required under such mortgage loan to cover any difference. In those circumstances, a casualty that occurs near the maturity date may result in an extension of the maturity date of the mortgage loan if the special servicer, in accordance with the servicing standard, determines that such extension was in the best interest of certificateholders.

In addition, certain types of mortgaged properties, such as manufactured housing and recreational vehicle communities, have few or no insurable buildings or improvements and thus do not have casualty insurance or low limits of casualty insurance in comparison with the related mortgage loan balances.

In addition, hazard insurance policies will typically contain co-insurance clauses that in effect require an insured at all times to carry insurance of a specified percentage, generally 80% to 90%, of the full replacement value of the improvements on the related mortgaged property in order to recover the full amount of any partial loss. As a result, even if insurance coverage is maintained, if the insured’s coverage falls below this specified percentage, those clauses generally provide that the insurer’s liability in the event of partial loss does not exceed the lesser of (1) the replacement cost of the improvements less physical depreciation and (2) that proportion of the loss as the amount of insurance carried bears to the specified percentage of the full replacement cost of those improvements.

Twenty-two (22) of the mortgaged properties (21.8)% are located in areas that are considered a high earthquake risk (seismic zones 3 or 4). Seismic reports were prepared with respect to these mortgaged properties, and based on those reports, no such mortgaged property has a seismic expected loss of greater than 4.7%.

The mortgage loans do not require flood insurance on the related mortgaged properties unless they are in a flood zone and flood insurance is available; and, in certain instances, even where the related mortgaged property was in a flood zone and flood insurance was available, mandatory flood insurance obtained may not be adequate and the lender may not have required any supplemental flood insurance.

The National Flood Insurance Program (“NFIP”) is scheduled to expire September 30, 2019. We cannot assure you if or when NFIP will be reauthorized. If NFIP is not reauthorized, it could have an adverse effect on the value of properties in flood zones or their ability to repair or rebuild after flood damage.

We cannot assure you that the borrowers will in the future be able to comply with requirements to maintain adequate insurance with respect to the mortgaged properties, and any uninsured loss could have a material adverse impact on the amount available to make payments on the related mortgage loan, and consequently, the offered certificates. As with all real estate, if reconstruction (for example, following fire or other casualty) or any major repair or improvement is required to the damaged property, changes in laws and governmental regulations may be applicable and may materially affect the cost to, or ability of, the borrowers to effect such reconstruction, major repair or improvement. As a result, the amount realized with respect to the mortgaged properties, and the amount available to make payments on the related mortgage loan, and consequently, the offered certificates, could be reduced. In addition, we cannot assure you that the amount of insurance required or provided would be sufficient to cover damages caused by any casualty, or that such insurance will be available in the future at commercially reasonable rates. See also Sponsor representation and warranty no. (16) (Insurance) on Annex E-1A to this prospectus and Sponsor representation and warranty no. (18) (Insurance) on Annex E-2A to this prospectus and any related exceptions on Annexes E-1B and E-2B, respectively, to this prospectus (subject to the limitations and qualifications set forth in the preambles to Annexes E-1A and E-2A, respectively, to this prospectus).

Lack of Insurance Coverage Exposes the Trust to Risk for Particular Special Hazard Losses

In general, the standard form of fire and extended coverage policy covers physical damage to or destruction of the improvements of a property by fire, lightning, explosion, smoke, windstorm and hail, subject to the conditions and exclusions specified in the related policy. Most such insurance policies typically do not cover any physical damage resulting from, among other things:

●	war,

●	riot, strike and civil commotion,

●	terrorism,

●	nuclear, biological or chemical materials,

●	revolution,

●	governmental actions,

●	floods and other water-related causes,

●	earth movement, including earthquakes, landslides and mudflows,

●	wet or dry rot,

●	mold,

●	vermin, and

●	domestic animals.

Unless the related mortgage loan documents specifically require the borrower to insure against physical damage arising from these causes, then the resulting losses may be borne by you as a holder of offered certificates.

There is also a possibility of casualty losses on a real property for which insurance proceeds, together with land value, may not be adequate to pay the mortgage loan in full or rebuild the improvements. Consequently, there can be no assurance that each casualty loss incurred with respect to a real property securing one of the mortgage loans included in one of our trusts will be fully covered by insurance or that the mortgage loan will be fully repaid in the event of a casualty.

Furthermore, various forms of insurance maintained with respect to any of the real properties for the mortgage loans included in one of our trusts, including casualty insurance, environmental insurance and earthquake insurance, may be provided under a blanket insurance policy. That blanket insurance policy will also cover other real properties, some of which may not secure loans in that trust. As a result of total limits under any of those blanket policies, losses at other properties covered by the blanket insurance policy may reduce the amount of insurance coverage with respect to a property securing one of the loans in our trust.

Terrorism Insurance May Not Be Available for All Mortgaged Properties

The occurrence or the possibility of terrorist attacks could (1) lead to damage to one or more of the mortgaged properties if any terrorist attacks occur or (2) result in higher costs for security and insurance premiums or diminish the availability of insurance coverage for losses related to terrorist attacks, particularly for large properties, which could adversely affect the cash flow at those mortgaged properties.

After the September 11, 2001 terrorist attacks in New York City and the Washington, D.C. area, all forms of insurance were impacted, particularly from a cost and availability perspective, including comprehensive general liability and business interruption or rent loss insurance policies required by typical mortgage loans. To give time for private markets to develop a pricing mechanism for terrorism risk and to build capacity to absorb future losses that may occur due to terrorism, the Terrorism Risk Insurance Act of 2002 was enacted on November 26, 2002, establishing the Terrorism Insurance Program. The Terrorism Insurance Program was extended through December 31, 2014 by the Terrorism Risk Insurance Program Reauthorization Act of 2007 and was subsequently reauthorized on January 12, 2015 for a period of six years through December 31, 2020 pursuant to the Terrorism Risk Insurance Program Reauthorization Act of 2015 (“TRIPRA”).

The Terrorism Insurance Program requires insurance carriers to provide terrorism coverage in their basic “all-risk” policies. Any commercial property and casualty terrorism insurance exclusion that was in force on November 26, 2002 is automatically void to the extent that it excluded losses that would otherwise be insured losses. Any state approval of those types of exclusions in force on November 26, 2002 is also void.

Under the Terrorism Insurance Program, the federal government shares in the risk of losses occurring within the United States resulting from acts committed in an effort to influence or coerce United States civilians or the United States government. The federal share of compensation for insured losses of an insurer equals 81% in 2019 (subject to annual 1% decreases thereafter until such percentage equals 80%) of the portion of such insured losses that exceed a deductible equal to 20% of the value of the insurer’s direct earned premiums over the calendar year immediately preceding that program year. Federal compensation in any program year is capped at $100 billion (with insurers being liable for any amount that exceeds such cap), and no compensation is payable with respect to a terrorist act unless the aggregate industry losses relating to such act exceed $180 million in 2019 (subject to annual $20 million increases thereafter until such threshold equals $200 million). The Terrorism Insurance Program does not cover nuclear, biological, chemical or radiological attacks. Unless a borrower obtains separate coverage for events that do not meet the thresholds or other requirements above, such events will not be covered.

If the Terrorism Insurance Program is not reenacted after its expiration in 2020, premiums for terrorism insurance coverage will likely increase and the terms of such insurance policies may be materially amended to increase stated exclusions or to otherwise effectively decrease the scope of coverage available (perhaps to the point where it is effectively not available). In addition, to the extent that any insurance policies contain “sunset clauses” (i.e., clauses that void terrorism coverage if the federal insurance backstop program is not renewed), then such policies may cease to provide terrorism insurance upon the expiration of the Terrorism Insurance Program. We cannot assure you that the Terrorism Insurance Program or any successor program will create any long term changes in the availability and cost of such insurance. Moreover, future legislation, including regulations expected to be adopted by the Treasury Department pursuant to TRIPRA, may have a material effect on the availability of federal assistance in the terrorism insurance market. In addition, the failure to maintain such terrorism insurance may constitute a default under the related mortgage loan. Even if terrorism insurance is required by the mortgage loan documents for a mortgage loan, that requirement may be subject to a cap on the cost of the premium for terrorism insurance that a borrower is required to pay or a commercially reasonable standard on the availability or cost of the insurance. See “Significant Loan Summaries” in Annex B to this prospectus for a description of any requirements for terrorism insurance for the largest 10 mortgage loans by aggregate principal balance of the pool of mortgage loans as of the cut-off date. To the extent that uninsured or underinsured casualty losses occur with respect to the related mortgaged properties, losses on the mortgage loans may result.

Other mortgaged properties securing mortgage loans may also be insured under a blanket policy or self-insured or insured by a sole tenant. See “—Risks Associated with Blanket Insurance Policies or Self-Insurance” below.

We cannot assure you that terrorism insurance or the Terrorism Insurance Program will be available or provide sufficient protection against risks of loss on the mortgaged properties resulting from acts of terrorism.

As a result of any of the foregoing, the amount available to make distributions on your certificates could be reduced.

Risks Associated with Blanket Insurance Policies or Self-Insurance

Certain of the mortgaged properties are covered by blanket insurance policies, which also cover other properties of the related borrower or its affiliates (including certain properties in close proximity to the mortgaged properties). In the event that such policies are drawn on to cover losses on such other properties, the amount of insurance coverage available under such policies would thereby be reduced and could be insufficient to cover each mortgaged property’s insurable risks. In addition, with respect to some of the mortgaged properties, a sole or significant tenant is allowed to provide self-insurance against risks.

Additionally, if the mortgage loans that allow coverage under blanket insurance policies are part of a group of mortgage loans with related borrowers, then all of the related mortgaged properties may be covered under the same blanket policy, which may also cover other properties owned by affiliates of such borrowers.

Certain mortgaged properties may also be insured or self-insured by a sole or significant tenant, as further described under “Description of the Mortgage Pool—Insurance Considerations”.

The Mortgage Loan Sellers, the Sponsors and the Depositor Are Subject to Bankruptcy or Insolvency Laws That May Affect the Issuing Entity’s Ownership of the Mortgage Loans

In the event of the bankruptcy, insolvency, receivership or conservatorship of an originator, a mortgage loan seller or the depositor (or certain affiliates thereof), it is possible that the issuing entity’s right to payment from or ownership of certain of the mortgage loans could be challenged. If such challenge is successful, payments on the offered certificates would be reduced or delayed. Even if the challenge is not successful, payments on the offered certificates would be delayed while a court resolves the claim.

The transfer of the mortgage loans by the sponsors in connection with this offering is not expected to qualify for the securitization safe harbor adopted by the Federal Deposit Insurance Corporation (the “FDIC”) for securitizations sponsored by insured depository institutions. However, the safe harbor is non-exclusive.

An opinion of counsel will be rendered on the closing date to the effect that the transfer of the applicable mortgage loans by each mortgage loan seller to the depositor would generally be respected as a sale in the event of the bankruptcy or insolvency of such mortgage loan seller. Such opinions, however, are subject to various assumptions and qualifications, and there can be no assurance that a bankruptcy trustee, if applicable, or other interested party will not attempt to challenge the issuing entity’s right to payment with respect to the related mortgage loans. Legal opinions do not provide any guaranty as to what any particular court would actually decide, but rather an opinion as to the decision a court would reach if the issues were competently presented and the court followed existing precedent as to legal and equitable principles applicable in bankruptcy cases. In this regard, legal opinions on bankruptcy law matters have inherent limitations primarily because of the pervasive equity powers of bankruptcy courts, the overriding goal of reorganization to which other legal rights and other policies may be subordinated, the potential relevance to the exercise of judicial discretion of future arising facts and circumstances, and the nature of the bankruptcy process. As a result, a creditor, a bankruptcy trustee or another interested party, including an entity transferring a mortgage loan as debtor-in-possession, could still attempt to assert that the transfer of a mortgage loan was not a sale. If such party’s challenge were successful, payments on the certificates would be reduced or delayed. Even if the challenge were not successful, payments on the certificates would be delayed while a court resolves the claim.

Furthermore, Title II of the Dodd-Frank Act provides for an orderly liquidation authority (“OLA”) under which the FDIC can be appointed as receiver of certain systemically important non-bank financial companies and their direct or indirect subsidiaries in certain cases. We make no representation as to whether this would apply to any of the sponsors. In January 2011, a former acting general counsel of the FDIC issued a letter in which he expressed his view that, under then-existing regulations, the FDIC, as receiver under the OLA, would not, in the exercise of its OLA repudiation powers, recover as property of a financial company assets transferred by the financial company, provided that the transfer satisfies the conditions for the exclusion of assets from the financial company’s estate under the bankruptcy code. The letter further noted that, while the FDIC staff may be considering recommending further regulations under OLA, its author (the former acting general counsel referred to above) would recommend that such regulations incorporate a 90 day transition period for any provisions affecting the FDIC’s statutory power to disaffirm or repudiate contracts. If, however, the FDIC were to adopt a different approach than that described in the former acting general counsel’s letter, delays or reductions in payments on the offered certificates would occur. As such, we cannot assure you that a bankruptcy would not result in a delay or reduction in payments on the certificates.

The issuing entity has been organized as a common law trust, and as such is not eligible to be a “debtor” under the federal bankruptcy laws. If the issuing entity were instead characterized as a “business trust” it could qualify as a debtor under those laws. Bankruptcy courts look at various considerations in making this determination, so it is not possible to predict with any certainty whether or not the issuing entity would be characterized as a “business trust.” If a bankruptcy court were to determine that the issuing entity was a “business trust”, it is possible that payments on the certificates would be delayed while the court resolved the issue.

The Borrower’s Form of Entity May Cause Special Risks

The borrowers are legal entities rather than individuals. Mortgage loans made to legal entities may entail greater risks of loss than those associated with mortgage loans made to individuals. For example, a legal entity, as opposed to an individual, may be more inclined to seek legal protection from its creditors under the bankruptcy laws. Unlike individuals involved in bankruptcies, most entities generally, but not in all cases, do not have personal assets and creditworthiness at stake. The terms of certain of the mortgage loans require that the borrowers be single-purpose entities, however, we cannot assure you that such borrowers will comply with such requirements. Furthermore, in many cases such borrowers are not required to observe all covenants and conditions which typically are required in order for such borrowers to be viewed under standard rating agency criteria as “special purpose entities.”

Although a borrower may currently be a single-purpose entity, in certain cases the borrowers were not originally formed as single-purpose entities, but at origination of the related mortgage loan (or loan combination, as applicable) their organizational documents were amended. That borrower may have previously owned property other than the related mortgaged property and may not have observed all covenants that typically are required to consider a borrower a “single-purpose entity” and thus may have liabilities arising from events prior to becoming a single-purpose entity. If a borrower has owned property other than the related mortgaged property, engaged in a business other than the operation of the related mortgaged property or even owned and/or operated the related mortgaged property for a material period in advance of the origination of the related mortgage loan, that borrower may be subject to liabilities arising out of its activities prior to the origination of the related mortgage loan, including liabilities that may be unrelated to the related mortgaged property. Furthermore, the bankruptcy of a borrower, or a general partner or managing member of a borrower, may impair the ability of the lender to enforce its rights and remedies under the related mortgage.

In addition, if an underlying mortgage loan is secured by a mortgage on both the related borrower’s leasehold interest in the related mortgaged property and the underlying fee interest in such property, the related borrower may be a special purpose entity, but the owner and pledgor of the related fee interest may not be a special purpose entity.

Also any borrower, even an entity structured as a special purpose entity, as an owner of real estate, will be subject to certain potential liabilities and risks as an owner of real estate. We cannot assure you that any borrower will not file for bankruptcy protection or that creditors of a borrower or a corporate or individual general partner or managing member of a borrower will not initiate a bankruptcy or similar proceeding against such borrower or corporate or individual general partner or managing member.

With respect to those borrowers that are structured as special purposes entities, although the terms of the borrower’s organizational documents and/or related loan documents require that the related borrower covenants to be a special purpose entity, in some cases those borrowers are not required to observe all covenants and conditions that typically are required in order for such an entity to be viewed under the standard rating agency criteria as a special purpose entity.

In some cases a borrower may be required to have independent directors, managers or trustees in order to mitigate the risk of a voluntary bankruptcy by that borrower even though it is solvent. However, any director, manager or trustee, even one that is otherwise independent of the applicable borrower and its parent entity, may determine in the exercise of its fiduciary duties to the applicable borrower that a bankruptcy filing is an appropriate course of action to be taken by the applicable borrower. Such determination might take into account the interests and financial condition of affiliates of the applicable borrower, including its parent entity. Accordingly, the financial distress of an affiliate of the borrower on any mortgage loan in one of our trusts might increase the likelihood of a bankruptcy filing by that borrower.

Furthermore, with respect to any affiliated borrowers, creditors of a common parent in bankruptcy may seek to consolidate the assets of such borrowers with those of the parent. Substantive consolidation of the assets of such borrowers would likely have an adverse effect on the funds available to make distributions on your certificates, and may lead to a downgrade, withdrawal or qualification of the ratings of your certificates.

Some of the mortgage loans underlying the offered certificates may have borrowers that are individuals or, alternatively, are entities that either have not been structured to diminish the likelihood of their becoming bankrupt or do not satisfy all the characteristics of special purpose entities. In general, as a result of a borrower not being a special purpose entity or not being limited to owning the related mortgaged property, the borrower may be engaged in activities unrelated to the subject mortgaged property and may incur indebtedness or suffer liabilities with respect to those activities. Further, some of the borrowing entities may have been in existence and conducting business prior to the origination of the related underlying mortgage loans, may own other property that is not part of the collateral for the related underlying mortgage loans and, further, may not have always satisfied all the characteristics of special purpose entities even if they currently do so. This could negatively impact the borrower’s financial conditions, and thus its ability to pay amounts due and owing under the subject underlying mortgage loan. The related mortgage documents and/or organizational documents of those borrowers may not contain the representations, warranties and covenants customarily made by a borrower that is a special purpose entity, such as limitations on indebtedness and affiliate transactions and restrictions on the borrower’s ability to dissolve, liquidate, consolidate, merge, sell all or any material portion of its assets or amend its organizational documents. These provisions are designed to mitigate the possibility that the borrower’s financial condition would be adversely impacted by factors unrelated to the related mortgaged property and the related mortgage loan.

Borrowers not structured as bankruptcy-remote entities may be more likely to become insolvent or the subject of a voluntary or involuntary bankruptcy proceeding because those borrowers may be:

●	operating entities with businesses distinct from the operation of the property with the associated liabilities and risks of operating an ongoing business; and

●	individuals that have personal liabilities unrelated to the property.

In addition, certain of the borrowers and their owners may not have an independent director whose consent would be required to file a bankruptcy petition on behalf of the borrower. One of the purposes of an independent director is to avoid a bankruptcy petition filing that is intended solely to benefit a borrower’s affiliate and is not justified by the borrower’s own economic circumstances. Therefore, borrowers without an independent director may be more likely to file or be subject to voluntary or involuntary bankruptcy petitions which may adversely affect payments on your certificates.

The mortgage loans underlying the offered certificates may have borrowers that own the related mortgaged properties as tenants-in-common or may permit the related borrowers to convert into a tenant-in-common structure in the future. Generally, in tenant-in-common ownership structures, each tenant-in-common owns an undivided share in the subject real property. If a tenant-in-common desires to sell its interest in the subject real property and is unable to find a buyer or otherwise desires to force a partition, the tenant-in-common has the ability to request that a court order a sale of the subject real property and distribute the proceeds to each tenant-in-common owner proportionally. To reduce the likelihood of a partition action, a tenant-in-common borrower may be required to waive its partition right. However, there can be no assurance that, if challenged, this waiver would be enforceable or that it would be enforced in a bankruptcy proceeding.

The enforcement of remedies against tenant-in-common borrowers may be prolonged because each time a tenant-in-common borrower files for bankruptcy, the bankruptcy court stay is reinstated. While a lender may seek to mitigate this risk after the commencement of the first bankruptcy of a tenant-in-common by commencing an involuntary proceeding against the other tenant-in-common borrowers and moving to consolidate all those cases, there can be no assurance that a bankruptcy court would consolidate those separate cases. Additionally, tenant-in-common borrowers may be permitted to transfer portions of their interests in the subject mortgaged property to numerous additional tenant-in-common borrowers.

The bankruptcy, dissolution or action for partition by one or more of the tenants-in-common could result in an early repayment of the related mortgage loan, a significant delay in recovery against the tenant-in-common borrowers, a material impairment in property management and a substantial decrease in the amount recoverable upon the related mortgage loan. Not all tenants-in-common for these mortgage loans may be special purpose entities and some of those tenants-in-common may be individuals.

In certain instances, borrowers under mortgage loans use a Delaware statutory trust structure in order to gain certain tax free exchange treatment for property of like kind under Section 1031 of the Internal Revenue Code. These borrowers can be restricted in their ability to actively operate a property, including with respect to loan work-outs, leasing and re-leasing, making material improvements and other material actions affecting the related mortgaged property. In the case of a mortgaged property that is owned by a Delaware statutory trust, there is a risk that obtaining the consent of the holders of the beneficial interests in the Delaware statutory trust will be time consuming and cause delays with respect to the taking of certain actions by or on behalf of the borrower, including with respect to the related mortgaged property.

In addition, certain of the mortgage loans may have borrowers that are wholly or partially (directly or indirectly) owned by one or more crowd funding investor groups or other diversified ownership structures. Investments in the commercial real estate market through crowd funding investor groups are a relatively recent development and there may be certain unanticipated risks to this new ownership structure which may adversely affect the related mortgage loan. Typically, the crowd funding investor group is made up of a large number of individual investors who invest relatively small amounts in the group pursuant to a securities offering. With respect to an equity investment in the borrower, the crowd funding investor group in turn purchases a stake in the borrower. Accordingly, equity in the borrower is indirectly held by the individual investors in the crowd funding group. We cannot assure you that either the crowd funding investor group or the individual investors in the crowd funding investor group or other diversified ownership structure have relevant expertise in the commercial real estate market. Additionally, crowd funding investor groups are required to comply with various securities regulations related to offerings of securities and we cannot assure you that any enforcement action or legal proceeding regarding failure to comply with such securities regulations would not delay enforcement of the related mortgage loan or otherwise impair the borrower’s ability to operate the related mortgaged property. Furthermore, we cannot assure you that a bankruptcy proceeding by the crowd funding investor group or other diversified ownership structure will not delay enforcement of the related mortgage loan. See “—Frequent and Early Occurrence of Borrower Delinquencies and Defaults May Adversely Affect Your Investment”, “—The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property” and “—Litigation and Other Legal Proceedings May Adversely Affect a Borrower’s Ability to Repay Its Mortgage Loan” and “Description of the Mortgage Pool—Statistical Characteristics of the Mortgage Loans—Tenancies-in-Common”.

See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Single-Purpose Entity Covenants”, “—Statistical Characteristics of the Mortgage Loans—Tenancies-in-Common”, and “Certain Legal Aspects of the Mortgage Loans—Bankruptcy Issues”.

Other Debt of the Borrower or Ability to Incur Other Financings Entails Risk

When a borrower (or its constituent members) also has one or more other outstanding loans (even if they are pari passu, subordinated, mezzanine or unsecured loans or another type of equity pledge), the issuing entity is subjected to additional risk such as:

●	the borrower (or its constituent members) may have difficulty servicing and repaying multiple loans;

●	the existence of another loan will generally also make it more difficult for the borrower to obtain refinancing of the related mortgage loan (or loan combination, if applicable) or sell the related mortgaged property and may thereby jeopardize repayment of the mortgage loan (or loan combination, if applicable);

●	the need to service additional debt may reduce the cash flow available to the borrower to operate and maintain the mortgaged property and the value of the mortgaged property may decline as a result;

●	if a borrower (or its constituent members) defaults on its mortgage loan and/or any other loan, actions taken by other lenders such as a suit for collection, foreclosure or an involuntary petition for bankruptcy against the borrower could impair the security available to the issuing entity, including the mortgaged property, or stay the issuing entity’s ability to foreclose during the course of the bankruptcy case;

●	the bankruptcy of another lender also may operate to stay foreclosure by the issuing entity; and

●	the issuing entity may also be subject to the costs and administrative burdens of involvement in foreclosure or bankruptcy proceedings or related litigation.

With respect to any split mortgage loan, although each related companion loan is not an asset of the issuing entity (other than the trust subordinate companion loans), the related borrower is still obligated to make interest and principal payments on each related companion loan. As a result, the issuing entity is subject to additional risks, including:

●	the risk that the necessary maintenance of the related mortgaged property could be deferred to allow the borrower to pay the required debt service on these other obligations and that the value of the mortgaged property may fall as a result; and

●	the risk that it may be more difficult for the borrower to refinance these loans or to sell the related mortgaged property for purposes of making any balloon payment on the entire balance of such loans and the related additional debt at maturity.

With respect to mezzanine financing, while a mezzanine lender has no security interest in the related mortgaged properties, a default under a mezzanine loan could cause a change in control of the related borrower. With respect to mortgage loans that permit mezzanine financing, the relative rights of the mortgagee and the related mezzanine lender will generally be set forth in an intercreditor agreement, which agreements typically provide that the rights of the mezzanine lender (including the right to payment) against the borrower and mortgaged property are subordinate to the rights of the mortgage lender and that the mezzanine lender may not take any enforcement action against the mortgage borrower and mortgaged property.

In addition, the mortgage loan documents related to certain mortgage loans may allow the related borrower to employ so-called “preferred equity” structures, where one or more special limited partners or members receive a preferred return in exchange for an infusion of capital or other type of equity pledge that may require payments of excess cash flow. Such arrangements can present risks that resemble mezzanine debt, including dilution of the sponsor’s equity in the mortgaged property, stress on the cash flow in the form of a preferred return or excess cash payments, and/or potential changes in the management of the related mortgaged property in the event the preferred return is not satisfied.

For additional information, see “Description of the Mortgage Pool—Additional Indebtedness”, “—The Loan Combinations” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

Litigation and Other Legal Proceedings May Adversely Affect a Borrower’s Ability to Repay Its Mortgage Loan

There may be, and there may exist from time to time, legal proceedings pending or threatened against the borrowers, the property sponsors and the managers of the mortgaged properties and their respective affiliates relating to their respective businesses or arising out of their ordinary course of business. We have not undertaken a search for all litigation or disputes that relate to the borrowers, property sponsors or managers for the mortgaged properties and their respective affiliates. Potential investors are advised and encouraged to perform their own searches related to such matters to the extent relevant to their investment decision. It is possible that any such litigation or dispute or any settlement of any litigation or dispute may have a material adverse effect on a borrower’s ability to meet its obligations under the related mortgage loan and, therefore, on distributions on your certificates.

The owner of a multifamily or commercial property may be a defendant in a litigation arising out of, among other things, the following:

●	breach of contract involving a tenant, a supplier or other party;

●	negligence resulting in a personal injury; or

●	responsibility for an environmental problem.

Any such litigation or dispute may divert the owner’s attention from operating its property. In addition, any such litigation or dispute may materially impair distributions to certificateholders if borrowers or property sponsors must use property income or other income to pay settlements, judgments, legal fees or litigation costs. We cannot assure you that any litigation or dispute or any settlement of any litigation or dispute will not have a material adverse effect on your investment.

In addition, in the event the owner of a borrower experiences financial problems, we cannot assure you that such owner would not attempt to take actions with respect to the mortgaged property that may adversely affect the borrower’s ability to fulfill its obligations under the related mortgage loan. See “Description of the Mortgage Pool—Litigation and Other Legal Considerations”.

Reserves to Fund Certain Necessary Expenditures Under the Mortgage Loans May Be Insufficient for the Purpose for Which They Were Established

The borrowers under some of the mortgage loans made upfront deposits, and/or agreed to make ongoing deposits, to reserves for the payment of various anticipated or potential expenditures, such as (but not limited to) the costs of tenant improvements and leasing commissions, recommended immediate repairs and seasonality reserves. We cannot assure you that any such reserve will be sufficient, that borrowers will reserve the required amount of funds or that cash flow from the mortgaged properties will be sufficient to fully fund such reserves. See Annex A for additional information with respect to the reserves established for the mortgage loans.

A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans

Numerous statutory provisions, including the Bankruptcy Code and state laws affording relief to debtors, may interfere with and delay the ability of a secured mortgage lender to obtain payment of a loan, to realize upon collateral and/or to enforce a deficiency judgment. For example, under the Bankruptcy Code, virtually all actions (including foreclosure actions and deficiency judgment proceedings) are automatically stayed upon the filing of a bankruptcy petition, and, often, no interest or principal payments are made during the course of the bankruptcy proceeding. Also, under federal bankruptcy law, the filing of a petition in bankruptcy by or on behalf of a junior lien holder may stay the senior lender from taking action to foreclose out such junior lien. Certain of the mortgage loans have sponsors that have previously filed bankruptcy and we cannot assure you that such sponsors will not be more likely than other sponsors to utilize their rights in bankruptcy in the event of any threatened action by the mortgagee to enforce its rights under the related mortgage loan documents. As a result, the issuing entity’s recovery with respect to borrowers in bankruptcy proceedings may be significantly delayed, and the aggregate amount ultimately collected may be substantially less than the amount owed. See “—Other Debt of the Borrower or Ability to Incur Other Financings Entails Risk” above, “Description of the Mortgage Pool—Default History, Bankruptcy Issues and Other Proceedings” and “Certain Legal Aspects of the Mortgage Loans—Bankruptcy Issues”. In addition, if a court determines that the value of a real property is less than the principal balance of the mortgage loan it secures, the court may reduce the amount of secured indebtedness to the then-value of the property. This would make the lender a general unsecured creditor for the difference between the then-value of the property and the amount of its outstanding mortgage indebtedness.

A bankruptcy court also may:

●	grant a debtor a reasonable time to cure a payment default on a mortgage loan;

●	reduce monthly payments due under a mortgage loan;

●	change the rate of interest due on a mortgage loan; or

●	otherwise alter a mortgage loan’s repayment schedule.

Furthermore, the borrower, as debtor-in-possession, or its bankruptcy trustee has special powers to avoid, subordinate or disallow debts. In some circumstances, the claims of a secured lender, such as the trust, may be subordinated to financing obtained by a debtor-in-possession subsequent to its bankruptcy.

Under federal bankruptcy law, a lender may be stayed from enforcing a borrower’s assignment of rents and leases. Federal bankruptcy law also may interfere with a lender’s ability to enforce lockbox requirements. The legal proceedings necessary to resolve these issues can be time consuming and may significantly delay the receipt of rents. Rents also may escape an assignment to the extent they are used by borrower to maintain its property or for other court authorized expenses.

As a result of the foregoing, the related trust’s recovery with respect to borrowers in bankruptcy proceedings may be significantly delayed, and the total amount ultimately collected may be substantially less than the amount owed.

Additionally, the courts of any state may refuse the foreclosure of a mortgage or deed of trust when an acceleration of the indebtedness would be inequitable or unjust or the circumstances would render the action unconscionable. See “Certain Legal Aspects of the Mortgage Loans—Foreclosure” in this prospectus.

See also “—Performance of the Certificates Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” and “—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” above.

Bankruptcy of a Servicer May Adversely Affect Collections on the Mortgage Loans and the Ability to Replace the Servicer

A servicer for the mortgage loans underlying the offered certificates (i.e., the master servicer or the special servicer) may be eligible to become a debtor under the U.S. bankruptcy code or enter into receivership under the Federal Deposit Insurance Act. If a servicer were to become a debtor under the U.S. bankruptcy code or enter into receivership under the Federal Deposit Insurance Act, although the pooling and servicing agreement provides that such an event would be a termination event entitling the trust to terminate the servicer, the provision would most likely not be enforceable. However, a rejection of the servicing agreement by the servicer in a bankruptcy proceeding or repudiation of the pooling and servicing agreement in a receivership under the Federal Deposit Insurance Act would be treated as a breach of the pooling and servicing agreement and give the trust a claim for damages and the ability to appoint a successor servicer. An assumption under the U.S. bankruptcy code would require the servicer to cure its pre-bankruptcy defaults, if any, and demonstrate that it is able to perform following assumption. The bankruptcy court may permit the servicer to assume the pooling and servicing agreement and assign it to a third party. An insolvency by an entity governed by state insolvency law would vary depending on the laws of the particular state. We cannot assure you that a bankruptcy or receivership of the servicer would not adversely impact the servicing of the mortgage loans or that the trust would be entitled to terminate the servicer in a timely manner or at all. If any servicer becomes the subject of bankruptcy or similar proceedings, the trust’s claim to collections in that servicer’s possession at the time of the bankruptcy filing or other similar filing may not be perfected. In this event, funds available to pay principal and interest on your certificates may be delayed or reduced.

Risks Relating to Shari’ah Compliant Loans

Certain of the mortgage loans may be structured to comply with Islamic law (Shari’ah). The related borrower holds the fee interest in the mortgaged property and is owned by a U.S. division of the borrower sponsor, or may be owned by an accommodation party, such as a corporate services provider. The related borrower has master leased the related mortgaged property to a master lessee, which is indirectly owned in part by certain investors of the Islamic faith. The rent payable pursuant to the applicable master lease is intended to cover the debt service payments required under the related mortgage loan, as well as reserve payments and any other sums due under the mortgage loan. By its terms, the master lease is expressly subordinate to the related mortgage loan.

There is a risk that in a bankruptcy case of a master lessee, the master lease could be recharacterized as a financing lease in connection with an acquisition of the mortgaged property by the master lessee. If such recharacterization occurred, the master lessee could be deemed to own the fee interest in the related mortgaged property and the master lease would be viewed as a loan. In Shari’ah compliant mortgage loans, the master lessee typically does not grant a leasehold mortgage to the lender. Therefore, there is a risk that if the master lease were recharacterized as a financing lease, the lender could lose its mortgage on the property. To mitigate the effect of such recharacterization, (i) each master lessee has been formed and is obligated to continue as a single-purpose entity, (ii) a bankruptcy by a master lessee is a “bad act” that would trigger guarantor liability under the recourse carveout guaranty for the related mortgage loan, (iii) the master lease is expressly subordinate to the related mortgage loan, and (iv) title insurance was obtained insuring that the related borrower is the fee owner of the related mortgaged property.

Interests and Incentives of the Underwriter Entities May Not Be Aligned with Your Interests

The activities and interests of the underwriters and their respective affiliates (collectively, the “Underwriter Entities”) will not align with, and may in fact be directly contrary to, those of the certificateholders. Underwriter Entities hold or may hold companion loans and/or mezzanine loans related to a mortgage loan backing the pooled certificates. The Underwriter Entities are each part of separate global investment banking, securities and investment management firms that provide a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and high-net-worth individuals. As such, they actively make markets in and trade financial instruments for their own account and for the accounts of customers. These financial instruments include debt and equity securities, currencies, commodities, bank loans, indices, baskets and other products. The Underwriter Entities’ activities include, among other things, executing large block trades and taking long and short positions directly and indirectly, through derivative instruments or otherwise. The securities and instruments in which the Underwriter Entities take positions, or expect to take positions, include loans similar to the mortgage loans, securities and instruments similar to the offered certificates and other securities and instruments. Market making is an activity where the Underwriter Entities buy and sell on behalf of customers, or for their own account, to satisfy the expected demand of customers. By its nature, market making involves facilitating transactions among market participants that have differing views of securities and instruments. Any short positions taken by the Underwriter Entities and/or their clients through marketing or otherwise will increase in value if the related securities or other instruments decrease in value, while positions taken by the Underwriter Entities and/or their clients in credit derivative or other derivative transactions with other parties, pursuant to which the Underwriter Entities and/or their clients sell or buy credit protection with respect to one or more classes of the offered certificates, may increase in value if the offered certificates default, are expected to default, or decrease in value. The Underwriter Entities and their clients acting through them may execute such transactions, modify or terminate such derivative positions and otherwise act with respect to such transactions, and may exercise or enforce, or refrain from exercising or enforcing, any or all of their rights and powers in connection therewith, without regard to whether any such action might have an adverse effect on the offered certificates or the certificateholders. Additionally, none of the Underwriter Entities will have any obligation to disclose any of these securities or derivatives transactions to you in your capacity as a certificateholder. As a result, you should expect that the Underwriter Entities will take positions that are inconsistent with, or adverse to, the investment objectives of investors in the offered certificates.

As a result of the Underwriter Entities’ various financial market activities, including acting as a research provider, investment advisor, market maker or principal investor, you should expect that personnel in various businesses throughout the Underwriter Entities will have and express research or investment views and make recommendations that are inconsistent with, or adverse to, the objectives of investors in the offered certificates.

If an Underwriter Entity becomes a holder of any of the certificates, through market-making activity or otherwise, any actions that it takes in its capacity as a certificateholder, including voting, providing consents or otherwise will not necessarily be aligned with the interests of other holders of the same class or other classes of the certificates. In connection therewith, each of Citi Real Estate Funding Inc. (as the retaining sponsor, an expected holder of a portion of the VRR Interest and an expected initial risk retention consultation party), Deutsche Bank AG, New York Branch (as an expected holder of a portion of the VRR Interest and an expected initial risk retention consultation party), and JPMorgan Chase Bank, National Association (as an expected holder of a portion of the VRR Interest and an expected initial risk retention consultation party) is an Underwriter Entity that is expected to hold certificates as of the closing date of this securitization transaction. To the extent an Underwriter Entity makes a market in the certificates (which it is under no obligation to do), it would expect to receive income from the spreads between its bid and offer prices for the certificates. The price at which an Underwriter Entity may be willing to purchase certificates, if it makes a market, will depend on market conditions and other relevant factors and may be significantly lower than the issue price for the certificates and significantly lower than the price at which it may be willing to sell certificates. We cannot assure you that any actions that any such party takes in its capacity as a holder of a certificate (whether in connection with market-making activity or otherwise) will necessarily be aligned with the interests of the holders of other classes of any certificates.

In addition, none of the Underwriter Entities will have any obligation to monitor the performance of the certificates or the actions of any party to the pooling and servicing agreement, and unless it is a Consulting Party will have no authority to advise any party to the pooling and servicing agreement or to direct their actions.

Furthermore, each Underwriter Entity expects that a completed offering will enhance its ability to assist clients and counterparties in the transaction or in related transactions (including assisting clients in additional purchases and sales of the certificates and hedging transactions). The Underwriter Entities expect to derive fees and other revenues from these transactions. In addition, participating in a successful offering and providing related services to clients may enhance the Underwriter Entities’ relationships with various parties, facilitate additional business development, and enable them to obtain additional business and generate additional revenue.

The Underwriter Entities are playing several roles in this transaction. See “Transaction Parties—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties” and “Plan of Distribution (Underwriter Conflicts of Interest)” in this prospectus for a description of certain affiliations and relationships between the underwriters and other participants in this offering. Each of those affiliations and foregoing relationships should be considered carefully by you before you invest in any certificates.

Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned with Your Interests

The originators, the sponsors and their affiliates (including certain of the underwriters) expect to derive ancillary benefits from this offering and their respective incentives may not be aligned with those of purchasers of the offered certificates. The sponsors originated or purchased the mortgage loans in order to securitize the mortgage loans by means of a transaction such as the offering of the offered certificates. The sponsors will sell the mortgage loans (and Citi Real Estate Funding Inc. and German American Capital Corporation will each sell a trust subordinate companion loan) to the depositor (an affiliate of (i) Citi Real Estate Funding Inc., one of the sponsors, an originator, the retaining sponsor, an initial risk retention consultation party and an expected holder of a portion of the VRR Interest, (ii) Citibank, N.A., the certificate administrator and custodian, and (iii) Citigroup Global Markets Inc., one of the underwriters) on the closing date in exchange for cash, derived from the sale of the offered certificates to investors and/or in exchange for offered certificates. A completed offering would reduce the originators’ exposure to the mortgage loans and trust subordinate companion loans. The originators made the mortgage loans with a view toward securitizing them and distributing the exposure by means of a transaction such as this offering of offered certificates. In addition, certain mortgaged properties may have tenants that are affiliated with the related originator. See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases and Master Leases”. This offering of offered certificates will effectively transfer the originators’ exposure to the mortgage loans to purchasers of the offered certificates.

The originators, the sponsors and their affiliates expect to receive various benefits, including compensation, commissions, payments, rebates, remuneration and business opportunities, in connection with or as a result of this offering of offered certificates and their interests in the mortgage loans. The sponsors and their affiliates will effectively receive compensation, and may record a profit, in an amount based on, among other things, the amount of proceeds (net of transaction expenses) received from the sale of the offered certificates to investors relative to their investment in the mortgage loans. The benefits to the originators, the sponsors and their affiliates arising from the decision to securitize the mortgage loans may be greater than they would have been had other assets been selected.

Furthermore, the sponsors and/or their affiliates may benefit from a completed offering of the offered certificates because the offering would establish a market precedent and a valuation data point for securities similar to the offered certificates, thus enhancing the ability of the sponsors and their affiliates to conduct similar offerings in the future and permitting them to adjust the fair value of the mortgage loans or other similar assets or securities held on their balance sheet, including increasing the carrying value or avoiding decreasing the carrying value of some or all of such similar positions.

In addition, the originators, the sponsors or any of their respective affiliates may benefit from certain relationships, including financial dealings, with any borrower, any non-recourse carveout guarantor or any of their respective affiliates, aside from the origination of mortgage loans or contribution of mortgage loans into this securitization transaction.

The originators, the sponsors and/or their respective affiliates may have originated and sold or retained mezzanine loans and/or companion loans (or may in the future originate permitted mezzanine loans) related to the mortgage loans. Such transactions may cause the originators, the sponsors and their respective affiliates or their clients or counterparties who purchase the mezzanine loans and/or companion loans, as applicable, to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the offered certificates. In addition, these transactions or actions taken to maintain, adjust or unwind any positions in the future, may, individually or in the aggregate, have a material effect on the market for the offered certificates (if any), including adversely affecting the value of the offered certificates, particularly in illiquid markets. The originators, the sponsors and their affiliates will have no obligation to take, refrain from taking or cease taking any action with respect to a mezzanine loan or companion loan based on the potential effect on an investor in the offered certificates, and may receive substantial returns from these transactions.

In some cases, following the transfer of the mortgage loans to the issuing entity, the originators, the sponsors or their respective affiliates may be the holders of companion loans related to their mortgage loans. See “Transaction Parties—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”. Any holder of any such pari passu companion loan will have certain consultation rights with respect to servicing decisions involving the related loan combination. However, unless such pari passu companion loan is evidenced by the controlling note, none of the master servicer, the special servicer, an outside servicer or an outside special servicer, as applicable, will be required to take or to refrain from taking any action pursuant to the advice, recommendations or instructions from the holder of a pari passu companion loan or its representative, or due to any failure to approve an action by any such party, or due to an objection by any such party that would cause the master servicer, the special servicer, an outside servicer or an outside special servicer, as applicable, to violate applicable law, the related mortgage loan documents, the pooling and servicing agreements or an outside servicing agreement, as applicable (including the servicing standard), any related co-lender agreement or intercreditor agreement or the REMIC provisions of the Code. See “Description of the Mortgage Pool—Additional Indebtedness” and “—The Loan Combinations” for more information regarding the rights of any companion loan holder.

In addition, Citi Real Estate Funding Inc., as the retaining sponsor, Deutsche Bank AG, New York Branch, as an originator, JPMorgan Chase Bank, National Association, as an originator (or, in the case of each such originator, a “majority-owned affiliate” (as defined in Regulation RR) thereof), are each expected to hold a portion of the VRR Interest as described in “Credit Risk Retention”; and Citi Real Estate Funding Inc., Deutsche Bank AG, New York Branch and JPMorgan Chase Bank, National Association are expected to be appointed as the initial risk retention consultation parties. Each risk retention consultation party may, on a strictly non-binding basis, consult with the master servicer and/or the special servicer and recommend that each such servicer take actions that conflict with the interests of holders of certain classes of the certificates. However, neither the master servicer nor the special servicer is required to follow any such recommendations or take directions from any risk retention consultation party and is not permitted to take actions that are prohibited by law or that violate the servicing standard or the terms of the mortgage loan documents. The risk retention consultation parties and the parties by whom they are appointed may have interests that are in conflict with those of certain other certificateholders, in particular if any risk retention consultation party or any party that can appoint a risk retention consultation party holds companion loan(s) or securities backed thereby, or has financial interests in, or other financial dealings (as a lender or otherwise) with, a borrower or an affiliate of a borrower under any of the mortgage loans. In order to minimize the effect of certain of these conflicts of interest, for so long as any borrower party with respect to a mortgage loan is a risk retention consultation party or the person entitled to appoint such risk retention consultation party (any such mortgage loan being referred to in this context as an “excluded RRCP mortgage loan” as to such risk retention consultation party), then such risk retention consultation party will not have consultation rights solely with respect to any such excluded RRCP mortgage loan. See “Credit Risk Retention”.

In addition, the pooling and servicing agreement will provide that, to the extent a risk retention consultation party or a holder of the VRR Interest receives access pursuant to the pooling and servicing agreement to any information relating to an excluded RRCP mortgage loan (or a mortgage loan as to which such holder of a VRR Interest is a borrower party) and/or the related mortgaged properties (other than information with respect to such excluded RRCP mortgage loan (or such mortgage loan as to which a holder of a VRR Interest is a borrower party) that is aggregated with information relating to other mortgage loans at a pool level), any risk retention consultation party or any holder of the VRR Interest will be deemed to have agreed that it (i) will not provide any such information to, among others, the related borrower party or the employees or personnel of such risk retention consultation party or such holder of a VRR Interest or any of such party’s affiliates involved in the management of any investment in the related borrower party or the related mortgaged property, and (ii) will maintain sufficient internal controls and appropriate policies and procedures in order to comply with the limitations described in clause (i) above. There can be no assurance that any of Citi Real Estate Funding Inc., Deutsche Bank AG, New York Branch or JPMorgan Chase Bank, National Association (in each case as the parties with the right to appoint a risk retention consultation party) or any risk retention consultation party will not obtain sensitive information related to the strategy of any contemplated workout or liquidation related to any such mortgage loan or loan combination or otherwise seek to exert its influence over the special servicer in the event such mortgage loan or loan combination becomes subject to a workout or liquidation. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information” in this prospectus.

Further, various originators, sponsors and their respective affiliates are acting in multiple capacities in or with respect to this transaction, which may include, without limitation, acting as one or more transaction parties or a subcontractor or vendor thereof, participating in interim servicing and/or custodial arrangements with certain transaction parties, providing warehouse financing to, or receiving warehouse financing from, certain other originators or sponsors prior to transfer of the related mortgage loans to the issuing entity, performing certain underwriting services for the originators on a contractual basis and/or conducting due diligence on behalf of an investor with respect to the underlying mortgage loans prior to their transfer to the issuing entity. For a description of certain of the foregoing relationships and arrangements, see “Transaction Parties—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

These roles and other potential relationships may give rise to conflicts of interest as described above and under “—Interests and Incentives of the Underwriter Entities May Not Be Aligned with Your Interests,” “—Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans” and “—Other Potential Conflicts of Interest May Affect Your Investment”. Each of the foregoing relationships and related interests should be considered carefully by you before you invest in any offered certificates.

Potential Conflicts of Interest of the Master Servicer, the Special Servicer, the Trustee, any Outside Servicer and any Outside Special Servicer

The master servicer, the special servicer or sub-servicer or any of their respective affiliates, may purchase certificates evidencing interests in the trust.

In addition, the master servicer, the special servicer or a sub-servicer for the trust, or any of their respective affiliates, may have interests in, or other financial relationships with, borrowers under the related mortgage loans. These relationships may create conflicts of interest.

The pooling and servicing agreement provides that the mortgage loans serviced thereunder are required to be administered in accordance with the servicing standard without regard to ownership of any certificate by the master servicer or the special servicer or any of their respective affiliates. See “The Pooling and Servicing

Agreement—Servicing of the Mortgage Loans”. Each outside servicing agreement provides that the related outside serviced loan combination is required to be administered in accordance with a servicing standard set forth therein. See “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

In addition, in order to minimize the effect of certain of these conflicts of interest as they relate to the special servicer, for so long as the special servicer obtains knowledge that it is a borrower party with respect to a mortgage loan, the special servicer will be required to resign as special servicer with respect to that mortgage loan and the applicable directing holder will be required to select a separate special servicer that is not a borrower party (referred to in this prospectus as an “excluded special servicer”) with respect to any excluded special servicer loan, unless such excluded special servicer loan is also an excluded loan. In the event there is no applicable directing holder, the resigning special servicer will be required to use reasonable efforts to select the related excluded special servicer. See “The Pooling and Servicing Agreement—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”. Any excluded special servicer will be required to perform all of the obligations of the special servicer with respect to such excluded special servicer loan and will be entitled to all special servicing compensation with respect to such excluded special servicer loan earned during such time as the related mortgage loan is an excluded special servicer loan. While the special servicer will have the same access to information related to the excluded special servicer loan as it does with respect to the other mortgage loans, the special servicer will covenant in the pooling and servicing agreement that it will not directly or indirectly provide any information related to any excluded special servicer loan to the related borrower party, any of the special servicer’s employees or personnel or any of its affiliates involved in the management of any investment in the related borrower party or the related mortgaged property or, to its actual knowledge, any non-affiliate that holds a direct or indirect ownership interest in the related borrower party, and will maintain sufficient internal controls and appropriate policies and procedures in place in order to comply with those obligations. Notwithstanding those restrictions, there can be no assurance that the related borrower party will not obtain sensitive information related to the strategy of any contemplated workout or liquidation related to an excluded special servicer loan.

Notwithstanding the foregoing, the master servicer, the special servicer or any of their respective sub-servicers and, as it relates to servicing and administration of any outside serviced loan combination, any outside servicer, any outside special servicer, or any of their respective sub-servicers, may have interests when dealing with the mortgage loans that are in conflict with those of holders of the certificates, especially if:

●	as it relates to the servicing and administration of mortgage loans under the pooling and servicing agreement, the master servicer, the special servicer, a sub-servicer or any of their respective affiliates holds certificates of this securitization transaction or any commercial mortgage-backed securities that evidence an interest in or are secured by the assets of an issuing entity, which assets include a serviced companion loan (or a portion of or interest in a serviced companion loan) (such securities, “serviced companion loan securities”), or

●	as it relates to servicing and administration of any outside serviced loan combination under the related outside servicing agreement, any related outside servicer, any related outside special servicer, a sub-servicer or any of their respective affiliates, holds certificates of this securitization transaction or any securitization involving a companion loan in such outside serviced loan combination;

or, in any case, any of the foregoing parties or any of their respective affiliates directly owns a companion loan or mezzanine loan related to any mortgage loan or otherwise has financial interests in or financial dealings with an applicable borrower, any of its affiliates or a sponsor. Each of these relationships may create a conflict of interest. For example, if the special servicer or its affiliate holds a subordinate class of certificates or serviced companion loan securities, the special servicer might seek to reduce the potential for losses allocable to those certificates or serviced companion loan securities by deferring acceleration of the applicable specially serviced loans in hope of maximizing future proceeds. However, that action could result in less proceeds to the issuing entity than would be realized if earlier action had been taken. Furthermore, none of the master servicer, the special servicer or a sub-servicer is required to act in a manner more favorable to the holders of offered certificates or any particular class of offered certificates than to the holders the non-offered certificates, any serviced companion loan holder or the holder of any serviced companion loan securities.

Each of the master servicer and the special servicer services and is expected to continue to service, in the ordinary course of its business, existing and new mortgage loans for third parties, or itself or its affiliates, including portfolios of mortgage loans similar to the mortgage loans included in the issuing entity. The real properties securing these other mortgage loans may be in the same markets as, and compete with, or have owners, obligors or property managers in common with, certain of the mortgaged properties securing the mortgage loans that will be included in the issuing entity. As a result of the services described above, the interests of each of the master servicer and the special servicer and each of its affiliates and their clients may differ from, and conflict with, the interests of the issuing entity. Consequently, personnel of the master servicer or the special servicer, as applicable, may perform services, on behalf of the issuing entity, with respect to the mortgage loans at the same time as they are performing services, on behalf of other persons, with respect to other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans included in the issuing entity. This may pose inherent conflicts for the master servicer or the special servicer.

A special servicer (whether the initial special servicer or a successor) may enter into one or more arrangements with the controlling class representative, another directing holder, a controlling class certificateholder or other certificateholders, a companion loan holder, or a holder of a security backed (in whole or in part) by a companion loan (or an affiliate or a third-party representative of one or more of the preceding) to provide for a discount and/or revenue sharing with respect to certain of the special servicer compensation in consideration of, among other things, the special servicer’s appointment (or continuance) as special servicer under the pooling and servicing agreement and/or the co-lender agreements and limitations on the right of such person to replace the special servicer. The master servicer may enter into an agreement with a sponsor to purchase the servicing rights to the related mortgage loans and/or the right to be appointed as the master servicer with respect to such mortgage loans. Any person that enters into such an economic arrangement with the master servicer or special servicer, as the case may be, may be influenced by such economic arrangement when deciding whether to appoint such master servicer or whether to appoint or replace such special servicer from time to time, and such consideration would not be required to take into account the best interests of the certificateholders or any group of certificateholders. See “—Other Potential Conflicts of Interest May Affect Your Investment” below.

Further, the master servicer, the special servicer, the certificate administrator, the trustee and their respective affiliates are acting in multiple capacities in or related to this transaction, which may include, without limitation, participating in interim servicing and/or custodial arrangements with certain transaction parties, providing warehouse financing to certain originators or sponsors prior to transfer of their related mortgage loans to the issuing entity, and/or conducting due diligence on behalf of an investor with respect to the underlying mortgage loans prior to their transfer to the issuing entity. For a description of certain of the foregoing relationships and arrangements, see “Transaction Parties—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”. Also see “—Interests and Incentives of the Underwriter Entities May Not Be Aligned with Your Interests”, “—Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans” and “—Other Potential Conflicts of Interest May Affect Your Investment”.

Although the master servicer and the special servicer will be required to service and administer the mortgage loan pool in accordance with the servicing standard and, accordingly, without regard to their rights to receive compensation under the pooling and servicing agreement and without regard to any potential obligation to repurchase or substitute a mortgage loan if the master servicer or special servicer is a mortgage loan seller, the possibility of receiving additional servicing compensation in the nature of assumption and modification fees, the continuation of receiving fees to service or specially service a mortgage loan, or the desire to avoid a repurchase demand resulting from a breach of a representation and warranty or material document default may under certain circumstances provide the master servicer or the special servicer, as the case may be, with an economic disincentive to comply with this standard.

Similarly, with respect to the outside serviced mortgage loans, conflicts described above may arise with respect to an outside servicer, an outside special servicer, a sub-servicer, or any of their respective affiliates.

Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

In addition, while there is an operating advisor with certain obligations in respect of reviewing the compliance of the special servicer with certain of its obligations under the pooling and servicing agreement, the operating advisor (i) has no control rights over actions by the special servicer at any time, (ii) has no ability to communicate with, or directly influence the actions of, the borrowers at any time, (iii) has no consultation rights over actions by the special servicer prior to the occurrence and continuance of an operating advisor consultation trigger event, (iv)

has no consultation rights in connection with a serviced outside controlled loan combination unless consultation rights are granted to the issuing entity as holder of the related split mortgage loan and (v) has no consultation rights in connection with the outside serviced loan combinations, and the special servicer is under no obligation at any time to act upon any of the operating advisor’s recommendations. In addition, the operating advisor only has the limited obligations and duties set forth in the pooling and servicing agreement, and has no fiduciary duty, has no other duty except with respect to its specific obligations under the pooling and servicing agreement and has no duty or liability to any particular class of certificates or any certificateholder. It is not intended that the operating advisor act as a surrogate for the certificateholders. Investors should not rely on the operating advisor to monitor the actions of any directing holder or special servicer, other than to the limited extent specifically required in respect of certain actions of the special servicer at certain prescribed times under the pooling and servicing agreement, or to affect the special servicer’s actions under the pooling and servicing agreement.

Additional Compensation to the Master Servicer and the Special Servicer and Interest on Advances Will Affect Your Right to Receive Distributions on Your Offered Certificates

The master servicer, the special servicer and the trustee will each be entitled to receive interest on unreimbursed advances made by that party with respect to the mortgage loans. This interest will generally accrue from the date on which the related advance was made or the related expense was incurred through the date of reimbursement. In addition, under certain circumstances, including a default by the borrower in the payment of principal and interest on a mortgage loan, that mortgage loan will become specially serviced and the special servicer will be entitled to compensation for performing special servicing functions pursuant to the pooling and servicing agreement. Similar considerations exist with respect to outside servicers, outside special servicers and outside trustees in connection with the servicing of the outside serviced mortgage loans. The right to receive interest on advances or special servicing compensation is senior to the rights of certificateholders to receive distributions on the offered certificates. Thus, the payment of interest on advances and the payment of special servicing compensation may lead to shortfalls in amounts otherwise distributable on your offered certificates.

Inability to Replace the Master Servicer Could Affect Collections and Recoveries on the Mortgage Loans

The structure of the servicing fee payable to the master servicer might affect the ability to find a replacement master servicer. Although the trustee is required to replace the master servicer if the master servicer is terminated or resigns, if the trustee is unwilling (including for example because the servicing fee is insufficient) or unable (including for example, because the trustee does not have the systems to service mortgage loans), it may be necessary to appoint a replacement master servicer. Because the master servicing fee is generally structured as a percentage of the outstanding principal balance of each mortgage loan, it may be difficult to replace the servicer at a time when the balance of the mortgage loans has been significantly reduced because the fee may be insufficient to cover the costs associated with servicing the mortgage assets and/or related REO properties remaining in the mortgage pool. The performance of the mortgage assets may be negatively impacted, beyond the expected transition period during a servicing transfer, if a replacement master servicer is not retained within a reasonable amount of time.

Potential Conflicts of Interest of the Operating Advisor

Pentalpha Surveillance LLC, a Delaware limited liability company, has been appointed as the initial operating advisor with respect to all of the serviced mortgage loans and the trust subordinate companion loans; provided, however, that the operating advisor may have limited consultation rights with an outside special servicer pursuant to the pooling and servicing agreement. See “Transaction Parties—The Operating Advisor and the Asset Representations Reviewer”. In acting as operating advisor, the operating advisor is required to act solely on behalf of the issuing entity, in the best interest of, and for the benefit of, the certificateholders (as a collective whole) and will have no fiduciary duty to any party. In addition, pursuant to Regulation RR, the operating advisor is not permitted to (i) be affiliated with other parties to the respective securitization transactions constituted by the issuance of the pooled certificates and the issuance of the loan-specific certificates (which, for the avoidance of doubt, does not include the asset representations reviewer) or (ii) directly or indirectly have any financial interest in the respective securitization transactions constituted by the issuance of the pooled certificates and the issuance of the loan-specific certificates other than in fees from its role as the operating advisor. See “The Pooling and Servicing Agreement—Operating Advisor”. Notwithstanding the foregoing, the operating advisor and its affiliates may have interests that are in conflict with those of certificateholders, especially if the operating advisor or any of its affiliates holds certificates or has financial interests in or other financial dealings with any of the parties to this transaction, a borrower or a parent of a borrower.

In the normal course of conducting its business, Pentalpha Surveillance LLC and its affiliates may have rendered services to, performed surveillance of, provided valuation services to and negotiated with, numerous parties engaged in activities related to structured finance and commercial mortgage securitization. These parties may have included institutional investors, the sponsors, the mortgage loan sellers, the originators, a party to the pooling and servicing agreement, a directing holder, a companion loan holder, a consulting party or collateral property owners or affiliates of any of those parties. Each of these relationships, to the extent they exist, may continue in the future and may involve a conflict of interest with respect to Pentalpha Surveillance LLC’s duties as operating advisor. We cannot assure you that the existence of these relationships and other relationships in the future will not impact the manner in which Pentalpha Surveillance LLC performs its duties under the pooling and servicing agreement.

In addition, Pentalpha Surveillance LLC and its affiliates may have duties with respect to existing and new commercial and multifamily mortgage loans for itself, its affiliates or third parties, including portfolios of mortgage loans similar to the mortgage loans that will be included in the issuing entity. These other mortgage loans and the related mortgages properties may be in the same market as, or have owners, obligors or property managers in common with, one or more of the mortgage loans that will be included in the issuing entity and the related mortgaged properties. Consequently, personnel of Pentalpha Surveillance LLC may perform services, on behalf of the issuing entity, with respect to the mortgage loans included in the issuing entity, at the same time as they are performing services on behalf of other persons, with respect to other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans included in the issuing entity. This may pose inherent conflicts of interest for Pentalpha Surveillance LLC. Although the operating advisor is required to consider the servicing standard in connection with its activities under the pooling and servicing agreement, the operating advisor will not itself be bound by the servicing standard but, rather, by the Operating Advisor Standard.

In addition, the operating advisor and its affiliates may have interests that are in conflict with those of certificateholders if the operating advisor or any of its affiliates has financial interests in or financial dealings with a borrower, a parent or sponsor of a borrower, a servicer or any of their affiliates. Each of these relationships may also create a conflict of interest.

Potential Conflicts of Interest of the Asset Representations Reviewer

Pentalpha Surveillance LLC, a Delaware limited liability company, has been appointed as the initial asset representations reviewer with respect to all of the mortgage loans. See “Transaction Parties—The Operating Advisor and the Asset Representations Reviewer”. In the normal course of conducting its business, Pentalpha Surveillance LLC and its affiliates have rendered services to, performed surveillance of, provided valuation services to and negotiated with, numerous parties engaged in activities related to structured finance and commercial mortgage securitization. These parties may have included institutional investors, the sponsors, the mortgage loan sellers, the originators, a party to the pooling and servicing agreement, a directing holder, a companion loan holder, a consulting party or collateral property owners or affiliates of any of those parties. Each of these relationships, to the extent they exist, may continue in the future and may involve a conflict of interest with respect to Pentalpha Surveillance LLC’s duties as asset representations reviewer. We cannot assure you that the existence of these relationships and other relationships in the future will not impact the manner in which Pentalpha Surveillance LLC performs its duties under the pooling and servicing agreement.

Notwithstanding the foregoing, the asset representations reviewer and its affiliates may have interests that are in conflict with those of certificateholders, especially if the asset representations reviewer or any of its affiliates have financial interests in or other financial dealings with any of the parties to this transaction, a borrower or a parent of a borrower.

In addition, Pentalpha Surveillance LLC and its affiliates may have duties with respect to existing and new commercial and multifamily mortgage loans for itself, its affiliates or third parties, including portfolios of mortgage loans similar to the mortgage loans that will be included in the issuing entity. These other mortgage loans and the related mortgaged properties may be in the same market as or have owners, obligors or property managers in common with, one or more of the mortgage loans that will be included in the issuing entity and the related mortgaged properties. Consequently, personnel of Pentalpha Surveillance LLC may perform services, on behalf of the issuing entity, with respect to the mortgage loans included in the issuing entity, at the same time as they are performing services on behalf of other persons with respect to other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans included in the issuing entity. This may pose inherent conflicts of interest for Pentalpha Surveillance LLC.

Potential Conflicts of Interest of a Directing Holder and any Companion Loan Holder

It is expected that (i) KKR Real Estate Credit Opportunity Partners II L.P. (or an affiliate) will be the initial controlling class representative and, accordingly, the initial directing holder with respect to all of the serviced mortgage loans and serviced loan combinations as to which the controlling class representative is entitled to act as directing holder, (ii) Pacific Life Insurance Company (or an affiliate) will be the initial Woodlands Mall controlling class representative and, accordingly, the initial directing holder with respect to the Woodlands Mall loan combination, (iii) CRE Fund Investments III LLC (or an affiliate) will be the initial Centre controlling class representative and, accordingly, the initial directing holder with respect to The Centre loan combination, and (iv) Principal Life Insurance Company will, as of the closing date, be the holder of the 2 MacArthur subordinate companion loan and, as such, will be the initial directing holder with respect to the 2 MacArthur loan combination. See “—Potential Conflicts of Interest of the Master Servicer, the Special Servicer, the Trustee, any Outside Servicer and any Outside Special Servicer” above. The initial outside controlling class representative(s) with respect to the outside serviced mortgage loan(s) (to the extent definitively identified) are set forth in the table titled “Outside Serviced Mortgage Loans Summary” under “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans—General”.

Except as limited by certain conditions described under “The Pooling and Servicing Agreement—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”, the special servicer may be removed and replaced with or without cause with respect to the applicable serviced loan(s) under the pooling and servicing agreement at any time by (and with a successor to be appointed by) the applicable directing holder. See “The Pooling and Servicing Agreement—Directing Holder” and “—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”.

In addition, a directing holder will have certain consent rights, and a consulting party will have certain consultation rights, with respect to the applicable serviced mortgage loan(s) and serviced companion loan(s) under the pooling and servicing agreement under certain circumstances, as described in this prospectus. See “The Pooling and Servicing Agreement—Directing Holder”.

Neither the holders of the serviced companion loans nor any of their representatives will be a party to the pooling and servicing agreement, but one or more of such parties will be a third party beneficiary thereof and their rights (which may include being a directing holder or consulting party) may affect the servicing of the related mortgage loan.

The controlling class representative will be controlled by the controlling class certificateholders, the Woodlands Mall controlling class representative will be controlled by the Woodlands Mall controlling class certificateholders and the Centre controlling class representative will be controlled by the Centre controlling class certificateholders, and the holders of the controlling class, the Woodlands controlling class and the Centre controlling class, respectively, will not, in the case of any such class, have any duty or liability to any other certificateholder. Likewise, no holder of a serviced companion loan or any representative thereof will have any duty or liability to any certificateholder. See “The Pooling and Servicing Agreement—Directing Holder”.

Similarly, the related outside controlling class representative (or, in the case of any outside serviced loan combination as to which the related controlling note has not been securitized, the related controlling note holder), has, with respect to an outside serviced loan combination, certain consent and consultation rights and rights to replace the related outside special servicer under the related outside servicing agreement, and the controlling class representative for this securitization transaction, at any time that it is a directing holder or consulting party, will have certain consultation rights with respect to such outside serviced loan combination. See “Description of the Mortgage Pool—The Loan Combinations” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

Any directing holder, consulting party, or outside controlling class representative (or, in the case of any outside serviced loan combination as to which the related controlling note has not been securitized, the related controlling note holder) may have interests that are in conflict with those of any or all of the certificateholders, especially if the applicable party or any affiliate thereof holds certificates, or has financial interests in or other financial dealings (as lender or otherwise) with a borrower or a parent of a borrower. Each of these relationships may create a conflict of interest.

The special servicer, at the direction of or upon consultation with, as applicable, a directing holder or a consulting party, may take actions with respect to the related serviced mortgage loan or serviced loan combination that could adversely affect the holders of some or all of the classes of the certificates, to the extent described under “Description of the Mortgage Pool—The Loan Combinations”. No directing holder or consulting party will have any duty to the holders of any class of certificates and may have interests in conflict with those of the certificateholders. As a result, it is possible that a directing holder may direct or a consulting party may advise the special servicer to take actions that conflict with the interests of holders of certain classes of the certificates. However, the special servicer is not permitted to take actions that are prohibited by law or violate the servicing standard or the terms of the mortgage loan documents.

No certificateholder may take any action against any directing holder or consulting party for having acted solely in its own interests. See “Description of the Mortgage Pool—The Loan Combinations”, “The Pooling and Servicing Agreement—Directing Holder” and “—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”.

However, if any mortgage loan or trust subordinate companion loan becomes an “excluded controlling class mortgage loan” (i.e., a mortgage loan or loan combination with respect to which the controlling class representative or any controlling class certificateholder (or, with respect to the Woodlands Mall trust subordinate companion loan or The Centre trust subordinate companion loan, so long as a control appraisal period is not continuing with respect to such loan combination, the related loan-specific controlling class representative or any related loan-specific controlling class certificateholder), as applicable) is a borrower party), the controlling class representative or any controlling class certificateholder that is a borrower party or the related loan-specific controlling class representative or any related loan-specific controlling class certificateholder that is a borrower party (each, as applicable, an “excluded controlling class holder”) will not be entitled to have access to any related “excluded information”, including any asset status reports, final asset status reports or any summaries related thereto (and any other information identified in the pooling and servicing agreement), with respect to such excluded controlling class mortgage loan. Although the pooling and servicing agreement will require (i) each excluded controlling class holder to certify that it acknowledges and agrees that it is prohibited from accessing and reviewing (and it agrees not to access and review) any related excluded information and (ii) the controlling class representative or any controlling class certificateholder (or the related loan-specific controlling class representative or any related loan-specific controlling class certificateholder) that is not an excluded controlling class holder to certify and agree that they will not share any such excluded information with any excluded controlling class holder, we cannot assure you that any such excluded controlling class holder will not access, obtain, review and/or use, or the controlling class representative or any controlling class certificateholder (or the related loan-specific controlling class representative or any related loan-specific controlling class certificateholder) that is not an excluded controlling class holder will not share with such excluded controlling class holder, such related excluded information in a manner that adversely impacts your certificates.

Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans

The anticipated initial investor in the HRR certificates (the “B-Piece Buyer”) was given the opportunity by the sponsors to perform due diligence on the mortgage loans originally identified by the sponsors for inclusion in the issuing entity, and to request the removal, re-sizing or change in other features of some or all of the mortgage loans. The B-Piece Buyer may have adjusted the mortgage pool as originally proposed by the sponsors by removing or otherwise excluding certain proposed mortgage loans. In addition, the B-Piece Buyer received or may receive price adjustments or cost mitigation arrangements in connection with accepting certain mortgage loans in the mortgage pool.

We cannot assure you that you or another investor would have made the same requests to modify the original pool as the B-Piece Buyer or that the final pool as influenced by the B-Piece Buyer’s feedback will not adversely affect the performance of your certificates and benefit the performance of the B-Piece Buyer’s certificates. Because of the differing subordination levels, the B-Piece Buyer has interests that may, in some circumstances, differ from those of purchasers of other classes of certificates, and may desire a portfolio composition that benefits the B-Piece Buyer but that does not benefit other investors. In addition, the B-Piece Buyer may enter into hedging or other transactions (except as may be restricted pursuant to the credit risk retention rules) or otherwise have business objectives that also could cause its interests with respect to the mortgage pool to diverge from those of other purchasers of the certificates. The B-Piece Buyer performed due diligence solely for its own benefit and has no liability to any person or entity for conducting its due diligence. The B-Piece Buyer is not required to take into account the interests of any other investor in the certificates in exercising remedies or voting or other rights in its capacity as owner of the HRR certificates or in making requests or recommendations to the sponsors as to the selection of the mortgage loans and the establishment of other transaction terms. Investors are not entitled to rely on in any way the B-Piece Buyer’s acceptance of a mortgage loan. The B-Piece Buyer’s acceptance of a mortgage loan does not constitute, and may not be construed as, an endorsement of such mortgage loan, the underwriting for such mortgage loan or the origination of such mortgage loan.

The B-Piece Buyer will have no liability to any certificateholder for any actions taken by it as described in the preceding two paragraphs, and the pooling and servicing agreement will provide that each certificateholder, by its acceptance of a certificate, waives any claims against such buyers in respect of such actions.

It is anticipated that KKR Real Estate Credit Opportunity Partners II L.P. (or an affiliate) will be the initial controlling class representative and, accordingly, the initial directing holder with respect to all of the serviced mortgage loans and serviced loan combinations as to which the controlling class representative is entitled to act as directing holder. The controlling class representative will have certain rights to direct and consult with the special servicer with respect to the applicable serviced loans. In addition, the controlling class representative will generally have certain consultation rights with regard to some or all of the outside serviced mortgage loans under each related co-lender agreement. See “—Potential Conflicts of Interest of a Directing Holder and any Companion Loan Holder” above.

Because the incentives and actions of the B-Piece Buyer may, in some circumstances, differ from or be adverse to those of purchasers of the offered certificates, you are advised and encouraged to make your own investment decision based on a careful review of the information set forth in this prospectus and your own view of the mortgage pool and should not rely upon any B-Piece Buyer’s due diligence or investment decision (or due diligence or the investment decision of its affiliates).

Conflicts of Interest May Occur as a Result of the Rights of the Directing Holder or an Outside Controlling Class Representative to Terminate the Special Servicer of the Related Loan Combination

With respect to each loan combination, the applicable directing holder, or an outside controlling class representative (or, in the case of any outside serviced loan combination as to which the related controlling note has not been securitized, the related controlling note holder), as applicable, will be entitled, under certain circumstances, to remove the special servicer or outside special servicer, as applicable, for such loan combination and, in such circumstances, appoint a successor special servicer or successor outside special servicer, as applicable, for such loan combination (or have certain consent rights with respect to such removal or replacement).

The party with this appointment power may have special relationships or interests that conflict with those of the holders of one or more classes of certificates. In addition, that party does not have any duties to the holders of any class of certificates, may act solely in its own interests, and will have no liability to any certificateholders for having done so. No certificateholder may take any action against the directing holder or the outside controlling class representative (or, in the case of any outside serviced loan combination as to which the related controlling note has not been securitized, the related controlling note holder), as applicable (under the pooling and servicing agreement for this securitization or any other servicing agreement), or against any other parties for having acted solely in their own respective interests. See “Description of the Mortgage Pool—The Loan Combinations” for a description of these rights to terminate a special servicer.

Other Potential Conflicts of Interest May Affect Your Investment

The managers of the mortgaged properties and the borrowers may experience conflicts of interest in the management and/or ownership of the mortgaged properties because:

●	a substantial number of the mortgaged properties are managed by property managers affiliated with the respective borrowers;

●	these property managers also may manage and/or franchise additional properties, including properties that may compete with the mortgaged properties; and

●	affiliates of the managers and/or the borrowers, or the managers and/or the borrowers themselves, also may own other properties, including competing properties.

None of the borrowers, property managers or any of their affiliates or any employees of the foregoing has any duty to favor the leasing of space in the mortgaged properties over the leasing of space in other properties, one or more of which may be adjacent to or near the mortgaged properties.

Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

Your Lack of Control Over the Issuing Entity and Servicing of the Mortgage Loans Can Create Risks

Except as described under “Description of the Certificates—Voting Rights” and “The Pooling and Servicing Agreement”, you and other certificateholders generally do not have a right to vote and do not have the right to make decisions with respect to the administration of the issuing entity.

Those decisions are generally made, subject to the express terms of the pooling and servicing agreement, by the master servicer, the special servicer, the trustee or the certificate administrator, as applicable. Any decision made by one of those parties in respect of the issuing entity, even if that decision is determined to be in your best interests by that party, may be contrary to the decision that you or other certificateholders would have made and may negatively affect your interests.

Except as limited by certain conditions described under “The Pooling and Servicing Agreement—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”, the special servicer may be removed and replaced with or without cause with respect to the applicable serviced loan(s) under the pooling and servicing agreement at any time by (and with a successor to be appointed by) the applicable directing holder. In addition, the special servicer (but not any outside special servicer) may be replaced based on a certificateholder vote (a) after the occurrence and during the continuance of a control termination event, at the request of certain certificateholders entitled to at least a specified percentage of voting rights allocated thereto, or (b) at any time, based on the recommendation of the operating advisor (provided that the operating advisor determines, in its sole discretion exercised in good faith, that (1) the special servicer has failed to comply with the servicing standard and (2) a replacement special servicer would be in the best interest of the certificateholders (as a collective whole)). See “The Pooling and Servicing Agreement—Directing Holder” and “—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”.

The outside special servicer for any outside serviced loan combination will likewise be subject to removal and replacement by the related outside controlling class representative, in connection with a securityholder vote and/or, with respect to any outside serviced loan combination as to which the related controlling note has not been securitized, by the related controlling note holder for such outside serviced loan combination, subject to certain conditions provided in the related outside servicing agreement and the related co-lender agreement.

In certain limited circumstances, certificateholders have the right to vote on matters affecting the issuing entity. In some cases these votes are by certificateholders taken as a whole and in others the vote is by class, and in either case a particular vote may exclude certain classes. Your interests as an owner of certificates of a particular class may not be aligned with the interests of owners of one or more other classes of certificates in connection with any such vote. Voting rights are generally allocated to a particular class based on the outstanding certificate balance (or outstanding notional amount, as applicable) thereof, which is reduced (or indirectly reduced in the case of a notional amount) by realized losses. In certain cases, however, the allocation of and/or right to exercise voting rights may take into account the allocation of appraisal reduction amounts. Furthermore, quorums have been established for certain votes that would ultimately permit certain actions to be taken based on the affirmative vote of the holders of certificates evidencing less (and perhaps materially less) than a majority of the voting rights. These limitations on voting could adversely affect your ability to protect your interests with respect to matters voted on by certificateholders. You generally have no right to vote on any servicing matters related to any outside serviced loan combination. See “Description of the Certificates—Voting Rights” and “The Pooling and Servicing Agreement”.

In general, a certificate beneficially owned by the master servicer, the special servicer (including, for the avoidance of doubt, any excluded special servicer), the trustee, the certificate administrator, the depositor, any mortgage loan seller, a borrower party or any sub-servicer (as applicable) or affiliate of any of such persons will be deemed not to be outstanding and a holder of such certificate will not have the right to vote, subject to certain exceptions, as further described in the definition of “Certificateholder” under “Description of the Certificates—Reports to Certificateholders; Certain Available Information—Certificate Administrator Reports”.

The Controlling Pari Passu Companion Loan for Each of Certain of the Loan Combinations Is Expected to Be Contributed to an Outside Securitization That Has Not Yet Closed, and the Provisions of the Related Outside Servicing Agreement Expected to Govern Such Loan Combination Have Yet to Be Finalized

It is expected that the 30 Hudson Yards loan combination will be serviced and administered pursuant to the trust and servicing agreement for the commercial mortgage securitization transaction to which the 30 Hudson Yards pari passu companion loan evidenced by notes A-1-S1, A-1-S2, A-1-S3, A-2-S1, A-2-S2, A-2-S3, A-3-S1, A-3-S2, A-3-S3, A-1-C1, A-1-C2, A-1-C9, A-2-C1, B-1, B-2 and B-3 is to be contributed, which is expected to be the HY 2019-30HY securitization. In addition, it is also expected that the Grand Canal Shoppes loan combination will be serviced and administered pursuant to the pooling and servicing agreement for the commercial mortgage securitization transaction to which the Grand Canal Shoppes pari passu companion loan evidenced by note A-1-1 and note A-1-6 is to be contributed, which is expected to be the MSC 2019-H7 securitization. However, neither the HY 2019-30HY securitization nor the MSC 2019-H7 securitization has closed, and the provisions of the respective outside servicing agreements have not yet been finalized, although such provisions will be required to satisfy the requirements of the related co-lender agreement. See “Description of the Mortgage Pool—The Loan Combinations” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”. Prospective investors should be aware that they will not have any control over, nor any assurance as to, whether the closing of either of the HY 2019-30HY securitization transaction or the MSC 2019-H7 securitization transaction actually occurs, nor will they have any assurance as to the particular terms of the HY 2019-30HY trust and servicing agreement or the MSC 2019-H7 pooling and servicing agreement, except to the extent of compliance with the requirements of the related co-lender agreement.

Rights of the Directing Holders and the Consulting Parties Could Adversely Affect Your Investment

In connection with the taking of certain actions that would be a major decision in connection with the servicing of a serviced mortgage loan or, if applicable, loan combination under the pooling and servicing agreement, the special servicer generally will be required to obtain the consent of the applicable directing holder. In addition, in connection with such actions or decisions regarding a mortgage loan or, if applicable, loan combination serviced under the pooling and servicing agreement, the special servicer generally will be required to consult with any applicable consulting party. See “The Pooling and Servicing Agreement—Directing Holder” and “—Operating Advisor”. Such actions and decisions include, among others, certain loan modifications, including modifications of monetary terms, foreclosure or comparable conversion of the related mortgaged property or properties, and certain sales of the mortgage loan(s) or, if applicable, loan combination(s), or any related REO property or properties for less than the outstanding principal amount plus accrued interest, fees and expenses. See “The Pooling and Servicing Agreement—Directing Holder” and “—Operating Advisor” for a list of actions and decisions requiring consultation with the applicable consulting parties. As a result of these obligations, the special servicer may take actions with respect to a serviced mortgage loan that could adversely affect the interests of investors in one or more classes of offered certificates.

You will be acknowledging and agreeing, by your purchase of offered certificates, that any directing holder or consulting party: (i) may have special relationships and interests that conflict with those of holders of one or more classes of certificates; (ii) may act solely in its own interests (or the interests of any particular class of certificateholders or other person that appointed it); (iii) does not have any duties to the holders of any class of certificates (other than the holders of any particular class of certificateholders that appointed it); (iv) may take actions that favor its own interests (or the interests of any particular class of certificateholders or other person that appointed it) over the interests of the holders of one or more classes (or other classes, as applicable) of certificates; and (v) will have no liability whatsoever (other than to any particular class of certificateholders or other person that appointed it) for having so acted as set forth in (i) – (iv) above, and that no certificateholder may take any action whatsoever against any directing holder or any consulting party or any affiliate, director, officer, employee, shareholder, member, partner, agent or principal of any directing holder or any consulting party for having so acted.

Realization on a Mortgage Loan That Is Part of a Serviced Loan Combination May Be Adversely Affected by the Rights of the Related Serviced Companion Loan Holder

If a serviced loan combination were to become defaulted, the related co-lender agreement requires the special servicer, in the event it determines to sell the related mortgage loan in accordance with the terms of the pooling and servicing agreement, to sell the related serviced pari passu companion loan(s) (and, under certain circumstances, any related subordinate companion loan(s)) together with such defaulted mortgage loan. We cannot assure you that such a required sale of a defaulted loan combination (or applicable portion thereof) would not adversely affect the ability of the special servicer to sell such mortgage loan, or the price realized for such mortgage loan, following a default on the related serviced loan combination. Further, if, pursuant to the related co-lender agreement, the issuing entity as holder of the related mortgage loan (or, in the case of each of the Woodlands Mall loan combination and The Centre loan combination, the related trust subordinate companion loan) is (and the related serviced pari passu companion loan holder is not) the directing holder (with the right to consent to material servicing decisions and replace the special servicer, subject to the conditions specified under “The Pooling and Servicing Agreement—Directing Holder” and “—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”) with respect to the subject serviced pari passu loan combination, the related serviced pari passu companion loan may not be as marketable as the related mortgage loan held by the issuing entity. Accordingly, if any such sale does occur with respect to the serviced loan combination, then the net proceeds realized by the certificateholders in connection with such sale may be less than would be the case if only the related mortgage loan (and, in the case of each of the Woodlands Mall loan combination and The Centre loan combination, the related mortgage loan and trust subordinate companion loan) were subject to such sale.

In the case of a serviced outside controlled loan combination, a related companion loan holder, if it is the directing holder, or its representative will generally have the right to consent to certain servicing actions with respect to such loan combination by the master servicer or special servicer, as applicable (and, in certain cases, direct the special servicer to take certain servicing actions with respect to such loan combination). In addition, the controlling class representative if it is a consulting party as to such serviced outside controlled loan combination will have non-binding consultation rights with respect to certain servicing decisions involving such serviced outside controlled loan combination.

In connection with the servicing of a serviced pari passu loan combination, the related serviced pari passu companion loan holder, if it is a consulting party, or its representative will be entitled to consult with the special servicer regarding material servicing actions, including making recommendations as to alternative actions to be taken by the special servicer with respect to such serviced pari passu loan combination, and such recommended servicing actions could adversely affect the holders of some or all of the classes of certificates. The serviced pari passu companion loan holder and its representative may have interests in conflict with those of the holders of some or all of the classes of certificates, and it is possible that the serviced pari passu companion loan holder or its representative may advise the special servicer to take actions that conflict with the interests of the holders of certain classes of the certificates. Notwithstanding the foregoing, any such consultation with such serviced pari passu companion loan holder or its representative is non-binding, and in no event is the special servicer obligated at any time to follow or take any alternative actions recommended by such serviced pari passu companion loan holder (or its representative).

With respect to any serviced AB loan combination, pursuant to the terms of the pooling and servicing agreement, if such serviced AB loan combination becomes a defaulted mortgage loan, and if the special servicer determines to sell the related serviced mortgage loan, then such sale will be subject to (and the proceeds derived therefrom may be affected by) any right of the subordinate companion loan holder(s) to purchase, and cure defaults under, the related defaulted mortgage loan (together with any related serviced pari passu companion loans, if any) as and to the extent described in “Description of the Mortgage Pool—The Loan Combinations”.

You will be acknowledging and agreeing, by your purchase of offered certificates, that, with respect to any mortgage loan that is part of a serviced loan combination, the related serviced companion loan holder:

●	may have special relationships and interests that conflict with those of holders of one or more classes of certificates;

●	may act solely in its own interests, without regard to your interests;

●	does not have any duties to any other person, including the holders of any class of certificates;

●	may take actions that favor its interests over the interests of the holders of one or more classes of certificates; and

●	will have no liability whatsoever for having so acted and that no certificateholder may take any action whatsoever against the serviced companion loan holder or any director, officer, employee, agent, representative or principal of the serviced companion loan holder for having so acted.

Rights of any Outside Controlling Class Representative or Other Controlling Note Holder with Respect to an Outside Serviced Loan Combination Could Adversely Affect Your Investment

With respect to each outside serviced loan combination, the related outside controlling class representative (or, in the case of any outside serviced loan combination as to which the related controlling note has not been securitized, the related controlling note holder) will have rights comparable to those of the controlling class representative for this securitization transaction, and accordingly, prospective investors should consider the following:

●	An outside controlling class representative (or, in the case of any outside serviced loan combination as to which the related controlling note has not been securitized, the related controlling note holder) may have interests in conflict with those of the holders of some or all of the classes of certificates.

●	With respect to any outside serviced loan combination, although the outside special servicer is not permitted to take actions which are prohibited by law or violate the servicing standard under the related outside servicing agreement or the terms of the related mortgage loan documents, it is possible that the related outside controlling class representative (or, in the case of any outside serviced loan combination as to which the related controlling note has not been securitized, the related controlling note holder) may direct the outside special servicer to take actions with respect to the outside serviced loan combination that conflict with the interests of the holders of certain classes of the certificates.

You will be acknowledging and agreeing, by your purchase of offered certificates, that, with respect to any outside serviced mortgage loan, the related outside controlling class representative (or, in the case of any outside serviced loan combination as to which the related controlling note has not been securitized, the related controlling note holder):

●	may have special relationships and interests that conflict with those of holders of one or more classes of certificates;

●	may act solely in its own interests, without regard to your interests;

●	does not have any duties to any other person, including the holders of any class of certificates;

●	may take actions that favor its interests over the interests of the holders of one or more classes of certificates; and

●	will have no liability whatsoever for having so acted and that no certificateholder may take any action whatsoever against such outside controlling class representative (or other controlling note holder) or any director, officer, employee, agent or principal of such outside controlling class representative (or other controlling note holder) for having so acted.

You Will Not Have Any Control Over the Servicing of Any Outside Serviced Mortgage Loan

Each outside serviced mortgage loan is secured by one or more mortgaged properties that also secure a companion loan that is not an asset of the issuing entity and is being serviced under an outside servicing agreement, which is the servicing agreement governing the securitization of such companion loan, by the outside servicer and outside special servicer, and in accordance with the servicing standard provided for in the outside servicing agreement. Further, pursuant to the related co-lender agreement and the outside servicing agreement, the related outside controlling class representative (or, in the case of any outside serviced loan combination as to which the related controlling note has not been securitized, the related controlling note holder) (and not any party to this securitization transaction) has certain rights to direct and advise the outside special servicer with respect to such outside serviced loan combination (including the related outside serviced mortgage loan). As a result, you will have less control over the servicing of the outside serviced mortgage loans than you would if the outside serviced mortgage loans are being serviced by the master servicer and the special servicer under the pooling and servicing agreement for your certificates.

See “Description of the Mortgage Pool—The Loan Combinations” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans

Each sponsor is the sole warranting party in respect of the mortgage loans sold by such sponsor to us. Neither we nor any of our affiliates (except Citi Real Estate Funding Inc. in its capacity as a sponsor) are obligated to repurchase or substitute any mortgage loan or make any loss of value payment in connection with either a breach of any sponsor’s representations and warranties or any document defects, if such sponsor defaults on its obligation to do so. We cannot assure you that the sponsors will have the financial ability to effect or cause such repurchases or substitutions or make such payment to compensate the issuing entity. In addition, the sponsors may have various legal defenses available to them in connection with a repurchase or substitution obligation. In particular, in the case of any outside serviced mortgage loan that is serviced under the outside servicing agreement entered into in connection with the securitization of a related pari passu companion loan, the asset representations reviewer, if any, under that outside servicing agreement may review the diligence file relating to such pari passu companion loan concurrently with the review of the asset representations reviewer of the related mortgage loan for this transaction, and their findings may be inconsistent, and such inconsistency may allow the related mortgage loan seller to challenge the findings of the asset representations reviewer of the affected mortgage loan.   Any mortgage loan that is not repurchased or substituted and that is not a “qualified mortgage” for a REMIC may cause designated portions of the issuing entity to fail to qualify as one or more REMICs or cause the issuing entity to incur a tax. See “The Mortgage Loan Purchase Agreements” for a summary of certain representations and warranties and the remedies in connection therewith.

Any Loss of Value Payment Made by a Sponsor May Not Be Sufficient to Cover All Losses on a Defective Mortgage Loan

In lieu of repurchasing or substituting a mortgage loan in connection with either a material breach of the related sponsor’s representations and warranties or any material document defects (other than a material breach or material document defect that is related to a mortgage loan not being a “qualified mortgage” within the meaning of Code Section 860G(a)(3)), the related sponsor may make a payment to the trust to compensate it for the loss of value of the affected mortgage loan. Upon its making such payment, the sponsor will be deemed to have cured the related material breach or material defect in all respects. Although such “loss of value payment” may only be made to the extent that the special servicer, with the consent of the controlling class representative prior to the occurrence of a control termination event, deems such amount to be sufficient to compensate the trust for the related material breach or material document defect, we cannot assure you that such payment will fully compensate the trust for such material breach or material document defect in all respects. See “The Mortgage Loan Purchase Agreements—Representations and Warranties” and “—Cures, Repurchases and Substitutions” in this prospectus for a summary discussion of the loss of value payment.

Adverse Environmental Conditions at or Near Mortgaged Properties May Result in Losses

The issuing entity could become liable for a material adverse environmental condition at an underlying mortgaged property. Any such potential liability could reduce or delay payments on the offered certificates. Environmental reports were prepared for the mortgaged properties as described in “Description of the Mortgage Pool—Environmental Considerations”; however, it is possible that the environmental reports and/or supplemental “Phase II” sampling did not reveal all environmental liabilities, or that there are material environmental liabilities of which we are not aware. Also, the environmental condition of the mortgaged properties in the future could be affected by the activities of tenants and occupants or by third parties unrelated to the borrowers. For a more detailed description of environmental matters that may affect the mortgaged properties, see “—Environmental Liabilities Will Adversely Affect the Value and Operation of the Contaminated Property and May Deter a Lender from Foreclosing” below and “Certain Legal Aspects of the Mortgage Loans—Environmental Considerations”.

Environmental Liabilities Will Adversely Affect the Value and Operation of the Contaminated Property and May Deter a Lender from Foreclosing

There can be no assurance—

●	as to the degree of environmental testing conducted at any of the real properties securing the mortgage loans that back your offered certificates;

●	that the environmental testing conducted by or on behalf of the applicable originators or any other parties in connection with the origination of those mortgage loans or otherwise identified all adverse environmental conditions and risks at the related real properties;

●	that the results of the environmental testing were accurately evaluated in all cases;

●	that the related borrowers have implemented or will implement all operations and maintenance plans and other remedial actions recommended by any environmental consultant that may have conducted testing at the related real properties; or

●	that the recommended action will fully remediate or otherwise address all the identified adverse environmental conditions and risks.

Environmental site assessments vary considerably in their content, quality and cost. Even when adhering to good professional practices, environmental consultants will sometimes not detect significant environmental problems because to do an exhaustive environmental assessment would be far too costly and time-consuming to be practical.

In addition, the current environmental condition of a real property securing a mortgage loan underlying your offered certificates could be adversely affected by—

●	tenants at the property, such as gasoline stations or dry cleaners, or

●	conditions or operations in the vicinity of the property, such as leaking underground storage tanks at another property nearby.

Various United States federal, state, local and municipal environmental laws, ordinances and regulations may make a current or previous owner or operator of real property liable for the costs of removal or remediation of hazardous or toxic substances on, under or adjacent to the property. Those laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of the hazardous or toxic substances. For example, certain laws impose liability for release of asbestos-containing materials into the air or require the removal or containment of the materials. The owner’s liability for any required remediation generally is unlimited and could exceed the value of the property and/or the total assets of the owner. In addition, the presence of hazardous or toxic substances, or the failure to remediate the adverse environmental condition, may adversely affect the owner’s or operator’s ability to use the affected property. In some states, contamination of a property may give rise to a lien on the property to ensure payment of the costs of cleanup. In some states, this lien has priority over the lien of a pre-existing mortgage, deed of trust or other security instrument. In addition, third parties may seek recovery from owners or operators of real property for cleanup costs, property damage or personal injury associated with releases of or other exposure to hazardous substances, including asbestos and lead-based paint. Persons who arrange for the disposal or treatment of hazardous or toxic substances may be liable for the costs of removal or remediation of the substances at the disposal or treatment facility.

The federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, as well as other federal and state laws, provide that a secured lender, such as one of our trusts, may be liable as an “owner” or “operator” of the real property, regardless of whether the borrower or a previous owner caused the environmental damage, if—

●	agents or employees of the lender are deemed to have participated in the management of the borrower, or

●	the lender actually takes possession of a borrower’s property or control of its day-to-day operations, including through the appointment of a receiver or foreclosure.

Although recently enacted legislation clarifies the activities in which a lender may engage without becoming subject to liability under the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and similar federal laws, that legislation has no applicability to state environmental laws. Moreover, future laws, ordinances or regulations could impose material environmental liability.

Federal law requires owners of residential housing constructed prior to 1978—

●	to disclose to potential residents or purchasers information in their possession regarding the presence of known lead-based paint or lead-based paint-related hazards in such housing, and

●	to deliver to potential residents or purchasers a United States Environmental Protection Agency approved information pamphlet describing the potential hazards to pregnant women and young children, including that the ingestion of lead-based paint chips and/or the inhalation of dust particles from lead-based paint by children can cause permanent injury, even at low levels of exposure.

In addition, owners may be liable for injuries to their tenants resulting from exposure under various laws that impose affirmative obligations on property owners of residential housing containing lead-based paint.

The owner’s liability for any required remediation generally is not limited by law and could, accordingly, exceed the value of the property and/or the aggregate assets of the owner. The presence of, or strong potential for contamination by, hazardous substances consequently can have a materially adverse effect on the owner’s ability to refinance the property or to sell the property to a third party, the value of the property and a borrower’s ability to repay its mortgage loan.

Certain Types of Operations Involved in the Use and Storage of Hazardous Materials May Lead to an Increased Risk of Issuing Entity Liability

Portions of some of the mortgaged properties securing the mortgage loans may include tenants that operate as, were previously operated as, or are located near other properties currently or previously operated as, on-site dry-cleaners or gasoline stations. Both types of operations involve the use and storage of hazardous materials, leading to an increased risk of liability to the tenant, the landowner and, under certain circumstances, a lender (such as the issuing entity) under environmental laws. These operations incur ongoing costs to comply with environmental permit or license requirements and other environmental laws governing, among other things, containment systems and underground storage tank systems. Any liability to borrowers under environmental laws, especially in connection with releases into the environment of gasoline, dry-cleaning solvents or other hazardous substances from underground storage tank systems or otherwise, could also adversely impact the related borrower’s ability to repay the related mortgage loan.

Tax Matters and Changes in Tax Law May Adversely Impact the Mortgage Loans or Your Investment

General

If an entity intended to qualify as a REMIC fails to satisfy one or more of the REMIC provisions of the Code during any taxable year, the Code provides that such entity will not be treated as a REMIC for such year and any year thereafter. In such event, the issuing entity (or a portion thereof), including the Trust Subordinate Companion Loan REMICs, the Upper-Tier REMIC and the Lower-Tier REMIC, would likely be treated as one or more separate associations taxable as a corporation under Treasury regulations, and the offered certificates may be treated as stock interests in those associations and not as debt instruments. The Code authorizes the granting of relief from disqualification if failure to meet one or more of the requirements for REMIC status occurs inadvertently and steps are taken to correct the conditions that caused disqualification within a reasonable time after the discovery of the disqualifying event. The relief may be granted by either allowing continuation as a REMIC or by ignoring the cessation entirely. However, any such relief may be accompanied by sanctions, such as the imposition of a corporate tax on all or a portion of the REMIC’s income for the period of time during which the requirements for REMIC status are not satisfied. While the United States Department of the Treasury is authorized to issue regulations regarding the granting of relief from disqualification if the failure to meet one or more of the requirements of REMIC status occurs inadvertently and in good faith, no such regulations have been issued.

In addition, changes to REMIC restrictions on loan modifications may impact your investment in the offered certificates. See “—Changes to REMIC Restrictions on Loan Modifications May Impact an Investment in the Certificates” below.

Tax Considerations Relating to Foreclosure

If the issuing entity acquires a mortgaged property (or, in the case of an outside serviced mortgage loan, a beneficial interest in a mortgaged property) subsequent to a default on the related mortgage loan pursuant to a foreclosure or deed-in-lieu of foreclosure, the special servicer (or, in the case of an outside serviced mortgage loan, the related outside special servicer) would be required to retain an independent contractor to operate and manage such mortgaged property. Among other items, the independent contractor generally will not be able to perform construction work other than repair, maintenance or certain types of tenant build-outs, unless the construction was more than 10% completed when the mortgage loan defaulted or when the default of the mortgage loan became imminent. The issuing entity, however, may be unable to prevent the completion of any construction work in certain circumstances.  In any such case, depending on the facts and circumstances at the time of any default, the issuing entity may be required to dispose or otherwise recover on the related mortgage loan other than by immediately acquiring the mortgaged property. In addition, any (i) net income from the operation of the mortgaged properties (other than qualifying “rents from real property”), (ii) rental income based on the net profits of a tenant or sub-tenant or allocable to a service that is non-customary in the area and for the type of property involved and (iii) rental income attributable to personal property leased in connection with a lease of real property, if the rent attributable to the personal property exceeds 15% of the total rent for the taxable year, will subject the Lower-Tier REMIC or a Trust Subordinate Companion Loan REMIC, as applicable, to federal tax (and possibly state or local tax) on such income at the corporate tax rate. No determination has been made whether any portion of the income from the mortgaged properties constitutes “rent from real property”. Any such imposition of tax will reduce the net proceeds available for distribution to certificateholders. The special servicer (or, in the case of an outside serviced mortgage loan, the related outside special servicer) may permit the Lower-Tier REMIC or a Trust Subordinate Companion Loan REMIC, as applicable, to earn “net income from foreclosure property” that is subject to tax if it determines that the net after-tax benefit to certificateholders and any related companion loan holders, as a collective whole, could reasonably be expected to be greater than under another method of operating or leasing the mortgaged property. See “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Standards for Conduct Generally in Effecting Foreclosure or the Sale of Defaulted Loans”. In addition, if the issuing entity were to acquire one or more mortgaged properties (or, in the case of an outside serviced mortgage loan, a beneficial interest in a mortgaged property) pursuant to a foreclosure or deed-in-lieu of foreclosure, upon acquisition of those mortgaged properties (or, in the case of an outside serviced mortgage loan, a beneficial interest in a mortgaged property), the issuing entity may in certain jurisdictions, particularly in New York, be required to pay state or local transfer or excise taxes upon liquidation of such properties. Such state or local taxes may reduce net proceeds available for distribution to the certificateholders.

No Gross Up in Respect of the Certificates Held by Non-U.S. Persons

To the extent that any withholding tax is imposed on payments of interest or other payments on any certificates, as a result of any change in applicable law or otherwise, there will be no obligation to make any “gross-up” payments to certificateholders in respect of such taxes and such withholding tax would therefore result in a shortfall to affected certificateholders. See “Material Federal Income Tax Consequences—Taxation of Certain Foreign Investors” and “—FATCA”.

Certain Federal Tax Considerations Regarding Original Issue Discount

Certain classes of certificates may be issued with original issue discount for federal income tax purposes. Original issue discount is taxable when it accrues rather than when it is received, which generally will result in recognition of taxable income in advance of the receipt of cash attributable to that income. Accordingly, investors must have sufficient sources of cash to pay any federal, state or local income taxes with regard to the original issue discount. See “Material Federal Income Tax Consequences—Taxation of the Regular Interests—Original Issue Discount” in this prospectus.

State, Local and Other Tax Considerations

In addition to the federal income tax consequences described under the heading “Material Federal Income Tax Consequences”, potential purchasers should consider the state and local, and any other, tax consequences of the acquisition, ownership and disposition of the offered certificates. State, local and other tax laws may differ substantially from the corresponding federal tax law, and this prospectus does not purport to describe any aspects of the tax laws of the states or localities, or any other jurisdiction, in which the mortgaged properties are located or of any other applicable state or locality or other jurisdiction.

It is possible that one or more jurisdictions may attempt to tax nonresident holders of offered certificates solely by reason of the location in that jurisdiction of the depositor, the trustee, the certificate administrator, the sponsors, a related borrower or a mortgaged property or on some other basis, may require nonresident holders of certificates to file returns in such jurisdiction or may attempt to impose penalties for failure to file such returns; and it is possible that any such jurisdiction will ultimately succeed in collecting such taxes or penalties from nonresident holders of offered certificates. We cannot assure you that holders of offered certificates will not be subject to tax in any particular state, local or other taxing jurisdiction.

If any tax or penalty is successfully asserted by any state, local or other taxing jurisdiction, none of the sponsors, the related borrower, or the parties to the pooling and servicing agreement will be obligated to indemnify or otherwise to reimburse the holders of certificates for such tax or penalty.

You should consult with your own tax advisor with respect to the various state and local, and any other, tax consequences of an investment in the offered certificates.

Changes to REMIC Restrictions on Loan Modifications May Impact an Investment in the Certificates

Ordinarily, a grantor trust that modifies a mortgage loan jeopardizes its tax status as a grantor trust, and a REMIC that modifies a mortgage loan jeopardizes its tax status as a REMIC and risks having a 100% penalty tax being imposed on any income from the mortgage loan. A REMIC, and possibly a grantor trust, may avoid such consequences, however, if the default of such mortgage loan is “reasonably foreseeable” or other special circumstances apply.

The IRS has issued Revenue Procedure 2009-45 easing the tax requirements for a servicer to modify a commercial or multifamily mortgage loan held in a REMIC or a grantor trust by interpreting the circumstances when default is “reasonably foreseeable” to include those where the related servicer reasonably believes that there is a “significant risk of default” with respect to the mortgage loan upon maturity of the mortgage loan or at an earlier date, and that by making such modification the risk of default is substantially reduced. Accordingly, if the master servicer or the special servicer determined that a mortgage loan was at significant risk of default and permitted one or more modifications otherwise consistent with the terms of the pooling and servicing agreement, any such modification may impact the timing of payments and ultimate recovery on that mortgage loan, and likewise on one or more classes of certificates.

In addition, the IRS has issued final regulations under the REMIC provisions of the Code that allow a servicer to modify terms of REMIC-held mortgage loans that relate to changes in collateral, credit enhancement and recourse features, provided that after the modification the mortgage loan remains “principally secured by real property” (that is, as long as the loan continues to satisfy the “REMIC LTV Test”). In general, a mortgage loan meets the REMIC LTV Test if the loan-to-value ratio is no greater than 125%. One of the modifications covered by the final regulations is a release of a lien on one or more of the properties securing a REMIC-held mortgage loan. Following such a release, however, it may be difficult to demonstrate that a mortgage loan still meets the REMIC LTV Test. To provide relief for taxpayers, the IRS has issued Revenue Procedure 2010-30, which describes circumstances in which the IRS will not challenge whether a mortgage loan satisfies the REMIC LTV Test following a lien release. The lien releases covered by Revenue Procedure 2010-30 are “grandfathered transactions” and transactions in which the release is part of a “qualified paydown transaction.” If the value of the real property securing a mortgage loan were to decline, the need to comply with the rules of Revenue Procedure 2010-30 could restrict the special servicer’s actions in negotiating the terms of a workout or in allowing minor lien releases for cases in which a mortgage loan could fail the REMIC LTV Test following the release. This could impact the timing and ultimate recovery on a mortgage loan, and likewise on one or more classes of certificates. Further, if a mortgaged property becomes the subject of a partial condemnation and, after giving effect to the partial taking the mortgaged property has a loan-to-value ratio in excess of 125%, the related mortgage loan may be subject to being paid down by a “qualified amount” (within the meaning of Revenue Procedure 2010-30) notwithstanding the existence of a prepayment lockout period.

You should consider the possible impact on your investment of any existing REMIC or grantor trust restrictions as well as any potential changes to the tax rules governing REMICs or grantor trusts.

Sale-Leaseback Transactions Have Special Risks

Certain mortgaged properties were each the subject of a sale-leaseback transaction in connection with the acquisition of such property (or a portion of such property) by the related borrower or following such acquisition, including a portion of the 3 Columbus Circle mortgaged property (4.2%). Each of these mortgaged properties (or a portion thereof) are leased to a tenant, who is the former owner of the mortgaged property or portion thereof, pursuant to a lease. We cannot assure you that any of these tenants will not file for bankruptcy protection.

A bankruptcy with respect to a tenant in a sale-leaseback transaction could result in the related lease being recharacterized as a loan from the borrower to the tenant. If the lease were recharacterized as a loan, the lease would be a deemed loan and the tenant would gain a number of potential benefits in a bankruptcy case. The tenant could retain possession of the mortgaged property during the pendency of its bankruptcy case without having to comply with the ongoing post-petition rent requirements of section 365(d)(3) of the Bankruptcy Code, which requires a tenant to start paying rent within 60 days following the commencement of its bankruptcy case, while deciding whether to assume or reject a lease of nonresidential real property. The tenant desiring to remain in possession of the mortgaged property would not have to assume the lease within 210 days following the commencement of its bankruptcy case pursuant to section 365(d)(4) of the Bankruptcy Code or comply with the conditions precedent to assumption, including curing all defaults, compensating for damages and giving adequate assurance of future performance. To the extent the deemed loan is under-secured, the tenant would be able to limit the secured claim to the then-current value of the mortgaged property and treat the balance as a general unsecured claim. The tenant also might assert that the entire claim on the deemed loan is an unsecured claim. In Liona Corp., Inc. v. PCH Associates (In re PCH Associates), 949 F.2d 585 (2d Cir. 1991), the court considered the effect of recharacterizing a sale-leaseback transaction as a financing rather than a true lease. The court held that the landlord’s record title to the leased property should be treated as an equitable mortgage securing the deemed loan. Under the reasoning of that case, if a lease were recharacterized as a loan, the related borrower would have a claim against the tenant secured by an equitable mortgage. That secured claim has been collaterally assigned to the mortgagees. However, the legal authority considering the effects of such a recharacterization is limited, and we cannot assure you that a bankruptcy court would follow the reasoning of the PCH Associates case.

There is also a risk that a tenant that files for bankruptcy protection may reject the related lease. Pursuant to section 502(b)(6) of the Bankruptcy Code, a lessor’s damages for lease rejection are limited to the amount owed for the unpaid rent reserved under the lease for the periods prior to the bankruptcy petition (or earlier surrender of the leased premises) which are unrelated to the rejection, plus the greater of one year’s rent or 15% of the remaining rent reserved under the lease (but not to exceed three years’ rent).

It is likely that each lease constitutes an “unexpired lease” for purposes of the Bankruptcy Code. Federal bankruptcy law provides generally that rights and obligations under an unexpired lease of a debtor may not be terminated or modified at any time after the commencement of a case under the Bankruptcy Code solely on the basis of a provision in such contract to such effect or because of certain other similar events. This prohibition on so called “ipso facto clauses” could limit the ability of a borrower to exercise certain contractual remedies with respect to a lease. In addition, the Bankruptcy Code provides that a trustee in bankruptcy or debtor in possession may, subject to approval of the court, (a) assume an unexpired lease and (i) retain it or (ii) unless applicable law excuses a party other than the debtor from accepting performance from or rendering performance to an entity other than the debtor, assign it to a third party (notwithstanding any other restrictions or prohibitions on assignment) or (b) reject such contract. In a bankruptcy case of a tenant, if the lease were to be assumed, the trustee in bankruptcy on behalf of the tenant, or the tenant as debtor in possession, or the assignee, if applicable, must cure any defaults under the lease, compensate the related borrower for its losses and provide such borrower with “adequate assurance” of future performance. Such remedies may be insufficient, however, as the borrower may be forced to continue under the lease with a tenant that is a poor credit risk or an unfamiliar tenant if the lease was assigned (if applicable state law does not otherwise prevent such an assignment), and any assurances provided to the borrower may, in fact, be inadequate. If the lease is rejected, such rejection generally constitutes a breach of the lease immediately before the date of the filing of the petition. As a consequence, the borrower would have only an unsecured claim against the tenant for damages resulting from such breach, which could adversely affect the security for the certificates.

Furthermore, there is likely to be a period of time between the date upon which a tenant files a bankruptcy petition and the date upon which the lease is assumed or rejected. Although the tenant is obligated to make all lease payments within 60 days following the commencement of the bankruptcy case, there is a risk that such payments will not be made due to the tenant’s poor financial condition. If the lease is rejected, the lessor will be treated as an unsecured creditor with respect to its claim for damages for termination of the lease and the borrower must re-let the mortgaged property before the flow of lease payments will recommence. In addition, pursuant to section 502(b)(6) of the Bankruptcy Code, a lessor’s damages for lease rejection are limited to the amount owed for the unpaid rent reserved under the lease for the periods prior to the bankruptcy petition (or earlier surrender of the leased premises) which are unrelated to the rejection, plus the greater of one year’s rent or 15% of the remaining rent reserved under the lease (but not to exceed three years’ rent).

As discussed above, bankruptcy courts, in the exercise of their equitable powers, have the authority to recharacterize a lease as a financing. We cannot assure you such recharacterization would not occur with respect to the mortgage loans as to which the related mortgaged properties were the subject of sale-leaseback transactions.

The application of any of these doctrines to any one of the sale-leaseback transactions could result in substantial, direct and material impairment of the rights of the certificateholders.

Description of the Mortgage Pool

General

The issuing entity with respect to the Certificates will be Benchmark 2019-B12 Mortgage Trust (the “Issuing Entity”). The assets of the Issuing Entity will primarily consist of (i) a pool (the “Mortgage Pool”) of 47 fixed rate commercial mortgage loans (collectively (including, without limitation, any REO Mortgage Loan), the “Mortgage Loans”) with an aggregate principal balance as of the Cut-off Date after deducting payments of principal due on such respective dates, of approximately $1,181,871,508 (with respect to each Mortgage Loan, the “Cut-off Date Balance” and, in the aggregate, the “Initial Pool Balance”) and (ii) the Trust Subordinate Companion Loans (as defined below). The “Cut-off Date” with respect to each Mortgage Loan and Trust Subordinate Companion Loan is its respective due date in August 2019 (or, in the case of any Mortgage Loan or Trust Subordinate Companion Loan that has its first due date subsequent to August 2019, the date that would have been its due date in August 2019 under the terms of that Mortgage Loan or Trust Subordinate Companion Loan if a Monthly Payment were scheduled to be due in that month).

Each Mortgage Loan is (i) evidenced by one or more promissory notes or similar evidence of indebtedness (each, a “Mortgage Note”) and (ii) secured by (or, in the case of an indemnity deed of trust, backed by a guaranty that is secured by) a mortgage, deed of trust or other similar security instrument (a “Mortgage”) creating a first lien on a fee simple and/or leasehold interest in an office, retail, mixed-use, multifamily, hospitality, self storage, industrial or manufactured housing community property (each, a “Mortgaged Property”) (or, in certain cases, secured by multiple Mortgages encumbering a portfolio of Mortgaged Properties).

When information presented in this prospectus with respect to the Mortgaged Properties is expressed as a percentage of the Initial Pool Balance, if a Mortgage Loan is secured by more than one Mortgaged Property, the percentages are based on an allocated loan amount that has been assigned to each of the related Mortgaged Properties based upon one or more of the related appraised values, the relative underwritten net cash flow or prior allocations reflected in the related Mortgage Loan documents as set forth on Annex A.

The Mortgage Loans are generally non-recourse loans. In the event of a borrower default on a non-recourse Mortgage Loan, recourse may be had only against the specific Mortgaged Property(ies) and the other limited assets securing the Mortgage Loan, and not against the borrower’s other assets. The Mortgage Loans are not insured or guaranteed by the Sponsors, the Mortgage Loan Sellers or any other person or entity unrelated to the respective borrower.  You should consider all of the Mortgage Loans to be non-recourse loans as to which recourse in the case of default will be limited to the specific property and other assets, if any, pledged to secure the related Mortgage Loan.

Sixteen (16) of the Mortgage Loans (collectively, 61.5%) (each such Mortgage Loan, a “Split Mortgage Loan”), are each part of a split loan structure (a “Loan Combination”). A Loan Combination consists of the particular Split Mortgage Loan to be included in the Issuing Entity and one or more “companion loans” (each, a “Companion Loan”) that, except in the case of the Trust Subordinate Companion Loans, will be held outside the Issuing Entity. If a Companion Loan is pari passu in right of payment to the related Split Mortgage Loan, it may be referred to in this prospectus as a “Pari Passu Companion Loan” and the related Loan Combination may be referred to in this prospectus as a “Pari Passu Loan Combination”. If a Companion Loan is subordinate in right of payment to the related Split Mortgage Loan, it may be referred to in this prospectus as a “Subordinate Companion Loan” and the related Loan Combination may be referred to in this prospectus as an “AB Loan Combination”. If a Loan Combination includes both a Pari Passu Companion Loan and a Subordinate Companion Loan, then such Loan Combination may be referred to in this prospectus as a “Pari Passu-AB Loan Combination” and the discussions in this prospectus regarding both Pari Passu Loan Combinations and AB Loan Combinations will be applicable to such Loan Combination. The subject Split Mortgage Loan and its related Companion Loan(s) comprising any particular Loan Combination are: (i) each evidenced by one or more separate promissory notes; (ii) obligations of the same borrower(s); (iii) cross-defaulted; and (iv) collectively secured by the same mortgage(s) and/or deed(s) of trust encumbering the related Mortgaged Property or portfolio of Mortgaged Properties. Only each Split Mortgage Loan is included in the Issuing Entity. No Companion Loan is an asset of the Issuing Entity. See “—The Loan Combinations” below for more information regarding the identity of, and certain other information regarding, the Loan Combinations, as well as rights of the holders of the Companion Loans and the servicing and administration of the Loan Combinations that will not be serviced under the pooling and servicing agreement for this transaction. With respect to the Woodlands Mall Loan Combination, there is one Subordinate Companion Loan relating to the Woodlands Mall Mortgage Loan, the Subordinate Companion Loan identified as

Note B which will be included in the Issuing Entity (the “Woodlands Mall Trust Subordinate Companion Loan”) and will have a principal balance as of the Cut-off Date of $177,400,000. With respect to The Centre Loan Combination, there is one Subordinate Companion Loan relating to The Centre Mortgage Loan, the Subordinate Companion Loan identified as Note B which will be included in the Issuing Entity (“The Centre Trust Subordinate Companion Loan” and, together with the Woodlands Mall Trust Subordinate Companion Loan, the “Trust Subordinate Companion Loans”) and will have a principal balance as of the Cut-off Date of $70,000,000. Although the Trust Subordinate Companion Loans will be assets of the Issuing Entity, amounts distributable in respect of the Woodlands Mall Trust Subordinate Companion Loan pursuant to the related Co-Lender Agreement will be payable only to the Woodlands Mall Loan-Specific Certificates and amounts distributable in respect of The Centre Trust Subordinate Companion Loan pursuant to the related Co-Lender Agreement will be payable only to the Centre Loan-Specific Certificates. The Trust Subordinate Companion Loans are the only Companion Loans held by the Issuing Entity.

The Mortgage Loans were originated or acquired by the mortgage loan sellers (or will be acquired, on or prior to the Closing Date, by the mortgage loan sellers) set forth in the following chart (collectively, the “Mortgage Loan Sellers”), and such entities will sell their respective Mortgage Loans to the Depositor, which will in turn transfer the Mortgage Loans to the Issuing Entity:

Mortgage Loan Sellers

Mortgage Loan Seller	Number of Mortgage Loans	Aggregate Cut-off Date Balance of Mortgage Loans	Approx. % of Initial Pool Balance
Citi Real Estate Funding Inc. (“CREFI”)	13 (the “CREFI Mortgage Loans”)	$288,181,792	24.4%
German American Capital Corporation (“GACC”)	17 (the “GACC Mortgage Loans”)	469,366,810	39.7
JPMorgan Chase Bank, National Association (“JPMCB”)	17 (the “JPMCB Mortgage Loans”)	424,322,905	35.9
Total	47	$1,181,871,508	100.0%

The Sponsors originated (or co-originated) the Mortgage Loans or acquired (or, on or prior to the Closing Date, will acquire) the Mortgage Loans, directly or indirectly, from the originators as set forth in the following chart:

Originators

Originator	Sponsor	Number of Mortgage Loans	Aggregate Principal Balance of Mortgage Loans	Approx. % of Initial Pool Balance
Citi Real Estate Funding Inc.	Citi Real Estate Funding Inc.	13	$288,181,792	24.4%
Deutsche Bank AG, New York Branch	German American Capital Corporation(1)	17(2)	469,366,810	39.7
JPMorgan Chase Bank, National Association	JPMorgan Chase Bank, National Association	16(3)(4)	374,322,905	31.7
Natixis Real Estate Capital LLC	JPMorgan Chase Bank, National Association(5)	1	50,000,000	4.2
	Total	47	$1,181,871,508	100.0%

(1)	German American Capital Corporation has acquired or will acquire the Mortgage Loans that were originated, co-originated or acquired by its affiliate, Deutsche Bank AG, New York Branch, on or prior to the closing date.

(2)	Includes (A) the 30 Hudson Yards Mortgage Loan (7.9%), which is part of a Loan Combination that was co-originated by Deutsche Bank AG, New York Branch, Wells Fargo Bank, National Association and Goldman Sachs Bank USA, and is evidenced by the promissory notes designated as note A-1-C4, note A-1-C5 and note A-1-C10, with an outstanding aggregate principal balance of $93,200,000 as of the Cut-off Date and (B) the CIRE Equity Retail & Industrial Portfolio Mortgage Loan (4.2%), which is part of a Loan Combination that was co-originated by Deutsche Bank AG, New York Branch and UBS AG, by and through its branch office at 1285 Avenue of the Americas, New York, New York, and is evidenced by the promissory notes designated as note A-1 and note A-2-1, with an outstanding aggregate principal balance of $50,000,000 as of the Cut-off Date.

(3)	Includes the SWVP Portfolio Mortgage Loan (1.3%), which is part of a Loan Combination that was co-originated by JPMorgan Chase Bank, National Association and Société Générale Financial Corporation, and is evidenced by the promissory note designated as note A-10 with a Cut-off Date Balance of $15,000,000.

(4)	Includes the Grand Canal Shoppes Mortgage Loan (4.2%), which is part of a loan combination that was co-originated by JPMorgan Chase Bank, National Association, Morgan Stanley Bank, N.A., Wells Fargo Bank, N.A., and Goldman Sachs Bank USA, and is evidenced by the promissory note designated as note A-3-1, with an outstanding principal balance of $50,000,000 as of the Cut-off Date.

(5)	The 10000 Santa Monica Boulevard mortgage loan (4.2%), which is part of a Loan Combination that was originated by Natixis Real Estate Capital LLC, which sold three notes, notes A-3, A-4 and A-6, to JPMorgan Chase Bank, National Association. The Mortgage Loan is evidenced by all of the foregoing notes, with an aggregate outstanding principal balance of $50,000,000 as of the Cut-off Date.

CREFI, Deutsche Bank AG, New York Branch, JPMCB and Natixis Real Estate Capital LLC are referred to in this prospectus as the originators.

GACC has acquired or will acquire the GACC Mortgage Loans that were originated by Deutsche Bank AG, New York Branch, on or prior to the Closing Date.

CREFI originated The Centre Loan Combination and will sell the related Trust Subordinate Companion Loan to the Depositor, which will in turn sell such Trust Subordinate Companion Loan to the Issuing Entity. Deutsche Bank AG, New York Branch originated the Woodlands Mall Loan Combination and GACC has acquired or will acquire the related Trust Subordinate Companion Loan and will sell such Trust Subordinate Companion Loan to the Depositor, which will in turn sell such Trust Subordinate Companion Loan to the Issuing Entity.

Citigroup Commercial Mortgage Securities Inc. (the “Depositor”) will acquire the Mortgage Loans from each of CREFI, GACC and JPMCB (collectively, the “Sponsors”) on or about August 8, 2019 (the “Closing Date”) pursuant to a separate Mortgage Loan Purchase Agreement (as defined under “The Mortgage Loan Purchase Agreements” below) between the Depositor and each such Mortgage Loan Seller. The Depositor will cause the Mortgage Loans in the Mortgage Pool to be assigned to the Trustee pursuant to the Pooling and Servicing Agreement (as defined under “The Pooling and Servicing Agreement” below).

Certain Calculations and Definitions

This prospectus sets forth certain information with respect to the Mortgage Loans and the Mortgaged Properties. The sum in any column of the tables presented on Annex A, Annex B and Annex C to this prospectus may not equal the indicated total due to rounding. The information on Annex A, Annex B and Annex C to this prospectus with respect to the Mortgage Loans (or any Loan Combination, if applicable) and the Mortgaged Properties is based upon the Mortgage Pool as it is expected to be constituted as of the close of business on the Closing Date, assuming that (i) all scheduled principal and interest payments due on or before the Cut-off Date will be made, (ii) there will be no principal prepayments on or before the Closing Date, and (iii) each Mortgage Loan with an Anticipated Repayment Date pays in full on its related Anticipated Repayment Date. When information presented in this prospectus with respect to the Mortgaged Properties is expressed as a percentage of the Initial Pool Balance, the percentages are, in the case of multiple Mortgaged Properties securing the same Mortgage Loan, based on an allocated loan amount that has been assigned to the related Mortgaged Properties based upon one or more of the related appraised values, the relative underwritten net cash flow or prior allocations reflected in the related Mortgage Loan documents as set forth on Annex A to this prospectus. The statistics on Annex A, Annex B and Annex C to this prospectus were primarily derived from information provided to the Depositor by each Sponsor, which information may have been obtained from the borrowers.

With respect to any Split Mortgage Loan, all debt service coverage ratio, debt yield and loan-to-value ratio information presented in this prospectus is calculated and presented in a manner that reflects the aggregate indebtedness evidenced by the subject Split Mortgage Loan and any related Pari Passu Companion Loan, but without regard to any related Subordinate Companion Loan.

Although the Trust Subordinate Companion Loans are assets of the Issuing Entity, unless otherwise indicated, for the purpose of numerical and statistical information contained in this prospectus, the Trust Subordinate Companion Loans are not reflected in this prospectus and the term “Mortgage Loan” and “Mortgage Pool” in that context does not include either Trust Subordinate Companion Loan unless otherwise indicated. Each Trust Subordinate Companion Loan supports only the related Loan-Specific Certificates. Information in the tables in this prospectus excludes the Trust Subordinate Companion Loans unless otherwise stated.

From time to time, a particular Mortgaged Property or portfolio of Mortgaged Properties may be identified in this prospectus by name (for example, the 30 Hudson Yards Mortgaged Property); when that occurs, we are referring to the Mortgaged Property or portfolio of Mortgaged Properties identified by that name on Annex A to this prospectus. From time to time, a particular Mortgage Loan or Loan Combination may be identified in this prospectus by name (for example, the 30 Hudson Yards Mortgage Loan or the 30 Hudson Yards Loan Combination); when that occurs, we are referring to the Mortgage Loan or Loan Combination, as the case may be, secured by the Mortgaged Property or portfolio of Mortgaged Properties identified by that name on Annex A to this prospectus. From time to time, a particular Companion Loan may be identified by name (for example, a 30 Hudson Yards Companion Loan); when that occurs, we are referring to the (or, if applicable, an individual) Companion Loan secured by the Mortgaged Property or portfolio of Mortgaged Properties identified by that name on Annex A to this prospectus. With respect to any Split Mortgage Loan, when the name of a related Mortgaged Property or portfolio of Mortgaged Properties identified on Annex A to this prospectus (for example, 30 Hudson Yards) is combined with any Loan Combination-related defined term (for example, 30 Hudson Yards Companion Loan Holder), reference is being made to such combined term (for example, “30 Hudson Yards Companion Loan Holder”) as it relates to that particular Split Mortgage Loan or the related Loan Combination as if it were so defined in this prospectus.

Unless otherwise specified or otherwise indicated by the context, any parenthetical with a percentage next to the name of a Mortgaged Property (or the name of a portfolio of Mortgaged Properties) indicates the approximate percentage (or approximate aggregate percentage) that the outstanding principal balance of the related Mortgage Loan (or, if applicable, the allocated loan amount with respect to such Mortgaged Property) represents of the Initial Pool Balance (the foregoing will also apply to the identification of multiple Mortgaged Properties by name or as a group), and any parenthetical with a percentage next to the name of a Mortgage Loan or a group of Mortgage Loans indicates the approximate percentage (or approximate aggregate percentage) that the outstanding principal balance of such Mortgage Loan or the aggregate outstanding principal balance of such group of Mortgage Loans, as applicable, represents of the Initial Pool Balance (the foregoing will also apply to the identification of multiple Mortgage Loans by name or as a group).

With respect to each Mortgaged Property, the appraisal of such Mortgaged Property, the Phase I environmental report, any Phase II environmental report and any seismic or property condition report obtained in connection with origination (each, a “Third Party Report”) were prepared prior to the date of this prospectus. The information included in the Third Party Reports may not reflect the current economic, competitive, market and other conditions with respect to the Mortgaged Properties. The Third Party Reports may be based on assumptions regarding market conditions and other matters as reflected in those Third Party Reports. The opinions of value rendered by the appraisers in the appraisals are subject to the assumptions and conditions set forth in those appraisals.

“ADR” means, for any hospitality property, average daily rate.

“Allocated Cut-off Date Loan Amount” means, in the case of Mortgage Loans secured by multiple Mortgaged Properties, the allocated Cut-off Date Balance for each Mortgaged Property based on an allocated loan amount that has been assigned to the related Mortgaged Properties based upon the related Mortgage Loan documents or one or more of the related appraised values, the relative underwritten net cash flow or prior allocations reflected in the related Mortgage Loan documents; provided that with respect to any Loan Combination secured by a portfolio of Mortgaged Properties, the Allocated Cut-off Date Loan Amount represents only the pro rata portion of the related Mortgage Loan principal balance amount relative to the related Loan Combination principal balance. Information presented in this prospectus (including Annex A and Annex B) with respect to the Mortgaged Properties expressed as a percentage of the Initial Pool Balance reflects the Allocated Cut-off Date Loan Amount allocated to such Mortgaged Property as of the Cut-off Date.

“Annual Debt Service” means, for any Mortgage Loan or Companion Loan, the current annualized debt service payable on such Mortgage Loan or Companion Loan as of August 2019 (or, in the case of any Mortgage Loan or Companion Loan that has its first Due Date subsequent to August 2019, the anticipated annualized debt service payable on such Mortgage Loan or Companion Loan as of August 2019); provided that with respect to each Mortgage Loan with a partial interest-only period, the Annual Debt Service is calculated based on the debt service due under such Mortgage Loan during the amortization period.

“Appraised Value” means, for each of the Mortgaged Properties and any date of determination, the most current appraised value of such Mortgaged Property as determined by an appraisal of the Mortgaged Property and (except in the case of the Hampton Inn Denver Airport Mortgaged Property) in accordance with MAI standards, as set forth under “Appraised Value” on Annex A to this prospectus. With respect to each Mortgaged Property, the Appraised Value set forth in this prospectus and on Annex A or Annex B to this prospectus is an “as-is” appraised value (which may contain certain assumptions, including extraordinary assumptions), unless otherwise specified below, and is in each case as determined by an appraisal made not more than 7 months prior to the origination date of the related Mortgage Loan, as described under “Appraisal Date” on Annex A to this prospectus. For the Appraised Values on a property-by-property basis, see Annex A to this prospectus and the related footnotes.

In the following cases, the Appraised Value set forth in this prospectus and on Annex A or Annex B to this prospectus is not the “as-is” appraised value, but is instead calculated based on the condition(s) set forth below, or reflects the “as-is” appraised value for the entire portfolio of Mortgaged Properties (which represents more than the sum of the “as-is” appraised value of the individual Mortgaged Properties):

●	In the case of the CIRE Equity Retail & Industrial Portfolio Loan (4.2%), the Appraised Value reflects the “as-is” appraised value on a portfolio basis of $198,100,000. On a stand-alone basis, the 11 CIRE Equity Retail & Industrial Portfolio Mortgaged Properties have an aggregate “as-is” appraised value of $188,710,000.

●	In the case of the Waterfront Plaza Mortgage Loan (4.2%), the Appraised Value reflects the “as stabilized” Appraised Value of $170,000,000, which assumes that the Mortgage Property will have a stabilized occupancy of 95% and absorption of tenant improvements and rent abatement as well as capital expenditures for elevator modernization in years 2019 and 2020. The borrower deposited upfront reserves of approximately $4,447,079 for existing tenant improvements and leasing commissions, $1,418,088 for free/gap rent and $2,300,000 for future approved capital expenditures associated with elevator work. The “as-is” appraised value of the Mortgage Property (without taking into account such assumptions) as of January 31, 2019, is $157,000,000.

●	In the case of the 2 MacArthur Mortgage Loan (2.9%), the Appraised Value reflects the “as stabilized” value of $85,000,000 as of May 7, 2020, which assumes the contractual tenant improvement and leasing commission obligations have been fulfilled and there is no outstanding free rent. At origination, the borrower reserved $528,032 into a tenant improvements and leasing commissions reserve and $2,497,221 into a rent replacement reserve. The “as-is” appraised value of the Mortgaged Property (without taking into account such assumptions) as of May 7, 2019, is $82,500,000.

●	In the case of the SWVP Portfolio Mortgage Loan (1.3%), the Appraised Value reflects the “As Portfolio” appraised value of $335,600,000 as of October 16, 2018, which assumes the bulk sale value of the Mortgaged Properties in one transaction to one purchaser and the escrowing of funds required for the capital deduction from the appraisal. The “as-is” appraised value of the Mortgaged Properties (without taking into account such assumption) as of October 2018 is $316,600,000.

●	In the case of the Hampton Inn Denver Airport Mortgage Loan (1.2%), the Appraised Value reflects the “Hypothetical Market Value As If PIP Funded” value of $20,128,000 for the Mortgaged Property, effective May 16, 2019, which assumes the PIP has been completed as of the date of inspection. The “as-is” appraised value of the Mortgaged Properties (without taking into account such assumption) as of May 16, 2019 is $19,000,000.

●	In the case of the Calexico Industrial Mortgage Loan (1.2%), the Appraised Value reflects the “as complete” value of $19,400,000 as of May 1, 2020, which assumes that the proposed roof repairs are completed in a quality manner. The “as-is” appraised value of the Mortgaged Property (without taking into account such assumption) as of April 23, 2019 is $18,900,000.

●	In the case of the Greenleaf at Howell Mortgage Loan (0.8%), the Appraised Value reflects the “Hypothetical As Stabilized” value of $66,900,000 for the Mortgaged Property, effective February 8, 2019, which assumes build-out costs, tenant improvements, leasing commissions and rent abatements for Climbzone and Starbucks are funded. The “as-is” appraised value of the Mortgaged Properties (without taking into account such assumption) as of February 8, 2019 is $63,600,000.

“ARD” means, with respect to any Mortgage Loan or Companion Loan, any related Anticipated Repayment Date.

“Balloon Balance” means, with respect to any Mortgage Loan or Companion Loan, the principal balance scheduled to be due on such Mortgage Loan or Companion Loan at maturity or any related Anticipated

Repayment Date assuming that all monthly debt service payments are timely received and there are no prepayments or defaults.

“Crossed Group” means each group of Mortgage Loans in the Mortgage Pool that are cross-collateralized and cross-defaulted with each other (either individually or as part of a Pari Passu Loan Combination), if any. Each Crossed Group, if any, is identified by a separate letter on Annex A to this prospectus.

“Cut-off Date LTV Ratio” or “Cut-off Date Loan-to-Value Ratio” generally means, with respect to any Mortgage Loan, the ratio, expressed as a percentage of (1) the Cut-off Date Balance of that Mortgage Loan set forth on Annex A to this prospectus divided by (2) the Appraised Value of the related Mortgaged Property or portfolio of Mortgaged Properties set forth on Annex A to this prospectus, except as set forth below:

●	with respect to any Split Mortgage Loan with a Pari Passu Companion Loan, the calculation of the Cut-off Date LTV Ratio is based on the aggregate principal balance of such Split Mortgage Loan and the related Pari Passu Companion Loan(s);

●	with respect to any Split Mortgage Loan with a Subordinate Companion Loan, the calculation of the Cut-off Date LTV Ratio does not include the principal balance of the related Subordinate Companion Loan(s), unless otherwise indicated; and with respect to each Mortgage Loan secured by the Mortgaged Properties or portfolio of Mortgaged Properties identified in the table below, the Cut-off Date LTV Ratio was calculated using the related Appraised Value set forth on Annex A to this prospectus, which is subject to certain adjustments and/or assumptions as described under the definition of “Appraised Value” above:

Mortgaged Property Name	Approx. % of Initial Pool Balance	Cut-off Date LTV Ratio (Appraised Value)	Appraised Value	Cut-off Date LTV Ratio (Unadjusted “as-is” appraised value)(1)	Unadjusted “as-is” appraised value(1)
CIRE Equity Retail & Industrial Portfolio	4.2%	64.9%	$198,100,000	68.1%	$188,710,000
Waterfront Plaza	4.2%	73.3%	$170,000,000	79.1%	$157,500,000
2 MacArthur	2.9%	40.0%	$85,000,000	41.2%	$82,500,000
SWVP Portfolio	1.3%	59.6%	$335,600,000	63.2%	$316,600,000
Calexico Industrial	1.2%	71.3%	$19,400,000	73.2%	$18,900,000
Hampton Inn Denver Airport	1.2%	67.6%	$20,128,000	71.6%	$19,000,000
Greenleaf at Howell	0.8%	69.5%	$66,900,000	73.1%	$63,600,000

(1)	Reflects the Appraised Value set forth on Annex A to this prospectus, discounting the adjustments and/or assumptions with respect to such Mortgage Loans set forth in the definition of “Appraised Value” above.

“Debt Yield on Underwritten Net Cash Flow” or “Debt Yield on Underwritten NCF” means, with respect to any Mortgage Loan, the related Underwritten Net Cash Flow divided by the Cut-off Date Balance of that Mortgage Loan, except as set forth below:

●	with respect to any Split Mortgage Loan with a Pari Passu Companion Loan, the calculation of the Debt Yield on Underwritten Net Cash Flow is based on the aggregate principal balance of such Split Mortgage Loan and the related Pari Passu Companion Loan(s);

●	with respect to any Split Mortgage Loan with a Subordinate Companion Loan, the calculation of the Debt Yield on Underwritten Net Cash Flow does not include the principal balance of the related Subordinate Companion Loan(s); and

●	with respect to each Mortgage Loan secured by the Mortgaged Properties or portfolio of Mortgaged Properties identified in the table below, the Debt Yield on Underwritten Net Cash Flow was calculated based on the related Underwritten Net Cash Flow divided by the related Cut-off Date Balance less a related earnout or holdback reserve:

Mortgaged Property Name	Approx. % of Initial Pool Balance	Unadjusted Debt Yield on Underwritten NCF	Earnout or Holdback Amount	Debt Yield on Underwritten NCF
Marriott Morgantown Waterfront	1.9%	10.2%	$250,000	10.3%

“Debt Yield on Underwritten Net Operating Income” or “Debt Yield on Underwritten NOI” means, with respect to any Mortgage Loan, the related Underwritten Net Operating Income divided by the Cut-off Date Balance of that Mortgage Loan, except as set forth below:

●	with respect to any Split Mortgage Loan with a Pari Passu Companion Loan, the calculation of the Debt Yield on Underwritten Net Operating Income is based on the aggregate principal balance of such Split Mortgage Loan and the related Pari Passu Companion Loan(s);

●	with respect to any Split Mortgage Loan with a Subordinate Companion Loan, the calculation of the Debt Yield on Underwritten Net Operating Income does not include the principal balance of the related Subordinate Companion Loan(s); and

●	with respect to each Mortgage Loan secured by the Mortgaged Properties or portfolio of Mortgaged Properties identified in the table below, the Debt Yield on Underwritten Net Operating Income was calculated based on the related Underwritten Net Operating Income divided by the related Cut-off Date Balance less a related earnout or holdback reserve:

Mortgaged Property Name	Approx. % of Initial Pool Balance	Unadjusted Debt Yield on Underwritten NOI	Earnout or Holdback Amount	Debt Yield on Underwritten NOI
Marriott Morgantown Waterfront	1.9%	13.5%	$250,000	13.7%

“DSCR,” “Debt Service Coverage Ratio,” “Cut-off Date DSCR”, “Underwritten NCF DSCR” or “UW NCF DSCR” generally means, for any Mortgage Loan, the ratio of Underwritten Net Cash Flow produced by the related Mortgaged Property or Mortgaged Properties to the aggregate amount of the Annual Debt Service, except as set forth below:

●	with respect to any Split Mortgage Loan with a Pari Passu Companion Loan, the calculation of the DSCR is based on the Annual Debt Service that is due in connection with such Split Mortgage Loan and the related Pari Passu Companion Loan(s); and

●	with respect to any Split Mortgage Loan with a Subordinate Companion Loan, the calculation of DSCR does not include the monthly debt service that is due in connection with the Subordinate Companion Loan(s), unless expressly stated otherwise.

“Hard Lockbox” means an account into which either (i) the related borrower is required to direct the tenants to pay rents directly to a lockbox account controlled by the lender, or (ii) in the case of hospitality, mixed use, multifamily and manufactured housing community properties, all credit card receivables, cash, checks and “over the counter” receipts are required to be deposited into a lockbox account controlled by the lender either directly (in the case of credit card receivables for certain properties) or by an unaffiliated property manager; provided, that in the case of certain flagged hospitality properties, such unaffiliated property manager may instead be required to deposit only the portion of such revenue that is payable to the borrower, which may be net of hotel reserves, management fees and operating expenses that are payable to the property manager.

“In-Place Cash Management” means, for funds directed into a lockbox, such funds are generally not made immediately available to the related borrower, but instead are forwarded to a cash management account controlled by the lender and the funds are disbursed according to the related Mortgage Loan documents with any excess remitted to the related borrower or master tenant (unless an event of default or one or more specified trigger events under the related Mortgage Loan documents have occurred and are outstanding) generally on a daily basis.

“Largest Tenant” means, with respect to any Mortgaged Property, the tenant occupying the largest amount of net rentable square footage.

“Largest Tenant Lease Expiration” means the date at which the applicable Largest Tenant’s lease is scheduled to expire.

“Loan Per Unit” means the principal balance per unit of measure as of the Cut-off Date.

“Maturity Date/ARD LTV Ratio”, “Maturity Date/ARD Loan-to-Value Ratio” or “LTV Ratio at Maturity/ARD” means, with respect to any Mortgage Loan, the ratio, expressed as a percentage of (1) the Balloon Balance of a Mortgage Loan as adjusted to give effect to the amortization of the applicable Mortgage Loan as of its maturity date, assuming no prepayments or defaults, divided by (2) the Appraised Value of the related Mortgaged Property or portfolio of Mortgaged Properties shown on Annex A to this prospectus, except as set forth below:

●	with respect to any Split Mortgage Loan with a Pari Passu Companion Loan, the calculation of the Maturity Date/ARD LTV Ratio is based on the aggregate Balloon Balance of such Split Mortgage Loan and the related Pari Passu Companion Loan(s);

●	with respect to any Split Mortgage Loan with a Subordinate Companion Loan, the calculation of the Maturity Date/ARD LTV Ratio does not include the principal balance of the related Subordinate Companion Loan(s), unless otherwise indicated; and

●	with respect to each Mortgage Loan secured by the Mortgaged Properties or portfolio of Mortgaged Properties identified in the table below, the Maturity Date/ARD LTV Ratio was calculated using the related Appraised Value set forth on Annex A to this prospectus; which is subject to certain adjustments and/or assumptions as described under the definition of “Appraised Value” above:

Mortgaged Property Name	Approx. % of Initial Pool Balance	Maturity Date/ARD LTV Ratio (Appraised Value)	Appraised Value	Maturity Date/ARD LTV Ratio (Unadjusted “as-is” appraised value)(1)	Unadjusted “as-is” appraised value(1)
CIRE Equity Retail & Industrial Portfolio	4.2%	64.9%	$198,100,000	68.1%	$188,710,000
Waterfront Plaza	4.2%	53.8%	$170,000,000	58.1%	$157,500,000
2 MacArthur	2.9%	40.0%	$85,000,000	41.2%	$82,500,000
SWVP Portfolio	1.3%	59.6%	$335,600,000	63.2%	$316,600,000
Calexico Industrial	1.2%	57.3%	$19,400,000	58.8%	$18,900,000
Hampton Inn Denver Airport	1.2%	61.9%	$20,128,000	65.6%	$19,000,000
Greenleaf at Howell	0.8%	60.3%	$66,900,000	63.4%	$63,600,000

(1)	Reflects the Appraised Value set forth on Annex A to this prospectus, discounting the adjustments and/or assumptions with respect to such Mortgage Loans set forth in the definition of “Appraised Value” above.

We cannot assure you that the value of any particular Mortgaged Property will not have declined from the Appraised Value shown on Annex A to this prospectus. No representation is made that any Appraised Value presented in this prospectus would approximate either the value that would be determined in a current appraisal of the Mortgaged Property or the amount that would be realized upon a sale of the Mortgaged Property.

“Most Recent NOI” and “Trailing 12 NOI” (which is for the period ending as of the date specified on Annex A to this prospectus) is the net operating income for a Mortgaged Property as established by information provided by the borrowers, except that in certain cases such net operating income has been adjusted by removing certain non-recurring expenses and revenue or by certain other normalizations. Most Recent NOI and Trailing 12 NOI do not necessarily reflect accrual of certain costs such as taxes and capital expenditures and do not reflect non-cash items such a depreciation or amortization. In some cases, capital expenditures may have been treated by a borrower as an expense or expenses treated as capital expenditures. Most Recent NOI and Trailing 12 NOI were not necessarily determined in accordance with generally accepted accounting principles. Moreover, Most Recent NOI and Trailing 12 NOI are not a substitute for net income determined in accordance with generally accepted accounting principles as a measure of the results of a property’s operations or a substitute for cash flows from operating activities determined in accordance with generally accepted accounting principles as a measure of liquidity and in certain cases may reflect partial year annualizations.

“Occupancy” means, unless the context clearly indicates otherwise, (i) in the case of multifamily rental, manufactured housing community and mixed use (to the extent the related Mortgaged Property includes multifamily or manufactured housing community space) properties, the percentage of rental Units, Pads or Beds, as applicable, that are rented as of the Occupancy Date; (ii) in the case of office, retail, mixed use (to the extent the related Mortgaged Property includes office, retail, industrial or storage space), industrial and self storage properties, the percentage of the net rentable square footage rented as of the Occupancy Date (subject to, in the case of certain Mortgage Loans, one or more of the additional leasing assumptions); and (iii) in the case of hospitality properties, the percentage of available Rooms occupied for the trailing 12-month period ending on the Occupancy Date. In some cases, occupancy was calculated based on assumptions regarding occupancy, such as the assumption that a certain tenant at the Mortgaged Property that has executed a lease, but has not yet taken occupancy and/or has not yet commenced paying rent, will take occupancy on a future date generally expected to occur within twelve months of the Cut-off Date; assumptions regarding the renewal of particular leases and/or the re-leasing of certain space at the related Mortgaged Property; in some cases, assumptions regarding leases under negotiation being executed; in some cases, assumptions regarding tenants taking additional space in the future if currently committed to do so or, in some cases, the exclusion of dark tenants, tenants with material aged receivables, tenants that may have already given notice to vacate their space, bankrupt tenants that have not yet affirmed their lease and certain additional leasing assumptions. See the footnotes to Annex A to this prospectus for additional occupancy assumptions. We cannot assure you that the assumptions made with respect to any Mortgaged Property will, in fact, be consistent with that Mortgaged Property’s actual occupancy. See “—Tenant Issues” below.

“Occupancy Date” means the date of determination of the Occupancy of a Mortgaged Property.

“Original Balance” means the principal balance of the Mortgage Loan as of the date of origination.

“Prepayment Penalty Description” or “Prepayment Provision” means the number of payments from the first due date through and including the maturity date or Anticipated Repayment Date, as applicable, for which a Mortgage Loan is, as applicable, (i) locked out from prepayment, (ii) provides for payment of a prepayment premium or yield maintenance charge in connection with a prepayment, (iii) permits defeasance and/or (iv) permits prepayment without a payment of a prepayment premium or a yield maintenance charge.

“Related Group” identifies each group of Mortgage Loans in the Mortgage Pool with borrower sponsors affiliated with other borrower sponsors in the Mortgage Pool. Each Related Group is identified by a separate number on Annex A to this prospectus.

“RevPAR” means, with respect to any hospitality property, revenues per available room.

“Soft Lockbox” means an account into which either (i) the related borrower is required to deposit, or cause the property manager to deposit, all rents collected into a lockbox account (rather than tenants directly depositing such amounts), or (ii) in the case of hospitality, mixed use, multifamily and manufactured housing community properties, all credit card receivables, cash, checks and “over the counter” receipts are deposited into a lockbox account by the borrower or an affiliated property manager (rather than credit card companies directly depositing credit card receivables); provided, that in the case of certain flagged hospitality properties, such affiliated property manager may instead be required to deposit only the portion of such revenue that is payable to the borrower, which may be net of hotel reserves, management fees and operating expenses that are payable to the property manager.

“Soft Springing Lockbox” means an account initially established as a Soft Lockbox; provided, that upon the occurrence of an event of default or one or more specified trigger events under the related Mortgage Loan documents, the lockbox account converts to a Hard Lockbox.

“Springing Cash Management” means, until the occurrence of an event of default or one or more specified trigger events under the Mortgage Loan documents, revenue from the lockbox account is forwarded to an account controlled by the related borrower (or master tenant) or is otherwise made available to the related borrower (or master tenant). Upon the occurrence of an event of default or such a trigger event, the Mortgage Loan documents require the related revenue to be forwarded to a cash management account controlled by the lender and the funds are disbursed according to the related Mortgage Loan documents.

“Springing Lockbox” means a lockbox that is not currently in place, but the related Mortgage Loan documents require the imposition of a lockbox account upon the occurrence of an event of default or one or more specified trigger events under the related Mortgage Loan documents.

“Underwritten Expenses” with respect to any Mortgage Loan or Mortgaged Property, means an estimate of operating expenses, as determined by the related Sponsor and generally derived from historical expenses at the Mortgaged Property, the borrower’s budget or appraiser’s estimate, in some cases adjusted for significant occupancy increases and a market-rate management fee. We cannot assure you that the assumptions made with respect to any Mortgaged Property will, in fact, be consistent with that Mortgaged Property’s actual performance.

“Underwritten Net Cash Flow,” “Net Cash Flow” or “Underwritten NCF” with respect to any Mortgage Loan or Mortgaged Property, means cash flow available for debt service, generally equal to the Underwritten NOI decreased by an amount that the related Sponsor has determined for tenant improvements and leasing commissions and/or replacement reserves for capital items. Underwritten NCF does not reflect debt service or non-cash items such as depreciation or amortization. In the case of the Osborn Triangle Mortgage Loan (4.2%), the 3 Columbus Circle Mortgage Loan (4.2%), and the Mercy Medical Office Building Mortgage Loan (1.3%), in the case of certain investment grade-rated or institutional tenants at the related Mortgaged Property, Underwritten NCF is based on the “straight line” rent of those tenants generally over the lesser of the term of the related lease (which, in certain cases, may be calculated through the date of an early termination option) and the term of the related Mortgage Loan. Underwritten NCF for other Mortgage Loans may also include straight line rent for certain tenants. No representation is made as to the future cash flows of the Mortgaged Properties, nor is the Underwritten Net Cash Flow set forth in this prospectus intended to represent such future cash flows.

The Underwritten Net Cash Flow for each Mortgaged Property is calculated on the basis of numerous assumptions and subjective judgments (including, but not limited to, with respect to future occupancy and rental rates), which, if ultimately proved erroneous, could cause the actual net cash flow for the Mortgaged Property to differ materially from the Underwritten Net Cash Flow set forth in this prospectus. In some cases, historical net cash flow for a particular Mortgaged Property, and/or the net cash flow assumed by the applicable appraiser in determining the Appraised Value of the Mortgaged Property, may be less (and, perhaps, materially less) than the Underwritten Net Cash Flow shown in this prospectus for such Mortgaged Property. No representation is made as to the future cash flows of the Mortgaged Properties, nor are the Underwritten Net Cash Flows set forth in this prospectus intended to represent such future cash flows. See “Risk Factors—Underwritten Net Cash Flow Could Be Based on Incorrect or Failed Assumptions”.

“Underwritten Net Operating Income” or “Underwritten NOI” with respect to any Mortgage Loan or Mortgaged Property, means Underwritten Revenues less Underwritten Expenses, as both are determined by the related Sponsor, based in part upon borrower supplied information (including but not limited to a rent roll, leases, operating statements and budget) for a recent period which is generally the 12 months prior to the origination date or acquisition date of the Mortgage Loan (or Loan Combination, if applicable), adjusted for specific property, tenant and market considerations. Historical operating statements may not be available for newly constructed Mortgaged Properties, Mortgaged Properties with triple net leases, Mortgaged Properties that have recently undergone substantial renovations and/or newly acquired Mortgaged Properties.

The Underwritten NOI for each Mortgaged Property is calculated on the basis of numerous assumptions and subjective judgments (including, but not limited to, with respect to future occupancy and rental rates), which, if ultimately proved erroneous, could cause the actual net operating income for the Mortgaged Property to differ materially from the Underwritten NOI set forth in this prospectus. In some cases, historical net operating income for a particular Mortgaged Property, and/or the net operating income assumed by the applicable appraiser in determining the Appraised Value of the Mortgaged Property, may be less (and, perhaps, materially less) than the Underwritten NOI shown in this prospectus for such Mortgaged Property. In the case of the Osborn Triangle Mortgage Loan (4.2%), the 3 Columbus Circle Mortgage Loan (4.2%), and the Mercy Medical Office Building Mortgage Loan (1.3%), in the case of certain investment grade-rated or institutional tenants at the related Mortgaged Property, Underwritten NOI is based on the “straight line” rent of those tenants over the lesser of the term of the related lease (which, in certain cases, may be calculated through the date of an early termination option) and the term of the related Mortgage Loan. Underwritten NOI for other Mortgage Loans may also include straight line rent for certain tenants. No representation is made as to the future cash flows of the Mortgaged Properties, nor is the Underwritten NOI set forth in this prospectus intended to represent such future cash flows.

“Underwritten Revenues” or “Underwritten EGI” with respect to any Mortgage Loan or Mortgaged Property, means an estimate of operating revenues, as determined by the related Sponsor and generally derived from the rental revenue (which may include rental revenue related to reimbursement of tenant improvements and leasing commissions) based on leases in place, leases that have been executed but the tenant is not yet paying rent, month-to-month leases (based on current rent roll and annualized), leases that are being negotiated and expected to be signed, additional space that a tenant has committed to take and in certain cases contractual rent steps generally within 12 months following the Cut-off Date, in certain cases certain appraiser estimates of rental income, and in some cases adjusted downward to market rates, with vacancy rates equal to the Mortgaged Property’s historical rate, current rate, market rate or an assumed vacancy as determined by the related Sponsor; plus any additional recurring revenue fees. Additionally, in determining rental revenue for multifamily rental, self storage and manufactured housing community properties, the related Sponsor either reviewed rental revenue shown on the certified rolling 12-month operating statements or annualized the rental revenue and reimbursement of expenses shown on rent rolls or recent partial year operating statements with respect to the prior 1- to 12-month periods or in some cases may have relied on information provided in the appraisal for market rental rates and vacancy. In certain cases, with respect to Mortgaged Properties with leases with rent increases or rent decreases during the term of the related Mortgage Loan, Underwritten Revenues were based on the average rent over the term of the Mortgage Loan. In some cases the related Sponsor included revenue otherwise payable by a tenant but for the existence of an initial “free rent” period or a permitted rent abatement while the leased space is built out or one or more months or periods of rent abatements during the lease term. See “—Tenant Issues” below.

“Units”, “Rooms”, “Beds” or “Pads” means, respectively, (a) in the case of a Mortgaged Property operated as a multifamily property, the number of apartments, regardless of the size of or number of rooms in such apartment, (b) in the case of a Mortgaged Property that is a hospitality property, the number of guest rooms, (c) in the case of a Mortgaged Property operated as a student housing or co-living property, the number of beds, or (d) in the case of a Mortgaged Property that is a manufactured housing community property, the number of pads.

“Weighted Average Mortgage Rate” means the weighted average of the Mortgage Rates as of the Cut-off Date.

Statistical Characteristics of the Mortgage Loans

Overview

General Mortgage Loan Characteristics(1)

All Mortgage Loans

Initial Pool Balance(2)	$1,181,871,508
Number of Mortgage Loans	47
Number of Mortgaged Properties	117
Number of Crossed Groups	0
Crossed Groups as a percentage of Initial Pool Balance	0.0%
Range of Cut-off Date Balances	$2,450,000 to $93,200,000
Average Cut-off Date Balance	$25,146,202
Range of Mortgage Rates	2.46412% to 5.68167%
Weighted Average Mortgage Rate	4.14039%
Range of original terms to Maturity Date/ARD(3)	60 months to 120 months
Weighted average original term to Maturity Date/ARD(3)	108 months
Range of Cut-off Date remaining terms to Maturity Date/ARD(3)	57 months to 120 months
Weighted average Cut-off Date remaining term to Maturity Date/ARD(3)	107 months
Range of original amortization terms(4)	300 months to 360 months
Weighted average original amortization term(4)	346 months
Range of remaining amortization terms(4)	298 months to 360 months
Weighted average remaining amortization term(4)	345 months
Range of Cut-off Date LTV Ratios(5)(6)	26.0% to 75.0%
Weighted average Cut-off Date LTV Ratio(5)(6)	55.1%
Range of Maturity Date/ARD LTV Ratios(3)(5)(6)	26.0% to 67.0%
Weighted average Maturity Date/ARD LTV Ratio(3)(5)(6)	52.4%
Range of UW NCF DSCR(5)(7)	1.20x to 5.79x
Weighted average UW NCF DSCR(5)(7))	2.50x
Range of Debt Yield on Underwritten NOI(5)(8)	8.0% to 17.4%
Weighted average Debt Yield on Underwritten NOI(5)(8)	11.2%
Percentage of Initial Pool Balance consisting of:
Interest Only	76.5%
Interest Only, then Amortizing Balloon	10.9%
Amortizing Balloon	12.6%
Percentage of Initial Pool Balance consisting of:
Mortgaged Properties with single tenants	21.0%
Mortgage Loans with mezzanine debt	0.0%
Mortgage Loans with subordinate debt	38.8%
Mortgage Loans with mezzanine debt and subordinate debt	6.4%

(1)	Except where expressly stated otherwise, statistical information in this table does not include the Trust Subordinate Companion Loans.

(2)	Subject to a permitted variance of plus or minus 5%.

(3)	Unless otherwise indicated, Mortgage Loans with Anticipated Repayment Dates are presented as if they were to mature on the related Anticipated Repayment Date.

(4)	Does not include any Mortgage Loan that pays interest-only until its maturity date or Anticipated Repayment Date.

(5)	The Cut-off Date LTV Ratio, Maturity Date/ARD LTV Ratio, UW NCF DSCR and Debt Yield on Underwritten NOI for each Mortgage Loan are presented in this prospectus (i) if such Mortgage Loan is part of a Loan Combination, based on both that Mortgage Loan and any related Pari Passu Companion Loan(s) but, unless otherwise specifically indicated, without regard to any related Subordinate Companion Loan(s), and (ii) unless otherwise specifically indicated, without regard to any other indebtedness (whether or not secured by the related Mortgaged Property, ownership interests in the related borrower or otherwise) that currently exists or that may be incurred by the related borrower or its owners in the future.

(6)	The Cut-off Date LTV Ratio and Maturity Date/ARD LTV Ratio for each Mortgage Loan are generally based on the “as-is” Appraised Values (as set forth on Annex A to this prospectus) of the related Mortgaged Properties, provided that (a) such loan-to-value ratios may be calculated based on (i) “as-stabilized” or similar values for a Mortgaged Property in certain cases where the completion of certain hypothetical conditions or other events at the Mortgaged Property are assumed and/or where reserves have been established at origination to satisfy the applicable condition or event that is expected to occur, or (ii) the Cut-off Date Balance or Balloon Balance, as applicable, net of a related earnout or holdback reserve, or (b) the “as-is” Appraised Value for a portfolio of Mortgaged Properties may include a premium relating to the valuation of the portfolio of Mortgaged Properties as a whole rather than as the sum of individually valued Mortgaged Properties, in each case as further described in the definitions of “Appraised Value”, “Cut-off Date LTV Ratio” and “Maturity Date/ARD LTV Ratio” under “—Certain Calculations and Definitions”. In addition, the “as-is” Appraised Values (as set forth on Annex A to this prospectus) of certain Mortgaged Properties have been adjusted based on certain assumptions (or extraordinary assumptions) including that certain hypothetical conditions have been satisfied or that certain budgeted costs for pending renovations are fully escrowed, as further described in the definition of “Appraised Value” under “—Certain Calculations and Definitions”. The weighted average Cut-off Date LTV Ratio and Maturity Date/ARD LTV Ratio for the Mortgage Pool using only unadjusted “as-is” Appraised Values and the Cut-off Date Balance or Balloon Balance (as applicable) of each Mortgage Loan, and without regard to portfolio premiums or making any of the adjustments and/or assumptions described in the definitions of “Appraised Value”, “Cut-off Date LTV Ratio” and/or “Maturity Date/ARD LTV Ratio” under “—Certain Calculations and Definitions”, are 55.7% and 52.9%, respectively.

(7)	The UW NCF DSCR for each Mortgage Loan is generally calculated by dividing the Underwritten NCF for the related Mortgaged Property or Mortgaged Properties by the Annual Debt Service for such Mortgage Loan, as adjusted in the case of Mortgage Loans with a partial interest only period by using the first 12 amortizing payments due instead of the actual interest only payment due; provided, that with respect to any Mortgage Loan structured with an economic holdback reserve, the UW NCF DSCR for such Mortgage Loan may be calculated based on the Annual Debt Service that would be in effect for such Mortgage Loan assuming that the related Cut-off Date Balance is net of the related economic holdback reserve. See the definition of “UW NCF DSCR” under “—Certain Calculations and Definitions”.

(8)	The Debt Yield on Underwritten NOI for each Mortgage Loan is generally calculated as the Underwritten NOI for the related Mortgaged Property or Mortgaged Properties divided by the related Cut-off Date Balance(s) of such Mortgage Loan, and the Debt Yield on Underwritten NCF for each Mortgage Loan is generally calculated as the Underwritten NCF for the related Mortgaged Property or Mortgaged Properties divided by the related Cut-off Date Balance of such Mortgage Loan; provided, that with respect to any Mortgage Loan with an earnout or economic holdback reserve, the Debt Yield on Underwritten NOI and Debt Yield on Underwritten NCF for such Mortgage Loan may be calculated based on the related Cut-off Date Balance(s) net of the related earnout or economic holdback reserve. See the definitions of “Debt Yield on Underwritten NOI” and “Debt Yield on Underwritten NCF” under “—Certain Calculations and Definitions”.

See “—Certain Calculations and Definitions” for important general and specific information regarding the manner of calculation of the underwritten debt service coverage ratios, underwritten debt yield ratios and loan-to-value ratios.

All of the Mortgage Loans (and Loan Combination(s)) are expected to have substantial remaining principal balances as of their respective maturity dates or Anticipated Repayment Dates, as applicable. This includes 27 Mortgage Loans (76.5%) that pay interest-only for their entire terms through their respective maturity dates or Anticipated Repayment Dates, as applicable, 11 Mortgage Loans (10.9%) that pay interest-only for a portion of their respective terms and 9 Mortgage Loans (12.6%) that pay principal and interest for their entire terms.

Property Types

The table below shows the property type concentrations of the Mortgaged Properties:

Property Type Distribution(1)

Mortgaged Property Type	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Office	22	$376,878,145	31.9%
CBD	4	$201,850,000	17.1%
Suburban	17	$160,028,145	13.5%
Medical	1	$15,000,000	1.3%

Retail	37	$340,846,795	28.8%
Anchored	15	$188,521,795	16.0%
Super Regional Mall	1	$76,200,000	6.4%
Specialty Retail	1	$50,000,000	4.2%
Single Tenant Retail	20	$26,125,000	2.2%

Mixed Use	9	$155,224,583	13.1%
Office/Multifamily	1	$50,000,000	4.2%
Office/Laboratory	3	$50,000,000	4.2%
Office/Retail	1	$49,822,682	4.2%
Multifamily/Retail	3	$4,105,445	0.3%
Multifamily/Office	1	$1,296,456	0.1%

Multifamily	25	$151,606,004	12.8%
High-Rise	2	$80,000,000	6.8%
Garden	3	$26,764,902	2.3%
Student Housing	5	$25,243,003	2.1%
Mid-Rise	15	$19,598,099	1.7%

Hospitality	8	$71,429,511	6.0%
Full Service	5	$38,000,000	3.2%
Limited Service	3	$33,429,511	2.8%

Self Storage	9	$54,450,000	4.6%

Industrial	6	$24,812,470	2.1%
Warehouse/Distribution	5	$17,812,470	1.5%
Flex	1	$7,000,000	0.6%

Manufactured Housing	1	$6,624,000	0.6%
Total	117	$1,181,871,508	100.0%

(1)	Because this table presents information relating to Mortgaged Properties and not Mortgage Loans, the information for Mortgage Loans secured by more than one Mortgaged Property is based on allocated loan amounts as set forth on Annex A to this prospectus.

Office Properties

Twenty-two (22) office properties (31.9%) secure, in whole or in part, thirteen (13) of the Mortgage Loans. A large number of factors may adversely affect the operation and value of office properties. See “Risk Factors—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Office Properties”.

Certain of the office Mortgaged Properties may have specialty use tenants, such as dental or medical offices, physical therapy facilities (including aquatic physical therapy facilities), emergency room facilities, urgent care facilities, data centers, long-term care facilities, restaurants, fitness centers, schools/classrooms, bank branches, concert halls, rooftop cell towers and/or parking garages, as part of the Mortgaged Property. These Mortgaged Properties and the related leased space may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable, or the leased spaces were to become vacant, for any reason. See “—Statistical Characteristics of the Mortgage Loans—Specialty Use Concentrations” below and “Risk Factors—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Certain of the Mortgage Loans secured by office Mortgaged Properties may have borrower sponsors (or their affiliates) that own and/or operate competitive office properties near the Mortgaged Property. For example, with respect to the 3 Columbus Circle Mortgage Loan (4.2%) the related borrower sponsor (or affiliates thereof) currently owns another office property within a five-mile radius which is expected to be directly competitive with the related Mortgaged Property.

Retail Properties

Thirty-seven (37) retail properties (28.8%) secure, in whole or in part, fifteen (15) of the Mortgage Loans. A large number of factors may adversely affect the operation and value of retail properties. See “Risk Factors—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Retail Properties”.

The presence or absence of an “anchor tenant” or a “shadow anchor tenant” in or near a retail property also can be important because anchors play a key role in generating customer traffic and making a center desirable for other tenants. See “Risk Factors—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Retail Properties”.

Certain of the retail properties may have specialty use tenants, such as dental or medical offices, hospitals, diagnostic laboratories, physical therapy facilities (including aquatic physical therapy facilities), restaurants, fitness centers, dry cleaners, gas stations, hair salons, arcades, churches, schools/classrooms, concert halls, performance studios, movie theaters, data centers and/or parking garages as part of the Mortgaged Property. These Mortgaged Properties and the related leased space may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable, or the leased spaces were to become vacant, for any reason. See “—Statistical Characteristics of the Mortgage Loans—Specialty Use Concentrations” below and “Risk Factors—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

In addition, the development of certain properties (other than the Mortgaged Properties) that have tenants that operate as part of the same chain of stores as, or are otherwise in direct competition with, the tenants at the Mortgaged Properties may be planned or imminent in the vicinity of the Mortgaged Properties. Such tenants may compete with tenants at the retail Mortgaged Properties, and thereby have an adverse effect on the cash flow at any affected Mortgaged Property.

Certain of the Mortgage Loans secured by retail Mortgaged Properties may have borrower sponsors (or their affiliates) that own and/or operate competitive retail properties near the Mortgaged Property.

With respect to the Greenleaf at Howell Mortgaged Property (0.8%), the borrower sponsor currently own properties within a 5-mile radius which directly competes with the related Mortgaged Property. The Mortgage Loan documents include an “anti-poaching” provision. However, there can be no assurance that such anti-poaching provision will be effective in mitigating the effects of the above-described competition.

Hospitality Properties

Eight (8) hospitality properties (6.0%) secure, in whole or in part, five (5) of the Mortgage Loans. Eight (8) of the hospitality properties (6.0%) are flagged hotels that are affiliated with a franchise or hotel management company through a franchise or management agreement. A large number of factors may adversely affect the operation and value of hospitality properties. See “Risk Factors—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Hospitality Properties”.

A hospitality property subject to a franchise or management agreement is typically required by the hotel chain to satisfy certain criteria or risk termination of its affiliation. We cannot assure you that any franchise agreement or management agreement will remain in place or that any hotel will continue to be operated under a franchised brand or under its current name. In addition, transferability of a franchise agreement is generally restricted. In the event of a foreclosure, the lender or its agent may not have the right to use the franchise license without the franchisor’s consent. See “Risk Factors—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Hospitality Properties”.

The following table shows, with respect to each Mortgaged Property associated with a hotel brand operated through a license, franchise agreement, operating agreement or similar agreement, the expiration date of such agreement, or the date a franchisor termination right may be exercised:

Mortgaged Property Name	Mortgage Loan Cut-off Date Balance(1)	Approx. % of Initial Pool Balance	Expiration/Termination of Related License/ Franchise/Operating Agreement	Mortgage Loan Maturity Date
Marriott Morgantown Waterfront	$23,000,000	1.9%	5/17/2037	7/6/2029
Hampton Inn Denver Airport	$13,600,000	1.2%	7/31/2034	8/1/2029
Springhill Suites Chesapeake	$11,972,197	1.0%	9/30/2038	6/6/2029
SWVP Portfolio – InterContinental	$7,972,500	0.7%	1/23/2033	5/1/2029
Hampton Inn Terre Haute	$7,857,314	0.7%	3/31/2030	6/6/2024
SWVP Portfolio – DoubleTree Sunrise	$2,775,000	0.2%	5/31/2029	5/1/2029
SWVP Portfolio – DoubleTree Charlotte	$2,250,000	0.2%	10/31/2029	5/1/2029
SWVP Portfolio – DoubleTree RTP	$2,002,500	0.2%	5/31/2030	5/1/2029

(1)	For Mortgage Loans secured by multiple Mortgaged Properties, represents allocated loan amount.

Securing a new franchise license may require significant capital investment for renovations and upgrades necessary to satisfy a franchisor’s requirements. Renovations, replacements and other work are ongoing at certain of the hospitality properties in connection with, among other things, franchise agreement and franchisor program requirements. See “—Redevelopment, Expansion and Renovation” below.

Certain of the hospitality properties may have a parking garage as part of the collateral. These Mortgaged Properties and the related leased space may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable, or the leased spaces were to become vacant, for any reason. See “—Statistical Characteristics of the Mortgage Loans—Specialty Use Concentrations” below and “Risk Factors—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Hospitality properties may be particularly affected by seasonality. The Springhill Suites Chesapeake Mortgage Loan (1.0%) and the Hampton Inn Terre Haute Mortgage Loan (0.7%) each require a seasonality reserve that was established in connection with the origination of each such Mortgage Loan and/or that is required on an ongoing basis.

In addition, hospitality properties may derive a material portion of their Underwritten Revenue from income sources other than room rent. With respect to the following Mortgaged Properties, food and beverage revenue comprises greater than 20% of Underwritten Revenues, as indicated in the table below:

Mortgaged Property Name	Approx. % of Initial Pool Balance	Food and Beverage Revenue as % of Underwritten Revenues
Marriott Morgantown Waterfront	1.9%	29.7%

See “Risk Factors—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Restaurants and Taverns”.

With respect to the SWVP Portfolio – InterContinental Mortgaged Property (0.7%), the SWVP Portfolio – DoubleTree Sunrise Mortgaged Property (0.2%), the SWVP Portfolio – DoubleTree Charlotte Mortgaged Property (0.2%), the SWVP Portfolio – DoubleTree RTP Mortgaged Property (0.2%) and the Hampton Inn Denver Airport Mortgaged Property (1.2%), there are newly constructed hotels or hotels under construction located within five (5) miles of the Mortgaged Properties that are expected to directly compete with the related Mortgaged Property.

In the case of the SWVP Portfolio – InterContinental Mortgaged Property (0.7%), a portion of the Mortgaged Property consists of a leasehold interest in a commercial space located in a third-party owned building that is adjacent to the Mortgaged Property, which space is currently used by the borrower for 120 parking spaces. The related lease is a space lease that expires in June 2056 and does not contain typical provisions required for a financeable ground lease. The lease is not required for compliance with zoning requirements.

Mixed Use Properties

Nine (9) mixed use properties (13.1%) secure, in whole or in part, four (4) of the Mortgage Loans.

Each of the mixed use properties has one or more office, retail, multifamily, laboratory and/or other components. To the extent a mixed use property has the above-referenced components, such Mortgaged Property is subject to the risks relating to the applicable property types described in “Risk Factors—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Office Properties”, “—Retail Properties”, “—Multifamily Rental Properties”. A mixed use property may be subject to additional risks, including the property manager’s inexperience in managing the different property types that comprise such mixed use property.

Certain of the mixed use properties may have specialty use tenants, such as medical and dental offices, urgent care facilities, bio-medical facilities, data centers, research and development facilities, educational facilities, music venues, theaters, parking garages, bank branches, ballroom event spaces, arcades, fitness centers, churches or non-profits, spas and/or restaurants. These Mortgaged Properties and the related leased space may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable, or the leased spaces were to become vacant, for any reason. See “—Statistical Characteristics of the Mortgage Loans—Specialty Use Concentrations” below and “Risk Factors—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Multifamily Properties

With respect to the 10000 Santa Monica Boulevard Mortgage Loan (4.2%), the amenity space at the Mortgaged Property is operated by an affiliate of the borrower, pursuant to a lease between the borrower and such affiliate (the “Club Lease”). The initial term of the Club Lease expires on December 31, 2019, and automatically renews on a year-to-year basis unless either party elects not to renew. The operating lessee also holds the liquor license for the 10000 Santa Monica Boulevard Property. The borrower has assigned its rights under the Club Lease to the lender, and the operating lessee has subordinated its rights arising from the Club Lease to lender’s security interests under the loan documents. Upon foreclosure, the lender can terminate the Club Lease and the operating lessee has agreed to attorn to the lender (or other purchaser in foreclosure). In addition, there is a cooperation agreement between the borrower, the operating lessee and the lender to facilitate the transition of operations to the lender. The amenity space currently operates at a loss exceeding $100,000 per month. The lender may require the borrower to terminate the management agreement and replace the manager in accordance with the terms of the 10000 Santa Monica Boulevard Loan documents pursuant to a replacement management agreement, if (a) an event of default under the 10000 Santa Monica Boulevard Loan documents has occurred and remains uncured, (b) the manager becomes insolvent or a debtor in any bankruptcy or insolvency proceeding (unless, in the case of an involuntary bankruptcy filing only that was not consented to by the manager, if such petition is not dismissed within 60 days of filing), (c) a material default by the manager occurs under the management agreement and continues beyond applicable cure periods or (d) a change in control of the manager.

Twenty-five (25) multifamily properties (12.8%) secure, in whole or in part, six (6) of the Mortgage Loans. A large number of factors may adversely affect the operation and value of multifamily properties. See “Risk

Factors—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Multifamily Rental Properties”.

With respect to the Jurupa Royale Apartments Mortgage Loan (0.9%), seven (7) tenants (representing approximately 6.25% of the total units) at the related Mortgaged Property rely in part on subsidies under a Section 8 Tenant-Based Assistance Program through the Housing Authority of the County of Riverside. We cannot assure you that such programs will be continued in their present form or that the level of assistance provided will be sufficient to generate enough revenues for the related borrower to meet its obligations under the related Mortgage Loan.

With respect to the 10000 Santa Monica Boulevard Mortgage Loan (4.2%), 18 units in the 281-unit multifamily building were rented under month-to-month leases as of the origination date.

With respect to the Vie Portfolio Mortgage Loan (2.4%), the related Mortgaged Properties are secured by off-campus student housing properties with increased vacancies over the summer months, with more than 90% of the Mortgaged Properties occupied by students as of the Cut-off Date. At origination of the Mortgage Loan, the related borrowers deposited $61,875 into a seasonality reserve, which was further funded by deposits of (i) $12,375.00 on March 1, April 1 and May 1 of 2019, and (ii) is required to be further funded on each of October 1, November 1, December 1, January 1, February 1, March 1, April 1 and May 1 of each year commencing on October 1, 2019 (the “Seasonality Payment Period”), in an amount determined by the lender on or before October 1 of each year (commencing on October 1, 2019) equal to the amount which, if added to net operating income of the Mortgaged Properties for the immediately preceding period spanning June 1 through August 1 (the “Seasonality Disbursement Period”), would cause the debt service coverage ratio for such immediately preceding Seasonality Disbursement Period to equal 1.35x.

Industrial Properties

Six (6) industrial properties (2.1%) secure, in whole or in part, three (3) of the Mortgage Loans. A large number of factors may adversely affect the operation and value of industrial properties. See “Risk Factors—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Industrial Properties”.

Certain industrial Mortgaged Properties may also derive a portion of the Underwritten Revenues from revenue from (a) rent derived from the leasing of office space at the Mortgaged Property and (b) rent derived from cell tower leases.

Self Storage Properties

Nine (9) self storage properties (4.6%) secure, in whole or in part, two (2) of the Mortgage Loans. A large number of factors may adversely affect the operation and value of self storage properties. See “Risk Factors—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Warehouse, Mini-Warehouse and Self Storage Facilities”.

Certain self storage properties also derive a portion of their Underwritten Revenue from one or more of (a) rent derived from storage spaces used primarily for office and/or warehouse use located at the related Mortgaged Property, (b) rent derived from truck rentals located at the Mortgaged Property, (c) rent derived from on-site apartments leased out to third parties, (d) rent derived from cell tower and/or antenna leases, (e) rent derived from leasing billboard space to third parties, (f) the leasing of certain parking spaces located at the related Mortgaged Properties for purposes of recreational vehicle, other vehicle and/or boat storage and/or (g) rent derived from retail operations.

Manufactured Housing Community Properties

One (1) manufactured housing community property (0.6%) secures one (1) of the Mortgage Loans. A large number of factors may adversely affect the operation and value of manufactured housing community properties. See “Risk Factors—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Manufactured Housing Communities, Mobile Home Parks and Recreational Vehicle Parks

Manufactured housing community properties may not be connected in their entirety to public water and/or sewer systems. In such cases, the borrower could incur a substantial expense if it were required to connect the property to such systems in the future. In addition, the use of well water enhances the likelihood that the property could be adversely affected by a recognized environmental condition that impacts soil and groundwater.

Specialty Use Concentrations

As indicated on Annex A to this prospectus, certain of the Mortgaged Properties have, as one or more of its 5 largest tenants (based on net rentable square footage) or as a single tenant operating at the related Mortgaged Property, a tenant that operates the property as a specialty use, which may not allow the space to be readily converted to be suitable for another type of tenant. For example, with respect to the 5 largest tenants at the Mortgaged Properties securing the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) by Cut-off Date Balance, or Mortgaged Properties with respect to which a single tenant operates the Mortgaged Property, certain tenants of the Mortgaged Property are specialty uses:

Specialty Use	Number of Mortgaged Properties	Approx. % of Initial Pool Balance
Restaurant(1)	5	7.6%
Gym, fitness center, spa, salon, pool or health club(2)	3	5.9%
Grocery(3)	3	5.8%
Medical, dental, physical therapy or veterinary office or clinic, outpatient facility, surgical center, research or diagnostic laboratory, or health management services and/or health professional school(4)	5	5.3%
School, educational facility and/or beauty and cosmetology school(5)	1	4.2%
Theater(6)	1	4.2%
R&D facility and/or data center(7)	8	4.2%
Entertainment Venue, Gondola Ride(8)	1	4.2%

(1)	Includes the following Mortgaged Properties: Grand Canal Shoppes, 610 Main Street North, Wood Village Town Center, Glendale Market Square and Central Park Shopping Center.

(2)	Includes the following Mortgaged Properties: CIRE Equity Retail & Industrial Portfolio - Pecan Promenade, CIRE Equity Retail & Industrial Portfolio - Valley Plaza and Montalvo Square.

(3)	Includes the following Mortgaged Properties: Montalvo Square, Valley Plaza and Pear Tree.

(4)	Includes the following Mortgaged Properties: 2 MacArthur, 700 Main Street, Glendale Market Square, Central Park Shopping Center and Val Vista Towne Center.

(5)	Includes the following Mortgaged Properties: Waterfront Plaza.

(6)	Includes the following Mortgaged Properties: Grand Canal Shoppes.

(7)	Includes the following Mortgaged Properties: The Zappettini Portfolio - 1350 West Middlefield, The Zappettini Portfolio - 1212 Terra Bella, The Zappettini Portfolio - 1277 Terra Bella, The Zappettini Portfolio - 1340 West Middlefield, The Zappettini Portfolio - 1255 Terra Bella, The Zappettini Portfolio - 1305 Terra Bella, The Zappettini Portfolio - 1330 West Middlefield and The Zappettini Portfolio - 1245 Terra Bella.

(8)	Includes the following Mortgaged Properties: Grand Canal Shoppes.

Restaurants are subject to certain unique risks including that the restaurant space is not easily convertible to other types of retail or office space and that the restaurant receipts are not only affected by objective factors but by subjective factors. For instance, restaurant receipts are affected by such varied influences as the current personal income levels in the community, an individual consumer’s preference for type of food, style of dining and restaurant atmosphere, the perceived popularity of the restaurant, food safety concerns related to personal health with the handling of food items at the restaurant or by food suppliers and the actions and/or behaviors of staff and management and level of service to the customers. See “Risk Factors—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Restaurants and Taverns”.

The cash flows generated from private schools are generally dependent on student enrollment and the ability of enrolled students to pay tuition, which in some cases is dependent on the ability to obtain financial aid or loans. Enrollment at a private school may decrease due to, among other factors: (i) changing local demographics; (ii) competition from other schools; (iii) increases in tuition and/or reductions in availability of student loans, government grants or scholarships; (iv) reductions in education spending as a result of changes in economic conditions in the area of the school; (v) poor performance by teachers, administrative staff or students; (vi) mismanagement at the private school; and (vii) loss of accreditation leading to ineligibility for federal student loans. See “Risk Factors—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Private Schools and Other Cultural and Educational Institutions”.

Bank branches are specialty-use properties that are outfitted with vaults, teller counters and other customary installations and equipment that require significant capital expenditures. The ability to lease these properties to entities other than financial institutions may be difficult due to the added cost and time of refitting the properties.

These Mortgaged Properties and the related leased space may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable, or the leased spaces were to become vacant, for any reason. See “Risk Factors—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

With respect to each of the CIRE Equity Retail & Industrial Portfolio—Central Park Mortgaged Property (0.5%). Greenleaf at Howell Mortgaged Property (0.8%) and the Village of Martinsville Mortgage Mortgaged Property (1.4%), a tenant operates a gas station or automobile repair shop on site.

With respect to each of the (i) the CIRE Equity Retail & Industrial Portfolio – Valley Plaza Mortgaged Property (0.6%) and (ii) the CIRE Equity Retail & Industrial Portfolio – Central Park Mortgaged Property (0.5%), a tenant operates an on-site dry cleaner.

Mortgage Loan Concentrations

The table below presents the aggregate Cut-off Date Balance and percentage of Initial Pool Balance of the largest Mortgage Loans and the largest groups of Mortgage Loans with related borrowers:

Pool of Mortgage Loans

	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Largest Mortgage Loan	$93,200,000	7.9%
Five (5) Largest Mortgage Loans	$339,800,000	28.8%
Ten (10) Largest Mortgage Loans	$589,800,000	49.9%
Largest Related-Borrower Concentration(1)	$19,720,618	1.7%
Next Largest Related-Borrower Concentration(1)	$17,220,000	1.5%

(1)	Excludes single-borrower Mortgage Loans that are not otherwise related to a borrower under any other Mortgage Loan.

Other than with respect to the largest 10 Mortgage Loans (considering any Crossed Group as a single Mortgage Loan), each of the other Mortgage Loans represents no more than approximately 4.2% of the Initial Pool Balance. See “Significant Loan Summaries” in Annex B to this prospectus for more information on the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan).

The table below shows each individual Mortgage Loan that is secured by two or more Mortgaged Properties.

Multi-Property Mortgage Loans

Mortgaged Property / Portfolio Names	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
The Zappettini Portfolio	$65,000,000	5.5%
Osborn Triangle	$50,000,000	4.2%
CIRE Equity Retail & Industrial Portfolio	$50,000,000	4.2%
Compass Self Storage Florida	$39,750,000	3.4%
Vie Portfolio	$28,885,000	2.4%
ICON Upper East Side Portfolio	$25,000,000	2.1%
SWVP Portfolio	$15,000,000	1.3%
Dollar General Portfolio II	$14,950,000	1.3%
Michigan Self Storage Portfolio	$14,700,000	1.2%
Grand Total	$303,285,000	25.7%

Three (3) groups of Mortgage Loans (4.3%), set forth in the table entitled “Related Borrower Loans” below, have borrower sponsors that are related to each other. No such group of Mortgage Loans represents more than approximately 1.7% of the Initial Pool Balance. See “Risk Factors—Concentrations Based on Property Type,

Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses” in addition to Annex A to this prospectus.

Related Borrower Loans

Mortgaged Property Name	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Group 1
Calexico Industrial	$13,838,118	1.2%
Houston Building	$5,882,500	0.5%
Total for Group 1:	$19,720,618	1.7%

Group 2
Corporate Ridge I	$9,300,000	0.8%
New York Life Building	$7,920,000	0.7
Total for Group 2:	$17,220,000	1.5%

Group 3
Franklin Plaza	$8,250,000	0.7%
Oak Tree Place	$5,450,000	0.5%
Total for Group 3:	$13,700,000	1.2%

Mortgage Loans with related borrowers are identified under “Related Group” on Annex A to this prospectus. Mortgage Loans that are cross-collateralized and cross-defaulted with each other are identified under “Crossed Group” on Annex A to this prospectus.

Geographic Concentrations

This table shows the states that have concentrations of Mortgaged Properties that secure 5.0% or more of the Initial Pool Balance:

Geographic Distribution(1)

State	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
California	20	$242,924,214	20.6%
New York	23	$221,841,997	18.8%
Texas	4	$109,035,323	9.2%
Florida	12	$82,841,813	7.0%

(1)	Because this table presents information relating to Mortgaged Properties and not the Mortgage Loans, the information for the Mortgage Loans secured by more than one Mortgaged Property is based on allocated loan amounts as stated on Annex A to this prospectus.

Repayments by borrowers and the market value of the related Mortgaged Properties could be affected by economic conditions generally or specific to particular geographic areas or regions of the United States, and concentrations of Mortgaged Properties in particular geographic areas may increase the risk that conditions in the real estate market where the Mortgaged Property is located, or other adverse economic or other developments or natural disasters (e.g., earthquakes, floods, forest fires, tornadoes or hurricanes, terrorist attacks or changes in governmental rules or fiscal policies) affecting a particular region of the country, could increase the frequency and severity of losses on Mortgage Loans secured by those Mortgaged Properties. For example:

●	Mortgaged Properties located in California, Texas, Florida, Arizona and North Carolina, among others, are more susceptible to certain hazards (such as earthquakes and wildfires) than properties in other parts of the country.

●	Mortgaged Properties located in coastal states or the Great Lakes region, which include Mortgaged Properties located in, for example, New York, Illinois, New Jersey, California, Florida, Mississippi

and Indiana, among others, also may be more generally susceptible to floods or hurricanes than properties in other parts of the country. Hurricanes in the Northeast and Mid-Atlantic states and in the Gulf Coast region have resulted in severe property damage as a result of the winds and the associated flooding. The Mortgage Loans do not require flood insurance on the related Mortgaged Properties unless they are in a flood zone and flood insurance is available. We cannot assure you that any hurricane damage would be covered by insurance.

●	Mortgaged Properties located in the states that stretch from Texas to Canada, with its core centered in northern Texas, as well as in the southern United States and particularly the northern and central parts of Mississippi, are prone to tornados.

●	In addition, certain of the Mortgaged Properties are located in cities or states that are currently facing or may face a depressed real estate market, which is not due to any natural disaster but which may cause an overall decline in property values.

Twenty-two (22) Mortgaged Properties (21.8%) are located in areas that are considered a high earthquake risk (seismic zones 3 or 4). Seismic reports were prepared with respect to these Mortgaged Properties, and based on those reports, no Mortgaged Property has a seismic expected loss greater than 18%.

Loans Underwritten Based on Projections of Future Income Resulting from Mortgaged Properties with Limited Prior Operating History

Twenty-two (22) of the Mortgaged Properties (13.7%), namely, 30 Hudson Yards, The Centre, Dollar General Portfolio II – Adair, Dollar General Portfolio II – Akron, Dollar General Portfolio II – Griswold, Dollar General Portfolio II – Paullina, Dollar General Portfolio II – Sidney, Dollar General Portfolio II – Lenox, Dollar General Portfolio II – Table Grove, Dollar General Portfolio II – New Harmony, Dollar General Portfolio II – Frederic, Dollar General Portfolio II – Roscommon, Dollar General Portfolio II – Whittemore, Dollar General Portfolio II – Bigfork, Dollar General Portfolio II – Deerwood, and Dollar General Portfolio II – Neosho, Dollar General Portfolio II – Rose City, Dollar General Portfolio II – Iron Mountain, Dollar General Portfolio II—Brimfield, Greenleaf at Howell, CVS Plymouth, MN and The Zappettini Portfolio - 1277 Terra Bella were constructed or materially renovated, or in a lease-up period, 12 months or less prior to the Cut-off Date and, therefore, have no or limited prior operating history and/or lack historical financial figures and information.

Five (5) of the Mortgaged Properties (5.8%), namely, Osborn Triangle-610 Main Street North, Osborn Triangle-1 Portland Street, Osborn Triangle -700 Main Street, Mercy Medical Office Building and Walgreens Stockton, were acquired 12 months or less prior to the Cut-off Date and, therefore, have no or limited prior operating history and/or lack historical financial figures and information.

One (1) of the Mortgaged Properties (4.3%), namely, Chemours HQ, is subject to a triple-net lease with the related sole tenant and, therefore, has no or limited prior operating history and/or lacks historical financial figures and information.

Tenancies-in-Common

Certain borrowers may own a Mortgaged Property as tenants-in-common. In the case of each of the 3 Columbus Circle Mortgage Loan (4.2%), the Crystal Falls Mortgage Loan (1.8%) and the Greenleaf at Howell Mortgage Loan (0.8%), the related borrowers are tenants-in-common. However, with respect to each such Mortgage Loan, the related tenants-in-common have waived their respective right to partition.

With respect to each of the Corporate Ridge I Mortgage Loan (0.8%) and the New York Life Building Mortgage Loan (0.7%), each original borrower (in compliance with conditions set forth in the Mortgage Loan documents) has the one-time right to convey a 7.0% tenant-in-common (“TIC”) interest in the Mortgaged Property to one additional TIC borrower and convert its interest into a TIC interest. Any additional borrower will be required to jointly and severally assume the related borrower's obligations under the Mortgage Loan documents and be a tenant-in-common and co-borrower. The applicable original borrower and any related additional tenant-in-common will each be required to waive its right to partition.

See “Risk Factors—The Borrower’s Form of Entity May Cause Special Risks” and “—Tenancies-in-Common May Hinder Recovery”.

Shari’ah Compliant Loans

The Chemours HQ Mortgage Loan (4.3%) and the Vie Portfolio Mortgage Loan Mortgage Loan (2.4%) are structured as a Shari’ah compliant loan. See “Risk Factors—Risks Relating to Shari’ah Compliant Loans”.

The purpose of Shari’ah compliant lending structures is to provide financing to those that follow the Islamic faith and want to comply with Shari’ah. Although there are many requirements under Shari’ah that affect lending, the rule most affecting the standard loan structure is that Shari’ah prohibit transactions involving the payment of interest. This is based on the Shari’ah principle that it is unacceptable, in and of itself, for money to increase in value merely by being lent to another person. To accommodate the prohibition on interest, the structure is generally set up so that, although the Shari’ah compliant party is paying the amount that the lender would expect to receive as principal and interest payments, the payments themselves are characterized as rent. This is accomplished through the use of a non-compliant party that receives a traditional loan, and leases the property to the Shari’ah compliant party using a master lease (with the Shari’ah compliant party having an option to purchase at the end of the term of the Mortgage Loan, which option to purchase is subordinate to the related Mortgage Loan).

With respect to the Chemours HQ Mortgage Loan (4.3%), the borrower is owned by a third party services company, and the borrower master leases the Mortgaged Property to a special purpose entity (the “Sponsor Master Lessee”) that is indirectly owned by Shari’ah compliant investors (the “Sponsor Master Lease”). The rent under the Sponsor Master Lease is equal to the debt service and reserves due under the Mortgage Loan. The HTC Master Lessee (as defined under “—Real Estate and Other Tax Considerations” below) has collaterally assigned all tenant leases to the Sponsor Master Lessee, which in turn collaterally assigned all tenant leases at the Mortgaged Property to the borrower (which has assigned its interest to the lender), and the Sponsor Master Lease is subordinate to the mortgage securing the Mortgage Loan. In addition, the Sponsor Master Lessee granted a mortgage on the Sponsor Master Lease to the borrower, which in turn assigned that mortgage to the lender.

Condominium Interests and Other Shared Interests

Seven (7) Mortgage Loans (26.4%), namely, the 30 Hudson Yards Mortgage Loan (7.9%), the Chemours HQ Mortgage Loan (4.3%), the Osborn Triangle Mortgage Loan (4.2%), the 3 Columbus Circle Mortgage Loan (4.2%), The Centre Mortgage Loan (2.5%), the Vie Portfolio Mortgage Loan (2.4%) and the Greenleaf at Howell Mortgage Loan (0.8%), are secured, in whole or in part, by the related borrower’s interest in one or more units in a condominium.

With respect to each such Mortgage Loan secured by a condominium interest, the borrower generally controls the appointment and voting of the condominium board or the condominium owners cannot take actions or cause the condominium association to take actions that would affect the borrower’s unit(s) without the borrower’s consent, other than as described below.

●	With respect to the 30 Hudson Yards Mortgage Loan (7.9%), the Mortgaged Property consists of one commercial condominium unit that is subject to a condominium regime governing a total of eight condominium units. The condominiums are governed by a condominium association, consisting of a board with seven members, and the condominiums (other than the retail condominium) are also governed by a tower association, consisting of a board with six members. Under the condominium documents, the related borrower has the right to appoint a board member on each such condominium board, provided that such right is exercisable by WarnerMedia, the sole tenant of the related Mortgaged Property (subject to certain restrictions set forth in the related lease), for so long as certain conditions in the related lease continue to be satisfied. Neither the related borrower nor the related tenant controls the condominium association, as the unit comprising the related Mortgaged Property constitutes only 36.09% of the common elements of the condominium. The unit comprising the related Mortgaged Property constitutes 53.44% of the tower common elements. The related condominium declaration provides among other things, that the condominium declaration and the bylaws governing each association may be amended only by the affirmative vote of the unit owners holding 66 2/3% of the common interests, and their respective lenders.

●	With respect to the Chemours HQ Mortgage Loan (4.3%), the Mortgaged Property is a condominium unit consisting of floors 3-14 of office space in a building that is subject to a condominium regime governing a total of 7 condominium units. The other units consist of a hotel condominium unit, a to be renovated residential condominium unit, a retail condominium unit, a theatre condominium unit and two other office condominium units. The other units are not part of the collateral for the Chemours HQ Mortgage Loan. The borrower sponsor owns 29.99% of the condominium interests and has the right to appoint one of the seven board members on the Executive Board of the condominium association. The Executive Board votes based on ownership interests, and the borrower does not control the Executive Board. Any action to terminate the condominium or make material decisions or amendments to the condominium documents (including any change or amendment to voting rights, increasing assessments by more than 25% over the prior assessment or changes to the insurance or restoration requirements) require the approval of at least 75% of the unit owners and any unit mortgagees affected by such change or amendment. The sole tenant at the Mortgaged Property, Chemours, also has rights to block certain matters so long as it is the tenant.

●	With respect to the Vie Portfolio Mortgage Loan (2.4%), a portion of the University Downs Mortgaged Property consists of 42 condominium units that are subject to a condominium regime governing a total of 272 condominium units. The condominiums are governed by a condominium association, consisting of a board with five members. The related borrower does not have the right to appoint a board member or control the condominium association, as the units comprising a portion of the University Downs Mortgaged Property constitute only 15.51% of the association. However, the related condominium declaration provides among other things, that the condominium declaration may be amended only by the affirmative vote of a majority of the members of the condominium association and the lender. The Mortgage Loan documents provide for a nonrecourse carveout for any losses associated with, among other things, (i) any modification or termination of any of the condominium documents without the related lender’s prior written consent; (ii) any claim against the related lender regarding defects that are associated with the condominium units, any common elements, or any other property described in the condominium declaration; and (iii) any assignment or other similar fee payable to the condominium association in connection with any sale, conveyance, assignment or transfer of all or any interest in a condominium unit. There can be no assurance that the parties obligated under the recourse provisions described above will perform any such obligations with respect to any of the above described losses.

Even if the borrower or its designated board members, either through control of the appointment and voting of sufficient members of the condominium board or by virtue of other provisions in the condominium documents, have consent rights over actions by the condominium associations or owners, we cannot assure you that the condominium board will not take actions that would materially adversely affect the borrower’s unit(s). See “Risk Factors—Lending on Condominium Units Creates Risks for Lenders That Are Not Present When Lending on Non-Condominiums” and “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

With respect to the Marriott Morgantown Waterfront Mortgaged Property (1.9%), the hotel portion of the Mortgaged Property is part of a vertically subdivided building that consists of sixteen floors, the first eleven of which comprise the hotel portion of the Mortgaged Property. The twelfth floor consists of offices, and the fourteenth through seventeenth floor consist of residences that are subject to a residential condominium regime. The twelfth floor offices and the residential condominium are not part of the Mortgaged Property.  A reciprocal easement and master association agreement governs the relationship between the Mortgaged Property and the twelfth floor offices and the residential condominium. Each parcel owner is generally responsible for the maintenance and repair of its own parcel and the improvements located thereon, while the master association under the reciprocal easement is responsible for all landscaping. With respect to a casualty, the reciprocal easement and master association agreement only provides that the owner of each parcel (including the Mortgaged Property) must repair or reconstruct its improvements, and the related Mortgage Loan documents require insurance proceeds in excess of 5% of the then outstanding principal amount of the related Mortgage Loan to be held by the lender under the Mortgage Loan and disbursed in accordance with the Mortgage Loan documents as repair or restoration progresses or applied to the payment of the outstanding principal balance of the Mortgage Loan. The owner of the Mortgaged Property insures the entire vertically subdivided building and is entitled to reimbursement for a portion of the cost of such insurance from the residential condominium association and the owner of the twelfth floor.

See “Risk Factors—Shared Interest Structures”.

Leasehold Interests

For purposes of this prospectus, an encumbered interest will be characterized as a “fee interest” and not a leasehold interest if (i) the borrower has a fee interest in all or substantially all of the Mortgaged Property (provided, that if the borrower has a leasehold interest in any portion of the Mortgaged Property, and the fee interest in such portion is not also encumbered, then such portion is not, individually or in the aggregate, material to the use or operation of the Mortgaged Property), or (ii) the Mortgage Loan is secured by the borrower’s leasehold interest in the Mortgaged Property as well as the borrower’s (or other fee owner’s) overlapping fee interest in the related Mortgaged Property.

Three (3) Mortgaged Properties, namely, Montalvo Square (4.7%), Grand Canal Shoppes (4.2%) and Marriott Morgantown Waterfront (1.9%), are subject to a mortgage, deed of trust or similar security instrument that creates a first mortgage lien on (x) one or more leasehold interests in a material portion of the related Mortgaged Property and (y) one or more fee interests in the remaining portion of the related Mortgaged Property.

Four (4) Mortgaged Properties, namely, Waterfront Plaza (4.2%) and Osborn Triangle (4.2%), are subject to a mortgage, deed of trust or similar security instrument that creates a first mortgage lien on the related borrower’s or borrowers’, as applicable, leasehold interest in the related Mortgaged Property.

In general, unless the related fee interest is also encumbered by the related Mortgage and except as disclosed in the following paragraph, each of the ground leases has a term that extends at least 20 years beyond the maturity date of the Mortgage Loan (or at least 10 years beyond the maturity date of a Mortgage Loan that fully amortizes by such maturity date) (in each case, taking into account all freely exercisable extension options) and, except as noted on Annex E-1B or Annex E-2B to this prospectus, contains customary mortgagee protection provisions, including notice and cure rights and the right to enter into a new lease with the applicable ground lessor in the event a ground lease is rejected or terminated.

With respect to the Marriott Morgantown Waterfront Mortgage Loan (1.9%), the related borrower is a tenant under a lease with the City of Morgantown Building Commission for the “Event Center” portion of the related Mortgaged Property (“Marriott Event Center Lease”). The related borrower also owns a reversionary right in the fee interest, which fee interest will automatically revert back to the related borrower in or around 2024 at no additional cost to the related borrower. The term of the Marriott Event Center Lease expires upon the related borrower’s reversionary right to the fee interest in the “Event Center” portion of the Mortgaged Property being triggered, prior to the maturity date of the Mortgage Loan on July 6, 2029. In addition, in the event the related borrower defaults under the Marriott Event Center Lease, the lender is entitled to notice and is permitted the same amount of time as the related borrower to cure such default, but such cure period may not be sufficient to enable the lender to gain possession of the related borrower’s interest in the Marriott Event Center Lease. The Mortgage Loan was underwritten to include the “Event Center” portion of the Mortgaged Property.

See “Risk Factors—Lending on Ground Leases Creates Risks for Lenders That Are Not Present When Lending on a Fee Ownership Interest in a Real Property”. See also Sponsor representations and warranties no. (34) (Ground Leases) on Annex E-1A to this prospectus and Sponsor representations and warranties no. (36) (Ground Leases) on Annex E-2A to this prospectus and any related exceptions on Annexes E-1B and E-2B, respectively, to this prospectus (subject to the limitations and qualifications set forth in the preambles to Annexes E-1A and E-2A to this prospectus).

Condemnations

There may be Mortgaged Properties securing Mortgage Loans as to which there have been or are currently condemnations, takings and/or grant of easements affecting portions of such Mortgaged Properties, or property adjacent to such Mortgaged Properties, which, in general, would not and do not materially affect the use, value or operation of such Mortgaged Property.

Delinquency Information

None of the Mortgage Loans were 30 days or more delinquent as of the Cut-off Date, and no Mortgage Loan has been 30 days or more delinquent during the 12 months preceding the Cut-off Date (or since origination if such Mortgage Loan has been originated with the past 12 months). A Mortgage Loan will be treated as 30 days delinquent if the scheduled payment for a due date is not received from the related borrower by the immediately following due date.

Environmental Considerations

An environmental report was prepared for each Mortgaged Property securing a Mortgage Loan no more than 17 months prior to the Cut-off Date. See Annex A to this prospectus for the date of the environmental report for each Mortgaged Property. The environmental reports were generally prepared pursuant to the American Society for Testing and Materials standard for a “Phase I” environmental site assessment (each, an “ESA”). In addition to the Phase I standards, some of the environmental reports will include additional research, such as limited sampling for asbestos containing material, lead based paint, radon or water damage with limited areas of potential or identified mold, depending upon the property use and/or age. Additionally, as needed pursuant to American Society for Testing and Materials standards, supplemental “Phase II” site investigations have been completed for some Mortgaged Properties to further evaluate certain environmental issues, including certain recognized environmental conditions (each, a “REC”). A Phase II investigation generally consists of sampling and/or testing.

The environmental reports may have revealed material adverse conditions or circumstances at a Mortgaged Property:

●	that were remediated or abated before the origination date of the related Mortgage Loan or are anticipated to be remediated or abated before the Closing Date;

●	for which an operations and maintenance plan, abatement as part of routine maintenance or periodic monitoring of the Mortgaged Property or nearby properties will be in place or recommended;

●	for which an escrow, guaranty or letter of credit for the remediation will have been established pursuant to the terms of the related Mortgage Loan;

●	for which an environmental insurance policy will have been obtained from a third party insurer;

●	for which the principal of the borrower or another financially responsible party will have provided an indemnity or will have been required to take, or will be liable for the failure to take, such actions, if any, with respect to such matters as will have been required by the applicable governmental authority or recommended by the environmental reports;

●	for which such conditions or circumstances will have been investigated further and the environmental consultant has recommended no further action or remediation;

●	as to which the borrower or other responsible party has obtained, or will be required to obtain post-closing, a “no further action” letter or other evidence that governmental authorities would not be requiring further action or remediation;

●	that would not require substantial cleanup, remedial action or other extraordinary response under environmental laws; or

●	for which the related borrower has obtained or sought to obtain or agreed to seek a “case closed” or similar status for the issue from the applicable governmental agency.

It was not uncommon for the environmental testing to reveal the presence of asbestos containing materials, lead based paint, mold and/or radon at any Mortgaged Property. Where these substances were present, the environmental consultant generally recommended, and the borrower was generally required to establish an operations and maintenance plan to address the issue or, in some cases involving asbestos containing materials and lead based paint, an abatement or removal program.

Other identified conditions could, for example, include leaks from surface level storage tanks, underground storage tanks (each, a “UST”), leaking underground storage tanks (each, a “LUST”), onsite dry cleaning facilities, gas stations, and on site spills. In such cases, corrective action, as required by the regulatory agencies, has been or is currently being undertaken and, in some cases, the related borrowers have made deposits into environmental reserve accounts. However, we cannot assure you that any environmental indemnity, insurance, letter of credit, guaranty or reserve amounts will be sufficient to remediate the environmental conditions or that all environmental conditions have been identified or that operations and maintenance plans will be put in place and/or followed.

Problems associated with mold may pose risks to the real property and may also be the basis for personal injury claims against a borrower. Although the Mortgaged Properties will be required to be inspected periodically, there is no set of generally accepted standards for the assessment of mold currently in place. If left unchecked, the growth of mold could result in the interruption of cash flow, litigation and remediation expenses which could adversely impact collections from a Mortgaged Property.

It is possible that the environmental reports and/or Phase II sampling did not reveal all environmental liabilities, or that there are material environmental liabilities of which we are not aware. Also, the environmental condition of the Mortgaged Properties in the future could be affected by the activities of tenants and occupants or by third parties unrelated to the borrowers. For further general discussion of the environmental matters that may affect the Mortgaged Properties, see “Risk Factors—Environmental Liabilities Will Adversely Affect the Value and Operation of the Contaminated Property and May Deter a Lender from Foreclosing” and “Certain Legal Aspects of the Mortgage Loans—Environmental Considerations”.

With respect to The Zappettini Portfolio Mortgage Loan (5.5%), the related ESA with respect to the 1212 Terra Bella (0.7%), 1277 Terra Bella (0.7%), 1215 Terra Bella (0.5%), 1340 West Middlefield (0.5%), 1255 Terra Bella (0.4%), 1305 Terra Bella (0.4%), 1330 West Middlefield (0.4%), and 1245 Terra Bella (0.3%) Mortgaged Properties, identifies as a REC for the Mortgaged Properties their location within a National Priorities List (“NPL”) site groundwater plume. According to the ESA consultant, groundwater remediation activities have been and are continuing to be performed by the responsible party identified as Thermo Fisher (formerly Spectra Physics). As part of the remediation, soil vapor extraction/mitigation systems have been installed at 1245 Terra Bella and the 1277 Terra Bella Mortgaged Properties, and a system has been proposed at the 1255 Terra Bella Mortgaged Property. The identified responsible party is also conducting vapor intrusion investigations and monitoring activities at certain properties within the area overlying the groundwater plume. While Thermo Fisher remains responsible and liable for investigation and remediation of the groundwater plume underlying the Mortgaged Properties, the Regional Water Quality Control Board (“RWQCB”) has recommended that the related borrower under the Mortgage Loan share in the cost of the soil vapor mitigation at 1277 Terra Bella Avenue due to a low concentration of an Halogenated Volatile Organic Compound identified in the soil in such Mortgaged Property, the source of which is unknown and possibly not related to the Thermo Fisher plume. Subject to this cost sharing with respect to the 1277 Terra Bella Mortgaged Property, and subject to the continued remediation of the Mortgaged Properties by Thermo Fisher (who has been conducting remediation activities at the NPL site, including the Mortgaged Properties, since the late 1980s), the ESA consultant concluded that United States Environmental Protection Agency and the RWQCB are unlikely to seek any enforcement against or require action by the related borrower.

With respect to the Michigan Self Storage Portfolio—Compass Self Storage Jackson Mortgaged Property (0.5%), the related ESA identifies as a REC elevated levels of arsenic in groundwater associated with historic operations. The impacts to groundwater were identified during a Phase II subsurface investigation in September 2013. As a result of the findings of the Phase II investigation, a Baseline Environmental Assessment (“BEA”) and Due Care Plan (“DCP”) were implemented at the Mortgaged Property in December 2013. A BEA allows the person(s) on whose behalf it is performed to purchase or begin operating at a property without taking on liability for historic impacts identified in the BEA. The BEA process requires the preparation of a DCP, which establishes requirements for the safe utilization of impacted property. The ESA consultant recommends that a new BEA and DCP (based on the September 2013 Phase II investigation) be completed for any new owner of the Mortgaged Property in accordance with applicable law.

With respect to the 359 South La Brea Mortgage Loan (0.2%), prior to the current use, the site of the Mortgaged Property was previously used for automotive repair and filling station purposes. Various subsurface investigations were performed on the Mortgaged Property between 2009 and 2012, including, among other things, collection of soil and groundwater samples for volatile organic compounds (“VOCs”). The results showed that several VOCs were detected at concentrations exceeding the California Maximum Contaminant Levels. Subsequently, a Vapor Intrusion Risk Evaluation (“VIRE”) was conducted to assess whether the VOCs detected in soil gas beneath the Mortgaged Property posed a potential health risk to occupants in existing on-site buildings. The VIRE concluded that the residual soil gas concentrations detected did not pose a significant risk to future site occupants, and the Department of Toxic Substances Control concurred with the conclusion that further environmental investigation of the Mortgaged Property was not required. However, according to the ESA, the VOCs detected during the 2012 investigation at the Mortgaged Property exceeds the current regulatory screening values. As such, the ESA concluded that the conditions represent a REC and recommended a limited subsurface investigation to determine whether the historical presence of an auto sales and service facility and the related contamination represents an environmental concern, with an estimated cost of between $12,000 and $16,000. At origination of the Mortgage Loan, the borrower obtained an environmental insurance policy issued by the Sirius Group in the name of the borrowers, with the lender as additional named insured with its successors, assigns and/or affiliates, with per incident and aggregate limits of $1,000,000, a deductible of $25,000 and a term expiring on June 28, 2027.

With respect to the Dollar General Portfolio II – Iron Mountain Mortgaged Property (0.1%), the related ESA identified a REC at the Mortgaged Property due to the former operations of a furniture manufacturing plant at a property north adjacent to the Mortgaged Property and of a wood-processing plant at a property west adjacent to the Mortgaged Property. The former furniture manufacturing plant operations led to contamination of the soil and groundwater at the Mortgaged Property and contaminant remediation. The former and current wood-processing plant led to contamination of the soil and groundwater at the Mortgaged Property and, according to the ESA, the groundwater migration has the potential to introduce additional contaminations at the Mortgaged Property.

Litigation and Other Legal Considerations

Certain risks relating to litigation or other legal proceedings regarding the Mortgaged Properties or the borrowers are described in “Risk Factors—Litigation and Other Legal Proceedings May Adversely Affect a Borrower’s Ability to Repay Its Mortgage Loan”. There may be material pending or threatened litigation or other legal proceedings against the borrowers, their sponsors and managers of the Mortgaged Properties and their respective affiliates. Below are descriptions of certain material current or threatened litigation matters or other legal proceedings relating to certain Mortgage Loans:

●	With respect to the Vie Portfolio Mortgage Loan (2.4%), the related non-recourse carveout guarantors are defendants in a litigation in which the plaintiff, a pool vendor, is making a claim for, among other things, breach of contract, breach of fiduciary duty and slander/libel in connection with termination of a third-party property manager. In addition, the guarantors are defendants in a litigation in which the plaintiff is claiming unspecified compensatory and punitive damages for, among other claims, alleged negligent misrepresentation, fraud and breach of contract in connection with a sale of the guarantor’s security interests in a residential apartment complex. The cases are currently under review by the insurance companies and are expected to be sent to arbitration. Based on discussions with the borrower and its counsel at the time of origination, the estimated potential aggregate liability under the pending proceedings is approximately $5.5 million.

●	With respect to the ICON Upper East Side Portfolio Mortgage Loan (2.1%), in September 2017, the non-recourse carveout guarantors and certain of their affiliates (collectively, “ICON”) entered into an order and a voluntary settlement agreement with the Tenant Harassment Task Force (the “Task Force”) after an investigation by the Task Force found that ICON had engaged in certain prohibited practices, including, among others, unsafe construction that failed to comply with relevant laws and regulations, failure to timely respond to rent-regulated tenants’ requests for repairs and failure to timely correct violations of the Housing Maintenance Code and the Construction Codes of the City of New York. The settlement resulted in an Assurance of Discontinuance (the “AOD”), which the Task Force permitted ICON to enter into without any formal action or enforcement following a series of meetings and the production of documents related to construction at certain properties owned and/or managed by ICON. The AOD did not make any finding that ICON engaged in harassment, and ICON voluntarily adopted new policies and procedures related to its management and construction and hired a third-party property manager. In addition, ICON was required to pay certain fines in the approximate aggregate amount of $568,733 in connection with the aforementioned violations and to cover the Task Force’s administrative costs for the investigation. According to a letter from the ICON counsel based on the initial quarterly report from the Task Force, as of October 2018, there has not been any finding by the Task Force that ICON had breached its obligations under the AOD. In addition, in January 2019, a tenant association (the “Tenant Association” ) representing certain tenants at a property owned by ICON (but not the related Mortgaged Property) sent a letter to ICON alleging that the management at such other property had failed to timely respond to the tenants’ requests to address certain issues, including, without limitation, the gas provider’s prolonged shutting off of gas services caused by a purported gas leak detected at such other property. ICON has indicated to the lender that ICON has contacted the Office of the New York State Attorney General overseeing the AOD compliance in response to the letter from the Tenant Association. The response includes an explanation for the gas shutoff and states that ICON at all times acted in accordance with the AOD, including, but not limited to, extending to the rent regulated tenants the rent abatements set forth in the AOD. As of the origination date of the Mortgage Loan, neither the Office of the New York State Attorney General nor the third-party administrator has made any determinations to the effect that the sponsor is not in compliance with the terms and conditions of the AOD, nor is ICON aware of any current issues which would result in such a determination. There can be no assurance that the Task Force or the Office of the New York State Attorney General will not find any wrongdoing on the part of ICON.

●	With respect to the Crystal Falls Mortgage Loan (1.8%), the related borrower sponsor, who is also the non-recourse carveout guarantor of the Mortgage Loan, is subject to several pending lawsuits from investors in the related borrower sponsor’s real estate portfolio. In each case, the complaint alleges various tort causes of action including misrepresentations made in connection with the plaintiffs’ investments. The plaintiffs are represented by the same counsel and have made claims for damages ranging from $2,000,000 to $5,000,000. In one of the cases, a trial occurred in July 2018, and the jury found in favor of the plaintiffs, and awarded damages in the amount of $4,317,387 and punitive damages in the amount of $8,000,000. The related borrower sponsor is in the process of appealing the judgment and award. The remaining cases are in various stages of litigation, and the related borrower sponsor is defending the lawsuits and has denied all claims and disputed the claimed damages amount. In addition, the Mortgage Loan documents provide for a non-recourse carveout for any losses associated with the aforementioned litigations or any other litigation where the related borrower sponsor and certain of his affiliates are defendants and which is brought by any party that owns or holds a direct or indirect interest in the related borrower. However, there can be no assurance that the non-recourse carve-out guarantor would, or would be in a position to, fulfil its obligations in respect of any losses.

●	With respect to the Village of Martinsville Mortgage Loan (1.4%), the guarantor of the related Mortgage Loan is currently the defendant in a lawsuit by a shareholder seeking redemption of its stock in the guarantor. No dollar amount is specified in the complaint and an estimated value or cost of the stock redemption was not provided by the guarantor.

●	With respect to the Michigan Self Storage Portfolio Mortgage Loan (1.2%), one of the related guarantors is named as a defendant in an intercompany lawsuit. The plaintiff, who was the sponsor’s former partner, alleges that the guarantor received excessive compensation and misused the company’s trade secrets to his personal advantage. The amount claimed is $10,000,000. The guarantors are collectively required to maintain a minimum net worth of $14,700,000 and a liquidity of not less than $147,000. A motion to dismiss was argued on March 5, 2019 and the parties are awaiting a ruling.

●	With respect to the Creekside Terrace Mortgage Loan (0.3%), one of the guarantors is named as a defendant in two lawsuits. In the first lawsuit, the plaintiff, who was the guarantor’s previous business partner, alleges that the sponsor failed to provide the plaintiff with a negotiated amount of equity in connection with a potential sale of land owned by the plaintiff. The sale offer was later rescinded, but the plaintiff nevertheless filed a lawsuit demanding restitution for equity that the plaintiff would have received as part of the sale plus damages and costs incurred. The amount in controversy is approximately $500,000. In the second lawsuit, the plaintiff, who sold a property to a limited liability company of which the guarantor is the sole manager, alleges that the guarantor breached certain representations. The amount claimed is approximately $490,000, and the defendants have offered approximately $130,000 in order to settle the lawsuit. The remaining guarantor has a net worth and liquidity anticipated to be sufficient to support the obligations under the related guaranty.

We cannot assure you that the above-described litigation matters or any current litigation matters relating to certain Mortgage Loans would not have an adverse effect on, or provide any other indication of the future performance of the obligors or the non-recourse carveout guarantors under, the related Mortgage Loans.

Redevelopment, Expansion and Renovation

Certain of the Mortgaged Properties are properties which are currently undergoing or, in the future, are expected to undergo redevelopment, renovation or expansion or, with respect to hospitality properties, are subject to property improvement plans (“PIPs”) required by the franchisors.  Certain risks related to redevelopment, expansion and renovation or the obligation to execute PIPs at a Mortgaged Property are described in “Risk Factors—Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties”.

Below are descriptions of (a) certain of such Mortgaged Properties that are undergoing (or are required or expected to undergo) redevelopment, expansion and/or renovation where the approximate estimated cost thereof is equal to or greater than the lesser of $1,000,000 and 10% of the related Mortgage Loan’s principal balance, and (b) certain of such Mortgaged Properties that are subject to material PIPs.

With respect to the 250 Livingston Mortgaged Property (4.2%), the related borrower is required to complete certain immediate repairs and façade work (the “Immediate Repairs”), estimated to cost approximately $410,000, at the Mortgaged Property by May 31, 2020 and complete and/or pay for certain tenant improvements (the “Unfunded Obligations”), estimated to cost approximately $1,220,000, pursuant to the New ST Lease (as defined below) when required under the New ST Lease. The borrower is required to deliver cash in the amount of the cost of completion of the Unfunded Obligations, Immediate Repairs and security for the payment of the debt (the “Guaranteed Reserve Deposit”) at the lender’s request within five days of the occurrence of (i) an event of default under the related Mortgage Loan documents or (ii) in the event the borrower fails to fulfill its obligations with respect to the Unfunded Obligations under the related Mortgage Loan documents. “New ST Lease” means the lease between the borrower and tenant New York City Department of Citywide Administrative Services.

With respect to the Vie Portfolio Mortgage Loan (2.4%), the related borrowers are required under the Mortgage Loan documents to complete certain planned capital improvements to the Colonie Mortgaged Property (0.3%), the Hillcrest Oakwood Mortgaged Property (0.3%), and the Southgate Mortgaged Property (0.2%) on or before January 28, 2021. The planned capital improvements include, among other items, replacing furniture and appliances, installation of new floors, and exterior painting, for a total estimated cost of $7,845,793. At origination of the Mortgage Loan, the related borrowers reserved $7,091,943 and are required to make monthly deposits of approximately $50,257 for the first 15 months of the term of the Mortgage Loan (for a total of approximately $753,850).

With respect to the SWVP Portfolio Mortgage Loan (1.3%), the borrowers were required at origination to reserve $5,000,000 with respect to a PIP for the DoubleTree Charlotte Mortgaged Property (0.2%). The PIP was not required or mandated by the related franchise agreement, but the Mortgage Loan documents require the borrowers to complete the PIP in a timely manner. The PIP includes proposed renovations and upgrades to the guestrooms, guest bathrooms, lobby and dining area, with a total budgeted cost of $4,989,110.

With respect to the Hampton Inn Denver Airport Mortgage Loan (1.2%), the borrowers were required at origination to reserve $1,127,999.00 with respect to a PIP, which includes upgrades to the guestrooms and common spaces in accordance with the Hilton brand standard and is required to be completed by September 2020, with the exception of the requirement to make improvements to the boardroom, which is required to be completed by September 2021.

We cannot assure you that the above-described renovations and build outs will not temporarily interfere with the use and operation of portions of the related Mortgaged Property and/or make the related Mortgaged Property less attractive to potential guests, patrons, customers and/or tenants.  See “Significant Loan Summaries” in Annex B to this prospectus for additional information on the 15 largest Mortgage Loans.

Default History, Bankruptcy Issues and Other Proceedings

Defaults, Refinancings, Discounted Pay-offs, Foreclosure or REO Property Purchases

As of the Cut-off Date, none of the Mortgage Loans were modified due to a delinquency, nor were any of the Mortgage Loans refinancings of loans in default at the time of refinancing and/or otherwise involved discounted pay-offs in connection with the origination of the Mortgage Loan.

Borrowers, Principals or Affiliated Entities Have Been or Currently Are Parties to Defaults, Bankruptcy Proceedings, Criminal or Civil Legal Proceedings, Pending Investigations, Foreclosure Proceedings, Deed-In-Lieu of Foreclosure Transactions and/or Mortgage Loan Workouts

Certain of the borrowers, principals of the borrowers and other entities affiliated with such principals are or previously have been or currently are parties to loan defaults, bankruptcy proceedings, criminal or civil legal proceedings, pending investigations, foreclosure proceedings, deed-in-lieu of foreclosure transactions and/or mortgage loan workouts (which may have included a discounted payoff), in addition to any bankruptcy-related litigation issues discussed above in “—Litigation and Other Legal Considerations”, which in some cases may have involved a Mortgaged Property that secures a Mortgage Loan to be included in the Issuing Entity. For example, among the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) taking into account any such material defaults, proceedings, pending investigations, transactions and/or mortgage loan workouts that are currently occurring or have occurred within the last 15 years and of which we are aware:

●	With respect to the Woodlands Mall Mortgage Loan (6.4%), General Growth Properties, Inc. (GGP, Inc.), was historically one of the related borrower sponsors. In August 2018, Brookfield Property Partners completed an acquisition of GGP Inc. and created a new public entity, Brookfield Property REIT, Inc., to succeed to the interests of GGP Inc. GGP Inc., a developer of regional malls, and certain of its subsidiaries, including, but not limited to, the borrower and guarantors (or their predecessors-in-interest), previously commenced chapter 11 bankruptcy proceedings in April 2009 due to its inability to raise capital or renegotiate outstanding debt with creditors. GGP, Inc. emerged from bankruptcy on November 9, 2010.

●	With respect to the CIRE Equity Retail & Industrial Portfolio Mortgage Loan (4.2%), one of the related borrower sponsors (a) owned real property (unrelated to the collateral) that secured a loan which became the subject of a foreclosure in 2012 and a deficiency judgment of approximately $1,060,000 that was settled in confidence with a satisfaction of judgment recorded in 2013, and (b) was a defendant in a breach of contract action in 2009 brought by a potential buyer regarding other sponsor-owned real property (unrelated to the collateral) that was settled (after the court expunged a lis pendens filed by the plaintiff) and dismissed.

●	With respect to the 3 Columbus Circle Mortgage Loan (4.2%), the borrower sponsor purchased the Mortgaged Property in 2004 and refinanced the related loan in 2006 with a $250 million loan from Wachovia. The borrower sponsor defaulted on the $250 million loan in 2009, and Related Companies, a private real estate firm based in New York City, subsequently bought the note and moved to foreclose. However, in 2011, SL Green became involved to recapitalize the Mortgaged Property, preventing Related Companies from foreclosing on the Mortgaged Property. Subsequently, SL Green and the borrower sponsor refinanced the existing loan with a $350 million loan from Deutsche Bank, and in 2018 the borrower sponsor repurchased SL Green’s interest in the Mortgaged Property. The borrower sponsor did not default on the loan from Deutsche Bank throughout the loan term before refinancing it with the Mortgage Loan. The borrower sponsor has also been subject to other default and foreclosure proceedings.

●	With respect to the Grand Canal Shoppes Mortgage Loan (4.2%), one of the borrower sponsors, Brookfield Properties REIT Inc., formerly known as General Growth Properties, Inc. filed for Chapter 11 bankruptcy in 2009, together with approximately 160 property level borrowers. The bankruptcy court in this case declined to substantively consolidate the assets of any property level subsidiary with the assets of the borrower sponsor or any of its affiliates. However, the court denied motions brought by various property-level lenders to dismiss the bankruptcy cases of the property-level borrowers as being made in bad faith, and the court permitted the use of cash generated from these subsidiary properties in excess of amounts necessary to pay interest to be distributed to the bankrupt parent entities for general corporate purposes over the objections of the lenders. The court did, however, require a first lien on the cash collateral account where cash distributed to the bankrupt parent entities was on deposit.

●	With respect to the Waterfront Plaza Mortgage Loan (4.2%), affiliates of the related non-recourse carveout guarantor have been subject to foreclosures on securitized commercial mortgage loans.

●	With respect to the 10000 Santa Monica Boulevard Mortgage Loan (4.2%), an affiliate of the borrower and sponsor previously filed for bankruptcy in April 2009 to obtain relief from mortgage debt incurred to acquire a real estate development project. In connection with the acquisition of the property, a Lehman Brothers entity agreed to fund an acquisition loan to such affiliate and provided a letter of credit to the developer to ensure funding of the acquisition loan. Due to its distressed financial position and the 2008-2009 financial crisis, the Lehman Brothers entity notified the affiliate that it would be unable to fund the loan despite the letter of credit delivered to the seller. According to the borrower and the sponsor, the affiliate increased its equity contribution so that the Lehman Brothers entity would fund the loan and closing could take place. Subsequent to the funding and closing, both the developer and Lehman Brothers filed for bankruptcy protection in 2008. The receiver for the Lehman Brothers entity (which entity was then in liquidation) exercised its rights in the collateral in November 2008. The affiliate ultimately sought bankruptcy protection.

There are likely other material defaults, bankruptcy proceedings, legal proceedings, foreclosure proceedings, deed-in-lieu of foreclosure transactions and/or mortgage loan workouts involving certain of the borrowers, principals of the borrowers and other entities under the control of such principals that have (i) occurred prior to the last 15 years, (ii) occurred during the last 15 years with respect to Mortgage Loans that are not among the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan), or (iii) otherwise occurred at any time (including with respect to the 15 largest Mortgage Loans) and of which we are not aware.

We cannot assure you that there are no other defaults, bankruptcy proceedings, legal proceedings, foreclosure proceedings, deed-in-lieu of foreclosure transactions and/or mortgage loan workout matters that involved one or more Mortgage Loans or Mortgaged Properties, and/or a guarantor, borrower, borrower sponsor or other party to a Mortgage Loan.

Certain risks relating to bankruptcy proceedings are described in “Risk Factors—A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans”.

Tenant Issues

Tenant Concentrations

Mortgaged properties that are owner-occupied or leased to a single tenant, or a tenant that makes up a significant portion of the rental income, also are more susceptible to interruptions of cash flow if that tenant’s business operations are negatively impacted, if that tenant defaults or if that tenant fails to renew its lease. This is so because:

●	the financial effect of the absence of rental income may be severe;

●	more time may be required to re-lease the space; and

●	substantial capital costs may be incurred to make the space appropriate for replacement tenants.

See Annex A to this prospectus for tenant lease expiration dates for the 5 largest tenants (based on net rentable square footage) at each office, retail, mixed use, self storage and industrial Mortgaged Property.

The Mortgaged Properties have single tenants as set forth below:

●	Thirty-six (36) of the Mortgaged Properties (21.0%), securing, in whole or in part, nine (9) Mortgage Loans (28.3%), are each leased to a single tenant.

●	No Mortgaged Property leased to a single tenant secures a Mortgage Loan representing more than approximately 7.9% of the Initial Pool Balance.

With respect to certain of these Mortgaged Properties that are leased to a single tenant, the related leases may expire prior to, or soon after, the maturity dates of the Mortgage Loans or the related tenant may have the right to terminate its lease prior to the maturity date of the Mortgage Loan. If the current tenant does not renew its lease on comparable economic terms to the expired lease, if a single tenant terminates its lease or if a suitable replacement tenant does not enter into a new lease on similar economic terms, there could be a negative impact on the payments on the related Mortgage Loans.

Lease Expirations and Terminations

Lease Expirations

See Annex A to this prospectus for tenant lease expiration dates for the 5 largest tenants (based on net rentable square footage leased) at each office, retail, mixed use and industrial Mortgaged Property. Even if none of the 5 largest tenants at a particular Mortgaged Property have leases that expire before, or shortly after, the maturity of the related Mortgage Loan, (i) some of the Mortgaged Properties have significant leases (not related to the 5 largest tenants) or a significant concentration of leases that expire before, or shortly after, the maturity of the related Mortgage Loan, and (ii) there may be a significant percentage of leases at a particular Mortgaged Property that expire in a single calendar year, a rolling 12-month period or prior to, or shortly after, the maturity of a Mortgage Loan. Identified below are certain lease expirations or concentrations of lease expirations with respect to the office, retail, mixed use and industrial Mortgaged Properties:

●	In certain cases, the lease of a sole tenant or the lease of an anchor or other tenant that is one of the 5 largest tenants at a Mortgaged Property expires prior to the maturity date (or, in the case of an ARD Loan, the Anticipated Repayment Date) of the related Mortgage Loan, as set forth on Annex A to this prospectus. Set forth in the table below are examples of Mortgaged Properties as to which the sole tenant or a single tenant representing greater than 50% of the net rentable square footage occupies its space at the Mortgaged Property under a lease that expires prior to, or within approximately 12 months after, the maturity date (or, in the case of an ARD Loan, the Anticipated Repayment Date) of the related Mortgage Loan.

Mortgaged Property Name	Approx. % of Initial Pool Balance	Name of Tenant	Percentage of Net Rentable Square Footage Expiring(1)	Date of Lease Expiration	Maturity Date
1350 West Middlefield	0.8%	Egnyte, Inc.	100%	4/30/2024	6/6/2024
1212 Terra Bella	0.7%	Iridex Corporation	100%	2/28/2022	6/6/2024
850 - 900 North Shoreline	0.7%	Zendex (XMotors).	53.0%	12/31/2021	6/6/2024
1277 Terra Bella	0.7%	Elementum SCM, Inc.	100%	12/31/2024	6/6/2024
1215 Terra Bella	0.5%	Elementum SCM, Inc.	100%	1/31/2023	6/6/2024
1340 West Middlefield	0.5%	Nuro, Inc.	100%	8/15/2023	6/6/2024
1255 Terra Bella	0.4%	Google, Inc.	100%	3/10/2021	6/6/2024
1305 Terra Bella	0.4%	Vimo, Inc.	100%	6/30/2023	6/6/2024
1330 West Middlefield	0.4%	The County of Santa Clara	100%	9/30/2021	6/6/2024
1245 Terra Bella	0.3%	Google, Inc.	100%	3/10/2021	6/6/2024
Osborn Triangle – 1 Portland Street	1.5%	Pfizer	100%	1/31/2024	6/1/2029
Osborn Triangle – 700 Main Street	1.0%	Novartis Institutes for Biomedical Research, Inc.	59.1%	7/31/2024	6/1/2029
CIRE Equity Retail & Industrial Portfolio – Wood Village Towne Center	0.7%	Kohl’s Department Stores	63.8%	1/31/2027	6/6/2029
CIRE Equity Retail & Industrial Portfolio – 2641 Hall Ave – Riverside, CA	0.1%	48 Forty Solutions	100%	5/31/2023	6/6/2029
CIRE Equity Retail & Industrial Portfolio – 2621 Hall Ave – Riverside, CA	0.1%	48 Forty Solutions	100%	5/31/2023	6/6/2029
CIRE Equity Retail & Industrial Portfolio – 606 W Troy – Indianapolis, IN	0.1%	48 Forty Solutions	100%	4/30/2024	6/6/2029
CIRE Equity Retail & Industrial Portfolio – Homeland – Bartow, FL	0.1%	48 Forty Solutions	100%	6/30/2025	6/6/2029

Mortgaged Property Name	Approx. % of Initial Pool Balance	Name of Tenant	Percentage of Net Rentable Square Footage Expiring(1)	Date of Lease Expiration	Maturity Date
Corporate Ridge I	0.8%	Premier Global Services (Hyland Software)	72.5%	3/31/2027	6/6/2029
359 South La Brea	0.2%	Starbucks	100%	6/30/2024	7/1/2024

(1)	Calculated based on a percentage of occupied net rentable square footage of the related Mortgaged Property.

●	With respect to the Mortgaged Properties identified in the table below, tenant leases representing in the aggregate greater than 50% of the net rentable square footage at the related Mortgaged Property (excluding Mortgaged Properties leased to a sole tenant or single tenant representing greater than 50% of the net rentable square footage, as identified in the table above) expire in a single calendar year that is prior to, or in the same year as, the year in which the maturity date (or, in the case of an ARD Loan, the Anticipated Repayment Date) of the related Mortgage Loan occurs.

Mortgaged Property Name	Approx. % of Initial Pool Balance	Approximate Aggregate Percentage of Leases Expiring(1)	Calendar Year of Expiration	Maturity Date

CIRE Equity Retail & Industrial Portfolio – Pear Tree	0.5%	51.9%	2024	6/6/2029

(1)	Calculated based on a percentage of occupied net rentable square footage of the related Mortgaged Property.

●	There may be other Mortgaged Properties with related leases (including leases representing in the aggregate 50% or greater of the net rentable square footage at the related Mortgaged Property), that expire over two or more calendar years prior to maturity of the related Mortgage Loan, which may be consecutive calendar years.

●	Further, with respect to certain other Mortgaged Properties, there are leases that represent in the aggregate a material portion (but less than 50%) of the net rentable square footage at the related Mortgaged Property that expire in a single calendar year (or several calendar years) prior to, or shortly after, the maturity of the related Mortgage Loan.

Lease Terminations

Certain Mortgage Loans have material lease early termination options. Leases often give tenants the right to terminate the related lease, reduce the amount of space they are leasing, abate or reduce the related rent, and/or exercise certain remedies against the related borrower for various reasons or upon various conditions, including

(i)	if the borrower for the applicable Mortgaged Property allows uses at the Mortgaged Property in violation of use restrictions in current tenant leases,

(ii)	if the borrower or any of its affiliates owns other properties within a certain radius of the Mortgaged Property and allows uses at those properties in violation of use restrictions,

(iii)	if the borrower fails to provide a designated number of parking spaces,

(iv)	if there is construction at the related Mortgaged Property or an adjacent property (whether or not such adjacent property is owned or controlled by the borrower or any of its affiliates) that may interfere with visibility of, access to or a tenant’s use of the Mortgaged Property or otherwise violate the terms of a tenant’s lease,

(v)	upon casualty or condemnation with respect to all or a portion of the Mortgaged Property that renders such Mortgaged Property unsuitable for a tenant’s use or if the borrower fails to rebuild such Mortgaged Property within a certain time,

(vi)	if a tenant’s use is not permitted by zoning or applicable law,

(vii)	if the tenant is unable to exercise an expansion right,

(viii)	if the borrower does not complete certain improvements to the property as contemplated in the lease,

(ix)	if the borrower leases space at the Mortgaged Property or within a certain radius of the Mortgaged Property to a competitor,

(x)	if the tenant fails to meet certain sales targets or other business objectives for a specified period of time,

(xi)	if certain anchor or significant tenants at the subject property go dark or terminate their leases,

(xii)	if the landlord violates the tenant’s exclusive use rights for a specified period of time,

(xiii)	if the borrower defaults on any other obligations under the lease, or

(xiv)	based upon contingencies other than those set forth in this “—Tenant Issues—Lease Expirations and Terminations” section.

We cannot assure you that all or any of the borrowers will comply with their lease covenants or such third parties will act in a manner required to avoid any termination and/or abatement rights of the related tenant.

Identified below are certain material termination rights or situations in which the tenant may no longer occupy its leased space or pay full (or any) rent.

Unilateral Lease Termination Rights

Certain of the tenant leases permit the related tenant to unilaterally terminate its lease (with respect to all or a portion of its leased property) prior to, or shortly after the maturity of the related Mortgage Loan, upon providing notice of such termination within a specified period prior to the termination date. For example, among the 5 largest tenants by net rentable square footage at a Mortgaged Property securing the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) by Cut-off Date Balance, or those Mortgaged Properties with a tenant that leases at least 20% of the net rentable square footage at the related Mortgaged Property (in each case excluding government tenants, which are described further below):

●	With respect to the 30 Hudson Yards Mortgage Loan (7.9%), the sole tenant, WarnerMedia, has the right, which if timely exercised, would become effective on June 14, 2024, to exclude from its leased premises a portion of leased premises equal up to ten contiguous full floors comprising floors 42 through 51, inclusive (the “Contraction Floors”). Such contraction option may be exercised only from the highest of the Contraction Floors downward, subject to the satisfaction of certain conditions, including (i) delivery of irrevocable notice by WarnerMedia to the related borrower of such exercise on or before the date (the “Contraction Exercise Date”) that occurs on (A) December 14, 2021, if the contraction space consists of 5 or more floors, (B) June 14, 2022, if the contraction space consists of 3 or 4 floors, or (c) December 14, 2022 if the contraction space consists of not more than 2 floors and (ii) payment to the related borrower on June 14, 2024, of an amount equal to $24,000,000 per floor that is being excluded. If WarnerMedia fails to deliver such notice timely (time being of the essence), then WarnerMedia is deemed to have irrevocably waived its right to exclude the amount of contraction space applicable to such Contraction Exercise Date.

●	With respect to The Zappettini Portfolio Mortgage Loan (5.5%), the sole tenant at the 1350 West Middlefield Mortgaged Property (0.8%), Egnyte, Inc., has the right to terminate its lease at any time after April 30, 2022 with 9 months’ notice. The second largest tenant at the 850 - 900 North Shoreline Mortgaged Property (0.7%), Vita Insurance Associates, Inc., representing 47% of the net rentable square footage, has the right to terminate its lease at any time after December 31, 2020 with 6 months’ notice. The sole tenant at the 1277 Terra Bella Mortgaged Property (0.7%), Elementum SCM, Inc., has the right to terminate its lease at any time on or after December 31, 2020 with 9 months’ notice. The sole tenant at the 1215 Terra Bella Mortgaged Property (0.5%), Elementum SCM, Inc., has the right to terminate its lease at any time after January 31, 2021 with 9 months’ notice. The sole tenant at the 1340 West Middlefield Mortgaged Property (0.5%), Nuro, Inc., has the right to terminate its lease at any time after February 1, 2022 with 9 months’ notice.

●	With respect to the CIRE Equity Retail & Industrial Portfolio Mortgage Loan (4.2%), the sole tenant at the Homeland – Bartow, FL Mortgaged Property, 48 Forty Solutions, may terminate its lease at such Mortgaged Property effective at any time on or after July 1, 2022, with at least 12 months’ prior notice and payment of a termination fee equal to the sum of $500,000 plus any unamortized tenant improvements.

●	With respect to the 2 MacArthur Mortgage Loan (2.9%), the largest tenant at the Mortgaged Property, The State of California, representing 81.2% of net rentable square footage, has the right to terminate its lease at any time on or after May 31, 2034, with at least 90 days’ prior written notice.

●	With respect to the Oak Tree Place Mortgage Loan (0.5%), the largest tenant at the Mortgaged Property, Lifeline Screening, representing 35.5% of net rentable square footage, has the one-time right to terminate its lease at any time after June 30, 2026 with 12 months’ notice plus a termination fee in an amount equal to two months base rent plus unamortized tenant improvements plus leasing commissions at a 7% interest rate.

Rights to Terminate Lease or Abate or Reduce Rent Triggered by Failure to Meet Business Objectives or Actions of Other Tenants

Certain of the tenant leases for the Mortgaged Properties permit the related tenant to terminate its lease and/or abate or reduce rent if the tenant fails to meet certain sales targets or other business objectives for a specified period of time. We cannot assure you that all or any of these tenants will meet the sales targets or business objectives required to avoid any termination and/or abatement rights. For example, taking into account the 5 largest tenants (based on net rentable square footage) at those Mortgaged Properties securing the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) by aggregate Cut-off Date Balance:

Certain of the tenant leases for the Mortgaged Properties may permit affected tenants to terminate their leases and/or abate or reduce rent if another tenant at the subject Mortgaged Property or a tenant at an adjacent or nearby property terminates its lease or goes dark, or if a specified percentage of the Mortgaged Property is unoccupied. For example, taking into account the 5 largest tenants (based on net rentable square footage) at those Mortgaged Properties securing the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) by aggregate Cut-off Date Balance:

●	With respect to the CIRE Equity Retail & Industrial Portfolio – Pecan Promenade Mortgaged Property (0.6%), in the event that, for more than 12 consecutive months, (A) each of Target and the required anchor tenants occupying 7,000 SF and 10,000 SF are not open for business, and (B) at least 15,000 SF of retail space at the inline building is not occupied and less than 50% of the remaining leasable floor area at the Mortgaged Property is open for business, then the largest tenant, Ross Stores, occupying approximately 21.3% of net rentable square footage at the Mortgaged Property, will have the right to pay abated rent in an amount equal to the lesser of the minimum rent that would have otherwise been due and 2% of gross sales. If such condition exists for more than 24 months, the tenant may terminate its lease.

In the event that Target is not open for business and less than 50% of the remaining leasable floor area at the Mortgaged Property is open for business, then the third largest tenant, Dollar Tree, occupying approximately 7.1% of net rentable square footage at the Mortgaged Property, will be obligated to pay an alternate rent in an amount equal to lesser of 50% of base rent or 3% of gross sales. If such condition exists for more than 6 months, the tenant may terminate its lease.

In the event that, for more than 6 consecutive months, Target and Ross are not open for business or less than 70% of the remaining leasable floor area at the Mortgaged Property is open for business (excluding freestanding pads and premises), then the fourth largest tenant, Kirkland’s, occupying approximately 7.1% of net rentable square footage at the Mortgaged Property, will be obligated to pay an alternate rent in an amount of 3% of gross sales for up to 8 months in lieu of all rent. If Target or Ross is not re-leased or either 80% of the co-tenants or 70% of the remaining leasable floor area is not open for business in such 6 months, the tenant may terminate its lease or must go back to paying full rent.

In addition, in the event that Target and Ross are not open for business, Shoe Show, the fifth largest tenant, occupying approximately 5.0% of net rentable square footage at the Mortgaged Property will be obligated to pay an alternate rent in an amount equal to 5% of gross sales. If Target does not re-open within 12 months, the tenant may terminate its lease.

●	With respect to the CIRE Equity Retail & Industrial Portfolio – Valley Plaza Mortgaged Property (0.6%), in the event that, for more than 180 consecutive days, less than 65% of the remaining leasable floor area at the Mortgaged Property is open for business or US Foods and one additional tenant in the inline building is not open for business, then the second largest tenant, Ross Stores, representing approximately 18.7% of net rentable square footage at the Mortgaged Property, will be obligated to pay alternate rent in an amount equal to the lesser of the minimum rent that would have otherwise been due and 2% of gross sales for a 270 day period following the 180 days. If such conditions exist for more than 365 consecutive days, then the tenant may terminate its lease by giving notice within 30 days.

●	With respect to the CIRE Equity Retail & Industrial Portfolio – Pear Tree Mortgaged Property (0.5%), in the event that, for more than 6 months, Lucky’s (SaveMart) is not in business, then the third largest tenant, Ross Stores, representing approximately 13.4% of net rentable square footage at the Mortgaged Property, will be obligated to pay an alternate rent in an amount equal to the lesser of the minimum rent that would have been otherwise due an 1% of gross sales. If such condition continues for more than 9 consecutive months, tenant has the right to terminate its lease within 120 days after the 9 month period.

In the event that, for more than 6 months, Lucky’s (SaveMart) and Ross Stores are not open for business and less than 70% of the remaining leasable floor area at the Mortgaged Property is open for business, then the fourth largest tenant, Big 5 Sporting Goods, representing approximately 8.4% of net rentable square footage at the Mortgaged Property, will be obligated to pay 70% of the minimum rent that would have otherwise been due.

In the event that JC Penney, Ross and Big 5 Sporting Goods (or other comparable replacements as contemplated in the Mortgage Loan documents) are not in business, then the fifth largest tenant, Maurice’s, representing approximately 2.7% of net rentable square footage at the Mortgaged Property will be obligated to pay an alternate rent in an amount equal to 5% of gross sales. If such conditions continue for 12 consecutive months, the tenant may terminate its lease with 30 days’ notice.

●	With respect to the CIRE Equity Retail & Industrial Portfolio – Central Park Shopping Center Mortgaged Property (0.5%), in the event that, for more than 6 consecutive months, less than 60% of the remaining floor area (excluding Big Lots premises) at the Mortgaged Property is open for business, then the largest tenant, Big Lots, representing approximately 21.8% of net rentable square footage at the Mortgaged Property, will be obligated to pay an alternate rent of 1.5% of gross sales. If such conditions continue after 18 consecutive months following the tenant paying such alternate rent, the tenant may terminate its lease.

In the event that, for more than 120 consecutive days, Target is not open for business, then the second largest tenant, Petco, representing approximately 13.9% of net rentable square footage at the Mortgaged Property, will be obligated to pay alternate rent in an amount equal to 3% of gross sales. If within 120 days, Target does not find a replacement tenant for its entire premises or two smaller tenants that occupy at least 80,000 square feet, and if such conditions continue for 12 consecutive months, the tenant may terminate its lease.

In addition to termination options tied to certain triggers as set forth above that are common with respect to retail properties, certain tenant leases permit the related tenant to terminate its lease without any such triggers.

Certain of the tenant leases permit the related tenant to terminate its lease based upon contingencies other than those set forth above in this “—Tenant Issues—Rights to Terminate Lease or Abate or Reduce Rent Triggered by Failure to Meet Business Objectives or Actions of Other Tenants” subsection.

See “Significant Loan Summaries” in Annex B to this prospectus for more information on material lease termination options relating to the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan).

Rights to Cease Operations (Go Dark) at the Leased Property

Certain of the tenant leases may permit a tenant to go dark at any time. For example, taking into account (i) the 5 largest tenants (based on net rentable square footage) at a Mortgaged Property securing the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) by aggregate Cut-off Date Balance or (ii) cases where any Mortgaged Property is leased to a tenant that leases more than 50% of the net rentable square footage of the Mortgaged Property who has the option to go dark:

●	With respect to the Chemours HQ Mortgage Loan (4.3%), the sole tenant at the Mortgaged Property, Chemours, may go dark in its space provided that it continues to pay rent and otherwise comply with its obligations under the lease.

●	With respect to the Walgreens Stockton Mortgage Loan (0.3%), the sole tenant at the Mortgaged Property, Walgreens, may go dark in its space, subject to the borrower’s right to terminate the related lease if the premises are dark for a continuous period in excess of six months, subject to certain exceptions under the lease.

●	With respect to the CVS Plymouth, MN Mortgaged Property (0.3%), the sole tenant, CVS, has the right to go dark at any time. The related borrower does not have the right to terminate the lease and recapture the space.

There may be other tenant leases, other than those disclosed above, that do not require the related tenant to continue to operate its space at the related Mortgaged Property, and therefore such tenants may also have the option to go dark at any time, but such right to go dark is not expressly provided for under the subject lease.

Termination Rights of Government Sponsored Tenants

Certain of the Mortgaged Properties, as set forth in the table below, may be leased in whole or in part by government sponsored tenants or by tenants with government contracts. Government sponsored tenants frequently have the right to cancel their leases at any time or after a specific time (in some cases after the delivery of notice) or for lack of appropriations. Tenants that are party to a government contract frequently have termination options related to termination or cessation of such government contract. For example, set forth below are certain government sponsored tenants that (i) have leases with the risks described above in this paragraph and (ii) individually represent 5% or more of the underwritten base rent at the related Mortgaged Property.  One or more other leases at the related Mortgaged Property representing less than 5% of the base rent at such Mortgaged Property could also have these types of risks.

Mortgaged Property Name	Approx. % of Initial Pool Balance	Tenant	Approx. % of Net Rentable Area	Approx. % of UW Base Rent
250 Livingston	4.2%	The City of New York(1)	92.5%	91.8%
2 MacArthur	2.9%	State of California(2)	81.3%	84.1%
Pegasus Landing(3)	1.1%	United States of America	25.8%	35.9%
Waterfront Plaza	4.2%	USCIS	5.7%	10.2%

(1)	The City of New York has the option to terminate its lease in or around August 2025 or August 2027 with 18 months prior written notice.

(2)	The largest tenant, The State of California, may terminate its lease at any time, on or after May 31, 2034, upon 90 days written notice to the borrower.

(3)	The United States Navy has entered into two leases with the borrower encompassing 49 of the 190 total multifamily units at the Mortgaged Property. The term of each lease is one year, with nine one-year extension options. The United States Navy may also terminate the leases with a 180 days’ notice.

Other Tenant Termination Issues

With respect to the Franklin Plaza Mortgage Loan (0.7%), the related borrower is obligated, upon request by the largest tenant, Atlantic Credit & Finance, Inc. (“Atlantic”), which represents 39.4% of the net rentable area, to deliver certain space (“Expansion Space”) that is currently leased by the second largest tenant, Commonwealth of VA, within 12 months of Atlantic’s request therefor. The earliest such delivery date could occur is August 2022. Commonwealth of VA’s lease term does not end until October 2024. Borrower has commenced negotiations with Commonwealth of VA regarding relocating it to other space prior to August 2022. In the event that the related borrower is unable to deliver the Expansion Space to Atlantic, Atlantic may terminate its lease. In addition to the tenant termination issues described above, anchor tenants at, and shadow anchor tenants with respect to, certain Mortgaged Properties may close or otherwise become vacant. We cannot assure you that any such anchor tenants would be replaced in a timely manner or without incurring material additional costs to the related borrower and resulting in adverse economic effects.

Rights to Sublease

Certain of the Mortgaged Properties may have tenants that sublet a portion of their space or have provided notice of their intent to sublet out a portion of their space in the future. For example, taking into account (i) the 5 largest tenants (based on net rentable square footage) at those Mortgaged Properties securing the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) or (ii) cases where 10% or more of the aggregate net rentable square footage at a Mortgaged Property is sublet:

●	With respect to the Zappettini Portfolio Mortgage Loan (5.5%), the largest tenant at the 850 - 900 North Shoreline Mortgaged Property (0.7%), Zendesk, which represents 53.0% of the net rentable square footage, subleases 100% of its space to X Motors. Effective as of January 1, 2020, X Motors will become the direct tenant under the related lease, which expires December 31, 2021. With respect to the 1215 Terra Bella Mortgaged Property (0.5%), the sole tenant, Elementum SCM, Inc., subleases 100% of its space to two sub-tenants, Firewood Marketing, Inc. (12,861 net rentable square feet) and Glowlink Communications Technology, Inc. (12,139 net rentable square feet). Both subleases expire January 31, 2021. The lease with respect to Elementum SCM, Inc. expires January 31, 2023. With respect to the 1245 Terra Bella Mortgaged Property, the sole tenant, Google, Inc., subleases 100% of its space to Planet Labs, and the lease and related sublease expire in March 2021.

●	With respect to the Osborn Triangle Mortgage Loan (4.2%), the largest tenant at the portfolio of Mortgaged Properties, Pfizer, which represents 73.8% of the net rentable square footage, subleases a total of 163,644 square feet, representing 24.2% of the net rentable square footage at the portfolio of Mortgaged Properties as follows: (i) CRISPR Therapeutics (9.7% of net rentable square footage), expiring on January 31, 2027, (ii) Lab Central (4.9% of net rentable square footage), expiring on December 14, 2027, (iii) Casebia Therapeutics (4.8% of net rentable square footage), expiring on March 31, 2024, and (iv) KSQ Therapeutics (4.8% of net rentable square footage), expiring on February 28, 2022. In addition, CRISPR Therapeutics subleases 5,184 square feet of its subleased space to Bayer’s Life Hub Boston, whose sub-sublease expires on March 31, 2024.

●	With respect to the Corporate Ridge I Mortgage Loan (0.8%), the largest tenant at the Mortgaged Property, Premier Global Services, representing approximately 72.5% of net rentable square footage, subleases 100% of its space to Hyland Software. Hyland Software assumed Premier Global Services’ current lease term which expires on March 31, 2027.

Tenants Not Yet in Occupancy or in a Free Rent Period, Leases Under Negotiation and LOIs

Tenants under certain leases included in the Underwritten Net Cash Flow, Underwritten Net Operating Income and/or Occupancy may not be in physical occupancy, may not have commenced paying rent, or may be in the process of negotiating such leases. For example, with respect to single tenant properties, tenants that are one of the 5 largest tenants (based on net rentable square footage) at a Mortgaged Property securing the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) or tenants in the aggregate representing more than 25% of the net rentable square footage at a Mortgaged Property, certain of such tenants have not taken possession or commenced paying rent or have outstanding rent as set forth below:

●	With respect to the Chemours HQ Mortgage Loan (4.3%), Chemours, the sole tenant at the Mortgaged Property, is currently in a free rent period under its lease for the third floor through December 2020 in the aggregate amount of $922,359. The borrower reserved approximately $922,359 at origination of the Mortgage Loan for the free rent period.

●	With respect to the Waterfront Plaza Mortgage Loan (4.2%), the largest tenant, Hawaii Pacific University (“HPU”), representing approximately 18.2% of the net rentable square footage at the Mortgaged Property is in occupancy of 89,280 SF (90.1%) of its leased space and expects to take occupancy of the remaining 9,778 SF by December 2019 after the existing tenants who are currently occupying such space move out. The HPU lease commenced on July 1, 2019 and provides for seven months of free rent. At origination, the borrower reserved approximately $1,418,088 for free and gap rent for HPU and other tenants at the Mortgaged Property.

●	With respect to the 250 Livingston Mortgaged Property (4.2%), the largest tenant, the City of New York, representing approximately 92.5% of the net rentable square footage at the Mortgaged Property, entered into a new lease agreement (to succeed the lease agreements currently in place), effective in or around August 2020, pursuant to which the annual rent the City of New York pays will increase by approximately $5,000,000. At origination, the borrower reserved $5,376,645 for gap rent for the City of New York in connection with the new lease.

●	With respect to the 3 Columbus Circle Mortgage Loan (4.2%), Josephson, the fifth largest tenant by the net rentable square footage at the Mortgaged Property, and an affiliate of the related borrower, is currently in a free rent period through July 2019 in the aggregate amount of $1,259,369. The borrower reserved approximately $847,794 at origination of the Mortgage Loan for the free rent period.

In addition, in some cases, tenants at a Mortgaged Property may have signed a letter of intent or notified the related borrower of their intent to continue to lease space at the Mortgaged Property but not executed a lease with respect to the related space. We cannot assure you that any such proposed tenant will sign a lease or lease renewal or take or remain in occupancy at the related Mortgaged Property.

Further, the underwritten occupancy, Underwritten Net Cash Flow and Underwritten Net Operating Income of the Mortgaged Properties may reflect tenants, and rents from tenants, whose lease terms or renewal leases are under negotiation but not yet signed.

In the case of any Mortgage Loan, we cannot assure you that tenants who have not yet taken occupancy, begun paying rent or executed a lease will take occupancy, begin paying rent or execute their lease. If these tenants do not take occupancy of the leased space, begin paying rent or execute their lease, it could result in a higher vacancy rate and re-leasing costs that may adversely affect cash flow on the related Mortgage Loan.

Charitable Institutions / Not-For-Profit Tenants

Certain Mortgaged Properties may have tenants or sub-tenants that are charitable institutions or other not-for-profit tenant organizations that generally rely on contributions from individuals and government grants or other subsidies to pay rent on such space and other operating expenses.

Tenants that are charitable institutions that generally rely on contributions from individuals and government grants or other subsidies to pay rent on such space and other operating expenses may default upon their respective leases should such contributions, grants or subsidies no longer be available.

See “Significant Loan Summaries” in Annex B to this prospectus for more information on other tenant matters relating to the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan).

See the footnotes to Annex A to this prospectus for further information regarding the 5 largest tenants by net rentable square footage at the Mortgaged Properties.

Purchase Options, Rights of First Offer and Rights of First Refusal

With respect to certain of the Mortgaged Properties, certain tenants, franchisors, property managers, ground lessors, developers or owners’ associations or other parties may have a purchase option, right of first offer or a right of first refusal or similar right, upon satisfaction of certain conditions, to purchase all or a portion of such Mortgaged Properties. Below are certain purchase options, rights of first offer and rights of first refusal to purchase all or a portion of certain Mortgaged Properties:

●	With respect to the Grand Canal Shoppes Mortgage Loan (4.2%), the Mortgaged Property is part of a multiple-owner, integrated project that is subject to a reciprocal easement agreement (“REA”) among the various owners, including, without limitation, the related borrowers and Venetian Casino Resort, LLC, the ground lessor under the ground leases to which a portion of the Mortgaged Property is subject (the “Ground Leases”) and an affiliate of Las Vegas Sands, which operates the Venetian Hotel and Casino and the Palazzo Resort and Casino. Pursuant the REA, a transfer of either the Grand Canal Shoppes portion or the Palazzo Shoppes portion of the Mortgaged Property (other than to a lender in connection with foreclosure or delivery of a deed-in-lieu of foreclosure of a mortgage secured by the Mortgaged Property or the first subsequent transferee from the lender) is subject to a right of first offer in favor of Venetian Casino Resort, LLC.

●	In addition, under the REA, in the case of acceleration of the Mortgage Loan, Venetian Casino Resort, LLC has the right, subject to the satisfaction of certain financial covenants, to purchase the Mortgage Loan at a price equal to (a) the principal balance, (b) accrued and unpaid interest up to (but excluding) the date of purchase, (c) all other amounts owed under the Mortgage Loan documents, including, without limitation (but only to the extent so owed) (1) any unreimbursed advances made by the servicer, with interest at the applicable rate, (2) any servicing and special servicing fees, (3) any exit fees, (4) any prepayment, yield maintenance or similar premiums and (5) if the date of purchase is not a scheduled payment date, accrued and unpaid interest, from the date of purchase up to (but excluding) the scheduled payment date next succeeding the date of purchase and (d) all reasonable fees and expenses incurred by the lender in connection with the purchase.

●	With respect to the 3 Columbus Circle Mortgage Loan (4.2%), JPMCB occupies a condominium unit as a tenant at the Mortgaged Property, and has the right to purchase such condominium unit if the borrower, as the landlord, seeks to sell such condominium unit to a third party, for a purchase price then to be proposed to such third party by the borrower, JPMCB, as the tenant, has executed a subordination, non-disturbance and attornment agreement in connection with the Mortgage Loan origination, subordinating the lease to the Mortgage Loan.

●	With respect to the Osborn Triangle Mortgage Loan (4.2%), the borrowers master lease the condominium units from an affiliate of MIT. The master lease provides that the related borrower is not permitted to assign its leasehold interest or effect a transfer of control without first giving the fee owner of the unit a right of first offer with respect to such interest. Pursuant to the master leases, the right of first offer does not apply to a foreclosure or deed-in-lieu of foreclosure.

●	With respect to the 2 MacArthur Mortgage Loan (2.9%), the largest tenant at the Mortgaged Property, the State of California, has the option to purchase the Mortgaged Property at any time on or after June 1, 2029 and on or before November 30, 2029, for a purchase price of $124,885,200.

●	With respect to the Vie Portfolio Mortgaged Property (2.4%), the Mortgaged Property is master leased to a master lessee to accommodate a Shari’ah compliant structure for the Mortgage Loan, and the master lessee has a purchase option for the related Mortgaged Property under the master lease documents, which may only be exercised upon a payoff of the Mortgage Loan. The master lessee’s rights under the master lease documents are subordinate to the Mortgage Loan. See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases and Master Leases” for additional information.

●	With respect to the Marriott Morgantown Waterfront Mortgage Loan (1.9%), the related franchisor at the Mortgaged Property, Marriott International, Inc., has a right of first refusal to purchase the Mortgaged Property (or, at its option, terminate the franchise agreement) in the event of a proposed transfer of (i) the Mortgaged Property, or (ii) an ownership interest in the borrower or in an affiliate of the borrower that controls the borrower, in each case, to a “competitor” of the franchisor as defined in the franchise agreement. The right of first refusal does not apply to a foreclosure, deed-in-lieu of foreclosure or any other exercise of the lender’s right as a secured lender.

●	With respect to the SWVP Portfolio Mortgage Loan (1.3%), the franchisor at the SWVP Portfolio - InterContinental Mortgaged Property, Holiday Hospitality Franchising, LLC, has a right of first offer to purchase the Mortgaged Property in the event of a proposed transfer of the Mortgaged Property. The right of first offer does not apply to a transfer of the Mortgaged Property in connection with a foreclosure or a deed-in-lieu of foreclosure.

●	With respect to the Mercy Medical Office Building Mortgage Loan (1.3%), the largest tenant at the Mortgaged Property, Mercy Medical Center (“Mercy Tenant”), has an exclusive option to purchase the Mortgaged Property at any time after May 1, 2026. Mercy Tenant also has a continuing right of first offer to purchase the Mortgaged Property should the borrower receive a bona fide unrelated third party offer to purchase the Mortgaged Property. Mercy Tenant has executed a subordination, non-disturbance and attornment agreement in connection with the Mortgage Loan origination, subordinating the lease to the Mortgage Loan and waiving the right of first refusal in the event of a foreclosure or acceptance of a deed-in-lieu of foreclosure by the lender.

●	With respect to the Springhill Suites Chesapeake Mortgage Loan (1.0%), the Mortgaged Property is subject to a right of first refusal in favor of the franchisor, Marriott International, Inc., upon a proposed sale or lease to a competitor.

●	With respect to the Walgreens Stockton Mortgage Loan (0.3%), the sole tenant at the Mortgaged Property has a right of first refusal to purchase its premises. The tenant has executed a subordination, non-disturbance and attornment agreement in connection with the Mortgage Loan origination, subordinating the lease to the Mortgage Loan and waiving the right of first refusal in the event of a foreclosure or acceptance of a deed-in-lieu of foreclosure by the lender.

Affiliated Leases and Master Leases

Certain of the Mortgaged Properties are leased in whole or in part by borrowers or borrower affiliates. Set forth below are examples of Mortgaged Properties at which (A) at least (i) 5.0% of the gross income at the Mortgaged Property relates to leases between the borrower and an affiliate of the borrower or (ii) 5.0% of the net rentable square footage at the Mortgaged Property is leased to an affiliate of the borrower or (B) master leases were included in the underwritten base rent:

●	With respect to the Vie Portfolio Mortgage Loan (2.4%), the entire Mortgaged Property is master leased from the related borrowers, as the fee owners of the Mortgaged Property and the master lessor, to the related borrowers’ affiliates, as master lessees, and subleased from such affiliates to another affiliate, as a master sublessee and the lessor to the end-user tenants, to comply with Shari’ah principles. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Shari’ah Compliant Loans”.

●	With respect to the Houston Building Mortgage Loan (0.5%), the third largest tenant, Glen Una, representing approximately 13.7% of the net rentable square footage at the Mortgaged Property, is a borrower affiliate. The borrower sponsor signed a guarantee of all rental payments from the affiliated tenant.

Other Mortgaged Properties may have tenants that are affiliated with the related borrower but those tenants do not represent more than 5.0% of the gross income or net rentable square footage of the related Mortgaged Property.

Insurance Considerations

In the case of 105 Mortgaged Properties, which secure, in whole or in part, 35 Mortgage Loans (84.6%), the related borrowers maintain insurance under blanket policies.

With respect to the 30 Hudson Yards Mortgage Loan (7.9%), only a portion of the Mortgaged Property is covered by the blanket policy.

With respect to The Centre Mortgaged Property (2.5%) includes two stories of the three-story parking garage located beneath the residential building. The third story of the parking garage (i.e. the Municipal Unit) is owned by the Borough of Cliffside Park, New Jersey (the “Municipality”). At all times during the term of The Centre Mortgage Loan, the borrower is required to obtain and maintain insurance required in the Centre loan agreement with respect to the Municipal Unit, and the borrower is required to cause restoration of the Municipal Unit following a casualty or condemnation in accordance with The Centre loan documents. The borrower is permitted to maintain such insurance, and has certain self-help rights to restore the Municipal Unit pursuant to a reciprocal easement agreement between the borrower and the Municipality.

In the case of the Vie Portfolio Mortgage Loan (2.4%), only the portion of the Mortgaged Property comprised of apartment units is covered by the related borrowers’ blanket policy.

Further, certain Mortgaged Properties may be insured, in whole or in part, by a sole or significant tenant. For example:

●	With respect to the 30 Hudson Yards Mortgage Loan (7.9%), the borrower may rely on the insurance provided by the sole tenant, WarnerMedia, provided that, in each instance, such insurance complies with the requirements of the Mortgage Loan documents and (with respect to self-insurance and captive insurance only) there is no default beyond any applicable notice and cure period under the lease. In addition, the borrower may rely upon insurance for general common elements maintained by the condominium board, provided that such insurance complies with the requirements of the Mortgage Loan documents.

●	With respect to the Greenleaf at Howell Mortgage Loan (0.8%), the related borrower may rely on the insurance of its largest tenant by net rentable square footage at the Mortgaged Property, BJ’s Wholesale Club, with respect to its leased premises and such tenant provides third party insurance acceptable to the lender and that there is no default beyond any applicable notice or cure period under the lease, among other conditions.

●	With respect to the Walgreens Stockton Mortgage Loan (0.3%), the borrower is considered to be in compliance with the insurance requirements set forth in the Mortgage Loan documents, provided, among other conditions: (i) the lease for the sole tenant at the Mortgaged Property (“Walgreens”) is in full force and effect, (ii) the Walgreens lease remains in full force and effect following a casualty and Walgreens is obligated under its lease to rebuild and/or repair the Mortgaged Property at its sole cost and expense and is entitled to no period of rent abatement, and (iii) Walgreens maintains, either through a program of self-insurance or otherwise, the insurance required to be maintained by it under its lease, and the borrower has provided evidence thereof satisfactory to the lender.

In addition, with respect to certain Mortgage Loans, the insurable value of the related Mortgaged Property as of the origination date of the related Mortgage Loan was lower (and, in certain cases, may be substantially lower) than the principal balance of the related Mortgage Loan.

See “Risk Factors—Risks Associated with Blanket Insurance Policies or Self-Insurance” and “—Earthquake, Flood and Other Insurance May Not Be Available or Adequate”.

In addition, with respect to Mortgaged Properties that are part of condominium regimes, the insurance may be maintained by the condominium association rather than the related borrower.

Further, many Mortgage Loans contain limitations on the obligation to obtain terrorism insurance. See “Risk Factors—Terrorism Insurance May Not Be Available for All Mortgaged Properties”.

Zoning and Use Restrictions

Certain of the Mortgaged Properties are subject to restrictions that restrict the use of the Mortgaged Properties to their current use or some other specified use or have other zoning issues, as further described below: With respect to the CIRE Equity Retail & Industrial Portfolio Mortgage Loan (4.2%), the Homeland – Bartow, FL Mortgaged Property only has indirect access to a public road over railway tracks pursuant to a non-recorded license agreement dated as of June 16, 1982 with the owner of such railway tracks (the “Bartow License Agreement”). The related title policy makes no exception for access to the Homeland – Bartow, FL Mortgaged Property and the Mortgage Loan documents require the borrowers to comply with the Bartow License Agreement. If at any time there is a lack of legal access to the Homeland – Bartow, FL Mortgaged Property (due to a termination of the Bartow License Agreement or otherwise), the borrowers are required to prepay the Mortgage Loan as more particularly described in “—Property Releases; Partial Prepayments” below. The borrowers’ failure to transfer the Homeland – Bartow, FL Mortgaged Property pursuant to the terms of the Mortgage Loan documents is an event of default.

In addition, (i) certain of the Mortgaged Properties may be subject to zoning violations relating to maintenance and inspection requirements with respect to the Mortgaged Properties, for which the related Mortgage Loan documents generally require the related borrowers to remedy the violations (which may include a requirement for a reserve of funds for remediation), and (ii) certain of the Mortgaged Properties are legal non-conforming uses that may be restricted or prohibited entirely after certain events, such as casualties, or may restrict renovations at the Mortgaged Properties. See “Risk Factors—Risks Related to Zoning Non-Compliance and Use Restrictions”.

Further, the Mortgaged Properties securing the Mortgage Loans may have zoning, building code, or other local law issues (including with respect to certificates of occupancy) in addition to the issues described above. In addition, certain of the Mortgaged Properties are subject to a temporary certificate of occupancy (the “TCO”). In such cases, the related Mortgage Loan documents require the related borrower to use commercially reasonable efforts to maintain the TCO, or cause the sponsor of the property to maintain the TCO, and to cause the TCO to be continuously renewed at all times until a permanent certificate of occupancy (“PCO”) is obtained for the related Mortgaged Property or contain covenants to similar effect.

With respect to the Pegasus Landing Mortgage Loan (1.1%), the Mortgaged Property was previously part of a larger tract of land which was a former U.S. Navy naval base consisting of approximately 706 acres (the “Naval Base”). The original quitclaim deeds from the U.S. Government are listed as exceptions to title, and the entire

Naval Base is subject to, among other things, the following: (i) a certain Environmental Conditions and Restrictions and Land Use Control, including, without limitation, (A) no groundwater wells can be installed at the property and no groundwater can be used for any purpose without the appropriate governmental approvals, and (B) there can be no soil excavation activity at the property without the appropriate governmental approvals; (ii) certain Archeological Preservation restrictions and covenants, including, without limitation, that there can be no disturbance to the ground surface of an Archeological Site without the appropriate governmental approvals; and (iii) certain Historical Preservation restrictions and covenants, including, without limitation, that there can be no construction, alteration, rehabilitation, remolding, and demolition to any historically relevant improvement without the appropriate governmental approvals. These restrictions do not appear to specifically affect the Mortgaged Property and the Mortgaged Property does not violate any of the respective covenants and restrictions. A Department of Environmental Protection Site Location of Development Findings of Fact and Order is listed as an exception to title, which document contains approval from the Maine Department of Environmental Protection for the construction and development of the Mortgaged Property.

See “Risk Factors—Risks Related to Zoning Non-Compliance and Use Restrictions”. See also the Sponsor representations and warranties no. (24) (Local Law Compliance) and no. (25) (Licenses and Permits) on Annex E-1A to this prospectus and representations and warranties no. (26) (Local Law Compliance) and no. (27) (Licenses and Permits) on Annex E-2A to this prospectus and any related exceptions on Annex E-1B and Annex E-2B, respectively, to this prospectus (subject to the limitations and qualifications set forth in the preambles to Annexes E-1A and E-2A, respectively, to this prospectus).

Non-Recourse Carveout Limitations

While the Mortgage Loans generally contain non-recourse carveouts for liabilities (for example, as a result of fraud by the borrower, certain voluntary insolvency proceedings or other matters), certain of the Mortgage Loans do not contain such carveouts, contain limitations to such carveouts and/or do not provide for a non-recourse carveout guarantor. Certain other Mortgage Loans may have additional limitations to the non-recourse carveouts as described on Annex E-1B or Annex E-2B to this prospectus. See “Risk Factors—Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed”. For example:

●	With respect to the 30 Hudson Yards Mortgage Loan (7.9%), there is not a separate non-recourse carveout guarantor, and the borrower is the only indemnitor under the related environmental indemnity agreement.

●	With respect to the Osborn Triangle Mortgage Loan (4.2%) and Chemours HQ Mortgage Loan (4.3%), there is not a separate non-recourse carveout guarantor, and the related borrowers are the only indemnitors under the related environmental indemnity agreement. With respect to the Osborn Triangle Mortgage Loan (4.2%), at origination of the Mortgage Loan, the borrowers obtained an environmental insurance policy issued by the Sirius Group in the name of the borrowers, with the lender as additional named insured with its successors, assigns and/or affiliates, with per incident and aggregate limits of $5,000,000, a deductible of $25,000 per incident and a term expiring on May 16, 2032.

●	With respect to the 10000 Santa Monica Boulevard Mortgage Loan (4.2%), the non-recourse carveout guarantors are (i) Sonny Kahn, solely in his capacity as trustee of the SK Business Trust, a Florida Trust, (ii) Russell Galbut, solely in his capacity as trustee of the RF Business Trust, a Florida Trust, and (iii) Bruce A. Menin, solely in his capacity as trustee of the Menin 1998 Business Trust, a New York Trust. In the event that the trust for whom the applicable individual is acting as a trustee (each such individual, an “Individual Guarantor”) is voluntarily or involuntarily revoked, terminated or otherwise ceases to exist, then such Individual Guarantor will be required to become a recourse carve-out guarantor and personally liable under the 10000 Santa Monica Boulevard Loan documents. In the event that such trust involuntarily ceases to exist, the liability of such Individual Guarantor under the Mortgage Loan documents may not exceed the sum of the assets of the trust estate received by such Individual Guarantor plus any assets to which such Individual Guarantor would have been entitled but for such revocation, termination or cessation of existence.

●	With respect to the CIRE Equity Retail & Industrial Portfolio Mortgage Loan (4.2%), for so long as the Homeland – Bartow, FL Mortgaged Property remains as part of the collateral for the Mortgage

Loan, the guarantors are liable for payment of all or any amounts set forth in the Mortgage Loan documents in connection with a release of the Homeland – Bartow, FL Mortgaged Property up to $1,976,259.87, which liability with respect to such Mortgaged Property will expire and be of no further force and effect from and after the date that the Homeland – Bartow, FL Mortgaged Property has been released from the lien of the mortgages pursuant to terms set forth in the Mortgage Loan documents.

●	With respect to the CIRE Equity Retail & Industrial Portfolio Mortgage Loan (4.2%), Josh Volen and Trevor Smith (the “Individual Guarantors”), two of the three related guarantors, will be released from any and all liability for any guaranteed obligations and will no longer be guarantors under the Mortgage Loan documents upon the date that the Individual Guarantors provide written notice and supporting evidence to the lender (as confirmed by the lender in writing within 10 days of such notice), that the third guarantor, CIRE OPCO I, LLC, independently (and not in the aggregate with any other guarantors), maintains a net worth and liquid assets equal to or greater than the net worth and liquid assets thresholds required pursuant to the Mortgage Loan documents.

●	With respect to the Vie Portfolio Mortgage Loan (4.2%), the related guarantors, Harold Rosenblum and Derrick Milam, do not own a direct or indirect equity interest in the related borrowing entity.

●	With respect to the 2 MacArthur Mortgage Loan (2.9%), there is not a separate non-recourse carveout guarantor, and the borrower is the only indemnitor under the related environmental indemnity agreement.

We cannot assure you that the net worth or liquidity of any non-recourse carveout guarantor under any of the Mortgage Loans will be sufficient to satisfy any claims against that guarantor under its non-recourse guaranty. In most cases, the liquidity and net worth of a non-recourse carveout guarantor under a Mortgage Loan will be less, and may be materially less, than the outstanding principal amount of that Mortgage Loan. In addition, there may be impediments and/or difficulties in enforcing some or all of the non-recourse carveout liability obligations of individual guarantors depending on, among other things, the domicile or citizenship of any such guarantor.

Certain of the Mortgage Loan documents may provide that recourse for environmental matters terminates immediately (or in some cases, following a specified period, such as two years) after payment or defeasance in full of such Mortgage Loans (or after a permitted transfer of the related Mortgaged Property) if certain conditions are satisfied, such as the lender receiving searches or an environmental inspection report meeting criteria set forth in such Mortgage Loan documents. In addition, as to certain Mortgage Loans, the related guaranty and/or environmental indemnity may provide that the recourse liability of the guarantor will not apply to any action, event or condition arising after the foreclosure, delivery of a deed-in-lieu of foreclosure, or appointment of a receiver, of the Mortgaged Property, or of ownership interests in the borrower, pursuant to such Mortgage Loan or a related mezzanine loan.

The non-recourse carveout provisions contained in certain of the Mortgage Loan documents may also limit the liability of the non-recourse carveout guarantor for certain monetary obligations or covenants related to the use and operation of the Mortgaged Property to the extent that there is sufficient cash flow generated by the Mortgaged Property and made available to the related borrower and/or non-recourse carveout guarantor to take or prevent such required action.

Real Estate and Other Tax Considerations

Below are descriptions of certain additional real estate and other tax matters relating to certain Mortgaged Properties. Certain risks relating to real estate taxes regarding the Mortgaged Properties or the borrowers are described in “Risk Factors—Increases in Real Estate Taxes and Assessments May Reduce Available Funds”.

With respect to the 30 Hudson Yards Mortgaged Property (7.9%), during the term of the agency lease between the New York City Industrial Development Agency (the “IDA”), as lessor, and the related borrower, as lessee, the related borrower is required to make payments in lieu of New York City real property taxes (“PILOT”) with respect to the related Mortgaged Property in the following amounts: (i) during the first through fourth New York City tax fiscal years (July 1 to June 30 of the next year) (each, a “City Tax Fiscal Year”) following completion of construction of the project improvements (“Completion”), the sum of (a) the product (“CCP PILOT”) of (1) 60%

multiplied by (2) the amount of New York City real property taxes that would otherwise be payable with respect to the related Mortgaged Property (excluding any capital improvements made to the related Mortgaged Property after completion of construction of the project improvements) in the absence of any real property tax exemption made available by reason of the IDA’s leasehold interest therein under the company lease between the related borrower, as lessor, and the IDA as lessee (“CCP Taxes”) plus (b) 100% of the New York City real property taxes that would otherwise be payable with respect to capital improvements made to the related Mortgaged Property after completion of construction of the project improvements (the “Other Improvement Taxes”) and (ii) during the fifth through fifteenth City Tax Fiscal Years after Completion, the sum of (a) 103% of the CCP PILOT for the previous City Tax Fiscal Year plus (b) the Other Improvement Taxes. PILOT amounts payable by the related borrower under the agency lease increase annually thereafter until the twentieth City Tax Fiscal Year after Completion, when the related borrower is required to pay 100% of the New York City real property taxes that would otherwise be payable with respect to the related Mortgaged Property in the absence of any real property tax exemption.

The 30 Hudson Yards Mortgaged Property (7.9%) is subject to a lease (the “Company Lease”) pursuant to which the related borrower leased the Mortgaged Property to the IDA, as well as to a lease (the “Agency Lease”) pursuant to which the IDA subleased the Mortgaged Property back to the related borrower. Subject to certain limited exceptions, the Company Lease and the Agency Lease each have terms expiring on June 30, 2044, with annual automatic extensions of 1 year each thereafter. Under the Agency Lease, the related borrower is required to make PILOT payments with respect to the Mortgaged Property. On the origination date of the Mortgage Loan, the IDA assigned its right to receive payments of PILOT under the Agency Lease to Hudson Yards Infrastructure Corporation (“HYIC”). The related borrower’s obligation to pay PILOT under the Agency Lease is secured by three fee and leasehold PILOT mortgages, each dated as of April 15, 2019 from the related borrower and the IDA in favor of HYIC in the aggregate maximum principal amount of $547,760,000 encumbering the related borrower’s fee simple interest in the Mortgaged Property, the borrower’s interest as subtenant under the Agency Lease and the IDA’s interest under the Company Lease. The liens of the PILOT mortgages are senior in priority to the Mortgage Loan in the same manner that any real property tax lien would be senior in priority to the mortgage securing the Mortgage Loan. As a condition precedent to HYIC foreclosing under the PILOT mortgages, HYIC must provide notice to the holder of any subordinate mortgage of the underlying default under the PILOT mortgages and may proceed with foreclosure only if the related borrower or any subordinate lender fails to cure such default within 1 year after such notice and thereafter fails to cure such default within 5 business days after a second notice from HYIC. The Agency Lease contains certain mortgagee protection provisions in favor of the mortgage lender, including advance notice of default under the Agency Lease and a chance for the mortgage lender to cure such default.

With respect to the Chemours HQ Mortgage Loan (4.3%), the Mortgaged Property is a condominium unit in a historic building which was rehabilitated by Buccini Pollin Group (“BPG”), the previous owner, in accordance with the federal tax code and state regulations to make it eligible for federal historic tax credits (“HTC”). The federal tax credits are subject to recapture if, prior to the five year period ending on April 24, 2024 (the “Recapture Period”), among other things: (i) the holder of the tax credits no longer has an ownership interest in the Mortgaged Property, (ii) the Mortgaged Property is physically altered in a manner that impacts the status of the building as a certified historic structure, or (iii) the Mortgaged Property is leased or transferred to a tax-exempt entity which causes the Mortgaged Property to be used as a “tax-exempt use property” (as defined in the Code) (a “Disqualified Transferee”). Disqualified Transferees are generally limited to non-profits and governmental entities, foreign persons or entities and other non-tax paying entities. The amount of credits subject to recapture decreases each year by 20% until the Recapture Period expires. The federal tax credits were passed through pursuant to a master lease of the Mortgaged Property (the “HTC Master Lease”) to an affiliate of PNC Bank, National Association (“PNC”), which owns 99% of the non-managing membership interests in the master lessee (the “HTC Master Lessee”). At origination of the Mortgage Loan, the estimated amount of the federal tax credits generated by the BPG rehabilitation and held by PNC was $13,745,716.

In addition, in order to facilitate a Shari’ah compliant structure, the borrower master leases the Mortgaged Property to a special purpose entity (the “Sponsor Master Lessee”) that is indirectly owned by Shari’ah compliant investors (the “Sponsor Master Lease”). An affiliate of the Shari’ah compliant investors owns the remaining 1% managing member interest in the HTC Master Lessee. The managing member interest in the HTC Master Lessee has been pledged to the borrower, which has in turn assigned the pledge to the lender. Accordingly, the Mortgaged Property is subject to two master leases; a master lease from the borrower to the Sponsor Master Lessee, and a master lease from the Sponsor Master Lessee to the HTC Master Lessee, which in turn leases the Mortgaged Property to the ultimate tenant, Chemours.

The HTC Master Lease requires fixed annual rent and additional rent paid out of net cash flow and calculated in accordance with the HTC Master Lease. PNC is also entitled to a priority return annually (the “Priority Return”) out of the HTC Master Lessee’s net cash flow (net of, among other things, the fixed annual rent under the HTC Master Lease) or capital proceeds from the Mortgaged Property. All remaining net cash flow following payment of certain expenses is treated as excess profit and distributed to the holders of the equity interests in the HTC Master Lessee. Upon the expiration of the Recapture Period, PNC will have the option (but not the obligation) to put its 99% interest in the HTC Master Lessee the sponsor-affiliated 1% managing member of the HTC Master Lessee. Upon the exercise of the put option, it is expected that the HTC Master Lease structure will be collapsed in a manner reasonably acceptable to lender. If the put option is not exercised, after the Recapture Period, the HTC Master Lessee and PNC would continue to be entitled to the various distributions under the HTC Master Lease and the HTC Master Lessee operating agreement, which could reduce cash flow available to the borrower and potentially adversely affect its ability to refinance or sell the Mortgaged Property.

Amounts owed to PNC are guaranteed to PNC by principals of BPG (the “BPG Guarantors”), including the Priority Return, the put price, the estimated excess profits payments due PNC and, in certain circumstances, amounts owed due to a recapture event. The estimated amounts of the Priority Return, the put price, and the excess profits payments due PNC were reserved with the lender.

At origination, the HTC Master Lessee, PNC, certain affiliates of the original property owner, the borrower and the lender entered into a subordination, non-disturbance and attornment agreement (the “HTC SNDA”), which provides, among other things, that during the related HTC recapture period, neither the lender nor any transferee may (a) take any action to effect a termination of the HTC master lease or otherwise disturb the HTC master lessee’s possession under the HTC master lease (even if there is a monetary or other default thereunder) or (b) permit any transfer (including, without limitation, a judicial or non-judicial sale of the mortgaged property or the pledged equity interests) to a Disqualified Transferees (which does not include any REMIC trust, any holder of any certificates issued by a REMIC trust or any of their nominees or wholly owned entities). Disqualified Transferees are generally limited to non-profits and governmental entities, foreign persons or entities and other non-tax paying entities. In addition to the restrictions on transfers to Disqualified Transferees in the HTC SNDA, because applicable state law may not permit restrictions on bidders in a mortgage foreclosure, there is a risk that a Disqualified Transferee may outbid the lender at a mortgage foreclosure auction, which could subject the lender to liability under the HTC SNDA, in addition to any other breach of the HTC SNDA that could result in liability to the lender.

If the lender forecloses on the pledge of the related HTC Master Lessee’s managing member interest and either lender or another transferee takes title to the HTC Master Lessee’s managing member, then lender or such other transferee will have the right to operate the Mortgaged Property pursuant to the HTC Master Lessee operating agreement (including engaging a property manager and entering into leases), but such rights will be subject to certain consent rights of PNC, which are generally limited to actions that would dilute PNC’s interest or potentially cause a recapture event.

The limitations contained in the HTC SNDA, HTC Master Lease and foreclosure rules under applicable state law may limit the lender’s workout and resolution remedies and strategies if there is an event of default under the Chemours HQ Mortgage Loan during the applicable HTC recapture period (including, without limitation, in the event of a bankruptcy of the ultimate tenant, Chemours) and may prevent the lender from foreclosing on or selling the related Mortgaged Property, as well as make the Mortgaged Property less desirable to a prospective buyer. The forgoing risks are enhanced due to the single tenant nature of the Mortgaged Property. Due to the structure of the Chemours HQ Mortgage Loan, the lender does not have a direct mortgage and assignment of leases on all portions of the related Mortgaged Property, but rather a fee mortgage and various indirect collateral assignments of assignments of leases. Such structure may create potential complications or delays in, or defenses to, the enforcement of the lender’s rights, particularly in a bankruptcy of any of the parties.

In addition, if the put option held by PNC related to the HTC Master Lease is not exercised after the Recapture Period, the HTC Master Lessee and PNC would continue to be entitled to various distributions under the HTC Master Lease and the operating agreement of the HTC Master Lessee, which could reduce the cash flow available to the borrower and potentially adversely affect its ability to refinance or sell the Mortgaged Property.

See also “Risk Factors—Lending on Condominium Units Creates Risks for Lenders That Are Not Present When Lending on Non-Condominiums”, “Risk Factors —Risks Relating to Shari’ah Compliant Loans”, “Risk

Factors—Various Other Laws Could Affect the Exercise of Lender’s Rights”, and “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Real Estate and Other Tax Considerations”.

With respect to the 3 Columbus Circle Mortgaged Property (4.2%), as a result of renovation work undertaken from 2010 to 2013, the Mortgaged Property has been granted a property tax exemption pursuant to an Industrial & Commercial Incentive Program (“ICIP”), which is scheduled to end in 2022. The ICIP provides real property tax benefits, a partial exemption from or abatement for varying periods up to 25 years to eligible industrial or commercial buildings that are constructed, expanded, modernized, rehabilitated, or otherwise physically improved. Based on the appraisal obtained by the lender, the tax benefits began to phase out in fiscal year 2017/18, when the applicable exemption was 80% of the full exemption amount, resulting in the tax liability of $6,704,066 for an abatement of $479,428, and will expire in 2020/21, when the applicable exemption will be 20% of the full exemption amount, resulting in an estimated tax liability of $8,177,042 for an abatement of $138,749. The lender underwrote the real estate taxes based on the full real estate taxes without accounting for the exemption.

With respect to The Centre Mortgaged Property (2.5%), the Mortgaged Property benefits from a PILOT Agreement that reduces the overall tax payment for 30 years. The agreement is scheduled to expire on March 31, 2045. The PILOT Agreement requires payments based on (i) 10.0% of the annual gross revenue from the Mortgaged Property (“AGR”) in years 1-15, (ii) the greater of 10.0% of AGR and 20.0% of market taxes in years 16-21, (iii) the greater of 10.0% of AGR and 40.0% of market taxes in years 22-27, (iv) the greater of 10.0% of AGR and 60.0% of market taxes in years 28-29, and (v) the greater of 10.0% of AGR and 80.0% of market taxes in year 30. The related appraisal estimated market-oriented taxes, based on a $91,437,888 market value, a $77,877,649 assessed value and the 2018 tax rate, of $1,898,657. Taxes at the Mortgaged Property were underwritten to the current abated real estate tax expense of $1,048,862, which is calculated as 10.0% of the underwritten effective gross income.

See “Risk Factors—Increases in Real Estate Taxes and Assessments May Reduce Available Funds”.

See also Sponsor representations and warranties no. (17) (Access; Utilities; Separate Tax Lots) on Annex E-1A to this prospectus and Sponsor representations and warranties no. (19) (Access; Utilities; Separate Tax Lots) on Annex E-2A to this prospectus and any related exceptions on Annexes E-1B and E-2B, respectively, to this prospectus (subject to the limitations and qualifications set forth in the preambles to Annexes E-1A and E-2A to this prospectus).

Certain Terms of the Mortgage Loans

Due Dates; Mortgage Rates; Calculations of Interest

Subject in some cases to a next business day convention, all of the Mortgage Loans have due dates upon which scheduled monthly payments of interest and/or principal are due under the related Mortgage Note (each such date, a “Due Date”) that occur as described in the following table with the indicated grace period.

Due Date	Default Grace Period Days	Number of Mortgage Loans	% of Initial Pool Balance
1	0	11	19.1%
1	5	1	1.8%
1	1 (once per year)	1	6.4%
1	2 (once per year)	1	4.2%
1	5 (once per year)	1	2.1%
1	5 (twice per year)	1	0.2%
6	0	30	61.9%
11	0	1	4.2%
Total		47	100.0%

As used in this prospectus, “grace period” is the number of days before a payment default is an event of default under the terms of each Mortgage Loan. See Annex A to this prospectus for information on the number of days before late payment charges are due under the Mortgage Loan. The information on Annex A to this prospectus regarding the number of days before a late payment charge is due is based on the express terms of the Mortgage Loans. Some jurisdictions may impose a statutorily longer period.

All of the Mortgage Loans are secured by first liens on fee simple and/or leasehold interests in the related Mortgaged Properties, subject to the permitted exceptions reflected in the related title insurance policy. All of the Mortgage Loans bear fixed interest rates.

All of the Mortgage Loans accrue interest on the basis of the actual number of days in a month, assuming a 360-day year (“Actual/360 Basis”).

Twenty-seven (27) of the Mortgage Loans (76.5%) provide for monthly payments of interest-only until the related maturity date or Anticipated Repayment Date, as applicable (the “Interest Only Mortgage Loans”).

Each of the remaining 20 Mortgage Loans (23.5%) provides for monthly payments of principal based on amortization schedules significantly longer than the remaining terms to maturity or Anticipated Repayment Date for such Mortgage Loans (those 20 Mortgage Loans, together with the Interest Only Mortgage Loans, the “Balloon Mortgage Loans”). Nine (9) of these 20 Mortgage Loans (12.6%) referenced in the preceding sentence provide for amortizing debt service payments for their entire loan term. The remaining 11 of these 20 Mortgage Loans (10.9%) provide for monthly payments of interest-only for a period of 24 months to 60 months following the related origination date and then provide for amortizing debt service payments for the remainder of their loan term.

Each Balloon Mortgage Loan will have a balloon payment due at its related maturity date or Anticipated Repayment Date, as applicable, unless prepaid prior thereto.

ARD Loans

One (1) Mortgage Loan, namely, the Dollar General Portfolio II Mortgage Loan, is an ARD Loan.

An “ARD Loan” is a Mortgage Loan that provides that, after a certain date (an “Anticipated Repayment Date”), if the related borrower has not prepaid such Mortgage Loan in full, then (among other things) any principal outstanding on that date will accrue interest at an increased interest rate (the “Revised Rate”) rather than the original Mortgage Rate (the “Initial Rate”) for such Mortgage Loan. Annex A to this prospectus sets forth the Anticipated Repayment Date and the Revised Rate for each ARD Loan (if any). “Excess Interest” with respect to each ARD Loan is the interest accrued at the related Revised Rate in respect of such ARD Loan in excess of the interest accrued at the related Initial Rate (and, to the extent permitted by applicable law and the related Mortgage Loan documents, any compound interest thereon).

An ARD Loan further requires that, after the related Anticipated Repayment Date, all cash flow available from the related Mortgaged Property or portfolio of Mortgaged Properties after payment of the monthly debt service payments required under the terms of the related Mortgage Loan documents, all escrows and other amounts then due and payable under the related Mortgage Loan documents (other than Excess Interest) and certain budgeted or non-budgeted expenses approved by the related lender with respect to the related Mortgaged Property or portfolio of Mortgaged Properties be applied toward the payment of principal (without payment of any yield maintenance premium or other prepayment premium) on such ARD Loan.  While interest at the Initial Rate continues to accrue and be payable on a current basis on an ARD Loan after its Anticipated Repayment Date, payment of Excess Interest will be deferred until (and such Excess Interest will be required to be paid only after) the outstanding principal balance of such ARD Loan has been paid in full, at which time the Excess Interest, to the extent actually collected, will be paid to the holders of any certificates evidencing an interest in such Excess Interest (if applicable).

The features described above, to the extent applicable, are designed to increase the likelihood that an ARD Loan will be prepaid by the related borrower on or about its related Anticipated Repayment Date. However, we cannot assure you that any ARD Loan will be prepaid on its respective Anticipated Repayment Date. See “Risk Factors—Risks of Anticipated Repayment Date Loans”.

Single-Purpose Entity Covenants

The terms of certain of the Mortgage Loans require that the borrowers be single-purpose entities and, in most cases, such borrowers’ organizational documents or the terms of the Mortgage Loans limit their activities to the ownership of only the related Mortgaged Property or Mortgaged Properties and limit the borrowers’ ability to incur additional indebtedness. Such provisions are designed to mitigate the possibility that the borrower’s financial condition would be adversely impacted by factors unrelated to the related Mortgaged Property and Mortgage

Loan. That borrower may also have previously owned property other than the related Mortgaged Property or may be a so-called “recycled” single-purpose entity that previously had other business activities and liabilities. However, in many cases such borrowers are not required to observe all covenants and conditions which typically are required in order for such borrowers to be viewed under standard rating agency criteria as “special purpose entities.”

The organizational documents of a borrower or the direct or indirect managing partner or member of a borrower may also contain requirements that there be one or two independent directors, managers or trustees (depending on the entity form of such borrower) whose vote is required before the borrower files a voluntary bankruptcy or insolvency petition or otherwise institutes insolvency proceedings. Generally, but not always, the independent directors, managers or trustees may only be replaced with certain other independent successors. Although the requirement of having independent directors, managers or trustees is designed to mitigate the risk of a voluntary bankruptcy filing by a solvent borrower, a borrower could file for bankruptcy without obtaining the consent of its independent director(s) (and we cannot assure you that such bankruptcy would be dismissed as an unauthorized filing), and in any case the independent directors, managers or trustees may determine that a bankruptcy filing is an appropriate course of action to be taken by such borrower. Although the independent directors, managers or trustees generally owe no fiduciary duties to entities other than the borrower itself, such determination might take into account the interests and financial condition of such borrower’s parent entities and such parent entities’ other subsidiaries in addition to those of the borrower. Consequently, the financial distress of an affiliate of a borrower might increase the likelihood of a bankruptcy filing by a borrower. In any event, we cannot assure you that a borrower will not file for bankruptcy protection or that creditors of a borrower will not initiate a bankruptcy or similar proceeding against such borrower or that if initiated, a bankruptcy case of the borrower could be dismissed. For example, there are certain Mortgage Loans for which there is no independent director, manager or trustee in place with respect to the related borrower.

With respect to each of the Compass Self Storage Florida Mortgage Loan (3.4%), the Marriott Morgantown Waterfront Mortgage Loan (1.9%), and the Oakbrook Terrace Mortgage Loan (1.6%), the related borrowing entity is not required to have independent directors.

In all cases, the terms of the borrowers’ organizational documents or the terms of the Mortgage Loans limit the borrower’s activities to the ownership of only the related Mortgaged Property or Mortgaged Properties and related activities, and limit the borrowers’ ability to incur additional indebtedness, other than certain trade debt, equipment financing and other unsecured debt relating to property operations, and other than subordinated debt permitted under the related Mortgage Loan documents. See “—Additional Indebtedness” below. Such provisions are designed to mitigate the possibility that the borrower’s financial condition would be adversely impacted by factors unrelated to the related Mortgaged Property and Mortgage Loan. However, we cannot assure you that such borrowers have in the past complied and will comply with such requirements, and in some cases unsecured debt exists and/or is allowed in the future.

With respect to the 10000 Santa Monica Boulevard Mortgage Loan (4.2%), the borrower was formed on September 28, 2010 and the Mortgage Loan was originated on April 12, 2019. The related borrower has represented in the Mortgage Loan documents that it has complied with the special purpose entity related representations, warranties and covenants since its formation.

See “Certain Legal Aspects of the Mortgage Loans—Bankruptcy Issues”.

Prepayment Provisions

Prepayment Lock-out, Defeasance, Prepayment Consideration and Open Periods.

All of the Mortgage Loans provide for one or more of the following:

●	a prepayment lock-out period, during which the principal balance of a Mortgage Loan may not be voluntarily prepaid in whole or in part;

●	a defeasance period, during which voluntary principal prepayments are still prohibited, but the related borrower may obtain a release of the related Mortgaged Property through defeasance;

●	a prepayment consideration period, during which voluntary prepayments are permitted, subject to the payment of a yield maintenance premium or other additional consideration for the prepayment; and/or

●	an open period, during which voluntary prepayments are permitted without payment of any prepayment consideration.

Notwithstanding otherwise applicable lock-out periods, defeasance periods or prepayment consideration periods, certain prepayments of some of the underlying Mortgage Loans may occur under the circumstances described under “—Other Prepayment Provisions and Certain Involuntary Prepayments” below. The prepayment terms of each of the Mortgage Loans are indicated on Annex A to this prospectus.

The table below shows, with respect to all of the Mortgage Loans, the prepayment provisions in effect as of the Cut-off Date, the number of Mortgage Loans with each specified prepayment provision “string” and the percentage represented thereby of the Initial Pool Balance.

Prepayment Provisions as of the Cut-off Date

Prepayment Provisions(1)	Number of Mortgage Loans	Approx. % of Initial Pool Balance
L, D, O	31	60.5%
L, YM1%, O	11	23.8%
L, YM2%, O	3	2.4%
L, D or YM1%, O	1	7.9%
YM1%, D or YM1%, O	1	5.5%
Total	47	100.0%

(1)	Any prepayment restriction period identified as “D or YM” or “D or YMx%” is, for the purposes of this prospectus, treated as a yield maintenance period.

For the purposes of the foregoing table, the letter designations under the heading “Prepayment Provisions” have the following meanings, as further described in the first paragraph of this “—Prepayment Lock-out, Defeasance, Prepayment Consideration and Open Periods” subheading—

●	“L” means the Mortgage Loan provides for a prepayment lock-out period;

●	“D” means the Mortgage Loan provides for a defeasance period;

●	“YM” means the Mortgage Loan provides for a prepayment consideration period during which the Mortgage Loan is prepayable together with payment of a yield maintenance charge;

●	“YMx%” means the Mortgage Loan provides for a prepayment consideration period during which the Mortgage Loan is prepayable together with payment of the greater of (i) a yield maintenance charge and (ii) a specified percentage of the prepaid amount;

●	“% Penalty” means the Mortgage Loan provides for a prepayment consideration period during which the Mortgage Loan is prepayable together with payment of a prepayment premium calculated as a percentage of the amount prepaid;

●	“D or YM” means the Mortgage Loan provides for a period during which the borrower has the option to either defease the Mortgage Loan or prepay the Mortgage Loan together with payment of a yield maintenance charge;

●	“D or YMx%” means the Mortgage Loan provides for a period during which the borrower has the option to either defease the Mortgage Loan or prepay the Mortgage Loan together with payment of the greater of (i) a yield maintenance charge and (ii) a specified percentage of the prepaid amount; and

●	“O” means the Mortgage Loan provides for an open period.

With respect to the 359 South La Brea Mortgage Loan (0.2%), if the lender requests for the borrower to make structural changes to the Mortgage Loan to create one or more mezzanine loans and/or to issue preferred equity (the “Mezzanine/Preferred Equity Option”), the borrower has the right (the “Prepayment Option”), for 30 days following the borrower’s receipt of written notice from the lender that it is exercising its rights to the Mezzanine/Preferred Equity Option, which notice will include the approximate anticipated principal balance of the mezzanine and/or preferred equity loan (the “Mezzanine/Preferred Equity Loan Amount”), to prepay the Mortgage Loan in an amount equal to the Mezzanine/Preferred Equity Loan Amount together with all costs and expenses in connection therewith but without payment of any prepayment premium, penalty or fee.

Set forth below is information regarding the remaining terms of the prepayment lock-out and combined prepayment lock-out and defeasance periods, as applicable, for the Mortgage Loans for which a prepayment lockout period is currently in effect:

●	the maximum remaining prepayment lock-out or combined prepayment lock-out and defeasance period as of the Cut-off Date is 116 months;

●	the minimum remaining prepayment lock-out or combined prepayment lock-out and defeasance period as of the Cut-off Date is 19 months; and

●	the weighted average remaining prepayment lock-out or combined prepayment lock-out and defeasance period as of the Cut-off Date is 74 months.

Notwithstanding the foregoing restrictions on prepayments, each Mortgage Loan generally permits voluntary prepayments without payment of a yield maintenance charge or any prepayment premium during a limited “open period” immediately prior to and including the maturity date or Anticipated Repayment Date, as applicable, for such Mortgage Loan, as follows:

Prepayment Open Periods

Open Periods (Payments)	Number of Mortgage Loans	Approx. % of Initial Pool Balance
3	8	8.8%
4	20	31.9%
5	10	34.5%
6	4	9.5%
7	5	15.4%
Total	47	100.0%

Prepayment premiums and yield maintenance charges received on the Mortgage Loans, whether in connection with voluntary or involuntary prepayments, will be distributed in the amounts and in accordance with the priorities described under “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums” in this prospectus. However, we cannot assure you that the obligation to pay any yield maintenance charge or prepayment premium will be enforceable. Limitations may exist under applicable state law on the enforceability of the provisions of the Mortgage Loans that require payment of prepayment premiums or yield maintenance charges. In addition, in the event of a liquidation of a defaulted Mortgage Loan, prepayment consideration will be one of the last items to which the related liquidation proceeds will be applied. Neither we nor any of the underwriters makes any representation or warranty as to the collectability of any prepayment premium or yield maintenance charge with respect to any of the Mortgage Loans. See “Risk Factors—Some Provisions in the Mortgage Loans Underlying Your Offered Certificates May Be Challenged as Being Unenforceable—Prepayment Premiums, Fees and Charges”.

Other Prepayment Provisions and Certain Involuntary Prepayments.

In addition to the above-referenced permitted partial prepayments, certain of the Mortgage Loans permit partial defeasance in connection with releases of individual Mortgaged Properties or portions of individual Mortgaged Properties, and certain of the Mortgage Loans that permit defeasance in whole permit partial release with the payment of a release price plus, in certain cases, applicable yield maintenance. See “—Partial Releases” below.

Additionally, certain Mortgage Loans may provide that in the event of the exercise of a purchase option by a tenant or the sale of real property, that the related Mortgage Loans may be prepaid in part prior to the expiration of a prepayment/defeasance lockout provision. See “—Tenant Issues—Purchase Options, Rights of First Offer and Rights of First Refusal” and “—Certain Terms of the Mortgage Loans—Partial Releases” below.

Generally, the Mortgage Loans provide that condemnation proceeds and insurance proceeds may be applied to reduce the Mortgage Loan’s principal balance, to the extent such funds will not be used to repair the improvements on the Mortgaged Property or given to the related borrower, in many or all cases without prepayment consideration. In addition, certain of the Mortgage Loans permit the related borrower, after a total or partial casualty or partial condemnation, to prepay the remaining principal balance of the Mortgage Loan (after application of the related insurance proceeds or condemnation award to pay the principal balance of the Mortgage Loan) or prepay a release amount based on the allocated loan amount of the related property, and obtain the release of the related property. Generally, no yield maintenance charge will be required for prepayments in connection with a casualty or condemnation unless, in the case of most of the Mortgage Loans, an event of default has occurred and is continuing. Investors should not expect any prepayment consideration to be paid in connection with any partial or full prepayment described in this paragraph.

In addition, with respect to certain Mortgage Loans, particularly those secured in whole or in part by a ground lease or a single tenant Mortgaged Property and other Mortgage Loans which require that insurance and/or condemnation proceeds be used to repair or restore the Mortgaged Property, such proceeds may be required to be used to restore the related Mortgaged Property rather than to prepay that Mortgage Loan or, where a ground lease is involved, may be payable in whole or in part to the ground lessor.

Certain of the Mortgage Loans are secured in part by letters of credit and/or cash reserves that in each such case:

●	will be released to the related borrower upon satisfaction by the related borrower of certain performance related conditions, which may include, in some cases, meeting debt service coverage ratio levels and/or satisfying leasing conditions; and

●	if not so released, may, at the discretion of the lender, prior to loan maturity (or earlier loan default or loan acceleration), be drawn on and/or applied to prepay the subject Mortgage Loan if such performance related conditions are not satisfied within specified time periods.

See “—Escrows” below. Also, see Annex A to this prospectus and “Significant Loan Summaries” in Annex B to this prospectus for more information on reserves relating to the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan).

Defeasance; Collateral Substitution

The terms of 32 of the Mortgage Loans (68.4%) (the “Defeasance Loans”) permit the applicable borrower at any time (provided, in most cases, that no event of default exists), after a lockout period of at least two years following the Closing Date (or, in the case of a Loan Combination, the earlier of (a) the second anniversary of the securitization of the last pari passu note included in such Loan Combination and (b) a specified date no earlier than three years from the date of origination of such Loan Combination) (the “Defeasance Lock Out Period”) and prior to the related open prepayment period described below, to obtain a release of a Mortgaged Property from the lien of the related Mortgage (a “Defeasance Option”) in connection with a defeasance. Certain of those Mortgage Loans also permit the related borrower to make certain voluntary prepayments or effect a partial defeasance in connection with partial releases as described under “—Prepayment Provisions” above and “—Partial Releases” below.

Exercise of a Defeasance Option is also generally conditioned on, among other things, (a) the borrower providing the mortgagee with at least 30 days’ prior written notice of the date on which such defeasance will occur (such date, the “Release Date”), and (b) the borrower (A) paying on any Release Date (i) all accrued and unpaid interest on the principal balance of the Mortgage Loan (or Loan Combination, if applicable) up to and including the

Release Date, (ii) all other sums (excluding scheduled interest or principal payments due following the Release Date), due under the Mortgage Loan (or Loan Combination, if applicable) and under all other related Mortgage Loan documents executed in connection with the Defeasance Option, (iii) an amount (the “Defeasance Deposit”) that will be sufficient to (x) purchase non-callable obligations of, or backed by the full faith and credit of, the United States of America or, in certain cases, other “government securities” (within the meaning of Section 2(a)(16) of the Investment Company Act of 1940 and otherwise satisfying REMIC requirements for defeasance collateral), that provide payments (1) on or prior to, but as close as possible to, all successive scheduled due dates occurring during the period from the Release Date to the related maturity date or Anticipated Repayment Date (or to the first day of the open period for such Mortgage Loan (or Loan Combination, if applicable)) and (2) in amounts equal to the scheduled payments due on such due dates under the Mortgage Loan (or Loan Combination, if applicable), or under the defeased portion of the Mortgage Loan (or Loan Combination, if applicable) in the case of a partial defeasance, including in the case of a Balloon Mortgage Loan, the balloon payment (or the borrower may be required to provide such government securities directly rather than making such deposit), and (y) pay any costs and expenses incurred in connection with the purchase of such government securities, and (B) delivering a security agreement granting the Issuing Entity a first priority lien on the Defeasance Deposit and, in certain cases, the government securities purchased with the Defeasance Deposit and an opinion of counsel to such effect.

Pursuant to the terms of the Pooling and Servicing Agreement, the Master Servicer will be responsible for purchasing (or causing the purchase of) the government securities on behalf of the borrower at the borrower’s expense to the extent consistent with the related Mortgage Loan documents. Pursuant to the terms of the Pooling and Servicing Agreement, any amount in excess of the amount necessary to purchase such government securities will be returned to the borrower or other designated party, but in any event will not be assets of the Issuing Entity. Pursuant to the terms of the Pooling and Servicing Agreement, the Master Servicer may accept as defeasance collateral any “government security,” within the meaning of Treasury Regulations Section 1.860G-2(a)(8)(ii), notwithstanding any more restrictive requirements in the related Mortgage Loan documents; provided that the Master Servicer has received an opinion of counsel that acceptance of such defeasance collateral will not endanger the status of any Trust REMIC as a REMIC or result in the imposition of a tax upon any Trust REMIC or the Issuing Entity (including but not limited to the tax on “prohibited transactions” as defined in Section 860F(a)(2) of the Code and the tax on contributions to a REMIC set forth in Section 860G(d) of the Code, but not including the tax on “net income from foreclosure property” as set forth in Section 860G(c) of the Code). Simultaneously with such actions, the related Mortgaged Property (or applicable portion of the Mortgaged Property, in the case of partial defeasance) will be released from the lien of the Mortgage Loan (or Loan Combination, if applicable) and the pledged government securities (together with any Mortgaged Property not released, in the case of a partial defeasance) will be substituted as the collateral securing the Mortgage Loan (or Loan Combination, if applicable).

For additional information on Mortgage Loans that permit partial defeasance, see “—Partial Releases” below.

In general, if consistent with the related Mortgage Loan documents, a successor borrower established, designated or approved by the Master Servicer will assume the obligations of the related borrower exercising a Defeasance Option and the borrower will be relieved of its obligations under the Mortgage Loan; provided that certain Mortgage Loans may permit the borrower to designate a successor borrower. If a Mortgage Loan (or Loan Combination, if applicable) is partially defeased, if consistent with the related Mortgage Loan documents, generally the related promissory note will be split and only the defeased portion of the borrower’s obligations will be transferred to the successor borrower.

Partial Releases

The Mortgage Loans described below permit the release of one or more of the Mortgaged Properties or a portion of a single Mortgaged Property in connection with a partial prepayment, partial defeasance, or for no consideration in the case of parcels that are vacant, non-income producing or were not taken into account in the underwriting of the Mortgage Loan, subject to the satisfaction of certain specified conditions.

Property Releases; Partial Prepayments

●	With respect to the Osborn Triangle Mortgage Loan (4.2%), the Mortgage Loan documents provide that the borrower may release only the 1 Portland Street and/or the 700 Main Street individual Mortgaged Properties (each, an “Osborn Triangle Individual Property”) from the lien of the Mortgage Loan documents on July 2, 2021, subject to the satisfaction of certain terms and conditions including, without limitation: (i) the payment of a release price equal to 110% of the allocated loan amount for the Osborn Triangle Individual Property being released, plus the payment of a yield maintenance premium (if applicable); (ii) the debt service coverage ratio (as calculated in the Mortgage Loan documents) for the Mortgaged Property then remaining subject to the lien of the Mortgage Loan documents based on the trailing 12-month period is equal to or greater than the greater of (a) 2.03x and (b) the debt service coverage ratio for all of the Mortgaged Properties (including the Osborn Triangle Individual Property subject to the release) based on the trailing 12-month period; (iii) the remaining Mortgaged Property (after the release) will not be in violation of the condominium documents, the master lease documents, any leases or the then applicable laws, and the borrower continues to control the board of trustees of the condominium association; and (iv) the borrower may not lease any space at the released Osborn Triangle Individual Property to an existing tenant unless either (a) the borrowers have re-leased the space in the Mortgaged Property to a new tenant with an effective rent per square foot in an amount equal to or greater than the tenant that was relocated or (b) the lender consents to such relocation (which consent may not be unreasonably withheld, conditioned or delayed). The Mortgage Loan documents provide that if the loan-to-value ratio exceeds or would exceed 125% immediately after the release, no release will be permitted unless the principal balance of the Mortgage Loan is prepaid by an amount set forth in the Mortgage Loan documents or the borrowers deliver a REMIC opinion. The borrowers are not permitted to release the 610 Main Street North Mortgaged Property or the parking garage portion of the Mortgaged Property.

●	With respect to the CIRE Equity Retail & Industrial Portfolio Mortgage Loan (4.2%), after the earlier of (i) May 9, 2020 and (ii) the closing date of the securitization that includes the last note to be securitized, the related borrowers are permitted to obtain the release of any individual Mortgaged Property, provided that, among other conditions: (a) the borrowers prepay the Mortgage Loan (1) if the release is pursuant to an arm’s-length agreement with a third party not affiliated with the borrowers or the guarantors (and in which no borrower or guarantor or any affiliate of any borrower or guarantor has any beneficial interest), in an amount equal to the greater of (A) 100% of the net sales proceeds or (B) 115% of the allocated loan amount, or (2) if the release is in connection with a transfer to an affiliated party, in an amount equal to 125% of the allocated loan amount, along with, in either case, any applicable prepayment fee and all interest which would have accrued on such allocated loan amount to be prepaid; (b) after giving effect to such release, (1) the debt service coverage ratio for the remaining Mortgaged Properties will not be less than the greater of (x) the debt service coverage ratio immediately preceding such release and (y) 1.52x; and (2) the loan-to-value ratio for the remaining Mortgaged Properties is not greater than the lesser of (x) the loan-to-value ratio immediately preceding such release or (y) 64.9%; and (c) satisfaction of customary REMIC requirements.

●	With respect to the CIRE Equity Retail & Industrial Portfolio Mortgage Loan (4.2%), after the earlier of (i) May 9, 2020 and (ii) the closing date of the securitization that includes the last note to be securitized, the related borrowers are permitted to obtain the release of certain improved portions of the Mortgaged Properties (each such improved portion, an “Income Producing Release Parcel”) provided that, among other conditions: (a) the borrowers prepay the Mortgage Loan in an amount equal to (1) the greater of (A) 100% of the net sales proceeds or (B) the applicable allocated loan amount set forth in the Mortgage Loan documents, plus (2) any prepayment fee as defined in the Mortgage Loan documents on the principal being prepaid, plus (3) all interest which would have accrued on such allocated loan amount to be prepaid; (b) the release of such Income Producing Release Parcel will not have a material adverse effect on the use or operation of, or access to or from, the portion of its remaining respective Mortgaged Property; (c) after giving effect to such release, the loan-to-value ratio for the remaining Mortgaged Properties is not greater than 125%; (d) after giving effect to such release, (1) the debt service coverage ratio for the remaining Mortgaged Properties will not be less than the greater of (x) the debt service coverage ratio immediately preceding such release and (y) 1.52x, (2) the loan-to-value ratio for the remaining Mortgaged Properties is not greater than the lesser of (x) the loan-to-value ratio immediately preceding such release or (y) 64.9%; (e) the borrowers deliver an anti-poaching agreement satisfactory to the lender (to which the lender and its successors and assigns are a named third-party beneficiaries) from the applicable borrower and the transferee(s) of the Income Producing Release Parcel in accordance with the terms of the Mortgage Loan documents; and (f) satisfaction of customary REMIC requirements.

●	With respect to the CIRE Equity Retail & Industrial Portfolio Mortgage Loan (4.2%), after the earlier of (i) May 9, 2020 and (ii) the closing date of the securitization that includes the last note to be securitized, the related borrowers are permitted to obtain the release of certain unimproved portions of the Mortgaged Properties (each such unimproved portion, a “Non-Income Producing Release Parcel”) provided that, among other conditions: (a) the borrowers prepay the Mortgage Loan in an amount equal to (1) the greater of (A) 100% of the net sales proceeds or (B) the applicable allocated loan amount set forth in the Mortgage Loan documents, plus (2) any prepayment fee as defined in the Mortgage Loan documents on the principal being prepaid, plus (3) all interest which would have accrued on such allocated loan amount to be prepaid; (b) the release of such Non-Income Producing Release Parcel will not have a material adverse effect on the use or operation of, or access to or from, the portion of its remaining respective Mortgaged Property, (c) after giving effect to such release, the loan-to-value ratio for the remaining Mortgaged Properties is not greater than 125%; (d) the borrowers deliver an anti-poaching agreement satisfactory to the lender (to which the lender and its successors and assigns are named third-party beneficiaries) from the applicable borrower and the transferee(s) of the Non-Income Producing Release Parcel in accordance with the terms of the Mortgage Loan documents; and (e) satisfaction of customary REMIC requirements.

●	With respect to the CIRE Equity Retail & Industrial Portfolio Mortgage Loan (4.2%), if at any time there is a lack of legal access to the Homeland – Bartow, FL Mortgaged Property (due to a termination of the Bartow License Agreement (as defined under “—Zoning and Use Restrictions” above, to the extent no other legal access to the Mortgaged Property then exists, or otherwise) (any such event, a “Bartow Access Restriction Event”), the borrowers are required to prepay the Mortgage Loan in an amount equal to (a) 100% of the net sale proceeds with respect to the Homeland – Bartow, FL Mortgaged Property, plus (b) payment of any prepayment fee as defined in the Mortgage Loan documents on the principal being prepaid, plus (c) all interest which would have accrued on such allocated loan amount to be prepaid (the “Bartow Access Restriction Payment”). If the borrowers make the Bartow Access Restriction Payment, the Homeland – Bartow, FL Mortgaged Property will be released from the lien of the mortgage upon the borrowers’ satisfaction of conditions set forth in the Mortgage Loan documents, including satisfaction of customary REMIC requirements. The borrowers’ failure to transfer the Homeland – Bartow, FL Mortgaged Property within 30 days after the earlier to occur of (a) the discovery of any Bartow Access Restriction Event and (b) the lender’s written request for such transfer and release, will be an immediate event of default under the Mortgage Loan documents. For additional information, see “—Zoning and Use Restrictions” above.

●	With respect to the Vie Portfolio Mortgage Loan (2.4%), after March 2, 2021, the related borrowers may obtain the release of only the University Downs Mortgaged Property (0.7%), Colonie Mortgaged Property (0.3%), Hillcrest Oakwood Mortgaged Property (0.3%) or Southgate Mortgaged Property (0.2%) (each of the foregoing, an “Individual Property”) from the lien of the mortgage on such Individual Property, provided that in no event will the borrowers be permitted to obtain a release of more than three Individual Properties; provided, further that the borrowers satisfy certain conditions set forth in the Mortgage Loan documents, including, without limitation, the following: (i) the related borrowers pay to the related lender the greater of (A) the sum of (1) the release amount for such Individual Property, as set forth in the Mortgage Loan documents (the “Release Amount”), and (2) 25.0% of the Release Amount for such Individual Property, and (B) 100.0% of the net sales proceeds for the applicable Individual Property, as set forth in the Mortgage Loan documents, and, if such prepayment occurs prior to November 2, 2028, payment of the yield maintenance premium as defined in the Mortgage Loan documents (the foregoing amount, the “Adjusted Release Amount”); (ii) the related borrowers convey such Individual Property, concurrently with the release, to an entity other than another individual borrower of the Mortgage Loan; (iii) after giving effect to such release, the loan-to-value ratio of the Mortgage Loan, as established by a current MAI appraisal prepared by an appraiser approved by the related lender, does not exceed 62.50%; (iv) the related borrowers deliver to the related lender and each Rating Agency a REMIC opinion; (v) after giving effect to the release of the applicable individual borrower and the Individual Property, the debt service coverage ratio for the related Mortgaged Properties then remaining subject to the lien of the mortgage is equal to or greater than the greater of (i) 1.80x, and (ii) the debt service coverage ratio for all of the Mortgaged Properties then remaining subject to the lien of the mortgage (including the Individual Property requested to be released) immediately preceding the release of the applicable Individual Property; and (vi) the delivery of a Rating Agency Confirmation. Notwithstanding the foregoing, if the Mortgage Loan is included in a REMIC trust and the loan-to-value ratio exceeds 125% immediately after the release of the applicable Individual Property, no release will be permitted unless the principal balance of the Mortgage Loan is paid down by the greater of (i) the Adjusted Release Amount or (ii) the least of one of the following amounts: (A) only if the released Individual Property is sold, the net proceeds of an arm’s length sale of the released Individual Property to an unrelated person, (B) the fair market value of the released Individual Property at the time of the release, or (C) an amount such that the loan-to-value ratio after the release of the applicable Individual Property is not greater than the loan-to-value ratio of the Mortgaged Properties immediately prior to such release, unless the lender receives an opinion of counsel that, if clause (ii) above is not followed, the securitization will not fail to maintain its status as a REMIC trust as a result of the release of the applicable Individual Property.

●	With respect to the ICON Upper East Side Portfolio Mortgage Loan (2.1%), on or after June 3, 2021, the borrower may obtain the release of an individual Mortgaged Property (each, an “Individual Property”) from the lien of the Mortgage Loan on such Individual Property and the release of the related individual borrower’s obligations under the Mortgage Loan documents; provided that the borrower satisfies certain conditions set forth in the Mortgage Loan documents, including, without limitation, the following: (i) the borrower pays to the lender the amount equal to (a) with respect to the first 10% of the Mortgage Loan balance, 105% of the release amount for the applicable Individual Property as set forth in the Mortgage Loan documents (such amount, the “Release Amount”), (b) with respect to the next 10% of the Mortgage Loan balance, 115.0% of the Release Amount for the applicable Individual Property, and (c) thereafter, 120.0% of the Release Amount for the applicable Individual Property (each of the foregoing clauses (a) through (c), the “Adjusted Release Amount”); (ii) the borrower conveys such Individual Property, concurrently with the release, to an unaffiliated third party; (iii) the borrower delivers a REMIC opinion to the lender and each Rating Agency; (iv) after giving effect to the release of the applicable Individual Property, the combined debt service coverage ratio of the remaining Individual Property is no less than 1.37x. Notwithstanding the foregoing, if the loan-to-value ratio of the remaining Individual Properties exceeds or would exceed 125% immediately after the release of the applicable Individual Property, no release will be permitted unless the principal balance of the Mortgage Loan is paid down by the greater of (i) the Adjusted Release Amount or (ii) the least of one of the following amounts: (A) only if the released Individual Property is sold, the net proceeds of an arm’s length sale of the released Individual Property to an unrelated person, (B) the fair market value of the released Individual Property at the time of the release, or (C) an amount such that the loan-to-value ratio after the release of the applicable Individual Property is not greater than the loan-to-value ratio of the Mortgaged Properties immediately prior to such release, unless the lender receives an opinion of counsel that, if clause (ii) above is not followed, the securitization will not fail to maintain its status as a REMIC trust as a result of the release of the applicable Individual Property.

●	With respect to the Dollar General Portfolio II Mortgage Loan (1.3%), as long as no event of default has occurred and is continuing, and after May 24, 2022 and prior to March 6, 2029, the related borrowers may obtain the release of an individual Mortgaged Property from the lien of the mortgage on such individual Mortgaged Property, provided that the borrowers satisfy certain conditions set forth in the Mortgage Loan documents, including, without limitation: (i) the related borrowers pay to the related lender the greater of (A) 125% of the allocated loan amount of the applicable Mortgaged Property, and (B) 100.0% of the net sales proceeds for the applicable Mortgaged Property, which in no event will be less than 94% of the gross sales price of the related Mortgaged Property, as set forth in the Mortgage Loan documents; (ii) after giving effect to such sale, each remaining borrower must remain a special purpose bankruptcy remote entity; (iii) after giving effect to such release, the debt service coverage ratio of the Mortgage Loan is at least the greater of (A) the debt service coverage ratio immediately preceding such release and (B) 1.40x; (iv) the loan-to-value ratio after giving effect to such release is no more than the lesser of (A) 71.9% and (B) the aggregate loan-to-value ratio immediately prior to such release; and (v) the borrowers obtain a rating agency confirmation from each applicable rating agency and satisfy other customary REMIC requirements.

Property Releases; Partial Defeasance

●	With respect to the SWVP Portfolio Mortgage Loan (1.3%), the Mortgage Loan documents permit the related borrowers to release any individual property (other than the SWVP Portfolio - InterContinental Mortgaged Property) from the lien of the security instrument in connection with a sale and partial defeasance after the permitted defeasance date, subject to the satisfaction of certain conditions set forth in the Mortgage Loan documents, including but not limited to: (i) defeasance of the portion of the Mortgage Loan in an amount equal to the greatest of (a) 120% of the allocated loan amount of the individual property being released, (b) an amount which would result in the debt service coverage ratio for the remaining SWVP Portfolio Mortgaged Properties being no less than 2.03x after giving effect to the release and defeasance, and no less than the debt service coverage ratio that existed for all of the SWVP Portfolio Mortgaged Properties immediately prior to the release and defeasance and (c) an amount which would result in the loan-to-value ratio for the remaining SWVP Portfolio Mortgaged Properties being no greater than 59.6%, and no greater than the loan-to-value ratio that existed for all of the SWVP Portfolio Mortgaged Properties immediately prior to the release and defeasance and (ii) the delivery of an opinion of counsel that the issuing entity will not fail to maintain its status as REMIC trust as a result of the release.

●	With respect to the Michigan Self Storage Portfolio Mortgage Loan (1.2%), provided that no event of default is continuing under the related Mortgage Loan documents, at any time after the second anniversary of the Closing Date, the borrower may deliver defeasance collateral and obtain release of one or more individual Mortgaged Properties provided that, among other conditions (i) the defeasance collateral is in an amount equal to the greater of (a) 125% of the allocated loan amount for the individual Mortgaged Property and (b) the net sales proceeds applicable to such individual Mortgaged Property, (ii) the borrower delivers a REMIC opinion, (iii) the borrower delivers a rating agency confirmation, (iv) as of the date of notice of the partial release or the consummation of the partial release, after giving effect to the release, the debt yield with respect to the remaining Mortgaged Properties is no less than the greater of (a) 8.6% and (b) the debt yield for all of the Mortgaged Properties as of the date of notice of the partial release or the consummation of the partial release, as applicable, (v) as of the date of notice of the partial release or the consummation of the partial release, after giving effect to the release, the debt service coverage ratio with respect to the remaining Mortgaged Properties is no less than the greater of (a) the debt service coverage ratio for all of the Mortgaged Properties as of the date of notice of the partial release or the consummation of the partial release, as applicable, and (b) 1.41x, (vi) as of the date of notice of the partial release or the consummation of the partial release, after giving effect to the release, the loan-to-value ratio with respect to the remaining Mortgaged Properties is no greater than the lesser of (a) 71.97% and (b) the loan-to-value ratio for all of the Mortgaged Properties as of the date of notice of the partial release or the consummation of the partial release, as applicable.

Property Releases; Partial Defeasance and Partial Prepayments

●	With respect to The Zappettini Portfolio Mortgage Loan (5.5%), provided that no event of default is continuing under the related Mortgage Loan documents (I) at any time after the earlier of (a) the third anniversary of the Closing Date, and (b) the date that is two years after the closing date of the securitization that includes the last note to be securitized, the borrower may deliver defeasance collateral and obtain release of one or more individual Mortgaged Properties, and (II) at any time prior to the maturity date of the Mortgage Loan, the borrower may partially prepay the Mortgage Loan and obtain release of one or more individual Mortgaged Properties, in each case, provided that, among other conditions (i) the defeasance collateral or partial prepayment, as applicable, is in an amount equal to 120% of the allocated loan amount for the individual Mortgaged Property, (ii) the borrower delivers a REMIC opinion, (iii) the borrower delivers (in the case of a partial prepayment, if requested by the lender) a rating agency confirmation, (iv) as of the date of notice of the partial release or the consummation of the partial release (whether by partial prepayment or partial defeasance), after giving effect to the release, the debt service coverage ratio with respect to the remaining Mortgaged Properties is greater than the greater of (a) the debt service coverage ratio for all of the Mortgaged Properties as of the date of notice of the partial release or the consummation of the partial release, as applicable, and (b) 1.80x, (v) as of the date of notice of the partial release or the consummation of the partial release (whether by partial prepayment or partial defeasance), after giving effect to the release, the debt yield with respect to the remaining Mortgaged Properties is greater than the greater of (a) 7.7% and (b) the debt yield for all of the Mortgaged Properties as of the date of notice of the partial release or the consummation of the partial release, as applicable, (vi) as of the date of notice of the partial release or the consummation of the partial release (whether by partial prepayment or partial defeasance), after giving effect to the release, the debt yield (which will be calculated, solely with respect to this clause (vi) by excluding gross rents on any leases that are scheduled to expire or terminate within eighteen months from the consummation of the release) with respect to the remaining Mortgaged Properties is greater than 6.0%, and (vii) as of the date of notice of the partial release or the consummation of the partial release (whether by partial prepayment or partial defeasance), after giving effect to the release, the loan-to-value ratio with respect to the remaining Mortgaged Properties is no greater than the lesser of (a) 64.0% and (b) the loan-to-value ratio for all of the Mortgaged Properties as of the date of notice of the partial release or the consummation of the partial release, as applicable.

Property Releases; Free Releases

Certain of the Mortgage Loans, including the CIRE Equity Retail & Industrial Portfolio Mortgage Loan (4.2%), the Village of Martinsville Mortgage Loan (1.4%), the Grand Canal Shoppes Mortgage Loan (4.2%), and the Woodlands Mall Mortgage Loan (6.4%), permit the release or substitution of specified parcels of real estate or improvements that secure such Mortgage Loans (which parcels or improvements may consist of a significant portion of the net rentable square footage at the Mortgaged Property) but were not assigned any material value or considered a source of any material cash flow for purposes of determining the related Appraised Value or Underwritten Net Cash Flow or considered material to the use or operation of the property, or permit the general right to release as yet unidentified parcels if they are non-income producing so long as such release does not materially adversely affect the use or value of the remaining property, among other things. Such permitted releases of real estate are generally, subject to satisfaction of certain REMIC rules (and other conditions such as separation of the release parcel from the Mortgaged Property), without payment of a release price and consequent reduction of the principal balance of the subject Mortgage Loan. We cannot assure you that the development of a release parcel would not have a material adverse effect on the remaining Mortgaged Property, whether due to, for example, potential disruptions to the Mortgaged Property related to construction at the release parcel site or related to the improvements that are ultimately built at the release parcel site.

Substitutions

The following Mortgage Loan provides for the substitution of real property for the Mortgaged Property:

●	With respect to the CIRE Equity Retail & Industrial Portfolio Mortgaged Properties (4.2%), after the earlier of (i) May 9, 2020 and (ii) the closing date of the securitization that includes the last note to be securitized, the related borrowers are permitted to obtain the release of one of more of the individual Mortgaged Properties (each, a “Released Property”), and the release of the applicable borrower’s obligations under the Mortgage Loan documents with respect to such Released Property (other than those obligations expressly stated to survive), by simultaneously substituting another fee interest (not subject to a ground lease or condominium regime) in real property (or properties) (each, a “CIRE Substitute Property”) for the Released Property, provided that, among other conditions: (a) the borrowers provide at least 45 days’ prior written notice; (b) the allocated loan amounts previously released in connection with a substitution, including the Released Property for such requested substitution, do not exceed $32,150,000; (c) the appraised value of the CIRE Substitute Property is not less than the greater of (1) the appraised value of the Released Property as of the date of origination, and (2) the appraised value of the Released Property immediately preceding such substitution; (d) after giving effect to such substitution, (1) the debt service coverage ratio for the remaining Mortgaged Properties will not be less than the greater of (x) the debt service coverage ratio immediately preceding such substitution and (y) 1.52x, and (2) the allocated loan-to-value ratio for the CIRE Substitute Property is not greater than the lesser of (x) the allocated loan-to-value ratio for the Released Property immediately preceding such sale or (y) the allocated loan-to-value ratio for the Released Property as of the date of origination; (e) the geographic diversity of the Mortgaged Properties is not materially different than the geographic diversity of the Mortgaged Properties immediately prior thereto; (f) the CIRE Substitute Property must be of the same asset type (i.e., a retail or industrial property) of like kind and quality as the Released Property, except that, (x) if the Released Property is a retail property, such CIRE Substitute Property may be a retail, office or industrial property, and (y) if the Released Property is the Homeland – Bartow, FL Mortgaged Property, such CIRE Substitute Property may be an office or industrial property; (g) a new borrowing entity is formed to own the CIRE Substitute Property and must have a fee interest in the entire CIRE Substitute Property; (h) the weighted average expiration of the term of the leases at the CIRE Substitute Property is no earlier than that weighted average expiration of the term of the leases at the Released Property; (i) the borrowers pay the lender a fee of $15,000 for each substitution plus all of the lender’s out-of-pocket costs and expenses incurred in connection with such release (including, without limitation, reasonable legal fees); and (j) satisfaction of customary REMIC requirements.

●	With respect to the Dollar General Portfolio II Mortgage Loan (1.3%), provided that no event of default is continuing under the related Mortgage Loan documents at any time (a) prior to the ninth anniversary of the Closing Date, and (b) after the closing date of the securitization that includes the last note to be securitized, the borrower may obtain, from time to time, a release of an individual Mortgaged Property from the lien of the mortgage and the related Mortgage Loan documents (each property released, a “Release Property”) to an unaffiliated third-party by substituting therefor another fee-owned property of like kind and quality acquired by the borrower (a “Substitute Property”), subject to certain conditions set forth in the Mortgage Loan documents, including but not limited to: (i) the aggregate of the allocated loan amounts with respect to each Release Property (through one or more substitutions) during the term of the Mortgage Loan shall not exceed more than 30% of the outstanding principal balance of the Mortgage Loan as of the date of the consummation of the applicable substitution; (ii) lender satisfaction that the Substitute Property is of like kind and quality with the Release Property, including, without limitation, with respect to the age of the improvements on such Substitute Property, the location and use of the Substitute Property; (iii) the borrower will own the fee interest in the Substitute Property; (iv) the number of properties subject to the liens of the Mortgage Loan documents will be the same both prior to and following the substitution; (v) the sale of the Release Property is pursuant to an arm’s-length agreement to a third party not affiliated with the related borrower or guarantor, and in which neither the borrower nor any affiliate of the related borrower and/or guarantor has any beneficial interest; (vi) after giving effect to such substitution, each remaining borrower shall remain a special purpose bankruptcy remote entity; (vii) the underwritten net cash flow attributable to the Substitute Property shall be no less than the greater of (A) the underwritten net cash flow attributable to the Release Property immediately preceding such substitution and (B) the underwritten net cash flow attributable to the Release Property as of the Closing Date; (viii) the debt service coverage ratio after giving effect to such substitution is at least the greater of (A) the debt service coverage ratio immediately preceding such substitution and (B) 1.40x; (ix) the loan-to-value ratio after giving effect to such substitution is no more than the lesser of (A) the 71.9% and (B) the aggregate loan-to-value ratio immediately prior to such substitution; (x) as determined by the lender in its reasonable discretion, the geographic diversity of the properties after substitution shall be no different than the geographic diversity of the properties immediately prior to substitution; (xi) the entire Substitute Property shall be demised pursuant to a replacement lease with Dollar General; (xii) the lender obtains, at the borrower’s sole cost and expense, a rating agency confirmation with respect to the release and substitution and satisfies other customary REMIC requirements; (xiii) the lender receives a current appraisal of the Substitute Property showing that the appraised value is no less than the fair market value of the Release Property as of such date; and (xiv) the borrower has paid to the lender or the servicer (as applicable), concurrently with the closing of such release and substitution, (A) all customary fees of servicers, and (B) all actual out-of-pocket costs and expenses, including reasonable attorneys’ fees, incurred by the lender in connection with the release and substitution.

●	With respect to the Woodlands Mall Mortgage Loan (6.4%),the borrower is permitted to obtain the release of (a) one or more parcels (including air rights parcels) or outlots which are vacant, non-income producing and unimproved, or improved only by landscaping, utility facilities or surface parking areas, and (b) one or more parcels acquired after origination, in each case without the payment or defeasance of a release price, subject to the satisfaction of certain conditions, including, but not limited to: (i) no event of default has occurred or is continuing, (ii) the loan-to-value ratio immediately following the release is less than or equal to 125%, (iii) with respect to parcels acquired after origination, if such acquired parcel is an anchor parcel, it must be released to another retail operator that has agreed in writing to open and operate the anchor premises for retail use within 24 months from the date of release and (iv) with respect to parcels acquired after origination, either no reserve funds have been expended on such parcel or the borrower shall have deposited the amount so expended into the applicable reserve prior to the release.

●	With respect to the Woodlands Mall Mortgage Loan (6.4%), provided that no event of default is continuing under the Mortgage Loan documents, and upon 20 days’ prior written notice, the borrower is permitted to obtain the release of collateral parcels (an “Exchange Parcel”) from the lien of the mortgage in exchange for the substitution of new parcels (each, an “Acquired Parcel”), subject to the satisfaction of certain conditions, including among other things, that: (i) the Exchange Parcel is vacant, non-income producing and unimproved (or improved only by landscaping or readily re-locatable facilities), (ii) with respect to the Acquired Parcel, the borrower has delivered, among other things (a) an environmental report acceptable to lender, (b) title insurance and (c) if the Acquired Parcel is improved, a property condition report indicating that the Acquired Parcel is in good condition and (d) if repairs are recommended by the property condition report or if the environmental report discloses the presence of hazardous materials at the Acquired Parcel, in an amount equal to $21,250,000, cash or a guaranty from the guarantor in an amount equal to 125% of any estimated repairs or remediation costs, as applicable, (iii) the loan-to-value ratio of the remaining Mortgaged Property (after giving effect to such substitution) is equal to or less than 125% unless the Acquired Parcel has a fair market value equal to or greater than the fair market value of the Exchange Parcel, (iv) the substitution does not adversely affect the debt service coverage ratio of the whole loan except in a de minimis manner and (v) the borrowers obtain a rating agency confirmation from each applicable rating agency and satisfy other customary REMIC requirements.

Additions to the Mortgaged Property

The following Mortgage Loan provide for the addition of real property for, or the construction of improvements on, the related Mortgaged Property:

●	With respect to the Woodlands Mall Mortgage Loan (6.4%), provided that no event of default is continuing under the Mortgage Loan documents, and upon 20 days’ prior written notice, the borrower is permitted to acquire one or more expansion parcels (an “Expansion Parcel”), subject to the satisfaction of certain conditions, including among other things, that: (i) the borrower has delivered (a) an environmental report acceptable to lender, (b) title insurance and (c) if the Expansion Parcel is improved, a property condition report indicating that the Expansion Parcel is in good condition, (ii) the borrower has delivered a copy of the deed or ground lease, (iii) the borrower has delivered evidence that the applicable Expansion Parcel constitutes one or more separate tax lots or that the borrower has taken all action required under applicable law to have the applicable Expansion Parcel designated as a separate tax lot; (iv) the borrower pays all reasonable out-of-pocket costs and expenses incurred by the lender in connection with the acquisition of the applicable Expansion Parcel.

Escrows

Thirty-eight (38) Mortgage Loans (69.2%) provide for monthly or upfront escrows to cover property taxes on the Mortgaged Properties.

Thirty-six (36) Mortgage Loans (63.7%) provide for monthly or upfront escrows to cover ongoing replacements and capital repairs.

Sixteen (16) Mortgage Loans (22.6%) provide for monthly or upfront escrows to cover insurance premiums on the Mortgaged Properties.

Twenty-two (22) Mortgage Loans (50.5%) secured by office, retail, mixed use and industrial property with commercial tenants properties, provide for upfront or monthly escrows for the full term or a portion of the term of the related Mortgage Loan to cover anticipated re-leasing costs, including tenant improvements and leasing commissions or other lease termination or occupancy issues. Such escrows are typically considered for office, retail, mixed use and industrial properties only.

Certain of the reserves described above permit the related borrower to post a guaranty or letter of credit in lieu of maintaining cash reserves.

Many of the Mortgage Loans provide for other escrows and reserves, including, in certain cases, reserves for debt service, operating expenses, renovations or other property enhancements, vacancies at the related Mortgaged Property and other shortfalls or reserves to be released under circumstances described in the related Mortgage Loan documents.

See Annex A to this prospectus and “Significant Loan Summaries” in Annex B to this prospectus for more information on reserves relating to the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan).

“Due-On-Sale” and “Due-On-Encumbrance” Provisions

The Mortgage Loans generally contain “due-on-sale” and “due-on-encumbrance” clauses, which in each case permit the holder of the Mortgage Loan to accelerate the maturity of the Mortgage Loan if the borrower sells or otherwise transfers or encumbers (subject to certain exceptions set forth in the related Mortgage Loan documents) the related Mortgaged Property or a controlling interest in the borrower without the consent of the mortgagee (which, in some cases, may not be unreasonably withheld). Many of the Mortgage Loans place certain restrictions (subject to certain exceptions set forth in the related Mortgage Loan documents) on the transfer and/or pledging of general partnership and managing member equity interests in a borrower such as specific percentage or control limitations. The terms of the mortgages generally permit, subject to certain limitations, affiliate, estate planning and family transfers, transfers at death, transfers of interest in a public company, the transfer or pledge of less than a controlling portion of the partnership, members’ or other equity interests in a borrower, the transfer or pledge of passive equity interests in a borrower (such as limited partnership interests and non-managing member interests in a limited liability company) and transfers to persons satisfying qualification criteria set forth in the related Mortgage Loan documents. Certain of the Mortgage Loans do not restrict the pledging of direct or indirect ownership interests in the related borrower, but do restrict the transfer of ownership interests in the related borrower by imposing a specific percentage, a control limitation or requiring the consent of the mortgagee to any such transfer. Generally, the Mortgage Loans do not prohibit transfers of non-controlling interests so long as no change of control results or, with respect to Mortgage Loans to tenant-in-common borrowers, transfers to new tenant-in-common borrowers. Certain of the Mortgage Loans do not prohibit the pledge by direct or indirect owners of the related borrower of equity distributions that may be made from time to time by the borrower to its equity owners.

Additionally, certain of the Mortgage Loans provide that transfers of the Mortgaged Property are permitted if certain conditions are satisfied, which may include one or more of the following:

●	no event of default has occurred;

●	the proposed transferee is creditworthy and has sufficient experience in the ownership and management of properties similar to the Mortgaged Property;

●	a Rating Agency Confirmation has been obtained from each Rating Agency;

●	the transferee has executed and delivered an assumption agreement evidencing its agreement to abide by the terms of the Mortgage Loan together with legal opinions and title insurance endorsements; and

●	the assumption fee has been received (which assumption fee will be applied as described under “The Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”, but will in no event be paid to the Certificateholders); however, certain of the Mortgage Loans allow the borrower to sell or otherwise transfer the related Mortgaged Property a limited number of times without paying an assumption fee.

Transfers resulting from the foreclosure of a pledge of the collateral for a mezzanine loan (if any) or other permitted pledge of borrower interest or a preferred equity investment (if any) will also result in a permitted transfer. See “—Additional Indebtedness” below.

The Pooling and Servicing Agreement will provide that the Master Servicer or the Special Servicer, on behalf of the Trustee, will be required to determine, in a manner consistent with the Servicing Standard, subject in each case to any consent rights of the Special Servicer (in the case of the Master Servicer) and the applicable Directing Holder provided for in the Pooling and Servicing Agreement, whether to exercise any right the mortgagee may have under any such clause to accelerate payment of the related Serviced Loan upon, or to withhold its consent to, any transfer of interests in the borrower or the Mortgaged Property or further encumbrances of the related Mortgaged Property, subject to any approval rights of the applicable Directing Holder or its representative to any waiver of any such clause. See “Risk Factors—Some Provisions in the Mortgage Loans Underlying Your Offered Certificates May Be Challenged as Being Unenforceable—Due-on-Sale and Debt Acceleration Clauses” and

“Certain Legal Aspects of the Mortgage Loans—Due-On-Sale and Due-On-Encumbrance Provisions”. The Depositor makes no representation as to the enforceability of any due-on-sale or due-on-encumbrance provision in any Mortgage Loan.

Notwithstanding the foregoing, without any other approval or consent, the Master Servicer (for non-Specially Serviced Loans) or the Special Servicer (for Specially Serviced Loans) may grant and process a borrower’s request for consent to subject the related Mortgaged Property to an immaterial easement, right of way or similar agreement for utilities, access, parking, public improvements or another purpose and may consent to subordination of the related Mortgage Loan to such easement, right of way or similar agreement.

Mortgaged Property Accounts

Lockbox Accounts

The Mortgage Loan documents prescribe the manner in which the related borrowers are permitted to collect rents from tenants at each Mortgaged Property. The following table sets forth the types of lockbox accounts prescribed for the Mortgage Loans:

Lockbox Account Types

Lockbox Type	Number of Mortgage Loans	Aggregate Principal Balance of Mortgage Loans	Approx. % of Initial Pool Balance
Hard	21	$710,519,879	60.1%
Springing	21	$362,775,984	30.7%
Soft	5	$108,575,645	9.2%
Total:	47	$1,181,871,508	100.0%

See “—Certain Calculations and Definitions” for a description of the lockbox types set forth in the table above. The lockbox accounts will not be assets of the Issuing Entity.

Additional Indebtedness

The Mortgage Loans generally prohibit borrowers from incurring any additional debt secured by their Mortgaged Property without the consent of the lender. However:

●	substantially all of the Mortgage Loans permit the related borrower to incur limited indebtedness in the ordinary course of business that is not secured by the related Mortgaged Property;

●	the borrowers under certain of the Mortgage Loans have incurred and/or may incur in the future unsecured debt other than in the ordinary course of business;

●	any borrower that is not required pursuant to the terms of its applicable Mortgage Loan documents to meet single-purpose entity criteria may not be restricted from incurring unsecured debt or mezzanine debt;

●	the terms of certain Mortgage Loans permit the borrowers to post letters of credit and/or surety bonds for the benefit of the mortgagee under the Mortgage Loans, which may constitute a contingent reimbursement obligation of the related borrower or an affiliate. The issuing bank or surety will not typically agree to subordination and standstill protection benefiting the mortgagee;

●	although the Mortgage Loans generally place certain restrictions on incurring mezzanine debt by the pledging of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations, the terms of the Mortgage Loan documents generally permit, subject to certain limitations, the pledge of the limited partnership or non-managing membership equity interests in a borrower or less than a controlling interest of any other equity interests in a borrower; and

●	certain of the Mortgage Loans do not restrict the pledging of ownership interests in the borrower, but do restrict the transfer of ownership interests in a borrower by imposing limitations on transfer of control or a specific percentage of ownership interests.

Existing Additional Secured Debt

As described under “—The Loan Combinations” below, each Split Mortgage Loan and its corresponding Companion Loan(s) are, in each case, together secured by the same Mortgage on the related Mortgaged Property or portfolio of Mortgaged Properties, and the rights of the holders of such Split Mortgage Loan and corresponding Companion Loan(s) are set forth in a Co-Lender Agreement. Also, see “Significant Loan Summaries—Loan #1: 30 Hudson Yards”, “—Loan #2: Woodlands Mall”, “—Loan #3: The Zappettini Portfolio”, “—Loan #6: Osborn Triangle”, “—Loan #7: 10000 Santa Monica Boulevard”, “—Loan #8: 3 Columbus Circle”, “—Loan #9: 250 Livingston”, “—Loan #10: Grand Canal Shoppes”, “—Loan #11: CIRE Equity Retail & Industrial Portfolio”, “—Loan #12: Waterfront Plaza” and “—Loan #15: The Centre” in Annex B to this prospectus.

Existing Mezzanine Debt

Mezzanine debt is debt that is incurred by the direct or indirect owner of equity in one or more borrowers and is secured by a pledge of the equity ownership interests in such borrowers. Because mezzanine debt is secured by the obligor’s direct or indirect equity interest in the related borrowers, such financing effectively reduces the obligor’s economic stake in the related Mortgaged Property. The existence of mezzanine debt may reduce cash flow on the borrower’s Mortgaged Property after the payment of debt service and may increase the likelihood that the owner of a borrower will permit the value or income producing potential of a Mortgaged Property to fall and may create a greater risk that a borrower will default on the Mortgage Loan secured by a Mortgaged Property whose value or income is relatively weak.

As of the Cut-off Date, except as disclosed in the following table, each Sponsor has informed us that it is unaware of any existing mezzanine debt with respect to the Mortgage Loans it is selling to the Depositor. The table below further identifies, for each Mortgage Loan that has one or more related existing mezzanine loans, certain Cut-off Date LTV Ratio, UW NCF DSCR and Debt Yield on Underwritten NCF information for such Mortgage Loan and, if applicable, for the total debt with respect to the related Mortgaged Property or Mortgaged Properties.

Mortgaged Property Name	Mortgage Loan Cut-off Date Balance	Aggregate Mezzanine Debt Cut-off Date Balance	Aggregate Pari Passu Companion Loan Cut-off Date Balance	Aggregate Subordinate Companion Loan Cut-off Date Balance	Cut-off Date Total Debt Balance	Cut-off Date Wtd. Avg. Total Debt Interest Rate(1)	Mortgage Loan Cut-off Date LTV Ratio(2)	Total Debt Cut-off Date LTV Ratio(1)	Cut-off Date Mortgage Loan UW NCF DSCR(2)	Cut-off Date Total Debt UW NCF DSCR(1)	Cut-off Date Mortgage Loan Debt Yield on Underwritten NCF(2)	Cut-off Date Total Debt Yield on Underwritten NCF(1)
Woodlands Mall	$76,200,000	$40,000,000	$171,400,000	$177,400,000	$465,000,000	4.36301%	26.0%	48.8%	3.95x	1.79%	17.0%	9.1%

(1)	Calculated taking into account the mezzanine debt and any related Pari Passu Companion Loan and Subordinate Companion Loan.

(2)	Calculated taking into account any related Pari Passu Companion Loan (but without regard to any related Subordinate Companion Loan).

The mezzanine loan related to the Woodlands Mall Mortgage Loan (6.4%) identified in the table above, is subject to an intercreditor agreement between the holder of the mezzanine loan and the lender under the Mortgage Loan that sets forth the relative priorities between the related Mortgage Loan and the related mezzanine loan. The intercreditor agreement provides, among other things, generally that (a) all payments due under the related mezzanine loan are subordinate after an event of default under the related Mortgage Loan (taking into account the cure rights of the related mezzanine lender) to any and all payments required to be made under the related Mortgage Loan (except for, in the case of the Woodlands Mortgage Loan, (i) payments made in connection with the enforcement of the mezzanine lender’s rights with respect to the equity collateral, (ii) proceeds from the disposition of the collateral related solely to the mezzanine loan resulting from mezzanine lender’s foreclosure upon such separate collateral in accordance with the terms and provisions of the intercreditor agreement and (iii) proceeds from any sale of the mezzanine loan in accordance with the terms and provisions of the intercreditor agreement so long as no bankruptcy proceeding of the borrower has occurred and not been dismissed) (b) so long as there is no event of default under the related Mortgage Loan (taking into account the cure rights of the related mezzanine lender), the related mezzanine lender may accept payments on and, in certain cases, prepayments of the related mezzanine loan prior to the prepayment in full of the Mortgage Loan, provided that such prepayment is from a source of funds other than the respective Mortgaged Property (unless such funds are derived from excess cash permitted to be distributed or dividended by Mortgage Loan borrower to its equity owners pursuant to the terms of the Mortgage Loan documents), (c) the related mezzanine lender will have certain rights to receive notice of and cure defaults under the related Mortgage Loan prior to any acceleration or enforcement of the related Mortgage Loan, (d) the related mezzanine lender may amend or modify the related mezzanine loan in certain respects without the consent of the related Mortgage Loan lender, and the Mortgage Loan lender must obtain the mezzanine lender’s consent to amend or modify the related Mortgage Loan in certain respects, (e) upon the occurrence of an event of default under the related mezzanine loan documents, the related mezzanine lender may foreclose upon the membership interests in the related Mortgage Loan borrower, which could result in a change of control with respect to the related Mortgage Loan borrower and a change in the management of the related Mortgaged Property, (f) if the related Mortgage Loan is accelerated or, in some cases, becomes specially serviced or if a monetary or material non-monetary default occurs and continues for a specified period of time under the related Mortgage Loan (or in certain cases, if any event of default has occurred under the related Mortgage Loan) or if the related Mortgage Loan borrower becomes a debtor in a bankruptcy or if the related Mortgage Loan lender exercises any enforcement action under the related Mortgage Loan documents with respect to the related Mortgage Loan borrower or the related Mortgaged Properties, the related mezzanine lender has the right to purchase the related Mortgage Loan, in whole but not in part, for a price generally equal to the outstanding principal balance of the related Mortgage Loan, together with all accrued interest and other amounts due thereon, plus any servicing advances made by the related Mortgage Loan lender or its servicer and any interest thereon, and interest on any principal and interest advances made by the Mortgage Loan lender or its servicer, plus, subject to certain limitations, any Liquidation Fees, Workout Fees and Special Servicing Fees payable under the Pooling and Servicing Agreement (net of certain amounts and subject to certain other limitations, each as specified in the related intercreditor agreement), and generally excluding any late charges, default interest, exit fees, liquidated damages and prepayment premiums, and (g) an event of default under the related Mortgage Loan will trigger an event of default under the related mezzanine loan.

Generally, upon a default under a mezzanine loan, the holder of the mezzanine loan would be entitled to foreclose upon the equity in the related borrower, which has been pledged to secure payment of such debt. Although this transfer of equity may not trigger the due-on-sale clause under the related Mortgage Loan (as described under “—Certain Terms of the Mortgage Loans—‘Due-On-Sale’ and ‘Due-On-Encumbrance’ Provisions” above), it could cause a change in control of the borrower or a change in the management of the Mortgaged Property and/or cause the obligor under the mezzanine loan to file for bankruptcy, which could negatively affect the operation of the related Mortgaged Property and the related borrower’s ability to make payments on the related Mortgage Loan in a timely manner.

Permitted Mezzanine Debt

The Mortgage Loans generally place certain restrictions on the transfer and/or pledging of general partnership and managing member equity interests in a borrower such as specific percentage or control limitations as described under “—Certain Terms of the Mortgage Loans—‘Due-On-Sale’ and ‘Due-On-Encumbrance’ Provisions” above.

In addition, certain of the Mortgage Loans do not prohibit the pledge by direct or indirect owners of the related borrower of equity distributions that may be made from time to time by the borrower to its equity owners.

With respect to the Mortgage Loans listed in the following chart, the direct and indirect equity owners of the borrower are permitted to incur future mezzanine debt, subject to the satisfaction of conditions contained in the related Mortgage Loan documents, including, among other things, a combined maximum loan-to-value ratio, a combined minimum debt service coverage ratio and/or a combined minimum debt yield, as listed in the following chart:

Mortgaged Property Name	Mortgage Loan Cut-off Date Balance	Combined Maximum LTV Ratio	Combined Minimum DSCR	Combined Minimum Debt Yield	Intercreditor Agreement Required

Woodlands Mall	$76,200,000	52.0%	1.25x	8.6%	Y
Lakeside Plaza	$13,250,000	73.6%	1.80x	N/A	Y
359 South La Brea	$2,450,000	44.5%	1.57x	N/A	Y

Each of the Mortgage Loans listed above conditions the incurrence of future mezzanine debt on the execution of an intercreditor agreement between the holder of the related mezzanine loan and the related lender under the related Mortgage Loan that, in each case, sets forth the relative priorities between the related Mortgage Loan and the related mezzanine loan.

Preferred Equity and Preferred Return Arrangements

Further, borrowers under certain of the Mortgage Loans are permitted to issue preferred equity in such borrowers or in certain parent entities of such borrowers. Because preferred equity often provides for a higher rate of return to be paid to certain holders, preferred equity in some respects functions like mezzanine indebtedness, and reduces a principal’s economic stake in the related Mortgaged Property, reduces cash flow on the borrower’s Mortgaged Property after the payment of debt service and payments on the preferred equity and may increase the likelihood that the owner of a borrower will permit the value or income-producing potential of a Mortgaged Property to fall and may create a slightly greater risk that a borrower will default on the Mortgage Loan secured by a Mortgaged Property whose value or income is relatively weak.

Permitted Unsecured Debt and Other Debt

With respect to the Chemours HQ Mortgage Loan (4.3%), the Mortgage Loan documents provide that the lender may not unreasonably withhold its consent to the borrower consenting to the condominium entering into a property assessed clean energy (PACE) loan that is repaid through multi-year assessments against all of the condominium units, including the Mortgaged Property (based on its pro rata allocation of the PACE loan), subject to the terms and conditions set forth in the Mortgage Loan documents including, without limitation, (i) the PACE loan is used for the installation, construction, repair and replacement of improvements to the chiller plant and steam plant boilers, (ii) the total amount of the PACE loan for the building (including principal and interest accrued thereon) allocated to the Mortgaged Property does not exceed $1,200,000, (iii) the PACE loan amortizes over a period of at least 25 years, (iv) the annual debt service on the PACE loan allocated to the Mortgaged Property does not exceed $115,000, (v) assuming the full amount of the PACE loan is advanced, the loan-to-value ratio (including the PACE loan) is not greater than 62%, (vi) the lien of the PACE loan on the Mortgaged Property is required to be limited to the pro-rata share of the PACE loan allocated to the Mortgaged Property, and (vii) if requested by the lender, delivery of a rating agency confirmation. The PACE loan would create a prior lien to the Chemours HQ Mortgage Loan. At origination of the Mortgage Loan, the borrower deposited with lender $600,000 for a permitted PACE loan reserve and is required to deposit another $600,000 (or a higher amount proportionate to any increase in the size of the PACE loan) as a condition to lender’s consent to the PACE loan, which the Chemours HQ Mortgage Loan documents require to be held as additional collateral for the Chemours HQ Mortgage Loan.

With respect to the 30 Hudson Yards Mortgage Loan (7.9%), the initial investors in the related borrower, through certain of their affiliates, contributed their respective capital for acquisition of the related Mortgaged Property as a combination of equity contributions to 30 HY WM REIT Owner LP and unsecured loans (collectively, the “Shareholder Loans”) to 30 HY WM REIT LP (the “Shareholder Loan Borrower”), an indirect 100% owner of the related borrower. The initial investors’ capital for the gross acquisition costs (excluding transaction and closing costs) was contributed in an approximate equity-to-debt ratio of 60% to 40%. The Shareholder Loans, in the aggregate principal amount of $290 million, were made by RSA 30 HY WM LLC in the stated principal amount of $2,929,000, RFM Cactus NYSS 30 HY Sub LLC (an entity that is approximately 98.04% owned by Arizona State Retirement System) in the stated principal amount of $144,971,000, Allianz Lebensversicherungs AG in the stated principal amount of $127,890,000 and Allianz Private Krankenversicherungs AG in the stated principal amount of $14,210,000. Pursuant to the terms of the Shareholder Loan Agreement, if an “Event of Default” occurs thereunder, although the lenders thereunder (the “Shareholder Loan Lenders”) may seek a judgment against the Shareholder Loan Borrower, until the related Mortgaged Loan has been fully repaid, the Shareholder Loan Lenders may not execute upon any such judgment (including without limitation, the Shareholder Loan Lenders may not seek to obtain or accept any judgment lien against any of the Shareholder Loan Borrower’s assets (or any other lien encumbering any of Shareholder Loan Borrower’s assets to secure Shareholder Loan Borrower’s obligations under the Shareholder Loan documents or under any such judgment), foreclose any lien or accept an assignment-in-lieu of foreclosure of any lien). Therefore, during the term of the related Mortgaged Loan, the Shareholder Loans are at all times required to remain an unsecured obligation of the Shareholder Loan Borrower, even following an “Event of Default” under the Shareholder Loans. The lender (and its successors and assigns) were made express third-party beneficiaries of this standstill provision, which cannot be modified without the lender’s prior consent.

With respect to the 3 Columbus Circle Mortgage Loan (4.2%), Moinian Limited, an 8% indirect equity owner of the borrowers, has issued unsecured Series A bonds and Series B bonds that are traded on the Tel Aviv Stock Exchange. The current outstanding principal balance of the Series A bonds is ILS (Israeli New Shekel) 1,119,586,061, and is scheduled to fully amortize by no later than June 30, 2022. The current outstanding principal balance of the Series B bonds is ILS 698,305,115, and is scheduled to fully amortize by no later than December 30, 2024. We cannot assure you that Moinian Limited will be able to meet the debt service payments under the related bond documents or that there will be no impact of a default under the related bond documents on the borrower sponsor.

With respect to the 3 Columbus Circle Mortgage Loan (4.2%), the Mortgage Loan documents permit subordinate loans made by two of the borrowers, 3 Columbus Circle LLC – Series A and 3 Columbus Circle LLC – Series B (each, a “Series Borrower”), to each other pursuant to the terms of the related tenants in common agreement, upon satisfaction of certain conditions set forth in the Mortgage Loan documents, including, without limitation, the following: (i) such subordinate loan will be unsecured and will not create a lien on the Mortgaged Property; (ii) payments under or with respect to any such subordinate loan will be made only from excess cash flow from the Mortgaged Property; (iii) the subordinate loan is non-recourse to the related Series Borrower making such loan, and its assets, other than excess cash flow from the Mortgaged Property; (iv) the holder of such subordinate loan will waive all rights to declare a default and pursue remedies with respect to such subordinate loan while the Mortgage Loan is outstanding; (v) the related Series Borrower holding such subordinate loan will not be permitted to petition for or otherwise institute proceedings under the bankruptcy code against the other Series Borrower or the other borrower, 3 Columbus Circle LLC; and (vi) prior to making any such subordinate loan, the related Series Borrower making such loan will be required to enter into a subordination and standstill agreement in form and substance reasonably acceptable to the lender.

With respect to the Vie Portfolio Mortgage Loan (2.4%), SC USSA6P Holding Company, LLC, an affiliate of the borrowers, which indirectly owns the master lessees under the related master lease under which the borrowers are the master lessors, has incurred three unsecured loans, each from its upper-tier affiliate, in the aggregate amount of $36,272,421. Pursuant to each of the related financing documents, each such loan is co-terminous with the Mortgage Loan and is subordinate to the Mortgage Loan. The Mortgage Loan documents provide for a non-recourse carveout for losses associated with the failure of any of the related financing documents to be fully subordinate to the Mortgage Loan.

There may be other Mortgage Loans that permit the related borrower to incur unsecured loans or indebtedness, including unsecured loans in the ordinary course of business without limitation on the amount of such indebtedness. In addition, certain borrowers may have incurred, prior to the Cut-off Date, unsecured loans or unsecured indebtedness of which we are not aware.

Certain risks relating to additional debt are described in “Risk Factors—Other Debt of the Borrower or Ability to Incur Other Financings Entails Risk”.

The Loan Combinations

General

Each of the Split Mortgage Loans is part of a Loan Combination comprised of the subject Mortgage Loan which is included in the Issuing Entity, and one or more Pari Passu Companion Loan(s) and/or Subordinate Companion Loan(s) that are held outside the Issuing Entity, each of which is evidenced by a separate promissory note (each a “Companion Note”) and all of which are secured by the same Mortgage(s) encumbering the same Mortgaged Property or portfolio of Mortgaged Properties.

Set forth in the chart below is certain information regarding each Split Mortgage Loan and its related Companion Loan(s).

Loan Combination Summary

Mortgaged Property Name	Mortgage Loan Seller(s)	Mortgage Loan Cut-off Date Balance	Mortgage Loan as Approx. % of Initial Pool Balance	Aggregate Pari Passu Companion Loan Cut-off Date Balance	Aggregate Subordinate Companion Loan Cut-off Date Balance	Loan Combination Cut-off Date Balance	Mortgage Loan Cut-off Date LTV Ratio(1)(2)	Loan Combination LTV Ratio(1)(3)	Mortgage Loan Underwritten NCF DSCR(2)	Loan Combination Underwritten NCF DSCR(3)	Mortgage Loan Debt Yield on Underwritten NCF(2)	Loan Combination Debt Yield on Underwritten NCF(3)	Controlling Note Included in Issuing Entity (Y/N)
30 Hudson Yards	GACC	$93,200,000	7.9%	$1,026,800,000	$310,000,000	$1,430,000,000	50.9%	65.0%	3.45x	2.51x	10.9%	8.5%	N
Woodlands Mall	GACC	$76,200,000	6.4%	$171,400,000	$177,400,000	$425,000,000	26.0%	44.6%	3.95x	2.30x	17.0%	9.9%	Y(4)
The Zappettini Portfolio	CREFI	$65,000,000	5.5%	$55,000,000	—	$120,000,000	64.0%	64.0%	1.83x	1.83x	8.0%	8.0%	Y
Osborn Triangle	JPMCB	$50,000,000	4.2%	$380,000,000	$145,000,000	$575,000,000	37.1%	49.7%	3.12x	2.33x	12.0%	9.0%	N
10000 Santa Monica Boulevard	JPMCB	$50,000,000	4.2%	$170,000,000	$130,000,000	$350,000,000	39.8%	63.3%	2.34x	1.47x	9.8%	6.2%	N
3 Columbus Circle	JPMCB	$50,000,000	4.2%	$440,000,000	$105,000,000	$595,000,000	45.4%	55.1%	2.91x	2.40x	11.5%	9.5%	N
250 Livingston	CREFI	$50,000,000	4.2%	$75,000,000	—	$125,000,000	59.5%	59.5%	2.53x	2.53x	9.3%	9.3%	N
Grand Canal Shoppes	JPMCB	$50,000,000	4.2%	$710,000,000	$215,000,000	$975,000,000	46.3%	59.5%	2.46x	1.67x	9.3%	7.3%	N
CIRE Equity Retail & Industrial Portfolio	GACC	$50,000,000	4.2%	$78,600,000	—	$128,600,000	64.9%	64.9%	2.28x	2.28x	9.6%	9.6%	Y
Waterfront Plaza	GACC	$49,822,682	4.2%	$74,734,023	—	$124,556,704	73.3%	73.3%	1.54x	1.54x	10.3%	10.3%	N
2 MacArthur	GACC	$34,000,000	2.9%	—	$20,000,000	$54,000,000	40.0%	63.5%	5.79x	2.52x	14.5%	9.1%	N(5)
The Centre	CREFI	$30,000,000	2.5%	$30,000,000	$70,000,000	$130,000,000	31.9%	69.1%	2.26x	1.32x	13.0%	6.0%	Y(6)
Vie Portfolio	JPMCB	$28,885,000	2.4%	$46,500,000	—	$75,385,000	62.5%	62.5%	1.90x	1.90x	9.9%	9.9%	N
ICON Upper East Side Portfolio	JPMCB	$25,000,000	2.1%	$33,500,000	$57,200,000	$115,700,000	29.1%	57.5%	2.63x	1.33x	12.0%	6.1%	N
SWVP Portfolio	JPMCB	$15,000,000	1.3%	$185,000,000	—	$200,000,000	59.6%	59.6%	2.04x	2.04x	10.2%	10.2%	N
Greenleaf at Howell	JPMCB	$10,000,000	0.8%	$36,500,000	—	$46,500,000	69.5%	69.5%	1.20x	1.20x	7.8%	7.8%	N

(1)	With respect to certain of the Mortgage Loans identified above, the Cut-off Date LTV Ratios have been calculated using “as-stabilized”, “portfolio premium” or similar hypothetical values, as described under the definition of “Appraised Value” set forth under “Description of the Mortgage Pool—Certain Calculations and Definitions”.

(2)	Calculated including the related Pari Passu Companion Loan(s) but excluding any related Subordinate Companion Loan.

(3)	Calculated including the related Pari Passu Companion Loan(s) and any related Subordinate Companion Loan.

(4)	The control rights with respect to the Woodlands Mall Loan Combination will be exercised by certain holders of the loan-specific certificates relating to the Woodlands Mall Trust Subordinate Companion Loan until the occurrence and during the continuation of a Woodlands Mall Control Appraisal Period. See “The Pooling and Servicing Agreement—Directing Holder” for additional information.

(5)	Initially the related promissory note B is the Controlling Note with respect to the 2 MacArthur Loan Combination. However, if a control appraisal period under the related Co-Lender Agreement exists or the holder of the related promissory note B is a borrower-related party, then promissory note A evidencing the 2 MacArthur Mortgage Loan will become the Controlling Note with respect to the 2 MacArthur Loan Combination.

(6)	The control rights with respect to The Centre Loan Combination will be exercised by certain holders of the Centre Loan-Specific Certificates until the occurrence and during the continuation of a Centre Control Appraisal Period. See “The Pooling and Servicing Agreement—Directing Holder” for additional information.

With respect to each Loan Combination, the related Co-Lender Agreement (as defined below) generally provides, among other things, that—

I.	the holder(s) of one or more specified controlling notes (collectively, the “Controlling Note”) will be the “controlling note holder(s)” (collectively, the “Controlling Note Holder”) entitled (directly or through a representative) to (a) approve or, in some cases, direct material servicing decisions involving the related Loan Combination (while the remaining such holder(s) generally are only entitled to non-binding consultation rights in such regard), and (b) in some cases, replace the applicable special servicer with respect to such Loan Combination with or without cause, and

II.

the holder(s) of the note(s) other than the Controlling Note (each, a “Non-Controlling Note”) will be the “non-controlling note holder(s)” (the “Non-Controlling Note Holders”) generally entitled (directly or through a representative) to certain non-binding consultation rights with respect to any decisions as to which the Controlling Note Holder has consent rights involving the related Loan Combination, subject to certain exceptions, including that in certain cases where the related Controlling Note is a B-note, C-note or other subordinate note, such consultation rights will not be afforded to the holder(s) of the Non-Controlling Notes until after a control trigger event has occurred with respect to either such Controlling Note(s) or certain certificates backed thereby, in each case as set forth in the related Co-Lender Agreement.

Set forth in the chart below, with respect to each Loan Combination, is certain information regarding (in each case as of the Cut-off Date): (i) whether such Loan Combination will be a Serviced Loan Combination, an Outside Serviced Loan Combination or a Servicing Shift Loan Combination as of the Closing Date, (ii) with respect to the related Controlling Note, the identity of the related Controlling Note, Controlling Note Holder and anticipated Controlling Note Holder after the securitization of the related Controlling Note, and the aggregate principal balance of the Controlling Note; and (iii) with respect to the related Non-Controlling Notes, the identity of the related Non-Controlling Note Holder(s) and any anticipated Non-Controlling Note Holder(s) after the securitization of the related Non-Controlling Note(s), and the aggregate principal balance of such Non-Controlling Notes. With respect to each Loan Combination, any related Controlling Notes or Non-Controlling Notes may be a Mortgage Note held by the Issuing Entity, or a Companion Note held by an Outside Securitization, the originator thereof, or another third-party transferee.

Loan Combination Controlling Notes and Non-Controlling Notes

Mortgaged Property Name	Servicing of Loan Combination	Note Detail	Controlling Note	Current Holder of Unsecuritized Note(1)(2)(3)	Current or Anticipated Holder of Securitized Note(2)	Aggregate Cut-off Date Balance
30 Hudson Yards	Outside Serviced	Notes A-1-C1, A-1-C2, A-1-C9, A-2-C1, A-3-S1, A-3-S2, A-3-S3, A-1-S1, A-1-S2, A-1-S3, A-2-S1, A-2-S2, A-2-S3	No	—	HY 2019-30HY(4)	$698,000,000
		Notes A-1-C3, A-1-C6, A-1-C7, A-1-C8	No	DBNY	Not Identified(5)	$160,000,000
		Notes A-1-C4, A-1-C5, A-1-C10	No	—	Benchmark 2019-B12	$93,200,000
		Notes A-2-C2, A-2-C3, A-2-C4, A-2-C5	No	GSMC	Not Identified	$84,400,000
		Notes A-3-C1, A-3-C2, A-3-C3, A-3-C4, A-3-C5	No	WFB	Not Identified	$84,400,000
		Notes B-1, B-2, B-3	Yes (Note B-1)	—	HY 2019-30HY	$310,000,000

Woodlands Mall	Serviced	Notes A-1-1, A-5, A-7	Control Shift Note (Note A-1-1)(6)	—	Benchmark 2019-B12	$76,200,000
		Notes A-1-2, A-2, A-3, A-4, A-6	No	DBRI	Not Identified	$171,400,000
		Note B	Yes(6)	—	Benchmark 2019-B12	$177,400,000

The Zappettini Portfolio	Serviced	Note A-1	Yes	—	Benchmark 2019-B12	$65,000,000
		Note A-2	No	CREFI	Not Identified	$55,000,000

Osborn Triangle	Outside Serviced	Note A-1	Yes	—	JPMCC 2019-OSB	$250,000,000
		Note A-2	No	—	Benchmark 2019-B12	$50,000,000
		Notes A-3, A-4, A-5, A-6	No	JPMCB	Not Identified	$130,000,000
		Note B-1	No	—	JPMCC 2019-OSB	$145,000,000

10000 Santa Monica Boulevard	Outside Serviced	Note A-1	Control Shift Note(6)	—	NCMS 2019-10K	$100,000,000
		Notes A-2, A-5, A-7	No	Natixis	Not Identified	$70,000,000
		Notes A-3, A-4, A-6	No	—	Benchmark 2019-B12	$50,000,000
		Note A-B	Yes(6)	—	NCMS 2019-10K	$130,000,000

3 Columbus Circle	Outside Serviced	Notes A-1-1, A-2-1	Control Shift Note (Note A-1-1)(6)	—	Benchmark 2019-B10	$75,000,000
		Note A-1-2-A	No	—	JPMCC 2019-COR5	$50,000,000
		Notes A-1-2-B, A-1-7	No	—	Benchmark 2019-B12	$50,000,000
		Notes A-1-3, A-2-4	No	—	Benchmark 2019-B11	$100,000,000
		Notes A-1-4, A-1-6, A-1-8	No	JPMCB	Not Identified	$92,500,000
		Note A-1-5	No	—	CSAIL 2019-C16	$50,000,000
		Notes A-2-2, A-2-3	No	—	CF 2019-CF1	$50,000,000
		Note A-2-5-A	No	DBNY	Not Identified(5)	$12,500,000
		Note A-2-5-B	No	—	MSC 2019-H6	$10,000,000
		Note B-1	Yes(6)	—	Benchmark 2019-B10	$51,450,000
		Note B-2	No	—	Benchmark 2019-B10	$53,550,000

250 Livingston	Outside Serviced	Note A-1	Yes	—	GSMS 2019-GC40	$75,000,000
		Note A-2	No	—	Benchmark 2019-B12	$50,000,000

Mortgaged Property Name	Servicing of Loan Combination	Note Detail	Controlling Note	Current Holder of Unsecuritized Note(1)(2)(3)	Current or Anticipated Holder of Securitized Note(2)	Aggregate Cut-off Date Balance
Grand Canal Shoppes	Outside Serviced	Notes A-1-1, A-1-6	Control Shift Note (Note A-1-1)(6)	—	MSC 2019-H7(7)	$70,000,000
		Notes A-1-2, A-1-3, A-1-4, A-1-5, A-1-7, A-1-8	No	MSBNA	Not Identified	$163,846,154
		Notes A-2-1, A-2-2, A-2-3, A-2-4, A-2-5	No	WFB	Not Identified	$175,384,615
		Note A-3-1	No	—	Benchmark 2019-B12	$50,000,000
		Notes A-3-2, A-3-3, A-3-4, A-3-5	No	JPMCB	Not Identified	$125,384,615
		Notes A-4-1, A-4-2, A-4-3, A-4-4, A-4-5	No	GSB	Not Identified	$175,384,615
		Note B	Yes(6)	CPPIB Credit Investments II Inc.	Not Identified	$215,000,000

CIRE Equity Retail & Industrial Portfolio	Serviced	Notes A-1, A-2-1	Yes (Note A-1)	—	Benchmark 2019-B12	$50,000,000
		Notes A-2-2, A-3	No	DBNY	Not Identified(5)	$27,160,000
		Note A-4	No	—	WFCM 2019-C51	$22,000,000
		Notes A-5, A-6	No	UBS AG	Not Identified	$29,440,000

Waterfront Plaza	Outside Serviced	Notes A-1, A-3	Yes (Note A-1)	—	GSMS 2019-GC40	$74,734,023
		Notes A-2, A-4	No	—	Benchmark 2019-B12	$49,822,682

2 MacArthur	Serviced	Note A	Control Shift Note(6)	—	Benchmark 2019-B12	$34,000,000
		Note B	Yes(6)	Principal Life Insurance Company	Not Identified	$20,000,000

The Centre	Serviced	Note A-1	Control Shift Note(6)	—	Benchmark 2019-B12	$30,000,000
		Note A-2	No	CREFI	Not Identified	$30,000,000
		Note B	Yes(6)	—	Benchmark 2019-B12	$70,000,000

Vie Portfolio	Outside Serviced	Note A-1	Yes	—	JPMCC 2019-COR5	$29,000,000
		Note A-2	No	—	Benchmark 2019-B10	$17,500,000
		Note A-3	No	—	Benchmark 2019-B12	$28,885,000

ICON Upper East Side Portfolio	Outside Serviced	Note A-1	Yes	—	JPMCC 2019-ICON UES	$8,500,000
		Note A-2	No	—	JPMCC 2019-COR5	$25,000,000
		Note A-3	No	—	Benchmark 2019-B12	$25,000,000
		Note B	No	—	JPMCC 2019-ICON UES	$57,200,000

SWVP Portfolio	Outside Serviced	Notes A-1, A-3	Yes (Note A-1)	—	BBCMS 2019-C3	$45,000,000
		Notes A-2, A-4	No	—	CSAIL 2019-C16	$40,000,000
		Notes A-5, A-6	No	Societe Generale	Not Identified	$15,000,000
		Notes A-7, A-8	No	—	Benchmark 2019-B11	$50,000,000
		Note A-9	No	—	JPMCC 2019-COR5	$35,000,000
		Note A-10	No	—	Benchmark 2019-B12	$15,000,000

Greenleaf at Howell	Outside Serviced	Note A-1-A	No	—	JPMCC 2019-COR5	$10,000,000
		Note A-1-B	No	—	Benchmark 2019-B12	$10,000,000
		Note A-2	Yes	—	Benchmark 2019-B11	$26,500,000

(1)	Unless otherwise specified, with respect to each Loan Combination, any related unsecuritized Controlling Note and/or Non-Controlling Note may be further split, modified, combined and/or reissued (prior to its inclusion in a securitization transaction) as one or multiple Controlling Notes or Non-Controlling Notes, as the case may be, subject to the terms of the related Co-Lender Agreement (including that the aggregate principal balance, weighted average interest rate and certain other material terms cannot be changed). In connection with the foregoing, any such split, modified, combined or re-issued Controlling Note or Non-Controlling Note, as the case may be, may be transferred to one or multiple parties (not identified in the table above) prior to its inclusion in a future commercial mortgage securitization transaction.

(2)	Unless otherwise specified, with respect to each Loan Combination, each related unsecuritized pari passu Companion Note (whether controlling or non-controlling) is expected to be contributed to one or more future commercial mortgage securitization transactions. Under the column “Current or Anticipated Holder of Securitized Note”, (i) the identification of a securitization trust means we have identified an Outside Securitization that has closed or as to which a preliminary prospectus or final prospectus has been filed with the Securities and Exchange Commission that has included or is expected to include the subject Controlling Note or Non-Controlling Note, as the case may be, (ii) “Not Identified” means the subject Controlling Note or Non-Controlling Note, as the case may be, has not been securitized and no preliminary prospectus or final prospectus has been filed with the Securities and Exchange Commission that identifies the future Outside Securitization that is expected to include the subject Controlling Note or Non-Controlling Note, and (iii) “Not Applicable” means the subject Controlling Note or Non-Controlling Note is not intended to be contributed to a future commercial mortgage securitization transaction. Under the column “Current Holder of Unsecuritized Note”, “—” means the subject Controlling Note or Non-Controlling Note is not an unsecuritized note and is currently held by the securitization trust referenced under the “Current or Anticipated Holder of Securitized Note” column.

(3)	Entity names have been abbreviated for presentation.

“CREFI” represents Citi Real Estate Funding Inc.

“DBNY” represents Deutsche Bank, AG New York Branch.

“DBRI” represents DBR Investments Co. Limited.

“JPMCB” represents JPMorgan Chase Bank, National Association.

“WFB” represents Wells Fargo Bank, National Association.

“Natixis” represents Natixis Real Estate Capital LLC.

“GSMC” represents Goldman Sachs Mortgage Company.

“MSBNA” represents Morgan Stanley Bank, N.A.

“GSB” represents Goldman Sachs Bank USA.

“UBS AG” represents UBS AG, by and through its branch office at 1285 Avenue of the Americas, New York, New York.

(4)	The HY 2019-30HY securitization transaction is scheduled to close on or about July 16, 2019.

(5)	DBNY expects to transfer the related pari passu Companion Note to DBR Investments Co. Limited and contribute such notes to one or more future commercial mortgage securitization transactions.

(6)

The subject Loan Combination is an AB Loan Combination or a Pari Passu-AB Loan Combination, and the Controlling Note as of the date hereof (as identified in the chart above) is a related subordinate note. Upon the occurrence of certain trigger events specified in the related Co-Lender Agreement, however, control will generally shift to a more senior note (or, if applicable, first to one more senior note and, following certain additional trigger events, to another more senior note) in the subject Loan Combination (each identified in the chart above as a “Control Shift Note”), which more senior note will thereafter be the Controlling Note. See “Description of the Mortgage Pool—The Loan Combinations—The Woodlands Mall Pari Passu-AB Loan Combination”, “—The Loan Combinations—The 10000 Santa Monica Boulevard Pari Passu-AB Loan Combination”, “—The Loan Combinations—The 3

Columbus Circle Pari Passu-AB Loan Combination”, “—The Loan Combinations—The Grand Canal Shoppes Pari Passu-AB Loan Combination”, “—The Loan Combinations—The 2 MacArthur AB Loan Combination” and “—The Loan Combinations—The Centre Pari Passu-AB Loan Combination” in this prospectus for more information regarding the manner in which control shifts under each such Loan Combination.

(7)	The MSC 2019-H7 securitization transaction is scheduled to close on or about July 25, 2019.

Each Split Mortgage Loan and its related Companion Loan(s) are cross-defaulted. Each Pari Passu Companion Loan is pari passu in right of payment with its related Split Mortgage Loan. Each Subordinate Companion Loan is subordinate in right of payment to the related Split Mortgage Loan. Only each Split Mortgage Loan is included in the Issuing Entity. No Companion Loan is an asset of the Issuing Entity. In addition, with respect to each Loan Combination, notwithstanding the disclosure above with respect to the number of related Companion Loans, any of the unsecuritized Pari Passu Companion Loans identified above may be further split, modified, combined and reissued (prior to its inclusion in a securitization transaction) as multiple Pari Passu Companion Loans, subject to the terms of the related Co-Lender Agreement (including that the aggregate principal balance, weighted average interest rate and certain other material terms cannot be changed).In connection with each Loan Combination, the relative rights and obligations of the Trustee on behalf of the Issuing Entity and each related Companion Loan Holder are generally governed by a co-lender agreement, intercreditor agreement, agreement among noteholders or comparable agreement (each, a “Co-Lender Agreement”). Each Co-Lender Agreement provides, among other things: (i) for the identification and relative rights of the Controlling Note Holder and Non-Controlling Note Holder(s); (ii) for the servicing and administration of the subject Loan Combination and any related Mortgaged Property; and (iii) that expenses, losses and shortfalls relating to the Loan Combination will be allocated first, to any related Subordinate Companion Loan(s) (if any), and then, on a pro rata basis to the holders of the subject Mortgage Loan and any related Pari Passu Companion Loan(s) (if any), in each case as more particularly described below in this “—The Loan Combinations” section.

Set forth below are certain terms and provisions of each Loan Combination and the related Co-Lender Agreement. Certain of the Loan Combinations are Outside Serviced Loan Combinations. For more information regarding the servicing of each of the Loan Combinations that will not be serviced under the Pooling and Servicing Agreement but will be serviced and administered pursuant to the servicing arrangements for a related Companion Loan, see “The Pooling and Servicing Agreement—Certain Considerations Regarding the Outside Serviced Loan Combinations” and “—Servicing of the Outside Serviced Mortgage Loans”.

The Serviced Pari Passu Loan Combinations

Each Serviced Pari Passu Loan Combination will be serviced pursuant to the Pooling and Servicing Agreement in accordance with the terms of the Pooling and Servicing Agreement and the related Co-Lender Agreement. None of the Master Servicer, the Special Servicer or the Trustee will be required to make a monthly payment advance on any Serviced Pari Passu Companion Loan, but the Master Servicer or the Trustee, as applicable, will be required to (and the Special Servicer, at its option in emergency situations, may) make Property Advances on the Serviced Pari Passu Loan Combinations unless such advancing party (or, even if it is not the advancing party, the Special Servicer) determines that such a Property Advance would be a Nonrecoverable Advance.

Each Servicing Shift Loan Combination will be serviced pursuant to the Pooling and Servicing Agreement (and, accordingly, will be a Serviced Pari Passu Loan Combination) prior to the related Controlling Pari Passu Companion Loan Securitization Date, after which such Loan Combination will be serviced pursuant to the related Outside Servicing Agreement (and, accordingly, will be an Outside Serviced Loan Combination). With respect to each Servicing Shift Loan Combination, the discussion under this section only applies to the period prior to the related Controlling Pari Passu Companion Loan Securitization Date.

Co-Lender Agreement

The Co-Lender Agreement related to each Serviced Pari Passu Loan Combination provides that:

●	The Split Mortgage Loan and Companion Loan(s) comprising such Serviced Pari Passu Loan Combination are of equal priority with each other and none of such Split Mortgage Loan or the related Companion Loan(s) will have priority or preference over any other such loan.

●

All payments, proceeds and other recoveries on the Serviced Pari Passu Loan Combination will be applied to the Split Mortgage Loan and related Companion Loan(s) comprising such Serviced Pari Passu Loan Combination on a pro rata and pari passu basis (subject, in each case, to (a) the

●

allocation of certain amounts to escrows and reserves, certain repairs or restorations or payments to the applicable borrower required by the Mortgage Loan documents and (b) certain payment and reimbursement rights of the parties to the Pooling and Servicing Agreement, in accordance with the terms of the Pooling and Servicing Agreement).

●	The transfer of up to 49% of the beneficial interest of a Split Mortgage Loan and any related Companion Loan is generally permitted. The transfer of more than 49% of the beneficial interest of any such Split Mortgage Loan or Companion Loan is generally prohibited unless (i) the transferee is a large institutional lender or investment fund (other than a related borrower or an affiliate thereof) that satisfies minimum net worth and/or experience requirements or certain securitization vehicles that satisfy certain ratings and other requirements or (ii)(a) each non-transferring holder of a Split Mortgage Loan or a Companion Loan has consented to such transfer (which consent may not be unreasonably withheld), and (b) if any such non-transferring holder’s interest in the related Serviced Loan Combination is held in a securitization, a rating agency communication is provided to each applicable rating agency (or, in certain cases, a rating agency confirmation is obtained from each applicable rating agency). The foregoing restrictions do not apply to a sale of the related Split Mortgage Loan together with the related Serviced Pari Passu Companion Loans in accordance with the terms of the Pooling and Servicing Agreement. Notwithstanding the foregoing, in the case of the CIRE Equity Retail & Industrial Portfolio Mortgage Loan, the related Co-Lender Agreement does not limit the transfer of more than 49% of the beneficial interest in such Split Mortgage Loan or a related Companion Loan.

With respect to each Serviced Pari Passu Loan Combination, certain costs and expenses (such as a pro rata share of a Property Advance) allocable to a related Serviced Pari Passu Companion Loan may be paid or reimbursed out of payments and other collections on the Mortgage Pool, subject to the Issuing Entity’s right to reimbursement from future payments and other collections on such Serviced Pari Passu Companion Loan or from general collections with respect to any securitization of such Serviced Pari Passu Companion Loan. This may result in temporary (or, if not ultimately reimbursed, permanent) shortfalls to the Certificateholders.

Control Rights with respect to Serviced Pari Passu Loan Combinations other than Servicing Shift Loan Combinations. With respect to any Serviced Pari Passu Loan Combination (other than a Servicing Shift Loan Combination), the related Controlling Note will be included in the Issuing Entity, and the applicable Directing Holder will have consent rights and any applicable Consulting Party will have consultation rights with respect to such Mortgage Loan as described under “The Pooling and Servicing Agreement—Directing Holder”.

Control Rights with respect to Servicing Shift Loan Combinations. With respect to any Servicing Shift Loan Combination prior to the related Controlling Pari Passu Companion Loan Securitization Date, the related Controlling Note will be held as of the Closing Date by the Controlling Note Holder listed as the “Current Holder of Unsecuritized Note” or “Current or Anticipated Holder of Securitized Note”, as applicable, in the table titled “Loan Combination Controlling Notes and Non-Controlling Notes” above under “—General”. The related Controlling Note Holder will be entitled (i) to direct the servicing of such Loan Combination, (ii) to consent to certain servicing decisions in respect of such Loan Combination and actions set forth in a related asset status report and (iii) to replace the Special Servicer with respect to such Loan Combination with or without cause; provided, that with respect to each Servicing Shift Loan Combination, if such holder or its representative is (or is an affiliate of) the related borrower or if all or a specified portion of the related Controlling Note is held by the borrower or an affiliate thereof, no party will be entitled to exercise the rights of such “Controlling Note Holder”, and there will be deemed to be no such “Controlling Note Holder” under the related Co-Lender Agreement.

Certain Rights of each Non-Controlling Note Holder. With respect to each Serviced Pari Passu Loan Combination, the holder of any related Non-Controlling Note (or if such Non-Controlling Note has been securitized, the controlling class representative with respect to such securitization or other designated party under the related pooling and servicing agreement) will be entitled to certain consent and consultation rights described below; provided, that if such party or its representative is (or is an affiliate of) the related borrower or if all or a specified portion of the subject Non-Controlling Note is held by the borrower or an affiliate thereof, there will be deemed to be no such Non-Controlling Note Holder under the related Co-Lender Agreement with respect to such Non-Controlling Note or the Non-Controlling Note Holder will not be permitted to exercise any of the related consent or consultation rights. With respect to each Servicing Shift Loan Combination, one or more related Non-Controlling Notes will be included in the Issuing Entity, and any applicable Consulting Parties will be entitled to exercise the consultation rights described below.

The Special Servicer will be required, with respect to each Non-Controlling Note Holder that is a Consulting Party (i) to provide to such Non-Controlling Note Holder copies of any notice, information and report that it is required to provide to the Directing Holder with respect to the implementation of any recommended actions outlined in an asset status report relating to such Serviced Pari Passu Loan Combination or any proposed action to be taken in respect of a Major Decision with respect to such Serviced Pari Passu Loan Combination within the same time frame it is required to provide such notice, information or report to the Directing Holder (for this purpose, without regard to whether such items are actually required to be provided to such Directing Holder (i.e. including if such Directing Holder is no longer a Directing Holder due to the occurrence of an applicable trigger event)) and (ii) to consult or use reasonable efforts to consult with such Non-Controlling Note Holder on a strictly non-binding basis (to the extent such party requests consultation after having received the aforementioned notices, information and reports) with respect to any such recommended actions by the Special Servicer or any proposed action to be taken by the Special Servicer in respect of such Serviced Pari Passu Loan Combination that constitutes a Major Decision.

Such consultation right will generally expire 10 business days after the delivery to such Non-Controlling Note Holder of written notice of a proposed action (together with copies of the notices, information and reports required to be delivered thereto), whether or not such Non-Controlling Note Holder has responded within such period (unless the Special Servicer proposes a new course of action that is materially different from the action previously proposed, in which case such 10-business day period will be deemed to begin anew). In no event will the Special Servicer be obligated to follow or take any alternative actions recommended by any Non-Controlling Note Holder (or its representative). In addition, if the Special Servicer determines that immediate action is necessary to protect the interests of the holders of the promissory notes comprising a Serviced Pari Passu Loan Combination, it may take, in accordance with the Servicing Standard, any action constituting a Major Decision with respect to such Serviced Pari Passu Loan Combination or any action set forth in any applicable asset status report before the expiration of the aforementioned 10-business day period.

In addition to the aforementioned consultation right, each Non-Controlling Note Holder will have the right to annual conference calls or meetings with the Master Servicer or Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the Master Servicer or Special Servicer, as applicable, in which servicing issues related to the related Serviced Pari Passu Loan Combination are discussed.

If a Servicer Termination Event has occurred with respect to the Special Servicer that affects a Non-Controlling Note Holder, such holder will have the right to direct the Trustee to terminate the Special Servicer under the Pooling and Servicing Agreement solely with respect to the related Serviced Pari Passu Loan Combination, other than with respect to any rights such Special Servicer may have as a Certificateholder, or any other rights of the Special Servicer at the time of termination that survive the termination, including rights to indemnification and any other amounts payable to the Special Servicer pursuant to the Pooling and Servicing Agreement.

Sale of Defaulted Mortgage Loan. If any Split Mortgage Loan becomes a Defaulted Mortgage Loan, and if the Special Servicer decides to sell such Split Mortgage Loan, the Special Servicer will be required to sell such Split Mortgage Loan and each related Serviced Pari Passu Companion Loan, together as interests evidencing one whole loan. Notwithstanding the foregoing, the Special Servicer will not be permitted to sell a Serviced Pari Passu Loan Combination without the consent of each Non-Controlling Note Holder unless it has delivered to such holder (a) at least fifteen (15) business days prior written notice of any decision to attempt to sell the related Serviced Pari Passu Loan Combination, (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the Special Servicer, a copy of the most recent appraisal and certain other supplementary documents (if requested by such holder), and (c) until the sale is completed, and a reasonable period (but no less time than is afforded to other offerors and the Directing Holder) prior to the proposed sale date, all information and documents being provided to offerors or otherwise approved by the Master Servicer or Special Servicer in connection with the proposed sale.

The Outside Serviced Pari Passu Loan Combinations

Each Outside Serviced Pari Passu Loan Combination will be serviced pursuant to the related Outside Servicing Agreement in accordance with the terms of such Outside Servicing Agreement and the related Co-Lender Agreement. No Outside Servicer, Outside Special Servicer or Outside Trustee will be required to make monthly payment advances on an Outside Serviced Mortgage Loan, but the related Outside Servicer or Outside Trustee, as applicable, will be required to (and the Outside Special Servicer, at its option in certain cases, may)

make servicing advances on the related Outside Serviced Loan Combination in accordance with the terms of the related Outside Servicing Agreement unless such advancing party (or, in certain cases, the related Outside Special Servicer, even if it is not the advancing party) determines that such a servicing advance would be a nonrecoverable advance. P&I Advances on each Outside Serviced Mortgage Loan will be made by the Master Servicer or the Trustee, as applicable, to the extent provided under the Pooling and Servicing Agreement. None of the Master Servicer, the Special Servicer or the Trustee will be obligated to make servicing advances with respect to an Outside Serviced Loan Combination. See “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans” for a description of certain of the servicing terms of the Outside Servicing Agreements.

With respect to any Servicing Shift Loan Combination, the discussion under this “—The Outside Serviced Pari Passu Loan Combinations” section only applies to the period commencing on the related Controlling Pari Passu Companion Loan Securitization Date.

Co-Lender Agreement

The Co-Lender Agreement related to each Outside Serviced Pari Passu Loan Combination provides that:

●	The Split Mortgage Loan and Companion Loan(s) comprising such Outside Serviced Pari Passu Loan Combination are of equal priority with each other and none of such Split Mortgage Loan or the related Companion Loan(s) will have priority or preference over any other such loan.

●

All payments, proceeds and other recoveries on the Outside Serviced Loan Combination will be applied to the Split Mortgage Loan and related Companion Loan(s) comprising such Outside Serviced Pari Passu Loan Combination on a pro rata and pari passu basis (subject, in each case, to (a) the allocation of certain amounts to escrows and reserves, certain repairs or restorations or payments to the applicable borrower required by the Mortgage Loan documents and (b) certain payment and reimbursement rights of the parties to the related Outside Servicing Agreement, in accordance with the terms of the related Outside Servicing Agreement).

●	The transfer of up to 49% of the beneficial interest of a Split Mortgage Loan and any related Companion Loan comprising the Outside Serviced Loan Combination is generally permitted. The transfer of more than 49% of the beneficial interest of any such Split Mortgage Loan or Companion Loan is generally prohibited unless (i) the transferee is a large institutional lender or investment fund (other than a related borrower or an affiliate thereof) that satisfies minimum net worth and/or experience requirements or certain securitization vehicles that satisfy certain ratings and other requirements or (ii)(a) each non-transferring holder of a Split Mortgage Loan or a Companion Loan has consented to such transfer (which consent may not be unreasonably withheld), and (b) if any such non-transferring holder’s interest in the related Outside Serviced Loan Combination is held in a securitization, a rating agency communication is provided to each applicable rating agency (or, in certain cases, a rating agency confirmation is obtained from each applicable rating agency). The foregoing restrictions do not apply to a sale of the related Outside Serviced Mortgage Loan together with the related Outside Serviced Pari Passu Companion Loans in accordance with the terms of the related Outside Servicing Agreement.

Any losses, liabilities, claims, fees, costs and/or expenses incurred in connection with an Outside Serviced Loan Combination that are not otherwise paid out of collections on such Loan Combination may, to the extent allocable to the related Outside Serviced Mortgage Loan, be payable or reimbursable out of general collections on the Mortgage Pool. This may result in temporary (or, if not ultimately reimbursed, permanent) shortfalls to the Certificateholders.

Control Rights. With respect to each Outside Serviced Loan Combination, the related Controlling Note will be held as of the Closing Date by the Controlling Note Holder listed as the “Current Holder of Unsecuritized Note” or “Current or Anticipated Holder of Securitized Note”, as applicable, in the table entitled “Loan Combination Controlling Notes and Non-Controlling Notes” above under “—General”. With respect to any Servicing Shift Loan Combination on or after the related Controlling Pari Passu Companion Loan Securitization Date, the related Controlling Note Holder will be the related Outside Securitization. The related Controlling Note Holder (or a designated representative) will be entitled (i) to direct the servicing of such Loan Combination, (ii) to consent to certain servicing decisions in respect of such Loan Combination and actions set forth in a related asset status report and (iii) to replace the special servicer with respect to such Loan Combination with or without cause; provided, that with respect to each Outside Serviced Loan Combination (including any Servicing Shift Loan Combination on or after the related Controlling Pari Passu Companion Loan Securitization Date), if such holder (or its designated representative) is (or is an affiliate of) the related borrower or if all or a specified portion of the subject Controlling Note is held by the borrower or an affiliate thereof, there will be deemed to be no such “Controlling Note Holder” under the related Co-Lender Agreement and no person will be entitled to exercise the rights of the “Controlling Note Holder” under the related Co-Lender Agreement.

Certain Rights of each Non-Controlling Note Holder. With respect to any Outside Serviced Loan Combination, the holder of any related Non-Controlling Note (or if such Non-Controlling Note has been securitized, the controlling class representative with respect to such securitization (or other designated party under the related pooling and servicing agreement)) will be entitled to certain consent and consultation rights described below; provided, that with respect to each Outside Serviced Loan Combination, if such party or its representative is (or is an affiliate of) the related borrower or if all or a specified portion of the subject Non-Controlling Note is held by the borrower or an affiliate thereof, there will be deemed to be no “Non-Controlling Note Holder” with respect to such Non-Controlling Note under the related Co-Lender Agreement or the Non-Controlling Note Holder will not be permitted to exercise any of the related consent or consultation rights. With respect to each Outside Serviced Loan Combination (including each Servicing Shift Loan Combination after the related Controlling Pari Passu Companion Loan Securitization Date), one or more related Non-Controlling Notes will be included in the Issuing Entity, and the Controlling Class Representative, prior to the occurrence and continuance of a Control Termination Event or a Consultation Termination Event (as described under “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans—Related Provisions of the Pooling and Servicing Agreement”, will be entitled to exercise the consent or consultation rights described below.

With respect to any Outside Serviced Loan Combination, the related Outside Special Servicer or Outside Servicer, as applicable pursuant to the related Co-Lender Agreement, will be required (i) to provide to each Non-Controlling Note Holder copies of any notice, information and report that it is required to provide to the related Outside Controlling Class Representative under the related Outside Servicing Agreement with respect to the implementation of any recommended actions outlined in an asset status report relating to the related Outside Serviced Loan Combination or any proposed action to be taken in respect of a major decision under the related Outside Servicing Agreement with respect to such Outside Serviced Loan Combination (for this purpose, without regard to whether such items are actually required to be provided to the related Outside Controlling Class Representative due to the occurrence and continuance of a “control termination event” or a “consultation termination event” (or analogous concepts) under such Outside Servicing Agreement) and (ii) to consult or use reasonable efforts to consult each Non-Controlling Note Holder on a strictly non-binding basis (to the extent such party requests consultation after having received the aforementioned notices, information and reports) with respect to any such recommended actions by such Outside Special Servicer or any proposed action to be taken by such Outside Special Servicer in respect of the applicable major decision.

Such consultation right will expire 10 business days after the delivery to such Non-Controlling Note Holder of written notice of a proposed action (together with copies of the notices, information and reports required to be delivered thereto), whether or not such Non-Controlling Note Holder has responded within such period (unless the related Outside Special Servicer proposes a new course of action that is materially different from the action previously proposed, in which case such 10-business day period will be deemed to begin anew). In no event will the related Outside Special Servicer be obligated to follow or take any alternative actions recommended by any Non-Controlling Note Holder (or its representative).

If the related Outside Special Servicer determines that immediate action is necessary to protect the interests of the holders of the promissory notes comprising an Outside Serviced Loan Combination, it may take, in accordance with the servicing standard under the Outside Servicing Agreement, any action constituting a major decision with respect to such Outside Serviced Loan Combination or any action set forth in any applicable asset status report before the expiration of the aforementioned 10-business day period.

In addition to the aforementioned consultation right, each Non-Controlling Note Holder will have the right to annual meetings or conference calls with the related Outside Servicer or the related Outside Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to such Outside Servicer or Outside Special Servicer, as applicable, in which servicing issues related to the related Outside Serviced Loan Combination are discussed.

If a special servicer termination event under the related Outside Servicing Agreement has occurred that affects a Non-Controlling Note Holder, such holder will have the right to direct the related Outside Trustee to terminate the related Outside Special Servicer under such Outside Servicing Agreement solely with respect to the related Outside Serviced Loan Combination, other than with respect to any rights such Outside Special Servicer may have as a certificateholder under such Outside Servicing Agreement, or any other rights of such Outside Special Servicer at the time of termination that survive the termination, including rights to indemnification and any other amounts payable to the Special Servicer pursuant to such Outside Servicing Agreement.

Custody of the Mortgage File. The Outside Custodian is the custodian of the mortgage file related to the related Outside Serviced Loan Combination (other than any promissory notes not contributed to the related Outside Securitization).

Sale of Defaulted Mortgage Loan. If any Outside Serviced Loan Combination becomes a “defaulted mortgage loan” (or other similar term) within the meaning of the related Outside Servicing Agreement, and if the related Outside Special Servicer decides to sell the related Controlling Note contributed to the Outside Securitization, such Outside Special Servicer will be required to sell the related Outside Serviced Mortgage Loan and each Outside Serviced Pari Passu Companion Loan together as interests evidencing one whole loan. Notwithstanding the foregoing, the related Outside Special Servicer will not be permitted to sell an Outside Serviced Loan Combination without the consent of each Non-Controlling Note Holder that is not a related borrower or affiliate thereof unless it has delivered to such holder (a) at least fifteen (15) business days prior written notice of any decision to attempt to sell the related Outside Serviced Loan Combination, (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the related Outside Special Servicer, a copy of the most recent appraisal and certain other supplementary documents (if requested by such holder), and (c) until the sale is completed, and a reasonable period (but no less time than is afforded to other offerors and the applicable Outside Controlling Class Representative under the related Outside Servicing Agreement) prior to the proposed sale date, all information and documents being provided to offerors or otherwise approved by the related Outside Servicer or Outside Special Servicer in connection with the proposed sale.

The 30 Hudson Yards Pari Passu-AB Loan Combination

General

The 30 Hudson Yards Mortgage Loan is evidenced by three (3) senior promissory notes with a Cut-off Date Balance of $93,200,000. The 30 Hudson Yards Loan Combination (as defined below) consists of (i) the 30 Hudson Yards Mortgage Loan, (ii) twenty-six (26) companion loans (the “30 Hudson Yards Pari Passu Companion Loans” and together with the 30 Hudson Yards Mortgage Loan, the “30 Hudson Yards Senior Notes” or the “30 Hudson Yards A Notes” and the holders of such 30 Hudson Yards Senior Notes, the “30 Hudson Yards Note A Holders” and each holder, a “30 Hudson Yards Note A Holder”) that are pari passu with the related 30 Hudson Yards Mortgage Loan and (iii) three (3) subordinate companion loans (evidenced by promissory notes B-1, B-2 and B-3) (the “30 Hudson Yards Subordinate Companion Loans” and together with the 30 Hudson Yards Pari Passu Companion Loans (the “30 Hudson Yards Companion Loans”) that are subordinate to the 30 Hudson Yards Mortgage Loan and the 30 Hudson Yards Pari Passu Companion Loans. None of the 30 Hudson Yards Companion Loans are included in the issuing entity. The holders of the 30 Hudson Yards Subordinate Companion Loans are referred to in this prospectus as the “30 Hudson Yards Subordinate Companion Loan Holders” and each holder, a “30 Hudson Yards Subordinate Companion Loan Holder”. The 30 Hudson Yards Mortgage Loan, the 30 Hudson Yards Pari Passu Companion Loans and the 30 Hudson Yards Subordinate Companion Loans are collectively referred to in this prospectus as the “30 Hudson Yards Loan Combination”.

It is anticipated that the 30 Hudson Yards Pari Passu Companion Loans evidenced by promissory notes A-1-S1, A-1-S2, A-1-S3, A-2-S1, A-2-S2, A-2-S3, A-1-C1, A-1-C2, A-1-C9, A-2-C1, A-3-S1, A-3-S2, A-3-S3 (with an aggregate outstanding principal balance of $698,000,000) and the 30 Hudson Yards Subordinate Companion Loans evidenced by Notes B-1, B-2 and B-3 (with an aggregate outstanding principal balance of $310,000,000) (together, the “30 Hudson Yards Lead Securitization Companion Loans” will be included in the HY 2019-30HY securitization. The remaining notes are held by the parties identified in the “Loan Combination Controlling Notes and Non-Controlling Notes” chart above.

The rights of the holders of the promissory notes evidencing the 30 Hudson Yards Loan Combination (the “30 Hudson Yards Noteholders”) are subject to a Co-Lender Agreement (the “30 Hudson Yards Co-Lender Agreement”).

Servicing

The 30 Hudson Yards Loan Combination and any related REO Property will be serviced and administered pursuant to the terms of the trust and servicing agreement, dated as of July 6, 2019 (the “HY 2019-30HY Trust and Servicing Agreement”), between Deutsche Mortgage & Asset Receiving Corporation, as depositor, Wells Fargo Bank, National Association, as master servicer (in such capacity the “30 Hudson Yards Servicer”), Situs Holdings, LLC, as special servicer (the “30 Hudson Yards Special Servicer”), Wilmington Trust, National Association, as trustee (the “30 Hudson Yards Trustee”) and Wells Fargo Bank, National Association, as certificate administrator, as paying agent and as custodian. The HY 2019-30HY Trust and Servicing Agreement was entered into in connection with the securitization of the 30 Hudson Yards Lead Securitization Companion Loans.

Custody of the Mortgage File

The 30 Hudson Yards Servicer is expected to be the custodian of the mortgage file related to the 30 Hudson Yards Loan Combination (other than any promissory notes not contributed to the HY 2019-30HY securitization, which will be held by the holders thereof).

Application of Payments

The 30 Hudson Yards Co-Lender Agreement sets forth the respective rights of the 30 Hudson Yards Noteholders with respect to distributions of funds received in respect of the 30 Hudson Yards Loan Combination, and provides, in general, that:

●	Each of the 30 Hudson Yards Subordinate Companion Loans and the rights of each holder thereof to receive payments of interest, principal and other amounts with respect to its respective 30 Hudson Yards Subordinate Companion Loan will, at all times, be junior, subject and subordinate to the 30 Hudson Yards Mortgage Loan and the 30 Hudson Yards Pari Passu Companion Loans and the rights of the issuing entity, as the holder of the 30 Hudson Yards Mortgage Loan, and the holders of the 30 Hudson Yards Pari Passu Companion Loans to receive payments with respect to the 30 Hudson Yards Mortgage Loan and their respective 30 Hudson Yards Pari Passu Companion Loans.

●	If no 30 Hudson Yards Triggering Event of Default has occurred and is continuing, then all amounts tendered by the borrower (net of certain amounts payable or reimbursable to the 30 Hudson Yards Servicer or the 30 Hudson Yards Special Servicer, as applicable) will be distributed as follows:

(i)         first, (A) initially, to the 30 Hudson Yards Note A Holders (or the 30 Hudson Yards Servicer or the 30 Hudson Yards Trustee and, if applicable, the master servicers of the related non-lead securitizations), on a pro rata and pari passu basis (based on their respective outstanding principal balances), up to the amount of any nonrecoverable property advances (or in the case of a master servicer of any non-lead securitization, if applicable, its pro rata share of any nonrecoverable property advances previously reimbursed to the 30 Hudson Yards Servicer or the 30 Hudson Yards Trustee from general collections of the related non-lead securitization trust) that remain unreimbursed (together with interest thereon at the applicable advance rate), (B) then, on a pro rata and pari passu basis (based on the aggregate outstanding principal balance of the 30 Hudson Yards Lead Securitization Companion Loans, on the one hand, and the 30 Hudson Yards Mortgage Loan and the 30 Hudson Yards Pari Passu Companion Loans, on the other hand), to the holders of the 30 Hudson Yards Lead Securitization Companion Loans (or the 30 Hudson Yards Servicer or the 30 Hudson Yards Trustee) and the holders of the 30 Hudson Yards Mortgage Loan and the 30 Hudson Yards Pari Passu Companion Loans (or the master servicer or trustee of the non-lead securitizations), up to the amount of any nonrecoverable P&I Advances or analogous concept under the non-lead securitizations, as applicable, that remain unreimbursed (together with interest thereon at the applicable advance rate under the securitization of the 30 Hudson Yards Lead Securitization Companion Loans or analogous advance rate under such non-lead securitization) (and such reimbursement to the holders of the 30 Hudson Yards Mortgage Loan and the 30 Hudson Yards Pari Passu Companion Loans, will be made on a pro rata and pari passu basis based on the aggregate outstanding principal balance of the 30 Hudson Yards Mortgage Loan and the 30 Hudson Yards Pari Passu Companion Loans), and (C) finally, on a pro rata and pari passu basis (based on the aggregate outstanding principal balance of the 30 Hudson Yards Lead Securitization Companion Loans), to the holders of the 30 Hudson Yards Lead Securitization Companion Loans (or the 30 Hudson Yards Servicer or the 30 Hudson Yards Trustee), up to the amount of any nonrecoverable administrative advances that remain unreimbursed (together with interest thereon at the applicable advance rate);

(ii)        second, to the holders of the 30 Hudson Yards Lead Securitization Companion Loans (or the 30 Hudson Yards Servicer, 30 Hudson Yards Special Servicer or the 30 Hudson Yards Trustee, as applicable), on a pro rata and pari passu basis (based on the unreimbursed amount of costs paid or payable), up to the amount of any unreimbursed costs paid or any costs currently payable or paid or advanced by such holders (or the 30 Hudson Yards Servicer, 30 Hudson Yards Special Servicer or the 30 Hudson Yards Trustee, as applicable), with respect to the 30 Hudson Yards Loan Combination, including, without limitation, unreimbursed property advances and administrative advances and interest thereon at the applicable advance rate, to the extent such costs, property advances and administrative advances and interest thereon are then payable or reimbursable under the HY 2019-30HY Trust and Servicing Agreement;

(iii)       third, (A) initially, to each 30 Hudson Yards Note A Holder and each 30 Hudson Yards Subordinate Companion Loan Holder (or the 30 Hudson Yards Servicer), the applicable accrued and unpaid servicing fee on the related 30 Hudson Yards Senior Notes or the 30 Hudson Yards Subordinate Companion Loans (without duplication of any portion of the servicing fee paid by the borrower), as the case may be, and (B) then, to each 30 Hudson Yards Note A Holder and each 30 Hudson Yards Subordinate Companion Loan Holder (or the 30 Hudson Yards Special Servicer), any special servicing fees, any workout fees and liquidation fees earned by it with respect to the 30 Hudson Yards Loan Combination under the HY 2019-30HY Trust and Servicing Agreement;

(iv)       fourth, pari passu to each 30 Hudson Yards Note A Holder, up to an amount equal to the accrued and unpaid interest on the related principal balance at the related interest rate on such 30 Hudson Yards Senior Notes, net of the servicing fee rate, with the aggregate amount so payable to be allocated between the 30 Hudson Yards Note A Holders on a pro rata basis according to the amount of accrued and unpaid interest due to each such 30 Hudson Yards Note A Holder;

(v)        fifth, pari passu, in respect of principal, to the 30 Hudson Yards Note A Holders all payments and prepayments of amounts allocable to the reduction of the principal balance of the 30 Hudson Yards Loan Combination until the principal balances of the 30 Hudson Yards Senior Notes have been reduced to zero, with the aggregate amount so payable to be allocated between the 30 Hudson Yards Note A Holders on a pro rata basis (based on their respective outstanding principal balances);

(vi)       sixth, if the proceeds of any foreclosure sale or any liquidation of the 30 Hudson Yards Loan Combination or the 30 Hudson Yards Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses (i)-(v), pari passu to each 30 Hudson Yards Note A Holder, in each case, in an amount equal to the aggregate of unreimbursed realized losses previously allocated to such 30 Hudson Yards Note A Holder, plus interest thereon at the related 30 Hudson Yards Note Interest Rate net of the servicing fee rate, with the aggregate amount so payable to be allocated between the 30 Hudson Yards Note A Holders on a pro rata basis according to the amount of realized losses previously allocated to each such 30 Hudson Yards Note A Holder;

(vii)      seventh, to the 30 Hudson Yards Subordinate Companion Loan Holders, which 30 Hudson Yards Subordinate Companion Loans, if any, are no longer included in the HY 2019-30HY securitization (or any servicer or trustee, as applicable), on a pro rata and pari passu basis (based on the unreimbursed amount of costs paid or payable), up to the amount of any unreimbursed costs paid or any costs currently payable or paid or advanced by such 30 Hudson Yards Subordinate Companion Loan Holder (or the 30 Hudson Yards Servicer or the 30 Hudson Yards Trustee), with respect to the 30 Hudson Yards Loan Combination, including, without limitation, unreimbursed property advances and administrative advances and interest thereon at the applicable advance rate, to the extent such costs, property advances and administrative advances and interest thereon are then payable or reimbursable under the HY 2019-30HY Trust and Servicing Agreement and any cure payment made by such 30 Hudson Yards Subordinate Companion Loan Holders as described in “—Cure Rights” below;

(viii)    eighth, pari passu, to each holder of the 30 Hudson Yards Subordinate Companion Loans, up to an amount equal to the accrued and unpaid interest on the related principal balance at the related interest rate on such 30 Hudson Yards Subordinate Companion Loan, net of the servicing fee rate, with the aggregate amount so payable to be allocated between the holders of the 30 Hudson Yards Subordinate Companion Loans on a pro rata basis according to the amount of accrued and unpaid interest due to each such holder of a 30 Hudson Yards Subordinate Companion Loan;

(ix)      ninth, pari passu, in respect of principal to the 30 Hudson Yards Subordinate Companion Loan Holders, all payments and prepayments of amounts allocable to the reduction of the principal balance of the 30 Hudson Yards Loan Combination until the principal balances of the 30 Hudson Yards Subordinate Companion Loans have been reduced to zero, with the aggregate amount so payable to be allocated between the 30 Hudson Yards Subordinate Companion Loan Holders on a pro rata basis (based on their respective outstanding principal balances);

(x)       tenth, if the proceeds of any foreclosure sale or any liquidation of the 30 Hudson Yards Loan Combination or the 30 Hudson Yards Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses (i)-(ix), pari passu, to each 30 Hudson Yards Subordinate Companion Loan Holder, in each case, in an amount equal to the aggregate of unreimbursed realized losses previously allocated to such 30 Hudson Yards Subordinate Companion Loan Holder, plus interest thereon at the related 30 Hudson Yards Note Interest Rate net of the servicing fee rate, with the aggregate amount so payable to be allocated between the 30 Hudson Yards Subordinate Companion Loan Holders on a pro rata basis according to the amount of realized losses previously allocated to each such 30 Hudson Yards Subordinate Companion Loan Holder;

(xi)      eleventh, any interest accrued at the 30 Hudson Yards Default Interest Rate on the outstanding principal balance to the extent such default interest amount is (i) actually paid by the borrower, (ii) in excess of interest accrued on the outstanding principal balance at the 30 Hudson Yards Loan Combination Interest Rate and (iii) not required to be paid to the 30 Hudson Yards Servicer, the 30 Hudson Yards Trustee or the 30 Hudson Yards Special Servicer, or the master servicer or trustee under a servicing agreement relating to the securitization of the 30 Hudson Yards Mortgage Loan or any 30 Hudson Yards Pari Passu Companion Loan, pari passu, to each 30 Hudson Yards Note A Holder and each 30 Hudson Yards Subordinate Companion Loan Holder in an amount calculated on the principal balance of the related Note at the excess of (x) the related 30 Hudson Yards Default Interest Rate over (y) the 30 Hudson Yards Note Interest Rate with the aggregate amount so payable to be allocated between the Notes on a pro rata basis according to the respective amounts due to such Notes under this clause (xi);

(xii)     twelfth, pro rata and pari passu, to each 30 Hudson Yards Note A Holder, any prepayment charge, to the extent actually paid by the borrower and allocable to any prepayment of the related 30 Hudson Yards Senior Notes under the 30 Hudson Yards Mortgage Loan documents, with the aggregate amount so payable to be allocated between the 30 Hudson Yards Note A Holders on a pro rata basis according to the respective amounts due to them under this clause (xii);

(xiii)    thirteenth, pro rata and pari passu, to each 30 Hudson Yards Subordinate Companion Loan Holder, any prepayment charge, to the extent actually paid by the borrower and allocable to any prepayment of the related 30 Hudson Yards Subordinate Companion Loans under the 30 Hudson Yards Mortgage Loan documents, with the aggregate amount so payable to be allocated between the 30 Hudson Yards Subordinate Companion Loan Holder on a pro rata basis according to the respective amounts due to them under this clause (xiii);

(xiv)    fourteenth, pro rata and pari passu (in the case of penalty charges, only to the extent not required to be paid to the 30 Hudson Yards Servicer, the 30 Hudson Yards Trustee or the 30 Hudson Yards Special Servicer or the master servicer or trustee under a trust and servicing agreement relating to the securitization of the 30 Hudson Yards Mortgage Loan or any 30 Hudson Yards Pari Passu Companion Loan), to each 30 Hudson Yards Note A Holder and each 30 Hudson Yards Subordinate Companion Loan Holder (or any servicer or trustee, as applicable, on its behalf) its percentage interest of any assumption fees and penalty charges, in each case to the extent actually paid by the borrower; and

(xv)     fifteenth, any excess amount not otherwise applied pursuant to the foregoing clauses (i) - (xiv) above to the 30 Hudson Yards Noteholders pro rata and pari passu in accordance with their respective initial percentage interests.

Notwithstanding clause (xiv) above, to the extent that the borrower actually pays any assumption fees, such assumption fees otherwise allocable to the 30 Hudson Yards Noteholders instead will be payable as additional servicing compensation as provided in the HY 2019-30HY Trust and Servicing Agreement.

After the occurrence of and during the continuance of a 30 Hudson Yards Triggering Event of Default, all amounts tendered by the borrower (net of certain amounts payable or reimbursable to the 30 Hudson Yards Servicer or the 30 Hudson Yards Special Servicer, as applicable) will be distributed as follows:

(i)         first, (A) initially, to the 30 Hudson Yards Note A Holders (or the 30 Hudson Yards Servicer or the 30 Hudson Yards Trustee and, if applicable, the master servicers of the related non-lead securitizations), on a pro rata and pari passu basis (based on their respective outstanding principal balances), up to the amount of any nonrecoverable property advances (or in the case of a master servicer of any non-lead securitization, if applicable, its pro rata share of any nonrecoverable property advances previously reimbursed to the 30 Hudson Yards Servicer or the 30 Hudson Yards Trustee from general collections of the related non-lead securitization trust) that remain unreimbursed (together with interest thereon at the applicable advance rate), (B) then, on a pro rata and pari passu basis (based on the aggregate outstanding principal balance of the 30 Hudson Yards Securitization Companion Loans, on the one hand, and the 30 Hudson Yards Mortgage Loan and the 30 Hudson Yards Pari Passu Companion Loans, on the other hand), to the holders of the 30 Hudson Yards Securitization Companion Loans (or the 30 Hudson Yards Master Servicer or the 30 Hudson Yards Trustee) and the holders of the 30 Hudson Yards Mortgage Loan and the 30 Hudson Yards Pari Passu Companion Loans (or the master servicer or trustee of the non-lead securitizations), up to the amount of any nonrecoverable P&I advances or analogous concept under the non-lead securitizations, as applicable, that remain unreimbursed (together with interest thereon at the applicable advance rate) (and such reimbursement to the holders of the 30 Hudson Yards Mortgage Loan and the 30 Hudson Yards Pari Passu Companion Loans, will be made on a pro rata and pari passu basis based on the aggregate outstanding principal balance of the 30 Hudson Yards Mortgage Loan and the 30 Hudson Yards Pari Passu Companion Loans), and (C) finally, on a pro rata and pari passu basis (based on the aggregate outstanding principal balance of the 30 Hudson Yards Securitization Companion Loans), to the holders of the 30 Hudson Yards Securitization Companion Loans (or the 30 Hudson Yards Master Servicer or the 30 Hudson Yards Trustee), up to the amount of any nonrecoverable administrative advances that remain unreimbursed (together with interest thereon at the applicable advance rate);

(ii)        second, to the holders of the 30 Hudson Yards Securitization Companion Loans (or the 30 Hudson Yards Master Servicer, 30 Hudson Yards Special Servicer or the 30 Hudson Yards Trustee, as applicable), on a pro rata and pari passu basis (based on the unreimbursed amount of costs paid or payable), up to the amount of any unreimbursed costs paid or any costs currently payable or paid or advanced by such holders of the 30 Hudson Yards Securitization Companion Loans (or the 30 Hudson Yards Servicer, 30 Hudson Yards Special Servicer or the 30 Hudson Yards Trustee, as applicable), with respect to the 30 Hudson Yards Loan Combination, including, without limitation, unreimbursed property advances and administrative advances and interest thereon at the applicable advance rate, to the extent such costs, property advances and administrative advances and interest thereon are then payable or reimbursable under the HY 2019-30HY Trust and Servicing Agreement;

(iii)       third, (A) initially, to each 30 Hudson Yards Note A Holder and each 30 Hudson Yards Subordinate Companion Loan Holder (or the 30 Hudson Yards Servicer), the applicable accrued and unpaid servicing fee on the related 30 Hudson Yards Senior Notes or 30 Hudson Yards Subordinate Companion Loan (without duplication of any portion of the servicing fee paid by the borrower), as the case may be, and (B) then, to each 30 Hudson Yards Note A Holder and each 30 Hudson Yards Subordinate Companion Loan Holder (or the 30 Hudson Yards Special Servicer), any special servicing fees, any workout fees and liquidation fees earned by it with respect to the 30 Hudson Yards Loan Combination under the HY 2019-30HY Trust and Servicing Agreement;

(iv)       fourth, pari passu to each 30 Hudson Yards Note A Holder, up to an amount equal to the accrued and unpaid interest on the related principal balance at the related interest rate on such 30 Hudson Yard Senior Notes, net of the servicing fee rate, with the aggregate amount so payable to be allocated between the

30 Hudson Yards Note A Holders on a pro rata basis according to the amount of accrued and unpaid interest due to each such 30 Hudson Yards Note A Holder;

(v)        fifth, pari passu, to each 30 Hudson Yards Subordinate Companion Loan Holder, up to an amount equal to the accrued and unpaid interest on the related principal balance at the related interest rate on such 30 Hudson Yards Subordinate Companion Loan, net of the servicing fee rate, with the aggregate amount so payable to be allocated between the 30 Hudson Yards Subordinate Companion Loan Holders on a pro rata basis according to the amount of accrued and unpaid interest due to each such 30 Hudson Yards Subordinate Companion Loan Holder;

(vi)       sixth, pari passu, in respect of principal, to the 30 Hudson Yards Note A Holders, all remaining funds until the principal balances of the 30 Hudson Yards Senior Notes have been reduced to zero, with the aggregate amount so payable to be allocated between the 30 Hudson Yards Note A Holders on a pro rata basis (based on their respective outstanding principal balances);

(vii)      seventh, if the proceeds of any foreclosure sale or any liquidation of the 30 Hudson Yards Loan Combination or the 30 Hudson Yards Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses (i)-(vi), pari passu to each 30 Hudson Yards Note A Holder, in each case, in an amount equal to the aggregate of unreimbursed realized losses previously allocated to such 30 Hudson Yards Note A Holder, plus interest thereon at the related 30 Hudson Yards Note Interest Rate net of the servicing fee rate, with the aggregate amount so payable to be allocated between the 30 Hudson Yards Note A Holders on a pro rata basis according to the amount of realized losses previously allocated to each such 30 Hudson Yards Note A Holder;

(viii)     eighth, to 30 Hudson Yards Subordinate Companion Loan Holders, which 30 Hudson Yards Subordinate Companion Loans, if any, are no longer included in the HY 2019-30HY securitization (or any servicer or trustee, as applicable), on a pro rata and pari passu basis (based on the unreimbursed amount of costs paid or payable), up to the amount of any unreimbursed costs paid or any costs currently payable or paid or advanced by such 30 Hudson Yards Subordinate Companion Loan Holders (or the 30 Hudson Yards Servicer or the 30 Hudson Yards Trustee), with respect to the 30 Hudson Yards Loan Combination, including, without limitation, unreimbursed property advances and administrative advances and interest thereon at the applicable advance rate, to the extent such costs, property advances and administrative advances and interest thereon are then payable or reimbursable under HY 2019-30HY Trust and Servicing Agreement;

(ix)       ninth, pari passu, in respect of principal, to the 30 Hudson Yards Subordinate Companion Loan Holders, all remaining funds until the principal balances of the 30 Hudson Yards Subordinate Companion Loans have been reduced to zero, with the aggregate amount so payable to be allocated between the 30 Hudson Yards Subordinate Companion Loan Holders on a pro rata basis (based on their respective outstanding principal balances);

(x)       tenth, if the proceeds of any foreclosure sale or any liquidation of the 30 Hudson Yards Loan Combination or the 30 Hudson Yards Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses (i)-(ix), pari passu, to each 30 Hudson Yards Subordinate Companion Loan Holder, in each case, in an amount equal to the aggregate of unreimbursed realized losses previously allocated to such 30 Hudson Yards Subordinate Companion Loan Holder, plus interest thereon at the related 30 Hudson Yards Note Interest Rate net of the servicing fee rate, with the aggregate amount so payable to be allocated between the 30 Hudson Yards Subordinate Companion Loan Holders on a pro rata basis according to the amount of realized losses previously allocated to each such 30 Hudson Yards Subordinate Companion Loan Holder;

(xi)      eleventh, pro rata and pari passu, to each 30 Hudson Yards Note A Holder, any prepayment charge, to the extent actually paid by the borrower and allocable to any prepayment of the related 30 Hudson Yards Senior Notes under the 30 Hudson Yards Mortgage Loan documents, with the aggregate amount so payable to be allocated between the 30 Hudson Yards Note A Holders on a pro rata basis according to the respective amounts due to them under this clause (xi);

(xii)     twelfth, pro rata and pari passu, to each 30 Hudson Yards Subordinate Companion Loan Holder, any prepayment charge, to the extent actually paid by the borrower and allocable to any prepayment of the related 30 Hudson Yards Subordinate Companion Loans under the 30 Hudson Yards Mortgage Loan documents, with the aggregate amount so payable to be allocated between the 30 Hudson Yards Subordinate Companion Loan Holders on a pro rata basis according to the respective amounts due to them under this clause (xii);

(xiii)    thirteenth, any interest accrued at the 30 Hudson Yards Default Interest Rate on the outstanding principal balance to the extent such default interest amount is (i) actually paid by the borrower, (ii) in excess of interest accrued on the outstanding principal balance at the 30 Hudson Yards Loan Combination Interest Rate and (iii) not required to be paid to the 30 Hudson Yards Servicer, the 30 Hudson Yards Trustee or the 30 Hudson Yards Special Servicer, or the master servicer or trustee under a servicing agreement relating to the securitization of the 30 Hudson Yards Mortgage Loan or any 30 Hudson Yards Pari Passu Companion Loans, pari passu, to each 30 Hudson Yards Senior Notes and each 30 Hudson Yards Subordinate Companion Loan in an amount calculated on the principal balance of the related note at the excess of (x) the related 30 Hudson Yards Default Interest Rate for such 30 Hudson Yards Note over (y) the 30 Hudson Yards Note Interest Rate with the aggregate amount so payable to be allocated between the 30 Hudson Yard Notes on a pro rata basis according to the respective amounts due to such 30 Hudson Yards Notes under this clause (xiii);

(xiv)     fourteenth, pro rata and pari passu (in the case of penalty charges, only to the extent not required to be paid to the 30 Hudson Yards Servicer, the 30 Hudson Yards Trustee or the 30 Hudson Yards Special Servicer or the master servicer or trustee under a trust and servicing agreement relating to the securitization of the 30 Hudson Yards Mortgage Loan or any of the 30 Hudson Yards Pari Passu Companion Loans), to each 30 Hudson Yards Note A Holder and each 30 Hudson Yards Subordinate Companion Loan Holder its percentage interest of any assumption fees and penalty charges, in each case to the extent actually paid by the borrower; and

(xv)      fifteenth, any excess amount not otherwise applied pursuant to the foregoing clauses (i) - (xiv) above will be distributed to the 30 Hudson Yards Noteholders pro rata and pari passu in accordance with their respective initial percentage interests.

Notwithstanding clause (xiv) above, to the extent that the borrower actually pays any assumption fees, such assumption fees otherwise allocable to the 30 Hudson Yards Noteholders instead will be payable as additional servicing compensation as provided in the HY 2019-30HY Trust and Servicing Agreement.

“30 Hudson Yards Triggering Event of Default” means (i) any event of default under the 30 Hudson Yards Loan Combination with respect to an obligation to pay money due under the 30 Hudson Yards Loan Combination or (ii) any non-monetary event of default for which the 30 Hudson Yards Loan Combination becomes a Specially Serviced Loan. A 30 Hudson Yards Triggering Event of Default will not be deemed to exist to the extent the holders of the 30 Hudson Yards Subordinate Companion Loans is exercising its cure rights under the 30 Hudson Yards Co-Lender Agreement.

“30 Hudson Yards Default Interest Rate” means with respect to any 30 Hudson Yards Note, the per annum rate at which interest accrues thereon following any event of default under the 30 Hudson Yards Mortgage Loan documents, including a default in the payment of a monthly payment or a balloon payment.

“30 Hudson Yards Note Interest Rate” means with respect to any 30 Hudson Yards Note, the per annum rate at which interest accrues on such 30 Hudson Yards Note (without giving effect to the 30 Hudson Yards Default Interest Rate).

“30 Hudson Yards Loan Combination Interest Rate” means the per annum rate at which interest accrues on the 30 Hudson Yards Loan Combination (without giving effect to the 30 Hudson Yards Default Interest Rate.

Consultation and Control

The “controlling holder” under the 30 Hudson Yards Co-Lender Agreement will be Hudson Yards 2019-30HY Mortgage Trust, a New York common law trust (the “30 Hudson Yards Controlling Noteholder”). The 30 Hudson Yards Controlling Noteholder will be entitled to appoint (or act as) a “directing lender” (the “30 Hudson Yards Directing Holder”) with respect to the 30 Hudson Yards Combination Loan and to exercise the rights and powers granted to the 30 Hudson Yards Directing Holder and the 30 Hudson Yards Controlling Noteholder pursuant to the terms of the 30 Hudson Yards Co-Lender Agreement and under the HY 2019-30HY Trust and Servicing Agreement.

Notwithstanding anything to the contrary contained in the 30 Hudson Yards Co-Lender Agreement, the HY 2019-30HY trust (or the 30 Hudson Yards Servicer on its behalf) is required, prior to taking any “major decision” (as defined in the 30 Hudson Yards Co-Lender Agreement), to notify in writing the 30 Hudson Yards Directing Holder of any proposal to take any of such actions (and to provide the 30 Hudson Yards Directing Holder with such information requested by such 30 Hudson Yards Directing Holder as may be necessary in the reasonable judgment of such 30 Hudson Yards Directing Holder in order to make a judgment.) and to receive the written approval of the 30 Hudson Yards Directing Holder (which approval may be withheld in its sole discretion).

No objection, direction or advice by any 30 Hudson Yards Noteholder under the 30 Hudson Yards Co-Lender Agreement may require or cause the 30 Hudson Yards Servicer or the 30 Hudson Yards Special Servicer, as applicable, to violate any provision of the 30 Hudson Yards Mortgage Loan documents, applicable law, the HY 2019-30HY Trust and Servicing Agreement, the 30 Hudson Yards Co-Lender Agreement, the REMIC provisions of the Code or the 30 Hudson Yards Servicer or the 30 Hudson Yards Special Servicer’s obligation to act in accordance with the Servicing Standard.

Cure Rights

So long as any 30 Hudson Yards Subordinate Companion Loan is included in the HY 2019-30HY securitization, no cure rights of a holder of a 30 Hudson Yards Subordinate Companion Loan under the 30 Hudson Yards Co-Lender Agreement will apply.

Purchase Option

So long as any 30 Hudson Yards Subordinate Companion Loan is included in the HY 2019-30HY securitization, no purchase option of a holder of a 30 Hudson Yards Subordinate Companion Loan under the 30 Hudson Yards Co-Lender Agreement will apply.

Sale of Defaulted Loan Combination

Pursuant to the terms of the 30 Hudson Yards Co-Lender Agreement, if the 30 Hudson Yards Loan Combination becomes a defaulted loan, and if the 30 Hudson Yards Special Servicer determines to sell the 30 Hudson Yards Loan Combination in accordance with the HY 2019-30HY Trust and Servicing Agreement, then the 30 Hudson Yards Special Servicer will be required to sell the 30 Hudson Yards Loan Combination together as one whole loan. The 30 Hudson Yards Special Servicer is required to give each 30 Hudson Yards Noteholder 10 business days’ notice of its intention to sell the 30 Hudson Yards Loan Combination.

Special Servicer Appointment Rights

Pursuant to the terms of the 30 Hudson Yards Co-Lender Agreement, the 30 Hudson Yards Controlling Noteholder will have the right, with or without cause, to replace the special servicer then acting with respect to the 30 Hudson Yards Loan Combination and appoint a replacement special servicer in lieu thereof without the consent of the other 30 Hudson Yards Noteholders.

The Woodlands Mall Pari Passu-AB Loan Combination

General

The Woodlands Mall Mortgage Loan (6.4%) is part of a loan combination structure comprised of nine notes, each of which is secured by the same mortgage instrument on the same underlying Mortgaged Property.

The Woodlands Mall Loan Combination (as defined below) is evidenced by: (i) three senior pari passu promissory notes designated as Note A-1-1, having a Cut-off Date Balance of $30,000,000 (the “Woodlands Mall Note A-1-1”), Note A-5, having a Cut-off Date Balance of $30,000,000 (the “Woodlands Mall Note A-5”) and Note A-7, having a Cut-off Date balance of $16,200,000 (the “Woodlands Mall Note A-7” and, collectively with the Woodlands Mall Note A-1-1 and the Woodlands Mall Note A-5, the “Woodlands Mall Mortgage Loan”) that evidences the Woodlands Mall Mortgage Loan, (ii) five senior pari passu notes designated as Note A-1-2, having a Cut-off Date Balance of $21,400,000 (the “Woodlands Mall Note A-1-2”), Note A-2, having a Cut-off Date Balance of $50,000,000 (the “Woodlands Mall Note A-2”), Note A-3, having a Cut-off Date Balance of

$40,000,000 (the “Woodlands Mall Note A-3”), Note A-4, having a Cut-off Date Balance of $40,000,000 (the “Woodlands Mall Note A-4”) and Note A-6, having a Cut-off Date Balance of $20,000,000 (the “Woodlands Mall Note A-6”) (together with the Woodlands Mall Mortgage Loan, the “Woodlands Mall Senior Notes” or the “Woodlands Mall A Notes” and the holders of such Woodlands Mall Senior Notes, the “Woodlands Mall Note A Holders” and each holder, a “Woodlands Mall Note A Holder”) and (iii) one promissory note B with a principal balance as of the Cut-off Date of $177,400,000 that evidences a Subordinate Companion Loan (the “Woodlands Mall Trust Subordinate Companion Loan”), which is subordinate to the Woodlands Mall Senior Notes. The holder of the Woodlands Mall Trust Subordinate Companion Loan is referred to in this prospectus as the “Woodlands Mall Trust Subordinate Companion Loan Holder”. The Woodlands Mall Senior Notes and the Woodlands Mall Trust Subordinate Companion Loan are collectively referred to in this prospectus as the “Woodlands Mall Loan Combination”.

The rights of the holders of the promissory notes evidencing the Woodlands Mall Loan Combination (the “Woodlands Mall Noteholders”) are subject to a Co-Lender Agreement (the “Woodlands Mall Co-Lender Agreement”). The following summaries describe certain provisions of the Woodlands Mall Co-Lender Agreement.

Servicing

The Woodlands Mall Loan Combination will be serviced and administered pursuant to the terms of the Pooling and Servicing Agreement and the Woodlands Mall Co-Lender Agreement by the Master Servicer and the Special Servicer, as the case may be, according to the Servicing Standard. See “The Pooling and Servicing Agreement”. The Master Servicer or the Trustee, as applicable, under the Pooling and Servicing Agreement will be responsible for making any required servicing advances with respect to the Woodlands Mall Loan Combination, in each case unless the Master Servicer or the Trustee, as applicable, or the Special Servicer under the Pooling and Servicing Agreement determines that such an advance would not be recoverable from collections on the Woodlands Mall Loan Combination.

Application of Payments

The Woodlands Mall Co-Lender Agreement sets forth the respective rights of the holders of the Woodlands Mall Senior Notes and the Woodlands Mall Trust Subordinate Companion Loan with respect to distributions of funds received in respect of the Woodlands Mall Loan Combination, and provides, in general, that the Woodlands Mall Trust Subordinate Companion Loan and the respective rights of the holder of the Woodlands Mall Trust Subordinate Companion Loan to receive payments of interest, principal and other amounts with respect to the Woodlands Mall Trust Subordinate Companion Loan, respectively, will, prior to a Woodlands Mall Sequential Pay Event (as defined below), be junior, subject and subordinate to the Woodlands Mall Senior Notes and the respective rights of the holders of the Woodlands Mall Senior Notes to receive payments of interest, principal and other amounts with respect to the Woodlands Mall Senior Notes, respectively, as and to the extent set forth in the Woodlands Mall Co-Lender Agreement.

If no Woodlands Mall Sequential Pay Event has occurred and is continuing, all amounts tendered by the borrower or otherwise available for payment on the Woodlands Mall Loan Combination (excluding amounts for required reserves, escrows and certain other fees, costs and expenses) will be applied by the Master Servicer in the following order of priority:

first, to each Woodlands Mall Note A Holder, pro rata (based on their respective entitlements to interest) in an amount equal to the accrued and unpaid interest on their respective principal balances, at the applicable note interest rate (net of the servicing fee rate);

second, to each Woodlands Mall Note A Holder, pro rata (based on their respective principal balances), in an aggregate amount equal to all principal payments received, including any insurance and condemnation proceeds received, if any, until the respective principal balances have been reduced to zero;

third, to each Woodlands Mall Note A Holder, pro rata (based on their respective entitlements to interest) up to the amount of any unreimbursed out-of-pocket costs and expenses paid by such Woodlands Mall Note A Holders, including any advances paid from sources other than collections and not previously reimbursed by the borrower (or paid or advanced by the Master Servicer or the Special Servicer, as applicable, on its behalf and not previously paid or reimbursed to such servicer) with respect to the Woodlands Mall Loan Combination pursuant to the Woodlands Mall Co-Lender Agreement or the Pooling and Servicing Agreement;

fourth, if the proceeds of any foreclosure sale or any liquidation of the Woodlands Mall Loan Combination or the Woodlands Mall Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses (i)-(iii) and, as a result of a written modification, waiver, amendment, restructuring or workout of the Woodlands Mall Loan Combination (a “Woodlands Mall Workout”), the aggregate principal balance of the Woodlands Mall Senior Notes has been reduced, such excess amount will be paid to each Woodlands Mall Note A Holder pro rata (based on their respective principal balances), in an aggregate amount up to the reduction, if any, of the respective principal balances as a result of such Woodlands Mall Workout, plus interest on such amount at the related note interest rate;

fifth, to the extent the Woodlands Mall Trust Subordinate Companion Loan Holder has made any payments or advances to cure defaults pursuant to the Woodlands Mall Co-Lender Agreement, to reimburse the Woodlands Mall Trust Subordinate Companion Loan Holder for all such cure payments;

sixth, to the Woodlands Mall Trust Subordinate Companion Loan Holder in an amount equal to the accrued and unpaid interest on the principal balance of the Woodlands Mall Trust Subordinate Companion Loan at the applicable note interest rate (net of the servicing fee rate);

seventh, to the Woodlands Mall Trust Subordinate Companion Loan Holder in an amount equal to all principal payments received, including any insurance and condemnation proceeds, if any, remaining after giving effect to the allocations in clause (ii) above, until the principal balance of the Woodlands Mall Trust Subordinate Companion Loan has been reduced to zero;

eighth, if the proceeds of any foreclosure sale or any liquidation of the Woodlands Mall Loan Combination or the Woodlands Mall Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses (i)-(vii) and, as a result of a Woodlands Mall Workout, the principal balance of the Woodlands Mall Trust Subordinate Companion Loan has been reduced, such excess amount will be required to be paid to the Woodlands Mall Trust Subordinate Companion Loan Holder in an amount up to the reduction, if any, of the principal balance of the Woodlands Mall Trust Subordinate Companion Loan as a result of such Woodlands Mall Workout, plus interest on such amount at the related note interest rate;

ninth, to each Woodlands Mall Note A Holder, pro rata (based on their respective principal balances), in an aggregate amount equal to the product of (i) the Woodlands Mall Note A Percentage Interest (as defined below) multiplied by (ii) the Woodlands Mall Note A Relative Spread (as defined below) and (iii) any prepayment premium to the extent paid by the borrower;

tenth, to the Woodlands Mall Trust Subordinate Companion Loan Holder in an amount equal to the product of (i) the Woodlands Mall Trust Subordinate Companion Loan Percentage Interest (as defined below) multiplied by (ii) the Woodlands Mall Trust Subordinate Companion Loan Relative Spread (as defined below) and (iii) any prepayment premium to the extent paid by the borrower;

eleventh, to the extent assumption or transfer fees actually paid by the borrower are not required to be otherwise applied under the Pooling and Servicing Agreement, including, without limitation, to provide reimbursement for interest on any advances, to pay any additional servicing expenses or to compensate the master servicer or special servicer, as applicable (in each case provided that such reimbursements or payments relate to the Woodlands Mall Loan Combination), any such assumption or transfer fees, to the extent actually paid by the borrower, will be required to be paid pro rata to the Woodlands Mall Note A Holders and the Woodlands Mall Trust Subordinate Companion Loan Holder in accordance with the Woodlands Mall Note A Percentage Interest and the Woodlands Mall Trust Subordinate Companion Loan Percentage Interest, respectively, with the amount distributed to the Woodlands Mall Note A Holders to be allocated among each Woodlands Mall Note A Holder pro rata based on their respective principal balances; and

twelfth, if any excess amount, including, without limitation, any default interest, is available to be distributed in respect of the Woodlands Mall Loan Combination, and not otherwise applied in accordance with the foregoing clauses (i)-(xi), any remaining amount will be paid pro rata to the Woodlands Mall Note A Holders and the Woodlands Mall Trust Subordinate Companion Loan Holder in accordance with the initial Woodlands Mall Note A Percentage Interest and the initial Woodlands Mall Trust Subordinate Companion Loan Percentage Interest, respectively, with the amount distributed to the Woodlands Mall Note A Holders to be allocated among each Woodlands Mall Note A Holder pro rata based on their respective principal balances.

Upon the occurrence and continuance of a Woodlands Mall Sequential Pay Event, amounts tendered by the borrower or otherwise available for payment on the Woodlands Mall Loan Combination or the Woodlands Mall Mortgaged Property or amounts realized on proceeds thereof (excluding amounts for required reserves, escrows and certain other fees, costs and expenses) will be applied in the following order of priority:

first, to each Woodlands Mall Note A Holder, pro rata (based on their respective entitlements to interest) in an amount equal to the accrued and unpaid interest on their respective principal balances, at the applicable note interest rate (net of the servicing fee rate);

second, to the Woodlands Mall Trust Subordinate Companion Loan Holder in an amount equal to the accrued and unpaid interest on the Woodlands Mall Trust Subordinate Companion Loan principal balance at the applicable note interest rate (net of the servicing fee rate);

third, to each Woodlands Mall Note A Holder, pro rata (based on their respective principal balances), in reduction of their respective principal balances, until such principal balances have been reduced to zero;

fourth, to each Woodlands Mall Note A Holder, pro rata (based on their respective entitlements), up to the amount of any unreimbursed out-of-pocket costs and expenses paid by such Woodlands Mall Note A Holders, including any advances paid from sources other than collections, in each case to the extent reimbursable by the borrower but not previously reimbursed by the borrower (or paid or advanced by the Master Servicer or the Special Servicer, as applicable, on its behalf and not previously paid or reimbursed to such servicer), with respect to the Woodlands Mall Loan Combination pursuant to the Woodlands Mall Co-Lender Agreement or the Pooling and Servicing Agreement;

fifth, if the proceeds of any foreclosure sale or any liquidation of the Woodlands Mall Loan Combination or the Woodlands Mall Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses (i)-(iv) and, as a result of a Woodlands Mall Workout the aggregate principal balance of the Woodlands Mall Senior Notes has been reduced, such excess amount will be required to be paid to each Woodlands Mall Note A Holder pro rata (based on their respective principal balances) in an aggregate amount up to the reduction, if any, of based on their respective principal balances as a result of such Woodlands Mall Workout, plus interest on such amount at the related note interest rate;

sixth, to the extent the Woodlands Mall Trust Subordinate Companion Loan Holder has made any payments or advances to cure defaults pursuant to the Woodlands Mall Co-Lender Agreement, to reimburse the Woodlands Mall Trust Subordinate Companion Loan Holder for all such cure payments; and to the Woodlands Mall Trust Subordinate Companion Loan Holder in the amount of any other unreimbursed reasonable out-of-pocket costs and expenses paid by the Woodlands Mall Trust Subordinate Companion Loan Holder, in each case to the extent reimbursable by, but not previously reimbursed by, the borrower;

seventh, to the Woodlands Mall Trust Subordinate Companion Loan Holder, until the principal balance of the Woodlands Mall Trust Subordinate Companion Loan has been reduced to zero;

eighth, to each Woodlands Mall Note A Holder, pro rata (based on their respective principal balances) in an aggregate amount equal to the product of (i) the Woodlands Mall Note A Percentage Interest multiplied by (ii) Woodlands Mall Note A Relative Spread and (iii) any prepayment premium to the extent paid by the borrower;

ninth, to the Woodlands Mall Trust Subordinate Companion Loan Holder in an amount equal to the product of (i) the Woodlands Mall Trust Subordinate Companion Loan Percentage Interest multiplied by (ii) the Woodlands Mall Trust Subordinate Companion Loan Relative Spread and (iii) any prepayment premium to the extent paid by the borrower;

tenth, if the proceeds of any foreclosure sale or any liquidation of the Woodlands Mall Loan Combination or the Woodlands Mall Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses (i)-(ix) and, as a result of a Woodlands Mall Workout the principal balance of the Woodlands Mall Trust Subordinate Companion Loan has been reduced, such excess amount will be paid to the Woodlands Mall Trust Subordinate Companion Loan Holder in an amount up to the reduction, if any, of the principal balance of the Woodlands Mall Trust Subordinate Companion Loan as a result of such Woodlands Mall Workout, plus interest on such amount at the related note interest rate;

eleventh, to the extent assumption or transfer fees actually paid by the borrower are not required to be otherwise applied under the Pooling and Servicing Agreement, including, without limitation, to provide reimbursement for interest on any advances, to pay any additional servicing expenses or to compensate the Master Servicer or the Special Servicer, as applicable (in each case provided that such reimbursements or payments relate to the Woodlands Mall Loan Combination), any such assumption or transfer fees, to the extent actually paid by the borrower, will be required to be paid pro rata to the Woodlands Mall Note A Holders and the Woodlands Mall Trust Subordinate Companion Loan Holder in accordance with the Woodlands Mall Note A Percentage Interest and the Woodlands Mall Trust Subordinate Companion Loan Percentage Interest, respectively, with the amount distributed to the Woodlands Mall Note A Holders to be allocated between the Woodlands Mall Note A Holders pro rata based on their respective principal balances; and

twelfth, if any excess amount, including, without limitation, any default interest, is available to be distributed in respect of the Woodlands Mall Loan Combination, and not otherwise applied in accordance with the foregoing clauses (i)-(xi), any remaining amount will be paid pro rata to the Woodlands Mall Note A Holders and the Woodlands Mall Trust Subordinate Companion Loan Holder in accordance with the Woodlands Mall Note A Percentage Interest and the Woodlands Mall Trust Subordinate Companion Loan Percentage Interest, respectively, with the amount distributed to the Woodlands Mall Note A Holders to be allocated between the Woodlands Mall Note A Holders pro rata based on their respective principal balances.

“Woodlands Mall Note A Percentage Interest” means a fraction, expressed as a percentage, the numerator of which is the sum of the principal balances of the Woodlands Mall Senior Notes, and the denominator of which is the sum of the principal balances of the Woodlands Mall Senior Notes and the principal balance of the Woodlands Mall Trust Subordinate Companion Loan.

“Woodlands Mall Note A Rate” means 4.256%.

“Woodlands Mall Note A Relative Spread” means the ratio of the Woodlands Mall Note A Rate to the weighted average of the Woodlands Mall Note A Rate and the Woodlands Mall Trust Subordinate Companion Loan Rate.

“Woodlands Mall Note A-1-1 Holder” means the holder of Woodlands Mall Note A-1-1.

“Woodlands Mall Trust Subordinate Companion Loan Percentage Interest” means a fraction, expressed as a percentage, the numerator of which is the principal balance of the Woodlands Mall Trust Subordinate Companion Loan, and the denominator of which is the sum of the principal balances of the Woodlands Mall Senior Notes and the principal balance of the Woodlands Mall Trust Subordinate Companion Loan.

“Woodlands Mall Trust Subordinate Companion Loan Rate” means 4.256%.

“Woodlands Mall Trust Subordinate Companion Loan Relative Spread” means the ratio of the Woodlands Mall Trust Subordinate Companion Loan Rate to the weighted average of the Woodlands Mall Note A Rate and the Woodlands Mall Trust Subordinate Companion Loan Rate.

“Woodlands Mall Sequential Pay Event” means any event of default under the Woodlands Mall Loan Combination with respect to an obligation to pay money due under the Woodlands Mall Loan Combination, any other event of default for which the Woodlands Mall Loan Combination is actually accelerated or any other event of default which causes the Woodlands Mall Loan Combination to become a Specially Serviced Loan, or any bankruptcy or insolvency event that constitutes an event of default under the Woodlands Mall Loan Combination; provided, however, that unless the Master Servicer or the Special Servicer, as applicable, has notice or knowledge of such event at least 10 business days prior to the applicable Distribution Date, distributions will be made sequentially beginning on the subsequent Distribution Date; provided, further, that the aforementioned requirement of notice or knowledge will not apply in the case of distribution of the final proceeds of a liquidation or final disposition of the Woodlands Mall Loan Combination. A Woodlands Mall Sequential Pay Event will no longer exist to the extent it has been cured (including any cure payment made by the Woodlands Mall Trust Subordinate Companion Loan Holder in accordance with the Woodlands Mall Co-Lender Agreement) and will not be deemed to exist to the extent the Woodlands Mall Trust Subordinate Companion Loan Holder is exercising its cure rights under the Woodlands Mall Co-Lender Agreement or the default that led to the occurrence of such the Woodlands Mall Sequential Pay Event has otherwise been cured or waived.

Consultation and Control

Pursuant to the Woodlands Mall Co-Lender Agreement, the controlling holder with respect to the Woodlands Mall Loan Combination (the “Woodlands Mall Controlling Noteholder”), as of any date of determination, will be (i) the Woodlands Mall Trust Subordinate Companion Loan Holder, unless a Woodlands Mall Control Appraisal Period (as defined below) has occurred and is continuing, and (ii) if and for so long as a Woodlands Mall Control Appraisal Period has occurred and is continuing, the Woodlands Mall Note A-1-1 Holder; provided, however, that at any time the Woodlands Mall Note A-1-1 Holder is the Woodlands Mall Controlling Noteholder and the Woodlands Mall Note A-1-1 is included in the Issuing Entity, references to the “Woodlands Mall Controlling Noteholder” will mean the Controlling Class Certificateholder (or its representative) or any other party assigned the rights to exercise the rights of the “Controlling Noteholder” under the Woodlands Mall Co-Lender Agreement, as and to the extent provided in the Pooling and Servicing Agreement; Woodlands Mall Trust Subordinate Companion Loan Holder is the Woodlands Mall Controlling Noteholder as of the Closing Date.

Pursuant to the terms of the Woodlands Mall Co-Lender Agreement, if any consent, modification, amendment or waiver under or other action in respect of the Woodlands Mall Loan Combination (whether or not a servicing transfer event has occurred and is continuing) that would constitute a Woodlands Mall Major Decision (as defined below) has been requested or proposed, at least 10 business days (or 30 days with respect to any proposed modification or waiver of any material provision in the related Mortgage Loan documents governing the type, nature or amount of insurance coverage required to be obtained and maintained by the borrower) prior to taking action with respect to such Woodlands Mall Major Decision (or making a determination not to take action with respect to such Woodlands Mall Major Decision), the Master Servicer or the Special Servicer must receive the written consent of the Woodlands Mall Controlling Noteholder (or its representative) before implementing a decision with respect to such Woodlands Mall Major Decision, provided that if the Master Servicer or the Special Servicer, as the case may be, does not receive a response within 10 business days (or 30 days with respect to any proposed modification or waiver of any material provision in the related Mortgage Loan documents governing the type, nature or amount of insurance coverage required to be obtained and maintained by the borrower) of its delivery of notice of a Woodlands Mall Major Decision and the Major Decision Reporting Package (as such term is defined in the Woodlands Mall Co-Lender Agreement), then the Woodlands Mall Controlling Noteholder (or its controlling noteholder representative) will be deemed to have approved such action. Notwithstanding the provisions set forth in the previous paragraph, in the event that the Special Servicer or the Master Servicer (in the event the Master Servicer is otherwise authorized by the Woodlands Mall Co-Lender Agreement or the Pooling and Servicing Agreement to take such action), as applicable, determines that immediate action, with respect to the foregoing matters, or any other matter requiring consent of the Woodlands Mall Controlling Noteholder (or its controlling noteholder representative) in the Woodlands Mall Co-Lender Agreement or the Pooling and Servicing Agreement, is necessary to protect the interests of the Woodlands Mall Noteholders (as a collective whole (taking into account the subordinate nature of the Woodlands Mall Trust Subordinate Companion Loan and the pari passu nature of the Woodlands Mall Senior Notes)), the Special Servicer or Master Servicer, as applicable, may take any such action without waiting for the response of the Woodlands Mall Controlling Noteholder (or its controlling noteholder representative), provided that the Special Servicer or the Master Servicer, as applicable, provides the Woodlands Mall Controlling Noteholder with prompt written notice following such action including a reasonably detailed explanation of the basis therefor. Similarly, following the occurrence of an extraordinary event with respect to the Woodlands Mall Mortgaged Property, or if a failure to take any such action at such time would be inconsistent with the Servicing Standard, the Master Servicer or the Special Servicer, as the case may be, may take actions with respect to the Woodlands Mall Mortgaged Property before obtaining the consent of the Woodlands Mall Controlling Noteholder (or its representative) if the Master Servicer or the Special Servicer, as applicable, reasonably determines in accordance with the Servicing Standard that failure to take such actions prior to such consent would materially and adversely affect the interest of the Woodlands Mall Noteholders, and the applicable servicer has made a reasonable effort to contact the Woodlands Mall Controlling Noteholder (or its representative).

Notwithstanding the foregoing, the Master Servicer or Special Servicer, as the case may be, may not follow any advice, direction, objection or consultation provided by the Woodlands Mall Controlling Noteholder (or its representative) that would require or cause the Master Servicer or the Special Servicer, as applicable, to violate any applicable law, including the REMIC provisions, be inconsistent with the Servicing Standard, require or cause the Master Servicer or the Special Servicer, as applicable, to violate provisions of the Woodlands Mall Co-Lender Agreement or the Pooling and Servicing Agreement, require or cause the Master Servicer or the Special Servicer, as applicable, to violate the terms of the Woodlands Mall Loan Combination, or materially expand the scope of the

Master Servicer’s or the Special Servicer’s responsibilities under the Woodlands Mall Co-Lender Agreement or the Pooling and Servicing Agreement.

The Special Servicer will be required to provide copies to each Woodlands Mall Non-Controlling Note A Holder (as defined below) of any notice, information and report that is required to be provided to the Woodlands Mall Controlling Noteholder pursuant to the Pooling and Servicing Agreement with respect to any of the Woodlands Mall Major Decisions or the implementation of any recommended actions outlined in an asset status report within the same time frame for such notice, information and report is required to be provided to the Woodlands Mall Controlling Noteholder, and the Special Servicer will be required to consult with each Woodlands Mall Non-Controlling Note A Holder on a strictly non-binding basis, to the extent having received such notices, information and reports, any Woodlands Mall Non-Controlling Note A Holder requests consultation with respect to any such Woodlands Mall Major Decisions or the implementation of any recommended actions outlined in an asset status report, and consider alternative actions recommended by such Woodlands Mall Non-Controlling Note A Holder; provided that after the expiration of a period of 10 business days from delivery to any Woodlands Mall Non-Controlling Note A Holder by the Special Servicer of written notice of a proposed action, together with copies of the notice, information and reports, the Special Servicer will no longer be obligated to consult with such Woodlands Mall Non-Controlling Note A Holder, whether or not such Woodlands Mall Non-Controlling Note A Holder has responded within such 10 business day period (unless, the Special Servicer proposes a new course of action that is materially different from the action previously proposed, in which case such 10 business day period will be deemed to begin anew from the date of such proposal and delivery of all information relating thereto).

“Woodlands Mall Control Appraisal Period” will exist with respect to the Woodlands Mall Loan Combination, if and for so long as:

1.             the initial principal balance of the Woodlands Mall Trust Subordinate Companion Loan, minus (2) the sum (without duplication) of (x) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received on, the Woodlands Mall Trust Subordinate Companion Loan after the date of creation of the Woodlands Mall Trust Subordinate Companion Loan, (y) any Appraisal Reduction Amount for the Woodlands Mall Loan Combination that is allocated to the Woodlands Mall Trust Subordinate Companion Loan and (z) any losses realized with respect to the Woodlands Mall Mortgaged Property or the Woodlands Mall Loan Combination that are allocated to the Woodlands Mall Trust Subordinate Companion Loan, is less than

2.             25% of the remainder of (i) the initial principal balance of the Woodlands Mall Trust Subordinate Companion Loan less (ii) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received by, the Woodlands Mall Trust Subordinate Companion Loan Holder on the Woodlands Mall Trust Subordinate Companion Loan, after the date of creation of such Woodlands Mall Trust Subordinate Companion Loan, provided that a Woodlands Mall Control Appraisal Period will terminate upon the occurrence of a cure by the Woodlands Mall Trust Subordinate Companion Loan Holder pursuant to the terms of the Woodlands Mall Co-Lender Agreement and provided, further, that, if the Woodlands Mall Trust Subordinate Companion Loan Holder would be the Woodlands Mall Controlling Noteholder pursuant to the terms of the Woodlands Mall Co-Lender Agreement, but any interest in the Woodlands Mall Trust Subordinate Companion Loan is held by a Woodlands Mall Borrower Party, or a Woodlands Mall Borrower Party would otherwise be entitled to exercise the rights of the Woodlands Mall Controlling Noteholder in respect of the Woodlands Mall Trust Subordinate Companion Loan, then a Woodlands Mall Control Appraisal Period will be deemed to have occurred.

“Woodlands Mall Borrower Party” means (i) the borrower, the property manager, a Woodlands Mall Restricted Mezzanine Holder or any affiliate of any of the foregoing. Solely for the purposes of the definition of “Woodlands Mall Borrower Party”, the term “affiliate” means, with respect to any specified person, (i) any other person controlling or controlled by or under common control with such specified person or (ii) any other person owning, directly or indirectly, 10% or more of the beneficial interests in such specified person. Solely for the purposes of the definition of “Woodlands Mall Borrower Party”, “control” when used with respect to any specified person means the power to direct the management and policies of such specified person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Woodlands Mall Noteholder” means any of the Woodlands Mall Note A Holders and the Woodlands Mall Trust Subordinate Companion Loan Holder, as applicable.

“Woodlands Mall Non-Controlling Note A Holder” means each Woodlands Mall Note A Holder other than the Woodlands Mall Controlling Noteholder) whose Woodlands Mall A Note is not included in the Issuing Entity; provided that, if a Woodlands Mall A Note is included in a securitization other than with respect to the Issuing Entity, “Woodlands Mall Non-Controlling Note A Holder” will mean the related Woodlands Mall Non-Controlling Note A Subordinate Class Representative pursuant to the related pooling and servicing agreement for such securitization; provided, further, that, if at any time a Woodlands Mall Note A Holder is held by (or, at any time a Woodlands Mall Note A Holder’s Woodlands Mall A Note is included in a securitization, the related Woodlands Mall Non-Controlling Note A Subordinate Class Representative is) a borrower party, no person will be entitled to exercise the rights of such Woodlands Mall Non-Controlling Note A Holder with respect to such Woodlands Mall A Note.

“Woodlands Mall Non-Controlling Note A Subordinate Class Representative” means, with respect to each Woodlands Mall A Note that is included in a securitization other than with respect to the Issuing Entity, the holders of the majority of the class of securities issued in the securitization of such Woodlands Mall A Note designated as the “controlling class” pursuant to the related pooling and servicing agreement or their duly appointed representative.

“Woodlands Mall Restricted Mezzanine Holder” means a holder of a related mezzanine loan (or any affiliate or agent thereof) or an owner in any interest in any related mezzanine loan (whether legally, beneficially or otherwise, including as a holder of a note evidencing a related mezzanine loan, a holder of a participation interest in a related mezzanine loan or a beneficial owner of any securities collateralized by a related mezzanine loan) (i) that has been accelerated or as to which the mezzanine lender has initiated foreclosure or enforcement proceedings against the equity collateral pledged to secure such mezzanine loan, (ii) as to which an event of default under such mezzanine loan has occurred giving rise to an automatic acceleration of such mezzanine loan or the right of the lender thereunder to accelerate such mezzanine loan or (iii) at any time when any Servicing Transfer Event has occurred and is continuing with respect to the Woodlands Mall Loan Combination as a result of any determination by the Master Servicer or the Special Servicer that a default in the payment of principal or interest under the Woodlands Mall Loan Combination is reasonably foreseeable. Solely for the purposes of the definition of “Woodlands Mall Restricted Mezzanine Holder”, the term “affiliate” means, with respect to any specified person, (i) any other person controlling or controlled by or under common control with such specified person, (ii) any other person owning, directly or indirectly, 10% or more of the beneficial interests in such specified person, or (iii) any other person in which such person (or such person identified in clause (i)) owns, directly or indirectly, 10% or more of the beneficial interests in such specified person. Solely for the purposes of the definition of “Woodlands Mall Restricted Mezzanine Holder”, “control” when used with respect to any specified person means the power to direct the management and policies of such specified person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

For so long as the Woodlands Mall Trust Subordinate Companion Loan is an asset of the issuing entity, the following paragraph will not have any force or effect.

The Woodlands Mall Trust Subordinate Companion Loan Holder is entitled to avoid a Woodlands Mall Control Appraisal Period caused by application of an Appraisal Reduction Amount upon the satisfaction of certain conditions (within 30 days of the Master Servicer’s or Special Servicer’s, as applicable, receipt of a third party appraisal that indicates such Woodlands Mall Control Appraisal Period has occurred), including delivery to the Master Servicer or the Special Servicer, as applicable, of additional collateral in the form of either (x) cash or (y) an unconditional and irrevocable standby letter of credit issued by a bank or other financial institution(s) that meets the rating requirements as described in the Woodlands Mall Co-Lender Agreement, in each case, in an amount which, when added to the appraised value of the Woodlands Mall Mortgaged Property as determined pursuant to the Pooling and Servicing Agreement, would cause the applicable Woodlands Mall Control Appraisal Period not to occur.

“Woodlands Mall Major Decision” means a “Major Decision” under the Pooling and Servicing Agreement or any one or more analogous terms in the Pooling and Servicing Agreement.

Cure Rights

In the event that the related borrower fails to make any payment of principal or interest on the Woodlands Mall Loan Combination by the end of the applicable grace period or any other event of default under the related Mortgage Loan documents occurs and is continuing, the Woodlands Mall Trust Subordinate Companion Loan

Holder will have the right to cure such event of default subject to certain limitations set forth in the Woodlands Mall Co-Lender Agreement. Unless the Issuing Entity (or, if the Issuing Entity no longer holds either or both of the Mortgage Loan and the Woodlands Mall Trust Subordinate Companion Loan, the Woodlands Mall Note A-1-1 Holder) consents to additional cure periods, the Woodlands Mall Trust Subordinate Companion Loan Holder’s right to cure a monetary default or non-monetary default will be limited to a combined total of (i) six (6) cures of monetary defaults over the term of the Woodlands Mall Loan Combination, no more than four (4) of which may be consecutive, and (ii) six (6) cures of non-monetary defaults over the term of the Woodlands Mall Loan Combination.

So long as a monetary default exists for which a permitted cure payment is made, such monetary default will not be treated as an “Event of Default” under the Woodlands Mall Loan Combination (including for purposes of (i) whether a “Woodlands Mall Sequential Pay Event” has occurred (ii) accelerating the Woodlands Mall Loan Combination, modifying, amending or waiving any provisions of the loan documents or commencing proceedings for foreclosure or the taking of title by deed-in-lieu of foreclosure or other similar legal proceedings with respect to the Woodlands Mall Mortgaged Property; or (iii) treating the Woodlands Mall Loan Combination as a Specially Serviced Loan).

Notwithstanding the foregoing, for so long as the Woodlands Mall Trust Subordinate Companion Loan is an asset of the Issuing Entity, the Woodlands Mall Trust Subordinate Companion Loan Holder may not exercise the cure rights described above.

Purchase Option

After the occurrence and delivery of a notice of an event of default with respect to the Woodlands Mall Loan Combination or a servicing transfer event, the Woodlands Mall Trust Subordinate Companion Loan Holder will have the right, by written notice to the Woodlands Mall Note A Holders (a “Woodlands Mall Purchase Notice”), to purchase in immediately available funds, the Woodlands Mall Senior Notes, in whole but not in part, at the defaulted mortgage loan purchase price, which is generally equal to unpaid principal, interest and expenses (but generally excluding prepayment premiums, default interest or late charges unless the holder is the borrower or an affiliate of the borrower). Upon delivery of the Woodlands Mall Purchase Notice to the then current Woodlands Mall Note A Holders, the Woodlands Mall Note A Holders will be required to sell (and the Woodlands Mall Trust Subordinate Companion Loan Holder will be required to purchase) the Woodlands Mall Senior Notes at the defaulted mortgage loan purchase price, on a date (the “Woodlands Mall Defaulted Note Purchase Date”) not less than 10 and not more than 60 days after the date of the Woodlands Mall Purchase Notice. The failure of the requesting purchaser to purchase the Woodlands Mall Senior Notes on the Woodlands Mall Defaulted Note Purchase Date will result in the termination of such right with respect to the event of default under Woodlands Mall Loan Combination or servicing transfer event that gave rise to such right. The right of the Woodlands Mall Trust Subordinate Companion Loan Holder to purchase the Woodlands Mall Senior Notes as described in this paragraph will automatically terminate upon a foreclosure sale, sale by power of sale or delivery of a deed in lieu of foreclosure with respect to the Woodlands Mall Mortgaged Property. Notwithstanding the foregoing sentence, the Woodlands Mall Note A Holders are required to give the Woodlands Mall Trust Subordinate Companion Loan Holder 10 business days prior written notice of its intent with respect to any consummation of a foreclosure sale, sale by power of sale or delivery of deed in lieu of foreclosure with respect to the Woodlands Mall Mortgaged Property. Notwithstanding the foregoing sentence, if title to the Woodlands Mall Mortgaged Property is transferred to the Woodlands Mall Note A Holders (or a designee on their behalf), in a manner commonly known as “the borrower turning over the keys” and not otherwise in connection with a consummation by the Woodlands Mall Note A Holders of a foreclosure sale or sale by power of sale or acceptance of a deed in lieu of foreclosure, less than 10 business days after the acceleration of the Woodlands Mall Loan Combination, the Woodlands Mall Note A Holders will be required to notify the Woodlands Mall Trust Subordinate Companion Loan Holder of such transfer and the Woodlands Mall Trust Subordinate Companion Loan Holder will have a 15 business day period from the date of such notice from the Woodlands Mall Note A Holders to deliver the Woodlands Mall Purchase Notice to the Woodlands Mall Note A Holders, in which case the Woodlands Mall Trust Subordinate Companion Loan Holder will be obligated to purchase the Woodlands Mall Mortgaged Property, in immediately available funds, within such 15 business day period at the applicable purchase price.

If the Woodlands Mall Trust Subordinate Companion Loan is an asset of the Issuing Entity, such purchase option described above will not have any force or effect.

Sale of Defaulted Loan Combination

Pursuant to the terms of the Woodlands Mall Co-Lender Agreement and the Pooling and Servicing Agreement, if the Woodlands Mall Loan Combination becomes a defaulted loan, and if the Special Servicer determines to sell the Woodlands Mall Mortgage Loan in accordance with the Pooling and Servicing Agreement, then the Special Servicer may elect to sell the Woodlands Mall Loan Combination subject to the consent (or deemed consent) of the Woodlands Mall Trust Subordinate Companion Loan Holder under the provisions described above under “—Consultation and Control”.

Special Servicer Appointment Rights

Pursuant to the Woodlands Mall Co-Lender Agreement, the Woodlands Mall Controlling Noteholder (or its representative) will have the right, at any time, with or without cause, to replace the Special Servicer then acting with respect to the Woodlands Mall Loan Combination and appoint a replacement special servicer in lieu thereof without the consent of the other Woodlands Mall Noteholders.

The Grand Canal Shoppes Pari Passu-AB Loan Combination

General

The Grand Canal Shoppes Mortgage Loan (4.2%) is part of a loan combination structure (the “Grand Canal Shoppes Loan Combination”) comprised of 24 mortgage notes, each of which is secured by the same mortgage instrument on the same underlying Mortgaged Property.

The Grand Canal Shoppes Loan Combination is evidenced by the promissory notes listed in the table entitled “Loan Combination Controlling Notes and Non-Controlling Notes” above (collectively, the “Grand Canal Shoppes Notes”) The promissory note designated Note A-3-1 in such table is referred to herein as the “Grand Canal Shoppes Mortgage Loan.” The remaining promissory notes with the prefix “Note A-“ listed in such table are referred to collectively herein as the “Grand Canal Shoppes Pari Passu Companion Loans” and, together with the Grand Canal Shoppes Mortgage Loan, the “Grand Canal Shoppes Senior Notes.” The promissory note designated Note B-1 is referred to herein as the “Grand Canal Shoppes Subordinate Companion Loan.” The Grand Canal Shoppes Senior Notes are generally pari passu in right of payment with each other, and the Grand Canal Shoppes Subordinate Companion Loan is generally subordinate in right of payment to the Grand Canal Shoppes Senior Notes.

Only the Grand Canal Shoppes Mortgage Loan is included in the issuing entity. The current holders of the Grand Canal Shoppes Notes are set forth in the table entitled “Loan Combination Controlling Notes and Non-Controlling Notes” above.

The Grand Canal Shoppes Mortgage Loan, the Grand Canal Shoppes Pari Passu Companion Loans and the Grand Canal Shoppes Subordinate Companion Loan are cross-defaulted and have the same borrower, maturity date, amortization schedule and prepayment structure. Interest is payable on each of the Grand Canal Shoppes Senior Notes at a rate equal to 3.7408% per annum (the “Grand Canal Note A Rate”) and on the Grand Canal Shoppes Subordinate Companion Loan at a rate equal to 6.2500% per annum (the “Grand Canal Note B Rate”). For purposes of the information presented in this prospectus with respect to the Grand Canal Shoppes Mortgage Loan unless otherwise specifically indicated, the loan-to-value ratio, debt yield and debt service coverage ratio information includes the Grand Canal Shoppes Pari Passu Companion Loans and does not take into account the Grand Canal Shoppes Subordinate Companion Loan.

The rights of the holders of the Grand Canal Shoppes Notes are subject to a Co-Lender (the “Grand Canal Shoppes Co-Lender Agreement”), the terms of which are described below.

Servicing

The Grand Canal Shoppes Loan Combination will be serviced pursuant to the terms of the pooling and servicing agreement entered into in connection with the MSC 2019-H7 securitization (the “MSC 2019-H7 Pooling and Servicing Agreement”).

Custody of the Mortgage File

Wells Fargo Bank, National Association, as the expected custodian under the MSC 2019-H7 Pooling and Servicing Agreement is the expected custodian of the mortgage file related to the Grand Canal Shoppes Loan Combination (other than the promissory notes evidencing the Grand Canal Shoppes Mortgage Loan and the related Companion Loans not included in the MSC 2019-H7 securitization).

Application of Payments

The Grand Canal Shoppes Co-Lender Agreement provides, in general, that the Grand Canal Shoppes Subordinate Companion Loan and the right of the holder thereof to receive payments of interest, principal and other amounts with respect thereto is at all times, junior, subject and subordinate to the Grand Canal Shoppes Senior Notes and the right of the holders thereof to receive payments of interest, principal and other amounts with respect thereto, in each case to the extent described below.

If no Grand Canal Shoppes Sequential Pay Event (as defined below) has occurred and is continuing, then all amounts tendered by the borrower or otherwise available for payment on or with respect to or in connection with the Grand Canal Shoppes Loan Combination or the Grand Canal Shoppes Mortgaged Property (net of certain amounts for required reserves and escrows and certain fees, costs and expenses of the parties to the MSC 2019-H7 Pooling and Servicing Agreement) will be applied and distributed as follows:

●	first, to the holders of the Grand Canal Shoppes Senior Notes, pro rata, in an amount equal to the accrued and unpaid interest on the aggregate principal balance of the Grand Canal Shoppes Senior Notes at the Grand Canal Shoppes Net Note A Rate;

●	second, (i) to the holders of the Grand Canal Shoppes Senior Notes on a Pro Rata and Pari Passu Basis in an amount equal to the product of (A) the sum of the Percentage Interests of the Grand Canal Shoppes Senior Notes, multiplied by (B) the sum of principal payments received, if any, with respect to the related monthly payment date, until their respective principal balances have been reduced to zero, and (ii) 100% of any insurance and condemnation proceeds payable as principal to the holders of the Grand Canal Shoppes Notes are required to be distributed to the holders of the Grand Canal Shoppes Senior Notes on a Pro Rata and Pari Passu Basis until the principal balances thereof have been reduced to zero;

●	third, to the holders of the Grand Canal Shoppes Senior Notes that have paid any unreimbursed costs and expenses, on a Pro Rata and Pari Passu Basis up to the amount of any such unreimbursed costs and expenses paid by such holders including any Grand Canal Shoppes Recovered Costs not previously reimbursed to such holders (or paid or advanced by the master servicer or special servicer, as applicable, on any such holder’s behalf and not previously paid or reimbursed) with respect to the Grand Canal Shoppes Loan Combination pursuant to the MSC 2019-H7 Pooling and Servicing Agreement or the Grand Canal Shoppes Co-Lender Agreement;

●	fourth, to the holders of the Grand Canal Shoppes Senior Notes on a Pro Rata and Pari Passu Basis, in an amount equal to the product of (i) the sum of the Percentage Interests of the Grand Canal Shoppes Senior Notes multiplied by (ii) the Grand Canal Shoppes Note A Relative Spread and (iii) any prepayment premium paid by the borrower;

●	fifth, if the proceeds of any foreclosure sale or any liquidation of the Grand Canal Shoppes Loan Combination or the related Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses first through fourth, such excess amount is required to be paid to the holders of the Grand Canal Shoppes Senior Notes, on a Pro Rata and Pari Passu Basis in an amount up to the aggregate of unreimbursed realized principal losses previously allocated to such holders, plus interest thereon at the Grand Canal Shoppes Net Note A Rate;

●	sixth, to the holder of the Grand Canal Shoppes Subordinate Companion Loan in an amount equal to the accrued and unpaid interest on the related principal balance at the Grand Canal Shoppes Net Note B Rate;

●

seventh, (i) to the holder of the Grand Canal Shoppes Subordinate Companion Loan in an amount equal to its Percentage Interest of principal payments received, if any, with respect to such monthly payment date, until the principal balance thereof has been reduced to zero; and (ii) with respect to any insurance and condemnation proceeds payable as principal to the holders of the Grand Canal Shoppes Notes, the portion thereof remaining after distribution to the holders of the Grand Canal Shoppes Senior Notes pursuant to clause second above is required to be distributed to the holder of the Grand Canal Shoppes Subordinate Companion Loan until the principal balance thereof has been reduced to zero;

●	eighth, to the holder of the Grand Canal Shoppes Subordinate Companion Loan in an amount equal to the product of (i) its Percentage Interest multiplied by (ii) the Grand Canal Shoppes Note B Relative Spread and (iii) any prepayment premium paid by the borrower;

●	ninth, to the extent the holder of the Grand Canal Shoppes Subordinate Companion Loan has made any payments or advances to cure defaults as described below under “—Cure Rights,” to reimburse such holder for all such amounts;

●	tenth, if the proceeds of any foreclosure sale or any liquidation of the Grand Canal Shoppes Loan Combination or the related Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses first through ninth, such excess amount is required to be paid to the holder of the Grand Canal Shoppes Subordinate Companion Loan in an amount up to aggregate of unreimbursed realized principal losses previously allocated to such holder, plus interest on such amount at the Grand Canal Shoppes Net Note B Rate;

●	eleventh, to the extent assumption or transfer fees actually paid by the borrower are not required to be otherwise applied under the MSC 2019-H7 Pooling and Servicing Agreement, including, without limitation, to provide reimbursement for interest on any advances, to pay any additional servicing expenses or to compensate the master servicer or special servicer, as applicable (in each case provided that such reimbursements or payments relate to the Grand Canal Shoppes Loan Combination), any such assumption or transfer fees, to the extent actually paid by the borrower, are required to be paid to the holders of the Grand Canal Shoppes Notes, pro rata based on their respective Percentage Interests; and

●	twelfth, if any excess amount is available to be distributed in respect of the Grand Canal Shoppes Loan Combination, and not otherwise applied in accordance with the foregoing clauses first through eleventh, any remaining amount is required to be paid pro rata to the holders of the Grand Canal Shoppes Notes in accordance with their respective initial Percentage Interests.

Upon the occurrence and during the continuance of (i) any monetary event of default with respect to the Grand Canal Shoppes Loan Combination, (ii) any other event of default with respect to the Grand Canal Shoppes Loan Combination that causes the Grand Canal Shoppes Loan Combination to become accelerated or a Specially Serviced Loan or (iii) any bankruptcy or insolvency event that constitutes an event of default, in each case, provided that the holder of the Grand Canal Shoppes Subordinate Companion Loan has not exercised its cure rights under the Grand Canal Shoppes Co-Lender Agreement (as described below under “—Cure Rights”) (each, a “Grand Canal Shoppes Sequential Pay Event”), all amounts tendered by the borrower or otherwise available for payment on or with respect to or in connection with the Grand Canal Shoppes Loan Combination or the Grand Canal Shoppes Mortgaged Property (net of certain amounts for required reserves and escrows and certain fees, costs and expenses of the parties to the MSC 2019-H7 Pooling and Servicing Agreement) will be applied and distributed as follows:

●	first, to the holders of the Grand Canal Shoppes Senior Notes, pro rata, in an amount equal to the accrued and unpaid interest on the aggregate principal balance of the Grand Canal Shoppes Senior Notes at the Grand Canal Shoppes Net Note A Rate;

●	second, to the holders of the Grand Canal Shoppes Senior Notes, pro rata based on their outstanding principal balances, until their respective principal balances have been reduced to zero;

●	third, to the holders of the Grand Canal Shoppes Senior Notes that have paid any unreimbursed costs and expenses, on a Pro Rata and Pari Passu Basis up to the amount of any such unreimbursed costs and expenses paid by such holders including any Grand Canal Shoppes Recovered Costs not previously reimbursed to such holders (or paid or advanced by the master servicer or special servicer, as applicable, on any such holder’s behalf and not previously paid or reimbursed) with respect to the Grand Canal Shoppes Loan Combination pursuant to the MSC 2019-H7 Pooling and Servicing Agreement or the Grand Canal Shoppes Co-Lender Agreement;

●	fourth, to the holders of the Grand Canal Shoppes Senior Notes on a Pro Rata and Pari Passu Basis, in an amount equal to the product of (i) the sum of the Percentage Interests of the Grand Canal Shoppes Senior Notes multiplied by (ii) the Grand Canal Shoppes Note A Relative Spread and (iii) any prepayment premium paid by the borrower;

●	fifth, if the proceeds of any foreclosure sale or any liquidation of the Grand Canal Shoppes Loan Combination or the related Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses first through fourth, such excess amount is required to be paid to the holders of the Grand Canal Shoppes Senior Notes, on a Pro Rata and Pari Passu Basis in an amount up to the aggregate of unreimbursed realized principal losses previously allocated to such holders, plus interest thereon at the Grand Canal Shoppes Net Note A Rate;

●	sixth, to the holder of the Grand Canal Shoppes Subordinate Companion Loan in an amount equal to the accrued and unpaid interest on the related principal balance at the Grand Canal Shoppes Net Note B Rate;

●	seventh, to the holder of the Grand Canal Shoppes Subordinate Companion Loan, until the outstanding principal balance thereof has been reduced to zero;

●	eighth, to the holder of the Grand Canal Shoppes Subordinate Companion Loan in an amount equal to the product of (i) its Percentage Interest multiplied by (ii) the Grand Canal Shoppes Note B Relative Spread and (iii) any prepayment premium paid by the borrower;

●	ninth, to the extent the holder of the Grand Canal Shoppes Subordinate Companion Loan has made any payments or advances to cure defaults as described below under “—Cure Rights,” to reimburse such holder for all such amounts;

●	tenth, if the proceeds of any foreclosure sale or any liquidation of the Grand Canal Shoppes Loan Combination or the related Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses first through ninth, such excess amount is required to be paid to the holder of the Grand Canal Shoppes Subordinate Companion Loan in an amount up to aggregate of unreimbursed realized principal losses previously allocated to such holder, plus interest on such amount at the Grand Canal Shoppes Net Note B Rate;

●	eleventh, to the extent assumption or transfer fees actually paid by the borrower are not required to be otherwise applied under the MSC 2019-H7 Pooling and Servicing Agreement, including, without limitation, to provide reimbursement for interest on any advances, to pay any additional servicing expenses or to compensate the master servicer or special servicer, as applicable (in each case provided that such reimbursements or payments relate to the Grand Canal Shoppes Loan Combination), any such assumption or transfer fees, to the extent actually paid by the borrower, are required to be paid to the holders of the Grand Canal Shoppes Notes, pro rata based on their respective Percentage Interests; and

●	twelfth, if any excess amount is available to be distributed in respect of the Grand Canal Shoppes Loan Combination, and not otherwise applied in accordance with the foregoing clauses first through eleventh, any remaining amount is required to be paid pro rata to the holders of the Grand Canal Shoppes Notes in accordance with their respective initial Percentage Interests.

“Grand Canal Shoppes Net Note A Rate” means the note rate applicable to the Grand Canal Shoppes Senior Notes, less the applicable servicing fee rate.

“Grand Canal Shoppes Net Note B Rate” means the note rate applicable to the Grand Canal Shoppes Subordinate Companion Loan, less the applicable servicing fee rate.

“Grand Canal Shoppes Note A Relative Spread” means the ratio of the Grand Canal Shoppes Note A Rate to the Grand Canal Shoppes Loan Combination Rate.

“Grand Canal Shoppes Note B Relative Spread” means the ratio of the Grand Canal Shoppes Note B Rate to the Grand Canal Shoppes Loan Combination Rate.

“Grand Canal Shoppes Loan Combination Rate” means as of any date of determination, the weighted average of the Grand Canal Shoppes Note A Rate and the Grand Canal Shoppes Note B Rate, weighted based on the outstanding principal balances of the Grand Canal Shoppes Notes.

“Percentage Interest” means, with respect to any holder of a Grand Canal Shoppes Note, a fraction, expressed as a percentage, the numerator of which is the outstanding principal balance of such note, and the denominator of which is the outstanding principal balance of the Grand Canal Shoppes Loan Combination.

“Pro Rata and Pari Passu Basis” means with respect to each Grand Canal Shoppes Senior Note and the related holders thereof (or, to the extent specified herein, a subset of the Grand Canal Shoppes Senior Notes or the related holders thereof), the allocation of any particular payment, collection, cost, expense, liability or other amount among such notes or such noteholders, as the case may be, without any priority of any such note or any such noteholder over another such note or noteholder, as the case may be, and in any event such that each such note or noteholder, as the case may be, is allocated its pro rata amount (calculated in proportion to the outstanding principal balance of the related note, relative to the aggregate outstanding principal balance of the applicable Grand Canal Shoppes Senior Notes or otherwise in proportion to the amount due to the holder of the subject Grand Canal Shoppes Senior Note, relative to the aggregate amount due to holders of all of the applicable Grand Canal Shoppes Senior Notes) of such particular payment, collection, cost, expense, liability or other amount.

The Directing Holder

The controlling noteholder (the “Grand Canal Shoppes Directing Holder”) under the Grand Canal Shoppes Co-Lender Agreement, as of any date of determination, is (i) the holder of the Grand Canal Shoppes Subordinate Companion Loan, unless a Grand Canal Shoppes Control Appraisal Period has occurred and is continuing or (ii) if a Grand Canal Shoppes Control Appraisal Period has occurred and is continuing, the holder of Note A-1-1 (whose rights are exercisable under the MSC 2019-H7 Pooling and Servicing Agreement by the directing certificateholder for such securitization or the special servicer (following a control termination event under the related securitization)).

A “Grand Canal Shoppes Control Appraisal Period” is any period, with respect to the Grand Canal Shoppes Loan Combination, if and for so long as: (a)(1) the initial principal balance of the Grand Canal Shoppes Subordinate Companion Loan minus (2) the sum (without duplication) of (x) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received on, the Grand Canal Shoppes Subordinate Companion Loan, (y) any Appraisal Reduction Amount for the Grand Canal Shoppes Loan Combination that is allocated to the Grand Canal Shoppes Subordinate Companion Loan and (z) without duplication, any realized principal losses with respect to the Grand Canal Shoppes Mortgaged Property (or portion thereof) or the Grand Canal Shoppes Loan Combination that are allocated to the Grand Canal Shoppes Subordinate Companion Loan, plus (3) any Grand Canal Shoppes Threshold Event Collateral (as defined below), (to the extent such amount is not already taken into account in the Appraisal Reduction Amount), plus (4) without duplication of any items set forth above in clauses (1) through (3), insurance and condemnation proceeds that constitute collateral for the Grand Canal Shoppes Loan Combination (whether paid or then payable by any insurance company or government authority, provided that, if not then paid, such amounts are payable to the lender for application to the Grand Canal Shoppes Loan Combination or to pay the costs of restoring the Grand Canal Shoppes Mortgaged Property) is less than (b) 25% of the remainder of (i) the initial principal balance of the Grand Canal Shoppes Subordinate Companion Loan less (ii) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received on, the Grand Canal Shoppes Subordinate Companion Loan.

For purposes of determining whether a Grand Canal Shoppes Control Appraisal Period is in effect, Appraisal Reduction Amounts and realized principal losses will be allocated to reduce first, the principal balance of the Grand Canal Shoppes Subordinate Companion Loan, and second, the principal balances of the Grand Canal Shoppes Senior Notes (on a Pro Rata and Pari Passu basis), in each case, up to the outstanding amount thereof.

In addition, the holder of the Grand Canal Shoppes Subordinate Companion Loan will be entitled to avoid (or terminate) a Grand Canal Shoppes Control Appraisal Period caused by application of an Appraisal Reduction Amount upon satisfaction of the following (which must be completed within 30 days of the special servicer’s receipt of any third party appraisal that indicates such Grand Canal Shoppes Control Appraisal Period has occurred: (i) the holder of the Grand Canal Shoppes Subordinate Companion Loan shall have delivered as a supplement to the appraised value of the Grand Canal Shoppes Mortgaged Property, in the amount specified in clause (ii) below, to the master servicer or the special servicer, as applicable, together with documentation acceptable to the master servicer or the special servicer, as applicable, in accordance with the Servicing Standard to create and perfect a first priority security interest in favor of such servicer on behalf of the holders of the Grand Canal Shoppes Senior Notes in such collateral cash collateral for the benefit of, and acceptable to, the master servicer or the special servicer, as applicable, or an unconditional and irrevocable standby letter of credit with the holders of the Grand Canal Shoppes Senior Notes as the beneficiary, issued by a bank or other financial institutions the long term unsecured debt obligations of which are at all times rated at least “AA” by S&P, “A” by Fitch and “Aa2” by Moody’s or the short term obligations of which are rated at least “A-1+” by S&P, “F-1” by Fitch and “P-1” by Moody’s (either (a) or (b), the “Grand Canal Shoppes Threshold Event Collateral”), and (ii) the Grand Canal Shoppes Threshold Event Collateral is required to be in an amount that would cause the applicable Grand Canal Shoppes Control Appraisal Period not to occur pursuant to the definition of “Grand Canal Shoppes Control Appraisal Period”. If the requirements described in this paragraph are satisfied by the holder of the Grand Canal Shoppes Subordinate Companion Loan (a “Grand Canal Shoppes Threshold Event Cure”), no Grand Canal Shoppes Control Appraisal Period will be deemed to have occurred.

The Grand Canal Shoppes Threshold Event Cure will continue until (i) the Grand Canal Shoppes Threshold Event Collateral would not be sufficient to prevent a Grand Canal Shoppes Control Appraisal Period from occurring pursuant to the definition of “Grand Canal Shoppes Control Appraisal Period”; or (ii) the occurrence of a final recovery determination in respect of the Grand Canal Shoppes Loan Combination. If the appraised value of the Grand Canal Shoppes Mortgaged Property, upon any redetermination thereof, is sufficient to avoid the occurrence of a Grand Canal Shoppes Control Appraisal Period without taking into consideration any, or some portion of, the Grand Canal Shoppes Threshold Event Collateral previously delivered by the holder of the Grand Canal Shoppes Subordinate Companion Loan, then any or such portion of Grand Canal Shoppes Threshold Event Collateral held by the master servicer or special servicer is required to be promptly returned to the holder of the Grand Canal Shoppes Subordinate Companion Loan (at its sole expense). Upon a final recovery determination with respect to the Grand Canal Shoppes Loan Combination, such Grand Canal Shoppes Threshold Event Collateral will be available to reimburse each Grand Canal Shoppes Note holder for any realized principal loss in accordance with the priority of distributions described under “— Distributions” above with respect to the Grand Canal Shoppes Loan Combination after application of the net proceeds of liquidation, not in excess of the principal balance of the Grand Canal Shoppes Loan Combination, plus accrued and unpaid interest thereon at the applicable interest rate and all other additional servicing expenses reimbursable under the Grand Canal Shoppes Co-Lender Agreement and under the MSC 2019-H7 Pooling and Servicing Agreement.

Consultation and Control

The master servicer and the special servicer will be required to seek the written consent of the Grand Canal Shoppes Directing Holder (or its designee) prior to taking any action that would constitute a Grand Canal Shoppes Major Decision (as defined below). If the Grand Canal Shoppes Directing Holder (or its designee) fails to respond to the master servicer or the special servicer, as the case may be, within five business days (or, in the case of an Acceptable Insurance Default, 10 business days) after receipt of such notice, such servicer will be required to deliver a second notice, and if the Grand Canal Shoppes Directing Holder (or its designee) fails to respond within five business days (or, in the case of certain insurance defaults, 10 business days) after receipt of such second notice, the Grand Canal Shoppes Directing Holder (or its designee) will not have further consent rights with respect to the specific action proposed in such notice.

“Grand Canal Shoppes Major Decisions” means:

(i)	any proposed or actual foreclosure upon or comparable conversion (which will include acquisitions of any REO Property by deed-in-lieu or otherwise) of the ownership of one or more properties securing the Grand Canal Shoppes Loan Combination if it comes into and continues in default;

(ii)	any modification, consent to a modification or waiver of, or consent to any deferral of compliance with, any monetary term (other than late fees and default interest) or material non-monetary term (including, without limitation, the timing of payments and acceptance of discounted payoffs or the material modification or

(iii)	termination of cash management or lockbox arrangements) of the Grand Canal Shoppes Loan Combination, or any extension of the maturity date of the Grand Canal Shoppes Loan Combination;

(iv)	following a default or an event of default with respect to the Grand Canal Shoppes Loan Combination, any exercise of remedies, including the acceleration of the Grand Canal Shoppes Loan Combination or initiation of any proceedings, judicial, bankruptcy or otherwise, under the related mortgage loan documents or seeking to appoint a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official with respect to the borrower or all or any part of its property or assets or ordering the winding-up or liquidation of the affairs of the borrower;

(v)	any sale of the Grand Canal Shoppes Loan Combination (when it is a defaulted loan) or REO Property for less than the applicable purchase price;

(vi)	any determination to bring the related Mortgaged Property or an REO Property into compliance with applicable environmental laws or to otherwise address any hazardous materials located at such Mortgaged Property or REO Property;

(vii)	any direct or indirect transfer of the related Mortgaged Property (or any interest therein), any release of material collateral or any acceptance of substitute or additional collateral for the Grand Canal Shoppes Loan Combination or any consent or determination with respect to any of the foregoing, other than if required pursuant to the specific terms of the related mortgage loan documents and for which there is no lender discretion;

(viii)	any waiver of a “due-on-sale” or “due-on-encumbrance” clause with respect to the Grand Canal Shoppes Loan Combination or any consent to such a waiver or consent to a transfer of the related Mortgaged Property or of any direct or indirect interest in the borrower or change in control of the borrower;

(ix)	any incurrence of additional debt by the borrower or any mezzanine financing by any direct or indirect legal or beneficial owner of the borrower (to the extent that the lender has consent rights pursuant to the related mortgage loan documents);

(x)	any material modification, waiver or amendment of, or any material consent granted or withheld in connection with, or the execution of, an intercreditor agreement, co-lender agreement or similar agreement with any mezzanine lender or subordinate debt holder related to the Grand Canal Shoppes Loan Combination, or any action to enforce rights (or decision not to enforce rights) with respect thereto, or any material modification, waiver or amendment thereof;

(xi)	any property management company changes, including, without limitation, approval of the termination of a manager and appointment of a new property manager and/or terminating, modifying or entering into any property management agreement (in each case, if the lender is required to consent or approve such changes under the related mortgage loan documents);

(xii)	releases of any material amounts from any escrow accounts, reserve funds or letters of credit, in each case, held as performance escrows or reserves, other than those required to be released pursuant to the specific terms of the related mortgage loan documents and for which there is no lender discretion;

(xiii)	any release of the borrower or guarantor or other obligor from liability under any of the related mortgage loan documents (including acceptance of an assumption agreement) and the addition of a new guarantor, or any consent or determination with respect to any of the foregoing, other than pursuant to the specific terms of the Grand Canal Shoppes Loan Combination and for which there is no lender discretion;

(xiv)	any determination of an acceptable insurance default;

(xv)	the approval of or voting on any plan of reorganization, restructuring or similar plan or other material action or decision in the bankruptcy of the borrower;

(xvi)	any material modification, waiver or amendment of any guaranty or environmental indemnity related to the Grand Canal Shoppes Loan Combination;

(xvii)	any approval of any property insurance settlements or award in connection with a taking related to the related Mortgaged Property or the approval of a determination to apply such insurance proceeds or award to the repayment of the Grand Canal Shoppes Loan Combination rather than to the restoration of the related Mortgaged Property, other than pursuant to the specific terms of the Grand Canal Shoppes Loan Combination and for which there is no lender discretion;

(xviii)	any determination by the master servicer to transfer the Grand Canal Shoppes Loan Combination to the special servicer based on a determination that (A) a default (other than an Acceptable Insurance Default) is reasonably foreseeable, (B) such default will materially impair the value of the related Mortgaged Property as security for the Grand Canal Shoppes Loan Combination and (C) the default is likely to continue unremedied;

(xix)	any material modification or waiver of the insurance requirements set forth in the related mortgage loan documents;

(xx)	any material modification or waiver of any special purpose entity requirements set forth in the related mortgage loan documents; or

(xxi)	any material modification of, or material waiver of any provision of, the related reciprocal easement;

provided that during any Grand Canal Shoppes Control Appraisal Period, “Grand Canal Shoppes Major Decisions” will mean the list of major decisions described under the MSC 2019-H7 Pooling and Servicing Agreement.

Neither the master servicer nor the special servicer will be required to follow any advice or consultation provided by the Grand Canal Shoppes Directing Holder (or its designee) that would require or cause the master servicer or special servicer, as applicable, to violate any applicable law, including the REMIC provisions, be inconsistent with the related servicing standard, require or cause such master servicer or special servicer, as applicable, to violate provisions of the Grand Canal Shoppes Co-Lender Agreement or the MSC 2019-H7 Pooling and Servicing Agreement, require or cause such master servicer or special servicer, as applicable, to violate the terms of the Grand Canal Shoppes Loan Combination, or materially expand the scope of any of the master servicer’s or special servicer’s, as applicable, responsibilities under the Grand Canal Shoppes Co-Lender Agreement or the MSC 2019-H7 Pooling and Servicing Agreement.

Cure Rights

If the related borrower fails to make any monetary payment by the end of the applicable grace period for such payment permitted under the applicable mortgage loan documents or the related borrower otherwise defaults with respect to the Grand Canal Shoppes Loan Combination, the holder of the Grand Canal Shoppes Subordinate Companion Loan will have the right to cure a default (i) with respect to any monetary default, within five business days after receipt of notice of such monetary default or (ii) with respect to any non-monetary default, within the cure period afforded to the borrower under the related Loan Combination documents (but at least 30 days in any event) or such longer period as provided in the Grand Canal Shoppes Co-Lender Agreement. The holder of the Grand Canal Shoppes Subordinate Companion Loan will be limited to ten cures related to monetary defaults, no more than six of which may occur within any consecutive 12-month period.

So long as a monetary default exists for which a cure payment permitted the Grand Canal Shoppes Co-Lender Agreement is made, such monetary default will not be treated as an event of default by any Grand Canal Shoppes Note holder (including for purposes of (i) the definition of “Grand Canal Shoppes Sequential Pay Event” as provided in “—Distributions” above, (ii) accelerating the Grand Canal Shoppes Loan Combination, modifying, amending or waiving any provisions of the related Loan Combination documents or commencing proceedings for foreclosure or the taking of title by deed-in-lieu of foreclosure or other similar legal proceedings with respect to any Grand Canal Shoppes Mortgaged Property; or (iii) treating the Grand Canal Shoppes Loan Combination as a specially serviced loan).

Purchase Option

At any time an event of default under the Grand Canal Shoppes Loan Combination has occurred and is continuing, upon written notice to the holders of the Grand Canal Shoppes Senior Notes (such notice, a “Grand

Canal Shoppes Noteholder Purchase Notice”), the holder of the Grand Canal Shoppes Subordinate Companion Loan will have the right to purchase the Grand Canal Shoppes Senior Notes in whole but not in part at the applicable Grand Canal Shoppes Defaulted Mortgage Loan Purchase Price on a date selected by such holder that is not earlier than seven business days after, or later than 45 days after, the date of the Grand Canal Shoppes Noteholder Purchase Notice. All out-of-pocket costs and expenses related to such purchase are required to be paid by the holder of the Grand Canal Shoppes Subordinate Companion Loan.

The right of the holder of the Grand Canal Shoppes Subordinate Companion Loan to purchase the Grand Canal Shoppes Senior Notes will automatically terminate upon a foreclosure sale, sale by power of sale or delivery of a deed in lieu of foreclosure with respect to the Grand Canal Shoppes Mortgaged Property (and the special servicer will be required to give the holder of the Grand Canal Shoppes Subordinate Companion Loan at least 15 days’ prior written notice of its intent with respect to any such action).

“Grand Canal Shoppes Defaulted Mortgage Loan Purchase Price” means the sum, without duplication, of (a) the aggregate principal balance of the Grand Canal Shoppes Senior Notes, (b) accrued and unpaid interest thereon at the Grand Canal Shoppes Note A Rate, from the date as to which interest was last paid in full by related borrower up to and including the end of the interest accrual period relating to the monthly payment date next following the date of purchase, (c) any other amounts due under the Grand Canal Shoppes Loan Combination, other than prepayment premiums, default interest, late fees, exit fees and any other similar fees, provided that if the related borrower or a borrower related party is the purchaser, the Grand Canal Shoppes Defaulted Mortgage Loan Purchase Price will include prepayment premiums, default interest, late fees, exit fees and any other similar fees, (d) without duplication of amounts under clause (c), any unreimbursed property protection or servicing advances and any expenses incurred in enforcing the mortgage loan documents (including, without limitation, servicing advances payable or reimbursable to any servicer, and earned and unpaid special servicing fees), (e) without duplication of amounts under clause (c), any accrued and unpaid interest on advances, (f) (x) if the related borrower or a borrower related party is the purchaser or (y) if the Grand Canal Shoppes Loan Combination is purchased after 90 days after such option first becomes exercisable, any liquidation or workout fees payable under the MSC 2019-H7 Pooling and Servicing Agreement with respect to the Grand Canal Shoppes Loan Combination and (g) any Grand Canal Shoppes Recovered Costs, but only to the extent not reimbursed previously to a Grand Canal Shoppes Senior Note pursuant to the Grand Canal Shoppes Co-Lender Agreement. Notwithstanding the foregoing, if the Grand Canal Shoppes Subordinate Companion Loan holder is purchasing from the related borrower or a borrower related party, the Defaulted Mortgage Loan Purchase Price will not include the amounts described under clauses (d) through (f) of this definition. If the Grand Canal Shoppes Loan Combination is converted into a REO Property, for purposes of determining the Defaulted Mortgage Loan Purchase Price, interest will be deemed to continue to accrue on each Grand Canal Shoppes Senior Note at the Grand Canal Shoppes Note A Rate as if the related Loan Combination were not so converted. In no event will the Defaulted Mortgage Loan Purchase Price include amounts due or payable to the Grand Canal Shoppes Subordinate Companion Loan holder under the Grand Canal Shoppes Co-Lender Agreement.

“Grand Canal Shoppes Recovered Costs” means any amounts referred to in clause (d) and/or (e) of the definition of “Grand Canal Shoppes Defaulted Mortgage Loan Purchase Price” that at the time of determination have been paid from sources other than the Grand Canal Shoppes Loan Combination or the Grand Canal Shoppes Mortgaged Property.

Sale of Defaulted Loan Combination

If the Grand Canal Shoppes Loan Combination becomes a defaulted mortgage loan, the special servicer will be required to sell the Grand Canal Shoppes Senior Notes together as notes evidencing one whole A note, and will not have the right to sell the Grand Canal Shoppes Subordinate Companion Loan without the consent of the holder thereof. Notwithstanding the foregoing, the special servicer will not be permitted to sell any Grand Canal Shoppes Senior Note without the consent of the holder thereof unless it has delivered to such holder (a) at least 15 business days prior written notice of any decision to attempt to sell the Grand Canal Shoppes Senior Notes, (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any amendments to such bid packages) received by the special servicer in connection with any such proposed sale, (c) at least 10 days prior to the proposed sale date, a copy of the most recent appraisal and certain other supplementary documents (if requested by such holder that are material to the price of the Grand Canal Shoppes Senior Notes), and (d) until the sale is completed, and a reasonable period (but no less time than is afforded to other offerors and the Grand Canal Shoppes Directing Holder) prior to the proposed sale date, all information and documents being provided to offerors or otherwise approved by the special servicer in connection with the proposed sale. In conducting such sale, whether any cash offer from an interested person constitutes a fair price for the Grand Canal Shoppes Senior Notes is required to be determined by the trustee; provided, that no offer from an interested person will constitute a fair price unless (i) it is the highest offer received and (ii) at least two bona fide other offers are received from independent third parties.

Special Servicer Appointment Rights

The Grand Canal Shoppes Directing Holder (or its designee) will have the right to terminate the special servicer under the MSC 2019-H7 Pooling and Servicing Agreement with respect to the Grand Canal Shoppes Loan Combination, with or without cause, upon at least 10 business days’ prior notice to the special servicer. Any such termination will not be effective unless and until (a) each applicable rating agency delivers a rating agency confirmation, (b) the initial or successor special servicer has assumed in writing all of the responsibilities, duties and liabilities of the special servicer under the MSC 2019-H7 Pooling and Servicing Agreement from and after the date it becomes the special servicer of the Grand Canal Shoppes Loan Combination under the MSC 2019-H7 Pooling and Servicing Agreement pursuant to an assumption agreement reasonably satisfactory to the trustee under the MSC 2019-H7 Pooling and Servicing Agreement and (c) the trustee under the MSC 2019-H7 Pooling and Servicing Agreement has received an opinion of counsel reasonably satisfactory to the trustee to the effect that (i) the designation of such replacement to serve as special servicer with respect to the Grand Canal Shoppes Loan Combination under MSC 2019-H7 Pooling and Servicing Agreement is in compliance with the terms of the MSC 2019-H7 Pooling and Servicing Agreement, (ii) such replacement special servicer will be bound by the terms of the MSC 2019-H7 Pooling and Servicing Agreement with respect to the Grand Canal Shoppes Loan Combination and (iii) subject to customary qualifications and exceptions, the MSC 2019-H7 Pooling and Servicing Agreement will be enforceable against the replacement special servicer, in accordance with its terms.

The Osborn Triangle Pari Passu-AB Loan Combination

General

The Osborn Triangle Mortgage Loan (4.2%) is part of a loan combination structure (the “Osborn Triangle Loan Combination”) comprised of seven (7) mortgage notes, each of which is secured by the same mortgage instrument on the same underlying Mortgaged Properties.

The Osborn Triangle Mortgage Loan is evidenced by one (1) promissory note, Note A-2, with a Cut-off Date Balance of $50,000,000.

The related subordinate companion loan (the “Osborn Triangle Subordinate Companion Loan”) is subordinate to the Osborn Triangle Mortgage Loan and the Osborn Triangle Pari Passu Companion Loan (as defined below), and is evidenced by one (1) promissory note, Note B-1, with a principal balance as of the Cut-off Date of $145,000,000.

The related Pari Passu Companion Loans (the “Osborn Triangle Pari Passu Companion Loans”) are evidenced by (i) Note A-1 with a principal balance as of the Cut-off Date of $250,000,000, (ii) Note A-3 with a principal balance as of the Cut-off Date of $50,000,000, (iii) Note A-4 with a principal balance as of the Cut-off Date of $30,000,000, (iv) Note A-5 with a principal balance as of the Cut-off Date of $25,000,000 and (v) Note A-6 with a principal balance as of the Cut-off Date of $25,000,000. Only the Osborn Triangle Mortgage Loan is included in the Issuing Entity. The Osborn Triangle Mortgage Loan and the Osborn Triangle Pari Passu Companion Loans are pari passu with each other in terms of priority. The Osborn Triangle Subordinate Companion Loan is subordinate to the Osborn Triangle Mortgage Loan and the Osborn Triangle Pari Passu Companion Loans in terms of priority. The Osborn Triangle Mortgage Loan and the Osborn Triangle Companion Loans are collectively referred to in this prospectus as the Osborn Triangle Loan Combination. Note A-1 and the Osborn Triangle Subordinate Companion Loan were contributed to the JPMCC 2019-OSB securitization. It is anticipated that the Osborn Triangle Pari Passu Companion Loans evidenced by Note A-3, Note A-4, Note A-5 and Note A-6 will be included in one or more future securitizations. However, we cannot assure you that this will ultimately occur.

The Osborn Triangle Mortgage Loan and the Osborn Triangle Pari Passu Companion Loans are collectively referred to in this prospectus as the “Osborn Triangle Senior Loans”. The Osborn Triangle

Subordinate Companion Loan is currently held by JPMCC 2019-OSB trust (the “Osborn Triangle Subordinate Companion Loan Holder”). The Osborn Triangle Subordinate Companion Loan and the Osborn Triangle Pari Passu Companion Loans are collectively referred to in this prospectus as the “Osborn Triangle Companion Loans”.

The rights of the issuing entity as the holder of the Osborn Triangle Mortgage Loan and the rights of the Osborn Triangle Subordinate Companion Loan Holder are subject to a Co-Lender Agreement (the “Osborn Triangle Co-Lender Agreement”). The following summaries describe certain provisions of the Osborn Triangle Co-Lender Agreement.

Servicing

The Osborn Triangle Co-Lender Agreement provides that the administration of the Osborn Triangle Mortgage Loan will be governed by the Osborn Triangle Co-Lender Agreement and the related trust and servicing agreement (the “Osborn Triangle TSA”) dated as of June 13, 2019, between KeyBank, National Association, as master servicer (the “JPMCC 2019-OSB Servicer”), Situs Holdings, LLC, as special servicer (the “JPMCC 2019-OSB Special Servicer”), and Wells Fargo Bank, National Association, as certificate administrator and trustee, subject to the terms of the Osborn Triangle Co-Lender Agreement. The Osborn Triangle Mortgage Loan and any related foreclosed properties will be serviced and administered by the JPMCC 2019-OSB Servicer or the JPMCC 2019-OSB Special Servicer (if the Osborn Triangle Mortgage Loan is a Specially Serviced Osborn Triangle Mortgage Loan) pursuant to the Osborn Triangle TSA. The JPMCC 2019-OSB Servicer and the JPMCC 2019-OSB Special Servicer will be required to service and administer the Osborn Triangle Mortgage Loan in accordance with the Osborn Triangle TSA.

Amounts payable to the issuing entity as holder of the Osborn Triangle Mortgage Loan pursuant to the Osborn Triangle Co-Lender Agreement will be included in the Available Funds for the related Distribution Date to the extent described in this prospectus and amounts payable to the Osborn Triangle Subordinate Companion Loan Holders will be distributed to such holders net of certain fees and expenses on the Osborn Triangle Pari Passu Companion Loans as set forth in the Osborn Triangle Co-Lender Agreement.

Custody of the Mortgage File

Wells Fargo Bank, National Association, as custodian under the JPMCC 2019-OSB TSA is the custodian of the mortgage file related to the Osborn Triangle Loan Combination (other than the promissory notes evidencing the Osborn Triangle Mortgage Loan and the related Companion Loans not included in the JPMCC 2019-OSB securitization).

Application of Payments

The Osborn Triangle Subordinate Companion Loan and the right of the related holder to receive payments of interest, principal and other amounts with respect to the Osborn Triangle Subordinate Companion Loan will at all times be junior, subject and subordinate to each Osborn Triangle Senior Loan and the right of the related holder to receive payments of interest, principal and other amounts with respect to such Osborn Triangle Senior Loan, in each case as further described below.

All amounts tendered by the borrowers or otherwise available for payment on or with respect to or in connection with the Osborn Triangle Mortgage Loan or the Mortgaged Properties or amounts realized as proceeds of the Osborn Triangle Mortgage Loan or the Mortgaged Properties, after payment of amounts for reserves or escrows required by the mortgage loan documents and amounts payable or reimbursable pursuant to the Osborn Triangle TSA will be applied and distributed by the JPMCC 2019-OSB Servicer in the following order of priority without duplication (and payments are required to be made at such times as are set forth in the Osborn Triangle TSA):

(i)     first, pro rata and pari passu, to pay accrued and unpaid interest on the Osborn Triangle Senior Loans (other than default interest) to each holder of an Osborn Triangle Senior Loan in an amount equal to the accrued and unpaid interest on the applicable Note Principal Balances at the applicable Net Note Rate;

(ii)    second, pro rata and pari passu, to each holder of an Osborn Triangle Senior Loan in an amount equal to all principal payments (or other amounts allocated to principal) received, if any, until the respective Note Principal Balances have been reduced to zero;

(iii)   third, pro rata and pari passu, to each holder of an Osborn Triangle Senior Loan, an amount equal to the aggregate of unreimbursed realized losses previously allocated to such holder of an Osborn Triangle Senior Loan in accordance with the terms described in the Osborn Triangle Co-Lender Agreement, plus interest thereon at the Net Note Rate for the Osborn Triangle Senior Loan compounded monthly from the date the related realized loss was allocated to each Osborn Triangle Senior Loan, such amount to be allocated to such holder of an Osborn Triangle Senior Loan, pro rata and pari passu based on the amount of realized losses previously allocated to each such holder;

(iv)  fourth, to pay accrued and unpaid interest on the Osborn Triangle Subordinate Companion Loan (other than default interest) to the Osborn Triangle Companion Loan Holder in an amount equal to the accrued and unpaid interest on the Note Principal Balance at the applicable Net Note Rate;

(v)   fifth, to the Osborn Triangle Subordinate Companion Loan Holder in an amount equal to all principal payments (or other amounts allocated to principal) received, if any, until the Note Principal Balance has been reduced to zero;

(vi)  sixth, to the Osborn Triangle Subordinate Companion Loan Holder, an amount equal to the aggregate of unreimbursed realized losses previously allocated to such Osborn Triangle Subordinate Companion Loan Holder, plus interest thereon at the Net Note Rate for the Osborn Triangle Subordinate Companion Loan, compounded monthly from the date the related realized loss was allocated to the Osborn Triangle Subordinate Companion Loan;

(vii) seventh, to pay yield maintenance premium then due and payable in respect of any notes entitled to yield maintenance premium then in connection with a prepayment in accordance with the Osborn Triangle Mortgage Loan documents, first to the Osborn Triangle Senior Loans pro rata and pari passu, and then to the Osborn Triangle Subordinate Companion Loan;

(viii)  eighth, to pay default interest and late payment charges then due and owing under the Osborn Triangle Mortgage Loan, all of which will be applied in accordance with the Osborn Triangle TSA; and

(ix)  ninth, if any excess amount is available to be distributed in respect of the Osborn Triangle Mortgage Loan, and not otherwise applied in accordance with the foregoing clauses (i)-(viii), any remaining amount will be paid pro rata to each holder of a Osborn Triangle Senior Loan and the Osborn Triangle Subordinate Companion Loan Holder based on their initial principal balances.

“Net Note Rate” means, with respect to each note, the applicable note rate minus the servicing fee rate.

“Note Principal Balance” means, with respect to each note, at any time of determination, the original principal balance of such note, less any payments of principal thereon (or any new notes issued in substitution of such note) received by (or allocated to) the related note holder (or any holders of new notes in substitution of such note) or reductions in such amount.

Consultation and Control

The Osborn Triangle Co-Lender Agreement provides that a majority of the holders of the controlling class by certificate balance (or its representative) of the JPMCC 2019-OSB securitization, as the holder of the controlling Note A-1 (the “Osborn Triangle Directing Certificateholder”), will have certain control rights set forth in the Osborn Triangle TSA.

Pursuant to the Osborn Triangle Co-Lender Agreement, Osborn Triangle Directing Certificateholder under the Osborn Triangle TSA will have liability to the other note holders or any other person for any action taken, or for refraining from the taking of any action or the giving of any consent or the failure to give any consent pursuant to the Osborn Triangle Co-Lender Agreement or the Osborn Triangle TSA, or errors in judgment, absent any loss, liability or expense incurred by reason of its willful misfeasance, bad faith or gross negligence.

The Osborn Triangle Directing Certificateholder will be entitled to advise (1) the JPMCC 2019-OSB Special Servicer with respect to all Osborn Triangle Major Decisions and (2) the JPMCC 2019-OSB Special Servicer with respect to all Osborn Triangle Major Decisions for which the JPMCC 2019-OSB Servicer must obtain the consent or deemed consent of the JPMCC 2019-OSB Special Servicer, and (i) the JPMCC 2019-OSB Servicer will not be permitted to implement any Osborn Triangle Major Decision unless it has obtained the prior consent of the JPMCC 2019-OSB Special Servicer and (ii) prior to a control termination event (as defined in the Osborn Triangle TSA), the JPMCC 2019-OSB Special Servicer will not be permitted to consent to the JPMCC 2019-OSB Servicer’s implementing any Osborn Triangle Major Decision nor will the JPMCC 2019-OSB Special Servicer itself be permitted to implement any Osborn Triangle Major Decision as to which the Osborn Triangle Directing Certificateholder has objected in writing within 10 Business Days after receipt of a written report by the JPMCC 2019-OSB Special Servicer. The Osborn Triangle Directing Certificateholder may also direct the JPMCC 2019-OSB Special Servicer to take, or to refrain from taking, such other actions with respect to the Osborn Triangle Mortgage Loan as the Osborn Triangle Directing Certificateholder may deem advisable.

“Osborn Triangle Major Decision”: Any of the following:

(i)       any proposed or actual foreclosure upon or comparable conversion (which may include acquisitions of a foreclosed Mortgaged Property) of the ownership of the Mortgaged Properties;

(ii)      any modification, consent to a modification or waiver of any monetary term (other than late fees and default interest) or material non-monetary term (including, without limitation, the timing of payments and acceptance of discounted payoffs) of the Osborn Triangle Loan Combination or any extension of the maturity date of the Osborn Triangle Loan Combination other than as permitted pursuant to the terms of the Osborn Triangle Loan Combination;

(iii)     any sale of the defaulted Osborn Triangle Loan Combination or foreclosed Mortgaged Property for less than the applicable mortgage loan purchase price;

(iv)    any determination to bring the Mortgaged Properties or any foreclosed property into compliance with applicable environmental laws or to otherwise address hazardous material located at a foreclosed Mortgaged Property;

(v)     any release of the collateral (excluding letters of credit) or any acceptance of substitute or additional collateral for the Osborn Triangle Loan Combination, or any consent to either of the foregoing, other than if required pursuant to the specific terms of the Osborn Triangle Loan Combination and for which there is no material lender discretion;

(vi)    any waiver of a “due-on-sale” or “due-on-encumbrance” clause with respect to the Osborn Triangle Loan Combination or any consent to such a waiver or consent to a transfer of the Mortgaged Properties or interests in the borrowers or consent to the incurrence of additional debt or mezzanine debt;

(vii)   any property management company changes or modifications, waivers or amendments to any management agreement (with respect to the Osborn Triangle Loan Combination for which the lender is required to consent or approve under the Osborn Triangle Mortgage Loan documents);

(viii)  releases of any escrow accounts, reserve accounts or letters of credit held as performance escrows or reserves other than those required pursuant to the specific terms of the Osborn Triangle Loan Combination and for which there is no material lender discretion;

(ix)    any acceptance of an assumption agreement releasing any borrower from liability under the Osborn Triangle Loan Combination other than pursuant to the specific terms of the Osborn Triangle Loan Combination and for which there is no material lender discretion;

(x)     any determination of an insurance default deemed acceptable by the JPMCC 2019-OSB Special Servicer in accordance with the Osborn Triangle TSA;

(xi)    approval of any borrower plan of bankruptcy;

(xii)   the execution, termination or renewal of any lease, to the extent lender approval is required under the Osborn Triangle Mortgage Loan documents and to the extent such lease constitutes a “Major Lease” as defined in the Osborn Triangle Mortgage Loan documents, including entering into any subordination, non-disturbance and attornment agreement;

(xiii)  any material modification, waiver or amendment of the Osborn Triangle Co-Lender Agreement, or any action to enforce rights (or decision not to enforce rights) with respect to such Osborn Triangle Co-Lender Agreement;

(xiv)  approving annual budgets (to the extent lender approval is required); or

(xv)   approval of casualty/condemnation insurance settlements, any determination to apply casualty proceeds or condemnation awards to the reduction of the debt rather than to the restoration of the related Mortgaged Property other than pursuant to the specific terms of the Osborn Triangle Loan Combination.

Pursuant to the Osborn Triangle Co-Lender Agreement, the JPMCC 2019-OSB Special Servicer will be required to provide to the issuing entity, as the holder of the Osborn Triangle Mortgage Loan, the following: (1) provide copies of (i) notice, information and reports with respect to any Osborn Triangle Major Decisions (similar to such notice, information and report it would have been required to deliver to the Osborn Triangle Directing Certificateholder pursuant to the Osborn Triangle TSA had the consultation termination event not occurred) and (ii) a summary of the asset status report relating to the Osborn Triangle Mortgage Loan (at the same time as it would have been required to deliver to the Osborn Triangle Directing Certificateholder pursuant to the Osborn Triangle TSA had the consultation termination event not occurred); and (2) consult on a strictly non-binding basis with respect to any Osborn Triangle Major Decision or the implementation of any recommended actions in the summary of the related asset status report relating to the Osborn Triangle Mortgage Loan, and consider alternative actions recommended by the Osborn Triangle Mortgage Loan (or its representative).

In addition, the issuing entity will have the right to attend annual meetings (either by telephone or in person, in the discretion of the JPMCC 2019-OSB Servicer or the JPMCC 2019-OSB Special Servicer, as applicable) with the issuing entity under the Osborn Triangle TSA (or the JPMCC 2019-OSB Servicer or the JPMCC 2019-OSB Special Servicer acting on its behalf) at the offices of the JPMCC 2019-OSB Servicer or the JPMCC 2019-OSB Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the JPMCC 2019-OSB Servicer or the JPMCC 2019-OSB Special Servicer, as applicable, in which servicing issues related to the Osborn Triangle Mortgage Loan are discussed. However, the issuing entity, at the request of the JPMCC 2019-OSB Servicer or the JPMCC 2019-OSB Special Servicer, as applicable, will be required to execute a confidentiality agreement.

Workout

Subject to the terms and conditions of the Osborn Triangle TSA, and the obligation to act in accordance with the JPMCC 2019-OSB Special Servicer, in connection with a workout or proposed workout of the Osborn Triangle Mortgage Loan, modifies the terms of the Osborn Triangle Mortgage Loan such that (i) the principal balance of the Osborn Triangle Mortgage Loan is decreased, (ii) the note rate is reduced, (iii) payments of interest or principal on any note are waived, reduced or deferred or (iv) any other adjustment is made to any of the payment terms of the Osborn Triangle Mortgage Loan, such modification will not alter, and any modification of the Osborn Triangle Mortgage Loan documents will be structured to preserve, the sequential order of payment of principal and interest on the notes and all payments to the holders of the Osborn Triangle Senior Loan pursuant to the priority of payment will be made as though such workout did not occur, with the payment terms of each Osborn Triangle Senior Loan remaining the same as they are on the origination date, and the full economic effect of all waivers, reductions or deferrals of amounts due on the Osborn Triangle Mortgage Loan attributable to such workout will be borne, first, by the Osborn Triangle Subordinate Companion Loan Holder, and then, by the holders of the Osborn Triangle Senior Loans, pro rata and pari passu (up to their respective Note Principal Balances, together with accrued interest thereon at the note rate and any other amounts due to such note holders, as applicable).

Sale of Defaulted Loan Combination

Upon the Osborn Triangle Loan Combination becoming a defaulted mortgage loan, the JPMCC 2019-OSB Special Servicer may sell the Osborn Triangle Companion Loans together with the Osborn Triangle Mortgage Loan evidencing one whole loan in accordance with the terms of the Osborn Triangle TSA.

However, the JPMCC 2019-OSB Special Servicer will not be permitted to sell a defaulted Osborn Triangle Loan Combination without the written consent of the holder of the Osborn Triangle Mortgage Loan and the Osborn Triangle Pari Passu Companion Loan Holders (other than Note A-1 and Note B-1) (provided that such consent is not required if such holder of the Osborn Triangle Mortgage Loan or Osborn Triangle Pari Passu Companion Loan is an affiliate of the borrowers) unless the JPMCC 2019-OSB Special Servicer has delivered to the holder of the Osborn Triangle Mortgage Loan and the holder of each Osborn Triangle Companion Loan: (a) at least 15 business days prior written notice of any decision to attempt to sell the Osborn Triangle Loan Combination; (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the JPMCC 2019-OSB Special Servicer in connection with any such proposed sale; (c) at least 10 days prior to the proposed sale date, a copy of the most recent appraisal for the Osborn Triangle Loan Combination, and any documents in the servicing file reasonably requested by such holder that are material to the price of the Osborn Triangle Loan Combination; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the JPMCC 2019-OSB Servicer or the JPMCC 2019-OSB Special Servicer in Connection with the proposed sale; provided that such Osborn Triangle Pari Passu Companion Loan Holder or the holder of the Osborn Triangle Mortgage Loan may waive any of the delivery or timing requirements described in this sentence. Subject to the Osborn Triangle TSA, the Osborn Triangle Mortgage Loan Holder and each Osborn Triangle Companion Loan Holder (or its representative) that is not an affiliate of the borrowers is permitted to submit an offer at any sale of the Osborn Triangle Loan Combination.

Special Servicer Appointment Rights

Pursuant to the Osborn Triangle Co-Lender Agreement, the Osborn Triangle Directing Certificateholder (or its representative) will have the right, at any time, with or without cause, to replace the Osborn Triangle Special Servicer then acting with respect to the Osborn Triangle Loan Combination and appoint a replacement special servicer in lieu thereof without the consent of the holders of the Osborn Triangle Mortgage Loan or the other Osborn Triangle Companion Loans (or their representatives) in a manner that is substantially similar to that as described under “The Pooling and Servicing Agreement—Termination of the Special Servicer Other Than in connection With a Servicer Termination Event”, “—Servicer Termination Events” and “—Rights Upon Servicer Termination Event”.

The 3 Columbus Circle Pari Passu-AB Loan Combination

General

The 3 Columbus Circle Mortgage Loan (4.2%) is part of a loan combination structure (the “3 Columbus Circle Loan Combination”) comprised of 17 mortgage notes, each of which is secured by the same mortgage instrument on the same underlying Mortgaged Property.

The 3 Columbus Circle Mortgage Loan is evidenced by two (2) promissory notes, Note A-1-2-B with a Cut-off Date Balance of $25,000,000 and Note A-1-7 with a Cut-off Date Balance of $25,000,000.

The related subordinate companion loans (the “3 Columbus Circle Subordinate Companion Loan”) are subordinate to the 3 Columbus Circle Mortgage Loan and the 3 Columbus Circle Pari Passu Companion Loans (as defined below), and are evidenced by two promissory notes, Note B-1 with a principal balance as of the Cut-off Date of $51,450,000 and Note B-2 with a principal balance as of the Cut-off Date of $53,550,000.

The related Pari Passu Companion Loans (the “3 Columbus Circle Pari Passu Companion Loans”) are evidenced by the notes identified in the “Loan Combination Controlling Notes and Non-Controlling Notes” chart above. Only the 3 Columbus Circle Mortgage Loan is included in the issuing entity. The 3 Columbus Circle Mortgage Loan and the 3 Columbus Circle Pari Passu Companion Loans are pari passu with each other in terms of priority. The 3 Columbus Circle Subordinate Companion Loans are subordinate to the 3 Columbus Circle

Mortgage Loan and the 3 Columbus Circle Pari Passu Companion Loans in terms of priority. The 3 Columbus Circle Mortgage Loan, the 3 Columbus Circle Subordinate Companion Loans and the 3 Columbus Circle Pari Passu Companion Loans are collectively referred to in this prospectus as the 3 Columbus Circle Loan Combination. It is anticipated that certain of the 3 Columbus Circle Pari Passu Companion Loans will be included in one or more future securitizations. However, we cannot assure you that this will ultimately occur.

The rights of the issuing entity as the holder of the 3 Columbus Circle Mortgage Loan and the rights of the holders of the 3 Columbus Circle Pari Passu Companion Loans and the 3 Columbus Subordinate Companion Loans are subject to a Co-Lender Agreement (the “3 Columbus Circle Co-Lender Agreement”). The following summaries describe certain provisions of the 3 Columbus Circle Co-Lender Agreement.

Prior to the occurrence and continuance of a 3 Columbus Circle Control Appraisal Period (as defined below), the holder of Note B-1 of the 3 Columbus Circle Subordinate Companion Loan will have the right to cure certain defaults by the borrower, and the right to approve certain modifications and consent to certain actions to be taken with respect to the 3 Columbus Circle Loan Combination, each as more fully described below.

A “3 Columbus Circle Control Appraisal Period” will exist with respect to the 3 Columbus Circle Loan Combination, if and for so long as (a)(1) the initial principal balance of the 3 Columbus Circle Subordinate Companion Loans minus (2) the sum (without duplication) of (x) any payments of principal allocated to, and received on, the 3 Columbus Circle Subordinate Companion Loans, (y) any appraisal reductions for the 3 Columbus Circle Loan Combination that are allocated to such 3 Columbus Circle Subordinate Companion Loans and (z) any losses realized with respect to the 3 Columbus Circle Mortgaged Property or the 3 Columbus Circle Loan Combination that are allocated to the 3 Columbus Circle Subordinate Companion Loans, is less than (b) 25% of the remainder of the (i) initial principal balance of the 3 Columbus Circle Subordinate Companion Loans less (ii) any payments of principal allocated to, and received, by the holder of the 3 Columbus Circle Subordinate Companion Loans. The holder of each 3 Columbus Circle Subordinate Companion Loan also has the right to purchase the 3 Columbus Circle Mortgage Loan and the 3 Columbus Circle Pari Passu Companion Loans in whole but not in part in certain instances as set forth below.

The holder of the 3 Columbus Circle Subordinate Companion Loans is entitled to avoid a 3 Columbus Circle Control Appraisal Period caused by the application of an appraisal reduction amount upon satisfaction of certain conditions, including without limitation, (i) delivery of additional collateral and in the form of either (x) cash collateral or (y) an unconditional and irrevocable standby letter of credit issued by a bank or other financial institutions that meets the rating requirements as described in the 3 Columbus Circle Co-Lender Agreement (either (x) or (y), the “Threshold Event Collateral”) and (ii) the Threshold Event Collateral is an amount which, when added to the appraised value of the related Mortgaged Property.

Servicing

The 3 Columbus Circle Loan Combination and any related REO Property will be serviced and administered pursuant to the Benchmark 2019-B10 Pooling and Servicing Agreement, dated as of April 1, 2019, between Deutsche Mortgage & Asset Receiving Corporation, as depositor, KeyBank National Association, as master servicer (the “Benchmark 2019-B10 Servicer”), LNR Partners, LLC, as special servicer (the “Benchmark 2019-B10 Special Servicer”), Wells Fargo Bank, National Association, as certificate administrator (in such capacity, the “Benchmark 2019-B10 Certificate Administrator”), Wells Fargo Bank, National Association, as trustee (in such capacity, the “Benchmark 2019-B10 Trustee”) and Pentalpha Surveillance LLC, as operating advisor (in such capacity, the “Benchmark 2019-B10 Operating Advisor”) and as asset representations reviewer (in such capacity, the “Benchmark 2019-B10 Asset Representations Reviewer”), by the Benchmark 2019-B10 Servicer and the Benchmark 2019-B10 Special Servicer, subject to the terms of the 3 Columbus Circle Co-Lender Agreement.

Custody of the Mortgage File

Wells Fargo Bank, National Association, as custodian under the Benchmark 2019-B10 Pooling and Servicing Agreement is the custodian of the mortgage file related to the 3 Columbus Circle Loan Combination (other than the promissory notes evidencing the 3 Columbus Circle Mortgage Loan and the related Companion Loans not included in the Benchmark 2019-B10 securitization).

Application of Payments

The 3 Columbus Circle Co-Lender Agreement sets forth the respective rights of the holder of the 3 Columbus Circle Mortgage Loan, the holder of the 3 Columbus Circle Subordinate Companion Loans, and the holder of the 3 Columbus Circle Pari Passu Companion Loans with respect to distributions of funds received in respect of the 3 Columbus Circle Loan Combination, and provides, in general, that prior to the occurrence and continuance of (i) event of default with respect to an obligation to pay money due under the 3 Columbus Circle Loan Combination, (ii) any other event of default for which the 3 Columbus Circle Loan Combination is actually accelerated, (iii) any other event of default which causes the 3 Columbus Circle Loan Combination to become a Specially Serviced Loan or (iv) any bankruptcy or insolvency event that constitutes an event of default (each, a “Sequential Pay Event”) (or, if such a default has occurred, but has been cured by the holder of Note B-1 of the 3 Columbus Circle Subordinate Companion Loans or the default cure period has not yet expired and the holder of Note B-1 of the 3 Columbus Circle Subordinate Companion Loans is exercising its cure rights under the 3 Columbus Circle Co-Lender Agreement), after payment of amounts for reserves or escrows required by the Mortgage Loan documents and amounts payable or reimbursable under the Benchmark 2019-B10 Pooling and Servicing Agreement to the Benchmark 2019-B10 Servicer, Benchmark 2019-B10 Special Servicer, Benchmark 2019-B10 Operating Advisor, Benchmark 2019-B10 Certificate Administrator, Benchmark 2019-B10 Asset Representations Reviewer and Benchmark 2019-B10 Trustee, payments and proceeds received with respect to the 3 Columbus Circle Loan Combination will generally be applied in the following order:

●	first, to each holder of the 3 Columbus Circle Mortgage Loan and each holder of the 3 Columbus Circle Pari Passu Companion Loans, pro rata, in an amount equal to the accrued and unpaid interest on the outstanding principal balances of each applicable note at its net interest rate;

●	second, to each holder of the 3 Columbus Circle Mortgage Loan and each holder of the 3 Columbus Circle Pari Passu Companion Loans on a pro rata and pari passu basis in an amount equal to their respective percentage interests of principal payments received, if any, until their principal balances have been reduced to zero;

●	third, to each holder of the 3 Columbus Circle Mortgage Loan and each holder of the 3 Columbus Circle Pari Passu Companion Loans on a pro rata and pari passu basis up to the amount of any unreimbursed costs and expenses paid by such holder including any recovered costs not previously reimbursed to such holder (or paid or advanced by the Benchmark 2019-B10 Servicer or Benchmark 2019-B10 Special Servicer on their behalf and not previously paid or reimbursed);

●	fourth, to each holder of the 3 Columbus Circle Mortgage Loan and each holder of the 3 Columbus Circle Pari Passu Companion Loans on a pro rata and pari passu basis in an amount equal to the product of (i) the percentage interest of each such note multiplied by (ii) the applicable relative spread (as set forth in the 3 Columbus Circle Co-Lender Agreement) and (iii) any prepayment premium to the extent paid by the borrower;

●	fifth, to each holder of the 3 Columbus Circle Mortgage Loan and each holder of the 3 Columbus Circle Pari Passu Companion Loans on a pro rata basis any penalty charges;

●	sixth, to the extent each holder of the 3 Columbus Circle Subordinate Companion Loans has made any payments or advances with the exercise of its cure rights under the 3 Columbus Circle Co-Lender Agreement, to reimburse such holder for all such cure payments;

●	seventh, to each holder of the 3 Columbus Circle Subordinate Companion Loans, pro rata, in an amount equal to the accrued and unpaid interest on the outstanding principal balances of each note of the 3 Columbus Circle Subordinate Companion Loans at its net interest rate;

●	eighth, to each holder of the 3 Columbus Circle Subordinate Companion Loans on a pro rata and pari passu basis in an amount equal to its percentage interest of principal payments received, if any, until its balance has been reduced to zero;

●	ninth, to each holder of the 3 Columbus Circle Subordinate Companion Loans on a pro rata and pari passu basis in an amount equal to the product of (i) the percentage interest of such note multiplied by (ii) the applicable relative spread (as set forth in the 3 Columbus Circle Co-Lender Agreement), and (iii) any prepayment premium to the extent paid by the borrower;

●	tenth, if the proceeds of any foreclosure sale or any liquidation exceed the amounts required to be applied in accordance with the foregoing clauses first through ninth and, as a result of a workout, the balance of the 3 Columbus Circle Subordinate Companion Loans has been reduced, such excess amount is required to be paid to each holder of the 3 Columbus Circle Subordinate Companion Loans in an amount up to the reduction, if any, of the principal balance of the 3 Columbus Circle Subordinate Companion Loans as a result of such workout, plus interest on such amount at the applicable interest rate;

●	eleventh, to each holder of the 3 Columbus Circle Subordinate Companion Loans in an amount equal to any penalty charges received;

●	twelfth, to the extent assumption or transfer fees actually paid by the borrower are not required to be otherwise applied under the Benchmark 2010-B10 Pooling and Servicing Agreement, including, without limitation, to provide reimbursement for interest on any Advances, to pay any additional servicing expenses or to compensate the Benchmark 2019-B10 Servicer or Benchmark 2019-B10 Special Servicer (in each case provided that such reimbursements or payments relate to the 3 Columbus Circle Loan Combination), any such assumption or transfer fees, to the extent actually paid by the borrower, will be paid to each holder of the 3 Columbus Circle Mortgage Loan, each holder of the 3 Columbus Circle Pari Passu Companion Loans and each holder of the 3 Columbus Circle Subordinate Companion Loans, pro rata, based on their respective percentage interests; and

●	thirteenth, if any excess amount is available to be distributed in respect of the 3 Columbus Circle Loan Combination, and not otherwise applied in accordance with the foregoing clauses first through twelfth, any remaining amount is required to be paid pro rata to each holder of the 3 Columbus Circle Mortgage Loan, each holder of the 3 Columbus Circle Pari Passu Companion Loans and each holder of the 3 Columbus Circle Subordinate Companion Loans, based on their respective percentage interests.

Following the occurrence and during the continuance of a Sequential Pay Event, after payment of all amounts for required reserves or escrows required by Mortgage Loan documents and amounts then payable or reimbursable under the Benchmark 2019-B10 Pooling and Servicing Agreement to the Benchmark 2019-B10 Servicer, Benchmark 2019-B10 Special Servicer, Benchmark 2019-B10 Operating Advisor, Benchmark 2019-B10 Certificate Administrator, Benchmark 2019-B10 Asset Representations Reviewer and Benchmark 2019-B10 Trustee, payments and proceeds with respect to the 3 Columbus Circle Loan Combination will generally be applied in the following order, in each case to the extent of available funds:

●	first, to each holder of the 3 Columbus Circle Mortgage Loan and each holder of the 3 Columbus Circle Pari Passu Companion Loans, pro rata, in an amount equal to the accrued and unpaid interest on the outstanding principal balances of each applicable note at its net interest rate;

●	second, to each holder of the 3 Columbus Circle Mortgage Loan and each holder of the 3 Columbus Circle Pari Passu Companion Loans, pro rata, based on their outstanding principal balance until their principal balances have been reduced to zero;

●	third, to each holder of the 3 Columbus Circle Mortgage Loan and each holder of the 3 Columbus Circle Pari Passu Companion Loans on a pro rata and pari passu basis up to the amount of any unreimbursed costs and expenses paid by such holder including any recovered costs not previously reimbursed to such holder (or paid or advanced by the Benchmark 2019-B10 Servicer or Benchmark 2019-B10 Special Servicer on their behalf and not previously paid or reimbursed);

●	fourth, to each holder of the 3 Columbus Circle Mortgage Loan and each holder of the 3 Columbus Circle Pari Passu Companion Loans on a pro rata and pari passu basis in an amount equal to the product of (i) their respective percentage interest multiplied by (ii) the applicable relative spread (as set forth in the 3 Columbus Circle Co-Lender Agreement) and (iii) any prepayment premium to the extent paid by the borrower;

●	fifth, to the extent each holder of the 3 Columbus Circle Subordinate Companion Loans has made any payments or advances with the exercise of its cure rights under the 3 Columbus Circle Co-Lender Agreement, to reimburse such holder for all such cure payments;

●	sixth, to each holder of the 3 Columbus Circle Subordinate Companion Loans in an amount equal to the accrued and unpaid interest on the outstanding principal balance of its note at its net interest rate;

●	seventh, to each holder of the 3 Columbus Circle Subordinate Companion Loans in an amount equal to the principal balance of such note until its principal balance has been reduced to zero;

●	eighth, to each holder of the 3 Columbus Circle Subordinate Companion Loans in an amount equal to the product of (i) percentage interest of such note multiplied by (ii) the relative spread (as set forth in the 3 Columbus Circle Co-Lender Agreement) and (iii) any prepayment premium to the extent paid by the borrower;

●	ninth, if the proceeds of any foreclosure sale or any liquidation exceed the amounts required to be applied in accordance with the foregoing clauses first through eighth and, as a result of a workout, the balance of the 3 Columbus Circle Subordinate Companion Loans has been reduced, such excess amount is required to be paid to each holder of the 3 Columbus Circle Subordinate Companion Loans in an amount up to the reduction, if any, of the 3 Columbus Circle Subordinate Companion Loans principal balance as a result of such workout, plus interest on such amount at the applicable interest rate;

●	tenth, to the extent assumption or transfer fees actually paid by the borrower are not required to be otherwise applied under the Benchmark 2019-B10 Pooling and Servicing Agreement, including, without limitation, to provide reimbursement for interest on any Advances, to pay any additional servicing expenses or to compensate the Benchmark 2019-B10 Servicer or Benchmark 2019-B10 Special Servicer (in each case provided that such reimbursements or payments relate to the 3 Columbus Circle Loan Combination), any such assumption or transfer fees, to the extent actually paid by the borrower, will be paid to each holder of the 3 Columbus Circle Mortgage Loan, each holder of the 3 Columbus Circle Pari Passu Companion Loans and each holder of the 3 Columbus Circle Subordinate Companion Loans, pro rata, based on their respective percentage interests;

●	eleventh, to each holder of the 3 Columbus Circle Mortgage Loan and the holder of the 3 Columbus Circle Pari Passu Companion Loans on a pro rata basis in an amount equal to any penalty charged received with respect to the related note;

●	twelfth, to each holder of the 3 Columbus Circle Subordinate Companion Loans in an amount equal to any penalty charges received with respect to the related note; and

●	thirteenth, if any excess amount is available to be distributed in respect of the 3 Columbus Circle Loan Combination, and not otherwise applied in accordance with the foregoing clauses first through twelfth, any remaining amount is required to be paid pro rata to each holder of the 3 Columbus Circle Mortgage Loan, each holder of the 3 Columbus Circle Pari Passu Companion Loans and each holder of the 3 Columbus Circle Subordinate Companion Loans, based on their respective percentage interests.

Notwithstanding the foregoing, if a P&I Advance is made with respect to the 3 Columbus Circle Mortgage Loan, then that P&I Advance, together with interest on that P&I Advance, may only be reimbursed out of future payments and collections on the 3 Columbus Circle Mortgage Loan, but not out of payments or other collections on the 3 Columbus Circle Companion Loans or any loans included in any future securitization trust related to the 3 Columbus Circle Companion Loans.

Certain costs and expenses (such as a pro rata share of any unreimbursed special servicing fee or servicing advance) allocable to the 3 Columbus Circle Pari Passu Companion Loans and the 3 Columbus Circle Subordinate Companion Loans may be paid or reimbursed out of payments and other collections on the mortgage pool, subject to the issuing entity’s right to reimbursement from future payments and other collections on the 3 Columbus Circle Pari Passu Companion Loans and the 3 Columbus Circle Subordinate Companion Loans or from general collections with respect to the securitization of the 3 Columbus Circle Pari Passu Companion Loans. This may result in temporary (or, if not ultimately reimbursed, permanent) shortfalls to the Certificateholders.

Consultation and Control

Pursuant to the 3 Columbus Circle Co-Lender Agreement, the controlling holder with respect to the 3 Columbus Circle Loan Combination (the “3 Columbus Circle Controlling Noteholder”), as of any date of determination, will be (i) the holder of Note B-1, unless a 3 Columbus Circle Control Appraisal Period has occurred and is continuing or (ii) if a 3 Columbus Circle Control Appraisal Period has occurred and is continuing, the holder of Note A-1-1; provided that at any time Note A-1-1 is the 3 Columbus Circle Controlling Noteholder and is included in the Benchmark 2019-B10 securitization, references to the “3 Columbus Circle Controlling

Noteholder” will mean the controlling class certificateholders, as and to the extent provided in the Benchmark 2019-B10 Pooling and Servicing Agreement; provided, further, that, if the holder of the Note B-1 would be the 3 Columbus Circle Controlling Noteholder pursuant to the 3 Columbus Circle Co-Lender Agreement, but any interest in such Note B-1 is held by the borrower or a borrower related party, or the borrower or borrower related party would otherwise be entitled to exercise the rights of the 3 Columbus Circle Controlling Noteholder, a 3 Columbus Circle Control Appraisal Period will be deemed to have occurred. The holder of the 3 Columbus Circle Subordinate Companion Loans is the 3 Columbus Circle Controlling Noteholder as of the Closing Date.

Pursuant to the 3 Columbus Circle Co-Lender Agreement, if any consent, modification, amendment or waiver under or other action in respect of the 3 Columbus Circle Loan Combination (whether or not a servicing transfer event has occurred and is continuing) that would constitute a 3 Columbus Circle Major Decision (as defined below) has been requested or proposed, at least 10 business days prior to taking action with respect to such 3 Columbus Circle Major Decision (or making a determination not to take action with respect to such 3 Columbus Circle Major Decision), the Benchmark 2019-B10 Servicer must receive the written consent of the 3 Columbus Circle Controlling Noteholder (or its representative) before implementing a decision with respect to such 3 Columbus Circle Major Decision. If the Benchmark 2019-B10 Servicer has not received a response from the 3 Columbus Circle Controlling Noteholder (or its representative) with respect to such 3 Columbus Circle Major Decision within five (5) business days after delivery of the notice of a 3 Columbus Circle Major Decision, the Benchmark 2019-B10 Servicer will be required to deliver an additional copy of the notice of a 3 Columbus Circle Major Decision, and, if the 3 Columbus Circle Controlling Noteholder (or its representative) fails to respond to the Benchmark 2019-B10 Servicer with respect to any such proposed action within five (5) business days after receipt of such second notice, the 3 Columbus Circle Controlling Noteholder (or its representative), as applicable, will have no further consent rights with respect to such action. Notwithstanding the foregoing, following the occurrence of an extraordinary event with respect to any mortgaged property, or if a failure to take any such action at such time would be inconsistent with the applicable servicing standard, the Benchmark 2019-B10 Servicer may take actions with respect to such mortgaged property before obtaining the consent of the 3 Columbus Circle Controlling Noteholder (or its representative) if the Benchmark 2019-B10 Servicer reasonably determines in accordance with the applicable servicing standard that failure to take such actions prior to such consent would materially and adversely affect the interest of the noteholders of the 3 Columbus Circle Loan Combination, and the Benchmark 2019-B10 Servicer has made a reasonable effort to contact the 3 Columbus Circle Controlling Noteholder (or its representative). The foregoing does not relieve the holder of the Note A-1-1 (or Benchmark 2019-B10 Servicer acting on its behalf) of its duties to comply with the applicable servicing standard.

Notwithstanding the foregoing, the Benchmark 2019-B10 Servicer may not follow any advice or consultation provided by the 3 Columbus Circle Controlling Noteholder (or its representative) that would require or cause the Benchmark 2019-B10 Servicer to violate any applicable law, including the REMIC provisions, be inconsistent with the applicable servicing standard, require or cause the Benchmark 2019-B10 Servicer to violate provisions of the 3 Columbus Circle Co-Lender Agreement or the Benchmark 2019-B10 Pooling and Servicing Agreement, require or cause the Benchmark 2019-B10 Servicer to violate the terms of the 3 Columbus Circle Loan Combination, or materially expand the scope of any Benchmark 2019-B10 Servicer’s responsibilities under the 3 Columbus Circle Co-Lender Agreement.

During the continuance of a 3 Columbus Circle Control Appraisal Period, the Note A-1-1 holder (or the Benchmark 2019-B10 Servicer acting on its behalf) will be required to provide copies of any notice, information and report that it is required to provide to the 3 Columbus Circle Controlling Class Representative pursuant to the Benchmark 2019-B10 Pooling and Servicing Agreement with respect to any 3 Columbus Circle Major Decisions or the implementation of any recommended actions outlined in an asset status report relating to the 3 Columbus Circle Loan Combination, to each holder of the 3 Columbus Circle Mortgage Loan or the 3 Columbus Circle Pari Passu Companion Loans (or the controlling class representative thereof) not included in the Benchmark 2019-B10 securitization (each such holder, a “Benchmark 2019-B10 Non-Controlling Note Holder”), within the same time frame it is required to provide to the 3 Columbus Circle Controlling Class Representative (for this purpose, without regard to whether such items are actually required to be provided to the 3 Columbus Circle Controlling Class Representative under the Benchmark 2019-B10 Pooling and Servicing Agreement due to the occurrence of a Benchmark 2019-B10 Control Termination Event or a Benchmark 2019-B10 Consultation Termination Event).

In addition to the consultation rights of each Benchmark 2019-B10 Non-Controlling Note Holder (or its representative), during the continuance of a 3 Columbus Circle Control Appraisal Period, the Benchmark 2019-B10 Non-Controlling Note Holder will have the right to attend annual meetings (either telephonically or in person, in the discretion of the Benchmark 2019-B10 Servicer) with the Note A-1-1 holder (or the Benchmark 2019-B10

Servicer acting on its behalf) at the offices of the Benchmark 2019-B10 Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the Benchmark 2019-B10 Servicer, as applicable, in which servicing issues related to the 3 Columbus Circle Loan Combination are discussed.

“3 Columbus Circle Major Decision” means a Major Decision under the Benchmark 2019-B10 Pooling and Servicing Agreement.

“Benchmark 2019-B10 Control Termination Event” will occur when (a) the Class F certificates under the Benchmark 2019-B10 Pooling and Servicing Agreement have a certificate balance (taking into account the application of any cumulative appraisal reduction amounts to notionally reduce the certificate balance of such class) of less than 25% of the initial certificate balance of that class; or (b) with respect to the 3 Columbus Circle Loan Combination, either (i) prior to the continuation of a 3 Columbus Circle Control Appraisal Period, the 3 Columbus Circle Controlling Class Representative is the related borrower or any affiliate thereof or (ii)(A) a 3 Columbus Circle Control Appraisal Period exists and (B) the Class F certificates under the Benchmark 2019-B10 Pooling and Servicing Agreement have a certificate balance (taking into account the application of any cumulative appraisal reduction amounts to notionally reduce the certificate balance of such class) of less than 25% of the initial certificate balance of that class; provided that a Benchmark 2019-B10 Control Termination Event will not be deemed to be continuing in the event the certificate balances of all classes of principal balance certificates under the other than the Class F, Class G or Class H certificates under the Benchmark 2019-B10 Pooling and Servicing Agreement have been reduced to zero.

“Benchmark 2019-B10 Consultation Termination Event” will occur when (a) none of the Class F, Class G or Class H certificates under the Benchmark 2019-B10 Pooling and Servicing Agreement that has a then-outstanding certificate balance (without regard to the application of any cumulative appraisal reduction amounts) equal to at least 25% of the initial certificate balance of that class; and (b) with respect to the 3 Columbus Circle Loan Combination, either (i) prior to the continuation of a 3 Columbus Circle Control Appraisal Period, the 3 Columbus Circle Controlling Class Representative is the related borrower or any affiliate thereof or (ii)(A) a 3 Columbus Circle Control Appraisal Period exists and (B) none of the Class F, Class G or Class H certificates under the Benchmark 2019-B10 Pooling and Servicing Agreement that has a then-outstanding certificate balance (without regard to the application of any cumulative appraisal reduction amounts) equal to at least 25% of the initial certificate balance of that class; provided that a Benchmark 2019-B10 Consultation Termination Event will not be deemed to be continuing in the event the certificate balances of all classes of principal balance certificates other than the Class F, Class G or Class H certificates under the Benchmark 2019-B10 Pooling and Servicing Agreement have been reduced to zero.

Cure Rights

In the event that the borrower fails to make any payment of principal or interest on the 3 Columbus Circle Loan Combination by the end of the applicable grace period or any other event of default under the related Mortgage Loan documents occurs, unless a 3 Columbus Circle Control Appraisal Period has occurred and is continuing, the holder of Note B-1 of the 3 Columbus Circle Subordinate Companion Loans will have the right to cure such event of default subject to certain limitations set forth in the 3 Columbus Circle Co-Lender Agreement. The holder of Note B-1 of the 3 Columbus Circle Subordinate Companion Loans will be limited to four cures of monetary defaults, no more than three of which may be consecutive, or cures of non-monetary defaults. The holder of Note B-1 of the 3 Columbus Circle Subordinate Companion Loans will not be required to pay any default interest or late charges in order to effect a cure.

Purchase Option

If an event of default with respect to 3 Columbus Circle Loan Combination has occurred and is continuing, the holder of the 3 Columbus Circle Subordinate Companion Loans will have the option to purchase the 3 Columbus Circle Mortgage Loan and the 3 Columbus Circle Pari Passu Companion Loans in whole but not in part at a price generally equal to the sum, without duplication, of (a) the principal balance of the 3 Columbus Circle Mortgage Loan and the 3 Columbus Circle Pari Passu Companion Loans, (b) accrued and unpaid interest on the 3 Columbus Circle Mortgage Loan and the 3 Columbus Circle Pari Passu Companion Loans through the end of the interest accrual period related to the monthly payment date next following the date of the purchase, (c) any other amounts due under the 3 Columbus Circle Loan Combination, but excluding prepayment premiums, default interest, late fees, exit fees and any other similar fees (unless the purchaser is the borrower or a borrower related party), (d) any unreimbursed property protection or servicing advances and any expenses incurred in enforcing the Mortgage Loan documents, including among other items, servicing advances and any accrued and unpaid special servicing fees, (e) any accrued and unpaid interest on advances, (f) any amounts payable in respect of the 3 Columbus Circle Loan Combination to the Benchmark 2019-B10 Asset Representations Reviewer, (g) if (i) the borrower or borrower related party is the purchaser or (ii) if the 3 Columbus Circle Loan Combination is not purchased within 90 days after such option first becomes exercisable pursuant to the 3 Columbus Circle Co-Lender Agreement, any liquidation or workout fees, and (h) certain additional amounts to the extent provided for in the 3 Columbus Circle Co-Lender Agreement.

Special Servicer Appointment Rights

Pursuant to the terms of the 3 Columbus Circle Co-Lender Agreement and the Benchmark 2019-B10 Pooling and Servicing Agreement, the holder of Note B-1 of the 3 Columbus Circle Subordinate Companion Loans (prior to the occurrence and continuance of a 3 Columbus Circle Control Appraisal Period) will have the right, with or without cause, to replace the special servicer then acting with respect to the 3 Columbus Circle Loan Combination and appoint a replacement special servicer in lieu of such special servicer. The related Non-Serviced Directing Certificateholder (after the occurrence and continuance of a 3 Columbus Circle Control Appraisal Period and prior to the occurrence and continuance of a Benchmark 2019-B10 Control Termination Event), and the applicable certificateholders with the requisite percentage of voting rights (after the occurrence and continuance of a 3 Columbus Circle Control Appraisal Period and the occurrence and continuance of a Benchmark 2019-B10 Control Termination Event) will have the right, with or without cause (subject to the limitations described herein), to replace the special servicer then acting with respect to the 3 Columbus Circle Loan Combination and appoint a replacement special servicer in lieu of such special servicer.

The Benchmark 2019-B10 Pooling and Servicing Agreement may contain provisions such that any Benchmark 2019-B10 Special Servicer could be terminated under the Benchmark 2019-B10 Pooling and Servicing Agreement based on a recommendation by the Benchmark 2019-B10 Operating Advisor if (A) the Benchmark 2019-B10 Operating Advisor determines, in its sole discretion exercised in good faith, that (1) the Benchmark 2019-B10 Special Servicer has failed to comply with the Servicing Standard and (2) a replacement of the Benchmark 2019-B10 Special Servicer would be in the best interest of the holders of securities issued under the Benchmark 2019-B10 Pooling and Servicing Agreement (as a collective whole) and (B) an affirmative vote of requisite certificateholders is obtained. The 3 Columbus Circle Controlling Noteholder will retain its right to remove and replace the Benchmark 2019-B10 Special Servicer, but the 3 Columbus Circle Controlling Noteholder may not restore a Benchmark 2019-B10 Special Servicer that has been removed in accordance with the preceding sentence.

The 10000 Santa Monica Boulevard Pari Passu-AB Loan Combination

General

The 10000 Santa Monica Boulevard Mortgage Loan (4.2%) is part of a loan combination structure (the “10000 Santa Monica Boulevard Loan Combination”) comprised of eight (8) mortgage notes, each of which is secured by the same mortgage instrument on the same underlying Mortgaged Property.

The 10000 Santa Monica Boulevard Mortgage Loan is evidenced by three (3) promissory note, Notes A-3, A-4 and A-6, with an aggregate Cut-off Date Balance of $50,000,000.

The related subordinate companion loan (the “10000 Santa Monica Boulevard Subordinate Companion Loan”) is subordinate to the 10000 Santa Monica Boulevard Mortgage Loan and the 10000 Santa Monica Boulevard Pari Passu Companion Loan (as defined below), and is evidenced by one (1) promissory note, Note A-B, with a principal balance as of the Cut-off Date of $130,000,000.

The related Pari Passu Companion Loans (the “10000 Santa Monica Boulevard Pari Passu Companion Loans”) are evidenced by Notes A-1, A-2, A-5 and A-7, with an aggregate principal balance as of the Cut-off Date of $170,000,000. Only the 10000 Santa Monica Boulevard Mortgage Loan is included in the Issuing Entity. The 10000 Santa Monica Boulevard Mortgage Loan and the 10000 Santa Monica Boulevard Pari Passu Companion Loans are pari passu with each other in terms of priority. The 10000 Santa Monica Boulevard Subordinate Companion Loan is subordinate to the 10000 Santa Monica Boulevard Mortgage Loan and the 10000 Santa Monica Boulevard Pari Passu Companion Loans in terms of priority.

The 10000 Santa Monica Boulevard Mortgage Loan and the 10000 Santa Monica Boulevard Pari Passu Companion Loans are collectively referred to in this prospectus as the “10000 Santa Monica Boulevard Senior Loans”. The 10000 Santa Monica Boulevard Subordinate Companion Loan is currently held by NCMS 2019-10K trust (the “10000 Santa Monica Boulevard Subordinate Companion Loan Holder”). The 10000 Santa Monica Boulevard Subordinate Companion Loan and the 10000 Santa Monica Boulevard Pari Passu Companion Loans are collectively referred to in this prospectus as the “10000 Santa Monica Boulevard Companion Loans”.

The rights of the issuing entity as the holder of the 10000 Santa Monica Boulevard Mortgage Loan and the rights of the holders of the 10000 Santa Monica Boulevard Companion Loans are subject to a Co-Lender Agreement (the “10000 Santa Monica Boulevard Co-Lender Agreement”). The following summaries describe certain provisions of the 10000 Santa Monica Boulevard Co-Lender Agreement.

Servicing

The 10000 Santa Monica Boulevard Loan Combination will be serviced by the master servicer (the “NCMS 2019-10K Servicer”) under the NCMS 2019-10K securitization and the special servicer under the NCMS 2019-10K securitization (the “NCMS 2019-10K Special Servicer”) pursuant to the terms of the trust and servicing agreement for the NCMS 2019-10K securitization (the “NCMS 2019-10K Trust and Servicing Agreement”) for so long as Note A-1 is an asset of the issuing entity under the NCMS 2019-10K Trust and Servicing Agreement. Pursuant to the NCMS 2019-10K Trust and Servicing Agreement, the NCMS 2019-10K Servicer and NCMS 2019-10K Special Servicer will be required to service the 10000 Santa Monica Boulevard Loan Combination in the best interests of the holders of the 10000 Santa Monica Boulevard Loan Combination as a collective whole, taking into account the subordinate nature of the 10000 Santa Monica Boulevard Subordinate Companion Loan.

Custody of the Mortgage File

Wells Fargo Bank, National Association, as custodian under the NCMS 2019-10K Trust and Servicing Agreement is the custodian of the mortgage file related to the 10000 Santa Monica Boulevard Loan Combination (other than the promissory notes evidencing the 10000 Santa Monica Boulevard Mortgage Loan and the related Companion Loans not included in the NCMS 2019-10K securitization).

Application of Payments

The 10000 Santa Monica Boulevard Co-Lender Agreement sets forth the respective rights of the holder of the 10000 Santa Monica Boulevard Mortgage Loan and the holders of the 10000 Santa Monica Boulevard Companion Loans with respect to distributions of funds received on the 10000 Santa Monica Boulevard Loan Combination. The 10000 Santa Monica Boulevard Co-Lender Agreement provides, in general, that the rights of the 10000 Santa Monica Boulevard Subordinate Companion Loan Holder to receive payments of interest, principal and other amounts are subordinate to the rights of holders of the 10000 Santa Monica Boulevard Senior Loans to receive such amounts.

The 10000 Santa Monica Boulevard Co-Lender Agreement provides that if no Sequential Pay Event (as defined below) is continuing, all amounts tendered by the borrower or otherwise available for payment on the 10000 Santa Monica Boulevard Loan Combination (excluding amounts for required reserves, escrows and certain other fees, costs and expenses, and excluding all amounts that are owed to the NCMS 2019-10K Servicer, NCMS 2019-10K Special Servicer, trustee or certificate administrator with respect to the 10000 Santa Monica Boulevard Loan Combination pursuant to the NCMS 2019-10K Trust and Servicing Agreement) will be applied in the following order of priority:

(i)         first, to the holders of the 10000 Santa Monica Boulevard Senior Loans, pro rata and pari passu basis, in an amount equal to the accrued and unpaid interest on the outstanding principal of such 10000 Santa Monica Boulevard Senior Loans at their respective net interest rate;

(ii)        second, to the holders of the 10000 Santa Monica Boulevard Senior Loans, on a pro rata and pari passu basis, in an amount equal to their respective percentage interests of principal payments (including all prepayment proceeds relating to casualty or condemnation) received, if any, with respect to the applicable due date (including any monthly debt service payment amounts);

(iii)       third, to each holder of the 10000 Santa Monica Boulevard Senior Loans, up to the amount of any unreimbursed costs and expenses paid by each such holder, to be allocated pro rata based on the amounts due to each such holder;

(iv)       fourth, if the proceeds of any foreclosure sale or any liquidation of the 10000 Santa Monica Boulevard Loan Combination or the Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses first through third and, as a result of a workout the principal balance of the 10000 Santa Monica Boulevard Senior Loans has been reduced, such excess amount to the holders of the 10000 Santa Monica Boulevard Senior Loans in an amount up to the reduction, if any, of the principal balance of the 10000 Santa Monica Boulevard Senior Loans as a result of such workout, plus interest on such amount at their respective net interest rate;

(v)        fifth, to the extent the 10000 Santa Monica Boulevard Subordinate Companion Loan Holder has made any payments or advances in the exercise of its cure rights under the 10000 Santa Monica Boulevard Co-Lender Agreement, to reimburse such holder for such cure payments;

(vi)       sixth, to the 10000 Santa Monica Boulevard Subordinate Companion Loan Holder in an amount equal to the accrued and unpaid interest on the outstanding principal balance of the 10000 Santa Monica Boulevard Subordinate Companion Loan at its net interest rate;

(vii)      seventh, to the 10000 Santa Monica Boulevard Subordinate Companion Loan Holder in an amount equal to its percentage interest in the 10000 Santa Monica Boulevard Loan Combination of principal payments (including all prepayment proceeds relating to casualty or condemnation) received, if any, with respect to the related due date;

(viii)     eighth, to the 10000 Santa Monica Boulevard Subordinate Companion Loan Holder up to the amount of any unreimbursed costs and expenses paid by such holder;

(ix)      ninth, if the proceeds of any foreclosure sale or any liquidation of the 10000 Santa Monica Boulevard Loan Combination or the Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses first through eighth and, as a result of a workout the principal balance of the 10000 Santa Monica Boulevard Subordinate Companion Loan has been reduced, such excess amount to the 10000 Santa Monica Boulevard Subordinate Companion Loan Holder in an amount up to the reduction, if any, of the principal balance of the 10000 Santa Monica Boulevard Subordinate Companion Loan as a result of such workout, plus interest on such amount at its net interest rate;

(x)       tenth, any yield maintenance premium, to the extent paid by the borrower, to the holders of the 10000 Santa Monica Boulevard Senior Loans in an amount up to their respective pro rata interests, based on the product of (i) their respective percentage interests in the 10000 Santa Monica Boulevard Loan Combination and (ii) the ratio of the applicable rate to the weighted average interest rate of the 10000 Santa Monica Boulevard Loan Combination;

(xi)       eleventh, any yield maintenance premium, to the extent paid by the borrower, to the 10000 Santa Monica Boulevard Subordinate Companion Loan Holder in an amount up to its pro rata interest, based on the product of (i) its percentage interest in the 10000 Santa Monica Boulevard Loan Combination and (ii) the ratio of the applicable rate to the weighted average interest rate of the 10000 Santa Monica Boulevard Loan Combination;

(xii)      twelfth, to the extent default interest, late fees, assumption or transfer fees actually paid by the borrower are not required to be otherwise applied under the NCMS 2019-10K Trust and Servicing Agreement, including, without limitation, to compensate the NCMS 2019-10K Servicer and NCMS 2019-10K Special Servicer, to each noteholder, pro rata, based on their respective percentage interest in the 10000 Santa Monica Boulevard Loan Combination, any such default interest, late fees, assumption or transfer fees; and

(xiii)     thirteenth, if any excess amount is available to be distributed in respect of the 10000 Santa Monica Boulevard Loan Combination, and not otherwise applied in accordance with clauses first through twelfth, any remaining amount to each noteholder, pro rata, in accordance with their respective initial percentage interests in the 10000 Santa Monica Boulevard Loan Combination.

Upon the occurrence and continuance of (i) a monetary event of default, (ii) a non-monetary event of default as to which the 10000 Santa Monica Boulevard Loan Combination becomes a specially serviced loan (other than as a result of a foreseeable event) or (iii) any bankruptcy or insolvency event that constitutes an event of default, in each case provided that such event has not been cured, including any timely cure payment made by the 10000 Santa Monica Boulevard Subordinate Companion Loan Holder (or its designee) under the 10000 Santa Monica Boulevard Co-Lender Agreement (each, a “Sequential Pay Event”), amounts tendered by the borrower and otherwise available for payment on the 10000 Santa Monica Boulevard Loan Combination (excluding amounts for required reserves, escrows and certain other fees, costs and expenses) will be applied in the following order of priority:

(i)         first, to the holders of the 10000 Santa Monica Boulevard Senior Loans, on a pro rata and pari passu basis, in an amount equal to the accrued and unpaid interest on the outstanding principal of such 10000 Santa Monica Boulevard Senior Loans at their respective net interest rate;

(ii)        second, to each holder of the 10000 Santa Monica Boulevard Senior Loans, on a pro rata and pari passu basis, in an amount equal to all principal payments (or other amounts allocated to principal) received, if any, with respect to the related due date until their respective principal balances have been reduced to zero;

(iii)       third, to the holders of the 10000 Santa Monica Boulevard Senior Loans, up to the amount of any unreimbursed costs and expenses paid by such holder, to be allocated pro rata based on the amounts due to each such holder;

(iv)       fourth, if the proceeds of any foreclosure sale or any liquidation of the 10000 Santa Monica Boulevard Loan Combination or the Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses first through third and, as a result of a workout the principal balance of the 10000 Santa Monica Boulevard Senior Loans has been reduced, such excess amount to the holders of the 10000 Santa Monica Boulevard Senior Loans in an amount up to the reduction, if any, of the principal balance of the 10000 Santa Monica Boulevard Senior Loans as a result of such workout, plus interest on such amount at their respective net interest rate;

(v)        fifth, to the 10000 Santa Monica Boulevard Subordinate Companion Loan Holder in an amount equal to the accrued and unpaid interest on the outstanding principal balance of the 10000 Santa Monica Boulevard Subordinate Companion Loan at its net interest rate;

(vi)       sixth, to the holders of the 10000 Santa Monica Boulevard Senior Loans, in an amount equal to all remaining amounts received with respect to the related due date, until their respective principal balances have been reduced to zero;

(vii)      seventh, to the extent the 10000 Santa Monica Boulevard Subordinate Companion Loan Holder has made any payments or advances in the exercise of its cure rights under the 10000 Santa Monica Boulevard Co-Lender Agreement, to reimburse such holder for all such cure payments;

(viii)     eighth, to the 10000 Santa Monica Boulevard Subordinate Companion Loan Holder in an amount equal to all remaining amounts received with respect to the related due date, until its principal balance has been reduced to zero;

(ix)       ninth, to the 10000 Santa Monica Boulevard Subordinate Companion Loan Holder up to the amount of any unreimbursed costs and expenses paid by such holder;

(x)        tenth, if the proceeds of any foreclosure sale or any liquidation of the 10000 Santa Monica Boulevard Loan Combination or the Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses first through ninth and, as a result of a workout the principal balance of the 10000 Santa Monica Boulevard Subordinate Companion Loan has been reduced, such excess amount to the 10000 Santa Monica Boulevard Subordinate Companion Loan Holder in an amount up to the reduction, if any, of the principal balance of the 10000 Santa Monica Boulevard Subordinate Companion Loan as a result of such workout, plus interest on such amount at its net interest rate;

(xi)      eleventh, any yield maintenance premium, to the extent paid by the borrower, to the holders of the 10000 Santa Monica Boulevard Senior Loans in an amount up to their respective pro rata interests, based on the product of (i) their respective percentage interests in the 10000 Santa Monica Boulevard Loan Combination and (ii) the ratio of the applicable mortgage rate to the weighted average interest rate of the 10000 Santa Monica Boulevard Loan Combination;

(xii)     twelfth, any yield maintenance premium, to the extent paid by the borrower, to the 10000 Santa Monica Boulevard Subordinate Companion Loan Holder in an amount up to its pro rata interest, based on the product of (i) its percentage interest in the 10000 Santa Monica Boulevard Loan Combination and (ii) the ratio of the applicable mortgage rate to the weighted average interest rate of the 10000 Santa Monica Boulevard Loan Combination;

(xiii)    thirteenth, to the extent default interest, late fees, assumption or transfer fees actually paid by the borrower are not required to be otherwise applied under the NCMS 2019-10K Trust and Servicing Agreement, including, without limitation, to compensate the NCMS 2019-10K Servicer and NCMS 2019-10K Special Servicer, to each noteholder, pro rata, based on their respective percentage interest in the 10000 Santa Monica Boulevard Loan Combination, any such default interest, late fees, assumption or transfer fees; and

(xiv)    fourteenth, if any excess amount is available to be distributed in respect of the 10000 Santa Monica Boulevard Loan Combination, and not otherwise applied in accordance with clauses first through thirteenth, any remaining amount to be paid to each noteholder pro rata in accordance with their respective initial percentage interests in the 10000 Santa Monica Boulevard Loan Combination.

Consultation and Control

The controlling holder with respect to the 10000 Santa Monica Boulevard Loan Combination is the holder of the 10000 Santa Monica Subordinate Companion Loan, unless a 10000 Santa Monica Boulevard Control Appraisal Period has occurred and is continuing, in which case the controlling holder will be the holder of Note A-1 (the “10000 Santa Monica Boulevard Controlling Noteholder”) will be entitled to exercise the rights and powers granted to it under the NCMS 2019-10K Trust and Servicing Agreement with respect to the 10000 Santa Monica Boulevard Loan Combination. The NCMS 2019-10K Servicer and the NCMS 2019-10K Special Servicer will be required to notify the 10000 Santa Monica Boulevard Controlling Noteholder (or its designee) and receive written consent with respect to 10000 Santa Monica Boulevard Major Decisions.

Neither the NCMS 2019-10K Servicer nor the NCMS 2019-10K Special Servicer will be required to follow any advice, direction, objection or consultation provided by the 10000 Santa Monica Boulevard Controlling Noteholder (or its representative) that would require or cause the NCMS 2019-10K Servicer or the NCMS 2019-10K Special Servicer, as applicable, to violate any applicable law, including the REMIC provisions, be inconsistent with the applicable servicing standard, require or cause such NCMS 2019-10K Servicer or NCMS 2019-10K Special Servicer, as applicable, to violate provisions of the 10000 Santa Monica Boulevard Co-Lender Agreement or the NCMS 2019-10K Trust and Servicing Agreement, require or cause such NCMS 2019-10K Servicer or NCMS 2019-10K Special Servicer, as applicable, to violate the terms of the 10000 Santa Monica Boulevard Loan Combination, or materially expand the scope of any of such NCMS 2019-10K Servicer’s or NCMS 2019-10K Special Servicer’s, as applicable, responsibilities under the 10000 Santa Monica Boulevard Co-Lender Agreement or the NCMS 2019-10K Trust and Servicing Agreement.

In addition, pursuant to the terms of the 10000 Santa Monica Boulevard Co-Lender Agreement, during a 10000 Santa Monica Boulevard Appraisal Period (as defined below), (1) the NCMS 2019-10K Servicer or the NCMS 2019-10K Special Servicer, as applicable, will be required: (i) to provide copies of any notice, information and report that it is required to provide to the 10000 Santa Monica Boulevard Controlling Noteholder with respect to any 10000 Santa Monica Boulevard Major Decisions or the implementation of any recommended actions outlined in an asset status report relating to the 10000 Santa Monica Boulevard Loan Combination, to each holder of the 10000 Santa Monica Boulevard Mortgage Loan or the 10000 Santa Monica Boulevard Companion Loans not included in the NCMS 2019-10K issuing entity (or the controlling class representatives thereof), within the same time frame it is required to provide to the 10000 Santa Monica Boulevard Controlling Noteholder; and (ii) to consult with each holders of the 10000 Santa Monica Boulevard Senior Loans not included in the NCMS 2019-10K issuing entity (or its controlling class representative) on a strictly non-binding basis, to the extent having received such notices, information and reports, such holders of the 10000 Santa Monica Boulevard Senior Loans not included in the NCMS 2019-10K issuing entity (or its controlling class representative) requests consultation with respect to any such 10000 Santa Monica Boulevard Major Decisions or the implementation of any recommended actions outlined in an asset status report relating to the 10000 Santa Monica Boulevard Loan

Combination, and consider alternative actions recommended by such holders of the 10000 Santa Monica Boulevard Senior Loans (or its controlling class representative). However, after the expiration of a period of 10 Business Days from the delivery to the holders of the 10000 Santa Monica Boulevard Senior Loans not included in the NCMS 2019-10K issuing entity (or its controlling class representative) by the NCMS 2019-10K Servicer or the NCMS 2019-10K Special Servicer, as applicable, of written notice of a proposed action, together with copies of the notice, information and report required to be provided to the controlling class representative, the NCMS 2019-10K Servicer or the NCMS 2019-10K Special Servicer, as applicable, will no longer be obligated to consult with the holders of the 10000 Santa Monica Boulevard Senior Loans not included in the NCMS 2019-10K issuing entity (or its controlling class representative), whether or not the holders of the 10000 Santa Monica Boulevard Senior Loans not included in the NCMS 2019-10K issuing entity (or its controlling class representative) have responded within such 10 business day period (unless, the NCMS 2019-10K Servicer or the NCMS 2019-10K Special Servicer, as applicable) proposes a new course of action that is materially different from the action previously proposed, in which case such 10 business day period will be deemed to begin anew from the date of such proposal and delivery of all information relating thereto). Notwithstanding such consultation rights of the holders of the 10000 Santa Monica Boulevard Senior Loans not included in the NCMS 2019-10K issuing entity (or its controlling class representative), the NCMS 2019-10K Servicer or the NCMS 2019-10K Special Servicer, as applicable, may make any 10000 Santa Monica Boulevard Controlling Noteholder or take any action set forth in the asset status report before the expiration of the 10 business day period if the NCMS 2019-10K Servicer or the NCMS 2019-10K Special Servicer, as applicable, determines that immediate action is necessary to protect the interests of the noteholders. In no event will the NCMS 2019-10K Servicer or the NCMS 2019-10K Special Servicer, as applicable, be obligated at any time to follow or take any alternative actions recommended by holders of the 10000 Santa Monica Boulevard Senior Loans not included in the NCMS 2019-10K issuing entity (or its controlling class representative). In addition to the consultation rights of the holders of the 10000 Santa Monica Boulevard Senior Loans not included in the NCMS 2019-10K issuing entity (or its controlling class representatives), during the continuation of a 10000 Santa Monica Boulevard Control Appraisal Period the holders of the 10000 Santa Monica Boulevard Senior Loans not included in the NCMS 2019-10K issuing entity will have the right to attend annual meetings (either telephonically or in person, in the discretion of the NCMS 2019-10K Servicer) with the NCMS 2019-10K Servicer or the NCMS 2019-10K Special Servicer, as applicable, at the offices of the NCMS 2019-10K Servicer or the NCMS 2019-10K Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the NCMS 2019-10K Servicer or the NCMS 2019-10K Special Servicer, as applicable, in which servicing issues related to the 10000 Santa Monica Boulevard Loan Combination are discussed.

“10000 Santa Monica Boulevard Major Decision” means any of the following:

(i)         any proposed or actual foreclosure upon or comparable conversion (which may include acquisition of a foreclosed property) of the ownership of the Mortgaged Property;

(ii)        any modification, consent to a modification or waiver of any monetary term (other than late fees and default interest) or material non-monetary term (including, without limitation, the timing of payments and acceptance of discounted payoffs) of the 10000 Santa Monica Boulevard Loan Combination or any extension of the maturity date of the 10000 Santa Monica Boulevard Loan Combination, other than as expressly permitted pursuant to the terms of the Mortgage Loan documents;

(iii)       any exercise of remedies under the 10000 Santa Monica Boulevard Loan Combination, including, without limitation, the acceleration of the 10000 Santa Monica Boulevard Loan Combination or initiation of any proceedings under the Mortgage Loan documents or any acquisition of the Mortgaged Property or any interest therein by foreclosure, deed-in-lieu of foreclosure, settlement or otherwise;

(iv)       any sale of the 10000 Santa Monica Boulevard Loan Combination or any foreclosed property for less than the repurchase price;

(v)        any determination to bring the Mortgaged Property or a foreclosed property into compliance with applicable environmental laws or to otherwise address hazardous materials located at the Mortgaged Property or foreclosed property;

(vi)       any substitution or release of real property collateral for the 10000 Santa Monica Boulevard Loan Combination (other than substitutions or releases of immaterial and non-income producing real property collateral or in connection with a condemnation action) except, in each case, as expressly permitted by the Mortgage Loan documents;

(vii)      any determination not to enforce a “due-on-sale” or “due-on-encumbrance” clause (unless such clause is not exercisable under applicable law or such exercise is reasonably likely to result in successful legal action by the borrower);

(viii)     any transfer of the Mortgaged Property or any portion of the Mortgaged Property, or any transfer of any direct or indirect ownership interest in the borrower to the extent the lender’s consent under the Mortgage Loan documents is required, except in each case as expressly permitted by the Mortgage Loan documents or in connection with a pending or threatened condemnation;

(ix)      any consent to incurrence of additional debt by the borrower or mezzanine debt by a direct or indirect parent of the borrower, including modification of the terms of any document evidencing or securing any such additional debt and of any intercreditor or subordination agreement executed in connection therewith and any waiver of or amendment or modification to the terms of any such document or agreement, in each case to the extent the lender’s approval is required by the Mortgage Loan documents;

(x)        releases of any escrow accounts, reserve accounts or letters of credit each if held as performance escrows or reserves other than those required pursuant to the specific terms of the Mortgage Loan documents and for which there is no lender discretion;

(xi)      approval of the termination, engagement or replacement of any property manager or parking manager, to the extent the lender’s approval is required by the Mortgage Loan documents;

(xii)     any acceptance of an assumption agreement releasing the borrower, guarantor or other obligor from liability under the 10000 Santa Monica Boulevard Loan Combination or the Mortgage Loan documents other than pursuant to the specific terms of the 10000 Santa Monica Boulevard Loan Combination and for which there is no lender discretion;

(xiii)    any determination of an insurance default acceptable to the NCMS 2019-10K Special Servicer under the Mortgage Loan documents;

(xiv)     any proposed modification or waiver of any provision of the Mortgage Loan documents with respect to the 10000 Santa Monica Boulevard Loan Combination governing the types, nature or amount of insurance coverage required to be obtained and maintained;

(xv)      approval of casualty/condemnation insurance settlements, any determination to apply casualty proceeds or condemnation awards to the reduction of the debt evidenced by the 10000 Santa Monica Boulevard Loan Combination rather than to the restoration of the Mortgaged Property other than pursuant to the specific terms of the 10000 Santa Monica Boulevard Loan Combination;

(xvi)     the voting on any plan of reorganization, restructuring or similar plan in the bankruptcy of the borrower or the Mortgaged Property;

(xvii)    any determination by the NCMS 2019-10K Servicer or the NCMS 2019-10K Special Servicer to transfer the 10000 Santa Monica Boulevard Loan Combination to the NCMS 2019-10K Special Servicer with respect to any 10000 Santa Monica Boulevard Loan Combination default or Loan Event of Default that is anticipated but has not yet occurred; and

(xviii)   any release of the borrower or of any guarantor or indemnitor from liability under the Mortgage Loan documents.

A “10000 Santa Monica Boulevard Control Appraisal Period” will exist if, and for so long as, (I)(a)(1) the initial outstanding principal balance of the 10000 Santa Monica Boulevard Subordinate Companion Loan minus (2) the sum, without duplication, of (x) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received on, the 10000 Santa Monica Boulevard Subordinate Companion Loan after the date of creation of the 10000 Santa Monica Boulevard Subordinate Companion Loan, (y) any appraisal reduction amount for the 10000 Santa Monica Boulevard Loan Combination that is allocated to the 10000 Santa Monica Boulevard Subordinate Companion Loan and (z) any losses realized with respect to the Property or the 10000 Santa Monica Boulevard Loan Combination that are allocated to the 10000 Santa Monica Boulevard Subordinate Companion Loan plus (3) the Threshold Event Collateral then held by the NCMS 2019-10K Servicer, is less than (b) 25% of the remainder of the (x) initial outstanding principal balance of the 10000 Santa Monica Boulevard Subordinate Companion Loan less (y) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received by, the 10000 Santa Monica Boulevard Subordinate Companion Loan Holder on the 10000 Santa Monica Boulevard Subordinate Companion Loan after the date of creation of the 10000 Santa Monica Boulevard Subordinate Companion Loan; or (II) any interest in such note is held by the borrower or a borrower related party, or the borrower or borrower related party would otherwise be entitled to exercise the rights of the 10000 Santa Monica Boulevard Subordinate Companion Loan Holder as the 10000 Santa Monica Boulevard Controlling Noteholder.

“Threshold Event Collateral” means either (a) cash collateral for the benefit of the 10000 Santa Monica Boulevard Senior Loans, and acceptable to, the NCMS 2019-10K Servicer or (b) an unconditional and irrevocable standby letter of credit with the NCMS 2019-10K Servicer or the NCMS 2019-10K Special Servicer, as applicable, as the beneficiary, issued by a bank or other financial institutions the long term unsecured debt obligations of which are at all times rated at least “AA” by S&P, “A” by Fitch and “Aa2” by Moody’s or the short term obligations of which are rated at least “A-1+” by S&P, “F-1” by Fitch and “P-1” by Moody’s.

Cure Rights

At any time that the 10000 Santa Monica Boulevard Subordinate Companion Loan is not included as an asset in the NCMS 2019-10K trust, if a monetary or a non-monetary event of default occurs, the 10000 Santa Monica Boulevard Subordinate Companion Loan Holder will have the right to cure such event of default subject to certain limitations on the number of such cures set forth in the 10000 Santa Monica Boulevard Co-Lender Agreement. So long as the 10000 Santa Monica Boulevard Subordinate Companion Loan Holder has made a permitted cure payment under the 10000 Santa Monica Boulevard Co-Lender Agreement, neither the NCMS 2019-10K Servicer nor the NCMS 2019-10K Special Servicer will be permitted to treat such event of default as such for purposes of transferring the 10000 Santa Monica Boulevard Loan Combination to special servicing or exercising remedies.

Purchase Option

At any time that the 10000 Santa Monica Boulevard Subordinate Companion Loan is not included as an asset in the NCMS 2019-10K trust and an event of default has occurred and is continuing, the 10000 Santa Monica Boulevard Subordinate Companion Loan Holder, upon written notice to the holders of the 10000 Santa Monica Boulevard Senior Loans (“Noteholder Purchase Option Notice”), will have the right to purchase each of the 10000 Santa Monica Boulevard Senior Loans, for the 10000 Santa Monica Boulevard Defaulted Mortgage Loan Purchase Price on a date (i) not more than 10 business days after providing written notice or (ii) not more than 30 days after providing written notice if the 10000 Santa Monica Boulevard Subordinate Companion Loan Holder deposits 10% of the 10000 Santa Monica Boulevard Defaulted Mortgage Loan Purchase Price with the holders of the 10000 Santa Monica Boulevard Senior Loans, within 10 business days after written notice.

The right of the 10000 Santa Monica Boulevard Subordinate Companion Loan Holder to purchase the 10000 Santa Monica Boulevard Senior Loans will automatically terminate upon a foreclosure sale, sale by power of sale or acceptance of a deed in lieu of foreclosure with respect to the Mortgaged Property (and the NCMS 2019-10K Special Servicer is required to give the 10000 Santa Monica Boulevard Subordinate Companion Loan Holder 15 days’ notice of its intent with respect to any such action). However, if title to the Mortgaged Property is transferred to the NCMS 2019-10K Special Servicer (or another nominee on behalf of the NCMS 2019-10K Special Servicer) less than 15 days after the acceleration of the 10000 Santa Monica Boulevard Loan Combination, the holder of Note A-1 must notify the 10000 Santa Monica Boulevard Subordinate Companion Loan Holder and the 10000 Santa Monica Boulevard Subordinate Companion Loan Holder will have a 15 day period from the date of such notice to deliver a Noteholder Purchase Option Notice, in which case the 10000 Santa Monica Boulevard Subordinate Companion Loan Holder will be obligated to purchase the Mortgaged Property, in immediately available funds, within a 15 day period at the applicable 10000 Santa Monica Boulevard Defaulted Mortgage Loan Purchase Price.

“10000 Santa Monica Boulevard Defaulted Mortgage Loan Purchase Price” means, the sum, without duplication, of (a) the principal balance of the 10000 Santa Monica Boulevard Senior Loans, (b) accrued and unpaid interest on the 10000 Santa Monica Boulevard Senior Loans at the applicable mortgage rate, from the date as to which interest was last paid in full by the borrower up to and including the end of the interest accrual period relating to the due date next following the date the purchase occurred, (c) any other amounts due under the 10000 Santa Monica Boulevard Senior Loans, other than yield maintenance premiums, default interest, late fees, exit fees and any other similar fees due with respect to the 10000 Santa Monica Boulevard Senior Loans; provided that if the borrower or a borrower related party is the purchaser, the 10000 Santa Monica Boulevard Defaulted Mortgage Loan Purchase Price will include yield maintenance premiums, default interest, late fees, exit fees and any other similar fees due with respect to the 10000 Santa Monica Boulevard Senior Loans, (d) any unreimbursed property protection or servicing Advances and any expenses incurred in enforcing the Mortgage Loan documents (including, without limitation, servicing or administrative Advances payable or reimbursable to any NCMS 2019-10K Servicer, and earned and unpaid special servicing fees), (e) any accrued and unpaid interest payable on Advances, (f) (i) if the borrower or a borrower related party is the purchaser or (ii) if the 10000 Santa Monica Boulevard Senior Loans are purchased after 90 days after such option first becomes exercisable pursuant to the 10000 Santa Monica Boulevard Co-Lender Agreement, any liquidation or workout fees payable under the NCMS 2019-10K Trust and Servicing Agreement and (g) any amounts referred to in clauses (d) and/or (e) that, at the time of determination, had been previously paid or reimbursed to any NCMS 2019-10K Servicer from sources other than collections on or in respect of the 10000 Santa Monica Boulevard Loan Combination or the Mortgaged Property (including, without limitation, from collections on or in respect of loans other than the 10000 Santa Monica Boulevard Loan Combination) not reimbursed previously to the NCMS 2019-10K Servicer from collections in respect of the 10000 Santa Monica Boulevard Loan Combination. If the 10000 Santa Monica Boulevard Loan Combination is converted into a REO Property, for purposes of determining the 10000 Santa Monica Boulevard Defaulted Mortgage Loan Purchase Price, interest will be deemed to continue to accrue on each of the 10000 Santa Monica Boulevard Senior Loans at the applicable mortgage rate on the principal balance of the 10000 Santa Monica Boulevard Senior Loans, as if the 10000 Santa Monica Boulevard Loan Combination were not so converted. In no event will the 10000 Santa Monica Boulevard Defaulted Mortgage Loan Purchase Price include amounts due or payable to the 10000 Santa Monica Boulevard Subordinate Companion Loan Holder exercising the purchase right under the 10000 Santa Monica Boulevard Co-Lender Agreement.

Replacement of the Special Servicer

Pursuant to the 10000 Santa Monica Boulevard Co-Lender Agreement, the 10000 Santa Monica Boulevard Controlling Noteholder (or its representative), at its expense (including, without limitation, the reasonable costs and expenses of counsel to any third parties and costs and expenses of the terminated NCMS 2019-10K Special Servicer), will have the right to terminate the NCMS 2019-10K Special Servicer and appoint a replacement NCMS 2019-10K Special Servicer, with or without cause, upon at least 10 business days’ prior notice to the NCMS 2019-10K Special Servicer (provided, however, that the 10000 Santa Monica Boulevard Controlling Noteholder (or its representative) will not be liable for any termination or similar fee in connection with the removal of the NCMS 2019-10K Special Servicer in accordance with the 10000 Santa Monica Boulevard Co-Lender Agreement.

The 2 MacArthur AB Loan Combination

General

The 2 MacArthur Mortgage Loan (2.9%) is part of a Loan Combination structure comprised of two (2) mortgage notes, each of which is secured by the same mortgage instrument on the same underlying Mortgaged Property.

The 2 MacArthur Mortgage Loan is part of a Loan Combination evidenced by two promissory notes, each of which is secured by the same mortgage instrument on the same underlying Mortgaged Property. The 2 MacArthur Loan Combination (as defined below) is evidenced by: (i) one promissory note designated as Note A, having a Cut-off Date Balance of $34,000,000 (the “2 MacArthur Note A” or the “2 MacArthur Senior Note” and the holder of such 2 MacArthur Senior Note, the “2 MacArthur Note A Holder”) and which such MacArthur Note A evidences the 2 MacArthur Mortgage Loan and (ii) one promissory note B with a principal balance as of the Cut-off Date of $20,000,000 that evidences a Subordinate Companion Loan (the “2 MacArthur Subordinate Companion Loan”), which is subordinate to the 2 MacArthur Note A. The holder of the 2 MacArthur Subordinate Companion Loan is referred to in this prospectus as the “2 MacArthur Subordinate Companion Loan Holder”. The 2 MacArthur Senior Note and the 2 MacArthur Subordinate Companion Loan are collectively referred to in this prospectus as the “2 MacArthur Loan Combination”.

The rights of the holders of the promissory notes evidencing the 2 MacArthur Loan Combination (the “2 MacArthur Noteholders”) are subject to a Co-Lender Agreement (the “2 MacArthur Co-Lender Agreement”). The following summaries describe certain provisions of the 2 MacArthur Co-Lender Agreement.

Servicing

The 2 MacArthur Loan Combination will be serviced and administered pursuant to the terms of the Pooling and Servicing Agreement and the 2 MacArthur Co-Lender Agreement, by the Master Servicer and the Special Servicer, as the case may be, according to the Servicing Standard. See “The Pooling and Servicing Agreement”. The Master Servicer or the Trustee, as applicable, under the Pooling and Servicing Agreement will be responsible for making any Servicing Advances with respect to the 2 MacArthur Loan Combination, in each case unless the Master Servicer or the Trustee, as applicable, or the Special Servicer under the Pooling and Servicing Agreement determines that such an advance would not be recoverable from collections on the 2 MacArthur Loan Combination.

Application of Payments

The 2 MacArthur Co-Lender Agreement sets forth the respective rights of the holder of the 2 MacArthur Mortgage Loan and the holder of the 2 MacArthur Subordinate Companion Loan with respect to distributions of funds received in respect of the 2 MacArthur Loan Combination, and provides, in general, that the 2 MacArthur Subordinate Companion Loan and the respective rights of the holder of the 2 MacArthur Subordinate Companion Loan to receive payments of interest, principal and other amounts with respect to the 2 MacArthur Subordinate Companion Loan, respectively, will, prior to a 2 MacArthur Sequential Pay Event, be junior, subject and subordinate to the 2 MacArthur Mortgage Loan and the respective rights of the holder of the 2 MacArthur Mortgage Loan to receive payments of interest, principal and other amounts with respect to the 2 MacArthur Mortgage Loan, respectively, as and to the extent set forth in the 2 MacArthur Co-Lender Agreement.

If no 2 MacArthur Sequential Pay Event has occurred and is continuing, all amounts tendered by the borrower or otherwise available for payment on the 2 MacArthur Loan Combination (excluding amounts for required reserves, escrows and certain other fees, costs and expenses) will be applied by the Master Servicer in the following order of priority:

(i)	first, to the 2 MacArthur Note A Holder, in an amount equal to the accrued and unpaid interest on the principal balance on the 2 MacArthur Note A, at the applicable note interest rate (net of the servicing fee rate);

(ii)	second, to the 2 MacArthur Note A Holder, in an aggregate amount equal to all principal payments received, including any insurance and condemnation proceeds received, if any, until the respective principal balances have been reduced to zero;

(iii)	third, to the 2 MacArthur Note A Holder, up to the amount of any unreimbursed out-of-pocket costs and expenses paid by the 2 MacArthur Note A Holder, including any recovered costs not previously reimbursed by the borrower (or paid or advanced by the Master Servicer or Special Servicer, as applicable, on its behalf and not previously paid or reimbursed to such servicer) with respect to the 2 MacArthur Loan Combination pursuant to the 2 MacArthur Co-Lender Agreement or the Pooling and Servicing Agreement;

(iv)	fourth, if the proceeds of any foreclosure sale or any liquidation of the 2 MacArthur Loan Combination or the 2 MacArthur Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses (i)-(iii) and, as a result of a written modification, waiver, amendment, restructuring or workout of the 2 MacArthur Loan Combination (a “2 MacArthur Workout”), the aggregate principal balance of the 2 MacArthur Note A has been reduced, such excess amount will be paid to the 2 MacArthur Note A Holder in an aggregate amount up to the reduction, if any, of the 2 MacArthur Note A principal balance as a result of such 2 MacArthur Workout, plus interest on such amount at the related note interest rate;

(v)	fifth, to the extent the 2 MacArthur Subordinate Companion Loan Holder has made any payments or advances to cure defaults pursuant to the 2 MacArthur Co-Lender Agreement, to reimburse the 2 MacArthur Subordinate Companion Loan Holder for all such cure payments;

(vi)	sixth, to the 2 MacArthur Subordinate Companion Loan Holder in an amount equal to the accrued and unpaid interest on the principal balance of the 2 MacArthur Subordinate Companion Loan at the applicable note interest rate (net of the servicing fee rate);

(vii)	seventh, to the 2 MacArthur Subordinate Companion Loan Holder in an amount equal to all principal payments received, including any insurance and condemnation proceeds, if any, remaining after giving effect to the allocations in clause (ii) above, until the principal balance of the 2 MacArthur Subordinate Companion Loan has been reduced to zero;

(viii)	eighth, if the proceeds of any foreclosure sale or any liquidation of the 2 MacArthur Loan Combination or the 2 MacArthur Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses (i)-(vii) and, as a result of a 2 MacArthur Workout, the principal balance of the 2 MacArthur Subordinate Companion Loan has been reduced, such excess amount will be required to be paid to the 2 MacArthur Subordinate Companion Loan Holder in an amount up to the reduction, if any, of the principal balance of the 2 MacArthur Subordinate Companion Loan as a result of such 2 MacArthur Workout, plus interest on such aggregate amount at the related note interest rate;

(ix)	ninth, to the 2 MacArthur Note A Holder, in an amount equal to the product of (i) the 2 MacArthur Note A Percentage Interest multiplied by (ii) the 2 MacArthur Note A Relative Spread and (iii) any prepayment premium to the extent paid by the borrower;

(x)	tenth, to the 2 MacArthur Subordinate Companion Loan Holder in an amount equal to the product of (i) the 2 MacArthur Subordinate Companion Loan Percentage Interest multiplied by (ii) the 2 MacArthur Subordinate Companion Loan Relative Spread and (iii) any prepayment premium to the extent paid by the borrower;

(xi)	eleventh, to the extent assumption or transfer fees actually paid by the borrower are not required to be otherwise applied under the Pooling and Servicing Agreement, including, without limitation, to provide reimbursement for interest on any advances, to pay any additional servicing expenses or to compensate the Master Servicer or Special Servicer, as applicable (in each case provided that such reimbursements or payments relate to the 2 MacArthur Loan Combination), any such assumption or transfer fees, to the extent actually paid by the borrower, will be required to be paid pro rata to the 2 MacArthur Note A Holder and the 2 MacArthur Subordinate Companion Loan Holder in accordance with the 2 MacArthur Note A Percentage Interest and the 2 MacArthur Subordinate Companion Loan Percentage Interest, respectively; and

(xii)	twelfth, if any excess amount, including, without limitation, any default interest, is available to be distributed in respect of the 2 MacArthur Loan Combination, and not otherwise applied in accordance with the foregoing clauses (i)-(xi), any remaining amount will be paid pro rata to the 2 MacArthur Note A Holder and the 2 MacArthur Subordinate Companion Loan Holder in accordance with the initial the 2 MacArthur Note A Percentage Interest and the initial the 2 MacArthur Subordinate Companion Loan Percentage Interest, respectively.

Upon the occurrence and continuance of a 2 MacArthur Sequential Pay Event, amounts tendered by the borrower or otherwise available for payment on the 2 MacArthur Loan Combination or the 2 MacArthur Mortgaged Property or amounts realized on proceeds thereof (excluding amounts for required reserves, escrows and certain other fees, costs and expenses) will be applied in the following order of priority:

(i)	first, to the 2 MacArthur Note A Holder, in an amount equal to the accrued and unpaid interest on the 2 MacArthur Note A, at the applicable note interest rate (net of the servicing fee rate);

(ii)	second, to the 2 MacArthur Note A Holder, until 2 MacArthur Note A principal balance has been reduced to zero;

(iii)	third, to the 2 MacArthur Note A Holder, up to the amount of any unreimbursed out-of-pocket costs and expenses paid by the 2 MacArthur Note A Holder, including any advances paid from sources other than collections, in each case to the extent reimbursable by the borrower but not previously reimbursed by the borrower (or paid or advanced by the Master Servicer or the Special Servicer, as applicable, on its behalf and not previously paid or reimbursed to such servicer), with respect to the 2 MacArthur Loan Combination pursuant to the 2 MacArthur Co-Lender Agreement or the Pooling and Servicing Agreement;

(iv)	fourth, to the 2 MacArthur Note A Holder, in an amount equal to the product of (i) the 2 MacArthur Note A Percentage Interest multiplied by (ii) the 2 MacArthur Note 2 Relative Spread and (iii) any prepayment premium to the extent paid by the borrower;

(v)	fifth, if the proceeds of any foreclosure sale or any liquidation of the 2 MacArthur Loan Combination or the 2 MacArthur Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses (i)-(iv) and, as a result of a 2 MacArthur Workout the principal balance of the 2 MacArthur Note A has been reduced, such excess amount will be required to be paid to the 2 MacArthur Note A Holder in an amount up to the reduction as a result of such 2 MacArthur Workout, plus interest on such amount at the related note interest rate;

(vi)	sixth, to the extent the 2 MacArthur Subordinate Companion Loan Holder has made any payments or advances to cure defaults pursuant to the 2 MacArthur Co-Lender Agreement, to reimburse the 2 MacArthur Subordinate Companion Loan Holder for all such cure payments; and to the 2 MacArthur Subordinate Companion Loan Holder in the amount of any other unreimbursed reasonable out-of-pocket costs and expenses paid by the 2 MacArthur Subordinate Companion Loan Holder, in each case to the extent reimbursable by, but not previously reimbursed by, the borrower;

(vii)	seventh, to the 2 MacArthur Subordinate Companion Loan holder in an amount equal to the accrued and unpaid interest on the principal balance of the 2 MacArthur Subordinate Companion Loan at the applicable note interest rate (net of the servicing fee rate);

(viii)	eighth, to the 2 MacArthur Subordinate Companion Loan Holder, until the principal balance of the 2 MacArthur Subordinate Companion Loan has been reduced to zero;

(ix)	ninth, to the 2 MacArthur Subordinate Companion Loan Holder in an amount equal to the product of (i) the 2 MacArthur Subordinate Companion Loan Percentage Interest multiplied by (ii) the 2 MacArthur Subordinate Companion Loan Relative Spread and (iii) any prepayment premium to the extent paid by the borrower;

(x)	tenth, if the proceeds of any foreclosure sale or any liquidation of the 2 MacArthur Loan Combination or the 2 MacArthur Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses (i)-(ix) and, as a result of a 2 MacArthur Workout the principal balance of the 2 MacArthur Subordinate Companion Loan has been reduced, such excess amount will be paid to the 2 MacArthur Subordinate Companion Loan Holder in an amount up to the reduction, if any, of the principal balance of the 2 MacArthur Subordinate Companion Loan as a result of such 2 MacArthur Workout, plus interest on such aggregate amount at the related note interest rate;

(xi)	eleventh, to the extent assumption or transfer fees actually paid by the borrower are not required to be otherwise applied under the Pooling and Servicing Agreement, including, without limitation, to provide reimbursement for interest on any advances, to pay any additional servicing expenses or to compensate the Master Servicer or the Special Servicer, as applicable (in each case provided that such reimbursements or payments relate to the 2 MacArthur Loan Combination), any such assumption or transfer fees, to the extent actually paid by the borrower, will be required to be paid pro rata to the 2 MacArthur Note A Holder and the 2 MacArthur Subordinate Companion Loan Holder in accordance with the 2 MacArthur Note A Percentage Interest and the 2 MacArthur Subordinate Companion Loan Percentage Interest, respectively; and

(xii)	twelfth, if any excess amount, including, without limitation, any default interest, is available to be distributed in respect of the 2 MacArthur Loan Combination, and not otherwise applied in accordance with the foregoing clauses (i)-(xi), any remaining amount will be paid pro rata to the 2 MacArthur Note A Holder and the 2 MacArthur Subordinate Companion Loan Holder in accordance with the 2 MacArthur Note A Percentage Interest and the initial 2 MacArthur Subordinate Companion Loan Percentage Interest, respectively.

“2 MacArthur Note A Percentage Interest” means a fraction, expressed as a percentage, the numerator of which is the principal balance of the 2 MacArthur Note A, and the denominator of which is the sum of the principal balance of the 2 MacArthur Note A and the principal balance of the 2 MacArthur Subordinate Companion Loan.

“2 MacArthur Note A Rate” means 2.46411765%.

“2 MacArthur Note A Relative Spread” means the ratio of the 2 MacArthur Note A Rate to the weighted average of the 2 MacArthur Note A Rate and the 2 MacArthur Subordinate Companion Loan Rate.

“2 MacArthur Note A Holder” means the holder of 2 MacArthur Note A.

“2 MacArthur Subordinate Companion Loan Percentage Interest” means a fraction, expressed as a percentage, the numerator of which is the principal balance of the 2 MacArthur Subordinate Companion Loan, and the denominator of which is the sum of the principal balance of the principal balance of the 2 MacArthur Note A and the principal balance of the 2 MacArthur Subordinate Companion Loan.

“2 MacArthur Subordinate Companion Loan Rate” means 5.450%.

“2 MacArthur Subordinate Companion Loan Relative Spread” means the ratio of the 2 MacArthur Subordinate Companion Loan Rate to the weighted average of the 2 MacArthur Note A Rate and the 2 MacArthur Subordinate Companion Loan Rate.

“2 MacArthur Sequential Pay Event” means any event of default with respect to the obligation to pay money due under the 2 MacArthur Loan Combination, any other event of default for which the 2 MacArthur Loan Combination is actually accelerated or any other event of default which causes the 2 MacArthur Loan Combination to become a Specially Serviced Loan, or any bankruptcy or insolvency event that constitutes an event of default under the 2 MacArthur Loan Combination; provided, however, that unless the master servicer or the special servicer, as applicable, has notice or knowledge of such event at least ten (10) business days prior to the applicable Distribution Date, distributions will be made sequentially beginning on the subsequent Distribution Date; provided, further, that the aforementioned requirement of notice or knowledge will not apply in the case of distribution of the final proceeds of a liquidation or final disposition of the 2 MacArthur Loan Combination. A 2 MacArthur Sequential Pay Event will no longer exist to the extent it has been cured (including any cure payment made by the 2 MacArthur Subordinate Companion Loan Holder in accordance with the 2 MacArthur Co-Lender Agreement) and will not be deemed to exist to the extent the 2 MacArthur Subordinate Companion Loan Holder is exercising its cure rights under the 2 MacArthur Co-Lender Agreement or the default that led to the occurrence of such 2 MacArthur Sequential Pay Event has otherwise been cured or waived.

Consultation and Control

Pursuant to the 2 MacArthur Co-Lender Agreement, the controlling holder with respect to the 2 MacArthur Loan Combination (the “2 MacArthur Controlling Noteholder”), as of any date of determination, will be (i) if and for so long as no 2 MacArthur Control Appraisal Period has occurred and is continuing, the 2 MacArthur Subordinate Companion Loan Holder and (ii) if and for so long as a 2 MacArthur Control Appraisal Period has occurred and is continuing, the 2 MacArthur Note A Holder; provided that from and after the Closing Date, references to the “2 MacArthur Controlling Noteholder” will mean the Controlling Class Certificateholder (or its representative) or any other party assigned the rights to exercise the rights of the “Controlling Noteholder” under the 2 MacArthur Co-Lender Agreement, as and to the extent provided in the Pooling and Servicing Agreement; and provided further that, if the 2 MacArthur Subordinate Companion Loan Holder would be the 2 MacArthur Controlling Noteholder pursuant to the terms of the 2 MacArthur Co-Lender Agreement, but any interest in the 2 MacArthur Subordinate Companion Loan is held by the borrower or a borrower related party, or the borrower or a borrower related party would otherwise be entitled to exercise the rights of the 2 MacArthur Controlling Noteholder in respect of the 2 MacArthur Subordinate Companion Loan, then a 2 MacArthur Control Appraisal Period will be deemed to have occurred. The 2 MacArthur Subordinate Companion Loan Holder is the 2 MacArthur Controlling Noteholder as of the Closing Date.

Pursuant to the terms of the 2 MacArthur Co-Lender Agreement, if any consent, modification, amendment or waiver under or other action in respect of the 2 MacArthur Loan Combination (whether or not a servicing transfer event has occurred and is continuing) that would constitute a 2 MacArthur Major Decision has been requested or proposed, or any fact or circumstance has occurred requiring a 2 MacArthur Major Decision be made, or if the Master Servicer or Special Servicer otherwise intends to make a 2 MacArthur Major Decision, then the Master

Servicer or Special Servicer, as applicable, are required to deliver prompt written notice thereof to the 2 MacArthur Controlling Noteholder and its controlling noteholder representative, if any, at least 10 business days prior to taking action with respect to such 2 MacArthur Major Decision (or making a determination not to take action with respect to such 2 MacArthur Major Decision), and none of the Master Servicer, the Special Servicer or any other person shall implement any decision with respect to such 2 MacArthur Major Decision (or make a determination not to take action with respect to such 2 MacArthur Major Decision) unless and until the Master Servicer or the Special Servicer, as applicable, has received the written consent of the 2 MacArthur Controlling Noteholder (or its controlling noteholder representative), provided, that if the Master Servicer or the Special Servicer, as the case may be, does not receive a response within five (5) business days of its delivery of notice of a 2 MacArthur Major Decision, the 2 MacArthur Note A Holder (or the Special Servicer acting on its behalf) shall deliver an additional copy of the notice of such 2 MacArthur Major Decision in all caps bold 14-point font: “THIS IS A SECOND NOTICE. FAILURE TO RESPOND WITHIN FIVE (5) BUSINESS DAYS OF THIS SECOND NOTICE WILL RESULT IN A LOSS OF YOUR RIGHT TO CONSENT WITH RESPECT TO THIS DECISION,” and if the 2 MacArthur Controlling Noteholder fails to respond to the 2 MacArthur Note A Holder (or the Special Servicer acting on its behalf) with respect to any such proposed action within five (5) Business Days after receipt of such second notice, the 2 MacArthur Controlling Noteholder shall have no further consent rights with respect to the specific action set forth in such notice of such 2 MacArthur Major Decision (provided, however, that such failure to reply shall not affect the rights of the 2 MacArthur Controlling Noteholder to consent to any future actions). Notwithstanding the foregoing, or if a failure to take any such action at such time would be inconsistent with the Servicing Standard, the Master Servicer or Special Servicer, as applicable, may take actions with respect to the 2 MacArthur Mortgaged Property before obtaining the consent of the 2 MacArthur Controlling Noteholder (or its controlling noteholder representative) if the Master Servicer or Special Servicer, as applicable, reasonably determines in accordance with the Servicing Standard that failure to take such actions prior to such consent would materially and adversely affect the interest of the 2 MacArthur Noteholders as a collective whole, and the Master Servicer or Special Servicer, as applicable, has made a reasonable effort to contact the 2 MacArthur Controlling Noteholder. The foregoing does not relieve the 2 MacArthur Note A Holder (or a master servicer or special servicer acting on its behalf) of its duties to comply with the Servicing Standard.

Notwithstanding the foregoing, the 2 MacArthur Note A Holder (or any master servicer or special servicer acting on its behalf) may not follow any advice, direction, objection or consultation provided by the 2 MacArthur Controlling Noteholder (or its controlling note representative) that would require or cause the 2 MacArthur Note A Holder to violate any applicable law, including the REMIC provisions, be inconsistent with the Servicing Standard, require or cause the 2 MacArthur Note A Holder (or the Master Servicer or the Special Servicer acting on its behalf), to violate the provisions of the 2 MacArthur Co-Lender Agreement or the Pooling and Servicing Agreement, require or cause the 2 MacArthur Note A Holder (or any master servicer or special servicer acting on its behalf) to violate the terms of the 2 MacArthur Loan Combination, or materially expand the scope of the 2 MacArthur Note A Holder’s (or the Master Servicer or the Special Servicer acting on its behalf) responsibilities under the 2 MacArthur Co-Lender Agreement or the Pooling and Servicing Agreement.

“2 MacArthur Control Appraisal Period” will exist with respect to the 2 MacArthur Loan Combination, if and for so long as:

(1)	the initial principal balance of the 2 MacArthur Subordinate Companion Loan, minus (2) the sum (without duplication) of (x) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received on, the 2 MacArthur Subordinate Companion Loan after the date of creation of the 2 MacArthur Subordinate Companion Loan, (y) any Appraisal Reduction Amount for the 2 MacArthur Loan Combination that is allocated to the 2 MacArthur Subordinate Companion Loan and (z) any losses realized with respect to the 2 MacArthur Mortgaged Property or the 2 MacArthur Loan Combination that are allocated to the 2 MacArthur Subordinate Companion Loan, is less than

(2)	25% of the remainder of (i) the initial principal balance of the 2 MacArthur Subordinate Companion Loan less (ii) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received by, the 2 MacArthur Subordinate Companion Loan Holder on the 2 MacArthur Subordinate Companion Loan, after the date of creation of such 2 MacArthur Subordinate Companion Loan, provided; that a 2 MacArthur Control Appraisal Period will terminate upon the occurrence of a cure by the 2 MacArthur Subordinate Companion Loan Holder pursuant to the terms of the 2 MacArthur Co-Lender Agreement.

“2 MacArthur Lead Securitization” means the securitization of Benchmark 2019-B12 Mortgage Trust, Commercial Mortgage Pass-Through Certificates, 2019-B12.

“2 MacArthur Noteholder” means any of the 2 MacArthur Note A Holder and the 2 MacArthur Subordinate Companion Loan Holder, as applicable.

For so long as the 2 MacArthur Subordinate Companion Loan is an asset of the issuing entity, the following paragraph will not have any force or effect.

The 2 MacArthur Subordinate Companion Loan Holder, acting unanimously, is entitled to avoid a 2 MacArthur Control Appraisal Period caused by application of an Appraisal Reduction Amount upon the satisfaction of certain conditions (within thirty (30) days of the Master Servicer’s or Special Servicer’s, as applicable, receipt of a third party appraisal that indicates such 2 MacArthur Control Appraisal Period has occurred (which such appraisal the special servicer will be required to deliver to the 2 MacArthur Subordinate Companion Loan Holder within two (2) business days of receipt by the special servicer of such third party appraisal) together with the Master Servicer’s calculation of the Appraisal Reduction Amount applicable to the 2 MacArthur Subordinate Companion Loan), including delivery to the Master Servicer or the Special Servicer, as applicable, of additional collateral in the form of either (x) cash or (y) an unconditional and irrevocable standby letter of credit issued by a bank or other financial institution(s) that meets the rating requirements as described in the 2 MacArthur Co-Lender Agreement, in each case, in an amount which, when added to the appraised value of the related Mortgaged Property as determined pursuant to the Pooling and Servicing Agreement, would cause the applicable 2 MacArthur Control Appraisal Period not to occur.

“2 MacArthur Major Decision” means a “Major Decision” under the Pooling and Servicing Agreement or any one or more analogous terms in the Pooling and Servicing Agreement.

Cure Rights

In the event that the related borrower fails to make any payment of principal or interest on the 2 MacArthur Loan Combination by the end of the applicable grace period for such payment, the 2 MacArthur Subordinate Companion Loan Holder will have the right to cure such event of default within seven (7) business days, subject to certain limitations set forth in the 2 MacArthur Co-Lender Agreement. Unless the issuing entity (or, if the issuing entity no longer holds any of the 2 MacArthur Note A, the 2 MacArthur Subordinate Companion Loan Holder) consents to additional cure periods, the 2 MacArthur Subordinate Companion Loan Holder’s right to cure a monetary default or non-monetary default will be limited to a combined total of (i) six (6) cures of monetary defaults over the term of the 2 MacArthur Loan Combination, no more than four (4) of which may be consecutive, and (ii) six (6) cures of non-monetary defaults over the term of the 2 MacArthur Loan Combination.

So long as a monetary default exists for which a permitted cure payment is made, such monetary default will not be treated as an “Event of Default” by the 2 MacArthur Note A Holder (including for purposes of (i) whether a “2 MacArthur Sequential Pay Event” has occurred (ii) accelerating the 2 MacArthur Loan Combination, modifying, amending or waiving any provisions of the loan documents or commencing proceedings for foreclosure or the taking of title by deed-in-lieu of foreclosure or other similar legal proceedings with respect to the 2 MacArthur Mortgaged Property; or (iii) treating the 2 MacArthur Loan Combination as a Specially Serviced Loan).

Notwithstanding the foregoing, for so long as the 2 MacArthur Subordinate Companion Loan is an asset of the issuing entity, the 2 MacArthur Subordinate Companion Loan Holder may not exercise the cure rights described above.

Purchase Option

After the occurrence and delivery of a notice of an event of default with respect to the 2 MacArthur Loan Combination or a servicing transfer event, the 2 MacArthur Subordinate Companion Loan Holder, acting unanimously, will have the right, by written notice to the 2 MacArthur Note A Holders (a “2 MacArthur Purchase Notice”), to purchase in immediately available funds, the 2 MacArthur Note A, in whole but not in part, at the defaulted mortgage loan purchase price, which is generally equal to unpaid principal, interest and expenses (but generally excluding prepayment premiums, default interest or late charges unless the holder is the borrower or an affiliate of the borrower). Upon delivery of the 2 MacArthur Purchase Notice to the then current 2 MacArthur Note A Holder(s), the 2 MacArthur Note A Holder will be required to sell (and the 2 MacArthur Subordinate Companion Loan Holder will be required to purchase) the 2 MacArthur Mortgage Loan at the defaulted mortgage loan purchase price, on a date (the “2 MacArthur Defaulted Note Purchase Date”) not less than ten (10) and not more than sixty (60) days after the date of the 2 MacArthur Purchase Notice. The failure of the requesting purchaser to purchase the 2 MacArthur Mortgage Loan on the 2 MacArthur Defaulted Note Purchase Date will result in the termination of such right with respect to the event of default that caused such purchase right to be exercisable and not in respect of any other event of default. The right of the 2 MacArthur Subordinate Companion Loan Holder to purchase the 2 MacArthur Mortgage Loan as described in this paragraph will automatically terminate upon a foreclosure sale, sale by power of sale or delivery of a deed in lieu of foreclosure with respect to the 2 MacArthur Mortgaged Property. Notwithstanding the foregoing sentence, the 2 MacArthur Note A Holders are required to give the 2 MacArthur Subordinate Companion Loan Holder ten business days prior written notice of its intent with respect to any consummation of a foreclosure sale, sale by power of sale or delivery of deed in lieu of foreclosure with respect to the related Mortgaged Property. Notwithstanding the foregoing sentence, if title to the 2 MacArthur Mortgaged Property is transferred to the 2 MacArthur Note A Holder (or a designee on their behalf), in a manner commonly known as “the borrower turning over the keys” and not otherwise in connection with a consummation by the 2 MacArthur Note A Holder of a foreclosure sale or sale by power of sale or acceptance of a deed in lieu of foreclosure, less than ten business days after the acceleration of the 2 MacArthur Loan Combination, the 2 MacArthur Note A Holder will be required to notify the 2 MacArthur Subordinate Companion Loan Holder of such transfer and the 2 MacArthur Subordinate Companion Loan Holder will have a fifteen (15) business day period from the date of such notice from the 2 MacArthur Note A Holders to deliver the 2 MacArthur Purchase Notice to the 2 MacArthur Note A Holder, in which case the 2 MacArthur Subordinate Companion Loan Holder will be obligated to purchase the 2 MacArthur Mortgaged Property, in immediately available funds, within such 15 business day period at the applicable purchase price.

If the 2 MacArthur Subordinate Companion Loan is an asset of the issuing entity, such purchase option described above will not have any force or effect.

Sale of Defaulted Loan Combination

Pursuant to the terms of the 2 MacArthur Co-Lender Agreement and the Pooling and Servicing Agreement, if the 2 MacArthur Loan Combination becomes a defaulted loan, and if the Special Servicer determines to sell the 2 MacArthur Mortgage Loan in accordance with the Pooling and Servicing Agreement, then the Special Servicer may elect to sell the 2 MacArthur Loan Combination subject to the consent (or deemed consent) of the 2 MacArthur Subordinate Companion Loan Holder or the 2 MacArthur Controlling Noteholder under the provisions described above under “—The Loan Combinations—The 2 MacArthur AB Loan Combination—Consultation and Control” above.

Special Servicer Appointment Rights

Pursuant to the 2 MacArthur Co-Lender Agreement, the 2 MacArthur Controlling Noteholder (or its representative) will have the right to remove and replace the special servicer then acting with respect to the 2 MacArthur Loan Combination and appoint a replacement special servicer in lieu thereof without the consent of the other 2 MacArthur Noteholders.

The Centre Pari Passu-AB Loan Combination

General

The Centre Mortgage Loan (2.5%) is part of a split loan structure comprised of three mortgage notes, each of which is secured by the same mortgage instrument on the same underlying Mortgaged Property.

The Centre Mortgage Loan is evidenced by one promissory note, Note A-1, with a Cut-off Date Balance of $30,000,000.

The Centre Trust Subordinate Companion Loan is subordinate to The Centre Mortgage Loan and The Centre Pari Passu Companion Loan (as defined below), is evidenced by one promissory note, Note B, with a Cut-off Date Balance of $70,000,000.

The related Pari Passu Companion Loan (“The Centre Pari Passu Companion Loan”) is evidenced by one promissory note: Note A-2, with a Cut-off Date Balance of $30,000,000. Only The Centre Mortgage Loan and The Centre Trust Subordinate Companion Loan are included in the issuing entity. The Centre Mortgage Loan and The

Centre Pari Passu Companion Loan are pari passu with each other in terms of priority. The Centre Trust Subordinate Companion Loan is subordinate to The Centre Mortgage Loan and The Centre Pari Passu Companion Loan in terms of priority. The Centre Mortgage Loan, The Centre Trust Subordinate Companion Loan and The Centre Pari Passu Companion Loan are collectively referred to in this prospectus as The Centre Loan Combination (“The Centre Loan Combination”). It is anticipated that the related The Centre Pari Passu Companion Loan will be included in one or more future securitizations. However, we cannot assure you that this will ultimately occur.

The Centre Mortgage Loan and The Centre Pari Passu Companion Loan are together referred to in this prospectus as “The Centre Senior Loans”.

The rights of the issuing entity as the holder of The Centre Mortgage Loan and the rights of the holders of The Centre Pari Passu Companion Loan and The Centre Trust Subordinate Companion Loan are subject to a Co-Lender Agreement (“The Centre Co-Lender Agreement”). The following summaries describe certain provisions of The Centre Co-Lender Agreement.

A “Centre Control Appraisal Period” will exist with respect to The Centre Loan Combination, if and for so long as (a)(1) the initial principal balance of The Centre Trust Subordinate Companion Loan minus (2) the sum (without duplication) of (x) any payments of principal allocated to, and received on, The Centre Trust Subordinate Companion Loan, (y) any appraisal reductions for The Centre Loan Combination that are allocated to such The Centre Trust Subordinate Companion Loan and (z) any losses realized with respect to the related Mortgaged Property or The Centre Loan Combination that are allocated to The Centre Trust Subordinate Companion Loan, is less than (b) 25% of the remainder of the (i) initial principal balance of The Centre Trust Subordinate Companion Loan less (ii) any payments of principal allocated to, and received, by the holder of The Centre Trust Subordinate Companion Loan.

Servicing

The Centre Loan Combination will be serviced pursuant to the Pooling and Servicing Agreement in accordance with the terms of the Pooling and Servicing Agreement and the related The Centre Co-Lender Agreement.

Amounts payable to the issuing entity as holder of The Centre Mortgage Loan and The Centre Trust Subordinate Companion Loan pursuant to The Centre Co-Lender Agreement will be included in the Available Funds for the related Distribution Date to the extent described in this prospectus.

Application of Payments

The Centre Co-Lender Agreement sets forth the respective rights of the holders of The Centre Mortgage Loan, The Centre Pari Passu Companion Loan and The Centre Trust Subordinate Companion Loan with respect to distributions of funds received in respect of The Centre Loan Combination, and provides, in general, that after payment of amounts for reserves or escrows required by the Mortgage Loan documents, payments and proceeds received with respect to The Centre Loan Combination will generally be applied in the following order:

●	first, on a pro rata and pari passu basis, to each holder of The Centre Mortgage Loan and each holder of The Centre Pari Passu Companion Loan, in an amount equal to the accrued and unpaid interest on the principal balance for each applicable note at the applicable net interest rate;

●	second, on a pro rata and pari passu basis, based on the outstanding principal balances of each holder of The Centre Mortgage Loan and each holder of The Centre Pari Passu Companion Loan, in an amount equal to the principal payments received, if any, with respect to such Due Date with respect to The Centre Loan Combination until their principal balances have been reduced to zero;

●	third, on pro rata and pari passu basis, to each holder of The Centre Mortgage Loan and each holder of The Centre Pari Passu Companion Loan, up to the amount of any unreimbursed costs and expenses paid by such holders, including any unreimbursed trust fund expenses not previously reimbursed to such holders (or paid or advanced by any servicer on its behalf and not previously paid or reimbursed) with respect to The Centre Loan Combination pursuant to The Centre Co-Lender Agreement or the Pooling and Servicing Agreement;

●	fourth, on a pro rata and pari passu basis, to each holder of The Centre Mortgage Loan and each holder of The Centre Pari Passu Companion Loan on a pro rata and pari passu basis in an amount equal to the product of (i) the percentage interest of each such note multiplied by (ii) the applicable relative spread (as set forth in The Centre Co-Lender Agreement) and (iii) any prepayment premium to the extent paid by the borrower;

●	fifth, to The Centre Trust Subordinate Companion Loan holder in an amount equal to the accrued and unpaid interest on the principal balance for The Centre Trust Subordinate Companion Loan at the applicable net interest rate;

●	sixth, to The Centre Trust Subordinate Companion Loan holder in an amount equal to all remaining principal payments received on The Centre Loan Combination, if any, with respect to such Due Date with respect to The Centre Loan Combination, until the principal balance for The Centre Trust Subordinate Companion Loan has been reduced to zero;

●	seventh, any prepayment premium, to the extent paid by the borrower, will be paid to The Centre Trust Subordinate Companion Loan holder in an amount up to its pro rata interest therein, based on the product of The Centre Trust Subordinate Companion Loan percentage interest multiplied by its relative spread (as set forth in The Centre Co-Lender Agreement);

●	eighth, if the proceeds of any foreclosure sale or any liquidation of The Centre Loan Combination or the related Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses first through seventh and, as a result of a workout the principal balance for The Centre Trust Subordinate Companion Loan has been reduced, such excess amount will be paid to The Centre Trust Subordinate Companion Loan holder in an amount up to the reduction, if any, of the principal balance for The Centre Trust Subordinate Companion Loan as a result of such Workout, plus interest on such amount at the related net interest rate;

●	ninth, to the extent assumption or transfer fees actually paid by the borrower are not required to be otherwise applied under the Pooling and Servicing Agreement, including, without limitation, to provide reimbursement for interest on any advances, to pay any additional servicing expenses or to compensate a servicer (in each case provided that such reimbursements or payments relate to The Centre Loan Combination), any such assumption or transfer fees, to the extent actually paid by The Centre Loan Combination borrower, will be paid to The Centre Mortgage Loan holder, The Centre Pari Passu Companion Loan holder and The Centre Trust Subordinate Companion Loan holder, pro rata, based on their respective percentage interests; and

●	tenth, if any excess amount is available to be distributed in respect of The Centre Loan Combination, and not otherwise applied in accordance with the foregoing clauses first through ninth, any remaining amount will be paid pro rata to each The Centre Mortgage Loan holder, The Centre Pari Passu Companion Loan holder and The Centre Trust Subordinate Companion Loan holder in accordance with their respective initial percentage interests.

All expenses and losses relating to The Centre Loan Combination and The Centre Mortgaged Property, including without limitation losses of principal and interest, Property Advances, Advance interest amounts, Special Servicing Fees, Liquidation Fees and Workout Fees, Appraisal Reduction Amounts and certain other trust expenses, will be allocated in reverse sequential order. Any realized losses (including reductions by a bankruptcy court) applied to reduce the principal balance of The Centre Loan Combination will be reimbursed in sequential order after all amounts of interest and principal have otherwise been paid in full on all the notes comprising The Centre Loan Combination.

Consultation and Control

Pursuant to The Centre Co-Lender Agreement, the controlling holder with respect to The Centre Loan Combination (“The Centre Controlling Noteholder”), as of any date of determination, will be the holder of a majority of The Centre Trust Subordinate Companion Loan, unless a Centre Control Appraisal Period has occurred and is continuing or if a Centre Control Appraisal Period has occurred and is continuing, the holders of a majority of The Centre Mortgage Loan; provided that, if the majority of The Centre Trust Subordinate Companion Loan would be The Centre Controlling Noteholder pursuant to the terms hereof, but any interest in The Centre

Trust Subordinate Companion Loan is held by a related Borrower Party, or a related Borrower Party would otherwise be entitled to exercise the rights of The Centre Controlling Noteholder, a Centre Control Appraisal Period will be deemed to have occurred.

Pursuant to The Centre Co-Lender Agreement, if any consent, modification, amendment or waiver under or other action in respect of The Centre Loan Combination (whether or not a servicing transfer event has occurred and is continuing) that would constitute a Centre Major Decision, the servicer will be required to provide The Centre Controlling Noteholder (or its representative) with at least 10 Business Days (or, in the case of a determination of an acceptable insurance default, 20 days) prior notice requesting consent to the requested Centre Major Decision. The Master Servicer or the Special Servicer, as applicable, is not permitted to take any action with respect to such Centre Major Decision (or make a determination not to take action with respect to such Centre Major Decision), unless and until the Special Servicer receives the written consent of The Centre Controlling Noteholder (or its representative) before implementing a decision with respect to such Centre Major Decision.

Notwithstanding the foregoing, The Centre Mortgage Loan holder (or any servicer acting on its behalf) will not be permitted to follow any advice or consultation provided by The Centre Controlling Noteholder (or its representative) that would require or cause The Centre Mortgage Loan holder (or any servicer acting on its behalf) to violate any applicable law, including the REMIC Regulations, be inconsistent with the Servicing Standard, require or cause The Centre Mortgage Loan holder (or any servicer acting on its behalf) to violate provisions of The Centre Co-Lender Agreement or the Pooling and Servicing Agreement, require or cause The Centre Mortgage Loan holder (or any servicer acting on its behalf) to violate the terms of The Centre Loan Combination, or materially expand the scope of The Centre Mortgage Loan holder’s (or any servicer acting on its behalf) responsibilities under The Centre Co-Lender Agreement or the Pooling and Servicing Agreement.

The Special Servicer will be required to provide copies to The Centre Pari Passu Companion Loan holder (“The Centre Non-Controlling Noteholder”) of any notice, information and report that is required to be provided to The Centre Controlling Noteholder pursuant to the Pooling and Servicing Agreement with respect to any Centre Major Decisions, or the implementation of any recommended actions outlined in an asset status report, within the same time frame for such notice, information and report is required to be provided to The Centre Controlling Noteholder, and at any time The Centre Controlling Noteholder is The Centre Mortgage Loan holder, the Special Servicer will be required to consult with each The Centre Pari Passu Companion Loan holder on a strictly non-binding basis, to the extent having received such notices, information and reports, any The Centre Pari Passu Companion Loan holder requests consultation with respect to any such Centre Major Decisions or the implementation of any recommended actions outlined in an asset status report, and consider alternative actions recommended by such The Centre Pari Passu Companion Loan holder; provided that after the expiration of a period of 10 Business Days from the delivery to any The Centre Pari Passu Companion Loan holder by the Special Servicer of written notice of a proposed action, together with copies of the notice, information and reports, the Special Servicer will no longer be obligated to consult with such The Centre Pari Passu Companion Loan holder, whether or not such The Centre Pari Passu Companion Loan holder has responded within such 10 Business Day period.

The Centre Loan Combination holders acknowledged that the Pooling and Servicing Agreement may contain certain provisions that give the Operating Advisor certain non-binding consultation rights with respect to Centre Major Decisions related to compliance with the risk retention rules applicable to this transaction.

“Centre Major Decision” means a Major Decision under the Pooling and Servicing Agreement.

Sale of Defaulted Loan Combination

If The Centre Mortgage Loan becomes a Defaulted Mortgage Loan, and if the Special Servicer decides to sell such Split Mortgage Loan, the Special Servicer will be required to sell Mortgage Loan, The Centre Pari Passu Companion Loan and The Centre Trust Subordinate Companion Loan, together as interests evidencing one whole loan. Notwithstanding the foregoing, the Special Servicer will not be permitted to sell a Serviced Pari Passu Loan Combination without the consent of The Centre Non-Controlling Note Holder unless it has delivered to such holder (a) at least fifteen (15) business days prior written notice of any decision to attempt to sell The Centre Pari Passu Companion Loan, (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the Special Servicer, a copy of the most recent appraisal and certain other supplementary documents (if reasonably requested by The Centre Non-Controlling Note Holder), and (c) until the sale is completed, and a reasonable period (but no less time than is afforded to other offerors and The Centre Controlling Noteholder) prior to the proposed sale date, all information and documents being provided to offerors or otherwise approved by the Special Servicer in connection with the proposed sale.

Special Servicer Appointment Rights

Subject to the terms of The Centre Co-Lender Agreement and the Pooling and Servicing Agreement, The Centre Controlling Noteholder (or its representative), at its expense (including, without limitation, the reasonable costs and expenses of counsel to any third parties and costs and expenses of the terminated special servicer), will have the right, at any time from time to time, to appoint a replacement special servicer with respect to The Centre Loan Combination. The Centre Controlling Noteholder (or its representative) will be entitled to terminate the rights and obligations of the Special Servicer under the Pooling and Servicing Agreement, with or without cause, upon at least 10 Business Days’ prior written notice to the Special Servicer (provided, however, that The Centre Controlling Noteholder (and/or its representative) will not be liable for any termination or similar fee in connection with the removal of the Special Servicer in accordance with The Centre Co-Lender Agreement); such termination will not be effective unless and until (A) each Rating Agency delivers a Rating Agency Confirmation; (B) the initial or successor special servicer has assumed in writing (from and after the date such successor special servicer becomes the Special Servicer) all of the responsibilities, duties and liabilities of the Special Servicer under the Pooling and Servicing Agreement from and after the date it becomes the Special Servicer as they relate to The Centre Loan Combination pursuant to an assumption agreement reasonably satisfactory to the Trustee; and (C) the Trustee has received an opinion of counsel reasonably satisfactory to the Trustee to the effect that (x) the designation of such replacement to serve as Special Servicer is in compliance with the Pooling and Servicing Agreement, (y) such replacement will be bound by the terms of the Pooling and Servicing Agreement with respect to The Centre Loan Combination and (z) subject to customary qualifications and exceptions, the Pooling and Servicing Agreement will be enforceable against such replacement in accordance with its terms. The Centre Mortgage Loan holder will be required to promptly provide copies to any terminated special servicer of the documents referred to in the preceding sentence. The Centre Mortgage Loan holder will reasonably cooperate with The Centre Controlling Noteholder in order to satisfy the foregoing conditions, including the Rating Agency Confirmation.

The Centre Controlling Noteholder agreed and acknowledged that the Pooling and Servicing Agreement may contain provisions such that any Special Servicer could be terminated under the Pooling and Servicing Agreement based on a recommendation by the Operating Advisor if (A) the Operating Advisor determines, in its sole discretion exercised in good faith, that (1) the Special Servicer has failed to comply with the Servicing Standard and (2) a replacement of the Special Servicer would be in the best interest of the holders of the applicable securities issued under the Pooling and Servicing Agreement (as a collective whole) and (B) an affirmative vote of requisite certificateholders is obtained. The Centre Controlling Noteholder will retain its right to remove and replace the Special Servicer, but The Centre Controlling Noteholder may not restore a Special Servicer that has been removed in accordance with the preceding sentence.

The ICON Upper East Side Portfolio Pari Passu-AB Loan Combination

General

The ICON Upper East Side Portfolio Mortgage Loan (2.1%) is part of a loan combination structure (the “ICON Upper East Side Portfolio Loan Combination”) comprised of four mortgage notes, each of which is secured by the same mortgage instrument on the same underlying Mortgaged Properties.

The ICON Upper East Side Portfolio Mortgage Loan is evidenced by one promissory note, Note A-3 with a Cut-off Date Balance of $25,000,000.

The related subordinate companion loan (the “ICON Upper East Side Portfolio Subordinate Companion Loan”) is subordinate to the ICON Upper East Side Portfolio Mortgage Loan and the ICON Upper East Side Portfolio Pari Passu Companion Loan (as defined below), and is evidenced by one (1) promissory note, Note B with a principal balance as of the Cut-off Date of $57,200,000.

The related Pari Passu Companion Loans (the “ICON Upper East Side Portfolio Pari Passu Companion Loans”) are evidenced by (i) Note A-1 with a principal balance as of the Cut-off Date of $8,500,000 and (ii) Note A-2 with a principal balance as of the Cut-off Date of $25,000,000. Only the ICON Upper East Side Portfolio

Mortgage Loan is included in the Issuing Entity. The ICON Upper East Side Portfolio Mortgage Loan and the ICON Upper East Side Portfolio Pari Passu Companion Loans are pari passu with each other in terms of priority. The ICON Upper East Side Portfolio Subordinate Companion Loan is subordinate to the ICON Upper East Side Portfolio Mortgage Loan and the ICON Upper East Side Portfolio Pari Passu Companion Loans in terms of priority. The ICON Upper East Side Portfolio Mortgage Loan and the ICON Upper East Side Portfolio Companion Loans are collectively referred to in this prospectus as the ICON Upper East Side Portfolio Loan Combination.

The ICON Upper East Side Portfolio Mortgage Loan with the ICON Upper East Side Portfolio Pari Passu Companion Loans are collectively referred to in this prospectus as the “ICON Upper East Side Portfolio Senior Loans”. The ICON Upper East Side Portfolio Subordinate Companion Loan is currently held by JPMCC 2019-ICON UES trust (the “ICON Upper East Side Portfolio Subordinate Companion Loan Holder”). The ICON Upper East Side Portfolio Subordinate Companion Loan and the ICON Upper East Side Portfolio Pari Passu Companion Loans are collectively referred to in this prospectus as the “ICON Upper East Side Portfolio Companion Loans”.

The rights of the issuing entity as the holder of the ICON Upper East Side Portfolio Mortgage Loan and the rights of the holders of the ICON Upper East Side Portfolio Companion Loans are subject to a Co-Lender Agreement (the “ICON Upper East Side Portfolio Co-Lender Agreement”). The following summaries describe certain provisions of the ICON Upper East Side Portfolio Co-Lender Agreement.

Servicing

The ICON Upper East Side Portfolio Loan Combination and any related REO Property will be serviced and administered pursuant to the JPMCC 2019-ICON UES Trust and Servicing Agreement, dated as of May 16, 2019, between Midland Loan Services, a Division of PNC Bank, National Association, as master servicer (the “JPMCC 2019-ICON UES Servicer”), CWCapital Asset Management, LLC, as special servicer (the “JPMCC 2019-ICON UES Special Servicer”), and Wells Fargo Bank, National Association, as certificate administrator and trustee, , subject to the terms of the ICON Upper East Side Portfolio Co-Lender Agreement. In servicing the ICON Upper East Side Portfolio Loan Combination, the JPMCC 2019-ICON UES Servicer and the JPMCC 2019-ICON UES Special Servicer are required to service the ICON Upper East Side Portfolio Loan Combination in accordance with the servicing standard set forth in the JPMCC 2019-ICON UES trust and servicing agreement (the “JPMCC 2019-ICON UES Trust and Servicing Agreement”) and to take into account the interests of the certificateholders and the holders of the ICON Upper East Side Portfolio Companion Loans as a collective whole.

Amounts payable to the issuing entity as holder of the ICON Upper East Side Portfolio Mortgage Loan pursuant to the ICON Upper East Side Portfolio Co-Lender Agreement will be included in the Available Funds for the related Distribution Date to the extent described in this prospectus and amounts payable to the holders of the ICON Upper East Side Portfolio Pari Passu Companion Loans will be distributed to such holders net of certain fees and expenses on the ICON Upper East Side Portfolio Pari Passu Companion Loans as set forth in the ICON Upper East Side Portfolio Co-Lender Agreement.

Custody of the Mortgage File

Wells Fargo Bank, National Association, as custodian under the JPMCC 2019-ICON UES Trust and Servicing Agreement is the custodian of the mortgage file related to the ICON Upper East Side Portfolio Loan Combination (other than the promissory notes evidencing the ICON Upper East Side Portfolio Mortgage Loan and the related Companion Loans not included in the JPMCC 2019-ICON UES securitization).

Application of Payments

The ICON Upper East Side Portfolio Co-Lender Agreement sets forth the respective rights of the holder of the ICON Upper East Side Portfolio Mortgage Loan and the holders of the ICON Upper East Side Portfolio Companion Loans with respect to distributions of funds received in respect of the ICON Upper East Side Portfolio Loan Combination, and provides, in general, that, the ICON Upper East Side Portfolio Subordinate Companion Loan is, at all times, junior, subject and subordinate to the ICON Upper East Side Portfolio Senior Loans, and the right of the ICON Upper East Side Portfolio Subordinate Companion Loan Holder to receive payments with respect to the ICON Upper East Side Portfolio Loan Combination is, at all times, junior, subject and subordinate to the rights of the holders of the ICON Upper East Side Portfolio Senior Loans to receive payments with respect to the ICON Upper East Side Portfolio Loan Combination. All amounts tendered by the related borrowers or otherwise available for payment on the ICON Upper East Side Portfolio Loan Combination (excluding amounts for required reserves, escrows and certain other fees, costs and expenses) will be applied in the following order of priority:

first, to the holders of the ICON Upper East Side Portfolio Senior Loans, pro rata and pari passu, in each case in an amount equal to the accrued and unpaid interest on the ICON Upper East Side Portfolio Senior Loans at the applicable note interest rate;

second, to the holders of the ICON Upper East Side Portfolio Senior Loans, pro rata and pari passu, in an amount equal to the principal payments (or other amounts allocated to principal) received, if any, with respect to such due date with respect to the ICON Upper East Side Portfolio Loan Combination, until the balance of the ICON Upper East Side Portfolio Senior Loans have been reduced to zero;

third, to the holders of the ICON Upper East Side Portfolio Senior Loans, pro rata and pari passu, up to the aggregate amount of any unreimbursed losses previously allocated to the ICON Upper East Side Portfolio Senior Loan holders in accordance with the ICON Upper East Side Portfolio Co-Lender Agreement, plus interest thereon at the net note interest rate compounded monthly from the date such related realized losses were allocated to each ICON Upper East Side Portfolio Senior Loan;

fourth, to pay accrued and unpaid interest on the ICON Upper East Side Portfolio Subordinate Companion Loan (other than default interest) to the ICON Upper East Side Portfolio Subordinate Companion Loan Holder in an amount equal to the accrued and unpaid interest on the principal balance of the ICON Upper East Side Portfolio Subordinate Companion Loan at the applicable net note interest rate;

fifth, to the ICON Upper East Side Portfolio Subordinate Companion Loan Holder in an amount equal to all principal payments (or other amounts allocated to principal) received, if any, with respect to such due date, until the principal balance of the ICON Upper East Side Portfolio Subordinate Companion Loan has been reduced to zero;

sixth, to the ICON Upper East Side Portfolio Subordinate Companion Loan Holder, an amount equal to the aggregate of unreimbursed realized losses previously allocated to the ICON Upper East Side Portfolio Subordinate Companion Loan Holder in accordance with the terms of the ICON Upper East Side Portfolio Co-Lender Agreement, plus interest thereon at the net note interest rate for the ICON Upper East Side Portfolio Subordinate Companion Loan compounded monthly from the date the realized losses were allocated to the ICON Upper East Side Portfolio Subordinate Companion Loan Holder;

seventh, to pay any yield maintenance premium and yield maintenance default premium then due and payable in respect of the ICON Upper East Side Portfolio Senior Loans, on a pro rata and pari passu basis, then the ICON Upper East Side Portfolio Subordinate Companion Loan Holder;

eighth, to pay default interest and late payment charges then due and owing under the ICON Upper East Side Portfolio Loan Combination, all of which is required to be applied in accordance with the JPMCC 2019-ICON UES Trust and Servicing Agreement; and

ninth, if any excess amount is available to be distributed in respect of the ICON Upper East Side Portfolio Loan Combination, and not otherwise applied in accordance with the foregoing clauses first through eighth, any remaining amount is required to be paid pro rata to each ICON Upper East Side Portfolio Senior Loan holder and the ICON Upper East Side Portfolio Subordinate Companion Loan Holder based on their initial principal balances.

Consultation and Control

Pursuant to the ICON Upper East Side Portfolio Co-Lender Agreement, the directing holder with respect to the ICON Upper East Side Portfolio Loan Combination (the “ICON Upper East Side Portfolio Directing Holder”), as of any date of determination, will be the holder of the ICON Upper East Side Portfolio Senior Loan evidenced by promissory note A-1, which is the directing certificateholder or controlling class representative (or an equivalent entity) for the JPMCC 2019-ICON UES securitization. The ICON Upper East Side Portfolio Directing Holder is not permitted to exercise the rights of the ICON Upper East Side Portfolio Directing Holder if it is an affiliate of the borrowers. The ICON Upper East Side Portfolio Directing Holder will be entitled to exercise certain consent and/or consultation rights as set forth under the ICON Upper East Side Portfolio Co-Lender Agreement, and the implementation of any recommended actions outlined in an asset status report with respect to the ICON Upper

East Side Portfolio Loan Combination will require the approval of the ICON Upper East Side Portfolio Directing Holder.

Pursuant to the terms of the ICON Upper East Side Portfolio Co-Lender Agreement, the issuing entity, as the holder of the ICON Upper East Side Portfolio Mortgage Loan (or its representative), has (i) a right to receive copies of all notices, information and reports with respect to major decisions that the JPMCC 2019-ICON UES Servicer or the JPMCC 2019-ICON UES Special Servicer, as applicable, is required to provide to the ICON Upper East Side Portfolio Directing Holder pursuant to the JPMCC 2019-ICON UES Trust and Servicing Agreement (similar to such notices, information and reports that are required to be provided to the ICON Upper East Side Portfolio Directing Holder under the JPMCC 2019-ICON UES Trust and Servicing Agreement without regard to the occurrence of a control termination event or consultation termination event under the JPMCC 2019-ICON UES Trust and Servicing Agreement) and a summary of any asset status report relating to the ICON Upper East Side Portfolio Loan Combination that the JPMCC 2019-ICON UES Servicer or the JPMCC 2019-ICON UES Special Servicer, as applicable, is required to provide to the ICON Upper East Side Portfolio Directing Holder pursuant to the JPMCC 2019-ICON UES Trust and Servicing Agreement (without regard to the occurrence of a control termination event or consultation termination event under the JPMCC 2019-ICON UES Trust and Servicing Agreement) and (ii) the right to be consulted on a strictly non-binding basis with respect to any major decisions to be taken with respect to the ICON Upper East Side Portfolio Loan Combination or the implementation of any recommended action outlined in an asset status report relating to the ICON Upper East Side Portfolio Loan Combination. The consultation right of the issuing entity will expire five business days following the delivery of written notice of a proposed action, together with copies of the notices, information and reports; provided that if the JPMCC 2019-ICON UES Servicer (or the JPMCC 2019-ICON UES Special Servicer, as applicable) proposes a new course of action that is materially different from the actions previously proposed, then such consultation period will be deemed to begin anew. Notwithstanding the rights described above, the JPMCC 2019-ICON UES Servicer or the JPMCC 2019-ICON UES Special Servicer, as applicable, is permitted to take any major decision or any action set forth in the asset status report before the expiration of the aforementioned consultation period if it determines that immediate action with respect to such decision is necessary to protect the interests of the holders of the ICON Upper East Side Portfolio Loan Combination (as a collective whole). Neither the JPMCC 2019-ICON UES Servicer nor the JPMCC 2019-ICON UES Special Servicer will be obligated at any time to follow or take any alternative actions recommended by the issuing entity (or its representative).

Neither the JPMCC 2019-ICON UES Servicer nor the JPMCC 2019-ICON UES Special Servicer may follow any advice, direction or objection by the ICON Upper East Side Portfolio Directing Holder that would (i) require or cause the JPMCC 2019-ICON UES Servicer or the JPMCC 2019-ICON UES Special Servicer, as applicable, to violate applicable law (including the REMIC provisions), the Mortgage Loan documents, the JPMCC 2019-ICON UES Trust and Servicing Agreement, the ICON Upper East Side Portfolio Co-Lender Agreement or the applicable servicing standard or materially expand the scope of responsibilities for any of the JPMCC 2019-ICON UES Servicer or the JPMCC 2019-ICON UES Special Servicer.

In addition to the control and consultation rights described above, pursuant to the terms of the ICON Upper East Side Portfolio Co-Lender Agreement, the issuing entity, as the holder of the ICON Upper East Side Portfolio Mortgage Loan, will have the right to annual meetings (which may be held telephonically in the discretion of the JPMCC 2019-ICON UES Servicer or JPMCC 2019-ICON UES Special Servicer) with the JPMCC 2019-ICON UES Servicer or the JPMCC 2019-ICON UES Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the JPMCC 2019-ICON UES Servicer or the JPMCC 2019-ICON UES Special Servicer, as applicable, in which servicing issues related to the ICON Upper East Side Portfolio Loan Combination are discussed.

Sale of Defaulted Loan Combination

Pursuant to the terms of the ICON Upper East Side Portfolio Co-Lender Agreement, if the ICON Upper East Side Portfolio Loan Combination becomes a specially serviced loan, and if the JPMCC 2019-ICON UES Special Servicer determines to sell the ICON Upper East Side Portfolio Loan Combination in accordance with the JPMCC 2019-ICON UES Trust and Servicing Agreement, the JPMCC 2019-ICON UES Special Servicer will be required to sell the ICON Upper East Side Portfolio Mortgage Loan and each ICON Upper East Side Portfolio Companion Loans together as interests evidencing one whole loan. Notwithstanding the foregoing, the JPMCC 2019-ICON UES Special Servicer will not be permitted to sell the ICON Upper East Side Portfolio Loan Combination without the consent of each Non-Controlling Holder (including the issuing entity as the holder of the ICON Upper East Side Portfolio Mortgage Loan) unless it has delivered to such holder (a) at least 15 business days prior written notice of any decision to attempt to sell the ICON Upper East Side Portfolio Loan Combination, (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the JPMCC 2019-ICON UES Special Servicer and a copy of the most recent appraisal and certain other supplementary documents (if requested by such holder), and (c) until the sale is completed, and a reasonable period (but no less time than is afforded to other offerors and the applicable Non-Serviced Directing Holder under the JPMCC 2019-ICON UES Trust and Servicing Agreement) prior to the proposed sale date, all information and documents being provided to offerors or otherwise approved by the JPMCC 2019-ICON UES Servicer or JPMCC 2019-ICON UES Special Servicer in connection with the proposed sale.

Special Servicer Appointment Rights

Pursuant to the ICON Upper East Side Portfolio Co-Lender Agreement, the ICON Upper East Side Portfolio Directing Holder (or its representative) will have the right, at any time, with or without cause, to replace the ICON Upper East Side Portfolio Special Servicer then acting with respect to the ICON Upper East Side Portfolio Loan Combination and appoint a replacement special servicer in lieu thereof without the consent of the holders of the ICON Upper East Side Portfolio Mortgage Loan or the other ICON Upper East Side Portfolio Companion Loans (or their representatives) in a manner that is substantially similar to that as described under “The Pooling and Servicing Agreement—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”, “—Servicer Termination Events” and “—Rights Upon Servicer Termination Event”.

Additional Mortgage Loan Information

Each of the tables presented in Annex B and Annex C to this prospectus sets forth selected characteristics of the pool of Mortgage Loans as of the Cut-off Date, if applicable. For a detailed presentation of certain additional characteristics of the Mortgage Loans and the Mortgaged Properties on an individual basis, see Annex A to this prospectus. For certain additional information regarding the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) in the pool of Mortgage Loans, see “Significant Loan Summaries” in Annex B to this prospectus.

The description in this prospectus, including Annex A, B and C, of the Mortgage Pool and the Mortgaged Properties is based upon the Mortgage Pool as expected to be constituted at the close of business on the Cut-off Date, as adjusted for the scheduled principal payments due on the Mortgage Loans on or before the Cut-off Date. Prior to the issuance of the Offered Certificates, a Mortgage Loan may be removed from the Mortgage Pool if the Depositor deems such removal necessary or appropriate or if it is prepaid. This may cause the range of Mortgage Rates and maturities as well as the other characteristics of the Mortgage Loans to vary from those described in this prospectus.

A current report on Form 8-K (“Form 8-K”) will be available to purchasers of the Offered Certificates and will be filed pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), together with the Pooling and Servicing Agreement, with the Securities and Exchange Commission (the “SEC”) on or prior to the date of the filing of the final prospectus.

Additionally, an Asset Data File containing certain detailed information regarding the Mortgage Loans for the reporting period specified therein will be filed or caused to be filed by the Depositor on Form ABS-EE on or prior to the date of filing of this prospectus and available to persons (including beneficial owners of the Offered Certificates) who receive this prospectus.

Transaction Parties

The Sponsors and the Mortgage Loan Sellers

Citi Real Estate Funding Inc., JPMorgan Chase Bank, National Association and German American Capital Corporation are the sponsors of this securitization transaction and, accordingly, are referred to as the “Sponsors”.

Citi Real Estate Funding Inc.

General

Citi Real Estate Funding Inc. (“CREFI”) is a Sponsor and a Mortgage Loan Seller. CREFI originated or co-originated all of the CREFI Mortgage Loans. CREFI is a New York corporation organized in 2014 and is a wholly-owned subsidiary of Citibank, N.A., a national banking association, which is in turn a wholly-owned subsidiary of Citicorp LLC, a Delaware limited liability company, which is in turn a wholly-owned subsidiary of Citigroup Inc., a Delaware corporation. CREFI maintains its principal office at 388 Greenwich Street, New York, New York 10013, Attention: Mortgage Finance Group, and its facsimile number is (212) 723-8604. CREFI is an affiliate of Citigroup Commercial Mortgage Securities Inc. (the Depositor), Citigroup Global Markets Inc. (one of the underwriters) and Citibank, N.A. (the Certificate Administrator, Custodian, certificate registrar and paying agent). CREFI makes, and purchases (or may purchase) from lenders, commercial and multifamily mortgage loans primarily for the purpose of securitizing them in CMBS transactions.

Neither CREFI nor any of its affiliates will insure or guarantee distributions on the Certificates. The Certificateholders will have no rights or remedies against CREFI for any losses or other claims in connection with the Certificates or the Mortgage Loans except in respect of the repurchase and substitution obligations for material document defects or material breaches of the representations and warranties made by CREFI in the related Mortgage Loan Purchase Agreement as described under “The Mortgage Loan Purchase Agreements—Cures, Repurchases and Substitutions”.

CREFI’s Commercial Mortgage Origination and Securitization Program

CREFI, directly or through correspondents or affiliates, originates multifamily and commercial mortgage loans throughout the United States. CREFI has been engaged in the origination of multifamily and commercial mortgage loans for securitization since January 2017, and in the securitization of multifamily and commercial mortgage loans since April 2017. CREFI is an affiliate of Citigroup Global Markets Realty Corp. (“CGMRC”), which was engaged in the origination of multifamily and commercial mortgage loans for securitization from 1996 to 2017. Many CREFI staff worked for CGMRC, and CREFI’s underwriting guidelines, credit committee approval process and loan documentation are substantially similar to CGMRC’s. The multifamily and commercial mortgage loans originated by CREFI may include both fixed rate loans and floating rate loans.

In addition, in the normal course of its business, CREFI may also acquire multifamily and commercial mortgage loans from various third-party originators. These mortgage loans may have been originated using underwriting guidelines not established by CREFI.

In connection with the commercial mortgage securitization transactions in which it participates, CREFI generally transfers the subject mortgage assets to a depositor, who then transfers those mortgage assets to the issuing entity for the related securitization. In return for the transfer of the subject mortgage assets by the depositor to the issuing entity, the issuing entity issues commercial mortgage pass-through certificates that are in whole or in part backed by, and supported by the cash flows generated by, those mortgage assets.

CREFI will generally act as a sponsor, originator and/or mortgage loan seller in the commercial mortgage securitization transactions in which it participates. In such transactions there may be a co-sponsor and/or other mortgage loan sellers and originators.

CREFI generally works with rating agencies, unaffiliated mortgage loan sellers, servicers, affiliates and underwriters in structuring a securitization transaction. Generally CREFI and/or the related depositor contract with other entities to service the multifamily and commercial mortgage loans following their transfer into a trust fund in exchange for a series of certificates.

Review of the CREFI Mortgage Loans

Overview. In connection with the preparation of this prospectus, CREFI conducted a review of the Mortgage Loans that it is selling to the Depositor. The review was conducted as set forth below and was conducted with respect to each of the CREFI Mortgage Loans. No sampling procedures were used in the review process.

Database. First, CREFI created a database of information (the “CREFI Securitization Database”) obtained in connection with the origination of the CREFI Mortgage Loans, including:

●	certain information from the CREFI Mortgage Loan documents;

●	certain information from the rent rolls and operating statements for, and certain leases relating to, the related Mortgaged Properties (in each case to the extent applicable);

●	insurance information for the related Mortgaged Properties;

●	information from third party reports such as the appraisals, environmental and property condition reports, seismic reports, zoning reports and other zoning information;

●	bankruptcy searches with respect to the related borrowers; and

●	certain information and other search results obtained by CREFI’s deal team for each of the CREFI Mortgage Loans during the underwriting process.

CREFI also included in the CREFI Securitization Database certain updates to such information received by CREFI’s securitization team after origination, such as information from the interim servicer regarding loan payment status and current escrows, updated rent rolls and leasing activity information provided pursuant to the Mortgage Loan documents, and information otherwise brought to the attention of CREFI’s securitization team. Such updates were not intended to be, and do not serve as, a re-underwriting of any Mortgage Loan.

Using the information in the CREFI Securitization Database, CREFI created a Microsoft Excel file (the “CREFI Data File”) and provided that file to the Depositor for the inclusion in this prospectus (particularly in Annexes A, B and C to this prospectus) of information regarding the CREFI Mortgage Loans.

Data Comparison and Recalculation. CREFI (or the Depositor on its behalf) engaged a third-party accounting firm to perform certain data comparison and recalculation procedures designed by CREFI, relating to information in this prospectus regarding the CREFI Mortgage Loans. These procedures included:

●	comparing the information in the CREFI Data File against various source documents provided by CREFI that are described above under “—Database”;

●	comparing numerical information regarding the CREFI Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the CREFI Data File; and

●	recalculating certain percentages, ratios and other formulae relating to the CREFI Mortgage Loans disclosed in this prospectus.

Legal Review. CREFI also reviewed and responded to a Due Diligence Questionnaire (as defined below) relating to the CREFI Mortgage Loans, which questionnaire was prepared by the Depositor’s legal counsel for use in eliciting information relating to the CREFI Mortgage Loans and including such information in this prospectus to the extent material.

Although the Due Diligence Questionnaire may be revised from time to time, it typically contains various questions regarding the CREFI Mortgage Loans, the related Mortgaged Properties, the related borrowers, sponsors and tenants, and any related additional debt. For example, the due diligence questionnaire (a “Due Diligence Questionnaire”) may seek to elicit, among other things, the following information:

●	whether any mortgage loans were originated by third party originators and the names of such originators, and whether such mortgage loans were underwritten or re-underwritten in accordance with CREFI’s (or the applicable mortgage loan seller’s) criteria;

●	whether any mortgage loans are not first liens, or have a loan-to-value ratio greater than 80%;

●	whether any mortgage loans are 30 days or more delinquent with respect to any monthly debt service payment as of the cut-off date or have been 30 days or more delinquent at any time during the 12-month period immediately preceding the cut-off date;

●	a description of any material issues with respect to any of the mortgage loans;

●	whether any mortgage loans permit, or have existing, mezzanine debt, additional debt secured by the related mortgaged properties or other material debt, and the material terms and conditions for such debt;

●	whether any mortgaged properties have additional debt that is included in another securitization transaction and information related to such other securitization transaction;

●	whether intercreditor agreements, subordination and standstill agreements or similar agreements are in place with respect to secured debt, mezzanine debt or additional debt and the terms of such agreements;

●	whether any mortgage loans are interest-only for their entire term or a portion of their term;

●	whether any mortgage loans permit prepayment or defeasance (in whole or in part), or provide for yield maintenance, and the types of prepayment lock-out provisions and prepayment charges that apply;

●	whether any mortgage loans permit the release of all or a portion of the related mortgaged properties, and the material terms of any partial release, substitution and condemnation/casualty provisions;

●	whether any mortgage loans are cross-collateralized or secured by multiple properties, or have related borrowers with other mortgage loans in the subject securitization;

●	whether any mortgage loans have a right of first refusal or right of first offer or similar options, in favor of a tenant or any other party;

●	whether there are post-close escrows or earn-out reserves that could be used to pay down the mortgage loan, or whether there are escrows or holdbacks that have not been fully funded;

●	information regarding lockbox arrangements, grace periods, interest accrual and amortization provisions, non-recourse carveouts, and any other material provisions with respect to the mortgage loan;

●	whether the borrower or sponsor of any related borrower has been subject to bankruptcy proceedings, or has a past or present material criminal charge or record;

●	whether any borrower is not a special purpose entity;

●	whether any borrowers or sponsors of related borrowers have been subject to litigation or similar proceedings and the material terms thereof;

●	whether any borrower under a mortgage loan is affiliated with a borrower under another mortgage loan to be included in the issuing entity;

●	whether any of the mortgage loans is a leasehold mortgage, the terms of the related ground lease, and whether the term of the related ground lease extends at least 20 years beyond the stated loan maturity;

●	a list of any related mortgaged properties for which a single tenant occupies over 20% of such property, and whether there are any significant lease rollovers at a particular mortgaged property;

●	a list of any significant tenant concentrations or material tenant issues, e.g., dark tenants, subsidized tenants, government or student tenants, or Section 8 tenants, etc.;

●	a description of any material leasing issues at the related mortgaged properties;

●	whether any related mortgaged properties are subject to condemnation proceedings or litigation;

●	a list of related mortgaged properties for which a Phase I environmental site assessment has not been completed, or for which a Phase II was performed, and whether any environmental site assessment reveals any material adverse environmental condition or circumstance at any related mortgaged property except for those which will be remediated by the cut-off date;

●	whether there is any terrorism, earthquake, tornado, flood, fire or hurricane damage with respect to any of the related mortgaged properties, or whether there are zoning issues at the mortgaged properties;

●	a list of mortgaged properties for which an engineering inspection has not been completed and whether any property inspection revealed material issues; and/or

●	general information regarding property type, condition, use, plans for renovation, etc.

CREFI also provided to origination counsel a set of mortgage loan representations and warranties substantially similar to those attached as Annex E-1A to this prospectus and requested that origination counsel identify exceptions to such representations and warranties. CREFI compiled and reviewed the draft exceptions received from origination counsel, engaged separate counsel to review the exceptions, revised the exceptions and provided them to the Depositor for inclusion on Annex E-1B to this prospectus. In addition, for each CREFI Mortgage Loan originated by CREFI or one of its affiliates, CREFI prepared and delivered to its securitization counsel for review an asset summary, which summary includes important loan terms and certain property level information obtained during the origination process. The loan terms included in each asset summary may include, without limitation, the principal amount, the interest rate, the loan term, the interest calculation method, the due date, any applicable interest-only period, any applicable amortization period, a summary of any prepayment and/or defeasance provisions, a summary of any lockbox and/or cash management provisions, a summary of any release provisions, and a summary of any requirement for the related borrower to fund up-front and/or on-going reserves. The property level information obtained during the origination process included in each asset summary may include, without limitation, a description of the related Mortgaged Property (including property type, ownership structure, use, location, size, renovations, age and physical attributes), information relating to the commercial real estate market in which the Mortgaged Property is located, information relating to the related borrower and sponsor of the related borrower, an underwriter’s assessment of strengths and risks of the loan transaction, tenant analysis, and summaries of third party reports such as appraisal, environmental and property condition reports.

For each CREFI Mortgage Loan, if any, purchased by CREFI or its affiliates from a third-party originator of such CREFI Mortgage Loan, CREFI reviewed the purchase agreement and related representations and warranties, and exceptions to those representations and warranties, made by the seller of such CREFI Mortgage Loan to CREFI or its affiliates, reviewed certain provisions of the related Mortgage Loan documents and third party reports concerning the related Mortgaged Property provided by the originator of such CREFI Mortgage Loan, prepared exceptions to the representations and warranties in the Mortgage Loan Purchase Agreement based upon such review, and provided them to the Depositor for inclusion on Annex E-1B to this prospectus. With respect to any CREFI Mortgage Loan that is purchased by CREFI or its affiliates from a third party originator, the representations and warranties made by the third party originator in the related purchase agreement between CREFI or its affiliates, on the one hand, and the third party originator, on the other hand, are solely for the benefit of CREFI or its affiliates. The rights, if any, that CREFI or its affiliates may have under such purchase agreement upon a breach of such representations and warranties made by the third party originator will not be assigned to the Trustee, and the Certificateholders and the Trustee will not have any recourse against the third party originator in connection with any breach of the representations and warranties made by such third party originator. As described under “The Mortgage Loan Purchase Agreements—Cures, Repurchases and Substitutions”, the substitution or repurchase obligation of, or the obligation to make a Loss of Value Payment on the part of, CREFI, as Mortgage Loan Seller, with respect to the CREFI Mortgage Loans under the related Mortgage Loan Purchase Agreement constitutes the sole remedy available to the Certificateholders and the Trustee for any uncured material breach of any of CREFI’s representations and warranties regarding the CREFI Mortgage Loans, including any of the CREFI Mortgage Loans that were purchased by CREFI or its affiliates from a third party originator.

In addition, with respect to each CREFI Mortgage Loan, CREFI reviewed, and in certain cases requested that its counsel review, certain Mortgage Loan document provisions as necessary for disclosure of such provisions in this prospectus, such as property release provisions and other provisions specifically disclosed in this prospectus.

Certain Updates. Furthermore, CREFI requested the borrowers under the CREFI Mortgage Loans (or the borrowers’ respective counsel) for updates on any significant pending litigation that existed at origination. Moreover, if CREFI became aware of a significant natural disaster in the vicinity of a Mortgaged Property relating to a CREFI Mortgage Loan, CREFI requested information on the property status from the related borrower in order to confirm whether any material damage to the property had occurred.

Large Loan Summaries. Finally, CREFI prepared, and reviewed with origination counsel and/or securitization counsel, the loan summaries for those of the CREFI Mortgage Loans included in the 10 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) in the Mortgage Pool, and the abbreviated loan summaries for those of the CREFI Mortgage Loans included in the next 5 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) in the Mortgage Pool, which loan summaries and abbreviated loan summaries are incorporated in “Significant Loan Summaries” in Annex B to this prospectus.

Findings and Conclusions. Based on the foregoing review procedures, CREFI found and concluded that the disclosure regarding the CREFI Mortgage Loans in this prospectus is accurate in all material respects. CREFI also found and concluded that the CREFI Mortgage Loans were originated in accordance with CREFI’s origination procedures and underwriting criteria, except for any material deviations described under “—CREFI’s Underwriting Guidelines and Processes—Exceptions” below. CREFI attributes to itself all findings and conclusions resulting from the foregoing review procedures.

CREFI’s Underwriting Guidelines and Processes

General. CREFI’s commercial mortgage loans (including any co-originated mortgage loans) are primarily originated in accordance with the procedures and underwriting criteria described below. However, variations from the procedures and criteria described below may be implemented as a result of various conditions including each loan’s specific terms, the quality or location of the underlying real estate, the property’s tenancy profile, the background or financial strength of the borrower/sponsor or any other pertinent information deemed material by CREFI. Therefore, this general description of CREFI’s origination procedures and underwriting criteria is not intended as a representation that every commercial mortgage loan originated by it or on its behalf complies entirely with all criteria set forth below.

Process. The credit underwriting process for each of CREFI’s loans is performed by a deal team comprised of real estate professionals which typically includes an originator, an underwriter, a commercial closer and a third party due diligence provider operating under the review of CREFI. This team conducts a thorough review of the related mortgaged property, which in most cases includes an examination of the following information, to the extent both applicable and available: historical operating statements, rent rolls, tenant leases, current and historical real estate tax information, insurance policies and/or schedules, and third party reports pertaining to appraisal/valuation, zoning, environmental status and physical condition/seismic condition/engineering (see “—Escrow Requirements”, “—Title Insurance Policy”, “—Property Insurance”, “—Third Party Reports—Appraisal”, “—Third Party Reports—Environmental Report” and “—Third Party Reports—Property Condition Report” below). In some cases (such as a property having a limited operating history or having been recently acquired by its current owner), historical operating statements may not be available. Rent rolls would not be examined for certain property types, such as hospitality properties or single tenant properties, and tenant leases would not be examined for certain property types, such as hospitality, self-storage, multifamily and manufactured housing community properties.

A member of CREFI’s deal team or one of its agents performs an inspection of the property as well as a review of the surrounding market environment, including demand generators and competing properties (if any), in order to confirm tenancy information, assess the physical quality of the collateral, determine visibility and access characteristics, and evaluate the property’s competitiveness within its market.

CREFI’s deal team or one of its agents also performs a detailed review of the financial status, credit history, credit references and background of the borrower and certain key principals using financial statements, income tax returns, credit reports, criminal/background investigations, and specific searches for judgments, liens, bankruptcy and pending litigation. Circumstances may also warrant an examination of the financial strength and credit of key tenants as well as other factors that may impact the tenants’ ongoing occupancy or ability to pay rent.

After the compilation and review of all documentation and other relevant considerations, the deal team finalizes its detailed underwriting analysis of the property’s cash flow in accordance with CREFI’s property-

specific, cash flow underwriting guidelines. Determinations are also made regarding the implementation of appropriate loan terms to structure around risks, resulting in features such as ongoing escrows or up-front reserves, letters of credit, lockboxes/cash management agreements or guarantees. A complete credit committee package is prepared to summarize all of the above referenced information.

Credit Approval. All commercial mortgage loans must be presented to one or more credit committees that include senior real estate professionals among others. After a review of the credit committee package and a discussion of the loan, the committee may approve the loan as recommended or request additional due diligence, modify the terms, or reject the loan entirely.

Debt Service Coverage Ratio and Loan-to-Value Ratio Requirements. CREFI’s underwriting standards generally require a minimum debt service coverage ratio of 1.20x and a maximum loan-to-value ratio of 80%. However, these thresholds are guidelines and exceptions are permitted under the guidelines on the merits of each individual loan, such as reserves, letters of credit and/or guarantees and CREFI’s assessment of the property’s future prospects. Property and loan information is not updated for securitization unless CREFI determines that information in its possession has become stale.

Certain properties may also be encumbered by subordinate debt secured by such property and/or mezzanine debt secured by direct or indirect ownership interests in the borrower and, when such mezzanine or subordinate debt is taken into account, may result in aggregate debt that does not conform to the aforementioned debt service coverage ratio and loan-to-value ratio parameters.

Amortization Requirements. While CREFI’s underwriting guidelines generally permit a maximum amortization period of 30 years, certain loans may provide for interest-only payments through maturity or for a portion of the loan term. If the loan entails only a partial interest-only period, the monthly debt service, annual debt service and debt service coverage ratio set forth in this prospectus and Annex A to this prospectus reflect a calculation on the future (larger) amortizing loan payment. See “Description of the Mortgage Pool” in this prospectus.

Escrow Requirements. CREFI may require borrowers to fund escrows for taxes, insurance, capital expenditures and replacement reserves. In addition, CREFI may identify certain risks that warrant additional escrows or holdbacks for items to be released to the borrower upon the satisfaction of certain conditions. Such escrows or holdbacks may cover tenant improvements/leasing commissions, deferred maintenance, environmental remediation or unfunded obligations, among other things. Springing escrows may also be structured for identified risks such as specific rollover exposure, to be triggered upon the non-renewal of one or more key tenants. In some cases, the borrower may be allowed to post a letter of credit or guaranty in lieu of a cash reserve, or provide periodic evidence of timely payment of a typical escrow item. Escrows are evaluated on a case-by-case basis and are not required for all of CREFI’s commercial mortgage loans.

Generally, CREFI requires escrows as follows:

●	Taxes—An initial deposit and monthly escrow deposits equal to 1/12th of the annual property taxes (based on the most recent property assessment and the current millage rate) are typically required to satisfy all taxes and assessments, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if there is an institutional sponsor or the sponsor is a high net worth individual or (ii) if and to the extent that a single or major tenant (which may be a ground tenant) at the related mortgaged property is required to pay taxes directly or reimburse the landlord for the real estate taxes paid.

●	Insurance—An initial deposit and monthly escrow deposits equal to 1/12th of the annual property insurance premium are typically required to pay all insurance premiums, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the related borrower or an affiliate thereof maintains a blanket insurance policy, (ii) if and to the extent that a single or major tenant (which may be a ground tenant) at the related mortgaged property is obligated to maintain the insurance or is permitted to self-insure, or (iii) if and to the extent that another third party unrelated to the borrower (such as a condominium board, if applicable) is obligated to maintain the insurance.

●	Replacement Reserves—Replacement reserves are generally calculated in accordance with the expected useful life of the components of the mortgaged property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements depending on the property type, except that such escrows are not required in certain circumstances, including, but not limited to, if and to the extent that a single or major tenant (which may be a ground tenant) at the related mortgaged property is responsible for all repairs and maintenance, including those required with respect to the roof and structure of the improvements.

●	Tenant Improvement / Leasing Commissions—In the case of retail, office and industrial properties, a tenant improvement / leasing commission reserve may be required to be funded either at loan origination and/or during the term of the mortgage loan to cover anticipated leasing commissions or tenant improvement costs that might be associated with re-leasing certain space involving major tenants, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the tenant’s lease extends beyond the loan term or (ii) if the rent for the space in question is considered below market.

●	Deferred Maintenance—A deferred maintenance reserve may be required to be funded at loan origination in an amount equal to 125% of the estimated cost of material immediate repairs or replacements identified in the property condition report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the sponsor of the borrower delivers a guarantee to complete the immediate repairs in a specified amount of time, (ii) if the deferred maintenance amount does not materially impact the related mortgaged property’s function, performance or value or (iii) if a single or major tenant (which may be a ground tenant) at the related mortgaged property is responsible for the repairs.

●	Environmental Remediation—An environmental remediation reserve may be required to be funded at loan origination in an amount equal to 100% to 125% of the estimated remediation cost identified in the environmental report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the sponsor of the borrower delivers a guarantee wherein it agrees to take responsibility and pay for the identified environmental issues, (ii) if environmental insurance is obtained or already in place or (iii) if a third party unrelated to the borrower is identified as the responsible party.

For a description of the escrows collected with respect to the CREFI Mortgage Loans, please see Annex A to this prospectus.

Title Insurance Policy. The borrower is required to provide, and CREFI or its counsel typically will review, a title insurance policy for each property. The provisions of the title insurance policy are required to comply with the Sponsor representation and warranty set forth in paragraph (6) on Annex E-1A to this prospectus without any exceptions that CREFI deems material.

Property Insurance. CREFI requires the borrower to provide, or authorizes the borrower to rely on a tenant or other third party to obtain, insurance policies meeting the requirements set forth in the Sponsor representations and warranties in paragraphs (16) and (29) on Annex E-1A to this prospectus without any exceptions that CREFI deems material (other than with respect to deductibles and allowing a tenant to self-insure).

Third Party Reports. In addition to or as part of applicable origination guidelines or reviews described above, in the course of originating the CREFI Mortgage Loans, CREFI generally considered the results of third party reports as described below. In many instances, however, one or more provisions of the guidelines were waived or modified in light of the circumstances of the relevant loan or property.

Appraisal

CREFI obtains an appraisal meeting the requirements described in the Sponsor representation and warranty set forth in paragraph (41) on Annex E-1A to this prospectus without any exceptions that CREFI deems material. In addition, the appraisal (or a separate letter) includes a statement by the appraiser that the guidelines in Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended, were followed in preparing the appraisal.

Environmental Report

CREFI generally obtains a Phase I site assessment or an update of a previously obtained site assessment for each mortgaged property prepared by an environmental firm approved by CREFI. CREFI or its designated agent typically reviews the Phase I site assessment to verify the presence or absence of potential adverse environmental conditions. In cases in which the Phase I site assessment identifies any such conditions, CREFI generally requires that the condition be addressed in a manner that complies with the mortgage loan representation and warranty set forth in paragraph (40) on Annex E-1A to this prospectus without any exceptions that CREFI deems material.

Property Condition Report

CREFI generally obtains a current property condition report (a “PCR”) for each mortgaged property prepared by a structural engineering firm approved by CREFI. CREFI or an agent typically reviews the PCR to determine the physical condition of the property and to determine the anticipated costs of necessary repair, replacement and major maintenance or capital expenditure over the term of the mortgage loan. In cases in which the PCR identifies an immediate need for material repairs or replacements with an anticipated cost that is over a certain minimum threshold or percentage of loan balance, CREFI often requires that funds be put in escrow at the time of origination of the mortgage loan to complete such repairs or replacements or obtains a guarantee from a sponsor of the borrower in lieu of reserves. See “—Escrow Requirements” above.

Servicing. Interim servicing for all of CREFI’s loans prior to securitization is typically performed by a nationally recognized rated third party interim servicer. In addition, primary servicing is occasionally retained by certain qualified mortgage brokerage firms under established sub-servicing agreements with CREFI, which firms may continue primary servicing certain loans following the securitization closing date. Otherwise, servicing responsibilities are transferred from the interim servicer to the master servicer of the securitization trust (and a primary servicer when applicable) at closing of the securitization. From time to time, the interim servicer may retain primary servicing.

Exceptions. None of the CREFI Mortgage Loans have exceptions to the related underwriting criteria.

Compliance with Rule 15Ga-1 under the Exchange Act

Prior to April 18, 2017, CREFI had no prior history as a securitizer. CREFI most recently filed a Form ABS-15G pursuant to Rule 15Ga-1 under the Exchange Act on February 14, 2019. CREFI’s Central Index Key is 0001701238. As of June 30, 2019, CREFI has no demand, repurchase or replacement history to report as required by Rule 15Ga-1 under the Exchange Act with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

Retained Interests in This Securitization

Neither CREFI nor any of its affiliates intends to retain any Certificates issued by the Issuing Entity or any other economic interest in this securitization as of the Closing Date, except that CREFI (or a “majority-owned affiliate” (as defined in Regulation RR) thereof) will retain approximately $8,303,659 initial Certificate Balance of the VRR Interest (i.e., the CREFI VRR Interest Portion) as described under “Credit Risk Retention”, and an affiliate of CREFI may purchase the Class R Certificates. However, CREFI and/or its affiliates may retain on the Closing Date, or own in the future, certain additional Classes of Certificates. Any such party will have the right to dispose of any such Certificates (other than the CREFI VRR Interest Portion) at any time. CREFI or a “majority-owned affiliate” (as defined in Regulation RR) thereof will be required to retain the CREFI VRR Interest Portion as and to the extent described under “Credit Risk Retention”.

The information set forth under “—Citi Real Estate Funding Inc.” has been provided by CREFI.

German American Capital Corporation

General

German American Capital Corporation, a Maryland corporation (“GACC”), is a sponsor and a mortgage loan seller in this securitization transaction. DBNY, an affiliate of GACC, originated (either directly or, in some cases, through table funding arrangements) all of the GACC Mortgage Loans and the Woodlands Mall Trust Subordinate Companion Loan, except with respect to (i) the 30 Hudson Yards Mortgage Loan (7.9%), which was co-originated by DBNY, Wells Fargo Bank, National Association and Goldman Sachs Bank USA, and (ii) the CIRE Equity Retail & Industrial Portfolio Mortgage Loan (4.2%), which was co-originated by DBNY and UBS AG, by and through its branch office at 1285 Avenue of the Americas, New York, New York.

GACC is a wholly-owned subsidiary of Deutsche Bank Americas Holding Corp., which in turn is a wholly-owned subsidiary of Deutsche Bank AG, a German corporation. GACC is an affiliate of (i) DBR Investments Co. Limited, an Exempted Company incorporated in the Cayman Islands (“DBRI”), (ii) Deutsche Bank AG, New York Branch (“DBNY”), an originator, a Retaining Party, an initial Risk Retention Consultation Party, an initial holder of the VRR Interest and the initial holder of the WMRR Interest, and (iii) Deutsche Bank Securities Inc., an underwriter. The principal offices of GACC are located at 60 Wall Street, New York, New York 10005. It is expected that, prior to pricing of the Offered Certificates, DBRI will purchase for cash from DBNY (i) the Woodlands Mall Loan Combination and (ii) a 100% equity participation interest in each of the GACC Mortgage Loans (other than the Woodlands Mall Mortgage Loan). DBRI and DBNY will sell their respective interests in the GACC Mortgage Loans and the Woodlands Mall Trust Subordinate Companion Loan to GACC on the Closing Date. During the period from DBRI’s purchase to the Closing Date, DBRI will have borne the credit risk in respect of the GACC Mortgage Loans and the Woodlands Mall Trust Subordinate Companion Loan. In addition, it is expected that DBNY will transfer to DBRI each of the 30 Hudson Yards Pari Passu Companion Loan designated as notes A-1-C3, A-1-C6, A-1-C7 and A-1-C8, the 3 Columbus Circle Pari Passu Companion Loan designated as note A-2-5-A, and the CIRE Equity Retail & Industrial Portfolio Pari Passu Companion Loans designated as notes A-2-2 and A-3 in the ordinary course of business and that such Companion Loans will be securitized in one or more future securitization transactions. Further, DBRI is the current holder of the Woodlands Mall Pari Passu Companion Loans designated as notes A-1-2, A-2, A-3, A-4 and A-6, which are expected to be securitized in one or more future securitizations.

GACC is engaged in the origination and acquisition of commercial mortgage loans with the primary intent to sell the loans within a short period of time subsequent to origination or acquisition into a primary issuance of commercial mortgage-backed securities (“CMBS”) or through a sale of whole loan interests to third party investors. GACC originates loans primarily for securitization; however, GACC also originates subordinate mortgage loans or subordinate participation interests in mortgage loans, and mezzanine loans (loans secured by equity interests in entities that own commercial real estate), for sale to third party investors.

Deutsche Bank AG (together with certain affiliates, “Deutsche Bank”) filed a Form 6-K with the SEC on December 23, 2016. The Form 6-K states that Deutsche Bank “has reached a settlement in principle with the Department of Justice in the United States (“DOJ”) regarding civil claims that the DOJ considered in connection with the bank’s issuance and underwriting of residential mortgage-backed securities (RMBS) and related securitization activities between 2005 and 2007. Under the terms of the settlement agreement, Deutsche Bank agreed to pay a civil monetary penalty of US dollar 3.1 billion and to provide US dollar 4.1 billion in consumer relief in the United States. The consumer relief is expected to be primarily in the form of loan modifications and other assistance to homeowners and borrowers, and other similar initiatives to be determined, and delivered over a period of at least five years.” On January 17, 2017, the DOJ issued a press release officially announcing a $7.2 billion settlement with Deutsche Bank “resolving federal civil claims that Deutsche Bank misled investors in the packaging, securitization, marketing, sale and issuance of residential mortgage-backed securities (RMBS) between 2006 and 2007. The settlement requires Deutsche Bank to pay a $3.1 billion civil penalty under the Financial Institutions Reform, Recovery and Enforcement Act (FIRREA). Under the settlement, Deutsche Bank will also provide $4.1 billion in relief to underwater homeowners, distressed borrowers and affected communities.”

GACC’s Securitization Program

GACC has been engaged as an originator and seller/contributor of loans into CMBS securitizations for more than ten years.

GACC has been a seller of loans into securitization programs including (i) the “COMM” program, in which its affiliate Deutsche Mortgage & Asset Receiving Corporation (“DMARC”) is the depositor, (ii) the “CD” program in which DMARC is the depositor on a rotating basis with Citigroup Commercial Mortgage Securities Inc., and (iii) programs where third party entities, including affiliates of General Electric Capital Corporation, Capmark Finance Inc. (formerly GMAC Commercial Mortgage Corporation) and others, have acted as depositors.

Under the COMM name, GACC has had two primary securitization programs, the “COMM FL” program, into which large floating rate commercial mortgage loans were securitized, and the “COMM Conduit/Fusion” program, into which both fixed rate conduit loans and large loans were securitized.

GACC originates both fixed rate and floating rate commercial mortgage loans backed by a range of commercial real estate properties including office buildings, apartments, shopping malls, hotels, and industrial/warehouse properties. The total amount of loans securitized by GACC from October 1, 2010 through March 31, 2019 is approximately $72.49 billion.

GACC has purchased loans for securitization in the past and it may elect to purchase loans for securitization in the future. In the event GACC purchases loans for securitization, GACC will either reunderwrite the mortgage loans it purchases, or perform other procedures to ascertain the quality of such loans, which procedures will be subject to approval by credit risk management officers.

In coordination with Deutsche Bank Securities Inc. and other underwriters or initial purchasers, GACC works with NRSROs, other loan sellers, servicers and investors in structuring a securitization transaction to maximize the overall value and capital structure, taking into account numerous factors, including without limitation geographic and property type diversity and NRSRO criteria.

For the most part, GACC relies on independent rated third parties to service loans held pending sale or securitization. It maintains interim servicing agreements with large, institutional commercial mortgage loan servicers who are highly rated by the NRSROs. Periodic financial review and analysis, including monitoring of ratings, of each of the servicers with which GACC has servicing arrangements is conducted under the purview of loan underwriting personnel.

Pursuant to a Mortgage Loan Purchase Agreement, GACC will make certain representations and warranties, subject to certain exceptions set forth therein (and in Annex E-1B to this prospectus), to the depositor and will covenant to provide certain documents regarding the Mortgage Loans it is selling to the depositor (the “GACC Mortgage Loans”) and, in connection with certain breaches of such representations and warranties or certain defects with respect to such documents, which breaches or defects are determined to have a material adverse effect on the value of the subject GACC Mortgage Loans or such other standard as is described in the related Mortgage Loan Purchase Agreement, may have an obligation to repurchase such Mortgage Loan, cure the subject defect or breach, replace the subject Mortgage Loan with a Qualified Substitute Mortgage Loan or make a Loss of Value Payment, as the case may be. The depositor will assign certain of its rights under each Mortgage Loan Purchase Agreement to the issuing entity. In addition, GACC has agreed to indemnify the depositor, the underwriters and certain of their respective affiliates with respect to certain liabilities arising in connection with the issuance and sale of the certificates. See “The Pooling and Servicing Agreement—Assignment of the Mortgage Loans”.

Review of GACC Mortgage Loans

Overview. GACC, in its capacity as the sponsor of the GACC Mortgage Loans, has conducted a review of the GACC Mortgage Loans in connection with the securitization described in this prospectus. GACC determined the nature, extent and timing of the review and the level of assistance provided by any third parties. The review of the GACC Mortgage Loans was performed by a deal team comprised of real estate and securitization professionals who are employees of one or more of GACC’s affiliates (the “GACC Deal Team”). The review procedures described below were employed with respect to all of the GACC Mortgage Loans, except that certain review procedures only were relevant to the large loan disclosures in this prospectus, as further described below. No sampling procedures were used in the review process.

Data Tape. To prepare for securitization, members of the GACC Deal Team created a data tape (the “GACC Data Tape”) containing detailed loan-level and property-level information regarding each GACC Mortgage Loan. The GACC Data Tape was compiled from, among other sources, the related Mortgage Loan documents, appraisals, environmental reports, seismic reports, property condition reports, zoning reports, insurance policies, borrower supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by DBNY during the underwriting process. After origination of each GACC Mortgage Loan, the GACC Deal Team updated the information in the GACC Data Tape with respect to the GACC Mortgage Loan based on updates provided by the related loan servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the GACC Deal Team. The GACC Data Tape was used by the GACC Deal Team to provide the numerical information regarding the GACC Mortgage Loans in this prospectus.

Data Comparison and Recalculation. GACC engaged a third party accounting firm to perform certain data comparison and recalculation procedures designed by GACC relating to information in this prospectus regarding the GACC Mortgage Loans. These procedures included:

●	comparing the information in the GACC Data Tape against various source documents provided by GACC that are described above under “—Data Tape”;

●	comparing numerical information regarding the GACC Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the GACC Data Tape; and

●	recalculating certain percentages, ratios and other formulae relating to the GACC Mortgage Loans disclosed in this prospectus.

Legal Review. GACC engaged various law firms to conduct certain legal reviews of the GACC Mortgage Loans for disclosure in this prospectus. In anticipation of securitization of each GACC Mortgage Loan originated by DBNY, each of which such Mortgage Loan (or a 100% equity participation interest in each such Mortgage Loan) is expected to be purchased by DBRI prior to the pricing of the Offered Certificates, origination counsel prepared a loan summary that sets forth salient loan terms and summarizes material deviations from GACC’s standard form loan documents. In addition, origination counsel for each GACC Mortgage Loan reviewed GACC’s representations and warranties set forth on Annex E-1A to this prospectus and, if applicable, identified exceptions to those representations and warranties set forth on Annex E-1B.

Securitization counsel was also engaged to assist in the review of the GACC Mortgage Loans. Such assistance included, among other things, (i) a review of sections of the loan documents with respect to certain of the GACC Mortgage Loans that deviate materially from GACC’s standard form document, (ii) a review of the loan summaries referred to above relating to the GACC Mortgage Loans prepared by origination counsel, and (iii) a review of a due diligence questionnaire completed by the origination counsel. Securitization counsel also reviewed the property release provisions (other than the partial defeasance provisions), if any, for each GACC Mortgage Loan with multiple Mortgaged Properties or, to the extent identified by origination counsel, for each GACC Mortgage Loan with permitted outparcel releases or similar releases for compliance with the REMIC provisions of the Code.

GACC prepared, and reviewed with origination counsel and/or securitization counsel, the loan summaries for those of the GACC Mortgage Loans included in the 10 largest Mortgage Loans in the mortgage pool, and the abbreviated loan summaries for those of the GACC Mortgage Loans included in the next 5 largest Mortgage Loans in the mortgage pool, which loan summaries and abbreviated loan summaries are incorporated in Annex B.

Other Review Procedures. With respect to any pending litigation that existed at the origination of any GACC Mortgage Loan, GACC requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel. In connection with the origination of each GACC Mortgage Loan, GACC, together with origination counsel, conducted a search with respect to each borrower under the related GACC Mortgage Loan to determine whether it filed for bankruptcy. If GACC became aware of a significant natural disaster in the vicinity of any Mortgaged Property securing a GACC Mortgage Loan, GACC obtained information on the status of the Mortgaged Property from the related borrower to confirm no material damage to the Mortgaged Property.

The GACC Deal Team also consulted with the applicable GACC Mortgage Loan origination team to confirm that the GACC Mortgage Loans were originated in compliance with the origination and underwriting criteria described below under “—DBNY’s Underwriting Guidelines and Processes” and “—DBRI’s Underwriting Guidelines and Processes”, as well as to identify any material deviations from those origination and underwriting criteria. See “—Exceptions” below.

Findings and Conclusions. Based on the foregoing review procedures, GACC determined that the disclosure regarding the GACC Mortgage Loans in this prospectus is accurate in all material respects. GACC also determined that the GACC Mortgage Loans were originated (or acquired and reunderwritten) in accordance with DBNY’s origination procedures and underwriting criteria, except as described below under “—Exceptions”. GACC attributes to itself all findings and conclusions resulting from the foregoing review procedures.

DBRI’s Underwriting Guidelines and Processes

General. It is expected that, prior to pricing of the Offered Certificates, DBRI will purchase for cash from DBNY (i) the Woodlands Mall Loan Combination and (ii) a 100% equity participation interest in each of the GACC Mortgage Loans (other than the Woodlands Mall Mortgage Loan). DBRI is affiliated with GACC, Deutsche Bank Securities Inc., one of the underwriters, and DBNY. DBRI recently began to underwrite and originate loans located in the United States that are secured by retail, multifamily, office, hotel and industrial/warehouse properties. It is expected that these loans will be so underwritten and originated in accordance with underwriting guidelines and processes that are substantially identical to described below under “—DBNY’s Underwriting Guidelines and Processes”.

DBNY’s Underwriting Guidelines and Processes

General. DBNY is an originator and is affiliated with GACC and with Deutsche Bank Securities Inc., one of the underwriters. DBNY originates loans located in the United States that are secured by retail, multifamily, office, hotel and industrial/warehouse properties. All of the mortgage loans originated by DBNY generally are originated in accordance with the underwriting criteria described below. However, each lending situation is unique, and the facts and circumstance surrounding the mortgage loan, such as the quality and location of the real estate, the sponsorship of the borrower and the tenancy of the property, will impact the extent to which the general guidelines below are applied to a specific loan. This underwriting criteria is general, and there is no assurance that every mortgage loan will conform in all respects with the guidelines.

Loan Analysis. In connection with the origination of mortgage loans, DBNY conducts an extensive review of the related mortgaged property, including an analysis of the appraisal, environmental report, property operating statements, financial data, rent rolls, sales where applicable and related information or statements of occupancy rates provided by the borrower and, with respect to the mortgage loans secured by retail and office properties, certain major tenant leases and the tenant’s credit. Generally, borrowers are required to be single purpose entities which do not have a credit history; therefore, the financial strength and character of certain of the borrower’s key principals are examined prior to approval of the mortgage loan through a review of available financial statements and public records searches. A member of the DBNY underwriting or due diligence team, or a consultant or other designee, visits the mortgaged property for a site inspection to confirm the occupancy rates of the mortgaged property, and analyzes the mortgaged property’s sub-market and the utility of the mortgaged property within the sub-market. Unless otherwise specified in this prospectus, all financial, occupancy and other information contained in this prospectus is based on such information and there can be no assurance that such financial, occupancy and other information remains accurate.

Cash Flow Analysis. The DBNY reviews, among other things, historical operating statements, rent rolls, tenant leases and/or budgeted income and expense statements provided by the borrower and makes adjustments in order to determine a debt service coverage ratio, including taking into account the benefits of any governmental assistance programs. See “Description of the Mortgage Pool—Additional Mortgage Loan Information” in this prospectus.

Debt Service Coverage Ratio and Loan-to-Value Ratio. The underwriting includes a calculation of the debt service coverage ratio and the loan-to-value ratio in connection with the origination of each loan.

The debt service coverage ratio will generally be calculated based on the ratio of the underwritten net cash flow from the property in question as determined by DBNY and payments on the loan based on actual principal and/or interest due on the loan. However, underwritten net cash flow is often a highly subjective number based on a variety of assumptions regarding, and adjustments to, revenues and expenses with respect to the related real property collateral. For example, when calculating the debt service coverage ratio for a multifamily or commercial mortgage loan, annual net cash flow that was calculated based on assumptions regarding projected future rental income, expenses and/or occupancy may be utilized. We cannot assure you that the foregoing assumptions made with respect to any prospective multifamily or commercial mortgage loan will, in fact, be consistent with actual property performance. For specific discussions on the particular assumptions and adjustments, see “Description of the Mortgage Pool” and Annex A and Annex C to this prospectus. The loan-to-value ratio, in general, is the ratio, expressed as a percentage, of the then-outstanding principal balance of the mortgage loan divided by the estimated value of the related property based on an appraisal obtained in accordance with the guidelines described under “—Appraisal and Loan-to-Value Ratio” below. In addition, with respect to certain mortgage loans, there may exist subordinate mortgage debt or mezzanine debt. Such mortgage loans will have a lower combined debt service coverage ratio and/or a higher combined loan-to-value ratio when such subordinate or mezzanine debt is taken into account. Additionally, certain mortgage loans may provide for interest only payments prior to maturity, or for an interest-only period during a portion of the term of the mortgage loan.

Appraisal and Loan-to-Value Ratio. For each Mortgaged Property, DBNY obtains (or, in connection with GACC’s acquisition and reunderwriting of a mortgage loan, the related originator obtains and GACC relies upon) a current (within 6 months of the origination date of the mortgage loan) comprehensive narrative appraisal conforming to the requirements of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 (“FIRREA”) and Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation. The appraisal is based on the “as-is” market value of the Mortgaged Property as of the date of value in its then-current condition, and in accordance with the Mortgaged Property’s highest and best use as determined within the appraisal. In certain cases, DBNY may also obtain prospective or hypothetical values on an “as-stabilized”, “as complete” and/or “hypothetical as is” basis, reflecting stipulated assumptions including, but not limited to, leasing, occupancy, income normalization, construction, renovation, restoration and/or repairs at the Mortgaged Property. DBNY then determines the loan-to-value ratio of the mortgage loan for origination or, if applicable, in connection with its acquisition of the mortgage loan, in each case based on the value and effective value dates set forth in the appraisal. In connection with DBNY’s acquisition and reunderwriting of a mortgage loan, DBNY relies upon the appraisal(s) obtained by the related originator. Such appraisal(s) may reflect a value for a particular Mortgaged Property that varies from a DBNY opinion of value. The information in this prospectus regarding such acquired mortgage loans, including, but not limited to, appraised values and loan-to-value ratios, reflects the information contained in such originator’s appraisal. We cannot assure you that the information set forth in this prospectus regarding the appraised values or loan-to-value ratios of such acquired mortgage loans would not be different if DBNY had originated such mortgage loans. See “Risk Factors—Appraisals May Not Reflect Current or Future Market Value of Each Property” in this prospectus.

Evaluation of Borrower. DBNY evaluates the borrower and its principals with respect to credit history and prior experience as an owner and operator of commercial real estate properties. The evaluation will generally include obtaining and reviewing a credit report or other reliable indication of the borrower’s financial capacity; obtaining and verifying credit references and/or business and trade references; and obtaining and reviewing certifications provided by the borrower as to prior real estate experience and current contingent liabilities. Finally, although the mortgage loans generally are non-recourse in nature, in the case of certain mortgage loans, the borrower and certain principals of the borrower may be required to assume legal responsibility for liabilities as a result of, among other things, fraud, misrepresentation, misappropriation or conversion of funds and breach of environmental or hazardous materials requirements. DBNY evaluates the financial capacity of the borrower and such principals to meet any obligations that may arise with respect to such liabilities.

Environmental Site Assessment. Prior to origination, DBNY either (i) obtains or updates (or, in connection with GACC’s acquisition and reunderwriting of a mortgage loan, the related originator obtains or updates and GACC relies upon) an environmental site assessment (“ESA”) for a Mortgaged Property prepared by a qualified environmental firm or (ii) obtains (or, in connection with GACC’s acquisition and reunderwriting of a mortgage loan, the related originator obtains and GACC relies upon) an environmental insurance policy for a Mortgaged Property. If an ESA is obtained or updated, DBNY reviews the ESA to verify the absence of reported violations of applicable laws and regulations relating to environmental protection and hazardous materials or other material adverse environmental condition or circumstance. In cases in which the ESA identifies conditions that would require cleanup, remedial action or any other response estimated to cost in excess of 5% of the outstanding principal balance of the mortgage loan, DBNY either (i) determines that another party with sufficient assets is responsible for taking remedial actions directed by an applicable regulatory authority or (ii) requires the borrower to do one of the following: (A) carry out satisfactory remediation activities or other responses prior to the origination of the mortgage loan, (B) establish an operations and maintenance plan, (C) place sufficient funds in escrow or establish a letter of credit at the time of origination of the mortgage loan to complete such remediation within a specified period of time, (D) obtain an environmental insurance policy for the Mortgaged Property, (E) provide or obtain an indemnity agreement or a guaranty with respect to such condition or circumstance, or

(F) receive appropriate assurances that significant remediation activities or other significant responses are not necessary or required.

Certain of the mortgage loans may also have environmental insurance policies. See “Description of the Mortgage Pool—Insurance Considerations”.

Physical Assessment Report. Prior to origination, DBNY obtains (or, in connection with DBNY’s acquisition and reunderwriting of a mortgage loan, the related originator obtains and DBNY relies upon) a physical assessment report (“PAR”) for each Mortgaged Property prepared by a qualified structural engineering firm. DBNY reviews the PAR to verify that the property is reported to be in satisfactory physical condition, and to determine the anticipated costs of necessary repair, replacement and major maintenance or capital expenditure needs over the term of the mortgage loan. In cases in which the PAR identifies material repairs or replacements needed immediately, DBNY generally requires the borrower to carry out such repairs or replacements prior to the origination of the mortgage loan, or, in many cases, requires the borrower to place sufficient funds in escrow at the time of origination of the mortgage loan to complete such repairs or replacements within not more than twelve months. In certain instances, DBNY may waive such escrows but require the related borrower to complete such repairs within a stated period of time in the related mortgage loan documents.

Title Insurance Policy. The borrower is required to provide, and DBNY reviews, a title insurance policy for each Mortgaged Property. The title insurance policy must meet the following requirements: (a) the policy must be written by a title insurer licensed to do business in the jurisdiction where the Mortgaged Property is located; (b) the policy must be in an amount equal to the original principal balance of the mortgage loan; (c) the protection and benefits must run to the mortgagee and its successors and assigns; (d) the policy should be written on a standard policy form of the American Land Title Association or equivalent policy promulgated in the jurisdiction where the Mortgaged Property is located; and (e) the legal description of the Mortgaged Property in the title policy must conform to that shown on the survey of the Mortgaged Property, where a survey has been required.

Property Insurance. The borrower is required to provide, and DBNY reviews, certificates of required insurance with respect to the Mortgaged Property. Such insurance may include: (1) commercial general liability insurance for bodily injury or death and property damage; (2) a fire and extended perils insurance policy providing “special” form coverage including coverage against loss or damage by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion; (3) if applicable, boiler and machinery coverage; (4) if the Mortgaged Property is located in a flood hazard area, flood insurance; and (5) such other coverage as DBNY may require based on the specific characteristics of the Mortgaged Property.

Seismic Report. A seismic report is required for all properties located in seismic zones 3 or 4.

Zoning and Building Code Compliance. In connection with the origination of a multifamily or commercial mortgage loan, the originator will examine whether the use and occupancy of the related real property collateral is in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property. Evidence of this compliance may be in the form of one or more of the following: a zoning report, legal opinions, surveys, recorded documents, temporary or permanent certificates of occupancy, letters from government officials or agencies, title insurance endorsements, engineering or consulting reports and/or representations by the related borrower.

Escrow Requirements. DBNY may require borrowers to fund various escrows for taxes, insurance, capital expenses and replacement reserves, which reserves in many instances will be limited to certain capped amounts. In addition, DBNY may identify certain risks that warrant additional escrows or holdbacks for items such as leasing-related matters, deferred maintenance, environmental remediation or unfunded obligations, which escrows or holdbacks would be released upon satisfaction of the applicable conditions. Springing escrows may also be structured for identified risks such as specific rollover exposure, to be triggered upon the non-renewal of one or more key tenants. Escrows are evaluated on a case-by-case basis and are not required for all commercial mortgage loans originated by DBNY. The typical required escrows for mortgage loans originated by DBNY are as follows:

●	Taxes – An initial deposit and monthly escrow deposits equal to approximately 1/12th of the estimated annual property taxes (based on the most recent property assessment and the current millage rate) are required to provide DBNY with sufficient funds to satisfy all taxes and assessments. DBNY may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant pays taxes directly (or

DBNY may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that pays taxes for its portion of the Mortgaged Property directly); or (ii) any Escrow/Reserve Mitigating Circumstances.

●	Insurance – An initial deposit and monthly escrow deposits equal to approximately 1/12th of the estimated annual property insurance premium are required to provide DBNY with sufficient funds to pay all insurance premiums. DBNY may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the borrower maintains a blanket insurance policy; (ii) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant maintains the property insurance or self-insures (or may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that maintains property insurance for its portion of the Mortgaged Property or self-insures); or (iii) any Escrow/Reserve Mitigating Circumstances.

●	Replacement Reserves – Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements by property type. DBNY may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant repairs and maintains the Mortgaged Property (or may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that repairs and maintains its portion of the Mortgaged Property); or (ii) any Escrow/Reserve Mitigating Circumstances.

●	Tenant Improvement/Lease Commissions – A tenant improvement/leasing commission reserve may be required to be funded either at loan origination and/or during the related mortgage loan term and/or springing upon certain tenant events to cover certain anticipated leasing commissions, free rent periods or tenant improvement costs which might be associated with re-leasing the space occupied by such tenants. DBNY may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant), with a lease that extends beyond the loan term; or (ii) any Escrow/Reserve Mitigating Circumstances.

●	Deferred Maintenance – A deferred maintenance reserve may be required to be funded at loan origination in an amount equal to 100% to 125% of the estimated cost of material immediate repairs or replacements identified in the property condition or engineering report. DBNY may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the sponsor of the borrower delivers a guarantee to complete the immediate repairs; (ii) the deferred maintenance items do not materially impact the function, performance or value of the property; (iii) the deferred maintenance cost does not exceed $50,000; (iv) the Mortgaged Property is a single tenant property (or substantially leased to single tenant), and the tenant is responsible for the repairs; or (v) any Escrow/Reserve Mitigating Circumstances.

●	Environmental Remediation – An environmental remediation reserve may be required at loan origination in an amount equal to 100% to 125% of the estimated remediation cost identified in the environmental report. DBNY may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the sponsor of the borrower delivers a guarantee agreeing to complete the remediation; (ii) environmental insurance is in place or obtained; or (iii) any Escrow/Reserve Mitigating Circumstances.

DBNY may determine that establishing any of the foregoing escrows or reserves is not warranted in one or more of the following instances (collectively, the “Escrow/Reserve Mitigating Circumstances”): (i) the amounts involved are de minimis, (ii) DBNY’s evaluation of the ability of the Mortgaged Property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve, (iii) based on the Mortgaged Property maintaining a specified debt service coverage ratio, (iv) DBNY has structured springing escrows that arise for identified risks, (v) DBNY has an alternative to a cash escrow or reserve, such as a letter of credit or a guarantee from the borrower or an affiliate of the borrower; (vi) DBNY believes there are credit positive characteristics of the borrower, the sponsor of the borrower and/or the Mortgaged Property that would offset the need for the escrow or reserve; or (vii) the reserves are being collected and held by a third party, such as a management company, a franchisor, or an association.

Notwithstanding the foregoing discussion under this caption “—DBNY’s Underwriting Guidelines and Processes”, one or more of the mortgage loans contributed to this securitization by GACC may vary from, or may not comply with, DBNY’s underwriting guidelines described above. In addition, in the case of one or more of the mortgage loans contributed to this securitization by GACC, DBNY may not have strictly applied these underwriting guidelines as the result of a case-by-case permitted exception based upon other compensating or mitigating factors.

Exceptions

Other than as set forth below, the GACC Mortgage Loans were originated in accordance with the underwriting standards set forth above.

With respect to the Dollar General Portfolio II Mortgage Loan (1.3%), the Mortgage Loan is structured with a 10-year anticipated repayment date and an approximately 14-year final maturity date, which is longer than the maximum term of 10 years generally required by GACC’s underwriting guidelines. GACC’s decision to include the Mortgage Loan in the transaction was based on several factors, including that (i) the portfolio includes 17 granular triple net leases with Dollar General, an investment grade tenant that is rated BBB/Baa2 by S&P/Moody’s with a stable outlook, (ii) the leased tenants have a weighted average remaining lease term of 15 years and each tenant has an additional five, 5-year renewal options remaining, and (iii) the properties were constructed between 2018 and 2019, limiting required capital improvements over the loan term.

Compliance with Rule 15Ga-1 under the Exchange Act

GACC most recently filed a Form ABS-15G with the Securities and Exchange Commission (the “SEC”) pursuant to Rule 15Ga-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on February 13, 2019. GACC’s “Central Index Key” number is 0001541294. With respect to the period from and including April 1, 2016 to and including March 31, 2019, GACC did not have any activity to report as required by Rule 15Ga-1 under the Exchange Act with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

Retained Interests in This Securitization

Neither GACC nor any of its affiliates intends to retain any Certificates issued by the Issuing Entity or any other economic interest in this securitization as of the Closing Date, except that DBNY (an affiliate of GACC and an originator of certain of the GACC Mortgage Loans) will retain approximately $13,524,317 initial Certificate Balance of the VRR Interest (the “DBNY VRR Interest Portion”) as described under “Credit Risk Retention” and will retain the WMRR Interest. In addition, GACC and/or its affiliates may own in the future certain additional Classes of Certificates. Any such party will have the right to dispose of any such Certificates (other than the DBNY VRR Interest Portion) at any time. DBNY or another “majority-owned affiliate” (as defined in Regulation RR) of GACC will be required to retain the DBNY VRR Interest Portion as and to the extent described under “Credit Risk Retention”.

The information set forth under “—German American Capital Corporation” has been provided by GACC.

JPMorgan Chase Bank, National Association

General

JPMorgan Chase Bank, National Association (“JPMCB”) is a national banking association and wholly owned bank subsidiary of JPMorgan Chase & Co., a Delaware corporation whose principal office is located in New York, New York. JPMCB offers a wide range of banking services to its customers, both domestically and internationally. It is chartered and its business is subject to examination and regulation by the Office of the Comptroller of the Currency. JPMCB is an affiliate of J.P. Morgan Securities LLC, an underwriter. Additional information, including the most recent Annual Report on Form 10-K for the year ended December 31, 2017, of JPMorgan Chase & Co., the 2017 Annual Report of JPMorgan Chase & Co., and additional annual, quarterly and current reports filed with or furnished to the SEC by JPMorgan Chase & Co., as they become available, may be obtained without charge by each person to whom this prospectus is delivered upon the written request of any such person to the Office of the Secretary, JPMorgan Chase & Co., 4 New York Plaza, New York, New York 10004 or at the SEC’s website at www.sec.gov. None of the documents that JPMorgan Chase & Co. files with the SEC or any of the information on, or accessible through, the SEC’s website, is part of, or incorporated by reference into, this prospectus.

JPMCB Securitization Program

The following is a description of JPMCB’s commercial mortgage backed securitization program.

JPMCB underwrites and originates mortgage loans secured by commercial, multifamily and manufactured housing community properties for its securitization program. As sponsor, JPMCB sells the loans it originates or acquires through commercial mortgage-backed securitizations. JPMCB, with its commercial mortgage lending affiliates and predecessors, began originating commercial mortgage loans for securitization in 1994 and securitizing commercial mortgage loans in 1995. As of December 31, 2018, the total amount of commercial mortgage loans originated and securitized by JPMCB and its predecessors is in excess of $141.4 billion. Of that amount, approximately $120.4 billion has been securitized by J.P. Morgan Chase Commercial Mortgage Securities Corp. (“JPMCCMSC”), a subsidiary of JPMCB, as depositor. In its fiscal year ended December 31, 2018, JPMCB originated and securitized approximately $7.3 billion of commercial mortgage loans, of which approximately $5.4 billion were securitized by JPMCCMSC.

On May 30, 2008, JPMorgan Chase & Co., the parent of JPMCB, merged with The Bear Stearns Companies Inc. As a result of such merger, Bear Stearns Commercial Mortgage, Inc. (“BSCMI”) became a subsidiary of JPMCB. Subsequent to such merger, BSCMI changed its name to J.P. Morgan Commercial Mortgage Inc. Prior to the merger, BSCMI was a sponsor of its own commercial mortgage-backed securitization program. BSCMI, with its commercial mortgage lending affiliates and predecessors, began originating commercial mortgage loans in 1995 and securitizing commercial mortgage loans in 1996. As of November 30, 2007, the total amount of commercial mortgage loans originated by BSCMI was in excess of $60 billion, of which approximately $39 billion has been securitized. Of that amount, approximately $22 billion has been securitized by an affiliate of BSCMI acting as depositor. BSCMI’s annual commercial mortgage loan originations grew from approximately $65 million in 1995 to approximately $1.0 billion in 2000 and to approximately $21.0 billion in 2007. After the merger, only JPMCB continued to be a sponsor of commercial mortgage-backed securitizations.

The commercial mortgage loans originated, co-originated or acquired by JPMCB include both fixed-rate and floating-rate loans and both smaller “conduit” loans and large loans. JPMCB primarily originates loans secured by retail, office, mixed-use, multifamily, hospitality, industrial and self storage properties, but also originates loans secured by manufactured housing communities, theaters, land subject to a ground lease and mixed use properties. JPMCB originates loans in every state.

As a sponsor, JPMCB originates, co-originates or acquires mortgage loans and, either by itself or together with other sponsors or loan sellers, initiates their securitization by transferring the mortgage loans to a depositor, which in turn transfers them to the issuing entity for the related securitization. In coordination with its affiliate, J.P. Morgan Securities LLC, and other underwriters, JPMCB works with rating agencies, loan sellers, subordinated debt purchasers and master servicers in structuring the securitization transaction. JPMCB acts as sponsor, originator or loan seller both in transactions in which it is the sole sponsor and mortgage loan seller as well as in transactions in which other entities act as sponsor and/or mortgage loan seller. Some of these loan sellers may be affiliated with underwriters on the transactions.

Neither JPMCB nor any of its affiliates acts as master servicer of the commercial mortgage loans in its securitizations. Instead, JPMCB sells the right to be appointed master servicer of its securitized loans to rating-agency approved master servicers.

For a description of certain affiliations, relationships and related transactions between the sponsor and the other transaction parties, see “Risk Factors—Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests” and “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

Review of JPMCB Mortgage Loans

General

Overview. JPMCB, in its capacity as the sponsor of the Mortgage Loans originated or acquired by it (the “JPMCB Mortgage Loans”), has conducted a review of the JPMCB Mortgage Loans in connection with the securitization described in this prospectus. The review of the JPMCB Mortgage Loans was performed by a deal team comprised of real estate and securitization professionals who are employees of JPMCB, or one or more of JPMCB’s affiliates, or, in certain circumstances, are consultants engaged by JPMCB (the “JPMCB Deal Team”). The review procedures described below were employed with respect to all of the JPMCB Mortgage Loans, except that certain review procedures only were relevant to the large loan disclosures in this prospectus, as further described below. No sampling procedures were used in the review process.

Database. To prepare for securitization, members of the JPMCB Deal Team updated its internal origination database of loan-level and property-level information relating to each JPMCB Mortgage Loan. The database was compiled from, among other sources, the related mortgage loan documents, third party appraisals (as well as environmental reports, engineering assessments and seismic reports, if applicable and obtained), zoning reports, if applicable, evidence of insurance coverage or summaries of the same prepared by an outside insurance consultant, borrower supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by JPMCB during the underwriting process. After origination or acquisition of each JPMCB Mortgage Loan, the JPMCB Deal Team updated the information in the database with respect to such JPMCB Mortgage Loan based on updates provided by the related servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the JPMCB Deal Team.

A data tape (the “JPMCB Data Tape”) containing detailed information regarding each JPMCB Mortgage Loan was created from the information in the database referred to in the prior paragraph. The JPMCB Data Tape was used by the JPMCB Deal Team to provide the numerical information regarding the JPMCB Mortgage Loans in this prospectus.

Data Comparison and Recalculation. JPMCB engaged a third party accounting firm to perform certain data comparison and recalculation procedures designed by JPMCB relating to information in this prospectus regarding the JPMCB Mortgage Loans. These procedures included:

●	comparing the information in the JPMCB Data Tape against various source documents provided by JPMCB that are described above under “—Database”;

●	comparing numerical information regarding the JPMCB Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the JPMCB Data Tape; and

●	recalculating certain percentages, ratios and other formulae relating to the JPMCB Mortgage Loans disclosed in this prospectus.

Legal Review. JPMCB engaged various law firms to conduct certain legal reviews of the JPMCB Mortgage Loans to assist in the preparation of the disclosure in this prospectus. In anticipation of a securitization of each JPMCB Mortgage Loan, origination counsel prepared a loan and property summary that sets forth salient loan terms and summarizes material deviations from material provisions of JPMCB’s standard form loan documents. In addition, origination counsel for each JPMCB Mortgage Loan reviewed JPMCB’s representations and warranties set forth on Annex E-2A and, if applicable, identified exceptions to those representations and warranties set forth on Annex E-2B.

Securitization counsel was also engaged to assist in the review of the JPMCB Mortgage Loans. Such assistance included, among other things, (i) a review of sections of the loan agreement relating to certain JPMCB Mortgage Loans marked against the standard form document, (ii) a review of the loan and property summaries referred to above relating to the JPMCB Mortgage Loans prepared by origination counsel, and (iii) a review of due diligence questionnaires completed by the JPMCB Deal Team and origination counsel. Securitization counsel also reviewed the property release provisions, if any, and condemnation provisions for each JPMCB Mortgage Loan for compliance with the REMIC provisions.

Origination counsel and securitization counsel also assisted in the preparation of the risk factors and mortgage loan summaries set forth in Annex B, based on their respective reviews of pertinent sections of the related mortgage loan documents.

Other Review Procedures. On a case-by-case basis as deemed necessary by JPMCB, with respect to any pending litigation that existed at the origination of any JPMCB Mortgage Loan that is material and not covered by insurance, JPMCB requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel. JPMCB confirmed with the related servicer that there has not been recent material casualty to any improvements located on real property that serves as collateral for JPMCB Mortgage Loans. In addition, if JPMCB became aware of a significant natural disaster in the immediate vicinity of any Mortgaged Property securing a JPMCB Mortgage Loan, JPMCB obtained information on the status of the Mortgaged Property from the related borrower to confirm no material damage to the Mortgaged Property.

The JPMCB Deal Team also consulted with JPMCB personnel responsible for the origination of the JPMCB Mortgage Loans to confirm that the JPMCB Mortgage Loans were originated or acquired in compliance with the origination and underwriting criteria described below under “—JPMCB’s Underwriting Guidelines and Processes”, as well as to identify any material deviations from those origination and underwriting criteria. See “—Exceptions to JPMCB’s Disclosed Underwriting Guidelines”.

Findings and Conclusions. Based on the foregoing review procedures, JPMCB determined that the disclosure regarding the JPMCB Mortgage Loans in this prospectus is accurate in all material respects. JPMCB also determined that the JPMCB Mortgage Loans were originated or acquired in accordance with JPMCB’s origination procedures and underwriting criteria, except as described under “—Exceptions to JPMCB’s Disclosed Underwriting Guidelines”. JPMCB attributes to itself all findings and conclusions resulting from the foregoing review procedures.

Review Procedures in the Event of a Mortgage Loan Substitution. JPMCB will perform a review of any mortgage loan that it elects to substitute for a mortgage loan in the pool in connection with material breach of a representation or warranty or a material document defect. JPMCB, and if appropriate its legal counsel, will review the mortgage loan documents and servicing history of the substitute mortgage loan to confirm it meets each of the criteria required under the terms of the related mortgage loan purchase agreement and the pooling and servicing agreement (the “JPMCB’s Qualification Criteria”). JPMCB will engage a third party accounting firm to compare the JPMCB’s Qualification Criteria against the underlying source documentation to verify the accuracy of the review by JPMCB and to confirm any numerical and/or statistical information to be disclosed in any required filings under the Exchange Act. Legal counsel will also be engaged by JPMCB to render any tax opinion required in connection with the substitution.

JPMCB’s Underwriting Guidelines and Processes

General. JPMCB has developed guidelines establishing certain procedures with respect to underwriting the mortgage loans originated or purchased by it. All of the mortgage loans sold to the issuing entity by JPMCB were generally underwritten in accordance with the guidelines below. In some instances, one or more provisions of the guidelines were waived or modified by JPMCB at origination where it was determined not to adversely affect the related mortgage loan originated by it in any material respect. The mortgage loans to be included in the issuing entity were originated or acquired by JPMCB generally in accordance with the commercial mortgage-backed securitization program of JPMCB. For a description of any material exceptions to the underwriting guidelines in this prospectus, see “—Exceptions to JPMCB’s Disclosed Underwriting Guidelines”.

Notwithstanding the discussion below, given the differences between individual commercial Mortgaged Properties, the underwriting and origination procedures and the credit analysis with respect to any particular commercial mortgage loan may significantly differ from one asset to another, and will be driven by circumstances particular to that property, including, among others, its type, current and alternative uses, size, location, market conditions, reserve requirements and additional collateral, tenants and leases, borrower identity, sponsorship, performance history and/or other factors. However, except as described in the exceptions to the underwriting guidelines (see “—Exceptions to JPMCB’s Disclosed Underwriting Guidelines”), the underwriting of the JPMCB Mortgage Loans will conform to the general guidelines described below.

Property Analysis. JPMCB performs or causes to be performed a site inspection to evaluate the location and quality of the related Mortgaged Properties. Such inspection generally includes an evaluation of functionality, design, attractiveness, visibility and accessibility, as well as location to major thoroughfares, transportation centers, employment sources, retail areas and educational or recreational facilities. JPMCB assesses the submarket in which the property is located to evaluate competitive or comparable properties as well as market trends. In addition, JPMCB evaluates the property’s age, physical condition, operating history, lease and tenant mix, and management.

Cash Flow Analysis. JPMCB reviews, among other things, historical operating statements, rent rolls, tenant leases and/or budgeted income and expense statements provided by the borrower and makes adjustments in order to determine a debt service coverage ratio, including taking into account the benefits of any governmental assistance programs. See “Description of the Mortgage Pool—Additional Mortgage Loan Information”.

Loan Approval. All mortgage loans originated by JPMCB require preliminary and final approval by a loan credit committee which includes senior executives of JPMCB. Prior to delivering a term sheet to a prospective loan sponsor, the JPMCB origination team will submit a preliminary underwriting package to the preliminary CMBS underwriting committee. For loans under $30.0 million, approval by two committee members is required prior to sending a term sheet to the loan sponsor. For loans over $30.0 million unanimous committee approval is required prior to sending the term sheet to the loan sponsor. Prior to funding the loan, after all due diligence has been completed, a loan will then be reviewed by the CMBS underwriting committee and approval by the committee must be unanimous. The CMBS underwriting committee may approve a mortgage loan as recommended, request additional due diligence prior to approval, approve it subject to modifications of the loan terms or decline a loan transaction.

Debt Service Coverage Ratio and LTV Ratio. The underwriting includes a calculation of the debt service coverage ratio and the loan-to-value ratio in connection with the origination of each loan.

The debt service coverage ratio will generally be calculated based on the ratio of the underwritten net cash flow from the property in question as determined by JPMCB and payments on the loan based on actual principal and/or interest due on the loan. However, underwritten net cash flow is often a highly subjective number based on a variety of assumptions regarding, and adjustments to, revenues and expenses with respect to the related real property collateral. For example, when calculating the debt service coverage ratio for a multifamily or commercial mortgage loan, annual net cash flow that was calculated based on assumptions regarding projected future rental income, expenses and/or occupancy may be utilized. We cannot assure you that the foregoing assumptions made with respect to any prospective multifamily or commercial mortgage loan will, in fact, be consistent with actual property performance. For specific discussions on the particular assumptions and adjustments, see “Description of the Mortgage Pool—Additional Mortgage Loan Information” and Annex A to this prospectus. The loan-to-value ratio, in general, is the ratio, expressed as a percentage, of the then-outstanding principal balance of the mortgage loan divided by the estimated value of the related property based on an appraisal. In addition, with respect to certain mortgage loans, there may exist mezzanine debt. Such mortgage loans will have a lower combined debt service coverage ratio and/or a higher combined loan-to-value ratio when such subordinate or mezzanine debt is taken into account. Additionally, certain mortgage loans may provide for interest only payments prior to maturity, or for an interest-only period during a portion of the term of the mortgage loan.

Appraisal and LTV Ratio. For each Mortgaged Property, JPMCB obtains a current (within 6 months of the origination date of the mortgage loan) full narrative appraisal conforming at least to the requirements of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 (“FIRREA”). The appraisal is based on the current use of the Mortgaged Property and must include an estimate of the then-current market value of the property “as-is” in its then-current condition although in certain cases, appraisals may reflect both “as stabilized”, “as-complete” and “as-is” values. The “as stabilized” or “as-complete” value may be based on certain assumptions, such as future construction completion, projected re-tenanting, payment of tenant improvement or leasing commissions allowances or free or abated rent periods, or increased tenant occupancies. JPMCB then determines the loan-to-value ratio of the mortgage loan at the date of origination or, if applicable, in connection with its acquisition, in each case based on the value or values set forth in the appraisal and relevant loan structure.

Evaluation of Borrower. JPMCB evaluates the borrower and its principals with respect to credit history and prior experience as an owner and operator of commercial real estate properties. The evaluation will generally include obtaining and reviewing a credit report or other reliable indication of the borrower’s financial capacity; obtaining and verifying credit references and/or business and trade references; and obtaining and reviewing certifications provided by the borrower as to prior real estate experience and current contingent liabilities. Finally, although the mortgage loans generally are non-recourse in nature, in the case of certain mortgage loans, the borrower and certain principals of the borrower may be required to assume legal responsibility for liabilities as a result of, among other things, fraud, misrepresentation, misappropriation or conversion of funds and breach of environmental or hazardous materials requirements. JPMCB evaluates the financial capacity of the borrower and such principals to meet any obligations that may arise with respect to such liabilities.

Environmental Site Assessment. Prior to origination, JPMCB either (i) obtains or updates an environmental site assessment (“ESA”) for a Mortgaged Property prepared by a qualified environmental firm or (ii) obtains an environmental insurance policy for a Mortgaged Property. If an ESA is obtained or updated, JPMCB reviews the ESA to verify the absence of reported violations of applicable laws and regulations relating to environmental protection and hazardous materials or other material adverse environmental condition or circumstance. In cases in which the ESA identifies conditions that would require cleanup, remedial action or any other response estimated to cost in excess of 5% of the outstanding principal balance of the mortgage loan, JPMCB either (i) determines that another party with sufficient assets is responsible for taking remedial actions directed by an applicable regulatory authority or (ii) requires the borrower to do one of the following: (A) carry out satisfactory remediation activities or other responses prior to the origination of the mortgage loan, (B) establish an operations and maintenance plan, (C) place sufficient funds in escrow or establish a letter of credit at the time of origination of the mortgage loan to complete such remediation within a specified period of time, (D) obtain an environmental insurance policy for the Mortgaged Property, (E) provide or obtain an indemnity agreement or a guaranty with respect to such condition or circumstance, or (F) receive appropriate assurances that significant remediation activities or other significant responses are not necessary or required.

Certain of the mortgage loans may also have environmental insurance policies. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans”.

Physical Assessment Report. Prior to origination, JPMCB obtains a physical assessment report (“PAR”) for each Mortgaged Property prepared by a qualified structural engineering firm. JPMCB reviews the PAR to verify that the property is reported to be in satisfactory physical condition, and to determine the anticipated costs of necessary repair, replacement and major maintenance or capital expenditure needs over the term of the mortgage loan. In cases in which the PAR identifies material repairs or replacements needed immediately, JPMCB generally requires the borrower to carry out such repairs or replacements prior to the origination of the mortgage loan, or, in many cases, requires the borrower to place sufficient funds in escrow at the time of origination of the mortgage loan to complete such repairs or replacements within not more than twelve months. In certain instances, JPMCB may waive such escrows but require the related borrower to complete such repairs within a stated period of time in the related mortgage loan documents.

Title Insurance Policy. The borrower is required to provide, and JPMCB reviews, a title insurance policy for each Mortgaged Property. The title insurance policy must meet the following requirements: (a) the policy must be written by a title insurer licensed to do business in the jurisdiction where the Mortgaged Property is located; (b) the policy must be in an amount equal to the original principal balance of the mortgage loan; (c) the protection and benefits must run to the mortgagee and its successors and assigns; (d) the policy should be written on a standard policy form of the American Land Title Association or equivalent policy promulgated in the jurisdiction where the Mortgaged Property is located; and (e) the legal description of the Mortgaged Property in the title policy must conform to that shown on the survey of the Mortgaged Property, where a survey has been required.

Property Insurance. The borrower is required to provide, and JPMCB reviews, certificates of required insurance with respect to the Mortgaged Property. Such insurance may include: (1) commercial general liability insurance for bodily injury or death and property damage; (2) a fire and extended perils insurance policy providing

“special” form coverage including coverage against loss or damage by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion; (3) if applicable, boiler and machinery coverage; (4) if the Mortgaged Property is located in a flood hazard area, flood insurance; and (5) such other coverage as JPMCB may require based on the specific characteristics of the Mortgaged Property.

Seismic Report. A seismic report is required for all properties located in seismic zones 3 or 4.

Zoning and Building Code Compliance. In connection with the origination of a multifamily or commercial mortgage loan, the originator will examine whether the use and occupancy of the related real property collateral is in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property. Evidence of this compliance may be in the form of one or more of the following: a zoning report, legal opinions, surveys, recorded documents, temporary or permanent certificates of occupancy, letters from government officials or agencies, title insurance endorsements, engineering or consulting reports and/or representations by the related borrower.

Escrow Requirements. JPMCB generally requires borrowers to fund various escrows for taxes, insurance, capital expenses and replacement reserves, which reserves in many instances will be limited to certain capped amounts, however, it may waive certain of those requirements on a case by case basis based on the Escrow/Reserve Mitigating Circumstances described below. In addition, JPMCB may identify certain risks that warrant additional escrows or holdbacks for items such as leasing-related matters, deferred maintenance, environmental remediation or unfunded obligations, which escrows or holdbacks would be released upon satisfaction of the applicable conditions. Springing escrows may also be structured for identified risks such as specific rollover exposure, to be triggered upon the non-renewal of one or more key tenants. Escrows are evaluated on a case-by-case basis and are not required for all commercial mortgage loans originated by JPMCB. The typical required escrows for mortgage loans originated by JPMCB are as follows:

●	Taxes – An initial deposit and monthly escrow deposits equal to approximately 1/12th of the estimated annual property taxes (based on the most recent property assessment and the current millage rate) are required to provide JPMCB with sufficient funds to satisfy all taxes and assessments. JPMCB may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant pays taxes directly (or JPMCB may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that pays taxes for its portion of the Mortgaged Property directly); or (ii) any Escrow/Reserve Mitigating Circumstances.

●	Insurance – An initial deposit and monthly escrow deposits equal to approximately 1/12th of the estimated annual property insurance premium are required to provide JPMCB with sufficient funds to pay all insurance premiums. JPMCB may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the borrower maintains a blanket insurance policy; (ii) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant maintains the property insurance or self-insures (or may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that maintains property insurance for its portion of the Mortgaged Property or self insures); or (iii) any Escrow/Reserve Mitigating Circumstances.

●	Replacement Reserves – Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements by property type. JPMCB may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant repairs and maintains the Mortgaged Property (or may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that repairs and maintains its portion of the Mortgaged Property); or (ii) any Escrow/Reserve Mitigating Circumstances.

●	Tenant Improvement/Lease Commissions – A tenant improvement/leasing commission reserve may be required to be funded either at loan origination and/or during the related mortgage loan term and/or springing upon certain tenant events to cover certain anticipated leasing commissions, free rent periods or tenant improvement costs which might be associated with re-leasing the space occupied by such tenants. JPMCB may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant), with a lease that extends beyond the loan term; or (ii) any Escrow/Reserve Mitigating Circumstances.

●	Deferred Maintenance – A deferred maintenance reserve may be required to be funded at loan origination in an amount equal to 100% to 125% of the estimated cost of material immediate repairs or replacements identified in the property condition or engineering report. JPMCB may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the sponsor of the borrower delivers a guarantee to complete the immediate repairs; (ii) the deferred maintenance items do not materially impact the function, performance or value of the property; (iii) the deferred maintenance cost does not exceed $50,000; (iv) the Mortgaged Property is a single tenant property (or substantially leased to single tenant), and the tenant is responsible for the repairs; or (v) any Escrow/Reserve Mitigating Circumstances.

●	Environmental Remediation – An environmental remediation reserve may be required at loan origination in an amount equal to 100% to 125% of the estimated remediation cost identified in the environmental report. JPMCB may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the sponsor of the borrower delivers a guarantee agreeing to complete the remediation; (ii) environmental insurance is in place or obtained; or (iii) any Escrow/Reserve Mitigating Circumstances.

JPMCB may determine that establishing any of the foregoing escrows or reserves is not warranted in one or more of the following instances (collectively, the “Escrow/Reserve Mitigating Circumstances”): (i) the amounts involved are de minimis, (ii) JPMCB’s evaluation of the ability of the Mortgaged Property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve, (iii) based on the Mortgaged Property maintaining a specified debt service coverage ratio, (iv) JPMCB has structured springing escrows that arise for identified risks, (v) JPMCB has an alternative to a cash escrow or reserve, such as a letter of credit or a guarantee from the borrower or an affiliate of the borrower; (vi) JPMCB believes there are credit positive characteristics of the borrower, the sponsor of the borrower and/or the Mortgaged Property that would offset the need for the escrow or reserve; or (vii) the reserves are being collected and held by a third party, such as a management company, a franchisor, or an association.

Notwithstanding the foregoing discussion under this caption “—JPMCB’s Underwriting Guidelines and Processes”, one or more of the mortgage loans contributed to this securitization by JPMCB may vary from, or may not comply with, JPMCB’s underwriting guidelines described above. In addition, in the case of one or more of the mortgage loans contributed to this securitization by JPMCB, JPMCB may not have strictly applied these underwriting guidelines as the result of a case-by-case permitted exception based upon other compensating or mitigating factors.

Exceptions to JPMCB’s Disclosed Underwriting Guidelines

JPMCB has disclosed generally its underwriting guidelines with respect to JPMCB’s Mortgage Loans. However, one or more of JPMCB’s Mortgage Loans may vary from the specific JPMCB underwriting guidelines described above when additional credit positive characteristics are present as discussed above. In addition, in the case of one or more of JPMCB’s Mortgage Loans, JPMCB may not have applied each of the specific underwriting guidelines described above as the result of case-by-case permitted flexibility based upon other compensating factors. In certain cases, JPMCB may have made exceptions and the underwriting of a particular Mortgage Loan did not comply with all aspects of the disclosed criteria.

Compliance with Rule 15Ga-1 under the Exchange Act

JPMCCMSC’s most recently filed Form ABS-15G, which includes information related to JPMCB, was filed with the SEC on May 15, 2019. JPMCB’s most recently filed Form ABS-15G for this asset class was filed with the SEC on March 22, 2019. The Central Index Key (or CIK) number for JPMCCMSC is 0001013611 and the CIK number for JPMCB is set forth on the cover of this prospectus. With respect to the period from and including April 1, 2016 to and including March 31, 2019, JPMCB has no activity to report as required by Rule 15Ga-1 under the Exchange Act (“Rule 15Ga-1”) with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

Name of Issuing Entity(1)	Check if Registered	Name of Originator	Total Assets in ABS by Originator			Assets That Were Subject of Demand(1)			Assets That Were Repurchased or Replaced			Assets Pending Repurchase or Replacement (within cure period)			Demand in Dispute(1)			Demand Withdrawn			Demand Rejected
			#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)	(m)	(n)	(o)	(p)	(q)	(r)	(s)	(t)	(u)	(v)	(w)	(x)

Asset Class – Commercial Mortgages(1)
J.P. Morgan Chase Commercial Mortgage Securities Corp., Commercial Mortgage Pass-Through Certificates, Series 2002-CIBC4 (CIK # 0001171484)	X	JPMorgan Chase Bank, N.A.	76	525,155,277	65.7	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	1	0.00	0.00
		CIBC Inc.	45	273,759,019	34.3	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00

Retained Interests in This Securitization

Neither JPMCB nor any of its affiliates will retain on the Closing Date any Certificates issued by the Issuing Entity or any other economic interest in this securitization, except that JPMCB (or a “majority-owned affiliate” (as defined in Regulation RR) thereof) will retain approximately $12,226,424 initial Certificate Balance of the VRR Interest (i.e., the JPMCB VRR Interest Portion) as described under “Credit Risk Retention”. JPMCB or its affiliates may own in the future certain additional Classes of Certificates. Any such party will have the right to dispose of any such Certificates (other than the JPMCB VRR Interest Portion) at any time. JPMCB or a “majority-owned affiliate” (as defined in Regulation RR) thereof will be required to retain the JPMCB VRR Interest Portion as and to the extent described under “Credit Risk Retention”.

The information set forth under “—JPMorgan Chase Bank, National Association” has been provided by JPMCB.

Compensation of the Sponsors

In connection with the offering and sale of the Certificates contemplated by this prospectus, the Sponsors (including affiliates of the Sponsors) will be compensated for the sale of their respective Mortgage Loans in an amount equal to the excess, if any, of:

(a)       the sum of any proceeds received from the sale of the Certificates to investors and the sale of servicing rights to Midland Loan Services, a Division of PNC Bank, National Association, for the master servicing of the Mortgage Loans and primary servicing of certain of the Serviced Loans, over

(b)       the sum of the costs and expense of originating or acquiring the Mortgage Loans and the costs and expenses related to the issuance, offering and sale of the Certificates as described in this prospectus.

The mortgage servicing rights were sold to the Master Servicer for a price based on the value of the Servicing Fee to be paid to the Master Servicer with respect to each Mortgage Loan and the value of the right to earn income on investments on amounts held by the Master Servicer with respect to the Mortgage Loans. The Master Servicer will also purchase the primary servicing rights for any Serviced Companion Loan.

The Depositor

Citigroup Commercial Mortgage Securities Inc. is the depositor with respect to the Issuing Entity (in such capacity, the “Depositor”). The Depositor is a special purpose corporation incorporated in the State of Delaware on July 17, 2003 for the purpose of engaging in the business of, among other things, acquiring and depositing mortgage loans in trusts in exchange for certificates evidencing interest in such trusts and selling or otherwise distributing such certificates, in addition to other related activities. The principal executive offices of the Depositor are located at 388 Greenwich Street, New York, New York 10013. The telephone number is (212) 816-5343.

The Depositor is an indirect, wholly-owned subsidiary of Citigroup Global Markets Holdings Inc., an affiliate of (i) CREFI, a Sponsor, an originator, the Retaining Sponsor, an initial Risk Retention Consultation Party and the holder of the CREFI VRR Interest Portion, (ii) Citigroup Global Markets Inc., one of the underwriters, and (iii) Citibank, N.A., the Certificate Administrator, custodian, certificate registrar and paying agent.

Since the Depositor’s incorporation in 2003, it has been engaged in the securitization of commercial and multifamily mortgage loans and in acting as depositor of one or more trusts formed to issue commercial mortgage pass-through certificates that are secured by or represent interests in, pools of mortgage loans. The Depositor generally acquires the commercial and multifamily mortgage loans from CREFI or another of its affiliates or from another seller of commercial and multifamily mortgage loans, in each case in privately negotiated transactions.

The Depositor does not have, nor is it expected in the future to have, any significant assets and is not engaged in activities unrelated to the securitization of mortgage loans. The Depositor will not have any business operations other than securitizing mortgage loans and related activities.

On the Closing Date, the Depositor will acquire the Mortgage Loans from each Mortgage Loan Seller (and the Trust Subordinate Companion Loans from CREFI and GACC, as applicable) and will simultaneously transfer them, without recourse, to the Trustee for the benefit of the Certificateholders. After establishing the Issuing Entity, the Depositor will have minimal ongoing duties with respect to the Certificates and the Mortgage Loans. The Depositor’s ongoing duties will include: (i) appointing a successor Trustee or Certificate Administrator in the event of the removal of the Trustee or Certificate Administrator, (ii) paying any ongoing fees (such as surveillance fees) of the Rating Agencies, (iii) promptly delivering to the Custodian any document that comes into the Depositor’s possession that constitutes part of the Mortgage File or servicing file for any Mortgage Loan, (iv) upon discovery of a breach of any of the representations and warranties of the Master Servicer, the Special Servicer or the Operating Advisor which materially and adversely affects the interests of the Certificateholders, giving prompt written notice of such breach to the affected parties, (v) providing information in its possession with respect to the Certificates to the Certificate Administrator to the extent necessary to perform REMIC tax administration, (vi) indemnifying the Issuing Entity, the Trustee, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer, the Master Servicer and the Special Servicer for any loss, liability or reasonable expense (including, without limitation, reasonable attorneys’ fees and expenses) incurred by such parties arising (a) from the Depositor’s willful misconduct, bad faith, fraud and/or negligence in the performance of its duties contained in the Pooling and Servicing Agreement or by reason of negligent disregard of its obligations and duties under the Pooling and Servicing Agreement, or (b) as a result of the breach by the Depositor of any of its obligations or duties under the Pooling and Servicing Agreement, (vii) signing any annual report on Form 10-K, including the required certification in Form 10-K under the Sarbanes-Oxley Act of 2002, and any distribution reports on Form 10-D and current reports on Form 8-K required to be filed by the Issuing Entity and (viii) mailing the notice of a succession of the Trustee or the Certificate Administrator to all Certificateholders.

Neither the Depositor nor any of its affiliates will insure or guarantee distributions on the Certificates.

The Issuing Entity

The Issuing Entity, Benchmark 2019-B12 Mortgage Trust, is a New York common law trust that will be formed on the Closing Date pursuant to the Pooling and Servicing Agreement. The only activities that the Issuing Entity may perform are those set forth in the Pooling and Servicing Agreement, which are generally limited to owning and administering the Mortgage Loans, the Trust Subordinate Companion Loans and any REO Property, disposing of Defaulted Mortgage Loans, the Trust Subordinate Companion Loans (if defaulted) and REO Property, issuing the Certificates, making distributions, providing reports to certificateholders and other activities described in this prospectus. Accordingly, the Issuing Entity may not issue securities other than the Certificates, or invest in securities, other than investing of funds in the Collection Account and other accounts maintained under the Pooling and Servicing Agreement in certain short-term high-quality investments. The Issuing Entity may not lend or borrow money, except that the Master Servicer and the Trustee may make advances of delinquent monthly debt service payments to the Issuing Entity, and the Master Servicer, the Special Servicer and the Trustee may make servicing advances, to the Issuing Entity, but in each case only to the extent it deems such advances to be recoverable from the related Mortgage Loan; such advances are intended to provide liquidity, rather than credit support. The Pooling and Servicing Agreement may be amended as set forth under “The Pooling and Servicing Agreement—Amendment”. The Issuing Entity administers the Mortgage Loans through the Trustee, the Certificate Administrator, the Master Servicer and the Special Servicer, except that any Outside Serviced Mortgage Loan is being serviced and administered pursuant to the Outside Servicing Agreement. A discussion of the duties of the Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer, the Operating Advisor and the Asset Representations Reviewer, including any discretionary activities performed by each of them, is set forth under “—The Trustee,” “—The Certificate Administrator,” “—Servicers—The Master Servicer and the General Special Servicer,” “—Servicers—The Special Servicer,” “—Servicers—The Outside Servicers and the Outside Special Servicers,” “—The Operating Advisor and the Asset Representations Reviewer,” “Description of the Certificates” and “The Pooling and Servicing Agreement”.

The only assets of the Issuing Entity other than the Mortgage Loans, the Trust Subordinate Companion Loans and any REO Properties (and, with respect to a Loan Combination, solely the Issuing Entity’s interest in any REO property acquired with respect to such Loan Combination pursuant to the Pooling and Servicing Agreement or the Outside Servicing Agreement, as applicable) are the Distribution Account and other accounts maintained pursuant to the Pooling and Servicing Agreement and the short-term investments in which funds in the Distribution Account and other accounts are invested. The Issuing Entity has no present liabilities, but has potential liability relating to ownership of the Mortgage Loans, the Trust Subordinate Companion Loans and any REO Properties (and, with respect to a Loan Combination, solely the Issuing Entity’s interest in any REO property acquired with respect to such Loan Combination pursuant to the Pooling and Servicing Agreement or the Outside Servicing Agreement, as applicable), and the other activities described in this prospectus, and indemnity obligations to the Depositor, the Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer, the Operating Advisor and the Asset Representations Reviewer and various related persons. The fiscal year of the Issuing Entity is the calendar year. The Issuing Entity has no executive officers or board of directors and acts through the Trustee, the Certificate Administrator, the Master Servicer and the Special Servicer.

The Depositor will be contributing the Mortgage Loans and the Trust Subordinate Companion Loans to the Issuing Entity. The Depositor will be purchasing the Mortgage Loans from the Sponsors, as described under “The Mortgage Loan Purchase Agreements—Sale of Mortgage Loans; Mortgage File Delivery” and “—Cures, Repurchases and Substitutions”.

Since the Issuing Entity is a common law trust, it may not be eligible for relief under the federal bankruptcy laws, unless it can be characterized as a “business trust” for purposes of the federal bankruptcy laws. Bankruptcy courts look at various considerations in making this determination, so it is not possible to predict with any certainty whether or not the trust would be characterized as a “business trust”.

The Trustee

Wilmington Trust, National Association (“WTNA”) (formerly called M & T Bank, National Association), will act as trustee (the “Trustee”) pursuant to the Pooling and Servicing Agreement. WTNA is a national banking association with trust powers incorporated in 1995. The Trustee’s principal place of business is located at 1100 North Market Street, Wilmington, Delaware 19890. WTNA is an affiliate of Wilmington Trust Company and both WTNA and Wilmington Trust Company are subsidiaries of Wilmington Trust Corporation, and Wilmington Trust Corporation is a wholly-owned subsidiary of M&T Bank Corporation. Since 1998, Wilmington Trust Company has served as trustee in numerous asset-backed securities transactions. As of December 31, 2018, WTNA served as trustee on over 1,718 mortgage-backed related securities transactions having an aggregate original principal balance in excess of $350 billion, of which approximately 451 transactions were commercial mortgage-backed securities transactions having an aggregate original principal balance of approximately $296 billion.

The transaction parties may maintain banking and other commercial relationships with WTNA and its affiliates. In its capacity as trustee on commercial mortgage securitizations, WTNA and its affiliates are generally required to make an advance if the related servicer or special servicer fails to make a required advance. In the past three years, WTNA and its affiliates have not been required to make an advance on a commercial mortgage-backed securities transaction.

WTNA is subject to various legal proceedings that arise from time to time in the ordinary course of business. WTNA does not believe that the ultimate resolution of any of these proceedings will have a material adverse effect on its services as trustee.

The foregoing information set forth under this “—The Trustee” heading has been provided by WTNA.

The responsibilities of the Trustee are set forth in the Pooling and Servicing Agreement. A discussion of the role of the Trustee and its continuing duties, including: (1) any actions required by the Trustee, including whether notices are required to investors, rating agencies or other third parties, upon an event of default, potential event of default (and how defined) or other breach of a transaction covenant and any required percentage of a class or classes of asset-backed securities that is needed to require the Trustee to take action; (2) limitations on the Trustee’s liability under the transaction agreements regarding the asset-backed securities transaction; (3) any indemnification provisions that entitle the Trustee to be indemnified from the cash flow that otherwise would be used to pay the asset-backed securities; and (4) any contractual provisions or understandings regarding the Trustee’s removal, replacement or resignation, as well as how the expenses associated with changing from one Trustee to another Trustee will be paid, is set forth in this prospectus under “The Pooling and Servicing Agreement”.

For a description of any material affiliations, relationships and related transactions between the Trustee and the other transaction parties, see “—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties” below.

The Trustee will only be liable under the Pooling and Servicing Agreement to the extent of the obligations specifically imposed by the Pooling and Servicing Agreement. For further information regarding the duties, responsibilities, rights and obligations of the Trustee under the Pooling and Servicing Agreement, including those related to indemnification, see “The Pooling and Servicing Agreement—Limitation on Liability; Indemnification”.  Certain terms of the Pooling and Servicing Agreement regarding the Trustee’s removal, replacement or resignation are described under “The Pooling and Servicing Agreement—Qualification, Resignation and Removal of the Trustee and the Certificate Administrator”.

The Certificate Administrator

Citibank, N.A., a national banking association (“Citibank”), will act as the certificate administrator (in such capacity, the “Certificate Administrator”) and custodian (in such capacity, the “Custodian”) under the Pooling and Servicing Agreement. The Certificate Administrator will also be the REMIC administrator and the 17g-5 Information Provider under the Pooling and Servicing Agreement. The Certificate Administrator will also be the REMIC administrator and the 17g-5 Information Provider under the Pooling and Servicing Agreement. The corporate trust office of Citibank responsible for administration of the Issuing Entity is located at 388 Greenwich Street, New York, New York 10013, Attention: Global Transaction Services – Benchmark 2019-B9 and the office for certificate transfer services is located at 480 Washington Boulevard, 30th Floor, Jersey City, New Jersey 07310, Attention: Securities Window.

Citibank is a wholly owned subsidiary of Citigroup Inc., a Delaware corporation. Citibank performs as certificate administrator through the Agency and Trust line of business, which is part of the Global Transaction Services division. Citibank has primary corporate trust offices located in both New York and London. Citibank is a leading provider of corporate trust services offering a full range of agency, fiduciary, tender and exchange, depositary and escrow services. As of the end of the second quarter of 2019, Citibank’s Agency and Trust group managed in excess of $6 trillion in fixed income and equity investments on behalf of approximately 3,000 corporations worldwide. Since 1987, Citibank’s Agency and Trust group has provided trustee services for asset-backed securities containing pool assets consisting of airplane leases, auto loans and leases, boat loans, commercial loans, commodities, credit cards, durable goods, equipment leases, foreign securities, funding agreement-backed note programs, truck loans, utilities, student loans and commercial and residential mortgages. As of the end of the second quarter of 2019, Citibank acted as trustee, certificate administrator and/or paying agent for approximately 156 transactions backed by commercial mortgages with an aggregate principal balance of approximately $169.4 billion. The Depositor, the underwriters, the initial purchasers, the Master Servicer, the Special Servicer, the Trustee, the Operating Advisor and the Asset Representations Reviewer may maintain banking and other commercial relationships with Citibank and its affiliates.

Under the terms of the Pooling and Servicing Agreement, Citibank is responsible for securities administration, which includes pool performance calculations, distribution calculations and the preparation of monthly distribution reports. An analyst will also be responsible for the timely delivery of reports to the administration unit for processing all cash flow items. As Certificate Administrator, Citibank is also responsible for the preparation and filing of all Trust REMIC tax returns and Grantor Trust tax returns on behalf of the Issuing Entity. In the past three years, Citibank has not made material changes to the policies and procedures of its securities administration services for commercial mortgage-backed securities.

There have been no material changes to Citibank’s policies or procedures with respect to its commercial mortgage-backed trustee or securities administration function other than changes required by applicable laws. In the past three years, Citibank has not materially defaulted in its trustee or securities administration obligations under any pooling and servicing agreement or caused an early amortization or other performance triggering event because of the performance by Citibank as trustee or securities administrator with respect to commercial mortgage-backed securities.

Citibank is acting as custodian of the mortgage files pursuant to the Pooling and Servicing Agreement. The custodian is responsible to hold and safeguard the mortgage note(s) and other contents of the mortgage file with respect to each underlying mortgage loan on behalf of the trustee and the certificateholders. Each mortgage file will be maintained in a separate file folder marked with a unique bar code to assure loan level file integrity and to assist in inventory management. Files are segregated by transaction and/or issuer. Citibank, through its affiliates and third-party vendors, has been engaged in the mortgage document custody business for more than ten years. Citibank, through its affiliates and third-party vendors, maintains its commercial document custody facilities in Chicago, Illinois and St. Paul, Minnesota. One such third-party vendor separately engaged by Citibank in its capacity as custodian under the Pooling and Servicing Agreement is U.S. Bank National Association which will hold and safeguard the mortgage notes and other contents of the mortgage files with respect to the underlying mortgage loans.

Citibank is acting as Certificate Administrator of this CMBS transaction. In the ordinary course of business, Citibank is involved in a number of legal proceedings, including in connection with its role as trustee of certain RMBS transactions. On June 18, 2014, a civil action was filed against Citibank in the Supreme Court of the State of New York by a group of investors in 48 private-label RMBS trusts for which Citibank allegedly serves or did serve as trustee, asserting claims for purported violations of the U.S. Trust Indenture Act of 1939, as amended (the “TIA”), breach of contract, breach of fiduciary duty and negligence based on Citibank’s alleged failure to perform its duties as trustee for the 48 RMBS trusts. On November 24, 2014, plaintiffs sought leave to withdraw this action. On the same day, a smaller subset of similar plaintiff investors in 27 private-label RMBS trusts for which Citibank allegedly serves or did serve as trustee, filed a new civil action against Citibank in the United States District Court for the Southern District of New York asserting similar claims as the prior action filed in state court. In January 2015, the court closed plaintiffs’ original state court action. On September 8, 2015, the federal court dismissed all claims as to 24 of the 27 trusts and allowed certain of the claims to proceed as to the other three trusts. Subsequently, plaintiffs voluntarily dismissed all claims with respect to two of the three trusts. On April 7, 2017, Citibank filed a motion for summary judgment. Plaintiffs filed its consolidated opposition brief and cross motion for partial summary judgment on May 22, 2017. Briefing on those motions was completed on August 4, 2017. On March 22, 2018, the court granted Citibank’s motion for summary judgment in its entirety, denied plaintiffs’ motion for summary judgment and ordered the clerk to close the case. On April 20, 2018, plaintiffs filed a notice of appeal. Plaintiffs’ opening brief was filed on August 3, 2018. Citibank filed its opposition on November 2, 2018. Plaintiffs filed their reply on November 16, 2018. On June 7, 2019, the Second Circuit dismissed the plaintiffs’ appeal following the parties’ filing of a stipulation withdrawing the case with prejudice pursuant to Federal Rule of Appellate Procedure 42.

On November 24, 2015, the same investors that brought the federal case brought a new civil action in the Supreme Court of the State of New York related to 25 private-label RMBS trusts for which Citibank allegedly serves or did serve as trustee. This case includes the 24 trusts previously dismissed in the federal action, and one additional trust. The investors assert claims for breach of contract, breach of fiduciary duty, breach of duty to avoid conflicts of interest, and violation of New York’s Streit Act (the “Streit Act”). Following oral argument on Citibank’s motion to dismiss, plaintiffs filed an amended complaint on August 5, 2016. On June 27, 2017, the state court issued a decision, dismissing the event of default claims, mortgage-file-related claims, the fiduciary duty claims, and the conflict of interest claims. The decision sustained certain breach of contract claims including the claim alleging discovery of breaches of representations and warranties, a claim related to robo-signing, and the implied covenant of good faith claim.

On August 19, 2015, the FDIC as receiver for a failed financial institution filed a civil action against Citibank in the Southern District of New York. This action relates to one private-label RMBS trust for which Citibank formerly served as trustee. The FDIC asserts claims for breach of contract, violation of the Streit Act, and violation of the TIA. Citibank jointly briefed a motion to dismiss with The Bank of New York Mellon and U.S. Bank, N.A. entities that have also been sued by the FDIC in their capacity as trustee, and these cases have all been consolidated in front of Judge Carter. On September 30, 2016, the court granted Citibank’s motion to dismiss without prejudice for lack of subject matter jurisdiction. On October 14, 2016, FDIC filed a motion for reargument or relief from judgment from the court’s dismissal order. On July 11, 2017, Judge Carter ruled on the motion for reconsideration regarding his dismissal of the action. He denied reconsideration of his decision on standing, but granted leave to amend the complaint by October 9, 2017. The FDIC subsequently requested an extension of time to file its amended complaint, which was granted. The FDIC filed its amended complaint on December 8, 2017. Defendants jointly filed a motion to dismiss the amended complaint and that joint motion was fully briefed as of May 3, 2018. On March 20, 2019, the court granted defendants’ joint motion to dismiss the amended complaint. The FDIC’s deadline to file a notice of appeal was April 22, 2019. The FDIC has not appealed.

There can be no assurances as to the outcome of litigation or the possible impact of litigation on the trustee or the RMBS trusts. However, Citibank denies liability and continues to vigorously defend against these litigations. Furthermore, neither the above-disclosed litigations nor any other pending legal proceeding involving Citibank will materially affect Citibank’s ability to perform its duties as Certificate Administrator under the Pooling and Servicing Agreement for this CMBS transaction.

Neither Citibank nor any of its affiliates will retain any Certificates issued by the Issuing Entity or any other economic interest in this securitization as of the Closing Date, except that Citibank or one of its affiliates may purchase the Class R Certificates on the Closing Date, and except that CREFI (or a “majority-owned affiliate” (as defined in Regulation RR) thereof) will retain the CREFI VRR Interest Portion as described under “Credit Risk Retention”. Citibank or its affiliates may, from time to time after the sale of the Certificates to investors on the Closing Date, acquire additional Certificates pursuant to secondary market transactions. Any such party will have the right to dispose of any such Certificates (other than the CREFI VRR Interest Portion) at any time.

The foregoing information set forth under this “—The Certificate Administrator” heading has been provided by Citibank.

For a description of any material affiliations, relationships and related transactions between the Certificate Administrator and the other transaction parties, see “—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

The Certificate Administrator will only be liable under the Pooling and Servicing Agreement to the extent of the obligations specifically imposed by the Pooling and Servicing Agreement.  For further information regarding the duties, responsibilities, rights and obligations of the Certificate Administrator under the Pooling and Servicing Agreement, including those related to indemnification, see “The Pooling and Servicing Agreement—Limitation on Liability; Indemnification”.  Certain terms of the Pooling and Servicing Agreement regarding the Certificate Administrator’s removal, replacement or resignation are described under “The Pooling and Servicing Agreement—Qualification, Resignation and Removal of the Trustee and the Certificate Administrator”.

Servicers

General

Each of the Master Servicer (directly or through one or more sub-servicers (which includes the primary servicers)) and the Special Servicer will be required to service and administer the Serviced Loans for which it is responsible as described under “The Pooling and Servicing Agreement—Servicing of the Mortgage Loans”. References in this prospectus to “Special Servicer” mean, with respect to each Serviced Loan and Serviced Loan Combination, the applicable Special Servicer that has been appointed to act as special servicer with respect to such Serviced Loan or Serviced Loan Combination, as applicable, when it becomes a Specially Serviced Loan and any related REO Property (i.e., (i) with respect to all Serviced Loans other than the Woodlands Mall Mortgage Loan, Midland Loan Services, a Division of PNC Bank, National Association, (ii) with respect to the Woodlands Mall Loan Combination, Pacific Life Insurance Company, a Nebraska corporation, and (iii) with respect to The Centre Loan Combination, Trimont Real Estate Advisors, LLC, a Georgia limited liability company).

The Master Servicer and the General Special Servicer

Midland Loan Services, a Division of PNC Bank, National Association, a national banking association (“Midland”), is expected to be appointed to act as the initial master servicer (in such capacity, the “Master Servicer”) and in such capacity will initially be responsible for the servicing and administration of the Serviced Loans and any Serviced Loan Combinations under the Pooling and Servicing Agreement. Midland is also expected to act as the initial Special Servicer under the Pooling and Servicing Agreement with respect to each Mortgage Loan and Loan Combination (other than any Excluded Special Servicer Mortgage Loan, any Outside Serviced Loan Combination, the Woodlands Mall Loan Combination or The Centre Loan Combination), and in this capacity is expected to be responsible for the servicing and administration of the applicable Specially Serviced Loans and any associated REO Properties, and in certain circumstances, will review, evaluate, process and/or provide or withhold consent as to certain Major Decisions, Special Servicer Decisions and other transactions relating to the Mortgage Loans (other than the Mortgage Loans and Loan Combinations identified as exceptions above) and related Serviced Companion Loans that are non-Specially Serviced Loans, pursuant to the Pooling and Servicing Agreement. Certain servicing and administrative functions may also be provided by one or more primary servicers that previously serviced the mortgage loans for the applicable Mortgage Loan Seller.

Midland’s principal servicing office is located at 10851 Mastin Street, Building 82, Suite 300, Overland Park, Kansas 66210.

Midland is a real estate financial services company that provides loan servicing, asset management and technology solutions for large pools of commercial and multifamily real estate assets. Midland is approved as a master servicer, special servicer and primary servicer for investment-grade commercial and multifamily mortgage-backed securities (“CMBS”) by S&P, Moody’s, Fitch, Morningstar, DBRS, Inc. (“DBRS”) and Kroll Bond Rating Agency, Inc. (“KBRA”). Midland has received the highest rankings as a master and primary servicer of real estate assets under U.S. CMBS transactions from S&P, Fitch and Morningstar and the highest rankings as a special servicer of real estate assets under U.S. CMBS transactions from S&P and Morningstar. For each category, S&P ranks Midland as “Strong” and Morningstar ranks Midland as “CS1”. Fitch ranks Midland as “CMS1” for master servicer, “CPS1” for primary servicer, and “CSS2+” for special servicer. Midland is also a HUD/FHA-approved mortgagee and a Fannie Mae-approved multifamily loan servicer.

Midland has detailed operating procedures across the various servicing functions to maintain compliance with its servicing obligations and the servicing standards under Midland's servicing agreements, including procedures for managing delinquent and specially serviced loans. The policies and procedures are reviewed annually and centrally managed. Furthermore Midland’s disaster recovery plan is reviewed annually.

Midland will not have primary responsibility for custody services of original documents evidencing the underlying Mortgage Loans or Serviced Companion Loans. Midland may from time to time have custody of certain of such documents as necessary for enforcement actions involving particular Mortgage Loans or the Serviced Companion Loans or otherwise. To the extent that Midland has custody of any such documents for any such servicing purposes, such documents will be maintained in a manner consistent with the Servicing Standard.

No securitization transaction involving commercial or multifamily mortgage loans in which Midland was acting as master servicer, primary servicer or special servicer has experienced a servicer event of default or servicer termination event as a result of any action or inaction of Midland as master servicer, primary servicer or special servicer, as applicable, including as a result of Midland's failure to comply with the applicable servicing criteria in connection with any securitization transaction. Midland has made all advances required to be made by it under the servicing agreements on the commercial and multifamily mortgage loans serviced by Midland in securitization transactions.

From time-to-time Midland is a party to lawsuits and other legal proceedings as part of its duties as a loan servicer (e.g., enforcement of loan obligations) and/or arising in the ordinary course of business. Midland does not believe that any such lawsuits or legal proceedings would, individually or in the aggregate, have a material adverse effect on its business or its ability to service loans pursuant to the Pooling and Servicing Agreement.

Midland currently maintains an Internet-based investor reporting system, CMBS Investor Insight®, that contains performance information at the portfolio, loan and property levels on the various commercial mortgage-backed securities transactions that it services. Certificateholders, prospective transferees of the certificates and other appropriate parties may obtain access to CMBS Investor Insight® through Midland's website at

www.pnc.com/midland. Midland may require registration and execution of an access agreement in connection with providing access to CMBS Investor Insight®.

As of March 31, 2019, Midland was master and/or primary servicing approximately 37,552 commercial and multifamily mortgage loans with a principal balance of approximately $497 billion. The collateral for such loans is located in all 50 states, the District of Columbia, Puerto Rico, Guam and Canada. Approximately 9,997 of such loans, with a total principal balance of approximately $187 billion, pertain to commercial and multifamily mortgage-backed securities. The related loan pools include multifamily, office, retail, hospitality and other income-producing properties.

Midland has been servicing commercial and multifamily loans and leases in CMBS and other servicing transactions since 1992. The table below contains information on the size of the portfolio of commercial and multifamily loans and leases in CMBS and other servicing transactions for which Midland has acted as master and/or primary servicer from 2016 to 2018.

Portfolio Size – Master/Primary Servicing	Calendar Year End (Approximate amounts in billions)
	2016	2017	2018

CMBS	$149	$162	$181
Other	$294	$323	$352
Total	$444	$486	$533

As of March 31, 2019, Midland was named the special servicer in approximately 343 commercial mortgage-backed securities transactions with an aggregate outstanding principal balance of approximately $159 billion. With respect to such commercial mortgage-backed securities transactions as of such date, Midland was administering approximately 95 assets with an outstanding principal balance of approximately $931 million.

Midland has acted as a special servicer for commercial and multifamily loans and leases in CMBS and other servicing transactions since 1992. The table below contains information on the size of the portfolio of specially serviced commercial and multifamily loans, leases and REO properties that have been referred to Midland as special servicer in CMBS and other servicing transactions from 2016 to 2018.

Portfolio Size – Special Servicing	Calendar Year End (Approximate amounts in billions)
	2016	2017	2018

Total	$121	$145	$158

Midland may enter into one or more arrangements with any Directing Holder, any Controlling Class Representative, a Controlling Class Certificateholder, any directing certificateholder, any Outside Controlling Note Holder, any Companion Loan Holder, the other Certificateholders (or an affiliate or a third-party representative of one or more of the preceding) or any other person with the right to appoint or remove and replace the Special Servicer to provide for a discount, waiver and/or revenue sharing with respect to certain of the Special Servicer compensation in consideration of, among other things, Midland’s appointment (or continuance) as Special Servicer under the Pooling and Servicing Agreement and any related Co-Lender Agreement and limitations on the right of such person to remove the Special Servicer.

PNC Bank, National Association and its affiliates may use some of the same service providers (e.g., legal counsel, accountants and appraisal firms) as are retained on behalf of the Issuing Entity. In some cases, fee rates, amounts or discounts may be offered to PNC Bank, National Association and its affiliates by a third party vendor which differ from those offered to the Issuing Entity as a result of scheduled or ad hoc rate changes, differences in the scope, type or nature of the service or transaction, alternative fee arrangements, and negotiation by PNC Bank, National Association or its affiliates other than the Midland division.

Pursuant to certain interim servicing agreements between Citi Real Estate Funding Inc. and/or certain of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain mortgage loans, including, prior to their inclusion in the Issuing Entity, certain of the CREFI Mortgage Loans.

Pursuant to certain interim servicing agreements between JPMorgan Chase Bank, National Association and/or certain of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain mortgage loans, including, prior to their inclusion in the Issuing Entity, certain of the JPMCB Mortgage Loans.

Pursuant to certain interim servicing agreements between German American Capital Corporation and/or certain of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain mortgage loans, including, prior to their inclusion in the Issuing Entity, certain of the GACC Mortgage Loans.

Midland assisted KKR Real Estate Credit Opportunity Partners II L.P. or its affiliate, with due diligence relating to the Mortgage Loans in the Mortgage Pool.

From time to time, Midland and/or its affiliates may purchase or sell securities, including CMBS certificates. Midland and/or its affiliates may review this prospectus and purchase or sell Certificates issued in this offering, including in the secondary market.

Midland is also (i) the Outside Servicer and the Outside Special Servicer with respect to each of the 250 Livingston Loan Combination and the Waterfront Plaza Loan Combination, each of which is serviced under the GSMS 2019-GC40 Pooling and Servicing Agreement, (ii) expected to be the Outside Servicer with respect to the Grand Canal Shoppes Loan Combination which is expected to be serviced under the MSC 2019-H7 Pooling and Servicing Agreement, (iii) the primary servicer with respect to the 3 Columbus Circle Loan Combination which is serviced under the Benchmark 2019-B10 Pooling and Servicing Agreement, (iv) the Outside Servicer and the Outside Special Servicer with respect to the Vie Portfolio Loan Combination which is serviced under the JPMCC 2019-COR5 Pooling and Servicing Agreement, (v) the Outside Servicer with respect to the ICON Upper East Side Portfolio Loan Combination which is serviced under the JPMCC 2019-ICON UES Trust and Servicing Agreement, (vi) the Outside Servicer and the Outside Special Servicer with respect the SWVP Portfolio Loan Combination which is serviced under the BBCMS 2019-C3 Pooling and Servicing Agreement, and (vii) the Outside Servicer with respect to the Greenleaf at Howell Loan Combination which is serviced under the Benchmark 2019-B11 Pooling and Servicing Agreement.

Midland will acquire the right to act as Master Servicer and/or primary servicer (and the related right to receive and retain the excess servicing strip) with respect to the Mortgage Loans sold to the Issuing Entity by the Mortgage Loan Sellers pursuant to one or more servicing rights appointment agreements entered into on the Closing Date. The “excess servicing strip” means a portion of the Servicing Fee payable to Midland that accrues at a per annum rate initially equal to the Servicing Fee Rate minus 0.00125%, but which may be reduced under certain circumstances as provided in the Pooling and Servicing Agreement.

The report on assessment of compliance with applicable servicing criteria for the twelve months ending on December 31, 2018, furnished pursuant to Item 1122 of Regulation AB for Midland, identified a material instance of noncompliance relating to the servicing criterion described in Item 1122(d)(3)(i)(A) of Regulation AB, which requires that:

“Reports to investors, including those to be filed with the Commission, are maintained in accordance with the transaction agreements and applicable Commission requirements. Specifically, such reports: (A) Are prepared in accordance with timeframes and other terms set forth in the transaction agreements….”

For CMBS transactions subject to the reporting requirements of Regulation AB on and after November 23, 2016 (the effective date of the most recent amendment to Regulation AB), Midland as master servicer became responsible for Schedule AL reporting. Midland is currently remediating the Schedule AL reporting for the CMBS transactions found to be incorrect, and will be making improvements to its systems, processes and procedures to support its Schedule AL reporting obligations.

Furthermore, as outstanding P&I Advances in respect of the Trust Subordinate Companion Loan may only be reimbursed from proceeds of such Trust Subordinate Companion Loan and the related Mortgage Loan in accordance with the applicable co-lender agreement, Midland may make a separate recoverability determination in respect of making a P&I Advance on the Trust Subordinate Companion Loan, and as a result Midland may decline to make such a P&I Advance on the Trust Subordinate Companion Loan.

The foregoing information regarding Midland under the heading “—Servicers—The Master Servicer and the General Special Servicer” has been provided by Midland.

The Master Servicer will have various duties under the Pooling and Servicing Agreement. Certain duties and obligations of the Master Servicer are described under “The Pooling and Servicing Agreement—General” and “—Enforcement of Due-On-Sale and Due-On-Encumbrance Clauses”. The Master Servicer's ability to waive or modify any terms, fees, penalties or payments on the Mortgage Loans (other than the Outside Serviced Mortgage Loan), and the effect of that ability on the potential cash flows from such Mortgage Loans, are described under “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Modifications, Waivers and Amendments”. The Master Servicer's obligations as the servicer to make advances, and the interest or other fees charged for those advances and the terms of the Master Servicer’s recovery of those advances, are described under “The Pooling and Servicing Agreement—Advances”.

The Master Servicer will not have primary responsibility for custody services of original documents evidencing the Mortgage Loans or the Serviced Companion Loans. On occasion, the Master Servicer may have custody of certain of such documents as are necessary for enforcement actions involving the Mortgage Loans or the Serviced Companion Loans or otherwise. To the extent Master Servicer performs custodial functions as a servicer, documents will be maintained in a manner consistent with the Servicing Standard.

Certain terms of the Pooling and Servicing Agreement regarding the Master Servicer's removal or replacement, or resignation are described under “The Pooling and Servicing Agreement—Resignation of the Master Servicer, the Special Servicer and the Operating Advisor”, “—Servicer Termination Events”, “—Rights Upon Servicer Termination Event” and “—Waivers of Servicer Termination Events”.

The Master Servicer will only be liable under the Pooling and Servicing Agreement to the extent of the obligations specifically imposed by the Pooling and Servicing Agreement. The Master Servicer's rights and obligations with respect to indemnification, and certain limitations on the Master Servicer's liability under the Pooling and Servicing Agreement, are described under “The Pooling and Servicing Agreement—Limitation on Liability; Indemnification”.

For a description of any material affiliations, relationships and related transactions between the Master Servicer and the other transaction parties, see “—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

The Special Servicer

Trimont Real Estate Advisors, LLC

Trimont Real Estate Advisors, LLC, a Georgia limited liability company (“Trimont”), will be the initial special servicer with respect to The Centre Loan Combination under the Pooling and Servicing Agreement. The principal office of Trimont is located at One Alliance Center, 3500 Lenox Road NE, Suite G1, Atlanta, Georgia 30326. Trimont also has offices located in Seal Beach, California, Lenexa, Kansas, New York, New York, Dallas, Texas, Hoevelaken, The Netherlands, London, England and Sydney, Australia.

Trimont is a provider of asset management, servicing, due diligence, and customized advisory solutions to commercial real estate clients. Trimont is rated by S&P as Commercial Mortgage Special Servicer (Strong), Construction Loan Servicer (Strong) and Primary Commercial Servicer (Strong), and by Fitch as Primary Servicer (CPS2+) and Special Servicer (CSS2). Kroll Bond Rating Agency, Inc. reviewed Trimont in July 2018 and deemed it to possess the necessary capabilities and attributes to satisfy the minimum requirements to meet its contractual obligations and the servicing standard in accordance with industry practices as a primary servicer and special servicer. Trimont has been special servicing commercial and multifamily real estate loans since 1998.

The table below contains information on the size of the portfolio of commercial and multifamily loans in securitizations and other servicing transactions for which Trimont has acted as special servicer:

Calendar year-end	2016	2017	2018

Approximate amounts (in millions)	$511	$294	$204

As of March 31, 2019, Trimont was special servicing approximately 105 loans and REO properties (securitized and non-securitized) with an aggregate outstanding principal loan balance of approximately $253 million. Trimont has been named special servicer on over 71 securitizations with an aggregate original principal loan balance of over $53 billion. The collateral for these loans has included multifamily, office, retail, hospitality and other income producing properties.

No securitization involving commercial or multifamily real estate loans in which Trimont was acting as special servicer has experienced a servicer event of default as a result of any action or inaction of Trimont as special servicer, including as a result of Trimont’s failure to comply with the applicable servicing criteria in connection with any securitization.

Trimont has operating procedures across the various servicing functions to maintain compliance with its servicing obligations and servicing standards under Trimont’s servicing agreements, including procedures for managing delinquent and specially serviced loans. The policies and procedures are reviewed annually and centrally managed. The only significant changes in Trimont’s policies and procedures over the past three years have come in response to changes in federal or state law or investor requirements. Additionally, Trimont’s disaster recovery plan is reviewed annually. Trimont has developed strategies and procedures for managing delinquent loans, breaches by borrowers of the underlying loan documents and loans subject to borrower bankruptcy filings which are designed to maximize value from the assets for the benefit of certificateholders. These strategies and procedures vary on a case by case basis and include but are not limited to, liquidation of the underlying collateral, note sales, discounted payoffs and borrower negotiation or workout in accordance with the applicable servicing standard. The strategy pursued by Trimont for any particular asset depends upon, among other things, the condition and type of the underlying property, the borrower, and the jurisdiction where the asset is located.

Generally, Trimont’s servicing functions under servicing agreements as special servicer do not include collection on the pool assets, however Trimont does maintain certain operating accounts with respect to REO loans in accordance with the terms of the applicable servicing agreements and consistent with the servicing standard set forth in each of such servicing agreements. Trimont does not believe that its financial condition will have any adverse effect on the performance of its duties under the Pooling and Servicing Agreement and, accordingly, Trimont believes that its financial condition will not have any material impact on the performance of The Centre Loan Combination or the performance of the Certificates. Trimont does not have any material advancing rights or obligations with respect to the commercial real estate securitization pools as to which it acts as special servicer. In certain instances Trimont may have the right or be obligated to make property related servicing advances in emergency situations with respect to certain commercial real estate securitization pools as to which it acts as special servicer. Trimont occasionally engages consultants to perform property inspections and to provide surveillance on a property and its local market. Trimont has not engaged, and currently does not have any plans to engage, any sub-servicers to perform on its behalf any of its duties with respect to The Centre Loan Combination.

There are, to the actual current knowledge of Trimont, no special or unique factors of a material nature involved in special servicing The Centre Loan Combination, as compared to the types of assets specially serviced by Trimont in other commercial real estate securitization pools generally, for which Trimont has developed processes and procedures which materially differ from the processes and procedures employed by Trimont in connection with its special servicing of commercial real estate securitization pools generally.

In its capacity as the special servicer with respect to The Centre Loan Combination, Trimont will not have primary responsibility for custody services of original documents evidencing The Centre Loan Combination. Trimont may from time to time have custody of certain of such documents as necessary for enforcement actions involving The Centre Loan Combination. To the extent that Trimont has custody of any such documents for any such servicing purposes, such documents will be maintained in a manner consistent with the Servicing Standard.

Trimont may enter into one or more arrangements with the Centre Controlling Class Representative or any other person who has the right to remove, or vote to remove, the special servicer with respect to The Centre Loan Combination, to provide for a discount and/or revenue sharing with respect to certain compensation related to the special servicer with respect to The Centre Loan Combination. The Centre Controlling Class Representative and/or other persons or certificateholders who have the right to remove, or vote to remove, the special servicer with respect to The Centre Loan Combination may further consider any such economic arrangements with the special servicer with respect to The Centre Loan Combination or a prospective replacement special servicer in entering into any decision to appoint or replace such party from time to time, and such considerations would not be required to take into account the best interests of any certificateholder.

From time to time, Trimont is a party to lawsuits and other legal proceedings as part of its duties as a loan servicer (e.g., enforcement of loan obligations) and/or arising in the ordinary course of business. Trimont does not believe that such lawsuits or proceedings, individually or in the aggregate, would be material to the certificateholders. There are currently no legal proceedings pending, and no legal proceedings known to be contemplated by governmental authorities, against Trimont or of which any of its property is the subject, which are material to certificateholders.

Trimont is not an affiliate of the depositor, the underwriters, the sponsors, the issuing entity, the initial purchasers, the master servicer, the trustee, the certificate administrator, the operating advisor or the asset representations reviewer or any significant obligor (within the meaning of Item 1110 of Regulation AB), with respect to the subject transaction.

Neither Trimont nor any of its affiliates will retain on the Closing Date any Certificates issued by the Issuing Entity or any other economic interest in this securitization. However, Trimont or its affiliates may retain certain Classes of Certificates in the future. Any such party will have the right to dispose of any such Certificates at any time.

The foregoing information regarding Trimont under this section entitled “—The Special Servicer—Trimont Real Estate Advisors, LLC” has been provided by Trimont.

Pacific Life Insurance Company

Pacific Life Insurance Company (“PLIC”), a Nebraska corporation and an indirect subsidiary of Pacific Mutual Holding Company, specifically its Real Estate Investment area will act as the special servicer for the Woodlands Mall Loan Combination. PLIC maintains its principal servicing office at 700 Newport Center Drive, Newport Beach, CA 92660.

PLIC has been engaged in the servicing of mortgage loans for third party clients since the 1970’s and for CMBS transactions since 1985. PLIC has been engaged in the special servicing of commercial real estate assets for over 30 years. PLIC has a special servicer rating of “CLLSS2+” from Fitch and a commercial loan special servicer ranking of “Average” from Standard and Poor’s.

PLIC has detailed operating policies and procedures which are reviewed at least annually and updated as appropriate. These policies and procedures for the performance of its special servicing obligations are, among other things, in compliance with the applicable servicing criteria set forth in Item 1122 of Regulation AB under the Securities Act (“Regulation AB”). PLIC has developed strategies and procedures for managing delinquent loans, loans subject to borrower bankruptcies and other breaches by borrowers of the underlying loan documents that are designed to maximize value from the assets for the benefit of certificateholders. These strategies and procedures vary on a case by case basis, and include, but are not limited to, liquidation of the underlying collateral, note sales, discounted payoffs, and borrower negotiation or workout in accordance with the related servicing standard (the “Servicing Standard”). The strategy pursued by PLIC for any particular property depends upon, among other things, the terms and provisions of the underlying loan documents, the jurisdiction where the underlying property is located and the condition and type of underlying property.

PLIC is subject to external and internal audits and reviews. As part of such independent audits, auditors perform test work and review internal controls throughout the year.

PLIC uses Enterprise! as its loan servicing system, in addition to Yardi for REO accounting and reporting. Additionally, PLIC has a formal, documented disaster recovery and business continuity plan which is managed by a company-wide business continuity charter and standards.

PLIC specializes in large, complex transactions, similar to the Woodlands Mall Loan Combination and has extensive experience in working out mortgage loans and in performing the other obligations of a special servicer as more particularly described in the Pooling and Servicing Agreement, including, but not limited to, processing borrower requests for lender consent to partial releases, leases, modifications, assumptions, expansions and/or redevelopment of the mortgaged properties.

As of March 31, 2019, PLIC is special servicer or operating advisor on 15 CMBS transactions totaling $7.2 billion and has experience special servicing many asset types including, multi-family, office, retail, industrial, mobile home parks, hotel/resort and golf courses.

In its capacity as the Special Servicer with respect to the Woodlands Mall Loan Combination, PLIC will not have primary responsibility for custody services of original documents evidencing the Woodlands Mall Loan Combination. PLIC may from time to time have custody of certain of such documents as necessary for enforcement actions involving the Woodlands Mall Loan Combination or otherwise. To the extent that PLIC has custody of any such documents for any such servicing purposes, such documents will be maintained in a manner consistent with the Servicing Standard.

PLIC does not have any material advancing rights or obligations with respect to the commercial mortgage-backed securities pools as to which it acts as special servicer. In certain instances PLIC may have the right or be obligated to make property related servicing advances in emergency situations with respect to certain commercial mortgage-backed securities pools as to which it acts as special servicer.

There are, to the actual current knowledge of PLIC, no special or unique factors of a material nature involved in special servicing the particular type of mortgaged property included in this securitization transaction, as compared to the types of commercial real estate assets specially serviced by PLIC in other commercial mortgage-backed securitization transactions generally, and is not expected to require processes and procedures that are different from the processes and procedures employed by PLIC in connection with its special servicing of commercial mortgage-backed securitization pools generally.

There have not been, during the past three years, any material changes to the policies or procedures of PLIC in the servicing function it will perform under the Pooling and Servicing Agreement for assets of the same type included in this securitization transaction. No securitization transaction in which PLIC was acting as special servicer has experienced a servicer termination event as a result of any action or inaction of PLIC as special servicer, including as a result of a failure by PLIC to comply with the applicable servicing criteria in connection with any securitization transaction. PLIC has not been terminated as special servicer in any securitization, either due to a servicing default or the application of a servicing performance test or trigger. PLIC has made all advances required to be made by it under the servicing agreements related to the securitization transactions in which PLIC is acting as special servicer. There has been no previous disclosure of material noncompliance with the applicable servicing criteria by PLIC in connection with any securitization in which PLIC was acting as special servicer. PLIC does not believe that its financial condition will have any adverse effect on the performance of its duties under the Pooling and Servicing Agreement and, accordingly, PLIC believes that its financial condition will not have any material impact on the Woodlands Mall Loan Combination performance or the performance of the Certificates.

From time-to-time PLIC is a party to lawsuits and other legal proceedings as part of its duties as a loan servicer (e.g., enforcement of loan obligations) and/or arising in the ordinary course of business. PLIC does not believe that any such lawsuits or legal proceedings would, individually or in the aggregate, have a material adverse effect on its business or its ability to service the Woodlands Mall Loan Combination pursuant to the Pooling and Servicing Agreement.

There are currently no legal proceedings pending, and no legal proceedings known to be contemplated by governmental authorities, against PLIC or of which any of its property is the subject, which are material to Certificateholders. PLIC occasionally engages consultants to perform property inspections and to provide surveillance on a property and its local market.

PLIC, as the Special Servicer with respect to the Woodlands Mall Loan Combination, will among other things, oversee the resolution of the Woodlands Mall Loan Combination during a special servicing period and the disposition of any REO Property. Certain of PLIC’s duties as the Special Servicer under the Pooling and Servicing Agreement, including information regarding the processes for handling delinquencies, losses, bankruptcies and recoveries (such as through a liquidation of the Woodlands Mall Loan Combination, the sale of the Woodlands Mall Loan Combination or negotiations or workouts with the borrower under the Woodlands Mall Loan Combination) are set forth under “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans” in this prospectus. PLIC’s ability to waive or modify any terms, fees, penalties or payments on the Woodlands Mall Loan Combination and the effect of that ability on the potential cash flows from the Woodlands Mall Loan Combination are described under “The Pooling and Servicing Agreement—Modifications, Waivers and Amendments” in this prospectus.

Neither PLIC nor any of its affiliates will retain on the Closing Date any Certificates issued by the Issuing Entity or any other economic interest in this securitization, except that PLIC will retain a majority of each of the Class WM-A, Class WM-B and Class WM-C Certificates. However, PLIC or its affiliates may retain certain additional Classes of Certificates in the future. Any such party will have the right to dispose of any such Certificates at any time.

The foregoing information regarding PLIC under the heading “—Servicers—The Special Servicer—Pacific Life Insurance Company” has been provided by PLIC.

Midland Loan Services, a Division of PNC Bank, National Association

Midland is expected to act as the initial Special Servicer under the Pooling and Servicing Agreement with respect to each Mortgage Loan and Loan Combination (other than any Excluded Special Servicer Mortgage Loan, any Outside Serviced Loan Combination or the Woodlands Mall Loan Combination). See “—Servicers—The Master Servicer and the General Special Servicer”.

The foregoing information regarding Midland under the heading “—Servicers—The Special Servicer—Midland Loan Services, a Division of PNC Bank, National Association” has been provided by Midland.

Certain duties and obligations of the Special Servicer and the provisions of the Pooling and Servicing Agreement are described under “The Pooling and Servicing Agreement—Servicing of the Mortgage Loans”, “—Enforcement of Due-On-Sale and Due-On-Encumbrance Clauses”, “—Inspections”, and “—Appraisal Reduction Amounts”. The Special Servicer’s ability to waive or modify any terms, fees, penalties or payments on the Mortgage Loans and the potential effect of that ability on the potential cash flows from the Mortgage Loans are described under “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Modifications, Waivers and Amendments”.

The Special Servicer may be terminated, with respect to the Mortgage Loans serviced under the Pooling and Servicing Agreement (a) with or without cause by the applicable Directing Holder, (b) for cause at any time, and (c) otherwise without cause as described under “The Pooling and Servicing Agreement—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”, upon satisfaction of certain conditions specified in the Pooling and Servicing Agreement.

The Special Servicer may resign under the Pooling and Servicing Agreement as described under “The Pooling and Servicing Agreement—Resignation of the Master Servicer, the Special Servicer and the Operating Advisor”. The Special Servicer and various related persons and entities will be entitled to be indemnified by the Issuing Entity for certain losses and liabilities incurred by the Special Servicer as described under “The Pooling and Servicing Agreement—Limitation on Liability; Indemnification”.

The Outside Servicers and the Outside Special Servicers

For information on each of the Outside Servicing Agreements (to the extent definitively identified as of the date of this prospectus), under which the Outside Servicers and Outside Special Servicers are obligated to service the applicable Outside Serviced Loan Combinations, see “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

The HY 2019-30HY Special Servicer and the JPMCC 2019-OSB Special Servicer

Situs Holdings, LLC, a Delaware limited liability company (“Situs Holdings”), currently acts as (a) the special servicer under the HY 2019-30HY Trust and Servicing Agreement which governs the servicing of the 30 Hudson Yards Loan Combination and (b) the special servicer under the JPMCC 2019-OSB Trust and Servicing Agreement which governs the servicing of the Osborn Triangle Loan Combination. Situs Holdings is a wholly owned subsidiary of an affiliated entity of Stone Point Capital LLC (“Stone Point”). Stone Point is a global private equity firm that has raised over $13 billion of committed capital. Stone Point targets investments in the global financial services industries, including insurance underwriting and distribution, mortgage services, benefits and healthcare, outsourcing services, specialty lending, asset management and retirement savings, and banking and depository institutions.

The principal executive office of Situs Holdings is located at 5065 Westheimer, Suite 700E, Houston, Texas 77056 and its telephone number is (713) 328-4400. Situs Holdings maintains its principal special servicing office at 101 Montgomery Street, Suite 2250, San Francisco, California 94104.

Situs Holdings has a current special servicer rating for “CSS2-” from Fitch and is on S&P’s Select Servicer list as a United States Commercial Mortgage Special Servicer ranked “Above Average.” Situs Holdings is approved by Moody’s, Kroll and DBRS as a special servicer for CMBS and SFR transactions. As of June 30, 2019, Situs Holdings was also the named operating advisor for 29 CMBS transactions with an aggregate outstanding principal balance of approximately $25.7 billion.

Situs Holdings and its affiliates (collectively, “Situs”) are involved in the real estate advisory business and engages principally in:

●	Real estate consulting

●	Primary servicing

●	CMBS/CLO special servicing

●	Asset management

●	Commercial real estate valuation

●	Due diligence and underwriting

Since 1985, Situs has provided commercial real estate advisory, due diligence and business solutions to the lending and real estate industries. Situs has major offices located across the U.S. in San Francisco, New York, and Houston as well as offices in London and Frankfurt. Situs provides services to financial institutions investors and servicers as well as to agencies of the United States government.

The table below sets forth information about Situs’ portfolio of securitized specially serviced loans as of the dates indicated below:

Special Servicing	12/31/2016	12/31/2017	12/31/2018	6/30/2019
CMBS Pools (exclude SFR)	17	19	22	36
By Approximate Number	926	1,159	1,220	1,479
Named Specially Serviced Portfolio By Approximate UPB(1)	11,037,436,457	9,390,884,743	11,988,515,043	18,325,153,798
Actively Specially Serviced Portfolio By Number of Loans(2)	13	14	12	11

Actively Specially Serviced Portfolio By Approximate UPB(2)	120,278,493	181,792,953	138,318,128	108,714,038

SFR Pools	10	6	3	4
By Approximate Number	164	153	249	313
Named Specially Serviced Portfolio By Approximate UPB(1)	5,567,067,343	2,423,291,984	547,140,715	823,185,075
Actively Specially Serviced Portfolio By Number of Loans(2)	0	5	7	10
Actively Specially Serviced Portfolio By Approximate UPB(2)	0	9,314,191	11,115,151	14,838,693

(1)       Includes all securitized loans in Situs’ portfolio for which Situs is the named special servicer, regardless of whether such loans are, as of the specified date, specially-serviced loans.

(2)       Includes only those securitized loans in the portfolio that, as of the specified date, are specially-serviced loans.

As of June 30, 2019, Situs had 44 personnel involved in the asset management and special servicing of commercial real estate assets, of which 7 were dedicated to the special servicing business unit. As of June 30, 2019, Situs specially serviced a portfolio that included approximately 27 loans throughout the United States with a then current face value in excess of $128.1 million, all of which are commercial or multifamily real estate assets. As of June 30, 2019, Situs had 42 personnel involved in the primary/master servicing of commercial real estate, all of which are commercial or multifamily real estate assets.

Those commercial real estate assets included mortgage loans secured by the same types of income producing properties as those securing the Mortgage Loans backing the Certificates. Accordingly, the assets that Situs services, depending upon the particular circumstances, including the nature and location of such assets, compete with the mortgaged real properties securing the mortgage loans for tenants, purchasers, financing and so forth.

Situs has developed policies and procedures for the performance of its servicing and special servicing obligations in compliance with applicable servicing criteria set forth in Item 1122 of Regulation AB, including managing delinquent loans and loans subject to the bankruptcy of the borrower. Situs has recognized that technology can greatly improve its performance as a servicer and special servicer, and Situs’ infrastructure provides improved controls for compliance with pooling and servicing agreements, loan administration and procedures in workout/resolution.

Situs occasionally engages consultants to perform property inspections and provide certain asset management functions. Situs does not have any material primary advancing obligations with respect to the CMBS pools as to which it acts as servicer and/or special servicer and accordingly Situs does not believe that its financial condition will have any adverse effect on the performance of its duties under the HY 2019-30HY Trust and Servicing Agreement or the JPMCC 2019-OSB Trust and Servicing Agreement nor any material impact on the loan performance or the performance of the Notes.

Situs will not have primary responsibility for custody services of original documents evidencing the 30 Hudson Yards Loan Combination or the Osborn Triangle Loan Combination. On occasion, Situs may have custody of certain of such documents as necessary for enforcement actions involving the 30 Hudson Yards Loan Combination or the Osborn Triangle Loan Combination or otherwise. To the extent that Situs has custody of any such documents, such documents will be maintained in a manner consistent with the servicing standards set forth in the HY 2019-30HY Trust and Servicing Agreement and the JPMCC 2019-OSB Trust and Servicing Agreement. There are currently no legal proceedings pending; and no legal proceedings known to be contemplated by governmental authorities, against Situs or of which any of its property is the subject, which is material to the holders of the related notes.

No securitization transaction involving commercial or multifamily mortgage loans in which Situs was acting as servicer and/or special servicer has experienced an event of default as a result of any action or inaction performed by Situs as special servicer. In addition, there has been no previous disclosure of material non-compliance with servicing criteria by Situs with respect to any other securitization transaction involving commercial or multifamily mortgage loans in which Situs was acting as servicer and/or special servicer.

From time to time, Situs and its affiliates are parties to lawsuits and other legal proceedings arising in the ordinary course of business. Situs does not believe that any such lawsuits or legal proceedings would, individually or in the aggregate, have a material adverse effect on its business or its ability to serve as servicer and/or special servicer.

Situs is not an affiliate of the Depositor, the Mortgage Loan Sellers, the Issuing Entity, the originators, the Master Servicer, any sub-servicer, the Trustee, the Certificate Administrator, the custodian, the guarantors, or any Sponsor. In addition to acting as special servicer under the HY 2019-30HY Trust and Servicing Agreement, Situs has also been retained as EU Reporting Administrator pursuant to an agreement with Deutsche Bank AG, New York Branch, the EU Transparency Designee for such transaction, and German American Capital Corporation.

From time to time, Situs and/or its affiliates may purchase or sell securities, including CMBS certificates. Situs and/or its affiliates may review this prospectus and purchase or sell Certificates issued in this offering, including in the secondary market.

The Depositor, the Sponsors, the underwriters, the borrowers, the guarantors, the Master Servicer, the Trustee and the Certificate Administrator may maintain banking and other commercial relationships with Situs and its affiliates.

The foregoing information regarding Situs Holdings under this “—Servicers—The Outside Servicers and the Outside Special Servicers—The HY 2019-30HY Special Servicer and the JPMCC 2019-OSB Special Servicer” sub-heading has been provided by Situs Holdings.

The Operating Advisor and the Asset Representations Reviewer

Pentalpha Surveillance LLC (“Pentalpha Surveillance”), a Delaware limited liability company, will act as the operating advisor (in such capacity, the “Operating Advisor”) under the Pooling and Servicing Agreement. Pentalpha Surveillance will also be serving as the asset representations reviewer (in such capacity, the “Asset Representations Reviewer”) under the Pooling and Servicing Agreement.

The principal office of Pentalpha Surveillance is located at Two Greenwich Office Park, Greenwich, Connecticut 06831.

Pentalpha Surveillance is a privately held firm founded in 2005 that is primarily dedicated to providing independent oversight of loan securitization trusts’ ongoing operations. Pentalpha Surveillance and its affiliates have been engaged by individual securitization trusts, financial institutions, institutional investors as well as agencies of the U.S. Government. Pentalpha Surveillance’s platform includes proprietary compliance checking software and a team of industry operations veterans focused on loan origination and servicing oversight, with engagements in surveillance, valuation, collections optimization, representation and warranty settlements, derivative contract errors, litigation support and expert testimony as well as other advisory assignments.

As of June 30, 2019, Pentalpha Surveillance was acting as operating advisor or trust advisor for approximately 181 commercial mortgage-backed securitizations with an approximate aggregate initial principal balance of approximately $169 billion. As of June 30, 2019, Pentalpha Surveillance was acting as asset representations reviewer for approximately 63 commercial mortgage-backed securitizations with an approximate aggregate initial balance of approximately $59 billion.

Pentalpha Surveillance satisfies each of the standards of “Eligible Operating Advisor” set forth in “The Pooling and Servicing Agreement—Operating Advisor—Eligibility of Operating Advisor”. Pentalpha Surveillance: (a) is an operating advisor on other CMBS transactions rated by any of Moody’s, Fitch, KBRA, S&P, DBRS and/or Morningstar and none of those rating agencies has qualified, downgraded or withdrawn any of its rating or ratings of one or more classes of certificates for any such transaction citing concerns with Pentalpha Surveillance as the sole or material factor in such rating action; (b) (x) has been regularly engaged in the business of analyzing and advising clients in commercial mortgage-backed securities matters and has at least five years of experience in collateral analysis and loss projections, and (y) has at least five years of experience in commercial real estate asset management and experience in the workout and management of distressed commercial real estate assets; (c) can and is making the representations and warranties as operating advisor set forth in the Pooling and Servicing Agreement; (d) is not (and is not Risk Retention Affiliated with) the Depositor, the Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer, any Mortgage Loan Seller, any Directing

Holder, any Consulting Party or a depositor, trustee, certificate administrator, master servicer, or special servicer with respect to the securitization of any Companion Loan or any of their respective affiliates; (e) has not been paid by the Special Servicer or any successor special servicer any fees, compensation or other remuneration (x) in respect of its obligations under the Pooling and Servicing Agreement or (y) for the recommendation of the replacement of the Special Servicer or the appointment of a successor special servicer to become the Special Servicer; and (f) does not directly or indirectly, through one or more affiliates or otherwise, own any interest in any Certificates, any Mortgage Loans, any Companion Loan or any securities backed by a Companion Loan or otherwise have any financial interest in the securitization transaction to which the Pooling and Servicing Agreement relates, other than its fees from its role as Operating Advisor; provided that Pentalpha Surveillance, in its capacity as Asset Representations Reviewer, is entitled to receive related fees as set forth in the Pooling and Servicing Agreement.

In addition, Pentalpha Surveillance believes that its financial condition will not have any material adverse effect on the performance of its duties under the Pooling and Servicing Agreement.

There are currently no legal proceedings pending against Pentalpha Surveillance, or to which any property of Pentalpha Surveillance is subject, that are material to the holders of the certificates, nor does Pentalpha Surveillance have actual knowledge of any proceedings of this type contemplated by governmental authorities.

The foregoing information under this “—The Operating Advisor and the Asset Representations Reviewer” heading regarding Pentalpha has been provided by Pentalpha.

For a description of any material affiliations, relationships and related transactions between the Operating Advisor or the Asset Representations Reviewer and the other transaction parties, see “—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

Certain terms of the Pooling and Servicing Agreement regarding the Operating Advisor’s removal, replacement, resignation or transfer are described under “The Pooling and Servicing Agreement—Resignation of the Master Servicer, the Special Servicer and the Operating Advisor” and “—Operating Advisor”.

The Operating Advisor and the Asset Representations Reviewer will only be liable under the Pooling and Servicing Agreement to the extent of the obligations specifically imposed by the Pooling and Servicing Agreement, and no implied duties or obligations may be asserted against the Operating Advisor or Asset Representations Reviewer.

The Operating Advisor will have certain review and consultation duties with respect to activities of the Special Servicer. The Asset Representations Reviewer will be required to review certain delinquent Mortgage Loans after a specified delinquency threshold has been exceeded and notification from the Certificate Administrator that the required percentage of Certificateholders have voted to direct a review of such delinquent Mortgage Loans. For further information regarding the duties, responsibilities, rights and obligations of the Operating Advisor and the Asset Representations Reviewer under the Pooling and Servicing Agreement, including those related to indemnification and limitation of liability, see “The Pooling and Servicing Agreement—Operating Advisor”, “—The Asset Representations Reviewer” and “—Limitation on Liability; Indemnification”. Certain terms of the Pooling and Servicing Agreement regarding the Operating Advisor’s or the Asset Representations Reviewer’s removal, replacement, resignation or transfer are described under “The Pooling and Servicing Agreement—Operating Advisor”, and “—The Asset Representations Reviewer”.

Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties

Transaction Party and Related Party Affiliations

The Depositor and its affiliates are playing several roles in this transaction. The Depositor is an affiliate of (i) CREFI, a Sponsor, an originator, an initial Risk Retention Consultation Party, the Retaining Sponsor and the expected holder of the CREFI VRR Interest Portion, (ii) Citigroup Global Markets Inc., one of the underwriters, and (iii) Citibank, N.A., the Certificate Administrator, Custodian, certificate registrar and paying agent.

GACC, a Sponsor, is an affiliate of DBNY, an originator, an initial Risk Retention Consultation Party and the expected holder (as a “majority-owned affiliate” (as defined in Regulation RR) of GACC) of the DBNY VRR Interest Portion, and Deutsche Bank Securities Inc., one of the underwriters.

JPMCB, a Sponsor, an originator, an initial Risk Retention Consultation Party and the expected holder of the JPMCB VRR Interest Portion, is an affiliate of J.P. Morgan Securities LLC, one of the underwriters.

Midland, the Master Servicer and one of the Special Servicers, is also (i) the Outside Servicer and the Outside Special Servicer with respect to each of the 250 Livingston Loan Combination and the Waterfront Plaza Loan Combination, each of which is serviced under the GSMS 2019-GC40 Pooling and Servicing Agreement, (ii) expected to be the Outside Servicer with respect to the Grand Canal Shoppes Loan Combination which is expected to be serviced under the MSC 2019-H7 Pooling and Servicing Agreement, (iii) the primary servicer with respect to the 3 Columbus Circle Loan Combination which is serviced under the Benchmark 2019-B10 Pooling and Servicing Agreement, (iv) the Outside Servicer and the Outside Special Servicer with respect to the Vie Portfolio Loan Combination which is serviced under the JPMCC 2019-COR5 Pooling and Servicing Agreement, (v) the Outside Servicer with respect to the ICON Upper East Side Portfolio Loan Combination which is serviced under the JPMCC 2019-ICON UES Trust and Servicing Agreement, (vi) the Outside Servicer and the Outside Special Servicer with respect the SWVP Portfolio Loan Combination which is serviced under the BBCMS 2019-C3 Pooling and Servicing Agreement, and (vii) the Outside Servicer with respect to the Greenleaf at Howell Loan Combination which is serviced under the Benchmark 2019-B11 Pooling and Servicing Agreement.

WTNA, the Trustee, is also the Outside Trustee under the Outside Servicing Agreement that governs the servicing of the 30 Hudson Yards Loan Combination. In its capacity as Outside Trustee under such Outside Servicing Agreement, WTNA serves as mortgagee of record with respect to the subject Loan Combination.

Pentalpha Surveillance, the Operating Advisor and the Asset Representations Reviewer, is also: (a) the Outside Operating Advisor and the asset representations reviewer under the respective Outside Servicing Agreements that govern the servicing of the 250 Livingston Loan Combination, the Waterfront Plaza Loan Combination, the 3 Columbus Circle Loan Combination, the Vie Portfolio Loan Combination, the SWVP Portfolio Loan Combination and the Greenleaf at Howell Loan Combination; and (b) expected to be the Outside Operating Advisor and the asset representations reviewer under the Outside Servicing Agreement that is expected to govern the servicing of the Grand Canal Shoppers Loan Combination.

Pacific Life Insurance Company is the Special Servicer with respect to the Woodlands Mall Loan Combination, and it or its affiliate is expected to purchase a majority of the Class WM-A, Class WM-B and Class WM-C Certificates and to appoint itself or an affiliate as the initial Woodlands Mall Controlling Class Representative.

Interim Servicing Arrangements

Set forth below are certain interim servicing arrangements (excluding Outside Servicing Agreements) that are in place as of the date of this prospectus, involving certain of the Mortgage Loans and certain transaction parties.

Pursuant to certain interim servicing agreements between CREFI, a Sponsor and an originator, and/or certain of its affiliates, on the one hand, and Midland, on the other hand, Midland, the Master Servicer and one of the Special Servicers, acts as interim servicer with respect to ten (10) of the Mortgage Loans (14.8%) (with an aggregate Cut-off Date Balance of approximately $175,431,792) to be contributed to this securitization transaction by CREFI.

Pursuant to certain interim servicing agreements between JPMCB, a Sponsor and an originator, and/or certain of its affiliates, on the one hand, and Midland, the Master Servicer and one of the Special Servicers, on the other hand, Midland acts as interim servicer with respect to ten (10) of the Mortgage Loans (16.5%) (with an aggregate Cut-off Date Balance of approximately $195,437,905) to be contributed to this securitization transaction by JPMCB.

Pursuant to certain interim servicing agreements between GACC, a Sponsor, and/or certain of its affiliates, on the one hand, and Midland, the Master Servicer and one of the Special Servicers, on the other hand, Midland acts as interim servicer with respect to three (3) of the Mortgage Loans (2.7%) (with an aggregate Cut-off Date Balance of approximately $32,274,000) to be contributed to this securitization transaction by GACC.

Loan Combinations and Mezzanine Loan Arrangements

CREFI, an originator and a Sponsor, is the current holder of the Zappettini Portfolio Pari Passu Companion Loan and The Centre Pari Passu Companion Loan, but is expected to transfer the Companion Loans to one or more future commercial mortgage securitization transactions.

JPMCB, an originator and a Sponsor, is the current holder of one or more of the Osborn Triangle Pari Passu Companion Loans, one or more of the 3 Columbus Circle Pari Passu Companion Loans and one or more of the Grand Canal Shoppes Pari Passu Companion Loans, which are expected to be securitized in one or more future securitizations.

DBNY, an originator and an affiliate of GACC, a Sponsor, is the current holder of one or more of the 30 Hudson Yards Pari Passu Companion Loans, one or more of the 3 Columbus Circle Pari Passu Companion Loans and one or more of the CIRE Equity Retail & Industrial Portfolio Pari Passu Companion Loans, but is expected to transfer such Companion Loans to DBRI in the ordinary course of business and such Companion Loans are expected to be securitized in one or more future commercial mortgage securitization transactions. In addition, DBRI, an affiliate of DBNY and GACC, is the current holder of one or more of the Woodlands Mall Pari Passu Companion Loans, which are expected to be securitized in one or more future securitizations.

In addition, DBNY (or an affiliate) is the current holder of a mezzanine loan in the principal amount (measured as of the Cut-off Date) of $40,000,000 related to the Woodlands Mall Mortgage Loan (6.4%). Being the holder of such mezzanine debt may create a conflict of interest. See “Description of the Mortgage Pool—Additional Indebtedness”. In exercising its rights, the mezzanine lender has no obligation to consider the interests of, or the impact of the exercise of such rights upon, the Issuing Entity or the Certificateholders.

Other Arrangements

Midland, the Master Servicer, will enter into one or more agreements with the Sponsors to purchase the master servicing rights to the Mortgage Loans and/or the right to be appointed as the Master Servicer with respect to such Mortgage Loans and to purchase the primary servicing rights to certain of the Serviced Loans.

Midland assisted KKR Real Estate Credit Opportunity Partners II L.P. or its affiliate, with due diligence relating to the Mortgage Loans in the Mortgage Pool.

These roles and other potential relationships may give rise to conflicts of interest as further described under “Risk Factors—Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned with Your Interests” and “—Other Potential Conflicts of Interest May Affect Your Investment”.

Credit Risk Retention

General

The securitization transaction constituted by the issuance of the Pooled Certificates will be subject to the credit risk retention requirements of Section 15G of the Exchange Act, as added by Section 941 of the Dodd-Frank Act (together with the rules and regulations promulgated under said Section 15G, the “Credit Risk Retention Rules”). An economic interest in the credit risk of the securitized assets in the securitization transaction constituted by the issuance of the Pooled Certificates is expected to be retained pursuant to Regulation RR (12 CFR Part 43) (“Regulation RR”) which implements the Credit Risk Retention Rules, as a combination of the following:

●	CREFI has been designated by the Sponsors to act as the “retaining sponsor” (as such term is defined in Regulation RR, the “Retaining Sponsor”);

●	The Retaining Sponsor is expected to acquire (or cause other Retaining Parties to acquire) from the Depositor, on the Closing Date, portions of a “single vertical security” (as defined in Regulation RR) that is an “eligible vertical interest” (as defined in Regulation RR) in the Issuing Entity, with an aggregate Certificate Balance of approximately $34,054,400 (the “VRR Interest”) as of the Closing Date; the VRR Interest will represent approximately 2.88% of all of the Pooled Certificates as of the Closing Date; and the VRR Interest will entitle each holder thereof to a specified percentage of the amounts paid on each other class of ABS interests in the Issuing Entity that is a Class of Pooled Certificates;

●	The Retaining Sponsor is expected to offset a portion of its risk retention requirements by the portion of the VRR Interest acquired on the Closing Date and retained by Deutsche Bank AG, New York Branch (“DBNY”), as originator of the GACC Mortgage Loans, which portion of the VRR Interest will have an initial Certificate Balance equal to approximately $13,524,317, representing approximately 39.7% (by Certificate Balance) of the entire VRR Interest as of the Closing Date (the “DBNY VRR Interest Portion”); and DBNY originated approximately 39.7% of the Initial Pool Balance, which is equal to at least 20% of the Initial Pool Balance and is equal to its percentage ownership of the aggregate Certificate Balance of the entire VRR Interest as of the Closing Date, in accordance with Rule 11(a)(1) of Regulation RR;

●	DBNY will acquire the DBNY VRR Interest Portion pursuant to an exchange in accordance with Rule 11(a)(1)(iv)(B), whereby DBNY will sell to the Depositor (through its affiliate, GACC) the GACC Mortgage Loans that it originated in exchange for cash consideration and the DBNY VRR Interest Portion; and payment for the DBNY VRR Interest Portion (i) will be in the form of a reduction in the price received by DBNY (through GACC) from the Depositor for the GACC Mortgage Loans sold by DBNY (through GACC) to the Depositor for inclusion in such securitization transaction (which price will be subject to adjustment for allocated transaction costs and expenses) and (ii) will equal the amount by which the Retaining Sponsor’s risk retention is reduced by the offset to DBNY in accordance with Regulation RR;

●	The Retaining Sponsor is expected to offset a portion of its risk retention requirements by the portion of the VRR Interest acquired on the Closing Date and retained by JPMorgan Chase Bank, National Association, a national banking association (“JPMCB”), as originator of the JPMCB Mortgage Loans, which portion of the VRR Interest will have an initial Certificate Balance equal to approximately $12,226,424, representing approximately 35.9% (by Certificate Balance) of the entire VRR Interest as of the Closing Date (the “JPMCB VRR Interest Portion”); and JPMCB originated approximately 31.7% of the Initial Pool Balance, which is equal to at least 20% of the Initial Pool Balance and is equal to its percentage ownership of the aggregate Certificate Balance of the entire VRR Interest as of the Closing Date, in accordance with Rule 11(a)(1) of Regulation RR;

●	JPMCB will acquire the JPMCB VRR Interest Portion pursuant to an exchange in accordance with Rule 11(a)(1)(iv)(B), whereby JPMCB will sell to the Depositor the JPMCB Mortgage Loans that it originated in exchange for cash consideration and the JPMCB VRR Interest Portion; and payment for the JPMCB VRR Interest Portion (i) will be in the form of a reduction in the price received by JPMCB from the Depositor for the JPMCB Mortgage Loans sold by JPMCB to the Depositor for inclusion in such securitization transaction (which price will be subject to adjustment for allocated transaction costs and expenses) and

(ii) will equal the amount by which the Retaining Sponsor’s risk retention is reduced by the offset to JPMCB in accordance with Regulation RR;

●	The Retaining Sponsor is expected to retain (either directly or through its “majority-owned affiliate” (as defined in Regulation RR) the portion of the VRR Interest remaining (following the acquisition by or on behalf of each of DBNY and JPMCB of the DBNY VRR Interest Portion and the JPMCB VRR Interest Portion, respectively), which remaining portion will have an initial Certificate Balance equal to approximately $8,303,659, representing approximately 24.4% (by Certificate Balance) of the entire VRR Interest as of the Closing Date (the “CREFI VRR Interest Portion”); and

●	The Retaining Sponsor is expected to satisfy the remainder of its risk retention requirements under the Credit Risk Retention Rules by a retaining third party purchaser (the “Retaining Third Party Purchaser”), which will be KKR Real Estate Credit Opportunity Partners II L.P., a Delaware limited partnership, purchasing, on the Closing Date, and holding for its own account an “eligible horizontal residual interest” (as such term is defined in Regulation RR), consisting of all of the Class F-RR, Class G-RR and Class J-RR Certificates (collectively, the “HRR Certificates” and, together with the VRR Interest, the “RR Interest”), with an aggregate initial Certificate Balance of $66,000,107, and having a fair value equal to at least 2.12% of the fair value, as of the Closing Date, of all of the Pooled Certificates as of the Closing Date, determined in accordance with Generally Accepted Accounting Principles (“GAAP”). See “—HRR Certificates—The Retaining Third Party Purchaser” below for more information on the Retaining Third Party Purchaser.

The Retaining Sponsor, DBNY, JPMCB and the Retaining Third Party Purchaser are collectively referred to herein as the “Retaining Parties”. The percentage of the aggregate Certificate Balance of all of the Pooled Certificates as of the Closing Date represented by the VRR Interest (which is approximately 2.88%) and the percentage of the fair value of all Pooled Certificates represented by the HRR Certificates (which is approximately 2.16%), as noted in the preceding bullets, will equal at least 5%, as of the Closing Date.

GACC is the only sponsor, and will act as “retaining sponsor” (as such term is defined in Regulation RR), with respect to the securitization transaction constituted by the issuance of the Woodlands Mall Loan-Specific Certificates. In connection therewith, GACC is expected to acquire from the Depositor on the Closing Date an “eligible vertical interest” (as such term is defined in Regulation RR) in the form of a single vertical security with an aggregate initial certificate balance of approximately $8,870,000 (the “WMRR Interest”), which is expected to represent at least 5.0% of the aggregate initial Certificate Balances of all Woodlands Mall Loan-Specific Certificates. The WMRR Interest is expected to be retained by GACC or its “majority-owned affiliate” (as such term is defined in Regulation RR), in accordance with the Credit Risk Retention Rules applicable to the securitization transaction constituted by the issuance of the Woodlands Mall Loan-Specific Certificates.

CREFI is the only sponsor, and will act as “retaining sponsor” (as such term is defined in Regulation RR), with respect to the securitization transaction constituted by the issuance of the Loan-Specific Certificates relating to The Centre Trust Subordinate Companion Loan. In connection therewith, the Class TCRR Certificates will be purchased and retained by a third party purchaser contemplated by Rule 7 of Regulation RR (the “Centre Retaining Third Party Purchaser”), in accordance with the Credit Risk Retention Rules applicable to the securitization transaction constituted by the issuance of the Loan-Specific Certificates relating to The Centre Trust Subordinate Companion Loan.

Notwithstanding any references in this prospectus to the Credit Risk Retention Rules, Regulation RR, the Retaining Sponsor, the Retaining Parties, the Retaining Third Party Purchaser and other risk retention related matters, in the event the Credit Risk Retention Rules and/or Regulation RR (or any relevant portion thereof) are repealed or determined by applicable regulatory agencies to be no longer applicable to this securitization transaction, none of the Retaining Sponsor, the Retaining Parties, the Retaining Third Party Purchaser or any other party will be required to comply with or act in accordance with the Credit Risk Retention Rules or Regulation RR (or such relevant portion thereof).

See “Transaction Parties—The Sponsors and Mortgage Loan Sellers”.

Qualifying CRE Loans; Required Credit Risk Retention Percentage

The Retaining Parties have determined that for purposes of this transaction, 0.0% of the Initial Pool Balance (the “Qualifying CRE Loan Percentage”) is comprised of mortgage loans that are “qualifying CRE loans” as such term is described in Rule 17 of Regulation RR.

The total required credit risk retention percentage (the “Required Credit Risk Retention Percentage”) for this transaction is 5.0%. The Required Credit Risk Retention Percentage is equal to the product of (i) 1 minus the Qualifying CRE Loan Percentage (expressed as a decimal) and (ii) 5%; subject to a minimum Required Credit Risk Retention Percentage of no less than 2.50% if the Issuing Entity includes any non-qualifying CRE loans.

The VRR Interest

Material Terms of the VRR Interest

General

The VRR Interest constitutes a Class of Certificates, a Class of Pooled Certificates, a Class of Regular Certificates and a Class of Principal Balance Certificates, but does not constitute a Class of Offered Certificates, a Class of Non-Vertically Retained Pooled Certificates, a Class of Non-Vertically Retained Pooled Regular Certificates or a Class of Non-Vertically Retained Pooled Principal Balance Certificates. The VRR Interest is not offered hereby.

The initial Certificate Balance of the VRR Interest will be approximately $34,054,400 (subject to a permitted variance of plus or minus 5.0% and further subject to an additional variance in connection with the calculation of the fair value of the HRR Certificates and of all the Pooled Certificates), which will equal the Vertically Retained Percentage of the Initial Pool Balance.

The “Vertically Retained Percentage” is a fraction, expressed as a percentage, the numerator of which is the initial Certificate Balance of the VRR Interest, and the denominator of which is the aggregate initial Certificate Balance of all Classes of Pooled Principal Balance Certificates.

The “Non-Vertically Retained Percentage” is the difference between 100% and the Vertically Retained Percentage.

“Percentage Allocation Entitlement” means: (a) with respect to the VRR Interest, the Vertically Retained Percentage; and (b) with respect to the Non-Vertically Retained Pooled Certificates, the Non-Vertically Retained Percentage.

The Certificate Balance of the VRR Interest at any date means an amount equal to the initial principal balance of the VRR Interest less the sum of (a) all amounts distributed to the holders thereof with respect to the VRR Interest on all previous Distribution Dates as principal and (b) the aggregate amount of applicable Realized Losses allocated to the VRR Interest.

The VRR Interest will not be rated, and will not have a Rated Final Distribution Date.

Effective Interest Rate

Except for tax reporting purposes, the VRR Interest does not have a specified Pass-Through Rate; however, the effective interest rate on the VRR Interest will be a per annum rate equal to the WAC Rate for the related Distribution Date.

Allocation Between VRR Interest and Non-Vertically Retained Pooled Certificates

The right to payment of holders of the VRR Interest is pro rata and pari passu with the right to payment of holders of the Non-Vertically Retained Pooled Regular Certificates (as a collective whole). On each Distribution Date, the portion of Aggregate Pooled Available Funds (described under “Description of the Certificates—Distributions—Available Funds”) allocable to: (a) the VRR Interest will be the product of such Aggregate Pooled

Available Funds multiplied by the Vertically Retained Percentage; and (b) the Non-Vertically Retained Pooled Certificates (collectively) will be the product of such Aggregate Pooled Available Funds multiplied by the Non-Vertically Retained Percentage. In addition, any losses incurred on the Mortgage Loans will be allocated between the VRR Interest, on the one hand, and the Non-Vertically Retained Pooled Principal Balance Certificates, on the other hand, pro rata in accordance with the respective Percentage Allocation Entitlements thereof.

The aggregate amount available for distributions on the VRR Interest on each Distribution Date is referred to as the “VRR Available Funds”, which is equal to the product of the Aggregate Pooled Available Funds multiplied by the Vertically Retained Percentage.

Allocation of Applicable Realized Losses

On each Distribution Date, any applicable Realized Losses will be allocated to the VRR Interest; and, in connection therewith, the Certificate Balance of the VRR Interest will be reduced without distribution, as a write-off, to the extent of such Realized Loss, until the Certificate Balance of the VRR Interest has been reduced to zero.

A “Realized Loss” with respect to the VRR Interest means, with respect to each Distribution Date, the amount, if any, by which (i) the product of (A) the Vertically Retained Percentage and (B) the aggregate Stated Principal Balance (for purposes of this calculation, the aggregate Stated Principal Balance will not be reduced by the amount of principal payments received on the Mortgage Loans that were used to reimburse the Master Servicer, the Special Servicer or the Trustee from general collections of principal on the Mortgage Loans for Workout Delayed Reimbursement Amounts, to the extent those amounts are not otherwise determined to be Nonrecoverable Advances) of the Mortgage Loans, including any REO Mortgage Loans, expected to be outstanding immediately following that Distribution Date, is less than (ii) the then aggregate Certificate Balance of the VRR Interest after giving effect to distributions of principal on that Distribution Date.

All reductions in the Certificate Balance of the VRR Interest (or any Class of Principal Balance Certificates) in respect of Realized Losses allocable thereto (as described above in the case of the VRR Interest) are referred to as an “Applied Realized Loss Amount”. Applied Realized Loss Amounts with respect to the VRR Interest will be reimbursed as described under “—The VRR Interest—Material Terms of the VRR Interest—Priority of Distributions on the VRR Interest” below.

Appraisal Reductions

On each Distribution Date, the Vertically Retained Percentage of any Appraisal Reduction Amounts will be allocated to the VRR Interest to notionally reduce (to not less than zero) the Certificate Balance thereof.

Voting Rights

The VRR Interest will have the Voting Rights set forth with respect to a Class of Principal Balance Certificates under “Description of the Certificates—Voting Rights” below in this prospectus.

Priority of Distributions on the VRR Interest

On each Distribution Date, for so long as the aggregate Certificate Balance of the VRR Interest has not been reduced to zero, the Certificate Administrator is required to apply amounts on deposit in the Distribution Account for distribution to the VRR Interest, to the extent of the VRR Available Funds, in the following order of priority:

First, to the VRR Interest, in respect of interest, up to an amount equal to the VRR Interest Distribution Amount for such Distribution Date;

Second, to the VRR Interest, in reduction of the Certificate Balance thereof, up to an amount equal to the VRR Principal Distribution Amount for such Distribution Date, until the Certificate Balance of the VRR Interest has been reduced to zero; and

Third, to reimburse (with interest) prior write-offs of the Certificate Balance of the VRR Interest, up to an amount equal to the unreimbursed Applied Realized Loss Amounts previously allocated to the VRR

Interest, plus interest in an amount equal to the VRR Realized Loss Interest Distribution Amount for such Distribution Date.

provided, however, that to the extent any VRR Available Funds remain in the Distribution Account after applying amounts as set forth in clauses First through Third above, any such amounts will be disbursed to the Class R Certificates, which evidence the REMIC residual interest in each of the Trust REMICs, in compliance with the Code and applicable REMIC Regulations. The REMIC residual interest, sometimes commonly referred to as a “non-economic residual”, is a tax-based certificate required to be issued as part of any REMIC securitization and the holder of that interest will incur certain tax liability for the net income of the REMIC trust. The REMIC residual interest is not entitled to any interest or principal in the securitization trust; however, REMIC Regulations require that the amount, if any, remaining in a REMIC trust after all amounts are paid to the regular interests be paid to the REMIC residual interest.

Reimbursement of previously allocated Realized Losses with respect to the VRR Interest will not constitute distributions of principal for any purpose and will not result in an additional reduction in the Certificate Balance of the VRR Interest in respect of which a reimbursement is made. If and to the extent that any Nonrecoverable Advances (plus interest on such Nonrecoverable Advances) that were reimbursed from principal collections on the Mortgage Loans (including REO Mortgage Loans) and previously resulted in a reduction of the Aggregate Principal Distribution Amount are subsequently recovered on the related Mortgage Loan or REO Property, then (on the Distribution Date related to the Collection Period during which the recovery occurred) the Vertically Retained Percentage of the amount of such recovery will be added to the Certificate Balance of the VRR Interest, up to the lesser of (A) the Vertically Retained Percentage of the amount of such recovery and (B) the amount of unreimbursed applicable Realized Losses previously allocated to the VRR Interest. If the Certificate Balance of the VRR Interest is so increased, the amount of unreimbursed Applied Realized Loss Amounts of the VRR Interest will be decreased by such amount.

The “Vertical Risk Retention Allocation Percentage” will equal the Vertically Retained Percentage divided by the Non-Vertically Retained Percentage.

The “VRR Interest Distribution Amount” with respect to the VRR Interest for any Distribution Date will equal the product of (A) the Vertical Risk Retention Allocation Percentage and (B) the aggregate amount of interest distributed on the Non-Vertically Retained Pooled Regular Certificates according to clauses First, Fourth, Seventh, Tenth, Thirteenth, Sixteenth, Nineteenth, Twenty-Second and Twenty-Fifth in “Description of the Certificates—Distributions—Priority of Distributions” in this prospectus.

The “VRR Principal Distribution Amount” with respect to the VRR Interest for any Distribution Date will equal the product of (a) the Vertical Risk Retention Allocation Percentage and (b) the aggregate amount of principal distributed on the Non-Vertically Retained Pooled Principal Balance Certificates according to clauses Second, Fifth, Eighth, Eleventh, Fourteenth, Seventeenth, Twentieth, Twenty-Third and Twenty-Sixth and the penultimate paragraph in “Description of the Certificates—Distributions—Priority of Distributions” in this prospectus.

The “VRR Realized Loss Interest Distribution Amount” with respect to any Distribution Date will equal the product of (A) the Vertical Risk Retention Allocation Percentage and (B) the aggregate amount of interest on related unreimbursed Realized Losses distributed to the holders of the Non-Vertically Retained Pooled Principal Balance Certificates according to clauses Third, Sixth, Ninth, Twelfth, Fifteenth, Eighteenth, Twenty-First, Twenty-Fourth and Twenty-Seventh in “Description of the Certificates—Distributions—Priority of Distributions” in this prospectus.

Yield Maintenance Charges and Prepayment Premiums

On each Distribution Date, the Vertically Retained Percentage of each yield maintenance charge and prepayment premium collected on the Mortgage Loans during the related Collection Period (or, in the case of an Outside Serviced Mortgage Loan, that accompanied a principal prepayment included in the Aggregate Pooled Available Funds for such Distribution Date) will be required to be distributed to holders of the VRR Interest.

Prepayment Interest Shortfalls

Prepayment Interest Shortfalls that are not covered by certain Compensating Interest Payments made by the Master Servicer are required to be allocated between the VRR Interest, on the one hand, and the Non-Vertically

Retained Pooled Certificates, on the other hand, in accordance with their respective Percentage Allocation Entitlements.

Excess Interest

On each Distribution Date, the Certificate Administrator is required to distribute to the holders of the VRR Interest the Vertically Retained Percentage of any Excess Interest received with respect to an ARD Loan during the applicable Collection Period or otherwise distributable on such Distribution Date. Excess Interest will not be available to make distributions to any other Class of Certificates (other than the Class S certificates as described in “Description of the Certificates—Distributions—Excess Interest”) or to provide credit support for other Classes of Certificates or offset any interest shortfalls or to pay any other amounts to any other party under the Pooling and Servicing Agreement.

HRR Certificates

The Retaining Third Party Purchaser

KKR Real Estate Credit Opportunity Partners II L.P. (“KKR Opportunity Partners”), a Delaware limited partnership, is expected, on the Closing Date, to (i) act as the initial Retaining Third Party Purchaser and (ii) retain the Class F-RR, Class G-RR and Class J-RR Certificates.

KKR Opportunity Partners was formed primarily to invest in junior tranches of commercial mortgaged-backed securities (“CMBS B-Piece Securities”). As of June 30, 2019, KKR Opportunity Partners has not purchased an offering of CMBS B-Piece Securities. KKR Opportunity Partners is advised by Kohlberg Kravis Roberts & Co. L.P. (“KKR”). KKR is an experienced commercial real estate debt investor. Certain senior members of KKR’s real estate credit team have over 23 years of CMBS experience as of June 30, 2019. Funds advised by KKR have made investments in floating-rate whole loans on transitional properties, subordinate debt, preferred equity and CMBS B-Piece Securities. As of March 31, 2019, funds advised by KKR own 60 separate real estate credit investments. As of March 31, 2019, KKR is responsible for approximately $195 billion in client or limited partner assets under management. KKR is registered as an investment adviser under the U.S. Investment Advisers Act of 1940, as amended.

If the Retaining Sponsor determines that the Retaining Third Party Purchaser or a successor third party purchaser no longer complies with one or more of the Credit Risk Retention Rules applicable to the Retaining Third Party Purchaser or such successor third party purchaser, the Retaining Sponsor will be required to promptly notify, or cause to be notified, the Certificateholders of such noncompliance.

Material Terms of the HRR Certificates

The Retaining Third Party Purchaser is expected to purchase the HRR Certificates, consisting of the Classes of Certificates identified in the table below, for cash on the Closing Date.

The Retaining Third Party Purchaser is expected to purchase the HRR Certificates, consisting of the Classes of Certificates identified in the table below, for cash on the Closing Date.

Eligible Horizontal Residual Interest
Retained by Retaining Third Party Purchaser

Class of HRR Certificates	Expected Initial Certificate Balance(1)	Estimated Range of Fair Value of the HRR Certificates (in % and $)(2)	Expected Purchase Price(3)
Class F-RR	$20,087,000	0.64% - 0.67% / $8,151,300	40.57998%
Class G-RR	$11,478,000	0.36% - 0.39% / $4,657,770	40.57998%
Class J-RR	$34,435,107	1.10% - 1.15% / $13,973,759	40.57998%

(1)	Includes the expected initial Certificate Balance of each Class of HRR Certificates that the Retaining Third Party Purchaser expects to purchase on the Closing Date. The balance of the VRR Interest is not included in the Certificate Balance of any Class of HRR Certificates.

(2)	The estimated range of fair value of each Class of the HRR Certificates (in each case expressed as a percentage of the fair value of all of the Pooled Certificates (including the VRR Interest) and as a dollar amount), which Classes of HRR Certificates collectively would constitute the eligible horizontal residual interest retained by the Retaining Sponsor to meet the requirements of the Credit Risk Retention Rules with respect to this securitization. The fair value dollar amount of the HRR Certificates is not subject to a range, but is based on a targeted discount yield, and has been determined as described under “—Determination of Amount of Required Horizontal Credit Risk Retention”. The fair value of the Pooled Certificates (other than the HRR Certificates) is unknown and has been determined by the Retaining Sponsor as described under “—Determination of Amount of Required Horizontal Credit Risk Retention” below. For a description of the manner in which the estimated fair value of the Pooled Certificates was determined, see “—Determination of Amount of Required Horizontal Credit Risk Retention”.

(3)	Expressed as a percentage of the expected initial Certificate Balance of each Class of HRR Certificates, excluding accrued interest. The aggregate purchase price expected to be paid for the HRR Certificates to be acquired by the Retaining Third Party Purchaser is approximately $26,782,828, excluding accrued interest.

The aggregate fair value of the HRR Certificates identified in the above table entitled “Eligible Horizontal Residual Interest Retained by Retaining Third Party Purchaser” is expected to be equal to approximately 2.16% of the aggregate fair value of all Pooled Certificates (including the VRR Interest) issued by the Issuing Entity.

The Retaining Sponsor estimates that, if it had relied solely on retaining an “eligible horizontal residual interest” in order to meet the credit risk retention requirements of Regulation RR with respect to this securitization transaction, it would have retained an eligible horizontal residual interest with an aggregate fair value dollar amount of approximately $61,943,018, representing 5% of the aggregate fair value, as of the Closing Date, of all of the Pooled Certificates issued by the Issuing Entity.

On any Distribution Date, the aggregate amount available for distributions on the Certificates will be allocated between the VRR Interest and the Non-Vertically Retained Pooled Certificates pro rata in accordance with the Vertically Retained Percentage and the Non-Vertically Retained Percentage, respectively, and principal and interest (other than any excess interest that accrues on an ARD Mortgage Loan), net of specified servicing and administrative costs and expenses, allocated to the Non-Vertically Retained Pooled Certificates will be further allocated to the specified Classes of those Certificates in descending order (beginning with the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB, Class X-A, Class X-B and Class X-D certificates), in each case as set forth under “Description of the Certificates—Distributions—Priority of Distributions”. On any Distribution Date, Mortgage Loan losses will be allocated between the VRR Interest and Non-Vertically Retained Pooled Principal Balance Certificates pro rata in accordance with the Vertically Retained Percentage and the Non-Vertically Retained Percentage, respectively, and the Mortgage Loan losses allocated to the Non-Vertically Retained Pooled Principal Balance Certificates will be further allocated to the specified Classes of those Certificates in ascending order (beginning with certain Non-Vertically Retained Pooled Principal Balance Certificates that are not being offered by this prospectus), in each case as set forth under “Description of the Certificates—Distributions—Priority of Distributions”.

For a description of payment and other material terms of the Classes of HRR Certificates identified in the table above in this “—Material Terms of the HRR Certificates” section, see “Description of the Certificates” in this prospectus.

Determination of Amount of Required Horizontal Credit Risk Retention

General

CMBS such as the Non-Vertically Retained Pooled Principal Balance Certificates are typically priced based relative to either the swap yield curve or to a targeted yield. The method of pricing used is primarily a function of the rating, but can also be determined by prevailing market conditions or investor preference. For this transaction, the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB, Class A-S, Class B, Class C, Class D and Class E Certificates (the “Swap Priced Principal Balance Certificates”) are anticipated to be priced based on the swap yield curve, and the Class F-RR, Class G-RR and Class J-RR Certificates (the “Yield Priced Principal Balance Certificates”) are anticipated to be priced based on a targeted yield. The Retaining Sponsor calculated the expected scheduled principal payments (the “Scheduled Certificate Principal Payments”) on each Class of Swap Priced Principal Balance Certificates and each Class of Yield Priced Principal Balance Certificates as described below. CMBS such as the Class X-A, Class X-B and Class X-D Certificates (the “Pooled Interest-Only Certificates”) are typically priced relative to the treasury yield curve. The Retaining Sponsor made its determination of the fair value of the Swap Priced Principal Balance Certificates and the Pooled Interest-Only Certificates based on a number of inputs and assumptions consistent with these typical pricing methodologies in the manner described below for the applicable Class of Certificates. It should be noted in reviewing the fair value discussion below, that certain of the inputs and assumptions, such as yields, credit spreads, prices and coupons, are not directionally correlated, i.e. variations from the base case in the direction of the high or low estimates will not necessarily occur in the same manner, in the same direction or to the same degree for each applicable input or assumption at any given point in time or as a result of any particular market condition. For example, with respect to any particular Class of Certificates, swap yields may widen in the direction of the high estimate provided, while credit spreads and/or prices move in the direction of the low estimate provided.

Swap Priced Principal Balance Certificates

Based on the Modeling Assumptions and assuming a 0% CPR prepayment rate, the Retaining Sponsor calculated what the Scheduled Certificate Principal Payments on each Class of Swap Priced Principal Balance Certificates would be over the course of this securitization transaction based on when principal payments are required to be made under the terms of the underlying Mortgage Loan documents during each Collection Period and which Classes of Swap Priced Principal Balance Certificates will be entitled to receive principal payments based on the payment priorities described in “Description of Certificates—Distributions—Priority of Distributions”.  On the basis of the Scheduled Certificate Principal Payments, the Retaining Sponsor calculated the weighted average life for each Class of Swap Priced Principal Balance Certificates.

Swap Yield Curve

For an expected range of values at specified points along the swap yield curve, see the table below entitled “Range of Swap Yields for the Swap Priced Principal Balance Certificates”. The Retaining Sponsor utilized the assumed swap yield curve in the table below in determining the range of fair values of the Swap Priced Principal Balance Certificates.  The actual swap yield curve that will be used as a basis for determining the price of the Swap Priced Principal Balance Certificates is not known at this time and differences in the swap yield curve will ultimately result in higher or lower fair value calculations.  The Retaining Sponsor identified the range presented in the table below at each maturity on the swap yield curve, which represents the Retaining Sponsor’s estimate of the largest increase or decrease in the swap yield at that maturity reasonably expected to occur prior to pricing of the Pooled Certificates, based on 10 business day rolling periods over the past 6 months.

Range of Swap Yields for the Swap Priced Principal Balance Certificates
Maturity (Years)	Low Estimate of Swap Yield	Base Case Swap Yield	High Estimate of Swap Yield
2Y	1.4259%	1.8600%	2.2941%
3Y	1.3737%	1.8100%	2.2463%
4Y	1.3907%	1.8100%	2.2293%
5Y	1.4291%	1.8300%	2.2309%
6Y	1.4830%	1.8700%	2.2570%
7Y	1.5340%	1.9100%	2.2860%
8Y	1.5838%	1.9500%	2.3162%
9Y	1.6307%	1.9900%	2.3493%
10Y	1.6773%	2.0300%	2.3827%
12Y	1.7451%	2.0900%	2.4349%

Based on the swap yield curve, the Retaining Sponsor will determine for each Class of Swap Priced Principal Balance Certificates the swap yield reflected on the swap yield curve (the “Swap Curve Interpolated Yield”) that corresponds to that Class’s weighted average life, by using a linear straight line interpolation (using the swap yield curve with 2, 3, 4, 5, 6, 7, 8, 9, 10 and 12 year maturities) if the weighted average life does not correspond to a specified maturity on the swap yield curve.

Credit Spread Determination for Swap Priced Principal Balance Certificates

The Retaining Sponsor determined the credit spread for each Class of Swap Priced Principal Balance Certificates on the basis of market bids obtained for similar CMBS with similar credit ratings, pool composition and asset quality, payment priority and weighted average lives of the related Class of Swap Priced Principal Balance Certificates as of the date of this prospectus. The actual credit spread for a particular Class of Swap Priced Principal Balance Certificates at the time of pricing is not known at this time and differences in the then current credit spread demanded by investors for similar CMBS will ultimately result in higher or lower fair values. The Retaining Sponsor identified the range presented in the table below from the base case credit spread percentage, which represents the Retaining Sponsor’s estimate of the largest increase or decrease in the credit spread for newly issued CMBS reasonably expected to occur prior to pricing of the Swap Priced Principal Balance Certificates based on the Retaining Sponsor’s observation and experience in the placement of CMBS with similar characteristics.

Range of Credit Spreads for the Swap Priced Principal Balance Certificates
Class of Certificates	Low Estimate of Credit Spread	Base Case Credit Spread	High Estimate of Credit Spread
Class A-1	0.43%	0.48%	0.53%
Class A-2	0.53%	0.58%	0.63%
Class A-3	0.77%	0.84%	0.91%
Class A-4	0.75%	0.82%	0.89%
Class A-5	0.77%	0.84%	0.91%
Class A-AB	0.65%	0.72%	0.79%
Class A-S	1.00%	1.10%	1.20%
Class B(1)	1.05%	1.25%	1.45%
Class C(1)	1.30%	1.60%	1.90%
Class D	1.85%	2.35%	2.85%
Class E	2.85%	3.35%	3.85%

(1)       Classes B and C may accrue interest at (i) the WAC Rate or (ii) the WAC Rate minus a fixed percentage, but no less than 0.000%.

Discount Yield Determination for Swap Priced Principal Balance Certificates

The discount yield (the “Discount Yield”) for each Class of Swap Priced Principal Balance Certificates is the sum of the Swap Curve Interpolated Yield for such Class and the related credit spread established at pricing.  The actual Discount Yield for a particular Class of Swap Priced Principal Balance Certificates at the time of pricing is not known at this time and differences in the then current Discount Yield demanded by investors for similar CMBS will ultimately result in higher or lower fair values.

For an expected range of values for each Class of Swap Priced Principal Balance Certificates, see the table entitled “Range of Discount Yields for the Swap Priced Principal Balance Certificates” below.  The Retaining Sponsor identified the range presented in the table below from the base case Discount Yield percentage, which represents the Retaining Sponsor’s estimate of the largest increase or decrease in the discount yield for newly issued CMBS reasonably expected to occur prior to pricing of the Swap Priced Principal Balance Certificates based on the Retaining Sponsor’s observation and experience in the placement of CMBS with similar characteristics.

Range of Discount Yields for the Swap Priced Principal Balance Certificates
Class of Certificates	Low Estimate of Discount Yield	Base Case Discount Yield	High Estimate of Discount Yield
Class A-1	2.127%	2.307%	2.487%
Class A-2	2.229%	2.409%	2.589%
Class A-3	2.544%	2.744%	2.944%
Class A-4	2.639%	2.839%	3.039%
Class A-5	2.665%	2.865%	3.065%
Class A-AB	2.448%	2.648%	2.848%
Class A-S	2.897%	3.127%	3.357%
Class B	2.947%	3.277%	3.607%
Class C	3.197%	3.627%	4.057%
Class D	3.750%	4.380%	5.010%
Class E	4.751%	5.381%	6.011%

Determination of Class Sizes for Swap Priced Principal Balance Certificates

The Retaining Sponsor was provided credit support levels for each Class of Non-Vertically Retained Pooled Principal Balance Certificates by each Rating Agency.  A credit support level for a particular Class of Swap Priced Principal Balance Certificates reflects the Rating Agency’s assessment of the aggregate principal balance of Swap Priced Principal Balance Certificates that would be required to be subordinate to that Class of Swap Priced Principal Balance Certificates in order to satisfy that Rating Agency’s internal ratings criteria to permit it to issue a particular credit rating. Based on the individual credit support levels (expressed as a percentage) provided by the Rating Agencies, the Retaining Sponsor determined the highest required credit support level of the Rating Agencies selected to rate a particular Class of Non-Vertically Retained Pooled Principal Balance Certificates (the “Constraining Level”).  In certain circumstances the Retaining Sponsor may have elected not to engage a rating agency for particular Classes of Non-Vertically Retained Pooled Certificates, based in part on the credit support levels provided by that rating agency.  See “Risk Factors—Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded”.  The Certificate Balances of the Classes of Swap Priced Principal Balance Certificates were also based in part on anticipated investor demand for such Classes. The Certificate Balance for the Classes of Non-Vertically Retained Pooled Principal Balance Certificates with the highest credit rating was determined by multiplying an amount equal to the Non-Vertically Retained Percentage of the Initial Pool Balance by a percentage equal to 1.0 minus that Class’s Constraining Level.  For each other subordinate Class of Non-Vertically Retained Pooled Principal Balance Certificates, that Class’s Certificate Balance was determined by multiplying an amount equal to the Non-Vertically Retained Percentage of the Initial Pool Balance by a percentage equal to the difference of the Constraining Level for the immediately senior Class of Non-Vertically Retained Pooled Principal Balance Certificates minus such subordinate Class’s Constraining Level.

Target Price Determination for Swap Priced Principal Balance Certificates

The Retaining Sponsor determined a target price (the “Target Price”) for each Class of Swap Priced Principal Balance Certificates on the basis of the price (expressed as a percentage of the Certificate Balance of that Class) that similar CMBS with similar credit ratings, cash flow profiles and prepayment risk have priced at in recent securitization transactions.  The Target Price that was utilized for each Class of Swap Priced Principal Balance Certificates is set forth in the table below.  The Target Prices utilized by the Retaining Sponsor have not changed materially during the prior year.

Target Prices for Swap Priced Principal Balance Certificates
Class of Swap Priced Principal Balance Certificates	Target Price
Class A-1	100.00%
Class A-2	103.00%
Class A-3	101.00%
Class A-4	101.00%
Class A-5	103.00%
Class A-AB	103.00%
Class A-S	103.00%
Class B(1)	103.00%
Class C(1)	103.00%
Class D	89.03%
Class E	81.89%

(1)	The Target Price may not be realized with respect to any of Class B or Class C in the event such Class accrues interest at the WAC Rate.

Determination of Assumed Certificate Coupon for Swap Priced Principal Balance Certificates

Based on the Target Price, the Discount Yield and the Scheduled Certificate Principal Payments for each Class of Swap Priced Principal Balance Certificates, the Retaining Sponsor determined the assumed certificate coupon (the “Assumed Certificate Coupon”) by calculating what coupon would be required to be used based on the Scheduled Certificate Principal Payments for such Class of Certificates in order to achieve the related Target Price for that Class of Certificates when utilizing the related Discount Yield in determining that Target Price.  The Assumed Certificate Coupon for each Class of Swap Priced Principal Balance Certificates and Range of Assumed Certificate Coupons generated as a result of the range of possible Discount Yields as of the Closing Date is set forth in the table below.

Range of Assumed Certificate Coupons for the Swap Priced Principal Balance Certificates
Class of Certificates	Low Estimate of Assumed Certificate Coupon	Base Case Assumed Certificate Coupon	High Estimate of Assumed Certificate Coupon
Class A-1	2.1501%	2.3311%	2.5124%
Class A-2	2.8816%	3.0646%	3.2470%
Class A-3	2.7064%	2.9068%	3.1067%
Class A-4	2.7538%	2.9532%	3.1534%
Class A-5	3.0095%	3.2113%	3.4135%
Class A-AB	2.8942%	3.0964%	3.2989%
Class A-S	3.2418%	3.4743%	3.7059%
Class B	3.2922%	3.6256%	3.9582%(1)
Class C	3.5445%	4.0749%(2)	4.2649%(2)
Class D	3.0000%	3.0000%	3.0000%
Class E	3.0000%	3.0000%	3.0000%

(1)       Assumes the rate on Class B is equal to the lesser of (a) the initial pass-through rate for such Class specified in the table above and (b) the WAC Rate.

(2)       May accrue interest at (i) the WAC Rate or (ii) the WAC Rate minus a fixed percentage, but no less than 0.000%.

Determination of Expected Price for Swap Priced Principal Balance Certificates

Based on interest payments using the Assumed Certificate Coupons for the Swap Priced Principal Balance Certificates, the Discount Yield and the Scheduled Certificate Principal Payments for each Class of Swap Priced Principal Balance Certificates, the Retaining Sponsor determined the price (the “Swap Priced Expected Price”) expressed as a percent of the Certificate Balance of that Class by determining the net present value of the Scheduled Certificate Principal Payments and interest payments accruing at the related Assumed Certificate Coupon discounted at the related Discount Yield; however, for purposes of such calculation no Assumed Certificate Coupon exceeded the WAC Rate. The Retaining Sponsor determined the Swap- Priced Expected Price for each Class of Swap Priced Principal Balance Certificates based on the low estimate and high estimate of Assumed Certificate Coupons and the Discount Yield. The lower the yield based on the Assumed Certificate Coupon, the higher the corresponding Swap Priced Expected Price for a Class of Certificates will be, therefore, the low range of fair values of the Swap Priced Principal Balance Certificates will correspond to the high range of the estimate of potential Assumed Certificate Coupons and correspondingly, the high range of fair values of the Swap Priced Principal Balance Certificates will correspond to the low range of the estimate of potential Assumed Certificate Coupons.

Pooled Interest-Only Certificates

Based on the Modeling Assumptions and assuming a 100% constant prepayment yield (“CPY”), the Retaining Sponsor calculated what the expected scheduled interest payments on each Class of Pooled Interest-Only Certificates would be over the course of the transaction (for each Class of Certificates, the “Scheduled Certificate Interest Payments”) based on what the Notional Amount of the related Class of Pooled Interest-Only Certificates would be during each Collection Period as a result of the application of the expected principal payments during such Collection Period under the terms of the underlying Mortgage Loan documents assuming a 100% CPY and the Classes of Certificates that would be entitled to those principal payments based on the payment priorities described in “Description of the Certificates—Distributions—Priority of Distributions”.  On the basis of the Scheduled Certificate Interest Payments, the Retaining Sponsor calculated the weighted average life for each such Class of Pooled Interest-Only Certificates. The “CPY” prepayment assumption assumes that each Mortgage Loan (or applicable portion thereof) experiences prepayments each month at a specified constant annual rate following any applicable lock-out period, defeasance period and/or period during which voluntary prepayments must be accompanied by a yield maintenance charge or a fixed prepayment premium.

Determination of Treasury Yield Curve for Pooled Interest-Only Certificates

The Retaining Sponsor utilized the assumed treasury yield curve in the table below in determining the range of fair values of the Pooled Interest-Only Certificates.  The actual treasury yield curve that will be used as a basis for determining the price of the Pooled Interest-Only Certificates is not known at this time and differences in the treasury yield curve will ultimately result in higher or lower fair market value calculations.  For an expected range of values at specified points along the treasury yield curve, see the table below entitled “Range of Treasury Yields for the Pooled Interest-Only Certificates”.  The Retaining Sponsor identified the range presented in the table below at each maturity on the treasury yield curve, which represents the Retaining Sponsor's estimate of the largest increase or decrease in the treasury yield at that maturity reasonably expected to occur prior to pricing of the Pooled Certificates, based on 10 business day rolling periods over the past 6 months.

Range of Treasury Yields for the Pooled Interest-Only Certificates
Maturity (Years)	Low Estimate of Treasury Yield	Base Case Treasury Yield	High Estimate of T reasury Yield
7Y	1.6000%	1.9600%	2.3200%
10Y	1.7346%	2.0900%	2.4454%

Based on the treasury yield curve, the Retaining Sponsor determined for each Class of Pooled Interest-Only Certificates the yield reflected on the treasury yield curve (the “Yield Curve Interpolated Yield”) that corresponds to the weighted average life of the Class of Non-Vertically Retained Pooled Principal Balance Certificates that is a component of such Class of Pooled Interest-Only Certificates by using a straight line interpolation (using treasury yield curves with 7 and 10 year maturities) if the weighted average life does not correspond to a specified maturity on the treasury yield curve.

Credit Spread Determination for Pooled Interest-Only Certificates

The Retaining Sponsor determined the credit spread for each Class of Pooled Interest-Only Certificates on the basis of market bids obtained for similar CMBS with similar credit ratings, pool composition and asset quality, payment priority and weighted average lives of such Class of Pooled Interest-Only Certificates as of the date of this prospectus.  The actual credit spread for a particular Class of Pooled Interest-Only Certificates at the time of pricing is not known at this time and differences in the then current credit spread demanded by investors for similar CMBS will ultimately result in higher or lower fair values.  The Retaining Sponsor identified the range presented in the table below from the base case credit spread percentage, which is the Retaining Sponsor's estimate of the largest percentage increase or decrease in the credit spread for newly issued CMBS reasonably expected to occur prior to pricing of the Pooled Certificates.

Range of Credit Spreads for the Pooled Interest-Only Certificates
Class of Certificates	Low Estimate of Credit Spread	Base Case Credit Spread	High Estimate of Credit Spread
Class X-A	1.00%	1.35%	1.70%
Class X-B	1.00%	1.35%	1.70%
Class X-D	1.50%	2.00%	2.50%

Discount Yield Determination for Pooled Interest-Only Certificates

The Discount Yield for each Class of Pooled Interest-Only Certificates is the sum of the Yield Curve Interpolated Yield for such Class and the related credit spread.  For an expected range of values for each Class of Pooled Interest-Only Certificates, see the table entitled “Range of Discount Yields for the Pooled Interest-Only Certificates” below.  The Retaining Sponsor identified the range presented in the table below from the base case Discount Yield percentage, which represents the Retaining Sponsor’s estimate of the largest increase or decrease in the discount yield for newly issued CMBS reasonably expected to occur prior to pricing of the Pooled Interest-Only Certificates based on the Retaining Sponsor’s observation and experience in the placement of CMBS with similar characteristics.

Range of Discount Yields for the Pooled Interest-Only Certificates
Class of Certificates	Low Estimate of Discount Yield	Base Case Discount Yield	High Estimate of Discount Yield
Class X-A	2.875%	3.361%	3.835%
Class X-B	2.945%	3.425%	3.905%
Class X-D	3.446%	4.076%	4.706%

Determination of Scheduled Certificate Interest Payments for Pooled Interest-Only Certificates

Based on the range of Assumed Certificate Coupons determined for the Non-Vertically Retained Pooled Principal Balance Certificates, the Retaining Sponsor determined the range of Scheduled Certificate Interest Payments in each scenario for each Class of Pooled Interest-Only Certificates based on the difference between the WAC Rate in effect from time to time, over the weighted average of the Pass-Through Rate(s) of the underlying Class(es) of Pooled Principal Balance Certificates upon which the Notional Amount of such Class of Pooled Interest-Only Certificates is based.

Determination of Interest-Only Expected Price

Based on the Discount Yield and the Scheduled Certificate Interest Payments for each Class of Pooled Interest-Only Certificates, the Retaining Sponsor determined the price (the “Interest-Only Expected Price") expressed as a percent of the Notional Amount of such Class by determining the net present value of the Scheduled Certificate Interest Payments discounted at the related Discount Yield. The Retaining Sponsor determined the Interest-Only Expected Price for each Class of Pooled Interest-Only Certificates based on the low estimate and high estimate of Assumed Certificate Coupons for the Non-Vertically Retained Pooled Principal Balance Certificates and the resulting Scheduled Certificate Interest Payments due to the Pooled Interest-Only Certificates in each scenario. Lower Assumed Certificate Coupons on the Non-Vertically Retained Pooled Principal Balance Certificates result in an increase in the Scheduled Certificate Interest Payments to the Pooled Interest-Only Certificates and therefore a higher Interest-Only Expected Price, and higher Assumed Certificate

Coupons on the Non-Vertically Retained Pooled Principal Balance Certificates result in a decrease in the Scheduled Certificate Interest Payments to the Pooled Interest-Only Certificates and therefore a lower Interest-Only Expected Price.

Yield Priced Principal Balance Certificates

Yield Priced Expected Price

The Yield Priced Principal Balance Certificates include each Class of HRR Certificates expected to be acquired by the Retaining Third Party Purchaser, and the valuation of the Classes of HRR Certificates was based on the price (based on a targeted discount yield to maturity of 16.69% for the HRR Certificates, the Modeling Assumptions and 0% CPR) set forth in the bid letter that the Retaining Third Party Purchaser submitted to acquire the HRR Certificates, as set forth under “—Material Terms of the HRR Certificates” above (the “Yield Priced Expected Price” and, together with the Swap Priced Expected Price and the Interest-Only Expected Price, the “Expected Prices” or, each an “Expected Price”), expressed as a percent of the Certificate Balance of that Class.

Determination of Class Sizes of HRR Certificates

The Retaining Sponsor determined the Certificate Balance of each Class of HRR Certificates in the same manner described above in “—Determination of Class Sizes for Swap Priced Principal Balance Certificates”.

Weighted Average Life of Certificates

On the basis of the Scheduled Certificate Principal Payments, the Retaining Sponsor calculated the weighted average life for each Class of Swap Priced Principal Balance Certificates (based on 0% CPR), Pooled Interest-Only Certificates (based on 100% CPY), and HRR Certificates (based on 0% CPR).

Calculation of Fair Value of all Certificates

Fair Value of Non-Vertically Retained Pooled Certificates

Based on the Expected Prices, the Retaining Sponsor determined the estimated fair value of each Class of Non-Vertically Retained Pooled Certificates (other than the Class S Certificates) by multiplying the Expected Price by the related Certificate Balance or Notional Amount.  The Retaining Sponsor determined the range of fair values for each Class of Non-Vertically Retained Pooled Certificates based on the low estimate and high estimate of Expected Prices.

Fair Value of VRR Interest

The Retaining Sponsor determined the fair value of the VRR Interest by (i) calculating the aggregate fair value of all of the Non-Vertically Retained Pooled Certificates (other than the Class R Certificates), (ii) multiplying such aggregate fair value by the Vertical Risk Retention Allocation Percentage and, (iii) based on the assumption that the restrictions on liquidity (as described under “—Hedging, Transfer and Financing Restrictions” below) constitute an embedded characteristic of the VRR Interest rather than an entity specific restriction, applying a liquidity discount. The Retaining Sponsor determined the range of fair values for the VRR Interest based on the low estimate and high estimate of the calculation set forth in clause (i).

Fair Value of Class S Certificates

The Retaining Sponsor determined that the Class S Certificates have a fair value equal to zero based on the fact that no Excess Interest is expected to be received and, accordingly, there is no market for the Class S Certificates.

Range of Estimated Fair Values

Based on the Expected Prices and the fair value of the VRR Interest and the Class S Certificates, the Retaining Sponsor determined the estimated fair value or range of fair values set forth in the table below for each Class of Pooled Certificates. For each of the “Base Case Fair Value”, the “High Estimate of Fair Value (Based on Low Estimate of Discount Yield)” and the “Low Estimate of Fair Value (Based on

High Estimate of Discount Yield)”, the Retaining Sponsor determined the estimated fair value of the related Class of Non-Vertically Retained Pooled Certificates by multiplying the relevant Expected Price by the Certificate Balance or Notional Amount, as applicable, of such Class of Pooled Certificates.

Range of Estimated Fair Values

Class of Certificates	High Estimate of Fair Value (Based on Low Estimate of Discount Yield)	Base Case Fair Value	Low Estimate of Fair Value (Based on High Estimate of Discount Yield)
Class A-1	$16,309,981	$16,309,988	$16,309,991
Class A-2	$228,587,126	$228,587,450	$228,587,743
Class A-3	$5,979,180	$5,979,198	$5,979,167
Class A-4	$217,148,993	$217,149,647	$217,149,356
Class A-5	$331,347,553	$331,347,427	$331,349,888
Class A-AB	$23,290,358	$23,290,351	$23,290,241
Class X-A	$82,506,613	$67,302,393	$52,704,059
Class X-B	$5,925,327	$2,896,807	$843,198
Class X-D	$3,985,272	$3,874,051	$3,767,364
Class A-S	$147,782,298	$147,781,236	$147,782,207
Class B	$51,723,154	$51,723,113	$51,723,447
Class C	$44,334,074	$44,325,107	$43,476,858
Class D	$22,896,763	$21,715,855	$20,604,302
Class E	$14,855,813	$14,098,441	$13,385,026
Class F-RR	$8,151,300	$8,151,300	$8,151,300
Class G-RR	$4,657,770	$4,657,770	$4,657,770
Class J-RR	$13,973,759	$13,973,759	$13,973,759
Class S	$0	$0	$0
VRR Interest	$36,298,500	$35,696,476	$35,120,061

The estimated range of fair value for all the Pooled Certificates is approximately $1,218,855,735 to $1,259,753,833.

Hedging, Transfer and Financing Restrictions

The VRR Interest and the HRR Certificates will be required to be subject to certain hedging, transfer and financing restrictions. Both the VRR Interest and the HRR Certificates will be evidenced by one or more Certificates and are expected to be held in definitive form by the Certificate Administrator on behalf of the registered holders of the VRR Interest and HRR Certificates, respectively, for so long as the VRR Interest and HRR Certificates are subject to transfer restrictions under the Credit Risk Retention Rules, as and to the extent provided in the Pooling and Servicing Agreement

Each Retaining Party will agree to certain hedging, transfer and financing restrictions that will be applicable to any “retaining sponsor”, “originator”, “third party purchaser” and any respective “affiliate” (each as defined in Regulation RR), as applicable, for so long as compliance with the Credit Risk Retention Rules is required.

These restrictions will include an agreement by each Retaining Party not to transfer its respective RR Interest, except to a “majority-owned affiliate” or, in the case of the Retaining Third Party Purchaser, to a subsequent third party purchaser (as defined in, and in compliance with, the Credit Risk Retention Rules then in effect). In addition, the Retaining Parties will have agreed not to enter into any hedging, pledging, financing or any other similar transaction or activity with respect to the RR Interest unless such transaction complies with the Credit Risk Retention Rules then in effect.

The Retaining Parties will have agreed that, unless Regulation RR is earlier repealed or otherwise determined not to be applicable to this securitization transaction, the restrictions described under this heading “—Hedging, Transfer and Financing Restrictions” will expire on the date that is the latest of (i) the date on which the total unpaid principal balance of the Mortgage Loans has been reduced to 33% of the Initial Pool Balance, (ii) the date on which the total outstanding Certificate Balance of the Pooled Certificates has been reduced to 33% of the total outstanding Certificate Balance of the Pooled Certificates as of the Closing Date, and (iii) two years after the Closing Date; provided that, solely with respect to the HRR Certificates, such restrictions may end on any earlier date on which all of the Mortgage Loans have been defeased in accordance with Rule 7(b)(8)(i) of Regulation RR.

Operating Advisor

The Operating Advisor for the transaction is Pentalpha Surveillance LLC, a Delaware limited liability company. As described under “The Pooling and Servicing Agreement—Operating Advisor”, the Operating Advisor will, in general and under certain circumstances described in this prospectus, have the following responsibilities with respect to the Serviced Mortgage Loans:

●	review the actions of the Special Servicer with respect to Specially Serviced Loans to the extent described in this prospectus and required under the Pooling and Servicing Agreement;

●	review reports provided by the Special Servicer to the extent set forth in the Pooling and Servicing Agreement;

●	review for accuracy certain calculations made by the Special Servicer; and

●	issue an annual report (if any Mortgage Loan was a Specially Serviced Loan at any time during the prior calendar year or if an Operating Advisor Consultation Trigger Event occurred during the prior calendar year) generally setting forth whether the Operating Advisor believes, in its sole discretion exercised in good faith, that the Special Servicer is operating in compliance with the Servicing Standard with respect to its performance of its duties under the Pooling and Servicing Agreement with respect to applicable Specially Serviced Loans.

In addition, if the Operating Advisor determines, in its sole discretion exercised in good faith, that (1) the Special Servicer has failed to comply with the Servicing Standard and (2) a replacement of the Special Servicer would be in the best interest of the Pooled Certificateholders (as a collective whole), the Operating Advisor will have the right to recommend the replacement of the Special Servicer with respect to the Serviced Loans. See “The Pooling and Servicing Agreement—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event” and “—Operating Advisor—Replacement of the Special Servicer”.

Further, after the occurrence and during the continuance of an Operating Advisor Consultation Trigger Event, the Operating Advisor will be required to consult on a non-binding basis with the Special Servicer with respect to certain Major Decisions in respect of the applicable Serviced Mortgage Loan(s) and/or related Companion Loan(s). The Operating Advisor will generally have no obligations or consultation rights as Operating Advisor under the Pooling and Servicing Agreement for this transaction with respect to any Outside Serviced Mortgage Loan or any related REO Property. See “Transaction Parties—The Operating Advisor and the Asset Representations Reviewer” and “The Pooling and Servicing Agreement—Operating Advisor”.

An “Operating Advisor Consultation Trigger Event” will occur (i) with respect to any Serviced Loan (including the Woodlands Mall Loan Combination and The Centre Loan Combination), when the aggregate outstanding Certificate Balance of the HRR Certificates (as notionally reduced by any Cumulative Appraisal Reduction Amount then allocable to the HRR Certificates) is 25% or less of the initial aggregate Certificate Balance of the HRR Certificates, and (ii) with respect to The Centre Loan Combination, also when the outstanding Certificate Balance of the Class TCRR Certificates (as notionally reduced by any Cumulative Appraisal Reduction Amount then allocable to the Class TCRR Certificates) is 25% or less of the initial aggregate Certificate Balance of the Class TCRR Certificates. Furthermore, with respect to Excluded Mortgage Loans, an Operating Advisor Consultation Trigger Event will be deemed to exist.

The Operating Advisor is required to be an Eligible Operating Advisor. For further information regarding the Operating Advisor, a description of how the Operating Advisor satisfies the requirements of an Eligible Operating Advisor, a description of the material terms of the Pooling and Servicing Agreement with respect to the Operating Advisor, the Operating Advisor's compensation, and any material conflicts of interest or material potential conflicts of interest between the Operating Advisor and another party to this securitization transaction, see “Risk Factors—Potential Conflicts of Interest of the Operating Advisor”, “Transaction Parties—The Operating Advisor and the Asset Representations Reviewer” and “The Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses—Operating Advisor Compensation” and “—Operating Advisor”.

The disclosures set forth in this prospectus under the headings referenced in the preceding paragraph are hereby incorporated by reference in this “Credit Risk Retention—Operating Advisor” section.

Representations and Warranties

Each of the Retaining Sponsor and GACC will make the representations and warranties identified on Annex E-1A, subject to certain exceptions to such representations and warranties set forth in Annex E-1B. JPMCB will make the representations and warranties identified on Annex E-2A, subject to certain exceptions to such representations and warranties set forth in Annex E-2B.

At the time of its decision to include the CREFI Mortgage Loans in this transaction, CREFI determined either that the risks associated with the matters giving rise to each exception set forth on Annex E-1B to this prospectus were not material or were mitigated by one or more compensating factors, including without limitation, reserves, title insurance or other relevant insurance, opinions of legal counsel, letters of credit, a full or partial recourse guaranty from the mortgage loan sponsor, a full or partial cash sweep, positive credit metrics (such as a low loan-to-value ratio, high debt service coverage ratio or debt yield, or any combination of such factors), or by other circumstances, such as strong sponsorship, a desirable property type, strong tenancy at the related Mortgaged Property, the likelihood that the related mortgage loan borrower or a third party may (and/or is required to under the related loan documents) resolve the matter soon, any requirements to obtain rating agency confirmation prior to taking an action related to such exception, a determination by CREFI, that the acceptance of the related fact or circumstance by the related originator was prudent and consistent with market standards after consultation with appropriate industry experts or a determination by CREFI that the circumstances that gave rise to such exception should not have a material adverse effect on the use, operation or value of the related Mortgaged Property or on any related lender’s security interest in such Mortgaged Property. However, there can be no assurance that the compensating factors or other circumstances upon which CREFI based its decisions will in fact sufficiently mitigate those risks. In particular, we note that an evaluation of the risks presented by such exceptions, including whether any mitigating factors or circumstances are sufficient, may necessarily involve an assessment as to the likelihood of future events as to which no assurance can be given. Additional information regarding the applicable CREFI Mortgage Loans, including the risks related thereto, is described under “Risk Factors” and “Description of the Mortgage Pool.”

At the time of its decision to include the JPMCB Mortgage Loans in this transaction, JPMCB determined either that the risks associated with the matters giving rise to each exception set forth on Annex E-2B to this prospectus were not material or were mitigated by one or more compensating factors, including without limitation, reserves, title insurance or other relevant insurance, opinions of legal counsel, letters of credit, a full or partial recourse guaranty from the mortgage loan sponsor, a full or partial cash sweep, positive credit metrics (such as a low loan-to-value ratio, high debt service coverage ratio or debt yield, or any combination of such factors), or by other circumstances, such as strong sponsorship, a desirable property type, strong tenancy at the related Mortgaged Property, the likelihood that the related mortgage loan borrower or a third party may (and/or, in the case of the mortgage loan borrower, is required to under the related loan documents) resolve the matter soon, any requirements to obtain rating agency confirmation prior to taking an action related to such exception, a determination by JPMCB that the acceptance of the related fact or circumstance by the related originator was prudent and consistent with market standards after consultation with appropriate industry experts or a determination by JPMCB that the circumstances that gave rise to such exception should not have a material adverse effect on the use, operation or value of the related Mortgaged Property or on any related lender’s security interest in such Mortgaged Property. However, there can be no assurance that the compensating factors or other circumstances upon which JPMCB based its decisions will in fact sufficiently mitigate those risks. In particular, we note that an evaluation of the risks presented by such exceptions, including whether any mitigating factors or circumstances are sufficient, may necessarily involve an assessment as to the likelihood of future events as to which no assurance can be given. Additional information regarding the applicable JPMCB Mortgage Loans, including the risks related thereto, is described under “Risk Factors” and “Description of the Mortgage Pool”.

At the time of its decision to include the applicable GACC Mortgage Loans in this transaction, GACC determined either that the risks associated with the matters giving rise to each exception set forth on Annex E-1B to this prospectus were not material or were mitigated by one or more compensating factors, including without limitation, reserves, title insurance or other relevant insurance, opinions of legal counsel, a full or partial recourse guaranty from the mortgage loan sponsor, a full or partial cash sweep, positive credit metrics (such as a low loan-to-value ratio, high debt service coverage ratio or debt yield, or any combination of such factors), or by other circumstances, such as strong sponsorship, a desirable property type, strong tenancy at the related Mortgaged Property, the likelihood that the related mortgage loan borrower may resolve the matter soon, any requirements to obtain rating agency confirmation prior to taking an action related to such exception, a determination by GACC, that the acceptance of the related fact or circumstance by the related originator was prudent and consistent with market standards after consultation with appropriate industry experts or a determination by GACC that the circumstances that gave rise to such exception should not have a material adverse effect on the use, operation or value of the related Mortgaged Property or on any related lender’s security interest in such Mortgaged Property. However, there can be no assurance that the compensating factors or other circumstances upon which GACC based its decisions will in fact sufficiently mitigate those risks. In particular, we note that an evaluation of the risks presented by such exceptions, including whether any mitigating factors or circumstances are sufficient, may necessarily involve an assessment as to the likelihood of future events as to which no assurance can be given. Additional information regarding the applicable GACC Mortgage Loans, including the risks related thereto, is described under “Risk Factors” and “Description of the Mortgage Pool”.

Risk Retention Consultation Parties

The “Risk Retention Consultation Parties”, with respect to any Serviced Mortgage Loan or, if applicable, Serviced Loan Combination will be: (i) the party selected by CREFI, (ii) the party selected by JPMCB, and (iii) the party selected by DBNY. The other parties to the Pooling and Servicing Agreement will be entitled to assume, without independent investigation or verification, that the identity of any Risk Retention Consultation Party has not changed until such parties receive written notice of (including the identity of and contact information for) a replacement of such Risk Retention Consultation Party from the Sponsor entitled to select it. Notwithstanding the foregoing, no Risk Retention Consultation Party will have any consultation rights with respect to any related Excluded RRCP Mortgage Loan. The initial Risk Retention Consultation Parties are expected to be CREFI, JPMCB and DBNY.

Each Risk Retention Consultation Party will have certain non-binding consultation rights in certain circumstances (i) for so long as no Consultation Termination Event is continuing, with respect to any Specially Serviced Loan, and (ii) during the continuance of a Consultation Termination Event, with respect to any Serviced Loan, as further described in this prospectus.

Notwithstanding the foregoing, a Risk Retention Consultation Party will not have consultation rights with respect to any Mortgage Loan or Loan Combination with respect to which such Risk Retention Consultation Party or the person entitled to appoint such Risk Retention Consultation Party is a Borrower Party (as to such Risk Retention Consultation Party, an “Excluded RRCP Mortgage Loan”).

With respect to any Serviced Mortgage Loan or Serviced Loan Combination as to which a Risk Retention Consultation Party has consultation rights as described above, the Master Servicer and the Special Servicer will be required to consult with such Risk Retention Consultation Party on a non-binding basis in connection with any Major Decision that it is processing (and such other matters that are subject to the non-binding consultation rights of a Consulting Party pursuant to the Pooling and Servicing Agreement) and to consider alternative actions recommended by such Risk Retention Consultation Party in respect of such Major Decision (or any other matter requiring consultation with a Consulting Party). In the event the Master Servicer or the Special Servicer receives no response from a Risk Retention Consultation Party within 10 days following the Master Servicer’s delivery of information in its possession reasonably requested by such Risk Retention Consultation Party or the Special Servicer’s delivery of the related Major Decision Reporting Package, the Master Servicer or the Special Servicer, as applicable, will not be obligated to consult with such Risk Retention Consultation Party on the specific matter; provided, however, that the failure of such Risk Retention Consultation Party to respond will not relieve the Master Servicer or the Special Servicer, as applicable, from using reasonable efforts to consult with such Risk Retention Consultation Party on any future matters with respect to the applicable Serviced Mortgage Loan or Serviced Loan Combination or any other Mortgage Loan.

The other parties to the Pooling and Servicing Agreement will be entitled to assume, without independent investigation or verification, that the identity of any Risk Retention Consultation Party has not changed until such parties receive written notice of (including the identity of and contact information for) a replacement of such Risk Retention Consultation Party from the Sponsor entitled to select it.

Limitation on Liability of the Risk Retention Consultation Parties

The Risk Retention Consultation Parties will not be liable to the issuing entity or the Certificateholders for any action taken, or for refraining from the taking of any action, or for errors in judgment.

Each Certificateholder will acknowledge and agree, by its acceptance of its certificates, that a Risk Retention Consultation Party:

(a)   may have special relationships and interests that conflict with those of holders of one or more Classes of Certificates;

(b)   may act solely in the interests of the holders of the VRR Interest and does not have any liability or duties to the holders of any other Class of Certificates;

(c)   may take actions that favor the interests of the holders of one or more Classes including the VRR Interest over the interests of the holders of one or more other Classes of Certificates; and

(d)   will have no liability whatsoever for having so acted as set forth in (a) – (c) above, and no Certificateholder may take any action whatsoever against a Risk Retention Consultation Party or any director, officer, employee, agent or principal of a Risk Retention Consultation Party for having so acted.

The taking of, or refraining from taking, any action by the Master Servicer or the Special Servicer in accordance with the recommendation of a Risk Retention Consultation Party, which does not violate the terms of any Serviced Loan, any law, the Servicing Standard or the provisions of the Pooling and Servicing Agreement or the related Co-Lender Agreement, will not result in any liability on the part of the Master Servicer or Special Servicer.

Description of the Certificates

General

The Issuing Entity’s Commercial Mortgage Pass-Through Certificates, Series 2019-B12 (the “Certificates”) will be issued on or about August 8, 2019 (the “Closing Date”) pursuant to the Pooling and Servicing Agreement (as defined under “The Pooling and Servicing Agreement” below) and will represent in the aggregate the entire beneficial ownership interest in the Issuing Entity. The assets of the Issuing Entity will primarily consist of: (1) the Mortgage Loans, the Trust Subordinate Companion Loans and all payments under and proceeds of the Mortgage Loans and the Trust Subordinate Companion Loans received after the Cut-off Date (exclusive of payments of principal and/or interest due on or before the Cut-off Date and interest relating to periods prior to, but due after, the Cut-off Date); (2) any Mortgaged Property acquired on behalf of the Issuing Entity (including, in the case of an Outside Serviced Mortgage Loan, pursuant to the Outside Servicing Agreement) through foreclosure or deed-in-lieu of foreclosure (upon acquisition, each, an “REO Property”) and all revenues received in respect of that REO Property (but, with respect to any REO Property relating to a Loan Combination, only to the extent of the Issuing Entity’s interest in such Loan Combination); (3) those funds or assets as from time to time are deposited in the accounts discussed in “The Pooling and Servicing Agreement—Accounts” (such accounts collectively, the “Securitization Accounts”) (but, with respect to any funds or assets relating to a Loan Combination, only to the extent of the Issuing Entity’s interest in such Loan Combination), if established; (4) the rights of the Master Servicer and Trustee under all insurance policies with respect to the Mortgage Loans; and (5) certain rights of the Depositor under each Mortgage Loan Purchase Agreement relating to Mortgage Loan document delivery requirements and the representations and warranties of each Mortgage Loan Seller regarding the Mortgage Loans (and in the case of CREFI and GACC, the applicable Trust Subordinate Companion Loan) it sold to the Depositor.

Upon initial issuance, the Certificates will consist of multiple classes (each, a “Class”) to be designated as set forth in the table under the heading “Certificate Summary.” Various groups of those Classes will be referred to in this prospectus as specified in the table below:

Designation	Classes
“Offered Certificates”:	The Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB, Class X-A, Class A-S, Class B and Class C Certificates
“Non-Offered Certificates”:	The Class X-B, Class X-D, Class D, Class E, Class F-RR, Class G-RR, Class J-RR, Class S and Class R Certificates, the VRR Interest and the Loan-Specific Certificates
“Senior Pooled Certificates”:	The Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB, Class X-A, Class X-B and Class X-D Certificates
“Class X Certificates” or “Interest-Only Certificates”:	The Pooled Class X Certificates
“Subordinate Pooled Certificates”:	The Class A-S, Class B, Class C, Class D, Class E, Class F-RR, Class G-RR and Class J-RR Certificates
“Regular Certificates”:	The Senior Pooled Certificates, the Subordinate Pooled Certificates, the VRR Interest and the Loan-Specific Certificates
“Principal Balance Certificates”:	The Regular Certificates (other than the Class X Certificates)
“Residual Certificates”:	The Class R Certificates
“Pooled Certificates”:	The Senior Pooled Certificates, the Subordinate Pooled Certificates, the Class S Certificates and the VRR Interest

Designation	Classes
“Pooled Class X Certificates” or “Pooled Interest-Only Certificates”:	The Class X-A, Class X-B and Class X-D Certificates
“Pooled Regular Certificates”:	The Regular Certificates (other than the Loan-Specific Certificates)
“Pooled Principal Balance Certificates”:	The Principal Balance Certificates (other than the Loan-Specific Principal Balance Certificates)
“Loan-Specific Certificates”:	The Woodlands Mall Loan-Specific Certificates and the Centre Loan-Specific Certificates
“Loan-Specific Principal Balance Certificates”:	The Loan-Specific Certificates
“Non-Offered Pooled Certificates”:	The Class X-B, Class X-D, Class D, Class E, Class F-RR, Class G-RR, Class J-RR and Class S Certificates
“Non-Vertically Retained Pooled Certificates”:	The Pooled Certificates (other than the VRR Interest)
“Non-Vertically Retained Pooled Regular Certificates”:	The Non-Vertically Retained Pooled Certificates (other than the Class S Certificates)
“Non-Vertically Retained Pooled Principal Balance Certificates”:	The Non-Vertically Retained Pooled Regular Certificates (other than the Pooled Class X Certificates)
“Woodlands Mall Loan-Specific Certificates”	The Class WM-A, Class WM-B and Class WM-C Certificates and the WMRR Interest
“Centre Loan-Specific Certificates”	The Class TC-A, Class TC-B, Class TC-C, Class TC-D, Class TC-E and Class TCRR Certificates

Upon initial issuance, the respective Classes of the Non-Vertically Retained Pooled Principal Balance Certificates will have the Certificate Balances, and the respective Classes of the Pooled Interest-Only Certificates will have the Notional Amounts, shown below (in each case, subject to a variance of plus or minus 5%):

Class	Approximate Initial Certificate Balance or Notional Amount
Class A-1	$16,310,000
Class A-2	$221,930,000
Class A-3	$5,920,000
Class A-4	$215,000,000
Class A-5	$321,699,000
Class A-AB	$22,612,000
Class X-A	$946,949,000
Class X-B	$93,260,000
Class X-D	$41,608,000
Class A-S	$143,478,000
Class B	$50,217,000
Class C	$43,043,000
Class D	$24,391,000
Class E	$17,217,000
Class F-RR	$20,087,000
Class G-RR	$11,478,000
Class J-RR	$34,435,107

The “Certificate Balance” of any Class of (a) Pooled Principal Balance Certificates outstanding at any time represents the maximum amount that its holders are then entitled to receive as distributions allocable to principal from the cash flow on the Mortgage Loans and the other assets in the Issuing Entity over time, all as described in this prospectus and (b) Loan-Specific Principal Balance Certificates outstanding at any time represents the maximum amount that its holders are then entitled to receive as distributions allocable to principal from the cash flow on the related Trust Subordinate Companion Loan. On each Distribution Date, the Certificate Balance of each Class of Non-Vertically Retained Pooled Principal Balance Certificates will be reduced by any distributions of principal actually made on, and by any applicable Realized Losses actually allocated to, that Class of Pooled Principal Balance Certificates on that Distribution Date. In the event that applicable Realized Losses previously allocated to a Class of Non-Vertically Retained Pooled Principal Balance Certificates in reduction of its Certificate Balance are recovered subsequent to such Certificate Balance being reduced to zero, holders of such Class of Non-Vertically Retained Pooled Principal Balance Certificates may receive distributions in respect of such recoveries in accordance with the distribution priorities described under “—Distributions—Priority of Distributions” below.

The respective Classes of Pooled Interest-Only Certificates will not have Certificate Balances, nor will they entitle their holders to distributions of principal. However, each Class of the Pooled Interest-Only Certificates will represent the right to receive distributions of interest in an amount equal to the aggregate interest accrued on the related notional amount (a “Notional Amount”). The Notional Amount of the Pooled Class X Certificates will equal the aggregate of the Certificate Balances of the related Class(es) of Pooled Principal Balance Certificates (as to any Class of Pooled Class X Certificates, the “Corresponding Pooled Principal Balance Certificates”) indicated below:

Class of Pooled Class X Certificates	Notional Amount	Class(es) of Corresponding Pooled Principal Balance Certificates
Class X-A	$ 946,949,000	Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB and Class A-S
Class X-B	$ 93,260,000	Class B and Class C
Class X-D	$ 41,608,000	Class D and Class E

Neither the Class S nor the Class R Certificates will have a Certificate Balance or Notional Amount or entitle their holders to distributions of principal or interest, except that the Class S Certificates will be entitled to receive any collections of the Excess Interest that may accrue after the related Anticipated Repayment Date on any ARD Loan.

Distributions

Method, Timing and Amount

Distributions on the Certificates are required to be made by the Certificate Administrator, to the extent of available funds as described in this prospectus, on the fourth business day following each Determination Date (each, a “Distribution Date”), commencing in September 2019. The “Determination Date” will be the eleventh (11th) day of each calendar month (or, if the eleventh (11th) calendar day of that month is not a business day, then the next business day), commencing in September 2019.

All distributions (other than the final distribution on any Certificates) are required to be made to the persons in whose names the Certificates are registered at the close of business on each Record Date. With respect to any Distribution Date, the “Record Date” will be the last business day of the month preceding the month in which that Distribution Date occurs. These distributions are required to be made by wire transfer in immediately available funds to the account specified by the Certificateholder at a bank or other entity having appropriate facilities to accept such funds, if the Certificateholder has provided the Certificate Administrator with written wiring instructions no less than five business days prior to the related Record Date (which wiring instructions may be in the form of a standing order applicable to all subsequent distributions) or otherwise by check mailed to the Certificateholder. The final distribution on any Certificate is required to be made in like manner, but only upon presentation and surrender of the Certificate at the location that will be specified in a notice of the pendency of the final distribution. All distributions made with respect to a Class of Certificates will be allocated pro rata among the outstanding Certificates of that Class based on their respective Percentage Interests.

The “Percentage Interest” evidenced by: (a) any Certificate (other than a Class S or Class R Certificate) will equal its initial denomination as of the Closing Date divided by the initial Certificate Balance or Notional Amount, as applicable, of the related Class; and (b) any Class S or Class R Certificate will be the percentage interest in the applicable Class specified on the face of that Certificate.

The Master Servicer is authorized but not required to direct the investment of funds held in the Collection Account in U.S. government securities and other obligations that satisfy criteria established by the Rating Agencies (“Permitted Investments”). The Master Servicer will be entitled to retain any interest or other income earned on such funds and the Master Servicer will be required to bear any losses resulting from the investment of such funds, as provided in the Pooling and Servicing Agreement.

Available Funds

The “Available Funds” for each Distribution Date will equal (i) with respect to distributions to be made on the Pooled Certificates and the Class R Certificates, the Aggregate Pooled Available Funds, (ii) with respect to distributions to be made on the Non-Vertically Retained Pooled Certificates and the Class R Certificates, the Non-Vertically Retained Pooled Available Funds, (iii) with respect to distributions to be made on the VRR Interest and the Class R Certificates, the VRR Available Funds, (iv) in the case of distributions to be made on the Woodlands Mall Loan-Specific Certificates and the Class R Certificates, the Woodlands Mall Available Funds and (v) in the case of distributions to be made on the Centre Loan-Specific Certificates and the Class R Certificates, the Centre Available Funds.

The aggregate amount available for distributions of interest (other than Excess Interest), principal and reimbursements of applicable Realized Losses to holders of the Pooled Certificates (including the VRR Interest) and the Class R Certificates on each Distribution Date (the “Aggregate Pooled Available Funds”) will, in general, equal the sum of the following amounts (without duplication) (which, for the avoidance of doubt, will not include any amounts received in respect of the Trust Subordinate Companion Loans):

(a)           the aggregate amount of all cash received on the Mortgage Loans and any REO Properties that is on deposit in the Collection Account (in each case, exclusive of any amount on deposit in or credited to any portion of the Collection Account that is held for the benefit of the holder of any related Companion Loan or is otherwise allocable to the Trust Subordinate Companion Loans) and/or the Lower-Tier REMIC Distribution Account as of the close of business on the business day immediately preceding the Master Servicer Remittance Date, exclusive of any portion of the foregoing that represents (without duplication):

(i)	any scheduled payments of principal and/or interest, including any balloon payments that are accompanied by interest due through the related maturity date, paid by the related borrower(s) in respect of a Mortgage Loan, that are due (without regard to grace periods) on a Due Date that occurs after the related Determination Date;

(ii)	payments (scheduled or otherwise) of principal (including prepayments) and interest, net liquidation proceeds, net insurance proceeds and net condemnation proceeds and other unscheduled recoveries allocable to the Mortgage Loans that were received after the related Determination Date (other than the monthly remittance on the Outside Serviced Mortgage Loans or the Issuing Entity’s interest in any related REO Property contemplated by clause (b) of this definition for the subject Distribution Date);

(iii)	amounts in the Collection Account that are due or reimbursable to any person other than the Pooled Certificateholders;

(iv)	with respect to each Mortgage Loan that accrues interest on an Actual/360 Basis and any Distribution Date occurring in January (other than during a leap year) or February of any calendar year (unless such Distribution Date is the final Distribution Date), the related Withheld Amount to the extent those funds are on deposit in the Collection Account;

(v)	yield maintenance charges and prepayment premiums on the Mortgage Loans (which are separately distributed to holders of the Pooled Regular Certificates);

(vi)	Excess Interest on the ARD Loans (which is separately distributed to holders of the Class S Certificates) and the VRR Interest;

(vii)	amounts deposited in the Collection Account or the Lower-Tier REMIC Distribution Account in error; and/or

(viii)	late payment charges or accrued interest on a Mortgage Loan allocable to the default interest rate for such Mortgage Loan, to the extent permitted by law, excluding any interest calculated at the Mortgage Rate for the related Mortgage Loan;

(b)           if and to the extent not already included in clause (a) of this definition for the subject Distribution Date, (i) the aggregate amount allocable to the Mortgage Loans transferred from the REO Account to the Collection Account for the subject Distribution Date and (ii) the remittance received on the Outside Serviced Mortgage Loans or the Issuing Entity’s interest in any related REO Property in the month of the subject Distribution Date, to the extent that each such transfer is made or such remittance is received by the close of business on the business day immediately preceding the related Master Servicer Remittance Date;

(c)           all Compensating Interest Payments made by the Master Servicer with respect to the Mortgage Loans for the subject Distribution Date and P&I Advances made by the Master Servicer or the Trustee, as applicable, with respect to the Mortgage Loans for the subject Distribution Date (net of certain amounts that are due or reimbursable to persons other than the Pooled Certificateholders);

(d)           with respect to each Mortgage Loan that accrues interest on an Actual/360 Basis and any Distribution Date occurring in March (or February, if such Distribution Date is the final Distribution Date), commencing in 2020, the related Withheld Amounts as required to be deposited in the Lower-Tier REMIC Distribution Account; and

(e)           the aggregate amount of any Excess Liquidation Proceeds transferred from the Excess Liquidation Proceeds Reserve Account to the Lower-Tier REMIC Distribution Account for the subject Distribution Date as described under “The Pooling and Servicing Agreement—Accounts” in this prospectus.

The portion of the Aggregate Pooled Available Funds available for distribution to holders of the Non-Vertically Retained Pooled Certificates on each Distribution Date (with respect to such Distribution Date, the “Non-Vertically Retained Pooled Available Funds”) will, in general, equal the Non-Vertically Retained Percentage of the Aggregate Pooled Available Funds for such Distribution Date.

The aggregate amount available for distributions of interest, principal and reimbursements of applicable Realized Losses to holders of the Woodlands Mall Loan-Specific Certificates on each Distribution Date (the “Woodlands Mall Available Funds”) will, in general, equal the sum of the following amounts (without duplication) (which, for the avoidance of doubt, will not include any amounts received in respect of the Mortgage Loans or The Centre Trust Subordinate Companion Loan):

(a)           the aggregate amount of all cash received on the Woodlands Mall Trust Subordinate Companion Loan and, to the extent allocable to the Woodlands Mall Trust Subordinate Companion Loan, any related REO Property that is on deposit in the Collection Account (in each case, exclusive of any amount on deposit in or credited to any portion of the Collection Account that is held for the benefit of the holder of any Mortgage Loan, any other Companion Loan, the holders of the Pooled Certificates or the holders of the Centre Loan-Specific Certificates) and/or the Woodlands Mall Trust Subordinate Companion Loan REMIC Distribution Account as of the close of business on the business day immediately preceding the Master Servicer Remittance Date, exclusive of any portion of the foregoing that represents (without duplication):

(i)	any scheduled payments of principal and/or interest, including any balloon payments that are accompanied by interest due through the related maturity date, paid by the related borrower with respect to the Woodlands Mall Trust Subordinate Companion Loan, that are due (without regard to grace periods) on a Due Date that occurs after the related Determination Date;

(ii)	payments (scheduled or otherwise) of principal (including prepayments) and interest, net liquidation proceeds, net insurance proceeds and net condemnation proceeds and other unscheduled recoveries allocable to the Woodlands Mall Trust Subordinate Companion Loan that were received after the related Determination Date (other than the Issuing Entity’s interest in any related REO Property contemplated by clause (b) of this definition for the subject Distribution Date);

(iii)	amounts in the Collection Account that are due or reimbursable to any person other than the Woodlands Mall Loan-Specific Certificateholders;

(iv)	with respect to any Distribution Date occurring in January (other than during a leap year) or February of any calendar year (unless such Distribution Date is the final Distribution Date), the related Withheld Amount related to the Woodlands Mall Trust Subordinate Companion Loan to the extent those funds are on deposit in the Collection Account;

(v)	yield maintenance charges and prepayment premiums on the Woodlands Mall Trust Subordinate Companion Loan (which are separately distributed to holders of the related Woodlands Mall Loan-Specific Certificates);

(vi)	amounts deposited in the Collection Account or the Woodlands Mall Trust Subordinate Companion Loan REMIC Distribution Account in error; and/or

(vii)	late payment charges or accrued interest on the Woodlands Mall Trust Subordinate Companion Loan allocable to the default interest rate for such Trust Subordinate Companion Loan, to the extent permitted by law, excluding any interest calculated at the Mortgage Rate for the Woodlands Mall Trust Subordinate Companion Loan;

(b)           if and to the extent not already included in clause (a) of this definition for the subject Distribution Date, the aggregate amount allocable to the Woodlands Mall Trust Subordinate Companion Loan transferred from the REO Account to the Collection Account for the subject Distribution Date, to the extent that such transfer is made or such remittance is received by the close of business on the business day immediately preceding the related Master Servicer Remittance Date;

(c)           all Compensating Interest Payments made by the Master Servicer with respect to the Woodlands Mall Trust Subordinate Companion Loan for the subject Distribution Date and P&I Advances made by the Master Servicer or the Trustee, as applicable, with respect to the Woodlands Mall Trust Subordinate Companion Loan for the subject Distribution Date (net of certain amounts that are due or reimbursable to persons other than the related Loan-Specific Certificateholders); and

(d)           with respect to any Distribution Date occurring in March (or February, if such Distribution Date is the final Distribution Date), commencing in 2020, the related Withheld Amounts related to the Woodlands Mall Trust Subordinate Companion Loan as required to be deposited in the Woodlands Mall Trust Subordinate Companion Loan REMIC Distribution Account.

The aggregate amount available for distributions of interest, principal and reimbursements of applicable Realized Losses to holders of the Centre Loan-Specific Certificates on each Distribution Date (the “Centre Available Funds”) will, in general, equal the sum of the following amounts (without duplication) (which, for the avoidance of doubt, will not include any amounts received in respect of the Mortgage Loans or the Woodlands Mall Trust Subordinate Companion Loan):

(a)           the aggregate amount of all cash received on The Centre Trust Subordinate Companion Loan and, to the extent allocable to The Centre Trust Subordinate Companion Loan, any related REO Property that is on deposit in the Collection Account (in each case, exclusive of any amount on deposit in or credited to any portion of the Collection Account that is held for the benefit of the holder of any Mortgage Loan, any other Companion Loan, the holders of the Pooled Certificates or the holders of the Woodlands Mall Loan-Specific Certificates) and/or The Centre Trust Subordinate Companion Loan REMIC Distribution Account as of the close of business on the business day immediately preceding the Master Servicer Remittance Date, exclusive of any portion of the foregoing that represents (without duplication):

(i)	any scheduled payments of principal and/or interest, including any balloon payments that are accompanied by interest due through the related maturity date, paid by the related borrower with respect to The Centre Trust Subordinate Companion Loan, that are due (without regard to grace periods) on a Due Date that occurs after the related Determination Date;

(ii)	payments (scheduled or otherwise) of principal (including prepayments) and interest, net liquidation proceeds, net insurance proceeds and net condemnation proceeds and other unscheduled recoveries allocable to The Centre Trust Subordinate Companion Loan that were received after the related Determination Date (other than the Issuing Entity’s interest in any related REO Property contemplated by clause (b) of this definition for the subject Distribution Date);

(iii)	amounts in the Collection Account that are due or reimbursable to any person other than the Centre Loan-Specific Certificateholders;

(iv)	with respect to any Distribution Date occurring in January (other than during a leap year) or February of any calendar year (unless such Distribution Date is the final Distribution Date), the related Withheld Amount related to The Centre Trust Subordinate Companion Loan to the extent those funds are on deposit in the Collection Account;

(v)	yield maintenance charges and prepayment premiums on The Centre Trust Subordinate Companion Loan (which are separately distributed to holders of the Centre Loan-Specific Certificates);

(vi)	amounts deposited in the Collection Account or The Centre Trust Subordinate Companion Loan REMIC Distribution Account in error; and/or

(vii)	late payment charges or accrued interest on The Centre Trust Subordinate Companion Loan allocable to the default interest rate for such Trust Subordinate Companion Loan, to the extent permitted by law, excluding any interest calculated at the Mortgage Rate for The Centre Trust Subordinate Companion Loan;

(b)           if and to the extent not already included in clause (a) of this definition for the subject Distribution Date, the aggregate amount allocable to The Centre Trust Subordinate Companion Loan transferred from the REO Account to the Collection Account for the subject Distribution Date, to the extent that such transfer is made or such remittance is received by the close of business on the business day immediately preceding the related Master Servicer Remittance Date;

(c)           all Compensating Interest Payments made by the Master Servicer with respect to The Centre Trust Subordinate Companion Loan for the subject Distribution Date and P&I Advances made by the Master Servicer or the Trustee, as applicable, with respect to The Centre Trust Subordinate Companion Loan for the subject Distribution Date (net of certain amounts that are due or reimbursable to persons other than the related Loan-Specific Certificateholders); and

(d)           with respect to any Distribution Date occurring in March (or February, if such Distribution Date is the final Distribution Date), commencing in 2020, the related Withheld Amounts related to The Centre Trust Subordinate Companion Loan as required to be deposited in The Centre Trust Subordinate Companion Loan REMIC Distribution Account.

“Monthly Payment” with respect to any Mortgage Loan or Serviced Companion Loan (other than any REO Mortgage Loan or REO Companion Loan) and any Due Date is the scheduled monthly payment of principal (if any) and interest at the related Mortgage Rate which is payable by the related borrower on such Due Date, exclusive of any balloon payment. The Monthly Payment with respect to any Due Date for (i) an REO Mortgage Loan or REO Companion Loan, or (ii) any Mortgage Loan or Serviced Companion Loan that is delinquent at its maturity date and with respect to which the Special Servicer has not entered into an extension, will be the monthly payment that would otherwise have been payable on such Due Date had the related Mortgage Note not been discharged or the related maturity date had not been reached, as the case may be, determined as set forth in the preceding sentence and on the assumption that all other amounts, if any, due thereunder are paid when due. The Monthly Payment for any Serviced Loan Combination is the aggregate Monthly Payment for the related Mortgage Loan and Serviced Companion Loan(s).

The “Collection Period” for any Distribution Date will be the period beginning on the day immediately following the Determination Date occurring in the month preceding the month in which that Distribution Date occurs (or, in the case of the Collection Period for the initial Distribution Date, with respect to any particular Mortgage Loan or Companion Loan, beginning on the day immediately following the Due Date for such Mortgage Loan or Companion Loan in the month preceding the month in which that Distribution Date occurs (or the date that would have been the Due Date if such Mortgage Loan or Companion Loan had a Due Date in such preceding month)) and ending on and including the Determination Date occurring in the month in which that Distribution Date occurs.

“Due Date” means, with respect to each Mortgage Loan and Companion Loan, the date on which scheduled payments of principal, interest or both are required to be made by the related borrower (without regard to any grace period). However, with respect to any Mortgage Loan or Companion Loan that is delinquent in respect of its balloon payment beyond the end of the Collection Period in which the related maturity date occurred or as to which the related Mortgaged Property has become an REO Property, for any calendar month, the Due Date will be deemed to be the date that, but for the occurrence of such event, would have been the related Due Date in such month.

The “Due Period” with respect to any Distribution Date and any Mortgage Loan or Companion Loan will be the period beginning on the day immediately following the Due Date in the month preceding the month in which such Distribution Date occurs (or, in the case of the Distribution Date occurring in September 2019, beginning on the day after the date that would have been the Due Date if such Mortgage Loan or Companion Loan had a Due Date in such preceding month) and ending on and including the Due Date in the month in which such Distribution Date occurs.

Priority of Distributions

On each Distribution Date, the Certificate Administrator is required to apply the Non-Vertically Retained Pooled Available Funds held by it in the following order of priority:

First, to the holders of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB, Class X-A, Class X-B and Class X-D Certificates, in respect of interest, up to an amount equal to, and pro rata in accordance with, the respective Interest Distribution Amounts of those Classes;

Second, to the holders of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-AB Certificates, in reduction of the respective Certificate Balances of those Classes, in the following priority (prior to the Cross-Over Date):

(i)	to the holders of the Class A-AB Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, until the related Certificate Balance is reduced to the scheduled Certificate Balance for the Class A-AB Certificates with respect to such Distribution Date set forth on Annex F to this prospectus (as to any Distribution Date, the “Class A-AB Scheduled Principal Balance”),

(ii)	to the holders of the Class A-1 Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to subclause (i) of this clause Second, until the related Certificate Balance is reduced to zero,

(iii)	to the holders of the Class A-2 Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior subclauses of this clause Second, until the related Certificate Balance is reduced to zero,

(iv)	to the holders of the Class A-3 Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior subclauses of this clause Second, until the related Certificate Balance is reduced to zero,

(v)	to the holders of the Class A-4 Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior subclauses of this clause Second, until the related Certificate Balance is reduced to zero,

(vi)	to the holders of the Class A-5 Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior subclauses of this clause Second, until the related Certificate Balance is reduced to zero, and

(vii)	to the holders of the Class A-AB Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior subclauses of this clause Second, until the related Certificate Balance is reduced to zero;

Third, to the holders of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-AB Certificates, up to an amount equal to, and pro rata based upon, the aggregate unreimbursed Realized Losses previously allocated to each such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date each related Realized Loss was allocated to such Class;

Fourth, to the holders of the Class A-S Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of that Class;

Fifth, after the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-AB Certificates have been reduced to zero, to the holders of the Class A-S Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the related Certificate Balance is reduced to zero;

Sixth, to the holders of the Class A-S Certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date each related Realized Loss was allocated to such Class;

Seventh, to the holders of the Class B Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of that Class;

Eighth, after the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB and Class A-S Certificates have been reduced to zero, to the holders of the Class B Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the related Certificate Balance is reduced to zero;

Ninth, to the holders of the Class B Certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date each related Realized Loss was allocated to such Class;

Tenth, to the holders of the Class C Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of that Class;

Eleventh, after the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB, Class A-S and Class B Certificates have been reduced to zero, to the holders of the Class C Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the related Certificate Balance is reduced to zero;

Twelfth, to the holders of the Class C Certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date each related Realized Loss was allocated to such Class;

Thirteenth, to the holders of the Class D Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of that Class;

Fourteenth, after the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB, Class A-S, Class B and Class C Certificates have been reduced to zero, to the holders of the Class D Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the related Certificate Balance is reduced to zero;

Fifteenth, to the holders of the Class D Certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date each related Realized Loss was allocated to such Class;

Sixteenth, to the holders of the Class E Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of that Class;

Seventeenth, after the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB, Class A-S, Class B, Class C and Class D Certificates have been reduced to zero, to the holders of the Class E Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the related Certificate Balance is reduced to zero;

Eighteenth, to the holders of the Class E Certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date each related Realized Loss was allocated to such Class;

Nineteenth, to the holders of the Class F-RR Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of that Class;

Twentieth, after the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB, Class A-S, Class B, Class C, Class D and Class E Certificates have been reduced to zero, to the holders of the Class F-RR Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the related Certificate Balance is reduced to zero;

Twenty-First, to the holders of the Class F-RR Certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date each related Realized Loss was allocated to such Class;

Twenty-Second, to the holders of the Class G-RR Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of that Class;

Twenty-Third, after the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB, Class A-S, Class B, Class C, Class D, Class E and Class F-RR Certificates have been reduced to zero, to the holders of the Class G-RR Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the related Certificate Balance is reduced to zero;

Twenty-Fourth, to the holders of the Class G-RR Certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date each related Realized Loss was allocated to such Class;

Twenty-Fifth, to the holders of the Class J-RR Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of that Class;

Twenty-Sixth, after the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB, Class A-S, Class B, Class C, Class D, Class E, Class F-RR and Class G-RR Certificates have been reduced to zero, to the holders of the Class J-RR Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the related Certificate Balance is reduced to zero;

Twenty-Seventh, to the holders of the Class J-RR Certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date each related Realized Loss was allocated to such Class; and

Last, to the holders of the Class R Certificates, in the amount of any remaining portion of the Non-Vertically Retained Pooled Available Funds for such Distribution Date.

Notwithstanding the foregoing, on each Distribution Date occurring on and after Cross-Over Date, regardless of the allocation of principal payments described in clause Second above, the Principal Distribution Amount for such Distribution Date is required to be distributed pro rata (based on their respective Certificate Balances), among the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-AB Certificates and without regard to the Class A-AB Scheduled Principal Balance, in reduction of their respective Certificate Balances. The “Cross-Over Date” means the first Distribution Date as of which (prior to any distributions of principal or allocations of Realized Losses on such Distribution Date) the Certificate Balances of the Class A-S, Class B, Class C, Class D, Class E, Class F-RR, Class G-RR and Class J-RR Certificates have all been previously reduced to zero as a result of the allocation of Realized Losses to those Certificates.

Reimbursement of previously allocated applicable Realized Losses will not constitute distributions of principal for any purpose and will not result in an additional reduction in the Certificate Balance of the Class of Non-Vertically Retained Pooled Principal Balance Certificates in respect of which a reimbursement is made. If and to the extent that any Nonrecoverable Advances (plus interest on such Nonrecoverable Advances) that were reimbursed from principal collections on the Mortgage Loans (including REO Mortgage Loans) and previously resulted in a reduction of the Aggregate Principal Distribution Amount are subsequently recovered on the related Mortgage Loan or REO Property, then (on the Distribution Date related to the Collection Period during which the recovery occurred): (i) the Non-Vertically Retained Percentage of the amount of such recovery will be added to the Certificate Balance(s) of the Class or Classes of Non-Vertically Retained Pooled Principal Balance Certificates that previously were allocated applicable Realized Losses, in the same sequential order as distributions set forth in “—Priority of Distributions” above, in each case up to the lesser of (A) the unallocated portion of the Non-Vertically Retained Percentage of the amount of such recovery and (B) the amount of the unreimbursed Realized Losses previously allocated to the subject Class of Non-Vertically Retained Pooled Principal Balance Certificates; and (ii) the Interest Shortfall with respect to each affected Class of Non-Vertically Retained Pooled Regular Certificates for the next Distribution Date will be increased by the amount of interest that would have accrued through the then current Distribution Date if the restored write-down for the reimbursed Class of Non-Vertically Retained Pooled Principal Balance Certificates had never been written down. If the Certificate Balance of any Class of Non-Vertically Retained Pooled Principal Balance Certificates is so increased, the amount of unreimbursed applicable Realized Losses of such Class of Certificates will be decreased by such amount.

Pass-Through Rates

The per annum rate at which interest accrues with respect to any Class of Non-Vertically Retained Pooled Regular Certificates is referred to in this prospectus as its “Pass-Through Rate”.

The Pass-Through Rate with respect to any Class of Non-Vertically Retained Pooled Principal Balance Certificates for any Distribution Date and the related Interest Accrual Period will equal one of the following: (i) a fixed rate per annum; (ii) the WAC Rate for such Distribution Date; (iii) the lesser of a fixed rate per annum and the WAC Rate for such Distribution Date; and (iv) the WAC Rate for such Distribution Date minus a fixed percentage, but no less than 0.000%.

The Pass-Through Rate for the Class X-A Certificates for any Distribution Date will equal the weighted average of the Class X Strip Rates for the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB and Class A-S Certificates for such Distribution Date, weighted on the basis of the respective Certificate Balances of such Classes of Principal Balance Certificates immediately prior to that Distribution Date. The Pass-Through Rate for the Class X-B Certificates for any Distribution Date will equal the weighted average of the Class X Strip Rates for the Class B and Class C Certificates for such Distribution Date, weighted on the basis of the respective Certificate Balances of such Classes of Principal Balance Certificates immediately prior to that Distribution Date. The Pass-Through Rate for the Class X-D Certificates for any Distribution Date will equal the weighted average of the Class X Strip Rates for the Class D and Class E Certificates for such Distribution Date, weighted on the basis of the respective Certificate Balances of such Classes of Principal Balance Certificates immediately prior to that Distribution Date.

The “WAC Rate” with respect to any Distribution Date is equal to the weighted average of the applicable Net Mortgage Pass-Through Rates of the Mortgage Loans for such Distribution Date, weighted on the basis of their respective Stated Principal Balances immediately prior to such Distribution Date.

The “Class X Strip Rate” for any Class of Non-Vertically Retained Pooled Principal Balance Certificates with respect to any Distribution Date will equal the excess, if any, of the WAC Rate for such Distribution Date, over the Pass-Through Rate for such Class of Non-Vertically Retained Pooled Principal Balance Certificates for such Distribution Date.

In general, the “Net Mortgage Pass-Through Rate” will be: (a) with respect to any Mortgage Loan or Trust Subordinate Companion Loan that accrues interest on the basis of a 360-day year consisting of twelve 30-day months (a “30/360 Basis”), for any Distribution Date, the Net Mortgage Rate in effect for such Mortgage Loan or Trust Subordinate Companion Loan during the one-month accrual period applicable to the Due Date for such Mortgage Loan or Trust Subordinate Companion Loan that occurs in the same month as that Distribution Date; and (b) with respect to any Mortgage Loan or Trust Subordinate Companion Loan that accrues interest on an Actual/360 Basis, for any Distribution Date, the annualized rate at which interest would have to accrue in respect of such Mortgage Loan or Trust Subordinate Companion Loan on a 30/360 Basis in order to produce the aggregate amount of interest actually accrued (or, in the event of a voluntary or involuntary principal prepayment affecting same, that otherwise would have accrued) in respect of such Mortgage Loan or Trust Subordinate Companion Loan (adjusted to the related Net Mortgage Rate and, if applicable, exclusive of any Excess Interest) during the one-month accrual period applicable to the Due Date for such Mortgage Loan or Trust Subordinate Companion Loan that occurs in the same month as that subsequent Distribution Date. However, with respect to each Mortgage Loan or Trust Subordinate Companion Loan that accrues interest on an Actual/360 Basis, when determining: (i) the related Net Mortgage Pass-Through Rate for the Distribution Date in January (except during a leap year) or February of any year subsequent to 2019 (in any event unless that Distribution Date is the final Distribution Date), the “aggregate amount of interest actually accrued (or, in the event of a voluntary or involuntary principal prepayment affecting same, that otherwise would have accrued)”, as referred to in clause (b) of the preceding sentence, will be deemed to exclude related Withheld Amounts to be transferred to the Interest Reserve Account in such month; or (ii) the related Net Mortgage Pass-Through Rate for the Distribution Date in March (or in February if the final Distribution Date occurs in such particular month of February) in any year beginning in 2020, the “aggregate amount of interest actually accrued (or, in the event of a voluntary or involuntary principal prepayment affecting same, that otherwise would have accrued)”, as referred to in clause (b) of the preceding sentence, will be deemed to include related Withheld Amounts to be deposited in the Lower-Tier REMIC Distribution Account or the related Trust Subordinate Companion Loan REMIC Distribution Account, as applicable, for distribution on such Distribution Date. In addition, the Net Mortgage Pass-Through Rate with respect to any Mortgage Loan or Trust Subordinate Companion Loan for any Distribution Date will be determined without regard to: (i) any modification, waiver or amendment of the terms of such Mortgage Loan or Trust Subordinate Companion Loan, whether agreed to by the Master Servicer, the Special Servicer, an Outside Servicer or an Outside Special Servicer or resulting from a bankruptcy, insolvency or similar proceeding involving the related borrower; (ii) the occurrence and continuation of a default under such Mortgage Loan or Trust Subordinate Companion Loan; (iii) the passage of the related maturity date or, in the case of an ARD Loan, the related Anticipated Repayment Date; and (iv) the related Mortgaged Property becoming an REO Property.

The “Net Mortgage Rate” with respect to any Mortgage Loan or Trust Subordinate Companion Loan is a per annum rate equal to the related Mortgage Rate minus the related Administrative Fee Rate.

The “Mortgage Rate” with respect to any Mortgage Loan or any related Companion Loan is the per annum rate at which interest accrues on the Mortgage Loan or the related Companion Loan as stated in the related Mortgage Note or the promissory note evidencing such Companion Loan without giving effect to any default rate or Revised Rate.

Interest Distribution Amount

The “Interest Distribution Amount” with respect to any Distribution Date and any Class of Non-Vertically Retained Pooled Regular Certificates will equal (A) the sum of (i) the Interest Accrual Amount with respect to such Class for such Distribution Date and (ii) the Interest Shortfall, if any, with respect to such Class for such Distribution Date, less (B) any Excess Prepayment Interest Shortfall allocated to such Class on such Distribution Date.

The “Interest Accrual Amount” with respect to any Distribution Date and any Class of Non-Vertically Retained Pooled Regular Certificates is equal to interest for the related Interest Accrual Period accrued at the applicable Pass-Through Rate for such Class on the Certificate Balance or Notional Amount, as applicable, for such Class immediately prior to that Distribution Date. Calculations of interest for each Interest Accrual Period will be made on 30/360 Basis.

An “Interest Shortfall” with respect to any Distribution Date for any Class of Non-Vertically Retained Pooled Regular Certificates is, subject to increase as described in the last paragraph under “—Priority of Distributions” above, the sum of (a) the portion of the Interest Distribution Amount for such Class remaining unpaid as of the close of business on the preceding Distribution Date (if any), and (b) to the extent permitted by applicable law, (i) in the case of a Class of Non-Vertically Retained Pooled Principal Balance Certificates, one month’s interest on that amount remaining unpaid at the Pass-Through Rate applicable to such Class for the subject Distribution Date and (ii) in the case of a Class of Pooled Interest-Only Certificates, one-month’s interest on that amount remaining unpaid at the WAC Rate for the subject Distribution Date.

The “Interest Accrual Period” for each Distribution Date will be the calendar month prior to the month in which that Distribution Date occurs.

Principal Distribution Amount

The “Aggregate Principal Distribution Amount” for any Distribution Date will be equal to the sum of the following amounts (which, for the avoidance of doubt, will not include any amounts received with respect to the Trust Subordinate Companion Loans):

(1)	the Scheduled Principal Distribution Amount for that Distribution Date; and

(2)	the Unscheduled Principal Distribution Amount for that Distribution Date;

provided, that the Aggregate Principal Distribution Amount for any Distribution Date will be reduced, to not less than zero, by the amount of any reimbursements of:

(A)   Nonrecoverable Advances (including any servicing advance with respect to an Outside Serviced Mortgage Loan under the related Outside Servicing Agreement), together with interest on such Nonrecoverable Advances at the Advance Rate, that are paid or reimbursed from principal collections on the Mortgage Loans in a period during which such principal collections would have otherwise been included in the Aggregate Principal Distribution Amount for such Distribution Date; and

(B)   Workout-Delayed Reimbursement Amounts that were paid or reimbursed from principal collections on the Mortgage Loans in a period during which such principal collections would have otherwise been included in the Aggregate Principal Distribution Amount for such Distribution Date; and

provided, further, that in the case of clauses (A) and (B) above, if any of the amounts that were reimbursed from principal collections on the Mortgage Loans (including REO Mortgage Loans) for a prior Distribution Date are subsequently recovered on the related Mortgage Loan (including an REO Mortgage Loan), such recovery will increase the Aggregate Principal Distribution Amount for the Distribution Date related to the Collection Period in which such recovery occurs.

The “Principal Distribution Amount” with respect to any Distribution Date and the Non-Vertically Retained Pooled Principal Balance Certificates will equal the sum of (a) the Principal Shortfall for such Distribution Date and (b) the Non-Vertically Retained Percentage of the Aggregate Principal Distribution Amount for such Distribution Date.

The “Scheduled Principal Distribution Amount” for each Distribution Date will equal the aggregate of the principal portions of: (a) all Monthly Payments (which do not include balloon payments) with respect to the Mortgage Loans due or deemed due during or, if and to the extent not previously received or advanced and distributable to Certificateholders on a preceding Distribution Date, prior to the related Collection Period, in each case to the extent paid by the related borrower as of the related Determination Date (or, in the case of an Outside Serviced Mortgage Loan, received by the Master Servicer as of the business day preceding the Master Servicer Remittance Date) or advanced by the Master Servicer or the Trustee, as applicable; and (b) all balloon payments with respect to the Mortgage Loans to the extent received during the related Collection Period (or, in the case of an Outside Serviced Mortgage Loan, received by the Master Servicer as of the business day preceding the Master Servicer Remittance Date), and to the extent not included in clause (a) above for the subject Distribution Date and not previously received or advanced and distributable to Certificateholders on a preceding Distribution Date. The Scheduled Principal Distribution Amount from time to time will include all late payments of principal made by a borrower with respect to the Mortgage Loans, including late payments in respect of a delinquent balloon payment, received during the periods or by the times described above in this definition, except to the extent those late payments are otherwise available to reimburse the Master Servicer or the Trustee, as the case may be, for prior P&I Advances, as described in this prospectus.

The “Unscheduled Principal Distribution Amount” for any Distribution Date will equal the aggregate of: (a) all prepayments of principal received on the Mortgage Loans during the related Collection Period (or, in the case of the Outside Serviced Mortgage Loans, all principal prepayments received during the period that renders them includable in the Aggregate Pooled Available Funds for such Distribution Date); and (b) any other collections (exclusive of payments by borrowers) received on the Mortgage Loans and, to the extent of allocable to the related Mortgage Loan, on any REO Properties during the related Collection Period (or, in the case of an Outside Serviced Mortgage Loan or any interest in REO Property acquired with respect thereto, all such proceeds received during the period that renders them includable in the Aggregate Pooled Available Funds for such Distribution Date), whether in the form of liquidation proceeds, insurance proceeds, condemnation proceeds, net income, rents, and profits from any REO Property or otherwise, that were identified and applied by the Master Servicer (and/or, in the case of an Outside Serviced Mortgage Loan, the related Outside Servicer) as recoveries of previously unadvanced principal of the related Mortgage Loan.

The “Principal Shortfall” for any Distribution Date means the amount, if any, by which (1) the Principal Distribution Amount for the preceding Distribution Date exceeds (2) the aggregate amount actually distributed on such preceding Distribution Date to holders of the Non-Vertically Retained Pooled Principal Balance Certificates in respect of such Principal Distribution Amount.

Certain Calculations with Respect to Individual Mortgage Loans

The “Stated Principal Balance” of each Mortgage Loan and Trust Subordinate Companion Loan will initially equal its Cut-off Date Balance (or in the case of a Qualified Substitute Mortgage Loan, the unpaid principal balance of such Mortgage Loan after application of all scheduled payments of principal and interest due during or prior to the month of substitution, whether or not received) and, on each Distribution Date, will be reduced by an amount generally equal to all payments and other collections of principal on such Mortgage Loan or Trust Subordinate Companion Loan, as applicable, that are distributable on or advanced for such Distribution Date. With respect to any Serviced Companion Loan (other than the Trust Subordinate Companion Loans) as of any date of determination, the Stated Principal Balance will generally equal the unpaid principal balance of such Companion Loan as of such date. With respect to any Serviced Loan Combination as of any date of determination, the Stated Principal Balance of such Loan Combination will be the sum of the Stated Principal Balance of the related Mortgage Loan and each related Companion Loan on such date. The Stated Principal Balance of a Mortgage Loan or Serviced Loan Combination may also be reduced in connection with any modification that reduces the principal amount due on such Mortgage Loan or Loan Combination, as the case may be, or any forced reduction of its actual unpaid principal balance imposed by a court presiding over a bankruptcy proceeding in which the related borrower is the debtor. See “Certain Legal Aspects of the Mortgage Loans”. If any Mortgage Loan or Loan Combination is paid in full, or if the Mortgage Loan or Loan Combination (or any Mortgaged Property acquired in respect of the Mortgage Loan or Loan Combination) is otherwise liquidated, then, as of the Distribution Date that relates to the Collection Period in which that payment in full or liquidation occurred and notwithstanding that a loss may have occurred in connection with any liquidation, the Stated Principal Balance of the Mortgage Loan, related Trust Subordinate Companion Loan and/or or Loan Combination will be zero.

For purposes of calculating Pass-Through Rates and distributions on, and allocations of Realized Losses to, the Certificates, as well as for purposes of calculating the Servicing Fee, the Certificate Administrator/Trustee Fee, the Operating Advisor Fee and the Asset Representations Reviewer Ongoing Fee payable each month, each REO Property (including any REO Property with respect to an Outside Serviced Mortgage Loan held pursuant to an Outside Servicing Agreement) will be treated as if the related Mortgage Loan (an “REO Mortgage Loan”) and any related Companion Loan(s) (each, an “REO Companion Loan”; and each REO Mortgage Loan and REO Companion Loan, also an “REO Loan”) had remained outstanding and the related loan documents continued in full force and effect; and all references to “Mortgage Loan,” “Mortgage Loans” or “Mortgage Pool” in this prospectus, when used in that context, will be deemed to also be references to or to also include, as the case may be, any REO Mortgage Loan, and all references to “Companion Loan” or “Companion Loans” in this prospectus, when used in that context, will be deemed to also be references to or to also include, as the case may be, any REO Companion Loan. Each REO Loan will generally be deemed to have the same characteristics as its actual predecessor Mortgage Loan or Companion Loan, as applicable, including the same fixed Mortgage Rate (and, accordingly, the same Net Mortgage Rate) and the same unpaid principal balance and Stated Principal Balance. Amounts due on the predecessor Mortgage Loan or Companion Loan, as applicable, including any portion of those amounts payable or reimbursable to the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer, the Certificate Administrator or the Trustee, as applicable, will continue to be “due” in respect of the REO Loan; and amounts received in respect of the related REO Property, net of payments to be made, or reimbursements to the Master Servicer or Special Servicer for payments previously advanced, in connection with the operation and management of that property, generally will be applied by the Master Servicer as if received on the predecessor Mortgage Loan or Companion Loan.

With respect to each Serviced Loan Combination, no amounts collected thereon or with respect to any related REO Property that are allocable to any related Companion Loan or REO Companion Loan will be available for amounts due to the Certificateholders or to reimburse the Issuing Entity, other than in the limited circumstances related to Property Advances, indemnification, Special Servicing Fees and other reimbursable expenses related to such Serviced Loan Combination incurred with respect to such Serviced Loan Combination in accordance with the Pooling and Servicing Agreement.

Excess Interest

On each Distribution Date, the Certificate Administrator is required to distribute to the holders of the Class S Certificates the Non-Vertically Retained Percentage of any Excess Interest received by the Issuing Entity with respect to the ARD Loans during the Collection Period for (or, in the case of an Outside Serviced Mortgage Loan, as part of a distribution to the Issuing Entity during the month of) such Distribution Date. Excess Interest will not be available to make distributions to any other Class of Certificates (except the VRR Interest) or to provide credit support for other Classes of Certificates or offset any interest shortfalls or to pay any other amounts to any other party under the Pooling and Servicing Agreement.

Application Priority of Mortgage Loan Collections or Loan Combination Collections

For purposes of calculating distributions on the Pooled Certificates and, in the absence of express provisions in the related Mortgage Loan documents and/or any related Co-Lender Agreement (and/or, with respect to each Outside Serviced Loan Combination, the related Outside Servicing Agreement) to the contrary, for purposes of otherwise collecting amounts due under the Mortgage Loan, all amounts collected by or on behalf of the Issuing Entity in respect of any Mortgage Loan in the form of payments from the related borrower, liquidation proceeds, condemnation proceeds or insurance proceeds (excluding, if applicable, in the case of each Serviced Loan Combination, any amounts payable to the holder(s) of the related Companion Loan(s) pursuant to the related Co-Lender Agreement) will be deemed to be allocated in the following order of priority:

First, as a recovery of any unreimbursed Advances (including any Workout-Delayed Reimbursement Amount) with respect to the related Mortgage Loan and unpaid interest at the Advance Rate on such Advances and, if applicable, unreimbursed and unpaid expenses of the Issuing Entity;

Second, as a recovery of Nonrecoverable Advances with respect to the related Mortgage Loan and any interest on those Nonrecoverable Advances at the Advance Rate, to the extent previously paid or reimbursed from principal collections on the Mortgage Pool (as described in the first proviso in the definition of Aggregate Principal Distribution Amount);

Third, to the extent not previously so allocated pursuant to clause First or Second above, as a recovery of accrued and unpaid interest on such Mortgage Loan (exclusive of default interest and Excess Interest) to the extent of the excess of (i) all unpaid interest (exclusive of default interest and Excess Interest) accrued on such Mortgage Loan at the related Mortgage Rate in effect from time to time through the end of the applicable mortgage interest accrual period, over (ii) after taking into account any allocations pursuant to clause Fifth below on earlier dates, the aggregate portion of the accrued and unpaid interest described in subclause (i) of this clause Third that either (A) was not advanced because of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts or (B) accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made;

Fourth, to the extent not previously so allocated pursuant to clause First or Second above, as a recovery of principal of such Mortgage Loan then due and owing, including by reason of acceleration of such Mortgage Loan following a default thereunder (or, if the Mortgage Loan has been liquidated, as a recovery of principal to the extent of its entire remaining unpaid principal balance);

Fifth, as a recovery of accrued and unpaid interest on such Mortgage Loan (exclusive of default interest and Excess Interest) to the extent of the sum of (A) the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts, plus (B) any unpaid interest (exclusive of default interest and Excess Interest) that accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made (to the extent collections have not been allocated as recovery of such accrued and unpaid interest pursuant to this clause Fifth on earlier dates);

Sixth, as a recovery of amounts to be currently allocated to the payment of, or escrowed for the future payment of, real estate taxes, assessments and insurance premiums and similar items relating to such Mortgage Loan;

Seventh, as a recovery of any other reserves to the extent then required to be held in escrow with respect to such Mortgage Loan;

Eighth, as a recovery of any yield maintenance charge or prepayment premium then due and owing under such Mortgage Loan;

Ninth, as a recovery of any late payment charges and default interest then due and owing under such Mortgage Loan;

Tenth, as a recovery of any assumption fees, assumption application fees and Modification Fees then due and owing under such Mortgage Loan;

Eleventh, as a recovery of any other amounts then due and owing under such Mortgage Loan other than remaining unpaid principal and other than, if applicable, accrued and unpaid Excess Interest (and, if both Consent Fees and Operating Advisor Consulting Fees are due and owing, first, allocated to Consent Fees and, then, allocated to Operating Advisor Consulting Fees);

Twelfth, as a recovery of any remaining principal of such Mortgage Loan to the extent of its entire remaining unpaid principal balance; and

Thirteenth, in the case of an ARD Loan after the related Anticipated Repayment Date, as a recovery of any accrued but unpaid Excess Interest;

provided that, to the extent required under the REMIC provisions of the Code, payments or proceeds received (or receivable by exercise of the lender’s rights under the related Mortgage Loan documents) with respect to any partial release of a Mortgaged Property (including in connection with a condemnation) at a time when the loan-to-value ratio of the related Mortgage Loan or Serviced Loan Combination exceeds 125%, or would exceed 125% following any partial release (based solely on the value of real property and excluding personal property and going concern value, if any) must be collected and allocated to reduce the principal balance of the Mortgage Loan or Serviced Loan Combination in the manner permitted by the REMIC provisions.

Collections by or on behalf of the Issuing Entity in respect of any REO Property (exclusive of the amounts to be allocated to the payment of the costs of operating, managing, leasing, maintaining and disposing of such REO Property and, if applicable, in the case of each Serviced Loan Combination, exclusive of any amounts payable to the holder(s) of the related Companion Loan(s) pursuant to the related Co-Lender Agreement) will be deemed to be allocated for purposes of calculating distributions on the Certificates and (subject to any related Co-Lender Agreement and/or Outside Servicing Agreement) for purposes of otherwise collecting amounts due under the Mortgage Loan, pursuant to the related Pooling and Servicing Agreement, in the following order of priority:

First, as a recovery of any unreimbursed Advances (including any Workout-Delayed Reimbursement Amount) with respect to the related Mortgage Loan and interest at the Advance Rate on all Advances and, if applicable, unreimbursed and unpaid expenses of the Issuing Entity with respect to the related Mortgage Loan;

Second, as a recovery of Nonrecoverable Advances with respect to the related Mortgage Loan and any interest on those Nonrecoverable Advances at the Advance Rate, to the extent previously paid or reimbursed from principal collections on the Mortgage Loans (as described in the first proviso in the definition of Aggregate Principal Distribution Amount);

Third, to the extent not previously so allocated pursuant to clause First or Second above, as a recovery of accrued and unpaid interest on the related Mortgage Loan (exclusive of default interest and Excess Interest) to the extent of the excess of (i) all unpaid interest (exclusive of default interest and Excess Interest) accrued on such Mortgage Loan at the applicable Mortgage Rate in effect from time to time through the end of the applicable mortgage interest accrual period, over (ii) after taking into account any allocations pursuant to clause Fifth below or clause Fifth of the prior paragraph on earlier dates, the aggregate portion of the accrued and unpaid interest described in subclause (i) of this clause Third that either (A) was not advanced because of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts or (B) accrued at the applicable Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made;

Fourth, to the extent not previously so allocated pursuant to clause First or Second above, as a recovery of principal of the related Mortgage Loan to the extent of its entire unpaid principal balance;

Fifth, as a recovery of accrued and unpaid interest on the related Mortgage Loan (exclusive of default interest and Excess Interest) to the extent of the sum of (A) the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts, plus (B) any unpaid interest (exclusive of default interest and Excess Interest) that accrued at the applicable Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made (to the extent collections have not been allocated as recovery of such accrued and unpaid interest pursuant to this clause Fifth or clause Fifth of the prior paragraph on earlier dates);

Sixth, as a recovery of any yield maintenance charge or prepayment premium then due and owing under the related Mortgage Loan;

Seventh, as a recovery of any late payment charges and default interest then due and owing under the related Mortgage Loan;

Eighth, as a recovery of any Assumption Fees, assumption application fees and Modification Fees then due and owing under the related Mortgage Loan;

Ninth, as a recovery of any other amounts then due and owing under the related Mortgage Loan other than, if applicable, accrued and unpaid Excess Interest (and, if both Consent Fees and Operating Advisor Consulting Fees are due and owing, first, allocated to Consent Fees and, then, allocated to Operating Advisor Consulting Fees); and

Tenth, in the case of an ARD Loan after the related Anticipated Repayment Date, as a recovery, any accrued but unpaid Excess Interest.

Allocation of Yield Maintenance Charges and Prepayment Premiums

On each Distribution Date, until the Notional Amounts of the Class X-A, Class X-B and Class X-D Certificates and the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB, Class A-S, Class B, Class C, Class D and Class E Certificates have been reduced to zero, the Non-Vertically Retained Percentage of each yield maintenance charge collected on the Mortgage Loans during the related Collection Period (or, in the case of an Outside Serviced Mortgage Loan, that accompanied a principal prepayment included in the Aggregate Pooled Available Funds for such Distribution Date) is required to be distributed to Pooled Certificateholders (excluding holders of the Class F-RR, Class G-RR, Class J-RR, Class S and Class R Certificates and the VRR Interest) as follows: (a) first the Non-Vertically Retained Percentage of such yield maintenance charge will be allocated between (i) the group (the “YM Group A”) of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB, Class X-A and Class A-S Certificates, (ii) the group (the “YM Group BC”) of the Class X-B, Class B and Class C Certificates, and (iii) the group (the “YM Group DE” and, collectively with the YM Group A and the YM Group BC, the “YM Groups”) of the Class X-D, Class D and Class E Certificates, pro rata based upon the aggregate amount of principal distributed to the Class or Classes of Non-Vertically Retained Pooled Principal Balance Certificates in each YM Group on such Distribution Date, and (b) then the portion of such yield maintenance charge allocated to each YM Group will be further allocated as among the Classes of Non-Vertically Retained Pooled Regular Certificates in such YM Group, in the following manner: (i) each Class of Non-Vertically Retained Pooled Principal Balance Certificates in such YM Group will entitle the applicable Certificateholders to receive on the applicable Distribution Date that portion of such yield maintenance charge equal to the product of (X) a fraction whose numerator is the amount of principal distributed to such Class of Non-Vertically Retained Pooled Principal Balance Certificates on such Distribution Date and whose denominator is the total amount of principal distributed to all of the Non-Vertically Retained Pooled Principal Balance Certificates in that YM Group on such Distribution Date, (Y) the Base Interest Fraction for the related principal prepayment and such Class of Non-Vertically Retained Pooled Principal Balance Certificates, and (Z) the portion of such yield maintenance charge allocated to such YM Group, and (ii) the portion of such yield maintenance charge allocated to such YM Group and remaining after such distributions with respect to the Non-Vertically Retained Pooled Principal Balance Certificates in such YM Group will be distributed to the Class of Class X Certificates in such YM Group. If there is more than one Class of Non-Vertically Retained Pooled Principal Balance Certificates in any YM Group entitled to distributions of principal on any particular Distribution Date on which yield maintenance charges are distributable to such Classes, the aggregate portion of such yield maintenance charges allocated to such YM Group will be allocated among all such Classes of Non-Vertically Retained Pooled Principal Balance Certificates up to, and on a pro rata basis in accordance with, their respective entitlements in those yield maintenance charges in accordance with the prior sentence of this paragraph.

Any yield maintenance charges or prepayment premiums payable in respect of a Trust Subordinate Companion Loan will be distributed to holders of the related Loan-Specific Certificates.

The “Base Interest Fraction” with respect to any principal prepayment on any Mortgage Loan and with respect to any Class of Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB, Class A-S, Class B, Class C, Class D and Class E Certificates is a fraction (a) whose numerator is the amount, if any, by which (i) the Pass-Through Rate on such Class of Certificates exceeds (ii) the discount rate used in accordance with the related Mortgage Loan documents in calculating the yield maintenance charge with respect to such principal prepayment and (b) whose denominator is the amount, if any, by which (i) the Mortgage Rate on such Mortgage Loan exceeds (ii) the discount rate used in accordance with the related Mortgage Loan documents in calculating the yield maintenance charge with respect to such principal prepayment; provided, however, that under no circumstances will the Base Interest Fraction be greater than one. However, if such discount rate is greater than or equal to both of (x) the Mortgage Rate on such Mortgage Loan and (y) the Pass-Through Rate described in the preceding sentence, then the Base Interest Fraction will equal zero, and if such discount rate is greater than or equal to the Mortgage Rate on such Mortgage Loan, but less than the Pass-Through Rate described in the preceding sentence, then the Base Interest Fraction will equal one.

If a prepayment premium (calculated as a percentage of the amount prepaid) is imposed in connection with a prepayment rather than a yield maintenance charge, then the prepayment premium so collected will be allocated as described above. For this purpose, the discount rate used to calculate the Base Interest Fraction will be the discount rate used to determine the yield maintenance charge for Mortgage Loans that require payment at the greater of a yield maintenance charge or a minimum amount equal to a fixed percentage of the principal balance of the Mortgage Loan or, for Mortgage Loans that only have a prepayment premium based on a fixed percentage of the principal balance of the Mortgage Loan, such other discount rate as may be specified in the related Mortgage Loan documents.

After the Notional Amounts of the Class X-A, Class X-B and Class X-D Certificates and the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB, Class A-S, Class B, Class C, Class D and Class E Certificates have been reduced to zero, the Non-Vertically Retained Percentage of all prepayment premiums and yield maintenance charges with respect to the Mortgage Loans will be allocated to the holders of the Class F-RR, Class G-RR and Class J-RR Certificates in the manner provided in the Pooling and Servicing Agreement.

No yield maintenance charges or prepayment premiums will be distributed to the holders of the Class S or Class R Certificates.

Prepayment premiums and yield maintenance charges will be distributed on any Distribution Date only to the extent they are received in respect of the Mortgage Loans during the related Collection Period (or, in the case of an Outside Serviced Mortgage Loan, accompanied a principal prepayment included in the Aggregate Pooled Available Funds for such Distribution Date).

For a description of yield maintenance charges, see “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans” and “Certain Legal Aspects of the Mortgage Loans—Default Interest and Limitations on Prepayments”.

Assumed Final Distribution Date; Rated Final Distribution Date

The “Assumed Final Distribution Date” with respect to any Class of Certificates is the Distribution Date on which the aggregate Certificate Balance or Notional Amount of that Class of Certificates would be reduced to zero based on a 0% CPR prepayment rate and the Modeling Assumptions. The Assumed Final Distribution Date with respect to each Class of Offered Certificates will in each case be as follows:

Class of Certificates	Assumed Final Distribution Date
Class A-1	April 2024
Class A-2	November 2024
Class A-3	June 2026
Class A-4	June 2029
Class A-5	July 2029
Class A-AB	January 2029
Class X-A	July 2029
Class A-S	July 2029
Class B	July 2029
Class C	July 2029

The Assumed Final Distribution Dates set forth above were calculated without regard to any delays in the collection of balloon payments and without regard to delinquencies, defaults or liquidations. Accordingly, in the event of defaults on the Mortgage Loans, the actual final Distribution Date for one or more Classes of the Offered Certificates may be later, and could be substantially later, than the related Assumed Final Distribution Date(s).

In addition, the Assumed Final Distribution Dates set forth above were calculated assuming no prepayments of principal (other than the repayment in full of an ARD Loan on its Anticipated Repayment Date). Because the rate of payment (including prepayments) of the Mortgage Loans may exceed the scheduled rate of payments, and could exceed the scheduled rate by a substantial amount, the actual final Distribution Date for one or more Classes of the Offered Certificates may be earlier, and could be substantially earlier, than the related Assumed Final Distribution Date(s). The rate of payments (including prepayments) on the Mortgage Loans will depend on the characteristics of the Mortgage Loans, as well as on the prevailing level of interest rates and other economic factors, and we cannot assure you as to actual payment experience.

The “Rated Final Distribution Date” for each Class of Offered Certificates will be the Distribution Date in August 2052. See “Ratings”.

Prepayment Interest Shortfalls

If a borrower prepays a Mortgage Loan or Serviced Loan Combination in whole or in part, after the related Due Date in any Collection Period, the amount of interest (net of related Servicing Fees and any related Excess Interest and default interest) accrued on such prepayment from such Due Date to, but not including, the date of prepayment (or any later date through which interest accrues) will, to the extent actually collected (without regard to any prepayment premium or yield maintenance charge actually collected) constitute a “Prepayment Interest Excess”. Conversely, if a borrower prepays a Mortgage Loan or Serviced Loan Combination (with such prepayment allocated between the related Mortgage Loan and Serviced Companion Loan in accordance with the related Co-Lender Agreement) in whole or in part prior to the related Due Date in any Collection Period and does not pay interest on such prepayment through the end of the one-month accrual period applicable to such Due Date, then the shortfall in a full month’s interest (net of related Servicing Fees and any related Excess Interest and default interest) on such prepayment will constitute a “Prepayment Interest Shortfall”. Prepayment Interest Excesses (to the extent not required to be paid as Compensating Interest Payments) collected on the Mortgage Loans (other than the Outside Serviced Mortgage Loans) and, to the extent permitted under the related Co-Lender Agreement, any related Serviced Companion Loan, will be retained by the Master Servicer as additional servicing compensation.

The Master Servicer will be required to deliver to the Certificate Administrator for deposit in the Distribution Account (other than the portion of any Compensating Interest Payment described below that is allocable to a Serviced Companion Loan) on each Master Servicer Remittance Date, without any right of reimbursement thereafter, a cash payment (a “Compensating Interest Payment”) in an amount equal to the lesser of:

(i)	the aggregate amount of Prepayment Interest Shortfalls incurred in connection with voluntary principal prepayments received in respect of the Mortgage Loans (other than the Outside Serviced Mortgage Loans), any related Serviced Pari Passu Companion Loan(s) and the Trust Subordinate Companion Loans (in each case other than a Specially Serviced Loan or a Mortgage Loan, any related Serviced Pari Passu Companion Loan or a Trust Subordinate Companion Loan on which the Special Servicer allowed a prepayment on a date other than the applicable Due Date) for the related Distribution Date, and

(ii)	the aggregate of (A) that portion of the Master Servicer’s Servicing Fees for the related Distribution Date that is, in the case of each Mortgage Loan, Serviced Companion Loan and REO Loan for which such Servicing Fees are being paid in such Collection Period, calculated at a rate of 0.00125% per annum and (B) all Prepayment Interest Excesses received by the Master Servicer during such Collection Period with respect to the Mortgage Loans (and, so long as a Loan Combination is serviced under the Pooling and Servicing Agreement, any related Serviced Companion Loan) subject to such prepayment and net investment earnings on such Prepayment Interest Excesses. In no event will the rights of the Certificateholders to the offset of the aggregate Prepayment Interest Shortfalls be cumulative.

If a Prepayment Interest Shortfall occurs with respect to a Mortgage Loan as a result of the Master Servicer allowing the related borrower to deviate from the terms of the related Mortgage Loan documents regarding principal prepayments (other than (w) if the Mortgage Loan is an Outside Serviced Mortgage Loan, (x) subsequent to a default under the related Mortgage Loan documents or if the Mortgage Loan is a Specially Serviced Loan, (y) pursuant to applicable law or a court order or otherwise in such circumstances where the Master Servicer is required to accept such principal prepayment in accordance with the Servicing Standard, or (z) in connection with the payment of any insurance proceeds or condemnation awards), (a “Prohibited Prepayment”) then for purposes of calculating the Compensating Interest Payment for the related Distribution Date, the Master Servicer will pay, without regard to clause (ii) above, the amount of the Prepayment Interest Shortfall with respect to such Mortgage Loan otherwise described in clause (i) above in connection with such Prohibited Prepayment.

Compensating Interest Payments with respect to the Serviced Loan Combinations will be allocated between the related Mortgage Loan and the related Serviced Pari Passu Companion Loan(s) and, if applicable, the related Trust Subordinate Companion Loan, in accordance with their respective principal amounts, and the Master Servicer will be required to pay the portion of such Compensating Interest Payments allocable to a related Serviced Pari Passu Companion Loan to the holder thereof.

The Non-Vertically Retained Percentage of any Excess Prepayment Interest Shortfall allocated to the Mortgage Loans for any Distribution Date will be allocated on that Distribution Date among the respective Classes of the Non-Vertically Retained Pooled Regular Certificates on a pro rata basis in accordance with the respective Interest Accrual Amounts for those Classes for such Distribution Date. Any Excess Prepayment Interest Shortfall allocated to a Trust Subordinate Companion Loan for any Distribution Date will be allocated on such Distribution Date to the related Loan-Specific Certificates.

“Excess Prepayment Interest Shortfall” means, with respect to any Distribution Date, (i) with respect to the Mortgage Loans, the aggregate of any Prepayment Interest Shortfalls resulting from any principal prepayments made on the Mortgage Loans to be included in the Aggregate Pooled Available Funds for any Distribution Date that are not covered by the portion of the Master Servicer’s Compensating Interest Payment for the related Distribution Date allocable to the Mortgage Loans or, in the case of an Outside Serviced Mortgage Loan, the portion of any compensating interest payments allocable to such Outside Serviced Mortgage Loan to the extent received from the related Outside Servicer, and (ii) with respect to each Trust Subordinate Companion Loan, the amount of any Prepayment Interest Shortfall resulting from any principal prepayment made on such Trust Subordinate Companion Loan to be included in the applicable Available Funds for any Distribution Date that are not covered by the portion of the Master Servicer’s Compensating Interest Payment for the related Distribution Date allocable to such Trust Subordinate Companion Loan.

Subordination; Allocation of Realized Losses

As a means of providing a certain amount of protection to the holders of the Senior Pooled Certificates against losses associated with delinquent and defaulted Mortgage Loans, the rights of the holders of the Subordinate Pooled Certificates to receive distributions of interest and/or principal will be subordinated to such rights of the holders of the Senior Pooled Certificates. The Class A-S Certificates will likewise be protected by the subordination of the Class B, Class C, Class D, Class E, Class F-RR, Class G-RR and Class J-RR Certificates. The Class B Certificates will likewise be protected by the subordination of the Class C, Class D, Class E, Class F-RR, Class G-RR and Class J-RR Certificates. The Class C Certificates will likewise be protected by the subordination of the Class D, Class E, Class F-RR, Class G-RR and Class J-RR Certificates.

This subordination will be effected in two ways: (i) by the preferential right of the holders of a Class of Pooled Regular Certificates to receive on any Distribution Date the amounts of interest and/or principal distributable with respect to that Class prior to any distribution being made on such Distribution Date in respect of any Classes of Pooled Regular Certificates subordinate to that Class (as described above under “—Distributions—Priority of Distributions”) and (ii) by the allocation of Realized Losses to Classes of Pooled Principal Balance Certificates that are subordinate to more senior Classes, as described below.

No other form of credit support will be available for the benefit of the Offered Certificates.

On and after the Cross-Over Date has occurred, allocation of the Principal Distribution Amount will be made to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-AB Certificates, pro rata based on Certificate Balance, until their respective Certificate Balances have been reduced to zero (and the schedule for the Class A-AB principal distributions will be disregarded). Prior to the Cross-Over Date, allocation of the Principal Distribution Amount will be made as described in clause second of the first paragraph under “—Distributions—Priority of Distributions” above. Allocation to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-AB Certificates, for so long as they are outstanding, of the entire Principal Distribution Amount for each Distribution Date will have the effect of reducing the aggregate Certificate Balance of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-AB Certificates at a proportionately faster rate than the rate at which the aggregate Stated Principal Balance of the pool of Mortgage Loans will decline. Therefore, as principal is distributed to the holders of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-AB Certificates, the percentage interest in the Issuing Entity evidenced by the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-AB Certificates will be decreased (with a corresponding increase in the percentage interest in the Issuing Entity evidenced by the other Non-Vertically Retained Pooled Principal Balance Certificates), thereby increasing, relative to their respective Certificate Balances, the subordination afforded the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-AB Certificates by the other Non-Vertically Retained Pooled Principal Balance Certificates.

Following retirement of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-AB Certificates, the successive allocation on each Distribution Date of the remaining Principal Distribution Amount to the Class A-S Certificates, the Class B Certificates, the Class C Certificates, the Class D Certificates, the Class E Certificates, the Class F-RR Certificates, the Class G-RR Certificates and the Class J-RR Certificates, in that order, in each case for so long as the subject Certificates are outstanding, will provide a similar, but diminishing benefit to those Certificates (other than the Class J-RR Certificates) as to the relative amount of subordination afforded by the outstanding Classes of Subordinate Pooled Certificates with lower payment priorities.

On each Distribution Date, immediately following the distributions to be made to the Certificateholders on that date, the Certificate Administrator is required to calculate applicable Realized Losses.

A “Realized Loss” means, with respect to each Distribution Date:

(i)	with respect to the Non-Vertically Retained Pooled Principal Balance Certificates, the amount, if any, by which (A) the product of (1) the Non-Vertically Retained Percentage and (2) the aggregate Stated Principal Balance (for purposes of this calculation only, the aggregate Stated Principal Balance will not be reduced by the amount of principal payments received on the Mortgage Loans that were used to reimburse the Master Servicer, the Special Servicer or the Trustee from general collections of principal on the Mortgage Loans for Workout-Delayed Reimbursement Amounts, to the extent those amounts are not otherwise determined to be Nonrecoverable Advances) of the Mortgage Loans, including any REO Mortgage Loans, expected to be outstanding immediately following that Distribution Date, is less than (B) the then aggregate Certificate Balance of the Non-Vertically Retained Pooled Principal Balance Certificates after giving effect to distributions of principal on that Distribution Date;

(ii)	with respect to the VRR Interest, the amount, if any, by which (A) the product of (1) the Vertically Retained Percentage and (2) the aggregate Stated Principal Balance (for purposes of this calculation, the aggregate Stated Principal Balance will not be reduced by the amount of principal payments received on the Mortgage Loans that were used to reimburse the Master Servicer, the Special Servicer or the Trustee from general collections of principal on the Mortgage Loans for Workout Delayed Reimbursement Amounts, to the extent those amounts are not otherwise determined to be Nonrecoverable Advances) of the Mortgage Loans, including any REO Mortgage Loans, expected to be outstanding immediately following that Distribution Date, is less than (B) the then aggregate Certificate Balance of the VRR Interest after giving effect to distributions of principal on that Distribution Date;

(iii)	with respect to the Woodlands Mall Loan-Specific Certificates, the amount, if any, by which (A) the Stated Principal Balance (for purposes of this calculation only, the Stated Principal Balance will not be reduced by the amount of principal payments received on the Woodlands Mall Trust Subordinate Companion Loan that were used to reimburse the Master Servicer, the Special Servicer or the Trustee for Workout-Delayed Reimbursement Amounts with respect to the Woodlands Mall Trust Subordinate Companion Loan, to the extent those amounts are not otherwise determined to be Nonrecoverable Advances) of the Woodlands Mall Trust Subordinate Companion Loan expected to be outstanding immediately following that Distribution Date, is less than (B) the then aggregate Certificate Balance of the related Loan-Specific Principal Balance Certificates after giving effect to distributions of principal on that Distribution Date; and

(iv)	with respect to the Centre Loan-Specific Certificates, the amount, if any, by which (A) the Stated Principal Balance (for purposes of this calculation only, the Stated Principal Balance will not be reduced by the amount of principal payments received on The Centre Trust Subordinate Companion Loan that were used to reimburse the Master Servicer, the Special Servicer or the Trustee for Workout-Delayed Reimbursement Amounts with respect to The Centre Trust Subordinate Companion Loan, to the extent those amounts are not otherwise determined to be Nonrecoverable Advances) of The Centre Trust Subordinate Companion Loan expected to be outstanding immediately following that Distribution Date, is less than (B) the then aggregate Certificate Balance of the related Loan-Specific Principal Balance Certificates after giving effect to distributions of principal on that Distribution Date.

The Certificate Administrator will be required to allocate any applicable Realized Losses with respect to the Non-Vertically Retained Pooled Principal Balance Certificates among the following Classes of Subordinate Pooled Certificates in the following order, until the Certificate Balance of each such Class is reduced to zero:

first, to the Class J-RR Certificates;

second, to the Class G-RR Certificates;

third, to the Class F-RR Certificates;

fourth, to the Class E Certificates;

fifth, to the Class D Certificates;

sixth, to the Class C Certificates;

seventh, to the Class B Certificates; and

eighth, to the Class A-S Certificates.

Following the reduction of the Certificate Balances of all Classes of Subordinate Pooled Certificates to zero, the Certificate Administrator will be required to allocate applicable Realized Losses among the Senior Pooled Certificates (other than the Pooled Class X Certificates), pro rata, based upon their respective Certificate Balances, until their respective Certificate Balances have been reduced to zero.

Realized Losses will not be allocated to the Class S or Class R Certificates and will not be directly allocated to the Pooled Class X Certificates. However, the Notional Amounts of the respective Classes of Pooled Class X Certificates will be reduced if the Certificate Balance(s) of the Class(es) of Corresponding Pooled Principal Balance Certificates are reduced by such Realized Losses.

Applicable Realized Losses will be allocated to the VRR Interest as described under “Credit Risk Retention—The VRR Interest—Material Terms of the VRR Interest—Allocation of Applicable Realized Losses” in this prospectus.

The Certificate Administrator will be required to allocate any applicable Realized Losses with respect to the Woodlands Mall Loan-Specific Certificates or the Centre Loan-Specific Certificates among the respective Classes of the related Loan-Specific Principal Balance Certificates.

In general, Realized Losses could result from the occurrence of: (1) losses and other shortfalls on or in respect of the Mortgage Loans or the Trust Subordinate Companion Loans, including as a result of defaults and delinquencies on the related Mortgage Loans or Trust Subordinate Companion Loans, Nonrecoverable Advances made in respect of the Mortgage Loans or the Trust Subordinate Companion Loans, the payment to the Special Servicer or an Outside Special Servicer of any compensation as described in “The Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”, and the payment of interest on Advances and certain servicing expenses; and (2) certain unanticipated, non-Mortgage Loan or non-Trust Subordinate Companion Loan specific expenses of the Issuing Entity, including certain reimbursements to the Certificate Administrator or Trustee as described under “Transaction Parties—The Certificate Administrator” or “—The Trustee”, as applicable, and certain federal, state and local taxes, and certain tax-related expenses, payable out of the Issuing Entity, as described under “Material Federal Income Tax Consequences”.

A Class of Offered Certificates will be considered outstanding until its Certificate Balance or Notional Amount is reduced to zero.

Reports to Certificateholders; Certain Available Information

Certificate Administrator Reports

On each Distribution Date, the Certificate Administrator will be required to provide or make available to each Certificateholder of record a Distribution Date statement in the form of Annex D providing all applicable information required under Regulation AB relating to distributions made on that date for the relevant class and the recent status of the Mortgage Loans.

In addition, the Certificate Administrator will include (to the extent it receives such information from the applicable person) (i) the identity of any Mortgage Loans permitting additional debt, identifying (A) the amount of any additional debt incurred during the related Collection Period, (B) the total DSCR calculated on the basis of the Mortgage Loan and such additional debt and (C) the aggregate loan-to-value ratio calculated on the basis of the Mortgage Loan and the additional debt in each applicable Form 10-D filed on behalf of the Issuing Entity and (ii) the beginning and ending account balances for each of the Securitization Accounts (for the applicable period) in each Form 10-D filed on behalf of the Issuing Entity.

Within a reasonable period of time after the end of each calendar year, upon request, the Certificate Administrator is required to furnish to each person or entity who at any time during the calendar year was a holder of a Certificate, a statement containing information (i) the amount of the distribution on each Distribution Date in reduction of the related Certificate Balance (if any), and (ii) the amount of the distribution on each Distribution Date of the applicable Interest Distribution Amount, in each case, as to the applicable class, aggregated for the related calendar year or applicable partial year during which that person was a Certificateholder, together with any other information that the Certificate Administrator deems necessary or desirable, or that a Certificateholder or Certificate Owner reasonably requests, to enable Certificateholders to prepare their tax returns for that calendar year. This obligation of the Certificate Administrator will be deemed to have been satisfied to the extent that substantially comparable information will be provided by the Certificate Administrator pursuant to any requirements of the Code as from time to time are in force.

In addition, the Certificate Administrator will provide or make available on its website (https://sf.citidirect.com), to the extent received from the applicable person, on each Distribution Date to each Privileged Person the following reports (other than clause (1) below, the “CREFC® Reports”) prepared by the Master Servicer, the Certificate Administrator or the Special Servicer, as applicable, substantially in the forms provided in the Pooling and Servicing Agreement (which forms are subject to change) and including substantially the following information:

(1)       the Distribution Date statement;

(2)       a CRE Finance Council (“CREFC®”) delinquent loan status report;

(3)       a CREFC® historical loan modification/forebearance and corrected mortgage loan report;

(4)       a CREFC® advance recovery report;

(5)       a CREFC® total loan report;

(6)       a CREFC® operating statement analysis report;

(7)       a CREFC® comparative financial status report;

(8)       a CREFC® net operating income adjustment worksheet;

(9)       a CREFC® real estate owned status report;

(10)     a CREFC® servicer watch list;

(11)     a CREFC® loan level reserve and letter of credit report;

(12)     a CREFC® property file;

(13)     a CREFC® financial file;

(14)     a CREFC® loan setup file; and

(15)     a CREFC® loan periodic update file.

The Master Servicer or the Special Servicer, as applicable, may omit any information from these reports that the Master Servicer or the Special Servicer regards as confidential. Subject to any potential liability for willful misconduct, bad faith or negligence as described under “The Pooling and Servicing Agreement—Limitation on Liability; Indemnification”, none of the Master Servicer, the Special Servicer, the Trustee or the Certificate Administrator will be responsible for the accuracy or completeness of any information supplied to it by or on behalf of a borrower, a Sponsor or another party to the Pooling and Servicing Agreement or a party to an Outside Servicing Agreement that is included in any reports, statements, materials or information prepared or provided by it. Some information will be made available to Certificateholders by electronic transmission as may be agreed upon between the Depositor and the Certificate Administrator.

Before each Distribution Date, the Master Servicer will deliver to the Certificate Administrator by electronic means various CREFC® Reports, including:

(i)	a CREFC® property file;

(ii)	a CREFC® financial file; and

(iii)	a CREFC® loan periodic update file.

In addition, the Master Servicer (with respect to a Mortgage Loan that is not a Specially Serviced Loan) or Special Servicer (with respect to Specially Serviced Loans and REO Properties), as applicable, is also required to prepare the following for each Mortgaged Property and REO Property related to a Serviced Mortgage Loan:

(i)         Within 30 days after receipt of a quarterly operating statement, if any, commencing with respect to the quarter ending December 31, 2019 a CREFC® operating statement analysis report but only to the extent the related borrower is required by the Mortgage Loan documents to deliver and does deliver, or otherwise agrees to provide and does provide, that information, for the Mortgaged Property or REO Property as of the end of that calendar quarter, provided, however, that any analysis or report with respect to the first calendar quarter of each year will not be required to the extent provided in the then current applicable CREFC® guidelines (it being understood that as of the date of this prospectus, the applicable CREFC® guidelines provide that such analysis or report with respect to the first calendar quarter (in each year) is not required for a Mortgaged Property unless such Mortgaged Property is analyzed on a trailing 12-month basis, or if the related Mortgage Loan is on the CREFC® Servicer Watch List). The Master Servicer (with respect to Mortgage Loans that are not Specially Serviced Loans) or the Special Servicer (with respect to Specially Serviced Loans and REO Properties), as applicable, will deliver to the Certificate Administrator, the Operating Advisor and each holder of a Serviced Companion Loan by electronic means the operating statement analysis upon request.

(ii)        Within 30 days after receipt by the Special Servicer (with respect to Specially Serviced Loans and REO Properties) or the Master Servicer (with respect to a Mortgage Loan that is not a Specially Serviced Loan) of any annual operating statements or rent rolls, commencing with respect to the calendar year ending December 31, 2019, a CREFC® net operating income adjustment worksheet, but only to the extent the related borrower is required by the mortgage to deliver and does deliver, or otherwise agrees to provide and does provide, that information, presenting the computation made in accordance with the methodology described in the Pooling and Servicing Agreement to “normalize” the full year net operating income and debt service coverage numbers used by the Master Servicer to satisfy its reporting obligation identified in clause (7) above. The Special Servicer or the Master Servicer will deliver to the Certificate Administrator, the Operating Advisor and each holder of a related Serviced Companion Loan by electronic means the CREFC® net operating income adjustment worksheet upon request.

Certificate Owners and any holder of a Serviced Companion Loan who are also Privileged Persons may also obtain access to any of the Certificate Administrator reports upon request and pursuant to the provisions of the Pooling and Servicing Agreement. Otherwise, until the time Definitive Certificates are issued to evidence the Certificates, the information described above will be available to the related Certificate Owners only if DTC and its participants provide the information to the Certificate Owners. See “Risk Factors—Book-Entry Registration Will Mean You Will Not Be Recognized as a Holder of Record”.

The Master Servicer and the Certificate Administrator may be required to prepare a separate set of reports, in the same manner as described above, for the holders of the Loan-Specific Certificates with respect to the Trust Subordinate Companion Loans and the Loan-Specific Certificates. The holders of the Loan-Specific Certificates will be entitled to obtain access to reports and other information in a manner substantially similar to the procedures described above.

“Privileged Person” includes the Depositor and its designees, the initial purchasers, the underwriters, the Sponsors, the Master Servicer, the Special Servicer, any Excluded Mortgage Loan Special Servicer, the Trustee, the Certificate Administrator, any additional servicer designated by the Master Servicer or the Special Servicer, any Directing Holder, any Consulting Party, the Operating Advisor, any affiliate of the Operating Advisor designated by the Operating Advisor, the Asset Representations Reviewer, any affiliate of the Asset Representations Reviewer designated by the Asset Representations Reviewer, any holder of a Companion Loan who provides an Investor Certification (subject to the next sentence and the proviso to this sentence), any other person who provides the Certificate Administrator with an Investor Certification (subject to the next sentence and the proviso to this sentence), any Rating Agency, and any other nationally recognized statistical rating organization within the meaning of Section 3(a)(62) of the Exchange Act (“NRSRO”) that delivers a NRSRO Certification to the Certificate Administrator; provided, that in no event will an Excluded Controlling Class Holder be entitled to Excluded Information with respect to a related Excluded Controlling Class Mortgage Loan with respect to which it is a Borrower Party (but this exclusion will not apply to any other Mortgage Loan). In no event will a Borrower Party (other than a Risk Retention Consultation Party if it is a Borrower Party) be considered a Privileged Person; provided that the foregoing will not be applicable to, nor limit, an Excluded Controlling Class Holder’s right to access information with respect to any Mortgage Loan other than Excluded Information with respect to a related Excluded Controlling Class Mortgage Loan.

Each applicable Directing Holder, Controlling Class Certificateholder, Loan-Specific Controlling Class Certificateholder and Consulting Party (other than the Operating Advisor and the Risk Retention Consultation Party) and the Special Servicer will only be considered a Privileged Person with respect to any Mortgage Loans or Serviced Loan Combinations for which it is not then a Borrower Party, and the limitations on access to information set forth in the Pooling and Servicing Agreement will apply only with respect to the related Mortgage Loan for which the applicable party is a Borrower Party and only with respect to the related Excluded Information (in the case of the Directing Holder, a Controlling Class Certificateholder or a Loan-Specific Controlling Class Certificateholder) or the related Excluded Special Servicer Information (in the case of the Special Servicer).

“Investor Certification” means a certificate substantially in the form(s) attached to the Pooling and Servicing Agreement or in the form(s) provided electronically by the Certificate Administrator representing that the person executing the certificate is a Certificateholder, a Certificate Owner or a prospective purchaser of a Certificate (or any investment advisor or manager of the foregoing), the Controlling Class Representative or a Loan-Specific Controlling Class Representative (to the extent the Controlling Class Representative or such Loan-Specific Controlling Class Representative is not a Certificateholder or a Certificate Owner), a Risk Retention Consultation Party (to the extent the Risk Retention Consultation Party is not a Certificateholder or a Certificate Owner) or a Serviced Companion Loan Holder or its representative, and that (i) for purposes of obtaining certain information and notices (including access to information and notices on the Certificate Administrator’s website), (A) (1) in the case such person is not the Controlling Class Representative, a Controlling Class Certificateholder, a Loan-Specific Controlling Class Representative or any Loan-Specific Controlling Class Certificateholder, such person is or is not a Borrower Party and such Person is or is not a Risk Retention Consultation Party or (2) in the case of the Controlling Class Representative, any Controlling Class Certificateholder, a Loan Specific Controlling Class Representative or any Loan Specific Controlling Class Certificateholder, such person is or is not a Borrower Party as to any identified Excluded Controlling Class Mortgage Loan and (B) except in the case of a Serviced Companion Loan Holder or its representative, such person has received a copy of this prospectus, and/or (ii) for purposes of exercising Voting Rights (which does not apply to a prospective purchaser of a Certificate or a Serviced Companion Loan Holder or its representative), (A) (1) such person is not a Borrower Party or (2) in the case of the Controlling Class Representative, any Controlling Class Certificateholder, a Loan-Specific Controlling

Class Representative or any Loan-Specific Controlling Class Certificateholder, such person is a Borrower Party as to any identified Excluded Controlling Class Mortgage Loan, (B) such person is or is not the Depositor, the Master Servicer, the Special Servicer, an Excluded Mortgage Loan Special Servicer, the Trustee, the Operating Advisor, the Asset Representations Reviewer, the Certificate Administrator, a Mortgage Loan Seller or an affiliate of any of the foregoing and (C) such person has received a copy of this prospectus. Notwithstanding any provision to the contrary in this prospectus, the Certificate Administrator will not have any obligation to restrict access by the Special Servicer or any Excluded Mortgage Loan Special Servicer to any information on the Certificate Administrator’s website related to any Excluded Special Servicer Mortgage Loan.

For the avoidance of doubt if a Borrower Party is the Controlling Class Representative, a Controlling Class Certificateholder, a Loan-Specific Controlling Class Representative or a Loan-Specific Controlling Class Certificateholder, such person (A) will be prohibited from having access to the Excluded Information solely with respect to the related Excluded Controlling Class Mortgage Loan and (B) will not be permitted to exercise voting or control, consultation and/or special servicer appointment rights as a member of the Controlling Class solely with respect to the related Excluded Controlling Class Mortgage Loan.

A “Certificateholder” is the person in whose name a Certificate (including the VRR Interest) is registered in the certificate register maintained pursuant to the Pooling and Servicing Agreement (including, solely for the purposes of distributing reports, statements or other information pursuant to the Pooling and Servicing Agreement, beneficial owners of Certificates or potential transferees of Certificates to the extent the person distributing such information has been provided with an appropriate Investor Certification by or on behalf of such beneficial owner or potential transferee), provided, however, that (a) solely for the purpose of giving any consent, approval or waiver or taking any action pursuant to the Pooling and Servicing Agreement (including voting on amendments to the Pooling and Servicing Agreement) that specifically relates to the rights, duties, compensation or termination of, and/or any other matter specifically involving, the Depositor, the Master Servicer, the Special Servicer, any Excluded Mortgage Loan Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer, any Mortgage Loan Seller or any person known to a responsible officer of the certificate registrar to be an affiliate of any such party, any Certificate (including the VRR Interest) registered in the name of or beneficially owned by such party or any affiliate thereof will be deemed not to be outstanding and the Voting Rights to which it is entitled will not be taken into account in determining whether the requisite percentage of Voting Rights necessary to effect any such consent, approval or waiver or take any such action has been obtained, (b) solely for the purpose of giving any consent, approval or waiver or taking any action pursuant to the Pooling and Servicing Agreement, any Certificate beneficially owned by a Borrower Party will be deemed not to be outstanding and the Voting Rights to which it is entitled will not be taken into account in determining whether the requisite percentage of Voting Rights necessary to effect any such consent, approval or waiver or take any such action has been obtained (provided, that notwithstanding the foregoing, for purposes of exercising any rights it may have solely as a member of the Controlling Class, any Controlling Class Certificate owned by an Excluded Controlling Class Holder will be deemed not to be outstanding as to such holder solely with respect to any related Excluded Controlling Class Mortgage Loan), and (c) if the Master Servicer, the Special Servicer or an affiliate of the Master Servicer or the Special Servicer is a member of the Controlling Class, it will be permitted to act in such capacity and exercise all rights under the Pooling and Servicing Agreement bestowed upon the Controlling Class (other than with respect to any Excluded Controlling Class Mortgage Loan with respect to which such party is an Excluded Controlling Class Holder, as described above). For the avoidance of doubt, nothing contained in this definition will preclude the Special Servicer from performing its duties and exercising its rights in its capacity as Special Servicer under the Pooling and Servicing Agreement other than with respect to an Excluded Special Servicer Mortgage Loan.

A “Loan-Specific Certificateholder” is a Certificateholder of a Loan-Specific Certificate.

A “Pooled Certificateholder” is a Certificateholder of a Pooled Certificate.

A “Certificate Owner” is the beneficial owner of a Certificate held in book-entry form.

“Non-Reduced Certificates” means, as of any date of determination, any Class of Principal Balance Certificates then outstanding for which (a) (1) the initial Certificate Balance of such Class of Certificates minus (2) the sum (without duplication) of (x) any payments of principal (whether as principal prepayments or otherwise) previously distributed to the Certificateholders of such Class of Certificates, (y) any Appraisal Reduction Amounts allocated to such Class of Certificates as of the date of determination and (z) any Realized Losses previously allocated to such Class of Certificates, is equal to or greater than (b) 25% of the remainder of (i) the initial

Certificate Balance of such Class of Certificates less (ii) any payments of principal (whether as principal prepayments or otherwise) previously distributed to the Certificateholders of such Class of Certificates.

“NRSRO Certification” means a certification executed by an NRSRO (other than a Rating Agency) in favor of the 17g-5 Information Provider that states that such NRSRO has provided the Depositor with the appropriate certifications pursuant to paragraph (e) of Rule 17g-5 under the Exchange Act (“Rule 17g-5”) and that such NRSRO will keep any information obtained from the Rule 17g-5 website confidential except to the extent such information has been made available to the general public.

Under the Pooling and Servicing Agreement, with respect to a Subordinate Companion Loan held outside the Issuing Entity, the Master Servicer or the Special Servicer, as applicable, is required to provide to the holder of such Subordinate Companion Loan certain other reports, copies and information relating to an AB Loan Combination. In addition, under the Pooling and Servicing Agreement, the Master Servicer or the Special Servicer, as applicable, is required to provide to the holders of any Pari Passu Companion Loan (or their designee including any master servicer or special servicer) certain other reports, copies and information relating to the related Serviced Loan Combination to the extent required under the related Co-Lender Agreement.

Certain information concerning the Mortgage Loans and the Certificates, including the Distribution Date statements, CREFC® Reports and supplemental notices with respect to such Distribution Date statements and CREFC® Reports, may be provided by the Certificate Administrator to certain market data providers, such as Bloomberg, L.P., Trepp, LLC, Intex Solutions, Inc., BlackRock Financial Management, Inc., CMBS.com, Inc., Moody’s Analytics, Markit Group Limited and RealINSIGHT, pursuant to the terms of the Pooling and Servicing Agreement.

Upon the reasonable request of any Certificateholder that has delivered an appropriate Investor Certification, the Master Servicer may provide (or forward electronically) at the expense of such Certificateholder copies of any appraisals, operating statements, rent rolls and financial statements obtained by the Master Servicer; provided, that in connection with such request, the Master Servicer may require a written confirmation executed by the requesting person substantially in such form as may be reasonably acceptable to the Master Servicer, generally to the effect that such person will keep such information confidential and will use such information only for the purpose of analyzing asset performance and evaluating any continuing rights the Certificateholder may have under the Pooling and Servicing Agreement. Certificateholders will not, however, be given access to or be provided copies of, any Mortgage Files or Diligence Files.

Information Available Electronically

The Certificate Administrator will make available to any Privileged Person via the Certificate Administrator’s website (and will make available to the general public this prospectus, Distribution Date statements, the Pooling and Servicing Agreement, the Mortgage Loan Purchase Agreements and the SEC EDGAR filings referred to below):

(A)	the following “deal documents”:

●	this prospectus;

●	the Pooling and Servicing Agreement, each sub-servicing agreement delivered to the Certificate Administrator from and after the Closing Date, if any, and the Mortgage Loan Purchase Agreements and any amendments and exhibits to those agreements; and

●	the CREFC® loan setup file delivered to the Certificate Administrator by the Master Servicer;

(B)	the following “SEC EDGAR filings”:

●	any reports on Forms 10-D, 10-K, 8-K and ABS-EE that have been filed by the Certificate Administrator with respect to the Issuing Entity through the SEC’s Electronic Data Gathering and Retrieval (EDGAR) system;

(C)	the following documents, which will be made available under a tab or heading designated “periodic reports”:

●	the Distribution Date statements;

●	the CREFC® bond level files;

●	the CREFC® collateral summary files;

●	the CREFC® Reports, other than the CREFC® loan setup file (provided that they are received by the Certificate Administrator); and

●	the Operating Advisor Annual Report;

(D)	the following documents, which will be made available under a tab or heading designated “additional documents”:

●	the summary of any Final Asset Status Report as provided by the Special Servicer;

●	any Third Party Reports (or updates of Third Party Reports) delivered to the Certificate Administrator in electronic format; and

●	any notice of the determination of an Appraisal Reduction Amount or Collateral Deficiency Amount with respect to any Mortgage Loan, including the related CREFC® appraisal reduction template;

(E)	the following documents, which will be made available under a tab or heading designated “special notices”:

●	notice of any release based on an environmental release under the Pooling and Servicing Agreement;

●	notice of any waiver, modification or amendment of any term of any Mortgage Loan;

●	notice of final payment on the Certificates;

●	all notices of the occurrence of any Servicer Termination Event received by the Certificate Administrator or any notice to Certificateholders of the termination of the Master Servicer or the Special Servicer;

●	any notice of resignation or termination of the Master Servicer or Special Servicer;

●	notice of resignation of the Trustee or the Certificate Administrator, and notice of the acceptance of appointment by the successor Trustee or the successor Certificate Administrator, as applicable;

●	any notice of any request by requisite percentage of Certificateholders for a vote to terminate the Special Servicer, the Operating Advisor or the Asset Representations Reviewer; provided, that such request may be made solely by holders of Non-Reduced Certificates as and to the extent specified in the Pooling and Servicing Agreement;

●	any notice to Certificateholders of the Operating Advisor’s recommendation to replace the Special Servicer and the related report prepared by the Operating Advisor in connection with such recommendation;

●	notice of resignation or termination of the Operating Advisor or the Asset Representations Reviewer and notice of the acceptance of appointment by the successor Operating Advisor or the successor Asset Representations Reviewer, as applicable;

●	notice of the Certificate Administrator’s determination that an Asset Review Trigger has occurred and a copy of any Final Asset Review Report received by the Certificate Administrator;

●	any notice of the termination of a sub-servicer with respect to Mortgage Loans representing 10% or more of the aggregate principal balance of all the Mortgage Loans;

●	officer’s certificates supporting any determination that any Advance was (or, if made, would be) a Nonrecoverable Advance;

●	any notice of the termination of the Issuing Entity;

●	any notice that a Control Termination Event, a Woodlands Mall Control Appraisal Period or a Centre Control Appraisal Period has occurred or is terminated or that a Consultation Termination Event or Operating Advisor Consultation Trigger Event has occurred;

●	any notice of the occurrence of an Operating Advisor Termination Event;

●	any notice of the occurrence of an Asset Representations Reviewer Termination Event;

●	any assessments of compliance delivered to the Certificate Administrator;

●	any Attestation Reports delivered to the Certificate Administrator;

●	any “special notices” requested by a Certificateholder to be posted on the Certificate Administrator’s website described under “—Certificateholder Communication” below; and

●	Proposed Course of Action Notice;

(F)	the “Investor Q&A Forum”;

(G)	solely to Certificateholders and Certificate Owners that are Privileged Persons, the “Investor Registry”; and

(H)	the “Risk Retention” tab.

provided that with respect to a Control Termination Event or a Consultation Termination Event deemed to exist due solely to the existence of an Excluded Mortgage Loan, the Certificate Administrator will only be required to make available such notice of the occurrence and continuance of a Control Termination Event or the notice of the occurrence and continuance of a Consultation Termination Event to the extent the Certificate Administrator has been notified of such Excluded Mortgage Loan.

Notwithstanding the description set forth above, for purposes of obtaining information or access to the Certificate Administrator’s Website, all Excluded Information will be made available under one separate tab or heading rather than under the headings described above in the preceding paragraphs.

Notwithstanding the foregoing, if the Controlling Class Representative, any Controlling Class Certificateholder, any Loan-Specific Controlling Class Representative or any Loan-Specific Controlling Class Certificateholder, as the case may be, is a Borrower Party with respect to any related Excluded Controlling Class Mortgage Loan (each, an “Excluded Controlling Class Holder” with respect to such Excluded Controlling Class Mortgage Loan only), such Excluded Controlling Class Holder is required to promptly notify each of the Master Servicer, Special Servicer, Operating Advisor, Trustee and Certificate Administrator pursuant to the Pooling and Servicing Agreement and provide a new Investor Certification pursuant to the Pooling and Servicing Agreement and will not be entitled to access any Excluded Information (as defined below) (unless a loan-by-loan segregation is later performed by the Certificate Administrator in which case such access will only be prohibited with respect to the Excluded Controlling Class Mortgage Loan(s) for which such Excluded Controlling Class Holder is a Borrower Party) made available on the Certificate Administrator’s website for so long as it is an Excluded Controlling Class Holder. The Pooling and Servicing Agreement will require each Excluded Controlling Class Holder in such new Investor Certification to certify that it acknowledges and agrees that it is prohibited from accessing and reviewing (and it agrees not to access and review) any Excluded Information with respect to any Excluded Controlling Class Mortgage Loans for which it is a Borrower Party. In addition, if the Controlling Class Representative, any Controlling Class Certificateholder, any Loan-Specific Controlling Class Representative or any Loan-Specific Controlling Class Certificateholder is not an Excluded Controlling Class Holder, such person will certify and agree that they will not share any Excluded Information with any Excluded Controlling Class Holder.

Notwithstanding the foregoing, nothing set forth in the Pooling and Servicing Agreement will prohibit the Controlling Class Representative, any Controlling Class Certificateholder, any Loan-Specific Controlling Class Representative or any Loan-Specific Controlling Class Certificateholder from receiving, requesting or reviewing any Excluded Information relating to any Excluded Controlling Class Mortgage Loan with respect to which the Controlling Class Representative, such Controlling Class Certificateholder, such Loan-Specific Controlling Class Representative or such Loan-Specific Controlling Class Certificateholder is not a Borrower Party and, if such Excluded Information is not available to such person via the Certificate Administrator’s website, such Controlling Class Representative, Controlling Class Certificateholder, Loan-Specific Controlling Class Representative or Loan-Specific Controlling Class Certificateholder that is not a Borrower Party with respect to the related Excluded Controlling Class Mortgage Loan will be entitled to obtain (upon reasonable request) such information in accordance with terms of the Pooling and Servicing Agreement.

“Excluded Information” means, with respect to any Excluded Controlling Class Mortgage Loan, any information solely related to such Excluded Controlling Class Mortgage Loan and/or the related Mortgaged Property or portfolio of Mortgaged Properties, which may include any asset status reports, Final Asset Status Reports (or summaries thereof) and such other information specifically related to such Excluded Controlling Class Mortgage Loan or any related Mortgaged Property as may be specified in the Pooling and Servicing Agreement other than such information with respect to such Excluded Controlling Class Mortgage Loan that is aggregated with information on other Mortgage Loans at a pool level.

“Excluded Special Servicer Information” means, with respect to any Excluded Special Servicer Mortgage Loan, any information solely related to such Excluded Special Servicer Mortgage Loan and/or the related Mortgaged Property or portfolio of Mortgaged Properties, which may include any asset status reports, Final Asset Status Reports (or summaries thereof) and such other information specifically related to such Excluded Special Servicer Mortgage Loan or any related Mortgaged Property as may be specified in the Pooling and Servicing Agreement other than such information with respect to such Excluded Special Servicer Mortgage Loan that is aggregated with information on other Mortgage Loans at a pool level and other than CREFC® Reports (excluding the CREFC® special servicer loan file and the CREFC® special servicer property file for the related Excluded Specially Serviced Loan, which will be Excluded Special Servicer Information).

Any reports on Form 10-D filed by the Certificate Administrator will (i) contain the information required by Rule 15Ga-1(a) concerning all Mortgage Loans of the Issuing Entity that were the subject of a demand to repurchase or replace due to a breach of one or more representations and warranties, (ii) contain a reference to the most recent Form ABS-15G filed by the Depositor and the Mortgage Loan Sellers, if applicable, and the SEC’s assigned “Central Index Key” for each such filer and (iii) incorporate by reference the Form ABS-EE filing for the related reporting period (which Form ABS-EE disclosures will be filed at the time of each filing of the applicable report on Form 10-D with respect to each Mortgage Loan that was part of the Mortgage Pool during any portion of the related reporting period).

The Certificate Administrator will be required to post to the 17g-5 Website any Form 15-E received by the Certificate Administrator from any party to the Pooling and Servicing Agreement.

The Certificate Administrator will not make any representation or warranty as to the accuracy or completeness of any report, document or other information made available on the Certificate Administrator’s website and will assume no responsibility for any such report, document or other information, other than with respect to such reports, documents or other information prepared by the Certificate Administrator. In addition, the Certificate Administrator may disclaim responsibility for any information distributed by it for which it is not the original source.

In connection with providing access to the Certificate Administrator’s website (other than with respect to access provided to the general public in accordance with the Pooling and Servicing Agreement), the Certificate Administrator may require registration and the acceptance of a disclaimer, including an agreement to keep certain nonpublic information made available on the website confidential, as required under the Pooling and Servicing Agreement. The Certificate Administrator will not be liable for the dissemination of information in accordance with the Pooling and Servicing Agreement.

The Certificate Administrator will make the “Investor Q&A Forum” available to Privileged Persons via the Certificate Administrator’s website under a tab or heading designated “Investor Q&A Forum”, where (i) Certificateholders and beneficial owners that are Privileged Persons may submit inquiries to (a) the Certificate Administrator relating to the Distribution Date statements, (b) the Master Servicer or the Special Servicer relating to servicing reports prepared by that party, the Mortgage Loans (excluding the Outside Serviced Mortgage Loans), the Trust Subordinate Companion Loans or the related Mortgaged Properties or (c) the Operating Advisor relating to annual or other reports prepared by the Operating Advisor or actions by the Special Servicer referenced in such reports, and (ii) Privileged Persons may view previously submitted inquiries and related answers. The Certificate Administrator will forward such inquiries to the appropriate person and, in the case of an inquiry relating to an Outside Serviced Mortgage Loan, to the applicable party under the related Outside Servicing Agreement. The Certificate Administrator, the Master Servicer, the Special Servicer or the Operating Advisor, as applicable, will be required to answer each inquiry, unless such party determines (i) the question is beyond the scope of the topics detailed above, (ii) that answering the inquiry would not be in the best interests of the Issuing Entity and/or the Certificateholders, (iii) that answering the inquiry would be in violation of applicable law, the Pooling and Servicing Agreement (including requirements in respect of non-disclosure of Privileged Information) or the related loan documents, (iv) that answering the inquiry would materially increase the duties of, or result in significant additional cost or expense to, the Certificate Administrator, the Master Servicer, the Special Servicer or the Operating Advisor, as applicable, (v) that answering the inquiry would require the disclosure of Privileged Information (subject to the Privileged Information Exception) or (vi) that answering the inquiry is otherwise, for any reason, not advisable. In the case of an inquiry relating to an Outside Serviced Mortgage Loan, the Certificate Administrator is required to make reasonable efforts to obtain an answer from the applicable party under the related Outside Servicing Agreement; provided, that the Certificate Administrator will not be responsible for the content of such answer, or any delay or failure to obtain such answer. The Certificate Administrator will be required to post the inquiries and related answers, if any, on the Investor Q&A Forum, subject to and in accordance with the Pooling and Servicing Agreement. However, no party will post or otherwise disclose any direct communications with any Directing Holder or Consulting Party as part of its responses to any inquiries. The Investor Q&A Forum may not reflect questions, answers and other communications that are not submitted through the Certificate Administrator’s website. Answers posted on the Investor Q&A Forum will be attributable only to the respondent, and will not be deemed to be answers from any of the Depositor, the underwriters or any of their respective affiliates. None of the underwriters, Depositor, any of their respective affiliates or any other person will certify as to the accuracy of any of the information posted in the Investor Q&A Forum and no such person will have any responsibility or liability for the content of any such information.

The Certificate Administrator will make the “Investor Registry” available to any Certificateholder and any Certificate Owner that is a Privileged Person via the Certificate Administrator’s website. Certificateholders and Certificate Owners may register on a voluntary basis for the “Investor Registry” and obtain contact information for any other Certificateholder or Certificate Owner that has also registered, provided, that they comply with certain requirements as provided for in the Pooling and Servicing Agreement.

The Certificate Administrator’s internet website will initially be located at “https://sf.citidirect.com”. Access will be provided by the Certificate Administrator to such persons upon receipt by the Certificate Administrator from such person of an appropriate Investor Certification or NRSRO Certification in the form(s) attached to the Pooling and Servicing Agreement, which form(s) may also be provided electronically via the Certificate Administrator’s internet website. The parties to the Pooling and Servicing Agreement will not be required to provide that certification. In connection with providing access to the Certificate Administrator’s internet website, the Certificate Administrator may require registration and the acceptance of a disclaimer. The Certificate Administrator will not be liable for the dissemination of information in accordance with the terms of the Pooling and Servicing Agreement. The Certificate Administrator will make no representation or warranty as to the accuracy or completeness of such documents and will assume no responsibility for them. In addition, the Certificate Administrator may disclaim responsibility for any information distributed by the Certificate Administrator for which it is not the original source. Assistance in using the Certificate Administrator’s internet website can be obtained by calling the Certificate Administrator’s customer service desk at 1-888-855-9695.

The Certificate Administrator is responsible for the preparation of tax returns on behalf of the Issuing Entity and the preparation of distribution reports on Form 10-D (based on information included in each monthly Statement to Certificateholders and other information provided by other transaction parties) and annual reports on Form 10-K and certain other reports on Form 8-K that are required to be filed with the SEC on behalf of the Issuing Entity.

“17g-5 Information Provider” means the Certificate Administrator.

The Pooling and Servicing Agreement will require the Master Servicer, subject to certain restrictions (including execution and delivery of a confidentiality agreement) set forth in the Pooling and Servicing Agreement, to provide certain of the reports or access to the reports available as set forth above, as well as certain other information received by the Master Servicer, to any Privileged Person so identified by a Certificate Owner or an underwriter, that requests reports or information. However, the Master Servicer will be permitted to require payment of a sum sufficient to cover the reasonable costs and expenses of providing copies of these reports or information (which amounts in any event are not reimbursable as additional trust fund expenses), except that, other than for extraordinary or duplicate requests, any applicable Directing Holder or Consulting Party (other than the holder of a Serviced Companion Loan or its representative) will be entitled to reports and information free of charge. Except as otherwise set forth in this paragraph, until the time Definitive Certificates are issued, notices and statements required to be mailed to holders of Certificates will be available to Certificate Owners only to the extent they are forwarded by or otherwise available through DTC and its Participants. Conveyance of notices and other communications by DTC to Participants, and by Participants to Certificate Owners, will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Except as otherwise set forth in this paragraph, the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator and the Depositor are required to recognize as Certificateholders only those persons in whose names the Certificates are registered on the books and records of the certificate registrar. The initial registered holder of the Offered Certificates will be Cede & Co., as nominee for DTC.

Voting Rights

At all times during the term of the Pooling and Servicing Agreement, the voting rights for the Certificates (the “Voting Rights”) will be allocated among the respective Classes of Certificateholders as follows:

(1) 1% in the aggregate in the case of the respective Classes of the Interest-Only Certificates, allocated pro rata based upon their respective Notional Amounts as of the date of determination (but only for so long as the Notional Amount of at least one Class of Interest-Only Certificates is greater than zero), and

(2) in the case of any Class of Principal Balance Certificates, a percentage equal to the product of 99% (or, if the Notional Amounts of all Classes of Interest-Only Certificates have been reduced to zero, 100%) and a fraction, the numerator of which is equal to the Certificate Balance of such Class of Principal Balance Certificates as of the date of determination, and the denominator of which is equal to the aggregate of the Certificate Balances of all Classes of the Principal Balance Certificates, in each case as of the date of determination;

provided, that in certain circumstances described in this prospectus, Voting Rights will only be exercisable by holders of the Non-Reduced Certificates and/or may be allocated or exercisable in a manner that takes into account the allocation of Appraisal Reduction Amounts.

At all times during the term of the Pooling and Servicing Agreement, the voting rights for the Pooled Certificates (the “Pooled Voting Rights”) will be allocated among the respective Classes of Pooled Certificateholders as follows:

(1) 1% in the aggregate in the case of the respective Classes of the Pooled Interest-Only Certificates, allocated pro rata based upon their respective Notional Amounts as of the date of determination (but only for so long as the Notional Amount of at least one Class of Pooled Interest-Only Certificates is greater than zero), and

(2) in the case of any Class of Pooled Principal Balance Certificates, a percentage equal to the product of 99% (or, if the Notional Amounts of all Classes of Pooled Interest-Only Certificates have been reduced to zero, 100%) and a fraction, the numerator of which is equal to the Certificate Balance of such Class of Pooled Principal Balance Certificates as of the date of determination, and the denominator of which is equal to the aggregate of the Certificate Balances of all Classes of the Pooled Principal Balance Certificates, in each case as of the date of determination;

provided, that in certain circumstances described in this prospectus, Pooled Voting Rights will only be exercisable by holders of Pooled Certificates that are Non-Reduced Certificates and/or may be allocated or exercisable in a manner that takes into account the allocation of Appraisal Reduction Amounts.

The Voting Rights or, if applicable, Pooled Voting Rights of any Class of Certificates are required to be allocated among Certificateholders of such Class in proportion to their respective Percentage Interests.

The Class S and Class R Certificates will not be entitled to any Voting Rights.

Delivery, Form, Transfer and Denomination

The Offered Certificates (other than the Class X-A Certificates) will be issued, maintained and transferred in the book-entry form only in minimum denominations of $10,000 initial principal balance, and in multiples of $1 in excess of $10,000. The Class X-A Certificates will be issued, maintained and transferred only in minimum denominations of authorized initial notional amounts of not less than $1,000,000 and in integral multiples of $1 in excess of $1,000,000.

Book-Entry Registration

The Offered Certificates will initially be represented by one or more global Certificates for each such class registered in the name of a nominee of The Depository Trust Company (“DTC”). The Depositor has been informed by DTC that DTC’s nominee will be Cede & Co. No holder of an Offered Certificate will be entitled to receive a certificate issued in fully registered, certificated form (each, a “Definitive Certificate”) representing its interest in such class, except under the limited circumstances described under “—Delivery, Form, Transfer and Denomination—Definitive Certificates” below. Unless and until Definitive Certificates are issued, all references to actions by holders of the Offered Certificates will refer to actions taken by DTC upon instructions received from holders of Offered Certificates through its participating organizations (together with Clearstream Banking, société anonyme (“Clearstream”) and Euroclear Bank, as operator of the Euroclear System (“Euroclear”) participating organizations, the “Participants”), and all references in this prospectus to payments, notices, reports, statements and other information to holders of Offered Certificates will refer to payments, notices, reports and statements to DTC or Cede & Co., as the registered holder of the Offered Certificates, for distribution to holders of Offered Certificates through its Participants in accordance with DTC procedures; provided, however, that to the extent that the party to the Pooling and Servicing Agreement responsible for distributing any report, statement or other information has been provided in writing with the name of the Certificate Owner of such an Offered Certificate (or the prospective transferee of such Certificate Owner), such report, statement or other information will be provided to such Certificate Owner (or prospective transferee) under the same circumstances, and subject to the same conditions, as such report, statement or other information would be provided to a Certificateholder.

Until Definitive Certificates are issued in respect of the Offered Certificates, interests in the Offered Certificates will be transferred on the book-entry records of DTC and its Participants. The Certificate Administrator will initially serve as certificate registrar for purposes of recording and otherwise providing for the registration of the Offered Certificates.

Holders of Offered Certificates may hold their Certificates through DTC (in the United States) or Clearstream or Euroclear (in Europe) if they are Participants of such system, or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold omnibus positions on behalf of the Clearstream Participants and the Euroclear Participants, respectively, through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositaries (collectively, the “Depositaries”), which in turn will hold such positions in customers’ securities accounts in the Depositaries’ names on the books of DTC. DTC is a limited purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to Section 17A of the Exchange Act. DTC was created to hold securities for its Participants and to facilitate the clearance and settlement of securities transactions between Participants through electronic computerized book-entries, thereby eliminating the need for physical movement of Certificates. Participants (“DTC Participants”) include securities brokers and dealers, banks, trust companies and clearing corporations. Indirect access to the DTC system also is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (“Indirect Participants”).

Transfers between DTC Participants will occur in accordance with DTC rules. Transfers between Clearstream Participants and Euroclear Participants will occur in accordance with the applicable rules and operating procedures of Clearstream and Euroclear.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly through Clearstream Participants or Euroclear Participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its Depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its Depositary to take action to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream Participants and Euroclear Participants may not deliver instructions directly to the Depositaries.

Because of time-zone differences, credits of securities in Clearstream or Euroclear as a result of a transaction with a DTC Participant will be made during the subsequent securities settlement processing, dated the business day following the DTC settlement date, and such credits or any transactions in such securities settled during such processing will be reported to the relevant Clearstream Participant or Euroclear Participant on such business day. Cash received in Clearstream or Euroclear as a result of sales of securities by or through a Clearstream Participant or a Euroclear Participant to a DTC Participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

The holders of Offered Certificates in global form that are not Participants or Indirect Participants but desire to purchase, sell or otherwise transfer ownership of, or other interests in, such Offered Certificates may do so only through Participants and Indirect Participants. In addition, holders of Offered Certificates in global form will receive all distributions of principal and interest through the Participants who in turn will receive them from DTC. Under a book-entry format, holders of such Offered Certificates may experience some delay in their receipt of payments, since such payments will be forwarded by the Certificate Administrator to Cede & Co., as nominee for DTC. DTC will forward such payments to its Participants, which thereafter will forward them to Indirect Participants or the applicable Certificate Owners. Certificate Owners will not be recognized by the Trustee, the Certificate Administrator, the certificate registrar, the Operating Advisor, the Special Servicer or the Master Servicer as holders of record of Certificates and Certificate Owners will be permitted to receive information furnished to Certificateholders and to exercise the rights of Certificateholders only indirectly through DTC and its Participants and Indirect Participants, except that Certificate Owners will be entitled to receive or have access to notices and information and to exercise certain rights as holders of beneficial interests in the Certificates through the Certificate Administrator and the Trustee to the extent described in “Description of the Certificates—Reports to Certificateholders; Certain Available Information” and “—Certificateholder Communication”, and “The Pooling and Servicing Agreement—Operating Advisor”, “—The Asset Representations Reviewer”, “—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”, “—Limitation on Liability; Indemnification”, “—Termination; Retirement of Certificates” and “—Qualification, Resignation and Removal of the Trustee and the Certificate Administrator”.

Under the rules, regulations and procedures creating and affecting DTC and its operations (the “DTC Rules”), DTC is required to make book-entry transfers of Offered Certificates in global form among Participants on whose behalf it acts with respect to such Offered Certificates and to receive and transmit distributions of principal of, and interest on, such Offered Certificates. Participants and Indirect Participants with which the Certificate Owners have accounts with respect to the Offered Certificates similarly are required to make book-entry transfers and receive and transmit such payments on behalf of their respective Certificate Owners. Accordingly, although the Certificate Owners will not possess the Offered Certificates, the DTC Rules provide a mechanism by which Certificate Owners will receive payments on Offered Certificates and will be able to transfer their interest.

Because DTC can only act on behalf of Participants, who in turn act on behalf of Indirect Participants and certain banks, the ability of a holder of Offered Certificates in global form to pledge such Offered Certificates to persons or entities that do not participate in the DTC system, or to otherwise act with respect to such Offered Certificates, may be limited due to the lack of a physical certificate for such Offered Certificates.

DTC has advised the Depositor that it will take any action permitted to be taken by a holder of an Offered Certificate under the Pooling and Servicing Agreement only at the direction of one or more Participants to whose accounts with DTC such certificate is credited. DTC may take conflicting actions with respect to other undivided interests to the extent that such actions are taken on behalf of Participants whose holdings include such undivided interests.

Clearstream is incorporated under the laws of Luxembourg and is a global securities settlement clearing house. Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of Certificates. Transactions may be settled in Clearstream in numerous currencies, including United States dollars. Clearstream provides to its Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. Clearstream is regulated as a bank by the Luxembourg Monetary Institute. Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant, either directly or indirectly.

Euroclear was created in 1968 to hold securities for participants of the Euroclear system (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of Certificates and any risk from lack of simultaneous transfers of securities and cash. Transactions may now be settled in any of numerous currencies, including United States dollars. The Euroclear system includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries generally similar to the arrangements for cross-market transfers with DTC described above. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to the Euroclear system is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related operating procedures of the Euroclear System and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within the Euroclear system, withdrawal of securities and cash from the Euroclear system, and receipts of payments with respect to securities in the Euroclear system. All securities in the Euroclear system are held on a fungible basis without attribution of specific Certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants and has no record of or relationship with persons holding through Euroclear Participants.

Although DTC, Euroclear and Clearstream have implemented the foregoing procedures in order to facilitate transfers of interests in book-entry securities among Participants of DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to comply with such procedures, and such procedures may be discontinued at any time. None of the Depositor, the Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer or the underwriters will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective direct or indirect Participants of their respective obligations under the rules and procedures governing their operations.

Definitive Certificates

Owners of beneficial interests in Certificates of any class held in book-entry form will not be entitled to receive physical delivery of Definitive Certificates unless: (i) DTC advises the certificate registrar in writing that DTC is no longer willing or able to discharge properly its responsibilities as Depository with respect to the Certificates of such class held in book-entry form or ceases to be a clearing agency, and the Certificate Administrator and the Depositor are unable to locate a qualified successor within 90 days of such notice; or (ii) the Trustee has instituted or has been directed to institute any judicial proceeding to enforce the rights of the Certificateholders of such class and the Trustee has been advised by counsel that in connection with such proceeding it is necessary or appropriate for the Trustee to obtain possession of the Certificates of such class.

Certificateholder Communication

Access to Certificateholders’ Names and Addresses

Upon the written request of any Certificateholder or Certificate Owner that has delivered an executed investor certification reflecting the appropriate information to the Certificate Administrator (a “Certifying Certificateholder”), which request is made for the purpose of communicating with other Certificateholders and Certificate Owners with respect to their rights under the Pooling and Servicing Agreement or the Certificates and is required to include a copy of the communication the Certifying Certificateholder proposes to transmit, the certificate registrar is required, within 10 business days after receipt of such request, to furnish or cause to be furnished to such requesting party a list of the names and addresses of the Certificateholders as of the most recent Record Date as they appear in the certificate register, at the expense of the requesting party.

Requests to Communicate

The Pooling and Servicing Agreement will require that the Certificate Administrator include in any Form 10–D any request received prior to the Distribution Date to which the Form 10-D relates (and on or after the Distribution Date preceding such Distribution Date) from a Certificateholder or Certificate Owner to communicate with other Certificateholders or Certificate Owners related to Certificateholders or Certificate Owners exercising their rights under the terms of the Pooling and Servicing Agreement. Any Form 10-D containing such disclosure regarding the request to communicate is required to include no more than the name of the Certificateholder or Certificate Owner making the request, the date the request was received, a statement to the effect that Certificate Administrator has received such request, stating that such Certificateholder or Certificate Owner is interested in communicating with other Certificateholders or Certificate Owners with regard to the possible exercise of rights under the Pooling and Servicing Agreement, and a description of the method other Certificateholders or Certificate Owners may use to contact the requesting Certificateholder or Certificate Owner.

Any Certificateholder or Certificate Owner wishing to communicate with other Certificateholders and Certificate Owners regarding the exercise of its rights under the terms of the Pooling and Servicing Agreement (such party, a “Requesting Investor”) should deliver a written request (a “Communication Request”) signed by an authorized representative of the Requesting Investor to the Certificate Administrator at the address below:

Citibank, N.A.
388 Greenwich Street
New York, New York 10013
Attention: Global Transaction Services – Benchmark 2019-B12

Any Communication Request must contain the name of the Requesting Investor and the method other Certificateholders and Certificate Owners should use to contact the Requesting Investor, and, if the Requesting Investor is not the registered holder of a Certificate, then the Communication Request must contain (i) a written certification from the Requesting Investor that it is a beneficial owner of a Certificate, and (ii) one of the following forms of documentation evidencing its beneficial ownership in such Certificate: (A) a trade confirmation, (B) an account statement, (C) a medallion stamp guaranteed letter from a broker or dealer stating the Requesting Investor is the beneficial owner, or (D) a document acceptable to the Certificate Administrator that is similar to any of the documents identified in clauses (A) through (C). Requesting Investors will be responsible for their own expenses in making any Communication Request, but will not be required to bear any expenses of the Certificate Administrator, which will be borne by the Issuing Entity.

The Mortgage Loan Purchase Agreements

Sale of Mortgage Loans; Mortgage File Delivery

On the Closing Date, the Depositor will acquire the Mortgage Loans (and the Trust Subordinate Companion Loans, in the case of CREFI and GACC) from the Sponsors pursuant to the related Mortgage Loan purchase agreements (each, a “Mortgage Loan Purchase Agreement”), between the Depositor and the applicable Sponsor, and will simultaneously transfer the Mortgage Loans and the Trust Subordinate Companion Loans, without recourse, to the Trustee for the benefit of the applicable Certificateholders. Under the related transaction documents, the Depositor will direct each Sponsor to deliver to the Certificate Administrator or to a document custodian appointed by the Certificate Administrator, among other things, the following documents with respect to each Mortgage Loan (subject to the following sentence with respect to any Outside Serviced Mortgage Loan) (and the Trust Subordinate Companion Loans, in the case of CREFI and GACC) sold by the applicable Sponsor and each Serviced Loan Combination (collectively, as to each Mortgage Loan or, if applicable, any related Serviced Loan Combination, the “Mortgage File”); provided that, for the avoidance of doubt, references to the Mortgage File for the Woodlands Mall Trust Subordinate Companion Loan will refer to the Mortgage File for the Woodlands Mall Mortgage Loan, including the Mortgage Note(s) evidencing such Trust Subordinate Companion Loan, and references to the Mortgage File for The Centre Trust Subordinate Companion Loan will refer to the Mortgage File for The Centre Mortgage Loan, including the Mortgage Note(s) evidencing such Trust Subordinate Companion Loan:

(i)         (A) for each Mortgage Loan, the original executed Mortgage Note, endorsed on its face or by allonge attached thereto, without recourse, to the order of the Trustee or in blank (or, if the original Mortgage Note has been lost, an affidavit to such effect from the applicable Sponsor or another prior holder, together with a copy of the Mortgage Note), and (B) if such Mortgage Loan is part of a Serviced Loan Combination, a copy of the executed promissory note for each related Serviced Companion Loan;

(ii)        the original or a copy of the Mortgage, together with an original or copy of any intervening assignments of the Mortgage, in each case (unless the particular item has not been returned from the applicable recording office) with evidence of recording indicated thereon or certified by the applicable recorder’s office;

(iii)       the original or a copy of any related assignment of leases (if such item is a document separate from the Mortgage) and of any intervening assignments of such assignment of leases, in each case (unless the particular item has not been returned from the applicable recording office) with evidence of recording indicated thereon or certified by the applicable recorder’s office;

(iv)      an original executed assignment of the Mortgage in favor of the Trustee or in blank and in recordable form (except for missing recording information not yet available if the instrument being assigned has not been returned from the applicable recording office), or a copy of such assignment if the related Sponsor or its designee, rather than the Trustee, is responsible for recording such assignment;

(v)       an original assignment of any related assignment of leases (if such item is a document separate from the Mortgage) in favor of the Trustee or in blank and in recordable form (except for missing recording information not yet available if the instrument being assigned has not been returned from the applicable recording office), or a copy of such assignment if the related Sponsor or its designee, rather than the Trustee, is responsible for recording such assignment;

(vi)      the original assignment of all unrecorded documents relating to the Mortgage Loan (or the related Serviced Loan Combination, if applicable), if not already assigned pursuant to items (iv) or (v) above;

(vii)     originals or copies of all final written modification agreements in those instances in which the terms or provisions of the Mortgage or the Mortgage Note have been modified, in each case (unless the particular item has not been returned from the applicable recording office) with evidence of recording indicated thereon if the instrument being modified is a recordable document;

(viii)    the original or a copy of the policy or certificate of lender’s title insurance issued in connection with such Mortgage Loan (or Serviced Loan Combination, if applicable) or, if such policy has not been issued or located, an irrevocable, binding commitment (which may be a marked version of the policy that has been executed by an authorized representative of the title company or an agreement to provide the same pursuant to binding escrow instructions executed by an authorized representative of the title company) to issue such title insurance policy;

(ix)      an original or copy of the related ground lease, if any, and any ground lessor estoppel;

(x)       an original or copy of the related loan agreement, if any;

(xi)      an original of any guaranty under such Mortgage Loan (or Serviced Loan Combination, if applicable), if any;

(xii)     an original or copy of the related lockbox agreement or cash management agreement, if any;

(xiii)    an original or copy of the environmental indemnity from the related borrower, if any;

(xiv)    an original or copy of the related escrow agreement and the related security agreement (in each case, if such item is a document separate from the related Mortgage) and, if applicable, any intervening assignments thereof;

(xv)     if not already included in the assignment referred to in clause (vi) above, an original assignment of the related security agreement (if such item is a document separate from the related Mortgage) in favor of the Trustee;

(xvi)    in the case of each Loan Combination, an original or a copy of the related Co-Lender Agreement;

(xvii)   any filed copies (bearing evidence of filing) or evidence of filing of any UCC financing statements in favor of the originator of such Mortgage Loan (or Serviced Loan Combination, if applicable) or in favor of any assignee prior to the Trustee and an original UCC-3 assignment financing statements in favor of the Trustee or a copy of such assignment financing statements;

(xviii)  an original or copy of any mezzanine loan intercreditor agreement if any;

(xix)    the original or copy of any related environmental insurance policy;

(xx)     a copy of any related letter of credit and any related assignment thereof (with the original to be delivered to the Master Servicer); and

(xxi)    copies of any related franchise agreement, property management agreement or hotel management agreement and related comfort letters and/or estoppel letters, and any related assignment thereof.

Notwithstanding anything to the contrary contained in this prospectus, in the case of an Outside Serviced Mortgage Loan, the preceding document delivery requirement will be deemed satisfied by the delivery by the related Sponsor of, with respect to clause (i), executed originals of the related documents and, with respect to clauses (ii) through (xxi) above, a copy of such documents (with the actual documents required to be delivered to the applicable Outside Custodian).

With respect to a Servicing Shift Mortgage Loan, pursuant to the Pooling and Servicing Agreement, following the related Controlling Pari Passu Companion Loan Securitization Date and upon the transfer of servicing of the related Servicing Shift Mortgage Loan to the related Outside Servicing Agreement in accordance with the related Co-Lender Agreement, the Custodian is required to deliver documents constituting the related Mortgage File (other than the documents described in clause (i) of the definition of “Mortgage File”) to the related Outside Trustee or Outside Custodian.

As provided in the Pooling and Servicing Agreement, the Certificate Administrator, a custodian appointed by it, or another appropriate party as described in the Pooling and Servicing Agreement is required to review each Mortgage File within a specified period following its receipt of such Mortgage File. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”.

If, as provided in the related Mortgage Loan Purchase Agreement and the Pooling and Servicing Agreement, any document required to be included in the Mortgage File for any Mortgage Loan or Trust Subordinate Companion Loan by the related Sponsor has not been properly executed, is missing, contains information that does not conform in any material respect with the corresponding information set forth in the mortgage loan schedule to be attached to the related Mortgage Loan Purchase Agreement, or does not appear regular on its face (each, a “Document Defect”), and that Document Defect constitutes a Material Document Defect, then the Issuing Entity will have the rights against the applicable Sponsor, as described under “—Cures, Repurchases and Substitutions” below.

A “Material Document Defect” is a Document Defect that materially and adversely affects the value of the affected Mortgage Loan or Trust Subordinate Companion Loan, the value of the related Mortgaged Property (or any related REO Property) or the interests of the Trustee or any Certificateholder in the affected Mortgage Loan or Trust Subordinate Companion Loan or the related Mortgaged Property (or any related REO Property) or causes any Mortgage Loan or Trust Subordinate Companion Loan to fail to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3) (but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan or Trust Subordinate Companion Loan to be treated as a qualified mortgage) (a “Qualified Mortgage”). Subject to the applicable Sponsor’s right to cure, failure of such Sponsor to deliver the documents referred to in clauses (i), (ii), (viii), (ix) and (xx) in the definition of “Mortgage File” above will be deemed a Material Document Defect; provided, however, that no Document Defect (except such a deemed Material Document Defect) will be considered to be a Material Document Defect unless the document with respect to which the Document Defect exists is required in connection with an imminent enforcement of the lender’s rights or remedies under the related Mortgage Loan or Trust Subordinate Companion Loan, defending any claim asserted by any borrower or third party with respect to the related Mortgage Loan or Trust Subordinate Companion Loan, establishing the validity or priority of any lien on any collateral securing the related Mortgage Loan or Trust Subordinate Companion Loan or for any immediate significant servicing obligation.

Notwithstanding the foregoing, if a Mortgage Loan or Trust Subordinate Companion Loan is not secured by a Mortgaged Property that is, in whole or in part, a hotel, restaurant (operated by a borrower), healthcare facility, nursing home, assisted living facility, self storage facility, theater or fitness center (operated by a borrower), then the failure to deliver copies of the UCC financing statements with respect to such Mortgage Loan or Trust Subordinate Companion Loan, as applicable, will not be a Material Defect.

In addition, in order to facilitate Asset Reviews as described under “The Pooling and Servicing Agreement—The Asset Representations Reviewer” in this prospectus, each Sponsor is required to deliver to the Depositor the Diligence File with respect to each Mortgage Loan sold by it electronically within a designated period after the Closing Date by posting such Diligence File to a designated website, and the Depositor will deliver electronic copies of such Diligence File to the Certificate Administrator for posting to the secure data room. The Depositor will have no responsibility for determining whether any Diligence Files delivered to it are complete and will have no liability to the Issuing Entity or the Certificateholders for the failure of any Sponsor to deliver a Diligence File (or a complete Diligence File) to the Depositor.

“Diligence File” means with respect to each Mortgage Loan, if applicable, generally the following documents in electronic format:

(a)       a copy of each of the following documents:

(i)         (A) for each Mortgage Loan, the Mortgage Note, endorsed on its face or by allonge attached thereto, without recourse, to the order of the Trustee or in blank (or, if the original Mortgage Note has been lost, an affidavit to such effect from the applicable Sponsor or another prior holder, together with a copy of the Mortgage Note), and (B) if such Mortgage Loan is part of a Serviced Loan Combination, the executed promissory note for each related Serviced Companion Loan;

(ii)        the Mortgage, together with any intervening assignments of the Mortgage, in each case (unless the particular item has not been returned from the applicable recording office) with evidence of recording indicated thereon or certified by the applicable recorder’s office (if in the possession of the applicable Mortgage Loan Seller);

(iii)       any related assignment of leases (if such item is a document separate from the Mortgage) and any intervening assignments of such assignment of leases, in each case (unless the particular item has not been returned from the applicable recording office) with evidence of recording indicated thereon or certified by the applicable recorder’s office (if in the possession of the applicable Mortgage Loan Seller);

(iv)      final written modification agreements in those instances in which the terms or provisions of the Mortgage or the Mortgage Note have been modified, in each case (unless the particular item has not been returned from the applicable recording office) with evidence of recording indicated thereon if the instrument being modified is a recordable document;

(v)       the policy or certificate of lender’s title insurance issued in connection with such Mortgage Loan (or the related Serviced Loan Combination, if applicable) or, if such policy has not been issued or located, an irrevocable, binding commitment (which may be a marked version of the policy that has been executed by an authorized representative of the title company or an agreement to provide the same pursuant to binding escrow instructions executed by an authorized representative of the title company) to issue such title insurance policy;

(vi)      the related ground lease, if any, and any ground lessor estoppel;

(vii)      the related loan agreement, if any;

(viii)    the guaranty under such Mortgage Loan (or Serviced Loan Combination, if applicable), if any;

(ix)      the related lockbox agreement or cash management agreement, if any;

(x)        the environmental indemnity from the related borrower, if any;

(xi)      the related escrow agreement and the related security agreement (in each case, if such item is a document separate from the related Mortgage) and, if applicable, any intervening assignments thereof;

(xii)     in the case of a Mortgage Loan that is a part of a Loan Combination, the related Co-Lender Agreement;

(xiii)    any filed copies (bearing evidence of filing) or evidence of filing of any UCC financing statements in favor of the originator of such Mortgage Loan (or the related Serviced Loan Combination, if applicable) or in favor of any assignee prior to the Trustee and UCC-3 assignment financing statements in favor of the Trustee (or, in each case, a copy thereof certified to be the copy of such assignment submitted or to be submitted for filing), if in the possession of the applicable Mortgage Loan Seller;

(xiv)     any mezzanine loan intercreditor agreement;

(xv)     any related environmental insurance policy;

(xvi)    any related letter of credit and any related assignment thereof; and

(xvii)    any related franchise agreement, property management agreement or hotel management agreement and related comfort letters and/or estoppel letters, and any related assignment thereof;

(b)       a copy of any engineering reports or property condition reports;

(c)       other than with respect to a hotel property (except with respect to tenanted commercial space within a hotel property), copies of a rent roll;

(d)       for any office, retail, industrial or warehouse property, a copy of all leases and estoppels and subordination and non-disturbance agreements delivered to the related mortgage loan seller;

(e)       a copy of all legal opinions (excluding attorney-client communications between the related mortgage loan seller, and its counsel that are privileged communications or constitute legal or other due diligence analyses), if any, delivered in connection with the closing of the related Mortgage Loan;

(f)        a copy of all mortgagor’s certificates of hazard insurance and/or hazard insurance policies or other applicable insurance policies (to the extent not previously included as part of this definition), if any, delivered in connection with the closing of the related Mortgage Loan;

(g)       a copy of the appraisal for the related Mortgaged Property or Mortgaged Properties;

(h)       for any Mortgage Loan that the related Mortgaged Property is leased to a single tenant, a copy of the lease;

(i)         a copy of the applicable mortgage loan seller’s asset summary;

(j)         a copy of all surveys for the related Mortgaged Property or Mortgaged Properties;

(k)       a copy of all zoning reports;

(l)         a copy of financial statements of the related mortgagor;

(m)      a copy of operating statements for the related Mortgaged Property or Mortgaged Properties;

(n)       a copy of all UCC searches;

(o)       a copy of all litigation searches;

(p)       a copy of all bankruptcy searches;

(q)       a copy of the origination settlement statement;

(r)        a copy of any insurance summary report;

(s)       a copy of the organizational documents of the related mortgagor and any guarantor;

(t)        a copy of any escrow statements related to the escrow account balances as of the Mortgage Loan origination date, if not included in the origination settlement statement;

(u)       the original or a copy of all related environmental reports that were received by the applicable mortgage loan seller;

(v)       unless already included as part of the environmental reports, a copy of any closure letter (environmental); and

(w)       unless already included as part of the environmental reports, a copy of any environmental remediation agreement for the related Mortgaged Property or Mortgaged Properties,

in each case, to the extent that the related originator received such documents in connection with the origination of such Mortgage Loan. In the event any of the items identified above were not received in connection with the origination of such Mortgage Loan (other than documents that would not be included in connection with the origination of the Mortgage Loan because such document is inapplicable to the origination of the Mortgage Loan of that structure or type, taking into account whether or not such Mortgage Loan has any additional debt), the Diligence File will be required to include a statement to that effect. No information that is proprietary to the related originator or Sponsor or any draft documents, privileged or internal communications, credit underwriting or due diligence analysis will constitute part of the Diligence File. It is generally not required to include any of the same items identified above again if such items have already been included under another clause of the definition of “Diligence File”, and the Diligence File will be required to include a statement to that effect. The related Sponsor may, without any obligation to do so, include such other documents as part of the Diligence File that such

Sponsor believes should be included to enable the Asset Representations Reviewer to perform the Asset Review on a Mortgage Loan; provided that such documents are clearly labeled and identified.

Representations and Warranties

Pursuant to the related Mortgage Loan Purchase Agreement, each Sponsor will make certain representations and warranties with respect to each Mortgage Loan (and in the case of CREFI, The Centre Trust Subordinate Companion Loan, and in the case of GACC, the Woodlands Mall Trust Subordinate Companion Loan) sold by it that we include in the Issuing Entity. Those representations and warranties with respect to the Mortgage Loans (but not the Trust Subordinate Companion Loans) are generally to the effect set forth on Annex E-1A to this prospectus (in the case of each of CREFI and GACC) and Annex E-2A (in the case of JPMCB), subject to the exceptions set forth on Annex E-1B and Annex E-2B, respectively, to this prospectus.

The representations and warranties:

●	do not cover all of the matters that we would review in underwriting a Mortgage Loan;

●	should not be viewed as a substitute for a reunderwriting of the Mortgage Loans; and

●	in some respects represent an allocation of risk rather than a confirmed description of the Mortgage Loans or the Trust Subordinate Companion Loans, although the Sponsors have not made representations and warranties that they know to be untrue, when taking into account the exceptions set forth on Annex E-1B and Annex E-2B, respectively, to this prospectus.

If, as provided in the related Mortgage Loan Purchase Agreement and the Pooling and Servicing Agreement, there exists a breach of any of the above-described representations and warranties made by the applicable Sponsor, and that breach constitutes a Material Breach, then the Issuing Entity will have the rights against the applicable Sponsor, as described under “—Cures, Repurchases and Substitutions” below.

A “Material Breach” is a breach of any of the above-described representations or warranties made by the applicable Sponsor that materially and adversely affects the value of the affected Mortgage Loan or Trust Subordinate Companion Loan, the value of the related Mortgaged Property (or any related REO Property) or the interests of the Trustee or any Certificateholder in the affected Mortgage Loan or Trust Subordinate Companion Loan or the related Mortgaged Property (or any related REO Property) or causes any Mortgage Loan or Trust Subordinate Companion Loan to fail to be a Qualified Mortgage.

Cures, Repurchases and Substitutions

A “Material Defect” means, with respect to any Mortgage Loan or Trust Subordinate Companion Loan, a Material Breach or a Material Document Defect with respect to such Mortgage Loan or Trust Subordinate Companion Loan, as applicable. If a Material Defect exists with respect to any Mortgage Loan or Trust Subordinate Companion Loan, then the applicable Sponsor will be required to remedy that Material Defect, or if such Material Defect cannot be cured within the time periods set forth in the applicable Mortgage Loan Purchase Agreement, then the applicable Sponsor will be required to either:

●	within two years following the Closing Date, solely in the case of an affected Mortgage Loan, substitute a Qualified Substitute Mortgage Loan, and pay any shortfall amount equal to the difference between the Repurchase Price of the Mortgage Loan calculated as of the date of substitution and the scheduled principal balance of the Qualified Substitute Mortgage Loan as of the due date in the month of substitution; or

●	to repurchase the affected Mortgage Loan or Trust Subordinate Companion Loan (or any related REO Property) at a price (the “Repurchase Price”) generally equal to the sum of the following (without duplication)—

(i)	the outstanding principal balance of that Mortgage Loan or Trust Subordinate Companion Loan (or the related REO Mortgage Loan), at the time of purchase, less any Loss of Value Payment available to reduce the outstanding principal balance; plus

(ii)	all accrued and unpaid interest, other than default interest or Excess Interest, due with respect to that Mortgage Loan or Trust Subordinate Companion Loan (or the related REO Mortgage Loan), pursuant to the related Mortgage Loan documents at the related Mortgage Rate through the due date in the Collection Period of purchase; plus

(iii)	all unreimbursed property protection advances relating to that Mortgage Loan or Trust Subordinate Companion Loan (including any property protection advances and accrued interest on those advances that were reimbursed out of general collections on the Mortgage Loans or Trust Subordinate Companion Loan) (or, in the case of an Outside Serviced Mortgage Loan, the pro rata portion of any similar amounts allocable to such Mortgage Loan and payable with respect thereto pursuant to the related Co-Lender Agreement); plus

(iv)	all accrued and unpaid interest accrued on advances made by the Master Servicer, the Special Servicer and/or the Trustee with respect to that Mortgage Loan or Trust Subordinate Companion Loan (or, in the case of an Outside Serviced Mortgage Loan, all such amounts with respect to P&I Advances related to such Outside Serviced Mortgage Loan and, with respect to outstanding Property Advances, the pro rata portion of any similar interest amounts payable with respect thereto pursuant to the related Co-Lender Agreement); plus

(v)	to the extent not otherwise covered by clause (iv) of this bullet, all Special Servicing Fees and other additional expenses of the Issuing Entity outstanding or previously incurred related to that Mortgage Loan or Trust Subordinate Companion Loan; plus

(vi)	to the extent not otherwise covered by clause (v) of this bullet, if such Mortgage Loan or Trust Subordinate Companion Loan is being repurchased or substituted for pursuant to the related Mortgage Loan Purchase Agreement, all expenses incurred or to be incurred by the Master Servicer, the Special Servicer, the Depositor, the Certificate Administrator and the Trustee in respect of the Material Defect giving rise to the repurchase or substitution; provided, however, that such expenses will not include expenses incurred by investors in instituting an Asset Review Vote Election, in taking part in an Asset Review Vote or in exercising rights under the dispute resolution provisions described below under “—Dispute Resolution Provisions”; plus

(vii)	to the extent not otherwise covered by clause (v) of this bullet, any Liquidation Fee if and to the extent payable in connection with the repurchase in accordance with the terms and provisions of the Pooling and Servicing Agreement; plus

(viii)	solely in the case of a Mortgage Loan, any related Asset Representations Reviewer Asset Review Fee to the extent not previously paid by the related Mortgage Loan Seller;

provided, however, that CREFI may not repurchase The Centre Trust Subordinate Companion Loan without repurchasing the related Mortgage Loan (so long as there is a Material Defect with respect to each such loan) and GACC may not repurchase the Woodlands Mall Trust Subordinate Companion Loan without repurchasing the related Mortgage Loan (so long as there is a Material Defect with respect to each such loan).

Notwithstanding the foregoing, in lieu of a Sponsor repurchasing the affected Mortgage Loan or Trust Subordinate Companion Loan, or (if permitted) effecting a substitution or curing a Material Defect, to the extent that the Sponsor and the Enforcing Servicer (in the case of a Mortgage Loan, subject to the consent of the Controlling Class Representative if and for so long as no Control Termination Event has occurred and is continuing and other than with respect to a Mortgage Loan as to which it is a Borrower Party and, in the case a Trust Subordinate Companion Loan, subject to the consent of the applicable Loan-Specific Controlling Class Representative if and for so long as it is the applicable Directing Holder) are able to agree upon a cash payment payable by the Sponsor to the Issuing Entity that would be deemed sufficient to compensate the Issuing Entity for such Material Defect (a “Loss of Value Payment”), the Sponsor may elect, in its sole discretion, to pay such Loss of Value Payment. If the Enforcing Servicer is the Special Servicer, then in connection with the Enforcing Servicer’s reaching an agreement with a Sponsor as to a Loss of Value Payment, the Master Servicer will be required to provide the Enforcing Servicer with the servicing file for such Mortgage Loan or Trust Subordinate Companion Loan and any other information reasonably requested by the Enforcing Servicer as set forth in the Pooling and Servicing Agreement upon the Enforcing Servicer’s request. Upon its making such payment, the Sponsor will be deemed to have cured such Material Defect in all respects. A Loss of Value Payment may not be made with respect to any Material Defect that would cause the applicable Mortgage Loan or Trust Subordinate Companion Loan not to be a Qualified Mortgage.

A “Qualified Substitute Mortgage Loan” is a mortgage loan that must, on the date of substitution: (a) have an outstanding principal balance, after application of all scheduled payments of principal and interest due during or prior to the month of substitution, whether or not received, not in excess of the Stated Principal Balance of the deleted Mortgage Loan as of the due date in the calendar month during which the substitution occurs; (b) have a Mortgage Rate not less than the Mortgage Rate of the deleted Mortgage Loan; (c) have the same due date as and a grace period no longer than that of the deleted Mortgage Loan; (d) accrue interest on the same basis as the deleted Mortgage Loan (for example, on the basis of a 360-day year consisting of twelve 30-day months); (e) have a remaining term to stated maturity not greater than, and not more than two years less than, the remaining term to stated maturity of the deleted Mortgage Loan; (f) have a then-current loan-to-value ratio equal to or less than the lesser of (i) the Cut-off Date LTV Ratio for the deleted Mortgage Loan and (ii) 75%, in each case using a “value” for the Mortgaged Property as determined using an appraisal from an Appraiser in accordance with MAI standards; (g) comply (except in a manner that would not be adverse to the interests of the Certificateholders) as of the date of substitution in all material respects with all of the representations and warranties set forth in the applicable Mortgage Loan Purchase Agreement; (h) have an environmental report that indicates no material adverse environmental conditions with respect to the related Mortgaged Property that will be delivered as a part of the related servicing file; (i) have a then-current debt service coverage ratio at least equal to the greater of (i) the debt service coverage ratio of the deleted Mortgage Loan as of the Closing Date and (ii) 1.25x; (j) constitute a “qualified replacement mortgage” within the meaning of Code Section 860G(a)(4) as evidenced by an opinion of counsel (provided at the applicable Sponsor’s expense); (k) not have a maturity date or an amortization period that extends to a date that is after the date that is five years prior to the Rated Final Distribution Date; (l) have prepayment restrictions comparable to those of the deleted Mortgage Loan; (m) not be substituted for a deleted Mortgage Loan unless the Trustee and the Certificate Administrator have received a prior Rating Agency Confirmation from each Rating Agency (the cost, if any, of obtaining the Rating Agency Confirmation to be paid by the applicable Sponsor); (n) have been approved, so long as a Consultation Termination Event has not occurred and is not continuing, by the Controlling Class Representative; (o) prohibit defeasance within two years of the Closing Date; (p) not be substituted for a deleted Mortgage Loan if it would result in the termination of the REMIC status of any Trust REMIC or the imposition of tax on any Trust REMIC other than a tax on income expressly permitted or contemplated to be imposed by the terms of the Pooling and Servicing Agreement, as determined by an opinion of counsel; (q) have an engineering report with respect to the related Mortgaged Property which will be delivered as a part of the related servicing file; and (r) be current in the payment of all scheduled payments of principal and interest then due. In the event that more than one Mortgage Loan is substituted for a deleted Mortgage Loan or Mortgage Loans, then (x) the amounts described in clause (a) are required to be determined on the basis of aggregate principal balances and (y) each proposed substitute mortgage loan must individually satisfy each of the requirements specified in clauses (b) through (r) of the preceding sentence, except that the rates described in clause (b) above and the remaining term to stated maturity referred to in clause (e) above are required to be determined on a weighted average basis; provided that no individual Mortgage Rate (net of the related Administrative Fee Rate) may be lower than the highest fixed Pass-Through Rate (not subject to a cap equal to, or based on, the WAC Rate) of any Class of Non-Vertically Retained Pooled Principal Balance Certificates having a principal balance then outstanding. When one or more Qualified Substitute Mortgage Loans are substituted for a deleted Mortgage Loan, the applicable Sponsor will be required to certify that the replacement Mortgage Loan(s) meet(s) all of the requirements of the above definition and send the certification to the Certificate Administrator, the Trustee and prior to the occurrence and continuance of a Consultation Termination Event, to the Controlling Class Representative.

The time period within which the applicable Sponsor must complete that remedy, repurchase or substitution will generally be limited to 90 days following the earlier of the applicable Sponsor’s discovery or receipt of notice of, and receipt of a demand to take action with respect to, the related Material Defect, as the case may be (or, in the case of a Material Defect relating to a Mortgage Loan or Trust Subordinate Companion Loan not being a Qualified Mortgage, 90 days from any party discovering such Material Defect). However, if the applicable Sponsor is diligently attempting to correct the problem, then, with limited exception (including if such Material Defect would cause the Mortgage Loan or Trust Subordinate Companion Loan not to be a Qualified Mortgage), it will be entitled to an additional 90 days (or more in the case of a Material Document Defect resulting from the failure of the responsible party to have received the recorded documents) to complete that remedy, repurchase or substitution.

If (x) a Mortgage Loan is to be repurchased or replaced as described above (a “Defective Mortgage Loan”), (y) such Defective Mortgage Loan is part of a Crossed Group and (z) the applicable Document Defect or breach does not constitute a Material Defect as to the other Mortgage Loan(s) that are a part of such Crossed Group (the “Other Crossed Loans”) (without regard to this paragraph), then the applicable Document Defect or breach (as the case may be) will be deemed to constitute a Material Defect as to each such Other Crossed Loan for purposes of the above provisions, and the applicable Sponsor will be obligated to repurchase or replace each such Other Crossed Loan in accordance with the provisions above unless the applicable Sponsor satisfies certain conditions set forth in the related Mortgage Loan Purchase Agreement, including, without limitation, that (i) the applicable Sponsor has delivered an opinion that the repurchase of solely the Defective Mortgage Loan will not cause the Issuing Entity to fail to qualify as one or more REMICs or any portion of the Issuing Entity to fail to qualify as a Grantor Trust, and (ii) if the applicable Sponsor were to repurchase or replace only the Defective Mortgage Loan and not the Other Crossed Loans, (x) the debt service coverage ratio for such Other Crossed Loans (excluding the Defective Mortgage Loan) for the four calendar quarters immediately preceding the repurchase or replacement is not less than the lesser of (1) 0.10x below the debt service coverage ratio for the Crossed Group (including the Defective Mortgage Loan) set forth on Annex A to this prospectus and (2) the debt service coverage ratio for the Crossed Group (including the Defective Mortgage Loan) for the four preceding calendar quarters preceding the repurchase or replacement, (y) the loan-to-value ratio for the Other Crossed Loans (excluding the Defective Mortgage Loan) is not greater than the greatest of (1) the loan-to-value ratio, expressed as a whole number percentage (taken to one decimal place), for the Crossed Group (including the Defective Mortgage Loan) set forth on Annex A to this prospectus plus 10%, (2) the loan-to-value ratio, expressed as a whole number percentage (taken to one decimal place), for the Crossed Group (including the Defective Mortgage Loan) at the time of repurchase or replacement and (3) 75%; and (z) either the exercise of remedies against the primary collateral of any Mortgage Loan in the Crossed Group will not impair the ability to exercise remedies against the primary collateral of the other Mortgage Loan(s) in the Crossed Group or the related Mortgage Loan documents have been modified in a manner that removes any threat of impairment of the ability to exercise remedies against the primary collateral of the other Mortgage Loan(s) in the Crossed Group as a result of the exercise of remedies against the primary collateral of any Mortgage Loan in the Crossed Group. The Enforcing Servicer will be entitled to cause to be delivered, or direct the applicable Sponsor to (in which case the applicable Sponsor is required to) cause to be delivered, to the Enforcing Servicer an appraisal of any or all of the related Mortgaged Properties for purposes of determining whether the condition set forth in clause (y) above has been satisfied, in each case at the expense of the applicable Sponsor if the scope and cost of the appraisal is approved by the applicable Sponsor and, so long as a Consultation Termination Event has not occurred and is not continuing, by the Controlling Class Representative (such approval not to be unreasonably withheld in each case). With respect to any Defective Mortgage Loan that forms a part of a Crossed Group and as to which the conditions described in the first sentence of this paragraph are satisfied, such that the Issuing Entity will continue to hold the Other Crossed Loans, the applicable Sponsor and the Depositor (as predecessor in interest to the Issuing Entity with respect to the subject Crossed Group) have agreed to forbear from enforcing any remedies against the other’s primary collateral but each is permitted to exercise remedies against the primary collateral securing its respective Mortgage Loan(s). If the exercise of remedies by one such party would impair the ability of the other such party to exercise its remedies with respect to the primary collateral securing the Mortgage Loan(s) held by the other such party, then both parties will forbear from exercising such remedies unless and until the related Mortgage Loan documents can be modified to remove the threat of impairment as a result of the exercise of remedies. Any reserve or other cash collateral or letters of credit securing any of the Mortgage Loans that form a Crossed Group will be allocated between such Mortgage Loans in accordance with the related Mortgage Loan documents, or otherwise on a pro rata basis based upon their outstanding principal balances.

If there is a Material Defect with respect to one or more Mortgaged Properties with respect to a Mortgage Loan, the applicable Mortgage Loan Seller will not be obligated to repurchase the Mortgage Loan if (i) the affected Mortgaged Property may be released pursuant to the terms of any partial release provisions in the related Mortgage Loan documents (and such Mortgaged Property is, in fact, released), (ii) the remaining Mortgaged Property(ies) satisfy the requirements, if any, set forth in the Mortgage Loan documents and the applicable Mortgage Loan Seller provides an opinion of counsel to the effect that such release would not (A) cause any Trust REMIC to fail to qualify as a REMIC or (B) result in the imposition of a tax upon any Trust REMIC or the issuing entity and (iii) each applicable Rating Agency has provided a Rating Agency Confirmation.

The cure, repurchase and substitution obligations described above or the election by the applicable Sponsor to pay a Loss of Value Payment will constitute the sole remedy available to the Certificateholders in connection with any Material Defect. None of the Depositor, the underwriters, the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer, any other

Sponsor or any other person will be obligated to repurchase any affected Mortgage Loan or Trust Subordinate Companion Loan or pay any Loss of Value Payment in connection with a Material Defect if the applicable Sponsor, defaults on its obligations with respect thereto. We cannot assure you that the applicable Sponsor will have sufficient assets to repurchase or substitute a Mortgage Loan or Trust Subordinate Companion Loan if required to do so. See “Risk Factors—Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans” and “—Any Loss of Value Payment Made by a Sponsor May Not Be Sufficient to Cover All Losses on a Defective Mortgage Loan”.

Dispute Resolution Provisions

Each Sponsor will be subject to the dispute resolution provisions described under “The Pooling and Servicing Agreement—Dispute Resolution Provisions” to the extent those provisions are triggered with respect to any Mortgage Loan sold to the Depositor by such Sponsor and will be obligated under the related Mortgage Loan Purchase Agreement to comply with all applicable provisions and to take part in any mediation or arbitration proceedings that may result.

Asset Review Obligations

Each Sponsor will be obligated to perform its obligations described under “The Pooling and Servicing Agreement—The Asset Representations Reviewer—Asset Review" relating to any Asset Reviews performed by the Asset Representations Reviewer, and such Sponsor will have the rights described under that heading.

The Pooling and Servicing Agreement

General

The Certificates will be issued pursuant to that certain Pooling and Servicing Agreement, to be dated as of August 1, 2019 (the “Pooling and Servicing Agreement”), by and between the Depositor, the Master Servicer, the Special Servicers, the Operating Advisor, the Certificate Administrator, the Trustee and the Asset Representations Reviewer.

References in this section or in any other section of this prospectus to “Special Servicer” means, with respect to each Serviced Mortgage Loan or Serviced Loan Combination, the applicable Special Servicer that acts as the special servicer for such Serviced Mortgage Loan or Serviced Loan Combination, as applicable (i.e., (i) with respect to all Serviced Mortgage Loans or Serviced Companion Loans other than the Woodlands Mall Mortgage Loan or the Woodlands Mall Loan Combination or The Centre Mortgage Loan or The Centre Loan Combination, Midland Loan Services, a Division of PNC Bank, National Association, (ii) with respect to the Woodlands Mall Mortgage Loan or Woodlands Mall Loan Combination, Pacific Life Insurance Company, a Nebraska corporation, and (iii) with respect to The Centre Mortgage Loan or The Centre Loan Combination, Trimont Real Estate Advisors, LLC, a Georgia limited liability company).

The servicing of the Serviced Mortgage Loans, the Serviced Companion Loans (including, for the avoidance of doubt, the Trust Subordinate Companion Loans) and any related REO Properties will be governed by the Pooling and Servicing Agreement. The following discussion summarizes the material provisions of the Pooling and Servicing Agreement relating to the servicing and administration of the Serviced Mortgage Loans, the Serviced Companion Loans and any related REO Properties. The summaries do not purport to be complete and are subject to the provisions of the Pooling and Servicing Agreement.

In connection with the servicing of the Loan Combinations, the following definitions apply and are, in some cases, further illustrated in the chart below:

●	“Serviced Pari Passu Loan Combination” means a Pari Passu Loan Combination that is serviced under the Pooling and Servicing Agreement.

●	“Serviced AB Loan Combination” means an AB Loan Combination that is serviced under the Pooling and Servicing Agreement.

●	“Serviced Loan Combination” means a Serviced Pari Passu Loan Combination or a Serviced AB Loan Combination, as applicable.

●	“Serviced Pari Passu Companion Loan” means a Pari Passu Companion Loan that is part of a Serviced Pari Passu Loan Combination (and is therefore serviced under the Pooling and Servicing Agreement).

●	“Serviced Subordinate Companion Loan” means a Subordinate Companion Loan that is part of a Serviced AB Loan Combination (and is therefore serviced under the Pooling and Servicing Agreement).

●	“Serviced Companion Loan” means a Serviced Pari Passu Companion Loan or a Serviced Subordinate Companion Loan, as applicable.

●	“Companion Loan Holder” means the holder of a Companion Loan.

●	“Serviced Pari Passu Companion Loan Holder” means the holder of a Serviced Pari Passu Companion Loan.

●	“Serviced Subordinate Companion Loan Holder” means the holder of a Serviced Subordinate Companion Loan.

●	“Serviced Companion Loan Holder” means a Serviced Pari Passu Companion Loan Holder or a Serviced Subordinate Companion Loan Holder, as applicable.

●	“Serviced Mortgage Loans” means all of the Mortgage Loans included in the Issuing Entity (other than any Outside Serviced Mortgage Loan(s)).

●	“Serviced Loans” means all of the Serviced Mortgage Loans, together with any Serviced Companion Loans.

●	“Serviced Outside Controlled Loan Combination” means a Serviced Loan Combination if and for so long as the “controlling note” with respect to such Serviced Loan Combination is not an asset of the Issuing Entity (regardless of whether such note evidences a Pari Passu Companion Loan or a Subordinate Companion Loan). However, a Serviced Outside Controlled Loan Combination may cease to be such if, by virtue of any trigger event contemplated by the related Co-Lender Agreement, the promissory note evidencing the related Split Mortgage Loan becomes the controlling note for such Loan Combination, in which case the discussion in this prospectus regarding “Serviced Outside Controlled Loan Combinations” will thereafter cease to apply to the subject Loan Combination. Until the related Controlling Pari Passu Companion Loan Securitization Date, each Servicing Shift Loan Combination will be a Serviced Outside Controlled Loan Combination. As of the Closing Date, the 2 MacArthur Loan Combination is the only Serviced Outside Controlled Loan Combination.

●	“Serviced Outside Controlled Mortgage Loan” means the Mortgage Loan that is part of a Serviced Outside Controlled Loan Combination. Until the related Controlling Pari Passu Companion Loan Securitization Date, each Servicing Shift Mortgage Loan will be a Serviced Outside Controlled Mortgage Loan.

●	“Serviced Outside Controlled Companion Loan” means a Companion Loan that is part of a Serviced Outside Controlled Loan Combination. Until the related Controlling Pari Passu Companion Loan Securitization Date, each Servicing Shift Companion Loan will be a Serviced Outside Controlled Companion Loan.

●	“Outside Controlling Note Holder” means, with respect to any Loan Combination that is, and only for so long as such Loan Combination is, a Serviced Outside Controlled Loan Combination, the holder of the related Controlling Note (regardless of whether such note evidences a Pari Passu Companion Loan or a Subordinate Companion Loan) or such holder’s designated representative. If a controlling note is included in a securitization trust, the Outside Controlling Note Holder may be a “controlling class representative” (or equivalent party), the majority holder of a particular class, a servicer or another service provider that is designated from time to time under the related servicing agreement (although the right of any such designated party to exercise some or all of such rights may terminate or shift to another designated party upon the occurrence of certain trigger events).

●	“Outside Serviced Companion Loan” means a Companion Loan that is part of an Outside Serviced Loan Combination. For the avoidance of doubt, following the related Controlling Pari Passu Companion Loan Securitization Date, any Servicing Shift Companion Loan will be an Outside Serviced Companion Loan.

●	“Outside Serviced Loan Combination” means a Loan Combination that is being serviced pursuant to the servicing agreement governing the securitization of a related Companion Loan. For the avoidance of doubt, following the related Controlling Pari Passu Companion Loan Securitization Date, any Servicing Shift Loan Combination will be an Outside Serviced Loan Combination.

●	“Outside Serviced Pari Passu Loan Combination” means an Outside Serviced Loan Combination that includes one or more Pari Passu Companion Loans but does not include an Outside Serviced Subordinate Companion Loan. For the avoidance of doubt, following the related Controlling Pari Passu Companion Loan Securitization Date, any Servicing Shift Loan Combination will be an Outside Serviced Pari Passu Loan Combination.

●	“Outside Serviced Pari Passu Companion Loan” means a Pari Passu Companion Loan that is part of an Outside Serviced Pari Passu Loan Combination or an Outside Serviced Pari Passu-AB Loan Combination. For the avoidance of doubt, following the related Controlling Pari Passu Companion Loan Securitization Date, any Servicing Shift Companion Loan that is a Pari Passu Companion Loan will be an Outside Serviced Pari Passu Companion Loan.

●	“Outside Serviced Pari Passu-AB Loan Combination” means an Outside Serviced Loan Combination that includes one or more Pari Passu Companion Loans and one or more Subordinate Companion Loans.

●	“Outside Serviced Subordinate Companion Loan” means a Subordinate Companion Loan that is part of an Outside Serviced Pari Passu-AB Loan Combination. For the avoidance of doubt, following the related Controlling Pari Passu Companion Loan Securitization Date, any Servicing Shift Companion Loan that is a Subordinate Companion Loan and part of a Pari Passu-AB Loan Combination will be an Outside Serviced Subordinate Companion Loan.

●	“Outside Serviced Mortgage Loan” means the Mortgage Loan that is part of an Outside Serviced Loan Combination.

●	“Outside Servicing Agreement” means the servicing agreement pursuant to which an Outside Serviced Loan Combination is being (or expected to be) serviced, which is, with respect to (i) each Servicing Shift Loan Combination, the related Future Outside Servicing Agreement, and (ii) each Outside Serviced Loan Combination (other than a Servicing Shift Loan Combination following the related Controlling Pari Passu Companion Loan Securitization Date), the Outside Servicing Agreement identified under the table titled “Outside Serviced Mortgage Loans Summary” under “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans—General”.

●	“Outside Securitization” means the securitization with respect to an Outside Serviced Companion Loan.

●	“Outside Servicer”, “Outside Special Servicer”, “Outside Trustee”, “Outside Certificate Administrator”, “Outside Custodian”, “Outside Operating Advisor”, “Outside Depositor” and “Outside Controlling Class Representative” mean the master servicer, special servicer, trustee, certificate administrator, custodian, operating advisor, depositor and controlling class representative (or, in each such case, an equivalent party), respectively, under the applicable Outside Servicing Agreement, which (to the extent definitively identified) are set forth under the table titled “Outside Serviced Mortgage Loans Summary” under “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans—General”.

●	“Servicing Shift Companion Loan” means a Companion Loan that is part of a Servicing Shift Loan Combination.

●	“Servicing Shift Loan Combination” means a Loan Combination that is initially being serviced pursuant to the Pooling and Servicing Agreement, however, upon the inclusion of a designated Pari Passu Companion Loan in a future securitization transaction, the servicing of such Loan Combination will shift to the servicing agreement (i.e., the related Future Outside Servicing Agreement) governing that future securitization transaction.

●	“Servicing Shift Mortgage Loan” means the Mortgage Loan that is part of a Servicing Shift Loan Combination.

●	“Future Outside Servicing Agreement” means, with respect to any Servicing Shift Loan Combination, the related servicing agreement entered into in connection with the securitization of the related Controlling Pari Passu Companion Loan.

●	“Controlling Companion Loan” means a Companion Loan that is evidenced by a Controlling Note.

●	“Controlling Pari Passu Companion Loan” means a Pari Passu Companion Loan that is evidenced by a Controlling Note.

●	“Controlling Pari Passu Companion Loan Securitization Date” means, with respect to either (i) a Servicing Shift Loan Combination or (ii) an Outside Serviced Loan Combination as to which servicing will shift from the current Outside Servicing Agreement to a Future Outside Servicing Agreement upon the securitization of the related Controlling Pari Passu Companion Loan, the date on which the related Controlling Pari Passu Companion Loan is included in an Outside Securitization.

See “Description of the Mortgage Pool—General” for the definitions of certain terms applicable to the Loan Combinations and referred to in the immediately preceding bullets.

The chart below identifies, with respect to each Loan Combination, (i) whether such Loan Combination is a Pari Passu Loan Combination, an AB Loan Combination or a Pari Passu-AB Loan Combination, and (ii) whether such Loan Combination is a Serviced Loan Combination, or an Outside Serviced Loan Combination.

Type and Servicing Status of Loan Combinations

Mortgaged Property Name	Mortgage Loan Cut-off Date Balance	Mortgage Loan as Approx. % of Initial Pool Balance	Aggregate Pari Passu Companion Loan Cut-off Date Balance	Aggregate Subordinate Companion Loan Cut-off Date Balance	Loan Combination Cut-off Date Balance	Type of Loan Combination	Servicing Status of Loan Combination
30 Hudson Yards	$93,200,000	7.9%	$1,026,800,000	$310,000,000	$1,430,000,000	Pari Passu-AB	Outside Serviced

Woodlands Mall	$76,200,000	6.4%	$171,400,000	$177,400,000	$425,000,000	Pari Passu-AB	Serviced

The Zappettini Portfolio	$65,000,000	5.5%	$55,000,000	—	$120,000,000	Pari Passu	Serviced

Osborn Triangle	$50,000,000	4.2%	$380,000,000	$145,000,000	$575,000,000	Pari Passu-AB	Outside Serviced

10000 Santa Monica Boulevard	$50,000,000	4.2%	$170,000,000	$130,000,000	$350,000,000	Pari Passu-AB	Outside Serviced

3 Columbus Circle	$50,000,000	4.2%	$440,000,000	$105,000,000	$595,000,000	Pari Passu-AB	Outside Serviced

250 Livingston	$50,000,000	4.2%	$75,000,000	—	$125,000,000	Pari Passu	Outside Serviced

Grand Canal Shoppes	$50,000,000	4.2%	$710,000,000	$215,000,000	$975,000,000	Pari Passu-AB	Outside Serviced

CIRE Equity Retail & Industrial Portfolio	$50,000,000	4.2%	$78,600,000	—	$128,600,000	Pari Passu	Serviced

Waterfront Plaza	$49,822,682	4.2%	$74,734,023	—	$124,556,704	Pari Passu	Outside Serviced

2 MacArthur	$34,000,000	2.9%	—	$20,000,000	$54,000,000	AB	Serviced

The Centre	$30,000,000	2.5%	$30,000,000	$70,000,000	$130,000,000	Pari Passu-AB	Serviced

Vie Portfolio	$28,885,000	2.4%	$46,500,000	—	$73,385,000	Pari Passu	Outside Serviced

ICON Upper East Side Portfolio	$25,000,000	2.1%	$33,500,000	$57,200,000	$115,700,000	Pari Passu-AB	Outside Serviced

SWVP Portfolio	$15,000,000	1.3%	$185,000,000	—	$200,000,000	Pari Passu	Outside Serviced

Greenleaf at Howell	$10,000,000	0.8%	$36,500,000	—	$46,500,000	Pari Passu	Outside Serviced

There are no Servicing Shift Loan Combinations related to this securitization transaction and, therefore, all references in this prospectus to such type(s) of Loan Combination(s) or any related terms should be disregarded.

See “Description of the Mortgage Pool—The Loan Combinations” for further information with respect to each Loan Combination, the related Companion Loans and the identity of the Companion Loan Holders.

Certain Considerations Regarding the Outside Serviced Loan Combinations

Each Outside Serviced Mortgage Loan and Outside Serviced Companion Loan is being or will be serviced and administered in accordance with the related Outside Servicing Agreement and the related Co-Lender Agreement (and all decisions, consents, waivers, approvals and other actions on the part of the holders of such Outside Serviced Mortgage Loan and Outside Serviced Companion Loan(s) will be effected in accordance with the related Outside Servicing Agreement and the related Co-Lender Agreement). Consequently, the servicing provisions set forth in this prospectus and the administration of certain accounts related to the servicing of the Mortgage Loans will generally not be applicable to the Outside Serviced Mortgage Loans, but instead such servicing and administration of each Outside Serviced Mortgage Loan will be governed by the related Outside Servicing Agreement.

The Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator and the Trustee have no obligation or authority to supervise any Outside Servicer, any Outside Special Servicer and/or any Outside Trustee under any Outside Servicing Agreement or to make property protection advances with respect to any Outside Serviced Loan Combination or P&I advances with respect to any Outside Serviced Companion Loans or any Serviced Companion Loan. Any obligations of the Master Servicer and the Special Servicer to provide information or remit collections on an Outside Serviced Mortgage Loan are dependent on their receipt of the same from the applicable party under the related Outside Servicing Agreement. Each Outside Servicing Agreement provides for servicing in a manner acceptable for rated transactions similar in nature to this securitization transaction. For more detailed information, see “Description of the Mortgage Pool—The Loan Combinations” in this prospectus and “—Servicing of the Outside Serviced Mortgage Loans” below.

As used in this prospectus, references to the Mortgage Loans, when discussing servicing activities with respect to the Mortgage Loans, do not include, unless otherwise specifically indicated, the Outside Serviced Mortgage Loans. In certain instances references are made that specifically exclude the Outside Serviced Mortgage Loans from the servicing provisions in this prospectus by indicating actions are taken with respect to the “Serviced Mortgage Loans” or the “Mortgage Loans other than the Outside Serviced Mortgage Loans” or are taken “except with respect to the Outside Serviced Mortgage Loans” or words of similar import. These references and carveouts are intended to highlight particular provisions to draw prospective investors’ attention to the fact that the Master Servicer, Special Servicer, Certificate Administrator or Trustee are not responsible for the particular servicing or administrative activity with respect to the Outside Serviced Mortgage Loans and are not intended to imply that when other servicing actions are described in this prospectus without such specific reference or carveouts, that the Master Servicer, Special Servicer, Certificate Administrator or Trustee are responsible for those duties with respect to the Outside Serviced Mortgage Loans. Servicing of any Outside Serviced Mortgage Loan is handled under the Outside Servicing Agreement. Prospective investors are encouraged to review “Description of the Mortgage Pool—The Loan Combinations” in this prospectus and “—Servicing of the Outside Serviced Mortgage Loans” below for a discussion of certain important servicing terms related to the Outside Serviced Mortgage Loans.

Assignment of the Mortgage Loans

On the Closing Date, the Depositor will sell, transfer or otherwise convey, assign or cause the assignment of the Mortgage Loans and the Trust Subordinate Companion Loans, together with all payments due on or with respect to the Mortgage Loans and the Trust Subordinate Companion Loans, other than principal and interest due on or before the Cut-off Date and principal prepayments received on or before the Cut-off Date, without recourse, to the Trustee for the benefit of the holders of Certificates.

The Certificate Administrator, concurrently with the assignment, will execute and deliver Certificates evidencing the beneficial ownership interests in the Issuing Entity to or at the direction of the Depositor in exchange for the Mortgage Loans. Each Mortgage Loan will be identified in a schedule appearing as an exhibit to the Pooling and Servicing Agreement (the “Mortgage Loan Schedule”). The Mortgage Loan Schedule will include, among other things, as to each Mortgage Loan, information as to its outstanding principal balance as of the close of business on the Cut-off Date, as well as information respecting the interest rate and the maturity date of each Mortgage Loan.

Pursuant to each Mortgage Loan Purchase Agreement, the applicable Sponsor will be required to deliver to the Certificate Administrator, in its capacity as custodian, the Mortgage File for each of the Mortgage Loans. See “The Mortgage Loan Purchase Agreements—Sale of Mortgage Loans; Mortgage File Delivery”.

In addition, pursuant to each Mortgage Loan Purchase Agreement, the related Sponsor will be required to deliver the Diligence Files for each of its Mortgage Loans to the Depositor by uploading such Diligence Files to the designated website, and the Depositor will thereafter deliver such Diligence Files to the Certificate Administrator for posting to the secure data room. The Depositor will have no responsibility for determining whether any Diligence Files delivered to it are complete and will have no liability to the Issuing Entity or the

Certificateholders for the failure of any Sponsor to deliver a Diligence File (or a complete Diligence File) to the Depositor.

Pursuant to the Pooling and Servicing Agreement, the Depositor will assign to the Trustee for the benefit of Certificateholders the representations and warranties made by the Sponsors to the Depositor in the Mortgage Loan Purchase Agreements and any rights and remedies that the Depositor has against the Sponsors under the Mortgage Loan Purchase Agreements with respect to any Material Defect. See “—Repurchase Requests; Enforcement of Mortgage Loan Seller's Obligations Under the Mortgage Loan Purchase Agreement” and “—Dispute Resolution Provisions".

The Certificate Administrator (in its capacity as custodian), or any other custodian appointed under the Pooling and Servicing Agreement, will hold the Mortgage File for each Mortgage Loan and Serviced Loan Combination in trust for the benefit of all Certificateholders and the holders of any related Serviced Companion Loans. Pursuant to the Pooling and Servicing Agreement, the Certificate Administrator, in its capacity as custodian, is obligated to review the Mortgage File for each Mortgage Loan within a specified number of days after the execution and delivery of the Pooling and Servicing Agreement. If the Enforcing Servicer determines that a Material Document Defect exists, the Enforcing Servicer will promptly notify, among others, the Depositor, the applicable Sponsor, the Certificate Administrator, the Trustee and the Master Servicer or the Special Servicer, as applicable. If the applicable Sponsor cannot cure the Material Document Defect within the time period specified in the Pooling and Servicing Agreement, the applicable Sponsor will be obligated either to replace the affected Mortgage Loan with a substitute Mortgage Loan or Mortgage Loans (a Sponsor may not effect a substitution with respect to a Trust Subordinate Companion Loan), or to repurchase the affected Mortgage Loan or Trust Subordinate Companion Loan from the Issuing Entity within the time period specified in the Pooling and Servicing Agreement at the Repurchase Price or at its election, subject to specified conditions, make a Loss of Value Payment with respect to the affected Mortgage Loan or Trust Subordinate Companion Loan. This substitution or repurchase obligation or the making of a Loss of Value Payment will constitute the sole remedy available to the Certificateholders or the Issuing Entity for an uncured Material Defect. See “The Mortgage Loan Purchase Agreements—Cures, Repurchases and Substitutions”.

Servicing of the Mortgage Loans

Each of the Master Servicer and the Special Servicer will be required to service and administer the Serviced Loans (as described below). The Master Servicer and the Special Servicer, as the case may be, will each be required to service and administer the Serviced Loans and each related REO Property for which it is responsible in accordance with the terms of the Pooling and Servicing Agreement and in accordance with the following (the “Servicing Standard”):

●	the higher of the following standards of care:

1.       with the same care, skill, prudence and diligence with which the Master Servicer or the Special Servicer, as the case may be, services and administers comparable mortgage loans with similar borrowers and comparable REO properties for other third-party portfolios, giving due consideration to the customary and usual standards of practice of prudent institutional commercial mortgage lenders servicing their own mortgage loans and REO properties; and

2.       with the same care, skill, prudence and diligence with which the Master Servicer or the Special Servicer, as the case may be, services and administers comparable mortgage loans and REO properties owned by the Master Servicer or the Special Servicer, as the case may be; and

in either case, exercising reasonable business judgment and acting in accordance with applicable law, the terms of the Pooling and Servicing Agreement, the respective Serviced Loans and, if applicable, the related Co-Lender Agreement;

●	with a view to—

1.       the timely recovery of all payments of principal and interest, including balloon payments, under those Serviced Loans; or

2.       in the case of (a) a Specially Serviced Loan or (b) a Mortgage Loan (or Serviced Loan Combination) as to which the related Mortgaged Property is an REO Property, the maximization of recovery on that Mortgage Loan (or Serviced Loan Combination) to the Certificateholders (as if they were one lender) (or, if a Serviced Loan Combination is involved, with a view to the maximization of recovery on such Serviced Loan Combination to the Certificateholders and the related Serviced Companion Loan Holder(s) as if they were one lender (and, with respect to any Serviced AB Loan Combination, taking into account the subordinate nature of the related Subordinate Companion Loan(s))) of principal and interest, including balloon payments, on a present value basis; and

●	without regard to—

1.       any relationship, including as lender on any other debt, that the Master Servicer or the Special Servicer, as the case may be, or any of its affiliates may have with any of the underlying borrowers, or any affiliate of the underlying borrowers, or any other party to the Pooling and Servicing Agreement;

2.       the ownership of any Certificate (or any Companion Loan or other indebtedness secured by the related Mortgaged Property or any security backed by a Companion Loan) by the Master Servicer or the Special Servicer or any affiliate of the Master Servicer or the Special Servicer, as the case may be;

3.       the obligation, if any, of the Master Servicer to make Advances;

4.       the right of the Master Servicer or the Special Servicer, as the case may be, or any of its affiliates to receive compensation or reimbursement of costs under the Pooling and Servicing Agreement generally or with respect to any particular transaction; and

5.       the ownership, servicing or management for others of any mortgage loan or real property not covered by the Pooling and Servicing Agreement by the Master Servicer or the Special Servicer, as the case may be, or any of its affiliates.

The Servicing Standard will apply with respect to the Outside Serviced Mortgage Loans or related REO Property only to the extent that the Master Servicer or the Special Servicer has any express duties or rights to grant consent with respect thereto pursuant to the Pooling and Servicing Agreement.

In general, the Master Servicer will be responsible for the servicing and administration of each Serviced Mortgage Loan (and Serviced Companion Loan)—

●	which is not a Specially Serviced Loan; or

●	that is a Corrected Loan.

A “Specially Serviced Loan” means any Serviced Loan (including a related REO Mortgage Loan or REO Companion Loan) being serviced under the Pooling and Servicing Agreement for which any of the following events (each, a “Servicing Transfer Event”) has occurred as follows:

(a)       the related borrower has failed to make when due any scheduled monthly debt service payment or a balloon payment, which failure continues unremedied (without regard to any grace period):

●	except in the case of a Serviced Loan delinquent in respect of its balloon payment, beyond 60 days after the date that payment was due; or

●	solely in the case of a delinquent balloon payment, (A) 30 days after the date on which that balloon payment was due (except as described in clause B below) or (B) if (i) the related borrower has delivered to the Master Servicer or the Special Servicer (each of whom will be required to promptly deliver a copy to the other and any applicable Directing Holder and Consulting Party), on or before the date on which that balloon payment was due, a refinancing commitment, letter of intent or otherwise binding application or other similar binding document for refinancing from an acceptable lender or signed purchase agreement reasonably acceptable to the Special Servicer, (ii) the borrower continued to make its Monthly Payments on each Due Date, and (iii) no other Servicing Transfer

Event has occurred with respect to the Serviced Loan, then a Servicing Transfer Event will not occur until the earlier of (1) 120 days after the date on which the balloon payment was due and (2) the termination of the refinancing commitment or purchase agreement; or

(b)       there has occurred a default (other than as set forth in clause (a) and other than an Acceptable Insurance Default) that the Master Servicer or the Special Servicer (and, in the case of the Special Servicer, with the consent of any applicable Directing Holder) determines materially impairs the value of the related Mortgaged Property as security for the Serviced Loan or otherwise materially adversely affects the interests of Certificateholders in the Serviced Mortgage Loan (or, in the case of a Serviced Loan Combination, the interests of the Certificateholders and the related Serviced Companion Loan Holder(s) in such Serviced Loan Combination), and continues unremedied for the applicable grace period under the terms of the Serviced Loan (or, if no grace period is specified and the default is capable of being cured, for 60 days); provided, that any default requiring a Property Advance will be deemed to materially and adversely affect the interests of the Certificateholders in the subject Serviced Mortgage Loan (or, in the case of a Serviced Loan Combination, the interests of the Certificateholders and the related Serviced Companion Loan Holder(s) in such Serviced Loan Combination); or

(c)       a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law, or the appointment of a conservator, receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, has been entered into against the related borrower; or

(d)       the related borrower consents to the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings of or relating to such borrower or of or relating to all or substantially all of its property; or

(e)       the related borrower admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations; or

(f)        the Master Servicer or the Special Servicer has received notice of the commencement of foreclosure or similar proceedings with respect to the related Mortgaged Property; or

(g)       the Master Servicer or the Special Servicer (and, in the case of the Special Servicer, with the consent of any applicable Directing Holder) determines that (i) a default (other than an Acceptable Insurance Default) under the Serviced Loan is reasonably foreseeable, (ii) such default would materially impair the value of the corresponding Mortgaged Property as security for the Serviced Loan or otherwise materially adversely affect the interests of Certificateholders in the Serviced Mortgage Loan (or, in the case of a Serviced Loan Combination, the interests of the Certificateholders or the related Serviced Companion Loan Holder(s) in the Serviced Loan Combination), and (iii) the default is likely to continue unremedied for the applicable cure period under the terms of the Serviced Loan or, if no cure period is specified and the default is capable of being cured, for 60 days.

It will be considered an “Acceptable Insurance Default” (and neither the Master Servicer nor the Special Servicer will be required to obtain the below described insurance) if the related Mortgage Loan documents specify that the related borrower must maintain all-risk casualty insurance or other insurance that covers damages or losses arising from acts of terrorism and the Special Servicer has determined, in its reasonable judgment in accordance with the Servicing Standard (and with the consent of the applicable Directing Holder and after non-binding consultation with any applicable Consulting Parties), that (i) this insurance is not available at commercially reasonable rates and the subject hazards are not commonly insured against by prudent owners of similar real properties located in or near the geographic region in which the Mortgaged Property is located (but only by reference to such insurance that has been obtained by such owners at current market rates), or (ii) this insurance is not available at any rate; provided, however, that the applicable Directing Holder will be required to respond to the Special Servicer’s request for such consent (or be deemed to have provided such consent) within the time period described under “—Directing Holder—General”) with respect to Acceptable Insurance Defaults; provided, further, that upon the Special Servicer’s determination, consistent with the Servicing Standard, that exigent circumstances do not allow the Special Servicer to consult with the applicable Consulting Parties, the Special

Servicer will not be required to do so. In making this determination, the Special Servicer, to the extent consistent with the Servicing Standard, is entitled to rely on the opinion of an insurance consultant.

A Serviced Loan will cease to be a Specially Serviced Loan and will become a “Corrected Loan” when:

●	with respect to the circumstances described in clause (a) of the definition of “Specially Serviced Loan”, the related borrower has made three consecutive full and timely scheduled monthly debt service payments under the terms of the Serviced Loan (as such terms may be changed or modified in connection with a bankruptcy or similar proceeding involving the related borrower or by reason of a modification, extension, waiver or amendment granted or agreed to by the Master Servicer or the Special Servicer pursuant to the Pooling and Servicing Agreement);

●	with respect to the circumstances described in clauses (c), (d), (e) and (g) of the definition of “Specially Serviced Loan”, the circumstances cease to exist in the good faith, reasonable judgment of the Special Servicer, but, with respect to any bankruptcy or insolvency proceedings described in clauses (c), (d) and (e), no later than the entry of an order or decree dismissing such proceeding;

●	with respect to the circumstances described in clause (b) of the definition of “Specially Serviced Loan”, the default is cured as determined by the Special Servicer in its reasonable, good faith judgment; and

●	with respect to the circumstances described in clause (f) of the definition of “Specially Serviced Loan”, the proceedings are terminated;

provided that at such time no other circumstance described in clauses (a) through (g) of the definition of “Specially Serviced Loan” exists that would cause the subject Serviced Mortgage Loan or any related Serviced Companion Loan to be characterized as a “Specially Serviced Loan”.

If a Servicing Transfer Event exists with respect to the Mortgage Loan or any Companion Loan in a Serviced Loan Combination, it will be considered to exist for the entire Serviced Loan Combination.

The Special Servicer, on the other hand, will be responsible for the servicing and administration of each Serviced Loan as to which a Servicing Transfer Event has occurred and which has not yet become a Corrected Loan, and for the processing and/or approval of certain matters related to Serviced Loans that are non-Specially Serviced Loans. The Special Servicer may be responsible for conducting or managing certain Mortgage Loan-related litigation (including with respect to non-Specially Serviced Loans) as and to the extent set forth in the Pooling and Servicing Agreement. The Special Servicer will also be responsible for the administration of each REO Property acquired by the Issuing Entity.

Despite the foregoing, the Pooling and Servicing Agreement will require the Master Servicer to continue to collect information and prepare all reports to the Certificate Administrator required to be collected or prepared with respect to any Specially Serviced Loans (based on, among other things, certain information provided by the Special Servicer), receive payments on Specially Serviced Loans, maintain escrows and all reserve accounts on Specially Serviced Loans, maintain insurance with respect to the Mortgaged Properties securing the Specially Serviced Loans and, otherwise, to render other incidental services with respect to any such specially serviced assets. In addition, the Special Servicer will perform limited duties and have certain approval rights regarding servicing actions with respect to Serviced Loans that are not Specially Serviced Loans.

Neither the Master Servicer nor the Special Servicer will have responsibility for the performance by the other of its respective obligations and duties under the Pooling and Servicing Agreement.

The Master Servicer will transfer servicing of a Serviced Loan to the Special Servicer when that Serviced Loan becomes a Specially Serviced Loan. The Special Servicer will return the servicing of that Serviced Loan to the Master Servicer when it becomes a Corrected Loan.

The Special Servicer will be obligated to, among other things, oversee the resolution of Serviced Loans that are Specially Serviced Loans and act as disposition manager of REO Properties (other than any interest in a Mortgaged Property acquired through foreclosure or deed-in-lieu of foreclosure with respect to an Outside

Serviced Loan Combination). Each Outside Servicing Agreement provides or is expected to provide, as applicable, for certain servicing transfer events. Upon the occurrence of a servicing transfer event with respect to an Outside Serviced Loan Combination under the Outside Servicing Agreement, servicing of both the affected Outside Serviced Mortgage Loan and the related Outside Serviced Companion Loan(s) will be transferred to the Outside Special Servicer.

With respect to any Serviced Loan that is not a Specially Serviced Loan, the determination to consent to or approve a request by a borrower with respect to any Special Servicer Decision or Major Decision or making any determination that would constitute a Special Servicer Decision or a Major Decision with respect to any Mortgage Loan will be made by the Special Servicer or (if (i) the Master Servicer and the Special Servicer mutually agree that the Master Servicer will process any such request by a borrower or make any such determination or (ii) in the case of a Special Servicer Decision described in clause (b), clause (c) or sub-clause (i) or (ii) of clause (e) of the definition of “Special Servicer Decision” below) will be made by the Master Servicer subject to the Special Servicer’s consent. The Special Servicer will also be required to obtain the consent of any applicable Directing Holder and will be required to consult with any applicable Consulting Parties in connection with any Major Decisions, to the extent described under “—Directing Holder” and “—Operating Advisor” in this prospectus. For purposes of the foregoing and this prospectus, each of the following with respect to any Mortgage Loan constitutes a “Special Servicer Decision” to the extent it is not a Major Decision):

(a)       approving leases, lease modifications or amendments or any requests for subordination, non-disturbance and attornment agreements or other similar agreements for (i) all ground leases, including any determination whether to cure any borrower defaults relating to any ground lease, and (ii) all other leases in excess of the lesser of (y) 30,000 square feet and (z) 30% of the net rentable square footage at the related Mortgaged Property so long as it is reviewable by the lender under the related Mortgage Loan documents;

(b)       approving any waiver regarding the receipt of financial statements (other than an immaterial timing waiver including late financial statements);

(c)       approving annual budgets for the related Mortgaged Property (to the extent lender approval is required under the related loan documents) that provide for (i) operating expenses equal to more than 110% of the amount that was budgeted therefor in the prior year or (ii) payments to persons or entities known by the Master Servicer to be affiliates of the related borrower (excluding affiliated managers paid at fee rates agreed to at the origination of the related Mortgage Loan or Loan Combination);

(d)       approving rights of way and easements that materially affect the use or value of a Mortgaged Property or the borrower’s ability to make payments with respect to the related Mortgage Loan and approving consent to subordination of the related Mortgage Loan to such rights of way and easements;

(e)       agreeing to any modification, waiver, consent or amendment of the related Mortgage Loan or Loan Combination in connection with a defeasance if such proposed modification, waiver, consent or amendment is with respect to (i) a waiver of a mortgage loan event of default (but excluding non-monetary events of default other than defaults relating to transfers of interest in the borrower or the existing collateral or material modifications of the existing collateral), (ii) a modification of the type of defeasance collateral required under the Mortgage Loan or Loan Combination documents such that defeasance collateral other than direct, non-callable obligations of the United States would be permitted or (iii) a modification that would permit a principal prepayment instead of defeasance if the applicable loan documents do not otherwise permit such principal prepayment;

(f)        in circumstances where no lender discretion is permitted other than confirming that the conditions in the related Mortgage Loan documents have been satisfied (including determining whether any applicable terms or tests are satisfied), approving any request to incur additional debt in accordance with the terms of the Mortgage Loan documents;

(g)       approving any requests for the funding or disbursement of amounts from any escrow accounts, reserve funds or letters of credit held as “performance-based”, “earn-out” or “holdback” escrows or reserves with respect to (i) any Mortgage Loan as to which such escrows or reserves exceeded, as at the time of origination, 10% of the original principal balance of such Mortgage Loan, regardless of whether such funding or disbursements may be characterized as routine and/or customary escrow and reserve fundings or disbursements for which the satisfaction of performance-related criteria is not required pursuant to the terms of the related Mortgage Loan documents, (ii) any Mortgage Loan as to which such escrows or reserves may not be characterized as routine and/or customary escrows, and (iii) any Mortgage Loans specifically identified in the Pooling and Servicing Agreement (for the avoidance of doubt with respect to sub-clauses (i) and (ii) above, any request for the funding or disbursement of ordinary course impounds, repair and replacement reserves, lender approved budget and operating expenses, and tenant improvements pursuant to an approved lease, each in accordance with the Mortgage Loan documents or any other funding or disbursement as mutually agreed upon by the Master Servicer and the Special Servicer, will not constitute a Special Servicer Decision);

(h)       in circumstances where no lender discretion is required other than confirming satisfaction of the applicable terms of the Mortgage Loan documents (including determining whether any applicable terms or tests are satisfied), approving requests for any release of collateral or any acceptance of substitute or additional collateral for a Mortgage Loan; provided that, in any case, Special Servicer Decisions will not include (i) grants of easements or rights of way that do not materially affect the use or value of the Mortgaged Property or the borrower’s ability to make any payments with respect to the Mortgage Loan; or (ii) the release, substitution or addition of collateral securing any Serviced Mortgage Loan or Serviced Loan Combination in connection with a defeasance of such collateral;

(i)         any modification, consent to a modification or waiver of any material term of any intercreditor or similar agreement related to a Serviced Mortgage Loan or Serviced Loan Combination, or any action to enforce rights with respect thereto, except that, if any such modification or amendment would adversely impact the Master Servicer, such modification or amendment will additionally require the consent of the Master Servicer as a condition to its effectiveness;

(j)         any proposed modification or waiver of any material provision in the related Mortgage Loan documents governing the type, nature or amount of insurance coverage required to be obtained and maintained by the related borrower; and

(k)       any approval of any casualty insurance settlements or condemnation settlements, and any determination to apply casualty proceeds or condemnation awards to the reduction of the debt rather than to the restoration of the Mortgaged Property.

With respect to non-Specially Serviced Loans, if the Master Servicer and the Special Servicer mutually agree that the Master Servicer will process any Special Servicer Decision or Major Decision or in the case of a Special Servicer Decision described in clause (b), clause (c) or sub-clause (i) or (ii) of clause (e) of the definition of “Special Servicer Decision” above, the Master Servicer, prior to taking any action with respect to such Special Servicer Decision or Major Decision, will be required, unless otherwise agreed by the Master Servicer and the Special Servicer, to prepare and submit its written analysis and recommendation to the Special Servicer, together with all information reasonably available to the Master Servicer that the Special Servicer may reasonably request in order to withhold or grant its consent.

The Master Servicer and the Special Servicer, as applicable, will be required, no less often than on a monthly basis, to make a knowledgeable servicing officer available via telephone to verbally answer questions from any applicable Directing Holder and Consulting Party (to the extent such Consulting Party has consultation rights as described under “—Directing Holder” or “—Operating Advisor”, as applicable, below) regarding the performance and servicing of the applicable Serviced Mortgage Loans and/or REO Properties for which such Master Servicer or Special Servicer, as applicable, is responsible.

All net present value calculations and determinations made under the Pooling and Servicing Agreement with respect to any Serviced Mortgage Loan or related Mortgaged Property or REO Property (including for purposes of the definition of “Servicing Standard” set forth above) will be made by using a discount rate appropriate for the type of cash flows being discounted; namely (i) for principal and interest payments on the Mortgage Loan or proceeds from the sale of a defaulted Mortgage Loan, the highest of (1) the rate determined by the Master Servicer or the Special Servicer, as applicable, that approximates the market rate that would be obtainable by the borrowers on similar debt of the borrowers as of such date of determination, (2) the Mortgage Rate and (3) the yield on 10-year U.S. treasuries and (ii) for all other cash flows, including property cash flow, the “discount rate” set forth in the most recent appraisal (or updated appraisal).

Subservicing

The Master Servicer may delegate and/or assign some or all of its servicing obligations and duties with respect to some or all of the Serviced Loans to one or more third-party sub-servicers provided that the Master Servicer will remain obligated under the Pooling and Servicing Agreement. Certain servicing and administrative functions may also be provided by one or more primary servicers that previously serviced the Mortgage Loans for the applicable Mortgage Loan Seller. The Master Servicer will be responsible for paying the servicing fees of any sub-servicer or primary servicer retained by it. Notwithstanding any sub-servicing agreement or primary servicing agreement, the Master Servicer will remain primarily liable to the Trustee, the Certificate Administrator, the Certificateholders and any Serviced Companion Loan Holder for the servicing and administering of the Serviced Loans in accordance with the provisions of the Pooling and Servicing Agreement without diminution of such obligation or liability by virtue of such sub-servicing agreement or primary servicing agreement. A sub-servicer may be an affiliate of the Depositor, the Master Servicer or the Special Servicer. The Special Servicer will not be permitted to appoint sub-servicers with respect to any of its servicing obligations and duties.

Each sub-servicing agreement between the Master Servicer and a sub-servicer (a “Sub-Servicing Agreement”) will generally be required to provide that (i) such Sub-Servicing Agreement may be assumed by the Trustee, if the Trustee has assumed the duties of the Master Servicer, or by any successor Master Servicer without cost or obligation to the assuming party or the Issuing Entity, upon the assumption by such party of the obligations of the Master Servicer pursuant to the Pooling and Servicing Agreement and (ii) the sub-servicer will be in default under such Sub-Servicing Agreement and such Sub-Servicing Agreement will be required to be terminated (unless such default is waived by the Depositor) if the sub-servicer fails (A) to deliver by the due date (which may take into account any grace period permitted pursuant to the Pooling and Servicing Agreement) any Exchange Act reporting items required to be delivered to the Master Servicer pursuant to the Pooling and Servicing Agreement or such Sub-Servicing Agreement or to the master servicer under any other pooling and servicing agreement that the Depositor is a party to, or (B) to perform in any material respect any of its covenants or obligations contained in such Sub-Servicing Agreement regarding creating, obtaining or delivering any Exchange Act reporting items required in order for any party to the Pooling and Servicing Agreement to perform its obligations under the Pooling and Servicing Agreement or under the Exchange Act reporting requirements of any other pooling and servicing agreement that the Depositor is a party to. The Master Servicer will be required to monitor the performance of sub-servicers retained by it and will have the right to remove a sub-servicer retained by it in accordance with the terms of the related Sub-Servicing Agreement. However, no sub-servicer will be permitted under any Sub-Servicing Agreement to make material servicing decisions, such as loan modifications or determinations as to the manner or timing of enforcing remedies under the Mortgage Loan documents, without the consent of the Master Servicer.

Advances

The Master Servicer will be obligated (subject to the limitations described below) to advance, on the business day immediately preceding a Distribution Date (the “Master Servicer Remittance Date”), an amount (each such amount, a “P&I Advance”) equal to the total or any portion of the Monthly Payment (exclusive of the related Servicing Fee and, if applicable, any Excess Interest) due or deemed due (without regard to any grace period) on each Mortgage Loan and Trust Subordinate Companion Loan (including the Outside Serviced Mortgage Loans, and notwithstanding that the related Mortgaged Property has become an REO Property) for the Due Date in the related Collection Period, to the extent not received by the Master Servicer as of the close of business on the Determination Date in the same month as (or, in the case of an Outside Serviced Mortgage Loan, as of the close of business on the business day immediately preceding) such Master Servicer Remittance Date. In the event the Monthly Payment has been reduced pursuant to any modification, waiver or amendment of the terms of the Mortgage Loan or Trust Subordinate Companion Loan, whether agreed to by the Special Servicer or resulting from bankruptcy, insolvency or any similar proceeding involving the related borrower, the amount required to be advanced will be so reduced. The Master Servicer will not be required or permitted to make an advance for balloon payments, default interest, Excess Interest, prepayment premiums or yield maintenance charges or delinquent monthly debt service payments on the Companion Loans (other than the Trust Subordinate Companion Loans). The amount required to be advanced by the Master Servicer with respect to any Distribution Date in respect of delinquent payments of interest on any Mortgage Loan or Trust Subordinate Companion Loan as to which an Appraisal Reduction Amount exists will equal the product of (i) the amount otherwise required to be advanced by the Master Servicer with respect to delinquent payments of interest without giving effect to such Appraisal Reduction Amount, and (ii) a fraction, the numerator of which is the Stated Principal Balance of such Mortgage Loan or Trust Subordinate Companion Loan, as applicable, as of the last day of the related Collection

Period, reduced by such Appraisal Reduction Amount, and the denominator of which is the Stated Principal Balance of such Mortgage Loan or Trust Subordinate Companion Loan, as applicable, as of the last day of the related Collection Period. Appraisal Reduction Amounts will not affect advances in respect of delinquent payments of principal.

The Master Servicer will also be obligated (subject to the limitations described below) with respect to each Serviced Loan serviced, and each REO Property administered, under the Pooling and Servicing Agreement, to make cash advances (“Property Advances” and, together with P&I Advances, “Advances”) to pay all customary, reasonable and necessary “out of pocket” costs and expenses (including attorneys’ fees and fees and expenses of real estate brokers) incurred in connection with the servicing and administration of such Serviced Loan if a default is imminent thereunder or a default, delinquency or other unanticipated event has occurred, or in connection with the administration of any such REO Property, including, but not limited to, the cost of the preservation, insurance, restoration, protection and management of a related Mortgaged Property, the cost of delinquent real estate taxes and assessments, ground lease rent payments, condominium assessments, hazard insurance premiums and to cover other similar costs and expenses necessary to preserve the priority of or enforce the related Mortgage or to maintain a related Mortgaged Property, subject to a non-recoverability determination. The Master Servicer has no obligation to make any Property Advances with regard to any Outside Serviced Mortgage Loan. No Property Advances will be made with regard to a Subordinate Companion Loan if the related Mortgage Loan is no longer held by the Issuing Entity.

The Master Servicer will advance the cost of preparation of any environmental assessments required to be obtained in connection with taking title to any REO Property unless the Master Servicer determines, in accordance with the Servicing Standard, that such Advance would be a Nonrecoverable Advance but the cost of any compliance, containment, clean-up or remediation of an REO Property will be an expense of the Issuing Entity and paid from the Collection Account.

The Pooling and Servicing Agreement will obligate the Trustee to make any P&I Advance that the Master Servicer was obligated, but failed, to make unless the Trustee or the Special Servicer determines such P&I Advance would be a Nonrecoverable Advance.

The Special Servicer is required to request the Master Servicer to make Property Advances with respect to a Specially Serviced Loan or REO Property under the Pooling and Servicing Agreement. The Special Servicer must make the request a specified number of days in advance of when the Property Advance is required to be made under the Pooling and Servicing Agreement. The Master Servicer, in turn, must make the requested Property Advance within a specified number of days following the Master Servicer’s receipt of the request unless the Master Servicer determines such Advance would be a Nonrecoverable Advance. The Special Servicer will have no obligation to make any Property Advance, provided that, in an urgent or emergency situation requiring the making of a Property Advance, the Special Servicer may, in its sole discretion, make such Property Advance, and the Master Servicer will be required to reimburse the Special Servicer for such Advance (with interest on that Advance) within a specified number of days as set forth in the Pooling and Servicing Agreement, provided such Advance is not determined by the Master Servicer, in accordance with the Servicing Standard, to be a Nonrecoverable Advance. Once reimbursed, the Master Servicer will be deemed to have made such Property Advance as of the date made by the Special Servicer, and will be entitled to reimbursement with interest on that Advance in accordance with the terms of the Pooling and Servicing Agreement. Any Property Advance made by the Special Servicer, but not reimbursed by the Master Servicer, will be reimbursable out of the Collection Account in the same manner as would be Property Advances made by the Master Servicer.

If the Master Servicer is required under the Pooling and Servicing Agreement to make a Property Advance, but does not do so within 15 days after the Property Advance is required to be made by it, then the Trustee will be required:

●	if a responsible officer of the Trustee has actual knowledge of the failure, to give the Master Servicer notice of its failure; and

●	if the failure continues for three more business days, to make the Property Advance, unless the Trustee determines such Property Advance would be a Nonrecoverable Advance.

The Master Servicer, the Special Servicer and the Trustee, as applicable, will each be entitled to receive interest on Advances at the Prime Rate, compounded annually (the “Advance Rate”), as of each Master Servicer

Remittance Date; provided, however, that with respect to any P&I Advance made prior to the expiration of the related grace period, interest on such P&I Advance will accrue only from and after the expiration of such grace period. If the interest on any Advance is not recovered from Modification Fees on the related Mortgage Loan or Penalty Charges on the related Mortgage Loan or Trust Subordinate Companion Loan, a shortfall will result which will have the same effect as a liquidation loss on a defaulted Mortgage Loan. The “Prime Rate” is the rate on any day set forth as such in The Wall Street Journal, Eastern edition.

The obligation of the Master Servicer or the Trustee, as applicable, to make Advances with respect to any Mortgage Loan or Trust Subordinate Companion Loan pursuant to the Pooling and Servicing Agreement continues, subject to a non-recoverability determination, through the foreclosure of such Mortgage Loan or Trust Subordinate Companion Loan, as applicable, and until the liquidation of such Mortgage Loan or Trust Subordinate Companion Loan, as applicable, or the related Mortgaged Property or Properties. Advances are intended to provide a limited amount of liquidity, not to guarantee or insure against losses.

Each Outside Servicer will (or is expected to) be obligated to make servicing advances with respect to the related Outside Serviced Loan Combination and will (or is expected to) be entitled to reimbursement for such servicing advances with interest at a prime lending rate. In addition, if any such servicing advance is determined to be a nonrecoverable advance under an Outside Servicing Agreement, then the Outside Servicer or the Outside Trustee, as applicable, will (or is expected to) be entitled to reimbursement from general collections on the Mortgage Loans in this securitization transaction for the pro rata portion of such nonrecoverable advances allocable to the related Outside Serviced Mortgage Loan (with interest at a prime lending rate) pursuant to the terms of the related Co-Lender Agreement.

If the Master Servicer or the Special Servicer, in accordance with the Servicing Standard, or the Trustee in its good faith business judgment, as applicable, determines that any Advance (together with accrued interest on the Advance) previously made by it (or, in the case of a determination by the Special Servicer, by the Master Servicer or the Trustee) will not be ultimately recoverable out of related late payments, net insurance proceeds, net condemnation proceeds, net liquidation proceeds or other collections with respect to the Mortgage Loan, Trust Subordinate Companion Loan or REO Property (or, in the case of a Servicing Advance on a Serviced Loan Combination, from such collections with respect to such Serviced Loan Combination and the related REO Property), as the case may be, as to which such Advance was made (any such Advance, a “Nonrecoverable Advance”), then the Master Servicer, the Special Servicer or the Trustee, as applicable, will be entitled to be reimbursed for such Advance, plus interest on the Advance at the Advance Rate, out of amounts payable on or in respect of all of the Mortgage Loans and REO Properties (or, in the case of a P&I Advance on a Trust Subordinate Companion Loan, just on or in respect of the related Mortgage Loan or REO Property) prior to distributions on the Certificates, which will be deemed to have been reimbursed first out of amounts collected or advanced in respect of principal and then out of all other amounts collected on the Mortgage Loans and REO Properties (or, in the case of a P&I Advance on a Trust Subordinate Companion Loan, just the related Mortgage Loan or REO Property) .

In connection with a determination by the Master Servicer, the Special Servicer or the Trustee as to whether an Advance previously made or to be made constitutes or would constitute a Nonrecoverable Advance:

●	neither the Master Servicer nor the Trustee will be required to make any Advance that the Master Servicer, in accordance with the Servicing Standard, or the Trustee in its good faith business judgment, determines will not be ultimately recoverable (including interest accrued on the Advance) by the Master Servicer or the Trustee, as applicable, out of related late payments, net insurance proceeds, net condemnation proceeds, net liquidation proceeds or other collections with respect to the Mortgage Loan, Trust Subordinate Companion Loan, Serviced Loan Combination or REO Property, as the case may be, as to which such Advance was made;

●	the Special Servicer may, at its option, make a determination in accordance with the Servicing Standard that any proposed Advance, if made, would be a Nonrecoverable Advance or that any outstanding Advance is a Nonrecoverable Advance and may deliver to the Master Servicer, the Trustee, any applicable Directing Holder and the Controlling Class Representative if it is an applicable Consulting Party, notice of such determination, which determination will be conclusive and binding on the Master Servicer and the Trustee;

●	although the Special Servicer may determine whether an outstanding Advance is a Nonrecoverable Advance, the Special Servicer will have no right to (i) make an affirmative determination that any Property Advance previously made, to be made (or contemplated to be made) by the Master Servicer or the Trustee is, or would be, recoverable or (ii) reverse any other authorized person’s determination or to prohibit any such other authorized person from making a determination, that an Advance constitutes or would constitute a Nonrecoverable Advance; provided that this sentence will not be construed to limit the Special Servicer’s right to make a determination that an Advance to be made (or contemplated to be made) would be or a previously made Advance is a Nonrecoverable Advance, as described in the preceding bullet;

●	any non-recoverability determination by the Master Servicer or the Special Servicer described in this paragraph with respect to the non-recoverability of Advances will be conclusive and binding on the Master Servicer (in the case of such a determination by the Special Servicer) and the Trustee; and

●	notwithstanding the foregoing, the Trustee may conclusively rely upon any determination by the Master Servicer or the Special Servicer that any Advance would be recoverable (unless a non-recoverability determination has been made by the other servicer in accordance with the preceding bullet which is binding on the Trustee), and the Master Servicer may conclusively rely upon any determination by the Special Servicer that any Advance would be recoverable.

Any such judgment or determination with respect to the recoverability of Advances by any of the Trustee, the Master Servicer or the Special Servicer must be made (i) in the case of the Master Servicer or the Special Servicer, in accordance with the Servicing Standard, or (ii) in the case of the Trustee, in accordance with its good faith business judgment, and in any event will be required to be evidenced by an officer’s certificate delivered to, among others, the other such parties and any applicable Directing Holder, setting forth such judgment or determination of nonrecoverability and the procedures and considerations of the Master Servicer, the Special Servicer or the Trustee, as applicable, forming the basis of such determination. For the avoidance of doubt, any non-recoverability determination with respect to a Trust Subordinate Companion Loan will be made based on the subordinate nature of such Trust Subordinate Companion Loan.

With respect to an Outside Serviced Mortgage Loan and the Master Servicer’s and Trustee’s obligation to make P&I Advances, the Master Servicer and the Trustee may make their own independent determination as to recoverability or nonrecoverability, and the Special Servicer may make its own independent determination as to non-recoverability, notwithstanding any determination of recoverability or nonrecoverability, as the case may be, by the Outside Servicer or Outside Trustee. In addition, an Outside Servicer or Outside Special Servicer, as applicable, will be entitled to seek recovery from the Issuing Entity of the pro rata share of any non-recoverable servicing advance made with respect to such Outside Serviced Loan Combination, with interest at a prime lending rate.

The Master Servicer, the Special Servicer or the Trustee, as applicable, will be entitled to reimbursement for any Advance made by it, including, solely in the case of the Master Servicer or the Trustee, all P&I Advances made with respect to the Outside Serviced Mortgage Loans, equal to the amount of such Advance and interest accrued on the Advance at the Advance Rate (i) from Penalty Charges and Modification Fees on the related Mortgage Loan, Trust Subordinate Companion Loan or Serviced Loan Combination, as applicable by the borrower and any other collections thereon, (ii) from insurance proceeds, condemnation proceeds or Liquidation Proceeds collected on the defaulted Mortgage Loan, Trust Subordinate Companion Loan or Serviced Loan Combination, as applicable, or the related Mortgaged Property or (iii) upon determining in good faith that such Advance with interest is not recoverable from amounts described in clauses (i) and (ii), from any other amounts from time to time on deposit in the Collection Account out of general collections relating to the Mortgage Loans (which excludes the Trust Subordinate Companion Loans) (first from principal collections and then from any other collections); provided that Nonrecoverable Advances that are P&I Advances made in respect of the Trust Subordinate Companion Loans (and any interest due on such Advances) may not be reimbursed directly from general collections on the Mortgage Loans in the Mortgage Pool, but can be reimbursed only from collections relating to the applicable Loan Combination.

Neither the Master Servicer nor the Trustee will be entitled to recover: (1) from any collections on a Trust Subordinate Companion Loan, any Nonrecoverable Advance made, or interest on any Nonrecoverable Advance made, in respect of a Mortgage Loan (other than the Mortgage Loan related to such Trust Subordinate Companion Loan); or (2) any Nonrecoverable Advance that is a P&I Advance made in respect of a Trust

Subordinate Companion Loan or any interest due on such Advance from any collections or amounts allocable to the Mortgage Loans (other than the Mortgage Loan related to such Trust Subordinate Companion Loan). With respect to each Trust Subordinate Companion Loan, the Master Servicer or the Trustee will only be entitled to reimbursement for a P&I Advance from the amounts that would have been allocable to such Trust Subordinate Companion Loan or, if such P&I Advance is a Nonrecoverable Advance, allocable to the related Mortgage Loan and any related Pari Passu Companion Loan.

Notwithstanding anything in this prospectus to the contrary, the Master Servicer may in accordance with the Servicing Standard elect (but is not required) to make a payment (and in the case of a Specially Serviced Loan, at the direction of the Special Servicer will be required to make a payment) from amounts on deposit in the Collection Account that would otherwise be a Property Advance with respect to a Mortgage Loan notwithstanding that the Master Servicer or the Special Servicer has determined that such a Property Advance would, if made, be a Nonrecoverable Advance, if making the payment would (x) prevent (i) the related Mortgaged Property from being uninsured or being sold at a tax sale or (ii) any event that would cause a loss of the priority of the lien of the related Mortgage, or the loss of any security for the related Mortgage Loan, or (y) would remediate any adverse environmental condition or circumstance at any of the Mortgaged Properties, if, in each instance, the Special Servicer or the Master Servicer, as applicable, determines in accordance with the Servicing Standard that making the payment is in the best interest of the Certificateholders (and, with respect to any Serviced Loan Combination, the related Serviced Companion Loan Holder) (as a collective whole as if such Certificateholders and/or the related Serviced Companion Loan Holder constituted a single lender) (and, with respect to a Serviced AB Loan Combination, taking into account the subordinate nature of the related Subordinate Companion Loan(s)).

Notwithstanding the foregoing, if the funds in the Collection Account allocable to principal of the Mortgage Loans and available for distribution on the next Distribution Date are insufficient to fully reimburse the Master Servicer, the Special Servicer or the Trustee, as applicable, for a Nonrecoverable Advance, then such party may elect, on a monthly basis, in its sole discretion, to defer reimbursement of some or all of the portion that exceeds such amount allocable to principal (in which case interest will continue to accrue on the unreimbursed portion of the Advance) for a period not to exceed 12 months in any event; provided that any deferral in excess of six months will be subject to the consent of the applicable Directing Holder; and provided, further, that, if it is a Consulting Party, the Controlling Class Representative must be consulted with. In addition, the Master Servicer, the Special Servicer or the Trustee, as applicable, will be entitled to recover any Advance that is outstanding at the time that a Mortgage Loan or Trust Subordinate Companion Loan is modified but is not repaid in full by the borrower in connection with such modification but becomes an obligation of the borrower to pay such amounts in the future (such Advance, a “Workout-Delayed Reimbursement Amount”) out of principal collections on the Mortgage Loans (or, in the case of a Workout-Delayed Reimbursement Amount in respect of a Trust Subordinate Companion Loan, collections on the related Mortgage Loan) in the Collection Account (net of any amounts used to pay a Nonrecoverable Advance or interest on such Nonrecoverable Advance). The Master Servicer, the Special Servicer or the Trustee will be permitted to recover a Workout-Delayed Reimbursement Amount from general collections on the Mortgage Loans (or, in the case of a Workout-Delayed Reimbursement Amount in respect of a Trust Subordinate Companion Loan, collections on the related Mortgage Loan) in the Collection Account if the Master Servicer, the Special Servicer or the Trustee, as applicable, (a) has determined that such Workout-Delayed Reimbursement Amount would not be recoverable out of collections on the related Mortgage Loan or (b) has determined that such Workout-Delayed Reimbursement Amount would not ultimately be recoverable, along with any other Workout-Delayed Reimbursement Amounts and Nonrecoverable Advances, out of the principal portion of future collections on the Mortgage Loans and the REO Properties.

Neither the Master Servicer nor the Trustee will be entitled to recover: (1) from collections on a Trust Subordinate Companion Loan any Workout-Delayed Reimbursement Amounts in respect of a Mortgage Loan (other than the Mortgage Loan related to such Trust Subordinate Companion Loan); or (2) any Workout-Delayed Reimbursement Amounts in respect of a Trust Subordinate Companion Loan from any collections on or allocable to the Mortgage Loans (other than the Mortgage Loan related to such Trust Subordinate Companion Loan). However, if the Workout-Delayed Reimbursement Amount relates to a Servicing Advance for the Woodlands Mall Loan Combination or The Centre Loan Combination, the Master Servicer will be entitled to recover such Workout-Delayed Reimbursement Amount from general collections on deposit in the Collection Account for the Mortgage Pool and the applicable Trust Subordinate Companion Loan.

Any requirement of the Master Servicer or the Trustee to make an Advance in the Pooling and Servicing Agreement is intended solely to provide liquidity for the benefit of the Certificateholders and not as credit support or otherwise to impose on any such person the risk of loss with respect to one or more Mortgage Loans or Trust Subordinate Companion Loans.

Any election described above by any party to refrain from reimbursing itself for any Nonrecoverable Advance (together with interest for that Nonrecoverable Advance) or portion of any Nonrecoverable Advance with respect to any Distribution Date will not be construed to impose on any party any obligation to make the above described election (or any entitlement in favor of any Certificateholder or any other person to an election) with respect to any subsequent Collection Period or to constitute a waiver or limitation on the right of the person making the election to otherwise be reimbursed for a Nonrecoverable Advance immediately (together with interest on that Nonrecoverable Advance). An election by the Master Servicer, the Special Servicer or the Trustee will not be construed to impose any duty on either of the other parties to make an election (or any entitlement in favor of any Certificateholder or any other person to such an election). The fact that a decision to recover a Nonrecoverable Advance over time, or not to do so, benefits some Classes of Certificateholders to the detriment of other Classes of Certificateholders will not constitute a violation of the Servicing Standard or a breach of the terms of the Pooling and Servicing Agreement by any party, or a violation of any fiduciary duty owed by any party to the Certificateholders. The Master Servicer’s, the Special Servicer’s or the Trustee’s decision to defer reimbursement of such Nonrecoverable Advances as set forth above is an accommodation to the Certificateholders and is not to be construed as an obligation on the part of the Master Servicer, the Special Servicer or the Trustee or a right of the Certificateholders.

Accounts

The Master Servicer will be required to deposit amounts collected in respect of the Mortgage Loans and the Trust Subordinate Companion Loans into a segregated account (the “Collection Account”) established pursuant to the Pooling and Servicing Agreement. The Master Servicer will also be required to establish and maintain a segregated custodial account (the “Loan Combination Custodial Account”) with respect to each Serviced Loan Combination (if any), which may be a sub-account of the Collection Account and deposit amounts collected in respect of such Serviced Loan Combination in the related Loan Combination Custodial Account. The Issuing Entity will only be entitled to amounts on deposit in a Loan Combination Custodial Account to the extent these funds are not otherwise payable to the holder of a related Companion Loan (other than a related Trust Subordinate Companion Loan) or payable or reimbursable to any party to the Pooling and Servicing Agreement. Any amounts in a Loan Combination Custodial Account to which the Issuing Entity is entitled will be transferred on a monthly basis to the Collection Account.

The Certificate Administrator will be required to establish and maintain the following four accounts (collectively, the “Distribution Account”), which may be sub-accounts of a single account: (i) the “Woodlands Mall Trust Subordinate Companion Loan REMIC Distribution Account”, (ii) “The Centre Trust Subordinate Companion Loan REMIC Distribution Account” (which, together with the Woodlands Mall Trust Subordinate Companion Loan REMIC Distribution Account, are each individually, a “Trust Subordinate Companion Loan REMIC Distribution Account” and collectively, the “Trust Subordinate Companion Loan REMIC Distribution Accounts”), (iii) the “Lower-Tier REMIC Distribution Account”, and (iv) the “Upper-Tier REMIC Distribution Account”.

With respect to each Distribution Date, on the related Master Servicer Remittance Date, the Master Servicer will be required to disburse from the Collection Account and remit to the Certificate Administrator for deposit into the Lower-Tier REMIC Distribution Account in respect of the Mortgage Loans (or the applicable Trust Subordinate Companion Loan REMIC Distribution Account in respect of a Trust Subordinate Companion Loan), to the extent on deposit in the Collection Account, the applicable portions of Available Funds for such Distribution Date and the applicable portions of any prepayment premiums or yield maintenance charges collected during the related Collection Period (or, in the case of an Outside Serviced Mortgage Loan, received by the Master Servicer as of the close of business on the business day immediately preceding the applicable Master Servicer Remittance Date and not previously so remitted to the Certificate Administrator). In addition, the Master Servicer will be required to remit to the Certificate Administrator all P&I Advances for deposit into the Lower-Tier REMIC Distribution Account in respect of the Mortgage Loans (or the applicable Trust Subordinate Companion Loan REMIC Distribution Account in respect of a Trust Subordinate Companion Loan) on the related Master Servicer Remittance Date. To the extent the Master Servicer fails to do so, the Trustee will deposit all P&I Advances into the Lower-Tier REMIC Distribution Account in respect of the Mortgage Loans (or the applicable Trust Subordinate Companion Loan REMIC Distribution Account in respect of a Trust Subordinate Companion Loan), as described in this prospectus. On each Distribution Date, the Certificate Administrator will be required to (1) withdraw amounts distributable on such date on the Pooled Regular Certificates and (to the extent that they represent the residual interest in the

Upper-Tier REMIC) on the Class R Certificates from the Lower-Tier REMIC Distribution Account, and deposit such amounts in the Upper-Tier REMIC Distribution Account, and (2) with respect to each Trust Subordinate Companion Loan, withdraw amounts distributable on such date on the related Loan-Specific Certificates and (to the extent that they represent the residual interest in the Upper-Tier REMIC) on the Class R Certificates from the applicable Trust Subordinate Companion Loan REMIC Distribution Account, and deposit such amounts in the Upper-Tier REMIC Distribution Account. See “Description of the Certificates—Distributions”.

The Certificate Administrator will also be required to establish and maintain an account (the “Interest Reserve Account”), which may, together with any other Securitization Account(s), be a sub-account of a single account. On each Master Servicer Remittance Date occurring in January (except during a leap year) or February (commencing in 2020) (unless, in either case, the related Distribution Date is the final Distribution Date), the Master Servicer will be required to remit to the Certificate Administrator for deposit, in respect of each Mortgage Loan and Trust Subordinate Companion Loan that accrues interest on an Actual/360 basis, an amount equal to one day’s interest at the related Net Mortgage Rate on the respective Stated Principal Balance as of the close of business on the Distribution Date in the month preceding the month in which such Master Servicer Remittance Date occurs, to the extent the applicable Monthly Payment or a P&I Advance is made in respect of the Monthly Payment (all amounts so deposited in any consecutive January (if applicable) and February, “Withheld Amounts”). On or prior to the Master Servicer Remittance Date occurring in March (or February, if the final Distribution Date occurs in such month) of each calendar year (commencing in 2020), the Certificate Administrator will be required to withdraw from the Interest Reserve Account the aggregate of all Withheld Amounts on deposit therein, and deposit such amount into the Lower-Tier REMIC Distribution Account in respect of the Mortgage Loans or the applicable Trust Subordinate Companion Loan REMIC Distribution Account in respect of a Trust Subordinate Companion Loan.

If there are any ARD Loans included in the Issuing Entity, the Certificate Administrator will also be required to establish and maintain an account (the “Excess Interest Distribution Account”), which may, together with any other Securitization Account(s), be a sub-account of a single account. The Excess Interest Distribution Account will be an asset of the Grantor Trust. On the Master Servicer Remittance Date immediately preceding the applicable Distribution Date, the Master Servicer is required to remit to the Certificate Administrator for deposit into the Excess Interest Distribution Account an amount equal to any Excess Interest received by the Master Servicer during the applicable one-month collection period. Distributions of Excess Interest on the Class S Certificates and the VRR Interest will be made from the Excess Interest Distribution Account.

The Certificate Administrator will also be required to establish and maintain an account (the “Excess Liquidation Proceeds Reserve Account”), which may, together with any other Securitization Account(s), be a sub-account of a single account. To the extent that any gains are realized on liquidations of defaulted Mortgage Loans and, to the extent allocable to the Issuing Entity, on sales of Mortgaged Properties, such gains will be deposited into the Excess Liquidation Proceeds Reserve Account. In connection with each Distribution Date, the Certificate Administrator will be required to determine if the Non-Vertically Retained Pooled Available Funds for such Distribution Date (determined without regard to the inclusion of any Excess Liquidation Proceeds therein) would be sufficient to pay all interest and principal due and owing to, and to reimburse (with interest thereon) all previously allocated applicable Realized Losses reimbursable to, the holders of the Pooled Regular Certificates (exclusive of the VRR Interest) on such Distribution Date. If the Certificate Administrator determines that such Non-Vertically Retained Pooled Available Funds (as so determined) would not be sufficient to make such payments and reimbursements, then the Certificate Administrator will be required to withdraw from the Excess Liquidation Proceeds Reserve Account and deposit in the Lower-Tier REMIC Distribution Account an amount (to be included in the Aggregate Pooled Available Funds for the related Distribution Date for allocation between the VRR Interest and the other Pooled Regular Certificates) equal to the lesser of (i) all amounts then on deposit in the Excess Liquidation Proceeds Reserve Account and (ii) the sum of (A) the amount of the applicable insufficiency in such Non-Vertically Retained Pooled Available Funds and (B) the Vertical Risk Retention Allocation Percentage of the amount described in the immediately preceding sub-clause (A). In addition, holders of the Class R Certificates will be entitled to distributions of amounts on deposit in the Excess Liquidation Proceeds Reserve Account that exceed amounts reasonably anticipated to be required to offset possible future Realized Losses and other shortfalls in payments on the Pooled Regular Certificates, as determined by the Special Servicer from time to time, or that remain after all distributions with respect to the Pooled Regular Certificates on the final Distribution Date.

Other accounts to be established pursuant to the Pooling and Servicing Agreement are one or more segregated custodial accounts (each, an “REO Account”) for collections from REO Properties and one or more accounts (collectively, the “Loss of Value Reserve Fund”) for the purposes of holding Loss of Value Payments to be applied as described under “—Application of Loss of Value Payments”.

The Collection Account, any Loan Combination Custodial Account, any REO Account, the Loss of Value Reserve Fund, the Distribution Account, the Interest Reserve Account, the Excess Liquidation Proceeds Reserve Account and the Excess Interest Distribution Account will be held in the name of the Certificate Administrator (or the Master Servicer (in the case of the Collection Account and each Loan Combination Custodial Account) or the Special Servicer (in the case of any REO Account and the Loss of Value Reserve Fund)) on behalf of the Trustee for the benefit of the holders of Certificates. Each of the Collection Account, any Loan Combination Custodial Account, any REO Account, the Loss of Value Reserve Fund, the Distribution Account, the Interest Reserve Account, any escrow account, the Excess Liquidation Proceeds Reserve Account and the Excess Interest Distribution Account will be held at a depository institution or trust company meeting the requirements of the Pooling and Servicing Agreement or satisfactory to the Rating Agencies.

Amounts on deposit in the Distribution Account, the Excess Liquidation Proceeds Reserve Account, the Excess Interest Distribution Account and the Interest Reserve Account will remain uninvested, and such accounts will be non-interest bearing.

Amounts on deposit in the Collection Account, any Loan Combination Custodial Account, any REO Account and the Loss of Value Reserve Fund may be invested in certain United States government securities and other high-quality investments meeting the requirements of the Pooling and Servicing Agreement or otherwise satisfactory to the Rating Agencies, and maturing (unless payable on demand) no later than the business day preceding the date on which such funds are required to be withdrawn pursuant to the Pooling and Servicing Agreement. Interest or other income earned on funds in the Collection Account, any Loan Combination Custodial Account and certain other servicing accounts will be paid to the Master Servicer as additional servicing compensation, and interest or other income earned on funds in any REO Account and the Loss of Value Reserve Fund will be payable to the Special Servicer.

If with respect to any Serviced Loan the related loan documents permit the lender to, at its option prior to an event of default under the related Serviced Loan, apply amounts held in any reserve account as a prepayment or hold such amounts in a reserve account, neither the Master Servicer or the Special Servicer, as applicable, may apply such amounts as a prepayment, and will instead continue to hold such amounts in the applicable reserve account. Such amount may be used, if permitted under the Mortgage Loan documents, to defease the loan, or may be used to prepay the Serviced Loan upon a subsequent default.

Withdrawals from the Collection Account

The Master Servicer may make withdrawals from the Collection Account (exclusive of any Loan Combination Custodial Account that may be a subaccount thereof) for the following purposes, to the extent permitted, as well as any other purpose described in this prospectus (the order set forth below not constituting an order of priority for such withdrawals):

(i)	to remit on or before each Master Servicer Remittance Date (A) to the Certificate Administrator for deposit into the Lower-Tier REMIC Distribution Account in respect of the Mortgage Loans (or the applicable Trust Subordinate Companion Loan REMIC Distribution Account in respect of a Trust Subordinate Companion Loan) an amount equal to the sum of (I) the applicable portions of Available Funds for the related Distribution Date (to the extent on deposit in the Collection Account) and (II) the applicable portions of any prepayment premiums or yield maintenance charges collected during the related Collection Period (or, in the case of an Outside Serviced Mortgage Loan, received by the Master Servicer as of the close of business on the business day immediately preceding the applicable Master Servicer Remittance Date and not previously so remitted to the Certificate Administrator), (B) to the Certificate Administrator, as compensation for it and the Trustee, the Trustee/Certificate Administrator Fee for the related Distribution Date, (C) to the Certificate Administrator for deposit into the Excess Liquidation Proceeds Reserve Account an amount equal to the excess Liquidation Proceeds received during the related Collection Period (or, in the case of an Outside Serviced Mortgage Loan, received by the Master Servicer as of the close of business on the business day immediately preceding the applicable Master Servicer Remittance Date and not previously so remitted to the Certificate Administrator), if any,(D) to the Certificate Administrator for deposit into the Excess Interest Distribution Account an amount equal to the Excess Interest received during the related Collection Period, if any, and (E) if such Master Servicer Remittance Date occurs in January (except during a leap year) or February (unless, in either case, the related Distribution Date is the final Distribution Date), to the Certificate Administrator for deposit into the Interest Reserve Account an amount required to be withheld as described above under “—Accounts”;

(ii)	to pay or reimburse the Master Servicer, the Special Servicer and the Trustee, as applicable, pursuant to the terms of the Pooling and Servicing Agreement for Advances made by any of them and interest on Advances (the Master Servicer’s, the Special Servicer’s or the Trustee’s right, as applicable, to reimbursement for items described in this clause (ii) being limited as described above under “—Advances”);

(iii)	to pay on or before each Master Servicer Remittance Date (x) to the Master Servicer as compensation, the aggregate unpaid Servicing Fee earned with respect to the Mortgage Loans through the end of the most recently ended Interest Accrual Period, and (y) to the Special Servicer as compensation, unpaid special servicing compensation earned with respect to the Mortgage Loans and Trust Subordinate Companion Loans through the immediately preceding Determination Date (or, in the case of Special Servicing Fees, accrued with respect to the Mortgage Loans and Trust Subordinate Companion Loans that are Specially Serviced Loans through the end of the most recently ended Interest Accrual Period);

(iv)	to pay to the Operating Advisor the Operating Advisor Consulting Fee (but only to the extent actually received from the related borrower) and the Operating Advisor Fee;

(v)	to pay to the Asset Representations Reviewer the Asset Representations Reviewer Ongoing Fee and any unpaid Asset Representations Reviewer Asset Review Fee (to the extent such fee is to be payable by the Issuing Entity);

(vi)	to pay on or before each Distribution Date to any person with respect to each related Mortgage Loan or Trust Subordinate Companion Loan or REO Property that has previously been purchased or repurchased by such person pursuant to the Pooling and Servicing Agreement, a Mortgage Loan Purchase Agreement, a Co-Lender Agreement (if applicable) or a mezzanine intercreditor agreement, all amounts received on such Mortgage Loan or Trust Subordinate Companion Loan or REO Property during the related Collection Period and subsequent to the date as of which the amount required to effect such purchase or repurchase was determined;

(vii)	to the extent not reimbursed or paid pursuant to any of the above clauses, to reimburse or pay the Master Servicer, the Special Servicer, the Trustee, the Custodian, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer, and/or the Depositor for unpaid compensation (in the case of the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator or the Operating Advisor), unpaid additional expenses of the Issuing Entity and certain other unreimbursed expenses incurred by such person pursuant to and to the extent reimbursable under the Pooling and Servicing Agreement and to satisfy any indemnification obligations of the Issuing Entity under the Pooling and Servicing Agreement;

(viii)	to pay to the Certificate Administrator amounts reasonably determined by the Certificate Administrator to be necessary to pay any applicable federal, state or local taxes imposed on any Trust REMIC;

(ix)	to pay the CREFC® Intellectual Property Royalty License Fee;

(x)	to make such payments and reimbursements out of funds transferred to the Collection Account from the Loss of Value Reserve Fund as described under “—Application of Loss of Value Payments” below;

(xi)	to withdraw any amount deposited into the Collection Account that was not required to be deposited in the Collection Account; and

(xii)	to clear and terminate the Collection Account pursuant to a plan for termination and liquidation of the Issuing Entity.

However, certain of the foregoing withdrawals of items specifically related to a Serviced Loan Combination or related REO Property will first be made out of the related Loan Combination Custodial Account and will be made out of the Collection Account only if and to the extent that amounts in the related Loan Combination Custodial Account are insufficient or, based on the related Co-Lender Agreement, unavailable to make the relevant payment or reimbursement. If the Master Servicer makes any reimbursement or payment out of the Collection Account to cover the related Serviced Companion Loan Holder’s share of any cost, expense, indemnity, Property Advance or interest on such Property Advance, or fee with respect to a Serviced Loan Combination (taking into account the subordinate nature of any related Subordinate Companion Loan(s)), then the Master Servicer (with respect to non-Specially Serviced Loans) and the Special Servicer (with respect to Specially Serviced Loans) must use efforts consistent with the Servicing Standard to collect such amount out of collections on such Serviced Companion Loan or, if and to the extent permitted under the related Co-Lender Agreement, from such Serviced Companion Loan Holder. The Master Servicer will also be entitled to make withdrawals from the Collection Account of amounts necessary for the payments or reimbursements required to be paid to the parties to, and/or the securitization trust created under, any Outside Servicing Agreement pursuant to the related Co-Lender Agreement.

If a P&I Advance is made with respect to any Serviced Mortgage Loan that is part of a Serviced Loan Combination, then that P&I Advance, together with interest on such P&I Advance, may only be reimbursed out of future payments and collections on that Serviced Mortgage Loan, any related Trust Subordinate Companion Loan (in the case of interest on that P&I Advance) or, as and to the extent described under “—Advances” above, on other Mortgage Loans, but not out of payments or other collections on any related Serviced Pari Passu Companion Loan. Likewise, the Trustee/Certificate Administrator Fee, the Operating Advisor Fee and the Asset Representations Reviewer Ongoing Fee that accrue with respect to any Serviced Mortgage Loan that is part of a Serviced Loan Combination and any other amounts payable to the Operating Advisor may only be paid out of payments and other collections on such Serviced Mortgage Loan and/or the Mortgage Pool generally, but not out of payments or other collections on any related Serviced Companion Loan.

Application of Loss of Value Payments

If any Loss of Value Payments are deposited into the Loss of Value Reserve Fund with respect to any Mortgage Loan, any Trust Subordinate Companion Loan or any related REO Property, then upon direction from the Master Servicer (subject to any notice required to be provided by the Special Servicer or the Certificate Administrator under the Pooling and Servicing Agreement), the Special Servicer will be required to transfer such Loss of Value Payments (up to the remaining portion of such Loss of Value Payments) from the Loss of Value Reserve Fund to the Master Servicer for deposit into the Collection Account (or, in the case of clause (v) below, to the applicable Sponsors) for the following purposes:

(i)         to reimburse the Master Servicer, the Special Servicer or the Trustee, in accordance with the terms of the Pooling and Servicing Agreement, for any Nonrecoverable Advance made by such party with respect to such Mortgage Loan or Trust Subordinate Companion Loan, as applicable, or any related REO Property (together with interest on such Advance);

(ii)        (A) to pay, or to reimburse the Issuing Entity for the prior payment of, any expense relating to such Mortgage Loan or Trust Subordinate Companion Loan, as applicable, or any related REO Property that constitutes or, if not paid out of such Loss of Value Payments, would constitute an additional expense of the Issuing Entity, and (B) to pay, in accordance with the terms of the Pooling and Servicing Agreement, any unpaid Liquidation Fee due and owing to the Special Servicer in connection with the receipt of such Loss of Value Payments;

(iii)       to offset any portion of Realized Losses that are attributable to such Mortgage Loan or Trust Subordinate Companion Loan, as applicable, or related REO Property (as calculated without regard to the application of such Loss of Value Payments), incurred with respect to such Mortgage Loan or any related successor REO Mortgage Loan;

(iv)      following the liquidation of such Mortgage Loan or Trust Subordinate Companion Loan, as applicable, or any related REO Property and any related transfers from the Loss of Value Reserve Fund with respect to the items contemplated by the immediately preceding clauses (i) to (iii) above as to such Mortgage Loan or Trust Subordinate Companion Loan, as applicable, to cover the items contemplated by the immediately preceding clauses (i), (ii)(A) and (iii) in respect of the remaining Mortgage Pool; and

(v)       on the final Distribution Date after all distributions have been made as set forth in clauses (i) through (iv) above, to each Sponsor, its pro rata share, based on the amount that it contributed, net of any amount contributed by such Sponsor that was used pursuant to clauses (i) to (iii) above to offset any portion of Realized Losses that are attributable to such Mortgage Loan or Trust Subordinate Companion Loan, as applicable, or any related REO Property for which the contribution was made, additional expenses of the Issuing Entity or any Nonrecoverable Advances incurred with respect to the Mortgage Loan or Trust Subordinate Companion Loan, as applicable, or any related REO Property for which the contribution was made.

Servicing and Other Compensation and Payment of Expenses

Master Servicing Compensation

The servicing fee (the “Servicing Fee”) payable in respect of each related Mortgage Loan and Trust Subordinate Companion Loan (including any Mortgage Loan or Trust Subordinate Companion Loan that is a Specially Serviced Loan and any Outside Serviced Mortgage Loan) or any successor REO Loan will be paid monthly from amounts received on such Mortgage Loan or Trust Subordinate Companion Loan, as applicable. With respect to each such Mortgage Loan and or Trust Subordinate Companion Loan (including each Mortgage Loan and Trust Subordinate Companion Loan that is a Specially Serviced Loan and each Outside Serviced Mortgage Loan) or any successor REO Loan, the Servicing Fee will: (a) accrue on the related Stated Principal Balance at a fixed annual rate (the “Servicing Fee Rate”), which, together with the CREFC® Intellectual Property Royalty License Fee Rate, the Trustee/Certificate Administrator Fee Rate, the Operating Advisor Fee Rate and the Asset Representations Reviewer Ongoing Fee Rate (except with respect to a Trust Subordinate Companion Loan), is equal to the per annum rate set forth on Annex A to this prospectus as the Administrative Fee Rate with respect to such Mortgage Loan or Trust Subordinate Companion Loan, as applicable; (b) be calculated on the same interest accrual basis (e.g., an Actual/360 Basis or a 30/360 Basis) as interest is calculated on the related Mortgage Loan or Trust Subordinate Companion Loan, as applicable; and (c) be prorated for partial periods. The Servicing Fee Rate will be 0.00250% with respect to the Woodlands Mall Trust Subordinate Companion Loan and 0.00250% with respect to The Centre Trust Subordinate Companion Loan. The Servicing Fee is generally payable to the Master Servicer, but includes (i) all amounts required to be paid to any primary servicer or sub-servicer, and (ii) with respect to each Outside Serviced Mortgage Loan, for purposes of presentation in this prospectus, the primary servicing fee required to be paid to the related Outside Servicer, which will accrue at the applicable Outside Servicer Fee Rate (as defined below in the footnotes to the table under the “—Servicing and Other Compensation and Payment of Expenses—Fees and Expenses” heading). A servicing fee will also be payable to the Master Servicer monthly from amounts received in respect of any related Serviced Companion Loan (including any Specially Serviced Loan but excluding the Trust Subordinate Companion Loans, which are discussed above) or any successor REO Companion Loan and will: (a) accrue on the related outstanding principal balance at a fixed annual rate; (b) be calculated on the same basis as interest is calculated on the related Serviced Companion Loan, and (c) be prorated for partial periods.

With respect to any Distribution Date, the Master Servicer will be entitled to retain any Prepayment Interest Excesses received on the Serviced Loans to the extent not needed to make Compensating Interest Payments. In addition to the Servicing Fee, the Master Servicer will be entitled to retain, as additional servicing compensation (a) a specified percentage (which may be either 50% or 100% for Serviced Loans that are not Specially Serviced Loans, and will be 0% for Specially Serviced Loans) of Excess Modification Fees, Excess Penalty Charges, Consent Fees, Ancillary Fees (other than (i) fees for insufficient or returned checks and (ii) beneficiary statement charges) and Assumption Fees with respect to each Serviced Loan, (b) 100% of any assumption application fees with respect to each Serviced Loan that is not a Specially Serviced Loan (if the related assumption was processed by the Master Servicer) and any defeasance fee received in connection with the defeasance of a Serviced Loan (which defeasance fee will not include the Special Servicer’s portion of any Modification Fees in connection with a defeasance to which the Special Servicer is entitled under the Pooling and Servicing Agreement), and (c) 100% of fees for insufficient or returned checks actually received from borrowers relating to the accounts held by the Master Servicer and (d) 100% of beneficiary statement charges actually received from borrowers to the extent the related beneficiary statements were prepared by the Master Servicer. With respect to Excess Penalty Charges, the Master Servicer will be entitled to any collections of Excess Penalty Charges that represent amounts accrued while the related Serviced Loan is a non-Specially Serviced Loan even if collected when the Serviced Loan is a Specially Serviced Loan. The Master Servicer also is authorized but not required to invest or direct the investment of funds held in the Collection Account and any Loan Combination Custodial Account in certain investments permitted under the terms of the Pooling and Servicing Agreement, and the

Master Servicer will be entitled to retain any interest or other income earned on those funds and will bear any losses resulting from the investment of these funds, except as set forth in the Pooling and Servicing Agreement. The Master Servicer also is entitled to retain any interest earned on any servicing escrow account to the extent the interest is not required to be paid to the related borrowers. The Master Servicer will be entitled to charge and retain reasonable review fees in connection with any borrower request with respect to any non-Specially Serviced Loan as to which the borrower request does not relate to a Major Decision or a Special Servicer Decision or in connection with any borrower request that relates to a Major Decision or Special Servicer Decision being processed by the Master Servicer with the mutual agreement of the Special Servicer, to the extent such fees are (i) not inconsistent with the related Mortgage Loan documents, (ii) in accordance with the Servicing Standard and (iii) actually paid by or on behalf of the related borrower. Notwithstanding the foregoing, the Master Servicer’s right to the additional servicing compensation described in this paragraph with respect to a Serviced Companion Loan will be subject to the related Co-Lender Agreement.

Although the Master Servicer is required to service and administer the Serviced Loans in accordance with the Servicing Standard and, accordingly, without regard to its rights to receive compensation under the Pooling and Servicing Agreement, additional servicing compensation in the nature of assumption and modification fees may under certain circumstances provide the Master Servicer with an economic disincentive to comply with this standard.

The Master Servicer will be entitled to designate a portion of the Servicing Fee accrued on the Mortgage Loans and the Trust Subordinate Companion Loans at a specified rate per annum, the right to which portion will be transferable by the Master Servicer to other parties. That specified rate will be subject to reduction at any time following any resignation of the Master Servicer or any termination of the Master Servicer for cause, in each case to the extent reasonably necessary for the Trustee to appoint a successor Master Servicer that satisfies the requirements of the Pooling and Servicing Agreement.

“Consent Fees” means, with respect to any Serviced Loan, any and all fees actually paid by a borrower with respect to any consent or approval required or requested pursuant to the terms of the Mortgage Loan documents that does not involve a modification evidenced by a signed writing, assumption, extension, waiver or amendment of the terms of the loan documents.

“Excess Modification Fees” means, with respect to any Serviced Mortgage Loan (or Serviced Loan Combination, if applicable), the sum of (A) the excess of (i) any and all Modification Fees with respect to a modification, waiver, extension or amendment of any of the terms of a Serviced Mortgage Loan (or Serviced Loan Combination, if applicable), over (ii) all unpaid or unreimbursed Advances and additional expenses of the Issuing Entity (including, without limitation, interest on unreimbursed Advances with respect to such Serviced Mortgage Loan (or Serviced Loan Combination, if applicable), but excluding (1) Special Servicing Fees, Workout Fees and Liquidation Fees and (2) Borrower Delayed Reimbursements) outstanding or previously incurred on behalf of the Issuing Entity with respect to the related Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) and reimbursed from such Modification Fees (which additional expenses will be reimbursed from such Modification Fees), and (B) expenses previously paid or reimbursed from Modification Fees as described in the preceding clause (A), which expenses have been recovered from the related borrower as Penalty Charges, specific reimbursements or otherwise. All Excess Modification Fees earned by the Special Servicer will be required to offset any future Workout Fees or Liquidation Fees payable with respect to the related Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) or REO Property; provided, that if the Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) ceases being a Corrected Loan, and is subject to a subsequent modification, any Excess Modification Fees earned by the Special Servicer prior to such Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) ceasing to be a Corrected Loan will no longer be offset against future Liquidation Fees and Workout Fees unless such Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) ceased to be a Corrected Loan within 18 months of it becoming a modified Mortgage Loan (or a modified Loan Combination, if applicable). In such case, the Special Servicer will be entitled to a Liquidation Fee or Workout Fee (to the extent not previously offset) with respect to the new modification, waiver, extension or amendment or future liquidation of the Specially Serviced Loan or related REO Property (including in connection with a repurchase, sale, refinance, discounted or final payoff or other liquidation); provided that any Excess Modification Fees earned and paid to the Special Servicer in connection with such subsequent modification, waiver, extension or amendment will be applied to offset such Liquidation Fee or Workout Fee to the extent described above. Within any prior 12-month period, all Excess Modification Fees earned by the Master Servicer or the Special Servicer (after taking into account any offset described above applied during such 12-month period) with respect to any Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) will be subject to a cap equal to the greater of (i) 1% of the outstanding principal balance of such Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) after giving effect to such transaction and (ii) $25,000.

“Borrower Delayed Reimbursements” means any unpaid or unreimbursed additional expenses (including, without limitation, Advances and interest on Advances) that the related borrower is required pursuant to a written modification agreement to pay in the future to the Issuing Entity in its capacity as owner of the related Mortgage Loan.

“Modification Fees” means, with respect to any Serviced Loan, any and all fees collected from the related borrower with respect to a modification, extension, waiver or amendment that modifies, extends, amends or waives any term of the Mortgage Loan documents (as evidenced by a signed writing) agreed to by the Master Servicer or the Special Servicer (other than all Assumption Fees, assumption application fees, Consent Fees and defeasance fees).

“Penalty Charges” means, with respect to any Serviced Loan (or successor REO Mortgage Loan or successor REO Companion Loan), any amounts actually collected thereon from the borrower that represent default charges, penalty charges, late fees and default interest (in the case of any Split Mortgage Loan or Serviced Companion Loan, to the extent allocable thereto pursuant to the related Co-Lender Agreement, and, in the case of a Serviced Companion Loan, to the extent not payable to the Serviced Companion Loan Holder, and, in the case of an Outside Serviced Mortgage Loan, any such amounts remitted by the Outside Servicer to the Master Servicer).

“Ancillary Fees” means, with respect to any Serviced Loan, any and all demand fees, beneficiary statement charges, fees for insufficient or returned checks and other usual and customary charges and fees (other than Modification Fees, Consent Fees, Penalty Charges, defeasance fees, Assumption Fees and assumption application fees) actually received from the borrower.

“Excess Penalty Charges” means, with respect to any Serviced Loan and any Collection Period, the sum of (A) the excess of (i) any and all Penalty Charges collected in respect of such Serviced Loan during such Collection Period, over (ii) all unpaid or unreimbursed Advances and additional expenses of the Issuing Entity (including without limitation Advances and interest on Advances to the extent not otherwise paid or reimbursed by the borrower, but excluding Special Servicing Fees, Workout Fees and Liquidation Fees) outstanding or previously incurred on behalf of the Issuing Entity (and, if applicable, the related Serviced Companion Loan Holder) with respect to such Serviced Loan and reimbursed from such Penalty Charges (which Advances and additional expenses will be reimbursed from such Penalty Charges) and (B) Advances and  expenses previously paid or reimbursed from Penalty Charges as described in the immediately preceding clause (A), which Advances and expenses have been recovered from the related borrower or otherwise.

“Assumption Fees” means, with respect to any Serviced Loan, any and all assumption fees with respect to a transfer of a related Mortgaged Property or interests in a related borrower (excluding assumption application fees).

An Outside Servicer will be entitled to receive servicing compensation with respect to the related Outside Serviced Loan Combination pursuant to the terms of the Outside Servicing Agreement, which servicing compensation will be similar, but not necessarily identical, to that payable to the Master Servicer with respect to a Serviced Loan Combination under the Pooling and Servicing Agreement (except that the applicable primary servicing fee rate under the related Outside Servicing Agreement will be as indicated above under this “—Servicing and Other Compensation and Payment of Expenses—Master Servicing Compensation” heading, and below in the footnotes to the table under the “—Servicing and Other Compensation and Payment of Expenses—Fees and Expenses” heading, and in each case such applicable primary servicing fee rate is included in the related Servicing Fee Rate presented in this prospectus).

Special Servicing Compensation

The principal compensation to be paid to the Special Servicer in respect of its special servicing activities will be the Special Servicing Fee, the Workout Fee and the Liquidation Fee.

The “Special Servicing Fee” will accrue with respect to each Specially Serviced Loan and REO Property serviced and administered under the Pooling and Servicing Agreement at the applicable Special Servicing Fee Rate calculated on the basis of the Stated Principal Balance of the related Specially Serviced Loan on the same interest accrual basis (e.g., an Actual/360 Basis or a 30/360 Basis) as interest is calculated on the related Specially Serviced Loan and will be prorated for partial periods, and will be payable monthly: (i) in the case of a Serviced Loan Combination, from collections on such Serviced Loan Combination; and (ii) in the case of a Mortgage Loan (including a Mortgage Loan that is part of a Serviced Loan Combination, if the fee remains unpaid as described in the immediately preceding clause (i)), from general collections on all the Mortgage Loans and any REO Properties.

“Special Servicing Fee Rate” means (a) 0.25% per annum or (b) if such rate in clause (a) would result in a Special Servicing Fee with respect to a Specially Serviced Loan (or related Serviced Loan Combination, if applicable) or REO Property serviced and administered under the Pooling and Servicing Agreement, that would be less than $3,500 in any given month, then the Special Servicing Fee Rate for such month for such Specially Serviced Loan or REO Property will be such higher per annum rate as would result in a Special Servicing Fee equal to $3,500 for such month with respect to such Specially Serviced Loan (or the related Serviced Loan Combination, if applicable) or REO Property.

The “Workout Fee” will generally be payable with respect to each Corrected Loan serviced and administered under the Pooling and Servicing Agreement, and will be calculated by application of the applicable Workout Fee Rate to each collection of interest (excluding default interest and Excess Interest) and principal received on that Corrected Loan, for so long as it remains a Corrected Loan; provided that no Workout Fee will be payable by the Issuing Entity with respect to any such Corrected Loan if and to the extent that the Corrected Loan became a Specially Serviced Loan under clause (g) of the definition of “Specially Serviced Loan” (and no other clause of that definition) and no event of default actually occurs, unless the Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) is modified by the Special Servicer in accordance with the terms of the Pooling and Servicing Agreement; provided, further, that if a Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) becomes a Specially Serviced Loan under the Pooling and Servicing Agreement only because of an event described in the second bullet of clause (a) of the definition of “Specially Serviced Loan” as a result of a payment default at maturity and the related collection of interest and principal is received within 90 days following the related maturity date in connection with the full and final payoff or refinancing of the related Serviced Mortgage Loan (or Serviced Loan Combination, if applicable), the Special Servicer will not be entitled to collect a Workout Fee, but may collect and retain appropriate fees from the related borrower in connection with such workout. The Workout Fee with respect to any Specially Serviced Loan that becomes a Corrected Loan under the Pooling and Servicing Agreement will be reduced by any Excess Modification Fees paid by or on behalf of the related borrower with respect to such Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) as described in the definition of Excess Modification Fees, but only to the extent those fees have not previously been deducted from a Workout Fee or Liquidation Fee.

The Workout Fee with respect to any Corrected Loan serviced and administered under the Pooling and Servicing Agreement, will cease to be payable if the Corrected Loan again becomes a Specially Serviced Loan but will become payable again if and when the Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) again becomes a Corrected Loan.

The “Workout Fee Rate” under the Pooling and Servicing Agreement will be a rate equal to the lesser of (a) 1.0% and (b) such lower rate as would result in a workout fee of $1,000,000 when applied to each expected payment of principal and interest (other than default interest and Excess Interest) on the subject Serviced Mortgage Loan (or related Serviced Loan Combination, if applicable) from the date such Mortgage Loan (or related Serviced Loan Combination, if applicable) becomes a Corrected Loan, through and including the then-related maturity date; provided that, if the rate in clause (a) above would result in a Workout Fee that would be less than $25,000 when applied to each expected payment of principal and interest (other than default interest and Excess Interest) on the subject Serviced Mortgage Loan (or related Serviced Loan Combination, if applicable) from the date such Serviced Mortgage Loan (or related Serviced Loan Combination, if applicable) becomes a Corrected Loan through and including the then-related maturity date, then the Workout Fee Rate will be a rate equal to such higher rate as would result in a Workout Fee equal to $25,000 when applied to each expected payment of principal and interest (other than default interest and Excess Interest) on such Serviced Mortgage Loan (or related Serviced Loan Combination, if applicable) from the date such Serviced Mortgage Loan (or related Serviced Loan Combination, if applicable) becomes a Corrected Loan through and including the then-related maturity date.

If the Special Servicer resigns or is terminated other than for cause, it will receive any Workout Fees payable on the Serviced Mortgage Loans (or Serviced Loan Combinations, if applicable) that were Corrected Loans at the time of the resignation or termination or for which the resigning or terminated Special Servicer had cured the event of default through a modification, restructuring or workout negotiated by the Special Servicer and evidenced by a signed writing, but which had not as of the time the Special Servicer resigned or was terminated become a Corrected Loan solely because the borrower had not had sufficient time to make three consecutive full and timely Monthly Payments and which subsequently becomes a Corrected Loan as a result of the borrower making such three consecutive timely Monthly Payments, but such fee will cease to be payable in each case if the Corrected Loan again becomes a Specially Serviced Loan. The successor Special Servicer will not be entitled to any portion of those Workout Fees.

A “Liquidation Fee” will be payable: (i) with respect to each Specially Serviced Loan serviced and administered under the Pooling and Servicing Agreement, as to which the Special Servicer obtains a full or discounted payoff (or unscheduled partial payment to the extent such prepayment is required by the Special Servicer as a condition to a workout) from the related borrower, (ii) except as otherwise described below, with respect to any Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) repurchased or substituted for, or with respect to which a Loss of Value Payment is made, by a Sponsor, and (iii) with respect to any Specially Serviced Loan or any REO Property serviced and administered under the Pooling and Servicing Agreement, as to which the Special Servicer receives any Liquidation Proceeds, insurance proceeds or condemnation proceeds. The Liquidation Fee for each such Serviced Mortgage Loan, Specially Serviced Loan or REO Property serviced and administered under the Pooling and Servicing Agreement, will be payable from, and will be calculated by application of the Liquidation Fee Rate, to the related payment or proceeds; provided, that the Liquidation Fee with respect to any such Specially Serviced Loan or REO Property will be reduced by the amount of any Excess Modification Fees paid by or on behalf of the related borrower with respect to the Specially Serviced Loan or REO Property as described in the definition of “Excess Modification Fees” but only to the extent those fees have not previously been deducted from a Workout Fee or Liquidation Fee; provided, further, that if a Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) becomes a Specially Serviced Loan under the Pooling and Servicing Agreement only because of an event described in the second bullet of clause (a) of the definition of “Specially Serviced Loan” as a result of a payment default at maturity and the related proceeds or payment are received within 90 days following the related default in connection with the full and final payoff or refinancing of the related Serviced Mortgage Loan or Serviced Loan Combination, if applicable, the Special Servicer will not be entitled to collect a Liquidation Fee, but may collect and retain appropriate fees from the related borrower in connection with such liquidation; provided, however, that, except as contemplated by each of the immediately preceding provisos and the second following paragraph, with respect to any Serviced Mortgage Loan (or related Serviced Loan Combination, if applicable), no Liquidation Fee will be less than $25,000. Notwithstanding the foregoing, in the event a party to the Pooling and Servicing Agreement is required to enforce the obligations of a Mortgage Loan Seller under its related Mortgage Loan Purchase Agreement with respect to an Outside Serviced Mortgage Loan, such party may be entitled to receive a liquidation fee (similar to the Liquidation Fee) in the amount and under the circumstances set forth in the Pooling and Servicing Agreement.

The “Liquidation Fee Rate” under the Pooling and Servicing Agreement will be a rate equal to the lesser of (a) 1.0% or (b) with respect to any Serviced Mortgage Loan (or related Serviced Loan Combination, if applicable) such lesser rate as would result in a Liquidation Fee of $1,000,000.

Notwithstanding anything to the contrary described above, no Liquidation Fee will be payable based upon, or out of, Liquidation Proceeds received in connection with: (i) the repurchase of, or substitution for, or payment of any Loss of Value Payment with respect to, any Mortgage Loan or Trust Subordinate Companion Loan by the applicable Sponsor for a Material Defect within 120 days of the discovery or receipt of notice by the Sponsor of the Material Defect that gave rise to the particular repurchase or substitution obligation or the payment of the particular Loss of Value Payment, (ii) the purchase of any Specially Serviced Loan or REO Property by a mezzanine loan holder, if any (based on a purchase option set forth under the related intercreditor agreement), or the holder of a Subordinate Companion Loan, if any (based on a purchase option set forth under the related Co-Lender Agreement), in each case within 90 days of the date that the first purchase option related to the subject Servicing Transfer Event first becomes exercisable; or (iii) the purchase or other acquisition of all of the Mortgage Loans, the Trust Subordinate Companion Loans and REO Properties (or the Issuing Entity’s interest therein) in connection with an optional termination of the Issuing Entity (or of a Trust Subordinate Companion Loan in connection with the optional termination of the related Trust Subordination Companion Loan REMIC). The Special Servicer may not receive a Workout Fee and a Liquidation Fee with respect to the same proceeds collected on a Mortgage Loan or a Trust Subordinate Companion Loan.

“Liquidation Proceeds” means the amount (other than insurance proceeds and condemnation proceeds) received in connection with (i) a liquidation of a Mortgage Loan, Serviced Companion Loan, Mortgaged Property, REO Property or interest in a Mortgage Loan, Serviced Companion Loan, Mortgaged Property or REO Property or (ii) the transfer of any Loss of Value Payments from the Loss of Value Reserve Fund to the Collection Account in accordance with the Pooling and Servicing Agreement (provided that for the purpose of determining the amount of the Liquidation Fee (if any) payable to the Special Servicer in connection with such Loss of Value Payment, the full amount of such Loss of Value Payment will be deemed to constitute “Liquidation Proceeds” from which the Liquidation Fee (if any) is payable as of such time such Loss of Value Payment is made by the applicable Sponsor).

“Defaulted Mortgage Loan” means a Serviced Loan (i) that is delinquent at least 60 days in respect of its Monthly Payments or delinquent in respect of its balloon payment, if any, in either case such delinquency to be determined without giving effect to any grace period permitted by the related Mortgage or Mortgage Note and without regard to any acceleration of payments under the related Mortgage and Mortgage Note or (ii) as to which the Master Servicer or the Special Servicer has, by written notice to the related borrower, accelerated the maturity of the indebtedness evidenced by the related Mortgage Note.

The Special Servicer will also be entitled to retain, as additional servicing compensation: (a) a specified percentage (which may be either 0% or 50% for Serviced Loans that are not Specially Serviced Loans, and will be 100% for Specially Serviced Loans) of Excess Modification Fees, Excess Penalty Charges, Consent Fees, Ancillary Fees (other than (i) fees for insufficient or returned checks and (ii) beneficiary statement charges) and Assumption Fees with respect to each Serviced Loan; (b) 100% of any assumption application fees with respect to (i) Specially Serviced Loans and (ii) Serviced Loans that are not Specially Serviced Loans (if the related assumption was processed by the Special Servicer); (c) any interest or other income earned on deposits in the REO Accounts and the reserve account established to hold any Loss of Value Payments that may be made by a Sponsor in connection with a Material Defect, (d) 100% of fees for insufficient or returned checks actually received from borrowers relating to the accounts held by the Special Servicer and (e) 100% of beneficiary statement charges actually received from borrowers to the extent the related beneficiary statements were prepared by the Special Servicer. With respect to Excess Penalty Charges, the Special Servicer will be entitled to any collections of Excess Penalty Charges that represent amounts accrued while the subject Serviced Loan is a Specially Serviced Loan even if collected when the Serviced Loan is not a Specially Serviced Loan. The Special Servicer will be entitled to charge and retain reasonable review fees in connection with any borrower request with respect to a Specially Serviced Loan or any non-Specially Serviced Loan that is being processed by the Special Servicer, to the extent such fees are (i) not inconsistent with the related Mortgage Loan documents, (ii) in accordance with the Servicing Standard and (iii) actually paid by or on behalf of the related borrower. Notwithstanding the foregoing, the Special Servicer’s right to the additional servicing compensation described in this paragraph with respect to a Serviced Companion Loan will be subject to the related Co-Lender Agreement.

Although the Special Servicer is required to service and administer the Serviced Loans in accordance with the Servicing Standard and, accordingly, without regard to its rights to receive compensation under the Pooling and Servicing Agreement, additional servicing compensation in the nature of assumption and modification fees may under certain circumstances provide the Special Servicer with an economic disincentive to comply with this standard.

With respect to each Collection Period, the Special Servicer will be required to deliver or cause to be delivered to the Master Servicer within two business days following the related Determination Date, and the Master Servicer will deliver, to the extent it has received such information, to the Certificate Administrator, without charge and within one business day prior to the related Distribution Date, a report that discloses and contains an itemized listing of any Disclosable Special Servicer Fees received by the Special Servicer or any of its affiliates during the related Collection Period; provided, that no such report will be due in any month during which no Disclosable Special Servicer Fees were received.

The Special Servicer and its affiliates will be prohibited from receiving or retaining any compensation or any other remuneration (including, without limitation, in the form of commissions, brokerage fees or rebates) from any person or entity (including, without limitation, the Issuing Entity, any borrower, any property manager, any guarantor or indemnitor in respect of a Serviced Mortgage Loan or Serviced Companion Loan and any purchaser of any Serviced Mortgage Loan, Serviced Companion Loan or REO Property) in connection with the disposition, workout or foreclosure of any Serviced Loan, the management or disposition of any REO Property, or the performance of any other special servicing duties under the Pooling and Servicing Agreement, other than as expressly provided for in the Pooling and Servicing Agreement; provided, that such prohibition will not apply to the Permitted Special Servicer/Affiliate Fees or the fees received by any person acting as an Outside Servicer or an Outside Special Servicer as expressly provided for under the Outside Servicing Agreement, or as master servicer or special servicer as expressly provided for under the pooling and servicing agreement governing the securitization of a Serviced Companion Loan. For the avoidance of doubt, the foregoing is not intended to act as a prohibition on the right of any entity acting in the capacities of both Master Servicer and Special Servicer from receiving or retaining any fees, compensation or other remuneration it is entitled to in its capacity as Master Servicer pursuant to the Pooling and Servicing Agreement.

“Disclosable Special Servicer Fees” means, with respect to any Serviced Loan or REO Property, any compensation and other remuneration (including, without limitation, in the form of commissions, brokerage fees and rebates received or retained by the Special Servicer or any of its affiliates that is paid by any person or entity (including, without limitation, the Issuing Entity, any borrower, any property manager, any guarantor or indemnitor in respect of a Serviced Loan and any purchaser of any Serviced Loan or REO Property (or interest in an REO Property related to any Serviced Loan Combinations, if applicable)) in connection with the disposition, workout or foreclosure of any Serviced Loan, the management or disposition of any REO Property, and the performance by the Special Servicer or any such affiliate of any other special servicing duties under the Pooling and Servicing Agreement, other than (1) any special servicing compensation which is payable to the Special Servicer under the Pooling and Servicing Agreement and that is set forth in a report that is part of the CREFC® Investor Reporting Package, and (2) any Permitted Special Servicer/Affiliate Fees. For the avoidance of doubt, any compensation or other remuneration that an entity acting in the capacities of both the Master Servicer and Special Servicer is entitled to in its capacity as Master Servicer pursuant to the Pooling and Servicing Agreement will not constitute Disclosable Special Servicer Fees.

“Permitted Special Servicer/Affiliate Fees” means any commercially reasonable treasury management fees, banking fees, title insurance and/or other insurance commissions and fees, title agency fees and appraisal review fees received or retained by the Special Servicer or any of its affiliates in connection with any services performed by such party with respect to any Serviced Loan or REO Property, in each case, in accordance with the Pooling and Servicing Agreement.

An Outside Special Servicer will be entitled to receive special servicing compensation with respect to the related Outside Serviced Loan Combination pursuant to the terms of the Outside Servicing Agreement, which special servicing compensation will be similar, but not necessarily identical, to that payable to the Special Servicer with respect to a Serviced Loan Combination under the Pooling and Servicing Agreement.

Trustee / Certificate Administrator Compensation

Pursuant to the Pooling and Servicing Agreement, the Trustee and Certificate Administrator will be entitled to receive a monthly fee (the “Trustee/Certificate Administrator Fee”). The Trustee/Certificate Administrator Fee will be payable monthly from amounts received or advanced in respect of the Mortgage Loans (or, if accrued in respect of a Trust Subordinate Companion Loan, from amounts received in respect of such Trust Subordinate Companion Loan) and, as to each Mortgage Loan and Trust Subordinate Companion Loan, will accrue at 0.00580% per annum (the “Trustee/Certificate Administrator Fee Rate”). The Trustee/Certificate Administrator Fee will be paid monthly to the Certificate Administrator and the Certificate Administrator will pay the Trustee its portion of the Trustee/Certificate Administrator Fee in accordance with the Pooling and Servicing Agreement. The Trustee/Certificate Administrator Fee will accrue on the Stated Principal Balance of each Mortgage Loan and Trust Subordinate Companion Loan and will be calculated on the same interest accrual basis (e.g., an Actual/360 Basis or a 30/360 Basis) as the related Mortgage Loan or Trust Subordinate Companion Loan and prorated for any partial periods.

Operating Advisor Compensation

An operating advisor fee (the “Operating Advisor Fee”) will be payable to the Operating Advisor monthly from amounts received or advanced in respect of the Mortgage Loans (or, if accrued in respect of a Trust Subordinate Companion Loan, from amounts received in respect of such Trust Subordinate Companion Loan) and will accrue at the applicable Operating Advisor Fee Rate with respect to each Mortgage Loan and each Trust Subordinate Companion Loan on the Stated Principal Balance of the related Mortgage Loan or Trust Subordinate Companion Loan and will be calculated on the same interest accrual basis as the related Mortgage Loan or Trust Subordinate Companion Loan and prorated for any partial periods.

The “Operating Advisor Fee Rate” will be a rate equal to: (a) with respect to each Mortgage Loan, 0.00095% per annum; (b) with respect to the Woodlands Mall Trust Subordinate Companion Loan, 0.00095% per annum; and (c) with respect to The Centre Trust Subordinate Companion Loan, 0.00095% per annum.

An Operating Advisor Consulting Fee will be payable to the Operating Advisor with respect to each Major Decision on which the Operating Advisor has consultation rights. The “Operating Advisor Consulting Fee” will be a fee for each such Major Decision equal to $10,000 or such lesser amount as the related borrower pays with respect to any Serviced Mortgage Loan (or Serviced Loan Combination, if applicable); provided that the Operating Advisor may in its sole discretion reduce the Operating Advisor Consulting Fee with respect to any Major Decision. Each of the Operating Advisor Fee and the Operating Advisor Consulting Fee will be payable from funds on deposit in the Collection Account out of amounts otherwise available to make distributions on the Certificates as described in “—Withdrawals from the Collection Account” above, but with respect to the Operating Advisor Consulting Fee only to the extent that such fee is actually received from the related borrower. If the Operating Advisor has consultation rights with respect to a Major Decision, the Pooling and Servicing Agreement will require the Master Servicer or the Special Servicer, as applicable, to use commercially reasonable efforts consistent with the Servicing Standard to collect the applicable Operating Advisor Consulting Fee from the related borrower in connection with such Major Decision, but only to the extent not prohibited by the related Mortgage Loan documents. The Master Servicer or the Special Servicer, as applicable, will each be permitted to waive or reduce the amount of any such Operating Advisor Consulting Fee payable by the related borrower if it determines that such full or partial waiver is in accordance with the Servicing Standard but may in no event take any enforcement action with respect to the collection of such Operating Advisor Consulting Fee other than requests for collection; provided that the Master Servicer or the Special Servicer, as applicable, will be required to consult with the Operating Advisor on a non-binding basis prior to any such waiver or reduction.

The Operating Advisor Fee will be payable from funds on deposit in the Collection Account out of amounts otherwise available to make distributions on the Certificates as described in “—Withdrawals from the Collection Account” above.

CREFC® Intellectual Property Royalty License Fee

The CREFC® Intellectual Property Royalty License Fee will be paid to CREFC® on a monthly basis. The “CREFC® Intellectual Property Royalty License Fee” with respect to each Mortgage Loan and Trust Subordinate Companion Loan (including any REO Mortgage Loan and including any REO Companion Loan related to a Trust Subordinate Companion Loan, but excluding any REO Companion Loan related to any other Serviced Companion Loan) and for any Distribution Date is the amount accrued during the related Interest Accrual Period at the CREFC® Intellectual Property Royalty License Fee Rate on the Stated Principal Balance of such Mortgage Loan or Trust Subordinate Companion Loan as of the close of business on the Distribution Date in such Interest Accrual Period; provided, that such amounts will be computed for the same period and on the same interest accrual basis (e.g., an Actual/360 Basis or 30/360 Basis) respecting which any related interest payment due or deemed due on the related Mortgage Loan is computed and will be prorated for partial periods. The CREFC® Intellectual Property Royalty License Fee is a fee payable to CREFC® for a license to use the CREFC® Investor Reporting Package in connection with the servicing and administration, including delivery of periodic reports to the Certificateholders, of the Issuing Entity pursuant to the Pooling and Servicing Agreement. No CREFC® Intellectual Property Royalty License Fee will be paid on any Companion Loan.

“CREFC® Intellectual Property Royalty License Fee Rate” with respect to each Mortgage Loan and Trust Subordinate Companion Loan is a rate equal to 0.00050% per annum.

The “Administrative Fee Rate”, with respect to any Mortgage Loan or Trust Subordinate Companion Loan, is the per annum rate set forth on Annex A (or, in the case of a Trust Subordinate Companion Loan, in a footnote to Annex A) to this prospectus as the “Administrative Fee Rate”, which is equal to the sum of the Servicing Fee Rate, the CREFC® Intellectual Property Royalty License Fee Rate, the Trustee/Certificate Administrator Fee Rate, the Operating Advisor Fee Rate and (except in the case of the Trust Subordinate Companion Loans) the Asset Representations Reviewer Ongoing Fee Rate

Asset Representations Reviewer Compensation

The Asset Representations Reviewer will be paid a fee of $5,000 (the “Asset Representations Reviewer Upfront Fee”) on the Closing Date to be paid by the Sponsors. The Asset Representations Reviewer will also be paid an ongoing fee (the “Asset Representations Reviewer Ongoing Fee”), which will be payable monthly from amounts received in respect of each Mortgage Loan (including any Outside Serviced Mortgage Loan), and for any Distribution Date will be equal to the amount accrued during the related Interest Accrual Period at 0.00026% per annum (the “Asset Representations Reviewer Ongoing Fee Rate”) on the Stated Principal Balance of such Mortgage Loan as of the close of business on the Distribution Date in such Interest Accrual Period and will be calculated on the same interest accrual basis (e.g., an Actual/360 Basis or 30/360 Basis) as such Mortgage Loan and prorated for any partial periods.

In connection with each Asset Review with respect to each Delinquent Loan, the Asset Representations Reviewer will be entitled to a fee (the “Asset Representations Reviewer Asset Review Fee”) that is equal to: (i) $15,000 plus $1,000 per additional Mortgaged Property with respect to a Delinquent Loan with a Cut-off Date Balance less than $20,000,000, (ii) $20,000 plus $1,000 per additional Mortgaged Property with respect to a Delinquent Loan with a Cut-off Date Balance equal to or greater than $20,000,000 but less than $40,000,000 or (iii) $25,000 plus $1,000 per additional Mortgaged Property with respect to a Delinquent Loan with a Cut-off Date Balance equal to or greater than $40,000,000.

If paid by the Issuing Entity as described below, the Asset Representations Reviewer Asset Review Fee will be payable from funds on deposit in the Collection Account out of amounts otherwise available to make distributions on the Certificates as described in “—Withdrawals from the Collection Account” above. The Asset Representations Reviewer Asset Review Fee with respect to each Delinquent Loan will be required to be paid by the related Mortgage Loan Seller; provided, however, that if (i) the related Mortgage Loan Seller is insolvent or (ii) at any time after the outstanding Certificate Balances of the Control Eligible Certificates have been reduced to zero as a result of the allocation of Realized Losses to such Certificates, the related Mortgage Loan Seller fails to pay such amount within 90 days following receipt of the Asset Representations Reviewer’s invoice, then such fee will be paid by the Issuing Entity following delivery by the Asset Representations Reviewer of evidence reasonably satisfactory to the Special Servicer of such insolvency or failure to pay such amount; provided, further, that notwithstanding any payment of such fee by the Issuing Entity to the Asset Representations Reviewer, such fee will remain an obligation of the related Mortgage Loan Seller, and the Special Servicer will be required to determine whether to, pursue (and, if it so determines to do so, to pursue) remedies against such Mortgage Loan Seller or its insolvency estate to recover any such amounts to the extent paid by the Issuing Entity. The Asset Representations Reviewer Asset Review Fee with respect to a Delinquent Loan is required to be included in the Repurchase Price for any Mortgage Loan that was the subject of a completed Asset Review and that is repurchased by the related Mortgage Loan Seller, and such portion of the Repurchase Price received will be used to reimburse the Issuing Entity for any such fees paid to the Asset Representations Reviewer pursuant to the terms of the Pooling and Servicing Agreement.

Fees and Expenses

The amounts available for distribution on the Certificates on any Distribution Date will generally be net of the following amounts:

Type/Recipient	Amount(1)	Frequency	Source of Funds
Servicing Fee(2) and Sub-Servicing Fee / Master Servicer / Outside Servicer	with respect to each Mortgage Loan (including an REO Mortgage Loan and including an Outside Serviced Mortgage Loan), will accrue on the related Stated Principal Balance at a rate (which rate includes any sub-servicing fee rate and the primary servicing fee rate payable to the Outside Servicer with respect to an Outside Serviced Mortgage Loan), which together with the CREFC® Intellectual Property Royalty License Fee Rate, the Trustee/Certificate Administrator Fee Rate, the Asset Representations Reviewer Ongoing Fee Rate and the Operating Advisor Fee Rate, is equal to the per annum rate set forth on Annex A to this prospectus as the Administrative Fee Rate with respect to such Mortgage Loan (calculated on the same basis as interest is calculated on the related Mortgage Loan and prorated for partial periods)	monthly	interest collections
Additional Servicing Compensation(3) / Master Servicer	– a specified percentage (which may be either 50% or 100% for Serviced Mortgage Loans that are not Specially Serviced Loans, and will be 0% for Specially Serviced Loans) of Excess Modification Fees, Excess Penalty Charges, Consent Fees, review fees, Ancillary Fees (other than (i) fees for insufficient or returned checks and (ii) beneficiary statement charges) and Assumption Fees with respect to the Serviced Mortgage Loans(3)	from time to time	the related fee/ investment income
	– 100% of assumption application fees on the Serviced Mortgage Loans that are not Specially Serviced Loans (if the related assumption was processed by the Master Servicer) and any defeasance fee actually paid by a borrower in connection with the defeasance of a Serviced Mortgage Loan	from time to time
	– 100% of fees for insufficient or returned checks actually received from borrowers relating to the accounts held by the Master Servicer	from time to time
	– 100% of beneficiary statement charges actually received from borrowers to the extent the related beneficiary statements were prepared by the Master Servicer	from time to time
	– all investment income earned on amounts on deposit in the collection account, loan combination custodial account(s) and certain reserve accounts	monthly
Special Servicing Fee(4) / Special Servicer	with respect to any Serviced Mortgage Loan that is a Specially Serviced Loan or REO Mortgage Loan, will accrue on the related Stated Principal Balance at a rate equal to 0.25% per annum (or, if 0.25% per annum would result in a Special Servicing Fee with respect to such Specially Serviced Loan (or related Serviced Loan Combination, if applicable) that would be less than $3,500 in any given month, then at such higher per annum rate as would result in a Special Servicing Fee equal to $3,500 for such month with respect to such Mortgage Loan (or related Serviced Loan Combination, if applicable)) (calculated on the related Stated Principal Balance and same basis as interest is calculated on the related Mortgage Loan and prorated for partial periods)	monthly	general collections on the Mortgage Pool

Type/Recipient	Amount(1)	Frequency	Source of Funds
Workout Fee(4) / Special Servicer	with some limited exceptions, an amount equal to the Workout Fee Rate applied to each payment or other collection of principal and interest (excluding default interest and Excess Interest) on any Serviced Mortgage Loan that became a Corrected Loan under the Pooling and Servicing Agreement, which Workout Fee Rate will equal the lesser of (a) 1.0% and (b) such lower rate as would result in a Workout Fee of $1,000,000, when applied to each expected payment of principal and interest (excluding default interest and Excess Interest) with respect to the subject Serviced Mortgage Loan (or related Serviced Loan Combination, if applicable) from the date such Mortgage Loan becomes a Corrected Loan, through and including the then-related maturity date; provided that, if the rate in clause (a) above would result in a Workout Fee that would be less than $25,000 when applied to each expected payment of principal and interest (excluding default interest and Excess Interest) on any Serviced Mortgage Loan (or related Serviced Loan Combination, if applicable) from the date such Mortgage Loan becomes a Corrected Loan through and including the then-related maturity date, then the Workout Fee Rate will be a rate equal to such higher rate as would result in a Workout Fee equal to $25,000 when applied to each expected payment of principal and interest (excluding default interest and Excess Interest) on such Mortgage Loan (or related Serviced Loan Combination, if applicable) from the date such Mortgage Loan becomes a Corrected Loan through and including the then-related maturity date); and provided, further, that no Workout Fee will be payable to the Special Servicer under the Pooling and Servicing Agreement with respect to any Outside Serviced Mortgage Loan.	monthly	the related collections of principal and interest
Liquidation Fee(4) / Special Servicer	with some limited exceptions, an amount generally equal to 1.0% of each recovery by the Special Servicer of Liquidation Proceeds, insurance proceeds, condemnation proceeds and/or other payments, with respect to each Serviced Mortgage Loan repurchased or substituted by a Sponsor, each Specially Serviced Loan and each REO Property; provided, however, that, the Liquidation Fee payable under the Pooling and Servicing Agreement with respect to any such Mortgage Loan (or related Serviced Loan Combination, if applicable) will generally not be more than $1,000,000 or, with limited exception, less than $25,000; and provided, further, that no Liquidation Fee will be payable to the Special Servicer under the Pooling and Servicing Agreement with respect to any Outside Serviced Mortgage Loan.	upon receipt of such proceeds and payments	the related Liquidation Proceeds, insurance proceeds, condemnation proceeds and borrower payments
Additional Special Servicing Compensation(3) / Special Servicer	– a specified percentage (which may be either 0% or 50% for Serviced Mortgage Loans that are not Specially Serviced Loans, and will be 100% for Specially Serviced Loans) of Excess Modification Fees, Excess Penalty Charges, Consent Fees, review fees, Ancillary Fees (other than (i) fees for insufficient or returned checks and (ii) beneficiary statement charges) and Assumption Fees with respect to the Serviced Mortgage Loans(3)	from time to time	the related fee/ investment income
	– 100% of assumption application fees on (i) Specially Serviced Loans and (ii) Serviced Mortgage Loans that are not Specially Serviced Loans (if the related assumption was processed by the Special Servicer)	from time to time

Type/Recipient	Amount(1)	Frequency	Source of Funds
	– 100% of fees for insufficient or returned checks actually received from borrowers relating to the accounts held by the Special Servicer	from time to time
	– 100% of beneficiary statement charges actually received from borrowers to the extent the related beneficiary statements were prepared by the Special Servicer	from time to time
	– all investment income received on funds in any REO account	from time to time
Trustee/Certificate Administrator Fee / Trustee/Certificate Administrator(5)	with respect to each Mortgage Loan (including an REO Mortgage Loan), will accrue at a per annum rate equal to .00580% on the Stated Principal Balance of the related Mortgage Loan (calculated on the same basis as interest is calculated on the related Mortgage Loan and prorated for partial periods)	monthly	general collections on the Mortgage Pool
Operating Advisor Fee / Operating Advisor(5)	with respect to each Mortgage Loan (including an REO Mortgage Loan), will accrue at a per annum rate equal to 0.00095% on the Stated Principal Balance of the related Mortgage Loan (calculated on the same basis as interest is calculated on the related Mortgage Loan and prorated for any partial periods)	monthly	general collections on the Mortgage Pool
Operating Advisor Consulting Fee / Operating Advisor	a fee in connection with each Major Decision for which the Operating Advisor has consulting rights equal to $10,000 or such lesser amount as the related borrower pays with respect to any Serviced Mortgage Loan (or related Serviced Loan Combination, if applicable)	from time to time	to the extent paid by the related borrower with respect to any Major Decision for which the Operating Advisor has consultation rights during any period
Asset Representations Reviewer Ongoing Fee / Asset Representations Reviewer	with respect to each Mortgage Loan (including an REO Mortgage Loan), will accrue at a per annum rate equal to 0.00026% on the Stated Principal Balance of the related Mortgage Loan (calculated on the same basis as interest is calculated on the related Mortgage Loan and prorated for any partial periods)	monthly	general collections on the Mortgage Pool
Asset Representations Reviewer Upfront Fee / Asset Representations Reviewer	a fee of $5,000	at closing	payable by the Mortgage Loan Sellers

Type/Recipient	Amount(1)	Frequency	Source of Funds
Asset Representations Reviewer Asset Review Fee/Asset Representations Reviewer	With respect to each Delinquent Loan: (i) $15,000 plus $1,000 per additional Mortgaged Property with respect to a Delinquent Loan with a Cut-off Date Balance less than $20,000,000, (ii) $20,000 plus $1,000 per additional Mortgaged Property with respect to a Delinquent Loan with a Cut-off Date Balance equal to or greater than $20,000,000 but less than $40,000,000 or (iii) $25,000 plus $1,000 per additional Mortgaged Property with respect to a Delinquent Loan with a Cut-off Date Balance equal to or greater than $40,000,000	in connection with each Asset Review with respect to a Delinquent Loan.	payable by the related Mortgage Loan Seller; provided, however, that if (i) the related Mortgage Loan Seller is insolvent or (ii) at any time after the outstanding Certificate Balances of the Control Eligible Certificates have been reduced to zero as a result of the allocation of Realized Losses to such Certificates, the related Mortgage Loan Seller fails to pay such amount within the specified period, such fee will be paid by the Issuing Entity out of general collections
Property Advances(6) / Master Servicer, Special Servicer and Trustee	to the extent of funds available, the amount of any Property Advances	from time to time	collections on the related Mortgage Loan (or any related Loan Combination, if applicable), or if not recoverable or in the case of Workout-Delayed Reimbursement Amounts, from general collections on the Mortgage Pool
Interest on Property Advances(6) / Master Servicer, Special Servicer and Trustee	at Prime Rate	when advance is reimbursed	first from Penalty Charges and Modification Fees collected on the related Mortgage Loan (or any related Loan Combination, if applicable), then from general collections on the Mortgage Pool
P&I Advances / Master Servicer and Trustee(7)	to the extent of funds available, the amount of any P&I Advances	from time to time	collections on the related Mortgage Loan, or if not recoverable or in the case of Workout-Delayed Reimbursement Amounts, from general collections on the Mortgage Pool, subject to certain limitations

Type/Recipient	Amount(1)	Frequency	Source of Funds
Interest on P&I Advances / Master Servicer and Trustee(7)	at Prime Rate	when advance is reimbursed	first from Penalty Charges and Modification Fees collected on the related Mortgage Loan (or, in the case of a Mortgage Loan that is part of a Serviced Loan Combination, collections on any related Subordinate Companion Loan), then from general collections on the Mortgage Pool
Indemnification Expenses(6)(8) / Depositor, Certificate Administrator, paying agent, custodian, certificate registrar, Trustee, Operating Advisor, Asset Representations Reviewer, Master Servicer and Special Servicer	amounts and expenses for which the Depositor, the Certificate Administrator, the paying agent, the custodian, the certificate registrar, the Trustee, the Operating Advisor, the Asset Representations Reviewer, the Master Servicer (for itself or on behalf of certain indemnified sub-servicers) and the Special Servicer are entitled to indemnification.	from time to time	general collections on the Mortgage Pool

(1)	The above chart generally does not include amounts payable to the Master Servicer, the Special Servicer, any Outside Servicer, or any Outside Special Servicer with respect to the Companion Loans (including the Trust Subordinate Companion Loans). In general, such parties would be entitled to fees on a Serviced Companion Loan similar to those payable to such parties on a Serviced Mortgage Loan. Withdrawals permitted to be made above from general collections on deposit in the Collection Account will generally not be permitted to be made from collections on a Trust Subordinate Companion Loan if the expense relates specifically to a Mortgage Loan other than the Mortgage Loan that is part of the same Serviced Loan Combination as such Trust Subordinate Companion Loan.

(2)	With respect to each Outside Serviced Mortgage Loan, for purposes of presentation in this prospectus, includes the primary servicing fee required to be paid to the related Outside Servicer, which will accrue at a rate (which includes any applicable sub-servicing fee rate) (each, an “Outside Servicer Fee Rate”) indicated in the table below titled “Outside Serviced Mortgage Loan Fees” in the column headed “Outside (Primary) Servicer Fee Rate”.

(3)	With respect to any Outside Serviced Mortgage Loan, the allocations of additional servicing/special servicing compensation between the related Outside Servicer and the related Outside Special Servicer pursuant to the related Outside Servicing Agreement may be different.

(4)	In general, with respect to each Outside Serviced Mortgage Loan, we anticipate that the related Outside Special Servicer will be entitled to receive fees with respect to such Outside Serviced Mortgage Loan in amounts, from sources and at frequencies that are similar, but not necessarily identical, to the subject fees described in the foregoing table. The rights to compensation for any Outside Special Servicer will be governed by the applicable Outside Servicing Agreement. See the table entitled “Outside Serviced Mortgage Loan Fees” below. Also see “Description of the Mortgage Pool—The Loan Combinations” in this prospectus, “—Certain Considerations Regarding the Outside Serviced Loan Combinations” above and “—Servicing of the Outside Serviced Mortgage Loans” below.

(5)	A similar fee is payable with respect to each Trust Subordinate Companion Loan out of amounts received or advanced thereon.

(6)	In general, with respect to each Outside Serviced Mortgage Loan, we anticipate that the related Outside Servicer, Outside Special Servicer, Outside Operating Advisor (if any), outside asset representations reviewer (if any), Outside Certificate Administrator and Outside Trustee will be entitled to receive reimbursement and/or indemnification with respect to such Outside Serviced Mortgage Loan in amounts, from sources and at frequencies that are similar, but not necessarily identical, to the subject fees described in the foregoing table. See “Description of the Mortgage Pool—The Loan Combinations” in this prospectus, “—Certain Considerations Regarding the Outside Serviced Loan Combinations” above and “—Servicing of the Outside Serviced Mortgage Loans” below.

(7)	P&I Advances on a Trust Subordinate Companion Loan, together with interest thereon, are reimbursable first out of collections on such Trust Subordinate Companion Loan and, if not recoverable therefrom, then from collections on the Mortgage Loan and Pari Passu Companion Loans in the same Serviced Loan Combination.

(8)	May be payable out of collections on a Serviced Loan Combination to the extent allocable thereto.

With respect to each of the Outside Serviced Mortgage Loans (including, after the related shift in servicing occurs, any Servicing Shift Mortgage Loan) set forth in the table below, the Outside Servicer under the Outside Servicing Agreement governing the servicing of that Mortgage Loan will, or is expected to, be entitled to a primary servicing fee equal to a per annum rate (which includes any applicable sub-servicing fee rate) set forth in the table below, and the Outside Special Servicer under the related Outside Servicing Agreement will, or is expected to, be entitled to a special servicing fee at a rate equal to the per annum rate, as well as a workout fee and liquidation fee at the respective percentages, set forth below.

Outside Serviced Mortgage Loan Fees

Mortgaged Property Name	Outside (Primary) Servicer Fee Rate(1) (per annum)	Outside Special Servicer Fee Rate (per annum)	Outside Workout Fee Rate	Outside Liquidation Fee Rate
30 Hudson Yards	0.00125% per annum	0.00125% per annum	0.25%	0.25%
250 Livingston	0.00250% per annum	the greater of 0.25000% per annum or such rate as would result in a special servicing fee of $3,500 for the related month	1.00%, subject to a maximum of $1,000,000 in the aggregate, and further subject to a minimum of $25,000 in the aggregate.	1.00%, subject to a minimum of $25,000, and further subject to a maximum of $1,000,000
Grand Canal Shoppes	0.00250% per annum(2)	the greater of 0.25000% per annum or such rate as would result in a special servicing fee of $3,500 for the related month(2)	1.00%, subject to a maximum of $1,000,000 in the aggregate, and further subject to a minimum of $25,000 in the aggregate.(2)	1.00%, provided that if the aggregate liquidation fee would be less than $25,000 then the liquidation fee rate will be such higher rate as would result in an aggregate liquidation fee of $25,000, subject to a maximum of $1,000,000(2)
Osborn Triangle	0.00125% per annum	0.25000% per annum	0.50%	0.50%
3 Columbus Circle	0.00250% per annum	the greater of 0.25000% per annum or such rate as would result in a special servicing fee of $3,500 for the related month	1.00%, subject to a maximum of $1,000,000 in the aggregate, and further subject to a minimum of $25,000 in the aggregate.	1.00%, provided that if the aggregate liquidation fee would be less than $25,000, then the liquidation fee rate will be such higher rate as would result in an aggregate liquidation fee of $25,000, subject to a maximum of $1,000,000
10000 Santa Monica Boulevard	0.00125% per annum	0.25000% per annum	0.50%, subject to a maximum of $1,000,000 in the aggregate	0.50%, subject to a maximum of $1,000,000 in the aggregate
Waterfront Plaza	0.00250% per annum	the greater of 0.25000% per annum or such rate as would result in a special servicing fee of $3,500 for the related month	1.00%, subject to a maximum of $1,000,000 in the aggregate, and further subject to a minimum of $25,000 in the aggregate.	1.00%, provided that if the aggregate liquidation fee would be less than $25,000, then the liquidation fee rate will be such higher rate as would result in an aggregate liquidation fee of $25,000, subject to a maximum of $1,000,000
Vie Portfolio	0.00125% per annum	0.25000% per annum	1.00%, subject to a maximum of $1,000,000 in the aggregate, and further subject to a minimum of $25,000 in the aggregate.	1.00%, provided that if the aggregate liquidation fee would be less than $25,000, then the liquidation fee rate will be such higher rate as would result in an aggregate liquidation fee of $25,000, subject to a maximum of $1,000,000
ICON Upper East Side Portfolio	0.00125% per annum	0.25000% per annum	0.50%	0.50%
SWVP Portfolio	0.00125% per annum	the greater of 0.25000% per annum or such rate as would result in a special servicing fee of $3,500 for the related month	1.00%, subject to a maximum of $1,000,000 in the aggregate, and further subject to a minimum of $25,000 in the aggregate.	1.00%, provided that if the aggregate liquidation fee would be less than $25,000, then the liquidation fee rate will be such higher rate as would result in an aggregate liquidation fee of $25,000, subject to a maximum of $1,000,000

Mortgaged Property Name	Outside (Primary) Servicer Fee Rate(1) (per annum)	Outside Special Servicer Fee Rate (per annum)	Outside Workout Fee Rate	Outside Liquidation Fee Rate
Greenleaf at Howell	0.00125% per annum	the greater of 0.25000% per annum or such rate as would result in a special servicing fee of $3,500 for the related month	1.00%, subject to a maximum of $1,000,000 in the aggregate, and further subject to a minimum of $25,000 in the aggregate.	1.00%, provided that if the aggregate liquidation fee would be less than $25,000, then the liquidation fee rate will be such higher rate as would result in an aggregate liquidation fee of $25,000, subject to a maximum of $1,000,000

(1)	Includes any applicable sub-servicing fee rate.

(2)	The fees specified in the table above are based on a publicly available preliminary prospectus for the MSC 2019-H7 securitization and/or the related Co-Lender Agreement.

Application of Penalty Charges and Modification Fees

On or prior to the second business day before each Master Servicer Remittance Date, the Master Servicer is required to apply all Penalty Charges and Modification Fees received by it with respect to a Mortgage Loan (including each Outside Serviced Mortgage Loan, to the extent allocable to such Outside Serviced Mortgage Loan pursuant to the related Co-Lender Agreement and remitted to the Master Servicer by the Outside Servicer) or Serviced Loan Combination (subject to the allocation of Penalty Charges under the related Co-Lender Agreement) during the related one-month period ending on the related Determination Date, as follows:

first, to the extent of all Penalty Charges and Modification Fees (in such order), to pay or reimburse the Master Servicer, the Special Servicer and/or the Trustee, as applicable, for all outstanding Advances (including unreimbursed Advances that have been determined to be Nonrecoverable Advances), the related interest on Advances and other outstanding additional expenses of the Issuing Entity (exclusive of Special Servicing Fees, Workout Fees and Liquidation Fees) other than Borrower Delayed Reimbursements, in each case, with respect to such Mortgage Loan or Serviced Loan Combination;

second, to the extent of all remaining Penalty Charges and Modification Fees (in such order), as a reimbursement to the Issuing Entity of all Advances (and related interest on Advances) with respect to such Mortgage Loan or Serviced Loan Combination previously determined to be Nonrecoverable Advances and previously reimbursed to the Master Servicer, the Special Servicer and/or the Trustee, as applicable, from amounts on deposit in the Collection Account (and such amounts will be retained or deposited in the Collection Account as recoveries of such Nonrecoverable Advances and related interest on Nonrecoverable Advances) other than Borrower Delayed Reimbursements;

third, to the extent of all remaining Penalty Charges and Modification Fees (in such order), as a reimbursement to the Issuing Entity of all other additional expenses of the Issuing Entity (exclusive of Special Servicing Fees, Workout Fees and Liquidation Fees) with respect to such Mortgage Loan or Serviced Loan Combination previously paid from the Collection Account or Loan Combination Custodial Account (and such amounts will be retained or deposited in the Collection Account or Loan Combination Custodial Account, as applicable, as recoveries of such additional expenses of the Issuing Entity) other than Borrower Delayed Reimbursements; and

fourth, to the extent of any remaining Penalty Charges and any remaining Modification Fees, to the Master Servicer or the Special Servicer, as applicable, as compensation.

Notwithstanding the foregoing, Penalty Charges collected on any Loan Combination are allocable in accordance with the related Co-Lender Agreement as described under “Description of the Mortgage Pool—The Loan Combinations” above.

Enforcement of Due-On-Sale and Due-On-Encumbrance Clauses

Due-On-Sale

Upon receipt of any request for a waiver or consent in respect of a due-on-sale provision under the Mortgage Loan documents (which will include, without limitation, requests regarding sales or transfers of Mortgaged Properties, in full or in part, or the sale, transfer, pledge or hypothecation of direct or indirect interests in the borrower or its owner, in each case to the extent not permitted under the related Mortgage Loan documents), subject to the discussion under “—Directing Holder” and “—Operating Advisor” below and “Description of the Mortgage Pool—The Loan Combinations” in this prospectus, the Special Servicer will be required to determine in a manner consistent with the Servicing Standard whether to waive any right the lender under any Serviced Loan may have under a due-on-sale provision to accelerate payment of that Serviced Loan. Notwithstanding the foregoing, with respect to any non-Specially Serviced Loan as to which the Master Servicer and the Special Servicer mutually agree, the Master Servicer will process any such request and provide its written recommendation and analysis to the Special Servicer as to whether or not to waive any right the lender may have under such Serviced Loan’s due-on-sale provision to accelerate payment of that Serviced Loan (with any such recommended course of action to be subject to the Special Servicer’s consent).

Both the Master Servicer and the Special Servicer (as applicable in accordance with the discussion above in the preceding paragraph), each in a manner consistent with the Servicing Standard and to the extent permitted by applicable law, will be required to enforce the restrictions contained in the related Mortgage Loan documents on transfers of the related Mortgaged Property and on transfers of interests in the related borrower, unless following its receipt of a request for waiver or consent in respect of a due-on-sale provision the Master Servicer (to the extent that it is processing such request and with the written consent of the Special Servicer) or the Special Servicer, as applicable, has determined (subject to the discussion under “—Directing Holder” below and “Description of the Mortgage Pool—The Loan Combinations”), consistent with the Servicing Standard, that the waiver of such restrictions or granting of consent would be in accordance with the Servicing Standard. However, neither the Master Servicer nor the Special Servicer may waive the rights of the lender or grant its consent under any due-on-sale clause, unless—

(i)	the Master Servicer or the Special Servicer, as applicable, has received a Rating Agency Confirmation, or

(ii)	the affected Serviced Mortgage Loan (including a Serviced Mortgage Loan related to a Serviced Loan Combination) (A) represents less than 5% of the principal balance of all of the Mortgage Loans in the Issuing Entity, (B) has a principal balance that is $35 million or less, and (C) is not one of the 10 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) in the Mortgage Pool based on principal balance, or

(iii)	the affected Serviced Mortgage Loan (including a Serviced Mortgage Loan related to a Serviced Loan Combination) has a principal balance less than $10,000,000.

For the avoidance of doubt, notwithstanding any provision contained in the related Mortgage Loan documents to the contrary, no Rating Agency Confirmation will be required in connection with a waiver or grant of consent in respect of a due-on-sale provision discussed above in this paragraph if the affected Serviced Mortgage Loan satisfies the conditions set forth in clause (ii) or clause (iii) above in this paragraph.

Due-On-Encumbrance

Upon receipt of any request for a waiver or consent in respect of a due-on-encumbrance provision under the Mortgage Loan documents (which will include, without limitation, requests regarding any mezzanine/subordinate financing of the borrower or the Mortgaged Property or any sale or transfer of preferred equity in the borrower or its owners, in each case to the extent not permitted under the related Mortgage Loan documents), subject to the discussion under “—Directing Holder” and “—Operating Advisor” below and “Description of the Mortgage Pool—The Loan Combinations” in this prospectus, the Special Servicer will be required to determine in a manner consistent with the Servicing Standard whether to waive any right the lender under any Serviced Loan may have under a due-on-encumbrance provision to accelerate payment of that Serviced Loan. Notwithstanding the foregoing, with respect to any non-Specially Serviced Loan as to which the Master Servicer and the Special Servicer mutually agree, the Master Servicer will process any such request and provide its written recommendation and analysis to the Special Servicer as to whether or not to waive any right the lender may have under such Serviced Loan’s due-on-encumbrance provision to accelerate payment of that Serviced Loan (with any recommended course of action to be subject to the Special Servicer’s consent).

Both the Master Servicer and the Special Servicer (as applicable in accordance with the discussion above in the preceding paragraph), each in a manner consistent with the Servicing Standard and to the extent permitted by applicable law, will be required to enforce the restrictions contained in the related Mortgage Loan documents on further encumbrances of the related Mortgaged Property and on further encumbrances of interests in the related borrower, unless following its receipt of a request for waiver or consent in respect of a due-on-encumbrance provision the Master Servicer (to the extent that it is processing such request and with the written consent of the Special Servicer) or the Special Servicer, as applicable, has determined (subject to the discussion under “—Directing Holder” below and “Description of the Mortgage Pool—The Loan Combinations”), consistent with the Servicing Standard, that the waiver of such restrictions or granting of consent would be in accordance with the Servicing Standard. However, neither the Master Servicer nor the Special Servicer may waive the rights of the lender or grant its consent under any due-on-encumbrance clause, unless—

(i)	the Master Servicer or the Special Servicer, as applicable, has received a Rating Agency Confirmation, or

(ii)	the affected Serviced Mortgage Loan (including a Serviced Mortgage Loan related to a Serviced Loan Combination) (A) represents less than 2% of the aggregate principal balance of all of the Mortgage Loans in the Issuing Entity, (B) has a principal balance that is $35 million or less, (C) has a loan-to-value ratio equal to or less than 85% (including any existing and proposed debt), (D) has a debt service coverage ratio equal to or greater than 1.20x (in each case, determined based upon the aggregate of the principal balance of the Serviced Mortgage Loan, any related Serviced Companion Loan (if applicable) and the principal amount of the proposed additional lien) and (E) is not one of the 10 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) in the Mortgage Pool based on principal balance, or

(iii)	the affected Serviced Mortgage Loan (including a Serviced Mortgage Loan related to a Serviced Loan Combination) has a principal balance less than $10,000,000.

For the avoidance of doubt, notwithstanding any provision contained in the related Mortgage Loan documents to the contrary, no Rating Agency Confirmation will be required in connection with a waiver or grant of consent in respect of a due-on-encumbrance provision discussed above in this paragraph if the affected Serviced Mortgage Loan satisfies the conditions set forth in clause (ii) or clause (iii) above in this paragraph.

Notwithstanding the foregoing, without any other approval or consent, the Master Servicer (for non-Specially Serviced Loans) or the Special Servicer (for Specially Serviced Loans) may grant and process a borrower’s request for consent to subject the related Mortgaged Property to an immaterial easement, right of way or similar agreement for utilities, access, parking, public improvements or another purpose (and may consent to subordination of the related Serviced Loan to such easement, right of way or similar agreement).

Appraisal Reduction Amounts

After an Appraisal Reduction Event has occurred, an Appraisal Reduction Amount is required to be calculated. An “Appraisal Reduction Event” will occur with respect to a Serviced Loan on the earliest of:

●	the date on which a modification of the Serviced Loan that, among other things, reduces the amount of Monthly Payments on a Serviced Loan, or changes any other material economic term of the Serviced Loan or impairs the security of the Serviced Loan, becomes effective as a result of a modification of the related Serviced Loan following the occurrence of a Servicing Transfer Event;

●	the date on which the Serviced Loan is 60 days or more delinquent in respect of any scheduled monthly debt service payment (other than a balloon payment);

●	solely in the case of a delinquent balloon payment, (A) the date occurring 30 days beyond the date on which that balloon payment was due (except as described in the immediately following clause (B)) or

(B) if the related borrower has delivered to the Master Servicer or the Special Servicer (and in either such case the Master Servicer or the Special Servicer, as applicable, is required to promptly deliver a copy thereof to the other such servicer), a refinancing commitment acceptable to the Special Servicer prior to the date 30 days after the maturity date, the date occurring 120 days after the date on which that balloon payment was due (or for such shorter period beyond the date on which that balloon payment was due during which the refinancing is scheduled to occur);

●	the date on which the related Mortgaged Property became an REO Property;

●	the 60th day after a receiver or similar official is appointed (and continues in that capacity) in respect of the related Mortgaged Property;

●	the 60th day after the date the related borrower is subject to a bankruptcy, insolvency or similar proceedings (if, in the case of an involuntary bankruptcy, insolvency or similar proceeding, not dismissed within those 60 days); or

●	the date on which the Serviced Loan remains outstanding five years following any extension of its maturity date pursuant to the Pooling and Servicing Agreement.

If an Appraisal Reduction Event occurs with respect to any Serviced Mortgage Loan that is part of a Serviced Loan Combination, then an Appraisal Reduction Event will be deemed to have occurred with respect to the related Serviced Companion Loan(s).  If an Appraisal Reduction Event occurs with respect to any Serviced Companion Loan that is part of a Serviced Loan Combination, then an Appraisal Reduction Event will be deemed to have occurred with respect to the related Serviced Mortgage Loan and any other Serviced Companion Loan(s) included as part of that Serviced Loan Combination.

No Appraisal Reduction Event may occur at any time when the aggregate Certificate Balance of all Classes of Pooled Principal Balance Certificates (other than the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-AB Certificates) and, solely in the case of the Woodlands Mall Loan Combination and The Centre Loan Combination, all classes of related Loan-Specific Principal Balance Certificates has been reduced to zero.

Promptly upon the occurrence of an Appraisal Reduction Event with respect to a Serviced Loan, the Special Servicer is required to use reasonable efforts to obtain an appraisal of the related Mortgaged Property from an Appraiser in accordance with Member of the Appraisal Institute (“MAI”) standards or conduct an internal valuation as described under this “—Appraisal Reduction Amounts” section. No new appraisal will be required if an appraisal from an Appraiser in accordance with MAI standards was obtained within the prior nine months unless the Special Servicer determines in accordance with the Servicing Standard that such earlier appraisal is materially inaccurate. The cost of the appraisal will be advanced by the Master Servicer and will be reimbursed to the Master Servicer as a Property Advance.

On the first Determination Date occurring on or after the receipt of the appraisal or the conducting of an internal valuation, the Special Servicer will be required to calculate the Appraisal Reduction Amount, if any, taking into account the results of such appraisal or internal valuation and such information, if any, reasonably requested by the Special Servicer from the Master Servicer reasonably required to calculate or recalculate the Appraisal Reduction Amount. In the event that the Special Servicer has not received any required appraisal or conducted an internal valuation within 120 days after the event described in the applicable clause of the definition of “Appraisal Reduction Event” (without regard to the time periods set forth in the definition), then, solely for purposes of determining the amounts of the P&I Advances, the amount of the Appraisal Reduction Amount for or allocable to the related Serviced Mortgage Loan will be deemed to be an amount equal to 25% of the current Stated Principal Balance of such related Serviced Mortgage Loan until the appraisal is received or valuation conducted. The Master Servicer will provide (via electronic delivery) the Special Servicer with information in its possession that is reasonably required to calculate or recalculate any Appraisal Reduction Amount pursuant to the definition thereof using reasonable efforts to deliver such information within four business days of the Special Servicer’s reasonable written request. None of the Master Servicer, the Trustee or the Certificate Administrator will calculate or verify Appraisal Reduction Amounts.

The “Appraisal Reduction Amount” for any Distribution Date and for any Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) as to which any Appraisal Reduction Event has occurred and the Appraisal

Reduction Amount is required to be calculated will generally be equal to (subject to the discussion in the prior paragraph) the excess of:

(a)  the Stated Principal Balance of that Serviced Mortgage Loan (or Serviced Loan Combination) as of the last day of the related Collection Period over

(b)  the excess of:

(i)   the sum of:

(A)  90% of the appraised value of the related Mortgaged Property or Mortgaged Properties as determined by (1) the appraisal, or (2) an internal valuation performed by the Special Servicer with respect to any Serviced Mortgage Loan (or Serviced Loan Combination) with an outstanding principal balance less than $2,000,000, minus, with respect to any appraisal, such downward adjustments as the Special Servicer, in accordance with the Servicing Standard, may make (without implying any obligation to do so) based upon the Special Servicer’s review of the appraisal and such other information as the Special Servicer may deem appropriate and

(B)  all escrows, letters of credit and reserves in respect of such Serviced Mortgage Loan (or Serviced Loan Combination) as of the date of calculation over

(ii)  the sum as of the Due Date occurring in the month of the date of determination of:

(A)  to the extent not previously advanced by the Master Servicer or the Trustee, all unpaid interest on that Serviced Mortgage Loan (or Serviced Loan Combination) at a per annum rate equal to the Mortgage Rate (and, with respect to a Serviced Loan Combination, interest on the related Serviced Companion Loan(s) at the related Mortgage Rate),

(B)  all unreimbursed Advances and interest on those Advances at the Advance Rate in respect of that Serviced Mortgage Loan (or Serviced Loan Combination) and

(C)  all currently due and unpaid real estate taxes and assessments, insurance premiums and ground rents, unpaid Special Servicing Fees and all other amounts due and unpaid under the Serviced Mortgage Loan (or Serviced Loan Combination) (which tax, premiums, ground rents and other amounts have not been the subject of an Advance by the Master Servicer, the Special Servicer or Trustee, as applicable, and/or for which funds have not been escrowed).

The Master Servicer and the Certificate Administrator will be entitled to conclusively rely on the Special Servicer’s calculation or determination of any Appraisal Reduction Amount. Any Appraisal Reduction Amount with respect to a Serviced Loan Combination will be allocated, first, to any related Serviced Subordinate Companion Loan(s) (up to the outstanding principal balance(s) thereof), and then, to the related Serviced Mortgage Loan and any related Serviced Pari Passu Companion Loan(s) on a pro rata and pari passu basis in accordance with the respective outstanding principal balances of the related Serviced Mortgage Loan and Serviced Pari Passu Companion Loan. Notwithstanding the foregoing, if so provided in the related Co-Lender Agreement, the holder of a Subordinate Companion Loan may be permitted to post cash or a letter of credit to offset all or some portion of an Appraisal Reduction Amount. In the case of an Outside Serviced Loan Combination, pursuant to the Outside Servicing Agreement, certain events will require the calculation of an “appraisal reduction amount”, which will be allocated to the subject Outside Serviced Mortgage Loan and its Outside Serviced Companion Loan(s) on a pro rata and pari passu basis in accordance with the respective outstanding principal balances of such Outside Serviced Mortgage Loan and its Outside Serviced Companion Loan(s) (although, in the case of an Outside Serviced Pari Passu-AB Loan Combination, any calculation of an Appraisal Reduction Amount will first be allocated to the related Subordinate Companion Loan(s)) (with any such allocation to such Outside Serviced Mortgage Loan to constitute an “Appraisal Reduction Amount” for purposes of this prospectus). For the avoidance of doubt, the Outside Special Servicer (and not the Special Servicer) will be required to calculate any “appraisal reduction amount” related to an Outside Serviced Loan Combination.

An “Appraiser” is an independent nationally recognized professional commercial real estate appraiser who (i) is a member in good standing of the Appraisal Institute, (ii) if the state in which the related Mortgaged Property is located certifies or licenses appraisers, is certified or licensed in such state and (iii) has a minimum of five years’ experience in the related property type and market.

As a result of calculating one or more Appraisal Reduction Amounts in respect of or allocated to any Mortgage Loan(s), the amount of any required P&I Advance will be reduced, which will generally have the effect of reducing the amount of interest available to the most subordinate Class of Pooled Regular Certificates then outstanding (i.e., first to the Class J-RR Certificates, then to the Class G-RR Certificates, then to the Class F-RR Certificates, then to the Class E Certificates, then to the Class D Certificates, then to the Class C Certificates, then to the Class B Certificates, then to the Class A-S Certificates, and then, pro rata based on interest entitlements, to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB, Class X-A, Class X-B and Class X-D Certificates) (to the extent of the Non-Vertically Retained Percentage of the reduction in such P&I Advance). See “—Advances” in this prospectus.

As a result of calculating an Appraisal Reduction Amount that is allocated to a Trust Subordinate Companion Loan, the amount of any required P&I Advance with respect to such Trust Subordinate Companion Loan will be reduced, which will have the effect of reducing the amount of interest available to the related Loan-Specific Certificates then-outstanding in reverse sequential order of payment priority.

With respect to each Serviced Loan as to which an Appraisal Reduction Event has occurred (unless the Serviced Loan has become a Corrected Loan (if a Servicing Transfer Event had occurred with respect to the related Serviced Loan) and has remained current for three consecutive Monthly Payments, and no other Appraisal Reduction Event has occurred with respect to the Serviced Loan during the preceding three months), the Special Servicer is required, within 30 days of each anniversary of the related Appraisal Reduction Event to order an appraisal (which may be an update of a prior appraisal), the cost of which will be a Property Advance or, if applicable, conduct an internal valuation. Based upon the appraisal or internal valuation, the Special Servicer is required to redetermine the amount of the Appraisal Reduction Amount with respect to the Serviced Mortgage Loan (or Serviced Loan Combination).

Any Serviced Loan previously subject to an Appraisal Reduction Amount which ceases to be a Specially Serviced Loan (if applicable), which becomes current and remains current for three consecutive Monthly Payments, and with respect to which no other Appraisal Reduction Event has occurred and is continuing, will no longer be subject to an Appraisal Reduction Amount. An Outside Serviced Mortgage Loan will cease to be subject to an appraisal reduction amount upon the occurrence of certain events specified in the Outside Servicing Agreement.

As of the first Determination Date following a Serviced Mortgage Loan or Trust Subordinate Companion Loan becoming an AB Modified Loan, the Special Servicer will be required to calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, taking into account the most recent appraisal obtained, or, if applicable, internal valuation performed, by the Special Servicer with respect to such Serviced Mortgage Loan or Trust Subordinate Companion Loan, as applicable, and all other information relevant to a Collateral Deficiency Amount determination. The Master Servicer will provide (via electronic delivery) the Special Servicer with information in its possession that is reasonably required to calculate or recalculate any Collateral Deficiency Amount pursuant to the definition thereof using reasonable efforts to deliver such information within four business days of the Special Servicer’s reasonable written request.

Upon obtaining actual knowledge or receipt of notice by the Master Servicer that an Outside Serviced Mortgage Loan has become an AB Modified Loan, the Master Servicer will be required to (i) promptly request from the related Outside Servicer, Outside Special Servicer and Outside Trustee the most recent appraisal with respect to such AB Modified Loan, in addition to all other information reasonably required by the Master Servicer to calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, and (ii) as of the first Determination Date following receipt by the Master Servicer of the appraisal and any other information set forth in the immediately preceding clause (i) that the Master Servicer reasonably expects to receive (and does receive within a reasonable period of time) and reasonably believes is necessary to perform such calculation, calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, taking into account the most recent appraisal obtained by the Master Servicer from the Outside Servicer, Outside Special Servicer or Outside Trustee, as the case may be, with respect to such Outside Serviced Mortgage Loan, and all other information relevant to a Collateral Deficiency Amount determination. In connection with its calculation of a Collateral Deficiency Amount with respect to an Outside Serviced Mortgage Loan that has become an AB Modified Loan, the Master Servicer will be entitled to conclusively rely on any appraisal or other information received from the related Outside Servicer, Outside Special Servicer or Outside Trustee. The Master Servicer will be required to notify the Special Servicer and the Certificate Administrator of any Collateral Deficiency Amount calculated by the Master Servicer with respect to an Outside Serviced Mortgage Loan that has become an AB Modified Loan. The Special Servicer and the Certificate Administrator will be entitled to conclusively rely on any Collateral Deficiency Amounts calculated by the Master Servicer with respect to an Outside Serviced Mortgage Loan. Upon any other party to the Pooling and Servicing Agreement obtaining knowledge or receipt of notice by any other party to the Pooling and Servicing Agreement that an Outside Serviced Mortgage Loan has become an AB Modified Loan, such party will be required to promptly notify the Master Servicer thereof. Neither the Trustee nor, the Certificate Administrator will calculate or verify any Collateral Deficiency Amount. For the avoidance of doubt, the Master Servicer will only calculate Collateral Deficiency Amounts with respect to Outside Serviced Mortgage Loans.

A “Cumulative Appraisal Reduction Amount”, as of any date of determination by the Special Servicer, is equal to the sum of (i) all Appraisal Reduction Amounts then in effect, and (ii) with respect to any AB Modified Loan, any Collateral Deficiency Amount then in effect. The Certificate Administrator and the Master Servicer will be entitled to conclusively rely on the Special Servicer’s calculation or determination of any Cumulative Appraisal Reduction Amount. None of the Master Servicer (except if such Cumulative Appraisal Reduction Amount consists solely of Collateral Deficiency Amounts calculated with respect to one or more Outside Serviced Mortgage Loans), the Trustee nor the Certificate Administrator will calculate or verify any Cumulative Appraisal Reduction Amount. The Special Servicer will be entitled to conclusively rely on the Master Servicer's calculation or determination of any Collateral Deficiency Amount with respect to an Outside Serviced Mortgage Loan.

“AB Modified Loan” means any Corrected Loan (1) that became a Corrected Loan (which includes for purposes of this definition any Outside Serviced Mortgage Loan that became a “corrected loan” (or any term substantially similar thereto) pursuant to the related Outside Servicing Agreement) due to a modification thereto that resulted in the creation of an A/B note structure (or similar structure) and as to which the new junior note(s) did not previously exist or the principal amount of the new junior note(s) was previously part of either an A note held by the Issuing Entity or the original unmodified Mortgage Loan or Trust Subordinate Companion Loan and (2) as to which an Appraisal Reduction Amount is not in effect.

“Collateral Deficiency Amount” means, with respect to any AB Modified Loan as of any date of determination, the excess of (i) the Stated Principal Balance of such AB Modified Loan (taking into account the related junior note(s) included therein), over (ii) the sum of (in the case of a Loan Combination, solely to the extent allocable to the subject Mortgage Loan or Trust Subordinate Companion Loan, as applicable) (x) the most recent Appraised Value for the related Mortgaged Property or Mortgaged Properties, plus (y) solely to the extent not reflected or taken into account in such Appraised Value and to the extent on deposit with, or otherwise under the control of, the lender as of the date of such determination, any capital or additional collateral contributed by the related borrower at the time the Mortgage Loan or Trust Subordinate Companion Loan became (and as part of the modification related to) such AB Modified Loan for the benefit of the related Mortgaged Property or Mortgaged Properties (provided, that in the case of an Outside Serviced Mortgage Loan, the amounts set forth in this clause (y) will be taken into account solely to the extent relevant information is received by the Master Servicer), plus (z) any other escrows or reserves (in addition to any amounts set forth in the immediately preceding clause (y)) held by the lender in respect of such AB Modified Loan as of the date of such determination. The Certificate Administrator, the Master Servicer (in the case of calculations made by the Special Servicer), the Special Servicer (in the case of calculations made by the Master Servicer) and the Operating Advisor (other than with respect to any Collateral Deficiency Amount calculations that the Operating Advisor is required to review, recalculate and/or verify as described under “—Operating Advisor—General Obligations” below) will be entitled to conclusively rely on the Master Servicer’s or the Special Servicer’s calculation or determination of any Collateral Deficiency Amount.

For various purposes under the Pooling and Servicing Agreement, the Vertically Retained Percentage of any Appraisal Reduction Amounts in respect of or allocated to the Mortgage Loans will be allocated to the VRR Interest to notionally reduce (to not less than zero) the Certificate Balance thereof, and the Non-Vertically Retained Percentage of any Appraisal Reduction Amounts in respect of or allocated to the Mortgage Loans will be allocated to each Class of Pooled Principal Balance Certificates in reverse sequential order to notionally reduce the Certificate Balance thereof until the related Certificate Balance of each such Class is reduced to zero (i.e., first to the Class J-RR Certificates, then to the Class G-RR Certificates, then to the Class F-RR Certificates, then to the Class E Certificates, then to the Class D Certificates, then to the Class C Certificates, then to the Class B Certificates, then to the Class A-S Certificates, and then, pro rata based on Certificate Balance, to the Class A-1,

Class A-2, Class A-3, Class A-4, Class A-5 and Class A-AB Certificates). In addition, for purposes of determining the Controlling Class, as well as the occurrence of a Control Termination Event, the Non-Vertically Retained Percentage of Collateral Deficiency Amounts will be allocated to each Class of Control Eligible Certificates in reverse sequential order to notionally reduce the Certificate Balance thereof until the related Certificate Balance of each such Class is reduced to zero (i.e., first to the Class J-RR Certificates, then to the Class G-RR Certificates and then to the Class F-RR Certificates). For the avoidance of doubt, for purposes of determining the Controlling Class, as well as the occurrence of a Control Termination Event, any Class of Control Eligible Certificates will be allocated the Non-Vertically Retained Percentage of both applicable Appraisal Reduction Amounts and applicable Collateral Deficiency Amounts, in accordance with the preceding two sentences.

For various purposes under the Pooling and Servicing Agreement, the WM-Non-VRR Percentage of any Appraisal Reduction Amounts allocated to the Woodlands Mall Trust Subordinate Companion Loan will be allocated to each Class of related Loan-Specific Principal Balance Certificates (other than the WMRR Interest) in reverse sequential order to notionally reduce the Certificate Balance thereof until the related Certificate Balance of each such Class is reduced to zero (i.e., first to the Class WM-C Certificates, then to the Class WM-B Certificates, then to the Class WM-A Certificates). The WM-VRR Percentage of any Appraisal Reduction Amounts allocated to the Woodlands Mall Trust Subordinate Companion Loan will be allocated to the WMRR Interest. In addition, for purposes of determining the Woodlands Mall Controlling Class, the WM-Non-VRR Percentage of any Collateral Deficiency Amounts in respect of or allocated to the Woodlands Mall Trust Subordinate Companion Loan will be allocated to each Class of Woodlands Mall Control Eligible Certificates in reverse sequential order to notionally reduce the Certificate Balance thereof until the related Certificate Balance of each such Class is reduced to zero (i.e., first to the Class WM-C Certificates, then to the Class WM-B Certificates, then to the Class WM-A Certificates). For the avoidance of doubt, for purposes of determining the Woodlands Mall Controlling Class, any Class of Woodlands Mall Control Eligible Certificates will be allocated both applicable Appraisal Reduction Amounts and applicable Collateral Deficiency Amounts, as described in this paragraph.

For various purposes under the Pooling and Servicing Agreement, the Appraisal Reduction Amounts allocated to The Centre Trust Subordinate Companion Loan will be allocated to each Class of related Loan-Specific Certificates in reverse sequential order to notionally reduce the Certificate Balance thereof until the related Certificate Balance of each such class is reduced to zero (i.e., first to the Class TCRR Certificates, then to the Class TC-E Certificates, then to the Class TC-D Certificates, then to the Class TC-C Certificates, then to the Class TC-B Certificates, then to the Class TC-A Certificates). In addition, for purposes of determining the Centre Controlling Class, any Collateral Deficiency Amounts in respect of or allocated to The Centre Trust Subordinate Companion Loan will be allocated to each Class of Centre Control Eligible Certificates in reverse sequential order to notionally reduce the Certificate Balance thereof until the related Certificate Balance of each such Class is reduced to zero (i.e., first to the Class TCRR Certificates, then to the Class TC-E Certificates). For the avoidance of doubt, for purposes of determining the Centre Controlling Class, any Class of Centre Control Eligible Certificates will be allocated both applicable Appraisal Reduction Amounts and applicable Collateral Deficiency Amounts, as described in this paragraph.

With respect to any Appraisal Reduction Amount calculated for purposes of determining the Non-Reduced Certificates or, for the express purposes described in this prospectus, allocating Voting Rights, and with respect to any Appraisal Reduction Amount or Collateral Deficiency Amount calculated for purposes of determining the Controlling Class, the Woodlands Mall Controlling Class or the Centre Controlling Class or the occurrence of a Control Termination Event or an Operating Advisor Consultation Trigger Event, the appraised value of the related Mortgaged Property will be determined on an “as-is” basis. The Master Servicer and the Special Servicer (in each case, to the extent any such amount is required to be calculated by it) will each be required to promptly notify the other such party and the Certificate Administrator of (i) any Appraisal Reduction Amount, (ii) any Collateral Deficiency Amount, and (iii) any resulting Cumulative Appraisal Reduction Amount, and the Certificate Administrator will be required to promptly post notice of such Appraisal Reduction Amount, Collateral Deficiency Amount and/or Cumulative Appraisal Reduction Amount, as applicable, to the Certificate Administrator’s internet website.

Any Class of Control Eligible Certificates, Woodlands Mall Control Eligible Certificates and Centre Control Eligible Certificates, respectively, the Certificate Balance of which (taking into account the application of any Appraisal Reduction Amounts or Collateral Deficiency Amounts to notionally reduce the Certificate Balance of such Class) has been reduced to less than 25% of its initial Certificate Balance, is referred to as an “Appraised-Out Class”. The holders of the majority (by Certificate Balance) of an Appraised-Out Class will have the right, at their sole expense, to require the Special Servicer to order a second appraisal of the Mortgaged Property securing any Serviced Loan (or, in the case of a Class of Woodlands Mall Control Eligible Class or Centre Control Eligible Class that is an Appraised-Out Class, the related Serviced Loan Combination) as to which there exists an Appraisal Reduction Amount or a Collateral Deficiency Amount (such holders, the “Requesting Holders”). The Special Servicer will use its reasonable efforts to cause such appraisal to be (i) delivered within 30 days from receipt of the Requesting Holders’ written request and (ii) prepared on an “as-is” basis by an Appraiser in accordance with MAI standards. Upon receipt of such second appraisal, the Special Servicer will be required to determine, in accordance with the Servicing Standard, whether, based on its assessment of such second appraisal, any recalculation of the applicable Appraisal Reduction Amount or Collateral Deficiency Amount is warranted and, if so warranted, the Special Servicer will recalculate such Appraisal Reduction Amount or Collateral Deficiency Amount, as applicable, based upon such second appraisal and receipt of information requested by the Special Servicer from the Master Servicer as described above. If required by any such recalculation, the applicable Appraised-Out Class will be reinstated as the Controlling Class or the applicable Loan-Specific Controlling Class, as applicable, and each other Appraised-Out Class will, if applicable, have its related Certificate Balance notionally restored to the extent required by such recalculation of the Appraisal Reduction Amount or Collateral Deficiency Amount, as applicable.

Any Appraised-Out Class as to which one or more holders are Requesting Holders challenging the Special Servicer’s Appraisal Reduction Amount or Collateral Deficiency Amount determination may not exercise any direction, control, consent and/or similar rights of the Controlling Class or the applicable Loan-Specific Controlling Class until such time, if any, as such Class is reinstated as the Controlling Class or the applicable Loan-Specific Controlling Class and no Control Termination Event exists, in the case of the Controlling Class, or a Control Appraisal Period in respect of the related Serviced Loan Combination does not exist, in the case of a Loan-Specific Controlling Class, and the rights of the Controlling Class or the applicable Loan-Specific Controlling Class will be exercised by the most subordinate Class of Control Eligible Certificates, Woodlands Mall Control Eligible Certificates or Centre Control Eligible Certificates, as applicable, that is not an Appraised-Out Class, if any, during such period.

Appraisals that are to be obtained by the Special Servicer at the request of holders of an Appraised-Out Class will be in addition to any appraisals that the Special Servicer may otherwise be required to obtain in accordance with the Servicing Standard or the Pooling and Servicing Agreement without regard to any appraisal requests made by any holder of an Appraised-Out Class.

The “WM-VRR Percentage” is 5%.

The “WM-Non-VRR Percentage” is 95%.

Inspections

The Master Servicer (or with respect to any Specially Serviced Loan, the Special Servicer) is required to inspect or cause to be inspected each Mortgaged Property (other than a Mortgaged Property securing the Outside Serviced Mortgage Loans) at such times and in such manner as are consistent with the Servicing Standard, but in any event at least once every calendar year with respect to Serviced Mortgage Loans with an outstanding principal balance of $2,000,000 or more and at least once every other calendar year with respect to Serviced Mortgage Loans with an outstanding principal balance of less than $2,000,000, in each case commencing in 2020; provided that the Master Servicer is not required to inspect any Mortgaged Property that has been inspected by the Special Servicer during the preceding 12 months. The Special Servicer is required to inspect the Mortgaged Property securing each Serviced Loan that becomes a Specially Serviced Loan as soon as practicable after it becomes a Specially Serviced Loan and thereafter at least once every calendar year until such condition ceases to exist. The cost of any such inspection is required to be borne by the Master Servicer unless the related Serviced Loan is a Specially Serviced Loan, in which case the Master Servicer will be required to reimburse the Special Servicer for such cost as a Property Advance (or as an expense of the Issuing Entity if the Property Advance would be a Nonrecoverable Advance) and any out-of-pocket costs will be borne by the Issuing Entity.

Copies of the inspection reports referred to above that are delivered to the Certificate Administrator will be posted to the Certificate Administrator's website for review by Privileged Persons pursuant to the Pooling and Servicing Agreement. See "Description of the Certificates—Reports to Certificateholders; Certain Available Information".

Evidence as to Compliance

Each of the Master Servicer, the Special Servicer (regardless of whether it has commenced special servicing of any Mortgage Loan or Trust Subordinate Companion Loan) and the Certificate Administrator are required under the Pooling and Servicing Agreement to deliver (and each of the Master Servicer and the Certificate Administrator is required to cause (or, in the case of a sub-servicer retained at the request of a Sponsor, use commercially reasonable efforts to cause) any affiliated sub-servicer, or any of its other sub-servicers that is servicing at least 10% of the Mortgage Loans by balance, to deliver) annually to, among others, the Certificate Administrator and the Operating Advisor (only in the case of an officer’s certificate furnished by the Special Servicer and after the occurrence and during the continuance of a Control Termination Event) and the Depositor on or before the date specified in the Pooling and Servicing Agreement, a certificate of an authorized officer of such party stating, among other things, that (i) a review of that party’s servicing activities during the preceding calendar year or portion of that year and of performance under the Pooling and Servicing Agreement (or the related sub-servicing agreement in the case of a sub-servicer, as applicable) has been made under such officer’s supervision and (ii) to the best of such officer’s knowledge, based on the review, such party has fulfilled all of its obligations under the Pooling and Servicing Agreement (or the related sub-servicing agreement in the case of a sub-servicer, as applicable) in all material respects throughout the preceding calendar year or portion of the preceding year, or, if there has been a failure to fulfill any such obligation in any material respect, specifying the failure known to such officer and the nature and status of the failure. In general, none of these parties will be responsible for the performance by any other such party of that other party’s duties described above.

In addition, the Master Servicer, the Special Servicer (regardless of whether the Special Servicer has commenced special servicing of any Mortgage Loan or Trust Subordinate Companion Loan), the Certificate Administrator and the Operating Advisor are each (at its own expense) required to furnish (and each of the preceding parties, as applicable, is required to cause (or, in the case of a Servicing Function Participant retained at the request of a Sponsor, to use commercially reasonable efforts to cause) each Servicing Function Participant retained by it to furnish), annually, to, among others, the Certificate Administrator, the Trustee, the Operating Advisor (only in the case of the Special Servicer) and the Depositor, a report (an “Assessment of Compliance”) assessing compliance by that party with the servicing criteria set forth in Item 1122(d) of Regulation AB that contains the following:

●	a statement of the party’s responsibility for assessing compliance with the servicing criteria set forth in Item 1122(d) of Regulation AB applicable to it;

●	a statement that the party used the criteria in Item 1122(d) of Regulation AB to assess compliance with the applicable servicing criteria;

●	the party’s assessment of compliance with the applicable servicing criteria during and as of the end of the preceding calendar year, setting forth any material instance of noncompliance identified by the party, a discussion of each such failure and the nature and status of each such failure; and

●	a statement that a registered public accounting firm has issued an attestation report (an “Attestation Report”) on the party’s assessment of compliance with the applicable servicing criteria during and as of the end of the preceding calendar year.

Each party that is required to deliver an Assessment of Compliance will also be required to simultaneously deliver an Attestation Report of a registered public accounting firm, prepared in accordance with the standards for attestation engagements issued or adopted by the public company accounting oversight board, that expresses an opinion, or states that an opinion cannot be expressed (and the reasons for this), concerning the party’s assessment of compliance with the applicable servicing criteria set forth in Item 1122(d) of Regulation AB.

For the avoidance of doubt, the Trustee will have no obligation or duty to determine whether any Assessment of Compliance provided by the Master Servicer, the Special Servicer or any other Servicing Function Participant is in form and substance in compliance with the requirements of Regulation AB.

“Regulation AB” means subpart 229.1100 – Asset Backed Securities (Regulation AB), 17 C.F.R. §§229.1100–229.1125 under the Securities Act of 1933, as amended (the “Securities Act”), as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the SEC or by the staff of the SEC, or as may be provided by the SEC or its staff from time to time.

A “Servicing Function Participant” is any person or entity, other than the Certificate Administrator, the Operating Advisor, the Master Servicer, the Special Servicer and the Trustee, that is performing activities with respect to the Issuing Entity that address the servicing criteria set forth in Item 1122(d) of Regulation AB, unless those activities relate to 5% or less of the Mortgage Loans by balance.

Resignation of Master Servicer, Trustee, Certificate Administrator, Operating Advisor or Asset Representations Reviewer Upon Prohibited Risk Retention Affiliation

Under the Credit Risk Retention Rules, any Retaining Third Party Purchaser or Centre Retaining Third Party Purchaser is prohibited from being Risk Retention Affiliated with, among other persons, the Master Servicer, the Trustee, the Certificate Administrator, the Operating Advisor or the Asset Representations Reviewer. As long as the prohibition exists, upon the occurrence of (i) a servicing officer of the Master Servicer or a responsible officer of the Certificate Administrator or the Trustee, as applicable, obtaining actual knowledge that the Master Servicer, the Certificate Administrator or the Trustee, as applicable, is or has become Risk Retention Affiliated with or a Risk Retention Affiliate of the Retaining Third Party Purchaser or Centre Retaining Third Party Purchaser (in such case, an “Impermissible TPP Affiliate”), (ii) the Master Servicer, the Certificate Administrator or the Trustee receiving written notice from any other party to the Pooling and Servicing Agreement, the Retaining Third Party Purchaser, the Centre Retaining Third Party Purchaser, any Sponsor or any underwriter or initial purchaser that the Master Servicer, Certificate Administrator or the Trustee, as applicable, is or has become an Impermissible TPP Affiliate, or (iii) the Operating Advisor or the Asset Representations Reviewer obtaining actual knowledge that it is or has become a Risk Retention Affiliate of the Retaining Third Party Purchaser, the Centre Retaining Third Party Purchaser, any Sponsor or any other party to the Pooling and Servicing Agreement (other than the Operating Advisor and Asset Representations Reviewer) (together with an Impermissible TPP Affiliate, an “Impermissible Risk Retention Affiliate”), then, in each case, such Impermissible Risk Retention Affiliate is required to promptly notify the Sponsors and the other parties to the Pooling and Servicing Agreement and resign in accordance with the terms of the Pooling and Servicing Agreement. The resigning Impermissible Risk Retention Affiliate will be required to bear all reasonable out-of-pocket costs and expenses of each other party to the Pooling and Servicing Agreement, the Issuing Entity and each Rating Agency in connection with such resignation as and to the extent required under the Pooling and Servicing Agreement, provided however, if the affiliation causing an Impermissible Risk Retention Affiliate is the result of the Retaining Third Party Purchaser or Centre Retaining Third Party Purchaser acquiring an interest in such Impermissible Risk Retention Affiliate or an affiliate of such Impermissible Risk Retention Affiliate, then such costs and expenses will be an expense of the Issuing Entity.

“Risk Retention Affiliate” or “Risk Retention Affiliated” means “affiliate” of or “affiliated” with (as such terms are defined in 12 C.F.R. 43.2 of the Credit Risk Retention Rules).

Limitation on Liability; Indemnification

The Pooling and Servicing Agreement will provide that none of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer, or any director, member, manager, officer, employee or agent of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor or the Asset Representations Reviewer will be under any liability to the Issuing Entity, the holders of the Certificates, a Companion Loan Holder, or any other person for any action taken or for refraining from the taking of any action in good faith pursuant to the Pooling and Servicing Agreement, or for errors in judgment. However, none of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer or any such person will be protected against any liability which would otherwise be imposed by reason of (i) any breach of warranty or representation by such party in the Pooling and Servicing Agreement, or (ii) any willful misconduct, bad faith, fraud or negligence by such party in the performance of its respective obligations and duties under the Pooling and Servicing Agreement or by reason of negligent disregard by such party of its respective obligations or duties under the Pooling and Servicing Agreement. In addition, each of the Master Servicer, the Special Servicer, the Operating Advisor or the Asset Representations Reviewer, as applicable, will indemnify the Issuing Entity against any and all loss, liability or reasonable expenses (including, without limitation, reasonable attorneys’ fees and expenses, which for the avoidance of doubt include reasonable legal fees and expenses related to the enforcement of such indemnity) incurred by the Issuing Entity as a result of any willful misconduct, bad faith, fraud or negligence in the performance of the respective duties of the Master Servicer, the

Special Servicer, the Operating Advisor or the Asset Representations Reviewer, as the case may be, or by reason of negligent disregard of such person’s obligations or duties under the Pooling and Servicing Agreement.

The Pooling and Servicing Agreement further provides that the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer and any director, member, manager, officer, employee or agent of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor or the Asset Representations Reviewer will be entitled to indemnification by the Issuing Entity for any loss, liability, penalty, fine, forfeiture, claim, judgment or expense (including reasonable legal fees and expenses, which for the avoidance of doubt include reasonable legal fees and expenses related to the enforcement of such indemnity) incurred in connection with, or relating to, the Pooling and Servicing Agreement or the Certificates, other than any such loss, liability, penalty, fine, forfeiture, claim, judgment or expense (including any such legal fees and expenses): (i) specifically required to be borne by the party seeking indemnification, without right of reimbursement pursuant to the terms of the Pooling and Servicing Agreement; (ii) which constitutes an Advance that is otherwise reimbursable under the Pooling and Servicing Agreement; (iii) resulting from any breach on the part of that party of a representation or warranty made in the Pooling and Servicing Agreement; or (iv) incurred by reason of any willful misconduct, bad faith, fraud or negligence on the part of that party in the performance of its obligations or duties under the Pooling and Servicing Agreement or negligent disregard of such obligations or duties.

In addition, the Pooling and Servicing Agreement provides that none of the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee, the Operating Advisor or the Asset Representations Reviewer will be under any obligation to appear in, prosecute or defend any legal action unless such action is related to its duties under the Pooling and Servicing Agreement and which in its opinion does not expose it to any expense or liability for which reimbursement is not reasonably assured, provided that neither the Operating Advisor nor the Asset Representations Reviewer may prosecute on behalf of the Trust or in the interests of the Certificateholders any legal action related to its duties under the Pooling and Servicing Agreement under any circumstances. The Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator or the Trustee may, however, in its discretion undertake any such action which it may deem necessary or desirable with respect to the Pooling and Servicing Agreement and the rights and duties of the parties to the Pooling and Servicing Agreement and the interests of the holders of Certificates under the Pooling and Servicing Agreement. In such event, the reasonable legal expenses and costs of such action and any liability resulting from such action will be expenses, costs and liabilities of the Issuing Entity, and the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator and the Trustee will be entitled to be reimbursed for those amounts from the Collection Account.

The Depositor is not obligated to monitor or supervise the performance of the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee, the Operating Advisor or the Asset Representations Reviewer under the Pooling and Servicing Agreement. The Depositor may, but is not obligated to, enforce the obligations of the Master Servicer or the Special Servicer under the Pooling and Servicing Agreement and may, but is not obligated to, perform or cause a designee to perform any defaulted obligation of the Master Servicer or the Special Servicer or exercise any right of the Master Servicer or the Special Servicer under the Pooling and Servicing Agreement. In the event the Depositor undertakes any such action, it will be reimbursed and indemnified by the Issuing Entity to the extent not recoverable from the Master Servicer or the Special Servicer, as applicable. Any such action by the Depositor will not relieve the Master Servicer or the Special Servicer of its obligations under the Pooling and Servicing Agreement.

The Pooling and Servicing Agreement requires that the Master Servicer and the Special Servicer each obtain and maintain in effect a fidelity bond or similar form of insurance coverage (which may provide blanket coverage) or a combination of fidelity bond and insurance coverage insuring against loss occasioned by fraud, theft or other intentional misconduct of the officers and employees of the Master Servicer or the Special Servicer, as the case may be. In addition, the Pooling and Servicing Agreement requires that the Master Servicer and Special Servicer each keep in force during the term of the Pooling and Servicing Agreement insurance coverage against loss occasioned by the errors and omissions of their respective officers and employees in connection with their respective obligations under the Pooling and Servicing Agreement. Notwithstanding the foregoing, the Pooling and Servicing Agreement permits the Master Servicer and the Special Servicer to self-insure against the losses discussed above in this paragraph, so long as certain rating criteria set forth in the Pooling and Servicing Agreement are met with respect to that entity or its parent.

Pursuant to the Pooling and Servicing Agreement, the Issuing Entity will be required to indemnify each of the Trustee and the Certificate Administrator (including in any other capacities in which it acts under the Pooling and Servicing Agreement) and certain related persons against any and all claims, losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments, and any other costs, fees and expenses that the indemnified party may sustain in connection with the Pooling and Servicing Agreement (including, without limitation, reasonable fees and disbursements of counsel and of all persons not regularly in its employ incurred by the indemnified party in any action or proceeding between the Issuing Entity and the indemnified party, or between the indemnified party and any third party or otherwise) arising in respect of the Pooling and Servicing Agreement or the Certificates, other than those resulting from the negligence, fraud, bad faith or willful misconduct, or the negligent disregard of obligations and duties under the Pooling and Servicing Agreement, of the Trustee or Certificate Administrator, as applicable. Pursuant to the Pooling and Servicing Agreement, the Trustee or Certificate Administrator, as applicable, will be required to indemnify the Issuing Entity against any loss, liability or reasonable expense (including, without limitation, reasonable attorneys’ fees and expenses) incurred by the Issuing Entity as a result of any willful misconduct, bad faith, fraud or negligence in the performance of the obligations or duties of the Trustee or Certificate Administrator, as the case may be, or by reason of negligent disregard of the such party’s obligations or duties under the Pooling and Servicing Agreement. Except in the event of the Trustee’s or Certificate Administrator’s, as applicable, willful misconduct, bad faith or fraud, in no event will the Trustee or Certificate Administrator, as applicable, be liable for special, punitive, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Trustee or Certificate Administrator, as applicable, has been advised of the likelihood of such loss or damage and regardless of the form of action. Neither the Trustee nor the Certificate Administrator will be personally liable with respect to any action taken, suffered or omitted to be taken by it in good faith in accordance with the direction of holders of Certificates entitled to greater than 50% of the Percentage Interests (or such other percentage as specified in the Pooling and Servicing Agreement for such action) of each affected Class, or of the Voting Rights of the Certificates, relating to the time, method and place of conducting any proceeding for any remedy available to the Trustee or the Certificate Administrator, as applicable, or exercising any trust or power conferred upon the Trustee or the Certificate Administrator, as applicable, under the Pooling and Servicing Agreement. Neither the Trustee or Certificate Administrator, as applicable, will be required to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties under the Pooling and Servicing Agreement, or in the exercise of any of its rights or powers if, in such party’s opinion, the repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

Neither the Trustee nor the Certificate Administrator will be accountable for the use or application by the Depositor of any Certificates issued to it or of the proceeds of the sale of such Certificates, or for the use of or application of any funds paid to the Depositor, the Master Servicer or the Special Servicer in respect of the Mortgage Loans, or for investment of such amounts (except, in the case of the Certificate Administrator, for any investment of such amounts in investments issued by the Certificate Administrator in its commercial capacity), nor will the Trustee or the Certificate Administrator be required to perform, or be responsible for the manner of performance of, any of the obligations of the Master Servicer (except, in the case of the Trustee, for advancing obligations as described in this prospectus), the Special Servicer, the Trustee, the Operating Advisor or the Asset Representations Reviewer under the Pooling and Servicing Agreement, unless, in the case of the Trustee, it is acting as the successor to, and is vested with the rights, duties, powers and privileges of, the Master Servicer or the Special Servicer in accordance with the terms of the Pooling and Servicing Agreement.

The Pooling and Servicing Agreement provides that neither the Trustee nor the Certificate Administrator will be liable for any action taken, suffered or omitted by it in good faith and believed by it to be authorized, or within the discretion or rights or powers conferred on it, by the Pooling and Servicing Agreement. Furthermore, neither the Trustee nor the Certificate Administrator will be liable for an error in judgment, unless the Trustee or Certificate Administrator was negligent in ascertaining the pertinent facts.

Each of the Trustee and the Certificate Administrator may execute any of the trusts or powers under the Pooling and Servicing Agreement or perform any duties thereunder either directly or by or through agents or attorneys but will not be relieved of its obligations under the Pooling and Servicing Agreement.

The Trustee or the Certificate Administrator, as applicable, will have notice of an event only when one of certain designated officers of the Trustee or the Certificate Administrator, as applicable, has received written notice or obtains actual knowledge of such event.

Neither the Trustee nor the Certificate Administrator will be responsible for delays or failures in performance resulting from acts beyond its control (such acts to include but are not limited to acts of God, strikes, lockouts, riots and acts of war).

Pursuant to the Pooling and Servicing Agreement, the Trustee and Certificate Administrator may rely upon and will be protected in acting or refraining from acting upon any resolution, officer’s certificate, certificate of auditors or any other certificate, statement, instrument, opinion, report, notice, request, consent, order, appraisal, bond or other paper or document reasonably believed by it to be genuine and to have been signed or presented by the proper party or parties. In addition, the Trustee and Certificate Administrator may consult with counsel and the written advice of such counsel or any opinion of counsel will be full and complete authorization and protection in respect of any action taken or suffered or omitted by it under the Pooling and Servicing Agreement in good faith and in accordance therewith. The Trustee and Certificate Administrator will not be under any obligation to exercise any of the trusts or powers vested in it by the Pooling and Servicing Agreement, or to make any investigation of matters arising thereunder or to institute, conduct or defend any litigation under or in relation to the Pooling and Servicing Agreement, at the request, order or direction of any of the Certificateholders, unless those Certificateholders have offered the Trustee or Certificate Administrator, as applicable, reasonable security or indemnity against the costs, expenses and liabilities that may be incurred as a result. The Trustee and Certificate Administrator will not be required to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties under the Pooling and Servicing Agreement, or in the exercise of any of its rights or powers, if it has reasonable grounds for believing that repayment of those funds or adequate indemnity against that risk or liability is not reasonably assured to it. The protections, immunities and indemnities afforded to the Certificate Administrator will also be available to it in its capacity as, and to any other person or entity appointed by it to act as, authenticating agent, certificate registrar, paying agent and custodian.

The Pooling and Servicing Agreement provides that, with respect to each Outside Serviced Mortgage Loan, each of (a) (as and to the same extent the Outside Securitization established under the related Outside Servicing Agreement is required to indemnify each of the following parties in respect of other mortgage loans in such Outside Securitization pursuant to the terms of the related Outside Servicing Agreement) the Outside Servicer, the Outside Special Servicer, the Outside Trustee, the Outside Certificate Administrator, the Outside Operating Advisor and the Outside Depositor under the related Outside Servicing Agreement (and any director, officer, employee or agent of any of the foregoing, to the extent such parties are identified as indemnified parties in the related Outside Servicing Agreement in respect of other mortgage loans included in such Outside Securitization) and (b) the Outside Securitization (such parties in clause (a) and the Outside Securitization collectively, the “Pari Passu Indemnified Parties”) will be entitled to be indemnified against any claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments and any other costs, liabilities, fees and expenses incurred in connection with the servicing and administration of such Outside Serviced Mortgage Loan and the related Mortgaged Property (or, with respect to the Outside Operating Advisor, incurred in connection with the provision of services for such Outside Serviced Mortgage Loan) under the Outside Servicing Agreement (collectively, the “Pari Passu Indemnified Items”) to the extent of the Issuing Entity’s pro rata share of such Pari Passu Indemnified Items, and to the extent amounts on deposit in the related “loan combination custodial account” maintained pursuant to the related Outside Servicing Agreement that are allocated to such Outside Serviced Mortgage Loan are insufficient for reimbursement of such amounts, such Indemnified Party will be entitled to be reimbursed by the Issuing Entity (including out of general collections in the Collection Account) for the Issuing Entity’s pro rata share of the insufficiency.

In addition, the Co-Lender Agreement executed with respect to each Outside Serviced Loan Combination provides that this securitization transaction is obligated to promptly reimburse the Outside Servicer, the Outside Special Servicer, the Outside Trustee, and the Outside Certificate Administrator under the related Outside Servicing Agreement and/or the Outside Securitization established under the related Outside Servicing Agreement, as applicable, for the Issuing Entity’s pro rata share of any fees, costs or expenses incurred in connection with the servicing and administration of such Outside Serviced Loan Combination as to which such Outside Securitization or any of the parties thereto are entitled to be reimbursed pursuant to the terms of the Outside Servicing Agreement. Reimbursement of such pro rata share will be made out of general collections in the Issuing Entity’s Collection Account, to the extent reimbursement out of collections on the applicable Outside Serviced Mortgage Loan are insufficient therefor.

Servicer Termination Events

“Servicer Termination Events” under the Pooling and Servicing Agreement with respect to the Master Servicer or the Special Servicer, as the case may be, will include, without limitation:

(a)       (i) any failure by the Master Servicer to make a required deposit to the Collection Account or any Loan Combination Custodial Account or make a required remittance to any Serviced Companion Loan Holder, on the day such deposit or remittance was first required to be made, which failure is not remedied within one business day or (ii) any failure by the Master Servicer to deposit into, or remit to the Certificate Administrator for deposit into, the Distribution Account any amount required to be so deposited or remitted, which failure is not remedied by 11:00 a.m., New York City time, on the relevant Distribution Date;

(b)       any failure by the Special Servicer to deposit into any REO Account within two business days after the day such deposit is required to be made, or to remit to the Master Servicer for deposit in the Collection Account or any Loan Combination Custodial Account such remittance required to be made by the Special Servicer within one business day after such remittance is required to be made, under the Pooling and Servicing Agreement;

(c)       any failure by the Master Servicer or the Special Servicer duly to observe or perform in any material respect any of its other covenants or obligations under the Pooling and Servicing Agreement, which failure continues unremedied for 30 days (10 days in the case of the Master Servicer’s failure to make a Property Advance or 20 days in the case of a failure to pay the premium for any insurance policy required to be maintained under the Pooling and Servicing Agreement or such shorter period (not less than two business days) as may be required to avoid the commencement of foreclosure proceedings for unpaid real estate taxes or the lapse of insurance, as applicable) after written notice of the failure has been given to the Master Servicer or the Special Servicer, as the case may be, by any other party to the Pooling and Servicing Agreement, or to the Master Servicer or the Special Servicer, as the case may be, with a copy to each other party to the related Pooling and Servicing Agreement, by Certificateholders of any Class, evidencing, as to that Class, not less than 25% of the Voting Rights allocable thereto, or, if affected thereby, by a Serviced Companion Loan Holder; provided, however, if that failure is capable of being cured and the Master Servicer or the Special Servicer, as applicable, is diligently pursuing that cure, that 30-day period will be extended an additional 60 days (provided that the Master Servicer, or the Special Servicer, as applicable, has commenced to cure such failure within the initial 30-day period and has certified that it has diligently pursued, and is continuing to pursue, a full cure);

(d)       any breach on the part of the Master Servicer or the Special Servicer of any representation or warranty in the Pooling and Servicing Agreement, which materially and adversely affects the interests of any Class of Certificateholders or a Serviced Companion Loan Holder, as applicable, and which continues unremedied for a period of 30 days after the date on which notice of that breach, requiring the same to be remedied, has been given to the Master Servicer or the Special Servicer, as the case may be, by the Depositor, the Certificate Administrator or the Trustee, or to the Master Servicer, the Special Servicer, the Depositor, the Certificate Administrator and the Trustee by the holders of Certificates entitled to not less than 25% of the Voting Rights, or, if affected thereby, by the Serviced Companion Loan Holder; provided, however, if that breach is capable of being cured and the Master Servicer or the Special Servicer, as applicable, is diligently pursuing that cure, that 30-day period will be extended an additional 60 days (provided that the Master Servicer, or the Special Servicer, as applicable, has commenced to cure such failure within the initial 30-day period and has certified that it has diligently pursued, and is continuing to pursue, a full cure);

(e)       certain events of insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings in respect of or relating to the Master Servicer or the Special Servicer, and certain actions by or on behalf of the Master Servicer or the Special Servicer indicating its insolvency or inability to pay its obligations;

(f)        the Master Servicer or the Special Servicer, as applicable, is removed from S&P’s Select Servicer List as a U.S. Commercial Mortgage Master Servicer or a U.S. Commercial Mortgage Special Servicer, as applicable, and is not restored to such status on such list within sixty (60) days;

(g)       (a) the Master Servicer or the Special Servicer, as applicable, has failed to maintain a ranking by Morningstar equal to or higher than “MOR CS3” as a master servicer or a special servicer, as applicable, and such ranking is not reinstated within 60 days of such event (if the Master Servicer or the Special Servicer, as applicable, has or had a Morningstar ranking on or after the Closing Date) or (b) if the Master Servicer or the Special Servicer, as applicable, has not been ranked by Morningstar on or after the Closing Date, and Morningstar has qualified, downgraded or withdrawn the then-current rating or ratings of one or more classes of certificates in this or another commercial mortgage-backed securitization or placed one or more classes of certificates in this or another commercial mortgage-backed securitization on “watch status” in contemplation of a rating downgrade or withdrawal publicly citing servicing concerns with the Master Servicer or the Special Servicer, as applicable, as the sole or material factor in such rating action (and such qualification, downgrade, withdrawal or “watch status” placement has not been withdrawn by Morningstar within 60 days of such event;

(h)       the Master Servicer ceases to have a commercial master servicer rating of at least “CMS3” from Fitch Ratings, Inc. (“Fitch”) and that rating is not reinstated within 60 days or the Special Servicer ceases to have a commercial special servicer rating of at least “CSS3” from Fitch and that rating is not reinstated within 60 days, as the case may be; or

(i)         the Master Servicer or the Special Servicer, as applicable, or any primary servicer or sub-servicer appointed by the Master Servicer or the Special Servicer, as applicable, after the Closing Date (but excluding any primary servicer or sub-servicer which the Master Servicer has been instructed to retain by the Depositor or a Sponsor), (i) fails to deliver the items required by the Pooling and Servicing Agreement after any applicable notice and cure period to enable the Certificate Administrator or Depositor to comply with the Issuing Entity’s reporting obligations under the Exchange Act or (ii) for so long as the trust created pursuant to the securitization of a Serviced Companion Loan is subject to the reporting requirements of Regulation AB or the Exchange Act, fails to deliver any Exchange Act reporting items required to be delivered by such servicer pursuant to the Pooling and Servicing Agreement at the times required under the Pooling and Servicing Agreement after any applicable notice and cure periods (and any primary servicer or sub-servicer that defaults in accordance with this clause may be terminated at the direction of the Depositor).

“Serviced Companion Loan Securities” mean any commercial mortgage-backed securities that evidence an interest in or are secured by the assets of an Issuing Entity, which assets include a Serviced Companion Loan (or a portion of or interest in a Serviced Companion Loan).

“Companion Loan Rating Agency” means, with respect to any Serviced Companion Loan, any rating agency that was engaged by a participant in the securitization of such Serviced Companion Loan to assign a rating to the related Serviced Companion Loan Securities.

Rights Upon Servicer Termination Event

If a Servicer Termination Event with respect to the Master Servicer or the Special Servicer is continuing and has not been remedied, then either (i) the Trustee may or (ii) upon the written direction to the Trustee from (A) the holders of Certificates evidencing at least 25% of the Voting Rights of all Certificates (or, if the Servicer Termination Event is with respect to the Special Servicer and relates to specific Mortgage Loans and/or Trust Subordinate Companion Loans, of all Certificates evidencing interests in such affected Mortgage Loans and/or Trust Subordinate Companion Loans), or (B) an affected Serviced Companion Loan Holder (but, subject to the discussion below, solely in the case of the related Serviced Loan Combination and a Servicer Termination Event with respect to the Special Servicer), the Trustee will be required to, terminate all of the rights and obligations of the Master Servicer as master servicer or the Special Servicer as special servicer under the Pooling and Servicing Agreement and in and to the Issuing Entity (except in its capacity as a Certificateholder). Notwithstanding the foregoing, upon any termination of the Master Servicer or the Special Servicer under the Pooling and Servicing Agreement, the Master Servicer or the Special Servicer will continue to be entitled to any rights that accrued prior to the date of such termination (including the right to receive all accrued and unpaid servicing and special servicing compensation through the date of termination plus reimbursement for all Advances and interest on such Advances as provided in the Pooling and Servicing Agreement).

On and after the date of termination following a Servicer Termination Event by the Master Servicer or the Special Servicer, as the case may be, the Trustee will succeed to all authority and power of the Master Servicer or the Special Servicer, as the case may be, under the Pooling and Servicing Agreement and will be entitled to the compensation arrangements to which the Master Servicer or the Special Servicer, as the case may be, would have been entitled (unless previously earned by the Master Servicer or the Special Servicer, as the case may be). If the Trustee is unwilling or unable so to act, or if the holders of Certificates evidencing at least 25% of the Voting

Rights of all Certificateholders so request, or if the Rating Agencies do not provide a Rating Agency Confirmation with respect to the Trustee so acting, the Trustee must appoint, or petition a court of competent jurisdiction for the appointment of, a mortgage loan servicing institution to act as successor to the Master Servicer or the Special Servicer, as applicable, under the Pooling and Servicing Agreement; provided a Rating Agency Confirmation must be obtained regarding appointment of the proposed successor at the expense of the terminated Master Servicer or Special Servicer, as applicable, or, if the expense is not so recovered, at the expense of the Issuing Entity; provided, further, that, the applicable Directing Holder will have the right to approve any successor Special Servicer with respect to any Serviced Loan or Serviced Loan Combination. Pending such appointment, the Trustee is obligated to act in such capacity in accordance with the Pooling and Servicing Agreement. The Trustee and any such successor may agree upon the servicing compensation to be paid; provided, however, that the servicing compensation may not be in excess of that permitted to the terminated Master Servicer or Special Servicer, as applicable, unless no successor can be obtained to perform the obligations for that compensation; and provided, further, that, the Trustee will be required to consult with any applicable Directing Holder and Consulting Party prior to the appointment of a successor Master Servicer or Special Servicer with respect to any Serviced Loan or Serviced Loan Combination at a servicing compensation in excess of that permitted to the terminated Master Servicer or Special Servicer, as applicable. Any compensation in excess of that payable to the predecessor Master Servicer or the Special Servicer may result in Realized Losses or other shortfalls on the Certificates.

The Trustee or any other successor Master Servicer assuming the obligations of the Master Servicer under the Pooling and Servicing Agreement will be entitled to the compensation to which the Master Servicer would have been entitled after the date of the assumption of the Master Servicer’s obligations. If no successor Master Servicer can be obtained to perform such obligations for such compensation, additional amounts payable to such successor Master Servicer will be treated as Realized Losses.

Notwithstanding the foregoing, (1) if any Servicer Termination Event on the part of the Master Servicer affects a Serviced Companion Loan, the related Serviced Companion Loan Holder or the rating on a class of the related Serviced Companion Loan Securities, and if the Master Servicer is not otherwise terminated, or (2) if a Servicer Termination Event on the part of the Master Servicer affects only a Serviced Companion Loan, the related Serviced Companion Loan Holder or the rating on a class of related Serviced Companion Loan Securities, then the Master Servicer may not be terminated by or at the direction of the related Serviced Companion Loan Holder or the holders of any Certificates, but upon the written direction of the related Serviced Companion Loan Holder, the Master Servicer will be required to appoint a sub-servicer that will be responsible for servicing the related Serviced Loan Combination. Also, notwithstanding the foregoing, if a Servicer Termination Event described in clauses (a), (b), (c), (d), (f), (g) or (h) under “—Servicer Termination Events” on the part of the Special Servicer affects only a Serviced Companion Loan, a Serviced Companion Loan Holder or a rating on any Serviced Companion Loan Securities, then it will not be a Servicer Termination Event with respect to the Mortgage Pool as a whole, but the related Serviced Companion Loan Holder may terminate the Special Servicer with respect to the related Serviced Loan Combination.

Notwithstanding the foregoing discussion in this “—Rights Upon Servicer Termination Event” section, if the Master Servicer is terminated under the circumstances described above because of the occurrence of any of the Servicer Termination Events described in clause (f), (g) or (h) under “—Servicer Termination Events” above, the Master Servicer will have the right for a period of 45 days (during which time it will continue to serve as Master Servicer), at its expense, to sell its master servicing rights with respect to the Mortgage Loans to a Master Servicer as to which the Rating Agencies have provided a Rating Agency Confirmation.

No Certificateholder will have any right under the Pooling and Servicing Agreement to institute any proceeding with respect to the Pooling and Servicing Agreement or the Mortgage Loans, unless, with respect to the Pooling and Servicing Agreement, such holder previously has given to the Trustee a written notice of a default under the Pooling and Servicing Agreement, and of the continuance of the default, and unless also the holders of at least 25% of the Voting Rights of any Class affected thereby have made written request of the Trustee (with a copy to the Certificate Administrator) to institute such proceeding in its own name as Trustee under the Pooling and Servicing Agreement and have offered to the Trustee such reasonable indemnity as it may require against the costs, expenses and liabilities to be incurred in connection with such proceeding, and the Trustee, for 60 days after its receipt of such notice, request and offer of indemnity, has neglected or refused to institute such proceeding.

The Trustee will have no obligation to make any investigation of matters arising under the Pooling and Servicing Agreement or to institute, conduct or defend any litigation under the Pooling and Servicing Agreement or in relation to it at the request, order or direction of any of the holders of Certificates, unless such holders of Certificates have offered to the Trustee security or indemnity reasonably satisfactory to it against the costs, expenses and liabilities which may be incurred in connection with such action.

In addition, the Depositor may terminate each of the Master Servicer and the Special Servicer upon five business days’ notice if the Master Servicer or the Special Servicer, as the case may be, fails to comply with certain of its reporting obligations under the Pooling and Servicing Agreement.

Waivers of Servicer Termination Events

A Servicer Termination Event may be waived by the Certificateholders evidencing not less than 66-2/3% of the Voting Rights of all Certificates (or, if the Servicer Termination Event is with respect to the Special Servicer and relates to specific Mortgage Loans and/or Trust Subordinate Companion Loans, of all Certificates evidencing interests in such affected Mortgage Loans and/or Trust Subordinate Companion Loans) (and, if such Servicer Termination Event is on the part of a Special Servicer with respect to a Serviced Loan Combination only, by the related Serviced Companion Loan Holder). Notwithstanding the foregoing, (1) a Servicer Termination Event under clause (a) or (b) under “—Servicer Termination Events” above may be waived only with the consent of all of the Certificateholders of the affected Classes, and (2) a Servicer Termination Event under clause (i) under “—Servicer Termination Events” above may be waived only with the consent of the Depositor, together with (in the case of each of clauses (1) and (2) of this sentence) the consent of any Serviced Companion Loan Holder affected by such Servicer Termination Event. If a Servicer Termination Event on the part of the Master Servicer is waived in connection with a Serviced Loan Combination, the related Serviced Companion Loan Holder may require that the Master Servicer appoint a sub-servicer to service the related Serviced Loan Combination, which sub-servicer is the subject of a Rating Agency Confirmation.

Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event

General

The Special Servicer may be removed and replaced in such capacity and a successor Special Servicer appointed, other than in connection with a Servicer Termination Event, with respect to any Serviced Mortgage Loan or Serviced Loan Combination, as follows:

(a)           with or without cause, at the direction of the applicable Directing Holder, upon satisfaction of certain conditions specified in the Pooling and Servicing Agreement (including the delivery of a Rating Agency Confirmation);

(b)           pursuant to a vote of applicable Certificateholders, with or without cause, in accordance with the procedures described below under “—Removal of the Special Servicer by Certificateholders Following a Control Termination Event”, upon the affirmative vote of (a) the holders of Pooled Certificates (other than the Class S Certificates)(or, in the case of each of the Woodlands Mall Loan Combination and The Centre Loan Combination, the holders of Pooled Certificates (other than the Class S Certificates) and related Loan-Specific Certificates in the aggregate), evidencing at least 66-2/3% of the Pooled Voting Rights or Voting Rights, as applicable, allocable to the Certificates of those holders that voted on such matter (provided that holders representing the applicable Certificateholder Quorum vote on the matter) or (b) the holders of Non-Reduced Certificates entitled to vote on the matter evidencing more than 50% of the Voting Rights allocable to each such Class of Non-Reduced Certificates, and further upon the occurrence of the following:

●	with respect to the Woodlands Mall Loan Combination, if both a Woodlands Mall Control Appraisal Period and a Control Termination Event that relates to the Woodlands Mall Mortgage Loan have occurred and are continuing;

●	with respect to The Centre Loan Combination, if both a Centre Control Appraisal Period and a Control Termination Event that relates to The Centre Mortgage Loan have occurred and are continuing;

●	with respect to each other Serviced Mortgage Loan and Serviced Loan Combination (excluding any Serviced Outside Controlled Loan Combination), if a Control Termination Event has occurred and is continuing;

(c)           at any time, with respect to the Serviced Loans (other than with respect to the Woodlands Mall Loan Combination and The Centre Loan Combination), if (i) the Operating Advisor (A) determines, in its sole discretion exercised in good faith, that the Special Servicer has failed to comply with the Servicing Standard and a replacement of the Special Servicer would be in the best interest of the Pooled Certificateholders (as a collective whole), and (B) recommends the replacement of the Special Servicer with respect to the Serviced Loans (other than with respect to the Woodlands Mall Loan Combination and The Centre Loan Combination), and (ii) the holders of Pooled Certificates evidencing at least a majority of the aggregate outstanding principal balance of the Pooled Certificates of those holders that voted on the matter (provided that holders representing the applicable Certificateholder Quorum vote on the matter) affirmatively vote to remove the Special Servicer in such capacity in accordance with the procedures set forth under “—Removal of the Special Servicer by Certificateholders Based on the Recommendation of the Operating Advisor”; and

(d)           at any time, with respect to each of the Woodlands Mall Loan Combination and The Centre Loan Combination, if (i) the Operating Advisor (A) determines, in its sole discretion exercised in good faith, that the Special Servicer has failed to comply with the Servicing Standard and a replacement of the Special Servicer would be in the best interest of the related Loan-Specific Certificateholders or the Pooled Certificateholders (in either case, as a collective whole), and (B) recommends the replacement of the Special Servicer with respect to the Woodlands Mall Loan Combination or The Centre Loan Combination, as applicable, and (ii) the holders of either the related Loan-Specific Certificates or the Pooled Certificates, as applicable, evidencing at least a majority of the aggregate outstanding principal balance of the related Loan-Specific Certificates or the Pooled Certificates, as applicable, of those holders that voted on the matter (provided that holders representing the applicable Certificateholder Quorum vote on the matter) affirmatively vote to remove the Special Servicer in such capacity in accordance with the procedures set forth under “—Removal of the Special Servicer by Certificateholders Based on the Recommendation of the Operating Advisor”.

“Certificateholder Quorum” means a quorum that:

(1)	with respect to the Pooled Certificates and the related Loan-Specific Certificates, for purposes of a vote to terminate and replace the Special Servicer for either the Woodlands Mall Loan Combination or The Centre Loan Combination at the request of the holders of Certificates evidencing not less than 25% of the Voting Rights allocable to the Pooled Certificates (other than the Class S Certificates) and the related Loan-Specific Certificates (without regard to the application of any Appraisal Reduction Amounts), consists of the holders of Certificates evidencing at least 50% of the Voting Rights (taking into account the allocation of any Appraisal Reduction Amounts to notionally reduce the Certificate Balances of the respective Classes of applicable Principal Balance Certificates) of all of the Pooled Certificates (other than the Class S Certificates) and the related Loan-Specific Certificates, on an aggregate basis;

(2)	with respect to the Pooled Certificates, (a) for purposes of a vote to terminate and replace the Special Servicer (other than with respect to the Woodlands Mall Loan Combination and The Centre Loan Combination) or the Asset Representations Reviewer at the request of the holders of Pooled Certificates evidencing not less than 25% of the Pooled Voting Rights (without regard to the application of any Appraisal Reduction Amounts), consists of the holders of Pooled Certificates evidencing at least 50% of the Pooled Voting Rights (taking into account the allocation of any Appraisal Reduction Amounts to notionally reduce the Certificate Balances of the respective Classes of Pooled Principal Balance Certificates) of all of the Pooled Certificates (other than the Class S Certificates), on an aggregate basis, and (b) for purposes of each of (i) a vote to terminate and replace the Special Servicer (other than with respect to the Woodlands Mall Loan Combination and The Centre Loan Combination) based on a recommendation of the Operating Advisor, (ii) a vote to terminate and replace the Special Servicer with respect to the Woodlands Mall Loan Combination based on a recommendation of the Operating Advisor, and (iii) a vote to terminate and replace the Special Servicer with respect to The Centre Loan Combination based on a recommendation of the Operating Advisor, consists of the holders of Pooled Certificates evidencing at least 20% of the aggregate of the outstanding principal balances of all Pooled Certificates, with such quorum including at least three (3) holders of Pooled Certificates that are not Risk Retention Affiliated with each other;

(3)	with respect to the Woodlands Mall Loan-Specific Certificates, for purposes of a vote to terminate and replace the Special Servicer based on a recommendation of the Operating Advisor, consists of the holders of Woodlands Mall Loan-Specific Certificates evidencing at least 20% of the aggregate of the outstanding principal balances of all Woodlands Mall Loan-Specific Certificates, with such quorum including at least three (3) holders of Woodlands Mall Loan-Specific Certificates that are not Risk Retention Affiliated with each other; and

(4)	with respect to the Centre Loan-Specific Certificates, for purposes of a vote to terminate and replace the Special Servicer based on a recommendation of the Operating Advisor, consists of the holders of Centre Loan-Specific Certificates evidencing at least 20% of the aggregate of the outstanding principal balances of all Centre Loan-Specific Certificates, with such quorum including at least three (3) holders of Centre Loan-Specific Certificates that are not Risk Retention Affiliated with each other.

In addition, the Depositor may terminate the Special Servicer upon five business days’ notice if the Special Servicer fails to comply with certain of its reporting obligations under the Pooling and Servicing Agreement.

In no event may a successor Special Servicer be a current or former Operating Advisor or Asset Representations Reviewer or any affiliate (including any Risk Retention Affiliate) of such current or former Operating Advisor or Asset Representations Reviewer.

Excluded Special Servicer Mortgage Loans

Notwithstanding the foregoing, if the Special Servicer, to its knowledge, becomes a Borrower Party with respect to any Mortgage Loan or Loan Combination (any such Mortgage Loan or Loan Combination, an “Excluded Special Servicer Mortgage Loan”), the Special Servicer will be required to resign as Special Servicer of that Excluded Special Servicer Mortgage Loan. The applicable Directing Holder will be entitled to appoint (and replace with or without cause) a successor Special Servicer that is not a Borrower Party in accordance with the terms of the Pooling and Servicing Agreement (the “Excluded Mortgage Loan Special Servicer”) for the related Excluded Special Servicer Mortgage Loan.

If there is no applicable Directing Holder entitled to appoint an Excluded Mortgage Loan Special Servicer for an Excluded Special Servicer Mortgage Loan (or if there is an applicable Directing Holder so entitled but it has not appointed a replacement Special Servicer within 30 days), then the Certificate Administrator will so notify the resigning Special Servicer that such Excluded Mortgage Loan Special Servicer has not been appointed and such resigning Special Servicer will use reasonable efforts to appoint such Excluded Mortgage Loan Special Servicer. In the event that the resigning Special Servicer is required to appoint an Excluded Mortgage Loan Special Servicer, the resigning Special Servicer will not have any liability for the actions or inactions of the newly appointed Excluded Mortgage Loan Special Servicer or with respect to the identity of the applicable Excluded Mortgage Loan Special Servicer (so long as, on the date of appointment, such appointment meets the criteria of the Pooling and Servicing Agreement).

If at any time the Special Servicer is no longer a Borrower Party with respect to an Excluded Special Servicer Mortgage Loan, (1) the related Excluded Mortgage Loan Special Servicer will be required to resign, (2) the related Mortgage Loan or Loan Combination, as the case may be, will no longer be an Excluded Special Servicer Mortgage Loan, (3) the original Special Servicer will become the Special Servicer again for such Serviced Mortgage Loan or Serviced Loan Combination, as the case may be, and (4) the original Special Servicer will be entitled to all special servicing compensation with respect to such Serviced Mortgage Loan or Serviced Loan Combination, as the case may be, earned during such time on and after such Serviced Mortgage Loan or Serviced Loan Combination, as the case may be, is no longer an Excluded Special Servicer Mortgage Loan.

The Excluded Mortgage Loan Special Servicer will be required to perform all of the obligations of the Special Servicer for the related Excluded Special Servicer Mortgage Loan and will be entitled to all special servicing compensation with respect to such Excluded Special Servicer Mortgage Loan earned during such time as the related Mortgage Loan is an Excluded Special Servicer Mortgage Loan. The Special Servicer will remain entitled to all special servicing compensation with respect to the Mortgage Loans and Serviced Loan Combinations that are not Excluded Special Servicer Mortgage Loans during such time.

Notwithstanding the foregoing discussion under this “—Excluded Special Servicer Mortgage Loans” sub-heading, in the case of any Serviced Outside Controlled Loan Combination, the related Outside Controlling Note Holder will have the right to appoint an Excluded Mortgage Loan Special Servicer.

Removal of the Special Servicer by Certificateholders Following a Control Termination Event

The procedures for removing a Special Servicer (other than with respect to any Serviced Outside Controlled Loan Combination, the Woodlands Mall Loan Combination and The Centre Loan Combination) if a Control Termination Event has occurred and is continuing will be as follows: upon (i) the written direction of holders of Pooled Certificates evidencing at least 25% of the Pooled Voting Rights of the Pooled Certificates (other than the Class S Certificates) requesting a vote to terminate and replace the Special Servicer (with respect to all of the Serviced Loans other than any Serviced Outside Controlled Loan Combination, the Woodlands Mall Loan Combination and The Centre Loan Combination) with a proposed successor Special Servicer, (ii) payment by such holders to the Certificate Administrator of the reasonable fees and expenses to be incurred by the Certificate Administrator in connection with administering such vote and (iii) delivery by such holders to the Certificate Administrator and the Trustee of a Rating Agency Confirmation addressing the removal and replacement of the Special Servicer (which confirmations will be obtained at the expense of such holders), the Certificate Administrator will be required to promptly provide written notice to all Pooled Certificateholders of such request by posting such notice on its internet website and by mailing at their addresses appearing in the certificate register. Upon the affirmative vote of (a) the holders of Pooled Certificates (other than the Class S Certificates) evidencing at least 66-2/3% of the Pooled Voting Rights allocable to the Pooled Certificates of those holders that voted on such matter (provided that holders representing the applicable Pooled Certificateholder Quorum vote on the matter) or (b) the holders of Pooled Certificates that are Non-Reduced Certificates evidencing more than 50% of the Voting Rights allocable to each such Class of Non-Reduced Certificates, the Trustee will be required to terminate all of the rights and obligations of the Special Servicer under the Pooling and Servicing Agreement with respect to the applicable Serviced Loans (other than any Serviced Outside Controlled Loan Combination, the Woodlands Mall Loan Combination and The Centre Loan Combination) and appoint the proposed successor Special Servicer; provided that if that affirmative vote is not achieved within 180 days of the initial request for a vote to so terminate and replace the Special Servicer, then that vote will have no force and effect. The Certificate Administrator will include on each Distribution Date statement a statement that each Pooled Certificateholder and beneficial owner of Pooled Certificates may access such notices on the Certificate Administrator’s website and each Certificateholder and beneficial owner of Pooled Certificates may register to receive email notifications when such notices are posted on the website. Any such appointment of a successor Special Servicer with respect to the Serviced Loans (other than any Serviced Outside Controlled Loan Combination, the Woodlands Mall Loan Combination and The Centre Loan Combination) based on a Pooled Certificateholder vote will be subject to the receipt of a Rating Agency Confirmation. The Certificate Administrator will be entitled to reimbursement from the requesting Pooled Certificateholders for the reasonable expenses of posting notices of such requests.

The procedures for removing a Special Servicer with respect to each of (i) the Woodlands Mall Loan Combination if both a Woodlands Mall Control Appraisal Period and an applicable Control Termination Event have occurred and are continuing and (ii) The Centre Loan Combination if both a Centre Control Appraisal Period and an applicable Control Termination Event have occurred and are continuing will be as follows (with references to “Applicable Certificates” in this paragraph meaning, collectively, in the aggregate, (a) the Pooled Certificates (other than the Class S Certificates) and (b) the Woodlands Loan-Specific Certificates (in the case of the removal of a Special Servicer with respect to the Woodlands Mall Loan Combination) or The Centre Loan-Specific Certificates (in the case of the removal of a Special Servicer with respect to The Centre Loan Combination)): upon the written direction of holders of Applicable Certificates evidencing 25% of the Voting Rights of all of the Applicable Certificates requesting a vote to terminate and replace the Special Servicer (with respect to the related Loan Combination) with a proposed successor Special Servicer, (ii) payment by such holders to the Certificate Administrator of the reasonable fees and expenses to be incurred by the Certificate Administrator in connection with administering such vote and (iii) delivery by such holders to the Certificate Administrator and the Trustee of a Rating Agency Confirmation addressing the removal and replacement of the Special Servicer (which confirmations will be obtained at the expense of such holders), the Certificate Administrator will be required to promptly provide written notice to all Certificateholders of such request by posting such notice on its internet website and by mailing at their addresses appearing in the certificate register. Upon the affirmative vote of (a) the holders of Applicable Certificates evidencing at least 66-2/3% of the Voting Rights allocable to the Applicable Certificates of those holders that voted on such matter (provided that holders representing the applicable Certificateholder Quorum vote on the matter) or (b) the holders of Applicable Certificates that are Non-Reduced Certificates evidencing more than 50% of the Voting Rights allocable to each Class of Applicable Certificates that are Non-Reduced Certificates, the Trustee will be required to terminate all of the rights and obligations of the Special Servicer under the Pooling and Servicing Agreement with respect to the related Loan Combination and appoint the proposed successor Special Servicer; provided that if that affirmative vote is not achieved within 180 days of the initial request for a vote to so terminate and replace the Special Servicer, then that vote will have no force and effect. The Certificate Administrator will include on each Distribution Date statement a statement that each Certificateholder and beneficial owner of Certificates may access such notices on the Certificate Administrator’s website and each Certificateholder and beneficial owner of Certificates may register to receive email notifications when such notices are posted on the website. Any such appointment of a successor Special Servicer with respect to the related Loan Combination based on a Certificateholder vote will be subject to the receipt of a Rating Agency Confirmation. The Certificate Administrator will be entitled to reimbursement from the requesting Certificateholders for the reasonable expenses of posting notices of such requests.

Removal of the Special Servicer by Certificateholders Based on the Recommendation of the Operating Advisor

With respect to the Woodlands Mall Loan Combination, The Centre Loan Combination or the group of the remaining Serviced Loans, as applicable, if the Operating Advisor determines, in its sole discretion exercised in good faith, that (1) the Special Servicer has failed to comply with the Servicing Standard and (2) a replacement of the Special Servicer would be in the best interest of the Pooled Certificateholders (as a collective whole), the Operating Advisor will have the right to recommend the replacement of the Special Servicer with respect to the applicable Serviced Loans. In any such event, the Operating Advisor will be required to deliver to the Trustee and the Certificate Administrator, with a copy to the Special Servicer, a written recommendation detailing the reasons supporting its position (along with relevant information justifying its recommendation) and recommending a replacement Special Servicer meeting the applicable requirements of the Pooling and Servicing Agreement, which recommended special servicer has agreed to succeed the then-current Special Servicer with respect to the applicable Serviced Loans if appointed in accordance with the Pooling and Servicing Agreement. The Certificate Administrator will be required to promptly post a copy of such recommendation on its internet website and by mail send notice to all Pooled Certificateholders, asking them to indicate whether they wish to remove the Special Servicer. Upon the affirmative vote of the holders of Pooled Certificates evidencing at least a majority of the aggregate outstanding principal balance of the Pooled Certificates of those holders that voted on the matter (provided that holders representing the applicable Pooled Certificateholder Quorum vote on the matter within 180 days of the initial request for a vote), and receipt by the Certificate Administrator of a Rating Agency Confirmation from each Rating Agency, the Trustee will terminate all of the rights and obligations of the Special Servicer under the Pooling and Servicing Agreement with respect to the applicable Serviced Loans, and appoint the recommended successor Special Servicer. If such affirmative vote of the holders of the required Pooled Certificates is not achieved within 180 days of the request for a vote on the removal of the Special Servicer, the recommendation of the Operating Advisor to so remove and replace the Special Servicer will lapse and be of no force and effect. The reasonable fees and out-of-pocket costs and expenses associated with obtaining the Rating Agency Confirmation described above and administering the vote on removal of the Special Servicer will be an additional expense of the Issuing Entity. If any Special Servicer is terminated pursuant to a vote to terminate and replace the Special Servicer based on a recommendation of the Operating Advisor, then the terminated party may not subsequently be re-appointed as the Special Servicer under the Pooling and Servicing Agreement with respect to the Serviced Loans as to which it was terminated pursuant to any provision of the Pooling and Servicing Agreement or any Co-Lender Agreement.

With respect to each of the Woodlands Mall Loan Combination and The Centre Loan Combination, if the Operating Advisor determines, in its sole discretion exercised in good faith, that (1) the Special Servicer has failed to comply with the Servicing Standard and (2) a replacement of the Special Servicer would be in the best interest of the related Loan-Specific Certificateholders (as a collective whole), the Operating Advisor will have the right to recommend the replacement of the Special Servicer with respect to the related Loan Combination. In any such event, the Operating Advisor will be required to deliver to the Trustee and the Certificate Administrator, with a copy to the Special Servicer, a written recommendation detailing the reasons supporting its position (along with relevant information justifying its recommendation) and recommending a replacement Special Servicer meeting the applicable requirements of the Pooling and Servicing Agreement, which recommended special servicer has agreed to succeed the then-current Special Servicer with respect to the related Loan Combination if appointed in accordance with the Pooling and Servicing Agreement. The Certificate Administrator will be required to promptly post a copy of such recommendation on its internet website and by mail send notice to all applicable Loan-Specific Certificateholders, asking them to indicate whether they wish to remove the Special Servicer. Upon the affirmative vote of the holders of Loan-Specific Certificates evidencing at least a majority of the aggregate outstanding principal balance of the Loan-Specific Certificates of those holders that voted on the matter (provided that holders representing the applicable Certificateholder Quorum vote on the matter within 180 days of the initial request for a vote), and receipt by the Certificate Administrator of a Rating Agency Confirmation from each Rating Agency, the Trustee will terminate all of the rights and obligations of the Special Servicer under the Pooling and Servicing Agreement with respect to the related Loan Combination, and appoint the recommended successor Special Servicer. If such affirmative vote of the holders of the required Loan-Specific Certificates is not achieved within 180 days of the request for a vote on the removal of the Special Servicer, the recommendation of the Operating Advisor to so remove and replace the Special Servicer will lapse and be of no force and effect. The reasonable fees and out-of-pocket costs and expenses associated with obtaining the Rating Agency Confirmation described above and administering the vote on removal of the Special Servicer will be an additional expense of the Issuing Entity. If any Special Servicer is terminated pursuant to a vote to terminate and replace the Special Servicer based on a recommendation of the Operating Advisor, then the terminated party may not subsequently be re-appointed as the Special Servicer with respect to the related Loan Combination under the Pooling and Servicing Agreement pursuant to any provision of the Pooling and Servicing Agreement or any Co-Lender Agreement.

Resignation of the Master Servicer, the Special Servicer and the Operating Advisor

Each of the Master Servicer and the Special Servicer may resign, assign its rights and delegate its duties and obligations under the Pooling and Servicing Agreement; provided that certain conditions are satisfied including obtaining a Rating Agency Confirmation. The resigning Master Servicer or Special Servicer, as applicable, must pay all costs and expenses associated with the transfer of its duties after resignation. The Pooling and Servicing Agreement provides that the Master Servicer or the Special Servicer, as the case may be, may not otherwise resign from its obligations and duties as Master Servicer or Special Servicer, as the case may be, except upon the determination that performance of its duties is no longer permissible under applicable law and provided that such determination is evidenced by an opinion of counsel to that effect delivered to the Trustee and the Certificate Administrator. No such resignation may become effective until the Trustee (solely with respect to the Master Servicer or the Special Servicer) or a successor Master Servicer or Special Servicer has assumed the obligations of the Master Servicer or the Special Servicer, as applicable, under the Pooling and Servicing Agreement. The Trustee or any other successor Master Servicer or Special Servicer assuming the obligations of the Master Servicer or the Special Servicer under the Pooling and Servicing Agreement will be entitled to the compensation to which the Master Servicer or the Special Servicer would have been entitled after the date of assumption of such obligations (other than certain Workout Fees which the prior Special Servicer will be entitled to retain). If no successor Master Servicer or Special Servicer can be obtained to perform such obligations for such compensation, additional amounts payable to such successor Master Servicer or Special Servicer will result in shortfalls in distributions on the Certificates.

The Operating Advisor may resign from its duties and obligations under the Pooling and Servicing Agreement upon 30 days’ prior written notice to the parties to the Pooling and Servicing Agreement, any applicable Directing Holder and any applicable Consulting Parties; provided that certain conditions are satisfied including obtaining a Rating Agency Confirmation. No such resignation may become effective until a successor entity has assumed the obligations of the Operating Advisor under the Pooling and Servicing Agreement. The successor entity assuming the obligations of the Operating Advisor under the Pooling and Servicing Agreement will be entitled to the compensation to which the Operating Advisor would have been entitled after the date of assumption of such obligations. If no successor Operating Advisor has been appointed and accepted such appointment within 60 days after the resigning Operating Advisor’s giving of notice of resignation, the resigning Operating Advisor may petition any court of competent jurisdiction for appointment of a successor. The resigning Operating Advisor must pay all costs and expenses associated with its resignation and the transfer of its duties. If no successor Operating Advisor can be obtained to perform such obligations for such compensation, additional amounts payable to such successor Operating Advisor will result in shortfalls in distributions on the Certificates.

In addition, in the event that, at any time following the date that the Credit Risk Retention Rules are no longer applicable to the respective securitization transactions constituted by the issuance of the Certificates and there are no Classes of Certificates outstanding other than the Control Eligible Certificates, the Woodlands Mall Loan-Specific Certificates, the Center Control Eligible Certificates, the Class S Certificates, the VRR Interest and the Class R Certificates, then all of the rights and obligations of the Operating Advisor under the Pooling and Servicing Agreement will terminate without payment of any penalty or termination fee (other than any rights or obligations that accrued prior to the date of such termination (including accrued and unpaid compensation) and other than indemnification rights arising out of events occurring prior to such termination). If the Operating Advisor is terminated pursuant to the foregoing sentence, then no replacement operating advisor will be appointed.

The Pooling and Servicing Agreement will prohibit the appointment of the Asset Representations Reviewer or one of its affiliates as successor to the Master Servicer or Special Servicer.

Qualification, Resignation and Removal of the Trustee and the Certificate Administrator

The Trustee is required to maintain (A) a rating on its unsecured long-term debt of at least “BBB+” by S&P and (B) a rating on its unsecured long term-debt of at least “A-” by Fitch or a rating on its short-term debt of at least “F1” by Fitch; provided, however, that Wilmington Trust, National Association as the initial trustee will be deemed to have met the eligibility requirements in (A) and (B) above for so long as (a) it has a rating on its unsecured long-term debt of at least “BBB” from S&P and a short term debt rating of at least “A-2” from S&P, (b) it has a rating on its unsecured long-term debt of at least “BBB” by Fitch or a rating on its short-term debt rating of at least “F2” by Fitch and (c) the master servicer has (i) a rating on its unsecured long-term debt of at least “A” by S&P and a rating on its short-term debt of at least “A-1” from S&P and (ii) a rating on its unsecured long-term debt of a least “A” by Fitch or a rating on its short-term debt of at least “F1” by Fitch (or such other rating with respect to which the applicable Rating Agency has provided a Rating Agency Confirmation). In addition, the Trustee is required to satisfy the requirements for a Trustee contemplated by clause (a)(4)(i) of Rule 3a-7 under the Investment Company Act. The Certificate Administrator is required to maintain a rating on its unsecured long term debt of at least (A) “BBB+” by S&P (or “BBB” by S&P if the Certificate Administrator’s unsecured short term debt is rated at least “A-2” by S&P) and (B) “BBB+” by Fitch (or, in the case of any Rating Agency’s ratings requirement set forth above in this sentence, such other rating with respect to which the applicable Rating Agency has provided a Rating Agency Confirmation). Each of the Trustee and the Certificate Administrator may resign at any time by giving written notice to, among others, the other parties to the Pooling and Servicing Agreement. However, no such resignation will be effective until a successor has been appointed. Upon such notice, the Master Servicer will appoint a successor Trustee or Certificate Administrator, as applicable. If no successor has been appointed and accepted such appointment within 90 days after the giving of such notice of resignation, the resigning Trustee or Certificate Administrator, as applicable, may petition any court of competent jurisdiction for appointment of a successor, and such petition will be an expense of the Issuing Entity.

The Depositor may remove the Trustee or Certificate Administrator, as applicable (and appoint a successor) if, among other things, the Trustee or Certificate Administrator, as applicable, ceases to be eligible to continue as such under the Pooling and Servicing Agreement or if at any time the Trustee or Certificate Administrator, as applicable, becomes incapable of acting, or is adjudged bankrupt or insolvent, or a receiver of the Trustee or Certificate Administrator, as applicable, or its respective property is appointed or any public officer takes charge or control of the Trustee or Certificate Administrator, as applicable, or of its property. The holders of Certificates evidencing more than 50% of the Voting Rights allocated to all of the Certificates may remove the Trustee or Certificate Administrator, as applicable, and appoint a successor, upon prior written notice to, among others, the Depositor, the Master Servicer, the Certificate Administrator and the Trustee.

Any resignation or removal of the Trustee or Certificate Administrator, as applicable, and appointment of a successor will not become effective until (i) acceptance by the successor Trustee or Certificate Administrator, as applicable, of the appointment, and (ii) the resigning Trustee or Certificate Administrator, as applicable, files any required Form 8-K.

Notwithstanding the foregoing, upon any resignation or termination of the Trustee or Certificate Administrator, as applicable, under the Pooling and Servicing Agreement, the Trustee or Certificate Administrator, as applicable, will continue to be entitled to receive all accrued and unpaid compensation through the date of termination plus (in the case of the Trustee) reimbursement for all Advances made by it and interest on those Advances as provided in the Pooling and Servicing Agreement. The Trustee or Certificate Administrator, as applicable, will be required to bear all reasonable out-of-pocket costs and expenses of each party to the Pooling and Servicing Agreement and each Rating Agency in connection with any removal or resignation of such entity as and to the extent required under the Pooling and Servicing Agreement; provided, that if the Trustee or Certificate Administrator, as applicable, is terminated without cause by the holders of Certificates evidencing more than 50% of the Voting Rights allocated to all of the Certificates as provided in the second preceding paragraph, then such holders will be required to pay all the reasonable costs and expenses of the Trustee or Certificate Administrator, as applicable, necessary to effect the transfer of the rights and obligations (including custody of the Mortgage Loan and Trust Subordinate Companion Loan files) of the Trustee or Certificate Administrator, as applicable, to a successor. Any successor Trustee or Certificate Administrator, as applicable, must have a combined capital and surplus of at least $50,000,000, and the ratings on its unsecured long term debt set forth above.

At any time, for the purpose of meeting any legal requirements of any jurisdiction in which any part of the Issuing Entity, the assets thereof or any property securing the same is located, the Depositor and the Trustee acting jointly will have the power to appoint one or more persons or entities to act (at the expense of (i) the Trustee, if the need to appoint such co-trustee(s) arises from any change in or matter relating to the identity, organization, status, power, conflicts, internal policy or other development or matter with respect to the Trustee, and/or (ii) the Issuing Entity, if the need to appoint such co-trustee(s) arises from a change in applicable law or the identity, status or power of the Issuing Entity; provided, however, that in the event the need to appoint such co-trustee(s) arises from a combination of the events described in clause (i) and clause (ii), the expense will be split evenly between the Trustee and the Issuing Entity; and provided, further, that in the event the need to appoint such co-trustee(s) arises from none of the events described in clause (i) and clause (ii), such appointment will be at the expense of the Issuing Entity) as co-trustee or co-trustees, jointly with the Trustee, or separate trustee or separate trustees, of all or any part of the Issuing Entity, and to vest in such co-trustee or separate trustee such powers, duties, obligations, rights and trusts as the Depositor and the Trustee may consider necessary or desirable. The appointment of a co-trustee or separate trustee will not relieve the Trustee of its responsibilities, obligations and liabilities under the Pooling and Servicing Agreement except as required by applicable law.

The Certificate Administrator is required to perform only those duties described in this prospectus or otherwise specifically required under the Pooling and Servicing Agreement. If no Servicer Termination Event has occurred, and after the curing or waiver of all Servicer Termination Events which may have occurred, the Trustee is required to perform only those duties described in this prospectus or otherwise specifically required under the Pooling and Servicing Agreement. Upon receipt of the various Certificates, reports or other instruments required to be furnished to it, the Trustee or the Certificate Administrator, as applicable, is required to examine such documents and to determine whether they conform on their face to the requirements of the Pooling and Servicing Agreement.

The Depositor may terminate the Certificate Administrator upon 5 business days’ notice if the Certificate Administrator fails to comply with certain of its reporting obligations under the Pooling and Servicing Agreement.

The Pooling and Servicing Agreement will prohibit the appointment of the Asset Representations Reviewer or one of its affiliates as successor to the Trustee or Certificate Administrator.

Amendment

The Pooling and Servicing Agreement may be amended without the consent of any of the holders of Certificates:

(a)       to cure any ambiguity to the extent that it does not adversely affect any holders of Certificates;

(b)       to correct or supplement any of its provisions which may be inconsistent with any other provisions of the Pooling and Servicing Agreement or with the description of the provisions in this prospectus, or to correct any error;

(c)       to change the timing and/or nature of deposits in the Collection Account, the Excess Liquidation Proceeds Reserve Account, the Excess Interest Distribution Account, the Distribution Account or any REO Account; provided that (A) the Master Servicer Remittance Date may in no event be later than the business day prior to the related Distribution Date and (B) the change would not adversely affect in any material respect the interests of any Certificateholder, as evidenced by an opinion of counsel (at the expense of the party requesting the amendment);

(d)       to modify, eliminate or add to any of its provisions (i) to the extent necessary to maintain the qualification of any Trust REMIC as a REMIC or the Grantor Trust as a grantor trust or to avoid or minimize the risk of imposition of any tax on the Issuing Entity; provided that the Trustee and the Certificate Administrator have received an opinion of counsel (at the expense of the party requesting the amendment) to the effect that (1) the action is necessary or desirable to maintain such qualification or to avoid or minimize such risk and (2) the action will not adversely affect in any material respect the interests of any holder of the Certificates, (ii) to restrict (or to remove any existing restrictions with respect to) the transfer of the Class R

Certificates, provided that the Depositor has determined that the amendment will not give rise to any tax with respect to the transfer of the Class R Certificates to a non-permitted transferee, (iii) to the extent necessary to comply with the Investment Company Act of 1940, as amended, the Exchange Act, Regulation AB, Regulation RR and/or any related regulatory actions and/or interpretations, or (iv) in the event that Regulation RR (or any portion thereof) or any other regulations applicable to the risk retention requirements for this securitization transaction are amended or repealed, to the extent required to comply with any such amendment or to modify or eliminate any risk retention requirements no longer applicable to this securitization transaction in light of such repeal;

(e)       to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement or any other change; provided that the amendment will not adversely affect in any material respect the interests of any Certificateholder, as evidenced by an opinion of counsel;

(f)        to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the ratings assigned to each Class of Certificates by any Rating Agency; provided that such amendment will not adversely affect in any material respect the interests of any Certificateholder; and

(g)       to modify the procedures in the Pooling and Servicing Agreement relating to Rule 17g-5 under the Exchange Act (“Rule 17g-5”); provided that such modification does not increase the obligations of the Trustee, the Certificate Administrator, the Operating Advisor, the Master Servicer or the Special Servicer without such party’s consent (which consent may not be withheld unless the modification would materially adversely affect that party or materially increase that party’s obligations under the Pooling and Servicing Agreement); provided, further, that notice of such modification is provided to all parties to the Pooling and Servicing Agreement.

Notwithstanding the foregoing, no such amendment to the Pooling and Servicing Agreement contemplated by the first paragraph under this section entitled “—Amendment” will be permitted if the amendment would (i) reduce the consent or consultation rights or the right to receive information under the Pooling and Servicing Agreement of the Controlling Class Representative without the consent of the Controlling Class Representative, (ii) reduce the consultation rights or the right to receive information under the Pooling and Servicing Agreement of the Operating Advisor without the consent of the Operating Advisor, (iii) change in any manner the obligations or rights of any Sponsor under the applicable Mortgage Loan Purchase Agreement or the Pooling and Servicing Agreement without the consent of the affected Sponsor, (iv) change in any manner the obligations or rights of any underwriter or initial purchaser of Certificates without the consent of the related underwriter or initial purchaser of Certificates, or (v) adversely affect any Serviced Companion Loan Holder in its capacity as such without its consent.

The Pooling and Servicing Agreement may also be amended by the parties to the Pooling and Servicing Agreement with the consent of the holders of Certificates evidencing not less than 66⅔% of the aggregate Percentage Interests of each Class affected by the amendment for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the holders of the Certificates, except that the amendment may not (1) reduce in any manner the amount of, or delay the timing of, payments received on the Serviced Loans which are required to be distributed on a Certificate of any Class without the consent of the holder of that Certificate, or that are required to be distributed to a Serviced Companion Loan Holder without its consent, (2) reduce the percentage of Certificates of any Class the holders of which are required to consent to the amendment without the consent of the holders of all Certificates of that Class then outstanding, (3) change in any manner the obligations or rights of any Sponsor under the applicable Mortgage Loan Purchase Agreement or the Pooling and Servicing Agreement without the consent of the related Sponsor, (4) change the definition of “Servicing Standard” without either (a) the consent of 100% of the Certificateholders or (b) a Rating Agency Confirmation, (5) without the consent of 100% of the Certificateholders of the Class or Classes of Certificates adversely affected thereby, change (a) the percentages of Voting Rights of Certificateholders or Pooled Voting Rights of Pooled Certificateholders, as applicable, which are required to consent to any action or inaction under the Pooling and Servicing Agreement, (b) the right of the Certificateholders to remove the Special Servicer or (c) the right of the Certificateholders to terminate the Operating Advisor, (6) adversely affect the Controlling Class Representative without the consent of 100% of the Controlling Class Certificateholders, (7) change in any manner the obligations or rights of any underwriter without the consent of the affected underwriter, or (8) adversely affect any Serviced Companion Loan Holder in its capacity as such without its consent.

Notwithstanding the foregoing, the Pooling and Servicing Agreement may not be amended without the Master Servicer, the Special Servicer, the Trustee and/or the Certificate Administrator (in each case, only if requested by such party) having first received an opinion of counsel, at the expense of the person requesting the amendment (or, if the amendment is required by any Rating Agency to maintain the rating issued by it or requested by the Trustee or the Certificate Administrator for any purpose described in clause (a) or clause (b) of the first paragraph of this section entitled “—Amendment”, then at the expense of the Issuing Entity), to the effect that the amendment will not result in the imposition of a tax on any portion of the Issuing Entity (other than a tax at the corporate tax rate on net income from foreclosure property pursuant to Code Section 860G(c)) or cause any Trust REMIC to fail to qualify as a REMIC or the Grantor Trust to fail to qualify as a grantor trust for federal income tax purposes. The party requesting an amendment to the Pooling and Servicing Agreement will be required to give each Rating Agency prior written notice of such amendment.

Certain amendments to the Pooling and Servicing Agreement may require the delivery of certain opinions of counsel at the expense of the Issuing Entity. In addition, prior to the execution of any amendment to the Pooling and Servicing Agreement, the Trustee, the Certificate Administrator, the Special Servicer and the Master Servicer may request and will be entitled to rely conclusively upon an opinion of counsel, at the expense of the party requesting such amendment (or, if such amendment is required by any Rating Agency to maintain the rating issued by it or requested by the Trustee or the Certificate Administrator for any purpose described in clause (a), (b), (c) or (e) (which does not modify or otherwise relate solely to the obligations, duties or rights of the Trustee or the Certificate Administrator, as applicable) of the first paragraph of this section entitled “—Amendment”, then at the expense of the Issuing Entity) stating that the execution of such amendment is authorized or permitted by the Pooling and Servicing Agreement, and that all conditions precedent to such amendment are satisfied.

Realization Upon Mortgage Loans

Specially Serviced Loans; Appraisals

Promptly upon the occurrence of an Appraisal Reduction Event with respect to a Serviced Loan, the Special Servicer will be required to use reasonable efforts to obtain an appraisal of the Mortgaged Property or REO Property, as the case may be, from an Appraiser in accordance with MAI standards (an “Updated Appraisal”) or conduct an internal valuation as contemplated under “—Appraisal Reduction Amounts” in this prospectus. However, the Special Servicer will not be required to obtain an Updated Appraisal or conduct an internal valuation of any Mortgaged Property with respect to which there exists an appraisal from an Appraiser in accordance with MAI standards which is less than nine months old, unless the Special Servicer determines that such previously obtained Appraisal is materially inaccurate. The cost of any Updated Appraisal will be advanced by, and reimbursable to, the Master Servicer as a Property Advance or will be an expense of the Issuing Entity and paid out of the Collection Account if determined to be a Nonrecoverable Advance to the extent provided in the Pooling and Servicing Agreement.

Standards for Conduct Generally in Effecting Foreclosure or the Sale of Defaulted Loans

In connection with any foreclosure, enforcement of the related Mortgage Loan documents, or other acquisition, the cost and expenses of any such proceeding will be a Property Advance or an expense of the Issuing Entity and paid out of the Collection Account if determined to be a Nonrecoverable Advance.

If the Special Servicer elects to proceed with a non-judicial foreclosure in accordance with the laws of the state where the Mortgaged Property is located, the Special Servicer will not be required to pursue a deficiency judgment against the related borrower, if available, or any other liable party if the laws of the state do not permit such a deficiency judgment after a non-judicial foreclosure or if the Special Servicer determines, in accordance with the Servicing Standard, that the likely recovery if a deficiency judgment is obtained will not be sufficient to warrant the cost, time, expense and/or exposure of pursuing the deficiency judgment and such determination is evidenced by an officers’ certificate delivered to the Trustee, the Certificate Administrator, and any applicable Directing Holder and Consulting Party.

Notwithstanding anything in this prospectus to the contrary, the Pooling and Servicing Agreement will provide that the Special Servicer will not, on behalf of the Issuing Entity or a related Serviced Companion Loan Holder, obtain title to a Mortgaged Property as a result of foreclosure or by deed-in-lieu of foreclosure or otherwise, and will not otherwise acquire possession of, or take any other action with respect to, any Mortgaged Property if, as a result of any such action, the Trustee, the Certificate Administrator, the Issuing Entity or the holders of Certificates or a related Serviced Companion Loan Holder would be considered to hold title to, to be a “mortgagee-in-possession” of, or to be an “owner” or “operator” of, such Mortgaged Property within the meaning of the federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or any comparable law, unless the Special Servicer has previously determined, based on an updated environmental assessment report prepared by an independent person who regularly conducts environmental audits, that: (i) such Mortgaged Property is in compliance with applicable environmental laws or, if not, after consultation with an environmental consultant, that it would be in the best economic interest of the Issuing Entity and, if applicable, a related Serviced Companion Loan Holder (as a collective whole) to take such actions as are necessary to bring such Mortgaged Property in compliance with applicable environmental laws and (ii) there are no circumstances present at such Mortgaged Property relating to the use, management or disposal of any hazardous materials for which investigation, testing, monitoring, containment, clean-up or remediation could be required under any currently effective federal, state or local law or regulation, or that, if any such hazardous materials are present for which such action could be required, after consultation with an environmental consultant it would be in the best economic interest of the Issuing Entity and any related Serviced Companion Loan Holder (as a collective whole as if the Issuing Entity and, if applicable, such Serviced Companion Loan Holder(s) constituted a single lender (and, with respect to a Serviced AB Loan Combination, taking into account the subordinate nature of the related Subordinate Companion Loan(s))) to take such actions with respect to the affected Mortgaged Property as could be required by such law or regulation. If appropriate, the Special Servicer may establish a single member limited liability company with the Issuing Entity and, if applicable, a related Serviced Companion Loan Holder, as the sole owner to hold title to the Mortgaged Property.

In the event that title to any Mortgaged Property is acquired in foreclosure or by deed-in-lieu of foreclosure, the deed or certificate of sale is required to be issued to the Trustee, to a co-trustee or to its nominee or a separate trustee or co-trustee on behalf of the Trustee, on behalf of holders of Certificates and, if applicable, the related Serviced Companion Loan Holder. Notwithstanding any such acquisition of title and cancellation of the related Serviced Loan, the related Serviced Mortgage Loan will generally be considered to be an REO Mortgage Loan held in the Issuing Entity until such time as the related REO Property is sold by the Issuing Entity.

If title to any Mortgaged Property is acquired by the Issuing Entity (directly or through a single member limited liability company established for that purpose), the Special Servicer will be required to sell the Mortgaged Property prior to the close of the third calendar year beginning after the year of acquisition, unless (1) the IRS grants (or does not deny) an extension of time to sell the property or (2) the Special Servicer, the Certificate Administrator and the Trustee receive an opinion of independent counsel to the effect that the holding of the property by the Lower-Tier REMIC or the related Trust Subordinate Companion Loan REMIC, as applicable, longer than the above-referenced three year period will not result in the imposition of a tax on any Trust REMIC or cause any Trust REMIC to fail to qualify as a REMIC under the Code at any time that any Certificate is outstanding. Subject to the foregoing and any other tax-related limitations, pursuant to the Pooling and Servicing Agreement, the Special Servicer will generally be required to attempt to sell any Mortgaged Property so acquired in accordance with the Servicing Standard. The Special Servicer will also be required to manage, conserve, protect and operate any Mortgaged Property acquired by the Issuing Entity in a manner which does not cause such property to fail to qualify as “foreclosure property” within the meaning of Code Section 860G(a)(8) or result in the receipt by the Issuing Entity of any income from nonpermitted assets as described in Code Section 860F(a)(2)(B). If the Lower-Tier REMIC or a Trust Subordinate Companion Loan REMIC acquires title to any Mortgaged Property, the Special Servicer, on behalf of the Lower-Tier REMIC or the related Trust Subordinate Companion Loan REMIC, as applicable, will retain, at the expense of the Issuing Entity, an independent contractor to manage and operate the property. The independent contractor generally will be permitted to perform construction (including renovation) on a foreclosed property only if the construction was more than 10% completed at the time default on the related Mortgage Loan became imminent. The retention of an independent contractor, however, will not relieve the Special Servicer of its obligation to manage the Mortgaged Property as required under the Pooling and Servicing Agreement.

Generally, none of the Trust REMICs will be taxable on income received with respect to a Mortgaged Property acquired by the Issuing Entity to the extent that it constitutes “rents from real property,” within the meaning of Code Section 856(c)(3)(A) and Treasury regulations under the Code. Rents from real property include fixed rents and rents based on the gross receipts or sales of a tenant but do not include the portion of any rental based on the net income or profit of any tenant or sub-tenant. No determination has been made whether rent on any of the Mortgaged Properties meets this requirement. Rents from real property include charges for services customarily furnished or rendered in connection with the rental of real property, whether or not the charges are separately stated. Services furnished to the tenants of a particular building will be considered as customary if, in the geographic market in which the building is located, tenants in buildings which are of similar class are customarily provided with the service. No determination has been made whether the services furnished to the tenants of the Mortgaged Properties are “customary” within the meaning of applicable regulations. It is therefore possible that a portion of the rental income with respect to a Mortgaged Property owned by the Issuing Entity would not constitute rents from real property, or that none of such income would qualify if a separate charge is not stated for such non-customary services or they are not performed by an independent contractor. Rents from real property also do not include income from the operation of a trade or business on the Mortgaged Property, such as a hospitality property or rental income attributable to personal property leased in connection with a lease of real property if the rent attributable to personal property exceeds 15% of the total net rent for the taxable year. Any of the foregoing types of income may instead constitute “net income from foreclosure property,” which would be taxable to the Lower-Tier REMIC or the related Trust Subordinate Companion Loan REMIC, as applicable at the federal corporate rate and may also be subject to state or local taxes. The Pooling and Servicing Agreement provides that the Special Servicer will be permitted to cause the Lower-Tier REMIC or a Trust Subordinate Companion Loan REMIC to earn “net income from foreclosure property” that is subject to tax if it determines that the net after-tax benefit to Certificateholders and any related Companion Loan Holders, as a collective whole, could reasonably be expected to be greater than another method of operating or net leasing the Mortgaged Property. Because these sources of income, if they exist, are already in place with respect to the Mortgaged Properties, it is generally viewed as beneficial to Certificateholders to permit the Issuing Entity to continue to earn them if it acquires a Mortgaged Property, even at the cost of this tax. These taxes would be chargeable against the related income for purposes of determining the proceeds available for distribution to holders of Certificates. See “Material Federal Income Tax Consequences—Taxes That May Be Imposed on a REMIC—Net Income from Foreclosure Property”.

To the extent that Liquidation Proceeds collected with respect to any Mortgage Loan (and in the case of each of the Woodlands Mall Mortgage Loan and The Centre Mortgage Loan, the related Trust Subordinate Companion Loan) are less than the sum of (1) the outstanding principal balance of the Mortgage Loan (and in the case of each of the Woodlands Mall Mortgage Loan and The Centre Mortgage Loan, the related Trust Subordinate Companion Loan), (2) interest accrued thereon and (3) the aggregate amount of outstanding reimbursable expenses (including any (i) unpaid servicing compensation, (ii) unreimbursed Property Advances, (iii) accrued and unpaid interest on all Advances and (iv) additional expenses of the Issuing Entity) incurred with respect to the Mortgage Loan (and in the case of each of the Woodlands Mall Mortgage Loan and The Centre Mortgage Loan, the related Trust Subordinate Companion Loan), the Issuing Entity will realize a loss in the amount of the shortfall. The Trustee, the Certificate Administrator, the Master Servicer and/or the Special Servicer will be entitled to reimbursement out of the Liquidation Proceeds recovered on any Mortgage Loan or Serviced Loan Combination, prior to the distribution of those Liquidation Proceeds to Certificateholders or Serviced Companion Loan Holders, of any and all amounts that represent unpaid servicing compensation in respect of the related Mortgage Loan or Serviced Loan Combination, certain unreimbursed expenses incurred with respect to the Mortgage Loan or Serviced Loan Combination and any unreimbursed Advances (including interest on Advances) made with respect to the Mortgage Loan or Serviced Loan Combination. In addition, amounts otherwise distributable on the Certificates will be further reduced by interest payable to the Master Servicer, the Special Servicer or Trustee on these Advances.

Sale of Defaulted Mortgage Loans and REO Properties

Promptly upon a Serviced Loan or Serviced Loan Combination becoming a Defaulted Mortgage Loan and if the Special Servicer determines in accordance with the Servicing Standard that it would be in the best interests of the Certificateholders (including the holders of any related Loan-Specific Certificates) and, in the case of a Serviced Loan Combination, any related Serviced Companion Loan Holder(s) (as a collective whole as if such Certificateholders and, in the case of a Serviced Loan Combination, any related Serviced Companion Loan Holder(s), constituted a single lender) to attempt to sell such Serviced Loan (including a Trust Subordinate Companion Loan, if applicable), the Special Servicer will be required to use reasonable efforts to solicit offers for the Defaulted Mortgage Loan on behalf of the Certificateholders and, if applicable, any related Serviced Companion Loan Holder(s) in such manner as will be reasonably likely to realize a fair price. The Special Servicer will generally be required to accept the first (and, if multiple offers are contemporaneously received, the highest) cash offer received from any person that constitutes a fair price for the Defaulted Mortgage Loan. The Special Servicer is required to notify, among others, any applicable Directing Holder and Consulting Party of any written offers (excluding, for the sake of clarity, any unsuccessful bids received during an auction, whether live or on-line, that were lower than the accepted offer) received regarding the sale of any Defaulted Mortgage Loan, in each case to the extent requested by any such party.

The Special Servicer will be required to determine whether any cash offer constitutes a fair price for any Defaulted Mortgage Loan if the offeror is a person other than an Interested Person. In determining whether any offer from a person other than an Interested Person constitutes a fair price for any Defaulted Mortgage Loan, the Special Servicer will be required to take into account, among other factors (in addition to the results of any appraisal, updated appraisal or narrative appraisal that it may have obtained pursuant to the Pooling and Servicing Agreement within the prior nine months), the period and amount of any delinquency on the affected Mortgage Loan, the occupancy level and physical condition of the related Mortgaged Property and the state of the local economy. The cost of any appraisal obtained to determine whether any offer from a person other than an Interested Person constitutes a fair price for any Defaulted Mortgage Loan will be covered by, and will be reimbursable as, a Property Advance.

If the offeror is an Interested Person (provided that the Trustee may not be an offeror), then the Trustee will be required to determine whether the cash offer constitutes a fair price. However, no offer from an Interested Person will constitute a fair price unless (i) it is the highest offer received and (ii) at least two other offers are received from independent third parties. In determining whether any offer received from an Interested Person represents a fair price for any such Defaulted Mortgage Loan, the Trustee will be required to (at the expense of the Interested Person) designate an independent third party expert in real estate or commercial mortgage loan matters with at least five years’ experience in valuing or investing in loans similar to the subject Serviced Loan or Serviced Loan Combination and that has been selected with reasonable care by the Trustee to determine if such cash offer constitutes a fair price for such Serviced Loan; provided, that the Trustee may not engage a third party expert whose fees exceed a commercially reasonable amount as determined by the Trustee. The reasonable costs of all appraisals, inspection reports and broker opinions of value incurred by any such third party pursuant to this paragraph will be covered by, and will be reimbursable by the Interested Person. The Trustee will be entitled to rely conclusively upon the determination of the independent third party expert designated by it as described above.

The Repurchase Price will be deemed a fair price in all events.

With respect to any Serviced Loan Combination that, pursuant to the terms of the related Co-Lender Agreement, becomes a Defaulted Mortgage Loan, and if the Special Servicer determines to sell the related Serviced Mortgage Loan in accordance with the discussion in this “—Realization Upon Mortgage Loans—Sale of Defaulted Mortgage Loans and REO Properties” section, then the Special Servicer will be required to sell each related Serviced Pari Passu Companion Loan (and the related Trust Subordinate Companion Loan, in the case of each of the Woodlands Mall Loan Combination and The Centre Loan Combination) together with such Serviced Mortgage Loan as a single whole loan in accordance with the terms of the Pooling and Servicing Agreement, and subject to any rights of the applicable Directing Holder and the holder of any related non-controlling Serviced Pari Passu Companion Loan under the Pooling and Servicing Agreement or under the related Co-Lender Agreement. The Special Servicer will not be permitted to sell any such Serviced Loan Combination if it becomes a Defaulted Mortgage Loan without the written consent of each related Serviced Pari Passu Companion Loan Holder (provided that such consent is not required if the consenting party is the borrower or an affiliate of the borrower) unless the Special Servicer has delivered to such related Serviced Pari Passu Companion Loan Holder: (a) at least 15 business days’ prior written notice of any decision to attempt to sell such Serviced Loan Combination; (b) at least ten days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the Special Servicer in connection with any such proposed sale; (c) at least ten days prior to the proposed sale date, a copy of the most recent appraisal for the subject Serviced Loan Combination, and any documents in the servicing file reasonably requested by such related Serviced Pari Passu Companion Loan Holder that are material to the price of the subject Serviced Loan Combination; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the Master Servicer or the Special Servicer in connection with the proposed sale; provided, that a related Serviced Pari Passu Companion Loan Holder may waive as to itself any of the delivery or timing requirements set forth in this sentence. The Directing Holder and each related Serviced Pari Passu Companion Loan Holder will be permitted to submit an offer at any sale of the subject Serviced Loan Combination unless such person is the borrower or an agent or affiliate of the borrower. See “Description of the Mortgage Pool—The Loan Combinations” above in this prospectus.

With respect to any Serviced Loan Combination that includes a Subordinate Companion Loan held outside the Issuing Entity, if the related Serviced Mortgage Loan becomes a Defaulted Mortgage Loan, and if the Special Servicer determines to sell such Serviced Mortgage Loan in accordance with the discussion in this “—Realization

Upon Mortgage Loans—Sale of Defaulted Mortgage Loans and REO Properties” section, then the Special Servicer will not be permitted or required to sell such Subordinate Companion Loan(s) together with such Serviced Mortgage Loan and any related Serviced Pari Passu Companion Loan(s) as a single whole loan except as required by the related Co-Lender Agreement. See “Description of the Mortgage Pool—The Loan Combinations” in this prospectus.

If an Outside Serviced Mortgage Loan becomes the equivalent of a Defaulted Mortgage Loan and the Outside Special Servicer elects to sell any promissory note evidencing a portion of the related Outside Serviced Loan Combination, the Outside Special Servicer will be required to sell such Outside Serviced Mortgage Loan, together with the related Companion Loan(s), as a single whole loan, pursuant to the Outside Servicing Agreement. See “Description of the Mortgage Pool—The Loan Combinations” with respect to the Outside Serviced Loan Combinations.

The Special Servicer is required to use reasonable efforts to solicit offers for each REO Property related to a Serviced Mortgage Loan on behalf of the Certificateholders and any related Serviced Companion Loan Holder, if applicable, and to sell each such REO Property in the same manner as with respect to a Defaulted Mortgage Loan.

Notwithstanding any of the foregoing paragraphs, the Special Servicer will not be required to accept the highest cash offer for a Defaulted Mortgage Loan if the Special Servicer determines (in consultation with any applicable Directing Parties and Consulting Parties), in accordance with the Servicing Standard, that rejection of such offer would be in the best interests of the Certificateholders and, in the case of a sale of a Serviced Loan Combination (or applicable portion thereof), the related affected Serviced Companion Loan Holder(s) (as a collective whole as if such Certificateholders and, if applicable, any such related Serviced Companion Loan Holder(s) constituted a single lender), and the Special Servicer may accept a lower cash offer (from any person other than itself or an affiliate) if it determines, in its reasonable and good faith judgment, that acceptance of such offer would be in the best interests of the Certificateholders and, in the case of a Serviced Loan Combination, any related affected Serviced Companion Loan Holder(s) (as a collective whole as if such Certificateholders and, if applicable, any such related Serviced Pari Passu Companion Loan Holder(s) constituted a single lender).

Notwithstanding any of the foregoing paragraphs, the Special Servicer will not be required to accept the highest cash offer for an REO Property if the Special Servicer determines (in consultation with the applicable Consulting Parties), in accordance with the Servicing Standard, that rejection of such offer would be in the best interests of the Certificateholders and, in the case of a sale of an REO Property related to a Serviced Loan Combination, the related Serviced Companion Loan Holder(s) (as a collective whole as if such Certificateholders and, if applicable, any related Serviced Companion Loan Holder(s) constituted a single lender (and, in the case of a Serviced AB Loan Combination, taking into account the subordinate nature of the related Serviced Subordinate Companion Loan(s))), and the Special Servicer may accept a lower cash offer (from any person other than itself or an affiliate) if it determines, in its reasonable and good faith judgment, that acceptance of such offer would be in the best interests of the Certificateholders and, in the case of an REO Property related to a Serviced Loan Combination, any related Serviced Companion Loan Holder(s) (as a collective whole as if such Certificateholders and, if applicable, any related Serviced Companion Loan Holder(s) constituted a single lender (and, in the case of a Serviced AB Loan Combination, taking into account the subordinate nature of the related Serviced Subordinate Companion Loan(s))).

An “Interested Person” is any party to the Pooling and Servicing Agreement, any Sponsor, any applicable Directing Holder or Consulting Party, any borrower, any holder of a related mezzanine loan, any manager of a Mortgaged Property, any independent contractor engaged by the Special Servicer or any affiliate of any of the preceding entities, and, with respect to a Defaulted Mortgage Loan that constitutes a Serviced Loan Combination, the depositor, the master servicer, the special servicer (or any independent contractor engaged by such special servicer), or the trustee for the securitization of the related Serviced Companion Loan, the related Serviced Companion Loan Holder or its representative, any holder of a related mezzanine loan, or any known affiliate of any such party described above.

Modifications, Waivers and Amendments

The Pooling and Servicing Agreement will permit (a) with respect to any Serviced Loan that is a non-Specially Serviced Loan, the Master Servicer (if the related modification, waiver or amendment does not constitute a Special Servicer Decision or Major Decision, as discussed under “—Servicing of the Mortgage Loans” above), or

(b) with respect to any Specially Serviced Loan or any non-Specially Serviced Mortgage Loan if the related modification, waiver or amendment constitutes a Special Servicer Decision or Major Decision, the Special Servicer, in each case subject to any consent rights of any applicable Directing Holder and/or the consultation rights of any applicable Consulting Party (to the extent any such Directing Holder or Consulting Party has consent or consultation rights, as applicable, as described under the Risk Retention Consultation Party discussion under “Credit Risk Retention”, “—Directing Holder” and “—Operating Advisor” below and this “—Realization Upon Mortgage Loans—Modifications, Waivers and Amendments” section) and, to the extent required in accordance with the related Co-Lender Agreement, any related Serviced Companion Loan Holder or its representative, to modify, waive or amend any term of any Serviced Loan if such modification, waiver or amendment (i) is consistent with the Servicing Standard and (ii) would not constitute a “significant modification” of such Serviced Loan pursuant to Treasury Regulations Section 1.860G-2(b) and would not otherwise (A) cause any Trust REMIC to fail to qualify as a REMIC or cause the Grantor Trust to fail to qualify as a grantor trust or (B) result in the imposition of a tax upon any Trust REMIC or the Issuing Entity (including but not limited to the tax on “prohibited transactions” as defined in Code Section 860F(a)(2) and the tax on contributions to a REMIC set forth in Code Section 860G(d), but not including the tax on “net income from foreclosure property” under Code Section 860G(c)). Notwithstanding the foregoing, (i) if the Master Servicer and the Special Servicer mutually agree, the Master Servicer may modify, waive or amend any term of any non-Specially Serviced Loan that would constitute a Special Servicer Decision or Major Decision with the consent of the Special Servicer and (ii) the Master Servicer may, with respect to a non-Specially Serviced Loan, agree to a modification, waiver or amendment contemplated by clause (b) or subclause (i) or (ii) of clause (e) of the definition of “Special Servicer Decision” with the consent of the Special Servicer.

The Special Servicer will be required to obtain the consent of the applicable Directing Holder for Major Decisions to the extent described below under “—Directing Holder”. The Special Servicer is also required to obtain the consent of the applicable Directing Holder in connection with any modification, waiver or amendment with regard to any Specially Serviced Loan to the extent described below under “—Directing Holder”. When the Special Servicer’s consent is required to a modification, waiver or amendment that is a Major Decision or a Special Servicer Decision (e.g., when the Master Servicer and Special Servicer have mutually agreed that the Master Servicer will process such modification, waiver or amendment), the Master Servicer is required, in a manner consistent with the Servicing Standard, to provide the Special Servicer with written notice of any request for such modification, waiver or amendment accompanied by the Master Servicer’s written recommendation and analysis and any and all information in the Master Servicer’s possession or reasonably available to it that the Special Servicer or the applicable Directing Holder may reasonably request to grant or withhold such consent. With respect to all applicable Specially Serviced Loan(s) and non-Specially Serviced Loan(s), the Special Servicer will be required to obtain, prior to consenting to such a proposed action of the Master Servicer that constitutes a Major Decision, and prior to itself taking any such action that constitutes a Major Decision, the written consent of the applicable Directing Holder, which consent will be deemed given if such Directing Holder does not respond to a request for consent within the time periods set forth in the Pooling and Servicing Agreement.

In connection with (i) the release of a Mortgaged Property or any portion of a Mortgaged Property from the lien of the related Mortgage, or (ii) the taking of a Mortgaged Property or any portion of a Mortgaged Property by exercise of the power of eminent domain or condemnation, if the related Serviced Loan documents require the Master Servicer or the Special Servicer, as applicable, to calculate (or require the related borrower to provide such calculation to the Master Servicer or the Special Servicer, as applicable) the loan-to-value ratio of the remaining Mortgaged Property or Mortgaged Properties or the fair market value of the real property constituting the remaining Mortgaged Property or Mortgaged Properties, for purposes of REMIC qualification of the related Serviced Mortgage Loan or Trust Subordinate Companion Loan, then, unless then permitted by the REMIC provisions of the Code, such calculation will exclude the value of personal property and going concern value, if any. In order to meet the foregoing requirements, in the case of a release of real property collateral securing a Mortgage Loan, the Master Servicer or Special Servicer, as applicable, will be required to observe the REMIC requirements of the Code with respect to a required payment of principal if the related loan-to-value ratio immediately after the release exceeds 125% with respect to the related property.

In no event, however, will the Special Servicer be permitted to (i) extend the maturity date of a Serviced Loan (other than a Trust Subordinate Companion Loan) beyond a date that is five years prior to the Rated Final Distribution Date of the rated Pooled Certificates, or extend the maturity date of a Trust Subordinate Companion Loan beyond a date that is seven years prior to the Rated Final Distribution Date of the rated related Loan-Specific Certificates, or (ii) if the Serviced Loan is secured by a ground lease, extend the maturity date of such Serviced Loan beyond a date which is 20 years or, to the extent consistent with the Servicing Standard, giving due consideration to the remaining term of the ground lease, ten years, prior to the end of the current term of the ground lease, plus any options to extend exercisable unilaterally by the borrower.

Any modification, waiver or amendment with respect to a Serviced Loan Combination may be subject to the consent and/or consultation rights of the related Serviced Companion Loan Holder as described under “Description of the Mortgage Pool—The Loan Combinations”. No modification, waiver or amendment of any Co-Lender Agreement related to a Serviced Loan or an action to enforce rights with respect thereto, in each case, in a manner that materially and adversely affects the rights, duties and obligations of the Master Servicer or the Special Servicer, as applicable, will be permitted without the prior written consent of the Master Servicer or the Special Servicer, as applicable.

The Master Servicer or the Special Servicer, as applicable, is required to notify the Trustee, the Certificate Administrator, the Depositor, any related Serviced Companion Loan Holder, any applicable Directing Holder, any applicable Consulting Parties and the 17g-5 information provider, in writing, of any modification, waiver or amendment of any term of any Serviced Loan and the date of the modification and deliver a copy to the Trustee, any related Serviced Companion Loan Holder, any applicable Directing Holder and any applicable Consulting Parties), and the original to the Certificate Administrator or other custodian under the Pooling and Servicing Agreement (the “Custodian”) of the recorded agreement relating to such modification, waiver or amendment within 15 business days following the execution and recordation of the modification, waiver or amendment.

Any Modification Fees paid by any borrower to the Master Servicer or the Special Servicer with respect to a modification, consent, extension, waiver or amendment of any term of a Serviced Loan (in the case of a Serviced Loan Combination, if applicable, subject to any related Co-Lender Agreement) will be applied as described under “—Application of Penalty Charges and Modification Fees”.

With respect to an Outside Serviced Mortgage Loan, any modifications, waivers and amendments will be effected by the Outside Special Servicer or the Outside Servicer, as applicable, in accordance with the terms of the related Outside Servicing Agreement and the related Co-Lender Agreement. See “Description of the Mortgage Pool—The Loan Combinations” and “—Servicing of the Outside Serviced Mortgage Loans” in this prospectus. Any consent and/or consultation rights entitled to be exercised by the holder of such Outside Serviced Mortgage Loan with respect to modifications, waivers and amendments or certain other major decisions under the Outside Servicing Agreement, will be exercised by the Controlling Class Representative or, following a Control Termination Event (in the case of consent rights) or a Consultation Termination Event (in the case of consultation rights) or if such Outside Serviced Mortgage Loan is an Excluded Mortgage Loan, by the Master Servicer; provided that, after the occurrence and during the continuance of an Operating Advisor Consultation Trigger Event, any such consultation rights will be exercised by the Master Servicer or the Controlling Class Representative, as applicable, jointly with the Operating Advisor (but, in the case of the Operating Advisor, only with respect to matters similar to Major Decisions). The Special Servicer will only be obligated to forward any requests received from the Outside Servicer or the Outside Special Servicer, as applicable, for such consent and/or consultation to the Master Servicer (who will forward any such request to the Controlling Class Representative except if a Control Termination Event or Consultation Termination Event, as applicable, has occurred and is continuing or if such Outside Serviced Mortgage Loan is an Excluded Mortgage Loan and, following the occurrence and during the continuance of an Operating Advisor Consultation Trigger Event, to the Operating Advisor), and the Special Servicer will have no right or obligation to exercise any such consent or consultation rights.

Directing Holder

General

The applicable Directing Holder will be entitled to advise (1) the Special Servicer, with respect to the applicable Serviced Loan(s) that are Specially Serviced Loan(s) and (2) the Special Servicer, with respect to the applicable Serviced Loan(s) that are not Specially Serviced Loan(s), as to all Major Decisions, in each case as described below.

Except as otherwise described in the succeeding paragraphs, (a) the Master Servicer will not be permitted to take any of the following actions unless the Master Servicer and the Special Servicer mutually agree that the Master Servicer will take such action, subject to the consent of the Special Servicer, and (b) the Special Servicer will not be permitted to take or to consent to the Master Servicer’s taking, any of the following actions as to which the applicable Directing Holder has objected in writing within 10 business days (or in the case of a determination of an Acceptable Insurance Default, 20 days) after receipt of the related Major Decision Reporting Package from the Special Servicer (provided that if such written objection has not been received by the Special Servicer within the 10-business day or, if applicable, 20-day period, such applicable Directing Holder will be deemed to have approved such action (each of the following, a “Major Decision”):

(A)       any proposed or actual foreclosure upon or comparable conversion (which may include acquisitions of an REO Property) of the ownership of properties securing such of the Serviced Loans as come into and continue in default;

(B)       any modification, consent to a modification or waiver of any monetary term (other than Penalty Charges which the Master Servicer or the Special Servicer, as applicable, is permitted to waive pursuant to the Pooling and Servicing Agreement) or material non-monetary term (including, without limitation, a modification with respect to the timing of payments and acceptance of discounted payoffs but excluding waiver of Penalty Charges) of a Serviced Loan or any extension of the maturity date or Anticipated Repayment Date, as applicable, of such Serviced Loan;

(C)       any sale of a Serviced Mortgage Loan that is a Defaulted Mortgage Loan (and any related Serviced Companion Loan) or an REO Property (other than in connection with the termination of the Issuing Entity as described under “—Optional Termination; Optional Mortgage Loan Purchase”) for less than the applicable Repurchase Price;

(D)      any determination to bring an REO Property into compliance with applicable environmental laws or to otherwise address hazardous material located at an REO Property;

(E)       any release of collateral or any acceptance of substitute or additional collateral for a Serviced Loan or any consent to either of the foregoing, unless such action is otherwise required pursuant to the specific terms of the related Serviced Loan and there is no lender discretion;

(F)       any waiver of a “due-on-sale” or “due-on-encumbrance” clause with respect to a Serviced Loan or, if lender consent is required, any consent to such a waiver or consent to a transfer of the Mortgaged Property or interests in the borrower (including any interests in any applicable mezzanine borrower) or consent to the incurrence of additional debt, other than any such transfer or incurrence of debt as may be effected without the consent of the lender under the related loan agreement;

(G)      any approval of property management company changes or franchise changes, in each case to the extent the lender is required to consent to, or approve, such changes under the related Serviced Loan documents, provided that with respect to property management company changes (i) the Serviced Loan has an outstanding principal balance greater than $2,500,000, or (ii) the successor property manager is affiliated with the borrower;

(H)       releases of any holdback amounts, escrow accounts, reserve accounts or letters of credit held as performance or “earn-out” holdbacks, escrows or reserves, other than those required pursuant to the specific terms of the related Serviced Loan and for which there is no lender discretion;

(I)         any acceptance of an assumption agreement or any other agreement permitting transfers of interests in a borrower or guarantor releasing a borrower or guarantor from liability under a Serviced Loan other than pursuant to the specific terms of such Serviced Loan and for which there is no lender discretion;

(J)       any acceleration of a Serviced Loan following a default or an event of default with respect to a Serviced Loan, any initiation of judicial, bankruptcy or similar proceedings under the related Mortgage Loan documents or with respect to the related mortgagor or Mortgaged Property;

(K)       the determination of the Special Servicer pursuant to clause (b) or clause (g) of the definition of “Servicing Transfer Event”;

(L)       any modification, waiver or amendment of an intercreditor agreement, Co-Lender Agreement or similar agreement, in each case entered into with any mezzanine lender or Companion Loan Holder or subordinate debt holder related to a Serviced Loan, or an action to enforce rights with respect thereto and in each case, in a manner that materially and adversely affects the holders of the Control Eligible Certificates or the applicable Loan-Specific Control Eligible Certificates;

(M)      any determination of an Acceptable Insurance Default;

(N)       to the extent not already set forth above, solely for purposes of compliance with Regulation RR and solely with respect to the Operating Advisor’s non-binding consultation rights, (i) any material modification of, or waiver with respect to, any provision of a loan agreement (including a Mortgage), (ii) foreclosure upon or comparable conversion of the ownership of a Mortgaged Property; and (iii) any acquisition of a Mortgaged Property;

(O)      any determination whether to permit any ground lease modification, amendment or subordination, non-disturbance and attornment agreement or entry into a new ground lease other than pursuant to the specific terms of such Serviced Loan and for which there is no lender discretion; and

(P)       solely with respect to the Woodlands Mall Loan Combination, any consent to the incurrence of mezzanine debt pursuant to the provisions of the related loan agreement, to the extent the lender’s approval is required pursuant to the terms of such agreement.

provided, however, that in the event that the Master Servicer or the Special Servicer determines that immediate action is necessary to protect the interests of the Certificateholders (and, with respect to any Serviced Loan Combination, the Serviced Companion Loan Holder(s)) (as a collective whole as if such Certificateholders and, if applicable, the Serviced Companion Loan Holder(s) constituted a single lender (and, with respect to a Serviced AB Loan Combination, taking into account the subordinate nature of the related Subordinate Companion Loan)), the Master Servicer or the Special Servicer, as the case may be, may take any such action without waiting for the Directing Holder’s (or, if applicable, the Special Servicer’s) response. For the avoidance of doubt, any modification, waiver, consent or amendment by the Master Servicer or the Special Servicer that is set forth above as a Major Decision will constitute a Major Decision regardless of the fact that such action is being taken in connection with a defeasance.

“Major Decision Reporting Package” means, with respect to any Major Decision, (i) a written report prepared by the Special Servicer describing in reasonable detail (1) the background and circumstances requiring action of the Special Servicer, and (2) the proposed course of action recommended, and (ii) all information in the Special Servicer's possession that is reasonably requested by the party receiving such Major Decision Reporting Package in order for such party to exercise any consultation or consent rights available to such party under the Pooling and Servicing Agreement.

In addition to the foregoing, the Special Servicer will be required to consult with any applicable Consulting Parties (including, with respect to the Operating Advisor when it is an applicable Consulting Party, under the circumstances set forth under “—The Operating Advisor—Consultation Rights” below and, with respect to the Risk Retention Consultation Parties when they are applicable Consulting Parties, under the circumstances set forth under “Credit Risk Retention—The VRR Interest—The Risk Retention Consultation Parties”) and to consider alternative actions recommended by such Consulting Parties, but, in the case of the Controlling Class Representative when it is a Consulting Party, only to the extent that consultation with, or consent of, the Controlling Class Representative would have been required prior to the occurrence and continuance of such Control Termination Event; provided that each such consultation is not binding on the Special Servicer.

Furthermore, any applicable Directing Holder may direct the Special Servicer to take, or to refrain from taking, such other actions with respect to any Serviced Loan, as such party may reasonably deem advisable. Notwithstanding the foregoing, neither the Master Servicer nor the Special Servicer will be required to take or refrain from taking any action pursuant to instructions or objections from any such party that would cause it to violate applicable law, the related Mortgage Loan documents, any related Co-Lender Agreement or intercreditor agreement, the Pooling and Servicing Agreement, including the Servicing Standard, or the REMIC provisions of the Code.

The “Directing Holder” with respect to any Serviced Mortgage Loan or, if applicable, Serviced Loan Combination will be:

●	except (i) in the case of the Woodlands Mall Loan Combination prior to the occurrence and continuance of a Woodlands Mall Control Appraisal Period, (ii) in the case of The Centre Loan Combination prior to the occurrence and continuance of a Centre Control Appraisal Period, (iii) with respect to an Excluded Mortgage Loan, (iv) with respect to a Serviced Outside Controlled Loan Combination, and (v) during any period that a Control Termination Event has occurred and is continuing, the Controlling Class Representative;

●	with respect to any Serviced Outside Controlled Loan Combination (which may include a Servicing Shift Loan Combination or a Serviced Loan Combination with a Controlling Subordinate Companion Loan held outside the Issuing Entity), if and for so long as such holder is entitled under the related Co-Lender Agreement to exercise consent rights similar to those entitled to be exercised by the Controlling Class Representative, the holder of the related Controlling Note (during any such period, the “Outside Controlling Note Holder”);

●	with respect to the Woodlands Mall Loan Combination so long as it is not an Excluded Mortgage Loan (i) for so long as no Woodlands Mall Control Appraisal Period exists with respect to such Loan Combination, the Woodlands Mall Controlling Class Representative and (ii) for so long as a Woodlands Mall Control Appraisal Period exists and a Control Termination Event has not occurred and is continuing, the Controlling Class Representative; and

●	with respect to The Centre Loan Combination so long as it is not an Excluded Mortgage Loan (i) for so long as no Centre Control Appraisal Period exists with respect to such Loan Combination, the Centre Controlling Class Representative and (ii) for so long as a Centre Control Appraisal Period exists and a Control Termination Event has not occurred and is continuing, the Controlling Class Representative.

provided, that with respect to any Serviced Loan Combination, the rights of the Directing Holder will be subject to and may be limited by the terms and provisions of any related Co-Lender Agreement.

For the avoidance of doubt: (A) the Controlling Class Representative will not be the Directing Holder if and for so long as (1) a Control Termination Event is in effect, (2) the related Mortgage Loan is an Excluded Mortgage Loan, (3) the related serviced Loan Combination is a Serviced Outside Controlled Loan Combination, (4) with respect to the Woodlands Mall Loan Combination if and for so long as the Woodlands Mall Controlling Class Representative is entitled to act as Directing Holder, and/or (5) with respect to The Centre Loan Combination if and for so long as the Centre Controlling Class Representative is entitled to act as Directing Holder; (B) there will be no Directing Holder with respect to an Excluded Mortgage Loan; (C) with respect to the Woodlands Mall Loan Combination, if and for so long as a Woodlands Mall Control Appraisal Period exists, the Woodlands Mall Controlling Class Representative will not be the Directing Holder; (D) with respect to The Centre Loan Combination, if and for so long as a Centre Control Appraisal Period exists, the Centre Controlling Class Representative will not be the Directing Holder; and (E) with respect to any Serviced Outside Controlled Loan Combination, the Outside Controlling Noteholder will be the Directing Holder only if and for so long as such holder is entitled under the related Co-Lender Agreement to exercise consent rights similar to those entitled to be exercised by the Controlling Class Representative.

Further for the avoidance of doubt, with respect to any Mortgage Loan or Loan Combination, if none of the Controlling Class Representative, an Outside Controlling Note Holder, the Woodlands Mall Controlling Class Representative or the Centre Controlling Class Representative is a Directing Holder in accordance with the foregoing definition, then there will be no Directing Holder for that Serviced Mortgage Loan or Serviced Loan Combination.

Each Directing Holder may, pursuant to the Pooling and Servicing Agreement and/or any related Co-Lender Agreement, have the ability to appoint a representative that is entitled to exercise its rights as Directing Holder under the Pooling and Servicing Agreement and/or any related Co-Lender Agreement.

The “Controlling Class Representative” is the Controlling Class Certificateholder (or other representative) selected by at least a majority of the Controlling Class Certificateholders, by Certificate Balance, as identified by notice to the Certificate Administrator by the applicable Controlling Class Certificateholders from time to time, with notice of such selection delivered to the Special Servicer, the Master Servicer, the Operating Advisor, the Asset Representations Reviewer and the Trustee; provided, however, that (i) absent that selection, or (ii) until a

Controlling Class Representative is so selected or (iii) upon receipt of a notice from the Controlling Class Certificateholders that own Pooled Certificates representing more than 50% of the Certificate Balance of the Controlling Class, that a Controlling Class Representative is no longer designated, the Controlling Class Representative will be the Controlling Class Certificateholder that owns the largest aggregate Certificate Balance of the Controlling Class, as identified to the Certificate Administrator (who will be required to notify the Master Servicer, the Special Servicer and the Operating Advisor) pursuant to the procedures set forth in the Pooling and Servicing Agreement. If, upon the occurrence of any of the events or circumstances specified in clauses (i), (ii) or (iii) above, the Controlling Class Certificateholder that owns the largest aggregate Certificate Balance of the Controlling Class has not been identified to the Certificate Administrator (and thereby the Master Servicer and the Special Servicer), then the Master Servicer and the Special Servicer will have no obligation to obtain the consent of, or consult with, any Controlling Class Representative until notified of the identity of such largest Controlling Class Certificateholder or otherwise notified of the identity of the Controlling Class Representative as provided in the Pooling and Servicing Agreement. The initial Controlling Class Representative is expected to be KKR Real Estate Credit Opportunity Partners II L.P. or an affiliate thereof. No person may exercise any of the rights and powers of the Controlling Class Representative with respect to an Excluded Mortgage Loan.

Once a Controlling Class Representative has been selected, each of the Master Servicer, the Special Servicer, the Operating Advisor, the Depositor, the Certificate Administrator, the Asset Representations Reviewer, the Trustee and each other Certificateholder (or beneficial owner of Certificates, if applicable) will be entitled to rely on such selection unless a majority of the Certificateholders of the Controlling Class, by Certificate Balance, or such Controlling Class Representative has notified the Certificate Administrator, the Master Servicer, the Special Servicer and each other Certificateholder of the Controlling Class, in writing, of the resignation of such Controlling Class Representative or the selection of a new Controlling Class Representative. Upon receipt of written notice of, or other knowledge of, the resignation of a Controlling Class Representative, the Certificate Administrator will be required to request the Certificateholders of the Controlling Class to select a new Controlling Class Representative. Upon receipt of notice of a change in Controlling Class Representative, the Certificate Administrator will be required to promptly forward notice thereof to each other party to the Pooling and Servicing Agreement.

A “Controlling Class Certificateholder” is each holder (or beneficial owner, if applicable) of a Certificate of the Controlling Class as determined by the Certificate Administrator from time to time.

The “Controlling Class” with respect to the Pooled Certificates will be as of any time of determination the most subordinate Class of Control Eligible Certificates then outstanding that has an aggregate Certificate Balance, as notionally reduced by any portion of the Cumulative Appraisal Reduction Amount allocable to such Class, at least equal to 25% of the initial Certificate Balance of that Class; provided, however, that (except under the circumstances set forth in the following proviso) if no Class of Control Eligible Certificates meets the preceding requirement, then Class F-RR will be the Controlling Class; provided, further, however, that if, at any time, the aggregate outstanding Certificate Balance of the Classes of Non-Vertically Retained Pooled Principal Balance Certificates senior to the Control Eligible Certificates has been reduced to zero (without regard to the allocation of any Cumulative Appraisal Reduction Amounts), then the Controlling Class will be the most subordinate class of Control Eligible Certificates that has an outstanding Certificate Balance greater than zero (without regard to the allocation of any Cumulative Appraisal Reduction Amounts). The Controlling Class as of the Closing Date will be the Class J-RR Certificates.

The “Control Eligible Certificates” will be any of the Class F-RR, Class G-RR and Class J-RR Certificates.

The “Centre Controlling Class Representative” is the Centre Controlling Class Certificateholder (or other representative) selected by at least a majority of the Centre Controlling Class Certificateholders, by Certificate Balance, as identified by notice to the Certificate Administrator by the applicable Centre Controlling Class Certificateholders from time to time, with notice of such selection delivered to the Special Servicer, the Master Servicer, the Operating Advisor, the Asset Representations Reviewer and the Trustee; provided, however, that (i) absent that selection, or (ii) until a Centre Controlling Class Representative is so selected or (iii) upon receipt of a notice from the Centre Controlling Class Certificateholders that own Centre Loan-Specific Certificates representing more than 50% of the Certificate Balance of the Centre Controlling Class, that a Centre Controlling Class Representative is no longer designated, the Centre Controlling Class Representative will be the Centre Controlling Class Certificateholder that owns the largest aggregate Certificate Balance of the Centre Controlling Class, as identified to the Certificate Administrator (who will be required to notify the Master Servicer, the Special Servicer and the Operating Advisor) pursuant to the procedures set forth in the Pooling and Servicing Agreement.

If, upon the occurrence of any of the events or circumstances specified in clauses (i), (ii) or (iii) above, the Centre Controlling Class Certificateholder that owns the largest aggregate Certificate Balance of the Centre Controlling Class has not been identified to the Certificate Administrator (and thereby the Master Servicer and the Special Servicer), then the Master Servicer and the Special Servicer will have no obligation to obtain the consent of, or consult with, any Centre Controlling Class Representative until notified of the identity of such largest Centre Controlling Class Certificateholder or otherwise notified of the identity of the Centre Controlling Class Representative as provided in the Pooling and Servicing Agreement. The initial Centre Controlling Class Representative is expected to be CRE Fund Investments III LLC, a Delaware limited liability company, which entity’s equity owner is advised by Shelter Growth Capital Partners LLC or an affiliate thereof. No person may exercise any of the rights and powers of the Centre Controlling Class Representative with respect to an Excluded Mortgage Loan.

A “Centre Controlling Class Certificateholder” is each holder (or beneficial owner, if applicable) of a Certificate of the Centre Controlling Class as determined by the Certificate Administrator from time to time.

The “Centre Controlling Class” will be, as of any time of determination, the most subordinate Class of the Centre Control Eligible Certificates then outstanding that has a Certificate Balance, as notionally reduced by any portion of the Appraisal Reduction Amount allocable to such Class, at least equal to 25% of the initial Certificate Balance of that Class; provided, however, that if no Class of Centre Control Eligible Certificates meets the preceding requirement, the most senior Class of Centre Control Eligible Certificates. The Centre Controlling Class as of the Closing Date will be Class TCRR Certificates.

After the occurrence and during the continuance of a Centre Control Appraisal Period, there will be no Centre Controlling Class Representative.

The “Centre Control Eligible Certificates” will be the Class TC-E and Class TCRR Certificates.

The “Woodlands Mall Controlling Class Representative” is the Woodlands Mall Controlling Class Certificateholder (or other representative) selected by at least a majority of the Woodlands Mall Controlling Class Certificateholders, by Certificate Balance, as identified by notice to the Certificate Administrator by the applicable the Woodlands Mall Controlling Class Certificateholders from time to time, with notice of such selection delivered to the Special Servicer, the Master Servicer, the Operating Advisor, the Asset Representations Reviewer and the Trustee; provided, however, that (i) absent that selection, or (ii) until a Woodlands Mall Controlling Class Representative is so selected or (iii) upon receipt of a notice from the Woodlands Mall Controlling Class Certificateholders that own Woodlands Mall Loan-Specific Certificates representing more than 50% of the Certificate Balance of the Woodlands Mall Controlling Class, that the Woodlands Mall Controlling Class Representative is no longer designated, the Woodlands Mall Controlling Class Representative will be the Woodlands Mall Controlling Class Certificateholder that owns the largest aggregate Certificate Balance of the Woodlands Mall Controlling Class, as identified to the Certificate Administrator (who will be required to notify the Master Servicer, the Special Servicer and the Operating Advisor) pursuant to the procedures set forth in the Pooling and Servicing Agreement. If, upon the occurrence of any of the events or circumstances specified in clauses (i), (ii) or (iii) above, the Woodlands Mall Controlling Class Certificateholder that owns the largest aggregate Certificate Balance of the Woodlands Mall Controlling Class has not been identified to the Certificate Administrator (and thereby the Master Servicer and the Special Servicer), then the Master Servicer and the Special Servicer will have no obligation to obtain the consent of, or consult with, any Woodlands Mall Controlling Class Representative until notified of the identity of such largest Woodlands Mall Controlling Class Certificateholder or otherwise notified of the identity of the Woodlands Mall Controlling Class Representative as provided in the Pooling and Servicing Agreement. The initial Woodlands Mall Controlling Class Representative is expected to be Pacific Life Insurance Company or an affiliate thereof. No person may exercise any of the rights and powers of the Woodlands Mall Controlling Class Representative with respect to an Excluded Mortgage Loan.

A “Woodlands Mall Controlling Class Certificateholder” is each holder (or beneficial owner, if applicable) of a Certificate of the Woodlands Mall Controlling Class as determined by the Certificate Administrator from time to time.

The “Woodlands Mall Controlling Class” will be, as of any time of determination, the most subordinate Class of Woodlands Mall Control Eligible Certificates then outstanding that has a Certificate Balance, as notionally reduced by any portion of the Appraisal Reduction Amount allocable to such Class, at least equal to 25% of the initial Certificate Balance of that Class; provided, however, that if no Class of Woodlands Mall Control Eligible

Certificates meets the preceding requirement, the most senior Class of the Woodlands Mall Control Eligible Certificates; provided, further, however, that if, at any time, the outstanding Certificate Balance of the Class WM-A Certificates has been reduced to zero (without regard to the allocation of any Cumulative Appraisal Reduction Amounts), then the “Woodlands Mall Controlling Class” will be the most subordinate class of Woodlands Mall Control Eligible Certificates with an outstanding Certificate Balance greater than zero (without regard to the allocation of any Cumulative Appraisal Reduction Amounts. The Woodlands Mall Controlling Class as of the Closing Date will be Class WM-C Certificates.

The “Woodlands Mall Control Eligible Certificates” will be any of the Class WM-A, Class WM-B and Class WM-C Certificates.

A “Loan-Specific Controlling Class Representative” is each of the Woodlands Mall Controlling Class Representative and the Centre Controlling Class Representative.

A “Loan-Specific Controlling Class Certificateholder” is each Woodlands Mall Controlling Class Certificateholder and each Centre Controlling Class Certificateholder.

A “Loan-Specific Controlling Class” will be each of the Woodlands Mall Controlling Class and the Centre Controlling Class.

A “Control Termination Event” will: (1) with respect to any Mortgage Loan (other than the Woodlands Mall Loan Combination and The Centre Loan Combination) either (a) occur when none of the Classes of the Control Eligible Certificates has a Certificate Balance (as notionally reduced by any Cumulative Appraisal Reduction Amount then allocable to such Class) that is at least equal to 25% of the initial Certificate Balance of that Class of Certificates or (b) be deemed to occur as described below; provided, however, that a Control Termination Event will in no event exist at any time that the Certificate Balance of each Class of the Non-Vertically Retained Pooled Principal Balance Certificates senior to the Control Eligible Certificates has been reduced to zero (without regard to the allocation of Cumulative Appraisal Reduction Amounts); and (2) with respect to each of the Woodlands Mall Loan Combination and The Centre Loan Combination, be determined in accordance with clause (1) of this definition, but only if a Control Appraisal Period exists with respect to such Loan Combination. With respect to Excluded Mortgage Loans as to which the Controlling Class Representative would otherwise be the Directing Holder, a Control Termination Event will be deemed to exist.

A “Consultation Termination Event” will: (1) occur with respect to any Mortgage Loan (other than the Woodlands Mall Loan Combination and The Centre Loan Combination), when none of the Classes of the Control Eligible Certificates has a Certificate Balance, without regard to the allocation of any Cumulative Appraisal Reduction Amount, that is equal to or greater than 25% of the initial Certificate Balance of that Class of Certificates; provided, however, that a Consultation Termination Event will in no event exist at any time that the Certificate Balance of each Class of the Non-Vertically Retained Pooled Principal Balance Certificates senior to the Control Eligible Certificates has been reduced to zero (without regard to the allocation of Cumulative Appraisal Reduction Amounts); and (2) with respect to each of the Woodlands Mall Loan Combination and The Centre Loan Combination, be determined in accordance with clause (1) of this definition but only if a Control Appraisal Period exists with respect to such Loan Combination. With respect to Excluded Mortgage Loans as to which the Controlling Class Representative would otherwise be a Consulting Party, a Consultation Termination Event will be deemed to exist.

A “Control Appraisal Period” is a Woodlands Mall Control Appraisal Period or a Centre Control Appraisal Period.

An “Excluded Mortgage Loan” is a Mortgage Loan or Loan Combination with respect to which the Controlling Class Representative or the holder(s) of more than 50% of the Controlling Class (by Certificate Balance) (or, (i) with respect to the Woodlands Mall Loan Combination so long as a Woodlands Mall Control Appraisal Period is not continuing, the Woodlands Mall Controlling Class Representative or the holder(s) of more than 50% of the Woodlands Mall Controlling Class (by Certificate Balance), and (ii) with respect to The Centre Loan Combination so long as a Centre Control Appraisal Period is not continuing, the Centre Controlling Class Representative or the holder(s) of more than 50% of the Centre Controlling Class (by Certificate Balance)) is (or are) a Borrower Party.

An “Excluded Controlling Class Mortgage Loan” is a Mortgage Loan or Loan Combination with respect to which the Controlling Class Representative or any Controlling Class Certificateholder (or, (i) with respect to the

Woodlands Mall Loan Combination so long as a Woodlands Mall Control Appraisal Period is not continuing, the Woodlands Mall Controlling Class Representative or any Woodlands Mall Controlling Class Certificateholder, and (ii) with respect to The Centre Loan Combination so long as a Centre Control Appraisal Period is not continuing, the Centre Controlling Class Representative or any Centre Controlling Class Certificateholder), as applicable, is a Borrower Party.

A “Borrower Party” means either (i) a borrower or mortgagor under a Mortgage Loan or Loan Combination or a manager of a related Mortgaged Property or any affiliate of any of the foregoing, or (ii) a holder or beneficial owner (or an affiliate of any holder or beneficial owner) of any Accelerated Mezzanine Loan. Solely for the purposes of the definition of “Borrower Party”, the term “affiliate” means, with respect to any specified person, (i) any other person controlling or controlled by or under common control with such specified person or (ii) any other person that owns, directly or indirectly, 25% or more of the beneficial interests in such specified person.

An “Accelerated Mezzanine Loan” means a mezzanine loan (secured by a pledge of the direct (or indirect) equity interests in a borrower under a mortgage loan or loan combination) if such mezzanine loan either (i) has been accelerated or (ii) is the subject of foreclosure proceedings against the equity collateral pledged to secure that mezzanine loan.

After the occurrence and during the continuance of a Control Termination Event, the consent rights of the Controlling Class Representative will terminate, and the Controlling Class Representative will retain consultation rights under the Pooling and Servicing Agreement with respect to certain Major Decisions and other matters with respect to the Serviced Loan(s) as to which it is a Consulting Party.

In addition, unless a Consultation Termination Event exists, the Controlling Class Representative, except with respect to any Loan Combination that includes an Excluded Mortgage Loan, will have non-binding consultation rights with respect to (i) certain Major Decisions and other matters relating to any Serviced Outside Controlled Loan Combination and (ii) certain servicing decisions and other matters relating to any Outside Serviced Loan Combination, in each case if and to the extent that the holder of the related Split Mortgage Loan is granted consultation rights under the related Co-Lender Agreement.

After the occurrence and during the continuance of a Consultation Termination Event, the Controlling Class Representative will have no consultation or consent rights under the Pooling and Servicing Agreement and will have no right to receive any notices, reports or information (other than notices, reports or information required to be delivered to all Certificateholders) or any other rights as a Directing Holder or a Consulting Party. However, each Controlling Class Certificateholder will maintain the right to exercise its Voting Rights for the same purposes as any other Certificateholder under the Pooling and Servicing Agreement (other than with respect to Excluded Controlling Class Mortgage Loans).

If, with respect to any Serviced Outside Controlled Loan Combination, the related controlling note is included in a separate securitization trust, the servicing agreement for the relevant securitization may impose limitations on the exercise of rights associated with that related controlling note. For example, any “controlling class representative” (or equivalent entity) for such other securitization may lose consent and consultation rights in a manner similar to that described in the prior three paragraphs with respect to the Controlling Class Representative.

Neither the Master Servicer nor the Special Servicer will be required to take or to refrain from taking any action pursuant to instructions from the applicable Directing Holder, or due to any failure to approve an action by any such party, or due to an objection by any such party that would cause either the Master Servicer or the Special Servicer to violate applicable law, the related loan documents, the Pooling and Servicing Agreement (including the Servicing Standard), any related Co-Lender Agreement or intercreditor agreement or the REMIC provisions of the Code.

The applicable Directing Holder has certain rights to remove and replace the Special Servicer with respect to the related Serviced Loan(s) as described under “—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”.

Each Certificateholder and beneficial owner of a Control Eligible Certificate is hereby deemed to have agreed by virtue of its purchase of such Certificate (or beneficial ownership interest in such Certificate) to provide its name and address to the Certificate Administrator and to notify the Certificate Administrator of the transfer of any

Control Eligible Certificate (or the beneficial ownership of any Control Eligible Certificate), the selection of the Controlling Class Representative or the resignation or removal of the Controlling Class Representative. Any such Certificateholder (or beneficial owner) or its designee at any time appointed Controlling Class Representative is hereby deemed to have agreed by virtue of its purchase of a Control Eligible Certificate (or the beneficial ownership interest in a Control Eligible Certificate) to notify the Certificate Administrator when such Certificateholder (or beneficial owner) or designee is appointed Controlling Class Representative and when it is removed or resigns. Upon receipt of such notice, the Certificate Administrator will be required to notify the Special Servicer, the Master Servicer, the Operating Advisor and the Trustee of the identity of the Controlling Class Representative, any resignation or removal of the Controlling Class Representative and/or any new holder or beneficial owner of a Control Eligible Certificate. In addition, upon the request of the Master Servicer, the Special Servicer, the Operating Advisor or the Trustee, as applicable, the Certificate Administrator will be required to provide the identity of the then-current Controlling Class and a list of the Certificateholders (or beneficial owners, if applicable, at the expense of the Issuing Entity if such expense arises in connection with an event as to which the Controlling Class Representative or the Controlling Class has consent or consultation rights pursuant to the Pooling and Servicing Agreement or in connection with a request made by the Operating Advisor in connection with its obligation under the Pooling and Servicing Agreement to deliver a copy of the Operating Advisor Annual Report to the Controlling Class Representative, and otherwise at the expense of the requesting party) of the Controlling Class to such requesting party, and each of the Master Servicer, Special Servicer, Operating Advisor and the Trustee will be entitled to rely on the information so provided by the Certificate Administrator.

In the event of a change in the Controlling Class, the Certificate Administrator will be required to promptly contact the current holder(s) of the Controlling Class (or any designee(s) thereof) or (if known to the Certificate Administrator) one of its affiliates, or, if applicable, any successor Controlling Class Representative or Controlling Class Certificateholder(s), and determine whether any such entity is the holder (or beneficial owner) of at least a majority of the Controlling Class (in effect after such change in Controlling Class) by Certificate Balance. If at any time the current holder of the Controlling Class (or its designee) or (if known to the Certificate Administrator) one of its affiliates, or any successor Controlling Class Representative or Controlling Class Certificateholder(s) is no longer the holder (or beneficial owner) of at least a majority of the Controlling Class by Certificate Balance and the Certificate Administrator has neither (i) received notice of the then-current Controlling Class Certificateholders (or beneficial owners) of at least a majority of the Controlling Class by Certificate Balance nor (ii) received notice of a replacement Controlling Class Representative pursuant to the Pooling and Servicing Agreement, then a Control Termination Event and a Consultation Termination Event will be deemed to have occurred and will be deemed to continue until such time as the Certificate Administrator receives either such notice.

Notwithstanding anything to the contrary described in this prospectus, at any time when the Class F-RR Certificates are the Controlling Class, the holder of more than 50% of the Controlling Class (by Certificate Balance) may waive its right to act as or appoint a Controlling Class Representative and to exercise any of the rights of the Controlling Class Representative or cause the exercise of any of the rights of the Controlling Class Representative set forth in the Pooling and Servicing Agreement, by irrevocable written notice delivered to the Depositor, Certificate Administrator, Trustee, Master Servicer, Special Servicer and Operating Advisor. Any such waiver will remain effective with respect to such holder and the Class F-RR Certificates until such time as either (x) the Class F-RR Certificates are no longer the Controlling Class or (y) that Certificateholder has (i) sold a majority of the Class F-RR Certificates (by Certificate Balance) to an unaffiliated third party and (ii) certified to the Depositor, Certificate Administrator, Trustee, Master Servicer, Special Servicer and Operating Advisor that (a) the transferor retains no direct or indirect voting rights with respect to the Class F-RR Certificates that it transferred, (b) there is no voting agreement between the transferee and the transferor and (c) the transferor retains no direct or indirect economic interest in the Class F-RR Certificates that it transferred. Following any such transfer, and assuming that the Class F-RR Certificates are still the Controlling Class, the successor holder of more than 50% of the Controlling Class (by Certificate Balance) will again have the right to act as or appoint a Controlling Class Representative as described in this prospectus without regard to any prior waiver by the predecessor Certificateholder. The successor Certificateholder will also have the right to irrevocably waive its right to act as or appoint a Controlling Class Representative or, subject to any such limitations described in this prospectus (including by reason of a Control Termination Event or a Consultation Termination Event otherwise existing), to exercise any of the rights of the Controlling Class Representative or cause the exercise of any of the rights of the Controlling Class Representative. No successor Certificateholder described above will have any consent rights with respect to any Serviced Mortgage Loan that became a Specially Serviced Loan prior to its acquisition of a majority of the Class F-RR Certificates that had not also become a Corrected Loan prior to such acquisition until such Serviced Mortgage Loan becomes a Corrected Loan.

Whenever such an “opt-out” by a Controlling Class Certificateholder is in effect:

●	a Control Termination Event and a Consultation Termination Event will be deemed to have occurred and be continuing; and

●	the rights of the holder of more than 50% of the Class F-RR Certificates (by Certificate Balance), if the Class F-RR Certificates are the Controlling Class, to act as or appoint a Controlling Class Representative and the rights of a Controlling Class Representative will not be operative (notwithstanding whether a Control Termination Event or a Consultation Termination Event is or would otherwise then be in effect).

With respect to an Outside Serviced Mortgage Loan, any consent or approvals on actions to be taken by the Outside Special Servicer or the Outside Servicer are governed by the terms of the Outside Servicing Agreement and the related Co-Lender Agreement, as described under “Description of the Mortgage Pool—The Loan Combinations” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

Limitation on Liability of the Directing Holder

Any applicable Directing Holder will not be liable to the Issuing Entity or the Certificateholders for any action taken, or for refraining from the taking of any action or for errors in judgment. However, the Controlling Class Representative (or a Loan-Specific Controlling Class Representative) will not be protected against any liability to the Controlling Class Certificateholders (or related Loan-Specific Controlling Class Certificateholders) that would otherwise be imposed by reason of willful misfeasance, bad faith or negligence in the performance of duties or by reason of negligent disregard of obligations or duties.

Each Certificateholder acknowledges and agrees, by its acceptance of its Certificates, that a Directing Holder:

(a)           may have special relationships and interests that conflict with those of holders of one or more Classes of Certificates;

(b)           may act solely in its own interests (or, in the case of the Controlling Class Representative, in the interests of the holders of the Controlling Class or, in the case of a Loan-Specific Controlling Class Representative, the interests of the holders of the related Loan-Specific Controlling Class);

(c)           does not have any liability or duties to the holders of any Class of Certificates (other than, in the case of the Controlling Class Representative, the Controlling Class or, in the case of a Loan-Specific Controlling Class Representative, the related Loan-Specific Controlling Class);

(d)           may take actions that favor its own interests (or, in the case of the Controlling Class Representative, the interests of the holders of the Controlling Class or, in the case of a Loan-Specific Controlling Class Representative, the interests of the holders of the related Loan-Specific Controlling Class) over the interests of the holders of one or more Classes of Certificates; and

(e)           will have no liability whatsoever (other than, in the case of the Controlling Class Representative, to a Controlling Class Certificateholder and, in the case of a Loan-Specific Controlling Class Representative, to a related Loan-Specific Controlling Class Certificateholder) for having so acted as set forth in (a) – (d) above, and that no Certificateholder may take any action whatsoever against any Directing Holder or any affiliate, director, officer, employee, shareholder, member, partner, agent or principal of any Directing Holder for having so acted.

Under circumstances where it is authorized or required to do so by the Pooling and Servicing Agreement, the taking, or refraining from taking, of any action by the Master Servicer or the Special Servicer in accordance with the direction of or approval of the applicable Directing Holder, which does not violate any law or the Servicing Standard or the provisions of the Pooling and Servicing Agreement, or any related Co-Lender Agreement or intercreditor agreement, will not result in any liability on the part of the Master Servicer or the Special Servicer.

Consulting Parties

As used in this prospectus, a “Consulting Party”, with respect to any Serviced Mortgage Loan or, if applicable, Serviced Loan Combination will be, each of:

(i)	except with respect to a Serviced Outside Controlled Loan Combination, solely (a) after the occurrence and during the continuance of a Control Termination Event, but prior to the occurrence and continuance of a Consultation Termination Event, (b) for so long as the related Mortgage Loan is not an Excluded Mortgage Loan, and (c) in the case of each of the Woodlands Mall Loan Combination and The Centre Loan Combination, provided that an applicable Control Appraisal Period exists with respect to such Loan Combination, the Controlling Class Representative;

(ii)	with respect to any Serviced Outside Controlled Loan Combination (which may include a Servicing Shift Loan Combination or a Serviced Loan Combination with a Controlling Subordinate Companion Loan held outside the Issuing Entity), (a) if and for so long as the holder of the Mortgage Loan included in this securitization transaction is entitled under the related Co-Lender Agreement to exercise consultation rights with respect to such Loan Combination, (b) solely prior to the occurrence and continuance of a Consultation Termination Event, and (c) for so long as the related Mortgage Loan is not an Excluded Mortgage Loan, the Controlling Class Representative;

(iii)	with respect to any Serviced Loan Combination that includes a Pari Passu Companion Loan, the holder of such Pari Passu Companion Loan if and to the extent such holder (a) is not the applicable Directing Holder, and (b) is entitled to exercise consultation rights under the related Co-Lender Agreement;

(iv)	solely after the occurrence and during the continuance of an applicable Operating Advisor Consultation Trigger Event, the Operating Advisor; and

(v)	except with respect to any Excluded RRCP Mortgage Loan, (a) for so long as no Consultation Termination Event is continuing, with respect to any Specially Serviced Loan, and (b) during the continuance of a Consultation Termination Event, with respect to any Mortgage Loan, each Risk Retention Consultation Party.

provided, that with respect to any Serviced Loan Combination, the rights of any Consulting Party set forth in clauses (i) through (iii) above will be subject to and may be limited by the terms and provisions of any related Co-Lender Agreement.

For the avoidance of doubt, (A) the Controlling Class Representative will not be a Consulting Party if and for so long as (1) a Consultation Termination Event is in effect, (2) the related Mortgage Loan is an Excluded Mortgage Loan, (3) solely with respect to each of the Woodlands Mall Loan Combination and The Centre Loan Combination, a Control Appraisal Period does not exist with respect thereto, and/or (4) with respect to any Serviced Outside Controlled Loan Combination, it is not entitled under the related Co-Lender Agreement to exercise consultation rights with respect to such Loan Combination, (B) the Operating Advisor will not be a Consulting Party if and for so long as no Operating Advisor Consultation Trigger Event has occurred and is continuing, (C) none of the Risk Retention Consultation Parties will be a Consulting Party with respect to any Mortgage Loan that is an Excluded RRCP Mortgage Loan with respect to such party, or with respect to any Mortgage Loans other than as described in the immediately preceding clause (v), and (D) the consultation rights of the holder of a Pari Passu Companion Loan with respect to any related Serviced Loan Combination will be subject to the terms of the related Co-Lender Agreement.

Further for the avoidance of doubt, with respect to any Serviced Mortgage Loan or Serviced Loan Combination, if none of the Controlling Class Representative, the Operating Advisor, a Risk Retention Consultation Party, or a holder of a Pari Passu Companion Loan is a Consulting Party in accordance with the foregoing definition, then there will be no Consulting Party for that Serviced Mortgage Loan or Serviced Loan Combination.

Each Consulting Party may, pursuant to the Pooling and Servicing Agreement and/or any related Co-Lender Agreement, have the ability to appoint a representative that is entitled to exercise its rights as Consulting Party under the Pooling and Servicing Agreement and/or any related Co-Lender Agreement.

Operating Advisor

General Obligations

The Operating Advisor will generally review the Special Servicer’s actions and decisions with respect to Specially Serviced Loans and with respect to certain Major Decisions regarding non-Specially Serviced Loans as to which the Operating Advisor has consultation rights following the occurrence and during the continuance of an Operating Advisor Consultation Trigger Event, in light of the Servicing Standard and the requirements of the Pooling and Servicing Agreement, to formulate an opinion as to whether or not the Special Servicer is operating in compliance with the Servicing Standard. In addition, the Operating Advisor (i) after the occurrence and during the continuance of an Operating Advisor Consultation Trigger Event, will be entitled to consult with the Special Servicer as described under “—Operating Advisor—Consultation Rights” below, (ii) upon the occurrence of certain events, will be required to prepare an annual report as described under “—Operating Advisor—Annual Report” below, and (iii) under certain circumstances, may recommend the replacement of the Special Servicer as described under “—Operating Advisor—Replacement of the Special Servicer” below. The Operating Advisor will be required to act in accordance with the Operating Advisor Standard in fulfilling its responsibilities and obligations under the Pooling and Servicing Agreement. The Operating Advisor will act solely as a contracting party to the extent set forth in the Pooling and Servicing Agreement and will have no fiduciary duty to any party. The Operating Advisor’s duties will be limited to its specific obligations under the Pooling and Servicing Agreement, and the Operating Advisor will have no duty or liability to any particular Class of Certificates or any Certificateholder. The Operating Advisor is not a servicer or a sub-servicer and will not be charged with changing the outcome on any particular Specially Serviced Loan or with respect to any Major Decision on which it consults for a non-Specially Serviced Loan. By purchasing a Certificate, potential investors acknowledge and agree that there could be multiple strategies to resolve any Specially Serviced Loan and a variety of actions or decisions made with respect to any Major Decision and that the goal of the Operating Advisor’s participation is to provide additional input relating to the Special Servicer’s compliance with the Servicing Standard in making its determinations as to which strategy to execute. See “Risk Factors—Potential Conflicts of Interest of the Operating Advisor”.

Potential investors should note that the Operating Advisor is not an “advisor” for any purpose other than as specifically set forth in the Pooling and Servicing Agreement and is not an advisor to any person, including without limitation any Certificateholder. See “Risk Factors—Your Lack of Control Over the Issuing Entity and Servicing of the Mortgage Loans Can Create Risks”.

The Operating Advisor will generally have no obligations or consultation rights under the Pooling and Servicing Agreement with respect to any Outside Serviced Mortgage Loan or any related REO Properties.

The “Operating Advisor Standard” means the Operating Advisor is required to act solely on behalf of the Issuing Entity and in the best interest of, and for the benefit of, the Certificateholders (as a collective whole), and not any particular Class of those Certificateholders (as determined by the Operating Advisor in the exercise of its good faith and reasonable judgment), but without regard to any conflict of interest arising from any relationship that the Operating Advisor or any of its affiliates may have with any of the underlying borrowers, any Sponsor, any Mortgage Loan Seller, the Depositor, the Master Servicer, the Special Servicer, the Asset Representations Reviewer, the Directing Holder, any Risk Retention Consultation Party or any of their respective affiliates.

In no event will the Operating Advisor have the power to compel any transaction party to take or refrain from taking any action.

Review Materials

The Special Servicer will be required to provide each Major Decision Reporting Package to the Operating Advisor: (i) as to any Specially Serviced Loan, prior to the occurrence and continuance of a Control Termination Event and an Operating Advisor Consultation Trigger Event, promptly after the Special Servicer receives the Directing Holder’s approval or deemed approval of such Major Decision Reporting Package; and (ii) as to any Serviced Loan, following the occurrence and continuance of an Operating Advisor Consultation Trigger Event (whether or not a Control Termination Event is continuing), simultaneously with the Special Servicer’s written request for the Operating Advisor’s input regarding the related Major Decision.

The Special Servicer will also deliver to the Operating Advisor each related Final Asset Status Report and, if an Operating Advisor Consultation Trigger Event exists, each other asset status report. Subject to the Privileged Information Exception, the Operating Advisor will be obligated to keep confidential any Privileged Information received from the Special Servicer, the applicable Directing Holder or any related Serviced Companion Loan Holder (or its representative) in connection with the applicable Directing Holder’s or such related Serviced Companion Loan Holder’s exercise of any rights under the Pooling and Servicing Agreement (including, without limitation, in connection with any asset status report) or otherwise in connection with the Mortgage Loans.

A “Final Asset Status Report” with respect to any Specially Serviced Loan, means each related asset status report, together with such other data or supporting information provided by the Special Servicer to any applicable Directing Holder or Consulting Party or, if different, the Operating Advisor or any related Serviced Companion Loan Holder (or its representative), in each case, which does not include any communications (other than the related asset status report) between the Special Servicer, on the one hand, any applicable Directing Holder or Consulting Party, on the other hand, with respect to such Specially Serviced Loan; provided that no asset status report will be considered to be a Final Asset Status Report unless any applicable Directing Holder has either finally approved of and consented to the actions proposed to be taken in connection therewith, or has exhausted all of its rights of approval and consent or has been deemed to have approved or consented to such action or the asset status report is otherwise being implemented by the Special Servicer in accordance with the terms of the Pooling and Servicing Agreement.

The Operating Advisor is required to promptly review (i) all information available to Privileged Persons on the Certificate Administrator’s website with respect to the Special Servicer, assets on the CREFC® servicer watch list, Specially Serviced Loans and, if an Operating Advisor Consultation Trigger Event exists, Major Decisions on non-Specially Serviced Loans, (ii) each related Final Asset Status Report, (iii) if an Operating Advisor Consultation Trigger Event exists, each other asset status report delivered by the Special Servicer to the Operating Advisor, (iv) each Major Decision Reporting Package delivered by the Special Servicer to the Operating Advisor (A) in connection with the Operating Advisor’s consultation rights with respect to the subject Major Decision regarding each Serviced Loan if an Operating Advisor Consultation Trigger Event exists, and (B) with respect to the subject Major Decision regarding each Specially Serviced Loan when an Operating Advisor Consultation Trigger Event does not exist, after the Special Servicer receives the Directing Holder’s approval or deemed approval of such Major Decision Reporting Package, and (v) if specifically required to be delivered to the Operating Advisor under the Pooling and Servicing Agreement, such other reports, documents, certificates and other information prepared by the Special Servicer and received by the Operating Advisor, as relate to the actions and decisions of the Special Servicer in respect of Specially Serviced Loans and, solely in connection with Major Decisions as to which the Operating Advisor has consultation rights, non-Specially Serviced Loans.

The Operating Advisor is required to keep all Privileged Information confidential and may not disclose such Privileged Information to any person (including Certificateholders other than the Controlling Class Representative), other than (1) to the extent expressly required by the Pooling and Servicing Agreement, to the other parties to the Pooling and Servicing Agreement with a notice indicating that such information is Privileged Information, (2) pursuant to a Privileged Information Exception or (3) when necessary to support, and directly related to, specific findings or conclusions (i) in the Operating Advisor Annual Report or (ii) in connection with a recommendation by the Operating Advisor for the replacement of the Special Servicer. Notwithstanding the foregoing, the Operating Advisor, solely to the extent required in connection with its duties under the Pooling and Servicing Agreement, will be permitted to share Privileged Information with its affiliates and any subcontractors of the Operating Advisor that agree in writing to be bound by the same confidentiality provisions applicable to the Operating Advisor. Each party to the Pooling and Servicing Agreement that receives Privileged Information from the Operating Advisor with a notice stating that such information is Privileged Information may not disclose such Privileged Information to any person without the prior written consent of the Special Servicer, any related Outside Controlling Note Holder (if a Serviced Outside Controlled Loan Combination is involved) and, unless a Consultation Termination Event has occurred and is continuing, the Controlling Class Representative other than pursuant to a Privileged Information Exception.

“Privileged Information” means (i) any correspondence or other communications between any Directing Holder or Consulting Party, on the one hand, and the Special Servicer, on the other hand, related to any Specially Serviced Loan or the exercise of the consent or consultation rights of such Directing Holder or Consulting Party under the Pooling and Servicing Agreement or any Co-Lender Agreement, as applicable, (ii) any strategically sensitive information that the Special Servicer has reasonably determined (and has identified as privileged or confidential information) could compromise the Issuing Entity’s position in any ongoing or future negotiations with the related borrower or other interested party, and (iii) any information subject to attorney-client privilege (that has been identified or otherwise communicated as being subject to such privilege).

“Privileged Information Exception” means, with respect to any Privileged Information, at any time (a) such Privileged Information becomes generally available and known to the public other than as a result of a disclosure directly or indirectly by the party restricted from disclosing such Privileged Information (the “Restricted Party”), (b) it is reasonable and necessary for the Restricted Party to disclose such Privileged Information in working with legal counsel, auditors, taxing authorities or other governmental agencies, (c) such Privileged Information was already known to such Restricted Party and not otherwise subject to a confidentiality obligation and/or (d) the Restricted Party is (in the case of the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, any affected Serviced Companion Loan Holder, the Trustee and the Asset Representations Reviewer, as evidenced by an officer’s certificate (which will include a certification that it is based on the advice of counsel) delivered to each of the Master Servicer, the Special Servicer, the applicable Directing Holder, the applicable Consulting Parties, the Operating Advisor, the Certificate Administrator, the Trustee and the Asset Representations Reviewer), required by law, rule, regulation, order, judgment or decree to disclose such information.

It is possible that the lack of access to Privileged Information may limit the Operating Advisor from performing its duties under the Pooling and Servicing Agreement and, in any such case, the Operating Advisor will not be subject to liability arising from its lack of access to Privileged Information.

Consultation Rights

Following the occurrence and during the continuance of an Operating Advisor Consultation Trigger Event as to any Serviced Loan, the Operating Advisor will be required to consult on a non-binding basis with the Special Servicer with respect to Major Decisions (and such other matters as are set forth in the Pooling and Servicing Agreement) with respect to the applicable Serviced Loan(s) as described under “—Directing Holder” above and “—Asset Status Reports” below and “Description of the Mortgage Pool—The Loan Combinations”. The Special Servicer will be obligated to consider any alternative courses of action and any other feedback provided by the Operating Advisor (after the occurrence and during the continuance of an Operating Advisor Consultation Trigger Event).

An “Operating Advisor Consultation Trigger Event” will occur (i) with respect to any Serviced Loan (other than the Woodlands Mall Loan Combination and The Centre Loan Combination), when the aggregate outstanding Certificate Balance of the HRR Certificates (as notionally reduced by any Cumulative Appraisal Reduction Amount then allocable to the HRR Certificates) is 25% or less of the initial aggregate Certificate Balance of the HRR Certificates, and (ii) with respect to The Centre Loan Combination, when the outstanding Certificate Balance of the Class TCRR Certificates (as notionally reduced by any Cumulative Appraisal Reduction Amount then allocable to the Class TCRR Certificates) is 25% or less of the initial aggregate Certificate Balance of the Class TCRR Certificates. With respect to Excluded Mortgage Loans, an Operating Advisor Consultation Trigger Event will be deemed to exist.

With respect to any particular Major Decision and related Major Decision Reporting Package and any asset status report provided to the Operating Advisor, the Special Servicer will be required to make available to the Operating Advisor one or more servicing officers with relevant knowledge regarding the applicable Mortgage Loan and such Major Decision and/or asset status report in order to address reasonable questions that the Operating Advisor may have relating to, among other things, such Major Decision and/or asset status report and potential conflicts of interest with respect to such Major Decision and/or asset status report.

Reviewing Certain Calculations

The Special Servicer will forward any Appraisal Reduction Amount, Collateral Deficiency Amount and net present value calculations with respect to a Specially Serviced Loan to the Operating Advisor and the Operating Advisor will be required to promptly recalculate and verify the accuracy of the mathematical calculations and the corresponding application of the non-discretionary portion of the applicable formulas required to be utilized in connection with any such Appraisal Reduction Amount, Collateral Deficiency Amount or net present value calculations used in the Special Servicer’s determination of the course of action to be taken in connection with the workout or liquidation of such Specially Serviced Loan prior to utilization by the Special Servicer. The Special Servicer will be required to deliver the foregoing calculations together with information and support materials

(including such additional information reasonably requested by the Operating Advisor to confirm the mathematical accuracy of such calculations, but not including any Privileged Information) to the Operating Advisor. The Operating Advisor will recalculate and verify the accuracy of those calculations and, in the event the Operating Advisor does not agree with the mathematical calculations or the application of the applicable non-discretionary portions of the formula required to be utilized for such calculation, the Operating Advisor and Special Servicer will consult with each other in order to resolve any inaccuracy in the mathematical calculations or the application of the non-discretionary portions of the related formula in arriving at those mathematical calculations or any disagreement. In the event the Operating Advisor and Special Servicer are not able to resolve such matters, the Operating Advisor will promptly notify the Certificate Administrator and the Certificate Administrator will determine any necessary action to take in accordance with the Pooling and Servicing Agreement.

Annual Report

Based on the Operating Advisor’s review of the following information (to the extent delivered to the Operating Advisor or made available to the Operating Advisor on the Certificate Administrator’s website): any annual compliance statement and any Assessment of Compliance; any Attestation Report; any Major Decision Reporting Package; any Final Asset Status Report and, during the continuance of an Operating Advisor Consultation Trigger Event, any other asset status report; any other reports made available to Privileged Persons on the Certificate Administrator’s website during the prior calendar year that the Operating Advisor is required to review pursuant to the Pooling and Servicing Agreement; and any other information (other than any communications between the applicable Directing Holder, any Risk Retention Consultation Party or any related Serviced Companion Loan Holder (or its representative), as applicable, and the Special Servicer that would be Privileged Information) prepared by the Special Servicer and delivered to the Operating Advisor under the Pooling and Servicing Agreement, the Operating Advisor will if, during the prior calendar year, (i) any Serviced Mortgage Loans were Specially Serviced Loans, or (ii) there existed an Operating Advisor Consultation Trigger Event, and the Operating Advisor may if, with respect to the prior calendar year, the Operating Advisor deems it appropriate in its sole discretion exercised in good faith, prepare an annual report substantially in the form attached as an exhibit to the Pooling and Servicing Agreement (the “Operating Advisor Annual Report”) to be provided to the Depositor, the 17g-5 Information Provider (who is required to promptly post such Operating Advisor Annual Report on the Rule 17g-5 website), the Trustee and the Certificate Administrator (who is required to promptly post such Operating Advisor Annual Report to the Certificate Administrator’s website) within 120 days of the end of the prior calendar year, setting forth its assessment of the Special Servicer’s performance of its duties under the Pooling and Servicing Agreement during the prior calendar year.

In the event the Special Servicer is replaced, the Operating Advisor Annual Report will only relate to the entity that was acting as Special Servicer as of December 31 of the prior calendar year and is continuing in such capacity through the date of such Operating Advisor Annual Report. In preparing an Operating Advisor Annual Report, the Operating Advisor will not be required to report on instances of non-compliance with, or deviations from, the Servicing Standard or the Special Servicer’s obligations under the Pooling and Servicing Agreement that the Operating Advisor determines, in accordance with the Operating Advisor Standard, to be immaterial.

In connection with the Operating Advisor Annual Report and the review provided for in the Pooling and Servicing Agreement, the Operating Advisor will be required to perform its review on the basis of the Special Servicer’s performance of its duties as they relate to Specially Serviced Loans and, after the occurrence and during the continuance of an Operating Advisor Consultation Trigger Event, with respect to Major Decisions on Serviced Loans that are non-Specially Serviced Loans, as well as the extent to which those duties were performed in accordance with the Servicing Standard, with reasonable consideration by the Operating Advisor of any annual compliance statement, Assessment of Compliance, Attestation Report, Final Asset Status Report, Major Decision Reporting Package and other information (other than any communications between the applicable Directing Holder, a Risk Retention Consultation Party or a Serviced Companion Loan Holder (or its representative) and the Special Servicer that would be Privileged Information) that the Operating Advisor was required to review on the Certificate Administrator’s website or that was prepared by the Special Servicer and delivered or made available to the Operating Advisor pursuant to the Pooling and Servicing Agreement.

The Operating Advisor will be required to deliver any Operating Advisor Annual Report (at least 10 calendar days prior to its delivery to the Depositor, the Trustee and the Certificate Administrator) to (a) the Special Servicer, (b) the applicable Directing Holder, and (c) the Controlling Class Representative (at any time that it is an applicable Directing Holder or Consulting Party). The Operating Advisor may, but will not be obligated to, revise the Operating Advisor Annual Report based on any comments received from the Special Servicer or the Controlling Class Representative.

In each Operating Advisor Annual Report, the Operating Advisor, based on its review conducted in accordance with the Pooling and Servicing Agreement, will (A) state whether the Operating Advisor believes, in its sole discretion exercised in good faith, that the Special Servicer is performing its duties in compliance with (1) the Servicing Standard and (2) the Special Servicer’s obligations under the Pooling and Servicing Agreement, and (B) identify any material deviations from (i) the Servicing Standard or (ii) the Special Servicer’s obligations under the Pooling and Servicing Agreement. Each Operating Advisor Annual Report will be required to comply with (x) the confidentiality requirements described in this prospectus regarding Privileged Information and as otherwise set forth in the Pooling and Servicing Agreement, and (y) the requirements with respect to reports of the Operating Advisor set forth in Rule 7(b) of Regulation RR.

The ability to perform the duties of the Operating Advisor and the quality and the depth of any Operating Advisor Annual Report will be dependent upon the timely receipt of information required to be delivered to the Operating Advisor and the accuracy and the completeness of such information.

Replacement of the Special Servicer

If the Operating Advisor determines, in its sole discretion exercised in good faith, that (1) the Special Servicer has failed to comply with the Servicing Standard and (2) a replacement of the Special Servicer would be in the best interest of the Pooled Certificateholders (as a collective whole) or related Loan-Specific Certificateholders (as a collective whole), as applicable, the Operating Advisor may recommend the replacement of the Special Servicer with respect to the applicable Serviced Mortgage Loan(s) or Serviced Loan Combinations in the manner described under “—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event” above.

Operating Advisor Termination Events

The following constitute Operating Advisor termination events under the Pooling and Servicing Agreement (each, an “Operating Advisor Termination Event”) whether any such event is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

(a)           any failure by the Operating Advisor to observe or perform in any material respect any of its covenants or agreements or the material breach of its representations or warranties under the Pooling and Servicing Agreement, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure is given to the Operating Advisor by the Trustee or to the Operating Advisor and the Trustee by the holders of Certificates having greater than 25% of the Voting Rights of all then outstanding Certificates; provided, however, that with respect to any such failure which is not curable within such 30-day period, the Operating Advisor will have an additional cure period of 30 days to effect such cure so long as it has commenced to cure such failure within the initial 30-day period and has provided the Trustee and the Certificate Administrator with an officer’s certificate certifying that it has diligently pursued, and is continuing to pursue, such cure;

(b)           any failure by the Operating Advisor to perform its obligations set forth in the Pooling and Servicing Agreement in accordance with the Operating Advisor Standard which failure continues unremedied for a period of 30 days after the date on which written notice of such failure is given to the Operating Advisor by any party to the Pooling and Servicing Agreement;

(c)           any failure by the Operating Advisor to be an Eligible Operating Advisor, which failure continues unremedied for a period of 30 days;

(d)           a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, has been entered against the Operating Advisor, and such decree or order has remained in force undischarged or unstayed for a period of 60 days;

(e)           the Operating Advisor consents to the appointment of a conservator or receiver or liquidator or liquidation committee in any insolvency, readjustment of debt, marshaling of assets and liabilities, voluntary liquidation, or similar proceedings of or relating to the Operating Advisor or of or relating to all or substantially all of its property; or

(f)            the Operating Advisor admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations.

Upon receipt by the Certificate Administrator of notice of the occurrence of any Operating Advisor Termination Event, the Certificate Administrator will be required to promptly provide written notice to all Certificateholders electronically by posting such notice on its internet website, unless the Certificate Administrator has received notice that such Operating Advisor Termination Event has been remedied. An Operating Advisor Termination Event may be waived by the Certificateholders evidencing not less than 66-2/3% of the Voting Rights of the Certificates.

Rights Upon Operating Advisor Termination Event

If an Operating Advisor Termination Event occurs, and in each and every such case, so long as such Operating Advisor Termination Event has not been remedied, then either the Trustee (i) may or (ii) upon the written direction of holders of Certificates evidencing at least 25% of the Voting Rights of each Class of Non-Reduced Certificates, will be required to, terminate all of the rights and obligations of the Operating Advisor under the Pooling and Servicing Agreement, other than rights and obligations accrued prior to such termination and other than indemnification rights (arising out of events occurring prior to such termination), by written notice to the Operating Advisor.

As soon as practicable, but in no event later than 15 business days after (i) the Operating Advisor resigns (excluding circumstances where no successor Operating Advisor is required to be appointed) or (ii) the Trustee delivers such written notice of termination to the Operating Advisor, the Trustee will appoint a successor Operating Advisor that is an Eligible Operating Advisor, which successor Operating Advisor may be an affiliate of the Trustee. If the Trustee is the successor Master Servicer or the successor Special Servicer, neither the Trustee nor any of its affiliates will be the successor Operating Advisor. The Trustee will be required to provide written notice of the appointment of a successor Operating Advisor to the Special Servicer and the Operating Advisor within one business day of such appointment. Except as described below under “—Operating Advisor—Termination of the Operating Advisor Without Cause”, the appointment of a successor Operating Advisor will not be subject to the vote, consent or approval of the holder of any Class of Certificates. Upon any termination of the Operating Advisor and appointment of a successor to the Operating Advisor, the Trustee will be required to, as soon as possible, give written notice of the termination and appointment to the Special Servicer, the Master Servicer, the Certificate Administrator, the Certificateholders, the Depositor, and each Directing Holder and Consulting Party. Notwithstanding the foregoing, if the Trustee is unable to find a successor Operating Advisor within 30 days of the termination of the Operating Advisor, the Depositor will be permitted to find a replacement. Unless and until a replacement Operating Advisor is appointed, no party will act as the Operating Advisor and the provisions in the Pooling and Servicing Agreement relating to consultation with respect to the Operating Advisor will not be applicable until a replacement Operating Advisor is appointed under the Pooling and Servicing Agreement.

Eligibility of Operating Advisor

The Operating Advisor is required to be at all times an Eligible Operating Advisor. “Eligible Operating Advisor” means an entity (i) that is the special servicer or operating advisor on a transaction rated by any of Moody’s, Fitch, KBRA, S&P, DBRS and/or Morningstar Credit Ratings, LLC (“Morningstar”), but has not been the special servicer or operating advisor on a transaction for which Moody’s, Fitch, KBRA, S&P, DBRS and/or Morningstar has qualified, downgraded or withdrawn its rating or ratings of, one or more classes of certificates for such transaction citing servicing concerns with the special servicer or operating advisor, as applicable, as the sole or material factor in such rating action, (ii) that (X) has been regularly engaged in the business of analyzing and advising clients in commercial mortgage-backed securities matters and has at least five years of experience in collateral analysis and loss projections, and (Y) has at least five years of experience in commercial real estate asset management and experience in the workout and management of distressed commercial real estate assets, (iii) that can and will make the representations and warranties set forth in the Pooling and Servicing Agreement, including to the effect that it possesses sufficient financial strength to fulfil its duties and responsibilities pursuant to the Pooling and Servicing Agreement over the life of the Issuing Entity, (iv) that is not (and is not affiliated with (including Risk Retention Affiliated with)) the Depositor, the Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer, any Mortgage Loan Seller, any Directing Holder, any Risk Retention Consultation Party, the Retaining Third Party Purchaser, the Centre Retaining Third Party Purchaser or a depositor, a trustee, a certificate administrator, a master servicer or special servicer with respect to the securitization of a Companion Loan, or any of their respective affiliates (including Risk Retention Affiliates), (v) that has not been paid any fees, compensation or other remuneration by any Special Servicer or successor Special Servicer (X) in respect of its obligations under the Pooling and Servicing Agreement or (Y) for the recommendation of the replacement of the Special Servicer or the appointment of a successor Special Servicer to become the special servicer and (vi) that does not directly or indirectly, through one or more affiliates or otherwise, own any interest in any Certificates, any Mortgage Loans, any Companion Loan or any securities backed by a Companion Loan or otherwise have any financial interest in the securitization transaction to which the Pooling and Servicing Agreement relates, other than in fees from its role as Operating Advisor or any fees to which it is entitled as Asset Representations Reviewer, if the Operating Advisor is acting in such capacity.

The “Centre Retaining Third Party Purchaser” means the entity that is expected to purchase the Class TCRR Certificates on the Closing Date.

Termination of the Operating Advisor Without Cause

Upon (i) the written direction of holders of Non-Reduced Certificates evidencing not less than 15% of the Voting Rights of the Non-Reduced Certificates requesting a vote to terminate and replace the Operating Advisor with a proposed successor Operating Advisor that is an Eligible Operating Advisor, and (ii) payment by such holders to the Certificate Administrator of the reasonable fees and expenses to be incurred by the Certificate Administrator in connection with administering such vote, the Certificate Administrator will promptly provide written notice of the requested vote to all Certificateholders and the Operating Advisor of such request by posting such notice on its internet website, and by mailing to all Certificateholders and the Operating Advisor. Upon the affirmative vote of the holders of Certificates evidencing more than 50% of the Voting Rights allocable to the Non-Reduced Certificates of those holders that exercise their right to vote (provided that holders entitled to exercise at least 50% of the Voting Rights allocable to the Non-Reduced Certificates exercise their right to vote within 180 days of the initial request for a vote), the Trustee will terminate all of the rights and obligations of the Operating Advisor under the Pooling and Servicing Agreement (other than any rights or obligations that accrued prior to the date of such termination and other than indemnification rights (arising out of events occurring prior to such termination)) by written notice to the Operating Advisor, and the proposed successor Operating Advisor will be appointed. The Certificate Administrator will include on each Distribution Date statement a statement that each Certificateholder and beneficial owner of Certificates may access such notices on the Certificate Administrator’s website and each Certificateholder and beneficial owner of Certificates may register to receive email notifications when such notices are posted on the website. The Certificate Administrator will be entitled to reimbursement from the requesting Certificateholders for the reasonable expenses of posting notices of such requests.

In the event that the Operating Advisor resigns or is terminated, it will remain entitled to receive all amounts accrued and owing to it under the Pooling and Servicing Agreement as described under “—Servicing and Other Compensation and Payment of Expenses” and any rights to indemnification arising out of events occurring prior to such resignation or termination.

Asset Status Reports

The Special Servicer will be required to prepare an asset status report that is consistent with the Servicing Standard upon the earlier of (x) within 60 days after the occurrence of a Servicing Transfer Event and (y) prior to taking action with respect to any Major Decision (or making a determination not to take action with respect to a Major Decision) with respect to a Specially Serviced Loan.

Each asset status report will be (i) delivered to the Operating Advisor (but only Final Asset Status Reports unless an Operating Advisor Consultation Trigger Event exists), any applicable Directing Holder, and any applicable Consulting Parties, and (ii) made available to the Rating Agencies. A summary of each Final Asset Status Report will be provided to the Certificate Administrator. If any applicable Directing Holder does not disapprove of a related asset status report within 10 business days of receipt, such Directing Holder will be deemed to have approved such asset status report and the Special Servicer will implement the recommended action as outlined in such asset status report; provided, however, that the Special Servicer may not take any actions that are contrary to applicable law, the Servicing Standard or the terms of the applicable Mortgage Loan documents. In addition, the applicable Directing Holder may object to any asset status report within 10 business days of receipt; provided, however, that, if the Special Servicer determines that emergency action is necessary to protect the related Mortgaged Property or the interests of the Certificateholders (and, in the case of any Serviced Loan Combinations, the related Serviced Companion Loan Holder), or if a failure to take any such action at such time would be inconsistent with the Servicing Standard, the Special Servicer may take actions with respect to the related Mortgaged Property before the expiration of the 10 business day period if the Special Servicer reasonably determines in accordance with the Servicing Standard that failure to take such actions before the expiration of the 10 business day period would materially and adversely affect the interest of the Certificateholders (and, in the case of any Serviced Loan Combinations, the related Serviced Companion Loan Holder(s)), and the Special Servicer has made a reasonable effort to contact the applicable Directing Holder (during the period that such Directing Holder has approval rights). The foregoing will not relieve the Special Servicer of its duties to comply with the Servicing Standard.

If the applicable Directing Holder disapproves such asset status report within 10 business days of receipt and the Special Servicer has not made the affirmative determination described below, the Special Servicer will revise such asset status report as soon as practicable thereafter, but in no event later than 30 days after such disapproval. The Special Servicer will revise such asset status report until such Directing Holder fails to disapprove such revised asset status report as described above or until the Special Servicer makes a determination, consistent with the Servicing Standard, that such objection is not in the best interests of all the Certificateholders (and, in the case of any Serviced Loan Combinations, the related Serviced Companion Loan Holder(s)). If the applicable Directing Holder does not approve an asset status report within 60 business days from the first submission of an asset status report, the Special Servicer is required to take such action as directed by such Directing Holder, provided such action does not violate the Servicing Standard (or, if such action would violate the Servicing Standard, the Special Servicer is required to take such action as was reflected in the most recent asset status report prepared by the Special Servicer with respect to the subject Serviced Loan that is consistent with the Servicing Standard and such asset status report will be deemed a Final Asset Status Report).

Any applicable Consulting Party will be entitled to consult on a non-binding basis with the Special Servicer and propose alternative courses of action in respect of any asset status report. The Special Servicer will be obligated to consider such alternative courses of action and any other feedback provided by such Consulting Party. The Special Servicer may revise the asset status reports as it deems reasonably necessary in accordance with the Servicing Standard to take into account any input and/or recommendations of any applicable Consulting Party.

The asset status report is not intended to replace or satisfy any specific consent or approval right which the applicable Directing Holder may have.

Notwithstanding the foregoing, the Special Servicer will not be permitted to follow any advice, direction or consultation provided by a Directing Holder or Consulting Party that would require or cause the Special Servicer to violate any applicable law, be inconsistent with the Servicing Standard, require or cause the Special Servicer to violate provisions of the Pooling and Servicing Agreement, require or cause the Special Servicer to violate the terms of any Serviced Loan or Serviced Loan Combination, expose any Certificateholder or any party to the Pooling and Servicing Agreement or their affiliates officers, directors or agents to any claim, suit or liability, cause any Trust REMIC to fail to qualify as a REMIC or the Grantor Trust to fail to qualify as a grantor trust for federal income tax purposes, result in the imposition of “prohibited transaction” or “prohibited contribution” tax under the REMIC provisions of the Code, or materially expand the scope of the Special Servicer’s responsibilities under the Pooling and Servicing Agreement or any Co-Lender Agreement.

The Asset Representations Reviewer

Asset Review

Asset Review Trigger

On or prior to each Distribution Date, based on the CREFC® Delinquent Loan Status Report and/or the CREFC® Loan Periodic Update File delivered by the Master Servicer for such Distribution Date, the Certificate Administrator will be required to determine if an Asset Review Trigger has occurred during the related Collection Period. If an Asset Review Trigger is determined to have occurred, the Certificate Administrator will be required to promptly provide notice to the Asset Representations Reviewer, the Master Servicer, the Special Servicer and all Pooled Certificateholders by (i) posting a notice of its determination on its internet website and (ii) including in the distribution report on Form 10-D relating to the Collection Period in which the Asset Review Trigger occurred notice of its determination together with a description of the events that caused the Asset Review Trigger to occur. On each Distribution Date after providing such notice to Pooled Certificateholders, the Certificate Administrator, based on information provided to it by the Master Servicer and/or the Special Servicer, will be required to determine whether (1) any additional Mortgage Loan has become a Delinquent Loan, (2) any Mortgage Loan has ceased to be a Delinquent Loan and (3) an Asset Review Trigger has ceased to exist, and, if there is an occurrence of any of the events or circumstances identified in clauses (1), (2) and/or (3), deliver such information in a written notice (which may be via email) within two (2) business days of such determination to the Master Servicer, the Special Servicer, the Operating Advisor and the Asset Representations Reviewer.

An “Asset Review Trigger” will occur when, as of the end of the applicable Collection Period, either (1) Mortgage Loans with an aggregate outstanding principal balance of 25.0% or more of the aggregate outstanding principal balance of all of the Mortgage Loans (including any REO Mortgage Loans) held by the Issuing Entity are Delinquent Loans, or (2) at least 15 Mortgage Loans are Delinquent Loans and the aggregate outstanding principal balance of such Delinquent Loans constitutes at least 20.0% of the aggregate outstanding principal balance of all of the Mortgage Loans (including any REO Mortgage Loans) held by the Issuing Entity.

We believe this Asset Review Trigger is appropriate considering the unique characteristics of pools of Mortgage Loans underlying CMBS. See “Risk Factors—Static Pool Data Would Not Be Indicative of the Performance of This Pool”. In particular, this pool of Mortgage Loans is not homogeneous or granular, and there are individual Mortgage Loans that each represents a significant percentage, by outstanding principal balance, of the Mortgage Pool. For example, the three (3) largest Mortgage Loans in the pool represent approximately 19.8% of the Initial Pool Balance. Given this mortgage pool composition and the fact that CMBS pools as a general matter include a small relative number of larger mortgage loans, we believe it would not be appropriate for the delinquency of the three (3) largest Mortgage Loans, in the case of this mortgage pool, to cause the Asset Review Trigger to be met, as that would not necessarily be indicative of the overall quality of the Mortgage Pool. As a result, the percentage based on outstanding principal balance in clause (1) of the definition of “Asset Review Trigger” was set to exceed the portion of the aggregate outstanding balance of the Mortgage Pool represented by the three (3) largest Mortgage Loans in the Mortgage Pool as of the Closing Date. On the other hand, a significant number of Delinquent Loans by loan count, but representing a smaller percentage of the aggregate outstanding principal balance of the Mortgage Loans than the percentage set forth in clause (1) of the definition of “Asset Review Trigger”, could indicate an issue with the quality of the Mortgage Pool. As a result, we believe it would be appropriate to have the alternative test as set forth in clause (2) of the definition of “Asset Review Trigger”, namely to have the Asset Review Trigger be met if 15 Mortgage Loans are Delinquent Loans, assuming those Delinquent Loans represent at least 20.0% of the aggregate outstanding principal balance of all of the Mortgage Loans (including any REO Loans) held by the Issuing Entity as of the end of the applicable Collection Period.

“Delinquent Loan” means a Mortgage Loan that is delinquent at least 60 days in respect of its Monthly Payments or balloon payment, if any, in either case such delinquency to be determined without giving effect to any grace period.

For the avoidance of doubt, the Asset Representations Reviewer will not perform an Asset Review with respect to either Trust Subordinate Companion Loan at any time.

While we do not believe static pool information is relevant to CMBS transactions as a general matter, as a point of relative context, with respect to the 79 prior pools of commercial mortgage loans for which CREFI (or its predecessors and/or affiliates) was a sponsor in a public offering of CMBS with a securitization closing date on or after January 1, 2008, the highest percentage of mortgage loans (based on aggregate outstanding principal balance) in an individual CMBS transaction that were delinquent at least 60 days at the end of any reporting period between January 1, 2013 and June 30, 2019 was approximately 13.45%; however, the average of the highest delinquency percentages (based on aggregate outstanding principal balance of delinquent mortgage loans) in each of the 79 reviewed transactions (taking into account all reporting periods between January 1, 2013 and June 30, 2019 for each such transaction) in the identified reporting periods was approximately 0.34%.

Asset Review Vote

If Pooled Certificateholders evidencing not less than 5.0% of the Pooled Voting Rights deliver to the Certificate Administrator, within 90 days after the filing of the Form 10-D reporting the occurrence of an Asset Review Trigger, a written direction requesting a vote to commence an Asset Review (an “Asset Review Vote Election”), the Certificate Administrator will be required to promptly provide written notice of such direction to the Asset Representations Reviewer and to all Pooled Certificateholders, and to conduct a solicitation of votes of Pooled Certificateholders regarding whether to authorize an Asset Review. In the event there is an affirmative vote to authorize an Asset Review by Pooled Certificateholders evidencing at least a majority of an Asset Review Quorum within 150 days of the receipt of the Asset Review Vote Election (an “Affirmative Asset Review Vote”), the Certificate Administrator will be required to promptly provide written notice of such Affirmative Asset Review Vote to all parties to the Pooling and Servicing Agreement, the underwriters, the Mortgage Loan Sellers, the applicable Directing Holder, the Risk Retention Consultation Parties and the Pooled Certificateholders (such notice to Pooled Certificateholders to be effected by posting such notice its internet website). In the event an Affirmative Asset Review Vote has not occurred within such 150-day period following the receipt of the Asset Review Vote Election, no Pooled Certificateholder may request a vote or cast a vote for an Asset Review and the Asset Representations Reviewer will not be required to review any Delinquent Loan unless and until (A) an additional Mortgage Loan has become a Delinquent Loan after the expiration of such 150-day period, (B) a new Asset Review Trigger has occurred as a result or an Asset Review Trigger is otherwise in effect, (C) the Certificate Administrator has received an Asset Review Vote Election within 90 days after the filing of a Form 10-D reporting the occurrence of the events described in clauses (A) and (B) above, and (D) an Affirmative Asset Review Vote has occurred within 150 days after the Asset Review Vote Election described in clause (C) of this sentence. After the occurrence of any Asset Review Vote Election or an Affirmative Asset Review Vote, no Pooled Certificateholder may make any additional Asset Review Vote Election except as described in the immediately preceding sentence. Any reasonable out-of-pocket expenses incurred by the Certificate Administrator in connection with administering such vote will be paid as an expense of the Issuing Entity from the Collection Account.

An “Asset Review Quorum” means, in connection with any solicitation of votes to authorize an Asset Review as described above, the holders of Pooled Certificates evidencing at least 5.0% of the Pooled Voting Rights.

Review Materials

Upon receipt of notice from the Certificate Administrator of an Affirmative Asset Review Vote (the “Asset Review Notice”) with respect to a Delinquent Mortgage Loan, the Custodian (with respect to clauses (i) – (v) below for all of the Mortgage Loans), the Master Servicer (with respect to clause (vi) below for Mortgage Loans that are non-Specially Serviced Loans) and the Special Servicer (with respect to clause (vi) below for Mortgage Loans that are Specially Serviced Loans) will be required to promptly (but (except with respect to clause (vi)) in no event later than 10 business days after receipt of such notice from the Certificate Administrator) provide the following materials for such Delinquent Loan, in each case to the extent in such party’s possession, to the Asset Representations Reviewer (collectively, with the Diligence Files posted to the secure data room by the Certificate Administrator, a copy of this prospectus, a copy of each related Mortgage Loan Purchase Agreement and a copy of the Pooling and Servicing Agreement, the “Review Materials”):

(i)	a copy of an assignment of the Mortgage in favor of the trustee, with evidence of recording thereon, for each Delinquent Loan that is subject to an Asset Review;

(ii)	a copy of an assignment of any related assignment of leases (if such item is a document separate from the Mortgage) in favor of the trustee, with evidence of recording thereon, related to each Delinquent Loan that is subject to an Asset Review;

(iii)	a copy of the assignment of all unrecorded documents relating to each Delinquent Loan that is subject to an Asset Review, if not already covered pursuant to items (i) or (ii) above;

(iv)	a copy of all filed copies (bearing evidence of filing) or evidence of filing of any UCC financing statements related to each Delinquent Loan that is subject to an Asset Review;

(v)	a copy of an assignment in favor of the trustee of any financing statement executed and filed in the relevant jurisdiction related to each Delinquent Loan that is subject to an Asset Review; and

(vi)	any other related documents that are required to be part of the Review Materials and requested to be delivered by the Master Servicer (with respect to non-Specially Serviced Loans) or the Special Servicer (with respect to Specially Serviced Loans) to the Asset Representations Reviewer as described below under clause (a) of “—Asset Review”.

Notwithstanding the foregoing, the Mortgage Loan Seller will not be required to deliver any information that is proprietary to the Mortgage Loan Seller or any draft documents, privileged or internal communications, credit underwriting or due diligence analysis.

The Asset Representations Reviewer may, but is under no obligation to, consider and rely upon information furnished to it by a person that is not a party to the Pooling and Servicing Agreement or the related Mortgage Loan Seller, and will do so only if such information can be independently verified (without unreasonable effort or expense to the Asset Representations Reviewer) and is determined by the Asset Representations Reviewer in its good faith and sole discretion to be relevant to the Asset Review (any such information, “Unsolicited Information”), as described below.

Asset Review

Upon its receipt of the Asset Review Notice and access to the Diligence Files posted to the secure data room with respect to a Delinquent Loan, the Asset Representations Reviewer, as an independent contractor, will be required to commence a review of the compliance of each Delinquent Loan with the representations and warranties related to that Delinquent Loan (such review, the “Asset Review”). An Asset Review of each Delinquent Loan will consist of the application of a set of pre-determined review procedures (the “Tests”) for each representation and warranty made by the applicable Mortgage Loan Seller with respect to such Delinquent Loan. Once an Asset Review of a Mortgage Loan is completed, no further Asset Review will be required of or performed on that Mortgage Loan notwithstanding that such Mortgage Loan may continue to be a Delinquent Loan or become a Delinquent Loan again at the time when a new Asset Review Trigger occurs and a new Affirmative Asset Review Vote is obtained subsequent to the occurrence of such Asset Review Trigger.

“Asset Review Standard” means the performance by the Asset Representations Reviewer of its duties under the Pooling and Servicing Agreement in good faith subject to the express terms of the Pooling and Servicing Agreement. Except as otherwise expressly set forth in the Pooling and Servicing Agreement, all determinations or assumptions made by the Asset Representations Reviewer in connection with an Asset Review are required to be made in the Asset Representations Reviewer’s good faith discretion and judgment based on the facts and circumstances known to it at the time of such determination or assumption.

No Certificateholder will have the right to change the scope of the Asset Representations Reviewer’s review, and the Asset Representations Reviewer will not be required to review any information other than (i) the Review Materials and (ii) if applicable, Unsolicited Information.

The Asset Representations Reviewer may, absent manifest error and subject to the Asset Review Standard, (i) assume, without independent investigation or verification, that the Review Materials are accurate and complete in all material respects and (ii) conclusively rely on such Review Materials.

In connection with an Asset Review, the Asset Representations Reviewer will be required to comply with the following procedures with respect to each Delinquent Loan:

(a)       Within 10 business days after the date on which the Review Materials identified in clauses (i) through (v) of the definition of “Review Materials” have been received by the Asset Representations Reviewer with respect to such Delinquent Loan or in any event within 15 days after the date on which access to the secure data room is provided to the Asset Representations Reviewer by the Certificate Administrator, in the event that the Asset Representations Reviewer reasonably determines that any Review Materials made available or delivered to the Asset Representations Reviewer are missing any documents required to complete any Test for such Delinquent Loan, the Asset Representations Reviewer will be required to promptly notify (in the manner specified in the Pooling and Servicing Agreement) the Master Servicer (with respect to non-Specially Serviced Loans) or the Special Servicer (with respect to Specially Serviced Loans), as applicable, of such missing documents, and request that the Master Servicer or the Special Servicer, as applicable, promptly (but in no event later than 10 business days after receipt of notification from the Asset Representations Reviewer) deliver to the Asset Representations Reviewer such missing documents in its possession. In the event any missing documents are not provided by the Master Servicer or the Special Servicer, as applicable, within such 10-business day period, the Asset Representations Reviewer will be required to request such documents from the related Mortgage Loan Seller. The Mortgage Loan Seller will be required under the related Mortgage Loan Purchase Agreement, in accordance with its terms, to deliver any such missing documents only to the extent such documents are in the possession of the Mortgage Loan Seller.

(b)       Following the events in clause (a) above, and within 45 days after the date on which access to the secure data room is provided to the Asset Representations Reviewer by the Certificate Administrator, the Asset Representations Reviewer is required to prepare a preliminary report with respect to such Delinquent Loan setting forth (i) the preliminary results of the application of the Tests, (ii) if applicable, whether the Review Materials for such Delinquent Loan are insufficient to complete any Test, (iii) a list of any applicable missing documents together with the reasons why such missing documents are necessary to complete any Test, and (iv) (if the Asset Representations Reviewer has so concluded) whether the absence of such documents will be deemed to be a failure of such Test (collectively, the “Preliminary Asset Review Report”). The Asset Representations Reviewer will provide each Preliminary Asset Review Report to the Master Servicer (with respect to non-Specially Serviced Loans) or the Special Servicer (with respect to Specially Serviced Loans), who will promptly, but in no event later within 10 business days of receipt thereof, provide the Preliminary Asset Review Report to the applicable Mortgage Loan Seller. If the Preliminary Asset Review Report indicates that any of the representations and warranties fails or is deemed to fail any Test, the applicable Mortgage Loan Seller will have 90 days from receipt of the Preliminary Asset Review Report (the “Cure/Contest Period”) to remedy or otherwise refute the failure. The applicable Mortgage Loan Seller will be required to provide any documents or any explanations to support (i) a conclusion that a subject representation and warranty has not failed a Test or (ii) a claim that any missing documents in the Review Materials are not required to complete a Test, in any such case to the Master Servicer (with respect to non-Specially Serviced Loans) or the Special Servicer (with respect to Specially Serviced Loans), and the Master Servicer or the Special Servicer, as applicable, will be required to promptly, but in no event later than 10 business days after receipt from the applicable Mortgage Loan Seller, deliver to the Asset Representations Reviewer any such documents or explanations received from the applicable Mortgage Loan Seller given to support a claim that the representation and warranty has not failed a Test or a claim that any missing documents in the Review Materials are not required to complete a Test.

(c)       Within the later of (x) 60 days after the date on which access to the secure data room is provided to the Asset Representations Reviewer by the Certificate Administrator, and (y) 10 business days after the expiration of the Cure/Contest Period, the Asset Representations Reviewer will be required to complete an Asset Review with respect to each Delinquent Loan and deliver (i) a report setting forth the Asset Representations Reviewer’s findings and conclusions as to whether or not it has determined there is any evidence of a failure of any Test based on the Asset Review, together with a statement that the Asset Representations Reviewer’s findings and conclusions set forth in such report were not influenced by any third party (an “Asset Review Report”), to each party to the Pooling and Servicing Agreement, the related Mortgage Loan Seller and the Controlling Class Representative (if such Delinquent Loan is not an Excluded Mortgage Loan), and (ii) a summary of the Asset Representations Reviewer’s conclusions included in such Asset Review Report (an “Asset Review Report Summary”) to the Trustee and Certificate Administrator. The period of time by which the Asset Review Report must be completed and delivered may be extended by up to an additional 30 days, upon written notice to the parties to the Pooling and Servicing Agreement and the applicable Mortgage Loan Seller(s), if the Asset Representations Reviewer determines pursuant to the Asset Review Standard that such additional time is required due to the characteristics of the Delinquent Loans and/or the Mortgaged Property or Mortgaged Properties. In addition, in the event that the Asset Representations Reviewer does not receive any documentation that it requested from the Master Servicer

(with respect to non-Specially Serviced Loans) or the Special Servicer (with respect to Specially Serviced Loans) or the applicable Mortgage Loan Seller in sufficient time to allow the Asset Representations Reviewer to complete its Asset Review and deliver an Asset Review Report, the Asset Representations Reviewer will be required to prepare the Asset Review Report solely based on the documents received by the Asset Representations Reviewer with respect to the related Delinquent Loan, and the Asset Representations Reviewer will have no responsibility to independently obtain any such documents from any party to the Pooling and Servicing Agreement or otherwise.

The Pooling and Servicing Agreement will require that the Certificate Administrator (i) include the Asset Review Report Summary in the distribution report on Form 10–D relating to the Collection Period in which the Asset Review Report Summary was received, and (ii) post such Asset Review Report Summary to the Certificate Administrator’s website not later than two business days after receipt of such Asset Review Report Summary from the Asset Representations Reviewer.

In no event will the Asset Representations Reviewer be required to determine whether any Test failure constitutes a Material Defect, or whether the Issuing Entity should enforce any rights it may have against the applicable Mortgage Loan Seller, which, in each such case, will be the responsibility of the Enforcing Servicer. See “—Repurchase Requests; Enforcement of Mortgage Loan Seller’s Obligations Under the Mortgage Loan Purchase Agreement” below.

Eligibility of Asset Representations Reviewer

The Asset Representations Reviewer will be required to represent and warrant in the Pooling and Servicing Agreement that it is an Eligible Asset Representations Reviewer. The Asset Representations Reviewer is required to be at all times an Eligible Asset Representations Reviewer. If the Asset Representations Reviewer ceases to be an Eligible Asset Representations Reviewer, the Asset Representations Reviewer is required to immediately notify the Depositor, the Master Servicer, the Special Servicer, the Trustee, the Operating Advisor, the Certificate Administrator and the applicable Directing Holder of such disqualification and if an Asset Representations Reviewer Termination Event occurs as a result, immediately resign under the Pooling and Servicing Agreement as described under the “—The Asset Representations Reviewer—Resignation of Asset Representations Reviewer” below.

An “Eligible Asset Representations Reviewer” is an entity that (i) is the special servicer, operating advisor or asset representations reviewer on a transaction rated by any of Moody’s, Fitch, KBRA, S&P, DBRS or Morningstar and that has not been a special servicer, operating advisor or asset representations reviewer on a transaction for which Moody’s, Fitch, KBRA, S&P, DBRS or Morningstar has qualified, downgraded or withdrawn its rating or ratings of one or more classes of certificates for such transaction citing servicing or other relevant concerns with such special servicer, operating advisor or Asset Representations Reviewer, as applicable, as the sole or material factor in such rating action, (ii) can and will make the representations and warranties of the Asset Representations Reviewer set forth in the Pooling and Servicing Agreement, (iii) is not (and is not affiliated with) any Sponsor, any Mortgage Loan Seller, any originator, the Master Servicer, the Special Servicer, the Depositor, the Certificate Administrator, the Trustee, a Directing Holder, any Risk Retention Consultation Party, the Retaining Third Party Purchaser or any of their respective affiliates, (iv) has not performed (and is not affiliated with any party hired to perform) any due diligence, loan underwriting, brokerage, borrower advisory or similar services with respect to any Mortgage Loan or any related Companion Loan prior to the Closing Date for or on behalf of any Sponsor, any Mortgage Loan Seller, any underwriter, a Directing Holder, or any Risk Retention Consultation Party or any of their respective affiliates, or have been paid any fees, compensation or other remuneration by any of them in connection with any such services and (v) that does not directly or indirectly, through one or more affiliates or otherwise, own any interest in any Certificates, any Mortgage Loans, any Companion Loan or any securities backed by a Companion Loan or otherwise have any financial interest in the securitization transaction to which the Pooling and Servicing Agreement relates, other than in fees from its role as Asset Representations Reviewer (or as Operating Advisor, if applicable) and except as otherwise set forth in the Pooling and Servicing Agreement.

Other Obligations of Asset Representations Reviewer

The Asset Representations Reviewer and its affiliates are required to keep confidential any Privileged Information received from any party to the Pooling and Servicing Agreement or any Sponsor under the Pooling and Servicing Agreement (including, without limitation, in connection with the review of the Mortgage Loans) and not disclose such Privileged Information to any person (including Certificateholders), other than (1) to the extent expressly required by the Pooling and Servicing Agreement in an Asset Review Report or otherwise, to the other parties to the Pooling and Servicing Agreement with a notice indicating that such information is Privileged Information or (2) pursuant to a Privileged Information Exception. Each party to the Pooling and Servicing Agreement that receives such Privileged Information from the Asset Representations Reviewer with a notice stating that such information is Privileged Information may not disclose such Privileged Information to any person without the prior written consent of the Special Servicer other than pursuant to a Privileged Information Exception.

Neither the Asset Representations Reviewer nor any of its affiliates may make any investment in any Class of Certificates; provided, however, that such prohibition will not apply to (i) riskless principal transactions effected by a broker dealer affiliate of the Asset Representations Reviewer or (ii) investments by an affiliate of the Asset Representations Reviewer if the Asset Representations Reviewer and such affiliate maintain policies and procedures that (A) segregate personnel involved in the activities of the Asset Representations Reviewer under the Pooling and Servicing Agreement from personnel involved in such affiliate’s investment activities and (B) prevent such affiliate and its personnel from gaining access to information regarding the Issuing Entity and the Asset Representations Reviewer and its personnel from gaining access to such affiliate’s information regarding its investment activities.

Delegation of Asset Representations Reviewer’s Duties

The Asset Representations Reviewer may delegate its duties to agents or subcontractors in accordance with the Pooling and Servicing Agreement, however, the Asset Representations Reviewer will remain obligated and primarily liable for any Asset Review required in accordance with the provisions of the Pooling and Servicing Agreement without diminution of such obligation or liability by virtue of such delegation or arrangements or by virtue of indemnification from any person acting as its agents or subcontractor to the same extent and under the same terms and conditions as if the Asset Representations Reviewer alone were performing its obligations under the Pooling and Servicing Agreement.

Asset Representations Reviewer Termination Events

The following constitute Asset Representations Reviewer termination events under the Pooling and Servicing Agreement (each, an “Asset Representations Reviewer Termination Event”) whether any such event is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

●	any failure by the Asset Representations Reviewer to observe or perform in any material respect any of its covenants or agreements or the material breach of any of its representations or warranties under the Pooling and Servicing Agreement, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure is given to the Asset Representations Reviewer by the Trustee or to the Asset Representations Reviewer and the Trustee by the holders of Pooled Certificates evidencing at least 25% of the Voting Rights; provided, however, that with respect to any such failure which is not curable within such 30-day period, the Asset Representations Reviewer will have an additional cure period of 30 days to effect such cure so long as it has commenced to cure such failure within the initial 30-day period and has provided the Trustee and the Certificate Administrator with an officer’s certificate certifying that it has diligently pursued, and is continuing to pursue, such cure;

●	any failure by the Asset Representations Reviewer to perform its obligations set forth in the Pooling and Servicing Agreement in accordance with the Asset Review Standard in any material respect, which failure continues unremedied for a period of 30 days after the date written notice of such failure is given to the Asset Representations Reviewer by any party to the Pooling and Servicing Agreement;

●	any failure by the Asset Representations Reviewer to be an Eligible Asset Representations Reviewer, which failure continues unremedied for a period of 30 days;

●	a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, has been entered against the Asset Representations Reviewer, and such decree or order has remained in force undischarged or unstayed for a period of 60 days;

●	the Asset Representations Reviewer consents to the appointment of a conservator or receiver or liquidator or liquidation committee in any insolvency, readjustment of debt, marshaling of assets and liabilities, voluntary liquidation, or similar proceedings of or relating to the Asset Representations Reviewer or of or relating to all or substantially all of its property; or

●	the Asset Representations Reviewer admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations.

Upon receipt by the Certificate Administrator of written notice of the occurrence of any Asset Representations Reviewer Termination Event, the Certificate Administrator will be required to promptly provide written notice to all Certificateholders electronically by posting such notice on its internet website and by mail, unless the Certificate Administrator has received notice that such Asset Representations Reviewer Termination Event has been remedied.

Rights Upon Asset Representations Reviewer Termination Event

If an Asset Representations Reviewer Termination Event occurs, and in each and every such case, so long as such Asset Representations Reviewer Termination Event has not been remedied, then either the Trustee (i) may or (ii) upon the written direction of Pooled Certificateholders evidencing at least 25% of the Pooled Voting Rights (without regard to the application of any Appraisal Reduction Amounts) will be required to, terminate all of the rights and obligations of the Asset Representations Reviewer under the Pooling and Servicing Agreement, other than rights and obligations accrued prior to such termination and other than indemnification rights (arising out of events occurring prior to such termination), by written notice to the Asset Representations Reviewer. The Asset Representations Reviewer is required to bear all reasonable costs and expenses of each other party to the Pooling and Servicing Agreement in connection with its termination for cause.

Termination of the Asset Representations Reviewer Without Cause

Upon (i) the written direction of Pooled Certificateholders evidencing not less than 25% of the Pooled Voting Rights (without regard to the application of any Appraisal Reduction Amounts) requesting a vote to terminate and replace the Asset Representations Reviewer with a proposed successor Asset Representations Reviewer that is an Eligible Asset Representations Reviewer, and (ii) payment by such holders to the Certificate Administrator of the reasonable fees and expenses to be incurred by the Certificate Administrator in connection with administering such vote, the Certificate Administrator will promptly provide notice of such requested vote to all Pooled Certificateholders and the Asset Representations Reviewer by posting such notice on its internet website, and by mailing such notice to all Pooled Certificateholders (at the addresses set forth in the certificate register) and the Asset Representations Reviewer. Upon the affirmative vote of the holders of Pooled Certificates evidencing at least 75% of the Pooled Voting Rights allocable to the Pooled Certificates of those holders that exercise their right to vote (provided that holders representing the Pooled Certificateholder Quorum exercise their right to vote within 180 days of the initial request for a vote), the Trustee will be required to terminate all of the rights and obligations of the Asset Representations Reviewer under the Pooling and Servicing Agreement (other than any rights or obligations that accrued prior to the date of such termination and other than indemnification rights (arising out of events occurring prior to such termination)) by written notice to the Asset Representations Reviewer, and the proposed successor Asset Representations Reviewer will be appointed. In the event that holders of the required Pooled Certificates elect to remove the Asset Representations Reviewer without cause and appoint a successor, the successor Asset Representations Reviewer will be responsible for all expenses necessary to effect the transfer of responsibilities from its predecessor.

Resignation of Asset Representations Reviewer

The Asset Representations Reviewer may at any time resign by giving written notice to the other parties to the Pooling and Servicing Agreement. In addition, the Asset Representations Reviewer will at all times be an Eligible Asset Representations Reviewer, and will be required to resign if it fails to be an Eligible Asset Representations Reviewer (and such failure results in an Asset Representations Reviewer Termination Event) by giving written notice to the other parties. Upon such notice of resignation, the Depositor will be required to promptly appoint a successor Asset Representations Reviewer that is an Eligible Asset Representations Reviewer. No resignation of the Asset Representations Reviewer will be effective until a successor Asset Representations Reviewer that is an Eligible Asset Representations Reviewer has been appointed and accepted the appointment. If no successor Asset Representations Reviewer has been so appointed and accepted the appointment within 30 days after the notice of resignation, the resigning Asset Representations Reviewer may petition any court of competent jurisdiction for the appointment of a successor Asset Representations Reviewer that is an Eligible Asset Representations Reviewer. The resigning Asset Representations Reviewer must pay all costs and expenses associated with the transfer of its duties.

Asset Representations Reviewer Compensation

Certain fees will be payable to the Asset Representations Reviewer, and the Asset Representations Reviewer will be entitled to be reimbursed for certain expenses, as described under “—Servicing and Other Compensation and Payment of Expenses—Asset Representations Reviewer Compensation”.

Repurchase Requests; Enforcement of Mortgage Loan Seller’s Obligations Under the Mortgage Loan Purchase Agreement

In the event that an Initial Requesting Certificateholder delivers a written request to a party to the Pooling and Servicing Agreement that a Mortgage Loan or Trust Subordinate Companion Loan be repurchased by the applicable Mortgage Loan Seller alleging the existence of a Material Defect with respect to such Mortgage Loan or Trust Subordinate Companion Loan and setting forth the basis for such allegation (a “Certificateholder Repurchase Request”), the receiving party will be required to promptly forward that Certificateholder Repurchase Request to the Enforcing Servicer, and the Enforcing Servicer will be required to promptly forward that Certificateholder Repurchase Request to the applicable Mortgage Loan Seller and each other party to the Pooling and Servicing Agreement. An “Initial Requesting Certificateholder” is the first Certificateholder or Certificate Owner of a Pooled Certificate (in either case, other than a holder of the VRR Interest) to deliver a Certificateholder Repurchase Request as described above with respect to a Mortgage Loan, and there may not be more than one Initial Requesting Certificateholder with respect to any Mortgage Loan.

In the event that any of the Depositor, the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator or the Operating Advisor (solely in its capacity as Operating Advisor) determines that a Mortgage Loan or Trust Subordinate Companion Loan should be repurchased or replaced due to a Material Defect, or has knowledge of a Material Defect with respect to a Mortgage Loan or Trust Subordinate Companion Loan, then such party will be required to deliver prompt written notice of such Material Defect, identifying the applicable Mortgage Loan or Trust Subordinate Companion Loan and setting forth the basis for such allegation (a “Pooling and Servicing Agreement Party Repurchase Request” and, each of a Certificateholder Repurchase Request or a Pooling and Servicing Agreement Party Repurchase Request, a “Repurchase Request”), to the Enforcing Servicer and the Enforcing Servicer will be required to promptly forward such Pooling and Servicing Agreement Party Repurchase Request to the applicable Mortgage Loan Seller and each other party to the Pooling and Servicing Agreement.

“Enforcing Servicer” means (a) with respect to a Specially Serviced Loan, the Special Servicer, and (b) with respect to a non-Specially Serviced Loan, (i) in the case of a Repurchase Request made by the Special Servicer, the Directing Holder or a Controlling Class Certificateholder, the Master Servicer, and (ii) in the case of a Repurchase Request made by any Person other than the Special Servicer, the Directing Holder or a Controlling Class Certificateholder, (A) prior to a Resolution Failure relating to such non-Specially Serviced Loan, the Master Servicer, and (B) from and after a Resolution Failure relating to such non-Specially Serviced Loan, the Special Servicer.

Subject to the provisions described below under “—Dispute Resolution Provisions”, the Enforcing Servicer will be required to act as the Enforcing Party and enforce the rights of the Issuing Entity against the related Mortgage

Loan Seller with respect to each Repurchase Request. However, if a Resolution Failure occurs with respect to a Repurchase Request in respect of a Mortgage Loan, the provisions described below under “—Dispute Resolution Provisions—Resolution of a Repurchase Request” will apply. In connection with a Repurchase Request, the “Enforcing Party” will be (i) in the event one or more Requesting Certificateholders or Consultation Requesting Certificateholders has delivered a Final Dispute Resolution Election Notice with respect thereto pursuant to the terms of the Pooling and Servicing Agreement, with respect to the mediation or arbitration that arises out of such Final Dispute Resolution Election Notice, such Requesting Certificateholder(s) and/or Consultation Requesting Certificateholder(s), or (ii) in all other cases, the Enforcing Servicer.

The Enforcing Servicer will be required to enforce the obligations of the Mortgage Loan Sellers under the Mortgage Loan Purchase Agreements pursuant to the terms of the Pooling and Servicing Agreement and the Mortgage Loan Purchase Agreements. These obligations include obligations resulting from a Material Defect. Subject to the provisions of the applicable Mortgage Loan Purchase Agreement relating to the dispute resolutions as described under “—Dispute Resolution Provisions” below, such enforcement, including, without limitation, the legal prosecution of claims, if any, will be required to be carried out in such form, to such extent and at such time as Enforcing Servicer would require were it, in its individual capacity, the owner of the affected Mortgage Loan or Trust Subordinate Companion Loan, and in accordance with the Servicing Standard.

Within 30 days after receipt of an Asset Review Report with respect to any Mortgage Loan, the Enforcing Servicer will be required to determine, based on the Servicing Standard, whether there exists a Material Defect with respect to such Mortgage Loan. If the Enforcing Servicer determines that a Material Defect exists, the Enforcing Servicer will be required to enforce the obligations of the applicable Mortgage Loan Seller under the Mortgage Loan Purchase Agreement with respect to such Material Defect as discussed in the preceding paragraph, subject to the terms of the Mortgage Loan Purchase Agreement. See “—The Asset Representations Reviewer—Asset Review” above.

Any costs incurred by the Enforcing Servicer with respect to the enforcement of the obligations of a Mortgage Loan Seller under the applicable Mortgage Loan Purchase Agreement will be deemed to be Property Advances, to the extent not recovered from the Mortgage Loan Seller or the applicable Requesting Certificateholder and/or Consultation Requesting Certificateholder. See “The Mortgage Loan Purchase Agreements—Dispute Resolution Provisions”.

Dispute Resolution Provisions

Resolution of a Repurchase Request

In the event a Repurchase Request is not Resolved within 180 days after the Mortgage Loan Seller receives the Repurchase Request (a “Resolution Failure”), then the provisions described below in this “—Resolution of a Repurchase Request” section will apply if the Repurchase Request relates to a Mortgage Loan (but not if it relates to a Trust Subordinate Companion Loan). Receipt of the Repurchase Request will be deemed to occur 2 business days after the Repurchase Request is sent to the related Mortgage Loan Seller in a commercially reasonable manner. “Resolved” means, with respect to a Repurchase Request, that (i) the related Material Defect has been cured, (ii) the related Mortgage Loan or Trust Subordinate Companion Loan has been repurchased in accordance with the related Mortgage Loan Purchase Agreement, (iii) a mortgage loan has been substituted for the related Mortgage Loan in accordance with the related Mortgage Loan Purchase Agreement, (iv) the applicable Mortgage Loan Seller has made a Loss of Value Payment, (v) a contractually binding agreement has been entered into between the Enforcing Servicer, on behalf of the Issuing Entity, and the related Mortgage Loan Seller that settles the related Mortgage Loan Seller’s obligations under the related Mortgage Loan Purchase Agreement, or (vi) the related Mortgage Loan or Trust Subordinate Companion Loan is no longer property of the Issuing Entity as a result of a sale or other disposition in accordance with the Pooling and Servicing Agreement. The fact that a Repurchase Request has been Resolved pursuant to clause (vi) above will not preclude the Enforcing Servicer from exercising any of its rights related to a Material Defect in the manner and timing otherwise set forth in the Pooling and Servicing Agreement, in the related Mortgage Loan Purchase Agreement or as provided by law.

As indicated above the remaining discussion under this “—Resolution of a Repurchase Request” heading, as well as the discussion under the heading “—Mediation and Arbitration Provisions”, relates solely to Repurchase Requests in respect of Mortgage Loans (and not the Trust Subordinate Companion Loans) and references to “Certificateholders” and “Certificate Owners” in such discussions are to Certificateholders and Certificate Owners of the Pooled Certificates.

After a Resolution Failure occurs with respect to a Repurchase Request regarding a Mortgage Loan (whether the Repurchase Request was initiated by an Initial Requesting Certificateholder or by a party to the Pooling and Servicing Agreement), the Enforcing Servicer will be required to send a notice (a “Proposed Course of Action Notice”) to the Initial Requesting Certificateholder, if any, to the address specified in the Initial Requesting Certificateholder’s Repurchase Request, and to the Certificate Administrator who will make such notice available to all other Certificateholders and Certificate Owners (by posting such notice on the Certificate Administrator’s website) indicating the Enforcing Servicer’s intended course of action with respect to the Repurchase Request. If (a) the Enforcing Servicer’s intended course of action with respect to the Repurchase Request does not involve pursuing further action to exercise rights against the applicable Mortgage Loan Seller with respect to the Repurchase Request, or (b) the Enforcing Servicer’s intended course of action is to pursue further action to exercise rights against the related Mortgage Loan Seller with respect to the Repurchase Request but a Requesting Certificateholder does not agree with the course of action selected by the Enforcing Servicer, and, in the case of clause (a) or (b), a Requesting Certificateholder wishes to exercise its right to refer the matter to mediation (including non-binding arbitration) or arbitration, as discussed below under “—Mediation and Arbitration Provisions”, then a Requesting Certificateholder may deliver to the Enforcing Servicer a written notice (a “Preliminary Dispute Resolution Election Notice”) within 30 days from the date the Proposed Course of Action Notice was posted on the Certificate Administrator’s website (the 30th day following the date of posting, the “Dispute Resolution Cut-off Date”) indicating its intent to exercise its right to refer the matter to either mediation or arbitration.

In addition, any Certificateholder or Certificate Owner may deliver, prior to the Dispute Resolution Cut-off Date, a written notice (a “Consultation Election Notice”) requesting the right to participate in any Dispute Resolution Consultation (as defined below) that is conducted by the Enforcing Servicer following the Enforcing Servicer’s receipt of a Preliminary Dispute Resolution Election Notice as provided below.

A “Requesting Certificateholder” means (i) the Initial Requesting Certificateholder, if any, or (ii) any other Certificateholder or Certificate Owner (other than a holder of the VRR Interest) that, in each case, is exercising its rights under this “—Dispute Resolution” section to refer a matter involving a Repurchase Request to either mediation or arbitration.

A “Consultation Requesting Certificateholder” means any Certificateholder or Certificate Owner that timely delivers a Consultation Election Notice.

If no Requesting Certificateholder delivers a Preliminary Dispute Resolution Election Notice prior to the Dispute Resolution Cut-off Date, then no Certificateholder or Certificate Owner will have the right to refer the Repurchase Request to mediation or arbitration, and the Enforcing Servicer will be the sole party obligated and entitled to determine a course of action, including, but not limited to, enforcing the Issuing Entity’s rights against the related Mortgage Loan Seller, subject to any consent or consultation rights of the Controlling Class Representative if and for as long as it is the applicable Directing Holder or applicable Consulting Party.

Promptly and in any event within 10 business days following receipt of a Preliminary Dispute Resolution Election Notice from a Requesting Certificateholder, the Enforcing Servicer will be required to consult with each Requesting Certificateholder regarding such Requesting Certificateholder’s intention to elect either mediation (including non-binding arbitration) or arbitration as the dispute resolution method with respect to the Repurchase Request and with any Consultation Requesting Certificateholder (the “Dispute Resolution Consultation”) so that such Requesting Certificateholder and such Consultation Requesting Certificateholder may consider the views of the Enforcing Servicer as to the claims underlying the Repurchase Request and possible dispute resolution methods, such discussions to occur and be completed no later than 10 business days following the Dispute Resolution Cut-off Date. The Enforcing Servicer will be entitled to establish procedures the Enforcing Servicer deems to be in accordance with the Servicing Standard relating to the timing and extent of such consultations. No later than 5 business days after completion of the Dispute Resolution Consultation, a Requesting Certificateholder or a Consultation Requesting Certificateholder may provide a final notice to the Enforcing Servicer indicating its decision to exercise its right to refer the matter to either mediation or arbitration (“Final Dispute Resolution Election Notice”).

If, following the Dispute Resolution Consultation, no Requesting Certificateholder or Consultation Requesting Certificateholder timely delivers a Final Dispute Resolution Election Notice to the Enforcing Servicer, then no Certificateholder or Certificate Owner will have any further right to refer the Repurchase Request to mediation or arbitration, and the Enforcing Servicer will be the sole party obligated and entitled to determine a course of action, including, but not limited to, enforcing the Issuing Entity’s rights against the related Mortgage Loan Seller, subject to any consent or consultation rights of the applicable Directing Holder.

If a Requesting Certificateholder or Consultation Requesting Certificateholder timely delivers a Final Dispute Resolution Election Notice to the Enforcing Servicer, then such Requesting Certificateholder or Consultation Requesting Certificateholder will become the Enforcing Party and must promptly submit the matter to mediation (including non-binding arbitration) or arbitration. If there is more than one Requesting Certificateholder or Consultation Requesting Certificateholder that timely delivers a Final Dispute Resolution Election Notice, then such Requesting Certificateholders and/or Consultation Requesting Certificateholders will collectively become the Enforcing Party, and the holder or holders of a majority of the Voting Rights among such Requesting Certificateholders and/or Consultation Requesting Certificateholders will be entitled to make all decisions relating to such mediation or arbitration (including whether to refer the matter to mediation (including non-binding arbitration) or arbitration). If, however, no Requesting Certificateholder or Consultation Requesting Certificateholder commences arbitration or mediation pursuant to the terms of the Pooling and Servicing Agreement within 30 days after delivery of its Final Dispute Resolution Election Notice to the Enforcing Servicer, then (i) the rights of any Requesting Certificateholder or Consultation Requesting Certificateholder to act as the Enforcing Party will terminate and no Certificateholder or Certificate Owner will have any further right to elect to refer the matter to mediation or arbitration, (ii) if the Proposed Course of Action Notice indicated that the Enforcing Servicer will take no further action with respect to the Repurchase Request, then the related Material Defect will be deemed waived for all purposes under the Pooling and Servicing Agreement and related Mortgage Loan Purchase Agreement; provided, however, that such Material Defect will not be deemed waived with respect to the Enforcing Servicer to the extent there is a material change from the facts and circumstances known to it at the time when the Proposed Course of Action Notice was delivered by the Enforcing Servicer, and (iii) if the Proposed Course of Action Notice had indicated a course of action other than the course of action under clause (ii), then the Enforcing Servicer will be the sole party obligated and entitled to determine a course of action including, but not limited to, enforcing the Issuing Entity’s rights against the related Mortgage Loan Seller.

Notwithstanding the foregoing, the dispute resolution provisions described under this heading “—Resolution of a Repurchase Request” will not apply, and the Enforcing Servicer will be the sole party entitled to enforce the Issuing Entity’s rights against the related Mortgage Loan Seller, if the Enforcing Servicer has commenced litigation with respect to the Repurchase Request, or determines in accordance with the Servicing Standard that it is in the best interest of Certificateholders to commence litigation with respect to the Repurchase Request to avoid the running of any applicable statute of limitations.

In the event a Requesting Certificateholder or Consultation Requesting Certificateholder becomes the Enforcing Party, the Enforcing Servicer, on behalf of the Issuing Entity, will remain a party to any proceedings against the related Mortgage Loan Seller as further described below. For the avoidance of doubt, the Depositor, the Mortgage Loan Sellers and any of their respective affiliates will not be entitled to be a Requesting Certificateholder or Consultation Requesting Certificateholder.

The Requesting Certificateholders or Consultation Requesting Certificateholders are entitled to elect either mediation or arbitration with respect to a Repurchase Request in their sole discretion; provided, however, no Requesting Certificateholder or Consultation Requesting Certificateholder may elect to then utilize the alternative method in the event that the initial method is unsuccessful, and no other Certificateholder or Certificate Owner may elect either arbitration or mediation in the event a mediation or arbitration is undertaken with respect to such Repurchase Request.

Mediation and Arbitration Provisions

If the Enforcing Party elects mediation (including non-binding arbitration) or arbitration, the mediation or arbitration will be administered by a nationally recognized arbitration or mediation organization selected by the applicable Mortgage Loan Seller. A single mediator or arbitrator will be selected by the mediation or arbitration organization from a list of neutrals maintained by it according to its mediation or arbitration rules then in effect. The mediator or arbitrator must be impartial, an attorney admitted to practice in the State of New York and have at least 15 years of experience in commercial litigation and, if possible, commercial real estate finance or commercial mortgage-backed securitization matters.

The expenses of any mediation will be allocated among the parties to the mediation, including, if applicable, between the Enforcing Party and Enforcing Servicer, as mutually agreed by the parties as part of the mediation.

In any arbitration, the arbitrator will be required to resolve the dispute in accordance with the Mortgage Loan Purchase Agreement and Pooling and Servicing Agreement, and may not modify or change those agreements in any way or award remedies not consistent with those agreements. The arbitrator will not have the power to award punitive or consequential damages. In its final determination, the arbitrator will determine and award the costs of the arbitration to the parties to the arbitration in its reasonable discretion. In the event a Requesting Certificateholder or Consultation Requesting Certificateholder is the Enforcing Party, the Requesting Certificateholder or Consultation Requesting Certificateholder will be required to pay any expenses allocated to the Enforcing Party in the arbitration proceedings or any expenses that the Enforcing Party agrees to bear in the mediation proceedings.

The final determination of the arbitrator will be final and non-appealable, except for actions to confirm or vacate the determination permitted under federal or state law, and may be entered and enforced in any court with jurisdiction over the parties and the matter. By selecting arbitration, the Enforcing Party would be waiving its right to sue in court, including the right to a trial by jury.

In the event a Requesting Certificateholder or Consultation Requesting Certificateholder is the Enforcing Party, the agreement with the arbitrator or mediator, as the case may be, will be required under the Pooling and Servicing Agreement to contain an acknowledgment that the Issuing Entity, or the Enforcing Servicer on its behalf, will be a party to any arbitration or mediation proceedings solely for the purpose of being the beneficiary of any award in favor of the Enforcing Party; provided that the degree and extent to which the Enforcing Servicer actively prepares for and participates in such proceeding will be determined by such Enforcing Servicer in consultation with the Controlling Class Representative (provided that no Consultation Termination Event has occurred and is continuing and an Excluded Mortgage Loan is not involved), and in accordance with the Servicing Standard. All amounts recovered by the Enforcing Party will be required to be paid to the Issuing Entity, or the Enforcing Servicer on its behalf, and deposited in the Collection Account. The agreement with the arbitrator or mediator, as the case may be, will provide that in the event a Requesting Certificateholder or Consultation Requesting Certificateholder is allocated any related costs and expenses pursuant to the terms of the arbitrator’s decision or the agreement reached in mediation, neither the Issuing Entity nor the Enforcing Servicer acting on its behalf will be responsible for any such costs and expenses allocated to the Requesting Certificateholder or Consultation Requesting Certificateholder.

The Issuing Entity (or the Enforcing Servicer or a trustee, acting on its behalf), the Depositor or any Mortgage Loan Seller will be permitted to redact any personally identifiable customer information included in any information provided for purposes of any mediation or arbitration. Each party to the proceedings will be required to agree to keep confidential the details related to the Repurchase Request and the dispute resolution identified in connection with such proceedings; provided, however, the Certificateholders will be permitted to communicate prior to the commencement of any such proceedings to the extent described under “Description of the Certificates—Certificateholder Communication”.

For avoidance of doubt, in no event will the exercise of any right of a Requesting Certificateholder or Consultation Requesting Certificateholder to refer a Repurchase Request to mediation or arbitration or to participate in such mediation or arbitration affect in any manner the ability of the Special Servicer to perform its obligations with respect to a Specially Serviced Loan (including without limitation, a liquidation, foreclosure, negotiation of a loan modification or workout, acceptance of a discounted pay off or deed-in-lieu of foreclosure, or bankruptcy or other litigation) or the exercise of any rights of the Controlling Class Representative if and for as long as it is the applicable Directing Holder.

Any out-of-pocket expenses required to be borne by or allocated to the Enforcing Servicer in a mediation or arbitration will be reimbursable as trust fund expenses.

Rating Agency Confirmations

The Pooling and Servicing Agreement will provide that, notwithstanding the terms of the related Serviced Mortgage Loan documents or other provisions of the Pooling and Servicing Agreement, if any action under the Serviced Mortgage Loan documents or the Pooling and Servicing Agreement requires a Rating Agency Confirmation from each of the Rating Agencies as a condition precedent to such action, if the party (the “Requesting Party”) required to obtain such Rating Agency Confirmation has made a request to any Rating Agency for such Rating Agency Confirmation and if, within 10 business days of such request being posted to the Rule 17g-5 website established under the Pooling and Servicing Agreement, any Rating Agency has not granted such request, rejected such request or provided a Rating Agency Declination (as defined below), then (i) such Requesting Party will be required to promptly request the related Rating Agency Confirmation again and (ii) if there is no response to such second Rating Agency Confirmation request from the applicable Rating Agency within five business days of such second request, whether in the form of granting or rejecting such Rating Agency Confirmation request or providing a Rating Agency Declination, then:

(x)        with respect to any condition in any Serviced Loan document requiring a Rating Agency Confirmation or any other matter under the Pooling and Servicing Agreement relating to the servicing of the Serviced Mortgage Loans and the Trust Subordinate Companion Loans (other than as set forth in clause (y) or (z) below), the Requesting Party (or, if the Requesting Party is the related borrower, then the Master Servicer (with respect to non-Specially Serviced Loans if the subject action is not a Major Decision or a Special Servicer Decision or the Master Servicer is processing a Major Decision or a Special Servicer Decision) or the Special Servicer (with respect to Specially Serviced Loans and REO Properties and with respect to non-Specially Serviced Mortgage Loans if the subject action is a Major Decision or a Special Servicer Decision processed by the Special Servicer), as applicable) will be required to determine (with the consent of the applicable Directing Holder (but only in the case of actions that would otherwise be Major Decisions), which consent will be pursued by the Special Servicer and deemed given if such Directing Holder does not respond within seven Business Days of receipt of a request from the Special Servicer to consent to the Requesting Party’s determination), in accordance with its duties under the Pooling and Servicing Agreement and in accordance with the Servicing Standard, whether or not such action would be in accordance with the Servicing Standard, and if the Requesting Party (or, if the Requesting Party is the related borrower, then the Master Servicer or the Special Servicer, as applicable) makes such determination, then the requirement for a Rating Agency Confirmation will not apply (provided, however, with respect to defeasance, release or substitution of any collateral relating to any Serviced Mortgage Loan or Trust Subordinate Companion Loan, any applicable Rating Agency Confirmation requirement in the Serviced Loan documents will not apply, even without the determination referred to in this clause (x) by the Requesting Party (or, if the Requesting Party is the related borrower, then the Master Servicer (with respect to non-Specially Serviced Loans if the subject action is not a Major Decision or a Special Servicer Decision or the Master Servicer is processing a Major Decision or a Special Servicer Decision) or the Special Servicer (with respect to Specially Serviced Loans and REO Properties and with respect to non-Specially Serviced Loans if the subject action is a Major Decision or a Special Servicer Decision processed by the Special Servicer), as applicable); provided, that the Master Servicer (with respect to non-Specially Serviced Loans if the subject action is not a Major Decision or a Special Servicer Decision or the Master Servicer is processing a Major Decision or a Special Servicer Decision) or the Special Servicer (with respect to Specially Serviced Loans and REO Properties and with respect to non-Specially Serviced Loans if the subject action is a Major Decision or a Special Servicer Decision processed by the Special Servicer), as applicable, will in any event review the other conditions required under the related Serviced Loan documents with respect to such defeasance, release or substitution and confirm to its satisfaction in accordance with the Servicing Standard that such conditions (other than the requirement for a Rating Agency Confirmation) have been satisfied);

(y)        with respect to a replacement of the Master Servicer or the Special Servicer, such condition will be considered satisfied if:

(1)	the applicable replacement master servicer or special servicer, as applicable, is on S&P’s Select Servicer List as a U.S. Commercial Mortgage Master Servicer or U.S. Commercial Mortgage Special Servicer, as applicable, if S&P is the non-responding Rating Agency;

(2)	the applicable replacement master servicer has a master servicer rating of at least “CMS3” from Fitch or the applicable replacement special servicer has a special servicer rating of at least “CSS3” from Fitch, if Fitch is the non-responding Rating Agency;

(3)	the applicable replacement master servicer or special servicer has a ranking by Morningstar equal to or higher than “MOR CS3” as a master servicer or a special servicer or the applicable replacement master servicer or special servicer is acting as master servicer or special servicer, as applicable, in a commercial mortgage loan securitization that was rated by an NRSRO within the twelve (12) month period prior to the date of determination and Morningstar has not qualified, downgraded or withdrawn the then-current rating or ratings of one or more classes of such commercial mortgage-backed certificates citing servicing concerns with the replacement master servicer or special servicer, as applicable, as the sole or material factor in such rating action, if Morningstar is the non-responding Rating Agency; and

(z)        with respect to a replacement or successor of the Operating Advisor, such condition will be deemed to be waived with respect to any non-responding Rating Agency so long as such Rating Agency has not cited concerns regarding the replacement operating advisor as the sole or material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in any other CMBS transaction with respect to which the replacement operating advisor acts as trust advisor or operating advisor prior to the time of determination.

For all other matters or actions (a) not specifically discussed above in clauses (x), (y), or (z) above, and (b) that are not the subject of a Rating Agency Declination, the applicable Requesting Party will be required to obtain a Rating Agency Confirmation from each of the Rating Agencies. In the event an action otherwise requires a Rating Agency Confirmation from each of the Rating Agencies, in absence of such Rating Agency Confirmation, we cannot assure you that any Rating Agency will not downgrade, qualify or withdraw its ratings as a result of any such action taken by the Master Servicer or the Special Servicer in accordance with the procedures discussed above.

“Rating Agency Confirmation” means, with respect to any matter, confirmation in writing (which may be in electronic form) by each applicable Rating Agency that a proposed action, failure to act or other event specified in this prospectus will not in and of itself result in the downgrade, withdrawal or qualification of the then-current rating assigned to any Class of Certificates (if then rated by the Rating Agency); provided that upon receipt of a written waiver or acknowledgment from any applicable Rating Agency indicating its decision not to review or declining to review the matter for which the Rating Agency Confirmation is sought (such written notice, a “Rating Agency Declination”), the requirement to receive a Rating Agency Confirmation from the applicable Rating Agency with respect to such matter will be deemed to have been satisfied.

In addition, the Pooling and Servicing Agreement will provide that, notwithstanding the terms of the related Serviced Mortgage Loan documents, the other provisions of the Pooling and Servicing Agreement or the related Co-Lender Agreement, with respect to any Serviced Companion Loan Securities, if any action relating to the servicing and administration of the related Serviced Loan or any related REO Property (including but not limited to the replacement of the Master Servicer, the Special Servicer or a sub-servicer) requires delivery of a Rating Agency Confirmation as a condition precedent to such action pursuant to the Pooling and Servicing Agreement, then such action will also require delivery of a rating agency confirmation as a condition precedent to such action from each rating agency that was or will be engaged by a party to the securitization of the Serviced Companion Loan to assign a rating to such Serviced Companion Loan Securities. The requirement to obtain a rating agency confirmation with respect to any Serviced Companion Loan Securities will be subject to, and will be permitted to be waived by the Master Servicer and the Special Servicer on, and will be deemed not to apply on, the same terms and conditions applicable to obtaining Rating Agency Confirmations, as described above and in the Pooling and Servicing Agreement.

Termination; Retirement of Certificates

The obligations created by the Pooling and Servicing Agreement will terminate upon payment (or provision for payment) to all Certificateholders of all amounts held by the Certificate Administrator and required to be paid following the earlier of (1) the final payment (or related Advance) or other liquidation of the last Mortgage Loan, Trust Subordinate Companion Loan and REO Property, (2) the voluntary exchange of all the then outstanding Certificates (other than the Class S and Class R Certificates) as described below under “—Optional Termination; Optional Mortgage Loan Purchase” or (3) the purchase or other liquidation of all of the assets of the Issuing Entity as described under “—Optional Termination; Optional Mortgage Loan Purchase” below. Written notice of termination of the Pooling and Servicing Agreement will be given by the Certificate Administrator to each

Certificateholder, each Rating Agency and the 17g-5 Information Provider (who will promptly post such notice to the 17g-5 Information Provider's website), and the final distribution will be made only upon surrender and cancellation of the applicable Certificates at the office of the certificate registrar or other location specified in the notice of termination.

Optional Termination; Optional Mortgage Loan Purchase

The holders of the Controlling Class representing greater than 50% of the Certificate Balance of the Controlling Class, and if the Controlling Class does not exercise its option, the Special Servicer and, if the Special Servicer does not exercise its option, the Master Servicer and, if none of the Controlling Class Certificateholders, the Special Servicer or the Master Servicer exercises its option, the holders of the Class R Certificates, representing greater than a 50% Percentage Interest of the Class R Certificates, will have the option to purchase all of the Mortgage Loans and Trust Subordinate Companion Loans (in the case of any Serviced Loan Combinations, subject to certain rights of the related Serviced Companion Loan Holder provided for in the related Co-Lender Agreement) and all property acquired in respect of any Mortgage Loan (or Trust Subordinate Companion Loan) remaining in the Issuing Entity, and thereby effect termination of the Issuing Entity and early retirement of the then outstanding Certificates, on any Distribution Date on which the unpaid principal balance of the Mortgage Loans and the Trust Subordinate Companion Loans remaining in the Issuing Entity is less than 1% of the aggregate Cut-off Date Balance of the pool of Mortgage Loans and Trust Subordinate Companion Loans as of the Cut-off Date. The purchase price payable upon the exercise of such option on such a Distribution Date will be an amount equal to (i) the sum of (A) the Termination Purchase Amount and (B) the reasonable out-of-pocket expenses of the Master Servicer (unless the Master Servicer is the purchaser of such Mortgage Loans and Trust Subordinate Companion Loans), the Special Servicer (unless the Special Servicer is the purchaser of such Mortgage Loans and Trust Subordinate Companion Loans), the Trustee and the Certificate Administrator, as applicable, with respect to such termination, minus (ii) solely in the case where the Master Servicer or the Special Servicer is effecting such purchase, the aggregate amount of unreimbursed Advances, if any, made by the purchasing Master Servicer or Special Servicer, together with any interest accrued and payable to the purchasing Master Servicer or Special Servicer, as applicable, in respect of such Advances and any unpaid Servicing Fees or Special Servicing Fees, as applicable, remaining outstanding (which items will be deemed to have been paid or reimbursed to the purchasing Master Servicer or Special Servicer, as applicable, in connection with such purchase). We cannot assure you that payment of the Certificate Balance, if any, of each outstanding Class of Certificates plus accrued interest would be made in full in the event of such a termination of the Issuing Entity.

The “Termination Purchase Amount” will equal the sum of (1) the aggregate Repurchase Price (excluding the amount described in clause (vii) of the definition of “Repurchase Price”) of all the Mortgage Loans and the Trust Subordinate Companion Loans (exclusive of any successor REO Loans) included in the Issuing Entity and (2) the appraised value of the Issuing Entity’s portion of each REO Property, if any, included in the Issuing Entity, as determined by the Special Servicer (the relevant appraisals for purposes of this clause (2) to be obtained by the Special Servicer and prepared by an Appraiser in accordance with MAI standards).

The Issuing Entity may also be terminated upon the exchange of all then outstanding Certificates (excluding the Class S and Class R Certificates) for the Mortgage Loans, the Trust Subordinate Companion Loans and each REO Property (or interests in the Mortgage Loans, the Trust Subordinate Companion Loans and each REO Property) remaining in the Issuing Entity at any time the aggregate of the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB, Class A-S, Class B, Class C, Class D and Class E Certificates and the Notional Amounts of the Class X-A, Class X-B and Class X-D Certificates have been reduced to zero and the Master Servicer is paid a fee specified in the Pooling and Servicing Agreement, but all the holders of such Classes of outstanding Regular Certificates would have to voluntarily participate in such exchange.

Similarly, the Trust Subordinate Companion Loan REMIC related to The Centre Trust Subordinate Companion Loan only may be terminated in connection with a voluntary exchange of all the then-outstanding Centre Loan-Specific Certificates, provided that (i) the Class TC-A, Class TC-B, Class TC-C and Class TC-D Certificates are no longer outstanding as described under “The Pooling and Servicing Agreement—Termination; Retirement of Certificates”, and (ii) there is only one holder (or multiple holders acting unanimously) of the Centre Loan-Specific Certificates.

Servicing of the Outside Serviced Mortgage Loans

General

The Outside Serviced Mortgage Loans (including any Servicing Shift Mortgage Loan that becomes an Outside Serviced Mortgage Loan) will be serviced and administered pursuant to a servicing agreement for the securitization of one or more related Companion Loans. The identity of, and certain other items of information regarding, the Mortgage Loans that will be (or, with respect to the Servicing Shift Mortgage Loans, are expected to become) Outside Serviced Mortgage Loans are set forth in the following table:

Outside Serviced Mortgage Loans Summary

Mortgaged Property Name	Mortgage Loan Seller(s)	Outside Servicing Agreement(1) (Date Thereof)	Mortgage Loan as Approx. % of Initial Pool Balance	Outside Servicer	Outside Special Servicer	Outside Trustee	Outside Custodian	Outside Operating Advisor	Initial Outside Controlling Class Representative(2)
30 Hudson Yards	GACC	HY 2019-30HY TSA(3)(4) (7/6/19)	7.9%	Wells Fargo Bank, National Association(4)	Situs Holdings, LLC(4)	Wilmington Trust, National Association(4)	Wells Fargo Bank, National Association(4)	N/A	Prima Capital Advisors LLC(4)
Osborn Triangle	JPMCB	JPMCC 2019-OSB TSA(5) (6/13/19)	4.2%	KeyBank National Association	Situs Holdings, LLC	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Park Bridge Lender Services LLC	Prima Capital Advisors LLC
10000 Santa Monica Boulevard	JPMCB	NCMS 2019-10K TSA(6) (5/23/19)	4.2%	KeyBank National Association	KeyBank National Association	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	N/A	Cerberus Capital Management, L.P.
3 Columbus Circle	JPMCB	Benchmark 2019-B10 PSA(7) (4/1/19)	4.2%	KeyBank National Association	LNR Partners, LLC	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Pentalpha Surveillance LLC	Prima Capital Advisors LLC(8)
250 Livingston	CREFI	GSMS 2019-GC40 PSA(9) (7/1/19)	4.2%	Midland Loan Services, a Division of PNC Bank, National Association	Midland Loan Services, a Division of PNC Bank, National Association	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Pentalpha Surveillance LLC	Eightfold Real Estate Capital, L.P.
Grand Canal Shoppes	JPMCB	MSC 2019-H7 PSA(10)(11) (7/3/19)	4.2%	Midland Loan Services, a Division of PNC Bank, National Association(11)	LNR Partners, LLC(11)	Wells Fargo Bank, National Association(11)	Wells Fargo Bank, National Association(11)	Pentalpha Surveillance LLC(11)	Argentic Securities Income USA LLC(11)(12)
Waterfront Plaza	GACC	GSMS 2019-GC40 PSA(9) (7/1/19)	4.2%	Midland Loan Services, a Division of PNC Bank, National Association	Midland Loan Services, a Division of PNC Bank, National Association	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Pentalpha Surveillance LLC	Eightfold Real Estate Capital, L.P.
Vie Portfolio	JPMCB	JPMCC 2019-COR5 PSA(13) (6/1/19)	2.4%	Midland Loan Services, a Division of PNC Bank, National Association	Midland Loan Services, a Division of PNC Bank, National Association	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Pentalpha Surveillance LLC	LoanCore Capital Markets LLC
ICON Upper East Side Portfolio	JPMCB	JPMCC 2019-ICON UES TSA(14) (5/16/19)	2.1%	Midland Loan Services, a Division of PNC Bank, National Association	CWCapital Asset Management LLC	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	N/A	DoubleLine Capital, LP
SWVP Portfolio	JPMCB	BBCMS 2019-C3 PSA(15) (6/1/19)	1.3%	Midland Loan Services, a Division of PNC Bank, National Association	Midland Loan Services, a Division of PNC Bank, National Association	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Pentalpha Surveillance LLC	KKR Real Estate Credit Opportunity Partners I L.P.
Greenleaf at Howell	JPMCB	Benchmark 2019-B11 PSA(16) (6/1/19)	0.8%	Midland Loan Services, a Division of PNC Bank, National Association	Rialto Capital Advisors, LLC	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Pentalpha Surveillance LLC	RREF III Debt AIV, LP

(1)	“PSA” means Pooling and Servicing Agreement and “TSA” means Trust and Servicing Agreement.

(2)	The initial Outside Controlling Class Representative may instead be an affiliate of the entity listed.

(3)	The HY 2019-30HY TSA is referred to herein as the “HY 2019-30HY Trust and Servicing Agreement”.

(4)	With respect to the 30 Hudson Yards Loan Combination, the related Controlling Pari Passu Companion Loan is expected to be contributed to the HY 2019-30HY securitization prior to the Closing Date. Accordingly, such Loan Combination is expected to be (and information presented in the foregoing table is based on the assumption that each such Loan Combination will be) serviced and administered pursuant to the HY 2019-30HY Trust and Servicing Agreement by the parties thereto. The HY 2019-30HY securitization transaction is scheduled to close on or about July 16, 2019.

(5)	The JPMCC 2019-OSB TSA is referred to herein as the “JPMCC 2019-OSB Trust and Servicing Agreement”.

(6)	The NCMS 2019-10K TSA is referred to herein as the “NCMS 2019-10K Trust and Servicing Agreement”.

(7)	The Benchmark 2019-B10 PSA is referred to herein as the “Benchmark 2019-B10 Pooling and Servicing Agreement”.

(8)	The initial Outside Controlling Class Representative for the 3 Columbus Circle Loan Combination is Prima Capital Advisors LLC, as the loan-specific directing holder for the 3 Columbus Circle loan-specific certificates. The initial Outside Controlling Class Representative under the Benchmark 2019-B10 Pooling and Servicing Agreement is Eightfold Real Estate Capital Fund V, L.P. See “Description of the Mortgage Pool—The Loan Combinations—The 3 Columbus Circle Pari Passu-AB Loan Combination”.

(9)	The GSMS 2019-GC40 PSA is referred to herein as the “GSMS 2019-GC40 Pooling and Servicing Agreement”.

(10)	The MSC 2019-H7 PSA is referred to herein as the “MSC 2019-H7 Pooling and Servicing Agreement”.

(11)	With respect to the Grand Canal Shoppes Loan Combination, the related Controlling Pari Passu Companion Loan is expected to be contributed to the MSC 2019-H7 securitization prior to the Closing Date. Accordingly, such Loan Combination is expected to be (and information presented in the foregoing table is based on the assumption that each such Loan Combination will be) serviced and administered pursuant to the MSC 2019-H7 Pooling and Servicing Agreement by the parties thereto.

(12)	With respect to the Grand Canal Shoppes Mortgage Loan, the control rights and the right to replace the applicable special servicer are held by the holder of the related Subordinate Companion Loan (currently held by CPPIB Credit Investments II Inc.) so long as no Grand Canal Shoppes Control Appraisal Period is in effect. If a Grand Canal Shoppes Control Appraisal Period under the related Co-Lender Agreement is in effect, then note A-1-1 will be the Controlling Note. Note A-1-1 is expected to be included in the MSC 2019-H7 securitization, and therefore, the controlling class representative (or equivalent party) under the MSC 2019-H7 securitization is expected to be the Outside Controlling Class Representative with respect to the Grand Canal Shoppes Mortgage Loan. However, unless and until a Grand Canal Shoppes Control Appraisal Period is in effect, such Outside Controlling Class Representative will not be entitled to exercise control rights or the right to replace the applicable special servicer for the Grand Canal Shoppes Mortgage Loan.

(13)	The JPMCC 2019-COR5 PSA is referred to herein as the “JPMCC 2019-COR5 Pooling and Servicing Agreement”.

(14)	The JPMCC 2019-ICON UES TSA is referred to herein as the “JPMCC 2019-ICON UES Trust and Servicing Agreement”.

(15)	The BBCMS 2019-C3 PSA is referred to herein as the “BBCMS 2019-C3 Pooling and Servicing Agreement”.

(16)	The Benchmark 2019-B11 PSA is referred to herein as the “Benchmark 2019-B11 Pooling and Servicing Agreement”.

Each Outside Serviced Mortgage Loan, and any related REO Property, will be serviced under the applicable Outside Servicing Agreement. Accordingly, the applicable Outside Servicer will generally make property protection advances and remit collections on the respective Outside Serviced Mortgage Loan to or on behalf of the Issuing Entity. However, the Master Servicer will generally be obligated to compile reports that include information on the Outside Serviced Mortgage Loans, and make P&I Advances with respect to the Outside Serviced Mortgage Loans, subject to any non-recoverability determination. Each Outside Servicing Agreement will (or, if the terms thereof are not yet definitively known, is expected to) address similar servicing matters (and, subject to the discussion below, in a substantially similar manner) as the Pooling and Servicing Agreement, including, but not limited to: collection of payments; establishment of accounts to hold such payments; investment of funds in those accounts; maintenance of insurance coverage on the applicable Mortgaged Property; enforcement of due-on-sale and due-on-encumbrance provisions; property inspections; collection of operating statements; loan assumptions; realization upon and sale of defaulted loans; acquisition, operation, maintenance and disposition of REO properties; servicing compensation; modifications, waivers, amendments and consents with respect to the applicable Mortgage Loan(s); servicing reports; servicer liability and indemnification; servicer resignation rights; servicer termination events and the ability of certain parties to terminate a particular servicer in connection with a servicer termination event or otherwise. However, the servicing arrangements under each Outside Servicing Agreement will differ (or, if not yet definitively known, are expected to differ) in certain respects from the servicing arrangements under the Pooling and Servicing Agreement, including as regards one or more of the following: timing; control or consultation triggers or thresholds; terminology; allocation of ministerial duties between multiple servicers or other service providers; certificateholder or investor voting or consent thresholds; master servicer and special servicer termination events; rating requirements for servicers, trustees and other service providers, as well as for eligible accounts and permitted investments; and the circumstances under which approvals, consents, consultation, notices or rating agency confirmations may be required.

Specified Servicing Matters

With respect to those Mortgage Loans that, as of the Closing Date, will be Outside Serviced Mortgage Loans, subject to any exceptions set forth below, the respective Outside Servicing Agreements provide (or, in the case of any such Outside Servicing Agreements as to which the related terms thereof are not definitively known, are expected to provide) generally to the following effect:

●	Although payments and other collections on an Outside Serviced Mortgage Loan may initially be deposited into a clearing account and commingled with the related Outside Servicer’s own funds or funds related to other mortgage loans serviced by such related Outside Servicer, the related Outside Servicing Agreement will provide for a separate account or sub-account in which payments and other collections on the related Outside Serviced Loan Combination are to be deposited and maintained by the related Outside Servicer pending remittance to the related Outside Certificate Administrator, the holder of such Outside Serviced Mortgage Loan and any other related Companion Loan Holder(s). Similarly, the Outside Special Servicer for each Outside Serviced Loan Combination is to establish and maintain a separate account or sub-account with respect to any REO Property acquired with respect to such Outside Serviced Loan Combination; provided, however, that the related Outside Servicing Agreement may not require the related Outside Special Servicer to establish and maintain a separate account with respect to REO Property acquired with respect to each such Outside Serviced Loan Combination

●	The Outside Servicer for each Outside Serviced Mortgage Loan will earn a primary servicing fee calculated at the per annum rate described under “—Servicing and Other Compensation and Payment of Expenses—Fees and Expenses” above with respect to such Outside Serviced Mortgage Loan.

●	The liquidation fee, the special servicing fee and the workout fee with respect to each Outside Serviced Mortgage Loan will be calculated in a manner similar (although not identical) to the manner in which the corresponding fees are calculated under the Pooling and Servicing Agreement and, in any event, are generally payable at the rates or in the amounts described under “—Servicing and Other Compensation and Payment of Expenses” in this prospectus.

●	No party to any Outside Servicing Agreement will be obligated to make P&I Advances with respect to the related Outside Serviced Mortgage Loan.

●	The related Outside Servicer will be obligated to make property protection advances with respect to each Outside Serviced Loan Combination. The related Outside Servicer will be entitled to be reimbursed for any such property protection advances (with interest thereon at a prime rate), first (after reimbursement from collections on, and proceeds of, any related Subordinate Companion Loan(s) (if any)), from collections on, and proceeds of, the related Outside Serviced Mortgage Loan and the related Pari Passu Companion Loan(s), on a pro rata and pari passu basis (based on each such loan’s outstanding principal balance), and then if the related Outside Servicer determines that a property protection advance it made with respect to the subject Outside Serviced Loan Combination or the related Mortgaged Property is nonrecoverable from such collections and proceeds, from general collections on all the Mortgage Loans, from general collections on the mortgage loans included in the trust fund created under the related Outside Servicing Agreement and from general collections on the mortgage loans included in any other securitization of a related Pari Passu Companion Loan, on a pro rata basis (based on the respective outstanding principal balances of the related Outside Serviced Mortgage Loan and the related Pari Passu Companion Loan(s)); provided that, in the case of the Outside Servicing Agreement for the 30 Hudson Yards Loan Combination, the Osborn Triangle Loan Combination, the 10000 Santa Monica Boulevard Loan Combination and the ICON Upper East Side Portfolio Loan Combination, there are no mortgage loans other than the related Outside Serviced Loan Combination serviced under such Outside Servicing Agreement.

●	The related Outside Servicing Agreement may vary from the Pooling and Servicing Agreement as regards the extent to which late payment charges, default interest, modification fees, assumption fees, consent fees, defeasance fees and other ancillary fees are allocated to (i) cover or offset compensation, (ii) pay master servicing compensation and (iii) pay special servicing compensation, and in any event such items will not be passed through to the Issuing Entity. The extent to which any such items collected on any Outside Serviced Loan Combination will, in turn, be applied to cover or offset expenses may be materially less under the related Outside Servicing Agreement than would have been the case under the Pooling and Servicing Agreement.

●	With respect to each Outside Serviced Loan Combination, provided that the equivalent of a Control Termination Event does not exist under the related Outside Servicing Agreement, the related Outside Controlling Class Representative will generally have the right to terminate the related Outside Special Servicer, with or without cause, and appoint a successor thereto that meets the requirements of the related Outside Servicing Agreement.

●	With respect to each Outside Serviced Loan Combination, after the occurrence and during the continuance of the equivalent of a Control Termination Event under the related Outside Servicing Agreement, at the written direction or affirmative vote of holders of the applicable classes of certificates (evidencing the requisite percentage of voting rights) issued under the related Outside Servicing Agreement, the related Outside Special Servicer may be replaced. Notwithstanding the foregoing, in the case of each of the 250 Livingston Loan Combination and the Waterfront Plaza Loan Combination, the related Outside Special Servicer may be replaced by the holders of the applicable certificates (evidencing the requisite percentage of voting rights) based on the recommendation of the related Outside Operating Advisor at any time.

●	If an Outside Serviced Mortgage Loan becomes a defaulted loan, then (subject to, in each case if and when applicable, the consent and/or consultation rights of the related Outside Controlling Class Representative, the related Outside Operating Advisor (if any), the holder of such Outside Serviced Mortgage Loan and/or the holder of any related Companion Loan not included in the trust fund created under the related Outside Servicing Agreement) the related Outside Special Servicer will be required to take one of the following actions in response: (i) foreclose upon or otherwise comparably convert ownership of the related Mortgaged Property; (ii) negotiate a workout with the related borrower, which may include a modification, waiver or amendment of the related Outside Serviced Loan Combination that affects the timing and/or amount of payments on such Outside Serviced Mortgage Loan; or (iii) sell such Outside Serviced Mortgage Loan and the related Companion Loan(s) as notes evidencing one whole loan in accordance with the terms of the related Outside Servicing Agreement and the related Co-Lender Agreement.

●	With respect to each Outside Serviced Loan Combination, the related Outside Controlling Class Representative will generally have the right under the related Outside Servicing Agreement to approve (so long as the equivalent of a Control Termination Event does not exist under the related Outside Servicing Agreement) or consult (if the equivalent of a Control Termination Event does exist, but the equivalent of a Consultation Termination Event does not exist, under the related Outside Servicing Agreement) regarding the implementation of any asset status report and the taking of certain material servicing decisions (which are likely to vary to some extent from Major Decisions under the Pooling and Servicing Agreement).

●	The actions that the related Outside Servicer is permitted to take with respect to an Outside Serviced Loan Combination without obtaining the consent of the related Outside Special Servicer under the related Outside Servicing Agreement will likely differ to some extent from the actions that the Master Servicer is permitted to take with respect to Serviced Loans without obtaining the consent of the Special Servicer under the Pooling and Servicing Agreement.

●	The Mortgaged Property securing each Outside Serviced Loan Combination will be subject to inspection (A) at least once per calendar year with respect to any Mortgaged Property with a stated principal balance of $2,000,000 or more and (b) at least once every other calendar year with respect to any Mortgaged Property with a stated principal balance less than $2,000,000 in a manner substantially similar to that under the Pooling and Servicing Agreement.

●	The requirement of the related Outside Servicer to make compensating interest payments in respect of each Outside Serviced Mortgage Loan will be substantially similar (although such payments may be calculated by reference to a different servicing fee rate) to the requirement of the Master Servicer to make Compensating Interest Payments in respect of the Serviced Companion Loans under the Pooling and Servicing Agreement.

●	With respect to each Outside Serviced Mortgage Loan, each of the related Outside Servicer and Outside Special Servicer (a) will have rights related to resignation substantially similar to those of the Master Servicer and the Special Servicer under the Pooling and Servicing Agreement and (b) will be subject to servicer termination events substantially similar to those in the Pooling and Servicing Agreement, as well as the rights related thereto.

●	With respect to each Outside Serviced Mortgage Loan, each of the related Outside Servicer and the related Outside Special Servicer will be liable in accordance with the related Outside Servicing Agreement only to the extent of its obligations specifically imposed by that agreement. Accordingly, with respect to each Outside Serviced Mortgage Loan, each of the related Outside Servicer and the related Outside Special Servicer will, in general, not be liable for any action taken or for refraining from the taking of any action in good faith pursuant to the related Outside Servicing Agreement or for errors in judgment; provided that neither such party will be protected against any breach of representations or warranties made by it in the related Outside Servicing Agreement or against any liability which would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of duties or by reason of negligent disregard of obligations and duties under the related Outside Servicing Agreement.

●	With respect to each Outside Serviced Mortgage Loan as to which the related Outside Securitization involves the issuance of “eligible vertical interests” (as defined in Regulation RR), the related Outside Servicing Agreement may provide for one or more “risk retention consultation parties” with certain consultation rights.

●	With respect to each Outside Serviced Mortgage Loan as to which the related Outside Securitization does not involve the issuance of “eligible vertical interests” (as defined in Regulation RR), the related Outside Servicing Agreement does not provide for any “risk retention consultation party”.

●	With respect to each of the 30 Hudson Yards Loan Combination, the Osborn Triangle Loan Combination, the 10000 Santa Monica Boulevard Loan Combination and the ICON Upper East Side Portfolio Loan Combination, (i) there is no asset representations reviewer under the related Outside Servicing Agreement and (ii) there are no certificateholder-directed dispute resolution procedures similar to those described under “—Dispute Resolution Provisions” with respect to the Companion Loan(s) securitized under the related Outside Servicing Agreement.

The trust fund created under each Outside Servicing Agreement, together with the related Outside Servicer, the related Outside Special Servicer and various other parties to such Outside Servicing Agreement and certain related persons and entities, will be entitled to be indemnified by the Issuing Entity for the Issuing Entity’s pro rata share of certain costs, expenses, losses and liabilities incurred by such party in connection with the related Outside Serviced Loan Combination, all in accordance with the terms and conditions of the related Co-Lender Agreement.

For further information, see the discussion of each Outside Serviced Loan Combination under “Description of the Mortgage Pool—The Loan Combinations” in this prospectus.

Prospective investors are encouraged to review the full provisions of each Outside Servicing Agreement, which is available (or, if applicable, is expected to be available following the closing of the related commercial mortgage securitization) either: (a) online at www.sec.gov; or (b) by requesting a copy from the underwriters.

Related Provisions of the Pooling and Servicing Agreement

With respect to each Outside Serviced Mortgage Loan, the Pooling and Servicing Agreement will provide that:

●	The Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator and the Trustee will have no obligation or authority under the Pooling and Servicing Agreement to (a) supervise the applicable Outside Servicer, the applicable Outside Special Servicer, the applicable Outside Trustee or any other party to the applicable Outside Servicing Agreement or (b) make Property Advances with respect to such Outside Serviced Mortgage Loan. Any obligation of the Master Servicer to provide information to the Trustee or any other person with respect to the Outside Serviced Mortgage Loans is dependent on their receipt of the corresponding information from the applicable Outside Servicer or the applicable Outside Special Servicer.

●	If a party to the applicable Outside Servicing Agreement requests the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator or the Custodian to consent to, or consult with respect to, a modification, waiver or amendment of, or other loan-level action related to, the applicable Outside Serviced Mortgage Loan (except a modification, waiver or amendment of the applicable Outside Servicing Agreement or the related Co-Lender Agreement), then the party that receives such request will be required (but in the case of the Special Servicer subject to the limitation that it will only be required to deliver any such request to the Master Servicer) to promptly deliver a copy of such request to the Controlling Class Representative (if no Control Termination Event (in the case of consent rights) or Consultation Termination Event (in the case of consultation rights) has occurred and is continuing and such Outside Serviced Mortgage Loan is not an Excluded Mortgage Loan) or to the Master Servicer (if a Control Termination Event (in the case of consent rights) or Consultation Termination Event (in the case of consultation rights) has occurred and is continuing or such Outside Serviced Mortgage Loan is an Excluded Mortgage Loan), as applicable, and, following the occurrence and during the continuance of an Operating Advisor Consultation Trigger Event, to the Operating Advisor, and the Controlling Class Representative or the Master Servicer, as applicable, will be entitled to exercise any such consent and/or consultation right; provided, that after the occurrence and during the continuance of an Operating Advisor Consultation Trigger Event, any such consultation rights will be exercised by the Master Servicer or the Controlling Class Representative, as applicable, jointly with the Operating Advisor (but, in the case of the Operating Advisor, only with respect to matters similar to Major Decisions); and provided, further, that if the applicable Outside Serviced Mortgage Loan were serviced under the Pooling and Servicing Agreement and such action would not be permitted without Rating Agency Confirmation, then the Controlling Class Representative or the Master Servicer, as applicable, will not be permitted to exercise such consent right without first having obtained or received such Rating Agency Confirmation (payable at the expense of the party requesting such consent or approval if such requesting party is a Certificateholder or a party to the Pooling and Servicing Agreement, and otherwise from the Collection Account).

●	If the Trustee receives a request (and, if the Master Servicer, the Special Servicer or the Certificate Administrator receives such request, such party will be required to promptly forward such request to the Trustee) from any party to the applicable Outside Servicing Agreement for consent to or approval of a modification, waiver or amendment of the applicable Outside Servicing Agreement and/or the related Co-Lender Agreement, or the adoption of any servicing agreement that is the successor to and/or in replacement of the applicable Outside Servicing Agreement in effect as of the Closing Date or a change in servicer under the applicable Outside Servicing Agreement, then the Trustee will grant such consent or approval if (a) the Trustee has received a prior Rating Agency Confirmation from each Rating Agency (payable at the expense of the party making such request for consent or approval to the Trustee, if a Certificateholder or a party to the Pooling and Servicing Agreement, and otherwise from the Collection Account) with respect to such consent or approval, and (b) unless a Control Termination Event has occurred and is continuing, the Trustee has obtained the consent of the Controlling Class Representative prior to granting any such consent.

●	If the Trustee, Certificate Administrator or Custodian receives notice of a termination event under the applicable Outside Servicing Agreement, then the Trustee, Certificate Administrator or Custodian, as applicable, will be required to notify the Master Servicer, and the Master Servicer will be required to act in accordance with the instructions of (prior to the occurrence of a Control Termination Event) the Controlling Class Representative in accordance with the applicable Outside Servicing Agreement with respect to such termination event (provided that the Master Servicer will only be required to comply with such instructions if such instructions are in accordance with the applicable Outside Servicing Agreement and not inconsistent with the Pooling and Servicing Agreement); provided that, if such instructions are not provided within the time period specified in the Pooling and Servicing Agreement or if a Control Termination Event exists or if the Master Servicer is not permitted by the applicable Outside Servicing Agreement to follow such instructions, then the Master Servicer will be required to take such action or inaction (to the extent permitted by the applicable Outside Servicing Agreement), as directed by Certificateholders evidencing at least 25% of the aggregate of all Voting Rights within a reasonable period of time that does not exceed such response time as is afforded under the applicable Outside Servicing Agreement. Subject to the foregoing, during the continuation of any termination event with respect to the related Outside Servicer or Outside Special Servicer under the applicable Outside Servicing Agreement, each of the Trustee, the Certificate Administrator, the Master Servicer and the Special Servicer will have the right (but not the obligation) to take all actions to enforce its rights and remedies and to protect the interests, and enforce the rights and remedies, of the Trust (including the institution and prosecution of all judicial, administrative and other proceedings and the filings of proofs of claim and debt in connection therewith). The reasonable costs and expenses incurred by the Master Servicer, the Special Servicer, the Certificate Administrator or the Trustee in connection with such enforcement will be paid by the Master Servicer out of the Collection Account.

●	Each of the Trustee, the Certificate Administrator, the Master Servicer and the Special Servicer will be required to reasonably cooperate with the Master Servicer, the Special Servicer or the Controlling Class Representative (if no Control Termination Event Exists), as applicable, to facilitate the exercise by such party of any consent or approval rights set forth in the Pooling and Servicing Agreement with respect to an Outside Serviced Mortgage Loan; provided, however, the Trustee, the Certificate Administrator, the Master Servicer and the Special Servicer will have no right or obligation to exercise any consent or consultation rights or obtain a Rating Agency Confirmation on behalf of the Controlling Class Representative.

Use of Proceeds

The Depositor expects to receive from this offering approximately [__]% of the aggregate principal balance of the Offered Certificates, plus accrued interest from August 1, 2019, before deducting expenses payable by the Depositor. Certain of the net proceeds from the sale of the Offered Certificates, together with the net proceeds from the sale of the other certificates not being offered by this prospectus, will be used by the Depositor to pay the purchase price for the Mortgage Loans and to pay certain other related expenses.

Yield, Prepayment and Maturity Considerations

Yield

The yield to maturity on the Offered Certificates will depend upon the price paid by the related investors, the rate and timing of the distributions in reduction of the Certificate Balance or Notional Amount of the related Class of Offered Certificates, the extent to which prepayment premiums and yield maintenance charges allocated to the related Class of Offered Certificates are collected, and the rate, timing and severity of losses on the Mortgage Loans and the extent to which such losses are allocable in reduction of the Certificate Balance or Notional Amount of the related Class of Offered Certificates, as well as prevailing interest rates at the time of payment or loss realization.

The rate of distributions in reduction of (or otherwise resulting in the reduction of) the Certificate Balance or Notional Amount of any Class of Offered Certificates, the aggregate amount of distributions on any Class of Offered Certificates and the yield to maturity of any Class of Offered Certificates will be directly related to the rate of payments of principal (both scheduled and unscheduled) on the Mortgage Loans and the amount and timing of borrower defaults and the severity of losses occurring upon a default. While voluntary prepayments of the Mortgage Loans are generally prohibited during applicable prepayment lockout periods, effective prepayments may occur if a sufficiently significant portion of a Mortgaged Property is lost due to casualty or condemnation. Certain of the Mortgage Loans may require prepayment in connection with an economic holdback or earnout if the related borrower does not satisfy certain criteria set forth in the related Mortgage Loan documents. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Prepayment Provisions” for a discussion of prepayment restrictions. In addition, such distributions in reduction of Certificate Balances of the respective Classes of Offered Certificates that are Principal Balance Certificates (or that otherwise result in the reduction of the respective Notional Amounts of the Offered Certificates that are Interest-Only Certificates) may result from repurchases of, or substitutions for, Mortgage Loans made by the Mortgage Loan Sellers due to missing or defective documentation or breaches of representations and warranties with respect to the Mortgage Loans as described under “The Mortgage Loan Purchase Agreements”, purchases of the Mortgage Loans in the manner described under “The Pooling and Servicing Agreement—Termination; Retirement of Certificates”, the exercise of purchase options by the holder of a subordinate companion loan or mezzanine loan, if any, or the sale or other liquidation of a defaulted Mortgage Loan. To the extent a Mortgage Loan requires payment of a prepayment premium or yield maintenance charge in connection with a voluntary prepayment, any such prepayment premium or yield maintenance charge generally is not due in connection with a prepayment due to casualty or condemnation, is not included in the purchase price of a Mortgage Loan purchased or repurchased due to a breach of a representation or warranty or otherwise, and may not be enforceable or collectible upon a default.

The Certificate Balance or Notional Amount of any Class of Offered Certificates may be reduced without distributions of principal as a result of the occurrence and allocation of Realized Losses with respect to the Non-Vertically Retained Pooled Principal Balance Certificates, reducing the maximum amount distributable in respect of principal on the Offered Certificates that are Principal Balance Certificates as well as the amount of interest that would have accrued on the Offered Certificates in the absence of such reduction. In general, Realized Losses with respect to the Non-Vertically Retained Pooled Principal Balance Certificates and the VRR Interest occur when the principal balance of a Mortgage Loan is reduced without an equal distribution (taking into account the allocation of amounts among the Non-Vertically Retained Pooled Principal Balance Certificates, on the one hand, and the VRR Interest, on the other hand) to applicable Certificateholders in reduction of the Certificate Balances of the Pooled Principal Balance Certificates. A Realized Loss with respect to the Loan-Specific Certificates relating to the Woodlands Mall Trust Subordinate Companion Loan occurs when the principal balance of such

Trust Subordinate Companion Loan is reduced without an equal distribution to applicable Loan-Specific Certificateholders in reduction of the Certificate Balances of the related Loan-Specific Principal Balance Certificates. A Realized Loss with respect to the Loan-Specific Certificates relating to The Centre Trust Subordinate Companion Loan occurs when the principal balance of such Trust Subordinate Companion Loan is reduced without an equal distribution to applicable Certificateholders in reduction of the Certificate Balances of the related Loan-Specific Principal Balance Certificates. Realized Losses may occur in connection with a default on a Mortgage Loan or Trust Subordinate Companion Loan, acceptance of a discounted payoff, the liquidation of the related Mortgaged Properties, a reduction in the principal balance of a Mortgage Loan or Trust Subordinate Companion Loan by a bankruptcy court or pursuant to a modification, a recovery by the Master Servicer, Special Servicer or Trustee of a Nonrecoverable Advance or the incurrence of certain unanticipated or default-related costs and expenses (including interest on Advances, Workout Fees, Liquidation Fees and Special Servicing Fees and any comparable items with respect to the Outside Serviced Mortgage Loans). Any reduction of the Certificate Balance of a Class of Non-Vertically Retained Pooled Principal Balance Certificates as a result of the application of applicable Realized Losses may also reduce the Notional Amount of a Class of Pooled Interest-Only Certificates. Applicable Realized Losses will be allocated to the respective Classes of the Non-Vertically Retained Pooled Principal Balance Certificates in reverse distribution priority and as more particularly described in “Description of the Certificates—Subordination; Allocation of Realized Losses”.

Certificateholders are not entitled to receive distributions of Monthly Payments when due except to the extent they are either covered by an Advance or actually received. Consequently, any defaulted Monthly Payment for which no such Advance is made will tend to extend the weighted average lives of the Offered Certificates, whether or not a permitted extension of the due date of the related Mortgage Loan has been completed.

The rate of payments (including voluntary and involuntary prepayments) on the Mortgage Loans will be influenced by a variety of economic, geographic, social and other factors, including the level of mortgage interest rates and the rate at which borrowers default on their Mortgage Loans. The terms of the Mortgage Loans (in particular, amortization terms, the term of any prepayment lock-out period, the extent to which prepayment premiums or yield maintenance charges are due with respect to any principal prepayments, the right of the mortgagee to apply condemnation and casualty proceeds or reserve funds to prepay the Mortgage Loan, the extent to which a partial principal prepayment is required in connection with the release of a portion of the real estate collateral for a Mortgage Loan, and the availability of certain rights to defease all or a portion of the Mortgage Loan) may affect the rate of principal payments on Mortgage Loans, and consequently, the yields to maturity of the respective Classes of Offered Certificates. For example, certain Mortgage Loans may permit prepayment of the Mortgage Loan without a lockout period. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Prepayment Provisions” and Annex A to this prospectus for a description of prepayment lock-out periods, prepayment premiums and yield maintenance charges.

Principal prepayments on the Mortgage Loans could also affect the yield on any Class of Offered Certificates with a Pass-Through Rate that is limited by, based upon or equal to the WAC Rate. The Pass-Through Rates on those Classes of Offered Certificates may be adversely affected as a result of a decrease in the WAC Rate even if principal prepayments do not occur.

With respect to the Class A-AB Certificates, the extent to which the Class A-AB Scheduled Principal Balances are achieved and the sensitivity of the Class A-AB Certificates to principal prepayments on the Mortgage Loans allocated to the Non-Vertically Retained Pooled Principal Balance Certificates will depend in part on the period of time during which the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-5 Certificates remain outstanding. In particular, once such other Classes of Offered Certificates are no longer outstanding, any remaining portion on any Distribution Date of the Principal Distribution Amount will be distributed to the Class A-AB Certificates until the Certificate Balance of the Class A-AB Certificates is reduced to zero. As such, the Class A-AB Certificates will become more sensitive to the rate of prepayments on the Mortgage Loans allocated to the Non-Vertically Retained Pooled Principal Balance Certificates than they were when the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-5 Certificates were outstanding.

Any changes in the weighted average lives of your Principal Balance Certificates may adversely affect your yield. The timing of changes in the rate of prepayment on the Mortgage Loans may significantly affect the actual yield to maturity experienced by an investor even if the average rate of principal payments experienced over time is consistent with such investor’s expectation. In general, the earlier a prepayment of principal on the Mortgage Loans, the greater the effect on such investor’s yield to maturity. As a result, the effect on such investor’s yield of principal payments occurring at a rate higher (or lower) than the rate anticipated by the investor during the period immediately following the issuance of the Offered Certificates would not be fully offset by a subsequent like reduction (or increase) in the rate of principal payments.

In addition, the rate and timing of delinquencies, defaults, the application of liquidation proceeds and other involuntary payments such as condemnation proceeds or insurance proceeds, losses and other shortfalls on Mortgage Loans will affect distributions on the Offered Certificates and their timing. See “Risk Factors—Your Yield May Be Affected by Defaults, Prepayments and Other Factors”. In general, these factors may be influenced by economic and other factors that cannot be predicted with any certainty. Accordingly, you may find it difficult to predict the effect that these factors might have on the yield to maturity of your Offered Certificates.

In addition, if the Master Servicer, the Special Servicer or the Trustee is reimbursed out of general collections on the Mortgage Loans included in the Issuing Entity for any advance that it has determined is not recoverable out of collections on the related Mortgage Loan, then to the extent that this reimbursement is made from collections of principal on the Mortgage Loans in the Issuing Entity, that reimbursement will reduce the amount of principal available to be distributed on the Principal Balance Certificates and will result in a reduction of the Certificate Balance of a Class of Principal Balance Certificates. See “Description of the Certificates—Distributions”. Likewise, if the Master Servicer, the Special Servicer or the Trustee is reimbursed out of principal collections on the Mortgage Loans for any Workout-Delayed Reimbursement Amounts, that reimbursement will reduce the amount of principal available to be distributed on the Principal Balance Certificates on that Distribution Date. This reimbursement would have the effect of reducing current payments of principal on the Offered Certificates that are Principal Balance Certificates and extending the weighted average lives of the respective Classes of those Offered Certificates. Holders of the Non-Vertically Retained Pooled Principal Balance Certificates will be affected to the extent of the Non-Vertically Retained Percentage of any such reimbursement. See “Description of the Certificates—Distributions”.

If you own Offered Certificates that are Principal Balance Certificates, then prepayments resulting in a shortening of the weighted average lives of your Certificates may be made at a time of low interest rates when you may be unable to reinvest the resulting payments of principal on your Certificates at a rate comparable to the effective yield anticipated by you in making your investment in the Offered Certificates, while delays and extensions resulting in a lengthening of the weighted average lives may occur at a time of high interest rates when you may have been able to reinvest principal payments that would otherwise have been received by you at higher rates.

No representation is made as to the rate of principal payments on the Mortgage Loans or as to the yield to maturity of any Class of Offered Certificates. An investor is urged to make an investment decision with respect to any Class of Offered Certificates based on the anticipated yield to maturity of such Class of Offered Certificates resulting from its purchase price and such investor’s own determination as to anticipated Mortgage Loan prepayment rates under a variety of scenarios. The extent to which any Class of Offered Certificates is purchased at a discount or a premium and the degree to which the timing of payments on such Class of Offered Certificates is sensitive to prepayments will determine the extent to which the yield to maturity of such Class of Offered Certificates may vary from the anticipated yield. An investor should carefully consider the associated risks, including, in the case of any Offered Certificates that are also Principal Balance Certificates and that are purchased at a discount, the risk that a slower than anticipated rate of principal payments on the Mortgage Loans could result in an actual yield to such investor that is lower than the anticipated yield and, in the case of the Class X-A Certificates and any Offered Certificates that are also Principal Balance Certificates and that are purchased at a premium, the risk that a faster than anticipated rate of principal payments on the Mortgage Loans could result in an actual yield to such investor that is lower than the anticipated yield.

In general, with respect to any Class of Offered Certificates that is purchased at a premium, if principal distributions occur at a rate faster than anticipated at the time of purchase, the investor’s actual yield to maturity will be lower than that assumed at the time of purchase. Conversely, if a Class of Offered Certificates is purchased at a discount and principal distributions occur at a rate slower than that assumed at the time of purchase, the investor’s actual yield to maturity will be lower than that assumed at the time of purchase.

An investor should consider the risk that rapid rates of prepayments on the Mortgage Loans, and therefore of amounts distributable in reduction of the Certificate Balances of the Offered Certificates that are Principal Balance Certificates may coincide with periods of low prevailing interest rates. During such periods, the effective interest rates on securities in which an investor may choose to reinvest such amounts distributed to it may be lower than the applicable Pass-Through Rate. Conversely, slower rates of prepayments on the Mortgage Loans, and therefore, of amounts distributable in reduction of the Certificate Balances of the Offered Certificates that are Principal Balance Certificates may coincide with periods of high prevailing interest rates. During such periods, the amount of principal distributions resulting from prepayments available to an investor in any Offered Certificates that are Principal Balance Certificates for reinvestment at such high prevailing interest rates may be relatively small.

The effective yield to holders of Offered Certificates will be lower than the yield otherwise produced by the applicable Pass-Through Rate and applicable purchase prices because while interest will accrue during each Interest Accrual Period, the distribution of such interest will not be made until the Distribution Date immediately following such Interest Accrual Period, and principal paid on any Distribution Date will not bear interest during the period from the end of such Interest Accrual Period to the Distribution Date that follows.

In addition, although the related borrower under any ARD Loan may have certain incentives to prepay such ARD Loan on its Anticipated Repayment Date, we cannot assure you that such borrower will be able to prepay such ARD Loan on its Anticipated Repayment Date. The failure of the related borrower to prepay an ARD Loan on its Anticipated Repayment Date will not be an event of default under the terms of such ARD Loan, and pursuant to the terms of the Pooling and Servicing Agreement, neither the Master Servicer nor the Special Servicer will be permitted to take any enforcement action with respect to such borrower’s failure to pay Excess Interest, other than requests for collection, until the scheduled maturity of any such ARD Loan that is a Serviced Loan; provided that the Master Servicer or the Special Servicer, as the case may be, may take action to enforce the Issuing Entity’s right to apply excess cash flow to principal in accordance with the terms of the related ARD Loan documents.

Yield on the Class X-A Certificates

The yield to maturity of the Class X-A Certificates will be highly sensitive to the rate and timing of reductions made to the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB and Class A-S Certificates, including by reason of prepayments and principal losses on the Mortgage Loans allocated to such Classes of Principal Balance Certificates and other factors described above. Investors in the Class X-A Certificates should fully consider the associated risks, including the risk that an extremely rapid rate of prepayment or other liquidation of the Mortgage Loans could result in the failure of such investors to recoup fully their initial investments.

Any optional termination of the Issuing Entity by any party entitled to effect such termination would result in prepayment in full of the Certificates and would have an adverse effect on the yield of the Class X-A Certificates because a termination would have an effect similar to a principal prepayment in full of the Mortgage Loans and the Trust Subordinate Companion Loans and, as a result, investors in the Class X-A Certificates and any other Certificates purchased at premium might not fully recoup their initial investment. See “The Pooling and Servicing Agreement—Optional Termination; Optional Mortgage Loan Purchase”.

Weighted Average Life of the Offered Certificates

Weighted average life refers to the average amount of time from the date of issuance of a security until each dollar of principal of such security will be repaid to the investor (or, in the case of an interest-only security, each dollar of its notional amount is reduced to zero). The weighted average life of an Offered Certificate will be influenced by, among other things, the rate at which principal payments (including scheduled payments, principal prepayments and payments made pursuant to any applicable policies of insurance) on the Mortgage Loans are made and applied to pay principal (or, in the case of a Class X-A Certificate, reduce the notional amount) of such Offered Certificate. The Principal Distribution Amount for each Distribution Date will be distributable as described in “Description of the Certificates—Distributions—Priority of Distributions”. Principal payments on the Mortgage Loans may be in the form of scheduled amortization or prepayments (for this purpose, the term prepayment includes prepayments, partial prepayments and liquidations due to a default or other dispositions of the Mortgage Loans).

Calculations reflected in the following tables assume that the Mortgage Loans have the characteristics shown on Annex A to this prospectus (together with the footnotes thereto), and are based on the following additional assumptions (“Modeling Assumptions”):

(i)            each Mortgage Loan is assumed to prepay at the indicated level of constant prepayment rate (“CPR”), in accordance with a prepayment scenario in which prepayments occur after expiration of any applicable lock-out period, defeasance period and/or period during which voluntary prepayments must be accompanied by a yield maintenance charge or a fixed prepayment premium;

(ii)           there are no delinquencies or defaults;

(iii)          scheduled interest and principal payments, including balloon payments, on the Mortgage Loans are timely received on their respective Due Dates;

(iv)          no prepayment premiums or yield maintenance charges are collected;

(v)           no party exercises its right of optional termination of the Issuing Entity described in this prospectus;

(vi)          no Mortgage Loan is required to be repurchased from the Issuing Entity;

(vii)         the Administrative Fee Rate is the respective rate set forth on Annex A to this prospectus as the “Administrative Fee Rate” with respect to such Mortgage Loan;

(viii)        there are no Excess Prepayment Interest Shortfalls, other shortfalls unrelated to defaults or Appraisal Reduction Amounts allocated to any Class of Certificates;

(ix)          distributions on the Certificates are made on the 15th day (each assumed to be a business day) of each month, commencing in September 2019;

(x)           the Certificates will be issued on August 8, 2019;

(xi)          the Pass-Through Rate with respect to each Class of Non-Vertically Retained Pooled Regular Certificates is as described under “Description of the Certificates—Distributions—Pass-Through Rates”;

(xii)         the ARD Loans (if any) prepay in full on their respective Anticipated Repayment Dates;

(xiii)        all prepayments are assumed to be voluntary prepayments and will not include liquidation proceeds, condemnation proceeds, insurance proceeds, proceeds from the purchase of a Mortgage Loan from the Issuing Entity or any prepayment that is accepted by the Master Servicer or the Special Servicer pursuant to a workout, settlement or loan modification;

(xiv)        with respect to any Mortgage Loans that require prepayment in connection with an economic holdback or earnout, the related borrower will satisfy certain criteria set forth in the related Mortgage Loan documents and the related holdback or earnout will not be used to prepay the Mortgage Loan;

(xv)         the initial Certificate Balances or Notional Amounts of the respective Classes of Regular Certificates are as set forth in the table under “Certificate Summary”;

(xvi)        there are no property releases requiring payment of a yield maintenance charge or other prepayment premium; and

(xvii)       with respect to each Mortgage Loan that is part of a Loan Combination that includes one or more Subordinate Companion Loans, for purposes of assumed CPR prepayment rates, prepayments are determined on the basis of the principal balance of that Mortgage Loan only, without regard to the related Subordinate Companion Loan(s).

The following tables indicate the percentage of the initial Certificate Balance of each Class of Offered Certificates (other than the Class X-A Certificates) that would be outstanding after each of the dates shown under each of the indicated prepayment assumptions and the corresponding weighted average life, first principal payment date and last principal payment date of each such Class of Offered Certificates. The tables have been prepared on the basis of, among others, the Modeling Assumptions. To the extent that the Mortgage Loans or the Certificates have characteristics that differ from those assumed in preparing the tables, the respective Classes of the Offered Certificates that are Principal Balance Certificates may mature earlier or later than indicated by the tables. The Mortgage Loans will not prepay at any constant rate, and it is highly unlikely that the Mortgage Loans will prepay in a manner consistent with the assumptions described in this prospectus. For this reason and because the timing of principal payments is critical to determining weighted average lives, the weighted average lives of the Offered Certificates that are Principal Balance Certificates are likely to differ from those shown in the tables, even if all of the Mortgage Loans prepay at the indicated percentages of CPR or prepayment scenario over any given time period or over the entire life of the Offered Certificates that are Principal Balance Certificates. In addition, variations in the actual prepayment experience and the balance of the Mortgage Loans that prepay may increase or decrease the percentages of initial Certificate Balances (and shorten or extend the weighted average lives) shown in the following tables. Investors are urged to conduct their own analyses of the rates at which the Mortgage Loans may be expected to prepay.

Percentages of the Initial Certificate Balance of
the Class A-1 Certificates at the Specified CPRs
0% CPR during lockout, defeasance and/or yield maintenance
or fixed prepayment premiums - otherwise at indicated CPR

	Prepayment Assumption (CPR)
Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Closing Date	100%	100%	100%	100%	100%
August 15, 2020	84%	84%	84%	84%	84%
August 15, 2021	66%	66%	66%	66%	66%
August 15, 2022	44%	44%	44%	44%	44%
August 15, 2023	18%	18%	18%	18%	18%
August 15, 2024 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	2.66	2.64	2.64	2.64	2.64
First Principal Payment Date	September 2019	September 2019	September 2019	September 2019	September 2019
Last Principal Payment Date	April 2024	December 2023	December 2023	December 2023	December 2023

Percentages of the Initial Certificate Balance of
the Class A-2 Certificates at the Specified CPRs
0% CPR during lockout, defeasance and/or yield maintenance
or fixed prepayment premiums - otherwise at indicated CPR

	Prepayment Assumption (CPR)
Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Closing Date	100%	100%	100%	100%	100%
August 15, 2020	100%	100%	100%	100%	100%
August 15, 2021	100%	100%	100%	100%	100%
August 15, 2022	100%	100%	100%	100%	100%
August 15, 2023	100%	100%	100%	100%	100%
August 15, 2024	23%	21%	19%	16%	1%
August 15, 2025 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	4.96	4.94	4.91	4.86	4.60
First Principal Payment Date	April 2024	December 2023	December 2023	December 2023	December 2023
Last Principal Payment Date	November 2024	November 2024	November 2024	November 2024	November 2024

Percentages of the Initial Certificate Balance
of the Class A-3 Certificates at the Specified CPRs
0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR

	Prepayment Assumption (CPR)
Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Closing Date	100%	100%	100%	100%	100%
August 15, 2020	100%	100%	100%	100%	100%
August 15, 2021	100%	100%	100%	100%	100%
August 15, 2022	100%	100%	100%	100%	100%
August 15, 2023	100%	100%	100%	100%	100%
August 15, 2024	100%	100%	100%	100%	100%
August 15, 2025	100%	100%	100%	100%	100%
August 15, 2026 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	6.85	6.83	6.81	6.77	6.52
First Principal Payment Date	June 2026	February 2026	February 2026	February 2026	February 2026
Last Principal Payment Date	June 2026	June 2026	June 2026	June 2026	February 2026

Percentages of the Initial Certificate Balance
of the Class A-4 Certificates at the Specified CPRs
0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR

	Prepayment Assumption (CPR)
Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Closing Date	100%	100%	100%	100%	100%
August 15, 2020	100%	100%	100%	100%	100%
August 15, 2021	100%	100%	100%	100%	100%
August 15, 2022	100%	100%	100%	100%	100%
August 15, 2023	100%	100%	100%	100%	100%
August 15, 2024	100%	100%	100%	100%	100%
August 15, 2025	100%	100%	100%	100%	100%
August 15, 2026	100%	100%	100%	100%	100%
August 15, 2027	100%	100%	100%	100%	100%
August 15, 2028	100%	100%	100%	100%	100%
August 15, 2029 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	9.71	9.66	9.61	9.55	9.36
First Principal Payment Date	January 2029	November 2028	November 2028	November 2028	February 2026
Last Principal Payment Date	June 2029	May 2029	May 2029	April 2029	February 2029

Percentages of the Initial Certificate Balance
of the Class A-5 Certificates at the Specified CPRs
0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR

	Prepayment Assumption (CPR)
Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Closing Date	100%	100%	100%	100%	100%
August 15, 2020	100%	100%	100%	100%	100%
August 15, 2021	100%	100%	100%	100%	100%
August 15, 2022	100%	100%	100%	100%	100%
August 15, 2023	100%	100%	100%	100%	100%
August 15, 2024	100%	100%	100%	100%	100%
August 15, 2025	100%	100%	100%	100%	100%
August 15, 2026	100%	100%	100%	100%	100%
August 15, 2027	100%	100%	100%	100%	100%
August 15, 2028	100%	100%	100%	100%	100%
August 15, 2029 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	9.87	9.86	9.83	9.79	9.56
First Principal Payment Date	June 2029	May 2029	May 2029	April 2029	February 2029
Last Principal Payment Date	July 2029	July 2029	June 2029	June 2029	March 2029

Percentages of the Initial Certificate Balance
of the Class A-AB Certificates at the Specified CPRs
0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR

	Prepayment Assumption (CPR)
Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Closing Date	100%	100%	100%	100%	100%
August 15, 2020	100%	100%	100%	100%	100%
August 15, 2021	100%	100%	100%	100%	100%
August 15, 2022	100%	100%	100%	100%	100%
August 15, 2023	100%	100%	100%	100%	100%
August 15, 2024	100%	100%	100%	100%	100%
August 15, 2025	83%	83%	83%	83%	83%
August 15, 2026	60%	60%	60%	60%	60%
August 15, 2027	36%	36%	36%	36%	36%
August 15, 2028	11%	11%	11%	11%	11%
August 15, 2029 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	7.44	7.44	7.44	7.44	7.45
First Principal Payment Date	November 2024	November 2024	November 2024	November 2024	November 2024
Last Principal Payment Date	January 2029	January 2029	January 2029	January 2029	January 2029

Percentages of the Initial Certificate Balance of
the Class A-S Certificates at the Specified CPRs
0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR

	Prepayment Assumption (CPR)
Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Closing Date	100%	100%	100%	100%	100%
August 15, 2020	100%	100%	100%	100%	100%
August 15, 2021	100%	100%	100%	100%	100%
August 15, 2022	100%	100%	100%	100%	100%
August 15, 2023	100%	100%	100%	100%	100%
August 15, 2024	100%	100%	100%	100%	100%
August 15, 2025	100%	100%	100%	100%	100%
August 15, 2026	100%	100%	100%	100%	100%
August 15, 2027	100%	100%	100%	100%	100%
August 15, 2028	100%	100%	100%	100%	100%
August 15, 2029 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	9.94	9.94	9.93	9.90	9.60
First Principal Payment Date	July 2029	July 2029	June 2029	June 2029	March 2029
Last Principal Payment Date	July 2029	July 2029	July 2029	July 2029	March 2029

Percentages of the Initial Certificate Balance of
the Class B Certificates at the Specified CPRs
0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR

	Prepayment Assumption (CPR)
Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Closing Date	100%	100%	100%	100%	100%
August 15, 2020	100%	100%	100%	100%	100%
August 15, 2021	100%	100%	100%	100%	100%
August 15, 2022	100%	100%	100%	100%	100%
August 15, 2023	100%	100%	100%	100%	100%
August 15, 2024	100%	100%	100%	100%	100%
August 15, 2025	100%	100%	100%	100%	100%
August 15, 2026	100%	100%	100%	100%	100%
August 15, 2027	100%	100%	100%	100%	100%
August 15, 2028	100%	100%	100%	100%	100%
August 15, 2029 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	9.94	9.94	9.94	9.94	9.64
First Principal Payment Date	July 2029	July 2029	July 2029	July 2029	March 2029
Last Principal Payment Date	July 2029	July 2029	July 2029	July 2029	April 2029

Percentages of the Initial Certificate Balance of
the Class C Certificates at the Specified CPRs
0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR

	Prepayment Assumption (CPR)
Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Closing Date	100%	100%	100%	100%	100%
August 15, 2020	100%	100%	100%	100%	100%
August 15, 2021	100%	100%	100%	100%	100%
August 15, 2022	100%	100%	100%	100%	100%
August 15, 2023	100%	100%	100%	100%	100%
August 15, 2024	100%	100%	100%	100%	100%
August 15, 2025	100%	100%	100%	100%	100%
August 15, 2026	100%	100%	100%	100%	100%
August 15, 2027	100%	100%	100%	100%	100%
August 15, 2028	100%	100%	100%	100%	100%
August 15, 2029 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	9.94	9.94	9.94	9.94	9.69
First Principal Payment Date	July 2029	July 2029	July 2029	July 2029	April 2029
Last Principal Payment Date	July 2029	July 2029	July 2029	July 2029	April 2029

Price/Yield Tables

The tables set forth below show the corporate bond equivalent (“CBE”) yield with respect to each Class of Offered Certificates under the Modeling Assumptions. Purchase prices set forth below for each Class of Offered Certificates are expressed as a percentage of the initial Certificate Balance or Notional Amount, as applicable, of such Class of Offered Certificates, before adding accrued interest.

The yields set forth in the following tables were calculated by determining the monthly discount rates which, when applied to the assumed stream of cash flows to be paid on each Class of Offered Certificates, would cause the discounted present value of such assumed stream of cash flows as of the Closing Date to equal the assumed purchase prices, plus accrued interest at the applicable Pass-Through Rate as described in the Modeling Assumptions, from and including the first day of the applicable Interest Accrual Period for the initial Distribution Date to but excluding the Closing Date, and converting such monthly rates to semi-annual corporate bond equivalent rates. Such calculation does not take into account variations that may occur in the interest rates at which investors may be able to reinvest funds received by them as reductions of the Certificate Balances of the respective Classes of Offered Certificates that are Principal Balance Certificates and consequently does not purport to reflect the return on any investment in such Classes of Offered Certificates when such reinvestment rates are considered.

Pre-Tax Yield to Maturity (CBE) for the Class A-1 Certificates at the Specified CPRs

0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR
Assumed Price (%)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR

Pre-Tax Yield to Maturity (CBE) for the Class A-2 Certificates at the Specified CPRs

0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR
Assumed Price (%)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR

Pre-Tax Yield to Maturity (CBE) for the Class A-3 Certificates at the Specified CPRs

0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR
Assumed Price (%)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR

Pre-Tax Yield to Maturity (CBE) for the Class A-4 Certificates at the Specified CPRs

0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR
Assumed Price (%)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR

Pre-Tax Yield to Maturity (CBE) for the Class A-5 Certificates at the Specified CPRs

0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR
Assumed Price (%)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR

Pre-Tax Yield to Maturity (CBE) for the Class A-AB Certificates at the Specified CPRs

0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR
Assumed Price (%)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR

Pre-Tax Yield to Maturity (CBE) for the Class X-A Certificates at the Specified CPRs

0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR
Assumed Price (%)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR

Pre-Tax Yield to Maturity (CBE) for the Class A-S Certificates at the Specified CPRs

0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR
Assumed Price (%)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR

Pre-Tax Yield to Maturity (CBE) for the Class B Certificates at the Specified CPRs

0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR
Assumed Price (%)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR

Pre-Tax Yield to Maturity (CBE) for the Class C Certificates at the Specified CPRs

0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR
Assumed Price (%)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR

We cannot assure you that the Mortgage Loans will prepay at any particular rate. Moreover, the various remaining terms to maturity of the Mortgage Loans could produce slower or faster principal distributions than indicated in the preceding tables at the various percentages of CPR and under the various prepayment scenarios specified, even if the weighted average remaining term to maturity of the Mortgage Loans is as assumed. Investors are urged to make their investment decisions based on their determinations as to anticipated rates of prepayment under a variety of scenarios.

Material Federal Income Tax Consequences

General

The following is a general discussion of the anticipated material United States federal income tax consequences of the purchase, ownership and disposition of the Offered Certificates. The discussion below does not purport to address all federal income tax consequences that may be applicable to particular categories of investors (such as banks, insurance companies, securities dealers, foreign persons, tax-exempt investors, investors whose functional currency is not the U.S. dollar, U.S. expatriates and investors that hold the Offered Certificates as part of a “straddle,” integrated transaction or “conversion transaction”), some of which may be subject to special rules. The authorities on which this discussion is based are subject to change or differing interpretations, and any such change or interpretation could apply retroactively. This discussion reflects the applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), as well as regulations (the “REMIC Regulations”) promulgated by the U.S. Department of the Treasury. Investors are encouraged to consult their own tax advisors in determining the federal, state, local and any other tax consequences to them of the purchase, ownership and disposition of the Offered Certificates.

Four (4) separate real estate mortgage investment conduit (“REMIC”) elections will be made with respect to designated portions of the Issuing Entity (two “Trust Subordinate Companion Loan REMICs”, the “Lower-Tier REMIC” and the “Upper-Tier REMIC”, and, collectively, the “Trust REMICs”). Each Trust Subordinate Companion Loan REMIC will hold a Trust Subordinate Companion Loan and certain other assets and will issue (i) one or more uncertificated classes of regular interests (the related “Trust Subordinate Companion Loan Regular Interests”) to the Upper-Tier REMIC and (ii) a residual interest represented by the Class R Certificates as the sole class of “residual interests” in the related Trust Subordinate Companion Loan REMIC. The Lower-Tier REMIC will hold the Mortgage Loans (exclusive of any Excess Interest) and certain other assets and will issue (i) one or more uncertificated classes of regular interests (the “Lower-Tier Regular Interests”) to the Upper-Tier REMIC and (ii) a residual interest represented by the Class R Certificates as the sole class of “residual interests” in the Lower-Tier REMIC.

The Upper-Tier REMIC will hold the Trust Subordinate Companion Loan Regular Interests and the Lower-Tier Regular Interests and will issue (i) the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB, Class X-A, Class A-S, Class B, Class C, Class X-B, Class X-D, Class D, Class E, Class F-RR, Class G-RR, Class J-RR, Class WM-A, Class WM-B, Class WM-C, Class TC-A, Class TC-B, Class TC-C, Class TC-D, Class TC-E and Class TCRR Certificates, a regular interest that corresponds to the VRR Interest excluding the right to receive Excess Interest (the “VRR REMIC Regular Interest”) and the WMRR Interest, each representing a regular interest in the Upper-Tier REMIC (the “Regular Interests”) and (ii) a residual interest represented by the Class R Certificates as the sole class of “residual interests” in the Upper-Tier REMIC.

Assuming (i) the making of appropriate elections, (ii) compliance with the Pooling and Servicing Agreement, each Outside Servicing Agreement and each Co-Lender Agreement without waiver, (iii) continued qualification of each REMIC formed under each Outside Servicing Agreement, and (iv) compliance with any changes in the law, including any amendments to the Code or applicable Treasury regulations thereunder, in the opinion of Orrick, Herrington & Sutcliffe LLP, special tax counsel to the Depositor, for federal income tax purposes (a) each Trust REMIC will qualify as a REMIC, (b) each of the Trust Subordinate Companion Loan Regular Interests will qualify as a “regular interest” in the related Trust Subordinate Companion Loan REMIC, (c) each of the Lower-Tier Regular Interests will qualify as a “regular interest” in the Lower-Tier REMIC, (d) each of the Regular Interests will qualify as a “regular interest” in the Upper-Tier REMIC and (e) the Class R Certificates will represent ownership of the sole class of “residual interests” in each Trust REMIC, in each case within the meaning of the REMIC provisions of the Code. However, qualification as a REMIC requires ongoing compliance with certain conditions. See “—Qualification as a REMIC” below.

In addition, in the opinion of Orrick, Herrington & Sutcliffe LLP, special tax counsel to the Depositor, (i) the portions of the Issuing Entity consisting of (a) collections of Excess Interest (and the related amounts in the Excess Interest Distribution Account) and (b) the VRR REMIC Regular Interest and distributions thereon, will be treated as a grantor trust (the “Grantor Trust”) for federal income tax purposes under subpart E, part I of subchapter J of the Code, and (ii) (a) the Class S Certificates and the VRR Interest will represent undivided beneficial interests in the portion of the Grantor Trust described in (i)(a) above and (b) the VRR Interest will represent undivided beneficial interests in the portion of the Grantor Trust described in (i)(b) above.

Qualification as a REMIC

In order for each Trust REMIC to qualify as a REMIC, there must be ongoing compliance on the part of such Trust REMIC with the requirements set forth in the Code. Each Trust REMIC must fulfill an asset test, which requires that no more than a de minimis portion of the assets of such Trust REMIC, as of the close of the third calendar month beginning after the Closing Date (which for purposes of this discussion is the date of the issuance of the Regular Interests, the “Startup Day”) and at all times thereafter, may consist of assets other than “qualified mortgages” and “permitted investments.” The REMIC Regulations provide a safe harbor pursuant to which the de minimis requirements will be met if at all times the aggregate adjusted basis of the nonqualified assets is less than 1% of the aggregate adjusted basis of all such Trust REMIC’s assets. Each Trust REMIC also must provide “reasonable arrangements” to prevent its residual interest from being held by “disqualified organizations” or their agents and must furnish applicable tax information to transferors or agents that violate this restriction. The Pooling and Servicing Agreement will provide that no legal or beneficial interest in the Class R Certificates may be transferred or registered unless certain conditions, designed to prevent violation of this restriction, are met. Consequently, it is expected that each Trust REMIC will qualify as a REMIC at all times that any of the Certificates are outstanding.

A qualified mortgage is any obligation that is principally secured by an interest in real property and that is either transferred to a REMIC on its startup day or is purchased by a REMIC within a three month period thereafter pursuant to a fixed price contract in effect on the REMIC’s startup day. Qualified mortgages include (i) mortgage loans or split note interests in mortgage loans, such as the Mortgage Loans and the Trust Subordinate Companion Loans; provided that, in general, (a) the fair market value of the real property security (including permanently affixed buildings and certain structural components of the real property security) (reduced by (1) the amount of any lien on the real property security that is senior to the mortgage loan and (2) a proportionate amount of any lien on the real property security that is in parity with the mortgage loan) is at least 80% of the aggregate principal balance of such mortgage loan either at origination or as of the REMIC’s startup day (a loan-to-value ratio of not more than 125% with respect to the real property security) or (b) substantially all the proceeds of the mortgage loan or the underlying mortgages were used to acquire, improve or protect an interest in real property that, at the date of origination, was the only security for the mortgage loan, and (ii) regular interests in another REMIC, such as the Lower-Tier Regular Interests and the Trust Subordinate Companion Loan Regular Interests that will be held by the Upper-Tier REMIC. If a mortgage loan was not in fact principally secured by real property or is otherwise not a qualified mortgage, it must be disposed of within 90 days of discovery of such defect, or otherwise ceases to be a qualified mortgage after such 90-day period.

Permitted investments include “cash flow investments”, “qualified reserve assets” and “foreclosure property”. A cash flow investment is an investment, earning a return in the nature of interest, of amounts received on or with respect to qualified mortgages for a temporary period, not exceeding 13 months, until the next scheduled distribution to holders of interests in the REMIC. A qualified reserve asset is any intangible property held for investment that is part of any reasonably required reserve maintained by the REMIC to provide for payments of expenses of the REMIC or amounts due on its regular or residual interests in the event of defaults (including delinquencies) on the qualified mortgages, lower than expected reinvestment returns, prepayment interest shortfalls and certain other contingencies. The Trust REMICs will not hold any qualified reserve assets. Foreclosure property is real property acquired by a REMIC in connection with the default or imminent default of a qualified mortgage and maintained by the REMIC in compliance with applicable rules and personal property that is incidental to such real property; provided that the mortgage loan sellers had no knowledge or reason to know, as of the startup day of the REMIC, that such a default had occurred or would occur. Foreclosure property may generally not be held after the close of the third calendar year beginning after the date the REMIC acquires such property, with one extension that may be granted by the Internal Revenue Service (“IRS”).

In addition to the foregoing requirements, the various interests in a REMIC also must meet certain requirements. All of the interests in a REMIC must be either of the following: (i) one or more classes of regular interests or (ii) a single class of residual interests on which distributions, if any, are made pro rata. A regular interest is an interest in a REMIC that is issued on the REMIC’s startup day with fixed terms, is designated as a regular interest, and unconditionally entitles the holder to receive a specified principal amount (or other similar amount), and provides that interest payments (or other similar amounts), if any, at or before maturity either are payable based on a fixed rate or a qualified variable rate, or consist of a specified, nonvarying portion of the interest payments on the qualified mortgages. The rate on the specified portion may be a fixed rate, a variable rate, or the difference between one fixed or qualified variable rate and another fixed or qualified variable rate. The specified principal amount of a regular interest that provides for interest payments consisting of a specified, nonvarying portion of interest payments on qualified mortgages may be zero. An interest in a REMIC may be treated as a regular interest even if payments of principal with respect to such interest are subordinated to payments on other regular interests or the residual interest in the REMIC, and are dependent on the absence of defaults or delinquencies on qualified mortgages or permitted investments, lower than reasonably expected returns on permitted investments, expenses incurred by the REMIC or prepayment interest shortfalls. A residual interest is an interest in a REMIC other than a regular interest that is issued on the REMIC’s startup day that is designated as a residual interest. Accordingly, each of the Trust Subordinate Companion Loan Regular Interests will constitute a class of regular interests in the related Trust Subordinate Companion Loan REMIC, each of the Lower-Tier Regular Interests will constitute a class of regular interests in the Lower-Tier REMIC, each class of the Regular Interests will constitute a class of regular interests in the Upper-Tier REMIC, and the Class R Certificates will represent the sole class of residual interests in each Trust REMIC.

If an entity fails to comply with one or more of the ongoing requirements of the Code for status as a REMIC during any taxable year, the Code provides that the entity or applicable portion of it will not be treated as a REMIC for such year and thereafter. In this event, any entity with debt obligations with two or more maturities, such as the Trust REMICs, may be treated as a separate association taxable as a corporation under Treasury regulations, and the Certificates may be treated as equity interests in that association. The Code, however, authorizes the Treasury Department to issue regulations that address situations where failure to meet one or more of the requirements for REMIC status occurs inadvertently and in good faith. No such regulations have been proposed, however, and investors should be aware that the Conference Committee Report to the Tax Reform Act of 1986 (the “1986 Act”) indicates that any such relief may be accompanied by sanctions, such as the imposition of a corporate tax on all or a portion of a REMIC’s income for the period of time in which the requirements for REMIC status are not satisfied.

Status of Offered Certificates

Except as provided below, Offered Certificates held by a real estate investment trust will constitute “real estate assets” within the meaning of Code Section 856(c)(5)(B), and interest (including original issue discount) on the Offered Certificates will be considered “interest on obligations secured by mortgages on real property or on interests in real property” within the meaning of Code Section 856(c)(3)(B) in the same proportion that, for both purposes, the assets of the Issuing Entity would be so treated. For purposes of Code Section 856(c)(5)(B), payments of principal and interest on the Mortgage Loans and the Trust Subordinate Companion Loans that are reinvested pending distribution to holders of Certificates qualify for such treatment. It is unclear, however, whether property acquired by foreclosure held pending sale, and amounts in reserve accounts, would be considered to be part of the Mortgage Loans and the Trust Subordinate Companion Loans, or whether these assets otherwise would receive the same treatment as the Mortgage Loans and the Trust Subordinate Companion Loans for purposes of the above-referenced sections of the Code. Offered Certificates held by a domestic building and loan association will be treated as assets described in Code Section 7701(a)(19)(C)(xi) to the extent that the Mortgage Loans and the Trust Subordinate Companion Loans are treated as “loans . . . secured by an interest in real property which is . . . residential real property” or “loans secured by an interest in educational, health, or welfare institutions or facilities, including structures designed or used primarily for residential purposes for students, residents, and persons under care, employees, or members of the staff of such institutions or facilities” within the meaning of Code Section 7701(a)(19)(C) (such as certain multifamily dwellings, but not other commercial properties), and otherwise will not qualify for this treatment. Certificateholders should consult their own tax advisors regarding the extent to which their Offered Certificates will qualify for this treatment. For the purposes of the foregoing determinations, the Trust REMICs will be treated as a single REMIC. If at all times 95% or more of the assets of the Trust REMICs qualify for each of the foregoing treatments, the Offered Certificates will qualify for the corresponding status in their entirety. In addition, Mortgage Loans and the Trust Subordinate Companion Loans that have been defeased with government securities will not qualify for the foregoing treatments. Offered Certificates held by certain financial institutions will constitute an “evidence of indebtedness” within the meaning of Code Section 582(c)(1). Offered Certificates will be “qualified mortgages” within the meaning of Code Section 860G(a)(3) for another REMIC if transferred to that REMIC within a prescribed time period in exchange for regular or residual interests in that REMIC.

Taxation of the Regular Interests

General

Each class of Regular Interests will represent one or more regular interests in the Upper-Tier REMIC. The Regular Interests will represent newly originated debt instruments issued by the Upper-Tier REMIC, and not ownership interests in the Trust REMICs or their assets, for federal income tax purposes. In general, interest, original issue discount and market discount on a Regular Interest will be treated as ordinary income to the holder of a Regular Interest (a “Regular Interestholder”), and principal payments on a Regular Interest will be treated as a return of capital to the extent of the Regular Interestholder’s basis in the Regular Interest. Regular Interestholders must use the accrual method of accounting with regard to the Regular Interests, regardless of the method of accounting otherwise used by such Regular Interestholders.

Under legislation enacted on December 22, 2017, taxpayers that use an accrual method of accounting for tax purposes generally will be required to include certain amounts in income no later than the time such amounts are reflected on certain financial statements. The application of this rule thus may require the accrual of income earlier than would be the case under the general tax rules described under this section. This rule generally is effective for tax years beginning after December 31, 2017 or, for Regular Interests issued with original issue discount, for tax years beginning after December 31, 2018. Prospective investors are urged to consult with their tax advisors regarding the potential applicability of this legislation to their particular situation.

Original Issue Discount

Holders of Regular Interests issued with original issue discount generally must include original issue discount in ordinary income for federal income tax purposes as it accrues in accordance with the constant yield method, which takes into account the compounding of interest, in advance of receipt of the cash attributable to such income. The following discussion is based in part on temporary and final Treasury regulations (the “OID Regulations”) under Code Sections 1271 through 1273 and 1275 and in part on the provisions of the Conference Committee Report to the 1986 Act. Regular Interestholders should be aware, however, that the OID Regulations do not adequately address certain issues relevant to prepayable securities, such as the Regular Interests. To the extent such issues are not addressed in the OID Regulations, the Certificate Administrator will apply the methodology described in the Conference Committee Report to the 1986 Act. No assurance can be provided, however, that the IRS will not take a different position as to those matters not currently addressed by the OID Regulations. Moreover, the OID Regulations include an anti-abuse rule allowing the IRS to apply or depart from the OID Regulations if necessary or appropriate to ensure a reasonable tax result in light of the applicable statutory provisions. A tax result will not be considered unreasonable under the anti-abuse rule, however, in the absence of a substantial effect on the present value of a taxpayer’s tax liability. Investors are advised to consult their own tax advisors as to the discussion in this prospectus and the appropriate method for reporting interest and original issue discount with respect to the Regular Interests.

Each Regular Interest will be treated as an installment obligation for purposes of determining the original issue discount includible in a Regular Interestholder’s income. The total amount of original issue discount on a Regular Interest is the excess of the “stated redemption price at maturity” of the Regular Interest over its “issue price”. The issue price of a class of Regular Interests is the first price at which a substantial amount of Regular Interests of such class is sold to investors (excluding bond houses, brokers and underwriters) (in the case of the VRR Interest, as decreased for the portion of the price allocable to the right to receive Excess Interest). Although unclear under the OID Regulations, the Certificate Administrator will treat the issue price of Regular Interests for which there is no substantial sale for cash as of the issue date as the fair market value of such Regular Interests as of the issue date (in the case of the VRR Interest, as decreased for the portion of the price allocable to the right to receive Excess Interest). The issue price of the Regular Interests also includes the amount paid by an initial Regular Interestholder for accrued interest that relates to a period prior to the issue date of such class of Regular Interests. The stated redemption price at maturity of a Regular Interest is the sum of all payments to be made on the Regular Interest other than any qualified stated interest payments. Under the OID Regulations, qualified stated interest generally means interest payable at a single fixed rate or a qualified variable rate; provided that such interest payments are unconditionally payable at intervals of one year or less during the entire term of the obligation. Because there is no penalty or default remedy in the case of nonpayment of interest with respect to a Regular Interest, it is possible that no interest on any class of Regular Interests will be treated as qualified stated interest. However, because the Mortgage Loans and the Trust Subordinate Companion Loans provide for remedies in the event of default, the Certificate Administrator will treat all payments of stated interest on the

Regular Interests (other than the Class X Certificates) as qualified stated interest (other than any accrued interest distributed on the first Distribution Date for the number of days that exceed the interval between the Closing Date and the first Distribution Date). Based on the foregoing, it is anticipated that the Class     Certificates will be issued with original issue discount for federal income tax purposes.

It is anticipated that the Certificate Administrator will treat the Class X Certificates as having no qualified stated interest. Accordingly, the respective Classes of the Class X Certificates will be considered to be issued with original issue discount in an amount equal to the excess of all distributions of interest expected to be received on such Classes over their respective issue prices (including interest accrued prior to the Closing Date). Any “negative” amounts of original issue discount on such classes attributable to rapid prepayments with respect to the Mortgage Loans or the Trust Subordinate Companion Loans will not be deductible currently. The holder of a Class X Certificate may be entitled to a deduction for a loss, which may be a capital loss, to the extent it becomes certain that such holder will not recover a portion of its basis in such class, assuming no further prepayments. In the alternative, it is possible that rules similar to the “noncontingent bond method” of the contingent interest rules of the OID Regulations may be promulgated with respect to such classes. Unless and until required otherwise by applicable authority, it is not anticipated that the contingent interest rules will apply.

Under a de minimis rule, original issue discount on a Regular Interest will be considered to be de minimis if such original issue discount is less than 0.25% of the stated redemption price at maturity of the Regular Interest multiplied by the weighted average maturity of the Regular Interest. For this purpose, the weighted average maturity of the Regular Interest is computed as the sum of the amounts determined by multiplying the number of full years (i.e., rounding down for partial years) from the issue date until each distribution in reduction of stated redemption price at maturity is scheduled to be made by a fraction, the numerator of which is the amount of each distribution included in the stated redemption price at maturity of the Regular Interest and the denominator of which is the stated redemption price at maturity or Anticipated Repayment Date of the Regular Interest. The Conference Committee Report to the 1986 Act provides that the schedule of such distributions should be determined in accordance with the assumed rate of prepayment on the Mortgage Loans and the Trust Subordinate Companion Loans used in pricing the transaction, i.e., 0% CPR; provided, that it is assumed that any ARD Loan will prepay in full on its Anticipated Repayment Date (the “Prepayment Assumption”). See “Yield, Prepayment and Maturity Considerations—Weighted Average Life of the Offered Certificates”. Holders generally must report de minimis original issue discount pro rata as principal payments are received, and such income will be capital gain if the Regular Interest is held as a capital asset. Under the OID Regulations, however, Regular Interestholders may elect to accrue all de minimis original issue discount, as well as market discount and premium, under the constant yield method. See “—Taxation of the Regular Interests—Election to Treat All Interest Under the Constant Yield Method” below. Based on the foregoing, it is anticipated that the Class     Certificates will be issued with de minimis original issue discount for federal income tax purposes.

A holder of a Regular Interest issued with original issue discount generally must include in gross income for any taxable year the sum of the “daily portions”, as defined below, of the original issue discount on the Regular Interest accrued during an accrual period for each day on which it holds the Regular Interest, including the date of purchase but excluding the date of disposition. With respect to each such Regular Interest, a calculation will be made of the original issue discount that accrues during each successive full accrual period that ends on the day prior to each Distribution Date with respect to the Regular Interests, assuming that prepayments and extensions with respect to the Mortgage Loans and the Trust Subordinate Companion Loans will be made in accordance with the Prepayment Assumption. The original issue discount accruing in a full accrual period will be the excess, if any, of (i) the sum of (a) the present value of all of the remaining distributions to be made on the Regular Interest as of the end of that accrual period and (b) the distributions made on the Regular Interest during the accrual period that are included in the Regular Interest’s stated redemption price at maturity, over (ii) the adjusted issue price of the Regular Interest at the beginning of the accrual period. The present value of the remaining distributions referred to in the preceding sentence is calculated based on (i) the yield to maturity of the Regular Interest as of the Startup Day, (ii) events (including actual prepayments) that have occurred prior to the end of the accrual period, and (iii) the assumption that the remaining payments will be made in accordance with the original Prepayment Assumption. For these purposes, the adjusted issue price of a Regular Interest at the beginning of any accrual period equals the issue price of the Regular Interest, increased by the aggregate amount of original issue discount with respect to the Regular Interest that accrued in all prior accrual periods and reduced by the amount of distributions included in the Regular Interest’s stated redemption price at maturity that were made on the Regular Interest that were attributable to such prior periods. The original issue discount accruing during any accrual period (as determined in this paragraph) will then be divided by the number of days in the period to determine the daily portion of original issue discount for each day in the period.

Under the method described above, the daily portions of original issue discount required to be included as ordinary income by a Regular Interestholder (other than a holder of a Class X Certificate) generally will increase to take into account prepayments on the Regular Interests as a result of prepayments on the Mortgage Loans and the Trust Subordinate Companion Loans that exceed the Prepayment Assumption, and generally will decrease (but not below zero for any period) if the prepayments are slower than the Prepayment Assumption. Due to the unique nature of interest-only Certificates, the preceding sentence may not apply in the case of a Class of the Class X Certificates.

Acquisition Premium

A purchaser of a Regular Interest at a cost, excluding any portion of that cost attributable to accrued qualified stated interest, greater than its adjusted issue price and less than its remaining stated redemption price at maturity will be required to include in gross income the daily portions of the original issue discount on the Regular Interest reduced pro rata by a fraction, the numerator of which is the excess of the cost over the adjusted issue price and the denominator of which is the excess of the remaining stated redemption price at maturity over the adjusted issue price. Alternatively, such a purchaser may elect to treat all such acquisition premium under the constant yield method, as described under the heading “—Taxation of the Regular Interests—Election to Treat All Interest Under the Constant Yield Method” below.

Market Discount

A purchaser of a Regular Interest also may be subject to the market discount rules of Code Sections 1276 through 1278. Under these Code sections and the principles applied by the OID Regulations in the context of original issue discount, “market discount” is the amount by which the purchaser’s original basis in the Regular Interest (i) is exceeded by the remaining outstanding principal payments and non-qualified stated interest payments due on the Regular Interest, or (ii) in the case of a Regular Interest having original issue discount, is exceeded by the adjusted issue price of the Regular Interest at the time of purchase. Such purchaser generally will be required to recognize ordinary income to the extent of accrued market discount on such Regular Interest as distributions includible in its stated redemption price at maturity are received, in an amount not exceeding any such distribution. Such market discount would accrue in a manner to be provided in Treasury regulations and should take into account the Prepayment Assumption. The Conference Committee Report to the 1986 Act provides that until such regulations are issued, such market discount would accrue, at the election of the holder, either (i) on the basis of a constant interest rate or (ii) in the ratio of interest accrued for the relevant period to the sum of the interest accrued for such period plus the remaining interest after the end of such period, or, in the case of classes issued with original issue discount, in the ratio of original issue discount accrued for the relevant period to the sum of the original issue discount accrued for such period plus the remaining original issue discount after the end of such period. Such purchaser also generally will be required to treat a portion of any gain on a sale or exchange of the Regular Interest as ordinary income to the extent of the market discount accrued to the date of disposition under one of the foregoing methods, less any accrued market discount previously reported as ordinary income as partial distributions in reduction of the stated redemption price at maturity were received. Such purchaser will be required to defer deduction of a portion of the excess of the interest paid or accrued on indebtedness incurred to purchase or carry the Regular Interest over the interest (including original issue discount) distributable on the Regular Interest. The deferred portion of such interest expense in any taxable year generally will not exceed the accrued market discount on the Regular Interest for such year. Any such deferred interest expense is, in general, allowed as a deduction not later than the year in which the related market discount income is recognized or the Regular Interest is disposed of. As an alternative to the inclusion of market discount in income on the foregoing basis, the Regular Interestholder may elect to include market discount in income currently as it accrues on all market discount instruments acquired by such Regular Interestholder in that taxable year or thereafter, in which case the interest deferral rule will not apply. See “—Taxation of the Regular Interests—Election to Treat All Interest Under the Constant Yield Method” below regarding making the election under Code Section 1278 and an alternative manner in which such election may be deemed to be made.

Market discount with respect to a Regular Interest will be considered to be de minimis if such market discount is less than 0.25% of the remaining stated redemption price at maturity of such Regular Interest multiplied by the weighted average maturity of the Regular Interest remaining after the date of purchase. For this purpose, the weighted average maturity is determined by multiplying the number of full years (i.e., rounding down for partial years) from the issue date until each distribution in reduction of stated redemption price at maturity is scheduled to be made by a fraction, the numerator of which is the amount of each such distribution included in the stated redemption price at maturity of the Regular Interest and the denominator of which is the total stated redemption price at maturity of the Regular Interest. It appears that de minimis market discount would be reported pro rata as principal payments are received. Treasury regulations implementing the market discount rules have not yet been proposed, and investors should therefore consult their own tax advisors regarding the application of these rules as well as the advisability of making any of the elections with respect to such rules. Investors should also consult Revenue Procedure 92-67 concerning the elections to include market discount in income currently and to accrue market discount on the basis of the constant yield method.

Premium

A Regular Interest purchased upon initial issuance or in the secondary market at a cost, excluding any portion of that cost attributable to accrued qualified stated interest, greater than its remaining stated redemption price at maturity generally is considered to be purchased at a premium. If the Regular Interestholder holds such Regular Interest as a “capital asset” within the meaning of Code Section 1221, the Regular Interestholder may elect under Code Section 171 to amortize such premium under the constant yield method. See “—Taxation of the Regular Interests—Election to Treat All Interest Under the Constant Yield Method” below regarding making the election under Code Section 171 and an alternative manner in which the Code Section 171 election may be deemed to be made. Final Treasury regulations under Code Section 171 do not, by their terms, apply to prepayable obligations such as the Regular Interests. The Conference Committee Report to the 1986 Act indicates a Congressional intent that the same rules that will apply to the accrual of market discount on installment obligations will also apply to amortizing bond premium under Code Section 171 on installment obligations such as the Regular Interests, although it is unclear whether the alternatives to the constant interest method described above under “—Taxation of the Regular Interests—Market Discount” are available. Amortizable bond premium will be treated as an offset to interest income on a Regular Interest rather than as a separate deduction item. Based on the foregoing, it is anticipated that the Class     Certificates will be issued at a premium for federal income tax purposes.

Election to Treat All Interest Under the Constant Yield Method

A holder of a debt instrument such as a Regular Interest may elect to treat all interest that accrues on the instrument using the constant yield method, with none of the interest being treated as qualified stated interest. For purposes of applying the constant yield method to a debt instrument subject to such an election, (i) “interest” includes stated interest, original issue discount, de minimis original issue discount, market discount and de minimis market discount, as adjusted by any amortizable bond premium or acquisition premium and (ii) the debt instrument is treated as if the instrument were issued on the holder’s acquisition date in the amount of the holder’s adjusted basis immediately after acquisition. It is unclear whether, for this purpose, the initial Prepayment Assumption would continue to apply or if a new prepayment assumption as of the date of the holder’s acquisition would apply. A holder generally may make such an election on an instrument by instrument basis or for a class or group of debt instruments. However, if the holder makes such an election with respect to a debt instrument with amortizable bond premium or with market discount, the holder is deemed to have made elections to amortize bond premium or to report market discount income currently as it accrues under the constant yield method, respectively, for all taxable premium bonds held or acquired or market discount bonds acquired by the holder on the first day of the year of the election or thereafter. The election is made on the holder’s federal income tax return for the year in which the debt instrument is acquired and is irrevocable except with the approval of the IRS. Investors are encouraged to consult their tax advisors regarding the advisability of making such an election.

Treatment of Losses

Holders of the Regular Interests will be required to report income with respect to the Regular Interests on the accrual method of accounting, without giving effect to delays or reductions in distributions attributable to defaults or delinquencies on the Mortgage Loans or the Trust Subordinate Companion Loans, except to the extent it can be established that such losses are uncollectible. Accordingly, a Regular Interestholder may have income, or may incur a diminution in cash flow as a result of a default or delinquency, but may not be able to take a deduction (subject to the discussion below) for the corresponding loss until a subsequent taxable year. In this regard, investors are cautioned that while they generally may cease to accrue interest income if it reasonably appears that the interest will be uncollectible, the IRS may take the position that original issue discount must continue to be accrued in spite of its uncollectibility until the debt instrument is disposed of in a taxable transaction or becomes worthless in accordance with the rules of Code Section 166. The following discussion may not apply to holders of interest-only Regular Interests. Under Code Section 166, it appears that holders of Regular Interests that are corporations or that otherwise hold the Regular Interests in connection with a trade or business should in general be allowed to deduct as an ordinary loss any such loss sustained (and not previously deducted) during the taxable year on account of such Regular Interests becoming wholly or partially worthless, and that, in general, holders of Regular Interests that are not corporations and do not hold the Regular Interests in connection with a trade or business will be allowed to deduct as a short term capital loss any loss with respect to principal sustained during the taxable year on account of such Regular Interests becoming wholly worthless (i.e., when the principal balance thereof has been reduced to zero). Such non-corporate holders of Regular Interests may be allowed a bad debt deduction at such time as the principal balance of such Regular Interests is reduced to reflect losses on the Mortgage Loans or the Trust Subordinate Companion Loans below such holder’s basis in the Regular Interests. The IRS, however, could take the position that non-corporate holders will be allowed a bad debt deduction to reflect such losses only after the classes of Regular Interests have been otherwise retired. The IRS could also assert that losses on a class of Regular Interests are deductible based on some other method that may defer such deductions for all holders, such as reducing future cash flow for purposes of computing original issue discount. This may have the effect of creating “negative” original issue discount that, with the possible exception of the method discussed in the following sentence, would be deductible only against future positive original issue discount or otherwise upon termination of the applicable class. Although not free from doubt, a holder of Regular Interests with negative original issue discount may be entitled to deduct a loss to the extent that its remaining basis would exceed the maximum amount of future payments to which such holder was entitled, assuming no further prepayments. Notwithstanding the foregoing, it is not clear whether holders of interest-only Regular Interests, such as the Class X Certificates, will be allowed any deductions under Code Section 166 for bad debt losses. Regular Interestholders are urged to consult their own tax advisors regarding the appropriate timing, amount and character of any loss sustained with respect to such Regular Interests. Special loss rules are applicable to banks and thrift institutions, including rules regarding reserves for bad debts. Such taxpayers are advised to consult their tax advisors regarding the treatment of losses on the Regular Interests.

Prepayment Premiums and Yield Maintenance Charges

Prepayment premiums and yield maintenance charges actually collected on the Mortgage Loans or the Trust Subordinate Companion Loans will be distributed among the holders of the respective Classes of Regular Certificates as described under “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums”. It is not entirely clear under the Code when the amount of prepayment premiums or yield maintenance charges so allocated should be taxed to holders of Offered Certificates, but it is not expected, for federal income tax reporting purposes, that prepayment premiums and yield maintenance charges will be treated as giving rise to any income to holders of Offered Certificates prior to the Master Servicer’s actual receipt of a prepayment premium or yield maintenance charge. Prepayment premiums and yield maintenance charges, if any, may be treated as ordinary income, although authority exists for treating such amounts as capital gain if they are treated as paid upon the retirement or partial retirement of a debt instrument. The IRS may disagree with these positions. Certificateholders should consult their own tax advisors concerning the treatment of prepayment premiums and yield maintenance charges.

Sale or Exchange of Regular Interests

If a Regular Interestholder sells or exchanges a Regular Interest, such Regular Interestholder will recognize gain or loss equal to the difference, if any, between the amount received and its adjusted basis in the Regular Interest. The adjusted basis of a Regular Interest generally will equal the cost of the Regular Interest to the seller, increased by any original issue discount or market discount previously included in the seller’s gross income with respect to the Regular Interest and reduced by amounts included in the stated redemption price at maturity of the Regular Interest that were previously received by the seller, by any amortized premium, and by any deductible losses on the Regular Interest.

In addition to the recognition of gain or loss on actual sales, Code Section 1259 requires the recognition of gain, but not loss, upon the constructive sale of an appreciated financial position. A constructive sale of an appreciated financial position occurs if a taxpayer enters into a transaction or series of transactions that have the effect of substantially eliminating the taxpayer’s risk of loss and opportunity for gain with respect to the financial instrument. Debt instruments that entitle the holder to a specified principal amount, pay interest at a fixed or variable rate, and are not convertible into the stock of the issuer or a related party, cannot be the subject of a constructive sale for this purpose. Because most Regular Interests meet this exception, Code Section 1259 will not apply to most Regular Interests. However, Regular Interests that have no, or a disproportionately small, amount of principal, can be the subject of a constructive sale.

Except as described above with respect to market discount, and except as provided in this paragraph, any gain or loss on the sale or exchange of a Regular Interest realized by an investor that holds the Regular Interest as a capital asset will be capital gain or loss and will be long term or short term depending on whether the Regular Interest has been held for the long term capital gain holding period (more than one year). Such gain will be treated as ordinary income: (i) if the Regular Interest is held as part of a “conversion transaction” as defined in Code Section 1258(c), up to the amount of interest that would have accrued on the Regular Interestholder’s net investment in the conversion transaction at 120% of the appropriate applicable federal rate under Code Section 1274(d) in effect at the time the taxpayer entered into the transaction minus any amount previously treated as ordinary income with respect to any prior disposition of property that was held as part of such transaction; (ii) in the case of a non-corporate taxpayer, to the extent such taxpayer has made an election under Code Section 163(d)(4) to have net capital gains taxed as investment income at ordinary income rates; or (iii) to the extent that such gain does not exceed the excess, if any, of (a) the amount that would have been includible in the gross income of the Regular Interestholder if his yield on such Regular Interest were 110% of the applicable federal rate as of the date of purchase, over (b) the amount of income actually includible in the gross income of such Regular Interestholder with respect to the Regular Interest. In addition, gain or loss recognized from the sale of a Regular Interest by certain banks or thrift institutions will be treated as ordinary income or loss pursuant to Code Section 582(c). Long-term capital gains of certain non-corporate taxpayers generally are subject to a lower maximum tax rate than ordinary income of such taxpayers for property held for more than one year. The maximum tax rate for corporations is the same with respect to both ordinary income and capital gains. In connection with a sale or exchange of a VRR Interest, the related Certificateholder must separately account for the sale or exchange of the related “regular interest” in the Upper-Tier REMIC and the right to receive Excess Interest.

Taxes That May Be Imposed on a REMIC

Prohibited Transactions

Income from certain transactions by any Trust REMIC, called prohibited transactions, will not be part of the calculation of income or loss includible in the federal income tax returns of holders of the Class R Certificates, but rather will be taxed directly to the Trust REMIC at a 100% rate. Prohibited transactions generally include (i) the disposition of a qualified mortgage other than for (a) substitution within two years of the REMIC’s startup day for a defective (including a defaulted) obligation (or repurchase in lieu of substitution of a defective (including a defaulted) obligation at any time) or for any qualified mortgage within three months of the REMIC’s startup day, (b) foreclosure, default or imminent default of a qualified mortgage, (c) bankruptcy or insolvency of the REMIC, or (d) a qualified (complete) liquidation, (ii) the receipt of income from assets that are not the type of mortgages or investments that the REMIC is permitted to hold, (iii) the receipt of compensation for services or (iv) the receipt of gain from disposition of cash flow investments other than pursuant to a qualified liquidation. Notwithstanding (i) and (iv), it is not a prohibited transaction to sell REMIC property to prevent a default on regular interests as a result of a default on qualified mortgages or to facilitate a qualified liquidation or a clean-up call. The REMIC Regulations indicate that the modification of a mortgage loan generally will not be treated as a disposition if it is occasioned by a default or reasonably foreseeable default, an assumption of a mortgage loan or the waiver of a “due-on-sale” or “due-on-encumbrance” clause. It is not anticipated that the Trust REMICs will engage in any prohibited transactions.

Contributions to a REMIC After the Startup Day

In general, a REMIC will be subject to a tax at a 100% rate on the value of any property contributed to the REMIC after its startup day. Exceptions are provided for cash contributions to the REMIC (i) during the three months following its startup day, (ii) made to a qualified reserve fund by a holder of a Class R Certificate, (iii) in the nature of a guarantee, (iv) made to facilitate a qualified liquidation or clean-up call, and (v) as otherwise permitted in Treasury regulations yet to be issued. It is not anticipated that there will be any taxable contributions to the Trust REMICs.

Net Income from Foreclosure Property

The Lower-Tier REMIC or a Trust Subordinate Companion Loan REMIC, as applicable, will be subject to federal income tax at the highest corporate rate on “net income from foreclosure property”, determined by reference to the rules applicable to real estate investment trusts. Generally, property acquired by foreclosure or deed-in-lieu of foreclosure would be treated as “foreclosure property” until the close of the third calendar year beginning after the Lower-Tier REMIC’s or the Trust Subordinate Companion Loan REMIC’s acquisition of an REO Property, with a possible extension. Net income from foreclosure property generally means gain from the sale of a foreclosure property that is inventory property and gross income from foreclosure property other than qualifying rents and other qualifying income for a real estate investment trust.

In order for a foreclosed property to qualify as foreclosure property, any operation of the foreclosed property by the Lower-Tier REMIC or a Trust Subordinate Companion Loan REMIC, as applicable, generally must be conducted through an independent contractor. Further, such operation, even if conducted through an independent contractor, may give rise to “net income from foreclosure property”, taxable at the highest corporate rate. Payment of such tax by the Lower-Tier REMIC or a Trust Subordinate Companion Loan REMIC would reduce amounts available for distribution to Certificateholders.

The Special Servicer will be required to determine generally whether the operation of foreclosed property in a manner that would subject the Lower-Tier REMIC or a Trust Subordinate Companion Loan REMIC to such tax would be expected to result in higher after-tax proceeds than an alternative method of operating such property that would not subject the Lower-Tier REMIC or a Trust Subordinate Companion Loan REMIC, as applicable, to such tax.

Bipartisan Budget Act of 2015

The Bipartisan Budget Act of 2015 (the “2015 Budget Act”) includes new audit rules affecting entities treated as partnerships, their partners and the persons that are authorized to represent entities treated as partnerships in IRS audits and related procedures. Under the 2015 Budget Act, these rules also apply to REMICs, the holders of their residual interests and the trustees and administrators authorized to represent REMICs in IRS audits and related procedures. These new audit rules are effective for taxable years beginning with 2018 and apply to both new and existing REMICs.

In addition to other changes, under the 2015 Budget Act, (1) unless a REMIC elects otherwise, taxes arising from IRS audit adjustments are required to be paid by the REMIC rather than by its residual interest holders, (2) a REMIC appoints one person to act as its sole representative in connection with IRS audits and related procedures and that representative’s actions, including agreeing to adjustments to REMIC taxable income, will be binding on residual interest holders to a greater degree than a tax matters person’s actions under the rules that applied for taxable years before 2018 and (3) if the IRS makes an adjustment to a REMIC’s taxable year, the holders of residual interests for the audited taxable year may have to take the adjustment into account for the taxable year in which the adjustment is made rather than for the audited taxable year and otherwise may have to take the adjustment into account in different and potentially less advantageous ways than under the rules that applied for taxable years before 2018.

The parties responsible for the tax administration of the Trust REMICs described in this prospectus will have the authority to utilize, and will be directed to utilize, any exceptions available under the new provisions (including any changes) and Treasury regulations so that a Trust REMIC’s residual interest holders, to the fullest extent possible, rather than the Trust REMIC itself, will be liable for any taxes arising from audit adjustments to the Trust REMIC’s taxable income. It is unclear how any such exceptions may affect the procedural rules available to challenge any audit adjustment that would otherwise be available in the absence of any such exceptions. Certificateholders should discuss with their own tax advisors the possible effect of the new rules on them.

Taxation of Certain Foreign Investors

Interest, including original issue discount, distributable to Regular Interestholders that are nonresident aliens, foreign corporations or other Non-U.S. Tax Persons will be considered “portfolio interest” and, therefore, generally will not be subject to a 30% United States withholding tax; provided that such Non-U.S. Tax Person (i) is not a “10 percent shareholder” within the meaning of Code Section 871(h)(3)(B) or a controlled foreign corporation described in Code Section 881(c)(3)(C) with respect to the Trust REMICs and (ii) provides the Certificate Administrator, or the person that would otherwise be required to withhold tax from such distributions under Code Section 1441 or 1442, with an appropriate statement, signed under penalties of perjury, identifying the beneficial owner and stating, among other things, that the beneficial owner of the Regular Interest is a Non-U.S. Tax Person. The appropriate documentation includes IRS Form W-8BEN-E or W-8BEN, if the Non-U.S. Tax Person is an entity (such as a corporation) or individual, respectively, eligible for the benefits of the portfolio interest exemption or an exemption based on a treaty; IRS Form W-8ECI if the Non-U.S. Tax Person is eligible for an exemption on the basis of its income from the Regular Interest being effectively connected to a United States trade or business; IRS Form W-8BEN-E or W-8IMY if the Non-U.S. Tax Person is a trust, depending on whether such trust is classified as the beneficial owner of the Regular Interest; and Form W-8IMY, with supporting documentation as specified in the Treasury regulations, required to substantiate exemptions from withholding on behalf of its partners, if the Non-U.S. Tax Person is a partnership. With respect to IRS Forms W-8BEN, W-8BEN-E, W-8IMY and W-8ECI, each (other than IRS Form W-8IMY) expires after three full calendar years or as otherwise provided by applicable law. An intermediary (other than a partnership) must provide IRS Form W-8IMY, revealing all required information, including its name, address, taxpayer identification number, the country under the laws of which it is created, and certification that it is not acting for its own account. A “qualified intermediary” must certify that it has provided, or will provide, a withholding statement as required under Treasury regulations Section 1.1441-1(e)(5)(v), but need not disclose the identity of its account holders on its IRS Form W-8IMY, and may certify its account holders’ status without including each beneficial owner’s certification. A “non-qualified intermediary” must additionally certify that it has provided, or will provide, a withholding statement that is associated with the appropriate IRS Forms W-8 and W-9 required to substantiate exemptions from withholding on behalf of its beneficial owners. The term “intermediary” means a person acting as a custodian, a broker, nominee or otherwise as an agent for the beneficial owner of a Regular Interest. A “qualified intermediary” is generally a foreign financial institution or clearing organization or a non-U.S. branch or office of a U.S. financial institution or clearing organization that is a party to a withholding agreement with the IRS.

If such statement, or any other required statement, is not provided, 30% withholding will apply unless reduced or eliminated pursuant to an applicable tax treaty or unless the interest on the Regular Interest is effectively connected with the conduct of a trade or business within the United States by such Non-U.S. Tax Person. In the latter case, such Non-U.S. Tax Person will be subject to United States federal income tax at regular rates. Investors that are Non-U.S. Tax Persons should consult their own tax advisors regarding the specific tax consequences to them of owning a Regular Interest.

The term “U.S. Tax Person” means a citizen or resident of the United States, a corporation, partnership (except to the extent provided in the applicable Treasury regulations) or other entity created or organized in or under the laws of the United States, any State or the District of Columbia, including any entity treated as a corporation or partnership for federal income tax purposes, an estate that is subject to U.S. federal income tax regardless of the source of income, or a trust if a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more such U.S. Tax Persons have the authority to control all substantial decisions of such trust (or, to the extent provided in the applicable Treasury regulations, certain trusts in existence on August 20, 1996 that have elected to be treated as U.S. Tax Persons). The term “Non-U.S. Tax Person” means a person other than a U.S. Tax Person.

FATCA

Under the “Foreign Account Tax Compliance Act” (“FATCA”) provisions of the Hiring Incentives to Restore Employment Act, a 30% withholding tax is generally imposed on certain payments, including U.S.-source interest to “foreign financial institutions” and certain other foreign financial entities if those foreign entities fail to comply with the requirements of FATCA. The Certificate Administrator will be required to withhold amounts under FATCA on payments made to holders who are subject to the FATCA requirements and who fail to provide the Certificate Administrator with proof that they have complied with such requirements. Prospective investors should consult their tax advisors regarding the applicability of FATCA to their Certificates.

Backup Withholding

Distributions made on the Certificates, and proceeds from the sale of the Certificates to or through certain brokers, may be subject to a “backup” withholding tax under Code Section 3406 on “reportable payments” (including interest distributions, original issue discount and, under certain circumstances, principal distributions) unless the Certificateholder is a U.S. Tax Person and provides IRS Form W-9 with the correct taxpayer identification number; in the case of the Regular Interests, is a Non-U.S. Tax Person and provides IRS Form W-8BEN or W-8BEN-E, as applicable, identifying the Non-U.S. Tax Person and stating that the beneficial owner is not a U.S. Tax Person; or can be treated as an exempt recipient within the meaning of Treasury regulations Section 1.6049-4(c)(1)(ii). Any amounts to be withheld from distribution on the Certificates would be refunded by the IRS or allowed as a credit against the Certificateholder’s federal income tax liability. Information reporting requirements may also apply regardless of whether withholding is required. Holders are urged to contact their own tax advisors regarding the application to them of backup withholding and information reporting.

Information Reporting

Holders who are individuals (and certain domestic entities that are formed or availed of for purposes of holding, directly or indirectly, “specified foreign financial assets”) may be subject to certain foreign financial asset reporting obligations with respect to their Certificates held through a financial account maintained by a foreign financial institution if the aggregate value of their Certificates and their other “specified foreign financial assets” exceeds $50,000. Significant penalties can apply if a holder fails to disclose its specified foreign financial assets. Holders are urged to consult their own tax advisors with respect to this and other reporting obligations with respect to their Certificates.

3.8% Medicare Tax on “Net Investment Income”

Certain non-corporate U.S. holders will be subject to an additional 3.8% tax on all or a portion of their “net investment income”, which may include the interest payments and any gain realized with respect to the Certificates, to the extent of their net investment income that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. The 3.8% Medicare tax is determined in a different manner than the regular income tax. U.S. holders should consult their tax advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Reporting Requirements

Each Trust REMIC will be required to maintain its books on a calendar year basis and to file federal income tax returns in a manner similar to a partnership. The form for such returns is IRS Form 1066, U.S. Real Estate Mortgage Investment Conduit (REMIC) Income Tax Return. The Trustee will be required to sign each Trust REMIC’s returns.

Reports of accrued interest, original issue discount, if any, and information necessary to compute the accrual of any market discount on the Regular Interests will be made annually to the IRS and to individuals, estates, non-exempt and non-charitable trusts, and partnerships that are either Regular Interestholders or beneficial owners that own Regular Interests through a broker or middleman as nominee. All brokers, nominees and all other nonexempt Regular Interestholders (including corporations, non-calendar year taxpayers, securities or commodities dealers, placement agents, real estate investment trusts, investment companies, common trusts, thrift institutions and charitable trusts) may request such information for any calendar quarter by telephone or in writing by contacting the person designated in IRS Publication 938 with respect to the Trust REMIC. Holders through nominees must request such information from the nominee.

Treasury regulations require that, in addition to the foregoing requirements, information must be furnished annually to the Regular Interestholders and filed annually with the IRS concerning the percentage of each Trust REMIC’s assets meeting the qualified asset tests described under “—Qualification as a REMIC” above.

Tax Return Disclosure and Investor List Requirements

Treasury regulations directed at potentially abusive tax shelter activity appear to apply to transactions not conventionally regarded as tax shelters. The regulations require taxpayers to report certain disclosures on IRS Form 8886 if they participate in a “reportable transaction.” Organizers and sellers of the transaction are required to maintain records including investor lists containing identifying information and to furnish those records to the IRS upon demand. A transaction may be a “reportable transaction” based upon any of several indicia, one or more of which may be present with respect to an investment in the Certificates. There are significant penalties for failure to comply with these disclosure requirements. Investors in Certificates are encouraged to consult their own tax advisors concerning any possible disclosure obligation with respect to their investment, and should be aware that we and other participants in the transaction intend to comply with such disclosure and investor list maintenance requirements as we and they determine apply to us and them with respect to the transaction.

DUE TO THE COMPLEXITY OF THESE RULES AND THE CURRENT UNCERTAINTY AS TO THE MANNER OF THEIR APPLICATION TO THE ISSUING ENTITY AND CERTIFICATEHOLDERS, IT IS PARTICULARLY IMPORTANT THAT POTENTIAL INVESTORS CONSULT THEIR OWN TAX ADVISORS REGARDING THE TAX TREATMENT OF THEIR ACQUISITION, OWNERSHIP AND DISPOSITION OF THE CERTIFICATES.

Certain State, Local and Other Tax Considerations

In addition to the federal income tax consequences described in “Material Federal Income Tax Consequences” above, purchasers of Offered Certificates should consider the state, local and other tax consequences of the acquisition, ownership, and disposition of the Offered Certificates. State, local and other tax laws may differ substantially from the corresponding federal law, and this discussion does not purport to describe any aspect of the tax laws of any state, locality or foreign jurisdiction.

It is possible that one or more jurisdictions may attempt to tax nonresident holders of Offered Certificates solely by reason of the location in that jurisdiction of the Depositor, the Trustee, the Certificate Administrator, the Sponsors, a related borrower or a mortgaged property or on some other basis, may require nonresident holders of Offered Certificates to file returns in such jurisdiction or may attempt to impose penalties for failure to file such returns; and it is possible that any such jurisdiction will ultimately succeed in collecting such taxes or penalties from nonresident holders of Offered Certificates. No assurance can be given that holders of Offered Certificates will not be subject to tax in any particular state, local or other taxing jurisdiction.

Holders are urged to consult their own tax advisors with respect to the various state and local, and any other, tax consequences of an investment in the Certificates.

ERISA Considerations

General

The Employee Retirement Income Security Act of 1974, as amended (“ERISA”), imposes various requirements on—

●	ERISA Plans, and

●	persons that are fiduciaries with respect to ERISA Plans,

in connection with the investment of the assets of an ERISA Plan. For purposes of this discussion, “ERISA Plans” include corporate pension and profit sharing plans that are subject to Title I of ERISA as well as separate accounts and collective investment funds, including as applicable, insurance company general accounts, in which other ERISA Plans are invested.

Governmental plans and, if they have not made an election under Section 410(d) of the Code, church plans are not subject to ERISA requirements. However, those plans may be subject to provisions of other applicable federal or state law that are materially similar to the provisions of ERISA or the Code discussed in this section. Any of those plans which is qualified and exempt from taxation under Sections 401(a) and 501(a) of the Code, moreover, is subject to the prohibited transaction rules in Section 503 of the Code.

ERISA imposes general fiduciary requirements on a fiduciary that is investing the assets of an ERISA Plan, including—

●	investment prudence and diversification, and

●	compliance with the investing ERISA Plan’s governing documents.

Section 406 of ERISA also prohibits a broad range of transactions involving the assets of an ERISA Plan and a “party in interest” within the meaning of Section 3(14) of ERISA (a “Party in Interest”) with respect to that ERISA Plan, unless a statutory or administrative exemption applies. Section 4975 of the Code contains similar prohibitions applicable to transactions involving the assets of a “plan” subject to Section 4975 of the Code and “disqualified persons” with respect to such plan. For ease of reference, the term “Party in Interest” should be read to include such “disqualified persons” under Section 4975 of the Code. For purposes of this discussion, “Plans” include ERISA Plans as well as individual retirement accounts, Keogh plans and other plans subject to Section 4975 of the Code, including entities, funds or accounts deemed to hold “plan assets” thereof.

The types of transactions between Plans and Parties in Interest that are prohibited include:

●	sales, exchanges or leases of property;

●	loans or other extensions of credit; and

●	the furnishing of goods and services.

Parties in Interest that participate in a prohibited transaction may be subject to an excise tax imposed under Section 4975 of the Code or a penalty imposed under Section 502(i) of ERISA, unless a statutory or administrative exemption is available. In addition, the persons involved in the prohibited transaction may have to cancel the transaction and pay an amount to the affected Plan for any losses realized by that Plan or profits realized by those persons. In addition, an individual retirement account involved in the prohibited transaction may be disqualified which would result in adverse tax consequences to the owner of the account.

An investor who is—

●	a fiduciary of a Plan, or

●	any other person investing “plan assets” of any Plan,

is encouraged to carefully review with their legal advisors whether the purchase or holding of an Offered Certificate would be a “prohibited transaction” or would otherwise be impermissible under ERISA or Section 4975 of the Code as discussed in this prospectus.

If a Plan acquires an Offered Certificate, the underlying assets of the trust fund will be deemed for purposes of ERISA to be assets of the investing Plan, unless certain exceptions apply. See “—Plan Asset Regulations” below. However, we cannot predict in advance, nor can there be any continuing assurance, whether those exceptions may be applicable because of the factual nature of the rules set forth in the plan asset regulations under U.S. Department of Labor Reg. Section 2510.3-101, as modified by Section 3(42) of ERISA (the “Plan Asset Regulations”). For example, one of the exceptions in the Plan Asset Regulations states that the underlying assets of an entity will not be considered “plan assets” if less than 25% of the value of each class of equity interests is held by “benefit plan investors,” which include Plans and entities whose underlying assets include plan assets by reason of a Plan’s investment in such entity, but this exception would need to be tested immediately after each acquisition or disposition of an Offered Certificate, whether upon initial issuance or in the secondary market. Because there are no relevant restrictions on the purchase and transfer of the Offered Certificates by Plans, it cannot be assured that benefit plan investors will own less than 25% of each Class of the Offered Certificates.

If one of the exceptions in the Plan Asset Regulations applies, the prohibited transaction provisions of ERISA and Section 4975 of the Code will not apply to transactions involving the Issuing Entity’s underlying assets. However, if any of the managers, any co-managers, the mortgagors, the Trustee, the servicers or other parties providing services to the Issuing Entity is a party in interest or a disqualified person with respect to the Plan, the acquisition or holding of Offered Certificates by that Plan could result in a prohibited transaction, unless the Underwriter Exemption, as discussed below, or some other exemption is available.

Plan Asset Regulations

A Plan’s investment in Offered Certificates may cause the underlying mortgage assets and other assets of the trust to be deemed assets of that Plan. The Plan Asset Regulations provide that when a Plan acquires an equity interest in an entity, the assets of that Plan include both that equity interest and an undivided interest in each of the underlying assets of the entity, unless an exception applies. One exception is that the equity participation in the entity by benefit plan investors, which include employee benefit plans subject to Part 4 of Title I of ERISA, any plan to which Section 4975 of the Code applies and any entity whose underlying assets include plan assets by reason of the plan’s investment in such entity, is not significant. The equity participation by benefit plan investors will be significant on any date if 25% or more of the value of any class of equity interests in the entity is held by benefit plan investors. The percentage owned by benefit plan investors is determined by excluding the investments of the following persons (other than benefit plan investors):

1.	those with discretionary authority or control over the assets of the entity,

2.	those who provide investment advice directly or indirectly for a fee with respect to the assets of the entity, and

3.	those who are affiliates of the persons described in the preceding clauses 1. and 2.

In the case of one of our trusts, investments by us, by an underwriter, by the Trustee, the Master Servicer, the Special Servicer or any other party with discretionary authority over the trust assets, or by the affiliates of these persons, will be excluded.

A fiduciary of an investing Plan is any person who—

●	has discretionary authority or control over the management or disposition of the assets of that Plan, or

●	provides investment advice with respect to the assets of that Plan for a fee.

If the mortgage and other assets included in one of our trusts are Plan assets, then any party exercising management or discretionary control regarding those assets, such as the Trustee, Master Servicer or Special Servicer, or affiliates of any of these parties, may be—

●	deemed to be a fiduciary with respect to the investing Plan, and

●	subject to the fiduciary responsibility provisions of ERISA.

In addition, if the mortgage and other assets included in one of our trusts are Plan assets, then the operation of that trust may involve prohibited transactions under ERISA or Section 4975 of the Code. For example, if a borrower with respect to a Mortgage Loan in that trust is a Party in Interest to an investing Plan, then the purchase by that Plan of Offered Certificates evidencing interests in that trust could be a prohibited loan between that Plan and the Party in Interest.

The Plan Asset Regulations provide that where a Plan purchases a “guaranteed governmental mortgage pool certificate,” the assets of that Plan include the certificate but do not include any of the mortgages underlying the certificate. The Plan Asset Regulations include in the definition of a “guaranteed governmental mortgage pool certificate” some Certificates issued and/or guaranteed by Freddie Mac, Ginnie Mae, Fannie Mae or Farmer Mac. Accordingly, even if these types of mortgaged-backed securities were deemed to be assets of a Plan, the underlying mortgages would not be treated as assets of that Plan. Private label mortgage participations, mortgage pass-through Certificates or other mortgage-backed securities are not “guaranteed governmental mortgage pool Certificates” within the meaning of the Plan Asset Regulations.

In addition, the acquisition or holding of Offered Certificates by or on behalf of a Plan could give rise to a prohibited transaction if we or the Trustee, Master Servicer or Special Servicer or any underwriter, sub-servicer, tax administrator, manager, borrower or obligor under any credit enhancement mechanism, or one of their affiliates, is or becomes a Party in Interest with respect to an investing Plan.

If you are the fiduciary of a Plan, you are encouraged consult your counsel and review the ERISA discussion in this prospectus before purchasing any Offered Certificates.

With respect to the 30 Hudson Yards Mortgage Loan (7.9%), Arizona State Retirement System has a 49.01% indirect equity interest in the borrower.

With respect to the Grand Canal Shoppes Mortgage Loan (4.2%), a group of certain Dutch pension plans, including Stichting Pensioenfonds ABP, collectively own approximately 24.5% of indirect equity in the borrowers.

Prohibited Transaction Exemptions

If you are a Plan fiduciary, then, in connection with your deciding whether to purchase any of the Offered Certificates on behalf of, or with assets of, a Plan, you should consider the availability of one of the following prohibited transaction class exemptions issued by the U.S. Department of Labor:

●	Prohibited Transaction Class Exemption 90-1, which exempts particular transactions between insurance company separate accounts and Parties in Interest;

●	Prohibited Transaction Class Exemption 91-38, which exempts particular transactions between bank collective investment funds and Parties in Interest;

●	Prohibited Transaction Class Exemption 84-14, which exempts particular transactions effected on behalf of a Plan by a “qualified professional asset manager”;

●	Prohibited Transaction Class Exemption 95-60, which exempts particular transactions between insurance company general accounts and Parties in Interest; and

●	Prohibited Transaction Class Exemption 96-23, which exempts particular transactions effected on behalf of an ERISA Plan by an “in-house asset manager.”

We cannot provide any assurance that any of these class exemptions will apply with respect to any particular investment by or on behalf of a Plan in any Class of Offered Certificates. Furthermore, even if any of them were deemed to apply, that particular class exemption may not apply to all transactions that could occur in connection with the investment.

Underwriter Exemption

The U.S. Department of Labor has granted to certain underwriters individual administrative exemptions from application of certain of the prohibited transaction provisions of ERISA and Section 4975 of the Code.

The U.S. Department of Labor issued an individual prohibited transaction exemption to a predecessor of Citigroup Global Markets Inc., Prohibited Transaction Exemption (“PTE”) 91-23 (April 18, 1991), and substantially identical prohibited transaction exemptions to Deutsche Bank Securities Inc., Department Final Authorization Number 97-03E (December 9, 1996) and J.P. Morgan Securities LLC, PTE 2002-19 (March 28, 2002), each as amended by PTE 2013-08 (July 9, 2013) (collectively, the “Underwriter Exemption”). Subject to the satisfaction of conditions set forth in the Underwriter Exemption, it generally exempts from the application of the prohibited transaction provisions of Sections 406(a) and 407(a) of ERISA, and the excise taxes imposed on these prohibited transactions under Sections 4975(a) and (b) of the Code, specified transactions relating to, among other things—

●	the servicing and operation of pools of real estate loans, such as the mortgage pool, and

●	the purchase, sale and holding of mortgage pass-through Certificates, such as the Offered Certificates, that are underwritten by an underwriter under the Underwriter Exemption.

The Underwriter Exemption sets forth five general conditions which, among others, must be satisfied for a transaction involving the purchase, sale and holding of an Offered Certificate to be eligible for exemptive relief under the exemption. The conditions are as follows:

●	first, the acquisition of the certificate by a Plan must be on terms that are at least as favorable to the Plan as they would be in an arm’s-length transaction with an unrelated party;

●	second, at the time of its acquisition by the Plan, the certificate must be rated in one of the four highest generic rating categories by at least one NRSRO that meets the requirements in the Underwriter Exemption (“Exemption Rating Agency”);

●	third, the Trustee cannot be an affiliate of any other member of the Restricted Group (other than an underwriter);

●	fourth, the following must be true—

1.	the sum of all payments made to and retained by the underwriters must represent not more than reasonable compensation for underwriting the relevant Class of Certificates,

2.	the sum of all payments made to and retained by us in connection with the assignment of Mortgage Loans to the Issuing Entity must represent not more than the fair market value of the obligations, and

3.	the sum of all payments made to and retained by the Master Servicer, the Special Servicer or any sub-servicer must represent not more than reasonable compensation for that person’s services under the Pooling and Servicing Agreement and reimbursement of that person’s reasonable expenses in connection therewith; and

●	fifth, the investing Plan must be an accredited investor as defined in Rule 501(a)(1) of Regulation D under the Securities Act of 1933, as amended.

It is a condition to the issuance of the Offered Certificates that they receive the ratings as required by the Underwriter Exemption, and we believe that each of the Ratings Agencies meets the requirements to be an Exemption Rating Agency; consequently, the second general condition set forth above will be satisfied with respect to the Offered Certificates as of the Closing Date. In addition, the third general condition set forth above will be satisfied with respect to the Offered Certificates as of the Closing Date. We believe that the fourth general condition will be satisfied with respect to the Offered Certificates. A fiduciary of a Plan contemplating purchasing any of the Offered Certificates, whether in the initial issuance of the Offered Certificates or in the secondary market, must make its own determination that the first and fifth conditions set forth above will be satisfied with respect to such Certificates. A fiduciary of a Plan contemplating purchasing any of the Offered Certificates in the secondary market must make its own determination that at the time of such acquisition, such Certificates continue to satisfy the second general condition set forth above.

“Restricted Group” means, collectively, the following persons and entities: the Trustee; the underwriters; the Depositor; the Master Servicer; the Special Servicer; any sub-servicers; the Sponsors; each borrower, if any, with respect to Mortgage Loans constituting more than 5% of the total unamortized principal balance of the mortgage pool as of the date of initial issuance of the Offered Certificates; and any and all affiliates of any of the aforementioned persons.

In order to meet the requirements to be an Exemption Rating Agency, the credit rating agency:

1.	Must be recognized by the SEC as a NRSRO,

2.	Must have indicated on its most recently filed SEC Form NRSRO that it rates “issuers of asset-backed securities,” and

3.	Must have had, within the 12 months prior to the initial issuance of the securities, at least 3 “qualified ratings engagements” which are defined as (A) a rating engagement requested by an issuer or underwriter in connection with the initial offering of the securities, (B) which is made public to investors generally and (C) for which the rating agency is compensated, and (D) which involves the offering of securities of the type that would be granted relief under the Exemption.

The Underwriter Exemption also requires that the Issuing Entity meet the following requirements:

●	the trust fund must consist solely of assets of the type that have been included in other investment pools;

●	Certificates evidencing interests in those other investment pools must have been rated in one of the four highest generic categories by at least one Exemption Rating Agency; and

●	Certificates evidencing interests in those other investment pools must have been purchased by investors other than Plans for at least one year prior to any Plan’s acquisition of an Offered Certificate.

The Depositor expects that the conditions to the applicability of the Underwriter Exemption described above generally will be met with respect to the Offered Certificates, other than those conditions which are dependent on facts unknown to the Depositor or which it cannot control, such as those relating to the circumstances of the Plan purchaser or the Plan fiduciary making the decision to purchase Offered Certificates.

Under the Underwriter Exemption, the loan-to-value ratio of any underlying Mortgage Loan held in the trust may not exceed 100% at the date of initial issuance of the Offered Certificates, based on the outstanding principal balance of the Mortgage Loan and the fair market value of the mortgaged property as of the Closing Date. It is possible that, if the fair market value of any of the Mortgage Loans has declined since origination, this requirement may not be satisfied. This possibility is greater for the seasoned loans than it is for the other Mortgage Loans.

If the general conditions of the Underwriter Exemption are satisfied, it may provide an exemption from the restrictions imposed by Sections 406(a) and 407(a) of ERISA, as well as the excise taxes imposed by Sections 4975(a) and (b) of the Code by reason of Sections 4975(c)(1)(A) through (D) of the Code, in connection with—

●	the direct or indirect sale, exchange or transfer of an Offered Certificate acquired by a Plan upon initial issuance from us when we are, or a Mortgage Loan Seller, the Trustee, the Master Servicer, the Special Servicer, any sub-servicer, any provider of credit support, underwriter or borrower is, a Party in Interest with respect to the investing Plan,

●	the direct or indirect acquisition or disposition in the secondary market of an Offered Certificate by a Plan, and

●	the continued holding of an Offered Certificate by a Plan.

However, no exemption is provided from the restrictions of Sections 406(a)(1)(E), 406(a)(2) and 407 of ERISA for the acquisition or holding of an Offered Certificate on behalf of a Plan sponsored by any member of the Restricted Group, if such acquisition or holding is by any person who has discretionary authority or renders investment advice with respect to the assets of that Plan.

If the specific conditions of the Underwriter Exemption set forth below are also satisfied, the Underwriter Exemption may provide an additional exemption from the restrictions imposed by Sections 406(b)(1) and (b)(2) of ERISA, and the excise taxes imposed by Sections 4975(a) and (b) of the Code by reason of Section 4975(c)(1)(E) of the Code, in connection with:

●	the direct or indirect sale, exchange or transfer of Offered Certificates in the initial issuance of securities between the Issuing Entity or an underwriter and a Plan when the person who has discretionary authority or renders investment advice with respect to the investment of Plan assets in the securities is: (1) a borrower with respect to 5% or less of the fair market value of the Issuing Entity’s assets or (2) an affiliate of such a person, provided that: (a) the Plan is not sponsored by a member of the Restricted Group; (b) the Plan’s investment in each Class of Certificates does not exceed 25% of the outstanding securities of such class; (c) after the Plan’s acquisition of the Certificates, no more than 25% of the assets over which the fiduciary has investment authority are invested in securities of the Issuing Entity containing assets which are sold or serviced by the same entity; and (d) in the case of initial issuance (but not secondary market transactions), at least 50% of each Class of Certificates in which Plans have invested and at least 50% of the aggregate interests in the Issuing Entity are acquired by persons independent of the Restricted Group;

●	the direct or indirect acquisition or disposition in the secondary market of Offered Certificates by a Plan or with Plan assets provided that the conditions in clauses (2)(a), (b) and (c) of the prior bullet are met; and

●	the continued holding of Offered Certificates acquired by a Plan or with Plan assets in an initial issuance or secondary market transaction meeting the foregoing requirements.

We cannot assure you that all of the conditions for this additional exemption will be met. In particular, during periods of adverse conditions in the market for CMBS, there is an increased likelihood that (i) 50% or more of one or more Classes of Offered Certificates will be sold in the initial issuance to members of the Restricted Group and (ii) 50% or more of the aggregate interest in the Issuing Entity will be acquired by members of the Restricted Group. Plans with respect to which a borrower or an affiliate of a borrower has investment discretion are advised to consult with counsel before acquiring any Offered Certificates.

Further, if the general conditions of the Underwriter Exemption, as well as other conditions set forth in the Underwriter Exemption are satisfied, it may provide an exemption from the restrictions imposed by Sections 406(a), 406(b) and 407(a) of ERISA, and the taxes imposed by Sections 4975(a) and (b) of the Code by reason of Section 4975(c) of the Code, for transactions in connection with the servicing, management and operation of the trust fund.

Lastly, if the general conditions of the Underwriter Exemption are satisfied, it may also provide an exemption from the restrictions imposed by Sections 406(a) and 407(a) of ERISA, and the taxes imposed by Sections 4975(a) and (b) of the Code, by reason of Sections 4975(c)(1)(A) through (D) of the Code, if the restrictions are deemed to otherwise apply merely because a person is deemed to be a party in interest or a disqualified person with respect to an investing plan by virtue of—

●	providing services to the Plan,

●	having a specified relationship to this person, or

●	solely as a result of the Plan’s ownership of Offered Certificates.

Before purchasing an Offered Certificate, a fiduciary of a Plan should itself confirm that the general and other conditions set forth in the Underwriter Exemption, and the other requirements set forth in the Underwriter Exemption, would be satisfied at the time of the purchase.

Exempt Plans

A governmental plan as defined in Section 3(32) of ERISA is not subject to ERISA or Section 4975 of the Code. However, a governmental plan may be subject to a federal, state or local law which is, to a material extent, similar to the fiduciary or prohibited transaction provisions of ERISA or the Code (“Similar Law”). A fiduciary of a governmental plan should make its own determination as to the need for and the availability of any exemptive relief under any Similar Law.

Insurance Company General Accounts

Section 401(c) of ERISA provides that the fiduciary and prohibited transaction provisions of ERISA and the Code do not apply to transactions involving an insurance company general account where the assets of the general account are not Plan assets. A Department of Labor regulation issued under Section 401(c) of ERISA provides guidance for determining, in cases where insurance policies supported by an insurer’s general account are issued to or for the benefit of a Plan on or before December 31, 1998, which general account assets are ERISA Plan assets. That regulation generally provides that, if the specified requirements are satisfied with respect to insurance policies issued on or before December 31, 1998, the assets of an insurance company general account will not be Plan assets.

Any assets of an insurance company general account which support insurance policies issued to a Plan after December 31, 1998, or issued to a Plan on or before December 31, 1998 for which the insurance company does not comply with the requirements set forth in the Department of Labor regulation under Section 401(c) of ERISA, may be treated as Plan assets. In addition, because Section 401(c) of ERISA and the regulation issued under Section 401(c) of ERISA do not relate to insurance company separate accounts, separate account assets are still treated as Plan assets, invested in the separate account. If you are an insurance company and are contemplating the investment of general account assets in Offered Certificates, you are encouraged consult your legal counsel as to the applicability of Section 401(c) of ERISA.

Ineligible Purchasers

Even if an exemption is otherwise available, Certificates in a particular offering generally may not be purchased with the assets of a Plan that is sponsored by or maintained by an underwriter, the Depositor, the Trustee, the trust, the Master Servicer, the Special Servicer or any of their respective affiliates. Offered Certificates generally may not be purchased with the assets of a Plan if the Depositor, the Trustee, the trust fund, a Master Servicer, the Special Servicer, a Mortgage Loan Seller, or any of their respective affiliates or any employees thereof: (a) has investment discretion with respect to the investment of such Plan assets; or (b) has authority or responsibility to give or regularly gives investment advice with respect to such Plan assets for a fee, pursuant to an agreement or understanding that such advice will serve as a primary basis for investment decisions with respect to such Plan assets and that such advice will be based on the particular investment needs of the Plan. A party with the discretion, authority or responsibility is described in clause (a) or (b) of the preceding sentence is a fiduciary with respect to a Plan, and any such purchase might result in a “prohibited transaction” under ERISA and the Code.

Further Warnings

The fiduciary of a Plan should consider that the rating of a security may change. If the rating of an Offered Certificate declines below the lowest permitted rating, the Offered Certificate will no longer be eligible for relief under the Underwriter Exemption (although a Plan that had purchased the Offered Certificate when it had a permitted investment grade rating would not be required by the Underwriter Exemption to dispose of the Offered Certificate). If the Offered Certificate meets the requirements of the Underwriter Exemption, other than those relating to rating, such Offered Certificate may be eligible to be purchased by an insurance company general account pursuant to Sections I and III of Prohibited Transaction Class Exemption (or PTCE) 95-60.

Each beneficial owner of an Offered Certificate or any interest therein will be deemed to have represented, by virtue of its acquisition or holding of such Offered Certificate or interest therein, that either (i) it is not a Plan or an entity using assets of a Plan, (ii) it has acquired and is holding the Offered Certificates in reliance on the Underwriter Exemption, and that it understands that there are certain conditions to the availability of the Underwriter Exemption, including that the Offered Certificates must be rated, at the time of purchase, not lower than BBB- (or its equivalent) by an Exemption Rating Agency and that such Offered Certificate is so rated or (iii)(1) it is an insurance company, (2) the source of funds used to acquire or hold the certificate or interest therein is an “insurance company general account,” as such term is defined in PTCE 95-60 and (3) the conditions in Sections I and III of PTCE 95-60 have been satisfied.

Any fiduciary of a Plan considering whether to purchase an Offered Certificate on behalf of that Plan is encouraged to consult with its counsel regarding the applicability of the fiduciary responsibility and prohibited transaction provisions of ERISA and the Code to the investment, in particular the fiduciary of a Plan should consider whether the purchase of an Offered Certificate satisfies the ERISA restrictions concerning prudence and diversification of the investment of the assets of that Plan.

The sale of Offered Certificates to a Plan is in no way a representation or warranty by us or any of the underwriters that—

●	the investment meets all relevant legal requirements with respect to investments by Plans generally or by any particular Plan, or

●	the investment is appropriate for Plans generally or for any particular Plan.

Consultation with Counsel

If you are a fiduciary for or any other person investing assets of a Plan and you intend to purchase Offered Certificates on behalf of or with assets of that Plan, you should:

●	consider your general fiduciary obligations under ERISA, and

●	consult with your legal counsel as to—

1.	the potential applicability of ERISA and Section 4975 of the Code to that investment, and

2.	the availability of any prohibited transaction exemption in connection with that investment.

Tax Exempt Investors

A Plan that is exempt from federal income taxation under Section 501 of the Code will be subject to federal income taxation to the extent that its income is “unrelated business taxable income” within the meaning of Section 512 of the Code. All excess inclusions of a REMIC allocated to a REMIC residual certificate held by a tax-exempt Plan will be considered unrelated business taxable income and will be subject to federal income tax.

See “Material Federal Income Tax Consequences”.

Legal Investment

No Class of Offered Certificates will constitute “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended (“SMMEA”).

The appropriate characterization of the Offered Certificates under various legal investment restrictions, and thus the ability of investors subject to these restrictions to purchase the Offered Certificates, is subject to significant interpretative uncertainties. Except as may be specified above with regard to the status of the Offered Certificates as “mortgage related securities” or not as “mortgage related securities” for purposes of SMMEA, no representations are made as to the proper characterization of any Class of Offered Certificates for legal investment, financial institution regulatory or other purposes or as to the ability of particular investors to purchase any Class of Offered Certificates under applicable legal investment restrictions.

Further, any rating of a Class of Offered Certificates below an “investment grade” rating (i.e., lower than the top four rating categories) by any nationally recognized statistical rating organization, as defined in Section 3(a)(62) of the Exchange Act (“NRSRO”) engaged to rate that Class or issuing an unsolicited rating, and whether initially or as a result of a ratings downgrade, may adversely affect the ability of an investor to purchase or retain, or otherwise impact the regulatory characteristics of, that Class of Certificates. These uncertainties (and any unfavorable future determinations concerning the legal investment or financial institution regulatory characteristics of the Offered Certificates) may adversely affect the liquidity and market value of the Offered Certificates.

The uncertainties described above (and any unfavorable future determinations concerning the legal investment or financial institution regulatory characteristics of the Offered Certificates) may adversely affect the liquidity and market value of the Offered Certificates. Accordingly, all investors whose investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities should consult with their own legal advisors in determining whether and to what extent: (a) the Offered Certificates of any Class constitute legal investments or are subject to investment, capital or other regulatory restrictions; and (b) if applicable, SMMEA has been overridden in any jurisdiction relevant to you.

The Issuing Entity will be relying on an exclusion or exemption under the Investment Company Act contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the Issuing Entity. The Issuing Entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act. The Volcker Rule generally prohibits “banking entities” (which is broadly defined to include U.S. banks and bank holding companies and many non-U.S. banking entities, together with their respective subsidiaries and other affiliates) from (i) engaging in proprietary trading, (ii) acquiring or retaining an ownership interest in or sponsoring a “covered fund” and (iii) entering into certain relationships with such funds. Under the Volcker Rule, unless otherwise jointly determined by specified federal regulators, a “covered fund” does not include an issuer that may rely on an exclusion or exemption from the definition of “investment company” under the Investment Company Act other than the exclusions contained in Section 3(c)(1) and Section 3(c)(7) of the Investment Company Act. The Volcker Rule became effective on July 21, 2012, and final regulations implementing the Volcker Rule were adopted on December 10, 2013, with conformance required by July 21, 2015 (or by July 21, 2017 in respect of investments in and relationships with covered funds that were in place prior to December 31, 2013). Although prior to the deadlines for conformance, banking entities were or are required to make good-faith efforts to conform their activities and investments to the Volcker Rule, the general effects of the Volcker Rule remain uncertain. Any prospective investor in the Offered Certificates, including a U.S. or foreign bank or a subsidiary or other affiliate thereof, should consult its own legal advisors regarding such matters and other effects of the Volcker Rule.

Certain Legal Aspects of the Mortgage Loans

The following discussion contains general summaries of select legal aspects of Mortgage Loans secured by multifamily and commercial properties in the United States. Because these legal aspects are governed by applicable state law, which may differ substantially from state to state, the summaries do not purport to be complete, to reflect the laws of any particular state, or to encompass the laws of all jurisdictions in which the security for the Mortgage Loans underlying the Offered Certificates is situated.

California. Twenty (20) of the Mortgaged Properties (20.6%) are located in California.

Mortgage loans in California are generally secured by deeds of trust on the related real estate. Foreclosure of a deed of trust in California may be accomplished by a nonjudicial trustee’s sale in accordance with the California Civil Code (so long as it is permitted under a specific provision in the deed of trust) or by judicial foreclosure in accordance with the California Code of Civil Procedure. Public notice of either the trustee’s sale or the judgment of foreclosure is given for a statutory period of time after which the mortgaged real estate may be sold by the trustee, if foreclosed pursuant to the trustee’s power of sale, or by court appointed sheriff under a judicial foreclosure. Following a judicial foreclosure sale, the borrower or its successor in interest may, for a period of up to one year, redeem the property; however, there is no redemption following a trustee’s power of sale. California’s “security first” and “one action” rules require the lender to complete foreclosure of all real estate provided as security under the deed of trust in a single action in an attempt to satisfy the full debt before bringing a personal action (if otherwise permitted) against the borrower for recovery of the debt, except in certain cases involving environmentally impaired real property where foreclosure of the real property is not required before making a claim under the indemnity. This restriction may apply to property which is not located in California if a single promissory note is secured by property located in California and other jurisdictions. California case law has held that acts such as an offset of an unpledged account constitute violations of such statutes. Violations of such statutes may result in the loss of some or all of the security under the mortgage loan and a loss of the ability to sue for the debt. A sale by the trustee under the deed of trust does not constitute an “action” for purposes of the “one action rule”. Other statutory provisions in California limit any deficiency judgment (if otherwise permitted) against the borrower following a judicial foreclosure to the amount by which the indebtedness exceeds the fair value at the time of the public sale and in no event greater than the difference between the foreclosure sale price and the amount of the indebtedness. Further, under California law, once a property has been sold pursuant to a power of sale clause contained in a deed of trust (and in the case of certain types of purchase money acquisition financings, under all circumstances), the lender is precluded from seeking a deficiency judgment from the borrower or, under certain circumstances, guarantors. On the other hand, under certain circumstances, California law permits separate and even contemporaneous actions against both the borrower and any guarantors. California statutory provisions regarding assignments of rents and leases require that a lender whose loan is secured by such an assignment must exercise a remedy with respect to rents as authorized by statute in order to establish its right to receive the rents after an event of default. Among the remedies authorized by statute is the lender’s right to have a receiver appointed under certain circumstances.

New York. Twenty-three (23) of the Mortgaged Properties (18.8%) are located in New York.

Mortgage loans in New York are generally secured by mortgages on the related real estate. Foreclosure of a mortgage is accomplished in judicial proceedings. After an action for foreclosure is commenced, and if the lender secures a ruling that is entitled to foreclosure ordinarily by motion for summary judgment, the court then appoints a referee to compute the amount owed together with certain costs, expenses and legal fees of the action. The lender then moves to confirm the referee’s report and enter a final judgment of foreclosure and sale. Public notice of the foreclosure sale, including the amount of the judgment, is given for a statutory period of time, after which the mortgaged real estate is sold by a referee at public auction. There is no right of redemption after the foreclosure of sale. In certain circumstances, deficiency judgments may be obtained. Under mortgages containing a statutorily sanctioned covenant, the lender has a right to have a receiver appointed without notice and without regard to the adequacy of the mortgaged real estate as security for the amount owned.

General

Each Mortgage Loan underlying the Offered Certificates will be evidenced by a note or bond and secured by an instrument granting a security interest in real property. The instrument granting a security interest in real property may be a mortgage, deed of trust or a deed to secure debt, depending upon the prevailing practice and law in the state in which that real property is located. Mortgages, deeds of trust and deeds to secure debt are often collectively referred to in this prospectus as “mortgages.” A mortgage creates a lien upon, or grants a title interest in, the real property covered by the mortgage, and represents the security for the repayment of the indebtedness customarily evidenced by a promissory note. The priority of the lien created or interest granted will depend on—

●	the terms of the mortgage,

●	the terms of separate subordination agreements or intercreditor agreements with others that hold interests in the real property,

●	the knowledge of the parties to the mortgage, and

●	in general, the order of recordation of the mortgage in the appropriate public recording office.

However, the lien of a recorded mortgage will generally be subordinate to later-arising liens for real estate taxes and assessments and other charges imposed under governmental police powers.

Types of Mortgage Instruments

There are two parties to a mortgage—

●	a mortgagor, who is the owner of the encumbered interest in the real property, and

●	a mortgagee, who is the lender.

In general, the mortgagor is also the borrower.

In contrast, a deed of trust is a three-party instrument. The parties to a deed of trust are—

●	the trustor, who is the equivalent of a mortgagor,

●	the trustee to whom the real property is conveyed, and

●	the beneficiary for whose benefit the conveyance is made, who is the lender.

Under a deed of trust, the trustor grants the property, irrevocably until the debt is paid, in trust and generally with a power of sale, to the trustee to secure repayment of the indebtedness evidenced by the related note.

A deed to secure debt typically has two parties. Under a deed to secure debt, the grantor, who is the equivalent of a mortgagor, conveys title to the real property to the grantee, who is the lender, generally with a power of sale, until the debt is repaid.

Where the borrower is a land trust, there would be an additional party because legal title to the property is held by a land trustee under a land trust agreement for the benefit of the borrower. At origination of a Mortgage Loan involving a land trust, the borrower may execute a separate undertaking to make payments on the mortgage note. In no event is the land trustee personally liable for the mortgage note obligation.

The mortgagee’s authority under a mortgage, the trustee’s authority under a deed of trust and the grantee’s authority under a deed to secure debt are governed by:

●	the express provisions of the related instrument,

●	the law of the state in which the real property is located,

●	various federal laws, and

●	in some deed of trust transactions, the directions of the beneficiary.

Installment Contracts

The Mortgage Loans underlying your Offered Certificates may consist of installment contracts. Under an installment contract the seller retains legal title to the property and enters into an agreement with the purchaser for payment of the purchase price, plus interest, over the term of the installment contract. Only after full performance by the borrower of the contract is the seller obligated to convey title to the real estate to the purchaser. During the period that the installment contract is in effect, the purchaser is generally responsible for maintaining the property in good condition and for paying real estate taxes, assessments and hazard insurance premiums associated with the property.

The seller’s enforcement of an installment contract varies from state to state. Generally, installment contracts provide that upon a default by the purchaser, the purchaser loses his or her right to occupy the property, the entire indebtedness is accelerated, and the purchaser’s equitable interest in the property is forfeited. The seller in this situation does not have to foreclose in order to obtain title to the property, although in some cases a quiet title action is in order if the purchaser has filed the installment contract in local land records and an ejectment action may be necessary to recover possession. In a few states, particularly in cases of purchaser default during the early years of an installment contract, the courts will permit ejectment of the purchaser and a forfeiture of his or her interest in the property.

However, most state legislatures have enacted provisions by analogy to mortgage law protecting borrowers under installment contracts from the harsh consequences of forfeiture. Under those statutes, a judicial or nonjudicial foreclosure may be required, the seller may be required to give notice of default and the borrower may be granted some grace period during which the contract may be reinstated upon full payment of the default amount and the purchaser may have a post-foreclosure statutory redemption right. In other states, courts in equity may permit a purchaser with significant investment in the property under an installment contract for the sale of real estate to share in the proceeds of sale of the property after the indebtedness is repaid or may otherwise refuse to enforce the forfeiture clause. Nevertheless, generally speaking, the seller’s procedures for obtaining possession and clear title under an installment contract for the sale of real estate in a given state are simpler and less time-consuming and costly than are the procedures for foreclosing and obtaining clear title to a mortgaged property.

Leases and Rents

A mortgage that encumbers an income-producing property often contains an assignment of rents and leases and/or may be accompanied by a separate assignment of rents and leases. Under an assignment of rents and leases, the borrower assigns to the lender the borrower’s right, title and interest as landlord under each lease and the income derived from each lease. However, the borrower retains a revocable license to collect the rents, provided there is no default and the rents are not directly paid to the lender.

If the borrower defaults, the license terminates and the lender is entitled to collect the rents. Local law may require that the lender take possession of the property and/or obtain a court-appointed receiver before becoming entitled to collect the rents.

In most states, hotel and motel room rates are considered accounts receivable under the UCC. Room rates are generally pledged by the borrower as additional security for the loan when a Mortgage Loan is secured by a hotel or motel. In general, the lender must file financing statements in order to perfect its security interest in the room rates and must file continuation statements, generally every five years, to maintain that perfection. Mortgage loans secured by hotels or motels may be included in the trust even if the security interest in the room rates was not perfected or the requisite UCC filings were allowed to lapse. A lender will generally be required to commence a foreclosure action or otherwise take possession of the property in order to enforce its rights to collect the room rates following a default, even if the lender’s security interest in room rates is perfected under applicable nonbankruptcy law.

In the bankruptcy setting, the lender will be stayed from enforcing its rights to collect hotel and motel room rates. However, the room rates will constitute cash collateral and cannot be used by the bankrupt borrower—

●	without a hearing or the lender’s consent, or

●	unless the lender’s interest in the room rates is given adequate protection.

For purposes of the foregoing, the adequate protection may include a cash payment for otherwise encumbered funds or a replacement lien on unencumbered property, in either case equal in value to the amount of room rates that the bankrupt borrower proposes to use. See “—Bankruptcy Issues” below.

Personalty

Some types of income-producing real properties, such as hotels, motels and nursing homes, may include personal property, which may, to the extent it is owned by the borrower and not previously pledged, constitute a significant portion of the property’s value as security. The creation and enforcement of liens on personal property are governed by the UCC. Accordingly, if a borrower pledges personal property as security for a Mortgage Loan, the lender generally must file UCC financing statements in order to perfect its security interest in the personal property and must file continuation statements, generally every five years, to maintain that perfection. Mortgage loans secured in part by personal property may be included in one of our trusts even if the security interest in the personal property was not perfected or the requisite UCC filings were allowed to lapse.

Foreclosure

General.

Foreclosure is a legal procedure that allows the lender to recover its mortgage debt by enforcing its rights and available legal remedies under the mortgage. If the borrower defaults in payment or performance of its obligations under the note or mortgage, the lender has the right to institute foreclosure proceedings to sell the real property security at public auction to satisfy the indebtedness.

Foreclosure Procedures Vary From State to State.

The two primary methods of foreclosing a mortgage are—

●	judicial foreclosure, involving court proceedings, and

●	nonjudicial foreclosure under a power of sale granted in the mortgage instrument.

Other foreclosure procedures are available in some states, but they are either infrequently used or available only in limited circumstances.

A foreclosure action is subject to most of the delays and expenses of other lawsuits if defenses are raised or counterclaims are interposed. A foreclosure action sometimes requires several years to complete.

Judicial Foreclosure.

A judicial foreclosure proceeding is conducted in a court having jurisdiction over the mortgaged property. Generally, a lender initiates the action by the service of legal pleadings upon—

●	all parties having a subordinate interest of record in the real property, and

●	all parties in possession of the property, under leases or otherwise, whose interests are subordinate to the mortgage.

Delays in completion of the foreclosure may occasionally result from difficulties in locating necessary parties, including defendants. When the lender’s right to foreclose is contested, the legal proceedings can be time-consuming. The court generally issues a judgment of foreclosure and appoints a referee or other officer to conduct a public sale of the mortgaged property upon successful completion of a judicial foreclosure proceeding. The proceeds of that public sale are used to satisfy the judgment. The procedures that govern these public sales vary from state to state.

Equitable and Other Limitations on Enforceability of Particular Provisions.

United States courts have traditionally imposed general equitable principles to limit the remedies available to lenders in foreclosure actions. These principles are generally designed to relieve borrowers from the effects of mortgage defaults perceived as harsh or unfair. Relying on these principles, a court may:

●	alter the specific terms of a loan to the extent it considers necessary to prevent or remedy an injustice, undue oppression or overreaching;

●	require the lender to undertake affirmative actions to determine the cause of the borrower’s default and the likelihood that the borrower will be able to reinstate the loan;

●	require the lender to reinstate a loan or recast a payment schedule in order to accommodate a borrower that is suffering from a temporary financial disability; or

●	limit the right of the lender to foreclose in the case of a nonmonetary default, such as—

1.	a failure to adequately maintain the mortgaged property, or

2.	an impermissible further encumbrance of the mortgaged property.

Some courts have addressed the issue of whether federal or state constitutional provisions reflecting due process concerns for adequate notice require that a borrower receive notice in addition to statutorily-prescribed minimum notice. For the most part, these cases have—

●	upheld the reasonableness of the notice provisions, or

●	found that a public sale under a mortgage providing for a power of sale does not involve sufficient state action to trigger constitutional protections.

In addition, some states may have statutory protection such as the right of the borrower to reinstate its Mortgage Loan after commencement of foreclosure proceedings but prior to a foreclosure sale.

Nonjudicial Foreclosure/Power of Sale.

In states permitting nonjudicial foreclosure proceedings, foreclosure of a deed of trust is generally accomplished by a nonjudicial trustee’s sale under a power of sale typically granted in the deed of trust. A power of sale may also be contained in any other type of mortgage instrument if applicable law so permits. A power of sale under a deed of trust allows a nonjudicial public sale to be conducted generally following—

●	a request from the beneficiary/lender to the trustee to sell the property upon default by the borrower, and

●	notice of sale is given in accordance with the terms of the deed of trust and applicable state law.

In some states, prior to a nonjudicial public sale, the trustee under the deed of trust must—

●	record a notice of default and notice of sale, and

●	send a copy of those notices to the borrower and to any other party who has recorded a request for a copy of them.

In addition, in some states, the trustee must provide notice to any other party having an interest of record in the real property, including junior lienholders. A notice of sale must be posted in a public place and, in most states, published for a specified period of time in one or more newspapers. Some states require a reinstatement period during which the borrower or junior lienholder may have the right to cure the default by paying the entire actual amount in arrears, without regard to the acceleration of the indebtedness, plus the lender’s expenses incurred in enforcing the obligation. In other states, the borrower or the junior lienholder has only the right to pay off the entire debt to prevent the foreclosure sale. Generally, state law governs the procedure for public sale, the parties entitled to notice, the method of giving notice and the applicable time periods.

Public Sale.

A third party may be unwilling to purchase a mortgaged property at a public sale because of—

●	the difficulty in determining the exact status of title to the property due to, among other things, redemption rights that may exist, and

●	the possibility that physical deterioration of the property may have occurred during the foreclosure proceedings.

Potential buyers may also be reluctant to purchase mortgaged property at a foreclosure sale as a result of the 1980 decision of the United States Court of Appeals for the Fifth Circuit in Durrett v. Washington National Insurance Co., 621 F.2d 2001 (5th Cir. 1980) and other decisions that have followed its reasoning. The court in Durrett held that even a non-collusive, regularly conducted foreclosure sale was a fraudulent transfer under the Bankruptcy Code and, thus, could be rescinded in favor of the bankrupt’s estate, if (1) the foreclosure sale was held while the debtor was insolvent and not more than one year prior to the filing of the bankruptcy petition and (2) the price paid for the foreclosed property did not represent “fair consideration”, which is “reasonably equivalent value” under the Bankruptcy Code. Although the reasoning and result of Durrett in respect of the Bankruptcy Code was rejected by the United States Supreme Court in BFP v. Resolution Trust Corp., 511 U.S. 531 (1994), the case could nonetheless be persuasive to a court applying a state fraudulent conveyance law which has provisions similar to those construed in Durrett. Therefore, it is common for the lender to purchase the mortgaged property for an amount equal to the secured indebtedness and accrued and unpaid interest plus the expenses of foreclosure, in which event the borrower’s debt will be extinguished, or for a lesser amount in order to preserve its right to seek a deficiency judgment if such is available under state law and under the terms of the Mortgage Loan documents. Thereafter, subject to the borrower’s right in some states to remain in possession during a redemption period, the lender will become the owner of the property and have both the benefits and burdens of ownership, including the obligation to pay debt service on any senior mortgages, to pay taxes, to obtain casualty insurance and to make such repairs as are necessary to render the property suitable for sale. Frequently, the lender employs a third-party management company to manage and operate the property. The costs of operating and maintaining a property may be significant and may be greater than the income derived from that property. The costs of management and operation of those mortgaged properties which are hotels, motels, restaurants, nursing or convalescent homes, hospitals or casinos may be particularly significant because of the expertise, knowledge and, with respect to certain property types, regulatory compliance, required to run those operations and the effect which foreclosure and a change in ownership may have on the public’s and the industry’s, including franchisors’, perception of the quality of those operations. The lender also will commonly obtain the services of a real estate broker and pay the broker’s commission in connection with the sale or lease of the property. Depending upon market conditions, the ultimate proceeds of the sale of a property may not equal the lender’s investment in the property. Moreover, a lender commonly incurs substantial legal fees and court costs in acquiring a mortgaged property through contested foreclosure and/or bankruptcy proceedings. Because of the expenses associated with acquiring, owning and selling a mortgaged property, a lender could realize an overall loss on a Mortgage Loan even if the mortgaged property is sold at foreclosure, or resold after it is acquired through foreclosure, for an amount equal to the full outstanding principal amount of the loan plus accrued interest.

Furthermore, an increasing number of states require that any environmental contamination at certain types of properties be cleaned up before a property may be resold. In addition, a lender may be responsible under federal or state law for the cost of cleaning up a mortgaged property that is environmentally contaminated. See “—Environmental Considerations” below.

The holder of a junior mortgage that forecloses on a mortgaged property does so subject to senior mortgages and any other prior liens. In addition, it may be obliged to keep senior Mortgage Loans current in order to avoid foreclosure of its interest in the property. Furthermore, if the foreclosure of a junior mortgage triggers the enforcement of a due-on-sale clause contained in a senior mortgage, the junior mortgagee could be required to pay the full amount of the senior mortgage indebtedness or face foreclosure.

Rights of Redemption.

The purposes of a foreclosure action are—

●	to enable the lender to realize upon its security, and

●	to bar the borrower, and all persons who have interests in the property that are subordinate to that of the foreclosing lender, from exercising their equity of redemption.

The doctrine of equity of redemption provides that, until the property encumbered by a mortgage has been sold in accordance with a properly conducted foreclosure and foreclosure sale, those having interests that are subordinate to that of the foreclosing lender have an equity of redemption and may redeem the property by paying the entire debt with interest. Those having an equity of redemption must generally be made parties to the foreclosure proceeding in order for their equity of redemption to be terminated.

The equity of redemption is a common-law, nonstatutory right which should be distinguished from post-sale statutory rights of redemption. In some states, the borrower and foreclosed junior lienors are given a statutory period in which to redeem the property after sale under a deed of trust or foreclosure of a mortgage. In some states, statutory redemption may occur only upon payment of the foreclosure sale price. In other states, redemption may be permitted if the former borrower pays only a portion of the sums due. A statutory right of redemption will diminish the ability of the lender to sell the foreclosed property because the exercise of a right of redemption would defeat the title of any purchaser through a foreclosure. Consequently, the practical effect of the redemption right is to force the lender to maintain the property and pay the expenses of ownership until the redemption period has expired. In some states, a post-sale statutory right of redemption may exist following a judicial foreclosure, but not following a trustee’s sale under a deed of trust.

One Action and Security First Rules.

Some states (including California) have laws that prohibit more than one “judicial action” to enforce a mortgage obligation secured by a mortgage on real property or an interest therein, and some courts have construed the term “judicial action” broadly. In addition, some states (including California) require that the lender proceed first against any real property security for such mortgage obligation before proceeding directly upon the secured obligation itself. In the case where either a cross-collateralized, cross-defaulted or a multi-property Mortgage Loan is secured by real properties located in multiple states, the Special Servicer may be required to foreclose first on properties located in states where such “one action” and/or “security first” rules apply (and where non-judicial foreclosure is permitted) before foreclosing on properties located in the states where judicial foreclosure is the only permitted method of foreclosure. Otherwise, a second action in a state with “one action” rules might be precluded because of a prior first action, even if such first action occurred in a state without “one action” rules. Moreover, while the consequences of breaching these rules will vary from jurisdiction to jurisdiction, as a general matter, a lender who proceeds in violation of these rules may run the risk of forfeiting collateral and/or even the right to enforce the underlying obligation. In addition, under certain circumstances, a lender with respect to a real property located in a “one action” or “security first” jurisdiction may be precluded from obtaining a deficiency judgment against the borrower following foreclosure or sale under a deed of trust (unless there has been a judicial foreclosure). Finally, in some jurisdictions, the benefits of such laws may be available not just to the underlying obligor, but also to any guarantor of the underlying obligation, thereby limiting the ability of the lender to recover against a guarantor without first complying with the applicable anti-deficiency statutes.

Anti-Deficiency Legislation.

Some or all of the Mortgage Loans underlying the Offered Certificates are non-recourse loans. Recourse in the case of a default on a non-recourse Mortgage Loan will generally be limited to the underlying real property and any other assets that were pledged to secure the Mortgage Loan. However, even if a Mortgage Loan by its terms provides for recourse to the borrower’s other assets, a lender’s ability to realize upon those assets may be limited by state law. For example, in some states, a lender cannot obtain a deficiency judgment against the borrower following foreclosure or sale pursuant to the “power of sale” under a deed of trust. A deficiency judgment is a personal judgment against the former borrower equal to the difference between the net amount realized upon the public sale of the real property and the amount due to the lender. Other state statutes may require the lender to exhaust the security afforded under a mortgage before bringing a personal action against the borrower. In some states, the lender has the option of bringing a personal action against the borrower on the debt without first exhausting the security, but in doing so, the lender may be deemed to have elected a remedy and thus may be precluded from foreclosing upon the security. Consequently, lenders will usually proceed first against the security in states where an election of remedy provision exists. Other statutory provisions limit any deficiency judgment to the excess of the outstanding debt over the fair market value of the property at the time of the sale. These other statutory provisions are intended to protect borrowers from exposure to large deficiency judgments that might otherwise result from below-market bids at the foreclosure sale. In some states, exceptions to the anti-deficiency statues are provided for in certain instances where the value of the lender’s security has been impaired by acts or omissions of the borrower such as for waste upon the property. Finally, some statutes may preclude deficiency judgments altogether with respect to certain kinds of obligations such as purchase-money indebtedness. In some jurisdictions the courts have extended the benefits of this legislation to the guarantors of the underlying obligation as well.

Leasehold Considerations.

Some or all of the Mortgage Loans underlying the Offered Certificates may be secured by a mortgage on the borrower’s leasehold interest under a ground lease. Leasehold Mortgage Loans are subject to some risks not associated with Mortgage Loans secured by a lien on the fee estate of the borrower. The most significant of these risks is that if the borrower’s leasehold were to be terminated upon a lease default, the leasehold mortgagee would lose its security. This risk may be lessened if the ground lease:

●	requires the lessor to give the leasehold mortgagee notices of lessee defaults and an opportunity to cure them,

●	permits the leasehold estate to be assigned to and by the leasehold mortgagee or the purchaser at a foreclosure sale, and

●	contains other protective provisions typically required by prudent lenders to be included in a ground lease.

Some Mortgage Loans underlying the Offered Certificates, however, may be secured by ground leases which do not contain these provisions.

In addition, where a lender has as its security both the fee and leasehold interest in the same property, the grant of a mortgage lien on its fee interest by the land owner/ground lessor to secure the debt of a borrower/ground lessee may be subject to challenge as a fraudulent conveyance. Among other things, a legal challenge to the granting of the liens may focus on the benefits realized by the land owner/ground lessor from the loan. If a court concluded that the granting of the mortgage lien was an avoidable fraudulent conveyance, it might take actions detrimental to the holders of the offered certificates, including, under certain circumstances, invalidating the mortgage lien on the fee interest of the land owner/ground lessor.

Cooperative Shares.

Some or all of the Mortgage Loans underlying the Offered Certificates may be secured by a security interest on the borrower’s ownership interest in shares, and the proprietary leases belonging to those shares, allocable to cooperative dwelling units that may be vacant or occupied by nonowner tenants. Loans secured in this manner are subject to some risks not associated with Mortgage Loans secured by a lien on the fee estate of a borrower in real property. Loans secured in this manner typically are subordinate to the mortgage, if any, on the cooperative’s building. That mortgage, if foreclosed, could extinguish the equity in the building and the proprietary leases of the dwelling units derived from ownership of the shares of the cooperative. Further, transfer of shares in a cooperative is subject to various regulations as well as to restrictions under the governing documents of the cooperative. The shares may be canceled in the event that associated maintenance charges due under the related proprietary leases are not paid. Typically, a recognition agreement between the lender and the cooperative provides, among other things, that the lender may cure a default under a proprietary lease.

Under the laws applicable in many states, “foreclosure” on cooperative shares is accomplished by a sale in accordance with the provisions of Article 9 of the UCC and the security agreement relating to the shares. Article 9 of the UCC requires that a sale be conducted in a commercially reasonable manner, which may be dependent upon, among other things, the notice given the debtor and the method, manner, time, place and terms of the sale. Article 9 of the UCC provides that the proceeds of the sale will be applied first to pay the costs and expenses of the sale and then to satisfy the indebtedness secured by the lender’s security interest. A recognition agreement, however, generally provides that the lender’s right to reimbursement is subject to the right of the cooperative corporation to receive sums due under the proprietary leases. If there are proceeds remaining, the lender must account to the tenant-stockholder for the surplus. Conversely, if a portion of the indebtedness remains unpaid, the tenant-stockholder is generally responsible for the deficiency.

In the case of foreclosure on a building converted from a rental building to a building owned by a cooperative under a non-eviction plan, some states require that a purchaser at a foreclosure sale take the property subject to rent control and rent stabilization laws that apply to certain tenants who elected to remain in the building but who did not purchase shares in the cooperative when the building was so converted.

Bankruptcy Issues

Automatic Stay.

Operation of the Bankruptcy Code and related state laws may interfere with or affect the ability of a lender to realize upon collateral or to enforce a deficiency judgment. For example, under the Bankruptcy Code, virtually all actions, including foreclosure actions and deficiency judgment proceedings, to collect a debt are automatically stayed upon the filing of the bankruptcy petition. Often, no interest or principal payments are made during the course of the bankruptcy case. The delay caused by an automatic stay and its consequences can be significant. Also, under the Bankruptcy Code, the filing of a petition in bankruptcy by or on behalf of a junior lienor may stay the senior lender from taking action to foreclose out the junior lien.

Modification of Lender’s Rights.

Under the Bankruptcy Code, the amount and terms of a Mortgage Loan secured by a lien on property of the debtor may be modified provided that substantive and procedural safeguards protective of the lender are met. A bankruptcy court may, among other things—

●	reduce the secured portion of the outstanding amount of the loan to the then-current value of the property, thereby leaving the lender a general unsecured creditor for the difference between the then-current value of the property and the outstanding balance of the loan;

●	reduce the amount of each scheduled payment, by means of a reduction in the rate of interest and/or an alteration of the repayment schedule, with or without affecting the unpaid principal balance of the loan;

●	extend or shorten the term to maturity of the loan;

●	permit the bankrupt borrower to cure the subject loan default by paying the arrearage over a number of years; or

●	permit the bankrupt borrower, through its rehabilitative plan, to reinstate the loan payment schedule even if the lender has obtained a final judgment of foreclosure prior to the filing of the debtor’s petition.

Other types of significant modifications to the terms of the mortgage may be acceptable to the bankruptcy court, such as making distributions to the mortgage holder of property other than cash, or the substitution of collateral which is the “indubitable equivalent” of the real property subject to the mortgage or the subordination of the mortgage to liens securing new debt (provided that the lender’s secured claim is “adequately protected” as such term is defined and interpreted under the Bankruptcy Code), depending on the particular facts and circumstances of the specific case.

A trustee in a bankruptcy proceeding may in some cases be entitled to collect its costs and expenses in preserving or selling the mortgaged property ahead of payment to the lender. In certain circumstances, a debtor in bankruptcy may have the power to grant liens senior to the lien of a mortgage, and analogous state statutes and general principles of equity may also provide the borrower with means to halt a foreclosure proceeding or sale and to force a restructuring of a Mortgage Loan on terms a lender would not otherwise accept. Moreover, the laws of certain states also give priority to certain tax liens and mechanics liens over the lien of a mortgage or deed of trust. Under the Bankruptcy Code, if the court finds that actions of the mortgagees have been unreasonable, the lien of the related mortgage may be subordinated to the claims of unsecured creditors. Federal bankruptcy law also may interfere with the ability of the Master Servicer or Special Servicer, as applicable, for one of our trusts to enforce lockbox requirements.

Leases and Rents.

Federal bankruptcy law may also interfere with or affect the ability of a secured lender to enforce the borrower’s assignment of rents and leases related to the mortgaged property. Federal bankruptcy law provides generally that rights and obligations under an unexpired lease of the debtor/lessee may not be terminated or modified at any time after the commencement of a case under the Bankruptcy Code solely on the basis of a provision in the lease to that effect or because of certain other similar events. This prohibition on so called “ipso facto clauses” could limit the ability of the Master Servicer or Special Servicer, as applicable, for one of our trusts to exercise certain contractual remedies with respect to any related leases. In addition, a lender may be stayed from enforcing the assignment under the Bankruptcy Code, and the legal proceedings necessary to resolve the issue could be time-consuming, and result in delays in the lender’s receipt of the rents. Rents and leases may also escape an assignment thereof (i) if the assignment is not fully perfected under state law prior to commencement of the bankruptcy proceeding, (ii) to the extent such rents and leases are used by the borrower to maintain the mortgaged property, or for other court authorized expenses, (iii) to the extent other collateral may be substituted for the rents and leases, (iv) to the extent the bankruptcy court determines that the lender is adequately protected or (v) to the extent the court determines, based on the equities of the case, that the post-petition rents are not subject to the lender’s pre-petition security interest.

Under the Bankruptcy Code, a security interest in real property acquired before the commencement of the bankruptcy case does not extend to income received after the commencement of the bankruptcy case unless such income is a proceed, product or rent of such property. Therefore, to the extent a business conducted on the mortgaged property creates accounts receivable rather than rents or results from payments under a license rather than payments under a lease, a valid and perfected pre-bankruptcy lien on such accounts receivable or license income generally would not continue as to post-bankruptcy accounts receivable or license income. The Bankruptcy Code has been amended to mitigate this problem with respect to fees, charges, accounts or other payments for the use or occupancy of rooms and other public facilities in hotels, motels or other lodging facilities. A lender’s perfected pre-petition security interest in leases, rents and hotel revenues continues in the post-petition leases, rents and hotel, motel and other lodging property revenues, unless a bankruptcy court orders to the contrary “based on the equities of the case.” The equities of a particular case may permit the discontinuance of security interests in post-petition leases and rents. Unless a court orders otherwise, however, rents and other revenues from the related lodging property generated after the date the bankruptcy petition is filed will constitute “cash collateral” under the Bankruptcy Code. Debtors may only use cash collateral upon obtaining the lender’s consent or a prior court order finding that the lender’s interest in such mortgaged property and the cash collateral is “adequately protected” as such term is defined and interpreted under the Bankruptcy Code. In addition to post-petition rents, any cash held by a lender in a lockbox or reserve account generally, upon the commencement of the bankruptcy case, would also constitute “cash collateral” under the Bankruptcy Code. So long as the lender is adequately protected, a debtor’s use of cash collateral may be for its own benefit or for the benefit of any affiliated entity group that is also subject to bankruptcy proceedings, including use as collateral for new debt. It should be noted, however, that the court may find that the lender has no security interest in either pre-petition or post-petition revenues if the court finds that the loan documents do not contain language covering accounts, room rents, or other forms of personalty necessary for a security interest to attach to such revenues.

In addition to the inclusion of hotel revenues within the definition of cash collateral as noted above, recent amendments to the Bankruptcy Code provide that a pre-petition security interest in rents or hotel revenues is designed to overcome those cases holding that a security interest in rents is unperfected under the laws of some states until the lender has taken some further action, such as commencing foreclosure or obtaining a receiver prior to activation of the assignment of rents.

Lease Assumption or Rejection by Tenant.

A borrower’s ability to make payment on a Mortgage Loan may be impaired by the commencement of a bankruptcy case relating to the tenant under a lease of the related property. Under the Bankruptcy Code, the filing of a petition in bankruptcy by or on behalf of a tenant results in a stay in bankruptcy against the commencement or continuation of any state court proceeding for—

●	past due rent,

●	accelerated rent,

●	damages, or

●	a summary eviction order with respect to a default under the lease that occurred prior to the filing of the tenant’s bankruptcy petition.

In addition, the Bankruptcy Code generally provides that a trustee or debtor-in-possession may, subject to approval of the court:

●	assume the lease and either retain it or assign it to a third party, or

●	reject the lease.

If the lease is assumed, the trustee, debtor-in-possession or assignee, if applicable, must cure any defaults under the lease, compensate the lessor for its losses and provide the lessor with adequate assurance of future performance. These remedies may be insufficient, and any assurances provided to the lessor may be inadequate. If the lease is rejected, the lessor will be treated, except potentially to the extent of any security deposit, as an unsecured creditor with respect to its claim for damages for termination of the lease. The Bankruptcy Code also limits a lessor’s damages for lease rejection to:

●	the unpaid rent due under the lease, without acceleration, for the period prior to the filing of the bankruptcy petition or any earlier repossession by the landlord, or surrender by the tenant, of the leased premises, plus

●	the rent reserved by the lease, without acceleration, for the greater of one year and 15%, not to exceed three years, of the term of the lease following the filing of the bankruptcy petition or any earlier repossession by the landlord, or surrender by the tenant, of the leased premises.

Lease Rejection by Lessor – Tenant’s Right.

If a trustee in bankruptcy on behalf of a lessor, or a lessor as debtor in possession, rejects an unexpired lease of real property, the lessee may treat the lease as terminated by the rejection or, in the alternative, the lessee may remain in possession of the leasehold for the balance of the term and for any renewal or extension of the term that is enforceable by the lessee under applicable non-bankruptcy law. The Bankruptcy Code provides that if a lessee elects to remain in possession after a rejection of a lease, the lessee may offset against rents reserved under the lease for the balance of the term after the date of rejection of the lease, and the related renewal or extension of the lease, any damages occurring after that date caused by the nonperformance of any obligation of the lessor under the lease after that date. To the extent that the contractual obligation remains enforceable against the lessee, the lessee would not be able to avail itself of the rights of offset generally afforded to lessees of real property under the Bankruptcy Code.

Ground Lessee or Ground Lessor.

Bankruptcy risk is associated with an insolvency proceeding under the Bankruptcy Code of either a borrower ground lessee or a ground lessor. In general, upon the bankruptcy of a lessor or a lessee under a lease of nonresidential real property, including a ground lease, that has not been terminated prior to the bankruptcy filing date, the debtor entity has the statutory right to assume or reject the lease. Given that the Bankruptcy Code generally invalidates clauses that terminate contracts automatically upon the filing by one of the parties of a bankruptcy petition or that are conditioned on a party’s insolvency, following the filing of a bankruptcy petition, a debtor would ordinarily be required to perform its obligations under such lease until the debtor decides whether to assume or reject the lease. The Bankruptcy Code provides certain additional protections with respect to non-residential real property leases, such as establishing a specific timeframe in which a debtor must determine whether to assume or reject the lease. The bankruptcy court may extend the time to perform for up to 60 days for cause shown. Even if the agreements were terminated prior to bankruptcy, a bankruptcy court may determine that the agreement was improperly terminated and therefore remains part of the debtor’s bankruptcy estate. The debtor also can seek bankruptcy court approval to assume and assign the lease to a third party, and to modify the lease in connection with such assignment. In order to assume the lease, the debtor or assignee generally will have to cure outstanding defaults and provide “adequate assurance of future performance” in addition to satisfying other requirements imposed under the Bankruptcy Code. Under the Bankruptcy Code, subject to certain exceptions, once a lease is rejected by a debtor lessee, it is deemed breached, and the non-debtor lessor will have a claim for lease rejection damages, as described above.

If the ground lessor files for bankruptcy, it may determine until the confirmation of its plan of reorganization whether to reject the ground lease. On request of any party to the lease, the bankruptcy court may order the debtor to determine within a specific period of time whether to assume or reject the lease or to comply with the terms of the lease pending its decision to assume or reject. In the event of rejection, the non-debtor lessee will have the right to treat the lease as terminated by virtue of its terms, applicable nonbankruptcy law, or any agreement made by the lessee. The non-debtor lessee may also, if the lease term has begun, retain its rights under the lease, including its rights to remain in possession of the leased premises under the rent reserved in the lease for the balance of the term of the lease (including renewals). The term “lessee” includes any “successor, assign or mortgagee permitted under the terms of such lease”. If, pre-petition, the ground lessor had specifically granted the leasehold mortgagee such right, the leasehold mortgagee may have the right to succeed to the lessee/borrower’s position under the lease.

In the event of concurrent bankruptcy proceedings involving the ground lessor and the lessee/borrower, actions by creditors against the borrower/lessee debtor would be subject to the automatic stay, and a lender may be unable to enforce both the bankrupt lessee’s/borrower’s pre-petition agreement to refuse to treat a ground lease rejected by a bankrupt lessor as terminated and any agreement by the ground lessor to grant the lender a new lease upon such termination. In such circumstances, a lease could be terminated notwithstanding lender protection provisions contained in that lease or in the mortgage. A lender could lose its security unless the lender holds a fee mortgage or the bankruptcy court, as a court of equity, allows the mortgagee to assume the ground lessee’s obligations under the ground lease and succeed to the ground lessee’s position. Although consistent with the Bankruptcy Code, such position may not be adopted by the bankruptcy court.

Further, in an appellate decision by the United States Court of Appeals for the Seventh Circuit (Precision Indus. v. Qualitech Steel SBQ, LLC, 327 F.3d 537 (7th Cir. 2003)), the court ruled with respect to an unrecorded lease of real property that where a statutory sale of leased property occurs under the Bankruptcy Code upon the bankruptcy of a landlord, that sale terminates a lessee’s possessory interest in the property, and the purchaser assumes title free and clear of any interest, including any leasehold estates. Pursuant to the Bankruptcy Code, a lessee may request the bankruptcy court to prohibit or condition the statutory sale of the property so as to provide adequate protection of the leasehold interest; however, the court ruled that, at least where a memorandum of lease had not been recorded, this provision does not ensure continued possession of the property, but rather entitles the lessee to compensation for the value of its leasehold interest, typically from the sale proceeds. As a result, we cannot assure you that, in the event of a statutory sale of leased property pursuant to the Bankruptcy Code, the lessee would be able to maintain possession of the property under the ground lease. In addition, we cannot assure you that a leasehold mortgagor and/or a leasehold mortgagee (to the extent it has standing to intervene) would be able to recover the full value of the leasehold interest in bankruptcy court.

Because of the possible termination of the related ground lease, whether arising from a bankruptcy, the expiration of a lease term or an uncured defect under the related ground lease, lending on a leasehold interest in a real property is riskier than lending on the fee interest in the property.

Single-Purpose Entity Covenants and Substantive Consolidation.

Although the borrowers under the Mortgage Loans included in a trust fund may be special purpose entities, special purpose entities can become debtors in bankruptcy under various circumstances. For example, in the bankruptcy case of In re General Growth Properties, Inc., 409 B.R. 43 (Bankr. S.D.N.Y. 2009), notwithstanding that such subsidiaries were special purpose entities with independent directors, numerous property-level, special purpose subsidiaries were filed for bankruptcy protection by their parent entity. Nonetheless, the United States Bankruptcy Court for the Southern District of New York denied various lenders’ motions to dismiss the special purpose entity subsidiaries’ cases as bad faith filings. In denying the motions, the bankruptcy court stated that the fundamental and bargained for creditor protections embedded in the special purpose entity structures at the property level would remain in place during the pendency of the chapter 11 cases. Those protections included adequate protection of the lenders’ interest in their collateral and protection against the substantive consolidation of the property-level debtors with any other entities.

The moving lenders in the General Growth case had argued that the 20 property-level bankruptcy filings were premature and improperly sought to restructure the debt of solvent entities for the benefit of equity holders. However, the Bankruptcy Code does not require that a voluntary debtor be insolvent or unable to pay its debts currently in order to be eligible for relief and generally a bankruptcy petition will not be dismissed for bad faith if the debtor has a legitimate rehabilitation objective. Accordingly, after finding that the relevant debtors were experiencing varying degrees of financial distress due to factors such as cross defaults, a need to refinance in the near term (i.e., within 1 to 4 years), and other considerations, the bankruptcy court noted that it was not required to analyze in isolation each debtor’s basis for filing. In the court’s view, the critical issue was whether a parent company that had filed its bankruptcy case in good faith could include in the filing subsidiaries that were necessary for the parent’s reorganization. As demonstrated in the General Growth Properties bankruptcy case, although special purpose entities are designed to mitigate the bankruptcy risk of a borrower, special purpose entities can become debtors in bankruptcy under various circumstances.

Generally, pursuant to the doctrine of substantive consolidation, a bankruptcy court, in the exercise of its broad equitable powers, has the authority to order that the assets and liabilities of a borrower be substantively consolidated with those of an affiliate (i.e., even a non-debtor), including for the purposes of making distributions under a plan of reorganization or liquidation. Thus, property that is ostensibly the property of a borrower may become subject to the bankruptcy case of an affiliate, the automatic stay applicable to such bankrupt affiliate may be extended to a borrower, and the rights of creditors of a borrower may become impaired. Substantive consolidation is generally viewed as an equitable remedy that could result in an otherwise solvent company becoming subject to the bankruptcy proceedings of an insolvent affiliate, making the solvent company’s assets available to repay the debts of affiliated companies. A court has the discretion to order substantive consolidation in whole or in part and may include non-debtor affiliates of the bankrupt entity in the proceedings. The interrelationship among a borrower and other affiliates may pose a heightened risk of substantive consolidation and other bankruptcy risks in the event that any one or more of them were to become a debtor under the Bankruptcy Code. In the event of the bankruptcy of the applicable parent entities of any borrower, the assets of such borrower may be treated as part of the bankruptcy estates of such parent entities. In addition, in the event of the institution of voluntary or involuntary bankruptcy proceedings involving a borrower and certain of its affiliates, to serve judicial economy, it is likely that a court would jointly administer the respective bankruptcy proceedings. Furthermore, with respect to any affiliated borrowers, creditors of a common parent in bankruptcy may seek to substantively consolidate the assets of such borrowers with those of the parent.

Sales Free and Clear of Liens.

Under Sections 363(b) and (f) of the Bankruptcy Code, a trustee, or a borrower as debtor in possession, may, despite the provisions of the related mortgage to the contrary, sell the related mortgaged property free and clear of all liens, which liens would then attach to the proceeds of such sale. Such a sale may be approved by a bankruptcy court even if the proceeds are insufficient to pay the secured debt in full.

Post-Petition Credit.

Pursuant to Section 364 of the Bankruptcy Code, a bankruptcy court may, under certain circumstances, authorize a debtor to obtain credit after the commencement of a bankruptcy case, secured among other things, by senior, equal or junior liens on property that is already subject to a lien. In the bankruptcy case of General Growth Properties, the debtors initially sought approval of a debtor-in-possession loan to the corporate parent entities guaranteed by the property-level special purpose entities and secured by second liens on their properties. Although the debtor-in-possession loan ultimately did not include these subsidiary guarantees and second liens, we cannot assure you that, in the event of a bankruptcy of a Sponsor of a borrower, such Sponsor would not seek approval of a similar debtor-in-possession loan, or that a bankruptcy court would not approve a debtor-in-possession loan that included such subsidiary guarantees and second liens on such subsidiaries’ properties.

Avoidance Actions.

In a bankruptcy or similar proceeding involving a borrower, action may be taken seeking the recovery as a preferential transfer of any payments made by such borrower under a Mortgage Loan or to avoid the granting of the liens in the transaction in the first instance, or any replacement liens that arise by operation of law or the security agreement. Payments on long term debt may be protected from recovery as preferences if they qualify for the “ordinary course” exception under the Bankruptcy Code or if certain of the other defenses in the Bankruptcy Code are applicable. Whether any particular payment would be protected depends upon the facts specific to a particular transaction.

In addition, in a bankruptcy or similar proceeding involving any borrower, an action may be taken to avoid the transaction (or any component of the transaction, such as joint and several liability on a Mortgage Loan) as an actual or constructive fraudulent conveyance under state or federal law.

Generally, under federal law and most state fraudulent conveyance statutes, the incurrence of an obligation or the transfer of property by a person will be subject to avoidance if it was made with actual intent to hinder, delay or defraud creditors, as evidenced by certain “badges” of fraud. It also will be subject to avoidance under certain circumstances as a constructive fraudulent transfer if the transferor did not receive fair consideration or reasonably equivalent value in exchange for such obligation or transfer and (i) was insolvent or was rendered insolvent by such obligation or transfer, (ii) was engaged in business or a transaction, or was about to engage in business or a transaction, for which any property remaining with the transferor constituted unreasonably small capital, or (iii) intended to, or believed that it would, incur debts that would be beyond the transferor’s ability to pay as such debts matured. The measure of insolvency will vary depending on the law of the applicable jurisdiction. However, an entity will generally be considered insolvent if the present fair salable value of its assets is less than (x) the sum of its debts or (y) the amount that would be required to pay its probable liabilities on its existing debts as they become absolute and matured. Accordingly, cross-collateralization arrangements could be challenged as fraudulent transfers by creditors of a borrower in an action brought outside a bankruptcy case or, if the borrower were to become a debtor in a bankruptcy case, by the borrower as a debtor in possession or its bankruptcy trustee. Among other things, a legal challenge to the granting of liens may focus on the benefits realized by the borrower from the Mortgage Loan proceeds, in addition to the overall cross-collateralization. A lien or other property transfer granted by a borrower to secure repayment of a loan could be avoided if a court were to determine that (i) such borrower was insolvent at the time of granting the lien, was rendered insolvent by the granting of the lien, was left with inadequate capital, or was not able to pay its debts as they matured and (ii) the borrower did not, when it allowed its property to be encumbered by a lien securing the entire indebtedness represented by the loan, receive fair consideration or reasonably equivalent value for pledging such property.

Management Agreements.

It is likely that any management agreement relating to the mortgaged properties constitutes an “executory contract” for purposes of the Bankruptcy Code. Federal bankruptcy law provides generally that rights and obligations under an executory contract of a debtor may not be terminated or modified at any time after the commencement of a case under the Bankruptcy Code solely on the basis of a provision in such contract to such effect or because of certain other similar events. This prohibition on so-called “ipso facto” clauses could limit the ability of the related borrower (or the trustee as its assignee) to exercise certain contractual remedies with respect to a management agreement relating to any such mortgaged property. In addition, the Bankruptcy Code provides that a trustee in bankruptcy or debtor-in-possession may, subject to approval of the court, (a) assume an executory contract and (i) retain it or (ii) unless applicable law excuses a party other than the debtor from accepting performance from or rendering performance to an entity other than the debtor, assign it to a third party (notwithstanding any other restrictions or prohibitions on assignment) or (b) reject such contract. In a bankruptcy case of the related property manager, if the related management agreement(s) were to be assumed, the trustee in bankruptcy on behalf of such property manager, or such property manager as debtor-in-possession, or the assignee, if applicable, must cure any defaults under such agreement(s), compensate the borrower for its losses and provide the borrower with “adequate assurance” of future performance. Such remedies may be insufficient, however, as the related borrower may be forced to continue under a management agreement with a manager that is a poor credit risk or an unfamiliar manager if a management agreement was assigned (if applicable state law does not otherwise prevent such an assignment), and any assurances provided to the borrower may, in fact, be inadequate. If a management agreement is rejected, such rejection generally constitutes a breach of the executory contract immediately before the date of the filing of the petition. As a consequence, the related borrower generally would have only an unsecured claim against the related property manager for damages resulting from such breach, which could adversely affect the security for the Offered Certificates.

Certain of the Borrowers May Be Partnerships.

The laws governing limited partnerships in certain states provide that the commencement of a case under the Bankruptcy Code with respect to a general partner will cause a person to cease to be a general partner of the limited partnership, unless otherwise provided in writing in the limited partnership agreement. This provision may be construed as an “ipso facto” clause and, in the event of the general partner’s bankruptcy, may not be enforceable. Certain limited partnership agreements of the borrowers may provide that the commencement of a case under the Bankruptcy Code with respect to the related general partner constitutes an event of withdrawal (assuming the enforceability of the clause is not challenged in bankruptcy proceedings or, if challenged, is upheld) that might trigger the dissolution of the limited partnership, the winding up of its affairs and the distribution of its assets, unless (i) at the time there was at least one other general partner and the written provisions of the limited partnership permit the business of the limited partnership to be carried on by the remaining general partner and that general partner does so or (ii) the written provisions of the limited partnership agreement permit the limited partners to agree within a specified time frame (often 60 days) after the withdrawal to continue the business of the limited partnership and to the appointment of one or more general partners and the limited partners do so. In addition, the laws governing general partnerships in certain states provide that the commencement of a case under the Bankruptcy Code or state bankruptcy laws with respect to a general partner of the partnerships triggers the dissolution of the partnership, the winding up of its affairs and the distribution of its assets. Those state laws, however, may not be enforceable or effective in a bankruptcy case. Limited liability companies may be subjected to similar treatment as that described in this prospectus with respect to limited partnerships. The dissolution of a borrower, the winding up of its affairs and the distribution of its assets could result in an acceleration of its payment obligation under the borrower’s Mortgage Loan.

In addition, the bankruptcy of the general or limited partner of a borrower that is a partnership, or the bankruptcy of a member of a borrower that is a limited liability company or the bankruptcy of a shareholder of a borrower that is a corporation may provide the opportunity in the bankruptcy case of the partner, member or shareholder to obtain an order from a court consolidating the assets and liabilities of the partner, member or shareholder with those of the mortgagor pursuant to the doctrines of substantive consolidation or piercing the corporate veil. In such a case, the respective mortgaged property, for example, would become property of the estate of the bankrupt partner, member or shareholder. Not only would the mortgaged property be available to satisfy the claims of creditors of the partner, member or shareholder, but an automatic stay would apply to any attempt by the Master Servicer or Special Servicer to exercise remedies with respect to the mortgaged property. However, such an occurrence should not affect the Trustee’s status as a secured creditor with respect to the borrower or its security interest in the mortgaged property.

A borrower that is a limited partnership, in many cases, may be required by the loan documents to have a special purpose entity as its sole general partner, and a borrower that is a general partnership, in many cases, may be required by the loan documents to have as its general partners only entities that are special purpose entities. A borrower that is a limited liability company may be required by the loan documents to have a special purpose member or a springing member. Borrowers that are tenants-in-common may be required by the loan documents to be special purpose entities. These provisions are designed to mitigate the risk of the dissolution or bankruptcy of the borrower partnership or its general partner, a borrower limited liability company or its member (if applicable), or a borrower that is a tenant-in-common. However, we cannot assure you that any borrower partnership or its general partner, or any borrower limited liability company or its member (if applicable), or a borrower that is a tenant-in-common, will not dissolve or become a debtor under the Bankruptcy Code.

Environmental Considerations

General.

A lender may be subject to environmental risks when taking a security interest in real property. Of particular concern may be properties that are or have been used for industrial, manufacturing, military or disposal activity. Those environmental risks include the possible diminution of the value of a contaminated property or, as discussed below, potential liability for clean-up costs or other remedial actions that could exceed the value of the property or the amount of the lender’s loan. In some circumstances, a lender may decide to abandon a contaminated real property as collateral for its loan rather than foreclose and risk liability for clean-up costs.

Environmental Assessments.

Environmental reports are generally prepared for mortgaged properties that will be included in the mortgage pool. At the time the Mortgage Loans were originated, it is possible that no environmental assessment or a very limited environmental assessment of the mortgaged properties was conducted.

Superlien Laws.

Under the laws of certain states, failure to perform any investigative and/or remedial action required or demanded by the state of any condition or circumstance that (i) may pose an imminent or substantial endangerment to the human health or welfare or the environment, (ii) may result in a release or threatened release of any hazardous material or hazardous substance, or (iii) may give rise to any environmental claim or demand (each condition or circumstance, an “Environmental Condition”), may give rise to a lien on the property to ensure the reimbursement of investigative and/or remedial costs incurred by the federal or state government. In several states, the lien has priority over the lien of an existing mortgage against the property. In any case, the value of a mortgaged property as collateral for a Mortgage Loan could be adversely affected by the existence of an Environmental Condition.

CERCLA.

The federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, imposes strict liability on present and past “owners” and “operators” of contaminated real property for the costs of clean-up. A secured lender may be liable as an “owner” or “operator” of a contaminated mortgaged property if agents or employees of the lender have participated in the management of the property or the operations of the borrower. Liability may exist even if the lender did not cause or contribute to the contamination and regardless of whether the lender has actually taken possession of the contaminated mortgaged property through foreclosure, deed-in-lieu of foreclosure or otherwise. Moreover, liability is not limited to the original or unamortized principal balance of a loan or to the value of the property securing a loan. Excluded from CERCLA’s definition of “owner” or “operator,” however, is a person who, without participating in the management of the facility, holds indicia of ownership primarily to protect his security interest. This is the so called “secured creditor exemption.”

The Asset Conservation, Lender Liability and Deposit Insurance Protection Act of 1996 (the “Lender Liability Act”) amended, among other things, the provisions of CERCLA with respect to lender liability and the secured creditor exemption. The Lender Liability Act offers substantial protection to lenders by defining the activities in which a lender can engage and still have the benefit of the secured creditor exemption. In order for a lender to be deemed to have participated in the management of a mortgaged property, the lender must actually participate in the operational affairs of the property of the borrower. The Lender Liability Act provides that “merely having the capacity to influence, or unexercised right to control” operations does not constitute participation in management. A lender will lose the protection of the secured creditor exemption only if—

●	it exercises decision-making control over a borrower’s environmental compliance and hazardous substance handling and disposal practices, or

●	assumes day-to-day management of operational functions of a mortgaged property.

The Lender Liability Act also provides that a lender will continue to have the benefit of the secured creditor exemption even if it forecloses on a mortgaged property, purchases it at a foreclosure sale or accepts a deed-in-lieu of foreclosure, provided that the lender seeks to sell that property at the earliest practicable commercially reasonable time on commercially reasonable terms.

CERCLA does not apply to petroleum products, and the secured creditor exclusion does not govern liability for cleanup costs under federal laws other than CERCLA, in particular Subtitle I of the federal Resource Conservation and Recovery Act (“RCRA”) which regulates underground petroleum storage tanks, except heating oil tanks. The EPA has adopted a lender liability rule for underground storage tanks (USTs) under Subtitle I of RCRA. Under that rule a lender with a security interest in an UST or real property containing an UST is not liable as an “owner” or “operator” so long as the lender does not engage in decision making control of the use, storage, filing or dispensing of petroleum contained in the UST, exercise control over the daily operation of the UST, or engage in petroleum production, refining or marketing. Moreover, under the Lender Liability Act, the protections accorded to lenders under CERCLA are also accorded to holders of security interests in underground petroleum storage tanks. It should be noted, however, that liability for cleanup of petroleum contamination may be governed by state law, which may not provide for any specific protection for secured creditors, or alternatively, may not impose liability on secured creditors at all.

Other Federal and State Laws.

Many states have statutes similar to CERCLA, and not all those statutes provide for a secured creditor exemption. In addition, under federal law, there is potential liability relating to hazardous wastes and underground storage tanks under the federal Resource Conservation and Recovery Act.

Some federal, state and local laws, regulations and ordinances govern the management, removal, encapsulation or disturbance of asbestos-containing materials. These laws, as well as common law standards, may—

●	impose liability for releases of or exposure to asbestos-containing materials, and

●	provide for third parties to seek recovery from owners or operators of real properties for personal injuries associated with those releases.

Federal law requires owners of residential housing constructed prior to 1978 to disclose to potential residents or purchasers any known information in their possession regarding the presence of lead-based paint or lead-based paint-related hazards and will impose treble damages for any failure to disclose. In addition, the ingestion of lead-based paint chips or dust particles by children can result in lead poisoning. If lead-based paint hazards exist at a property, then the owner of that property may be held liable for injuries and for the costs of removal or encapsulation of the lead-based paint.

In a few states, transfers of some types of properties are conditioned upon cleanup of contamination prior to transfer. In these cases, a lender that becomes the owner of a property through foreclosure, deed-in-lieu of foreclosure or otherwise, may be required to clean up the contamination before selling or otherwise transferring the property.

Beyond statute-based environmental liability, there exist common law causes of action related to hazardous environmental conditions on a property, such as actions based on nuisance or on toxic tort resulting in death, personal injury or damage to property. While it may be more difficult to hold a lender liable under common law causes of action, unanticipated or uninsured liabilities of the borrower may jeopardize the borrower’s ability to meet its loan obligations or may decrease the re-sale value of the collateral.

Federal, state and local environmental regulatory requirements change often. It is possible that compliance with a new regulatory requirement could impose significant compliance costs on a borrower. These costs may jeopardize the borrower’s ability to meet its loan obligations.

Additional Considerations.

The cost of remediating hazardous substance contamination at a property can be substantial. If a lender becomes liable, it can bring an action for contribution against the owner or operator who created the environmental hazard. However, that individual or entity may be without substantial assets. Accordingly, it is possible that the costs could become a liability of the trust and occasion a loss to the certificateholders. Furthermore, such action against the borrower may be adversely affected by the limitations on recourse in the related loan documents. Similarly, in some states anti-deficiency legislation and other statutes requiring the lender to exhaust its security before bringing a personal action against the borrower trustor (see “—Foreclosure—Anti-Deficiency Legislation” above) may curtail the lender’s ability to recover from its borrower the environmental clean-up and other related costs and liabilities incurred by the lender.

If the operations on a foreclosed property are subject to environmental laws and regulations, the lender will be required to operate the property in accordance with those laws and regulations. This compliance may entail substantial expense, especially in the case of industrial or manufacturing properties.

The Pooling and Servicing Agreement will provide that the Master Servicer or the Special Servicer acting on behalf of the Issuing Entity, may not acquire title to, or possession of, a Mortgaged Property, take over its operation or take any other action that might subject the Issuing Entity to liability under CERCLA or comparable laws unless the Master Servicer or Special Servicer has previously determined, based upon a Phase I environmental site assessment (as described below) or other specified environmental assessment prepared by a person who regularly conducts the environmental assessments, that the mortgaged property is in compliance with applicable environmental laws and that there are no circumstances relating to use, management or disposal of any hazardous materials for which investigation, monitoring, containment, clean-up or remediation could be required under applicable environmental laws, or that it would be in the best economic interest of the Issuing Entity to take any actions as are necessary to bring the Mortgaged Property into compliance with those laws or as may be required under the laws. A Phase I environmental site assessment generally involves identification of recognized environmental conditions (as defined in Guideline E1527-00 of the American Society for Testing and Materials Guidelines) and/or historic recognized environmental conditions (as defined in Guideline E1527-00 of the American Society for Testing and Materials Guidelines) based on records review, site reconnaissance and interviews, but does not involve a more intrusive investigation such as sampling or testing of materials. This requirement is intended to preclude enforcement of the security for the related Mortgage Loan until a satisfactory environmental assessment is obtained or any legally required remedial action is taken, reducing the likelihood that the Issuing Entity will become liable for any Environmental Condition affecting a mortgaged property, but making it more difficult to realize on the security for the Mortgage Loan. However, we cannot assure you that any environmental assessment obtained by the Master Servicer or the Special Servicer will detect all possible Environmental Conditions or that the other requirements of the Pooling and Servicing Agreement, even if fully observed by the Master Servicer and the Special Servicer will in fact insulate the Issuing Entity from liability for Environmental Conditions.

In addition, a lender may be obligated to disclose environmental conditions on a property to government entities and/or to prospective buyers, including prospective buyers at a foreclosure sale or following foreclosure. This disclosure may decrease the amount that prospective buyers are willing to pay for the affected property, sometimes substantially and thereby decrease the ability of the lender to recover its investment in a loan upon foreclosure.

Due-On-Sale and Due-On-Encumbrance Provisions

Some or all of the Mortgage Loans underlying the Offered Certificates may contain due-on-sale and due-on-encumbrance clauses that purport to permit the lender to accelerate the maturity of the loan if the borrower transfers or encumbers the mortgaged property. In recent years, court decisions and legislative actions placed substantial restrictions on the right of lenders to enforce these clauses in many states. However, the Garn-St Germain Depository Institutions Act of 1982 generally preempts state laws that prohibit the enforcement of due-on-sale clauses and permits lenders to enforce these clauses in accordance with their terms, subject to the limitations prescribed in that Act and the regulations promulgated thereunder. The inability to enforce a due-on-sale clause may result in transfer of the related mortgaged property to an uncreditworthy person, which could increase the likelihood of default, which may affect the average life of the Mortgage Loans and the number of Mortgage Loans which may extend to maturity.

The Pooling and Servicing Agreement provides that if any Mortgage Loan contains a provision in the nature of a “due on sale” clause, which by its terms provides that: (i) the Mortgage Loan will (or may at the mortgagee’s option) become due and payable upon the sale or other transfer of an interest in the related mortgaged property; or (ii) the Mortgage Loan may not be assumed without the consent of the related mortgagee in connection with any sale or other transfer, then, for so long as the Mortgage Loan is included in the Issuing Entity, the Master Servicer or Special Servicer, on behalf of the Trustee, will be required to take actions as it deems to be in the best interest of the certificateholders in accordance with the servicing standard set forth in the Pooling and Servicing Agreement, and may waive or enforce any due on sale clause contained in the related Mortgage Loan, in each case subject to any consent rights of the Special Servicer (in the case of an action by the Master Servicer) and the controlling class representative.

In addition, under federal bankruptcy law, due-on-sale clauses may not be enforceable in bankruptcy proceedings and may, under certain circumstances, be eliminated in any modified mortgage resulting from the bankruptcy proceeding.

Junior Liens; Rights of Holders of Senior Liens

The trust may include Mortgage Loans secured by junior liens, while the loans secured by the related senior liens may not be included in that trust. The primary risk to holders of Mortgage Loans secured by junior liens is the possibility that adequate funds will not be received in connection with a foreclosure of the related senior liens to satisfy fully both the senior loans and the junior loan.

In the event that a holder of a senior lien forecloses on a mortgaged property, the proceeds of the foreclosure or similar sale will be applied as follows:

●	first, to the payment of court costs and fees in connection with the foreclosure;

●	second, to real estate taxes;

●	third, in satisfaction of all principal, interest, prepayment or acceleration penalties, if any, and any other sums due and owing to the holder of the senior liens; and

●	last, in satisfaction of all principal, interest, prepayment and acceleration penalties, if any, and any other sums due and owing to the holder of the junior Mortgage Loan.

Subordinate Financing

Some Mortgage Loans underlying Offered Certificates may not restrict the ability of the borrower to use the mortgaged property as security for one or more additional loans, or the restrictions may be unenforceable. Where a borrower encumbers a mortgaged property with one or more junior liens, the senior lender is subjected to the following additional risks:

●	the borrower may have difficulty servicing and repaying multiple loans;

●	if the subordinate financing permits recourse to the borrower, as is frequently the case, and the senior loan does not, a borrower may have more incentive to repay sums due on the subordinate loan;

●	acts of the senior lender that prejudice the junior lender or impair the junior lender’s security, such as the senior lender’s agreeing to an increase in the principal amount of or the interest rate payable on the senior loan, may create a superior equity in favor of the junior lender;

●	if the borrower defaults on the senior loan and/or any junior loan or loans, the existence of junior loans and actions taken by junior lenders can impair the security available to the senior lender and can interfere with or delay the taking of action by the senior lender; and

●	the bankruptcy of a junior lender may operate to stay foreclosure or similar proceedings by the senior lender.

Default Interest and Limitations on Prepayments

Notes and mortgages may contain provisions that obligate the borrower to pay a late charge or additional interest if payments are not timely made. They may also contain provisions that prohibit prepayments for a specified period and/or condition prepayments upon the borrower’s payment of prepayment premium, fee or charge. In some states, there are or may be specific limitations upon the late charges that a lender may collect from a borrower for delinquent payments. Some states also limit the amounts that a lender may collect from a borrower as an additional charge if the loan is prepaid. In addition, the enforceability of provisions that provide for prepayment premiums, fees and charges upon an involuntary prepayment is unclear under the laws of many states. Some state statutory provisions may also treat certain prepayment premiums, fees and charges as usurious if in excess of statutory limits. See “—Applicability of Usury Laws” below.

Further, some of the Mortgage Loans underlying the Offered Certificates may not require the payment of specified fees as a condition to prepayment or these requirements have expired, and to the extent some

Mortgage Loans do require these fees, these fees may not necessarily deter borrowers from prepaying their Mortgage Loans.

Applicability of Usury Laws

State and federal usury laws limit the interest that lenders are entitled to receive on a Mortgage Loan. In determining whether a given transaction is usurious, courts may include charges in the form of “points” and “fees” as “interest”, but may exclude payments in the form of “reimbursement of foreclosure expenses” or other charges found to be distinct from “interest”. If, however, the amount charged for the use of the money loaned is found to exceed a statutorily established maximum rate, the loan is generally found usurious regardless of the form employed or the degree of overcharge. Title V of the Depository Institutions Deregulation and Monetary Control Act of 1980 (“Title V”) provides that state usury limitations will not apply to various types of residential, including multifamily, first Mortgage Loans originated by particular lenders after March 31, 1980. Title V authorized any state to reimpose interest rate limits by adopting, before April 1, 1983, a law or constitutional provision that expressly rejects application of the federal law. In addition, even where Title V is not rejected, any state is authorized by the law to adopt a provision limiting discount points or other charges on Mortgage Loans covered by Title V. Some states have taken action to reimpose interest rate limits and/or to limit discount points or other charges.

Statutes differ in their provisions as to the consequences of a usurious loan. One group of statutes requires the lender to forfeit the interest due above the applicable limit or imposes a specified penalty. Under this statutory scheme, the borrower may cancel the recorded mortgage or deed of trust upon paying its debt with lawful interest, and the lender may foreclose, but only for the debt plus lawful interest. A second group of statutes is more severe. A violation of this type of usury law results in the invalidation of the transaction, permitting the borrower to cancel the recorded mortgage or deed of trust without any payment or prohibiting the lender from foreclosing.

Americans with Disabilities Act

Under Title III of the Americans with Disabilities Act of 1990 and rules promulgated thereunder, in order to protect individuals with disabilities, owners of public accommodations, such as hotels, restaurants, shopping centers, hospitals, schools and social service center establishments, must remove architectural and communication barriers which are structural in nature from existing places of public accommodation to the extent “readily achievable.” In addition, under the ADA, alterations to a place of public accommodation or a commercial facility are to be made so that, to the maximum extent feasible, the altered portions are readily accessible to and usable by disabled individuals. The “readily achievable” standard takes into account, among other factors, the financial resources of the affected property owner, landlord or other applicable person. In addition to imposing a possible financial burden on the borrower in its capacity as owner or landlord, the ADA may also impose requirements on a foreclosing lender who succeeds to the interest of the borrower as owner or landlord. Furthermore, because the “readily achievable” standard may vary depending on the financial condition of the owner or landlord, a foreclosing lender that is financially more capable than the borrower of complying with the requirements of the ADA may be subject to more stringent requirements than those to which the borrower is subject.

Servicemembers Civil Relief Act

Under the terms of the Servicemembers Civil Relief Act, a borrower who enters military service after the origination of the borrower’s Mortgage Loan, including a borrower who was in reserve status and is called to active duty after origination of the Mortgage Loan, may not be charged interest, including fees and charges, above an annual rate of 6% during the period of the borrower’s active duty status, unless a court orders otherwise upon application of the lender. The Relief Act applies to individuals who are members of the Army, Navy, Air Force, Marines, National Guard, Reserves, Coast Guard and officers of the U.S. Public Health Service or the National Oceanic and Atmospheric Administration assigned to duty with the military. Because the Relief Act applies to individuals who enter military service, including reservists who are called to active duty, after origination of the related Mortgage Loan, no information can be provided as to the number of loans with individuals as borrowers that may be affected by the Relief Act.

Application of the Relief Act would adversely affect, for an indeterminate period of time, the ability of a Master Servicer or Special Servicer to collect full amounts of interest on an affected Mortgage Loan. Any shortfalls in interest collections resulting from the application of the Relief Act would result in a reduction of the amounts payable to the holders of the Certificates, and would not be covered by advances or any form of credit support provided in connection with the Certificates. In addition, the Relief Act imposes limitations that would impair the ability of a Master Servicer or Special Servicer to foreclose on an affected Mortgage Loan during the borrower’s period of active duty status and, under some circumstances, during an additional three month period after the active duty status ceases.

In addition, pursuant to the laws of various states, under certain circumstances, payments on Mortgage Loans by residents in such states who are called into active duty with the National Guard or the reserves will be deferred. These state laws may also limit the ability of the Master Servicer to foreclose on the related mortgaged property. This could result in delays or reductions in payment and increased losses on the Mortgage Loans that would be borne by certificateholders.

Anti-Money Laundering, Economic Sanctions and Bribery

Many jurisdictions have adopted wide-ranging anti-money laundering, economic and trade sanctions, and anti-corruption and anti-bribery laws, and regulations (collectively, the “Requirements”). Any of the Depositor, the Issuing Entity, the underwriters, the Master Servicer, the Special Servicer, the Trustee or the Certificate Administrator could be requested or required to obtain certain assurances from prospective investors intending to purchase Offered Certificates and to retain such information or to disclose information pertaining to them to governmental, regulatory or other authorities or to financial intermediaries or engage in due diligence or take other related actions in the future. It is the policy of the Depositor, the Issuing Entity, the underwriters, the Master Servicer, the Special Servicer, the Trustee and the Certificate Administrator to comply with the Requirements to which they are or may become subject and to interpret such Requirements broadly in favor of disclosure. Failure to honor any request by the Depositor, the Issuing Entity, the underwriters, the Master Servicer, the Special Servicer, the Trustee or the Certificate Administrator to provide requested information or take such other actions as may be necessary or advisable for the Depositor, the Issuing Entity, the underwriters, the Master Servicer, the Special Servicer, the Trustee or the Certificate Administrator to comply with any Requirements, related legal process or appropriate requests (whether formal or informal) may result in, among other things, a forced sale to another investor of such investor’s Offered Certificates. In addition, each of the Depositor, the Issuing Entity, the underwriters, the Master Servicer, the Special Servicer, the Trustee and the Certificate Administrator intends to comply with the U.S. Bank Secrecy Act, the USA Patriot Act and any other anti-money laundering and anti-terrorism, economic and trade sanctions, and anti-corruption or anti-bribery laws, and regulations of the United States and other countries, and will disclose any information required or requested by authorities in connection therewith.

Potential Forfeiture of Assets

Federal law provides that assets (including property purchased or improved with assets) derived from criminal activity or otherwise tainted, or used in the commission of certain offenses are subject to the blocking requirements of economic sanctions laws and regulations, and can be blocked and/or seized by and ordered forfeited to the United States of America. The offenses that can trigger such a blocking and/or seizure and forfeiture include, among others, violations of the Racketeer Influenced and Corrupt Organizations Act, the Bank Secrecy Act, the anti-money-laundering, anti-terrorism, economic sanctions, and anti-bribery laws and regulations, including the USA Patriot Act and the regulations issued pursuant to the USA Patriot Act, as well as the narcotic drug laws. Under procedures contained in the Comprehensive Crime Control Act of 1984, the government may seize the property even before conviction. The government must publish notice of the forfeiture proceeding and may give notice to all parties “known to have an alleged interest in the property,” including the holders of Mortgage Loans.

A lender may avoid forfeiture of its interest in the property if it establishes that—

●	its mortgage was executed and recorded before commission of the illegal conduct from which the assets used to purchase or improve the property were derived or before the commission of any other crime upon which the forfeiture is based, or

●	the lender, at the time of execution of the mortgage, “did not know or was reasonably without cause to believe that the property was subject to forfeiture.”

However, there is no assurance that such defense will be successful.

Ratings

It is a condition to the issuance of each Class of Offered Certificates that it receives an investment grade credit rating from one or more NRSROs engaged by the Depositor to rate the Offered Certificates (each such NRSRO engaged by the Depositor to rate the Offered Certificates, a “Rating Agency” and, collectively, the “Rating Agencies”). Typically, the four highest rating categories, within which there may be sub-categories or gradations indicating relative standing, signify investment grade.

We are not obligated to maintain any particular rating with respect to any Class of Offered Certificates. Changes affecting the Mortgage Loans, the Mortgaged Properties, the Sponsors, the Certificate Administrator, the Trustee, the Operating Advisor, the Asset Representations Reviewer, the Master Servicer, the Special Servicer, any Outside Servicer, any Outside Special Servicer or another person may have an adverse effect on the ratings of the Offered Certificates, and thus on the liquidity, market value and regulatory characteristics of the Offered Certificates, although such adverse changes would not necessarily be an event of default under the applicable Mortgage Loan.

A securities rating on mortgage pass-through Certificates addresses credit risk and the likelihood of full and timely payment to the applicable certificateholders of all distributions of interest at the applicable pass-through rate on the Certificates in question on each distribution date and, except in the case of interest-only Certificates, the ultimate payment in full of the certificate balance of each Class of Certificates in question on a date that is not later than the rated final distribution date with respect to such Class of Certificates. A rating takes into consideration, among other things, the credit quality of the Mortgage Pool, structural and legal aspects associated with the Certificates in question, and the extent to which the payment stream from the Mortgage Pool is adequate to make payments required under the Certificates in question. A securities rating on mortgage pass-through Certificates does not, however, represent any assessment of or constitute a statement regarding—

●	whether the price paid for those Certificates is fair;

●	whether those Certificates are a suitable investment for any particular investor;

●	the tax attributes of those Certificates or of the trust;

●	the yield to maturity or, if they have principal balances, the average life of those Certificates;

●	the likelihood, timing or frequency of prepayments (whether voluntary or involuntary) of principal on the underlying Mortgage Loans;

●	the degree to which the amount or frequency of prepayments on the underlying Mortgage Loans might differ from those originally anticipated;

●	the allocation of prepayment interest shortfalls or whether any compensating interest payments will be made;

●	whether or to what extent the interest payable on those Certificates may be reduced in connection with interest shortfalls resulting from the timing of voluntary prepayments;

●	the likelihood that any amounts other than interest at the related mortgage interest rates and principal will be received with respect to the underlying Mortgage Loans;

●	the likelihood or frequency of yield maintenance charges, assumption fees or penalty charges; or

●	if those Certificates provide solely or primarily for payments of interest, whether the holders, despite receiving all payments of interest to which they are entitled, would ultimately recover their initial investments in those Certificates.

See “Risk Factors—Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded”.

In addition, a securities rating on mortgage pass-through Certificates does not represent an assessment of the yield to maturity that investors may experience or the possibility that the holders of interest-only Certificates might not fully recover their initial investments in the event of delinquencies or defaults or rapid prepayments on the underlying Mortgage Loans (including both voluntary and involuntary prepayments) or the application of any realized losses. In the event that the holders of such Certificates do not fully recover their investment as a result of rapid principal prepayments on the Mortgage Loans, all amounts “due” to such holders will nevertheless have been paid, and such result is consistent with the securities ratings assigned to such Certificates. The Notional Amount of the Class X-A Certificates may be reduced by the allocation of Realized Losses and prepayments, whether voluntary or involuntary, to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB and/or Class A-S Certificates. The securities ratings do not address the timing or magnitude of reductions of such Notional Amount, but only the obligation to distribute interest timely on each such Notional Amount as so reduced from time to time. Therefore, the securities ratings of the Class X-A Certificates should be evaluated independently from similar ratings on other types of securities.

NRSROs that were not engaged by the Depositor to rate the Offered Certificates may nevertheless issue unsolicited credit ratings on one or more Classes of Offered Certificates, relying on information they receive pursuant to Rule 17g-5 or otherwise. If any such unsolicited ratings are issued, we cannot assure you that they will not be different from any ratings assigned by the Rating Agencies. The issuance of unsolicited ratings by any NRSRO on a Class of the Offered Certificates that are lower than the ratings assigned by the Rating Agencies may adversely impact the liquidity, market value and regulatory characteristics of that Class.

As part of the process of obtaining ratings for the Offered Certificates, the Depositor had initial discussions with and submitted certain materials to six NRSROs, including the Rating Agencies. Based on preliminary feedback from those NRSROs at that time, the Depositor selected the Rating Agencies to rate the Offered Certificates and not the other NRSROs, due in part to their initial subordination levels for the various Classes of the Certificates. In the case of one of the Rating Agencies, the Depositor has requested ratings for only certain Classes of the Offered Certificates, due in part to the initial subordination levels provided by such Rating Agency for the various Classes of the Offered Certificates. Had the Depositor selected alternative NRSROs to rate the Offered Certificates, we cannot assure you as to the ratings that such other NRSROs would have ultimately assigned to the Offered Certificates. Although unsolicited ratings may be issued by any NRSRO, an NRSRO might be more likely to issue an unsolicited rating if it was not selected after having provided preliminary feedback to the Depositor. Had the Depositor requested each of the Rating Agencies to rate all Classes of the Offered Certificates, we cannot assure you as to the ratings that any such engaged NRSRO would have ultimately assigned to the Classes of Offered Certificates that it did not rate.

Furthermore, the SEC may determine that any or all of the Rating Agencies no longer qualifies as an NRSRO or is no longer qualified to rate the Offered Certificates, and that determination may also have an adverse effect on the liquidity, market value and regulatory characteristics of the Offered Certificates.

Certain actions provided for in the loan agreements require, as a condition to taking such action, that a Rating Agency Confirmation be obtained from each Rating Agency. In certain circumstances, this condition may be deemed to have been met or waived without such a Rating Agency Confirmation being obtained. See the definition of “Rating Agency Confirmation” in this prospectus. In the event such an action is taken without a Rating Agency Confirmation being obtained, we cannot assure you that the applicable Rating Agency will not downgrade, qualify or withdraw its ratings as a result of the taking of such action. If you invest in the Offered Certificates, pursuant to the Pooling and Servicing Agreement your acceptance of Offered Certificates will constitute an acknowledgment and agreement with the procedures relating to Rating Agency Confirmations described under the definition of “Rating Agency Confirmation” in this prospectus.

Any rating of the Offered Certificates should be evaluated independently from similar ratings on other types of securities. A security rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time by the assigning Rating Agency.

Pursuant to agreements between Depositor and each Rating Agency, the Rating Agencies will provide ongoing ratings surveillance with respect to the Offered Certificates for as long as they remain issued and outstanding. The Depositor is responsible for the fees paid to the Rating Agencies to rate and to provide ongoing rating surveillance with respect to the Offered Certificates.

Plan of Distribution (Underwriter Conflicts of Interest)

Subject to the terms and conditions set forth in an underwriting agreement with respect to the Offered Certificates (the “Underwriting Agreement”) among the Depositor and the underwriters, the Depositor has agreed to sell to the underwriters, and the underwriters have severally but not jointly agreed to purchase from the Depositor, the respective Certificate Balance or Notional Amount, as applicable, of each Class of Offered Certificates set forth below.

Class	Citigroup Global Markets Inc.	Deutsche Bank Securities Inc.	J.P. Morgan Securities LLC	Drexel Hamilton, LLC	Academy Securities, Inc.
Class A-1	$3,976,951	$6,477,331	$5,855,718	$0	$0
Class A-2	$54,114,331	$88,136,972	$79,678,697	$0	$0
Class A-3	$1,443,504	$2,351,061	$2,125,435	$0	$0
Class A-4	$52,424,552	$85,384,802	$77,190,646	$0	$0
Class A-5	$78,441,518	$127,759,094	$115,498,388	$0	$0
Class A-AB	$5,513,600	$8,980,098	$8,118,302	$0	$0
Class X-A	$230,899,432	$376,070,012	$339,979,556	$0	$0
Class A-S	$34,984,977	$56,980,654	$51,512,369	$0	$0
Class B	$12,244,668	$19,943,110	$18,029,222	$0	$0
Class C	$10,495,396	$17,094,037	$15,453,567	$0	$0

The Depositor estimates that its share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $[___________].

The Underwriting Agreement provides that the obligations of the underwriters will be subject to certain conditions precedent and that the underwriters will be obligated to purchase all Offered Certificates if any are purchased. In the event of a default by any underwriter, the Underwriting Agreement provides that, in certain circumstances, purchase commitments of the non-defaulting underwriter(s) may be increased or the Underwriting Agreement may be terminated.

The Depositor and the Sponsors have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act. The parties to the Pooling and Servicing Agreement have also severally agreed to indemnify the underwriters, and the underwriters, severally and not jointly, have agreed to indemnify the Depositor and controlling persons of the Depositor, against certain liabilities, including liabilities under the Securities Act, and have agreed to contribute to payments required to be made in respect of these liabilities.

The Depositor has been advised by the underwriters that they propose to offer the Offered Certificates to the public from time to time in one or more negotiated transactions, or otherwise, at varying prices to be determined at the time of sale. Proceeds to the Depositor from the sale of Offered Certificates will be approximately [__]% of the initial aggregate principal balance of the Offered Certificates, plus accrued interest on the Offered Certificates from August 1, 2019, before deducting expenses payable by the Depositor. The underwriters may effect the transactions by selling the Offered Certificates to or through dealers, and the dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the underwriters. In connection with the purchase and sale of the Offered Certificates, the underwriters and dealers may be deemed to have received compensation from the Depositor in the form of underwriting discounts and commissions.

We anticipate that the Offered Certificates will be sold primarily to institutional investors. Purchasers of Offered Certificates, including dealers, may, depending on the facts and circumstances of those purchases, be deemed to be “underwriters” within the meaning of the Securities Act in connection with reoffers and resales by them of Offered Certificates. If you purchase Offered Certificates, you should consult with your legal advisors in this regard prior to any reoffer or resale. The Offered Certificates are a new issue of securities with no established trading market. Although the Depositor has been advised by the underwriters that they intend to make a market in the Offered Certificates, they are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Offered Certificates. Further, we cannot assure you that a secondary market for the Offered Certificates will develop or, if it does develop, that it will continue. See “Risk Factors—The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline”.

The primary source of ongoing information available to investors concerning the Offered Certificates will be the monthly statements discussed under “Description of the Certificates—Reports to Certificateholders; Certain Available Information” in this prospectus, which will include information as to the outstanding principal balance or notional amount, as applicable, of the Offered Certificates and the status of the applicable form of credit enhancement. Except as described under “Description of the Certificates—Reports to Certificateholders; Certain Available Information” in this prospectus, we cannot assure you that any additional information regarding the Offered Certificates will be available through any other source. In addition, we are not aware of any source through which price information about the Offered Certificates will be generally available on an ongoing basis. The limited nature of that information regarding the Offered Certificates may adversely affect the liquidity of the Offered Certificates, even if a secondary market for the Offered Certificates becomes available.

Citigroup Global Markets Inc., one of the underwriters, is an affiliate of (i) the Depositor, (ii) Citibank (the Certificate Administrator and Custodian), and (iii) CREFI (a Sponsor, an originator, a Risk Retention Consultation Party, the Retaining Sponsor and the current holder (or an affiliate of the current holder) of the Zappettini Portfolio Pari Passu Companion Loan and The Centre Pari Passu Companion Loan. Deutsche Bank Securities Inc., one of the underwriters, is an affiliate of (i) DBRI (which is the current holder of one or more of the Woodlands Mall Pari Passu Companion Loans and is expected, prior to pricing of the Offered Certificates, to purchase for cash from DBNY (a) the Woodlands Mall Loan Combination and (b) a 100% equity participation interest in each of the GACC Mortgage Loans (other than the Woodlands Mall Mortgage Loan) and own such Loan Combination or 100% equity participation interests prior to GACC selling the GACC Mortgage Loans and the Woodlands Mall Trust Subordinate Companion Loan to the issuing entity on the Closing Date), (ii) Deutsche Bank AG, New York Branch (an originator, a Retaining Party, a Risk Retention Consultation Party and the current holder of the one or more of the 30 Hudson Yards Pari Passu Companion Loans and one or more of the 3 Columbus Circle Pari Passu Companion Loans, each of which Companion Loans it expects to transfer to DBRI), and (iii) GACC (a Sponsor). J.P. Morgan Securities LLC, one of the underwriters, is an affiliate of JPMCB (a Sponsor, an originator, a Retaining Party, a Risk Retention Consultation Party and the current holder (or an affiliate of the current holder) of one or more of the Osborn Triangle Pari Passu Companion Loans, one or more of the 3 Columbus Circle Pari Passu Companion Loans and one or more of the Grand Canal Shoppes Pari Passu Companion Loans). See “Risk Factors—Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned with Your Interests” and “—Interests and Incentives of the Underwriter Entities May Not Be Aligned with Your Interests” in this prospectus.

A substantial portion of the net proceeds of this offering (after the payment of underwriting compensation and transaction expenses) is intended to be directed to affiliates of Citigroup Global Markets Inc., one of the underwriters and one of the co-lead managers and joint bookrunners for this offering, J.P. Morgan Securities LLC, one of the underwriters and one of the co-lead managers and joint bookrunners for this offering, and Deutsche Bank Securities Inc., one of the underwriters and one of the co-lead managers and joint bookrunners for this offering. That flow of funds will occur by means of the collective effect of the payment by the underwriters to the Depositor of the purchase price for the Offered Certificates and (i) the payment by the Depositor to CREFI, an affiliate of Citigroup Global Markets Inc., in its capacity as a Sponsor, of the purchase price for the CREFI Mortgage Loans, (ii) the payment by the Depositor to GACC, an affiliate of Deutsche Bank Securities Inc., in its capacity as a Sponsor, of the purchase price for the GACC Mortgage Loans, and (iii) the payment by the Depositor to JPMCB, an affiliate of J.P. Morgan Securities LLC, in its capacity as a Sponsor, of the purchase price for the JPMCB Mortgage Loans. See “Transaction Parties—The Sponsors and the Mortgage Loan Sellers”.

As a result of the circumstances described above, each of Citigroup Global Markets Inc., Deutsche Bank Securities Inc. and J.P. Morgan Securities LLC has a “conflict of interest” within the meaning of Rule 5121 of the consolidated rules of The Financial Industry Regulatory Authority, Inc. In addition, other circumstances exist that result in the underwriters or their affiliates having conflicts of interest, notwithstanding that such circumstances may not constitute a “conflict of interest” within the meaning of such Rule 5121. See “Risk Factors—Interests and Incentives of the Underwriter Entities May Not Be Aligned with Your Interests”.

Incorporation of Certain Information by Reference

All reports filed or caused to be filed by the Depositor with respect to the Issuing Entity before the termination of this offering pursuant to Section 13(a), 13(c) or 15(d) of the Securities Exchange Act of 1934, as amended, that relate to the Offered Certificates (other than annual reports on Form 10-K) will be deemed to be incorporated by reference into this prospectus, except that if an Outside Servicing Agreement is entered into after termination of this offering, any current report on Form 8-K filed after termination of this offering that includes as an exhibit such Outside Servicing Agreement will be deemed to be incorporated by reference into this prospectus.

In addition, any disclosures filed, on or prior to the date of filing of this prospectus, as exhibits to Form ABS-EE by or on behalf of the Depositor with respect to the Issuing Entity will be deemed to be incorporated by reference into this prospectus.

The Depositor will provide or cause to be provided without charge to each person to whom this prospectus is delivered in connection with this offering (including beneficial owners of the Offered Certificates), upon written or oral request of that person, a copy of any or all documents or reports incorporated in this prospectus by reference, in each case to the extent the documents or reports relate to the Offered Certificates, other than the exhibits to those documents (unless the exhibits are specifically incorporated by reference in those documents). Requests to the Depositor should be directed in writing to its principal executive offices at 388 Greenwich Street, 6th Floor, New York, New York 10013, or by telephone at (212) 816-6000.

Where You Can Find More Information

 The Depositor has filed a Registration Statement on Form SF-3 (SEC File No. 333-228597) (the “Registration Statement”) relating to multiple series of CMBS, including the Offered Certificates, with the SEC.  This prospectus will form a part of the Registration Statement, but the Registration Statement includes additional information. Copies of the Registration Statement and other materials filed with or furnished to the SEC, including distribution reports on Form 10-D, annual reports on Form 10-K, current reports on Form 8-K, and reports on Forms ABS-15G and Forms ABS-EE and any amendments to these reports may be read and copied at the Public Reference Section of the SEC, 100 F Street N.E., Washington, D.C. 20549, on official business days between the hours of 10:00 a.m. and 3:00 p.m. Information regarding the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains an internet site at “http://www.sec.gov” at which you can view and download copies of this prospectus and other information filed or furnished electronically through the Electronic Data Gathering, Analysis and Retrieval (“EDGAR”) system. The SEC maintains computer terminals providing access to the EDGAR system at each of the offices referred to above.

The Depositor has met the registrant requirements of Section I.A.1. of the General Instructions to the Registration Statement.

Copies of all reports of the Issuing Entity on Forms ABS-EE, 10-D, 10-K and 8-K will also be made available on the website of the Certificate Administrator as soon as reasonably practicable after these materials are electronically filed with or furnished to the SEC through the EDGAR system.

Financial Information

The Issuing Entity will be newly formed and will not have engaged in any business activities or have any assets or obligations prior to the issuance of the Offered Certificates. Accordingly, no financial statements with respect to the Issuing Entity are included in this prospectus.

The Depositor has determined that its financial statements will not be material to the offering of the Offered Certificates.

Legal Matters

The validity of the Offered Certificates and certain federal income tax matters will be passed upon for the Depositor by Orrick, Herrington & Sutcliffe LLP, New York, New York. Certain legal matters will be passed upon for the underwriters by Sidley Austin LLP, New York, New York.

Index of Certain Defined Terms

10000 Santa Monica Boulevard Co-Lender Agreement	276
10000 Santa Monica Boulevard Companion Loans	276
10000 Santa Monica Boulevard Control Appraisal Period	281
10000 Santa Monica Boulevard Controlling Noteholder	279
10000 Santa Monica Boulevard Defaulted Mortgage Loan Purchase Price	282
10000 Santa Monica Boulevard Loan Combination	275
10000 Santa Monica Boulevard Major Decision	280
10000 Santa Monica Boulevard Pari Passu Companion Loans	275
10000 Santa Monica Boulevard Senior Loans	276
10000 Santa Monica Boulevard Subordinate Companion Loan	275
10000 Santa Monica Boulevard Subordinate Companion Loan Holder	276
17g-5 Information Provider	393
1986 Act	531
2 MacArthur Co-Lender Agreement	284
2 MacArthur Control Appraisal Period	288
2 MacArthur Controlling Noteholder	287
2 MacArthur Defaulted Note Purchase Date	290
2 MacArthur Lead Securitization	289
2 MacArthur Loan Combination	283
2 MacArthur Major Decision	289
2 MacArthur Note A	283
2 MacArthur Note A Holder	283, 287
2 MacArthur Note A Percentage Interest	287
2 MacArthur Note A Rate	287
2 MacArthur Note A Relative Spread	287
2 MacArthur Noteholder	289
2 MacArthur Purchase Notice	289
2 MacArthur Senior Note	283
2 MacArthur Sequential Pay Event	287
2 MacArthur Subordinate Companion Loan	283
2 MacArthur Subordinate Companion Loan Holder	283
2 MacArthur Subordinate Companion Loan Percentage Interest	287
2 MacArthur Subordinate Companion Loan Rate	287
2 MacArthur Subordinate Companion Loan Relative Spread	287
2 MacArthur Workout	284
2015 Budget Act	538
3 Columbus Circle Co-Lender Agreement	269
3 Columbus Circle Control Appraisal Period	269
3 Columbus Circle Controlling Noteholder	272
3 Columbus Circle Loan Combination	268
3 Columbus Circle Major Decision	274
3 Columbus Circle Pari Passu Companion Loans	268
3 Columbus Circle Subordinate Companion Loan	268
30 Hudson Yards A Notes	238
30 Hudson Yards Co-Lender Agreement	239
30 Hudson Yards Companion Loans	238
30 Hudson Yards Controlling Noteholder	244
30 Hudson Yards Default Interest Rate	244
30 Hudson Yards Directing Holder	244
30 Hudson Yards Lead Securitization Companion Loans	238
30 Hudson Yards Loan Combination	238
30 Hudson Yards Loan Combination Interest Rate	244
30 Hudson Yards Note A Holder	238
30 Hudson Yards Note A Holders	238
30 Hudson Yards Note Interest Rate	244
30 Hudson Yards Noteholders	239
30 Hudson Yards Pari Passu Companion Loans	238
30 Hudson Yards Senior Notes	238
30 Hudson Yards Servicer	239
30 Hudson Yards Special Servicer	239
30 Hudson Yards Subordinate Companion Loan Holder	238
30 Hudson Yards Subordinate Companion Loan Holders	238
30 Hudson Yards Subordinate Companion Loans	238
30 Hudson Yards Triggering Event of Default	244
30 Hudson Yards Trustee	239
30/360 Basis	372
AB Loan Combination	163
AB Modified Loan	450
Accelerated Mezzanine Loan	483
Acceptable Insurance Default	415
ACM	16
Acquired Parcel	222
Actual/360 Basis	211
Adjusted Release Amount	218, 219
Administrative Fee Rate	436
ADR	166
Advance Rate	420
Advances	420
Affiliate	13
Affirmative Asset Review Vote	496
Agency Lease	208
Aggregate Pooled Available Funds	364
Aggregate Principal Distribution Amount	373
AGR	210
Allocated Cut-off Date Loan Amount	166
Ancillary Fees	431
Annual Debt Service	166
Anticipated Repayment Date	211
AOD	189

Appraisal Reduction Amount	447
Appraisal Reduction Event	446
Appraised Value	166
Appraised-Out Class	451
Appraiser	448
Approved Exchange	14
Approximate Initial Credit Support	3
ARD	167
ARD Loan	211
Assessment of Compliance	453
Asset Representations Reviewer	338
Asset Representations Reviewer Asset Review Fee	437
Asset Representations Reviewer Ongoing Fee	437
Asset Representations Reviewer Ongoing Fee Rate	437
Asset Representations Reviewer Termination Event	500
Asset Representations Reviewer Upfront Fee	436
Asset Review	497
Asset Review Notice	496
Asset Review Quorum	496
Asset Review Report	498
Asset Review Report Summary	498
Asset Review Standard	497
Asset Review Trigger	495
Asset Review Vote Election	496
Assumed Certificate Coupon	352
Assumed Final Distribution Date	379
Assumption Fees	431
Attestation Report	453
Available Funds	364
Balloon Balance	167
Balloon Mortgage Loans	211
Bankruptcy Code	78
Bartow Access Restriction Event	218
Bartow Access Restriction Payment	218
Bartow License Agreement	205
Base Interest Fraction	378
BBCMS 2019-C3 Pooling and Servicing Agreement	511
BCBS	76
BEA	188
Beds	173
Benchmark 2019-B10 Asset Representations Reviewer	269
Benchmark 2019-B10 Certificate Administrator	269
Benchmark 2019-B10 Consultation Termination Event	274
Benchmark 2019-B10 Control Termination Event	274
Benchmark 2019-B10 Non-Controlling Note Holder	273
Benchmark 2019-B10 Operating Advisor	269
Benchmark 2019-B10 Pooling and Servicing Agreement	510
Benchmark 2019-B10 Servicer	269
Benchmark 2019-B10 Special Servicer	269
Benchmark 2019-B10 Trustee	269
Benchmark 2019-B11 Pooling and Servicing Agreement	511
Borrower Delayed Reimbursements	431
Borrower Party	483
BPG	208
BPG Guarantors	209
B-Piece Buyer	150
BSCMI	315
CAM	16
CBE	524
CCP PILOT	207
CCP Taxes	208
CDI 202.01	77
Centre Available Funds	366
Centre Control Appraisal Period	291
Centre Control Eligible Certificates	481
Centre Controlling Class	481
Centre Controlling Class Certificateholder	481
Centre Controlling Class Representative	480
Centre Loan-Specific Certificates	4, 362
Centre Loan-Specific HRR Certificates	5
Centre Major Decision	293
Centre Retaining Third Party Purchaser	5, 343, 493
Certificate Administrator	325
Certificate Balance	362
Certificate Owner	387
Certificate Summary	10
Certificateholder	387
Certificateholder Quorum	462
Certificateholder Repurchase Request	502
Certificates	361
Certified Operating Histories	14
Certified Rent Roll	14
Certifying Certificateholder	397
CGMRC	299
CIRE Substitute Property	221
Citibank	325
City Tax Fiscal Year	207
Class	361
Class A-AB Scheduled Principal Balance	368
Class X Certificates	3, 361
Class X Strip Rate	372
Clearstream	394
Clearstream Participants	396
Closing Date	165, 361
Club Lease	178
CMBS	74, 307, 328
CMBS B-Piece Securities	347
Code	529
Co-Lender Agreement	233
Collateral Deficiency Amount	450
Collection Account	424
Collection Period	367
Collective Investment Scheme	11
COMM Conduit/Fusion	308
COMM FL	308

Communication Request	397
Companion Loan	163
Companion Loan Holder	408
Companion Loan Rating Agency	459
Companion Note	229
Company Lease	208
Compensating Interest Payment	380
Completion	207
Consent Fees	430
Constraining Level	351
Consultation Election Notice	504
Consultation Requesting Certificateholder	504
Consultation Termination Event	482
Consulting Party	486
Contraction Exercise Date	196
Contraction Floors	196
Control Appraisal Period	482
Control Eligible Certificates	480
Control Termination Event	482
Controlling Class	480
Controlling Class Certificateholder	480
Controlling Class Representative	479
Controlling Companion Loan	410
Controlling Note	230
Controlling Note Holder	230
Controlling Owner	15
Controlling Pari Passu Companion Loan	411
Controlling Pari Passu Companion Loan Securitization Date	411
Corrected Loan	416
Corresponding Pooled Principal Balance Certificates	4, 363
CPR	520
CPY	353
Credit Risk Retention	342
Credit Risk Retention Rules	342
CREFC®	384
CREFC® Intellectual Property Royalty License Fee	436
CREFC® Intellectual Property Royalty License Fee Rate	436
CREFC® Reports	384
CREFI	164, 299
CREFI Data File	300
CREFI Mortgage Loans	164
CREFI Securitization Database	300
CREFI VRR Interest Portion	343
Crossed Group	168
Crossed Mortgage Loan	3
Cross-Over Date	371
CRR	75
Cumulative Appraisal Reduction Amount	450
Cure/Contest Period	498
Custodian	325, 476
Cut-off Date	163
Cut-off Date Balance	163
Cut-off Date DSCR	169
Cut-off Date Loan-to-Value Ratio	168
Cut-off Date LTV Ratio	168
DBNY	307, 342
DBNY VRR Interest Portion	314, 342
DBRI	307
DBRS	328
DCP	188
Debt Service Coverage Ratio	169
Debt Yield on Underwritten NCF	168
Debt Yield on Underwritten Net Cash Flow	168
Debt Yield on Underwritten Net Operating Income	169
Debt Yield on Underwritten NOI	169
Defaulted Mortgage Loan	434
Defeasance	10, 11
Defeasance Deposit	216
Defeasance Loans	215
Defeasance Lock Out Period	215
Defeasance Option	215
Defective Mortgage Loan	406
Definitive Certificate	394
Delegated Directive	13
Delinquent Loan	495
Depositaries	394
Depositor	165, 323
Determination Date	363
Deutsche Bank	307
Diligence File	400
Directing Holder	478
Disclosable Special Servicer Fees	435
Discount Yield	350
Dispute Resolution Consultation	504
Dispute Resolution Cut-off Date	504
Disqualified Transferee	208
Distribution Account	424
Distribution Date	363
DMARC	308
Document Defect	400
Dodd-Frank Act	76
DOJ	307
DSCR	169
DTC	394
DTC Participants	394
DTC Rules	395
Due Date	210, 368
Due Diligence Questionnaire	300
Due Period	368
EDGAR	575
EEA	12
Eligible Asset Representations Reviewer	499
Eligible Operating Advisor	492
Enforcing Party	503
Enforcing Servicer	502
Environmental Condition	565, 13, 15
Environmental Insurance Policy	16
ERISA	541
ESA	187, 311, 319, 13, 15
Escrow/Reserve Mitigating Circumstances	313, 321
EU Risk Retention and Due Diligence Requirements	75
EU Securitization Regulation	13

Euroclear	394
Euroclear Operator	396
Euroclear Participants	396
Excess Interest	119, 211
Excess Interest Distribution Account	425
Excess Liquidation Proceeds Reserve Account	425
Excess Modification Fees	430
Excess Penalty Charges	431
Excess Prepayment Interest Shortfall	381
Exchange Act	298, 314
Exchange Parcel	222
Excluded Controlling Class Holder	150, 390
Excluded Controlling Class Mortgage Loan	150, 482
Excluded Information	150, 391
Excluded Mortgage Loan	482
Excluded Mortgage Loan Special Servicer	463
Excluded RRCP Mortgage Loan	359
excluded special servicer	145
Excluded Special Servicer Information	391
Excluded Special Servicer Mortgage Loan	463
Exemption Rating Agency	544
Expected Price	355
Expected Prices	355
FATCA	539
FDIC	134
FETL	15
FIEL	15
Final Asset Status Report	488
Final Dispute Resolution Election Notice	505
Financial Promotion Order	11
FIRREA	311, 318
Fitch	459
Form 8-K	298
FPO Persons	11
FSCMA	15
FSMA	11
Future Outside Servicing Agreement	410
GAAP	343
GACC	164, 307
GACC Data Tape	308
GACC Deal Team	308
GACC Mortgage Loans	164, 308
Grand Canal Note A Rate	254
Grand Canal Note B Rate	254
Grand Canal Shoppes Co-Lender Agreement	254
Grand Canal Shoppes Control Appraisal Period	258
Grand Canal Shoppes Defaulted Mortgage Loan Purchase Price	262
Grand Canal Shoppes Directing Holder	258
Grand Canal Shoppes Loan Combination	254
Grand Canal Shoppes Loan Combination Rate	258
Grand Canal Shoppes Major Decisions	259
Grand Canal Shoppes Mortgage Loan	254
Grand Canal Shoppes Net Note A Rate	257
Grand Canal Shoppes Net Note B Rate	257
Grand Canal Shoppes Note A Relative Spread	257
Grand Canal Shoppes Note B Relative Spread	257
Grand Canal Shoppes Noteholder Purchase Notice	262
Grand Canal Shoppes Notes	254
Grand Canal Shoppes Pari Passu Companion Loans	254
Grand Canal Shoppes Recovered Costs	262
Grand Canal Shoppes Senior Notes	254
Grand Canal Shoppes Sequential Pay Event	256
Grand Canal Shoppes Subordinate Companion Loan	254
Grand Canal Shoppes Threshold Event Collateral	259
Grand Canal Shoppes Threshold Event Cure	259
Grantor Trust	529
Ground Lease	10, 12
Ground Leases	202
GSMS 2019-GC40 Pooling and Servicing Agreement	510
Guaranteed Reserve Deposit	191
Hard Lockbox	169
High Net Worth Companies, Unincorporated Associations, Etc.	11, 12
HPU	201
HRR Certificates	4, 343
HSTP ACT	106
HTC	208
HTC Master Lease	208
HTC Master Lessee	208
HY 2019-30HY Trust and Servicing Agreement	239, 510
HYIC	208
ICIP	210
ICON	189
ICON Upper East Side Portfolio Co-Lender Agreement	295
ICON Upper East Side Portfolio Companion Loans	295
ICON Upper East Side Portfolio Directing Holder	296
ICON Upper East Side Portfolio Loan Combination	294
ICON Upper East Side Portfolio Pari Passu Companion Loans	294
ICON Upper East Side Portfolio Senior Loans	295
ICON Upper East Side Portfolio Subordinate Companion Loan	294
ICON Upper East Side Portfolio Subordinate Companion Loan Holder	295
IDA	207
Immediate Repairs	191
Impermissible Risk Retention Affiliate	454
Impermissible TPP Affiliate	454

Income Producing Release Parcel	217
Indirect Participants	395
Individual Guarantor	206
Individual Guarantors	207
Individual Property	218, 219
Initial Pool Balance	163
Initial Rate	211
Initial Requesting Certificateholder	502
In-Place Cash Management	169
Insolvency Qualifications	2
Institutional Investor	14
Institutional Investors	75
Insurance Rating Requirements	6
Interest Accrual Amount	373
Interest Accrual Period	373
Interest Distribution Amount	373
Interest Only Mortgage Loans	211
Interest Reserve Account	425
Interest Shortfall	373
Interested Person	474
Interest-Only Certificates	361
Interest-Only Expected Price	354
Investment Company Act	1
Investor Certification	386
IRS	530
Issuing Entity	163
Japanese Retention Requirement	16
JCMCB Mortgage Loans	164
JFSA	15
JPMCB	164, 315, 342
JPMCB Data Tape	316
JPMCB Deal Team	316
JPMCB Mortgage Loans	316
JPMCB VRR Interest Portion	342
JPMCB’s Qualification Criteria	317
JPMCC 2019-COR5 Pooling and Servicing Agreement	511
JPMCC 2019-ICON UES Servicer	295
JPMCC 2019-ICON UES Special Servicer	295
JPMCC 2019-ICON UES Trust and Servicing Agreement	295, 511
JPMCC 2019-OSB Servicer	264
JPMCC 2019-OSB Special Servicer	264
JPMCC 2019-OSB Trust and Servicing Agreement	510
JPMCCMSC	315
JRR Rule	15
KBRA	328
KKR	347
KKR Opportunity Partners	347
Largest Tenant	170
Largest Tenant Lease Expiration	170
LBP	16
Lender Liability Act	565
Liquidation Fee	433
Liquidation Fee Rate	433
Liquidation Proceeds	434
Loan Combination	163
Loan Combination Custodial Account	424
Loan Per Unit	170
Loan-Specific Certificateholder	387
Loan-Specific Certificates	4, 362
Loan-Specific Controlling Class	482
Loan-Specific Controlling Class Certificateholder	482
Loan-Specific Controlling Class Representative	482
loan-specific principal balance certificates	4
Loan-Specific Principal Balance Certificates	5, 362
Loss of Value Payment	404
Loss of Value Reserve Fund	426
Lower-Tier Regular Interests	529
Lower-Tier REMIC	529
Lower-Tier REMIC Distribution Account	424
LTV Ratio at Maturity/ARD	170
LUST	187
MAI	447, 13, 16
Major Decision	477
Major Decision Reporting Package	478
Major Sponsors	15
Marriott Event Center Lease	186
MAS	14
Master Servicer	328
Master Servicer Remittance Date	419
Material Breach	403
Material Defect	403
Material Document Defect	400
Maturity Date/ARD Loan-to-Value Ratio	170
Maturity Date/ARD LTV Ratio	170
Mercy Tenant	203
Mezzanine/Preferred Equity Loan Amount	214
Mezzanine/Preferred Equity Option	214
Midland	328
MIFID II	12
Modeling Assumptions	519
Modification Fees	431
Monthly Payment	367
Morningstar	492
Mortgage	163
Mortgage File	398
Mortgage Loan Purchase Agreement	398
Mortgage Loan Schedule	412
Mortgage Loan Sellers	164
Mortgage Loans	163
Mortgage Note	163
Mortgage Pool	163
Mortgage Rate	372
Mortgaged Property	163
Most Recent NOI	170
MSC 2019-H7 Pooling and Servicing Agreement	254, 510
Municipality	204
Naval Base	205
NCMS 2019-10K Servicer	276
NCMS 2019-10K Special Servicer	276
NCMS 2019-10K Trust and Servicing Agreement	276, 510
Net Cash Flow	172

Net Mortgage Pass-Through Rate	372
Net Mortgage Rate	372
Net Note Rate	265
New ST Lease	191
NFIP	132
NI 33-105	16
Non-Controlling Note	230
Non-Controlling Note Holders	230
Non-Income Producing Release Parcel	218
Non-Offered Certificates	361
Non-Offered Pooled Certificates	362
Nonrecoverable Advance	421
Non-Reduced Certificates	387
Non-U.S. Tax Person	539
Non-Vertically Retained Percentage	344
Non-Vertically Retained Pooled Available Funds	365
Non-Vertically Retained Pooled Certificates	362
Non-Vertically Retained Pooled Principal Balance Certificates	4, 362
Non-Vertically Retained Pooled Regular Certificates	362
Note Principal Balance	265
Noteholder Purchase Option Notice	282
Notional Amount	363
NPL	188
NRSRO	386, 549
NRSRO Certification	388
Occupancy	171
Occupancy Date	171
Offer	13
Offered Certificates	361
OID Regulations	532
OLA	135
Operating Advisor	338
Operating Advisor Annual Report	490
Operating Advisor Consultation Trigger Event	357, 489
Operating Advisor Consulting Fee	436
Operating Advisor Fee	435
Operating Advisor Fee Rate	436
Operating Advisor Standard	487
Operating Advisor Termination Event	491
Original Balance	171
Osborn Triangle Co-Lender Agreement	264
Osborn Triangle Companion Loans	264
Osborn Triangle Directing Certificateholder	265
Osborn Triangle Individual Property	216, 20
Osborn Triangle Loan Combination	263
Osborn Triangle Major Decision	266
Osborn Triangle Pari Passu Companion Loans	263
Osborn Triangle Senior Loans	263
Osborn Triangle Subordinate Companion Loan	263
Osborn Triangle Subordinate Companion Loan Holder	264
Osborn Triangle TSA	264
Other Crossed Loans	406
Other Improvement Taxes	208
Outside Certificate Administrator	410
Outside Controlling Class Representative	410
Outside Controlling Note Holder	409, 479
Outside Custodian	410
Outside Depositor	410
Outside Operating Advisor	410
Outside Securitization	410
Outside Serviced Companion Loan	409
Outside Serviced Loan Combination	409
Outside Serviced Mortgage Loan	410
Outside Serviced Pari Passu Companion Loan	410
Outside Serviced Pari Passu Loan Combination	409
Outside Serviced Pari Passu-AB Loan Combination	410
Outside Serviced Subordinate Companion Loan	410
Outside Servicer	410
Outside Servicer Fee Rate	442
Outside Servicing Agreement	410
Outside Special Servicer	410
Outside Trustee	410
P&I Advance	419
PACE	120
Pads	173
PAR	312, 319
Pari Passu Companion Loan	163
Pari Passu Indemnified Items	457
Pari Passu Indemnified Parties	457
Pari Passu Loan Combination	163
Pari Passu-AB Loan Combination	163
Participants	394
Party in Interest	541
Pass-Through Rate	371
PCIS Persons	12
PCO	205
PCR	306
Penalty Charges	431
Pentalpha Surveillance	338
Percentage Allocation Entitlement	344
Percentage Interest	258, 363
Permitted Encumbrances	3
Permitted Investments	364
Permitted Special Servicer/Affiliate Fees	435
PILOT	126, 207
PIPs	125, 191
Plan Asset Regulations	542
PLIC	333
PML	5, 6
PNC	208
Policy Issuer	16
Pooled Certificateholder	387
Pooled Certificates	4, 361
Pooled Class X Certificates	3, 362
Pooled Interest-Only Certificates	348
Pooled Interest-Only Certificates	362
Pooled Principal Balance Certificates	4, 362

Pooled Regular Certificates	362
Pooled Voting Rights	393
Pooling and Servicing Agreement	408
Pooling and Servicing Agreement Party Repurchase Request	502
PRC	13
Preliminary Asset Review Report	498
Preliminary Dispute Resolution Election Notice	504
Prepayment Assumption	533
Prepayment Interest Excess	380
Prepayment Interest Shortfall	380
Prepayment Penalty Description	171
Prepayment Provision	171
PRIIPS Regulation	12
Prime Rate	421
Principal Balance Certificates	4, 361
Principal Distribution Amount	374
Principal Shortfall	374
Priority Return	209
Privileged Information	488
Privileged Information Exception	489
Privileged Person	386
Pro Rata and Pari Passu Basis	258
Professional Investors	14
Prohibited Prepayment	380
Promotion of Collective Investment Schemes Exemptions Order	12
Property Advances	420
Proposed Course of Action Notice	504
Prospectus	14
Prospectus Directive	12
PSA	510
PTE	544
Qualified Investors	12
Qualified Mortgage	400
Qualified Substitute Mortgage Loan	405
Qualifying CRE Loan Percentage	344
Rated Final Distribution Date	380
Rating Agencies	571
Rating Agency	571
Rating Agency Confirmation	508
Rating Agency Declination	508
RCRA	565
REA	202
Realized Loss	345, 382
REC	187
Recapture Period	208
Recognized Collective Investment Scheme	11
Record Date	363
Registration Statement	575
Regular Certificates	361
Regular Interestholder	532
Regular Interests	529
Regulation AB	333, 453
Regulation RR	342
Related Group	171
Release Amount	218, 219
Release Date	215
Release Property	222
Released Property	221
Relevant Member State	12
Relevant Persons	12
REMIC	529
REMIC LTV Test	160
REMIC Regulations	529
REO Account	425
REO Companion Loan	375
REO Loan	375
REO Mortgage Loan	375
REO Property	361
Repurchase Price	403
Repurchase Request	502
Requesting Certificateholder	504
Requesting Holders	452
Requesting Investor	397
Requesting Party	507
Required Credit Risk Retention Percentage	344
Requirements	570
Residual Certificates	361
Resolution Failure	503
Resolved	503
Restricted Group	545
Restricted Party	489
Retail Investor	13
Retaining Parties	343
Retaining Sponsor	342
Retaining Third Party Purchaser	343
Review Materials	496
Revised Rate	211
RevPAR	171
RG	16
Risk Factors	10
Risk Retention Affiliate	454
Risk Retention Affiliated	454
Risk Retention Consultation Parties	359
Rooms	173
RR Interest	343
Rule 15Ga-1	321
Rule 17g-5	388, 469
RWQCB	188
Scheduled Certificate Interest Payments	353
Scheduled Certificate Principal Payments	348
Scheduled Principal Distribution Amount	374
Seasonality Disbursement Period	179
Seasonality Payment Period	179
SEC	298, 314
Securities Act	453
Securitization Accounts	361
Securitization Regulation	75
SEL	5
Senior Pooled Certificates	361
Sequential Pay Event	270, 278
Series Borrower	229
Serviced AB Loan Combination	408
Serviced Companion Loan	408
Serviced Companion Loan Holder	409
Serviced Companion Loan Securities	145, 459

Serviced Loan Combination	408
Serviced Loans	409
Serviced Mortgage Loans	409
Serviced Outside Controlled Companion Loan	409
Serviced Outside Controlled Loan Combination	409
Serviced Outside Controlled Mortgage Loan	409
Serviced Pari Passu Companion Loan	408
Serviced Pari Passu Companion Loan Holder	408
Serviced Pari Passu Loan Combination	408
Serviced Subordinate Companion Loan	408
Serviced Subordinate Companion Loan Holder	408
Servicer Termination Events	458
Servicing Fee	429
Servicing Fee Rate	429
Servicing Function Participant	454
Servicing Shift Companion Loan	410
Servicing Shift Loan Combination	410
Servicing Shift Mortgage Loan	410
Servicing Standard	333, 413
Servicing Transfer Event	414
SFA	14
SFO	14
Shareholder Loan Borrower	228
Shareholder Loan Lenders	228
Shareholder Loans	228
Similar Law	547
Single-Purpose Entity	10, 11
Situs	336
Situs Holdings	336
SMMEA	549
Soft Lockbox	171
Soft Springing Lockbox	171
Special Servicer Decision	417
Special Servicing Fee	431
Special Servicing Fee Rate	432
Specially Serviced Loan	414
Split Mortgage Loan	163
Sponsor Diligence	15
Sponsor Master Lease	184, 208
Sponsor Master Lessee	184, 208
Sponsors	165, 299
Springing Cash Management	171
Springing Lockbox	172
Standard Qualifications	1
Startup Day	530
Stated Principal Balance	374
Stone Point	336
Streit Act	326
Structured Product	14
Subordinate Companion Loan	163
Subordinate Pooled Certificates	361
Sub-Servicing Agreement	419
Substitute Property	222
Summary of Terms	10
Swap Curve Interpolated Yield	349
Swap Priced Expected Price	353
Swap Priced Principal Balance Certificates	348
Target Price	352
Task Force	189
TCO	205
Tenant Association	189
Termination Purchase Amount	509
Terms and Conditions	396
Tests	497
The Centre Co-Lender Agreement	291
The Centre Controlling Noteholder	292
The Centre Loan Combination	291
The Centre Non-Controlling Noteholder	293
The Centre Pari Passu Companion Loan	290
The Centre Senior Loans	291
The Centre Trust Subordinate Companion Loan	164
The Centre Trust Subordinate Companion Loan REMIC Distribution Account	424
Third Party Report	166
Threshold Event Collateral	269, 282
TIA	76, 326
TIC	183
Title Exception	2
Title Policy	2, 3
Title V	569
Trailing 12 NOI	170
TRIA	9, 10
Trimont	331
TRIPRA	133
Trust REMICs	529
Trust Subordinate Companion Loan	5
Trust Subordinate Companion Loan Regular Interests	529
Trust Subordinate Companion Loan REMIC Distribution Account	424
Trust Subordinate Companion Loan REMIC Distribution Accounts	424
Trust Subordinate Companion Loan REMICs	529
Trust Subordinate Companion Loans	5, 164
Trustee	324
Trustee/Certificate Administrator Fee	435
Trustee/Certificate Administrator Fee Rate	435
TSA	510
U.S. Tax Person	539
UCC	2
Underwriter Entities	141
Underwriter Exemption	544
Underwriting Agreement	573
Underwritten EGI	173
Underwritten Expenses	172
Underwritten NCF	172
Underwritten NCF DSCR	169
Underwritten Net Cash Flow	172
Underwritten Net Operating Income	172
Underwritten NOI	172
Underwritten Revenues	173

Unfunded Obligations	191
Units	173
Unscheduled Principal Distribution Amount	374
Unsolicited Information	497
Updated Appraisal	470
Upper-Tier REMIC	529
Upper-Tier REMIC Distribution Account	424
UST	187
UW NCF DSCR	169
Vertical Risk Retention Allocation Percentage	346
Vertically Retained Percentage	344
VIRE	188, 23
VOCs	188, 23
Volcker Rule	76
Voting Rights	393
VRR Available Funds	345
VRR Interest	4, 342
VRR Interest Distribution Amount	346
VRR Principal Distribution Amount	346
VRR Realized Loss Interest Distribution Amount	346
VRR REMIC Regular Interest	529
WAC Rate	372
Walgreens	205
Weighted Average Mortgage Rate	173
Withheld Amounts	425
WM-Non-VRR Percentage	452
WMRR Interest	5, 343
WM-VRR Percentage	452
Woodlands Mall A Notes	246
Woodlands Mall Available Funds	365
Woodlands Mall Borrower Party	251
Woodlands Mall Co-Lender Agreement	246
Woodlands Mall Control Appraisal Period	251
Woodlands Mall Control Eligible Certificates	482
Woodlands Mall Controlling Class	481
Woodlands Mall Controlling Class Certificateholder	481
Woodlands Mall Controlling Class Representative	481
Woodlands Mall Controlling Noteholder	250
Woodlands Mall Defaulted Note Purchase Date	253
Woodlands Mall Loan Combination	246
Woodlands Mall Loan-Specific Certificates	4, 362
Woodlands Mall Major Decision	252
Woodlands Mall Mortgage Loan	245
Woodlands Mall Non-Controlling Note A Holder	252
Woodlands Mall Non-Controlling Note A Subordinate Class Representative	252
Woodlands Mall Note A Holder	246
Woodlands Mall Note A Holders	246
Woodlands Mall Note A Percentage Interest	249
Woodlands Mall Note A Rate	249
Woodlands Mall Note A Relative Spread	249
Woodlands Mall Note A-1-1	245
Woodlands Mall Note A-1-1 Holder	249
Woodlands Mall Note A-1-2	245
Woodlands Mall Note A-2	245
Woodlands Mall Note A-3	246
Woodlands Mall Note A-4	246
Woodlands Mall Note A-5	245
Woodlands Mall Note A-6	246
Woodlands Mall Note A-7	245
Woodlands Mall Noteholder	251
Woodlands Mall Noteholders	246
Woodlands Mall Purchase Notice	253
Woodlands Mall Restricted Mezzanine Holder	252
Woodlands Mall Senior Notes	246
Woodlands Mall Sequential Pay Event	249
Woodlands Mall Trust Subordinate Companion Loan	164, 246
Woodlands Mall Trust Subordinate Companion Loan Holder	246
Woodlands Mall Trust Subordinate Companion Loan Percentage Interest	249
Woodlands Mall Trust Subordinate Companion Loan Rate	249
Woodlands Mall Trust Subordinate Companion Loan Relative Spread	249
Woodlands Mall Trust Subordinate Companion Loan REMIC Distribution Account	424
Woodlands Mall Workout	247
Workout Fee	432
Workout Fee Rate	432
Workout-Delayed Reimbursement Amount	423
WTNA	324
Yield Curve Interpolated Yield	353
Yield Priced Expected Price	355
Yield Priced Principal Balance Certificates	348
YM Group A	378
YM Group BC	378
YM Group DE	378
YM Groups	378
Zoning Regulations	7, 8

ANNEX A

CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Benchmark 2019-B12 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Related Group	Crossed Group	Address	City	State	Zip Code
1	Loan	8, 9, 10, 11	GACC	Deutsche Bank AG, New York Branch, Goldman Sachs Bank USA and Wells Fargo Bank, National Association	30 Hudson Yards	NAP	NAP	530 West 33rd Street	New York	New York	10001
2	Loan	8, 12, 13	GACC	Deutsche Bank AG, New York Branch	Woodlands Mall	NAP	NAP	1201 Lake Woodlands Drive	The Woodlands	Texas	77380
3	Loan	8, 14, 15, 16, 17, 18, 19, 20	CREFI	Citi Real Estate Funding Inc.	The Zappettini Portfolio	NAP	NAP
3.01	Property				1350 West Middlefield			1350 West Middlefield Road	Mountain View	California	94043
3.02	Property				1212 Terra Bella			1212 Terra Bella Avenue	Mountain View	California	94043
3.03	Property				850 - 900 North Shoreline			850-900 North Shoreline Boulevard	Mountain View	California	94043
3.04	Property				1277 Terra Bella			1277 Terra Bella Avenue	Mountain View	California	94043
3.05	Property				1215 Terra Bella			1215 Terra Bella Avenue	Mountain View	California	94043
3.06	Property				1340 West Middlefield			1340 West Middlefield Road	Mountain View	California	94043
3.07	Property				1255 Terra Bella			1255 Terra Bella Avenue	Mountain View	California	94043
3.08	Property				1305 Terra Bella			1305 Terra Bella Avenue	Mountain View	California	94043
3.09	Property				1330 West Middlefield			1330 West Middlefield Road	Mountain View	California	94043
3.10	Property				1245 Terra Bella			1245 Terra Bella Avenue	Mountain View	California	94043
4	Loan	21	GACC	Deutsche Bank AG, New York Branch	Montalvo Square	NAP	NAP	1746 South Victoria Avenue	Ventura	California	93003
5	Loan	22, 23, 24, 25, 26, 27, 28, 29	JPMCB	JPMorgan Chase Bank, National Association	Chemours HQ	NAP	NAP	1007 North Market Street	Wilmington	Delaware	19801
6	Loan	8, 30, 31, 32, 33, 34	JPMCB	JPMorgan Chase Bank, National Association	Osborn Triangle	NAP	NAP
6.01	Property				610 Main Street North			610 Main Street	Cambridge	Massachusetts	02139
6.02	Property				1 Portland Street			1 Portland Street	Cambridge	Massachusetts	02139
6.03	Property				700 Main Street			700 Main Street	Cambridge	Massachusetts	02139
7	Loan	8, 35, 36, 37	JPMCB	Natixis Real Estate Capital LLC	10000 Santa Monica Boulevard	NAP	NAP	10000 Santa Monica Boulevard	Los Angeles	California	90067
8	Loan	8, 38, 39, 40, 41, 42, 43, 44, 45	JPMCB	JPMorgan Chase Bank, National Association	3 Columbus Circle	NAP	NAP	3 Columbus Circle	New York	New York	10019
9	Loan	8, 46, 47, 48	CREFI	Citi Real Estate Funding Inc.	250 Livingston	NAP	NAP	250 Livingston Street	Brooklyn	New York	11201
10	Loan	8, 49, 50, 51	JPMCB	Morgan Stanley Bank, N.A., Wells Fargo Bank, N.A., JPMorgan Chase Bank, National Association and Goldman Sachs Bank USA	Grand Canal Shoppes	NAP	NAP	3377 Las Vegas Boulevard South	Las Vegas	Nevada	89109
11	Loan	8, 52, 53	GACC	Deutsche Bank AG, New York Branch and UBS AG, by and through its branch office at 1285 Avenue of the Americas, New York, New York	CIRE Equity Retail & Industrial Portfolio	NAP	NAP
11.01	Property				Wood Village Town Center			22557 Northeast Park Lane	Wood Village	Oregon	97060
11.02	Property				Pecan Promenade			2735-2755 South 99th Avenue & 9820-9870 West Lower Buckeye Road	Tolleson	Arizona	85353
11.03	Property				Valley Plaza			3115 South McClintock Drive	Tempe	Arizona	85282
11.04	Property				Pear Tree			504 East Perkins Street	Ukiah	California	95482
11.05	Property				Glendale Market Square			5840, 5870, 5880, 5890 West Bell Road & 17045 North 59th Avenue	Glendale	Arizona	85308
11.06	Property				Central Park Shopping Center			7425-7719 East Iliff Avenue; 2150 South Quebec Street	Denver	Colorado	80231
11.07	Property				Val Vista Towne Center			1395-1505 East Warner Road	Gilbert	Arizona	85296
11.08	Property				2641 Hall Ave - Riverside, CA			2641 Hall Avenue	Riverside	California	92509
11.09	Property				606 W Troy - Indianapolis, IN			606 West Troy Avenue	Indianapolis	Indiana	46225
11.10	Property				Homeland - Bartow, FL			5700 US Highway 17 South	Bartow	Florida	33830
11.11	Property				2621 Hall Ave - Riverside, CA			2621 Hall Avenue	Riverside	California	92509
12	Loan	8, 54, 55	GACC	Deutsche Bank AG, New York Branch	Waterfront Plaza	NAP	NAP	500 Ala Moana Boulevard	Honolulu	Hawaii	96813
13	Loan		CREFI	Citi Real Estate Funding Inc.	Compass Self Storage Florida Portfolio	NAP	NAP
13.01	Property				University Parkway Sarasota Self Storage			8424 Florida Street	Sarasota	Florida	34243
13.02	Property				Meadow Woods Orlando Self Storage			800 Greenway Professional Court	Orlando	Florida	32824
13.03	Property				Cortez Bradenton Self Storage			8915 Cortez Road	Bradenton	Florida	34210
13.04	Property				Cheval Lutz Self Storage			19020 North Dale Mabry Highway	Lutz	Florida	33548
13.05	Property				Waterford Lakes Orlando Self Storage			14120 East Colonial Drive	Orlando	Florida	32826
13.06	Property				Lockwood Sarasota Self Storage			7750 Lockwood Ridge Road	Sarasota	Florida	34243
14	Loan	8, 56, 57	GACC	Deutsche Bank AG, New York Branch	2 MacArthur	NAP	NAP	2 MacArthur Place	Santa Ana	California	92707
15	Loan	8, 58, 59, 60, 61	CREFI	Citi Real Estate Funding Inc.	The Centre	NAP	NAP	695 Anderson Avenue	Cliffside Park	New Jersey	07010
16	Loan	8, 62, 63, 64, 65, 66, 67, 68, 69, 70	JPMCB	JPMorgan Chase Bank, National Association	Vie Portfolio	NAP	NAP
16.01	Property				University Downs			120 15th Street	Tuscaloosa	Alabama	35401
16.02	Property				Ella Lofts			817 Chestnut Street	San Marcos	Texas	78666
16.03	Property				University View			2190 Northwest 4th Court	Boca Raton	Florida	33431
16.04	Property				Colonie			7 Bristol Court	Amherst	New York	14228
16.05	Property				Hillcrest Oakwood			1101 Fuller Avenue & 19700 14 Mile Road	Big Rapids	Michigan	49307
16.06	Property				Southgate			801 A Southgate Drive	State College	Pennsylvania	16801

Benchmark 2019-B12 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Related Group	Crossed Group	Address	City	State	Zip Code
17	Loan	8, 71, 72, 73	JPMCB	JPMorgan Chase Bank, National Association	ICON Upper East Side Portfolio	NAP	NAP
17.01	Property				244 East 78th Street			244 East 78th Street	New York	New York	10075
17.02	Property				332 East 71st Street			332 East 71st Street	New York	New York	10021
17.03	Property				323 East 78th Street			323 East 78th Street	New York	New York	10075
17.04	Property				513 East 82nd Street			513 East 82nd Street	New York	New York	10028
17.05	Property				502 East 73rd Street			502 East 73rd Street	New York	New York	10021
17.06	Property				1556 Second Avenue			1556 Second Avenue	New York	New York	10028
17.07	Property				344 East 55th Street			344 East 55th Street	New York	New York	10022
17.08	Property				228 East 84th Street			228 East 84th Street	New York	New York	10028
17.09	Property				419 East 82nd Street			419 East 82nd Street	New York	New York	10028
17.10	Property				340 East 81st Street			340 East 81st Street	New York	New York	10028
17.11	Property				338 East 55th Street			338 East 55th Street	New York	New York	10022
17.12	Property				409 East 81st Street			409 East 81st Street	New York	New York	10028
17.13	Property				322 East 74th Street			322 East 74th Street	New York	New York	10021
17.14	Property				443 East 78th Street			443 East 78th Street	New York	New York	10075
17.15	Property				340 East 55th Street			340 East 55th Street	New York	New York	10022
17.16	Property				407 East 81st Street			407 East 81st Street	New York	New York	10028
17.17	Property				340 East 61st Street			340 East 61st Street	New York	New York	10065
17.18	Property				242 East 75th Street			242 East 75th Street	New York	New York	10021
17.19	Property				342 East 76th Street			342 East 76th Street	New York	New York	10021
18	Loan	74, 75, 76	CREFI	Citi Real Estate Funding Inc.	Marriott Morgantown Waterfront	NAP	NAP	2 Waterfront Place	Morgantown	West Virginia	26501
19	Loan	77	JPMCB	JPMorgan Chase Bank, National Association	Crystal Falls	NAP	NAP	3441 Lakeline Boulevard	Leander	Texas	78641
20	Loan	78, 79, 80, 81	CREFI	Citi Real Estate Funding Inc.	Oakbrook Terrace	NAP	NAP	1815 South Meyers Road	Villa Park	Illinois	60181
21	Loan	82	GACC	Deutsche Bank AG, New York Branch	Winsor Ranch Shopping Center	NAP	NAP	6801-6823 North 35th Avenue	Phoenix	Arizona	85041
22	Loan		CREFI	Citi Real Estate Funding Inc.	Village of Martinsville	NAP	NAP	240 Commonwealth Boulevard	Martinsville	Virginia	24112
23	Loan	8, 83, 84, 85, 86, 87, 88, 89	JPMCB	Société Générale Financial Corporation and JPMorgan Chase Bank, National Association	SWVP Portfolio	NAP	NAP
23.01	Property				InterContinental			444 Saint Charles Avenue	New Orleans	Louisiana	70130
23.02	Property				DoubleTree Sunrise			13400 West Sunrise Boulevard	Sunrise	Florida	33323
23.03	Property				DoubleTree Charlotte			6300 Morrison Boulevard	Charlotte	North Carolina	28211
23.04	Property				DoubleTree RTP			4810 Page Creek Lane	Durham	North Carolina	27703
24	Loan	90, 91, 92	JPMCB	JPMorgan Chase Bank, National Association	Mercy Medical Office Building	NAP	NAP	1195 Boyson Road	Hiawatha	Iowa	52233
25	Loan	93, 94	GACC	Deutsche Bank AG, New York Branch	Dollar General Portfolio II	NAP	NAP
25.01	Property				Iron Mountain			1000 North Stephenson Avenue	Iron Mountain	Michigan	49801
25.02	Property				Deerwood			23726 Serpent Road	Deerwood	Minnesota	56444
25.03	Property				Rose City			2740 South M-33	Rose City	Michigan	48654
25.04	Property				Roscommon			5925 North Markey Road	Roscommon	Michigan	48653
25.05	Property				Bigfork			103 State Highway 38 South	Bigfork	Minnesota	56628
25.06	Property				Brimfield			17511 West Route 150	Brimfield	Illinois	61517
25.07	Property				Whittemore			418 North Bullock Street	Whittemore	Michigan	48770
25.08	Property				Frederic			6088 North Old 27	Frederic Township	Michigan	49733
25.09	Property				Lenox			316 South Brooks Street	Lenox	Iowa	50851
25.10	Property				Paullina			5629 460th Street	Paullina	Iowa	51046
25.11	Property				Adair			103 South 5th Street	Adair	Iowa	50002
25.12	Property				Akron			301 Highway 12 North	Akron	Iowa	51001
25.13	Property				New Harmony			1119 East Church Street	New Harmony	Indiana	47631
25.14	Property				Table Grove			1461 East U.S. 136 Highway	Table Grove	Illinois	61482
25.15	Property				Griswold			55298 Tucson Road	Griswold	Iowa	51535
25.16	Property				Neosho			12023 Highway K	Neosho	Missouri	64850
25.17	Property				Sidney			1400 Northridge Road	Sidney	Iowa	51652
26	Loan		CREFI	Citi Real Estate Funding Inc.	Michigan Self Storage Portfolio	NAP	NAP
26.01	Property				Compass Self Storage Jackson			4885 West Michigan Avenue	Jackson	Michigan	49201
26.02	Property				Compass Self Storage Flat Rock			14551 Telegraph Road	Flat Rock	Michigan	48134
26.03	Property				Storage Pros Lansing			4724 South Creyts Road	Lansing	Michigan	48917
27	Loan	95, 96, 97	GACC	Deutsche Bank AG, New York Branch	Calexico Industrial	Group 1	NAP	315 & 325 Weakley Street and 2365 Portico Boulevard	Calexico	California	92231
28	Loan	98	JPMCB	JPMorgan Chase Bank, National Association	Shoppes at Cresthaven	NAP	NAP	2601-2675 South Military Trail	West Palm Beach	Florida	33415
29	Loan	99	JPMCB	JPMorgan Chase Bank, National Association	Hampton Inn Denver Airport	NAP	NAP	6290 Tower Road	Denver	Colorado	80249
30	Loan	100, 101, 102	JPMCB	JPMorgan Chase Bank, National Association	Lakeside Plaza	NAP	NAP	6301 Northwest 5th Way	Fort Lauderdale	Florida	33309
31	Loan	103, 104, 105	JPMCB	JPMorgan Chase Bank, National Association	Pegasus Landing	NAP	NAP	733 Pegasus Street	Brunswick	Maine	04011
32	Loan	106	GACC	Deutsche Bank AG, New York Branch	Springhill Suites Chesapeake	NAP	NAP	1446 Crossways Boulevard	Chesapeake	Virginia	23320
33	Loan		GACC	Deutsche Bank AG, New York Branch	Jurupa Royale Apartments	NAP	NAP	4747 Jurupa Avenue	Riverside	California	92506
34	Loan	8, 107, 108, 109, 110, 111, 112, 113	JPMCB	JPMorgan Chase Bank, National Association	Greenleaf at Howell	NAP	NAP	5313 Route 9 North	Howell	New Jersey	07731
35	Loan	114	GACC	Deutsche Bank AG, New York Branch	Corporate Ridge I	Group 2	NAP	18103 West 106th Street	Olathe	Kansas	66061
36	Loan	115, 116	CREFI	Citi Real Estate Funding Inc.	Franklin Plaza	Group 3	NAP	111 Franklin Road Southeast	Roanoke	Virginia	24011

Benchmark 2019-B12 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Related Group	Crossed Group	Address	City	State	Zip Code
37	Loan	117	GACC	Deutsche Bank AG, New York Branch	New York Life Building	Group 2	NAP	4435 Waterfront Drive	Glen Allen	Virginia	23060
38	Loan	118	GACC	Deutsche Bank AG, New York Branch	Hampton Inn Terre Haute	NAP	NAP	3325 U.S. 41 South	Terre Haute	Indiana	47802
39	Loan		CREFI	Citi Real Estate Funding Inc.	Causeway Center	NAP	NAP	2609 Causeway Center Drive	Tampa	Florida	33619
40	Loan	119, 120	GACC	Deutsche Bank AG, New York Branch	Targhee Place	NAP	NAP	1180 US Highway 26	Alpine	Wyoming	83128
41	Loan	121, 122, 123	GACC	Deutsche Bank AG, New York Branch	Houston Building	Group 1	NAP	9015 Mountain Ridge Drive	Austin	Texas	78759
42	Loan	124, 125	CREFI	Citi Real Estate Funding Inc.	Irvington Plaza	NAP	NAP	1758-1864 East Irvington Road	Tucson	Arizona	85714
43	Loan	126, 127, 128, 129	GACC	Deutsche Bank AG, New York Branch	Oak Tree Place	Group 3	NAP	6111 Oak Tree Boulevard	Independence	Ohio	44131
44	Loan	130	CREFI	Citi Real Estate Funding Inc.	CVS Plymouth, MN	NAP	NAP	17435 County Road 6	Plymouth	Minnesota	55447
45	Loan		CREFI	Citi Real Estate Funding Inc.	Creekside Terrace	NAP	NAP	5606-5612 Bardstown Road	Louisville	Kentucky	40291
46	Loan	131	JPMCB	JPMorgan Chase Bank, National Association	Walgreens Stockton	NAP	NAP	7850 West Lane	Stockton	California	95210
47	Loan	132, 133, 134	JPMCB	JPMorgan Chase Bank, National Association	359 South La Brea	NAP	NAP	359 South La Brea Avenue	Los Angeles	California	90036

Benchmark 2019-B12 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	General Property Type	Detailed Property Type	Year Built	Year Renovated	Units, Pads, Rooms, SF	Unit Description	Loan Per Unit ($)
1	Loan	8, 9, 10, 11	GACC	Deutsche Bank AG, New York Branch, Goldman Sachs Bank USA and Wells Fargo Bank, National Association	30 Hudson Yards	Office	CBD	2019	NAP	1,463,234	SF	765.43
2	Loan	8, 12, 13	GACC	Deutsche Bank AG, New York Branch	Woodlands Mall	Retail	Super Regional Mall	1994, 2003, 2016	NAP	758,231	SF	326.55
3	Loan	8, 14, 15, 16, 17, 18, 19, 20	CREFI	Citi Real Estate Funding Inc.	The Zappettini Portfolio	Office	Suburban			251,575	SF	476.99
3.01	Property				1350 West Middlefield	Office	Suburban	1975	NAP	29,670	SF
3.02	Property				1212 Terra Bella	Office	Suburban	1976	NAP	37,166	SF
3.03	Property				850 - 900 North Shoreline	Office	Suburban	1969	NAP	31,347	SF
3.04	Property				1277 Terra Bella	Office	Suburban	1962	2017	24,000	SF
3.05	Property				1215 Terra Bella	Office	Suburban	1974	NAP	25,000	SF
3.06	Property				1340 West Middlefield	Office	Suburban	1977	NAP	25,000	SF
3.07	Property				1255 Terra Bella	Office	Suburban	1990	NAP	17,980	SF
3.08	Property				1305 Terra Bella	Office	Suburban	1977	NAP	20,732	SF
3.09	Property				1330 West Middlefield	Office	Suburban	1975	NAP	25,000	SF
3.10	Property				1245 Terra Bella	Office	Suburban	1965	NAP	15,680	SF
4	Loan	21	GACC	Deutsche Bank AG, New York Branch	Montalvo Square	Retail	Anchored	2002-2003	NAP	218,234	SF	252.02
5	Loan	22, 23, 24, 25, 26, 27, 28, 29	JPMCB	JPMorgan Chase Bank, National Association	Chemours HQ	Office	CBD	1913-1970	2018	283,069	SF	178.05
6	Loan	8, 30, 31, 32, 33, 34	JPMCB	JPMorgan Chase Bank, National Association	Osborn Triangle	Mixed Use	Office/Laboratory			676,947	SF	635.20
6.01	Property				610 Main Street North	Mixed Use	Office/Laboratory	2016	NAP	278,738	SF
6.02	Property				1 Portland Street	Mixed Use	Office/Laboratory	2013	NAP	229,330	SF
6.03	Property				700 Main Street	Mixed Use	Office/Laboratory	Late 1800s	2002, 2012	168,879	SF
7	Loan	8, 35, 36, 37	JPMCB	Natixis Real Estate Capital LLC	10000 Santa Monica Boulevard	Multifamily	High Rise	2017	NAP	281	Units	782,918.15
8	Loan	8, 38, 39, 40, 41, 42, 43, 44, 45	JPMCB	JPMorgan Chase Bank, National Association	3 Columbus Circle	Office	CBD	1927	2010-2013	753,713	SF	650.11
9	Loan	8, 46, 47, 48	CREFI	Citi Real Estate Funding Inc.	250 Livingston	Mixed Use	Office/Multifamily	1910	2013	370,305	SF	337.56
10	Loan	8, 49, 50, 51	JPMCB	Morgan Stanley Bank, N.A., Wells Fargo Bank, N.A., JPMorgan Chase Bank, National Association and Goldman Sachs Bank USA	Grand Canal Shoppes	Retail	Specialty Retail	1999	2007	759,891	SF	1,000.14
11	Loan	8, 52, 53	GACC	Deutsche Bank AG, New York Branch and UBS AG, by and through its branch office at 1285 Avenue of the Americas, New York, New York	CIRE Equity Retail & Industrial Portfolio	Various	Various			1,190,355	SF	108.03
11.01	Property				Wood Village Town Center	Retail	Anchored	2006	NAP	137,105	SF
11.02	Property				Pecan Promenade	Retail	Anchored	2006	NAP	141,485	SF
11.03	Property				Valley Plaza	Retail	Anchored	1991	NAP	147,526	SF
11.04	Property				Pear Tree	Retail	Anchored	1977	1998	194,241	SF
11.05	Property				Glendale Market Square	Retail	Anchored	1988	NAP	185,907	SF
11.06	Property				Central Park Shopping Center	Retail	Anchored	1986	NAP	147,563	SF
11.07	Property				Val Vista Towne Center	Retail	Anchored	2000	NAP	95,248	SF
11.08	Property				2641 Hall Ave - Riverside, CA	Industrial	Warehouse/Distribution	1987, 2013	NAP	34,982	SF
11.09	Property				606 W Troy - Indianapolis, IN	Industrial	Warehouse/Distribution	1967	1989	22,860	SF
11.10	Property				Homeland - Bartow, FL	Industrial	Warehouse/Distribution	1983	NAP	67,438	SF
11.11	Property				2621 Hall Ave - Riverside, CA	Industrial	Warehouse/Distribution	1990	NAP	16,000	SF
12	Loan	8, 54, 55	GACC	Deutsche Bank AG, New York Branch	Waterfront Plaza	Mixed Use	Office/Retail	1989	2006	543,346	SF	229.24
13	Loan		CREFI	Citi Real Estate Funding Inc.	Compass Self Storage Florida Portfolio	Self Storage	Self Storage			378,857	SF	104.92
13.01	Property				University Parkway Sarasota Self Storage	Self Storage	Self Storage	2010	NAP	76,315	SF
13.02	Property				Meadow Woods Orlando Self Storage	Self Storage	Self Storage	2007	NAP	76,734	SF
13.03	Property				Cortez Bradenton Self Storage	Self Storage	Self Storage	2004	NAP	54,304	SF
13.04	Property				Cheval Lutz Self Storage	Self Storage	Self Storage	2002	NAP	56,440	SF
13.05	Property				Waterford Lakes Orlando Self Storage	Self Storage	Self Storage	2007	NAP	74,525	SF
13.06	Property				Lockwood Sarasota Self Storage	Self Storage	Self Storage	2005	NAP	40,539	SF
14	Loan	8, 56, 57	GACC	Deutsche Bank AG, New York Branch	2 MacArthur	Office	Suburban	2001	NAP	208,041	SF	163.43
15	Loan	8, 58, 59, 60, 61	CREFI	Citi Real Estate Funding Inc.	The Centre	Multifamily	High Rise	2017	NAP	314	Units	191,082.80
16	Loan	8, 62, 63, 64, 65, 66, 67, 68, 69, 70	JPMCB	JPMorgan Chase Bank, National Association	Vie Portfolio	Multifamily	Various			1,799	Various	41,903.84
16.01	Property				University Downs	Multifamily	Student Housing	2011	NAP	430	Beds
16.02	Property				Ella Lofts	Multifamily	Student Housing	2016	NAP	252	Beds
16.03	Property				University View	Multifamily	Student Housing	2009	NAP	165	Beds
16.04	Property				Colonie	Multifamily	Garden	1973	NAP	184	Units
16.05	Property				Hillcrest Oakwood	Multifamily	Student Housing	1969, 2002	NAP	616	Beds
16.06	Property				Southgate	Multifamily	Student Housing	1969	NAP	152	Units

Benchmark 2019-B12 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	General Property Type	Detailed Property Type	Year Built	Year Renovated	Units, Pads, Rooms, SF	Unit Description	Loan Per Unit ($)
17	Loan	8, 71, 72, 73	JPMCB	JPMorgan Chase Bank, National Association	ICON Upper East Side Portfolio	Various	Various			350	Units	167,142.86
17.01	Property				244 East 78th Street	Multifamily	Mid Rise	1910	2017	24	Units
17.02	Property				332 East 71st Street	Multifamily	Mid Rise	1925	2011	20	Units
17.03	Property				323 East 78th Street	Multifamily	Mid Rise	1910	2017	16	Units
17.04	Property				513 East 82nd Street	Multifamily	Mid Rise	1910	2017	20	Units
17.05	Property				502 East 73rd Street	Multifamily	Mid Rise	1910	2017	20	Units
17.06	Property				1556 Second Avenue	Mixed Use	Multifamily/Retail	1910	NAP	7	Units
17.07	Property				344 East 55th Street	Mixed Use	Multifamily/Retail	1940	2017	20	Units
17.08	Property				228 East 84th Street	Multifamily	Mid Rise	1910	2015	18	Units
17.09	Property				419 East 82nd Street	Mixed Use	Multifamily/Office	1910	NAP	21	Units
17.10	Property				340 East 81st Street	Multifamily	Mid Rise	1910	2018	16	Units
17.11	Property				338 East 55th Street	Multifamily	Mid Rise	1950	2015	10	Units
17.12	Property				409 East 81st Street	Multifamily	Mid Rise	1900	2018	20	Units
17.13	Property				322 East 74th Street	Multifamily	Mid Rise	1910	NAP	20	Units
17.14	Property				443 East 78th Street	Mixed Use	Multifamily/Retail	1924	NAP	21	Units
17.15	Property				340 East 55th Street	Multifamily	Mid Rise	1920	2015	20	Units
17.16	Property				407 East 81st Street	Multifamily	Mid Rise	1920	2018	20	Units
17.17	Property				340 East 61st Street	Multifamily	Mid Rise	1910	2018	20	Units
17.18	Property				242 East 75th Street	Multifamily	Mid Rise	1910	2015	20	Units
17.19	Property				342 East 76th Street	Multifamily	Mid Rise	1910	NAP	17	Units
18	Loan	74, 75, 76	CREFI	Citi Real Estate Funding Inc.	Marriott Morgantown Waterfront	Hospitality	Full Service	2003	2017	207	Rooms	111,111.11
19	Loan	77	JPMCB	JPMorgan Chase Bank, National Association	Crystal Falls	Retail	Anchored	2016	NAP	94,820	SF	223.48
20	Loan	78, 79, 80, 81	CREFI	Citi Real Estate Funding Inc.	Oakbrook Terrace	Office	Suburban	1991	2017	232,052	SF	82.85
21	Loan	82	GACC	Deutsche Bank AG, New York Branch	Winsor Ranch Shopping Center	Retail	Anchored	1988	2010	132,985	SF	125.20
22	Loan		CREFI	Citi Real Estate Funding Inc.	Village of Martinsville	Retail	Anchored	1989	2014	297,950	SF	55.28
23	Loan	8, 83, 84, 85, 86, 87, 88, 89	JPMCB	Société Générale Financial Corporation and JPMorgan Chase Bank, National Association	SWVP Portfolio	Hospitality	Full Service			1,192	Rooms	167,785.23
23.01	Property				InterContinental	Hospitality	Full Service	1983	2013	484	Rooms
23.02	Property				DoubleTree Sunrise	Hospitality	Full Service	2001	2011	252	Rooms
23.03	Property				DoubleTree Charlotte	Hospitality	Full Service	1985	2012	207	Rooms
23.04	Property				DoubleTree RTP	Hospitality	Full Service	1988	2013	249	Rooms
24	Loan	90, 91, 92	JPMCB	JPMorgan Chase Bank, National Association	Mercy Medical Office Building	Office	Medical	2015	NAP	79,650	SF	188.32
25	Loan	93, 94	GACC	Deutsche Bank AG, New York Branch	Dollar General Portfolio II	Retail	Single Tenant Retail			148,787	SF	100.48
25.01	Property				Iron Mountain	Retail	Single Tenant Retail	2018	NAP	9,026	SF
25.02	Property				Deerwood	Retail	Single Tenant Retail	2019	NAP	9,100	SF
25.03	Property				Rose City	Retail	Single Tenant Retail	2018	NAP	9,198	SF
25.04	Property				Roscommon	Retail	Single Tenant Retail	2019	NAP	9,228	SF
25.05	Property				Bigfork	Retail	Single Tenant Retail	2019	NAP	9,100	SF
25.06	Property				Brimfield	Retail	Single Tenant Retail	2018	NAP	9,204	SF
25.07	Property				Whittemore	Retail	Single Tenant Retail	2019	NAP	9,448	SF
25.08	Property				Frederic	Retail	Single Tenant Retail	2019	NAP	9,190	SF
25.09	Property				Lenox	Retail	Single Tenant Retail	2018	NAP	9,100	SF
25.10	Property				Paullina	Retail	Single Tenant Retail	2018	NAP	9,100	SF
25.11	Property				Adair	Retail	Single Tenant Retail	2019	NAP	9,026	SF
25.12	Property				Akron	Retail	Single Tenant Retail	2018	NAP	9,100	SF
25.13	Property				New Harmony	Retail	Single Tenant Retail	2019	NAP	9,026	SF
25.14	Property				Table Grove	Retail	Single Tenant Retail	2018	NAP	7,489	SF
25.15	Property				Griswold	Retail	Single Tenant Retail	2018	NAP	7,489	SF
25.16	Property				Neosho	Retail	Single Tenant Retail	2018	NAP	7,474	SF
25.17	Property				Sidney	Retail	Single Tenant Retail	2018	NAP	7,489	SF
26	Loan		CREFI	Citi Real Estate Funding Inc.	Michigan Self Storage Portfolio	Self Storage	Self Storage			183,730	SF	80.01
26.01	Property				Compass Self Storage Jackson	Self Storage	Self Storage	1999	NAP	61,895	SF
26.02	Property				Compass Self Storage Flat Rock	Self Storage	Self Storage	2002	NAP	54,335	SF
26.03	Property				Storage Pros Lansing	Self Storage	Self Storage	1988	NAP	67,500	SF
27	Loan	95, 96, 97	GACC	Deutsche Bank AG, New York Branch	Calexico Industrial	Industrial	Warehouse/Distribution	1998-2001	NAP	335,000	SF	41.31
28	Loan	98	JPMCB	JPMorgan Chase Bank, National Association	Shoppes at Cresthaven	Retail	Anchored	1987	NAP	172,364	SF	80.06
29	Loan	99	JPMCB	JPMorgan Chase Bank, National Association	Hampton Inn Denver Airport	Hospitality	Limited Service	1996	2015	122	Rooms	111,475.41
30	Loan	100, 101, 102	JPMCB	JPMorgan Chase Bank, National Association	Lakeside Plaza	Office	Suburban	1983	NAP	118,428	SF	111.88
31	Loan	103, 104, 105	JPMCB	JPMorgan Chase Bank, National Association	Pegasus Landing	Multifamily	Garden	2002	2018	190	Units	65,383.71
32	Loan	106	GACC	Deutsche Bank AG, New York Branch	Springhill Suites Chesapeake	Hospitality	Limited Service	2008	2016-2017	132	Rooms	90,698.46
33	Loan		GACC	Deutsche Bank AG, New York Branch	Jurupa Royale Apartments	Multifamily	Garden	1973	NAP	112	Units	95,535.71
34	Loan	8, 107, 108, 109, 110, 111, 112, 113	JPMCB	JPMorgan Chase Bank, National Association	Greenleaf at Howell	Retail	Anchored	2014-2017	NAP	227,045	SF	204.81
35	Loan	114	GACC	Deutsche Bank AG, New York Branch	Corporate Ridge I	Office	Suburban	2008	NAP	88,050	SF	105.62
36	Loan	115, 116	CREFI	Citi Real Estate Funding Inc.	Franklin Plaza	Office	CBD	1985	2017	136,455	SF	60.46

Benchmark 2019-B12 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	General Property Type	Detailed Property Type	Year Built	Year Renovated	Units, Pads, Rooms, SF	Unit Description	Loan Per Unit ($)
37	Loan	117	GACC	Deutsche Bank AG, New York Branch	New York Life Building	Office	Suburban	1986	NAP	65,809	SF	120.35
38	Loan	118	GACC	Deutsche Bank AG, New York Branch	Hampton Inn Terre Haute	Hospitality	Limited Service	1972	2015-2017	112	Rooms	70,154.59
39	Loan		CREFI	Citi Real Estate Funding Inc.	Causeway Center	Industrial	Flex	2008	NAP	92,000	SF	76.09
40	Loan	119, 120	GACC	Deutsche Bank AG, New York Branch	Targhee Place	Manufactured Housing	Manufactured Housing	2016	NAP	78	Pads	84,923.08
41	Loan	121, 122, 123	GACC	Deutsche Bank AG, New York Branch	Houston Building	Office	Suburban	1985	2018	34,432	SF	170.84
42	Loan	124, 125	CREFI	Citi Real Estate Funding Inc.	Irvington Plaza	Retail	Anchored	1977	1985, 2000, 2018	54,480	SF	105.27
43	Loan	126, 127, 128, 129	GACC	Deutsche Bank AG, New York Branch	Oak Tree Place	Office	Suburban	1979	2016	66,784	SF	81.61
44	Loan	130	CREFI	Citi Real Estate Funding Inc.	CVS Plymouth, MN	Retail	Single Tenant Retail	2018	NAP	9,656	SF	559.24
45	Loan		CREFI	Citi Real Estate Funding Inc.	Creekside Terrace	Retail	Anchored	1976, 2009	NAP	64,593	SF	56.51
46	Loan	131	JPMCB	JPMorgan Chase Bank, National Association	Walgreens Stockton	Retail	Single Tenant Retail	2008	NAP	14,820	SF	224.36
47	Loan	132, 133, 134	JPMCB	JPMorgan Chase Bank, National Association	359 South La Brea	Retail	Single Tenant Retail	2014	2016	3,016	SF	812.33

Benchmark 2019-B12 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Ownership Interest	Original Balance ($)	Cut-off Date Balance ($)	Allocated Cut-off Date Loan Amount ($)	% of Initial Pool Balance	Balloon Balance ($)	Mortgage Loan Rate (%)	Administrative Fee Rate (%) (1)	Net Mortgage Loan Rate (%)
1	Loan	8, 9, 10, 11	GACC	Deutsche Bank AG, New York Branch, Goldman Sachs Bank USA and Wells Fargo Bank, National Association	30 Hudson Yards	Fee Simple	93,200,000	93,200,000	93,200,000	7.9%	93,200,000	3.11000%	0.01001%	3.09999%
2	Loan	8, 12, 13	GACC	Deutsche Bank AG, New York Branch	Woodlands Mall	Fee Simple	76,200,000	76,200,000	76,200,000	6.4%	76,200,000	4.25600%	0.01001%	4.24599%
3	Loan	8, 14, 15, 16, 17, 18, 19, 20	CREFI	Citi Real Estate Funding Inc.	The Zappettini Portfolio	Fee Simple	65,000,000	65,000,000	65,000,000	5.5%	65,000,000	4.30000%	0.01001%	4.28999%
3.01	Property				1350 West Middlefield	Fee Simple			9,100,000	0.8%
3.02	Property				1212 Terra Bella	Fee Simple			8,796,667	0.7%
3.03	Property				850 - 900 North Shoreline	Fee Simple			8,775,000	0.7%
3.04	Property				1277 Terra Bella	Fee Simple			8,666,667	0.7%
3.05	Property				1215 Terra Bella	Fee Simple			6,315,292	0.5%
3.06	Property				1340 West Middlefield	Fee Simple			5,997,333	0.5%
3.07	Property				1255 Terra Bella	Fee Simple			4,888,542	0.4%
3.08	Property				1305 Terra Bella	Fee Simple			4,241,250	0.4%
3.09	Property				1330 West Middlefield	Fee Simple			4,197,917	0.4%
3.10	Property				1245 Terra Bella	Fee Simple			4,021,333	0.3%
4	Loan	21	GACC	Deutsche Bank AG, New York Branch	Montalvo Square	Fee Simple/Leasehold	55,000,000	55,000,000	55,000,000	4.7%	55,000,000	3.87000%	0.01001%	3.85999%
5	Loan	22, 23, 24, 25, 26, 27, 28, 29	JPMCB	JPMorgan Chase Bank, National Association	Chemours HQ	Fee Simple	50,400,000	50,400,000	50,400,000	4.3%	50,400,000	3.96000%	0.02001%	3.93999%
6	Loan	8, 30, 31, 32, 33, 34	JPMCB	JPMorgan Chase Bank, National Association	Osborn Triangle	Leasehold	50,000,000	50,000,000	50,000,000	4.2%	50,000,000	3.79700%	0.01001%	3.78699%
6.01	Property				610 Main Street North	Leasehold			20,182,609	1.7%
6.02	Property				1 Portland Street	Leasehold			17,826,087	1.5%
6.03	Property				700 Main Street	Leasehold			11,991,304	1.0%
7	Loan	8, 35, 36, 37	JPMCB	Natixis Real Estate Capital LLC	10000 Santa Monica Boulevard	Fee Simple	50,000,000	50,000,000	50,000,000	4.2%	50,000,000	4.15000%	0.01001%	4.13999%
8	Loan	8, 38, 39, 40, 41, 42, 43, 44, 45	JPMCB	JPMorgan Chase Bank, National Association	3 Columbus Circle	Fee Simple	50,000,000	50,000,000	50,000,000	4.2%	50,000,000	3.91400%	0.01126%	3.90274%
9	Loan	8, 46, 47, 48	CREFI	Citi Real Estate Funding Inc.	250 Livingston	Fee Simple	50,000,000	50,000,000	50,000,000	4.2%	50,000,000	3.63000%	0.01126%	3.61874%
10	Loan	8, 49, 50, 51	JPMCB	Morgan Stanley Bank, N.A., Wells Fargo Bank, N.A., JPMorgan Chase Bank, National Association and Goldman Sachs Bank USA	Grand Canal Shoppes	Fee Simple/Leasehold	50,000,000	50,000,000	50,000,000	4.2%	50,000,000	3.74080%	0.01001%	3.73079%
11	Loan	8, 52, 53	GACC	Deutsche Bank AG, New York Branch and UBS AG, by and through its branch office at 1285 Avenue of the Americas, New York, New York	CIRE Equity Retail & Industrial Portfolio	Fee Simple	50,000,000	50,000,000	50,000,000	4.2%	50,000,000	4.13900%	0.01771%	4.12129%
11.01	Property				Wood Village Town Center	Fee Simple			8,240,157	0.7%
11.02	Property				Pecan Promenade	Fee Simple			7,659,901	0.6%
11.03	Property				Valley Plaza	Fee Simple			6,968,364	0.6%
11.04	Property				Pear Tree	Fee Simple			6,491,442	0.5%
11.05	Property				Glendale Market Square	Fee Simple			6,146,998	0.5%
11.06	Property				Central Park Shopping Center	Fee Simple			5,590,589	0.5%
11.07	Property				Val Vista Towne Center	Fee Simple			4,928,197	0.4%
11.08	Property				2641 Hall Ave - Riverside, CA	Fee Simple			1,454,507	0.1%
11.09	Property				606 W Troy - Indianapolis, IN	Fee Simple			1,086,323	0.1%
11.10	Property				Homeland - Bartow, FL	Fee Simple			768,375	0.1%
11.11	Property				2621 Hall Ave - Riverside, CA	Fee Simple			665,148	0.1%
12	Loan	8, 54, 55	GACC	Deutsche Bank AG, New York Branch	Waterfront Plaza	Leasehold	50,000,000	49,822,682	49,822,682	4.2%	36,583,384	4.41500%	0.01126%	4.40374%
13	Loan		CREFI	Citi Real Estate Funding Inc.	Compass Self Storage Florida Portfolio	Fee Simple	39,750,000	39,750,000	39,750,000	3.4%	39,750,000	4.40000%	0.03876%	4.36124%
13.01	Property				University Parkway Sarasota Self Storage	Fee Simple			7,000,000	0.6%
13.02	Property				Meadow Woods Orlando Self Storage	Fee Simple			6,900,000	0.6%
13.03	Property				Cortez Bradenton Self Storage	Fee Simple			6,900,000	0.6%
13.04	Property				Cheval Lutz Self Storage	Fee Simple			6,750,000	0.6%
13.05	Property				Waterford Lakes Orlando Self Storage	Fee Simple			6,200,000	0.5%
13.06	Property				Lockwood Sarasota Self Storage	Fee Simple			6,000,000	0.5%
14	Loan	8, 56, 57	GACC	Deutsche Bank AG, New York Branch	2 MacArthur	Fee Simple	34,000,000	34,000,000	34,000,000	2.9%	34,000,000	2.46411765%	0.01001%	2.45411%
15	Loan	8, 58, 59, 60, 61	CREFI	Citi Real Estate Funding Inc.	The Centre	Fee Simple	30,000,000	30,000,000	30,000,000	2.5%	30,000,000	5.68166666666667%	0.01001%	5.67166%
16	Loan	8, 62, 63, 64, 65, 66, 67, 68, 69, 70	JPMCB	JPMorgan Chase Bank, National Association	Vie Portfolio	Fee Simple	28,885,000	28,885,000	28,885,000	2.4%	28,885,000	5.15000%	0.01001%	5.13999%
16.01	Property				University Downs	Fee Simple			7,858,743	0.7%
16.02	Property				Ella Lofts	Fee Simple			5,762,823	0.5%
16.03	Property				University View	Fee Simple			5,498,438	0.5%
16.04	Property				Colonie	Fee Simple			3,641,997	0.3%
16.05	Property				Hillcrest Oakwood	Fee Simple			3,609,428	0.3%
16.06	Property				Southgate	Fee Simple			2,513,572	0.2%

Benchmark 2019-B12 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Ownership Interest	Original Balance ($)	Cut-off Date Balance ($)	Allocated Cut-off Date Loan Amount ($)	% of Initial Pool Balance	Balloon Balance ($)	Mortgage Loan Rate (%)	Administrative Fee Rate (%) (1)	Net Mortgage Loan Rate (%)
17	Loan	8, 71, 72, 73	JPMCB	JPMorgan Chase Bank, National Association	ICON Upper East Side Portfolio	Fee Simple	25,000,000	25,000,000	25,000,000	2.1%	25,000,000	4.50000%	0.01001%	4.48999%
17.01	Property				244 East 78th Street	Fee Simple			1,879,862	0.2%
17.02	Property				332 East 71st Street	Fee Simple			1,534,140	0.1%
17.03	Property				323 East 78th Street	Fee Simple			1,469,317	0.1%
17.04	Property				513 East 82nd Street	Fee Simple			1,469,317	0.1%
17.05	Property				502 East 73rd Street	Fee Simple			1,469,317	0.1%
17.06	Property				1556 Second Avenue	Fee Simple			1,469,317	0.1%
17.07	Property				344 East 55th Street	Fee Simple			1,426,102	0.1%
17.08	Property				228 East 84th Street	Fee Simple			1,382,887	0.1%
17.09	Property				419 East 82nd Street	Fee Simple			1,296,456	0.1%
17.10	Property				340 East 81st Street	Fee Simple			1,296,456	0.1%
17.11	Property				338 East 55th Street	Fee Simple			1,274,849	0.1%
17.12	Property				409 East 81st Street	Fee Simple			1,231,634	0.1%
17.13	Property				322 East 74th Street	Fee Simple			1,210,026	0.1%
17.14	Property				443 East 78th Street	Fee Simple			1,210,026	0.1%
17.15	Property				340 East 55th Street	Fee Simple			1,166,811	0.1%
17.16	Property				407 East 81st Street	Fee Simple			1,123,596	0.1%
17.17	Property				340 East 61st Street	Fee Simple			1,123,596	0.1%
17.18	Property				242 East 75th Street	Fee Simple			1,037,165	0.1%
17.19	Property				342 East 76th Street	Fee Simple			929,127	0.1%
18	Loan	74, 75, 76	CREFI	Citi Real Estate Funding Inc.	Marriott Morgantown Waterfront	Fee Simple/Leasehold	23,000,000	23,000,000	23,000,000	1.9%	23,000,000	4.40000%	0.03876%	4.36124%
19	Loan	77	JPMCB	JPMorgan Chase Bank, National Association	Crystal Falls	Fee Simple	21,190,000	21,190,000	21,190,000	1.8%	21,190,000	4.15000%	0.01001%	4.13999%
20	Loan	78, 79, 80, 81	CREFI	Citi Real Estate Funding Inc.	Oakbrook Terrace	Fee Simple	19,250,000	19,225,645	19,225,645	1.6%	15,420,434	4.23000%	0.01001%	4.21999%
21	Loan	82	GACC	Deutsche Bank AG, New York Branch	Winsor Ranch Shopping Center	Fee Simple	16,650,000	16,650,000	16,650,000	1.4%	14,259,104	4.60000%	0.04876%	4.55124%
22	Loan		CREFI	Citi Real Estate Funding Inc.	Village of Martinsville	Fee Simple	16,500,000	16,471,147	16,471,147	1.4%	12,010,841	4.28000%	0.01001%	4.26999%
23	Loan	8, 83, 84, 85, 86, 87, 88, 89	JPMCB	Société Générale Financial Corporation and JPMorgan Chase Bank, National Association	SWVP Portfolio	Fee Simple	15,000,000	15,000,000	15,000,000	1.3%	15,000,000	4.95800%	0.01001%	4.94799%
23.01	Property				InterContinental	Fee Simple			7,972,500	0.7%
23.02	Property				DoubleTree Sunrise	Fee Simple			2,775,000	0.2%
23.03	Property				DoubleTree Charlotte	Fee Simple			2,250,000	0.2%
23.04	Property				DoubleTree RTP	Fee Simple			2,002,500	0.2%
24	Loan	90, 91, 92	JPMCB	JPMorgan Chase Bank, National Association	Mercy Medical Office Building	Fee Simple	15,000,000	15,000,000	15,000,000	1.3%	13,744,108	4.58000%	0.01001%	4.56999%
25	Loan	93, 94	GACC	Deutsche Bank AG, New York Branch	Dollar General Portfolio II	Fee Simple	14,950,000	14,950,000	14,950,000	1.3%	13,684,803	4.52000%	0.01001%	4.50999%
25.01	Property				Iron Mountain	Fee Simple			978,441	0.1%
25.02	Property				Deerwood	Fee Simple			956,858	0.1%
25.03	Property				Rose City	Fee Simple			928,080	0.1%
25.04	Property				Roscommon	Fee Simple			906,497	0.1%
25.05	Property				Bigfork	Fee Simple			906,497	0.1%
25.06	Property				Brimfield	Fee Simple			899,302	0.1%
25.07	Property				Whittemore	Fee Simple			892,108	0.1%
25.08	Property				Frederic	Fee Simple			884,913	0.1%
25.09	Property				Lenox	Fee Simple			877,719	0.1%
25.10	Property				Paullina	Fee Simple			870,525	0.1%
25.11	Property				Adair	Fee Simple			863,330	0.1%
25.12	Property				Akron	Fee Simple			856,136	0.1%
25.13	Property				New Harmony	Fee Simple			848,941	0.1%
25.14	Property				Table Grove	Fee Simple			827,358	0.1%
25.15	Property				Griswold	Fee Simple			820,164	0.1%
25.16	Property				Neosho	Fee Simple			820,164	0.1%
25.17	Property				Sidney	Fee Simple			812,969	0.1%
26	Loan		CREFI	Citi Real Estate Funding Inc.	Michigan Self Storage Portfolio	Fee Simple	14,700,000	14,700,000	14,700,000	1.2%	12,847,925	4.43000%	0.01001%	4.41999%
26.01	Property				Compass Self Storage Jackson	Fee Simple			5,350,000	0.5%
26.02	Property				Compass Self Storage Flat Rock	Fee Simple			5,000,000	0.4%
26.03	Property				Storage Pros Lansing	Fee Simple			4,350,000	0.4%
27	Loan	95, 96, 97	GACC	Deutsche Bank AG, New York Branch	Calexico Industrial	Fee Simple	13,875,000	13,838,118	13,838,118	1.2%	11,110,266	4.22000%	0.01001%	4.20999%
28	Loan	98	JPMCB	JPMorgan Chase Bank, National Association	Shoppes at Cresthaven	Fee Simple	13,800,000	13,800,000	13,800,000	1.2%	11,158,620	4.50000%	0.01001%	4.48999%
29	Loan	99	JPMCB	JPMorgan Chase Bank, National Association	Hampton Inn Denver Airport	Fee Simple	13,600,000	13,600,000	13,600,000	1.2%	12,460,910	4.58000%	0.01001%	4.56999%
30	Loan	100, 101, 102	JPMCB	JPMorgan Chase Bank, National Association	Lakeside Plaza	Fee Simple	13,250,000	13,250,000	13,250,000	1.1%	11,509,598	4.17000%	0.01001%	4.15999%
31	Loan	103, 104, 105	JPMCB	JPMorgan Chase Bank, National Association	Pegasus Landing	Fee Simple	12,450,000	12,422,905	12,422,905	1.1%	11,518,331	5.20000%	0.01001%	5.18999%
32	Loan	106	GACC	Deutsche Bank AG, New York Branch	Springhill Suites Chesapeake	Fee Simple	12,000,000	11,972,197	11,972,197	1.0%	9,835,109	4.90000%	0.01001%	4.88999%
33	Loan		GACC	Deutsche Bank AG, New York Branch	Jurupa Royale Apartments	Fee Simple	10,700,000	10,700,000	10,700,000	0.9%	10,700,000	4.94000%	0.01001%	4.92999%
34	Loan	8, 107, 108, 109, 110, 111, 112, 113	JPMCB	JPMorgan Chase Bank, National Association	Greenleaf at Howell	Fee Simple	10,000,000	10,000,000	10,000,000	0.8%	8,675,136	5.10000%	0.01001%	5.08999%
35	Loan	114	GACC	Deutsche Bank AG, New York Branch	Corporate Ridge I	Fee Simple	9,300,000	9,300,000	9,300,000	0.8%	8,301,089	4.32000%	0.01001%	4.30999%
36	Loan	115, 116	CREFI	Citi Real Estate Funding Inc.	Franklin Plaza	Fee Simple	8,250,000	8,250,000	8,250,000	0.7%	8,250,000	3.68000%	0.01001%	3.66999%

Benchmark 2019-B12 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Ownership Interest	Original Balance ($)	Cut-off Date Balance ($)	Allocated Cut-off Date Loan Amount ($)	% of Initial Pool Balance	Balloon Balance ($)	Mortgage Loan Rate (%)	Administrative Fee Rate (%) (1)	Net Mortgage Loan Rate (%)
37	Loan	117	GACC	Deutsche Bank AG, New York Branch	New York Life Building	Fee Simple	7,920,000	7,920,000	7,920,000	0.7%	6,937,994	4.53000%	0.01001%	4.51999%
38	Loan	118	GACC	Deutsche Bank AG, New York Branch	Hampton Inn Terre Haute	Fee Simple	7,875,000	7,857,314	7,857,314	0.7%	7,269,395	5.05000%	0.01001%	5.03999%
39	Loan		CREFI	Citi Real Estate Funding Inc.	Causeway Center	Fee Simple	7,000,000	7,000,000	7,000,000	0.6%	5,972,171	4.46000%	0.01001%	4.44999%
40	Loan	119, 120	GACC	Deutsche Bank AG, New York Branch	Targhee Place	Fee Simple	6,624,000	6,624,000	6,624,000	0.6%	6,095,944	4.86000%	0.01001%	4.84999%
41	Loan	121, 122, 123	GACC	Deutsche Bank AG, New York Branch	Houston Building	Fee Simple	5,882,500	5,882,500	5,882,500	0.5%	5,882,500	4.43000%	0.01001%	4.41999%
42	Loan	124, 125	CREFI	Citi Real Estate Funding Inc.	Irvington Plaza	Fee Simple	5,735,000	5,735,000	5,735,000	0.5%	5,735,000	4.35000%	0.01001%	4.33999%
43	Loan	126, 127, 128, 129	GACC	Deutsche Bank AG, New York Branch	Oak Tree Place	Fee Simple	5,450,000	5,450,000	5,450,000	0.5%	5,450,000	4.18000%	0.01001%	4.16999%
44	Loan	130	CREFI	Citi Real Estate Funding Inc.	CVS Plymouth, MN	Fee Simple	5,400,000	5,400,000	5,400,000	0.5%	5,400,000	4.25000%	0.01001%	4.23999%
45	Loan		CREFI	Citi Real Estate Funding Inc.	Creekside Terrace	Fee Simple	3,650,000	3,650,000	3,650,000	0.3%	2,936,060	4.35000%	0.01001%	4.33999%
46	Loan	131	JPMCB	JPMorgan Chase Bank, National Association	Walgreens Stockton	Fee Simple	3,325,000	3,325,000	3,325,000	0.3%	3,325,000	4.50000%	0.01001%	4.48999%
47	Loan	132, 133, 134	JPMCB	JPMorgan Chase Bank, National Association	359 South La Brea	Fee Simple	2,450,000	2,450,000	2,450,000	0.2%	2,450,000	5.25000%	0.01001%	5.23999%

Benchmark 2019-B12 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Monthly Debt Service ($) (2)	Annual Debt Service ($)	Pari Companion Loan Monthly Debt Service ($)	Pari Companion Loan Annual Debt Service ($)	Amortization Type	Interest Accrual Method
1	Loan	8, 9, 10, 11	GACC	Deutsche Bank AG, New York Branch, Goldman Sachs Bank USA and Wells Fargo Bank, National Association	30 Hudson Yards	244,898.10	2,938,777.20	2,698,083.39	32,377,000.65	Interest Only	Actual/360
2	Loan	8, 12, 13	GACC	Deutsche Bank AG, New York Branch	Woodlands Mall	274,009.56	3,288,114.72	616,341.70	7,396,100.41	Interest Only	Actual/360
3	Loan	8, 14, 15, 16, 17, 18, 19, 20	CREFI	Citi Real Estate Funding Inc.	The Zappettini Portfolio	236,151.62	2,833,819.44	199,820.60	2,397,847.20	Interest Only	Actual/360
3.01	Property				1350 West Middlefield
3.02	Property				1212 Terra Bella
3.03	Property				850 - 900 North Shoreline
3.04	Property				1277 Terra Bella
3.05	Property				1215 Terra Bella
3.06	Property				1340 West Middlefield
3.07	Property				1255 Terra Bella
3.08	Property				1305 Terra Bella
3.09	Property				1330 West Middlefield
3.10	Property				1245 Terra Bella
4	Loan	21	GACC	Deutsche Bank AG, New York Branch	Montalvo Square	179,838.54	2,158,062.48			Interest Only	Actual/360
5	Loan	22, 23, 24, 25, 26, 27, 28, 29	JPMCB	JPMorgan Chase Bank, National Association	Chemours HQ	168,630.00	2,023,560.00			Interest Only	Actual/360
6	Loan	8, 30, 31, 32, 33, 34	JPMCB	JPMorgan Chase Bank, National Association	Osborn Triangle	160,405.67	1,924,868.04	1,219,083.10	14,628,997.24	Interest Only	Actual/360
6.01	Property				610 Main Street North
6.02	Property				1 Portland Street
6.03	Property				700 Main Street
7	Loan	8, 35, 36, 37	JPMCB	Natixis Real Estate Capital LLC	10000 Santa Monica Boulevard	175,318.29	2,103,819.48	596,082.17	7,152,986.08	Interest Only	Actual/360
8	Loan	8, 38, 39, 40, 41, 42, 43, 44, 45	JPMCB	JPMorgan Chase Bank, National Association	3 Columbus Circle	165,348.38	1,984,180.56	1,455,065.74	17,460,788.88	Interest Only	Actual/360
9	Loan	8, 46, 47, 48	CREFI	Citi Real Estate Funding Inc.	250 Livingston	153,350.69	1,840,208.28	230,026.05	2,760,312.60	Interest Only	Actual/360
10	Loan	8, 49, 50, 51	JPMCB	Morgan Stanley Bank, N.A., Wells Fargo Bank, N.A., JPMorgan Chase Bank, National Association and Goldman Sachs Bank USA	Grand Canal Shoppes	158,031.48	1,896,377.76	2,244,047.04	26,928,564.48	Interest Only	Actual/360
11	Loan	8, 52, 53	GACC	Deutsche Bank AG, New York Branch and UBS AG, by and through its branch office at 1285 Avenue of the Americas, New York, New York	CIRE Equity Retail & Industrial Portfolio	174,853.59	2,098,243.08	274,869.84	3,298,438.08	Interest Only	Actual/360
11.01	Property				Wood Village Town Center
11.02	Property				Pecan Promenade
11.03	Property				Valley Plaza
11.04	Property				Pear Tree
11.05	Property				Glendale Market Square
11.06	Property				Central Park Shopping Center
11.07	Property				Val Vista Towne Center
11.08	Property				2641 Hall Ave - Riverside, CA
11.09	Property				606 W Troy - Indianapolis, IN
11.10	Property				Homeland - Bartow, FL
11.11	Property				2621 Hall Ave - Riverside, CA
12	Loan	8, 54, 55	GACC	Deutsche Bank AG, New York Branch	Waterfront Plaza	275,509.44	3,306,113.28	413,264.16	4,959,169.92	Amortizing	Actual/360
13	Loan		CREFI	Citi Real Estate Funding Inc.	Compass Self Storage Florida Portfolio	147,774.31	1,773,291.72			Interest Only	Actual/360
13.01	Property				University Parkway Sarasota Self Storage
13.02	Property				Meadow Woods Orlando Self Storage
13.03	Property				Cortez Bradenton Self Storage
13.04	Property				Cheval Lutz Self Storage
13.05	Property				Waterford Lakes Orlando Self Storage
13.06	Property				Lockwood Sarasota Self Storage
14	Loan	8, 56, 57	GACC	Deutsche Bank AG, New York Branch	2 MacArthur	70,786.34	849,436.08			Interest Only	Actual/360
15	Loan	8, 58, 59, 60, 61	CREFI	Citi Real Estate Funding Inc.	The Centre	144,014.47	1,728,173.64	144,014.46	1,728,173.53	Interest Only	Actual/360
16	Loan	8, 62, 63, 64, 65, 66, 67, 68, 69, 70	JPMCB	JPMorgan Chase Bank, National Association	Vie Portfolio	125,686.52	1,508,238.24	202,334.21	2,428,010.52	Interest Only	Actual/360
16.01	Property				University Downs
16.02	Property				Ella Lofts
16.03	Property				University View
16.04	Property				Colonie
16.05	Property				Hillcrest Oakwood
16.06	Property				Southgate

Benchmark 2019-B12 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Monthly Debt Service ($) (2)	Annual Debt Service ($)	Pari Companion Loan Monthly Debt Service ($)	Pari Companion Loan Annual Debt Service ($)	Amortization Type	Interest Accrual Method
17	Loan	8, 71, 72, 73	JPMCB	JPMorgan Chase Bank, National Association	ICON Upper East Side Portfolio	95,052.08	1,140,624.96	127,369.80	1,528,437.60	Interest Only	Actual/360
17.01	Property				244 East 78th Street
17.02	Property				332 East 71st Street
17.03	Property				323 East 78th Street
17.04	Property				513 East 82nd Street
17.05	Property				502 East 73rd Street
17.06	Property				1556 Second Avenue
17.07	Property				344 East 55th Street
17.08	Property				228 East 84th Street
17.09	Property				419 East 82nd Street
17.10	Property				340 East 81st Street
17.11	Property				338 East 55th Street
17.12	Property				409 East 81st Street
17.13	Property				322 East 74th Street
17.14	Property				443 East 78th Street
17.15	Property				340 East 55th Street
17.16	Property				407 East 81st Street
17.17	Property				340 East 61st Street
17.18	Property				242 East 75th Street
17.19	Property				342 East 76th Street
18	Loan	74, 75, 76	CREFI	Citi Real Estate Funding Inc.	Marriott Morgantown Waterfront	85,504.63	1,026,055.56			Interest Only	Actual/360
19	Loan	77	JPMCB	JPMorgan Chase Bank, National Association	Crystal Falls	74,299.89	891,598.68			Interest Only	Actual/360
20	Loan	78, 79, 80, 81	CREFI	Citi Real Estate Funding Inc.	Oakbrook Terrace	94,473.18	1,133,678.16			Amortizing	Actual/360
21	Loan	82	GACC	Deutsche Bank AG, New York Branch	Winsor Ranch Shopping Center	85,355.29	1,024,263.48			Interest Only, Then Amortizing	Actual/360
22	Loan		CREFI	Citi Real Estate Funding Inc.	Village of Martinsville	89,664.18	1,075,970.16			Amortizing	Actual/360
23	Loan	8, 83, 84, 85, 86, 87, 88, 89	JPMCB	Société Générale Financial Corporation and JPMorgan Chase Bank, National Association	SWVP Portfolio	62,835.76	754,029.12	774,974.43	9,299,693.16	Interest Only	Actual/360
23.01	Property				InterContinental
23.02	Property				DoubleTree Sunrise
23.03	Property				DoubleTree Charlotte
23.04	Property				DoubleTree RTP
24	Loan	90, 91, 92	JPMCB	JPMorgan Chase Bank, National Association	Mercy Medical Office Building	76,717.47	920,609.64			Interest Only, Then Amortizing	Actual/360
25	Loan	93, 94	GACC	Deutsche Bank AG, New York Branch	Dollar General Portfolio II	75,927.22	911,126.64			Interest Only, Then Amortizing - ARD	Actual/360
25.01	Property				Iron Mountain
25.02	Property				Deerwood
25.03	Property				Rose City
25.04	Property				Roscommon
25.05	Property				Bigfork
25.06	Property				Brimfield
25.07	Property				Whittemore
25.08	Property				Frederic
25.09	Property				Lenox
25.10	Property				Paullina
25.11	Property				Adair
25.12	Property				Akron
25.13	Property				New Harmony
25.14	Property				Table Grove
25.15	Property				Griswold
25.16	Property				Neosho
25.17	Property				Sidney
26	Loan		CREFI	Citi Real Estate Funding Inc.	Michigan Self Storage Portfolio	73,872.58	886,470.96			Interest Only, Then Amortizing	Actual/360
26.01	Property				Compass Self Storage Jackson
26.02	Property				Compass Self Storage Flat Rock
26.03	Property				Storage Pros Lansing
27	Loan	95, 96, 97	GACC	Deutsche Bank AG, New York Branch	Calexico Industrial	68,013.20	816,158.40			Amortizing	Actual/360
28	Loan	98	JPMCB	JPMorgan Chase Bank, National Association	Shoppes at Cresthaven	69,922.57	839,070.84			Amortizing	Actual/360
29	Loan	99	JPMCB	JPMorgan Chase Bank, National Association	Hampton Inn Denver Airport	69,557.17	834,686.04			Interest Only, Then Amortizing	Actual/360
30	Loan	100, 101, 102	JPMCB	JPMorgan Chase Bank, National Association	Lakeside Plaza	64,562.98	774,755.76			Interest Only, Then Amortizing	Actual/360
31	Loan	103, 104, 105	JPMCB	JPMorgan Chase Bank, National Association	Pegasus Landing	68,364.30	820,371.60			Amortizing	Actual/360
32	Loan	106	GACC	Deutsche Bank AG, New York Branch	Springhill Suites Chesapeake	63,687.21	764,246.52			Amortizing	Actual/360
33	Loan		GACC	Deutsche Bank AG, New York Branch	Jurupa Royale Apartments	44,660.12	535,921.44			Interest Only	Actual/360
34	Loan	8, 107, 108, 109, 110, 111, 112, 113	JPMCB	JPMorgan Chase Bank, National Association	Greenleaf at Howell	54,294.98	651,539.76	198,176.66	2,378,119.92	Interest Only, Then Amortizing	Actual/360
35	Loan	114	GACC	Deutsche Bank AG, New York Branch	Corporate Ridge I	46,132.33	553,587.96			Interest Only, Then Amortizing	Actual/360
36	Loan	115, 116	CREFI	Citi Real Estate Funding Inc.	Franklin Plaza	25,651.39	307,816.68			Interest Only	Actual/360

Benchmark 2019-B12 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Monthly Debt Service ($) (2)	Annual Debt Service ($)	Pari Companion Loan Monthly Debt Service ($)	Pari Companion Loan Annual Debt Service ($)	Amortization Type	Interest Accrual Method
37	Loan	117	GACC	Deutsche Bank AG, New York Branch	New York Life Building	40,270.78	483,249.36			Interest Only, Then Amortizing	Actual/360
38	Loan	118	GACC	Deutsche Bank AG, New York Branch	Hampton Inn Terre Haute	42,515.67	510,188.04			Amortizing	Actual/360
39	Loan		CREFI	Citi Real Estate Funding Inc.	Causeway Center	35,301.80	423,621.60			Interest Only, Then Amortizing	Actual/360
40	Loan	119, 120	GACC	Deutsche Bank AG, New York Branch	Targhee Place	34,994.47	419,933.64			Interest Only, Then Amortizing	Actual/360
41	Loan	121, 122, 123	GACC	Deutsche Bank AG, New York Branch	Houston Building	22,017.84	264,214.08			Interest Only	Actual/360
42	Loan	124, 125	CREFI	Citi Real Estate Funding Inc.	Irvington Plaza	21,078.12	252,937.44			Interest Only	Actual/360
43	Loan	126, 127, 128, 129	GACC	Deutsche Bank AG, New York Branch	Oak Tree Place	19,247.84	230,974.08			Interest Only	Actual/360
44	Loan	130	CREFI	Citi Real Estate Funding Inc.	CVS Plymouth, MN	19,390.63	232,687.56			Interest Only	Actual/360
45	Loan		CREFI	Citi Real Estate Funding Inc.	Creekside Terrace	18,170.13	218,041.56			Amortizing	Actual/360
46	Loan	131	JPMCB	JPMorgan Chase Bank, National Association	Walgreens Stockton	12,641.93	151,703.16			Interest Only	Actual/360
47	Loan	132, 133, 134	JPMCB	JPMorgan Chase Bank, National Association	359 South La Brea	10,867.62	130,411.44			Interest Only	Actual/360

Benchmark 2019-B12 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Seasoning (Mos.)	Original Interest-Only Period (Mos.)	Remaining Interest-Only Period (Mos.)	Original Term To Maturity / ARD (Mos.)	Remaining Term To Maturity / ARD (Mos.)	Original Amortization Term (Mos.)	Remaining Amortization Term (Mos.)	Origination Date	Due Date
1	Loan	8, 9, 10, 11	GACC	Deutsche Bank AG, New York Branch, Goldman Sachs Bank USA and Wells Fargo Bank, National Association	30 Hudson Yards	1	120	119	120	119	0	0	6/14/2019	6
2	Loan	8, 12, 13	GACC	Deutsche Bank AG, New York Branch	Woodlands Mall	0	120	120	120	120	0	0	7/5/2019	1
3	Loan	8, 14, 15, 16, 17, 18, 19, 20	CREFI	Citi Real Estate Funding Inc.	The Zappettini Portfolio	2	60	58	60	58	0	0	5/31/2019	6
3.01	Property				1350 West Middlefield
3.02	Property				1212 Terra Bella
3.03	Property				850 - 900 North Shoreline
3.04	Property				1277 Terra Bella
3.05	Property				1215 Terra Bella
3.06	Property				1340 West Middlefield
3.07	Property				1255 Terra Bella
3.08	Property				1305 Terra Bella
3.09	Property				1330 West Middlefield
3.10	Property				1245 Terra Bella
4	Loan	21	GACC	Deutsche Bank AG, New York Branch	Montalvo Square	1	120	119	120	119	0	0	7/1/2019	6
5	Loan	22, 23, 24, 25, 26, 27, 28, 29	JPMCB	JPMorgan Chase Bank, National Association	Chemours HQ	0	63	63	63	63	0	0	7/8/2019	1
6	Loan	8, 30, 31, 32, 33, 34	JPMCB	JPMorgan Chase Bank, National Association	Osborn Triangle	2	120	118	120	118	0	0	5/16/2019	1
6.01	Property				610 Main Street North
6.02	Property				1 Portland Street
6.03	Property				700 Main Street
7	Loan	8, 35, 36, 37	JPMCB	Natixis Real Estate Capital LLC	10000 Santa Monica Boulevard	3	120	117	120	117	0	0	4/12/2019	6
8	Loan	8, 38, 39, 40, 41, 42, 43, 44, 45	JPMCB	JPMorgan Chase Bank, National Association	3 Columbus Circle	5	120	115	120	115	0	0	3/12/2019	11
9	Loan	8, 46, 47, 48	CREFI	Citi Real Estate Funding Inc.	250 Livingston	2	120	118	120	118	0	0	5/31/2019	6
10	Loan	8, 49, 50, 51	JPMCB	Morgan Stanley Bank, N.A., Wells Fargo Bank, N.A., JPMorgan Chase Bank, National Association and Goldman Sachs Bank USA	Grand Canal Shoppes	1	120	119	120	119	0	0	6/3/2019	1
11	Loan	8, 52, 53	GACC	Deutsche Bank AG, New York Branch and UBS AG, by and through its branch office at 1285 Avenue of the Americas, New York, New York	CIRE Equity Retail & Industrial Portfolio	2	120	118	120	118	0	0	5/9/2019	6
11.01	Property				Wood Village Town Center
11.02	Property				Pecan Promenade
11.03	Property				Valley Plaza
11.04	Property				Pear Tree
11.05	Property				Glendale Market Square
11.06	Property				Central Park Shopping Center
11.07	Property				Val Vista Towne Center
11.08	Property				2641 Hall Ave - Riverside, CA
11.09	Property				606 W Troy - Indianapolis, IN
11.10	Property				Homeland - Bartow, FL
11.11	Property				2621 Hall Ave - Riverside, CA
12	Loan	8, 54, 55	GACC	Deutsche Bank AG, New York Branch	Waterfront Plaza	2	0	0	120	118	300	298	5/17/2019	6
13	Loan		CREFI	Citi Real Estate Funding Inc.	Compass Self Storage Florida Portfolio	2	120	118	120	118	0	0	6/6/2019	6
13.01	Property				University Parkway Sarasota Self Storage
13.02	Property				Meadow Woods Orlando Self Storage
13.03	Property				Cortez Bradenton Self Storage
13.04	Property				Cheval Lutz Self Storage
13.05	Property				Waterford Lakes Orlando Self Storage
13.06	Property				Lockwood Sarasota Self Storage
14	Loan	8, 56, 57	GACC	Deutsche Bank AG, New York Branch	2 MacArthur	1	60	59	60	59	0	0	6/14/2019	6
15	Loan	8, 58, 59, 60, 61	CREFI	Citi Real Estate Funding Inc.	The Centre	1	60	59	60	59	0	0	6/28/2019	6
16	Loan	8, 62, 63, 64, 65, 66, 67, 68, 69, 70	JPMCB	JPMorgan Chase Bank, National Association	Vie Portfolio	6	120	114	120	114	0	0	1/28/2019	1
16.01	Property				University Downs
16.02	Property				Ella Lofts
16.03	Property				University View
16.04	Property				Colonie
16.05	Property				Hillcrest Oakwood
16.06	Property				Southgate

Benchmark 2019-B12 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Seasoning (Mos.)	Original Interest-Only Period (Mos.)	Remaining Interest-Only Period (Mos.)	Original Term To Maturity / ARD (Mos.)	Remaining Term To Maturity / ARD (Mos.)	Original Amortization Term (Mos.)	Remaining Amortization Term (Mos.)	Origination Date	Due Date
17	Loan	8, 71, 72, 73	JPMCB	JPMorgan Chase Bank, National Association	ICON Upper East Side Portfolio	3	60	57	60	57	0	0	4/17/2019	1
17.01	Property				244 East 78th Street
17.02	Property				332 East 71st Street
17.03	Property				323 East 78th Street
17.04	Property				513 East 82nd Street
17.05	Property				502 East 73rd Street
17.06	Property				1556 Second Avenue
17.07	Property				344 East 55th Street
17.08	Property				228 East 84th Street
17.09	Property				419 East 82nd Street
17.10	Property				340 East 81st Street
17.11	Property				338 East 55th Street
17.12	Property				409 East 81st Street
17.13	Property				322 East 74th Street
17.14	Property				443 East 78th Street
17.15	Property				340 East 55th Street
17.16	Property				407 East 81st Street
17.17	Property				340 East 61st Street
17.18	Property				242 East 75th Street
17.19	Property				342 East 76th Street
18	Loan	74, 75, 76	CREFI	Citi Real Estate Funding Inc.	Marriott Morgantown Waterfront	1	120	119	120	119	0	0	6/27/2019	6
19	Loan	77	JPMCB	JPMorgan Chase Bank, National Association	Crystal Falls	1	120	119	120	119	0	0	6/19/2019	1
20	Loan	78, 79, 80, 81	CREFI	Citi Real Estate Funding Inc.	Oakbrook Terrace	1	0	0	120	119	360	359	7/3/2019	6
21	Loan	82	GACC	Deutsche Bank AG, New York Branch	Winsor Ranch Shopping Center	3	24	21	120	117	360	360	5/1/2019	6
22	Loan		CREFI	Citi Real Estate Funding Inc.	Village of Martinsville	1	0	0	120	119	300	299	6/28/2019	6
23	Loan	8, 83, 84, 85, 86, 87, 88, 89	JPMCB	Société Générale Financial Corporation and JPMorgan Chase Bank, National Association	SWVP Portfolio	3	120	117	120	117	0	0	4/18/2019	1
23.01	Property				InterContinental
23.02	Property				DoubleTree Sunrise
23.03	Property				DoubleTree Charlotte
23.04	Property				DoubleTree RTP
24	Loan	90, 91, 92	JPMCB	JPMorgan Chase Bank, National Association	Mercy Medical Office Building	3	60	57	120	117	360	360	5/1/2019	1
25	Loan	93, 94	GACC	Deutsche Bank AG, New York Branch	Dollar General Portfolio II	2	60	58	120	118	360	360	5/24/2019	6
25.01	Property				Iron Mountain
25.02	Property				Deerwood
25.03	Property				Rose City
25.04	Property				Roscommon
25.05	Property				Bigfork
25.06	Property				Brimfield
25.07	Property				Whittemore
25.08	Property				Frederic
25.09	Property				Lenox
25.10	Property				Paullina
25.11	Property				Adair
25.12	Property				Akron
25.13	Property				New Harmony
25.14	Property				Table Grove
25.15	Property				Griswold
25.16	Property				Neosho
25.17	Property				Sidney
26	Loan		CREFI	Citi Real Estate Funding Inc.	Michigan Self Storage Portfolio	1	36	35	120	119	360	360	6/7/2019	6
26.01	Property				Compass Self Storage Jackson
26.02	Property				Compass Self Storage Flat Rock
26.03	Property				Storage Pros Lansing
27	Loan	95, 96, 97	GACC	Deutsche Bank AG, New York Branch	Calexico Industrial	2	0	0	120	118	360	358	5/30/2019	6
28	Loan	98	JPMCB	JPMorgan Chase Bank, National Association	Shoppes at Cresthaven	0	0	0	120	120	360	360	7/5/2019	1
29	Loan	99	JPMCB	JPMorgan Chase Bank, National Association	Hampton Inn Denver Airport	0	60	60	120	120	360	360	7/9/2019	1
30	Loan	100, 101, 102	JPMCB	JPMorgan Chase Bank, National Association	Lakeside Plaza	1	36	35	120	119	360	360	6/27/2019	1
31	Loan	103, 104, 105	JPMCB	JPMorgan Chase Bank, National Association	Pegasus Landing	2	0	0	60	58	360	358	5/15/2019	1
32	Loan	106	GACC	Deutsche Bank AG, New York Branch	Springhill Suites Chesapeake	2	0	0	120	118	360	358	6/5/2019	6
33	Loan		GACC	Deutsche Bank AG, New York Branch	Jurupa Royale Apartments	1	120	119	120	119	0	0	6/12/2019	6
34	Loan	8, 107, 108, 109, 110, 111, 112, 113	JPMCB	JPMorgan Chase Bank, National Association	Greenleaf at Howell	3	24	21	120	117	360	360	4/18/2019	1
35	Loan	114	GACC	Deutsche Bank AG, New York Branch	Corporate Ridge I	2	48	46	120	118	360	360	5/28/2019	6
36	Loan	115, 116	CREFI	Citi Real Estate Funding Inc.	Franklin Plaza	1	120	119	120	119	0	0	6/25/2019	6

Benchmark 2019-B12 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Seasoning (Mos.)	Original Interest-Only Period (Mos.)	Remaining Interest-Only Period (Mos.)	Original Term To Maturity / ARD (Mos.)	Remaining Term To Maturity / ARD (Mos.)	Original Amortization Term (Mos.)	Remaining Amortization Term (Mos.)	Origination Date	Due Date
37	Loan	117	GACC	Deutsche Bank AG, New York Branch	New York Life Building	2	36	34	120	118	360	360	5/21/2019	6
38	Loan	118	GACC	Deutsche Bank AG, New York Branch	Hampton Inn Terre Haute	2	0	0	60	58	360	358	5/15/2019	6
39	Loan		CREFI	Citi Real Estate Funding Inc.	Causeway Center	2	24	22	120	118	360	360	6/5/2019	6
40	Loan	119, 120	GACC	Deutsche Bank AG, New York Branch	Targhee Place	2	24	22	84	82	360	360	5/21/2019	6
41	Loan	121, 122, 123	GACC	Deutsche Bank AG, New York Branch	Houston Building	2	120	118	120	118	0	0	5/31/2019	6
42	Loan	124, 125	CREFI	Citi Real Estate Funding Inc.	Irvington Plaza	2	120	118	120	118	0	0	6/5/2019	6
43	Loan	126, 127, 128, 129	GACC	Deutsche Bank AG, New York Branch	Oak Tree Place	2	120	118	120	118	0	0	5/28/2019	6
44	Loan	130	CREFI	Citi Real Estate Funding Inc.	CVS Plymouth, MN	1	120	119	120	119	0	0	6/26/2019	6
45	Loan		CREFI	Citi Real Estate Funding Inc.	Creekside Terrace	0	0	0	120	120	360	360	7/9/2019	6
46	Loan	131	JPMCB	JPMorgan Chase Bank, National Association	Walgreens Stockton	2	120	118	120	118	0	0	5/20/2019	1
47	Loan	132, 133, 134	JPMCB	JPMorgan Chase Bank, National Association	359 South La Brea	1	60	59	60	59	0	0	6/28/2019	1

Benchmark 2019-B12 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	First Due Date	Last IO Due Date	First P&I Due Date	Maturity Date / ARD	ARD (Yes / No)	Final Maturity Date	Grace Period- Late Fee	Grace Period- Default	Prepayment Provision (3)
1	Loan	8, 9, 10, 11	GACC	Deutsche Bank AG, New York Branch, Goldman Sachs Bank USA and Wells Fargo Bank, National Association	30 Hudson Yards	8/6/2019	7/6/2029		7/6/2029	No		0	0	Lockout/25_Defeasance or YM1%/90_0%/5
2	Loan	8, 12, 13	GACC	Deutsche Bank AG, New York Branch	Woodlands Mall	9/1/2019	8/1/2029		8/1/2029	No		0	1 (Once Per Year)	Lockout/24_Defeasance/91_0%/5
3	Loan	8, 14, 15, 16, 17, 18, 19, 20	CREFI	Citi Real Estate Funding Inc.	The Zappettini Portfolio	7/6/2019	6/6/2024		6/6/2024	No		0	0	YM1%/26_Defeasance or YM1%/27_0%/7
3.01	Property				1350 West Middlefield
3.02	Property				1212 Terra Bella
3.03	Property				850 - 900 North Shoreline
3.04	Property				1277 Terra Bella
3.05	Property				1215 Terra Bella
3.06	Property				1340 West Middlefield
3.07	Property				1255 Terra Bella
3.08	Property				1305 Terra Bella
3.09	Property				1330 West Middlefield
3.10	Property				1245 Terra Bella
4	Loan	21	GACC	Deutsche Bank AG, New York Branch	Montalvo Square	8/6/2019	7/6/2029		7/6/2029	No		0	0	Lockout/25_Defeasance/90_0%/5
5	Loan	22, 23, 24, 25, 26, 27, 28, 29	JPMCB	JPMorgan Chase Bank, National Association	Chemours HQ	9/1/2019	11/1/2024		11/1/2024	No		0	0	Lockout/24_Defeasance/33_0%/6
6	Loan	8, 30, 31, 32, 33, 34	JPMCB	JPMorgan Chase Bank, National Association	Osborn Triangle	7/1/2019	6/1/2029		6/1/2029	No		0	0	Lockout/25_YM1%/88_0%/7
6.01	Property				610 Main Street North
6.02	Property				1 Portland Street
6.03	Property				700 Main Street
7	Loan	8, 35, 36, 37	JPMCB	Natixis Real Estate Capital LLC	10000 Santa Monica Boulevard	6/6/2019	5/6/2029		5/6/2029	No		0	0	Lockout/27_Defeasance/89_0%/4
8	Loan	8, 38, 39, 40, 41, 42, 43, 44, 45	JPMCB	JPMorgan Chase Bank, National Association	3 Columbus Circle	4/11/2019	3/11/2029		3/11/2029	No		0	0	Lockout/29_Defeasance/86_0%/5
9	Loan	8, 46, 47, 48	CREFI	Citi Real Estate Funding Inc.	250 Livingston	7/6/2019	6/6/2029		6/6/2029	No		0	0	Lockout/26_Defeasance/90_0%/4
10	Loan	8, 49, 50, 51	JPMCB	Morgan Stanley Bank, N.A., Wells Fargo Bank, N.A., JPMorgan Chase Bank, National Association and Goldman Sachs Bank USA	Grand Canal Shoppes	8/1/2019	7/1/2029		7/1/2029	No		0	2 (once per year)	Lockout/25_Defeasance/90_0%/5
11	Loan	8, 52, 53	GACC	Deutsche Bank AG, New York Branch and UBS AG, by and through its branch office at 1285 Avenue of the Americas, New York, New York	CIRE Equity Retail & Industrial Portfolio	7/6/2019	6/6/2029		6/6/2029	No		0	0	Lockout/24_YM1%/89_0%/7
11.01	Property				Wood Village Town Center
11.02	Property				Pecan Promenade
11.03	Property				Valley Plaza
11.04	Property				Pear Tree
11.05	Property				Glendale Market Square
11.06	Property				Central Park Shopping Center
11.07	Property				Val Vista Towne Center
11.08	Property				2641 Hall Ave - Riverside, CA
11.09	Property				606 W Troy - Indianapolis, IN
11.10	Property				Homeland - Bartow, FL
11.11	Property				2621 Hall Ave - Riverside, CA
12	Loan	8, 54, 55	GACC	Deutsche Bank AG, New York Branch	Waterfront Plaza	7/6/2019		7/6/2019	6/6/2029	No		0	0	Lockout/24_YM1%/91_0%/5
13	Loan		CREFI	Citi Real Estate Funding Inc.	Compass Self Storage Florida Portfolio	7/6/2019	6/6/2029		6/6/2029	No		0	0	Lockout/26_Defeasance/90_0%/4
13.01	Property				University Parkway Sarasota Self Storage
13.02	Property				Meadow Woods Orlando Self Storage
13.03	Property				Cortez Bradenton Self Storage
13.04	Property				Cheval Lutz Self Storage
13.05	Property				Waterford Lakes Orlando Self Storage
13.06	Property				Lockwood Sarasota Self Storage
14	Loan	8, 56, 57	GACC	Deutsche Bank AG, New York Branch	2 MacArthur	8/6/2019	7/6/2024		7/6/2024	No		0	0	Lockout/25_Defeasance/31_0%/4
15	Loan	8, 58, 59, 60, 61	CREFI	Citi Real Estate Funding Inc.	The Centre	8/6/2019	7/6/2024		7/6/2024	No		0	0	Lockout/25_Defeasance/31_0%/4
16	Loan	8, 62, 63, 64, 65, 66, 67, 68, 69, 70	JPMCB	JPMorgan Chase Bank, National Association	Vie Portfolio	3/1/2019	2/1/2029		2/1/2029	No		0	0	Lockout/25_YM1%/92_0%/3
16.01	Property				University Downs
16.02	Property				Ella Lofts
16.03	Property				University View
16.04	Property				Colonie
16.05	Property				Hillcrest Oakwood
16.06	Property				Southgate

Benchmark 2019-B12 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	First Due Date	Last IO Due Date	First P&I Due Date	Maturity Date / ARD	ARD (Yes / No)	Final Maturity Date	Grace Period- Late Fee	Grace Period- Default	Prepayment Provision (3)
17	Loan	8, 71, 72, 73	JPMCB	JPMorgan Chase Bank, National Association	ICON Upper East Side Portfolio	6/1/2019	5/1/2024		5/1/2024	No		0	5 (Once per year)	Lockout/25_YM1%/29_0%/6
17.01	Property				244 East 78th Street
17.02	Property				332 East 71st Street
17.03	Property				323 East 78th Street
17.04	Property				513 East 82nd Street
17.05	Property				502 East 73rd Street
17.06	Property				1556 Second Avenue
17.07	Property				344 East 55th Street
17.08	Property				228 East 84th Street
17.09	Property				419 East 82nd Street
17.10	Property				340 East 81st Street
17.11	Property				338 East 55th Street
17.12	Property				409 East 81st Street
17.13	Property				322 East 74th Street
17.14	Property				443 East 78th Street
17.15	Property				340 East 55th Street
17.16	Property				407 East 81st Street
17.17	Property				340 East 61st Street
17.18	Property				242 East 75th Street
17.19	Property				342 East 76th Street
18	Loan	74, 75, 76	CREFI	Citi Real Estate Funding Inc.	Marriott Morgantown Waterfront	8/6/2019	7/6/2029		7/6/2029	No		0	0	Lockout/25_Defeasance/89_0%/6
19	Loan	77	JPMCB	JPMorgan Chase Bank, National Association	Crystal Falls	8/1/2019	7/1/2029		7/1/2029	No		5	5	Lockout/25_YM1%/92_0%/3
20	Loan	78, 79, 80, 81	CREFI	Citi Real Estate Funding Inc.	Oakbrook Terrace	8/6/2019		8/6/2019	7/6/2029	No		0	0	Lockout/25_Defeasance/91_0%/4
21	Loan	82	GACC	Deutsche Bank AG, New York Branch	Winsor Ranch Shopping Center	6/6/2019	5/6/2021	6/6/2021	5/6/2029	No		0	0	Lockout/24_YM1%/92_0%/4
22	Loan		CREFI	Citi Real Estate Funding Inc.	Village of Martinsville	8/6/2019		8/6/2019	7/6/2029	No		0	0	Lockout/25_Defeasance/92_0%/3
23	Loan	8, 83, 84, 85, 86, 87, 88, 89	JPMCB	Société Générale Financial Corporation and JPMorgan Chase Bank, National Association	SWVP Portfolio	6/1/2019	5/1/2029		5/1/2029	No		0	0	Lockout/27_Defeasance/89_0%/4
23.01	Property				InterContinental
23.02	Property				DoubleTree Sunrise
23.03	Property				DoubleTree Charlotte
23.04	Property				DoubleTree RTP
24	Loan	90, 91, 92	JPMCB	JPMorgan Chase Bank, National Association	Mercy Medical Office Building	6/1/2019	5/1/2024	6/1/2024	5/1/2029	No		0	0	Lockout/27_Defeasance/89_0%/4
25	Loan	93, 94	GACC	Deutsche Bank AG, New York Branch	Dollar General Portfolio II	7/6/2019	6/6/2024	7/6/2024	6/6/2029	Yes	6/6/2033	0	0	Lockout/26_Defeasance/90_0%/4
25.01	Property				Iron Mountain
25.02	Property				Deerwood
25.03	Property				Rose City
25.04	Property				Roscommon
25.05	Property				Bigfork
25.06	Property				Brimfield
25.07	Property				Whittemore
25.08	Property				Frederic
25.09	Property				Lenox
25.10	Property				Paullina
25.11	Property				Adair
25.12	Property				Akron
25.13	Property				New Harmony
25.14	Property				Table Grove
25.15	Property				Griswold
25.16	Property				Neosho
25.17	Property				Sidney
26	Loan		CREFI	Citi Real Estate Funding Inc.	Michigan Self Storage Portfolio	8/6/2019	7/6/2022	8/6/2022	7/6/2029	No		0	0	Lockout/25_Defeasance/91_0%/4
26.01	Property				Compass Self Storage Jackson
26.02	Property				Compass Self Storage Flat Rock
26.03	Property				Storage Pros Lansing
27	Loan	95, 96, 97	GACC	Deutsche Bank AG, New York Branch	Calexico Industrial	7/6/2019		7/6/2019	6/6/2029	No		0	0	Lockout/26_Defeasance/89_0%/5
28	Loan	98	JPMCB	JPMorgan Chase Bank, National Association	Shoppes at Cresthaven	9/1/2019		9/1/2019	8/1/2029	No		0	0	Lockout/25_YM1%/92_0%/3
29	Loan	99	JPMCB	JPMorgan Chase Bank, National Association	Hampton Inn Denver Airport	9/1/2019	8/1/2024	9/1/2024	8/1/2029	No		0	0	Lockout/24_Defeasance/90_0%/6
30	Loan	100, 101, 102	JPMCB	JPMorgan Chase Bank, National Association	Lakeside Plaza	8/1/2019	7/1/2022	8/1/2022	7/1/2029	No		0	0	Lockout/25_Defeasance/91_0%/4
31	Loan	103, 104, 105	JPMCB	JPMorgan Chase Bank, National Association	Pegasus Landing	7/1/2019		7/1/2019	6/1/2024	No		0	0	Lockout/25_YM1%/32_0%/3
32	Loan	106	GACC	Deutsche Bank AG, New York Branch	Springhill Suites Chesapeake	7/6/2019		7/6/2019	6/6/2029	No		0	0	Lockout/26_Defeasance/90_0%/4
33	Loan		GACC	Deutsche Bank AG, New York Branch	Jurupa Royale Apartments	8/6/2019	7/6/2029		7/6/2029	No		0	0	Lockout/36_YM2%/77_0%/7
34	Loan	8, 107, 108, 109, 110, 111, 112, 113	JPMCB	JPMorgan Chase Bank, National Association	Greenleaf at Howell	6/1/2019	5/1/2021	6/1/2021	5/1/2029	No		5 (Once per year)	0	Lockout/37_YM1%/79_0%/4
35	Loan	114	GACC	Deutsche Bank AG, New York Branch	Corporate Ridge I	7/6/2019	6/6/2023	7/6/2023	6/6/2029	No		5 days grace, once per calendar year	0	Lockout/24_YM2%/92_0%/4
36	Loan	115, 116	CREFI	Citi Real Estate Funding Inc.	Franklin Plaza	8/6/2019	7/6/2029		7/6/2029	No		0	0	Lockout/25_Defeasance/91_0%/4

Benchmark 2019-B12 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	First Due Date	Last IO Due Date	First P&I Due Date	Maturity Date / ARD	ARD (Yes / No)	Final Maturity Date	Grace Period- Late Fee	Grace Period- Default	Prepayment Provision (3)
37	Loan	117	GACC	Deutsche Bank AG, New York Branch	New York Life Building	7/6/2019	6/6/2022	7/6/2022	6/6/2029	No		5 days grace, once per 366 days	0	Lockout/24_YM2%/92_0%/4
38	Loan	118	GACC	Deutsche Bank AG, New York Branch	Hampton Inn Terre Haute	7/6/2019		7/6/2019	6/6/2024	No		0	0	Lockout/26_Defeasance/30_0%/4
39	Loan		CREFI	Citi Real Estate Funding Inc.	Causeway Center	7/6/2019	6/6/2021	7/6/2021	6/6/2029	No		0	0	Lockout/26_Defeasance/89_0%/5
40	Loan	119, 120	GACC	Deutsche Bank AG, New York Branch	Targhee Place	7/6/2019	6/6/2021	7/6/2021	6/6/2026	No		0	0	Lockout/26_Defeasance/53_0%/5
41	Loan	121, 122, 123	GACC	Deutsche Bank AG, New York Branch	Houston Building	7/6/2019	6/6/2029		6/6/2029	No		0	0	Lockout/26_Defeasance/89_0%/5
42	Loan	124, 125	CREFI	Citi Real Estate Funding Inc.	Irvington Plaza	7/6/2019	6/6/2029		6/6/2029	No		0	0	Lockout/26_Defeasance/87_0%/7
43	Loan	126, 127, 128, 129	GACC	Deutsche Bank AG, New York Branch	Oak Tree Place	7/6/2019	6/6/2029		6/6/2029	No		0	0	Lockout/26_Defeasance/90_0%/4
44	Loan	130	CREFI	Citi Real Estate Funding Inc.	CVS Plymouth, MN	8/6/2019	7/6/2029		7/6/2029	No		0	0	Lockout/25_Defeasance/92_0%/3
45	Loan		CREFI	Citi Real Estate Funding Inc.	Creekside Terrace	9/6/2019		9/6/2019	8/6/2029	No		0	0	Lockout/24_Defeasance/92_0%/4
46	Loan	131	JPMCB	JPMorgan Chase Bank, National Association	Walgreens Stockton	7/1/2019	6/1/2029		6/1/2029	No		0	0	Lockout/25_YM1%/92_0%/3
47	Loan	132, 133, 134	JPMCB	JPMorgan Chase Bank, National Association	359 South La Brea	8/1/2019	7/1/2024		7/1/2024	No		0	5 (Twice per year)	Lockout/25_Defeasance/32_0%/3

Benchmark 2019-B12 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	2016 EGI	2016 Expenses ($)	2016 NOI ($)	2017 EGI ($)	2017 Expenses ($)	2017 NOI ($)	2018 EGI ($)	2018 Expenses ($)	2018 NOI ($)	Most Recent EGI (if past 2018) ($)
1	Loan	8, 9, 10, 11	GACC	Deutsche Bank AG, New York Branch, Goldman Sachs Bank USA and Wells Fargo Bank, National Association	30 Hudson Yards	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
2	Loan	8, 12, 13	GACC	Deutsche Bank AG, New York Branch	Woodlands Mall	47,043,362	9,088,306	37,955,056	51,530,705	10,009,375	41,521,330	52,962,351	9,785,492	43,176,859	53,807,988
3	Loan	8, 14, 15, 16, 17, 18, 19, 20	CREFI	Citi Real Estate Funding Inc.	The Zappettini Portfolio	N/A	N/A	N/A	N/A	N/A	N/A	9,652,372	1,847,444	7,804,928	10,197,152
3.01	Property				1350 West Middlefield	1,078,227	107,095	971,132	1,117,781	115,950	1,001,832	1,156,262	125,920	1,030,342	1,160,322
3.02	Property				1212 Terra Bella	979,341	162,233	817,108	1,071,207	156,002	915,205	1,113,897	190,072	923,825	1,151,010
3.03	Property				850 - 900 North Shoreline	1,394,436	192,068	1,202,368	1,354,187	241,299	1,112,888	1,471,799	146,538	1,325,261	1,558,649
3.04	Property				1277 Terra Bella	N/A	N/A	N/A	N/A	N/A	N/A	1,612,758	417,422	1,195,336	1,822,338
3.05	Property				1215 Terra Bella	846,597	95,708	750,889	N/A	151,237	(151,237)	961,148	132,416	828,732	1,052,915
3.06	Property				1340 West Middlefield	554,200	93,965	460,234	595,228	116,542	478,686	N/A	144,621	(144,621)	168,448
3.07	Property				1255 Terra Bella	658,764	89,807	568,957	820,936	146,803	674,133	916,540	218,818	697,723	878,362
3.08	Property				1305 Terra Bella	785,993	88,731	697,263	820,429	93,880	726,549	883,707	103,351	780,356	880,432
3.09	Property				1330 West Middlefield	712,500	174,038	538,462	740,460	191,592	548,868	754,680	190,915	563,765	759,180
3.10	Property				1245 Terra Bella	559,192	62,557	496,635	707,306	119,100	588,206	781,581	177,372	604,209	765,495
4	Loan	21	GACC	Deutsche Bank AG, New York Branch	Montalvo Square	6,366,886	1,813,383	4,553,502	6,544,043	1,874,412	4,669,631	6,725,899	1,887,267	4,838,632	6,604,325
5	Loan	22, 23, 24, 25, 26, 27, 28, 29	JPMCB	JPMorgan Chase Bank, National Association	Chemours HQ	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
6	Loan	8, 30, 31, 32, 33, 34	JPMCB	JPMorgan Chase Bank, National Association	Osborn Triangle	N/A	N/A	N/A	55,887,418	13,850,608	42,036,811	59,626,445	15,721,797	43,904,648	60,868,091
6.01	Property				610 Main Street North	N/A	N/A	N/A	24,392,158	5,060,066	19,332,091	25,653,185	6,363,502	19,289,683	26,172,221
6.02	Property				1 Portland Street	N/A	N/A	N/A	19,154,337	4,220,162	14,934,175	20,777,288	4,849,523	15,927,766	21,060,689
6.03	Property				700 Main Street	N/A	N/A	N/A	12,340,923	4,570,379	7,770,545	13,195,972	4,508,772	8,687,199	13,635,181
7	Loan	8, 35, 36, 37	JPMCB	Natixis Real Estate Capital LLC	10000 Santa Monica Boulevard	N/A	N/A	N/A	18,246,774	15,684,622	2,562,152	39,378,213	19,905,778	19,472,435	40,206,841
8	Loan	8, 38, 39, 40, 41, 42, 43, 44, 45	JPMCB	JPMorgan Chase Bank, National Association	3 Columbus Circle	50,161,202	14,968,652	35,192,550	50,952,874	16,254,125	34,698,749	57,324,235	17,233,200	40,091,035	N/A
9	Loan	8, 46, 47, 48	CREFI	Citi Real Estate Funding Inc.	250 Livingston	8,501,114	3,506,081	4,995,033	11,314,694	3,704,002	7,610,692	11,221,785	3,875,560	7,346,225	11,251,298
10	Loan	8, 49, 50, 51	JPMCB	Morgan Stanley Bank, N.A., Wells Fargo Bank, N.A., JPMorgan Chase Bank, National Association and Goldman Sachs Bank USA	Grand Canal Shoppes	112,655,066	33,296,436	79,358,630	107,586,327	33,160,381	74,425,947	103,110,653	31,784,180	71,326,473	102,473,435
11	Loan	8, 52, 53	GACC	Deutsche Bank AG, New York Branch and UBS AG, by and through its branch office at 1285 Avenue of the Americas, New York, New York	CIRE Equity Retail & Industrial Portfolio	N/A	N/A	N/A	N/A	N/A	N/A	17,277,730	4,616,971	12,660,759	17,561,596
11.01	Property				Wood Village Town Center	N/A	N/A	N/A	N/A	N/A	N/A	2,452,348	584,313	1,868,035	2,801,565
11.02	Property				Pecan Promenade	2,740,791	988,747	1,752,044	2,854,118	963,259	1,890,858	2,889,453	941,721	1,947,732	2,874,992
11.03	Property				Valley Plaza	2,080,692	506,959	1,573,733	2,231,849	524,561	1,707,288	2,299,616	551,143	1,748,473	2,285,063
11.04	Property				Pear Tree	2,043,906	487,163	1,556,743	2,156,706	619,411	1,537,295	2,603,067	705,998	1,897,070	2,608,254
11.05	Property				Glendale Market Square	2,892,540	786,173	2,106,367	2,574,463	746,001	1,828,462	2,119,604	553,160	1,566,444	2,033,560
11.06	Property				Central Park Shopping Center	2,117,642	747,569	1,370,073	2,183,914	717,680	1,466,234	2,332,463	767,722	1,564,741	2,305,891
11.07	Property				Val Vista Towne Center	1,088,058	232,183	855,876	1,474,944	381,471	1,093,473	1,437,803	384,336	1,053,467	1,448,918
11.08	Property				2641 Hall Ave - Riverside, CA	229,566	21,163	208,403	234,120	21,417	212,703	226,729	22,209	204,520	249,753
11.09	Property				606 W Troy - Indianapolis, IN	315,703	29,807	285,895	313,848	21,676	292,172	312,765	33,151	279,614	335,563
11.10	Property				Homeland - Bartow, FL	292,592	82,220	210,372	265,962	53,050	212,912	273,790	55,216	218,574	274,807
11.11	Property				2621 Hall Ave - Riverside, CA	328,675	11,828	316,847	332,458	11,960	320,498	330,092	18,003	312,089	343,230
12	Loan	8, 54, 55	GACC	Deutsche Bank AG, New York Branch	Waterfront Plaza	24,019,229	13,732,293	10,286,936	24,671,611	14,341,452	10,330,159	23,794,668	14,617,833	9,176,834	N/A
13	Loan		CREFI	Citi Real Estate Funding Inc.	Compass Self Storage Florida Portfolio	5,563,842	1,830,344	3,733,498	5,690,597	1,887,738	3,802,859	5,590,413	1,949,607	3,640,806	5,552,415
13.01	Property				University Parkway Sarasota Self Storage	1,062,817	344,871	717,946	1,019,726	352,509	667,217	991,920	358,372	633,549	983,441
13.02	Property				Meadow Woods Orlando Self Storage	930,172	297,120	633,052	988,768	308,679	680,089	952,713	319,366	633,348	945,104
13.03	Property				Cortez Bradenton Self Storage	937,790	311,987	625,803	934,241	310,310	623,931	965,230	332,893	632,337	971,190
13.04	Property				Cheval Lutz Self Storage	922,951	304,196	618,755	944,006	318,277	625,729	951,184	338,622	612,562	944,602
13.05	Property				Waterford Lakes Orlando Self Storage	941,884	308,073	633,812	990,324	312,000	678,324	897,312	316,757	580,555	866,827
13.06	Property				Lockwood Sarasota Self Storage	768,228	264,097	504,131	813,532	285,964	527,568	832,054	283,598	548,456	841,251
14	Loan	8, 56, 57	GACC	Deutsche Bank AG, New York Branch	2 MacArthur	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
15	Loan	8, 58, 59, 60, 61	CREFI	Citi Real Estate Funding Inc.	The Centre	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
16	Loan	8, 62, 63, 64, 65, 66, 67, 68, 69, 70	JPMCB	JPMorgan Chase Bank, National Association	Vie Portfolio	N/A	N/A	N/A	13,378,333	6,992,088	6,386,245	13,664,924	7,158,471	6,506,453	13,666,236
16.01	Property				University Downs	2,693,850	1,547,351	1,146,499	2,876,657	1,512,019	1,364,638	3,049,167	1,623,419	1,425,748	3,042,031
16.02	Property				Ella Lofts	N/A	N/A	N/A	2,197,392	1,370,080	827,312	2,361,702	1,309,062	1,052,641	2,389,577
16.03	Property				University View	1,843,263	731,969	1,111,294	2,099,249	899,281	1,199,969	2,096,140	866,133	1,230,007	2,055,097
16.04	Property				Colonie	1,802,935	1,043,676	759,258	1,894,396	1,035,972	858,424	2,061,266	1,161,790	899,476	2,113,588
16.05	Property				Hillcrest Oakwood	2,641,755	1,399,344	1,242,411	2,538,342	1,340,980	1,197,363	2,331,904	1,383,152	948,751	2,332,805
16.06	Property				Southgate	1,677,611	870,073	807,538	1,772,297	833,758	938,540	1,764,746	814,915	949,830	1,733,138

Benchmark 2019-B12 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	2016 EGI	2016 Expenses ($)	2016 NOI ($)	2017 EGI ($)	2017 Expenses ($)	2017 NOI ($)	2018 EGI ($)	2018 Expenses ($)	2018 NOI ($)	Most Recent EGI (if past 2018) ($)
17	Loan	8, 71, 72, 73	JPMCB	JPMorgan Chase Bank, National Association	ICON Upper East Side Portfolio	10,130,164	3,440,538	6,689,626	10,638,780	3,575,742	7,063,038	10,893,629	3,846,648	7,046,981	N/A
17.01	Property				244 East 78th Street	617,427	295,273	322,154	812,334	304,581	507,753	816,284	314,732	501,552	N/A
17.02	Property				332 East 71st Street	645,403	195,803	449,600	678,546	219,038	459,508	675,898	238,187	437,711	N/A
17.03	Property				323 East 78th Street	686,264	225,360	460,904	695,951	239,432	456,519	702,756	255,838	446,918	N/A
17.04	Property				513 East 82nd Street	642,052	161,750	480,302	605,942	190,099	415,843	616,812	206,942	409,870	N/A
17.05	Property				502 East 73rd Street	499,246	160,902	338,344	522,727	163,987	358,740	534,556	181,496	353,060	N/A
17.06	Property				1556 Second Avenue	529,332	130,441	398,891	514,855	126,701	388,154	572,455	128,755	443,700	N/A
17.07	Property				344 East 55th Street	622,939	195,443	427,496	635,370	198,659	436,711	633,257	216,513	416,744	N/A
17.08	Property				228 East 84th Street	592,001	191,864	400,137	590,937	166,167	424,770	591,133	183,638	407,495	N/A
17.09	Property				419 East 82nd Street	533,325	176,413	356,912	548,884	195,968	352,916	548,794	202,470	346,324	N/A
17.10	Property				340 East 81st Street	410,771	146,726	264,045	488,793	157,288	331,505	535,857	149,056	386,801	N/A
17.11	Property				338 East 55th Street	455,336	120,119	335,217	497,496	96,016	401,480	585,656	185,762	399,894	N/A
17.12	Property				409 East 81st Street	531,365	147,644	383,721	529,252	171,378	357,874	553,070	185,857	367,213	N/A
17.13	Property				322 East 74th Street	510,755	202,854	307,901	559,806	199,326	360,480	582,175	204,438	377,737	N/A
17.14	Property				443 East 78th Street	406,494	176,550	229,944	459,154	178,443	280,711	488,238	188,055	300,183	N/A
17.15	Property				340 East 55th Street	533,277	211,712	321,565	552,186	233,598	318,588	547,833	218,969	328,864	N/A
17.16	Property				407 East 81st Street	509,125	181,323	327,802	531,919	223,827	308,092	538,539	222,538	316,001	N/A
17.17	Property				340 East 61st Street	477,619	156,610	321,009	468,385	145,893	322,492	466,693	166,746	299,947	N/A
17.18	Property				242 East 75th Street	489,676	183,458	306,218	496,889	185,524	311,365	488,962	207,208	281,754	N/A
17.19	Property				342 East 76th Street	437,757	180,293	257,464	449,354	179,817	269,537	414,661	189,448	225,213	N/A
18	Loan	74, 75, 76	CREFI	Citi Real Estate Funding Inc.	Marriott Morgantown Waterfront	N/A	N/A	N/A	11,856,592	11,055,899	800,693	15,495,821	12,265,999	3,229,822	15,276,308
19	Loan	77	JPMCB	JPMorgan Chase Bank, National Association	Crystal Falls	N/A	N/A	N/A	2,280,218	731,453	1,548,765	2,688,250	818,833	1,869,417	2,750,318
20	Loan	78, 79, 80, 81	CREFI	Citi Real Estate Funding Inc.	Oakbrook Terrace	N/A	N/A	N/A	3,846,696	1,958,279	1,888,417	3,725,666	1,992,206	1,733,460	3,908,223
21	Loan	82	GACC	Deutsche Bank AG, New York Branch	Winsor Ranch Shopping Center	2,280,900	519,286	1,761,614	2,206,356	510,161	1,696,195	2,118,295	472,034	1,646,261	N/A
22	Loan		CREFI	Citi Real Estate Funding Inc.	Village of Martinsville	N/A	N/A	N/A	2,466,191	389,564	2,076,628	2,460,120	403,590	2,056,530	2,441,923
23	Loan	8, 83, 84, 85, 86, 87, 88, 89	JPMCB	Société Générale Financial Corporation and JPMorgan Chase Bank, National Association	SWVP Portfolio	62,713,333	41,323,117	21,390,216	66,365,215	43,211,736	23,153,479	66,729,172	43,480,214	23,248,958	67,602,311
23.01	Property				InterContinental	27,835,636	18,421,768	9,413,868	30,980,767	19,766,718	11,214,049	31,180,753	19,795,133	11,385,620	32,071,611
23.02	Property				DoubleTree Sunrise	13,606,627	9,190,246	4,416,381	14,245,690	9,631,768	4,613,922	14,475,487	9,819,873	4,655,614	14,545,915
23.03	Property				DoubleTree Charlotte	10,919,964	6,608,916	4,311,048	10,767,997	6,684,584	4,083,413	10,311,960	6,543,660	3,768,300	10,215,358
23.04	Property				DoubleTree RTP	10,351,106	7,102,187	3,248,919	10,370,761	7,128,666	3,242,095	10,760,972	7,321,548	3,439,424	10,769,427
24	Loan	90, 91, 92	JPMCB	JPMorgan Chase Bank, National Association	Mercy Medical Office Building	N/A	N/A	N/A	N/A	N/A	N/A	1,085,031	165,831	919,200	N/A
25	Loan	93, 94	GACC	Deutsche Bank AG, New York Branch	Dollar General Portfolio II	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
25.01	Property				Iron Mountain	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
25.02	Property				Deerwood	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
25.03	Property				Rose City	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
25.04	Property				Roscommon	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
25.05	Property				Bigfork	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
25.06	Property				Brimfield	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
25.07	Property				Whittemore	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
25.08	Property				Frederic	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
25.09	Property				Lenox	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
25.10	Property				Paullina	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
25.11	Property				Adair	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
25.12	Property				Akron	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
25.13	Property				New Harmony	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
25.14	Property				Table Grove	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
25.15	Property				Griswold	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
25.16	Property				Neosho	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
25.17	Property				Sidney	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
26	Loan		CREFI	Citi Real Estate Funding Inc.	Michigan Self Storage Portfolio	1,710,594	642,723	1,067,871	1,813,855	675,780	1,138,075	1,986,594	716,336	1,270,258	2,016,034
26.01	Property				Compass Self Storage Jackson	616,671	218,790	397,881	664,673	229,284	435,389	685,989	219,711	466,278	691,328
26.02	Property				Compass Self Storage Flat Rock	564,707	212,614	352,093	568,469	223,419	345,050	672,941	246,706	426,235	681,087
26.03	Property				Storage Pros Lansing	529,216	211,319	317,897	580,713	223,078	357,635	627,664	249,920	377,744	643,619
27	Loan	95, 96, 97	GACC	Deutsche Bank AG, New York Branch	Calexico Industrial	N/A	N/A	N/A	1,576,062	238,636	1,337,426	1,246,758	269,533	977,225	1,330,528
28	Loan	98	JPMCB	JPMorgan Chase Bank, National Association	Shoppes at Cresthaven	1,284,280	671,191	613,089	1,584,178	759,843	824,335	1,296,991	760,104	536,887	N/A
29	Loan	99	JPMCB	JPMorgan Chase Bank, National Association	Hampton Inn Denver Airport	4,894,197	3,250,782	1,643,415	4,979,739	3,446,145	1,533,594	5,213,723	3,660,085	1,553,637	5,384,175
30	Loan	100, 101, 102	JPMCB	JPMorgan Chase Bank, National Association	Lakeside Plaza	N/A	N/A	N/A	N/A	N/A	N/A	2,258,218	1,361,836	896,382	2,527,425
31	Loan	103, 104, 105	JPMCB	JPMorgan Chase Bank, National Association	Pegasus Landing	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	1,905,656
32	Loan	106	GACC	Deutsche Bank AG, New York Branch	Springhill Suites Chesapeake	3,720,409	2,481,982	1,238,427	3,978,069	2,564,432	1,413,637	4,074,542	2,484,523	1,590,019	4,025,740
33	Loan		GACC	Deutsche Bank AG, New York Branch	Jurupa Royale Apartments	1,101,920	457,261	644,659	1,242,524	478,794	763,730	1,244,252	432,083	812,169	1,414,516
34	Loan	8, 107, 108, 109, 110, 111, 112, 113	JPMCB	JPMorgan Chase Bank, National Association	Greenleaf at Howell	N/A	N/A	N/A	N/A	N/A	N/A	4,309,577	1,144,819	3,164,758	N/A
35	Loan	114	GACC	Deutsche Bank AG, New York Branch	Corporate Ridge I	2,419,674	832,113	1,587,561	1,663,023	736,984	926,039	1,741,712	744,651	997,061	N/A
36	Loan	115, 116	CREFI	Citi Real Estate Funding Inc.	Franklin Plaza	N/A	N/A	N/A	739,524	418,060	321,464	1,523,608	1,029,595	494,013	1,537,245

Benchmark 2019-B12 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	2016 EGI	2016 Expenses ($)	2016 NOI ($)	2017 EGI ($)	2017 Expenses ($)	2017 NOI ($)	2018 EGI ($)	2018 Expenses ($)	2018 NOI ($)	Most Recent EGI (if past 2018) ($)
37	Loan	117	GACC	Deutsche Bank AG, New York Branch	New York Life Building	1,351,298	400,766	950,532	1,287,187	383,868	903,319	1,183,016	383,968	799,048	N/A
38	Loan	118	GACC	Deutsche Bank AG, New York Branch	Hampton Inn Terre Haute	3,572,500	2,232,148	1,340,352	3,389,606	2,261,661	1,127,945	3,234,372	2,179,944	1,054,428	3,206,000
39	Loan		CREFI	Citi Real Estate Funding Inc.	Causeway Center	859,596	189,714	669,882	927,938	194,216	733,722	949,016	211,467	737,549	949,384
40	Loan	119, 120	GACC	Deutsche Bank AG, New York Branch	Targhee Place	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	1,200,915
41	Loan	121, 122, 123	GACC	Deutsche Bank AG, New York Branch	Houston Building	N/A	N/A	N/A	965,522	451,458	514,064	1,058,381	440,601	617,780	1,027,248
42	Loan	124, 125	CREFI	Citi Real Estate Funding Inc.	Irvington Plaza	832,647	206,405	626,242	837,059	201,865	635,195	967,516	204,683	762,833	944,073
43	Loan	126, 127, 128, 129	GACC	Deutsche Bank AG, New York Branch	Oak Tree Place	868,630	482,474	386,156	626,808	386,678	240,130	585,586	410,168	175,418	N/A
44	Loan	130	CREFI	Citi Real Estate Funding Inc.	CVS Plymouth, MN	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
45	Loan		CREFI	Citi Real Estate Funding Inc.	Creekside Terrace	459,247	169,656	289,591	502,339	146,284	356,055	515,621	161,427	354,194	534,078
46	Loan	131	JPMCB	JPMorgan Chase Bank, National Association	Walgreens Stockton	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
47	Loan	132, 133, 134	JPMCB	JPMorgan Chase Bank, National Association	359 South La Brea	N/A	N/A	N/A	305,714	115,350	190,364	294,325	100,740	193,585	N/A

Benchmark 2019-B12 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Most Recent Expenses (if past 2018) ($)	Most Recent NOI (if past 2018) ($)	Most Recent NOI Date (if past 2018)	Most Recent # of months	Most Recent Description	Underwritten EGI ($)	Underwritten Expenses ($)
1	Loan	8, 9, 10, 11	GACC	Deutsche Bank AG, New York Branch, Goldman Sachs Bank USA and Wells Fargo Bank, National Association	30 Hudson Yards	N/A	N/A	NAV	NAV	Not Available	164,291,079	42,267,893
2	Loan	8, 12, 13	GACC	Deutsche Bank AG, New York Branch	Woodlands Mall	10,101,329	43,706,659	5/31/2019	12	Trailing 12	53,931,267	10,814,593
3	Loan	8, 14, 15, 16, 17, 18, 19, 20	CREFI	Citi Real Estate Funding Inc.	The Zappettini Portfolio	1,917,505	8,279,647	3/31/2019	12	Trailing 12	10,955,024	1,364,472
3.01	Property				1350 West Middlefield	130,870	1,029,452	3/31/2019	12	Trailing 12	1,527,012	87,291
3.02	Property				1212 Terra Bella	201,131	949,879	3/31/2019	12	Trailing 12	1,421,995	143,696
3.03	Property				850 - 900 North Shoreline	176,145	1,382,504	3/31/2019	12	Trailing 12	1,463,239	171,583
3.04	Property				1277 Terra Bella	425,955	1,396,383	3/31/2019	12	Trailing 12	1,579,663	295,220
3.05	Property				1215 Terra Bella	137,490	915,425	3/31/2019	12	Trailing 12	999,561	80,997
3.06	Property				1340 West Middlefield	135,852	32,595	3/31/2019	12	Trailing 12	953,003	92,855
3.07	Property				1255 Terra Bella	212,869	665,493	3/31/2019	12	Trailing 12	844,013	145,872
3.08	Property				1305 Terra Bella	104,605	775,827	3/31/2019	12	Trailing 12	696,261	61,925
3.09	Property				1330 West Middlefield	215,563	543,617	3/31/2019	12	Trailing 12	734,706	158,337
3.10	Property				1245 Terra Bella	177,025	588,470	3/31/2019	12	Trailing 12	735,571	126,697
4	Loan	21	GACC	Deutsche Bank AG, New York Branch	Montalvo Square	1,906,579	4,697,746	3/31/2019	12	Trailing 12	6,862,329	1,924,190
5	Loan	22, 23, 24, 25, 26, 27, 28, 29	JPMCB	JPMorgan Chase Bank, National Association	Chemours HQ	N/A	N/A	NAV	NAV	Not Available	8,536,221	2,859,276
6	Loan	8, 30, 31, 32, 33, 34	JPMCB	JPMorgan Chase Bank, National Association	Osborn Triangle	15,860,286	45,007,805	3/31/2019	12	Trailing 12	70,789,429	17,055,013
6.01	Property				610 Main Street North	6,322,623	19,849,598	3/31/2019	12	Trailing 12	30,351,909	6,775,685
6.02	Property				1 Portland Street	4,968,008	16,092,681	3/31/2019	12	Trailing 12	24,096,635	5,282,690
6.03	Property				700 Main Street	4,569,654	9,065,526	3/31/2019	12	Trailing 12	16,340,886	4,996,638
7	Loan	8, 35, 36, 37	JPMCB	Natixis Real Estate Capital LLC	10000 Santa Monica Boulevard	19,998,236	20,208,605	1/31/2019	12	Trailing 12	41,869,092	20,152,705
8	Loan	8, 38, 39, 40, 41, 42, 43, 44, 45	JPMCB	JPMorgan Chase Bank, National Association	3 Columbus Circle	N/A	N/A	NAV	NAV	Not Available	79,416,007	18,918,555
9	Loan	8, 46, 47, 48	CREFI	Citi Real Estate Funding Inc.	250 Livingston	3,861,916	7,389,382	3/31/2019	12	Trailing 12	16,032,086	4,309,444
10	Loan	8, 49, 50, 51	JPMCB	Morgan Stanley Bank, N.A., Wells Fargo Bank, N.A., JPMorgan Chase Bank, National Association and Goldman Sachs Bank USA	Grand Canal Shoppes	31,007,624	71,465,811	3/31/2019	12	Trailing 12	104,029,334	31,007,624
11	Loan	8, 52, 53	GACC	Deutsche Bank AG, New York Branch and UBS AG, by and through its branch office at 1285 Avenue of the Americas, New York, New York	CIRE Equity Retail & Industrial Portfolio	4,694,815	12,866,781	2/28/2019	12	Trailing 12	17,894,164	4,772,257
11.01	Property				Wood Village Town Center	663,382	2,138,183	2/28/2019	12	Trailing 12	2,664,878	653,930
11.02	Property				Pecan Promenade	928,260	1,946,733	2/28/2019	12	Trailing 12	2,958,396	929,031
11.03	Property				Valley Plaza	554,428	1,730,635	2/28/2019	12	Trailing 12	2,472,407	547,460
11.04	Property				Pear Tree	701,355	1,906,899	2/28/2019	12	Trailing 12	2,383,917	686,766
11.05	Property				Glendale Market Square	540,861	1,492,700	2/28/2019	12	Trailing 12	2,454,358	648,331
11.06	Property				Central Park Shopping Center	795,370	1,510,521	2/28/2019	12	Trailing 12	2,412,264	788,827
11.07	Property				Val Vista Towne Center	372,574	1,076,344	2/28/2019	12	Trailing 12	1,490,329	371,215
11.08	Property				2641 Hall Ave - Riverside, CA	32,217	217,536	2/28/2019	12	Trailing 12	253,841	32,264
11.09	Property				606 W Troy - Indianapolis, IN	33,151	302,412	2/28/2019	12	Trailing 12	345,412	41,185
11.10	Property				Homeland - Bartow, FL	55,216	219,591	2/28/2019	12	Trailing 12	274,362	55,215
11.11	Property				2621 Hall Ave - Riverside, CA	18,003	325,227	2/28/2019	12	Trailing 12	184,000	18,032
12	Loan	8, 54, 55	GACC	Deutsche Bank AG, New York Branch	Waterfront Plaza	N/A	N/A	NAV	NAV	Not Available	28,658,662	15,035,447
13	Loan		CREFI	Citi Real Estate Funding Inc.	Compass Self Storage Florida Portfolio	1,932,209	3,620,206	4/30/2019	12	Trailing 12	5,552,415	1,916,222
13.01	Property				University Parkway Sarasota Self Storage	352,573	630,868	4/30/2019	12	Trailing 12	983,441	354,217
13.02	Property				Meadow Woods Orlando Self Storage	318,567	626,537	4/30/2019	12	Trailing 12	945,104	314,842
13.03	Property				Cortez Bradenton Self Storage	334,640	636,550	4/30/2019	12	Trailing 12	971,190	336,941
13.04	Property				Cheval Lutz Self Storage	327,036	617,566	4/30/2019	12	Trailing 12	944,602	322,786
13.05	Property				Waterford Lakes Orlando Self Storage	318,904	547,923	4/30/2019	12	Trailing 12	866,827	314,960
13.06	Property				Lockwood Sarasota Self Storage	280,489	560,763	4/30/2019	12	Trailing 12	841,251	272,477
14	Loan	8, 56, 57	GACC	Deutsche Bank AG, New York Branch	2 MacArthur	N/A	N/A	NAV	NAV	Not Available	7,885,003	2,923,951
15	Loan	8, 58, 59, 60, 61	CREFI	Citi Real Estate Funding Inc.	The Centre	N/A	N/A	NAV	NAV	Not Available	10,488,618	2,588,348
16	Loan	8, 62, 63, 64, 65, 66, 67, 68, 69, 70	JPMCB	JPMorgan Chase Bank, National Association	Vie Portfolio	7,223,098	6,443,138	3/31/2019	12	Trailing 12	14,645,085	7,184,664
16.01	Property				University Downs	1,627,283	1,414,748	3/31/2019	12	Trailing 12	3,272,908	1,644,794
16.02	Property				Ella Lofts	1,227,820	1,161,757	3/31/2019	12	Trailing 12	2,618,742	1,297,787
16.03	Property				University View	844,352	1,210,745	3/31/2019	12	Trailing 12	2,073,686	944,946
16.04	Property				Colonie	1,218,171	895,417	3/31/2019	12	Trailing 12	2,178,431	1,141,712
16.05	Property				Hillcrest Oakwood	1,491,578	841,227	3/31/2019	12	Trailing 12	2,806,637	1,354,872
16.06	Property				Southgate	813,894	919,244	3/31/2019	12	Trailing 12	1,694,681	800,553

Benchmark 2019-B12 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Most Recent Expenses (if past 2018) ($)	Most Recent NOI (if past 2018) ($)	Most Recent NOI Date (if past 2018)	Most Recent # of months	Most Recent Description	Underwritten EGI ($)	Underwritten Expenses ($)
17	Loan	8, 71, 72, 73	JPMCB	JPMorgan Chase Bank, National Association	ICON Upper East Side Portfolio	N/A	N/A	NAV	NAV	Not Available	11,226,823	4,103,552
17.01	Property				244 East 78th Street	N/A	N/A	NAV	NAV	Not Available	818,606	330,072
17.02	Property				332 East 71st Street	N/A	N/A	NAV	NAV	Not Available	678,286	254,313
17.03	Property				323 East 78th Street	N/A	N/A	NAV	NAV	Not Available	725,864	271,955
17.04	Property				513 East 82nd Street	N/A	N/A	NAV	NAV	Not Available	638,525	228,345
17.05	Property				502 East 73rd Street	N/A	N/A	NAV	NAV	Not Available	537,988	194,186
17.06	Property				1556 Second Avenue	N/A	N/A	NAV	NAV	Not Available	597,932	136,760
17.07	Property				344 East 55th Street	N/A	N/A	NAV	NAV	Not Available	686,371	231,347
17.08	Property				228 East 84th Street	N/A	N/A	NAV	NAV	Not Available	622,473	200,407
17.09	Property				419 East 82nd Street	N/A	N/A	NAV	NAV	Not Available	582,366	217,041
17.10	Property				340 East 81st Street	N/A	N/A	NAV	NAV	Not Available	557,329	155,406
17.11	Property				338 East 55th Street	N/A	N/A	NAV	NAV	Not Available	621,949	193,542
17.12	Property				409 East 81st Street	N/A	N/A	NAV	NAV	Not Available	586,572	201,642
17.13	Property				322 East 74th Street	N/A	N/A	NAV	NAV	Not Available	592,387	214,965
17.14	Property				443 East 78th Street	N/A	N/A	NAV	NAV	Not Available	517,296	200,351
17.15	Property				340 East 55th Street	N/A	N/A	NAV	NAV	Not Available	561,937	229,320
17.16	Property				407 East 81st Street	N/A	N/A	NAV	NAV	Not Available	556,893	236,857
17.17	Property				340 East 61st Street	N/A	N/A	NAV	NAV	Not Available	539,440	185,060
17.18	Property				242 East 75th Street	N/A	N/A	NAV	NAV	Not Available	532,414	221,199
17.19	Property				342 East 76th Street	N/A	N/A	NAV	NAV	Not Available	479,389	200,785
18	Loan	74, 75, 76	CREFI	Citi Real Estate Funding Inc.	Marriott Morgantown Waterfront	12,065,032	3,211,276	5/31/2019	12	Trailing 12	15,276,308	12,160,937
19	Loan	77	JPMCB	JPMorgan Chase Bank, National Association	Crystal Falls	813,602	1,936,716	4/30/2019	12	Trailing 12	2,715,125	804,663
20	Loan	78, 79, 80, 81	CREFI	Citi Real Estate Funding Inc.	Oakbrook Terrace	2,027,033	1,881,190	4/30/2019	12	Trailing 12	3,987,374	2,056,939
21	Loan	82	GACC	Deutsche Bank AG, New York Branch	Winsor Ranch Shopping Center	N/A	N/A	NAV	NAV	Not Available	2,197,166	512,047
22	Loan		CREFI	Citi Real Estate Funding Inc.	Village of Martinsville	423,238	2,018,684	3/31/2019	12	Trailing 12	2,482,637	471,990
23	Loan	8, 83, 84, 85, 86, 87, 88, 89	JPMCB	Société Générale Financial Corporation and JPMorgan Chase Bank, National Association	SWVP Portfolio	43,879,064	23,723,247	1/31/2019	12	Trailing 12	67,719,285	43,853,764
23.01	Property				InterContinental	20,134,221	11,937,390	1/31/2019	12	Trailing 12	32,072,057	20,123,933
23.02	Property				DoubleTree Sunrise	9,864,856	4,681,059	1/31/2019	12	Trailing 12	14,545,812	9,838,315
23.03	Property				DoubleTree Charlotte	6,532,670	3,682,688	1/31/2019	12	Trailing 12	10,331,719	6,558,669
23.04	Property				DoubleTree RTP	7,347,317	3,422,110	1/31/2019	12	Trailing 12	10,769,697	7,332,847
24	Loan	90, 91, 92	JPMCB	JPMorgan Chase Bank, National Association	Mercy Medical Office Building	N/A	N/A	NAV	NAV	Not Available	2,342,365	927,396
25	Loan	93, 94	GACC	Deutsche Bank AG, New York Branch	Dollar General Portfolio II	N/A	N/A	NAV	NAV	Not Available	1,494,284	118,040
25.01	Property				Iron Mountain	N/A	N/A	NAV	NAV	Not Available	N/A	N/A
25.02	Property				Deerwood	N/A	N/A	NAV	NAV	Not Available	N/A	N/A
25.03	Property				Rose City	N/A	N/A	NAV	NAV	Not Available	N/A	N/A
25.04	Property				Roscommon	N/A	N/A	NAV	NAV	Not Available	N/A	N/A
25.05	Property				Bigfork	N/A	N/A	NAV	NAV	Not Available	N/A	N/A
25.06	Property				Brimfield	N/A	N/A	NAV	NAV	Not Available	N/A	N/A
25.07	Property				Whittemore	N/A	N/A	NAV	NAV	Not Available	N/A	N/A
25.08	Property				Frederic	N/A	N/A	NAV	NAV	Not Available	N/A	N/A
25.09	Property				Lenox	N/A	N/A	NAV	NAV	Not Available	N/A	N/A
25.10	Property				Paullina	N/A	N/A	NAV	NAV	Not Available	N/A	N/A
25.11	Property				Adair	N/A	N/A	NAV	NAV	Not Available	N/A	N/A
25.12	Property				Akron	N/A	N/A	NAV	NAV	Not Available	N/A	N/A
25.13	Property				New Harmony	N/A	N/A	NAV	NAV	Not Available	N/A	N/A
25.14	Property				Table Grove	N/A	N/A	NAV	NAV	Not Available	N/A	N/A
25.15	Property				Griswold	N/A	N/A	NAV	NAV	Not Available	N/A	N/A
25.16	Property				Neosho	N/A	N/A	NAV	NAV	Not Available	N/A	N/A
25.17	Property				Sidney	N/A	N/A	NAV	NAV	Not Available	N/A	N/A
26	Loan		CREFI	Citi Real Estate Funding Inc.	Michigan Self Storage Portfolio	705,480	1,310,554	4/30/2019	12	Trailing 12	2,016,034	738,184
26.01	Property				Compass Self Storage Jackson	207,320	484,008	4/30/2019	12	Trailing 12	691,328	225,035
26.02	Property				Compass Self Storage Flat Rock	242,552	438,534	4/30/2019	12	Trailing 12	681,087	254,710
26.03	Property				Storage Pros Lansing	255,607	388,012	4/30/2019	12	Trailing 12	643,619	258,439
27	Loan	95, 96, 97	GACC	Deutsche Bank AG, New York Branch	Calexico Industrial	275,048	1,055,479	2/28/2019	12	Trailing 12	2,168,901	690,751
28	Loan	98	JPMCB	JPMorgan Chase Bank, National Association	Shoppes at Cresthaven	N/A	N/A	NAV	NAV	Not Available	2,373,710	1,027,193
29	Loan	99	JPMCB	JPMorgan Chase Bank, National Association	Hampton Inn Denver Airport	3,761,981	1,622,194	5/31/2019	12	Trailing 12	5,384,175	3,774,333
30	Loan	100, 101, 102	JPMCB	JPMorgan Chase Bank, National Association	Lakeside Plaza	1,393,144	1,134,281	4/30/2019	12	Trailing 12	2,840,961	1,341,327
31	Loan	103, 104, 105	JPMCB	JPMorgan Chase Bank, National Association	Pegasus Landing	793,858	1,111,797	2/28/2019	12	Trailing 12	2,629,055	895,337
32	Loan	106	GACC	Deutsche Bank AG, New York Branch	Springhill Suites Chesapeake	2,374,134	1,651,606	3/31/2019	12	Trailing 12	4,025,740	2,405,104
33	Loan		GACC	Deutsche Bank AG, New York Branch	Jurupa Royale Apartments	499,631	914,885	4/30/2019	12	Trailing 12	1,454,425	535,175
34	Loan	8, 107, 108, 109, 110, 111, 112, 113	JPMCB	JPMorgan Chase Bank, National Association	Greenleaf at Howell	N/A	N/A	NAV	NAV	Not Available	4,967,499	1,107,903
35	Loan	114	GACC	Deutsche Bank AG, New York Branch	Corporate Ridge I	N/A	N/A	NAV	NAV	Not Available	2,274,209	984,907
36	Loan	115, 116	CREFI	Citi Real Estate Funding Inc.	Franklin Plaza	1,108,741	428,504	4/30/2019	12	Trailing 12	2,609,176	1,193,055

Benchmark 2019-B12 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Most Recent Expenses (if past 2018) ($)	Most Recent NOI (if past 2018) ($)	Most Recent NOI Date (if past 2018)	Most Recent # of months	Most Recent Description	Underwritten EGI ($)	Underwritten Expenses ($)
37	Loan	117	GACC	Deutsche Bank AG, New York Branch	New York Life Building	N/A	N/A	NAV	NAV	Not Available	1,347,198	394,532
38	Loan	118	GACC	Deutsche Bank AG, New York Branch	Hampton Inn Terre Haute	2,148,000	1,058,000	2/28/2019	12	Trailing 12	3,251,314	2,137,877
39	Loan		CREFI	Citi Real Estate Funding Inc.	Causeway Center	208,185	741,199	4/30/2019	12	Trailing 12	957,686	224,438
40	Loan	119, 120	GACC	Deutsche Bank AG, New York Branch	Targhee Place	487,165	713,750	4/30/2019	3	Annualized	1,240,570	359,324
41	Loan	121, 122, 123	GACC	Deutsche Bank AG, New York Branch	Houston Building	454,444	572,804	2/28/2019	12	Trailing 12	1,109,733	449,419
42	Loan	124, 125	CREFI	Citi Real Estate Funding Inc.	Irvington Plaza	210,181	733,892	2/28/2019	12	Trailing 12	918,718	213,991
43	Loan	126, 127, 128, 129	GACC	Deutsche Bank AG, New York Branch	Oak Tree Place	N/A	N/A	NAV	NAV	Not Available	1,301,573	496,218
44	Loan	130	CREFI	Citi Real Estate Funding Inc.	CVS Plymouth, MN	N/A	N/A	NAV	NAV	Not Available	479,438	20,060
45	Loan		CREFI	Citi Real Estate Funding Inc.	Creekside Terrace	145,194	388,884	3/31/2019	12	Trailing 12	557,131	143,272
46	Loan	131	JPMCB	JPMorgan Chase Bank, National Association	Walgreens Stockton	N/A	N/A	NAV	NAV	Not Available	348,170	6,963
47	Loan	132, 133, 134	JPMCB	JPMorgan Chase Bank, National Association	359 South La Brea	N/A	N/A	NAV	NAV	Not Available	304,799	101,466

Benchmark 2019-B12 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Underwritten Net Operating Income ($)	Debt Yield on Underwritten Net Operating Income (%)	Underwritten Replacement / FF&E Reserve ($)	Underwritten TI / LC ($)	Underwritten Net Cash Flow ($)	Underwritten NCF DSCR (x) (4)
1	Loan	8, 9, 10, 11	GACC	Deutsche Bank AG, New York Branch, Goldman Sachs Bank USA and Wells Fargo Bank, National Association	30 Hudson Yards	122,023,186	10.9%	292,647	0	121,730,539	3.45
2	Loan	8, 12, 13	GACC	Deutsche Bank AG, New York Branch	Woodlands Mall	43,116,674	17.4%	151,646	758,231	42,206,797	3.95
3	Loan	8, 14, 15, 16, 17, 18, 19, 20	CREFI	Citi Real Estate Funding Inc.	The Zappettini Portfolio	9,590,551	8.0%	35,410	0	9,555,142	1.83
3.01	Property				1350 West Middlefield	1,439,720		4,176	0	1,435,544
3.02	Property				1212 Terra Bella	1,278,299		5,231	0	1,273,068
3.03	Property				850 - 900 North Shoreline	1,291,656		4,412	0	1,287,244
3.04	Property				1277 Terra Bella	1,284,443		3,378	0	1,281,065
3.05	Property				1215 Terra Bella	918,565		3,519	0	915,046
3.06	Property				1340 West Middlefield	860,148		3,519	0	856,630
3.07	Property				1255 Terra Bella	698,141		2,531	0	695,611
3.08	Property				1305 Terra Bella	634,335		2,918	0	631,417
3.09	Property				1330 West Middlefield	576,369		3,519	0	572,850
3.10	Property				1245 Terra Bella	608,874		2,207	0	606,667
4	Loan	21	GACC	Deutsche Bank AG, New York Branch	Montalvo Square	4,938,139	9.0%	43,647	109,117	4,785,375	2.22
5	Loan	22, 23, 24, 25, 26, 27, 28, 29	JPMCB	JPMorgan Chase Bank, National Association	Chemours HQ	5,676,945	11.3%	56,614	141,535	5,478,797	2.71
6	Loan	8, 30, 31, 32, 33, 34	JPMCB	JPMorgan Chase Bank, National Association	Osborn Triangle	53,734,416	12.5%	182,776	1,878,551	51,673,090	3.12
6.01	Property				610 Main Street North	23,576,224		75,259	0	23,500,965
6.02	Property				1 Portland Street	18,813,944		61,919	1,081,864	17,670,161
6.03	Property				700 Main Street	11,344,248		45,597	796,687	10,501,964
7	Loan	8, 35, 36, 37	JPMCB	Natixis Real Estate Capital LLC	10000 Santa Monica Boulevard	21,716,388	9.9%	56,200	0	21,660,188	2.34
8	Loan	8, 38, 39, 40, 41, 42, 43, 44, 45	JPMCB	JPMorgan Chase Bank, National Association	3 Columbus Circle	60,497,452	12.3%	150,743	3,752,630	56,594,080	2.91
9	Loan	8, 46, 47, 48	CREFI	Citi Real Estate Funding Inc.	250 Livingston	11,722,642	9.4%	84,350	0	11,638,292	2.53
10	Loan	8, 49, 50, 51	JPMCB	Morgan Stanley Bank, N.A., Wells Fargo Bank, N.A., JPMorgan Chase Bank, National Association and Goldman Sachs Bank USA	Grand Canal Shoppes	73,021,709	9.6%	0	2,023,806	70,997,903	2.46
11	Loan	8, 52, 53	GACC	Deutsche Bank AG, New York Branch and UBS AG, by and through its branch office at 1285 Avenue of the Americas, New York, New York	CIRE Equity Retail & Industrial Portfolio	13,121,906	10.2%	223,431	595,178	12,303,298	2.28
11.01	Property				Wood Village Town Center	2,010,947		23,131	68,553	1,919,264
11.02	Property				Pecan Promenade	2,029,365		48,023	70,743	1,910,599
11.03	Property				Valley Plaza	1,924,947		17,152	73,113	1,834,682
11.04	Property				Pear Tree	1,697,150		42,297	98,719	1,556,135
11.05	Property				Glendale Market Square	1,806,027		53,940	92,954	1,659,134
11.06	Property				Central Park Shopping Center	1,623,437		24,676	73,782	1,524,979
11.07	Property				Val Vista Towne Center	1,119,114		14,212	46,676	1,058,226
11.08	Property				2641 Hall Ave - Riverside, CA	221,577		0	17,491	204,086
11.09	Property				606 W Troy - Indianapolis, IN	304,227		0	11,430	292,797
11.10	Property				Homeland - Bartow, FL	219,147		0	33,719	185,428
11.11	Property				2621 Hall Ave - Riverside, CA	165,968		0	8,000	157,968
12	Loan	8, 54, 55	GACC	Deutsche Bank AG, New York Branch	Waterfront Plaza	13,623,215	10.9%	135,837	718,408	12,768,971	1.54
13	Loan		CREFI	Citi Real Estate Funding Inc.	Compass Self Storage Florida Portfolio	3,636,193	9.1%	39,388	0	3,596,804	2.03
13.01	Property				University Parkway Sarasota Self Storage	629,224		8,395	0	620,829
13.02	Property				Meadow Woods Orlando Self Storage	630,262		7,673	0	622,589
13.03	Property				Cortez Bradenton Self Storage	634,249		5,973	0	628,276
13.04	Property				Cheval Lutz Self Storage	621,816		5,644	0	616,172
13.05	Property				Waterford Lakes Orlando Self Storage	551,867		5,217	0	546,650
13.06	Property				Lockwood Sarasota Self Storage	568,775		6,486	0	562,288
14	Loan	8, 56, 57	GACC	Deutsche Bank AG, New York Branch	2 MacArthur	4,961,052	14.6%	43,689	0	4,917,363	5.79
15	Loan	8, 58, 59, 60, 61	CREFI	Citi Real Estate Funding Inc.	The Centre	7,900,270	13.2%	78,500	0	7,821,770	2.26
16	Loan	8, 62, 63, 64, 65, 66, 67, 68, 69, 70	JPMCB	JPMorgan Chase Bank, National Association	Vie Portfolio	7,460,421	9.9%	0	0	7,460,421	1.90
16.01	Property				University Downs	1,628,114		0	0	1,628,114
16.02	Property				Ella Lofts	1,320,955		0	0	1,320,955
16.03	Property				University View	1,128,740		0	0	1,128,740
16.04	Property				Colonie	1,036,719		0	0	1,036,719
16.05	Property				Hillcrest Oakwood	1,451,765		0	0	1,451,765
16.06	Property				Southgate	894,128		0	0	894,128

Benchmark 2019-B12 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Underwritten Net Operating Income ($)	Debt Yield on Underwritten Net Operating Income (%)	Underwritten Replacement / FF&E Reserve ($)	Underwritten TI / LC ($)	Underwritten Net Cash Flow ($)	Underwritten NCF DSCR (x) (4)
17	Loan	8, 71, 72, 73	JPMCB	JPMorgan Chase Bank, National Association	ICON Upper East Side Portfolio	7,123,271	12.2%	87,085	3,900	7,032,286	2.63
17.01	Property				244 East 78th Street	488,534		6,000	0	482,534
17.02	Property				332 East 71st Street	423,973		5,000	0	418,973
17.03	Property				323 East 78th Street	453,909		4,000	0	449,909
17.04	Property				513 East 82nd Street	410,180		5,000	0	405,180
17.05	Property				502 East 73rd Street	343,801		5,000	0	338,801
17.06	Property				1556 Second Avenue	461,172		1,755	1,700	457,717
17.07	Property				344 East 55th Street	455,024		4,900	1,000	449,124
17.08	Property				228 East 84th Street	422,066		4,500	0	417,566
17.09	Property				419 East 82nd Street	365,324		5,000	0	360,324
17.10	Property				340 East 81st Street	401,923		4,000	0	397,923
17.11	Property				338 East 55th Street	428,407		2,500	0	425,907
17.12	Property				409 East 81st Street	384,930		5,000	0	379,930
17.13	Property				322 East 74th Street	377,422		5,000	0	372,422
17.14	Property				443 East 78th Street	316,945		5,180	1,200	310,565
17.15	Property				340 East 55th Street	332,616		5,000	0	327,616
17.16	Property				407 East 81st Street	320,036		5,000	0	315,036
17.17	Property				340 East 61st Street	354,380		5,000	0	349,380
17.18	Property				242 East 75th Street	311,216		5,000	0	306,216
17.19	Property				342 East 76th Street	278,604		4,250	0	274,354
18	Loan	74, 75, 76	CREFI	Citi Real Estate Funding Inc.	Marriott Morgantown Waterfront	3,115,371	13.7%	763,815	0	2,351,556	2.29
19	Loan	77	JPMCB	JPMorgan Chase Bank, National Association	Crystal Falls	1,910,462	9.0%	13,919	94,820	1,801,723	2.02
20	Loan	78, 79, 80, 81	CREFI	Citi Real Estate Funding Inc.	Oakbrook Terrace	1,930,435	10.0%	46,410	55,581	1,828,444	1.61
21	Loan	82	GACC	Deutsche Bank AG, New York Branch	Winsor Ranch Shopping Center	1,685,119	10.1%	33,246	127,854	1,524,018	1.49
22	Loan		CREFI	Citi Real Estate Funding Inc.	Village of Martinsville	2,010,646	12.2%	44,693	149,462	1,816,491	1.69
23	Loan	8, 83, 84, 85, 86, 87, 88, 89	JPMCB	Société Générale Financial Corporation and JPMorgan Chase Bank, National Association	SWVP Portfolio	23,865,520	11.9%	3,385,964	0	20,479,556	2.04
23.01	Property				InterContinental	11,948,124		1,603,603	0	10,344,521
23.02	Property				DoubleTree Sunrise	4,707,496		727,291	0	3,980,206
23.03	Property				DoubleTree Charlotte	3,773,050		516,586	0	3,256,464
23.04	Property				DoubleTree RTP	3,436,850		538,485	0	2,898,365
24	Loan	90, 91, 92	JPMCB	JPMorgan Chase Bank, National Association	Mercy Medical Office Building	1,414,969	9.4%	11,948	25,604	1,377,418	1.50
25	Loan	93, 94	GACC	Deutsche Bank AG, New York Branch	Dollar General Portfolio II	1,376,244	9.2%	22,318	0	1,353,926	1.49
25.01	Property				Iron Mountain	N/A		N/A	N/A	N/A
25.02	Property				Deerwood	N/A		N/A	N/A	N/A
25.03	Property				Rose City	N/A		N/A	N/A	N/A
25.04	Property				Roscommon	N/A		N/A	N/A	N/A
25.05	Property				Bigfork	N/A		N/A	N/A	N/A
25.06	Property				Brimfield	N/A		N/A	N/A	N/A
25.07	Property				Whittemore	N/A		N/A	N/A	N/A
25.08	Property				Frederic	N/A		N/A	N/A	N/A
25.09	Property				Lenox	N/A		N/A	N/A	N/A
25.10	Property				Paullina	N/A		N/A	N/A	N/A
25.11	Property				Adair	N/A		N/A	N/A	N/A
25.12	Property				Akron	N/A		N/A	N/A	N/A
25.13	Property				New Harmony	N/A		N/A	N/A	N/A
25.14	Property				Table Grove	N/A		N/A	N/A	N/A
25.15	Property				Griswold	N/A		N/A	N/A	N/A
25.16	Property				Neosho	N/A		N/A	N/A	N/A
25.17	Property				Sidney	N/A		N/A	N/A	N/A
26	Loan		CREFI	Citi Real Estate Funding Inc.	Michigan Self Storage Portfolio	1,277,850	8.7%	18,374	0	1,259,477	1.42
26.01	Property				Compass Self Storage Jackson	466,293		6,190	0	460,103
26.02	Property				Compass Self Storage Flat Rock	426,377		5,434	0	420,944
26.03	Property				Storage Pros Lansing	385,180		6,750	0	378,430
27	Loan	95, 96, 97	GACC	Deutsche Bank AG, New York Branch	Calexico Industrial	1,478,150	10.7%	33,500	104,947	1,339,703	1.64
28	Loan	98	JPMCB	JPMorgan Chase Bank, National Association	Shoppes at Cresthaven	1,346,517	9.8%	(34,145)	99,316	1,281,346	1.53
29	Loan	99	JPMCB	JPMorgan Chase Bank, National Association	Hampton Inn Denver Airport	1,609,842	11.8%	0	0	1,609,842	1.93
30	Loan	100, 101, 102	JPMCB	JPMorgan Chase Bank, National Association	Lakeside Plaza	1,499,634	11.3%	23,686	78,428	1,397,520	1.80
31	Loan	103, 104, 105	JPMCB	JPMorgan Chase Bank, National Association	Pegasus Landing	1,733,718	14.0%	47,500	0	1,686,218	2.06
32	Loan	106	GACC	Deutsche Bank AG, New York Branch	Springhill Suites Chesapeake	1,620,636	13.5%	161,030	0	1,459,606	1.91
33	Loan		GACC	Deutsche Bank AG, New York Branch	Jurupa Royale Apartments	919,250	8.6%	28,000	0	891,250	1.66
34	Loan	8, 107, 108, 109, 110, 111, 112, 113	JPMCB	JPMorgan Chase Bank, National Association	Greenleaf at Howell	3,859,596	8.3%	34,057	204,341	3,621,199	1.20
35	Loan	114	GACC	Deutsche Bank AG, New York Branch	Corporate Ridge I	1,289,302	13.9%	17,610	102,000	1,169,692	2.11
36	Loan	115, 116	CREFI	Citi Real Estate Funding Inc.	Franklin Plaza	1,416,120	17.2%	39,572	136,168	1,240,381	4.03

Benchmark 2019-B12 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Underwritten Net Operating Income ($)	Debt Yield on Underwritten Net Operating Income (%)	Underwritten Replacement / FF&E Reserve ($)	Underwritten TI / LC ($)	Underwritten Net Cash Flow ($)	Underwritten NCF DSCR (x) (4)
37	Loan	117	GACC	Deutsche Bank AG, New York Branch	New York Life Building	952,666	12.0%	19,743	40,000	892,923	1.85
38	Loan	118	GACC	Deutsche Bank AG, New York Branch	Hampton Inn Terre Haute	1,113,437	14.2%	130,053	0	983,384	1.93
39	Loan		CREFI	Citi Real Estate Funding Inc.	Causeway Center	733,248	10.5%	15,640	45,500	672,108	1.59
40	Loan	119, 120	GACC	Deutsche Bank AG, New York Branch	Targhee Place	881,246	13.3%	23,244	0	858,002	2.04
41	Loan	121, 122, 123	GACC	Deutsche Bank AG, New York Branch	Houston Building	660,314	11.2%	8,264	64,286	587,763	2.22
42	Loan	124, 125	CREFI	Citi Real Estate Funding Inc.	Irvington Plaza	704,728	12.3%	8,172	31,173	665,383	2.63
43	Loan	126, 127, 128, 129	GACC	Deutsche Bank AG, New York Branch	Oak Tree Place	805,355	14.8%	13,357	35,000	756,998	3.28
44	Loan	130	CREFI	Citi Real Estate Funding Inc.	CVS Plymouth, MN	459,379	8.5%	1,448	3,794	454,137	1.95
45	Loan		CREFI	Citi Real Estate Funding Inc.	Creekside Terrace	413,859	11.3%	9,689	43,441	360,730	1.65
46	Loan	131	JPMCB	JPMorgan Chase Bank, National Association	Walgreens Stockton	341,207	10.3%	0	0	341,207	2.25
47	Loan	132, 133, 134	JPMCB	JPMorgan Chase Bank, National Association	359 South La Brea	203,333	8.3%	302	1,508	201,523	1.55

Benchmark 2019-B12 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Debt Yield on Underwritten Net Cash Flow (%)	Appraised Value ($)	Appraisal Date	Cut-off Date LTV Ratio (%)	LTV Ratio at Maturity / ARD (%)	Occupancy (%) (5)	Occupancy Date	ADR ($)
1	Loan	8, 9, 10, 11	GACC	Deutsche Bank AG, New York Branch, Goldman Sachs Bank USA and Wells Fargo Bank, National Association	30 Hudson Yards	10.9%	2,200,000,000	5/23/2019	50.9%	50.9%	100.0%	8/6/2019	NAP
2	Loan	8, 12, 13	GACC	Deutsche Bank AG, New York Branch	Woodlands Mall	17.0%	953,400,000	4/20/2019	26.0%	26.0%	95.8%	5/28/2019	NAP
3	Loan	8, 14, 15, 16, 17, 18, 19, 20	CREFI	Citi Real Estate Funding Inc.	The Zappettini Portfolio	8.0%	187,400,000	5/7/2019	64.0%	64.0%	100.0%	Various	NAP
3.01	Property				1350 West Middlefield		22,700,000	5/7/2019			100.0%	8/6/2019	NAP
3.02	Property				1212 Terra Bella		26,500,000	5/7/2019			100.0%	8/6/2019	NAP
3.03	Property				850 - 900 North Shoreline		24,300,000	5/7/2019			100.0%	5/21/2019	NAP
3.04	Property				1277 Terra Bella		22,000,000	5/7/2019			100.0%	8/6/2019	NAP
3.05	Property				1215 Terra Bella		17,800,000	5/7/2019			100.0%	8/6/2019	NAP
3.06	Property				1340 West Middlefield		17,300,000	5/7/2019			100.0%	8/6/2019	NAP
3.07	Property				1255 Terra Bella		14,100,000	5/7/2019			100.0%	8/6/2019	NAP
3.08	Property				1305 Terra Bella		14,100,000	5/7/2019			100.0%	8/6/2019	NAP
3.09	Property				1330 West Middlefield		17,000,000	5/7/2019			100.0%	8/6/2019	NAP
3.10	Property				1245 Terra Bella		11,600,000	5/7/2019			100.0%	8/6/2019	NAP
4	Loan	21	GACC	Deutsche Bank AG, New York Branch	Montalvo Square	8.7%	85,000,000	5/2/2019	64.7%	64.7%	94.8%	6/1/2019	NAP
5	Loan	22, 23, 24, 25, 26, 27, 28, 29	JPMCB	JPMorgan Chase Bank, National Association	Chemours HQ	10.9%	84,000,000	5/2/2019	60.0%	60.0%	100.0%	8/1/2019	NAP
6	Loan	8, 30, 31, 32, 33, 34	JPMCB	JPMorgan Chase Bank, National Association	Osborn Triangle	12.0%	1,158,000,000	4/11/2019	37.1%	37.1%	100.0%	5/1/2019	NAP
6.01	Property				610 Main Street North		462,000,000	4/11/2019			100.0%	5/1/2019	NAP
6.02	Property				1 Portland Street		416,000,000	4/11/2019			100.0%	5/1/2019	NAP
6.03	Property				700 Main Street		280,000,000	4/11/2019			100.0%	5/1/2019	NAP
7	Loan	8, 35, 36, 37	JPMCB	Natixis Real Estate Capital LLC	10000 Santa Monica Boulevard	9.8%	553,000,000	3/25/2019	39.8%	39.8%	89.0%	4/9/2019	NAP
8	Loan	8, 38, 39, 40, 41, 42, 43, 44, 45	JPMCB	JPMorgan Chase Bank, National Association	3 Columbus Circle	11.5%	1,080,000,000	1/1/2019	45.4%	45.4%	97.2%	1/1/2019	NAP
9	Loan	8, 46, 47, 48	CREFI	Citi Real Estate Funding Inc.	250 Livingston	9.3%	210,000,000	4/16/2019	59.5%	59.5%	100.0%	4/1/2019	NAP
10	Loan	8, 49, 50, 51	JPMCB	Morgan Stanley Bank, N.A., Wells Fargo Bank, N.A., JPMorgan Chase Bank, National Association and Goldman Sachs Bank USA	Grand Canal Shoppes	9.3%	1,640,000,000	4/3/2019	46.3%	46.3%	94.0%	5/31/2019	NAP
11	Loan	8, 52, 53	GACC	Deutsche Bank AG, New York Branch and UBS AG, by and through its branch office at 1285 Avenue of the Americas, New York, New York	CIRE Equity Retail & Industrial Portfolio	9.6%	198,100,000	4/29/2019	64.9%	64.9%	91.4%	Various	NAP
11.01	Property				Wood Village Town Center		31,100,000	3/30/2019			94.1%	5/1/2019	NAP
11.02	Property				Pecan Promenade		28,910,000	4/3/2019			88.5%	5/1/2019	NAP
11.03	Property				Valley Plaza		26,300,000	4/5/2019			94.7%	5/1/2019	NAP
11.04	Property				Pear Tree		24,500,000	4/3/2019			92.3%	5/1/2019	NAP
11.05	Property				Glendale Market Square		23,200,000	4/2/2019			92.8%	5/1/2019	NAP
11.06	Property				Central Park Shopping Center		21,100,000	4/8/2019			95.1%	5/1/2019	NAP
11.07	Property				Val Vista Towne Center		18,600,000	4/5/2019			63.0%	5/1/2019	NAP
11.08	Property				2641 Hall Ave - Riverside, CA		5,489,310	4/9/2019			100.0%	8/6/2019	NAP
11.09	Property				606 W Troy - Indianapolis, IN		4,100,000	4/5/2019			100.0%	8/6/2019	NAP
11.10	Property				Homeland - Bartow, FL		2,900,000	4/10/2019			100.0%	8/6/2019	NAP
11.11	Property				2621 Hall Ave - Riverside, CA		2,510,690	4/9/2019			100.0%	8/6/2019	NAP
12	Loan	8, 54, 55	GACC	Deutsche Bank AG, New York Branch	Waterfront Plaza	10.3%	170,000,000	2/1/2021	73.3%	53.8%	96.3%	1/31/2019	NAP
13	Loan		CREFI	Citi Real Estate Funding Inc.	Compass Self Storage Florida Portfolio	9.0%	59,300,000	Various	67.0%	67.0%	77.0%	3/31/2019	NAP
13.01	Property				University Parkway Sarasota Self Storage		10,700,000	4/26/2019			71.7%	3/31/2019	NAP
13.02	Property				Meadow Woods Orlando Self Storage		10,500,000	4/25/2019			74.3%	3/31/2019	NAP
13.03	Property				Cortez Bradenton Self Storage		9,900,000	4/26/2019			85.9%	3/31/2019	NAP
13.04	Property				Cheval Lutz Self Storage		9,900,000	4/26/2019			80.2%	3/31/2019	NAP
13.05	Property				Waterford Lakes Orlando Self Storage		9,900,000	4/25/2019			69.6%	3/31/2019	NAP
13.06	Property				Lockwood Sarasota Self Storage		8,400,000	4/26/2019			88.8%	3/31/2019	NAP
14	Loan	8, 56, 57	GACC	Deutsche Bank AG, New York Branch	2 MacArthur	14.5%	85,000,000	5/7/2020	40.0%	40.0%	100.0%	2/6/2019	NAP
15	Loan	8, 58, 59, 60, 61	CREFI	Citi Real Estate Funding Inc.	The Centre	13.0%	188,200,000	4/12/2019	31.9%	31.9%	89.5%	6/24/2019	NAP
16	Loan	8, 62, 63, 64, 65, 66, 67, 68, 69, 70	JPMCB	JPMorgan Chase Bank, National Association	Vie Portfolio	9.9%	120,600,000	Various	62.5%	62.5%	90.0%	Various	NAP
16.01	Property				University Downs		34,500,000	11/28/2018			86.0%	12/3/2018	NAP
16.02	Property				Ella Lofts		22,300,000	11/27/2018			98.0%	12/5/2018	NAP
16.03	Property				University View		21,600,000	12/3/2018			95.8%	12/11/2018	NAP
16.04	Property				Colonie		15,500,000	12/4/2018			97.8%	12/11/2018	NAP
16.05	Property				Hillcrest Oakwood		17,200,000	12/5/2018			85.1%	12/11/2018	NAP
16.06	Property				Southgate		9,500,000	12/4/2018			92.1%	12/11/2018	NAP

Benchmark 2019-B12 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Debt Yield on Underwritten Net Cash Flow (%)	Appraised Value ($)	Appraisal Date	Cut-off Date LTV Ratio (%)	LTV Ratio at Maturity / ARD (%)	Occupancy (%) (5)	Occupancy Date	ADR ($)
17	Loan	8, 71, 72, 73	JPMCB	JPMorgan Chase Bank, National Association	ICON Upper East Side Portfolio	12.0%	201,300,000	Various	29.1%	29.1%	97.7%	4/11/2019	NAP
17.01	Property				244 East 78th Street		16,300,000	10/4/2018			91.7%	4/11/2019	NAP
17.02	Property				332 East 71st Street		12,900,000	10/4/2018			95.0%	4/11/2019	NAP
17.03	Property				323 East 78th Street		12,500,000	10/4/2018			100.0%	4/11/2019	NAP
17.04	Property				513 East 82nd Street		11,200,000	10/4/2018			95.0%	4/11/2019	NAP
17.05	Property				502 East 73rd Street		10,400,000	10/4/2018			95.0%	4/11/2019	NAP
17.06	Property				1556 Second Avenue		10,300,000	10/4/2018			83.3%	4/11/2019	NAP
17.07	Property				344 East 55th Street		11,800,000	10/3/2018			100.0%	4/11/2019	NAP
17.08	Property				228 East 84th Street		11,600,000	10/4/2018			100.0%	4/11/2019	NAP
17.09	Property				419 East 82nd Street		10,200,000	10/4/2018			100.0%	4/11/2019	NAP
17.10	Property				340 East 81st Street		9,900,000	10/4/2018			100.0%	4/11/2019	NAP
17.11	Property				338 East 55th Street		8,800,000	10/3/2018			100.0%	4/11/2019	NAP
17.12	Property				409 East 81st Street		10,000,000	10/4/2018			100.0%	4/11/2019	NAP
17.13	Property				322 East 74th Street		10,500,000	10/4/2018			100.0%	4/11/2019	NAP
17.14	Property				443 East 78th Street		9,600,000	10/4/2018			95.0%	4/11/2019	NAP
17.15	Property				340 East 55th Street		10,000,000	10/3/2018			95.0%	4/11/2019	NAP
17.16	Property				407 East 81st Street		9,800,000	10/4/2018			100.0%	4/11/2019	NAP
17.17	Property				340 East 61st Street		8,700,000	10/3/2018			100.0%	4/11/2019	NAP
17.18	Property				242 East 75th Street		8,900,000	10/4/2018			100.0%	4/11/2019	NAP
17.19	Property				342 East 76th Street		7,900,000	10/4/2018			100.0%	4/11/2019	NAP
18	Loan	74, 75, 76	CREFI	Citi Real Estate Funding Inc.	Marriott Morgantown Waterfront	10.3%	45,500,000	3/19/2019	50.5%	50.5%	68.3%	5/31/2019	150.90
19	Loan	77	JPMCB	JPMorgan Chase Bank, National Association	Crystal Falls	8.5%	32,680,000	5/28/2019	64.8%	64.8%	98.9%	6/7/2019	NAP
20	Loan	78, 79, 80, 81	CREFI	Citi Real Estate Funding Inc.	Oakbrook Terrace	9.5%	28,100,000	5/20/2019	68.4%	54.9%	78.0%	6/7/2019	NAP
21	Loan	82	GACC	Deutsche Bank AG, New York Branch	Winsor Ranch Shopping Center	9.2%	22,200,000	3/18/2019	75.0%	64.2%	82.5%	5/1/2019	NAP
22	Loan		CREFI	Citi Real Estate Funding Inc.	Village of Martinsville	11.0%	26,100,000	5/6/2019	63.1%	46.0%	96.1%	5/9/2019	NAP
23	Loan	8, 83, 84, 85, 86, 87, 88, 89	JPMCB	Société Générale Financial Corporation and JPMorgan Chase Bank, National Association	SWVP Portfolio	10.2%	335,600,000	10/16/2018	59.6%	59.6%	80.3%	1/31/2019	150.49
23.01	Property				InterContinental		170,000,000	10/12/2018			78.7%	1/31/2019	169.77
23.02	Property				DoubleTree Sunrise		61,000,000	10/15/2018			87.2%	1/31/2019	148.26
23.03	Property				DoubleTree Charlotte		50,000,000	10/11/2018			80.5%	1/31/2019	144.25
23.04	Property				DoubleTree RTP		40,200,000	10/16/2018			76.1%	1/31/2019	120.45
24	Loan	90, 91, 92	JPMCB	JPMorgan Chase Bank, National Association	Mercy Medical Office Building	9.2%	21,700,000	4/9/2019	69.1%	63.3%	100.0%	4/18/2019	NAP
25	Loan	93, 94	GACC	Deutsche Bank AG, New York Branch	Dollar General Portfolio II	9.1%	20,750,000	Various	72.0%	66.0%	100.0%	8/6/2019	NAP
25.01	Property				Iron Mountain		1,360,000	4/28/2019			100.0%	8/6/2019	NAP
25.02	Property				Deerwood		1,330,000	5/3/2019			100.0%	8/6/2019	NAP
25.03	Property				Rose City		1,290,000	4/29/2019			100.0%	8/6/2019	NAP
25.04	Property				Roscommon		1,260,000	4/29/2019			100.0%	8/6/2019	NAP
25.05	Property				Bigfork		1,260,000	5/3/2019			100.0%	8/6/2019	NAP
25.06	Property				Brimfield		1,250,000	5/2/2019			100.0%	8/6/2019	NAP
25.07	Property				Whittemore		1,240,000	4/29/2019			100.0%	8/6/2019	NAP
25.08	Property				Frederic		1,230,000	4/29/2019			100.0%	8/6/2019	NAP
25.09	Property				Lenox		1,220,000	4/30/2019			100.0%	8/6/2019	NAP
25.10	Property				Paullina		1,210,000	4/30/2019			100.0%	8/6/2019	NAP
25.11	Property				Adair		1,200,000	4/30/2019			100.0%	8/6/2019	NAP
25.12	Property				Akron		1,190,000	4/30/2019			100.0%	8/6/2019	NAP
25.13	Property				New Harmony		1,180,000	5/4/2019			100.0%	8/6/2019	NAP
25.14	Property				Table Grove		1,120,000	5/2/2019			100.0%	8/6/2019	NAP
25.15	Property				Griswold		1,140,000	4/30/2019			100.0%	8/6/2019	NAP
25.16	Property				Neosho		1,140,000	4/28/2019			100.0%	8/6/2019	NAP
25.17	Property				Sidney		1,130,000	4/30/2019			100.0%	8/6/2019	NAP
26	Loan		CREFI	Citi Real Estate Funding Inc.	Michigan Self Storage Portfolio	8.6%	20,425,000	4/26/2019	72.0%	62.9%	86.3%	Various	NAP
26.01	Property				Compass Self Storage Jackson		7,450,000	4/26/2019			78.1%	4/30/2019	NAP
26.02	Property				Compass Self Storage Flat Rock		7,050,000	4/26/2019			89.2%	4/30/2019	NAP
26.03	Property				Storage Pros Lansing		5,925,000	4/26/2019			91.5%	5/28/2019	NAP
27	Loan	95, 96, 97	GACC	Deutsche Bank AG, New York Branch	Calexico Industrial	9.7%	19,400,000	5/1/2020	71.3%	57.3%	100.0%	2/28/2019	NAP
28	Loan	98	JPMCB	JPMorgan Chase Bank, National Association	Shoppes at Cresthaven	9.3%	19,900,000	4/4/2019	69.3%	56.1%	90.1%	5/1/2019	NAP
29	Loan	99	JPMCB	JPMorgan Chase Bank, National Association	Hampton Inn Denver Airport	11.8%	20,128,000	5/16/2019	67.6%	61.9%	83.8%	5/31/2019	140.75
30	Loan	100, 101, 102	JPMCB	JPMorgan Chase Bank, National Association	Lakeside Plaza	10.5%	18,000,000	5/10/2019	73.6%	63.9%	85.3%	5/1/2019	NAP
31	Loan	103, 104, 105	JPMCB	JPMorgan Chase Bank, National Association	Pegasus Landing	13.6%	22,600,000	4/3/2019	55.0%	51.0%	92.6%	5/31/2019	NAP
32	Loan	106	GACC	Deutsche Bank AG, New York Branch	Springhill Suites Chesapeake	12.2%	17,900,000	4/24/2019	66.9%	54.9%	81.0%	3/31/2019	95.69
33	Loan		GACC	Deutsche Bank AG, New York Branch	Jurupa Royale Apartments	8.3%	16,500,000	3/19/2019	64.8%	64.8%	93.8%	6/10/2019	NAP
34	Loan	8, 107, 108, 109, 110, 111, 112, 113	JPMCB	JPMorgan Chase Bank, National Association	Greenleaf at Howell	7.8%	66,900,000	2/8/2019	69.5%	60.3%	100.0%	2/7/2019	NAP
35	Loan	114	GACC	Deutsche Bank AG, New York Branch	Corporate Ridge I	12.6%	13,260,000	4/5/2019	70.1%	62.6%	93.0%	5/21/2019	NAP
36	Loan	115, 116	CREFI	Citi Real Estate Funding Inc.	Franklin Plaza	15.0%	16,400,000	5/8/2019	50.3%	50.3%	87.7%	4/29/2019	NAP

Benchmark 2019-B12 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Debt Yield on Underwritten Net Cash Flow (%)	Appraised Value ($)	Appraisal Date	Cut-off Date LTV Ratio (%)	LTV Ratio at Maturity / ARD (%)	Occupancy (%) (5)	Occupancy Date	ADR ($)
37	Loan	117	GACC	Deutsche Bank AG, New York Branch	New York Life Building	11.3%	11,300,000	3/27/2019	70.1%	61.4%	96.8%	3/19/2019	NAP
38	Loan	118	GACC	Deutsche Bank AG, New York Branch	Hampton Inn Terre Haute	12.5%	11,500,000	4/1/2019	68.3%	63.2%	72.4%	2/28/2019	106.97
39	Loan		CREFI	Citi Real Estate Funding Inc.	Causeway Center	9.6%	10,650,000	5/2/2019	65.7%	56.1%	98.9%	5/1/2019	NAP
40	Loan	119, 120	GACC	Deutsche Bank AG, New York Branch	Targhee Place	13.0%	11,040,000	2/4/2019	60.0%	55.2%	96.2%	3/4/2019	NAP
41	Loan	121, 122, 123	GACC	Deutsche Bank AG, New York Branch	Houston Building	10.0%	9,220,000	3/27/2019	63.8%	63.8%	88.9%	2/28/2019	NAP
42	Loan	124, 125	CREFI	Citi Real Estate Funding Inc.	Irvington Plaza	11.6%	9,250,000	3/28/2019	62.0%	62.0%	97.8%	3/14/2019	NAP
43	Loan	126, 127, 128, 129	GACC	Deutsche Bank AG, New York Branch	Oak Tree Place	13.9%	8,200,000	2/19/2019	66.5%	66.5%	88.1%	4/30/2019	NAP
44	Loan	130	CREFI	Citi Real Estate Funding Inc.	CVS Plymouth, MN	8.4%	9,100,000	5/24/2019	59.3%	59.3%	100.0%	8/6/2019	NAP
45	Loan		CREFI	Citi Real Estate Funding Inc.	Creekside Terrace	9.9%	5,000,000	7/8/2019	73.0%	58.7%	94.2%	4/1/2019	NAP
46	Loan	131	JPMCB	JPMorgan Chase Bank, National Association	Walgreens Stockton	10.3%	6,200,000	4/4/2019	53.6%	53.6%	100.0%	8/1/2019	NAP
47	Loan	132, 133, 134	JPMCB	JPMorgan Chase Bank, National Association	359 South La Brea	8.2%	5,500,000	5/28/2019	44.5%	44.5%	100.0%	8/1/2019	NAP

Benchmark 2019-B12 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	RevPAR ($)	Largest Tenant	Largest Tenant Sq Ft	Largest Tenant Lease Expiration (6)	Second Largest Tenant	Second Largest Tenant Sq Ft
1	Loan	8, 9, 10, 11	GACC	Deutsche Bank AG, New York Branch, Goldman Sachs Bank USA and Wells Fargo Bank, National Association	30 Hudson Yards	NAP	WarnerMedia	1,463,234	6/30/2034	NAP
2	Loan	8, 12, 13	GACC	Deutsche Bank AG, New York Branch	Woodlands Mall	NAP	Forever 21	85,150	6/30/2025	Dick’s Sporting Goods	83,075
3	Loan	8, 14, 15, 16, 17, 18, 19, 20	CREFI	Citi Real Estate Funding Inc.	The Zappettini Portfolio	NAP
3.01	Property				1350 West Middlefield	NAP	Egnyte, Inc.	29,670	4/30/2024	NAP
3.02	Property				1212 Terra Bella	NAP	Iridex Corporation	37,166	2/28/2022	NAP
3.03	Property				850 - 900 North Shoreline	NAP	Zendesk (X Motors)	16,613	12/31/2021	Vita Insurance Associates, Inc.	14,734
3.04	Property				1277 Terra Bella	NAP	Elementum SCM, Inc.	24,000	12/31/2024	NAP
3.05	Property				1215 Terra Bella	NAP	Elementum SCM, Inc.	25,000	1/31/2023	NAP
3.06	Property				1340 West Middlefield	NAP	Nuro, Inc.	25,000	8/15/2023	NAP
3.07	Property				1255 Terra Bella	NAP	Google, Inc	17,980	3/10/2021	NAP
3.08	Property				1305 Terra Bella	NAP	Vimo, Inc.	20,732	6/30/2023	NAP
3.09	Property				1330 West Middlefield	NAP	The County of Santa Clara	25,000	9/30/2021	NAP
3.10	Property				1245 Terra Bella	NAP	Google, Inc	15,680	3/10/2021	NAP
4	Loan	21	GACC	Deutsche Bank AG, New York Branch	Montalvo Square	NAP	Ralph’s Grocery Company	58,000	6/30/2032	LA Fitness	46,300
5	Loan	22, 23, 24, 25, 26, 27, 28, 29	JPMCB	JPMorgan Chase Bank, National Association	Chemours HQ	NAP	Chemours	283,069	12/31/2033	NAP
6	Loan	8, 30, 31, 32, 33, 34	JPMCB	JPMorgan Chase Bank, National Association	Osborn Triangle	NAP
6.01	Property				610 Main Street North	NAP	Pfizer	270,056	12/31/2031	Sulmona Restaurant Group	3,355
6.02	Property				1 Portland Street	NAP	Pfizer	229,330	1/31/2024	NAP
6.03	Property				700 Main Street	NAP	Novartis Institutes for Biomedical Research, Inc.	99,883	7/31/2024	Lab Central Inc.	68,996
7	Loan	8, 35, 36, 37	JPMCB	Natixis Real Estate Capital LLC	10000 Santa Monica Boulevard	NAP	NAP			NAP
8	Loan	8, 38, 39, 40, 41, 42, 43, 44, 45	JPMCB	JPMorgan Chase Bank, National Association	3 Columbus Circle	NAP	Young & Rubicam, Inc.	375,236	7/31/2033	Emerge 212 3CC LLC	57,359
9	Loan	8, 46, 47, 48	CREFI	Citi Real Estate Funding Inc.	250 Livingston	NAP	The City of New York	342,496	8/22/2030	Metro Finest Deli	990
10	Loan	8, 49, 50, 51	JPMCB	Morgan Stanley Bank, N.A., Wells Fargo Bank, N.A., JPMorgan Chase Bank, National Association and Goldman Sachs Bank USA	Grand Canal Shoppes	NAP	The Venetian Casino Resort	81,105	5/31/2029	Tao Nightclub	49,441
11	Loan	8, 52, 53	GACC	Deutsche Bank AG, New York Branch and UBS AG, by and through its branch office at 1285 Avenue of the Americas, New York, New York	CIRE Equity Retail & Industrial Portfolio	NAP
11.01	Property				Wood Village Town Center	NAP	Kohl’s Department Stores	87,501	1/31/2027	Theresa’s Pet	9,800
11.02	Property				Pecan Promenade	NAP	Ross Stores	30,187	1/31/2022	LA Fitness	27,564
11.03	Property				Valley Plaza	NAP	US Foods	60,145	3/31/2024	Ross Stores	27,650
11.04	Property				Pear Tree	NAP	JC Penney	51,395	2/28/2024	Lucky’s (SaveMart)	49,377
11.05	Property				Glendale Market Square	NAP	Floor & Décor	75,000	4/30/2028	Linda Home Furnishings	45,000
11.06	Property				Central Park Shopping Center	NAP	Big Lots	32,153	1/31/2023	ARC Thrift Store	29,294
11.07	Property				Val Vista Towne Center	NAP	Ross Stores	25,126	1/31/2022	Petco	13,221
11.08	Property				2641 Hall Ave - Riverside, CA	NAP	48 Forty Solutions	34,982	5/31/2023	NAP
11.09	Property				606 W Troy - Indianapolis, IN	NAP	48 Forty Solutions	22,860	4/30/2024	NAP
11.10	Property				Homeland - Bartow, FL	NAP	48 Forty Solutions	67,438	6/30/2025	NAP
11.11	Property				2621 Hall Ave - Riverside, CA	NAP	48 Forty Solutions	16,000	5/31/2023	NAP
12	Loan	8, 54, 55	GACC	Deutsche Bank AG, New York Branch	Waterfront Plaza	NAP	Hawaii Pacific University	99,058	6/30/2034	Oahu Publications, Inc.	47,548
13	Loan		CREFI	Citi Real Estate Funding Inc.	Compass Self Storage Florida Portfolio	NAP
13.01	Property				University Parkway Sarasota Self Storage	NAP	NAP			NAP
13.02	Property				Meadow Woods Orlando Self Storage	NAP	NAP			NAP
13.03	Property				Cortez Bradenton Self Storage	NAP	NAP			NAP
13.04	Property				Cheval Lutz Self Storage	NAP	NAP			NAP
13.05	Property				Waterford Lakes Orlando Self Storage	NAP	NAP			NAP
13.06	Property				Lockwood Sarasota Self Storage	NAP	NAP			NAP
14	Loan	8, 56, 57	GACC	Deutsche Bank AG, New York Branch	2 MacArthur	NAP	State of California	169,070	5/31/2039	Radiology Partners	33,889
15	Loan	8, 58, 59, 60, 61	CREFI	Citi Real Estate Funding Inc.	The Centre	NAP	NAP			NAP
16	Loan	8, 62, 63, 64, 65, 66, 67, 68, 69, 70	JPMCB	JPMorgan Chase Bank, National Association	Vie Portfolio	NAP
16.01	Property				University Downs	NAP	NAP			NAP
16.02	Property				Ella Lofts	NAP	NAP			NAP
16.03	Property				University View	NAP	NAP			NAP
16.04	Property				Colonie	NAP	NAP			NAP
16.05	Property				Hillcrest Oakwood	NAP	NAP			NAP
16.06	Property				Southgate	NAP	NAP			NAP

Benchmark 2019-B12 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	RevPAR ($)	Largest Tenant	Largest Tenant Sq Ft	Largest Tenant Lease Expiration (6)	Second Largest Tenant	Second Largest Tenant Sq Ft
17	Loan	8, 71, 72, 73	JPMCB	JPMorgan Chase Bank, National Association	ICON Upper East Side Portfolio	NAP
17.01	Property				244 East 78th Street	NAP	NAP			NAP
17.02	Property				332 East 71st Street	NAP	NAP			NAP
17.03	Property				323 East 78th Street	NAP	NAP			NAP
17.04	Property				513 East 82nd Street	NAP	NAP			NAP
17.05	Property				502 East 73rd Street	NAP	NAP			NAP
17.06	Property				1556 Second Avenue	NAP	Hospitality Group, Cascabell	1,800	7/31/2024	NAP
17.07	Property				344 East 55th Street	NAP	Eric Vlado	1,000	1/31/2024	NAP
17.08	Property				228 East 84th Street	NAP	NAP			NAP
17.09	Property				419 East 82nd Street	NAP	NAP			NAP
17.10	Property				340 East 81st Street	NAP	NAP			NAP
17.11	Property				338 East 55th Street	NAP	NAP			NAP
17.12	Property				409 East 81st Street	NAP	NAP			NAP
17.13	Property				322 East 74th Street	NAP	NAP			NAP
17.14	Property				443 East 78th Street	NAP	Oriental Oasis Consulting	1,200	2/28/2021	NAP
17.15	Property				340 East 55th Street	NAP	NAP			NAP
17.16	Property				407 East 81st Street	NAP	NAP			NAP
17.17	Property				340 East 61st Street	NAP	NAP			NAP
17.18	Property				242 East 75th Street	NAP	NAP			NAP
17.19	Property				342 East 76th Street	NAP	NAP			NAP
18	Loan	74, 75, 76	CREFI	Citi Real Estate Funding Inc.	Marriott Morgantown Waterfront	103.09	NAP			NAP
19	Loan	77	JPMCB	JPMorgan Chase Bank, National Association	Crystal Falls	NAP	Randall’s	61,508	1/1/2037	Tomlinson’s Pet Supply	3,707
20	Loan	78, 79, 80, 81	CREFI	Citi Real Estate Funding Inc.	Oakbrook Terrace	NAP	SHC Direct	22,287	3/31/2025	Matson Integrated Logistics, Inc.	17,004
21	Loan	82	GACC	Deutsche Bank AG, New York Branch	Winsor Ranch Shopping Center	NAP	Los Altos Ranch Market	61,837	12/31/2029	Bonita Fashions	7,824
22	Loan		CREFI	Citi Real Estate Funding Inc.	Village of Martinsville	NAP	Belk	85,000	8/29/2020	Kroger	60,049
23	Loan	8, 83, 84, 85, 86, 87, 88, 89	JPMCB	Société Générale Financial Corporation and JPMorgan Chase Bank, National Association	SWVP Portfolio	120.88
23.01	Property				InterContinental	133.61	NAP			NAP
23.02	Property				DoubleTree Sunrise	129.26	NAP			NAP
23.03	Property				DoubleTree Charlotte	116.04	NAP			NAP
23.04	Property				DoubleTree RTP	91.68	NAP			NAP
24	Loan	90, 91, 92	JPMCB	JPMorgan Chase Bank, National Association	Mercy Medical Office Building	NAP	Mercy Medical Center	55,250	4/30/2039	Clinic Investments, Inc (Wolfe Eye Clinic)	24,400
25	Loan	93, 94	GACC	Deutsche Bank AG, New York Branch	Dollar General Portfolio II	NAP
25.01	Property				Iron Mountain	NAP	Dollar General	9,026	7/31/2033	NAP
25.02	Property				Deerwood	NAP	Dollar General	9,100	1/31/2034	NAP
25.03	Property				Rose City	NAP	Dollar General	9,198	7/31/2033	NAP
25.04	Property				Roscommon	NAP	Dollar General	9,228	2/28/2034	NAP
25.05	Property				Bigfork	NAP	Dollar General	9,100	2/28/2034	NAP
25.06	Property				Brimfield	NAP	Dollar General	9,204	6/30/2033	NAP
25.07	Property				Whittemore	NAP	Dollar General	9,448	2/28/2034	NAP
25.08	Property				Frederic	NAP	Dollar General	9,190	2/28/2034	NAP
25.09	Property				Lenox	NAP	Dollar General	9,100	2/28/2034	NAP
25.10	Property				Paullina	NAP	Dollar General	9,100	1/31/2034	NAP
25.11	Property				Adair	NAP	Dollar General	9,026	2/28/2034	NAP
25.12	Property				Akron	NAP	Dollar General	9,100	2/28/2034	NAP
25.13	Property				New Harmony	NAP	Dollar General	9,026	3/31/2034	NAP
25.14	Property				Table Grove	NAP	Dollar General	7,489	5/31/2034	NAP
25.15	Property				Griswold	NAP	Dollar General	7,489	2/28/2034	NAP
25.16	Property				Neosho	NAP	Dollar General	7,474	12/31/2033	NAP
25.17	Property				Sidney	NAP	Dollar General	7,489	2/28/2034	NAP
26	Loan		CREFI	Citi Real Estate Funding Inc.	Michigan Self Storage Portfolio	NAP
26.01	Property				Compass Self Storage Jackson	NAP	NAP			NAP
26.02	Property				Compass Self Storage Flat Rock	NAP	NAP			NAP
26.03	Property				Storage Pros Lansing	NAP	NAP			NAP
27	Loan	95, 96, 97	GACC	Deutsche Bank AG, New York Branch	Calexico Industrial	NAP	Vertiv	125,000	8/31/2023	Clover Technologies Group	108,600
28	Loan	98	JPMCB	JPMorgan Chase Bank, National Association	Shoppes at Cresthaven	NAP	Presidente Super Market	66,475	6/30/2039	You Fit	14,962
29	Loan	99	JPMCB	JPMorgan Chase Bank, National Association	Hampton Inn Denver Airport	117.92	NAP			NAP
30	Loan	100, 101, 102	JPMCB	JPMorgan Chase Bank, National Association	Lakeside Plaza	NAP	Bosch Security Systems	19,992	9/1/2023	CV McDowell	13,309
31	Loan	103, 104, 105	JPMCB	JPMorgan Chase Bank, National Association	Pegasus Landing	NAP	NAP			NAP
32	Loan	106	GACC	Deutsche Bank AG, New York Branch	Springhill Suites Chesapeake	77.49	NAP			NAP
33	Loan		GACC	Deutsche Bank AG, New York Branch	Jurupa Royale Apartments	NAP	NAP			NAP
34	Loan	8, 107, 108, 109, 110, 111, 112, 113	JPMCB	JPMorgan Chase Bank, National Association	Greenleaf at Howell	NAP	BJ’s Wholesale Club	90,588	1/31/2035	Xscape Cinemas	56,639
35	Loan	114	GACC	Deutsche Bank AG, New York Branch	Corporate Ridge I	NAP	Premiere Global Services (Hyland Software)	63,811	3/31/2027	HCL America	9,278
36	Loan	115, 116	CREFI	Citi Real Estate Funding Inc.	Franklin Plaza	NAP	Atlantic Credit & Finance, Inc.	53,775	6/30/2029	Commonwealth of VA	26,367

Benchmark 2019-B12 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	RevPAR ($)	Largest Tenant	Largest Tenant Sq Ft	Largest Tenant Lease Expiration (6)	Second Largest Tenant	Second Largest Tenant Sq Ft
37	Loan	117	GACC	Deutsche Bank AG, New York Branch	New York Life Building	NAP	New York Life Insurance	18,100	9/30/2022	Network Building & Consulting, LLC	10,300
38	Loan	118	GACC	Deutsche Bank AG, New York Branch	Hampton Inn Terre Haute	77.42	NAP			NAP
39	Loan		CREFI	Citi Real Estate Funding Inc.	Causeway Center	NAP	Trigen Laboratories, LLC	10,000	10/31/2023	Imaging Experts of Florida	10,000
40	Loan	119, 120	GACC	Deutsche Bank AG, New York Branch	Targhee Place	NAP	NAP			NAP
41	Loan	121, 122, 123	GACC	Deutsche Bank AG, New York Branch	Houston Building	NAP	Capital Home Health	8,069	12/31/2023	Watts Dental, PLLC	6,953
42	Loan	124, 125	CREFI	Citi Real Estate Funding Inc.	Irvington Plaza	NAP	Goodwill Industries of Southern AZ	20,250	4/30/2030	O’Reilly’s Auto Parts	8,100
43	Loan	126, 127, 128, 129	GACC	Deutsche Bank AG, New York Branch	Oak Tree Place	NAP	Lifeline Screening	23,739	6/30/2029	Sedgwick Claims Management	23,127
44	Loan	130	CREFI	Citi Real Estate Funding Inc.	CVS Plymouth, MN	NAP	CVS	9,656	1/31/2044	NAP
45	Loan		CREFI	Citi Real Estate Funding Inc.	Creekside Terrace	NAP	Winner Furniture	17,915	2/28/2023	Guanajuato - Supermercado	14,580
46	Loan	131	JPMCB	JPMorgan Chase Bank, National Association	Walgreens Stockton	NAP	Walgreens	14,820	12/31/2082	NAP
47	Loan	132, 133, 134	JPMCB	JPMorgan Chase Bank, National Association	359 South La Brea	NAP	Starbucks	3,016	6/30/2024	NAP

Benchmark 2019-B12 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Second Largest Tenant Lease Expiration (6)	Third Largest Tenant	Third Largest Tenant Sq Ft	Third Largest Tenant Lease Expiration (6)
1	Loan	8, 9, 10, 11	GACC	Deutsche Bank AG, New York Branch, Goldman Sachs Bank USA and Wells Fargo Bank, National Association	30 Hudson Yards		NAP
2	Loan	8, 12, 13	GACC	Deutsche Bank AG, New York Branch	Woodlands Mall	1/31/2027	Barnes & Noble	30,471	1/31/2020
3	Loan	8, 14, 15, 16, 17, 18, 19, 20	CREFI	Citi Real Estate Funding Inc.	The Zappettini Portfolio
3.01	Property				1350 West Middlefield		NAP
3.02	Property				1212 Terra Bella		NAP
3.03	Property				850 - 900 North Shoreline	12/31/2026	NAP
3.04	Property				1277 Terra Bella		NAP
3.05	Property				1215 Terra Bella		NAP
3.06	Property				1340 West Middlefield		NAP
3.07	Property				1255 Terra Bella		NAP
3.08	Property				1305 Terra Bella		NAP
3.09	Property				1330 West Middlefield		NAP
3.10	Property				1245 Terra Bella		NAP
4	Loan	21	GACC	Deutsche Bank AG, New York Branch	Montalvo Square	6/30/2027	CVS	23,112	2/28/2023
5	Loan	22, 23, 24, 25, 26, 27, 28, 29	JPMCB	JPMorgan Chase Bank, National Association	Chemours HQ		NAP
6	Loan	8, 30, 31, 32, 33, 34	JPMCB	JPMorgan Chase Bank, National Association	Osborn Triangle
6.01	Property				610 Main Street North	2/28/2027	Café Luna	2,328	3/31/2027
6.02	Property				1 Portland Street		NAP
6.03	Property				700 Main Street	3/31/2027	NAP
7	Loan	8, 35, 36, 37	JPMCB	Natixis Real Estate Capital LLC	10000 Santa Monica Boulevard		NAP
8	Loan	8, 38, 39, 40, 41, 42, 43, 44, 45	JPMCB	JPMorgan Chase Bank, National Association	3 Columbus Circle	11/30/2027	Nordstrom	46,991	10/31/2039
9	Loan	8, 46, 47, 48	CREFI	Citi Real Estate Funding Inc.	250 Livingston	5/31/2030	NAP
10	Loan	8, 49, 50, 51	JPMCB	Morgan Stanley Bank, N.A., Wells Fargo Bank, N.A., JPMorgan Chase Bank, National Association and Goldman Sachs Bank USA	Grand Canal Shoppes	1/31/2025	Madame ‘Tussaud Las Vegas	28,235	7/31/2024
11	Loan	8, 52, 53	GACC	Deutsche Bank AG, New York Branch and UBS AG, by and through its branch office at 1285 Avenue of the Americas, New York, New York	CIRE Equity Retail & Industrial Portfolio
11.01	Property				Wood Village Town Center	6/30/2024	The Rock Wood Fired Pizza & Spirit	5,196	6/30/2021
11.02	Property				Pecan Promenade	11/30/2029	Dollar Tree	10,000	10/31/2022
11.03	Property				Valley Plaza	1/31/2021	Salon Boutique	7,880	5/31/2028
11.04	Property				Pear Tree	3/31/2024	Ross Stores	25,976	1/30/2025
11.05	Property				Glendale Market Square	11/30/2024	EJ’s Auction & Consignment	28,909	11/30/2025
11.06	Property				Central Park Shopping Center	5/31/2025	Adventure Dental	8,805	4/30/2024
11.07	Property				Val Vista Towne Center	1/31/2022	Fred Astaire	3,511	11/30/2024
11.08	Property				2641 Hall Ave - Riverside, CA		NAP
11.09	Property				606 W Troy - Indianapolis, IN		NAP
11.10	Property				Homeland - Bartow, FL		NAP
11.11	Property				2621 Hall Ave - Riverside, CA		NAP
12	Loan	8, 54, 55	GACC	Deutsche Bank AG, New York Branch	Waterfront Plaza	3/31/2023	USCIS	30,994	6/20/2025
13	Loan		CREFI	Citi Real Estate Funding Inc.	Compass Self Storage Florida Portfolio
13.01	Property				University Parkway Sarasota Self Storage		NAP
13.02	Property				Meadow Woods Orlando Self Storage		NAP
13.03	Property				Cortez Bradenton Self Storage		NAP
13.04	Property				Cheval Lutz Self Storage		NAP
13.05	Property				Waterford Lakes Orlando Self Storage		NAP
13.06	Property				Lockwood Sarasota Self Storage		NAP
14	Loan	8, 56, 57	GACC	Deutsche Bank AG, New York Branch	2 MacArthur	1/31/2025	NAP
15	Loan	8, 58, 59, 60, 61	CREFI	Citi Real Estate Funding Inc.	The Centre		NAP
16	Loan	8, 62, 63, 64, 65, 66, 67, 68, 69, 70	JPMCB	JPMorgan Chase Bank, National Association	Vie Portfolio
16.01	Property				University Downs		NAP
16.02	Property				Ella Lofts		NAP
16.03	Property				University View		NAP
16.04	Property				Colonie		NAP
16.05	Property				Hillcrest Oakwood		NAP
16.06	Property				Southgate		NAP

Benchmark 2019-B12 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Second Largest Tenant Lease Expiration (6)	Third Largest Tenant	Third Largest Tenant Sq Ft	Third Largest Tenant Lease Expiration (6)
17	Loan	8, 71, 72, 73	JPMCB	JPMorgan Chase Bank, National Association	ICON Upper East Side Portfolio
17.01	Property				244 East 78th Street		NAP
17.02	Property				332 East 71st Street		NAP
17.03	Property				323 East 78th Street		NAP
17.04	Property				513 East 82nd Street		NAP
17.05	Property				502 East 73rd Street		NAP
17.06	Property				1556 Second Avenue		NAP
17.07	Property				344 East 55th Street		NAP
17.08	Property				228 East 84th Street		NAP
17.09	Property				419 East 82nd Street		NAP
17.10	Property				340 East 81st Street		NAP
17.11	Property				338 East 55th Street		NAP
17.12	Property				409 East 81st Street		NAP
17.13	Property				322 East 74th Street		NAP
17.14	Property				443 East 78th Street		NAP
17.15	Property				340 East 55th Street		NAP
17.16	Property				407 East 81st Street		NAP
17.17	Property				340 East 61st Street		NAP
17.18	Property				242 East 75th Street		NAP
17.19	Property				342 East 76th Street		NAP
18	Loan	74, 75, 76	CREFI	Citi Real Estate Funding Inc.	Marriott Morgantown Waterfront		NAP
19	Loan	77	JPMCB	JPMorgan Chase Bank, National Association	Crystal Falls	11/1/2023	Orange Theory Fitness	3,000	12/1/2023
20	Loan	78, 79, 80, 81	CREFI	Citi Real Estate Funding Inc.	Oakbrook Terrace	7/31/2023	Employers Mutual Casualty Company	14,999	12/31/2024
21	Loan	82	GACC	Deutsche Bank AG, New York Branch	Winsor Ranch Shopping Center	1/31/2021	Rent-A-Center	4,052	11/30/2021
22	Loan		CREFI	Citi Real Estate Funding Inc.	Village of Martinsville	7/12/2022	Dunham’s Sports	43,872	1/31/2025
23	Loan	8, 83, 84, 85, 86, 87, 88, 89	JPMCB	Société Générale Financial Corporation and JPMorgan Chase Bank, National Association	SWVP Portfolio
23.01	Property				InterContinental		NAP
23.02	Property				DoubleTree Sunrise		NAP
23.03	Property				DoubleTree Charlotte		NAP
23.04	Property				DoubleTree RTP		NAP
24	Loan	90, 91, 92	JPMCB	JPMorgan Chase Bank, National Association	Mercy Medical Office Building	8/31/2031	NAP
25	Loan	93, 94	GACC	Deutsche Bank AG, New York Branch	Dollar General Portfolio II
25.01	Property				Iron Mountain		NAP
25.02	Property				Deerwood		NAP
25.03	Property				Rose City		NAP
25.04	Property				Roscommon		NAP
25.05	Property				Bigfork		NAP
25.06	Property				Brimfield		NAP
25.07	Property				Whittemore		NAP
25.08	Property				Frederic		NAP
25.09	Property				Lenox		NAP
25.10	Property				Paullina		NAP
25.11	Property				Adair		NAP
25.12	Property				Akron		NAP
25.13	Property				New Harmony		NAP
25.14	Property				Table Grove		NAP
25.15	Property				Griswold		NAP
25.16	Property				Neosho		NAP
25.17	Property				Sidney		NAP
26	Loan		CREFI	Citi Real Estate Funding Inc.	Michigan Self Storage Portfolio
26.01	Property				Compass Self Storage Jackson		NAP
26.02	Property				Compass Self Storage Flat Rock		NAP
26.03	Property				Storage Pros Lansing		NAP
27	Loan	95, 96, 97	GACC	Deutsche Bank AG, New York Branch	Calexico Industrial	12/31/2020	Novamex	101,400	3/31/2021
28	Loan	98	JPMCB	JPMorgan Chase Bank, National Association	Shoppes at Cresthaven	6/30/2020	Burnett International University	14,648	3/31/2025
29	Loan	99	JPMCB	JPMorgan Chase Bank, National Association	Hampton Inn Denver Airport		NAP
30	Loan	100, 101, 102	JPMCB	JPMorgan Chase Bank, National Association	Lakeside Plaza	2/1/2022	BitDefender	10,554	10/31/2023
31	Loan	103, 104, 105	JPMCB	JPMorgan Chase Bank, National Association	Pegasus Landing		NAP
32	Loan	106	GACC	Deutsche Bank AG, New York Branch	Springhill Suites Chesapeake		NAP
33	Loan		GACC	Deutsche Bank AG, New York Branch	Jurupa Royale Apartments		NAP
34	Loan	8, 107, 108, 109, 110, 111, 112, 113	JPMCB	JPMorgan Chase Bank, National Association	Greenleaf at Howell	4/30/2031	LA Fitness	37,000	5/31/2030
35	Loan	114	GACC	Deutsche Bank AG, New York Branch	Corporate Ridge I	8/31/2023	Olathe Chamber of Commerce	6,013	8/31/2021
36	Loan	115, 116	CREFI	Citi Real Estate Funding Inc.	Franklin Plaza	10/31/2024	Union First Market Bank	20,498	3/31/2025

Benchmark 2019-B12 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Second Largest Tenant Lease Expiration (6)	Third Largest Tenant	Third Largest Tenant Sq Ft	Third Largest Tenant Lease Expiration (6)
37	Loan	117	GACC	Deutsche Bank AG, New York Branch	New York Life Building	7/31/2020	Martin Dolan & Holton	7,196	12/31/2023
38	Loan	118	GACC	Deutsche Bank AG, New York Branch	Hampton Inn Terre Haute		NAP
39	Loan		CREFI	Citi Real Estate Funding Inc.	Causeway Center	12/31/2027	Element Church, Inc.	10,000	7/31/2022
40	Loan	119, 120	GACC	Deutsche Bank AG, New York Branch	Targhee Place		NAP
41	Loan	121, 122, 123	GACC	Deutsche Bank AG, New York Branch	Houston Building	10/31/2020	Glen Una	4,722	5/31/2031
42	Loan	124, 125	CREFI	Citi Real Estate Funding Inc.	Irvington Plaza	3/31/2027	American Charter Schools Foundation	6,000	12/31/2027
43	Loan	126, 127, 128, 129	GACC	Deutsche Bank AG, New York Branch	Oak Tree Place	7/4/2021	Taleris Credit Union	5,475	2/23/2024
44	Loan	130	CREFI	Citi Real Estate Funding Inc.	CVS Plymouth, MN		NAP
45	Loan		CREFI	Citi Real Estate Funding Inc.	Creekside Terrace	5/31/2028	Dollar Tree	12,500	1/31/2023
46	Loan	131	JPMCB	JPMorgan Chase Bank, National Association	Walgreens Stockton		NAP
47	Loan	132, 133, 134	JPMCB	JPMorgan Chase Bank, National Association	359 South La Brea		NAP

Benchmark 2019-B12 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Fourth Largest Tenant	Fourth Largest Tenant Sq Ft	Fourth Largest Tenant Lease Expiration (6)	Fifth Largest Tenant	Fifth Largest Tenant Sq Ft
1	Loan	8, 9, 10, 11	GACC	Deutsche Bank AG, New York Branch, Goldman Sachs Bank USA and Wells Fargo Bank, National Association	30 Hudson Yards	NAP			NAP
2	Loan	8, 12, 13	GACC	Deutsche Bank AG, New York Branch	Woodlands Mall	Woodlands Financial Group	22,359	3/31/2027	Macy’s Children’s	17,161
3	Loan	8, 14, 15, 16, 17, 18, 19, 20	CREFI	Citi Real Estate Funding Inc.	The Zappettini Portfolio
3.01	Property				1350 West Middlefield	NAP			NAP
3.02	Property				1212 Terra Bella	NAP			NAP
3.03	Property				850 - 900 North Shoreline	NAP			NAP
3.04	Property				1277 Terra Bella	NAP			NAP
3.05	Property				1215 Terra Bella	NAP			NAP
3.06	Property				1340 West Middlefield	NAP			NAP
3.07	Property				1255 Terra Bella	NAP			NAP
3.08	Property				1305 Terra Bella	NAP			NAP
3.09	Property				1330 West Middlefield	NAP			NAP
3.10	Property				1245 Terra Bella	NAP			NAP
4	Loan	21	GACC	Deutsche Bank AG, New York Branch	Montalvo Square	Patrick Diesfeld	6,199	4/30/2020	Sola Salons	6,000
5	Loan	22, 23, 24, 25, 26, 27, 28, 29	JPMCB	JPMorgan Chase Bank, National Association	Chemours HQ	NAP			NAP
6	Loan	8, 30, 31, 32, 33, 34	JPMCB	JPMorgan Chase Bank, National Association	Osborn Triangle
6.01	Property				610 Main Street North	Boston Burger	1,984	9/30/2027	Revela	1,015
6.02	Property				1 Portland Street	NAP			NAP
6.03	Property				700 Main Street	NAP			NAP
7	Loan	8, 35, 36, 37	JPMCB	Natixis Real Estate Capital LLC	10000 Santa Monica Boulevard	NAP			NAP
8	Loan	8, 38, 39, 40, 41, 42, 43, 44, 45	JPMCB	JPMorgan Chase Bank, National Association	3 Columbus Circle	Jazz at Lincoln Center, Inc.	30,653	4/30/2028	Josephson	22,742
9	Loan	8, 46, 47, 48	CREFI	Citi Real Estate Funding Inc.	250 Livingston	NAP			NAP
10	Loan	8, 49, 50, 51	JPMCB	Morgan Stanley Bank, N.A., Wells Fargo Bank, N.A., JPMorgan Chase Bank, National Association and Goldman Sachs Bank USA	Grand Canal Shoppes	Regis Galerie	28,099	5/31/2025	Grand Lux Café	19,100
11	Loan	8, 52, 53	GACC	Deutsche Bank AG, New York Branch and UBS AG, by and through its branch office at 1285 Avenue of the Americas, New York, New York	CIRE Equity Retail & Industrial Portfolio
11.01	Property				Wood Village Town Center	The Sleep Train, Inc.	5,091	9/30/2026	National Vision, Inc.	3,183
11.02	Property				Pecan Promenade	Kirkland’s	10,000	6/30/2020	Shoe Show	7,007
11.03	Property				Valley Plaza	Banner Health	5,000	8/31/2023	Sprint	4,230
11.04	Property				Pear Tree	Big 5 Sporting Goods	16,520	5/31/2022	Maurice’s	5,300
11.05	Property				Glendale Market Square	Hospice of the Valley (White Dove)	8,443	2/29/2020	Cucina Tagliani	4,920
11.06	Property				Central Park Shopping Center	Fast Cash Pawn and Jewelry	5,724	11/30/2019	Comrade Brewery	5,315
11.07	Property				Val Vista Towne Center	Val Vista Dental	2,551	4/30/2020	Regis Salon	1,910
11.08	Property				2641 Hall Ave - Riverside, CA	NAP			NAP
11.09	Property				606 W Troy - Indianapolis, IN	NAP			NAP
11.10	Property				Homeland - Bartow, FL	NAP			NAP
11.11	Property				2621 Hall Ave - Riverside, CA	NAP			NAP
12	Loan	8, 54, 55	GACC	Deutsche Bank AG, New York Branch	Waterfront Plaza	McCorriston Miller Mukai MacKinnon LLLP	29,231	12/31/2021	AT&T Corp.	26,160
13	Loan		CREFI	Citi Real Estate Funding Inc.	Compass Self Storage Florida Portfolio
13.01	Property				University Parkway Sarasota Self Storage	NAP			NAP
13.02	Property				Meadow Woods Orlando Self Storage	NAP			NAP
13.03	Property				Cortez Bradenton Self Storage	NAP			NAP
13.04	Property				Cheval Lutz Self Storage	NAP			NAP
13.05	Property				Waterford Lakes Orlando Self Storage	NAP			NAP
13.06	Property				Lockwood Sarasota Self Storage	NAP			NAP
14	Loan	8, 56, 57	GACC	Deutsche Bank AG, New York Branch	2 MacArthur	NAP			NAP
15	Loan	8, 58, 59, 60, 61	CREFI	Citi Real Estate Funding Inc.	The Centre	NAP			NAP
16	Loan	8, 62, 63, 64, 65, 66, 67, 68, 69, 70	JPMCB	JPMorgan Chase Bank, National Association	Vie Portfolio
16.01	Property				University Downs	NAP			NAP
16.02	Property				Ella Lofts	NAP			NAP
16.03	Property				University View	NAP			NAP
16.04	Property				Colonie	NAP			NAP
16.05	Property				Hillcrest Oakwood	NAP			NAP
16.06	Property				Southgate	NAP			NAP

Benchmark 2019-B12 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Fourth Largest Tenant	Fourth Largest Tenant Sq Ft	Fourth Largest Tenant Lease Expiration (6)	Fifth Largest Tenant	Fifth Largest Tenant Sq Ft
17	Loan	8, 71, 72, 73	JPMCB	JPMorgan Chase Bank, National Association	ICON Upper East Side Portfolio
17.01	Property				244 East 78th Street	NAP			NAP
17.02	Property				332 East 71st Street	NAP			NAP
17.03	Property				323 East 78th Street	NAP			NAP
17.04	Property				513 East 82nd Street	NAP			NAP
17.05	Property				502 East 73rd Street	NAP			NAP
17.06	Property				1556 Second Avenue	NAP			NAP
17.07	Property				344 East 55th Street	NAP			NAP
17.08	Property				228 East 84th Street	NAP			NAP
17.09	Property				419 East 82nd Street	NAP			NAP
17.10	Property				340 East 81st Street	NAP			NAP
17.11	Property				338 East 55th Street	NAP			NAP
17.12	Property				409 East 81st Street	NAP			NAP
17.13	Property				322 East 74th Street	NAP			NAP
17.14	Property				443 East 78th Street	NAP			NAP
17.15	Property				340 East 55th Street	NAP			NAP
17.16	Property				407 East 81st Street	NAP			NAP
17.17	Property				340 East 61st Street	NAP			NAP
17.18	Property				242 East 75th Street	NAP			NAP
17.19	Property				342 East 76th Street	NAP			NAP
18	Loan	74, 75, 76	CREFI	Citi Real Estate Funding Inc.	Marriott Morgantown Waterfront	NAP			NAP
19	Loan	77	JPMCB	JPMorgan Chase Bank, National Association	Crystal Falls	Jon’Ric International Salon and Wellness Spa	2,981	11/1/2027	Firehouse animal Health Center	2,941
20	Loan	78, 79, 80, 81	CREFI	Citi Real Estate Funding Inc.	Oakbrook Terrace	Pump Management Services Co.	12,171	7/31/2022	Intel Americas, Inc.	11,950
21	Loan	82	GACC	Deutsche Bank AG, New York Branch	Winsor Ranch Shopping Center	Wavemax	3,168	5/31/2029	T-Mobile	3,060
22	Loan		CREFI	Citi Real Estate Funding Inc.	Village of Martinsville	Marshall’s	24,100	10/31/2023	OfficeMax	23,523
23	Loan	8, 83, 84, 85, 86, 87, 88, 89	JPMCB	Société Générale Financial Corporation and JPMorgan Chase Bank, National Association	SWVP Portfolio
23.01	Property				InterContinental	NAP			NAP
23.02	Property				DoubleTree Sunrise	NAP			NAP
23.03	Property				DoubleTree Charlotte	NAP			NAP
23.04	Property				DoubleTree RTP	NAP			NAP
24	Loan	90, 91, 92	JPMCB	JPMorgan Chase Bank, National Association	Mercy Medical Office Building	NAP			NAP
25	Loan	93, 94	GACC	Deutsche Bank AG, New York Branch	Dollar General Portfolio II
25.01	Property				Iron Mountain	NAP			NAP
25.02	Property				Deerwood	NAP			NAP
25.03	Property				Rose City	NAP			NAP
25.04	Property				Roscommon	NAP			NAP
25.05	Property				Bigfork	NAP			NAP
25.06	Property				Brimfield	NAP			NAP
25.07	Property				Whittemore	NAP			NAP
25.08	Property				Frederic	NAP			NAP
25.09	Property				Lenox	NAP			NAP
25.10	Property				Paullina	NAP			NAP
25.11	Property				Adair	NAP			NAP
25.12	Property				Akron	NAP			NAP
25.13	Property				New Harmony	NAP			NAP
25.14	Property				Table Grove	NAP			NAP
25.15	Property				Griswold	NAP			NAP
25.16	Property				Neosho	NAP			NAP
25.17	Property				Sidney	NAP			NAP
26	Loan		CREFI	Citi Real Estate Funding Inc.	Michigan Self Storage Portfolio
26.01	Property				Compass Self Storage Jackson	NAP			NAP
26.02	Property				Compass Self Storage Flat Rock	NAP			NAP
26.03	Property				Storage Pros Lansing	NAP			NAP
27	Loan	95, 96, 97	GACC	Deutsche Bank AG, New York Branch	Calexico Industrial	NAP			NAP
28	Loan	98	JPMCB	JPMorgan Chase Bank, National Association	Shoppes at Cresthaven	Wellmax	13,540	2/28/2025	CitiTrends	13,040
29	Loan	99	JPMCB	JPMorgan Chase Bank, National Association	Hampton Inn Denver Airport	NAP			NAP
30	Loan	100, 101, 102	JPMCB	JPMorgan Chase Bank, National Association	Lakeside Plaza	Maxim Healthcare Services	7,165	4/30/2022	The Singing Machine Company	6,865
31	Loan	103, 104, 105	JPMCB	JPMorgan Chase Bank, National Association	Pegasus Landing	NAP			NAP
32	Loan	106	GACC	Deutsche Bank AG, New York Branch	Springhill Suites Chesapeake	NAP			NAP
33	Loan		GACC	Deutsche Bank AG, New York Branch	Jurupa Royale Apartments	NAP			NAP
34	Loan	8, 107, 108, 109, 110, 111, 112, 113	JPMCB	JPMorgan Chase Bank, National Association	Greenleaf at Howell	Five Star Climbzone USA LLC	24,170	9/16/2029	Sleepy’s	4,050
35	Loan	114	GACC	Deutsche Bank AG, New York Branch	Corporate Ridge I	Keller Williams	2,770	4/30/2021	NAP
36	Loan	115, 116	CREFI	Citi Real Estate Funding Inc.	Franklin Plaza	Aerotek	8,039	4/30/2022	BB&T Securities	6,836

Benchmark 2019-B12 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Fourth Largest Tenant	Fourth Largest Tenant Sq Ft	Fourth Largest Tenant Lease Expiration (6)	Fifth Largest Tenant	Fifth Largest Tenant Sq Ft
37	Loan	117	GACC	Deutsche Bank AG, New York Branch	New York Life Building	Blue Ocean Brain	7,054	5/31/2024	PrimeLending	5,336
38	Loan	118	GACC	Deutsche Bank AG, New York Branch	Hampton Inn Terre Haute	NAP			NAP
39	Loan		CREFI	Citi Real Estate Funding Inc.	Causeway Center	Faulkner Engineering Services	7,500	10/31/2020	Environ Ramboll	6,000
40	Loan	119, 120	GACC	Deutsche Bank AG, New York Branch	Targhee Place	NAP			NAP
41	Loan	121, 122, 123	GACC	Deutsche Bank AG, New York Branch	Houston Building	Texas Farm Bureau Mutual Ins	3,352	1/31/2020	City Bank	2,599
42	Loan	124, 125	CREFI	Citi Real Estate Funding Inc.	Irvington Plaza	Little Castle Childcare & Preschool III	4,246	1/31/2022	Sunny Daze Cafe	2,500
43	Loan	126, 127, 128, 129	GACC	Deutsche Bank AG, New York Branch	Oak Tree Place	Leukemia & Lymphoma Society	5,085	7/31/2023	OAESV	1,412
44	Loan	130	CREFI	Citi Real Estate Funding Inc.	CVS Plymouth, MN	NAP			NAP
45	Loan		CREFI	Citi Real Estate Funding Inc.	Creekside Terrace	Ole Frijole Mexican Restaurant	6,000	12/31/2019	Beef O’Brady’s	2,616
46	Loan	131	JPMCB	JPMorgan Chase Bank, National Association	Walgreens Stockton	NAP			NAP
47	Loan	132, 133, 134	JPMCB	JPMorgan Chase Bank, National Association	359 South La Brea	NAP			NAP

Benchmark 2019-B12 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Fifth Largest Tenant Lease Expiration (6)	Environmental Phase I Report Date	Environmental Phase II Y/N	Environmental Phase II Report Date	Engineering Report Date	Seismic Report Date	PML or SEL (%)	Earthquake Insurance Required Y/N	Upfront RE Tax Reserve ($)
1	Loan	8, 9, 10, 11	GACC	Deutsche Bank AG, New York Branch, Goldman Sachs Bank USA and Wells Fargo Bank, National Association	30 Hudson Yards		5/30/2019	No	NAP	6/3/2019	NAP	NAP	No	0
2	Loan	8, 12, 13	GACC	Deutsche Bank AG, New York Branch	Woodlands Mall	1/31/2022	5/3/2019	No	NAP	4/28/2019	NAP	NAP	No	0
3	Loan	8, 14, 15, 16, 17, 18, 19, 20	CREFI	Citi Real Estate Funding Inc.	The Zappettini Portfolio								No	347,991
3.01	Property				1350 West Middlefield		5/20/2019	No	NAP	5/20/2019	6/24/2019	16%	No
3.02	Property				1212 Terra Bella		5/20/2019	No	NAP	5/20/2019	6/24/2019	16%	No
3.03	Property				850 - 900 North Shoreline		5/20/2019	No	NAP	5/20/2019	6/24/2019	18%	No
3.04	Property				1277 Terra Bella		5/20/2019	No	NAP	5/20/2019	6/24/2019	13%	No
3.05	Property				1215 Terra Bella		5/20/2019	No	NAP	5/20/2019	6/24/2019	18%	No
3.06	Property				1340 West Middlefield		5/20/2019	No	NAP	5/20/2019	6/24/2019	16%	No
3.07	Property				1255 Terra Bella		5/20/2019	No	NAP	5/20/2019	6/24/2019	16%	No
3.08	Property				1305 Terra Bella		5/20/2019	No	NAP	5/20/2019	6/24/2019	13%	No
3.09	Property				1330 West Middlefield		5/20/2019	No	NAP	5/20/2019	6/24/2019	16%	No
3.10	Property				1245 Terra Bella		5/20/2019	No	NAP	5/20/2019	6/24/2019	17%	No
4	Loan	21	GACC	Deutsche Bank AG, New York Branch	Montalvo Square	11/30/2024	5/14/2019	No	NAP	5/10/2019	5/10/2019	9%	No	214,109
5	Loan	22, 23, 24, 25, 26, 27, 28, 29	JPMCB	JPMorgan Chase Bank, National Association	Chemours HQ		5/14/2019	No	NAP	5/14/2019	NAP	NAP	No	0
6	Loan	8, 30, 31, 32, 33, 34	JPMCB	JPMorgan Chase Bank, National Association	Osborn Triangle								No	0
6.01	Property				610 Main Street North	7/31/2027	4/10/2019	No	NAP	4/10/2019	NAP	NAP	No
6.02	Property				1 Portland Street		4/10/2019	No	NAP	4/10/2019	NAP	NAP	No
6.03	Property				700 Main Street		4/10/2019	No	NAP	4/10/2019	NAP	NAP	No
7	Loan	8, 35, 36, 37	JPMCB	Natixis Real Estate Capital LLC	10000 Santa Monica Boulevard		3/27/2019	No	NAP	3/26/2019	3/26/2019	9%	No	890,641
8	Loan	8, 38, 39, 40, 41, 42, 43, 44, 45	JPMCB	JPMorgan Chase Bank, National Association	3 Columbus Circle	12/31/2032	1/22/2019	No	NAP	1/22/2019	NAP	NAP	No	0
9	Loan	8, 46, 47, 48	CREFI	Citi Real Estate Funding Inc.	250 Livingston		11/9/2018	No	NAP	11/8/2018	NAP	NAP	No	148,101
10	Loan	8, 49, 50, 51	JPMCB	Morgan Stanley Bank, N.A., Wells Fargo Bank, N.A., JPMorgan Chase Bank, National Association and Goldman Sachs Bank USA	Grand Canal Shoppes	12/31/2029	5/15/2019	No	NAP	3/18/2019	NAP	NAP	No	0
11	Loan	8, 52, 53	GACC	Deutsche Bank AG, New York Branch and UBS AG, by and through its branch office at 1285 Avenue of the Americas, New York, New York	CIRE Equity Retail & Industrial Portfolio								No	323,078
11.01	Property				Wood Village Town Center	1/31/2020	4/12/2019	No	NAP	4/12/2019	4/12/2019	7%	No
11.02	Property				Pecan Promenade	6/30/2026	4/12/2019	No	NAP	4/12/2019	NAP	NAP	No
11.03	Property				Valley Plaza	8/31/2021	4/12/2019	No	NAP	4/12/2019	NAP	NAP	No
11.04	Property				Pear Tree	1/31/2021	4/12/2019	No	NAP	4/12/2019	4/12/2019	17%	No
11.05	Property				Glendale Market Square	4/30/2024	4/12/2019	No	NAP	4/12/2019	NAP	NAP	No
11.06	Property				Central Park Shopping Center	5/31/2021	4/12/2019	No	NAP	4/12/2019	NAP	NAP	No
11.07	Property				Val Vista Towne Center	11/30/2019	4/12/2019	No	NAP	4/12/2019	NAP	NAP	No
11.08	Property				2641 Hall Ave - Riverside, CA		4/12/2019	No	NAP	4/12/2019	4/12/2019	18%	No
11.09	Property				606 W Troy - Indianapolis, IN		4/12/2019	No	NAP	4/12/2019	NAP	NAP	No
11.10	Property				Homeland - Bartow, FL		4/12/2019	No	NAP	4/12/2019	NAP	NAP	No
11.11	Property				2621 Hall Ave - Riverside, CA		4/12/2019	No	NAP	4/12/2019	4/12/2019	11%	No
12	Loan	8, 54, 55	GACC	Deutsche Bank AG, New York Branch	Waterfront Plaza	6/30/2020	4/5/2019	No	NAP	3/27/2019	NAP	NAP	No	741,075
13	Loan		CREFI	Citi Real Estate Funding Inc.	Compass Self Storage Florida Portfolio								No	309,586
13.01	Property				University Parkway Sarasota Self Storage		4/17/2019	No	NAP	4/17/2019	NAP	NAP	No
13.02	Property				Meadow Woods Orlando Self Storage		4/18/2019	No	NAP	4/17/2019	NAP	NAP	No
13.03	Property				Cortez Bradenton Self Storage		4/18/2019	No	NAP	4/17/2019	NAP	NAP	No
13.04	Property				Cheval Lutz Self Storage		4/18/2019	No	NAP	4/17/2019	NAP	NAP	No
13.05	Property				Waterford Lakes Orlando Self Storage		4/17/2019	No	NAP	4/17/2019	NAP	NAP	No
13.06	Property				Lockwood Sarasota Self Storage		4/17/2019	No	NAP	4/17/2019	NAP	NAP	No
14	Loan	8, 56, 57	GACC	Deutsche Bank AG, New York Branch	2 MacArthur		1/28/2019	No	NAP	1/28/2019	1/28/2019	10%	No	0
15	Loan	8, 58, 59, 60, 61	CREFI	Citi Real Estate Funding Inc.	The Centre		6/13/2019	No	NAP	4/17/2019	NAP	NAP	No	281,065
16	Loan	8, 62, 63, 64, 65, 66, 67, 68, 69, 70	JPMCB	JPMorgan Chase Bank, National Association	Vie Portfolio								No	652,075
16.01	Property				University Downs		12/4/2018	No	NAP	12/4/2018	NAP	NAP	No
16.02	Property				Ella Lofts		12/3/2018	No	NAP	11/26/2018	NAP	NAP	No
16.03	Property				University View		12/3/2018	No	NAP	12/3/2018	NAP	NAP	No
16.04	Property				Colonie		12/4/2018	No	NAP	12/1/2018	NAP	NAP	No
16.05	Property				Hillcrest Oakwood		Various	No	NAP	Various	NAP	NAP	No
16.06	Property				Southgate		11/30/2018	No	NAP	11/30/2018	NAP	NAP	No

Benchmark 2019-B12 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Fifth Largest Tenant Lease Expiration (6)	Environmental Phase I Report Date	Environmental Phase II Y/N	Environmental Phase II Report Date	Engineering Report Date	Seismic Report Date	PML or SEL (%)	Earthquake Insurance Required Y/N	Upfront RE Tax Reserve ($)
17	Loan	8, 71, 72, 73	JPMCB	JPMorgan Chase Bank, National Association	ICON Upper East Side Portfolio								No	1,102,623
17.01	Property				244 East 78th Street		10/18/2018	No	NAP	10/18/2018	NAP	NAP	No
17.02	Property				332 East 71st Street		10/19/2018	No	NAP	10/18/2018	NAP	NAP	No
17.03	Property				323 East 78th Street		10/18/2018	No	NAP	10/18/2018	NAP	NAP	No
17.04	Property				513 East 82nd Street		10/18/2018	No	NAP	10/18/2018	NAP	NAP	No
17.05	Property				502 East 73rd Street		10/19/2018	No	NAP	10/18/2018	NAP	NAP	No
17.06	Property				1556 Second Avenue		10/19/2018	No	NAP	10/18/2018	NAP	NAP	No
17.07	Property				344 East 55th Street		10/18/2018	No	NAP	10/18/2018	NAP	NAP	No
17.08	Property				228 East 84th Street		10/19/2018	No	NAP	10/18/2018	NAP	NAP	No
17.09	Property				419 East 82nd Street		10/18/2018	No	NAP	10/18/2018	NAP	NAP	No
17.10	Property				340 East 81st Street		10/18/2018	No	NAP	10/18/2018	NAP	NAP	No
17.11	Property				338 East 55th Street		10/18/2018	No	NAP	10/18/2018	NAP	NAP	No
17.12	Property				409 East 81st Street		10/22/2018	No	NAP	10/18/2018	NAP	NAP	No
17.13	Property				322 East 74th Street		10/18/2018	No	NAP	10/18/2018	NAP	NAP	No
17.14	Property				443 East 78th Street		10/18/2018	No	NAP	10/18/2018	NAP	NAP	No
17.15	Property				340 East 55th Street		10/18/2018	No	NAP	10/18/2018	NAP	NAP	No
17.16	Property				407 East 81st Street		10/18/2018	No	NAP	10/18/2018	NAP	NAP	No
17.17	Property				340 East 61st Street		10/18/2018	No	NAP	10/18/2018	NAP	NAP	No
17.18	Property				242 East 75th Street		10/19/2018	No	NAP	10/18/2018	NAP	NAP	No
17.19	Property				342 East 76th Street		10/19/2018	No	NAP	10/18/2018	NAP	NAP	No
18	Loan	74, 75, 76	CREFI	Citi Real Estate Funding Inc.	Marriott Morgantown Waterfront		3/25/2019	No	NAP	3/25/2019	NAP	NAP	No	197,884
19	Loan	77	JPMCB	JPMorgan Chase Bank, National Association	Crystal Falls	3/1/2027	5/21/2019	No	NAP	6/3/2019	NAP	NAP	No	270,023
20	Loan	78, 79, 80, 81	CREFI	Citi Real Estate Funding Inc.	Oakbrook Terrace	3/31/2021	5/31/2019	No	NAP	5/29/2019	NAP	NAP	No	258,538
21	Loan	82	GACC	Deutsche Bank AG, New York Branch	Winsor Ranch Shopping Center	11/30/2020	3/26/2019	No	NAP	3/27/2019	NAP	NAP	No	15,620
22	Loan		CREFI	Citi Real Estate Funding Inc.	Village of Martinsville	9/30/2020	5/16/2019	No	NAP	5/16/2019	NAP	NAP	No	38,896
23	Loan	8, 83, 84, 85, 86, 87, 88, 89	JPMCB	Société Générale Financial Corporation and JPMorgan Chase Bank, National Association	SWVP Portfolio								No	822,222
23.01	Property				InterContinental		2/1/2019	No	NAP	2/1/2019	NAP	NAP	No
23.02	Property				DoubleTree Sunrise		2/1/2019	No	NAP	2/1/2019	NAP	NAP	No
23.03	Property				DoubleTree Charlotte		2/1/2019	No	NAP	2/1/2019	NAP	NAP	No
23.04	Property				DoubleTree RTP		2/1/2019	No	NAP	2/1/2019	NAP	NAP	No
24	Loan	90, 91, 92	JPMCB	JPMorgan Chase Bank, National Association	Mercy Medical Office Building		4/11/2019	No	NAP	4/11/2019	NAP	NAP	No	68,188
25	Loan	93, 94	GACC	Deutsche Bank AG, New York Branch	Dollar General Portfolio II								No	39,964
25.01	Property				Iron Mountain		5/3/2019	No	NAP	5/3/2019	NAP	NAP	No
25.02	Property				Deerwood		5/3/2019	No	NAP	5/7/2019	NAP	NAP	No
25.03	Property				Rose City		5/7/2019	No	NAP	5/3/2019	NAP	NAP	No
25.04	Property				Roscommon		5/7/2019	No	NAP	5/7/2019	NAP	NAP	No
25.05	Property				Bigfork		5/3/2019	No	NAP	5/3/2019	NAP	NAP	No
25.06	Property				Brimfield		5/7/2019	No	NAP	5/6/2019	NAP	NAP	No
25.07	Property				Whittemore		5/3/2019	No	NAP	5/3/2019	NAP	NAP	No
25.08	Property				Frederic		5/7/2019	No	NAP	5/3/2019	NAP	NAP	No
25.09	Property				Lenox		5/3/2019	No	NAP	5/3/2019	NAP	NAP	No
25.10	Property				Paullina		5/3/2019	No	NAP	5/3/2019	NAP	NAP	No
25.11	Property				Adair		5/3/2019	No	NAP	5/3/2019	NAP	NAP	No
25.12	Property				Akron		5/3/2019	No	NAP	5/6/2019	NAP	NAP	No
25.13	Property				New Harmony		4/2/2018	No	NAP	5/8/2019	NAP	NAP	No
25.14	Property				Table Grove		5/20/2019	No	NAP	5/10/2019	NAP	NAP	No
25.15	Property				Griswold		5/3/2019	No	NAP	5/3/2019	NAP	NAP	No
25.16	Property				Neosho		5/2/2019	No	NAP	5/3/2019	NAP	NAP	No
25.17	Property				Sidney		5/3/2019	No	NAP	5/3/2019	NAP	NAP	No
26	Loan		CREFI	Citi Real Estate Funding Inc.	Michigan Self Storage Portfolio								No	23,260
26.01	Property				Compass Self Storage Jackson		5/6/2019	No	NAP	5/3/2019	NAP	NAP	No
26.02	Property				Compass Self Storage Flat Rock		5/6/2019	No	NAP	5/3/2019	NAP	NAP	No
26.03	Property				Storage Pros Lansing		4/30/2019	No	NAP	4/30/2019	NAP	NAP	No
27	Loan	95, 96, 97	GACC	Deutsche Bank AG, New York Branch	Calexico Industrial		4/23/2019	No	NAP	4/30/2019	4/23/2019	9%	No	59,799
28	Loan	98	JPMCB	JPMorgan Chase Bank, National Association	Shoppes at Cresthaven	1/31/2025	4/8/2019	No	NAP	4/8/2019	NAP	NAP	No	299,142
29	Loan	99	JPMCB	JPMorgan Chase Bank, National Association	Hampton Inn Denver Airport		5/24/2019	No	NAP	5/24/2019	NAP	NAP	No	100,610
30	Loan	100, 101, 102	JPMCB	JPMorgan Chase Bank, National Association	Lakeside Plaza	3/31/2024	5/22/2019	No	NAP	5/22/2019	NAP	NAP	No	200,000
31	Loan	103, 104, 105	JPMCB	JPMorgan Chase Bank, National Association	Pegasus Landing		4/18/2019	No	NAP	4/18/2019	NAP	NAP	No	34,913
32	Loan	106	GACC	Deutsche Bank AG, New York Branch	Springhill Suites Chesapeake		4/29/2019	No	NAP	4/26/2019	NAP	NAP	No	0
33	Loan		GACC	Deutsche Bank AG, New York Branch	Jurupa Royale Apartments		4/4/2019	No	NAP	4/4/2019	4/3/2019	15%	No	0
34	Loan	8, 107, 108, 109, 110, 111, 112, 113	JPMCB	JPMorgan Chase Bank, National Association	Greenleaf at Howell	11/30/2026	2/20/2019	No	NAP	2/19/2019	NAP	NAP	No	191,462
35	Loan	114	GACC	Deutsche Bank AG, New York Branch	Corporate Ridge I		4/15/2019	No	NAP	4/15/2019	NAP	NAP	No	62,535
36	Loan	115, 116	CREFI	Citi Real Estate Funding Inc.	Franklin Plaza	8/31/2020	5/13/2019	No	NAP	5/13/2019	NAP	NAP	No	71,421

Benchmark 2019-B12 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Fifth Largest Tenant Lease Expiration (6)	Environmental Phase I Report Date	Environmental Phase II Y/N	Environmental Phase II Report Date	Engineering Report Date	Seismic Report Date	PML or SEL (%)	Earthquake Insurance Required Y/N	Upfront RE Tax Reserve ($)
37	Loan	117	GACC	Deutsche Bank AG, New York Branch	New York Life Building	12/31/2019	3/6/2019	No	NAP	3/6/2019	NAP	NAP	No	5,084
38	Loan	118	GACC	Deutsche Bank AG, New York Branch	Hampton Inn Terre Haute		4/11/2019	No	NAP	4/11/2019	NAP	NAP	No	27,310
39	Loan		CREFI	Citi Real Estate Funding Inc.	Causeway Center	3/31/2022	5/15/2019	No	NAP	5/13/2019	NAP	NAP	No	89,965
40	Loan	119, 120	GACC	Deutsche Bank AG, New York Branch	Targhee Place		12/12/2018	No	NAP	12/12/2018	2/20/2019	6%	No	10,726
41	Loan	121, 122, 123	GACC	Deutsche Bank AG, New York Branch	Houston Building	4/30/2021	3/14/2019	No	NAP	3/14/2019	NAP	NAP	No	0
42	Loan	124, 125	CREFI	Citi Real Estate Funding Inc.	Irvington Plaza	6/30/2023	4/3/2019	No	NAP	4/3/2019	NAP	NAP	No	27,191
43	Loan	126, 127, 128, 129	GACC	Deutsche Bank AG, New York Branch	Oak Tree Place	3/31/2023	2/27/2019	No	NAP	3/26/2019	NAP	NAP	No	0
44	Loan	130	CREFI	Citi Real Estate Funding Inc.	CVS Plymouth, MN		6/19/2019	No	NAP	6/4/2019	NAP	NAP	No	0
45	Loan		CREFI	Citi Real Estate Funding Inc.	Creekside Terrace	10/31/2025	10/5/2018	No	NAP	10/4/2018	NAP	NAP	No	35,744
46	Loan	131	JPMCB	JPMorgan Chase Bank, National Association	Walgreens Stockton		4/17/2019	No	NAP	4/17/2019	4/17/2019	7%	No	0
47	Loan	132, 133, 134	JPMCB	JPMorgan Chase Bank, National Association	359 South La Brea		6/4/2019	No	NAP	6/5/2019	6/3/2019	5%	No	0

Benchmark 2019-B12 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Ongoing RE Tax Reserve ($)	Upfront Insurance Reserve ($)	Ongoing Insurance Reserve ($)	Upfront Replacement Reserve ($)	Ongoing Replacement Reserve ($)	Replacement Reserve Caps ($)	Upfront TI/LC Reserve ($)
1	Loan	8, 9, 10, 11	GACC	Deutsche Bank AG, New York Branch, Goldman Sachs Bank USA and Wells Fargo Bank, National Association	30 Hudson Yards	0	0	0	0	0	0	0
2	Loan	8, 12, 13	GACC	Deutsche Bank AG, New York Branch	Woodlands Mall	0	0	0	0	0	377,291	0
3	Loan	8, 14, 15, 16, 17, 18, 19, 20	CREFI	Citi Real Estate Funding Inc.	The Zappettini Portfolio	57,999	34,225	5,704	150,000	0	150,000	1,667,365
3.01	Property				1350 West Middlefield
3.02	Property				1212 Terra Bella
3.03	Property				850 - 900 North Shoreline
3.04	Property				1277 Terra Bella
3.05	Property				1215 Terra Bella
3.06	Property				1340 West Middlefield
3.07	Property				1255 Terra Bella
3.08	Property				1305 Terra Bella
3.09	Property				1330 West Middlefield
3.10	Property				1245 Terra Bella
4	Loan	21	GACC	Deutsche Bank AG, New York Branch	Montalvo Square	53,527	0	0	0	3,637	0	0
5	Loan	22, 23, 24, 25, 26, 27, 28, 29	JPMCB	JPMorgan Chase Bank, National Association	Chemours HQ	30,942	12,190	2,743	1,000,000	2,359	56,614	0
6	Loan	8, 30, 31, 32, 33, 34	JPMCB	JPMorgan Chase Bank, National Association	Osborn Triangle	0	0	0	0	0	0	0
6.01	Property				610 Main Street North
6.02	Property				1 Portland Street
6.03	Property				700 Main Street
7	Loan	8, 35, 36, 37	JPMCB	Natixis Real Estate Capital LLC	10000 Santa Monica Boulevard	222,660	0	0	0	6,814	250,000	0
8	Loan	8, 38, 39, 40, 41, 42, 43, 44, 45	JPMCB	JPMorgan Chase Bank, National Association	3 Columbus Circle	0	0	0	0	0	1,000,000	0
9	Loan	8, 46, 47, 48	CREFI	Citi Real Estate Funding Inc.	250 Livingston	148,101	0	0	0	0	0	0
10	Loan	8, 49, 50, 51	JPMCB	Morgan Stanley Bank, N.A., Wells Fargo Bank, N.A., JPMorgan Chase Bank, National Association and Goldman Sachs Bank USA	Grand Canal Shoppes	0	0	0	0	0	386,928	0
11	Loan	8, 52, 53	GACC	Deutsche Bank AG, New York Branch and UBS AG, by and through its branch office at 1285 Avenue of the Americas, New York, New York	CIRE Equity Retail & Industrial Portfolio	161,539	0	0	301,104	20,994	0	589,027
11.01	Property				Wood Village Town Center
11.02	Property				Pecan Promenade
11.03	Property				Valley Plaza
11.04	Property				Pear Tree
11.05	Property				Glendale Market Square
11.06	Property				Central Park Shopping Center
11.07	Property				Val Vista Towne Center
11.08	Property				2641 Hall Ave - Riverside, CA
11.09	Property				606 W Troy - Indianapolis, IN
11.10	Property				Homeland - Bartow, FL
11.11	Property				2621 Hall Ave - Riverside, CA
12	Loan	8, 54, 55	GACC	Deutsche Bank AG, New York Branch	Waterfront Plaza	148,215	0	0	2,300,000	5,433	0	4,598,167
13	Loan		CREFI	Citi Real Estate Funding Inc.	Compass Self Storage Florida Portfolio	38,698	0	0	0	3,157	0	0
13.01	Property				University Parkway Sarasota Self Storage
13.02	Property				Meadow Woods Orlando Self Storage
13.03	Property				Cortez Bradenton Self Storage
13.04	Property				Cheval Lutz Self Storage
13.05	Property				Waterford Lakes Orlando Self Storage
13.06	Property				Lockwood Sarasota Self Storage
14	Loan	8, 56, 57	GACC	Deutsche Bank AG, New York Branch	2 MacArthur	0	0	0	0	0	0	528,032
15	Loan	8, 58, 59, 60, 61	CREFI	Citi Real Estate Funding Inc.	The Centre	93,688	0	0	0	6,542	0	0
16	Loan	8, 62, 63, 64, 65, 66, 67, 68, 69, 70	JPMCB	JPMorgan Chase Bank, National Association	Vie Portfolio	133,333	0	0	25,738	25,738	0	0
16.01	Property				University Downs
16.02	Property				Ella Lofts
16.03	Property				University View
16.04	Property				Colonie
16.05	Property				Hillcrest Oakwood
16.06	Property				Southgate

Benchmark 2019-B12 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Ongoing RE Tax Reserve ($)	Upfront Insurance Reserve ($)	Ongoing Insurance Reserve ($)	Upfront Replacement Reserve ($)	Ongoing Replacement Reserve ($)	Replacement Reserve Caps ($)	Upfront TI/LC Reserve ($)
17	Loan	8, 71, 72, 73	JPMCB	JPMorgan Chase Bank, National Association	ICON Upper East Side Portfolio	220,525	0	0	7,268	7,268	261,651	398
17.01	Property				244 East 78th Street
17.02	Property				332 East 71st Street
17.03	Property				323 East 78th Street
17.04	Property				513 East 82nd Street
17.05	Property				502 East 73rd Street
17.06	Property				1556 Second Avenue
17.07	Property				344 East 55th Street
17.08	Property				228 East 84th Street
17.09	Property				419 East 82nd Street
17.10	Property				340 East 81st Street
17.11	Property				338 East 55th Street
17.12	Property				409 East 81st Street
17.13	Property				322 East 74th Street
17.14	Property				443 East 78th Street
17.15	Property				340 East 55th Street
17.16	Property				407 East 81st Street
17.17	Property				340 East 61st Street
17.18	Property				242 East 75th Street
17.19	Property				342 East 76th Street
18	Loan	74, 75, 76	CREFI	Citi Real Estate Funding Inc.	Marriott Morgantown Waterfront	32,981	0	0	0	63,651	0	0
19	Loan	77	JPMCB	JPMorgan Chase Bank, National Association	Crystal Falls	45,004	0	0	1,185	1,185	0	7,902
20	Loan	78, 79, 80, 81	CREFI	Citi Real Estate Funding Inc.	Oakbrook Terrace	43,090	38,104	2,931	0	6,768	0	1,600,000
21	Loan	82	GACC	Deutsche Bank AG, New York Branch	Winsor Ranch Shopping Center	15,620	0	0	0	2,786	175,000	200,000
22	Loan		CREFI	Citi Real Estate Funding Inc.	Village of Martinsville	12,965	35,393	4,424	82,331	3,724	0	150,000
23	Loan	8, 83, 84, 85, 86, 87, 88, 89	JPMCB	Société Générale Financial Corporation and JPMorgan Chase Bank, National Association	SWVP Portfolio	205,555	990,844	82,570	0	5% of Gross Revenues	0	0
23.01	Property				InterContinental
23.02	Property				DoubleTree Sunrise
23.03	Property				DoubleTree Charlotte
23.04	Property				DoubleTree RTP
24	Loan	90, 91, 92	JPMCB	JPMorgan Chase Bank, National Association	Mercy Medical Office Building	34,094	1,010	1,010	0	0	0	0
25	Loan	93, 94	GACC	Deutsche Bank AG, New York Branch	Dollar General Portfolio II	13,479	0	0	0	620	14,879	0
25.01	Property				Iron Mountain
25.02	Property				Deerwood
25.03	Property				Rose City
25.04	Property				Roscommon
25.05	Property				Bigfork
25.06	Property				Brimfield
25.07	Property				Whittemore
25.08	Property				Frederic
25.09	Property				Lenox
25.10	Property				Paullina
25.11	Property				Adair
25.12	Property				Akron
25.13	Property				New Harmony
25.14	Property				Table Grove
25.15	Property				Griswold
25.16	Property				Neosho
25.17	Property				Sidney
26	Loan		CREFI	Citi Real Estate Funding Inc.	Michigan Self Storage Portfolio	11,630	23,774	1,829	110,500	1,531	0	0
26.01	Property				Compass Self Storage Jackson
26.02	Property				Compass Self Storage Flat Rock
26.03	Property				Storage Pros Lansing
27	Loan	95, 96, 97	GACC	Deutsche Bank AG, New York Branch	Calexico Industrial	19,933	0	0	0	5,583	201,000	0
28	Loan	98	JPMCB	JPMorgan Chase Bank, National Association	Shoppes at Cresthaven	33,238	0	0	2,873	2,873	172,380	600,000
29	Loan	99	JPMCB	JPMorgan Chase Bank, National Association	Hampton Inn Denver Airport	33,535	9,895	2,629	0	2% of gross income from operations for the calendar month two months prior	0	0
30	Loan	100, 101, 102	JPMCB	JPMorgan Chase Bank, National Association	Lakeside Plaza	25,000	0	0	1,974	1,974	71,057	400,000
31	Loan	103, 104, 105	JPMCB	JPMorgan Chase Bank, National Association	Pegasus Landing	17,456	0	0	3,958	3,960	0	0
32	Loan	106	GACC	Deutsche Bank AG, New York Branch	Springhill Suites Chesapeake	10,520	0	0	13,419	4% of Gross Revenues	0	0
33	Loan		GACC	Deutsche Bank AG, New York Branch	Jurupa Royale Apartments	7,925	0	6,825	0	2,427	0	0
34	Loan	8, 107, 108, 109, 110, 111, 112, 113	JPMCB	JPMorgan Chase Bank, National Association	Greenleaf at Howell	47,866	675	675	2,838	2,838	0	17,028
35	Loan	114	GACC	Deutsche Bank AG, New York Branch	Corporate Ridge I	31,268	1,474	1,474	0	1,468	0	100,000
36	Loan	115, 116	CREFI	Citi Real Estate Funding Inc.	Franklin Plaza	14,284	0	0	0	3,298	0	0

Benchmark 2019-B12 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Ongoing RE Tax Reserve ($)	Upfront Insurance Reserve ($)	Ongoing Insurance Reserve ($)	Upfront Replacement Reserve ($)	Ongoing Replacement Reserve ($)	Replacement Reserve Caps ($)	Upfront TI/LC Reserve ($)
37	Loan	117	GACC	Deutsche Bank AG, New York Branch	New York Life Building	5,084	828	828	0	1,645	39,486	200,000
38	Loan	118	GACC	Deutsche Bank AG, New York Branch	Hampton Inn Terre Haute	13,655	0	0	0	4% of Gross Revenues	0	0
39	Loan		CREFI	Citi Real Estate Funding Inc.	Causeway Center	9,996	13,745	2,749	0	1,303	0	0
40	Loan	119, 120	GACC	Deutsche Bank AG, New York Branch	Targhee Place	5,363	0	0	0	1,937	69,732	0
41	Loan	121, 122, 123	GACC	Deutsche Bank AG, New York Branch	Houston Building	12,857	0	0	0	689	16,527	0
42	Loan	124, 125	CREFI	Citi Real Estate Funding Inc.	Irvington Plaza	6,798	0	0	0	681	0	207,500
43	Loan	126, 127, 128, 129	GACC	Deutsche Bank AG, New York Branch	Oak Tree Place	5,142	0	0	0	3,061	73,462	200,000
44	Loan	130	CREFI	Citi Real Estate Funding Inc.	CVS Plymouth, MN	0	497	0	0	0	0	0
45	Loan		CREFI	Citi Real Estate Funding Inc.	Creekside Terrace	3,972	6,126	1,225	0	807	0	0
46	Loan	131	JPMCB	JPMorgan Chase Bank, National Association	Walgreens Stockton	0	241	133	0	0	0	0
47	Loan	132, 133, 134	JPMCB	JPMorgan Chase Bank, National Association	359 South La Brea	0	0	0	0	0	0	0

Benchmark 2019-B12 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Ongoing TI/LC Reserve ($)	TI/LC Caps ($)	Upfront Debt Service Reserve ($)	Ongoing Debt Service Reserve ($)	Upfront Deferred Maintenance Reserve ($)	Ongoing Deferred Maintenance Reserve ($)	Upfront Environmental Reserve ($)
1	Loan	8, 9, 10, 11	GACC	Deutsche Bank AG, New York Branch, Goldman Sachs Bank USA and Wells Fargo Bank, National Association	30 Hudson Yards	0	0	0	0	0	0	0
2	Loan	8, 12, 13	GACC	Deutsche Bank AG, New York Branch	Woodlands Mall	0	3,018,324	0	0	0	0	0
3	Loan	8, 14, 15, 16, 17, 18, 19, 20	CREFI	Citi Real Estate Funding Inc.	The Zappettini Portfolio	0	0	0	0	0	0	0
3.01	Property				1350 West Middlefield
3.02	Property				1212 Terra Bella
3.03	Property				850 - 900 North Shoreline
3.04	Property				1277 Terra Bella
3.05	Property				1215 Terra Bella
3.06	Property				1340 West Middlefield
3.07	Property				1255 Terra Bella
3.08	Property				1305 Terra Bella
3.09	Property				1330 West Middlefield
3.10	Property				1245 Terra Bella
4	Loan	21	GACC	Deutsche Bank AG, New York Branch	Montalvo Square	9,093	654,702	0	0	0	0	0
5	Loan	22, 23, 24, 25, 26, 27, 28, 29	JPMCB	JPMorgan Chase Bank, National Association	Chemours HQ	0	0	0	0	0	0	0
6	Loan	8, 30, 31, 32, 33, 34	JPMCB	JPMorgan Chase Bank, National Association	Osborn Triangle	0	0	0	0	0	0	0
6.01	Property				610 Main Street North
6.02	Property				1 Portland Street
6.03	Property				700 Main Street
7	Loan	8, 35, 36, 37	JPMCB	Natixis Real Estate Capital LLC	10000 Santa Monica Boulevard	0	0	0	0	0	0	0
8	Loan	8, 38, 39, 40, 41, 42, 43, 44, 45	JPMCB	JPMorgan Chase Bank, National Association	3 Columbus Circle	0	5,000,000	0	0	0	0	0
9	Loan	8, 46, 47, 48	CREFI	Citi Real Estate Funding Inc.	250 Livingston	0	0	0	0	0	0	0
10	Loan	8, 49, 50, 51	JPMCB	Morgan Stanley Bank, N.A., Wells Fargo Bank, N.A., JPMorgan Chase Bank, National Association and Goldman Sachs Bank USA	Grand Canal Shoppes	0	2,321,544	0	0	0	0	0
11	Loan	8, 52, 53	GACC	Deutsche Bank AG, New York Branch and UBS AG, by and through its branch office at 1285 Avenue of the Americas, New York, New York	CIRE Equity Retail & Industrial Portfolio	93,310	0	0	0	171,330	0	0
11.01	Property				Wood Village Town Center
11.02	Property				Pecan Promenade
11.03	Property				Valley Plaza
11.04	Property				Pear Tree
11.05	Property				Glendale Market Square
11.06	Property				Central Park Shopping Center
11.07	Property				Val Vista Towne Center
11.08	Property				2641 Hall Ave - Riverside, CA
11.09	Property				606 W Troy - Indianapolis, IN
11.10	Property				Homeland - Bartow, FL
11.11	Property				2621 Hall Ave - Riverside, CA
12	Loan	8, 54, 55	GACC	Deutsche Bank AG, New York Branch	Waterfront Plaza	79,238	2,445,057	0	0	0	0	0
13	Loan		CREFI	Citi Real Estate Funding Inc.	Compass Self Storage Florida Portfolio	0	0	0	0	0	0	0
13.01	Property				University Parkway Sarasota Self Storage
13.02	Property				Meadow Woods Orlando Self Storage
13.03	Property				Cortez Bradenton Self Storage
13.04	Property				Cheval Lutz Self Storage
13.05	Property				Waterford Lakes Orlando Self Storage
13.06	Property				Lockwood Sarasota Self Storage
14	Loan	8, 56, 57	GACC	Deutsche Bank AG, New York Branch	2 MacArthur	0	0	0	0	0	0	0
15	Loan	8, 58, 59, 60, 61	CREFI	Citi Real Estate Funding Inc.	The Centre	0	0	0	0	0	0	0
16	Loan	8, 62, 63, 64, 65, 66, 67, 68, 69, 70	JPMCB	JPMorgan Chase Bank, National Association	Vie Portfolio	0	0	0	0	726,149	0	0
16.01	Property				University Downs
16.02	Property				Ella Lofts
16.03	Property				University View
16.04	Property				Colonie
16.05	Property				Hillcrest Oakwood
16.06	Property				Southgate

Benchmark 2019-B12 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Ongoing TI/LC Reserve ($)	TI/LC Caps ($)	Upfront Debt Service Reserve ($)	Ongoing Debt Service Reserve ($)	Upfront Deferred Maintenance Reserve ($)	Ongoing Deferred Maintenance Reserve ($)	Upfront Environmental Reserve ($)
17	Loan	8, 71, 72, 73	JPMCB	JPMorgan Chase Bank, National Association	ICON Upper East Side Portfolio	398	9,560	0	0	0	0	0
17.01	Property				244 East 78th Street
17.02	Property				332 East 71st Street
17.03	Property				323 East 78th Street
17.04	Property				513 East 82nd Street
17.05	Property				502 East 73rd Street
17.06	Property				1556 Second Avenue
17.07	Property				344 East 55th Street
17.08	Property				228 East 84th Street
17.09	Property				419 East 82nd Street
17.10	Property				340 East 81st Street
17.11	Property				338 East 55th Street
17.12	Property				409 East 81st Street
17.13	Property				322 East 74th Street
17.14	Property				443 East 78th Street
17.15	Property				340 East 55th Street
17.16	Property				407 East 81st Street
17.17	Property				340 East 61st Street
17.18	Property				242 East 75th Street
17.19	Property				342 East 76th Street
18	Loan	74, 75, 76	CREFI	Citi Real Estate Funding Inc.	Marriott Morgantown Waterfront	0	0	0	0	0	0	0
19	Loan	77	JPMCB	JPMorgan Chase Bank, National Association	Crystal Falls	7,902	379,300	0	0	0	0	0
20	Loan	78, 79, 80, 81	CREFI	Citi Real Estate Funding Inc.	Oakbrook Terrace	0	1,500,000	0	0	4,375	0	0
21	Loan	82	GACC	Deutsche Bank AG, New York Branch	Winsor Ranch Shopping Center	8,417	510,000	0	0	0	0	0
22	Loan		CREFI	Citi Real Estate Funding Inc.	Village of Martinsville	18,622	1,117,318	0	0	15,875	0	0
23	Loan	8, 83, 84, 85, 86, 87, 88, 89	JPMCB	Société Générale Financial Corporation and JPMorgan Chase Bank, National Association	SWVP Portfolio	0	0	0	0	97,938	0	0
23.01	Property				InterContinental
23.02	Property				DoubleTree Sunrise
23.03	Property				DoubleTree Charlotte
23.04	Property				DoubleTree RTP
24	Loan	90, 91, 92	JPMCB	JPMorgan Chase Bank, National Association	Mercy Medical Office Building	0	0	0	0	0	0	0
25	Loan	93, 94	GACC	Deutsche Bank AG, New York Branch	Dollar General Portfolio II	1,240	29,757	0	0	0	0	0
25.01	Property				Iron Mountain
25.02	Property				Deerwood
25.03	Property				Rose City
25.04	Property				Roscommon
25.05	Property				Bigfork
25.06	Property				Brimfield
25.07	Property				Whittemore
25.08	Property				Frederic
25.09	Property				Lenox
25.10	Property				Paullina
25.11	Property				Adair
25.12	Property				Akron
25.13	Property				New Harmony
25.14	Property				Table Grove
25.15	Property				Griswold
25.16	Property				Neosho
25.17	Property				Sidney
26	Loan		CREFI	Citi Real Estate Funding Inc.	Michigan Self Storage Portfolio	0	0	0	0	186,500	0	0
26.01	Property				Compass Self Storage Jackson
26.02	Property				Compass Self Storage Flat Rock
26.03	Property				Storage Pros Lansing
27	Loan	95, 96, 97	GACC	Deutsche Bank AG, New York Branch	Calexico Industrial	11,167	402,000	0	0	668,263	0	0
28	Loan	98	JPMCB	JPMorgan Chase Bank, National Association	Shoppes at Cresthaven	0	100,000	0	0	104,625	0	0
29	Loan	99	JPMCB	JPMorgan Chase Bank, National Association	Hampton Inn Denver Airport	0	0	0	0	39,625	0	0
30	Loan	100, 101, 102	JPMCB	JPMorgan Chase Bank, National Association	Lakeside Plaza	9,869	575,000	0	0	0	0	0
31	Loan	103, 104, 105	JPMCB	JPMorgan Chase Bank, National Association	Pegasus Landing	0	0	0	8,333	0	0	0
32	Loan	106	GACC	Deutsche Bank AG, New York Branch	Springhill Suites Chesapeake	0	0	0	0	0	0	0
33	Loan		GACC	Deutsche Bank AG, New York Branch	Jurupa Royale Apartments	0	0	0	0	45,794	0	0
34	Loan	8, 107, 108, 109, 110, 111, 112, 113	JPMCB	JPMorgan Chase Bank, National Association	Greenleaf at Howell	17,028	600,000	0	0	0	0	0
35	Loan	114	GACC	Deutsche Bank AG, New York Branch	Corporate Ridge I	20,833	1,000,000	0	0	41,438	0	0
36	Loan	115, 116	CREFI	Citi Real Estate Funding Inc.	Franklin Plaza	0	0	0	0	0	0	0

Benchmark 2019-B12 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Ongoing TI/LC Reserve ($)	TI/LC Caps ($)	Upfront Debt Service Reserve ($)	Ongoing Debt Service Reserve ($)	Upfront Deferred Maintenance Reserve ($)	Ongoing Deferred Maintenance Reserve ($)	Upfront Environmental Reserve ($)
37	Loan	117	GACC	Deutsche Bank AG, New York Branch	New York Life Building	7,917	400,000	0	0	7,750	0	0
38	Loan	118	GACC	Deutsche Bank AG, New York Branch	Hampton Inn Terre Haute	0	0	0	0	0	0	0
39	Loan		CREFI	Citi Real Estate Funding Inc.	Causeway Center	6,517	100,000	0	0	0	0	0
40	Loan	119, 120	GACC	Deutsche Bank AG, New York Branch	Targhee Place	0	0	0	0	0	0	0
41	Loan	121, 122, 123	GACC	Deutsche Bank AG, New York Branch	Houston Building	2,869	68,864	0	0	1,250	0	0
42	Loan	124, 125	CREFI	Citi Real Estate Funding Inc.	Irvington Plaza	3,904	150,000	0	0	0	0	0
43	Loan	126, 127, 128, 129	GACC	Deutsche Bank AG, New York Branch	Oak Tree Place	0	150,000	0	0	106,875	0	0
44	Loan	130	CREFI	Citi Real Estate Funding Inc.	CVS Plymouth, MN	0	0	0	0	0	0	0
45	Loan		CREFI	Citi Real Estate Funding Inc.	Creekside Terrace	3,620	0	0	0	0	0	0
46	Loan	131	JPMCB	JPMorgan Chase Bank, National Association	Walgreens Stockton	0	0	0	0	0	0	0
47	Loan	132, 133, 134	JPMCB	JPMorgan Chase Bank, National Association	359 South La Brea	0	0	0	0	0	0	0

Benchmark 2019-B12 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Ongoing Environmental Reserve ($)	Upfront Other Reserve ($)	Ongoing Other Reserve ($)	Other Reserve Description
1	Loan	8, 9, 10, 11	GACC	Deutsche Bank AG, New York Branch, Goldman Sachs Bank USA and Wells Fargo Bank, National Association	30 Hudson Yards	0	0	0
2	Loan	8, 12, 13	GACC	Deutsche Bank AG, New York Branch	Woodlands Mall	0	2,174,886	0	Outstanding TI Reserve
3	Loan	8, 14, 15, 16, 17, 18, 19, 20	CREFI	Citi Real Estate Funding Inc.	The Zappettini Portfolio	0	0	0
3.01	Property				1350 West Middlefield
3.02	Property				1212 Terra Bella
3.03	Property				850 - 900 North Shoreline
3.04	Property				1277 Terra Bella
3.05	Property				1215 Terra Bella
3.06	Property				1340 West Middlefield
3.07	Property				1255 Terra Bella
3.08	Property				1305 Terra Bella
3.09	Property				1330 West Middlefield
3.10	Property				1245 Terra Bella
4	Loan	21	GACC	Deutsche Bank AG, New York Branch	Montalvo Square	0	0	95,000	Ground Rent Reserve
5	Loan	22, 23, 24, 25, 26, 27, 28, 29	JPMCB	JPMorgan Chase Bank, National Association	Chemours HQ	0	4,162,642	0	PNC Distributions Reserve ($2,018,882); Free Rent Reserve ($922,359); HTC Put Obligations Reserve ($621,401); Permitted Pace Loan Reserve ($600,000)
6	Loan	8, 30, 31, 32, 33, 34	JPMCB	JPMorgan Chase Bank, National Association	Osborn Triangle	0	0	0
6.01	Property				610 Main Street North
6.02	Property				1 Portland Street
6.03	Property				700 Main Street
7	Loan	8, 35, 36, 37	JPMCB	Natixis Real Estate Capital LLC	10000 Santa Monica Boulevard	0	0	0
8	Loan	8, 38, 39, 40, 41, 42, 43, 44, 45	JPMCB	JPMorgan Chase Bank, National Association	3 Columbus Circle	0	2,668,685	0	Outstanding TI/LC Reserve: ($1,820,891); Free Rent Reserve: ($847,794)
9	Loan	8, 46, 47, 48	CREFI	Citi Real Estate Funding Inc.	250 Livingston	0	5,376,645	0	Gap Rent Reserve
10	Loan	8, 49, 50, 51	JPMCB	Morgan Stanley Bank, N.A., Wells Fargo Bank, N.A., JPMorgan Chase Bank, National Association and Goldman Sachs Bank USA	Grand Canal Shoppes	0	13,527,940	0	Outstanding TI/LC ($12,309,694); Gap Rent Reserve ($1,218,246)
11	Loan	8, 52, 53	GACC	Deutsche Bank AG, New York Branch and UBS AG, by and through its branch office at 1285 Avenue of the Americas, New York, New York	CIRE Equity Retail & Industrial Portfolio	0	52,244	0	Rent Concession Reserve
11.01	Property				Wood Village Town Center
11.02	Property				Pecan Promenade
11.03	Property				Valley Plaza
11.04	Property				Pear Tree
11.05	Property				Glendale Market Square
11.06	Property				Central Park Shopping Center
11.07	Property				Val Vista Towne Center
11.08	Property				2641 Hall Ave - Riverside, CA
11.09	Property				606 W Troy - Indianapolis, IN
11.10	Property				Homeland - Bartow, FL
11.11	Property				2621 Hall Ave - Riverside, CA
12	Loan	8, 54, 55	GACC	Deutsche Bank AG, New York Branch	Waterfront Plaza	0	2,318,452	0	Gap and Free Rent Reserve ($1,418,088); Ground Rent Reserve ($732,000); Security Deposit Funds ($168,364)
13	Loan		CREFI	Citi Real Estate Funding Inc.	Compass Self Storage Florida Portfolio	0	0	0
13.01	Property				University Parkway Sarasota Self Storage
13.02	Property				Meadow Woods Orlando Self Storage
13.03	Property				Cortez Bradenton Self Storage
13.04	Property				Cheval Lutz Self Storage
13.05	Property				Waterford Lakes Orlando Self Storage
13.06	Property				Lockwood Sarasota Self Storage
14	Loan	8, 56, 57	GACC	Deutsche Bank AG, New York Branch	2 MacArthur	0	2,497,221	0	Rent Replacement Reserve
15	Loan	8, 58, 59, 60, 61	CREFI	Citi Real Estate Funding Inc.	The Centre	0	386,048	0	Unfunded Obligations Reserve ($363,548); Condo Assessment Reserve ($22,500)
16	Loan	8, 62, 63, 64, 65, 66, 67, 68, 69, 70	JPMCB	JPMorgan Chase Bank, National Association	Vie Portfolio	0	7,362,656	62,632	Planned Renovation Reserve: (Upfront: $7,091,943; Monthly: $50,257); Prepaid Rent Reserve: ($196,818); Seasonality Reserve: (Upfront: $61,875; Monthly: $12,375); Condo Assessment Reserve: ($12,020)
16.01	Property				University Downs
16.02	Property				Ella Lofts
16.03	Property				University View
16.04	Property				Colonie
16.05	Property				Hillcrest Oakwood
16.06	Property				Southgate

Benchmark 2019-B12 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Ongoing Environmental Reserve ($)	Upfront Other Reserve ($)	Ongoing Other Reserve ($)	Other Reserve Description
17	Loan	8, 71, 72, 73	JPMCB	JPMorgan Chase Bank, National Association	ICON Upper East Side Portfolio	0	0	0
17.01	Property				244 East 78th Street
17.02	Property				332 East 71st Street
17.03	Property				323 East 78th Street
17.04	Property				513 East 82nd Street
17.05	Property				502 East 73rd Street
17.06	Property				1556 Second Avenue
17.07	Property				344 East 55th Street
17.08	Property				228 East 84th Street
17.09	Property				419 East 82nd Street
17.10	Property				340 East 81st Street
17.11	Property				338 East 55th Street
17.12	Property				409 East 81st Street
17.13	Property				322 East 74th Street
17.14	Property				443 East 78th Street
17.15	Property				340 East 55th Street
17.16	Property				407 East 81st Street
17.17	Property				340 East 61st Street
17.18	Property				242 East 75th Street
17.19	Property				342 East 76th Street
18	Loan	74, 75, 76	CREFI	Citi Real Estate Funding Inc.	Marriott Morgantown Waterfront	0	255,240	0	Earnout Reserve ($250,000); Event Center Rent Reserve ($5,240)
19	Loan	77	JPMCB	JPMorgan Chase Bank, National Association	Crystal Falls	0	0	0
20	Loan	78, 79, 80, 81	CREFI	Citi Real Estate Funding Inc.	Oakbrook Terrace	0	145,467	0	Unfunded Obligations Reserve ($21,703); Free Rent Reserve ($123,764)
21	Loan	82	GACC	Deutsche Bank AG, New York Branch	Winsor Ranch Shopping Center	0	154,560	0	Outstanding TI/LC ($116,000); Free Rent Reserve ($38,560)
22	Loan		CREFI	Citi Real Estate Funding Inc.	Village of Martinsville	0	540,588	0	Belk Reserve: ($500,000); Outstanding Obligations Reserve: ($40,588)
23	Loan	8, 83, 84, 85, 86, 87, 88, 89	JPMCB	Société Générale Financial Corporation and JPMorgan Chase Bank, National Association	SWVP Portfolio	0	5,000,000	0	PIP Reserve
23.01	Property				InterContinental
23.02	Property				DoubleTree Sunrise
23.03	Property				DoubleTree Charlotte
23.04	Property				DoubleTree RTP
24	Loan	90, 91, 92	JPMCB	JPMorgan Chase Bank, National Association	Mercy Medical Office Building	0	30,000	0	Outstanding TI/LC Reserve
25	Loan	93, 94	GACC	Deutsche Bank AG, New York Branch	Dollar General Portfolio II	0	0	0
25.01	Property				Iron Mountain
25.02	Property				Deerwood
25.03	Property				Rose City
25.04	Property				Roscommon
25.05	Property				Bigfork
25.06	Property				Brimfield
25.07	Property				Whittemore
25.08	Property				Frederic
25.09	Property				Lenox
25.10	Property				Paullina
25.11	Property				Adair
25.12	Property				Akron
25.13	Property				New Harmony
25.14	Property				Table Grove
25.15	Property				Griswold
25.16	Property				Neosho
25.17	Property				Sidney
26	Loan		CREFI	Citi Real Estate Funding Inc.	Michigan Self Storage Portfolio	0	0	0
26.01	Property				Compass Self Storage Jackson
26.02	Property				Compass Self Storage Flat Rock
26.03	Property				Storage Pros Lansing
27	Loan	95, 96, 97	GACC	Deutsche Bank AG, New York Branch	Calexico Industrial	0	132,728	0	Rent Abatement Reserve
28	Loan	98	JPMCB	JPMorgan Chase Bank, National Association	Shoppes at Cresthaven	0	169,729	0	Outstanding TI Reserve
29	Loan	99	JPMCB	JPMorgan Chase Bank, National Association	Hampton Inn Denver Airport	0	1,127,999	0	PIP Reserve
30	Loan	100, 101, 102	JPMCB	JPMorgan Chase Bank, National Association	Lakeside Plaza	0	0	0
31	Loan	103, 104, 105	JPMCB	JPMorgan Chase Bank, National Association	Pegasus Landing	0	0	0
32	Loan	106	GACC	Deutsche Bank AG, New York Branch	Springhill Suites Chesapeake	0	0	0	Seasonality Reserve (Monthly July - August: $20,000)
33	Loan		GACC	Deutsche Bank AG, New York Branch	Jurupa Royale Apartments	0	104,600	0	Structural Repair Reserve ($100,000); Down Unit Rent Reserve ($4,600)
34	Loan	8, 107, 108, 109, 110, 111, 112, 113	JPMCB	JPMorgan Chase Bank, National Association	Greenleaf at Howell	0	2,409,326	0	Outstanding Tenant Obligation Reserve: ($1,776,826); Starbucks Reserve: ($632,500)
35	Loan	114	GACC	Deutsche Bank AG, New York Branch	Corporate Ridge I	0	0	0
36	Loan	115, 116	CREFI	Citi Real Estate Funding Inc.	Franklin Plaza	0	0	0

Benchmark 2019-B12 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Ongoing Environmental Reserve ($)	Upfront Other Reserve ($)	Ongoing Other Reserve ($)	Other Reserve Description
37	Loan	117	GACC	Deutsche Bank AG, New York Branch	New York Life Building	0	126,427	0	Outstanding TI/LC Reserve ($77,637); Blue Ocean Reserve ($48,790)
38	Loan	118	GACC	Deutsche Bank AG, New York Branch	Hampton Inn Terre Haute	0	27,500	13,750	Seasonality Reserve (Upfront: $27,500; Monthly April - November: $13,750)
39	Loan		CREFI	Citi Real Estate Funding Inc.	Causeway Center	0	84,628	0	Prepaid Rent Reserve
40	Loan	119, 120	GACC	Deutsche Bank AG, New York Branch	Targhee Place	0	0	0
41	Loan	121, 122, 123	GACC	Deutsche Bank AG, New York Branch	Houston Building	0	0	0
42	Loan	124, 125	CREFI	Citi Real Estate Funding Inc.	Irvington Plaza	0	30,000	0	Free Rent Reserve
43	Loan	126, 127, 128, 129	GACC	Deutsche Bank AG, New York Branch	Oak Tree Place	0	100,000	0	Sedgwick Lease Fund
44	Loan	130	CREFI	Citi Real Estate Funding Inc.	CVS Plymouth, MN	0	0	0
45	Loan		CREFI	Citi Real Estate Funding Inc.	Creekside Terrace	0	0	0
46	Loan	131	JPMCB	JPMorgan Chase Bank, National Association	Walgreens Stockton	0	0	0
47	Loan	132, 133, 134	JPMCB	JPMorgan Chase Bank, National Association	359 South La Brea	0	0	0

Benchmark 2019-B12 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Borrower Name	Delaware Statutory Trust? Y/N
1	Loan	8, 9, 10, 11	GACC	Deutsche Bank AG, New York Branch, Goldman Sachs Bank USA and Wells Fargo Bank, National Association	30 Hudson Yards	30 HY WM Unit Owner LP	No
2	Loan	8, 12, 13	GACC	Deutsche Bank AG, New York Branch	Woodlands Mall	The Woodlands Mall Associates, LLC	No
3	Loan	8, 14, 15, 16, 17, 18, 19, 20	CREFI	Citi Real Estate Funding Inc.	The Zappettini Portfolio	ZIC 1212 Terra Bella LLC, ZIC 1215 Terra Bella LLC, ZIC 1245 Terra Bella LLC, ZIC 1255 Terra Bella LLC, ZIC 1305 Terra Bella LLC, ZIC 1330 W Middlefield LLC, ZIC 1340 W Middlefield LLC, ZIC 1350 W Middlefield LLC, ZCTB 1277 Terra Bella LLC, ZCTB 850 N Shoreline LLC	No
3.01	Property				1350 West Middlefield
3.02	Property				1212 Terra Bella
3.03	Property				850 - 900 North Shoreline
3.04	Property				1277 Terra Bella
3.05	Property				1215 Terra Bella
3.06	Property				1340 West Middlefield
3.07	Property				1255 Terra Bella
3.08	Property				1305 Terra Bella
3.09	Property				1330 West Middlefield
3.10	Property				1245 Terra Bella
4	Loan	21	GACC	Deutsche Bank AG, New York Branch	Montalvo Square	Montalvo Square Associates, LLC	No
5	Loan	22, 23, 24, 25, 26, 27, 28, 29	JPMCB	JPMorgan Chase Bank, National Association	Chemours HQ	North Market Property Corp.	No
6	Loan	8, 30, 31, 32, 33, 34	JPMCB	JPMorgan Chase Bank, National Association	Osborn Triangle	610 Main Street North Leasehold LLC, 610 Main Street South Leasehold LLC, 700 Main Street Leasehold LLC and 610-700 Main Garage Leasehold LLC	No
6.01	Property				610 Main Street North
6.02	Property				1 Portland Street
6.03	Property				700 Main Street
7	Loan	8, 35, 36, 37	JPMCB	Natixis Real Estate Capital LLC	10000 Santa Monica Boulevard	SM 10000 Property, LLC	No
8	Loan	8, 38, 39, 40, 41, 42, 43, 44, 45	JPMCB	JPMorgan Chase Bank, National Association	3 Columbus Circle	3 Columbus Circle LLC, 3 Columbus Circle LLC - Series A and 3 Columbus Circle LLC - Series B	No
9	Loan	8, 46, 47, 48	CREFI	Citi Real Estate Funding Inc.	250 Livingston	250 Livingston Owner LLC	No
10	Loan	8, 49, 50, 51	JPMCB	Morgan Stanley Bank, N.A., Wells Fargo Bank, N.A., JPMorgan Chase Bank, National Association and Goldman Sachs Bank USA	Grand Canal Shoppes	Grand Canal Shops II, LLC and The Shoppes at the Palazzo, LLC	No
11	Loan	8, 52, 53	GACC	Deutsche Bank AG, New York Branch and UBS AG, by and through its branch office at 1285 Avenue of the Americas, New York, New York	CIRE Equity Retail & Industrial Portfolio	CP Denver REH, LLC, Glendale REH, LLC, IFCO Homeland REH, LLC, Pecan REH, LLC, Pear Tree REH, LLC, Valley Plaza REH, LLC, VAL Vista REH, LLC, Wood Village REH, LLC, 2621 Hall Ave REH, LLC, 2641 Hall Avenue REH, LLC and 606 W Troy REH, LLC	No
11.01	Property				Wood Village Town Center
11.02	Property				Pecan Promenade
11.03	Property				Valley Plaza
11.04	Property				Pear Tree
11.05	Property				Glendale Market Square
11.06	Property				Central Park Shopping Center
11.07	Property				Val Vista Towne Center
11.08	Property				2641 Hall Ave - Riverside, CA
11.09	Property				606 W Troy - Indianapolis, IN
11.10	Property				Homeland - Bartow, FL
11.11	Property				2621 Hall Ave - Riverside, CA
12	Loan	8, 54, 55	GACC	Deutsche Bank AG, New York Branch	Waterfront Plaza	Waterfront Plaza, LLC	No
13	Loan		CREFI	Citi Real Estate Funding Inc.	Compass Self Storage Florida Portfolio	Amsdell Storage Ventures XXII, LLC	No
13.01	Property				University Parkway Sarasota Self Storage
13.02	Property				Meadow Woods Orlando Self Storage
13.03	Property				Cortez Bradenton Self Storage
13.04	Property				Cheval Lutz Self Storage
13.05	Property				Waterford Lakes Orlando Self Storage
13.06	Property				Lockwood Sarasota Self Storage
14	Loan	8, 56, 57	GACC	Deutsche Bank AG, New York Branch	2 MacArthur	MacArthur TAI OW, LLC	No
15	Loan	8, 58, 59, 60, 61	CREFI	Citi Real Estate Funding Inc.	The Centre	Cliffside Urban Renewal Company, LLC	No
16	Loan	8, 62, 63, 64, 65, 66, 67, 68, 69, 70	JPMCB	JPMorgan Chase Bank, National Association	Vie Portfolio	University Downs Funding Company LLC, University View Apartments Funding Company LLC, Ella Lofts Funding Company LLC, Hillcrest Oakwood Funding Company LLC, Southgate Funding Company LLC and Colonie Funding Company LLC	No
16.01	Property				University Downs
16.02	Property				Ella Lofts
16.03	Property				University View
16.04	Property				Colonie
16.05	Property				Hillcrest Oakwood
16.06	Property				Southgate

Benchmark 2019-B12 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Borrower Name	Delaware Statutory Trust? Y/N
17	Loan	8, 71, 72, 73	JPMCB	JPMorgan Chase Bank, National Association	ICON Upper East Side Portfolio	242 East 75 Realty Associates LLC, 1556 Second Realty Associates LLC, 228 East 84 Realty Associates LLC, 244 East 78 Realty Associates LLC, 323 East 78 Realty Associates LLC, 338 East 55 Realty Associates LLC, 332 East 71 Realty Associates LLC, 322 East 74 Realty Associates LLC, 340 East 61 Realty Associates LLC, 342 East 76 Realty Associates LLC, 340 East 81 Realty Associates LLC, 340 East 55 Realty Associates LLC, 409 East 81 Realty Associates LLC, 407 East 81 Realty Associates LLC, 344 East 55 Realty Associates LLC, 443 East 78 Realty Associates LLC, 419 East 82 Realty Associates LLC, 502 East 73 Realty Associates LLC and 513 East 82 Realty Associates LLC	No
17.01	Property				244 East 78th Street
17.02	Property				332 East 71st Street
17.03	Property				323 East 78th Street
17.04	Property				513 East 82nd Street
17.05	Property				502 East 73rd Street
17.06	Property				1556 Second Avenue
17.07	Property				344 East 55th Street
17.08	Property				228 East 84th Street
17.09	Property				419 East 82nd Street
17.10	Property				340 East 81st Street
17.11	Property				338 East 55th Street
17.12	Property				409 East 81st Street
17.13	Property				322 East 74th Street
17.14	Property				443 East 78th Street
17.15	Property				340 East 55th Street
17.16	Property				407 East 81st Street
17.17	Property				340 East 61st Street
17.18	Property				242 East 75th Street
17.19	Property				342 East 76th Street
18	Loan	74, 75, 76	CREFI	Citi Real Estate Funding Inc.	Marriott Morgantown Waterfront	Minsyr-Oxbridge LLC	No
19	Loan	77	JPMCB	JPMorgan Chase Bank, National Association	Crystal Falls	Crystal Falls Town Center 19 A, LLC, Crystal Falls Town Center 19 B, LLC and Crystal Falls Town Center 19 C, LLC	No
20	Loan	78, 79, 80, 81	CREFI	Citi Real Estate Funding Inc.	Oakbrook Terrace	Oakbrook Terrace Corporate Center, LLC	No
21	Loan	82	GACC	Deutsche Bank AG, New York Branch	Winsor Ranch Shopping Center	Pro’s Ranch Market, LLC	No
22	Loan		CREFI	Citi Real Estate Funding Inc.	Village of Martinsville	WHLR-Village of Martinsville, LLC	No
23	Loan	8, 83, 84, 85, 86, 87, 88, 89	JPMCB	Société Générale Financial Corporation and JPMorgan Chase Bank, National Association	SWVP Portfolio	SWVP New Orleans LLC, SWVP Sawgrass Mills LLC, SWVP Charlotte LLC and SWVP Raleigh LLC	No
23.01	Property				InterContinental
23.02	Property				DoubleTree Sunrise
23.03	Property				DoubleTree Charlotte
23.04	Property				DoubleTree RTP
24	Loan	90, 91, 92	JPMCB	JPMorgan Chase Bank, National Association	Mercy Medical Office Building	1195 Mercy, LLC	No
25	Loan	93, 94	GACC	Deutsche Bank AG, New York Branch	Dollar General Portfolio II	MN B IC FEE LLC, MI B IC FEE LCC, IA B IC FEE LLC, IN B IC FEE LLC, IL B IC FEE LLC and MO B IC FEE LLC	No
25.01	Property				Iron Mountain
25.02	Property				Deerwood
25.03	Property				Rose City
25.04	Property				Roscommon
25.05	Property				Bigfork
25.06	Property				Brimfield
25.07	Property				Whittemore
25.08	Property				Frederic
25.09	Property				Lenox
25.10	Property				Paullina
25.11	Property				Adair
25.12	Property				Akron
25.13	Property				New Harmony
25.14	Property				Table Grove
25.15	Property				Griswold
25.16	Property				Neosho
25.17	Property				Sidney
26	Loan		CREFI	Citi Real Estate Funding Inc.	Michigan Self Storage Portfolio	CSGBSH FRMI I, LLC, CSGBSH JACKSONMI I, LLC and CSGBSH LANSINGMI III, LLC	No
26.01	Property				Compass Self Storage Jackson
26.02	Property				Compass Self Storage Flat Rock
26.03	Property				Storage Pros Lansing
27	Loan	95, 96, 97	GACC	Deutsche Bank AG, New York Branch	Calexico Industrial	Calexico Industrial, LLC and Calexico Industrial #2, LLC	No
28	Loan	98	JPMCB	JPMorgan Chase Bank, National Association	Shoppes at Cresthaven	NG Shoppes at Cresthaven LLC	No
29	Loan	99	JPMCB	JPMorgan Chase Bank, National Association	Hampton Inn Denver Airport	Terrapin Tower Road, LLC	No
30	Loan	100, 101, 102	JPMCB	JPMorgan Chase Bank, National Association	Lakeside Plaza	Lakeside 6301 LLC	No
31	Loan	103, 104, 105	JPMCB	JPMorgan Chase Bank, National Association	Pegasus Landing	Pegasus Landing, LLC	No
32	Loan	106	GACC	Deutsche Bank AG, New York Branch	Springhill Suites Chesapeake	GHP Two Holdco, LLC	No
33	Loan		GACC	Deutsche Bank AG, New York Branch	Jurupa Royale Apartments	Subsidiaria De San Timoteo LLC	No
34	Loan	8, 107, 108, 109, 110, 111, 112, 113	JPMCB	JPMorgan Chase Bank, National Association	Greenleaf at Howell	AA Cardiff I LLC, AA Martel Howell I, LLC, Howell Partners I LLC, ZS Investor NJ I LLC, ZS Mill I LLC and Mill Club, LLC	No
35	Loan	114	GACC	Deutsche Bank AG, New York Branch	Corporate Ridge I	Excelsior Corporate Ridge I LLC	No
36	Loan	115, 116	CREFI	Citi Real Estate Funding Inc.	Franklin Plaza	Franklin Plaza Equities LLC	No

Benchmark 2019-B12 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Borrower Name	Delaware Statutory Trust? Y/N
37	Loan	117	GACC	Deutsche Bank AG, New York Branch	New York Life Building	Excelsior 4435 Waterfront LLC	No
38	Loan	118	GACC	Deutsche Bank AG, New York Branch	Hampton Inn Terre Haute	Terre Haute Hotel Partners, LLC d/b/a in Indiana as HWY 41 Hotel, LLC	No
39	Loan		CREFI	Citi Real Estate Funding Inc.	Causeway Center	The Causeway Center Group, Inc.	No
40	Loan	119, 120	GACC	Deutsche Bank AG, New York Branch	Targhee Place	Bridge-Targhee Place, LLC	No
41	Loan	121, 122, 123	GACC	Deutsche Bank AG, New York Branch	Houston Building	GUMC Austin, LLC and GUMC Austin #2, LLC	No
42	Loan	124, 125	CREFI	Citi Real Estate Funding Inc.	Irvington Plaza	EC Irvington Foundation LLC	No
43	Loan	126, 127, 128, 129	GACC	Deutsche Bank AG, New York Branch	Oak Tree Place	Oak Tree Rockside Equities LLC	No
44	Loan	130	CREFI	Citi Real Estate Funding Inc.	CVS Plymouth, MN	Tsoumpas 157 Minnesota Group, LLC	No
45	Loan		CREFI	Citi Real Estate Funding Inc.	Creekside Terrace	Creekside Terrace Venture, LLC	No
46	Loan	131	JPMCB	JPMorgan Chase Bank, National Association	Walgreens Stockton	LMF2019 LLC	No
47	Loan	132, 133, 134	JPMCB	JPMorgan Chase Bank, National Association	359 South La Brea	359 South La Brea Ave. (LA) Owner, LLC	No

Benchmark 2019-B12 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Carve-out Guarantor	Loan Purpose	Loan Amount (sources) ($)	Principal’s New Cash Contribution ($) (7)
1	Loan	8, 9, 10, 11	GACC	Deutsche Bank AG, New York Branch, Goldman Sachs Bank USA and Wells Fargo Bank, National Association	30 Hudson Yards	NAP	Acquisition	1,120,000,000	781,978,273
2	Loan	8, 12, 13	GACC	Deutsche Bank AG, New York Branch	Woodlands Mall	BPR OP, LP	Refinance	247,600,000	0
3	Loan	8, 14, 15, 16, 17, 18, 19, 20	CREFI	Citi Real Estate Funding Inc.	The Zappettini Portfolio	John Zappettini and Zappettini Investment Company, LLC	Refinance	120,000,000	0
3.01	Property				1350 West Middlefield
3.02	Property				1212 Terra Bella
3.03	Property				850 - 900 North Shoreline
3.04	Property				1277 Terra Bella
3.05	Property				1215 Terra Bella
3.06	Property				1340 West Middlefield
3.07	Property				1255 Terra Bella
3.08	Property				1305 Terra Bella
3.09	Property				1330 West Middlefield
3.10	Property				1245 Terra Bella
4	Loan	21	GACC	Deutsche Bank AG, New York Branch	Montalvo Square	D. John Miller, Lindsay Parton and Dieter Mees	Refinance	55,000,000	0
5	Loan	22, 23, 24, 25, 26, 27, 28, 29	JPMCB	JPMorgan Chase Bank, National Association	Chemours HQ	NAP	Acquisition	50,400,000	41,130,738
6	Loan	8, 30, 31, 32, 33, 34	JPMCB	JPMorgan Chase Bank, National Association	Osborn Triangle	NAP	Acquisition	430,000,000	581,942,656
6.01	Property				610 Main Street North
6.02	Property				1 Portland Street
6.03	Property				700 Main Street
7	Loan	8, 35, 36, 37	JPMCB	Natixis Real Estate Capital LLC	10000 Santa Monica Boulevard	Sonny Kahn, not personally or individually, but solely as trustee of the SK Business Trust, a Florida trust, under that certain Declaration of Trust dated December 31, 2003, Russell Galbut, not personally or individually, but solely as trustee of the RF Business Trust, a Florida trust, under that certain Amendment and Restatement of the RF Business Trust dated November 3, 2009 and Bruce A. Menin, not personally or individually, but solely as trustee of the Menin 1998 Business Trust, a New York trust, under that certain Restated and Amended Declaration of Trust dated November 6, 2009	Refinance	220,000,000	0
8	Loan	8, 38, 39, 40, 41, 42, 43, 44, 45	JPMCB	JPMorgan Chase Bank, National Association	3 Columbus Circle	Joseph Moinian	Refinance	490,000,000	13,763,711
9	Loan	8, 46, 47, 48	CREFI	Citi Real Estate Funding Inc.	250 Livingston	Clipper Realty L.P. and Clipper Realty Inc.	Refinance	125,000,000	0
10	Loan	8, 49, 50, 51	JPMCB	Morgan Stanley Bank, N.A., Wells Fargo Bank, N.A., JPMorgan Chase Bank, National Association and Goldman Sachs Bank USA	Grand Canal Shoppes	BPR Nimbus LLC	Refinance	760,000,000	0
11	Loan	8, 52, 53	GACC	Deutsche Bank AG, New York Branch and UBS AG, by and through its branch office at 1285 Avenue of the Americas, New York, New York	CIRE Equity Retail & Industrial Portfolio	Trevor Smith, Joshua Volen and CIRE OpCo I, LLC	Refinance	128,600,000	0
11.01	Property				Wood Village Town Center
11.02	Property				Pecan Promenade
11.03	Property				Valley Plaza
11.04	Property				Pear Tree
11.05	Property				Glendale Market Square
11.06	Property				Central Park Shopping Center
11.07	Property				Val Vista Towne Center
11.08	Property				2641 Hall Ave - Riverside, CA
11.09	Property				606 W Troy - Indianapolis, IN
11.10	Property				Homeland - Bartow, FL
11.11	Property				2621 Hall Ave - Riverside, CA
12	Loan	8, 54, 55	GACC	Deutsche Bank AG, New York Branch	Waterfront Plaza	Jay H. Shidler	Refinance	125,000,000	0
13	Loan		CREFI	Citi Real Estate Funding Inc.	Compass Self Storage Florida Portfolio	Robert J. Amsdell and Barry L. Amsdell	Refinance	39,750,000	0
13.01	Property				University Parkway Sarasota Self Storage
13.02	Property				Meadow Woods Orlando Self Storage
13.03	Property				Cortez Bradenton Self Storage
13.04	Property				Cheval Lutz Self Storage
13.05	Property				Waterford Lakes Orlando Self Storage
13.06	Property				Lockwood Sarasota Self Storage
14	Loan	8, 56, 57	GACC	Deutsche Bank AG, New York Branch	2 MacArthur	NAP	Acquisition	34,000,000	30,737,582
15	Loan	8, 58, 59, 60, 61	CREFI	Citi Real Estate Funding Inc.	The Centre	Leibel Lederman, CLL LLC and Joyce Demetrakis	Recapitalization	60,000,000	16,669,063
16	Loan	8, 62, 63, 64, 65, 66, 67, 68, 69, 70	JPMCB	JPMorgan Chase Bank, National Association	Vie Portfolio	Harold Rosenblum and Derrick Milam	Acquisition
16.01	Property				University Downs
16.02	Property				Ella Lofts
16.03	Property				University View
16.04	Property				Colonie
16.05	Property				Hillcrest Oakwood
16.06	Property				Southgate

Benchmark 2019-B12 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Carve-out Guarantor	Loan Purpose	Loan Amount (sources) ($)	Principal’s New Cash Contribution ($) (7)
17	Loan	8, 71, 72, 73	JPMCB	JPMorgan Chase Bank, National Association	ICON Upper East Side Portfolio	Terrence Lowenberg and Todd Cohen	Refinance
17.01	Property				244 East 78th Street
17.02	Property				332 East 71st Street
17.03	Property				323 East 78th Street
17.04	Property				513 East 82nd Street
17.05	Property				502 East 73rd Street
17.06	Property				1556 Second Avenue
17.07	Property				344 East 55th Street
17.08	Property				228 East 84th Street
17.09	Property				419 East 82nd Street
17.10	Property				340 East 81st Street
17.11	Property				338 East 55th Street
17.12	Property				409 East 81st Street
17.13	Property				322 East 74th Street
17.14	Property				443 East 78th Street
17.15	Property				340 East 55th Street
17.16	Property				407 East 81st Street
17.17	Property				340 East 61st Street
17.18	Property				242 East 75th Street
17.19	Property				342 East 76th Street
18	Loan	74, 75, 76	CREFI	Citi Real Estate Funding Inc.	Marriott Morgantown Waterfront	Oxbridge Properties, Inc.	Refinance
19	Loan	77	JPMCB	JPMorgan Chase Bank, National Association	Crystal Falls	Alan C. Fox	Acquisition
20	Loan	78, 79, 80, 81	CREFI	Citi Real Estate Funding Inc.	Oakbrook Terrace	Chester Balder and Jared Lucero	Refinance
21	Loan	82	GACC	Deutsche Bank AG, New York Branch	Winsor Ranch Shopping Center	Michael A. Provenzano, Jr., Michael Provenzano III, Steven Provenzano, Jeffrey Provenzano and Richard Provenzano	Refinance
22	Loan		CREFI	Citi Real Estate Funding Inc.	Village of Martinsville	Wheeler Real Estate Investment Trust, Inc.	Refinance
23	Loan	8, 83, 84, 85, 86, 87, 88, 89	JPMCB	Société Générale Financial Corporation and JPMorgan Chase Bank, National Association	SWVP Portfolio	Southwest Value Partners Fund XVI, LP	Refinance
23.01	Property				InterContinental
23.02	Property				DoubleTree Sunrise
23.03	Property				DoubleTree Charlotte
23.04	Property				DoubleTree RTP
24	Loan	90, 91, 92	JPMCB	JPMorgan Chase Bank, National Association	Mercy Medical Office Building	Tiffany Earl Williams	Acquisition
25	Loan	93, 94	GACC	Deutsche Bank AG, New York Branch	Dollar General Portfolio II	Erik Conrad	Acquisition
25.01	Property				Iron Mountain
25.02	Property				Deerwood
25.03	Property				Rose City
25.04	Property				Roscommon
25.05	Property				Bigfork
25.06	Property				Brimfield
25.07	Property				Whittemore
25.08	Property				Frederic
25.09	Property				Lenox
25.10	Property				Paullina
25.11	Property				Adair
25.12	Property				Akron
25.13	Property				New Harmony
25.14	Property				Table Grove
25.15	Property				Griswold
25.16	Property				Neosho
25.17	Property				Sidney
26	Loan		CREFI	Citi Real Estate Funding Inc.	Michigan Self Storage Portfolio	George Thacker, Lawrence Charles Kaplan and Richard Schontz	Acquisition
26.01	Property				Compass Self Storage Jackson
26.02	Property				Compass Self Storage Flat Rock
26.03	Property				Storage Pros Lansing
27	Loan	95, 96, 97	GACC	Deutsche Bank AG, New York Branch	Calexico Industrial	Kenneth Levy	Acquisition
28	Loan	98	JPMCB	JPMorgan Chase Bank, National Association	Shoppes at Cresthaven	Elchonon Schwartz and Simon Singer	Refinance
29	Loan	99	JPMCB	JPMorgan Chase Bank, National Association	Hampton Inn Denver Airport	Anthony Jon Sherman	Acquisition
30	Loan	100, 101, 102	JPMCB	JPMorgan Chase Bank, National Association	Lakeside Plaza	Yoav Merary	Refinance
31	Loan	103, 104, 105	JPMCB	JPMorgan Chase Bank, National Association	Pegasus Landing	Cross Moceri and John Griggs	Refinance
32	Loan	106	GACC	Deutsche Bank AG, New York Branch	Springhill Suites Chesapeake	Malay H. Thakkar and Neel D. Desai	Refinance
33	Loan		GACC	Deutsche Bank AG, New York Branch	Jurupa Royale Apartments	Michael J. Kilroy	Refinance
34	Loan	8, 107, 108, 109, 110, 111, 112, 113	JPMCB	JPMorgan Chase Bank, National Association	Greenleaf at Howell	Avy Azeroual, Zev Schick and AA USA Holdings LLC	Refinance
35	Loan	114	GACC	Deutsche Bank AG, New York Branch	Corporate Ridge I	Abhishek Mathur and Brian C. Adams	Acquisition
36	Loan	115, 116	CREFI	Citi Real Estate Funding Inc.	Franklin Plaza	Francis J. Greenburger	Recapitalization

Benchmark 2019-B12 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Carve-out Guarantor	Loan Purpose	Loan Amount (sources) ($)	Principal’s New Cash Contribution ($) (7)
37	Loan	117	GACC	Deutsche Bank AG, New York Branch	New York Life Building	Abhishek Mathur and Brian C. Adams	Acquisition
38	Loan	118	GACC	Deutsche Bank AG, New York Branch	Hampton Inn Terre Haute	Vineyard Capital Partners, L.L.C.	Refinance
39	Loan		CREFI	Citi Real Estate Funding Inc.	Causeway Center	Gerald M. Hoffman	Refinance
40	Loan	119, 120	GACC	Deutsche Bank AG, New York Branch	Targhee Place	Steven S. Klein	Acquisition
41	Loan	121, 122, 123	GACC	Deutsche Bank AG, New York Branch	Houston Building	Kenneth Levy	Acquisition
42	Loan	124, 125	CREFI	Citi Real Estate Funding Inc.	Irvington Plaza	Mark Hamermesh and Gary Grabel	Refinance
43	Loan	126, 127, 128, 129	GACC	Deutsche Bank AG, New York Branch	Oak Tree Place	Francis Greenburger	Recapitalization
44	Loan	130	CREFI	Citi Real Estate Funding Inc.	CVS Plymouth, MN	Michael Tsoumpas	Acquisition
45	Loan		CREFI	Citi Real Estate Funding Inc.	Creekside Terrace	Brien Wloch and William J. Frey, Jr.	Refinance
46	Loan	131	JPMCB	JPMorgan Chase Bank, National Association	Walgreens Stockton	Robert W. Diel	Acquisition
47	Loan	132, 133, 134	JPMCB	JPMorgan Chase Bank, National Association	359 South La Brea	SKR Holdings, LLC	Refinance

Benchmark 2019-B12 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Subordinate Debt ($)	Other Sources ($)	Total Sources ($)	Loan Payoff ($)	Purchase Price ($)	Closing Costs ($)
1	Loan	8, 9, 10, 11	GACC	Deutsche Bank AG, New York Branch, Goldman Sachs Bank USA and Wells Fargo Bank, National Association	30 Hudson Yards	310,000,000	0	2,211,978,273	0	2,155,000,000	56,978,273
2	Loan	8, 12, 13	GACC	Deutsche Bank AG, New York Branch	Woodlands Mall	217,400,000	0	465,000,000	322,891,259	0	3,880,393
3	Loan	8, 14, 15, 16, 17, 18, 19, 20	CREFI	Citi Real Estate Funding Inc.	The Zappettini Portfolio	0	0	120,000,000	76,803,012	0	671,453
3.01	Property				1350 West Middlefield
3.02	Property				1212 Terra Bella
3.03	Property				850 - 900 North Shoreline
3.04	Property				1277 Terra Bella
3.05	Property				1215 Terra Bella
3.06	Property				1340 West Middlefield
3.07	Property				1255 Terra Bella
3.08	Property				1305 Terra Bella
3.09	Property				1330 West Middlefield
3.10	Property				1245 Terra Bella
4	Loan	21	GACC	Deutsche Bank AG, New York Branch	Montalvo Square	0	0	55,000,000	51,867,954	0	779,793
5	Loan	22, 23, 24, 25, 26, 27, 28, 29	JPMCB	JPMorgan Chase Bank, National Association	Chemours HQ	0	0	91,530,738	0	84,000,000	2,355,907
6	Loan	8, 30, 31, 32, 33, 34	JPMCB	JPMorgan Chase Bank, National Association	Osborn Triangle	145,000,000	0	1,156,942,656	0	1,148,275,000	8,667,656
6.01	Property				610 Main Street North
6.02	Property				1 Portland Street
6.03	Property				700 Main Street
7	Loan	8, 35, 36, 37	JPMCB	Natixis Real Estate Capital LLC	10000 Santa Monica Boulevard	130,000,000	0	350,000,000	339,715,633	0	1,738,818
8	Loan	8, 38, 39, 40, 41, 42, 43, 44, 45	JPMCB	JPMorgan Chase Bank, National Association	3 Columbus Circle	105,000,000	0	608,763,711	371,671,992	0	18,823,034
9	Loan	8, 46, 47, 48	CREFI	Citi Real Estate Funding Inc.	250 Livingston	0	0	125,000,000	75,143,438	0	3,215,328
10	Loan	8, 49, 50, 51	JPMCB	Morgan Stanley Bank, N.A., Wells Fargo Bank, N.A., JPMorgan Chase Bank, National Association and Goldman Sachs Bank USA	Grand Canal Shoppes	215,000,000	0	975,000,000	627,284,452	0	1,143,041
11	Loan	8, 52, 53	GACC	Deutsche Bank AG, New York Branch and UBS AG, by and through its branch office at 1285 Avenue of the Americas, New York, New York	CIRE Equity Retail & Industrial Portfolio	0	0	128,600,000	101,632,278	0	2,569,664
11.01	Property				Wood Village Town Center
11.02	Property				Pecan Promenade
11.03	Property				Valley Plaza
11.04	Property				Pear Tree
11.05	Property				Glendale Market Square
11.06	Property				Central Park Shopping Center
11.07	Property				Val Vista Towne Center
11.08	Property				2641 Hall Ave - Riverside, CA
11.09	Property				606 W Troy - Indianapolis, IN
11.10	Property				Homeland - Bartow, FL
11.11	Property				2621 Hall Ave - Riverside, CA
12	Loan	8, 54, 55	GACC	Deutsche Bank AG, New York Branch	Waterfront Plaza	0	0	125,000,000	108,812,981	0	1,126,022
13	Loan		CREFI	Citi Real Estate Funding Inc.	Compass Self Storage Florida Portfolio	0	0	39,750,000	31,537,992	0	703,580
13.01	Property				University Parkway Sarasota Self Storage
13.02	Property				Meadow Woods Orlando Self Storage
13.03	Property				Cortez Bradenton Self Storage
13.04	Property				Cheval Lutz Self Storage
13.05	Property				Waterford Lakes Orlando Self Storage
13.06	Property				Lockwood Sarasota Self Storage
14	Loan	8, 56, 57	GACC	Deutsche Bank AG, New York Branch	2 MacArthur	20,000,000	0	84,737,582	0	79,974,747	1,737,582
15	Loan	8, 58, 59, 60, 61	CREFI	Citi Real Estate Funding Inc.	The Centre	70,000,000	100,000	146,769,063	131,371,507	0	1,911,802
16	Loan	8, 62, 63, 64, 65, 66, 67, 68, 69, 70	JPMCB	JPMorgan Chase Bank, National Association	Vie Portfolio
16.01	Property				University Downs
16.02	Property				Ella Lofts
16.03	Property				University View
16.04	Property				Colonie
16.05	Property				Hillcrest Oakwood
16.06	Property				Southgate

Benchmark 2019-B12 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Subordinate Debt ($)	Other Sources ($)	Total Sources ($)	Loan Payoff ($)	Purchase Price ($)	Closing Costs ($)
17	Loan	8, 71, 72, 73	JPMCB	JPMorgan Chase Bank, National Association	ICON Upper East Side Portfolio
17.01	Property				244 East 78th Street
17.02	Property				332 East 71st Street
17.03	Property				323 East 78th Street
17.04	Property				513 East 82nd Street
17.05	Property				502 East 73rd Street
17.06	Property				1556 Second Avenue
17.07	Property				344 East 55th Street
17.08	Property				228 East 84th Street
17.09	Property				419 East 82nd Street
17.10	Property				340 East 81st Street
17.11	Property				338 East 55th Street
17.12	Property				409 East 81st Street
17.13	Property				322 East 74th Street
17.14	Property				443 East 78th Street
17.15	Property				340 East 55th Street
17.16	Property				407 East 81st Street
17.17	Property				340 East 61st Street
17.18	Property				242 East 75th Street
17.19	Property				342 East 76th Street
18	Loan	74, 75, 76	CREFI	Citi Real Estate Funding Inc.	Marriott Morgantown Waterfront
19	Loan	77	JPMCB	JPMorgan Chase Bank, National Association	Crystal Falls
20	Loan	78, 79, 80, 81	CREFI	Citi Real Estate Funding Inc.	Oakbrook Terrace
21	Loan	82	GACC	Deutsche Bank AG, New York Branch	Winsor Ranch Shopping Center
22	Loan		CREFI	Citi Real Estate Funding Inc.	Village of Martinsville
23	Loan	8, 83, 84, 85, 86, 87, 88, 89	JPMCB	Société Générale Financial Corporation and JPMorgan Chase Bank, National Association	SWVP Portfolio
23.01	Property				InterContinental
23.02	Property				DoubleTree Sunrise
23.03	Property				DoubleTree Charlotte
23.04	Property				DoubleTree RTP
24	Loan	90, 91, 92	JPMCB	JPMorgan Chase Bank, National Association	Mercy Medical Office Building
25	Loan	93, 94	GACC	Deutsche Bank AG, New York Branch	Dollar General Portfolio II
25.01	Property				Iron Mountain
25.02	Property				Deerwood
25.03	Property				Rose City
25.04	Property				Roscommon
25.05	Property				Bigfork
25.06	Property				Brimfield
25.07	Property				Whittemore
25.08	Property				Frederic
25.09	Property				Lenox
25.10	Property				Paullina
25.11	Property				Adair
25.12	Property				Akron
25.13	Property				New Harmony
25.14	Property				Table Grove
25.15	Property				Griswold
25.16	Property				Neosho
25.17	Property				Sidney
26	Loan		CREFI	Citi Real Estate Funding Inc.	Michigan Self Storage Portfolio
26.01	Property				Compass Self Storage Jackson
26.02	Property				Compass Self Storage Flat Rock
26.03	Property				Storage Pros Lansing
27	Loan	95, 96, 97	GACC	Deutsche Bank AG, New York Branch	Calexico Industrial
28	Loan	98	JPMCB	JPMorgan Chase Bank, National Association	Shoppes at Cresthaven
29	Loan	99	JPMCB	JPMorgan Chase Bank, National Association	Hampton Inn Denver Airport
30	Loan	100, 101, 102	JPMCB	JPMorgan Chase Bank, National Association	Lakeside Plaza
31	Loan	103, 104, 105	JPMCB	JPMorgan Chase Bank, National Association	Pegasus Landing
32	Loan	106	GACC	Deutsche Bank AG, New York Branch	Springhill Suites Chesapeake
33	Loan		GACC	Deutsche Bank AG, New York Branch	Jurupa Royale Apartments
34	Loan	8, 107, 108, 109, 110, 111, 112, 113	JPMCB	JPMorgan Chase Bank, National Association	Greenleaf at Howell
35	Loan	114	GACC	Deutsche Bank AG, New York Branch	Corporate Ridge I
36	Loan	115, 116	CREFI	Citi Real Estate Funding Inc.	Franklin Plaza

Benchmark 2019-B12 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Subordinate Debt ($)	Other Sources ($)	Total Sources ($)	Loan Payoff ($)	Purchase Price ($)	Closing Costs ($)
37	Loan	117	GACC	Deutsche Bank AG, New York Branch	New York Life Building
38	Loan	118	GACC	Deutsche Bank AG, New York Branch	Hampton Inn Terre Haute
39	Loan		CREFI	Citi Real Estate Funding Inc.	Causeway Center
40	Loan	119, 120	GACC	Deutsche Bank AG, New York Branch	Targhee Place
41	Loan	121, 122, 123	GACC	Deutsche Bank AG, New York Branch	Houston Building
42	Loan	124, 125	CREFI	Citi Real Estate Funding Inc.	Irvington Plaza
43	Loan	126, 127, 128, 129	GACC	Deutsche Bank AG, New York Branch	Oak Tree Place
44	Loan	130	CREFI	Citi Real Estate Funding Inc.	CVS Plymouth, MN
45	Loan		CREFI	Citi Real Estate Funding Inc.	Creekside Terrace
46	Loan	131	JPMCB	JPMorgan Chase Bank, National Association	Walgreens Stockton
47	Loan	132, 133, 134	JPMCB	JPMorgan Chase Bank, National Association	359 South La Brea

Benchmark 2019-B12 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Reserves ($)	Principal Equity Distribution ($)	Other Uses ($)	Total Uses ($)	Lockbox	Cash Management
1	Loan	8, 9, 10, 11	GACC	Deutsche Bank AG, New York Branch, Goldman Sachs Bank USA and Wells Fargo Bank, National Association	30 Hudson Yards	0	0	0	2,211,978,273	Hard	Springing
2	Loan	8, 12, 13	GACC	Deutsche Bank AG, New York Branch	Woodlands Mall	2,174,886	136,053,462	0	465,000,000	Hard	Springing
3	Loan	8, 14, 15, 16, 17, 18, 19, 20	CREFI	Citi Real Estate Funding Inc.	The Zappettini Portfolio	2,199,581	6,650,690	33,675,264	120,000,000	Springing	Springing
3.01	Property				1350 West Middlefield
3.02	Property				1212 Terra Bella
3.03	Property				850 - 900 North Shoreline
3.04	Property				1277 Terra Bella
3.05	Property				1215 Terra Bella
3.06	Property				1340 West Middlefield
3.07	Property				1255 Terra Bella
3.08	Property				1305 Terra Bella
3.09	Property				1330 West Middlefield
3.10	Property				1245 Terra Bella
4	Loan	21	GACC	Deutsche Bank AG, New York Branch	Montalvo Square	214,109	2,138,144	0	55,000,000	Hard	Springing
5	Loan	22, 23, 24, 25, 26, 27, 28, 29	JPMCB	JPMorgan Chase Bank, National Association	Chemours HQ	5,174,831	0	0	91,530,738	Hard	Springing
6	Loan	8, 30, 31, 32, 33, 34	JPMCB	JPMorgan Chase Bank, National Association	Osborn Triangle	0	0	0	1,156,942,656	Hard	Springing
6.01	Property				610 Main Street North
6.02	Property				1 Portland Street
6.03	Property				700 Main Street
7	Loan	8, 35, 36, 37	JPMCB	Natixis Real Estate Capital LLC	10000 Santa Monica Boulevard	890,641	7,654,907	0	350,000,000	Soft	In Place
8	Loan	8, 38, 39, 40, 41, 42, 43, 44, 45	JPMCB	JPMorgan Chase Bank, National Association	3 Columbus Circle	2,668,685	0	215,600,000	608,763,711	Hard	In Place
9	Loan	8, 46, 47, 48	CREFI	Citi Real Estate Funding Inc.	250 Livingston	5,524,746	41,116,488	0	125,000,000	Springing	Springing
10	Loan	8, 49, 50, 51	JPMCB	Morgan Stanley Bank, N.A., Wells Fargo Bank, N.A., JPMorgan Chase Bank, National Association and Goldman Sachs Bank USA	Grand Canal Shoppes	13,527,940	333,044,567	0	975,000,000	Hard	Springing
11	Loan	8, 52, 53	GACC	Deutsche Bank AG, New York Branch and UBS AG, by and through its branch office at 1285 Avenue of the Americas, New York, New York	CIRE Equity Retail & Industrial Portfolio	1,436,784	22,961,274	0	128,600,000	Hard	Springing
11.01	Property				Wood Village Town Center
11.02	Property				Pecan Promenade
11.03	Property				Valley Plaza
11.04	Property				Pear Tree
11.05	Property				Glendale Market Square
11.06	Property				Central Park Shopping Center
11.07	Property				Val Vista Towne Center
11.08	Property				2641 Hall Ave - Riverside, CA
11.09	Property				606 W Troy - Indianapolis, IN
11.10	Property				Homeland - Bartow, FL
11.11	Property				2621 Hall Ave - Riverside, CA
12	Loan	8, 54, 55	GACC	Deutsche Bank AG, New York Branch	Waterfront Plaza	9,957,694	5,103,303	0	125,000,000	Hard	Springing
13	Loan		CREFI	Citi Real Estate Funding Inc.	Compass Self Storage Florida Portfolio	309,586	7,198,842	0	39,750,000	Springing	Springing
13.01	Property				University Parkway Sarasota Self Storage
13.02	Property				Meadow Woods Orlando Self Storage
13.03	Property				Cortez Bradenton Self Storage
13.04	Property				Cheval Lutz Self Storage
13.05	Property				Waterford Lakes Orlando Self Storage
13.06	Property				Lockwood Sarasota Self Storage
14	Loan	8, 56, 57	GACC	Deutsche Bank AG, New York Branch	2 MacArthur	3,025,253	0	0	84,737,582	Hard	In Place
15	Loan	8, 58, 59, 60, 61	CREFI	Citi Real Estate Funding Inc.	The Centre	667,113	0	12,818,641	146,769,063	Springing	Springing
16	Loan	8, 62, 63, 64, 65, 66, 67, 68, 69, 70	JPMCB	JPMorgan Chase Bank, National Association	Vie Portfolio					Hard	In Place
16.01	Property				University Downs
16.02	Property				Ella Lofts
16.03	Property				University View
16.04	Property				Colonie
16.05	Property				Hillcrest Oakwood
16.06	Property				Southgate

Benchmark 2019-B12 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Reserves ($)	Principal Equity Distribution ($)	Other Uses ($)	Total Uses ($)	Lockbox	Cash Management
17	Loan	8, 71, 72, 73	JPMCB	JPMorgan Chase Bank, National Association	ICON Upper East Side Portfolio					Soft	In Place
17.01	Property				244 East 78th Street
17.02	Property				332 East 71st Street
17.03	Property				323 East 78th Street
17.04	Property				513 East 82nd Street
17.05	Property				502 East 73rd Street
17.06	Property				1556 Second Avenue
17.07	Property				344 East 55th Street
17.08	Property				228 East 84th Street
17.09	Property				419 East 82nd Street
17.10	Property				340 East 81st Street
17.11	Property				338 East 55th Street
17.12	Property				409 East 81st Street
17.13	Property				322 East 74th Street
17.14	Property				443 East 78th Street
17.15	Property				340 East 55th Street
17.16	Property				407 East 81st Street
17.17	Property				340 East 61st Street
17.18	Property				242 East 75th Street
17.19	Property				342 East 76th Street
18	Loan	74, 75, 76	CREFI	Citi Real Estate Funding Inc.	Marriott Morgantown Waterfront					Springing	Springing
19	Loan	77	JPMCB	JPMorgan Chase Bank, National Association	Crystal Falls					Hard	Springing
20	Loan	78, 79, 80, 81	CREFI	Citi Real Estate Funding Inc.	Oakbrook Terrace					Soft	Springing
21	Loan	82	GACC	Deutsche Bank AG, New York Branch	Winsor Ranch Shopping Center					Springing	Springing
22	Loan		CREFI	Citi Real Estate Funding Inc.	Village of Martinsville					Springing	Springing
23	Loan	8, 83, 84, 85, 86, 87, 88, 89	JPMCB	Société Générale Financial Corporation and JPMorgan Chase Bank, National Association	SWVP Portfolio					Hard	Springing
23.01	Property				InterContinental
23.02	Property				DoubleTree Sunrise
23.03	Property				DoubleTree Charlotte
23.04	Property				DoubleTree RTP
24	Loan	90, 91, 92	JPMCB	JPMorgan Chase Bank, National Association	Mercy Medical Office Building					Hard	Springing
25	Loan	93, 94	GACC	Deutsche Bank AG, New York Branch	Dollar General Portfolio II					Hard	In Place
25.01	Property				Iron Mountain
25.02	Property				Deerwood
25.03	Property				Rose City
25.04	Property				Roscommon
25.05	Property				Bigfork
25.06	Property				Brimfield
25.07	Property				Whittemore
25.08	Property				Frederic
25.09	Property				Lenox
25.10	Property				Paullina
25.11	Property				Adair
25.12	Property				Akron
25.13	Property				New Harmony
25.14	Property				Table Grove
25.15	Property				Griswold
25.16	Property				Neosho
25.17	Property				Sidney
26	Loan		CREFI	Citi Real Estate Funding Inc.	Michigan Self Storage Portfolio					Springing	Springing
26.01	Property				Compass Self Storage Jackson
26.02	Property				Compass Self Storage Flat Rock
26.03	Property				Storage Pros Lansing
27	Loan	95, 96, 97	GACC	Deutsche Bank AG, New York Branch	Calexico Industrial					Springing	Springing
28	Loan	98	JPMCB	JPMorgan Chase Bank, National Association	Shoppes at Cresthaven					Hard	In Place
29	Loan	99	JPMCB	JPMorgan Chase Bank, National Association	Hampton Inn Denver Airport					Springing	Springing
30	Loan	100, 101, 102	JPMCB	JPMorgan Chase Bank, National Association	Lakeside Plaza					Hard	Springing
31	Loan	103, 104, 105	JPMCB	JPMorgan Chase Bank, National Association	Pegasus Landing					Springing	Springing
32	Loan	106	GACC	Deutsche Bank AG, New York Branch	Springhill Suites Chesapeake					Hard	Springing
33	Loan		GACC	Deutsche Bank AG, New York Branch	Jurupa Royale Apartments					Soft	In Place
34	Loan	8, 107, 108, 109, 110, 111, 112, 113	JPMCB	JPMorgan Chase Bank, National Association	Greenleaf at Howell					Hard	Springing
35	Loan	114	GACC	Deutsche Bank AG, New York Branch	Corporate Ridge I					Springing	Springing
36	Loan	115, 116	CREFI	Citi Real Estate Funding Inc.	Franklin Plaza					Springing	Springing

Benchmark 2019-B12 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Reserves ($)	Principal Equity Distribution ($)	Other Uses ($)	Total Uses ($)	Lockbox	Cash Management
37	Loan	117	GACC	Deutsche Bank AG, New York Branch	New York Life Building					Springing	Springing
38	Loan	118	GACC	Deutsche Bank AG, New York Branch	Hampton Inn Terre Haute					Springing	Springing
39	Loan		CREFI	Citi Real Estate Funding Inc.	Causeway Center					Springing	Springing
40	Loan	119, 120	GACC	Deutsche Bank AG, New York Branch	Targhee Place					Springing	Springing
41	Loan	121, 122, 123	GACC	Deutsche Bank AG, New York Branch	Houston Building					Springing	Springing
42	Loan	124, 125	CREFI	Citi Real Estate Funding Inc.	Irvington Plaza					Springing	Springing
43	Loan	126, 127, 128, 129	GACC	Deutsche Bank AG, New York Branch	Oak Tree Place					Springing	Springing
44	Loan	130	CREFI	Citi Real Estate Funding Inc.	CVS Plymouth, MN					Hard	Springing
45	Loan		CREFI	Citi Real Estate Funding Inc.	Creekside Terrace					Soft	Springing
46	Loan	131	JPMCB	JPMorgan Chase Bank, National Association	Walgreens Stockton					Springing	Springing
47	Loan	132, 133, 134	JPMCB	JPMorgan Chase Bank, National Association	359 South La Brea					Hard	Springing

Benchmark 2019-B12 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Cash Management Triggers	Ground Lease Y/N	Ground Lease Expiration Date
1	Loan	8, 9, 10, 11	GACC	Deutsche Bank AG, New York Branch, Goldman Sachs Bank USA and Wells Fargo Bank, National Association	30 Hudson Yards	(i) the occurrence of an Event of Default, (ii) Debt Yield is less than 6.5% or (iii) the occurence of a Lease Sweep Period	No
2	Loan	8, 12, 13	GACC	Deutsche Bank AG, New York Branch	Woodlands Mall	(i) the occurrence of an Event of Default, (ii) Bankruptcy Action of Borrower or Guarantor, (iii) Aggregate DSCR is less than 1.45x, (iv) the occurrence of a Major Anchor Sweep Period, (v) the occurrence of a Mezzanine Loan Default	No
3	Loan	8, 14, 15, 16, 17, 18, 19, 20	CREFI	Citi Real Estate Funding Inc.	The Zappettini Portfolio	(i) the occurrence of an Event of Default, (ii) Debt Yield is less than 6.00%	No
3.01	Property				1350 West Middlefield		No
3.02	Property				1212 Terra Bella		No
3.03	Property				850 - 900 North Shoreline		No
3.04	Property				1277 Terra Bella		No
3.05	Property				1215 Terra Bella		No
3.06	Property				1340 West Middlefield		No
3.07	Property				1255 Terra Bella		No
3.08	Property				1305 Terra Bella		No
3.09	Property				1330 West Middlefield		No
3.10	Property				1245 Terra Bella		No
4	Loan	21	GACC	Deutsche Bank AG, New York Branch	Montalvo Square	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.15x, (iii) the occurrence of a Lease Sweep Period	Yes	2/14/2032
5	Loan	22, 23, 24, 25, 26, 27, 28, 29	JPMCB	JPMorgan Chase Bank, National Association	Chemours HQ	(i) the occurrence of an Event of Default, (ii) Bankruptcy Action of Borrower, Sponsor Master Lessee, HTC Master Lessee, Managing Member of HTC Master Lessee, Pledger or Manager, (iii) DSCR is less than 1.35x, (iv) the occurrence of a Tenant Trigger Event, (v) the occurrence of a Tenant Downgrade Trigger Event	No
6	Loan	8, 30, 31, 32, 33, 34	JPMCB	JPMorgan Chase Bank, National Association	Osborn Triangle	(i) the occurrence of an Event of Default, (ii) Bankruptcy Action of Borrower or Manager, (iii) DSCR is less than 1.25x, (iv) the occurrence of a Tenant Trigger	Yes
6.01	Property				610 Main Street North		Yes
6.02	Property				1 Portland Street		Yes
6.03	Property				700 Main Street		Yes
7	Loan	8, 35, 36, 37	JPMCB	Natixis Real Estate Capital LLC	10000 Santa Monica Boulevard	(i) the occurrence of an Event of Default, (ii) Bankruptcy Action of Borrower or Manager, (iii) Debt Yield is less than 5.75%, (iv) the occurrence of a Club Revenues Trigger Event, (v) the occurrence of a Short-Term Lease Excess Event	No
8	Loan	8, 38, 39, 40, 41, 42, 43, 44, 45	JPMCB	JPMorgan Chase Bank, National Association	3 Columbus Circle	(i) the occurrence of an Event of Default, (ii) Bankruptcy Action of Borrower or Manager, (iii) DSCR is less than 1.30x, (iv) Tenant Trigger Event	No
9	Loan	8, 46, 47, 48	CREFI	Citi Real Estate Funding Inc.	250 Livingston	(i) the occurrence of an Event of Default, (ii) Debt Yield is less than 7.0%, (iii) the occurrence of a Specified Tenant Trigger Period	No
10	Loan	8, 49, 50, 51	JPMCB	Morgan Stanley Bank, N.A., Wells Fargo Bank, N.A., JPMorgan Chase Bank, National Association and Goldman Sachs Bank USA	Grand Canal Shoppes	(i) the occurrence of an Event of Default, (ii) Debt Yield is less than 6.50%	Yes	5/14/2093 (Venetian Casino Resort); 2/28/2097 (Palazzo Hotel and Casino); 2/29/2064 (Walgreens)
11	Loan	8, 52, 53	GACC	Deutsche Bank AG, New York Branch and UBS AG, by and through its branch office at 1285 Avenue of the Americas, New York, New York	CIRE Equity Retail & Industrial Portfolio	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.10x	No
11.01	Property				Wood Village Town Center		No
11.02	Property				Pecan Promenade		No
11.03	Property				Valley Plaza		No
11.04	Property				Pear Tree		No
11.05	Property				Glendale Market Square		No
11.06	Property				Central Park Shopping Center		No
11.07	Property				Val Vista Towne Center		No
11.08	Property				2641 Hall Ave - Riverside, CA		No
11.09	Property				606 W Troy - Indianapolis, IN		No
11.10	Property				Homeland - Bartow, FL		No
11.11	Property				2621 Hall Ave - Riverside, CA		No
12	Loan	8, 54, 55	GACC	Deutsche Bank AG, New York Branch	Waterfront Plaza	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.15x, (iii) the occurrence of a Lease Sweep Period	Yes	12/31/2060
13	Loan		CREFI	Citi Real Estate Funding Inc.	Compass Self Storage Florida Portfolio	(i) the occurrence of an Event of Default, (ii) Debt Yield is less than 7.50%	No
13.01	Property				University Parkway Sarasota Self Storage		No
13.02	Property				Meadow Woods Orlando Self Storage		No
13.03	Property				Cortez Bradenton Self Storage		No
13.04	Property				Cheval Lutz Self Storage		No
13.05	Property				Waterford Lakes Orlando Self Storage		No
13.06	Property				Lockwood Sarasota Self Storage		No
14	Loan	8, 56, 57	GACC	Deutsche Bank AG, New York Branch	2 MacArthur	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.15x, (iii) the occurrence of a Lease Sweep Period	No
15	Loan	8, 58, 59, 60, 61	CREFI	Citi Real Estate Funding Inc.	The Centre	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.15x	No
16	Loan	8, 62, 63, 64, 65, 66, 67, 68, 69, 70	JPMCB	JPMorgan Chase Bank, National Association	Vie Portfolio	(i) the occurrence of an Event of Default, (ii) Bankruptcy Action of Borrower, Master Lessee, Master Sublessee or Manager, (iii) DSCR is less than 1.40x	No
16.01	Property				University Downs		No
16.02	Property				Ella Lofts		No
16.03	Property				University View		No
16.04	Property				Colonie		No
16.05	Property				Hillcrest Oakwood		No
16.06	Property				Southgate		No

Benchmark 2019-B12 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Cash Management Triggers	Ground Lease Y/N	Ground Lease Expiration Date
17	Loan	8, 71, 72, 73	JPMCB	JPMorgan Chase Bank, National Association	ICON Upper East Side Portfolio	(i) the occurrence of an Event of Default, (ii) Bankruptcy Action of Borrower or Manager, (iii) DSCR is less than 1.05x, (iv) failure to comply with certain financial reporting requirements	No
17.01	Property				244 East 78th Street		No
17.02	Property				332 East 71st Street		No
17.03	Property				323 East 78th Street		No
17.04	Property				513 East 82nd Street		No
17.05	Property				502 East 73rd Street		No
17.06	Property				1556 Second Avenue		No
17.07	Property				344 East 55th Street		No
17.08	Property				228 East 84th Street		No
17.09	Property				419 East 82nd Street		No
17.10	Property				340 East 81st Street		No
17.11	Property				338 East 55th Street		No
17.12	Property				409 East 81st Street		No
17.13	Property				322 East 74th Street		No
17.14	Property				443 East 78th Street		No
17.15	Property				340 East 55th Street		No
17.16	Property				407 East 81st Street		No
17.17	Property				340 East 61st Street		No
17.18	Property				242 East 75th Street		No
17.19	Property				342 East 76th Street		No
18	Loan	74, 75, 76	CREFI	Citi Real Estate Funding Inc.	Marriott Morgantown Waterfront	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.25x, (iii) the occurrence of a Franchise Agreement Trigger Period, (iv) Bankruptcy Action of Manager	Yes	11/26/2024
19	Loan	77	JPMCB	JPMorgan Chase Bank, National Association	Crystal Falls	(i) the occurrence of an Event of Default, (ii) Bankruptcy Action of Borrower or Manager, (iii) DSCR is less than 1.40x, (iv) the occurrence of a Specified Tenant Sweep Event	No
20	Loan	78, 79, 80, 81	CREFI	Citi Real Estate Funding Inc.	Oakbrook Terrace	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.25x, (iii) the occurrence of a Specified Tenant Trigger Period	No
21	Loan	82	GACC	Deutsche Bank AG, New York Branch	Winsor Ranch Shopping Center	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.15x, (iii) the occurrence of a Lease Sweep Period	No
22	Loan		CREFI	Citi Real Estate Funding Inc.	Village of Martinsville	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.15x, (iii) the occurrence of a Specified Tenant Trigger Period	No
23	Loan	8, 83, 84, 85, 86, 87, 88, 89	JPMCB	Société Générale Financial Corporation and JPMorgan Chase Bank, National Association	SWVP Portfolio	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.40x, (iii) the occurrence of a Franchise Trigger Event, (iv) the occurrence of an Insolvency Cash Management Trigger Event	No
23.01	Property				InterContinental		No
23.02	Property				DoubleTree Sunrise		No
23.03	Property				DoubleTree Charlotte		No
23.04	Property				DoubleTree RTP		No
24	Loan	90, 91, 92	JPMCB	JPMorgan Chase Bank, National Association	Mercy Medical Office Building	(i) the occurrence of an Event of Default, (ii) Bankruptcy Action of Borrower, Manager or Trigger Lease Tenant, (iii) DSCR is less than 1.20x, (iv) the occurrence of a Trigger Lease Go-Dark Event, (v) the occurrence of a Trigger Lease Downgrade Event	No
25	Loan	93, 94	GACC	Deutsche Bank AG, New York Branch	Dollar General Portfolio II	(i) the occurrence of the Anticipated Repayment Date, (ii) the occurrence of an Event of Default, (iii) DSCR is less than 1.10x, (iv) the occurrence of a Lease Sweep Period	No
25.01	Property				Iron Mountain		No
25.02	Property				Deerwood		No
25.03	Property				Rose City		No
25.04	Property				Roscommon		No
25.05	Property				Bigfork		No
25.06	Property				Brimfield		No
25.07	Property				Whittemore		No
25.08	Property				Frederic		No
25.09	Property				Lenox		No
25.10	Property				Paullina		No
25.11	Property				Adair		No
25.12	Property				Akron		No
25.13	Property				New Harmony		No
25.14	Property				Table Grove		No
25.15	Property				Griswold		No
25.16	Property				Neosho		No
25.17	Property				Sidney		No
26	Loan		CREFI	Citi Real Estate Funding Inc.	Michigan Self Storage Portfolio	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.20x	No
26.01	Property				Compass Self Storage Jackson		No
26.02	Property				Compass Self Storage Flat Rock		No
26.03	Property				Storage Pros Lansing		No
27	Loan	95, 96, 97	GACC	Deutsche Bank AG, New York Branch	Calexico Industrial	(i) the occurrence of an Event of Default, (ii) commencement of a Lease Sweep Period, (iii) DSCR is less than 1.25x	No
28	Loan	98	JPMCB	JPMorgan Chase Bank, National Association	Shoppes at Cresthaven	(i) the occurrence of an Event of Default, (ii) Bankruptcy Action of Borrower, (iii) DSCR is less than 1.10x	No
29	Loan	99	JPMCB	JPMorgan Chase Bank, National Association	Hampton Inn Denver Airport	(i) the occurrence of an Event of Default, (ii) Bankruptcy Action of Borrower or Manager, (iii) DSCR is less than 1.35x	No
30	Loan	100, 101, 102	JPMCB	JPMorgan Chase Bank, National Association	Lakeside Plaza	(i) the occurrence of an Event of Default, (ii) Bankruptcy Action of Borrower or Manager, (iii) DSCR is less than 1.20x	No
31	Loan	103, 104, 105	JPMCB	JPMorgan Chase Bank, National Association	Pegasus Landing	(i) the occurrence of an Event of Default, (ii) Bankruptcy Action of Borrower or Manager, (iii) DSCR is less than 1.25x	No
32	Loan	106	GACC	Deutsche Bank AG, New York Branch	Springhill Suites Chesapeake	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.35x, (iii) the occurrence of a Franchise Trigger Period	No
33	Loan		GACC	Deutsche Bank AG, New York Branch	Jurupa Royale Apartments	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.20x	No
34	Loan	8, 107, 108, 109, 110, 111, 112, 113	JPMCB	JPMorgan Chase Bank, National Association	Greenleaf at Howell	(i) the occurrence of an Event of Default, (ii) Bankruptcy Action of Borrower or Manager, (iii) DSCR is less than 1.15x, (iv) the occurrence of a Significant Tenant Trigger	No
35	Loan	114	GACC	Deutsche Bank AG, New York Branch	Corporate Ridge I	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.15x, (iii) Bankruptcy Action of Guarantor or Manager, (iv) Sweep Lease Sweep Period	No
36	Loan	115, 116	CREFI	Citi Real Estate Funding Inc.	Franklin Plaza	(i) the occurrence of an Event of Default, (ii) Debt Yield is less than 6.5%, (iii) the occurrence of a Specified Tenant Trigger Period	No

Benchmark 2019-B12 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Cash Management Triggers	Ground Lease Y/N	Ground Lease Expiration Date
37	Loan	117	GACC	Deutsche Bank AG, New York Branch	New York Life Building	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.15x, (iii) Bankruptcy Action of Guarantor or Manager, (iv) the occurrence of a Sweep Lease Sweep Period	No
38	Loan	118	GACC	Deutsche Bank AG, New York Branch	Hampton Inn Terre Haute	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.30x, (iii) Bankruptcy Action of Borrower, Guarantor or Manager	No
39	Loan		CREFI	Citi Real Estate Funding Inc.	Causeway Center	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.25x	No
40	Loan	119, 120	GACC	Deutsche Bank AG, New York Branch	Targhee Place	(i) the occurrence of an Event of Default, (ii) On or after June 6, 2020 DSCR is less than 1.35x	No
41	Loan	121, 122, 123	GACC	Deutsche Bank AG, New York Branch	Houston Building	(i) the occurrence of an Event of Default, (ii) the commencement of a Lease Sweep Period, (iii) DSCR is less than 1.20x	No
42	Loan	124, 125	CREFI	Citi Real Estate Funding Inc.	Irvington Plaza	(i) the occurrence of an Event of Default, (ii) Debt Yield is less than 7.50%, (iii) the occurrence of a Specified Tenant Trigger Event	No
43	Loan	126, 127, 128, 129	GACC	Deutsche Bank AG, New York Branch	Oak Tree Place	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.20x, (iii) Bankruptcy Action of Borrower, Guarantor or Manager	No
44	Loan	130	CREFI	Citi Real Estate Funding Inc.	CVS Plymouth, MN	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.30x, (iii) the occurrence of a Specified Tenant Trigger Period	No
45	Loan		CREFI	Citi Real Estate Funding Inc.	Creekside Terrace	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.20x, (iii) the occurrence of a Specified Tenant Trigger Period	No
46	Loan	131	JPMCB	JPMorgan Chase Bank, National Association	Walgreens Stockton	(i) the occurrence of an Event of Default, (ii) Bankruptcy Action of Borrower or Manager, (iii) DSCR is less than 1.60x, (iv) the occurrence of a Walgreens Trigger Event	No
47	Loan	132, 133, 134	JPMCB	JPMorgan Chase Bank, National Association	359 South La Brea	(i) the occurrence of an Event of Default, (ii) Bankruptcy Action of Borrower, (iii) the occurrence of a Property Manager Trigger, (iv) the occurrence of a Tenant Trigger	No

Benchmark 2019-B12 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Annual Ground Lease Payment ($)	Franchise Agreement Expiration	Cut-off Date Pari Passu Companion Loan Balance ($)	Cut-off Date Subordinate Companion Loan Balance ($)	Subordinate Companion Loan Interest Rate (%)	Cut-off Date Mezzanine Debt Balance ($)	Mezzanine Debt Interest Rate (%)	Terrorism Insurance Required Y/N	Control Number
1	Loan	8, 9, 10, 11	GACC	Deutsche Bank AG, New York Branch, Goldman Sachs Bank USA and Wells Fargo Bank, National Association	30 Hudson Yards			1,026,800,000.00	310,000,000.00	4.21709677%			Yes	1
2	Loan	8, 12, 13	GACC	Deutsche Bank AG, New York Branch	Woodlands Mall			171,400,000.00	177,400,000.00	4.25600%	40,000,000	5.50000%	Yes	2
3	Loan	8, 14, 15, 16, 17, 18, 19, 20	CREFI	Citi Real Estate Funding Inc.	The Zappettini Portfolio			55,000,000.00					Yes	3
3.01	Property				1350 West Middlefield								Yes	3.01
3.02	Property				1212 Terra Bella								Yes	3.02
3.03	Property				850 - 900 North Shoreline								Yes	3.03
3.04	Property				1277 Terra Bella								Yes	3.04
3.05	Property				1215 Terra Bella								Yes	3.05
3.06	Property				1340 West Middlefield								Yes	3.06
3.07	Property				1255 Terra Bella								Yes	3.07
3.08	Property				1305 Terra Bella								Yes	3.08
3.09	Property				1330 West Middlefield								Yes	3.09
3.10	Property				1245 Terra Bella								Yes	3.10
4	Loan	21	GACC	Deutsche Bank AG, New York Branch	Montalvo Square	95,000							Yes	4
5	Loan	22, 23, 24, 25, 26, 27, 28, 29	JPMCB	JPMorgan Chase Bank, National Association	Chemours HQ								Yes	5
6	Loan	8, 30, 31, 32, 33, 34	JPMCB	JPMorgan Chase Bank, National Association	Osborn Triangle			380,000,000.00	145,000,000.00	3.79700%			Yes	6
6.01	Property				610 Main Street North								Yes	6.01
6.02	Property				1 Portland Street								Yes	6.02
6.03	Property				700 Main Street								Yes	6.03
7	Loan	8, 35, 36, 37	JPMCB	Natixis Real Estate Capital LLC	10000 Santa Monica Boulevard			170,000,000.00	130,000,000.00	4.15000%			Yes	7
8	Loan	8, 38, 39, 40, 41, 42, 43, 44, 45	JPMCB	JPMorgan Chase Bank, National Association	3 Columbus Circle			440,000,000.00	105,000,000.00	3.91400%			Yes	8
9	Loan	8, 46, 47, 48	CREFI	Citi Real Estate Funding Inc.	250 Livingston			75,000,000.00					Yes	9
10	Loan	8, 49, 50, 51	JPMCB	Morgan Stanley Bank, N.A., Wells Fargo Bank, N.A., JPMorgan Chase Bank, National Association and Goldman Sachs Bank USA	Grand Canal Shoppes	Various		710,000,000.00	215,000,000.00	6.25000%			Yes	10
11	Loan	8, 52, 53	GACC	Deutsche Bank AG, New York Branch and UBS AG, by and through its branch office at 1285 Avenue of the Americas, New York, New York	CIRE Equity Retail & Industrial Portfolio			78,600,000.00					Yes	11
11.01	Property				Wood Village Town Center								Yes	11.01
11.02	Property				Pecan Promenade								Yes	11.02
11.03	Property				Valley Plaza								Yes	11.03
11.04	Property				Pear Tree								Yes	11.04
11.05	Property				Glendale Market Square								Yes	11.05
11.06	Property				Central Park Shopping Center								Yes	11.06
11.07	Property				Val Vista Towne Center								Yes	11.07
11.08	Property				2641 Hall Ave - Riverside, CA								Yes	11.08
11.09	Property				606 W Troy - Indianapolis, IN								Yes	11.09
11.10	Property				Homeland - Bartow, FL								Yes	11.10
11.11	Property				2621 Hall Ave - Riverside, CA								Yes	11.11
12	Loan	8, 54, 55	GACC	Deutsche Bank AG, New York Branch	Waterfront Plaza	2,928,000		74,734,022.51					Yes	12
13	Loan		CREFI	Citi Real Estate Funding Inc.	Compass Self Storage Florida Portfolio								Yes	13
13.01	Property				University Parkway Sarasota Self Storage								Yes	13.01
13.02	Property				Meadow Woods Orlando Self Storage								Yes	13.02
13.03	Property				Cortez Bradenton Self Storage								Yes	13.03
13.04	Property				Cheval Lutz Self Storage								Yes	13.04
13.05	Property				Waterford Lakes Orlando Self Storage								Yes	13.05
13.06	Property				Lockwood Sarasota Self Storage								Yes	13.06
14	Loan	8, 56, 57	GACC	Deutsche Bank AG, New York Branch	2 MacArthur				20,000,000.00	5.45000%			Yes	14
15	Loan	8, 58, 59, 60, 61	CREFI	Citi Real Estate Funding Inc.	The Centre			30,000,000.00	70,000,000.00	3.45000%			Yes	15
16	Loan	8, 62, 63, 64, 65, 66, 67, 68, 69, 70	JPMCB	JPMorgan Chase Bank, National Association	Vie Portfolio			46,500,000.00					Yes	16
16.01	Property				University Downs								Yes	16.01
16.02	Property				Ella Lofts								Yes	16.02
16.03	Property				University View								Yes	16.03
16.04	Property				Colonie								Yes	16.04
16.05	Property				Hillcrest Oakwood								Yes	16.05
16.06	Property				Southgate								Yes	16.06

Benchmark 2019-B12 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Annual Ground Lease Payment ($)	Franchise Agreement Expiration	Cut-off Date Pari Passu Companion Loan Balance ($)	Cut-off Date Subordinate Companion Loan Balance ($)	Subordinate Companion Loan Interest Rate (%)	Cut-off Date Mezzanine Debt Balance ($)	Mezzanine Debt Interest Rate (%)	Terrorism Insurance Required Y/N	Control Number
17	Loan	8, 71, 72, 73	JPMCB	JPMorgan Chase Bank, National Association	ICON Upper East Side Portfolio			33,500,000.00	57,200,000.00	4.50000%			Yes	17
17.01	Property				244 East 78th Street								Yes	17.01
17.02	Property				332 East 71st Street								Yes	17.02
17.03	Property				323 East 78th Street								Yes	17.03
17.04	Property				513 East 82nd Street								Yes	17.04
17.05	Property				502 East 73rd Street								Yes	17.05
17.06	Property				1556 Second Avenue								Yes	17.06
17.07	Property				344 East 55th Street								Yes	17.07
17.08	Property				228 East 84th Street								Yes	17.08
17.09	Property				419 East 82nd Street								Yes	17.09
17.10	Property				340 East 81st Street								Yes	17.10
17.11	Property				338 East 55th Street								Yes	17.11
17.12	Property				409 East 81st Street								Yes	17.12
17.13	Property				322 East 74th Street								Yes	17.13
17.14	Property				443 East 78th Street								Yes	17.14
17.15	Property				340 East 55th Street								Yes	17.15
17.16	Property				407 East 81st Street								Yes	17.16
17.17	Property				340 East 61st Street								Yes	17.17
17.18	Property				242 East 75th Street								Yes	17.18
17.19	Property				342 East 76th Street								Yes	17.19
18	Loan	74, 75, 76	CREFI	Citi Real Estate Funding Inc.	Marriott Morgantown Waterfront	62,874	5/17/2037						Yes	18
19	Loan	77	JPMCB	JPMorgan Chase Bank, National Association	Crystal Falls								Yes	19
20	Loan	78, 79, 80, 81	CREFI	Citi Real Estate Funding Inc.	Oakbrook Terrace								Yes	20
21	Loan	82	GACC	Deutsche Bank AG, New York Branch	Winsor Ranch Shopping Center								Yes	21
22	Loan		CREFI	Citi Real Estate Funding Inc.	Village of Martinsville								Yes	22
23	Loan	8, 83, 84, 85, 86, 87, 88, 89	JPMCB	Société Générale Financial Corporation and JPMorgan Chase Bank, National Association	SWVP Portfolio			185,000,000.00					Yes	23
23.01	Property				InterContinental		1/23/2033						Yes	23.01
23.02	Property				DoubleTree Sunrise		5/31/2029						Yes	23.02
23.03	Property				DoubleTree Charlotte		10/31/2029						Yes	23.03
23.04	Property				DoubleTree RTP		5/31/2030						Yes	23.04
24	Loan	90, 91, 92	JPMCB	JPMorgan Chase Bank, National Association	Mercy Medical Office Building								Yes	24
25	Loan	93, 94	GACC	Deutsche Bank AG, New York Branch	Dollar General Portfolio II								Yes	25
25.01	Property				Iron Mountain								Yes	25.01
25.02	Property				Deerwood								Yes	25.02
25.03	Property				Rose City								Yes	25.03
25.04	Property				Roscommon								Yes	25.04
25.05	Property				Bigfork								Yes	25.05
25.06	Property				Brimfield								Yes	25.06
25.07	Property				Whittemore								Yes	25.07
25.08	Property				Frederic								Yes	25.08
25.09	Property				Lenox								Yes	25.09
25.10	Property				Paullina								Yes	25.10
25.11	Property				Adair								Yes	25.11
25.12	Property				Akron								Yes	25.12
25.13	Property				New Harmony								Yes	25.13
25.14	Property				Table Grove								Yes	25.14
25.15	Property				Griswold								Yes	25.15
25.16	Property				Neosho								Yes	25.16
25.17	Property				Sidney								Yes	25.17
26	Loan		CREFI	Citi Real Estate Funding Inc.	Michigan Self Storage Portfolio								Yes	26
26.01	Property				Compass Self Storage Jackson								Yes	26.01
26.02	Property				Compass Self Storage Flat Rock								Yes	26.02
26.03	Property				Storage Pros Lansing								Yes	26.03
27	Loan	95, 96, 97	GACC	Deutsche Bank AG, New York Branch	Calexico Industrial								Yes	27
28	Loan	98	JPMCB	JPMorgan Chase Bank, National Association	Shoppes at Cresthaven								Yes	28
29	Loan	99	JPMCB	JPMorgan Chase Bank, National Association	Hampton Inn Denver Airport		7/31/2034						Yes	29
30	Loan	100, 101, 102	JPMCB	JPMorgan Chase Bank, National Association	Lakeside Plaza								Yes	30
31	Loan	103, 104, 105	JPMCB	JPMorgan Chase Bank, National Association	Pegasus Landing								Yes	31
32	Loan	106	GACC	Deutsche Bank AG, New York Branch	Springhill Suites Chesapeake		9/30/2038						Yes	32
33	Loan		GACC	Deutsche Bank AG, New York Branch	Jurupa Royale Apartments								Yes	33
34	Loan	8, 107, 108, 109, 110, 111, 112, 113	JPMCB	JPMorgan Chase Bank, National Association	Greenleaf at Howell			36,500,000.00					Yes	34
35	Loan	114	GACC	Deutsche Bank AG, New York Branch	Corporate Ridge I								Yes	35
36	Loan	115, 116	CREFI	Citi Real Estate Funding Inc.	Franklin Plaza								Yes	36

Benchmark 2019-B12 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Annual Ground Lease Payment ($)	Franchise Agreement Expiration	Cut-off Date Pari Passu Companion Loan Balance ($)	Cut-off Date Subordinate Companion Loan Balance ($)	Subordinate Companion Loan Interest Rate (%)	Cut-off Date Mezzanine Debt Balance ($)	Mezzanine Debt Interest Rate (%)	Terrorism Insurance Required Y/N	Control Number
37	Loan	117	GACC	Deutsche Bank AG, New York Branch	New York Life Building								Yes	37
38	Loan	118	GACC	Deutsche Bank AG, New York Branch	Hampton Inn Terre Haute		3/31/2030						Yes	38
39	Loan		CREFI	Citi Real Estate Funding Inc.	Causeway Center								Yes	39
40	Loan	119, 120	GACC	Deutsche Bank AG, New York Branch	Targhee Place								Yes	40
41	Loan	121, 122, 123	GACC	Deutsche Bank AG, New York Branch	Houston Building								Yes	41
42	Loan	124, 125	CREFI	Citi Real Estate Funding Inc.	Irvington Plaza								Yes	42
43	Loan	126, 127, 128, 129	GACC	Deutsche Bank AG, New York Branch	Oak Tree Place								Yes	43
44	Loan	130	CREFI	Citi Real Estate Funding Inc.	CVS Plymouth, MN								Yes	44
45	Loan		CREFI	Citi Real Estate Funding Inc.	Creekside Terrace								Yes	45
46	Loan	131	JPMCB	JPMorgan Chase Bank, National Association	Walgreens Stockton								Yes	46
47	Loan	132, 133, 134	JPMCB	JPMorgan Chase Bank, National Association	359 South La Brea								Yes	47

Footnotes to Annex A

(1)	The Administrative Fee Rate includes the Servicing Fee Rate, the Operating Advisor Fee Rate, the Trustee/Certificate Administrator Fee Rate and the CREFC® Intellectual Property Royalty License Fee Rate applicable to each Mortgage Loan.

(2)	The monthly debt service shown for Mortgage Loans with a partial interest-only period reflects the amount payable after the expiration of the interest-only period.

(3)	The open period is inclusive of the Maturity Date / ARD.

(4)	Underwritten NCF DSCR (x) is calculated based on amortizing debt service payments (except for interest-only loans).

(5)	Occupancy (%) reflects tenants that have signed leases, but are not yet in occupancy or may not be paying rent.

(6)	The lease expirations shown are based on full lease terms; however, in some instances, the tenant may have the option to terminate its lease prior to the expiration date shown. In addition, in some instances, a tenant may have the right to assign its lease or sublease the leased premises and be released from its obligations under the lease.

(7)	If the purpose of the Mortgage Loan was to finance an acquisition of the Mortgaged Property, the field “Principal’s New Cash Contribution” reflects the cash investment by one or more of the equity owners in the borrower in connection with such acquisition. If the purpose of the Mortgage Loan was to refinance the Mortgaged Property, the field “Principal’s New Cash Contribution” reflects the cash contributed to the borrower by one or more of the equity owners at the time the Mortgage Loan was originated.

(8)	The Cut-off Date Balance ($) reflects only the Mortgage Loan included in the Issuing Entity (which may be evidenced by one or more promissory notes); however, such Mortgage Loan is part of a Loan Combination comprised of such Mortgage Loan and one or more Pari Passu Companion Loan(s) and/or Subordinate Companion Loan(s) that are held outside the Issuing Entity, each of which is evidenced by one or more separate promissory notes. With respect to each such Mortgage Loan that is part of a Loan Combination, the Cut-off Date LTV Ratio (%), LTV Ratio at Maturity / ARD (%), Underwritten NCF DSCR (x), Debt Yield on Underwritten Net Operating Income (%), Debt Yield on Underwritten Net Cash Flow (%) and Loan Per Unit ($) calculations include any related Pari Passu Companion Loan(s) but exclude any related Subordinate Companion Loan. See “Description of the Mortgage Pool—The Loan Combinations” in the Preliminary Prospectus for more information regarding the Loan Combination(s).

(9)	The lockout period will be at least 25 payment dates beginning with and including the First Due Date of August 6, 2019. The assumed lockout period of 25 payments is based on the expected BMARK 2019-B12 securitization closing date in August 2019. The actual lockout period may be longer.

(10)	Provided no event of default is continuing, the lender shall disburse capital expenditure funds to the borrower out of the capital expenditure account, within ten (10) days after the delivery by the borrower to the lender of a request therefore (but not more often than once per month), in increments of at least $5,000 (or a lesser amount if the total amount in the capital expenditure account is less than $5,000, in which case only one disbursement of the amount remaining in the account shall be made.

(11)	Historical cash flow information is not available because the Mortgaged Property was built in 2019.

(12)	The lockout period will be at least 24 payment dates beginning with and including the First Due Date of September 1, 2019. The assumed lockout period of 24 payments is based on the expected BMARK 2019-B12 securitization closing date in August 2019. The actual lockout period may be longer.

(13)	With respect to the Woodlands Mall Loan Combination, the Woodlands Mall Trust Subordinate Companion Loan ($177.4 million) will be held by the Benchmark 2019-B12 trust and will solely back the Woodlands Mall Loan-Specific Certificates (and will not be part of the pool of Mortgage Loans backing the Pooled Certificates). The Cut-off Date LTV Ratio (%), Debt Yield on Underwritten Net Operating Income ($) and Underwritten Net Cash Flow DSCR (x) based on the Woodlands Mall Loan Combination as a whole are 44.6%, 10.1% and 2.30x, respectively. The Administrative Fee Rate (%) for the Woodlands Mall Loan-Specific Certificates is equal to 0.00975%.

(14)	The Largest Tenant at the 1215 Terra Bella Mortgaged Property, Elementum SCM, Inc., currently subleases 25,000 SF of space to two tenants. Firewood Marketing, Inc., which occupies 12,861 SF of space with a sublease dated July 31, 2018 that expires on January 31, 2021 and Glowlink Communications Technology, Inc., which occupies 12,139 SF of space with a sublease dated October 25, 2018 that also expires on January 31, 2021.

(15)	The Largest Tenant at the 1245 Terra Bella Mortgaged Property, Google, Inc., currently subleases 15,680 SF to Planet Labs, Inc. that commenced in April 2017 and expires in March 2021. Google, Inc. guarantees Planet Labs, Inc.’s sublease and is a shareholder of Planet Labs, Inc.

(16)	The Largest Tenant at the 1215 Terra Bella Mortgaged Property, Elementum SCM, Inc., has the option to terminate its lease effective any time after January 31, 2021, with at least 9 months notice prior to the effective date of termination. The Largest Tenant at the 1277 Terra Bella Mortgaged Property, Elementum SCM, Inc. has the option to terminate its lease effective any time on or after December 31, 2020, with at least 9 months notice prior to the effective date of termination. The Largest Tenant at the 1350 West Middlefield Mortgaged Property, Egnyte, Inc., has the option to terminate its lease effective at any time after April 30, 2022, with at least 9 months’ notice prior to the effective date of termination. The Largest Tenant at the 1340 West Middlefield Mortgaged Property, Nuro, Inc. has an option to terminate its lease effective at any time after February 1, 2022. The Second Largest Tenant at the 850 - 900 North Shoreline Mortgaged Property, Vita Insurance Associates, Inc., has the right to terminate its lease at any time after December 31, 2020 with 6 months’ notice prior to the effective date of termination.

(17)	Ongoing Replacement Reserve ($) deposits into the replacement reserve account are waived so long as the balance in the replacement reserve account remains greater than or equal to $150,000. If the balance in the replacement reserve account falls below $150,000, the borrowers are required to deposit a monthly amount equal to $5,451 until the balance reaches the cap of $150,000.

(18)	The Zappettini Portfolio Loan Combination may be prepaid with payment of a yield maintenance premium at any time prior to the Due Date occurring in December 2023. There is no lockout period associated with prepayment with payment of a yield maintenance premium. Provided no event of default has occurred and is continuing, at any time after the earlier to occur of (i) May 31, 2022 and (ii) the second anniversary of the last securitization of a note comprising part of The Zappettini Portfolio Loan Combination, The Zappettini Portfolio Loan Combination may be defeased with certain direct full faith and credit obligations of the United States of America or other obligations which are “government securities” permitted under The Zappettini Portfolio Loan documents. Voluntary prepayment of The Zappettini Portfolio Loan Combination is permitted on or after the Due Date occurring in December 2023 without payment of any prepayment premium.

(19)	2016 and 2017 cash flows were not provided for the 1277 Terra Bella property because the property was renovated in 2017. Overall, the increase from 2016 NOI ($) to Most Recent NOI (if past 2018) ($) as well as the increase from Most Recent NOI (if past 2018) ($) to Underwritten Net Operating Income ($) is primarily attributable to recent leasing at the properties. The 1215 Terra Bella property was vacant in 2017 and Elementum SCM, Inc. executed a lease that commenced in February 2018 accounting for $972,000 of underwritten base rent. The 1340 West Middlefield property was vacant in 2018 and Nuro, Inc. executed a lease that commenced in February 2019 accounting for $911,950 of underwritten base rent. In addition, rent steps were underwritten at $294,898 (inclusive of contractual rent steps through 2020 and present value rent steps for The County of Santa Clara). Earthquake insurance was also required in the past at The Zappettini Portfolio Mortgaged Properties, however going forward, the borrowers are not required to maintain earthquake insurance, which is why the underwritten insurance expense is lower than historical insurance expense.

(20)	Total Uses is represents a portion of loan proceeds were used to fund the buyout of previous partners’ interests.

(21)	Ongoing TI/LC Reserves ($) shall be $1.00 per SF ($18,186 per month), capped at three years collections. However, as long as the Mortgaged Property’s occupancy is 90% or greater, Ongoing TI/LC Reserve ($) shall be $0.50 per SF ($9,093 per month).

(22)	The Mortgaged Property is newly acquired, and limited historical financials were provided at origination.

(23)	The Mortgaged Property is a condominium unit in a building that is subject to a condominium regime governing a total of 7 condominium units. The borrower sponsor owns 29.99% of the condominium interests and has the right to appoint one of the seven board members on the Executive Board of the condominium association. The Executive Board votes based on the respective ownership interests of unit holders that appointed such board member. The Chemours HQ Loan borrower does not control the Executive Board, but has certain blocking rights on certain major decisions, together with other protections when any decision affects its unit. The sole tenant of the Chemours HQ property, Chemours, also has rights to block certain matters so long as it is the tenant. The related condominium declaration may not be amended in any material respect without the affirmative vote of a supermajority of the members consisting of 75% ownership of the condominium association. The lender also has notice and cure rights under the condominium documents. See “Risk Factors—Lending on Condominium Units Creates Risks for Lenders That Are Not Present When Lending on Non-Condominiums” in the Preliminary Prospectus.

(24)	The Mortgaged Property is under a master lease structure to comply with Shari’ah principles. The master lease is subordinate to the mortgage, and the affiliates of the borrowers assigned their respective rights as landlords in the leased spaces to the borrower, which in turn assigned such rights to the lender. See “Risk Factors—Risks Relating to Shari’ah Compliant Loans” in the Preliminary Prospectus for additional information.

(25)	There is not a separate Carve-out Guarantor, and the borrowers are the only indemnitors under the related environmental indemnity agreement.

(26)	The sole tenant at the Mortgaged Property, Chemours, may go dark in its space provided that it continues to pay rent and otherwise comply with its obligations under the lease.

(27)	The Mortgage Loan documents provide that the lender may not unreasonably withhold its consent to the borrower consenting to the condominium entering into a property assessed clean energy (PACE) loan that is repaid through multi-year assessments against all of the condominium units, including the Mortgaged Property (based on its pro rata allocation of the PACE loan), subject to the terms and conditions set forth in the Mortgage Loan documents. See “Description of the Mortgage Pool—Additional Indebtedness—Permitted Unsecured Debt and Other Debt” in the Preliminary Prospectus for additional information.

(28)	The Mortgaged Property is a historic building which was rehabilitated by the previous owner in accordance with the federal tax code and state regulations to make it eligible for federal historic tax credits (“HTC”). The federal tax credits are subject to recapture if, prior to the five year period ending on April 24, 2024 (the “Recapture Period”), among other conditions: (i) the holder of the tax credits no longer has an ownership interest in the Mortgaged Property, (ii) the Mortgaged Property is physically altered in a manner that impacts the status of the building as a certified historic structure, or (iii) the Mortgaged Property is leased or transferred to a tax-exempt entity which causes the Mortgaged Property to be used as a “tax-exempt use property” (as defined in the Code). See “Description of the Mortgage Pool—Real Estate and Other Tax Considerations” in the Preliminary Prospectus for additional information.

(29)	As a condition for the lender’s consent to the permitted PACE Loan, the borrower is required to deposit into the Ongoing Other Reserve ($) an additional $600,000.00, which will be deposited with and held by lender to cover obligations under the permitted PACE Loan attributable to the borrower.

(30)	The Mortgaged Property is newly acquired, and limited historical financials were provided at origination.

(31)	The entire Mortgaged Property is subject to a condominium regime, with each individual Mortgaged Property being owned by an affiliate of the Massachusetts Institute of Technology. The fee owner of the units master leases each unit to the individual borrower, and the Mortgaged Property is secured by such leasehold interests. Pursuant to each master lease, the fee owner of the units has delegated the rights to exercise its rights and privileges in its capacity as the fee owner of the units under the condominium declaration to each borrower, and the individual borrowers control 100% of the condominium interests.

(32)	The Largest Tenant at each of the 610 Main Street North and 1 Portland Street Mortgaged Properties, Pfizer, which represents 73.8% of the total net rentable area at the Osborn Triangle Mortgaged Properties, subleases a total of 163,644 square feet at the 610 Main Street North Mortgaged Property, representing 24.2% of the total net rentable area at the Osborn Triangle Mortgaged Properties, as follows: (i) CRISPR Therapeutics (9.7% of total NRA), expiring on January 31, 2027, (ii) Lab Central (4.9% of total NRA), expiring on December 14, 2027, (iii) Casebia Therapeutics (4.8% of total NRA), expiring on March 31, 2024, and (iv) KSQ Therapeutics (4.8% of total NRA), expiring on February 28, 2022. In addition, CRISPR Therapeutics subleases 5,184 square feet of its subleased space to Bayer’s Life Hub Boston, whose sub-sublease expires on March 31, 2024.

(33)	There is not a separate Carve-out Guarantor, and the borrowers are the only indemnitors under the related environmental indemnity agreement. At origination of the Mortgage Loan, the borrowers obtained an environmental insurance policy issued by the Sirius International Insurance Corporation in the name of the borrowers, with the lender as additional named insured with its successors, assigns and/or affiliates, with per incident and aggregate limits of $5,000,000, a deductible of $25,000 per incident and a term expiring on May 16, 2032.

(34)	The Annual Ground Lease Payment ($) under each ground lease was prepaid in full prior to the origination of the Osborn Triangle Loan Combination.

(35)	Natixis Real Estate Capital LLC originated the Mortgage Loan, and sold three notes, Notes A-3, A-4 and A-6, in the aggregate amount of $50,000,000 to JPMCB, which is contributing each of the notes it purchased to Benchmark 2019-B12.

(36)	The amount on deposit in the Ongoing Replacement Reserve ($) at any given time may not be less than $81,711.00 in the aggregate.

(37)	In the event that the trust for whom the applicable individual is acting as a trustee (each such individual, an “Individual Guarantor”) is voluntarily or involuntarily revoked, terminated or otherwise ceases to exist, then such Individual Guarantor will be required to become a Carve-out Guarantor and personally liable under the 10000 Santa Monica Boulevard Mortgage Loan documents. In the event that such trust involuntarily ceases to exist, the liability of such Individual Guarantor under the Mortgage Loan documents may not exceed the sum of the assets of the trust estate received by such Individual Guarantor plus any assets to which such Individual Guarantor would have been entitled but for such revocation, termination or cessation of existence.

(38)	Two of the borrowers, 3 Columbus Circle LLC – Series A and 3 Columbus Circle LLC – Series B, each a “series” of the third borrower, 3 Columbus Circle LLC, and formed under the Delaware General Corporation Law, together own a portion of the related mortgaged property as tenants-in-common.

(39)	The lockout period will be at least 29 payment dates beginning with and including the first payment date of April 11, 2019. Defeasance of the 3 Columbus Circle whole loan in full is permitted after the date that is the earlier to occur of (i) April 11, 2022 or (ii) the date that is two years from the closing date of the securitization that includes the last pari passu note to be securitized. The assumed lockout period of 29 payments is based on the expected Benchmark 2019-B12 securitization closing date in August 2019. The actual lockout period may be longer.

(40)	The Underwritten Net Operating Income ($) is more than 10% higher than the Most Recent NOI ($) primarily because of recent leasing and contractual rent steps at the Mortgaged Property.

(41)	The Mortgaged Property is subject to a property tax exemption pursuant to an Industrial & Commercial Incentive Program (“ICIP”), which is scheduled to end in 2022. Based on the appraisal obtained at origination, the tax benefits began to phase out in fiscal year 2017/18, when the applicable exemption was 80% of the full exemption amount, resulting in the tax liability of $6,704,066 for an abatement of $479,428, and will expire in 2020/21, when the applicable exemption will be 20% of the full exemption amount, resulting in an estimated tax liability of $8,177,042 for an abatement of $138,749. The lender underwrote the real estate taxes based on the full real estate taxes without accounting for the exemption. See “Description of the Mortgage Pool—Real Estate and Other Tax Considerations” in the Preliminary Prospectus for additional information.

(42)	A portion of the mortgaged property is subject to a condominium regime. The borrower owns 100% of the condominiums under the condominium regime, and, therefore, owns 100% control of the related condominium board. Please see “Description of the Mortgage Pool—Mortgage Pool Characteristics— Condominium and Other Shared Interests” in the Preliminary Prospectus for additional information.

(43)	The Largest Tenant, Young & Rubicam, Inc. leases (i) 214,372 square feet for $76.00 per square foot with an expiration date of July 2033, (ii) 124,760 square feet for $68.60 per square foot with an expiration date of August 2033, (iii) 34,634 square feet for $62.00 per square foot with an expiration date of August 2033 and (iv) 1,300 square feet for $32.50 per square foot with an expiration date in August 2033. In addition, the 3rd Largest Tenant, Nordstrom’s, leases (i) 43,018 square feet for $241.25 per square foot and (ii) 3,973 square feet for $725.00 per square foot.

(44)	The 5th Largest Tenant, Josephson, is an affiliate of the borrower and the mortgaged property serves as the borrower’s headquarters.

(45)	The amount on deposit in the Ongoing Other Reserve ($) for expenses anticipated to be incurred in connection with re-leasing the space demised to the Largest Tenant, Young & Rubicam, at any given time may not exceed $40,000,000 in the aggregate.

(46)	The Largest Tenant, The City of New York, has the option to terminate on it leases in or around August 2025 or August 2027 with at least 18 months’ notice and if exercised in August 2027, a termination fee of $16,434,979 is due in connection with such termination (no additional termination fee is due if terminated in August 2025).

(47)	The Mortgaged Property is comprised of 343,486 SF of commercial, office, and ground level retail space and 26,819 SF of residential space consisting of 36 units. Occupancy as of April 1, 2019 is 100.0% for the commercial space and 94.4% based on units for the residential space.

(48)	The increase from Most Recent NOI (if past 2018) ($) to Underwritten Net Operating Income ($) is primarily attributable to the increase in The City of New York’s rent in connection with the executed 10-year lease extension. Commercial rental income is comprised of the current rent that The City of New York is paying ($8,150,060) and the straight line average rent over the loan term ($7,024,334).

(49)	The Grand Canal Shoppes Loan Combination was co-originated by Morgan Stanley Bank, N.A., Wells Fargo Bank, N.A., JPMorgan Chase Bank, National Association, and Goldman Sachs Bank USA.

(50)	The Appraised Value ($) represents the “As-Is” of $1,640,000,000 for the Mortgaged Property, effective April 3, 2019, which excludes the portion of the Mortgaged Property currently demised to Barney’s, Inc. (the “Barney’s Parcel”), assuming a partial release of the Barney’s Parcel. The appraised value of the Mortgaged Property, including the Barney’s Parcel, as of April 3, 2019 is $1,680,000,000, and results in a Cut-off Date LTV Ratio (%) and LTV Ratio at Maturity / ARD (%) of 45.2%.

(51)	The lockout period will be at least 25 payment dates beginning with and including the first payment date of August 1, 2019. Defeasance of the full $975,000,000 Grand Canal Shoppes Loan Combination is permitted after the date that is the earlier to occur of (i) June 4, 2022 or (ii) the date that is two years from the closing date of the securitization that includes the last pari passu note to be securitized (the “Grand Canal Shoppes REMIC Prohibition Period”). For the purposes of the Preliminary Prospectus, the assumed lockout period of 25 payments is based on the expected Benchmark 2019-B12 securitization closing date in August 2019. The actual lockout period may be longer.

(52)	The Mortgaged Property’s Appraised Value ($) represents the “as portfolio” appraised value of $198,100,000 as of April 29, 2019, which reflects the appraised value on a portfolio basis. On a standalone basis, the 11 Mortgaged Properties have an aggregate “as is” appraised value of $188,710,000. The Cut-off Date LTV Ratio (%) and LTV Ratio at Maturity/ARD (%) calculated based on the aggregate standalone “as-is” Appraised Value ($) are is 68.1% and 68.1%, respectively.

(53)	The Largest Tenant at each of the 2621 Hall Ave - Riverside, CA, the 606 W Troy - Indianapolis, IN and the 2641 Hall Ave - Riverside, CA Mortgaged Properties, 48 Forty Solutions, has the option to terminate its respective lease if capital expenditures are required as a result of the specific and unique use of the premises during the last two years of its lease term and the cost thereof exceeds six months’ base rent. 48 Forty Solutions may terminate its lease at any of the aforementioned Mortgaged Properties unless the landlord notifies 48 Forty Solutions, in writing, within 10 days after receipt of the termination notice that the landlord has elected to pay the difference between the actual cost thereof and an amount equal to six months’ base rent. If 48 Forty Solutions is unable to finance the landlord’s share of capital expenditures or if the balance of the base rent due and payable for the remainder of such lease is not sufficient to fully reimburse 48 Forty Solutions on an offset basis, 48 Forty Solutions will have the right to terminate its respective lease at the related Mortgaged Property. The Largest Tenant at the Homeland - Bartow, FL Mortgaged Property, 48Forty Solutions has a one-time option to terminate its lease, effective July 1, 2022 with at least 12 months’ written notice and a termination fee of $500,000 plus any unamortized capital expenditure allowance amortized over a 60-month term at 12% per annum.

(54)	The Mortgaged Property’s Appraised Value ($) represents the “as stabilized” appraised value of $170,000,000 as of February 1, 2021, which assumes that the Mortgage Property will have a stabilized occupancy of 95% and absorption of tenant improvements and rent abatement as well as capital expenditures for elevator modernization in years 2019 and 2020. At origination, the borrower reserved $4,447,079 for existing tenant improvements and leasing commissions, $1,418,088 for free/gap rent and $2,300,000 for future approved capital expenditures associated with elevator work. The Cut-off Date LTV Ratio (%) and LTV Ratio at Maturity/ARD (%) are calculated using the As Stabilized Appraised Value ($) of $170,000,000. The Cut-off Date LTV Ratio (%) and LTV Ratio at Maturity/ARD (%) based on the “as-is” Appraised Value ($) of $157,500,000, which excludes the stabilization assumption, are 79.1% and 58.1%, respectively.

(55)	The Mortgaged Property is subject to a ground lease which provides for annual rent of (i) from the origination date through December 31, 2020, $2,928,000, (ii) from January 1, 2021 through December 31, 2025, $3,728,000, (iii) from January 1, 2026 through December 31, 2030, $4,428,000, (iv) from January 1, 2031 through December 31, 2035, $5,028,000 and (v) for each five-year period thereafter, an amount determined by mutual agreement, or, if mutual agreement cannot be reached, an amount equal to the fair market value of the land (as determined pursuant to an appraisal process) multiplied by an 8% rate of return. The Mortgage Loan was underwritten based on the current ground rent of $2,928,000. The ground lease provides that upon a foreclosure or deed in lieu of foreclosure, the leasehold mortgagee (or its assignee) may sell or assign the leasehold estate, provided that (i) a copy of such assignment is delivered to the ground lessor and (ii) no other assignment of the ground lease may be made without the ground lessor’s prior written consent.

(56)	The Mortgaged Property’s Appraised Value ($) represents the “as stabilized” appraised value of $85,000,000 as of May 7, 2020. The stabilized value is based on the condition that which assumes the contractual tenant improvement and leasing commission obligations have been fulfilled and there is no outstanding free rent. At origination, the borrower reserved $528,032 into a tenant improvements and leasing commissions reserve and $2,497,221 into a free rent reserve. Therefore, since the Appraisal’s conditions are satisfied, the Prospective Market Value Upon Stabilization is relied upon. The Cut-off Date LTV Ratio (%) and LTV Ratio at Maturity/ARD (%) calculated based on the “as-is” Appraised Value ($) of $82,500,000, which excludes the stabilization assumption, are 41.2% and 41.2%, respectively.

(57)	Historical cash flow information is not available because the Mortgaged Property was recently acquired by the sponsor with both tenants taking occupancy in the last year.

(58)	The lockout period will be at least 25 payment dates beginning with and including the First Due Date of August 6, 2019. The assumed lockout period of 25 payments is based on the expected BMARK 2019-B12 securitization closing date in August 2019. The actual lockout period may be longer.

(59)	As part of this transaction, the borrower sponsor, Leibel Lederman, acquired a 60% majority stake in the ownership structure via an approximately $16.7MM fresh cash equity investment for the recapitalization of the Property, which represents Principal’s New Cash Contribution ($). The original developer and seller of the 60% interest in the Property (who maintains a 40% equity interest in the ownership structure) received approximately $12.8MM of sale proceeds as part of the recapitalization which is shown as Other Uses ($).

(60)	The Centre Property was recently constructed in 2017 and was in lease up from October 2017 through June 2019, therefore no historical information is available.

(61)	With respect to The Centre Loan Combination, the Centre Trust Subordinate Companion Loan ($70.0 million) will be held by the Benchmark 2019-B12 trust and will solely back the Centre Loan-Specific Certificates (and will not be part of the pool of Mortgage Loans backing the Pooled Certificates). The Cut-off Date LTV Ratio (%), Debt Yield on Underwritten Net Operating Income ($) and Underwritten Net Cash Flow DSCR (x) based on The Centre Loan Combination as a whole are 69.1%, 6.1% and 1.32x, respectively. The Administrative Fee Rate (%) for The Centre Loan-Specific Certificates is equal to 0.00975%.

(62)	The University Downs, Ella Lofts, University View and Hillcrest Oakwood individual Mortgaged Properties are leased by the bed. The Colonie and Southgate mortgaged properties are leased by the unit. Occupancy % is based on the weighted average of the mix described above.

(63)	The Occupancy (%) reflects 2018 occupancies.

(64)	The Underwritten Net Operating Income ($) is more than 10% higher than the Most Recent NOI ($), primarily because of an approximately $610,538 increase in UW NOI ($) from Most Recent NOI ($) at the Hillcrest Oakwood property, related to the implementation of a new management team in September 2018. UW NOI is based on occupancy from the in-place rent roll as of December 2018 of 90.0%. Average occupancy for the TTM ending March 2019 period was approximately 85.4%.

(65)	A portion of the University Downs mortgaged property consists of 42 condominium units that are subject to a condominium regime governing a total of 272 condominium units. The borrower does not have the right to appoint a board member consisting of five members or control the condominium association, as the units comprising a portion of the University Downs mortgaged property constitute only 15.51% of the association. Please see “Description of the Mortgage Pool—Mortgage Pool Characteristics—Condominium and Other Shared Interests” in the prospectus for additional information.

(66)	If, at any time, the amount on deposit with the lender for the Condominium Assessments Reserve Fund (as defined below) in the Upfront Other Reserve ($) does not equal the product of (i) 150% and (ii) one month of assessments due from the borrower to the condominium association (the “Condominium Association”) under the related condominium declaration (the product of the foregoing (i) and (ii), the “Condominium Assessments Reserve Fund”), then, on the immediately succeeding Payment Due Date, the borrower will be required to deposit with the lender the amount necessary to cause the amount on deposit to equal the Condominium Assessments Reserve Fund. The amount required to be deposited by the borrowers is determined by the lender based on the most recent monthly assessment amount and the annual budget of the Condominium Association provided to the lender in accordance with the mortgage loan documents.

(67)	The borrowers are required to deposit into the Ongoing Other Reserve ($), on each of the first 15 Due Dates, $50,256.67 (for a total of $753,850.05, with $25,128.34 per month being available for certain planned capital improvements relating to the Colonie Mortgaged Property and $25,128.33 per month being available for planned capital improvements relating to the Southgate Mortgaged Property), which amounts are reasonably estimated by the lender based on the borrower’s budget to be due for completion of the planned capital improvements at these properties.

(68)	The borrowers (i) were required to deposit into the Ongoing Other Reserve ($) on March 1, April 1 and May 1 of 2019, $12,375.00, and (ii) thereafter, are required to deposit into the Monthly Other Reserve ($) on each October 1, November 1, December 1, January 1, February 1, March 1, April 1 and May 1, commencing on October 1, 2019 (the “Seasonality Payment Period”), an amount determined by the lender on or before October 1 of each year (commencing on October 1, 2019) equal to the amount which, if added to net operating income of the Mortgaged Property for the immediately preceding period spanning June 1, July 1 and August 1 (the “Seasonality Disbursement Period”), would cause the debt service coverage ratio for such immediately preceding Seasonality Disbursement Period to equal 1.35x.

(69)	Upon completion of the capital improvements planned for the Mortgaged Property to, among other requirements, replace furniture and appliances, install new floors, and paint the exterior, which capital improvements are required to be completed by January 28, 2021, the debt service coverage ratio that triggers the excess cash sweep increases from 1.40x to 1.50x.

(70)	The entire Mortgaged Property is master leased from the borrowers, as the fee owners of the Mortgaged Property and the master lessor, to the borrowers’ affiliates, as master lessees, and subleased from such affiliates to another affiliate, as a master sublessee and the lessor to the end-user tenants, to comply with Shari’ah principles. The lender has received a mortgage on the fee interest in the Mortgaged Property. The master lease is subordinate to the mortgage, and the affiliates of the borrowers assigned their respective rights as landlords in the leased spaces to the borrower, which in turn assigned such rights to the lender. See “Risk Factors—Risks Relating to Shari’ah Compliant Loans” in the Preliminary Prospectus for additional information.

(71)	Each of the ICON Upper East Side Portfolio – 1556 Second Avenue, ICON Upper East Side Portfolio – 344 East 55th Street, ICON Upper East Side Portfolio – 419 East 82nd Street, ICON Upper East Side Portfolio – 443 East 78th Street Mortgaged Properties is a mixed use building containing multifamily and commercial units. In each case, Units reflects both the multifamily and commercial units, but Occupancy % reflects only the multifamily units.

(72)	The borrower is permitted the five-day Grace Period- Default no more than one time during any 12-month period.

(73)	The Underwritten Net Cash Flow ($) is based on the lender’s portfolio level underwriting, which applies additional vacancy at a portfolio level in excess of the in-place vacancy at the property level. Based on the in-place rent roll as of April 2019, the portfolio has a 2.8% economic vacancy rate, while the underwritten portfolio level vacancy assumption is 5.0% for market rate and commercial units. As such, the Underwritten Net Cash Flow ($) does not reflect the sum of the cash flow underwritten for the 19 individual mortgaged properties, as vacancy was underwritten based on the in-place rent roll on a property level.

(74)	The amount of FF&E reserve that needs to be deposited is tied to the amount required to be deposited by the related franchisor under the franchise agreement. Beginning in January 2020 and each January thereafter, the reserve will be determined by lender.

(75)	The Debt Yield on Underwritten Net Operating Income (%) and the Debt Yield on Underwritten Net Cash Flow (%) are calculated net of a $250,000 holdback reserve. The holdback reserve of $250,000 for designated replacements is required to be disbursed to the borrower provided that, after giving effect to such disbursement, the debt yield will be equal to or exceeds 11.00%. The Debt Yield on Underwritten Net Operating Income (%) and the Debt Yield on Underwritten Net Cash Flow (%) calculated based on the fully funded aggregate Mortgage Loan amount of $23,000,000 are 13.5% and 10.2%, respectively.

(76)	The City of Morgantown leased the Morgantown Event Center (such leasehold interest being part of the collateral) to the borrower, which is considered a leasehold interest fee with annual ground lease payments of approximately $62,874, the last payment will be on November 26, 2024 at which point the leasehold interest will terminate and the fee interest will revert to the related borrower.

(77)	The borrowers own the Mortgaged Property as tenants-in-common.

(78)	The Largest Tenant, SHC Direct, leases 22,187 SF of space that expires on March 31, 2025 and 100 SF of space that expires on October 31, 2019.

(79)	The borrower is required to make the following deposits related to the Ongoing Replacement Reserve ($): $6,768.18 beginning on the First Due Date through the Due Date in July 2021, $2,900.65 from the Due Date in August 2021 through the Due Date in July 2024, $4,834.42 from the Due Date in August 2024 through the Due Date in July 2028 and $1,933.77 from the Due Date in August 2028 and thereafter.

(80)	At origination, the borrower deposited $1,600,000 into the Upfront TI/LC Reserve ($). If the balance in the TI/LC reserve falls below $1,250,000 the borrower is required to deposit a monthly amount equal to $38,675.33 until the balance reaches the TI/LC Caps ($) of $1,500,000.

(81)	The Second Largest Tenant, Matson Integrated Logistics, Inc. has the option to terminate its lease effective July 31, 2021, with notice by July 31, 2020 and payment of a termination fee equal to 8 months’ rent. The Fourth Largest Tenant, Pump Management Services Co., has the option to terminate its lease effective as of the last day of the 72nd month of the term (10/31/20 based on expansion s/d of 11/1/14) , with at least 12 months’ notice prior to the effective date of termination.

(82)	The Upfront TI/LC Reserve ($) is $200,000 as of the Cut-off Date ($1.50 per SF), capped at $510,000. Ongoing TI/LC Reserve ($) deposits through and including December 2026 will be $8,416.67. Beginning in January 2027 through the remainder of the loan term, Ongoing TI/LC Reserve ($) deposits will be $14,583.

(83)	With respect to the InterContinental and DoubleTree RTP Mortgaged Properties, approximately 21.2% and 20.9%, respectively, of Underwritten EGI ($) is attributable to the food and beverage outlets at the Mortgaged Properties.

(84)	The Appraised Value ($) reflects the “As Portfolio” appraised value of $335,600,000 as of October 16, 2018, which assumes the bulk sale value of the mortgaged properties in one transaction to one purchaser and the escrowing of funds required for the capital deduction from the appraisal. The sum of the “as-is” appraised values for the mortgaged properties on an individual basis as of October 2018 is $316,600,000, which results in a Cut-off Date LTV Ratio (%) and LTV Ratio at Maturity / ARD (%) of 63.2%.

(85)	The Appraised Value ($) for the DoubleTree Charlotte Mortgaged Property reflects an “As Is, Assuming Capital Deduction Is Escrowed” value of $50,000,000 as of October 11, 2018, which assumes that capital deduction will be required to fund necessary upgrades for the mortgaged property. The “as-is” appraised value as of October 11, 2018 is $45,400,000, which results in a Cut-off Date LTV Ratio (%) and LTV Ratio at Maturity / ARD (%) of 63.2% and 63.2%, respectively.

(86)	The lockout period will be at least 27 payment dates beginning with and including the first payment date of June 1, 2019. Defeasance of the SWVP Portfolio whole loan in full is permitted after the date that is the earlier to occur of (i) May 1, 2022 or (ii) the date that is two years from the closing date of the securitization that includes the last pari passu note to be securitized. The assumed lockout period of 27 payments is based on the expected Benchmark 2019-B12 securitization closing date in August 2019. The actual lockout period may be longer.

(87)	A portion of the SWVP Portfolio – InterContinental Mortgaged Property consists of the borrower’s leasehold interest in a space lease not structured as a financeable ground lease for 120 parking spaces on an adjacent property. Please see “Description of the Mortgage Pool—Statistical Characteristics of the Mortgage Loans—Leasehold Interests” in the prospectus for additional information.

(88)	During the continuance of any cash management period as set forth in the related mortgage loan documents, the borrowers are required to deposit on each Due Date into the Ongoing Other Reserve ($) an amount equal to the amount of the taxes collected directly from patrons or guests or included as part of or paid with the sales price of any goods or services for the preceding period from and including the 21st day of any calendar month to and including the 20th day of the immediately succeeding calendar month (such period, a “Hotel Tax Reporting Period”) as set forth on the tax report for the hotel for such preceding Hotel Tax Reporting Period.

(89)	The borrowers are required to deposit an amount into the Ongoing Replacement Reserve ($) equal to the greater of (i) 1/12 of the amount required to be reserved for capital expenditures and FF&E under the applicable franchise agreement and (ii) 1/12 of 5.0% of the aggregate annual rents (excluding hotel taxes) based on the prior year.

(90)	The Underwritten Net Operating Income ($) is more than 10% higher than the Most Recent NOI ($) primarily because of recent leasing, including with respect to the Largest Tenant, Mercy Medical Center, whose lease term commenced in May 2019, and contractual rent steps at the Mortgaged Property.

(91)	The Mortgaged Property is newly acquired, and limited historical financials were provided at origination.

(92)	The settlement statement provided in connection with the origination of the Mortgage Loan did not include the upfront reserve requirements, even though the borrower was required at origination to deposit such upfront reserve amounts shown on this Annex A.

(93)	The related Mortgage Loan is an ARD loan with an anticipated repayment date (“ARD”) of June 6, 2029 and a final maturity date of June 6, 2033. From and after the ARD, the related Mortgage Loan accrues interest at a fixed rate equal to the greater of (i) 4.5200% (the “Initial Interest Rate”) (or when applicable, the default rate) plus 3.0000% per annum or (ii) the swap rate calculated by the linear interpolation of mid-market swap yields, as reported on Reuters Capital Markets screen 19901 (SEMI-BOND column), as of the ARD plus 2.02000% (the “Adjusted Interest Rate”); however, interest accrued at the excess of the Adjusted Interest Rate over the Initial Interest Rate (the “Accrued Interest”) will be deferred. From and after the ARD, all excess cash flow from the Mortgaged Property after the payment of reserves, interest calculated at the Initial Interest Rate and operating expenses will be applied (i) first to repay the principal balance of the related Loan and (ii) second to the payment of Accrued Interest.

(94)	Historical cash flow information is not available because the Mortgaged Property was recently acquired by the sponsor with all properties being built in the last two years.

(95)	Underwritten Net Operating Income ($) is more than 10% greater than Most Recent NOI (if past 2018) ($) mostly due to an executed lease in August 2018 with Vertiv which accounts for 37.3% of net rentable area and 38.0% of base rent.

(96)	The Mortgaged Property’s Appraised Value ($) represents the “as complete” appraised value of $19,400,000 as of May 1, 2020, which assumes the proposed roof repairs are completed in a quality manner. At origination, the borrower reserved $668,638 for such roof repairs. The Cut-off Date LTV Ratio (%) and LTV Ratio at Maturity/ARD (%) calculated based on the “as-is” Appraised Value ($) of $18,900,000 as of April 23, 2019, which excludes the completion assumption, are 73.2% and 58.8%, respectively.

(97)	At origination, the mortgage loan was made to the related borrowers which were 100% owned indirectly by 1031 Exchange Professionals, Inc., and each related borrower entered into a master lease with a master tenant to facilitate a “reverse” 1031 exchange under the Internal Revenue Code (each such transfer, a “1031 Reverse Exchange Transfer”). The master tenant was a co-borrower on the Mortgage Loan at closing and made a loan to the related borrower at closing (the “Initial Subordinate Loan”) for the acquisition of the related property. The Internal Revenue Code requires a “reverse” 1031 exchange to be completed within 180 days following the origination date, upon which the Initial Subordinate Loans would be paid off and the master leases would be terminated.

On June 21, 2019, a 1031 Reverse Exchange Transfer relating to the Mortgaged Property was completed, the Initial Subordinate Loan was paid off in full and the above-referenced master leases were terminated.

(98)	The Underwritten Net Operating Income ($) is more than 10% higher than the 2018 NOI ($) primarily because of recent leasing and contractual rent steps at the Mortgaged Property.

(99)	The Appraised Value ($) represents the “Hypothetical Market Value As If PIP Funded” value of $20,128,000 for the Mortgaged Property, effective May 16, 2019, which assumes the PIP has been completed as of the date of inspection. The “as-is” appraised value of the Mortgaged Properties (without taking into account such assumption) as of May 16, 2019 is $19,000,000.

(100)	The Underwritten Net Operating Income ($) is more than 10% higher than the Most Recent NOI ($) primarily because of contractual rent steps at the Mortgaged Property.

(101)	The borrower acquired the Mortgaged Property in 2017, and some historical financials may not be available.

(102)	Naya, an affiliate of the borrower sponsor and the Carve-out Guarantor, has recently executed a lease for a premise of approximately 3.4% of the net rentable area and approximately 2.3% of the Underwritten EGI ($).

(103)	The Underwritten Net Operating Income ($) is more than 10% higher than the Most Recent NOI ($) primarily because of the lender underwrote the in-place rent roll and grossed-up vacant units at market rents, reflecting the two leases into which the United States Navy has entered encompassing 49 of the 190 total multifamily units at the Mortgaged Property. The term of each lease is one year, with nine one-year extension options.

(104)	The Mortgaged Property was purchased by the sponsor in February 2018 as vacant, and limited historical financials were available at origination.

(105)	The United States Navy has entered into two leases with the borrower encompassing 49 of the 190 total multifamily units at the Mortgaged Property. The term of each lease is one year, with nine one-year extension options. The United States Navy may also terminate the leases with a 180 days’ notice following the expiration date of the first lease term.

(106)	The Ongoing Other Reserve ($) will be collected in July and August annually and released in December, January and February which are seasonal months.

(107)	The Appraised Value ($) represents the “Hypothetical As Stabilized” value of $66,900,000 for the mortgaged property, effective February 8, 2019, which assumes build-out costs, tenant improvements, leasing commissions and rent abatements for Climbzone and Starbucks are funded. Climbzone has taken occupancy as of June 1, 2019. At origination of the mortgage loan, the borrower deposited approximately $1.8 million to cover these costs. An additional $632,500 was reserved for the build-out of Starbucks’ space. The “as-is” appraised value as of February 8, 2019, is $63,600,000, which results in a Cut-off Date LTV Ratio (%) and LTV Ratio at Maturity / ARD (%) of 73.1% and 63.4%, respectively.

(108)	The borrowers own the Mortgaged Property as tenants-in-common.

(109)	The borrower is permitted the five-day Grace Period- Late Fee no more than one time during any 12-month period.

(110)	The construction of the related Mortgaged Property was completed in 2017, and some historical financials may not be available.

(111)	The Underwritten Net Operating Income ($) is more than 10% higher than the Most Recent NOI ($) primarily because of new leases signed with Five Star Climbzone USA LLC and Starbucks, totaling 26,370 square feet and 10.2% of underwritten base rent.

(112)	A portion of the Mortgaged Property is subject to a condominium regime. The borrowers hold a majority vote of all owners of the condominium units and is entitled to unilaterally elect the entire condominium board without the consent of any other party. Please see “Description of the Mortgage Pool—Mortgage Pool Characteristics— Condominium and Other Shared Interests” in the prospectus for additional information.

(113)	The Third Largest Tenant, LA Fitness, has the right to terminate its lease effective as of the last day of July 2027 with a 180 days’ notice. The Fifth Largest Tenant, Sleepy’s, has a one-time right to cancel and terminate its lease effective as of November 30, 2023, with a 180 days’ notice and the payment of a termination fee in the amount equal to the tenant improvement allowance set forth in the lease.

(114)	Upon the earlier of (i) commencement of Year 4 of the Mortgage Loan term, (ii) either (x) Premiere Global Services and Hyland renewing or extending their leases to extend the term of each lease at least two years beyond the maturity date, (y) Premiere Global Services renewing or extending its lease to extend the term at least two years beyond the maturity date and Premiere Global Services re-opening for business in its demised space or (z) the entirety of the Premiere Global Services space being re-tenanted pursuant to qualified leases (as defined in the loan documents), and all tenant improvement obligations and leasing commissions in connection with any such events being satisfied and any initial period of rent abatements expiring, or (iii) delivery of a recognition agreement from Hyland in form and substance satisfactory to Lender (“TILC Reduction Conditions”), the Ongoing TI/LC Reserve ($) will be reduced to $8,500 on a monthly basis. Upon the earlier of satisfaction of the TILC Reduction Conditions or deliver of a recognition agreement from Hyland in form and substance satisfactory to Lender, the TI/LC Reserve Cap ($) will be reduced to $750,000.

(115)	The Third Largest Tenant, Union First Market Bank, provided no event of default then exists which has continued beyond any applicable grace period without the landlord’s consent, has a one-time option to terminate its lease effective on the last day of the sixty-third month of the term, with at least six months’ prior notice of termination, and payment of a termination fee equal to the unamortized costs of the improvements and leasing commissions, amortized over one hundred twenty-three months at an eight percent amortization rate, and four months of rent. The Fourth Largest Tenant, Aerotek, has the option to terminate its lease effective any time after the end of the 40th month, with notice by the end of the 31st month and a payment fee equal to two months of minimum annual rent at the current rate, plus the unamortized balance of all leasing commissions paid by the landlord in connection with the lease and the cost of all improvements.

(116)	The increase from Most Recent NOI (if after 2018) ($) to Underwritten Net Operating Income ($) is primarily attributable due to the significant amount of investment the sponsor has put into the property since acquisition. When the sponsor acquired the Mortgaged Property in 2017, the Mortgaged Property’s occupancy was 48.3%, due to significant investment and property management occupancy has since raised to 87.7%.

(117)	The Fourth Largest Tenant, Blue Ocean Brain, has the one-time option to terminate its lease on June 30, 2022 by providing nine months’ notice and paying a termination fee equal to three months’ rent plus unamortized TI/LC.

(118)	The Ongoing Other Reserve ($) deposits will be required only during the months of April through November.

(119)	Underwritten Net Operating Income ($) is more than 10% greater than Most Recent NOI (if past 2018) ($) due to tenant lease up throughout 2019.

(120)	Historical cash flow information is not available because the Mortgaged Property was recently acquired by the sponsor.

(121)	Underwritten Net Operating Income ($) is more than 10% greater than Most Recent NOI (if past 2018) ($) mostly due to an executed lease in May 2019 with Glen Una which accounts for 13.7% of net rentable area and 16.8% of base rent.

(122)	Historical cash flow information is not available because the Mortgaged Property was recently acquired by the sponsor.

(123)	At origination, the mortgage loan was made to the related borrowers which were 100% owned indirectly by 1031 Exchange Professionals, Inc., and each related borrower entered into a master lease with a master tenant to facilitate a “reverse” 1031 exchange under the Internal Revenue Code (each such transfer, a “1031 Reverse Exchange Transfer”). The master tenant was a co-borrower on the Mortgage Loan at closing and made a loan to the related borrower at closing (the “Initial Subordinate Loan”) for the acquisition of the related property. The Internal Revenue Code requires a “reverse” 1031 exchange to be completed within 180 days following the origination date, upon which the Initial Subordinate Loans would be paid off and the master leases would be terminated. On June 21, 2019, a 1031 Reverse Exchange Transfer relating to the Mortgaged Property was completed, the Initial Subordinate Loan was paid off in full and the above-referenced master leases were terminated.

(124)	The Third Largest Tenant, American Charter Schools Foundation, has the option to terminate its lease effective December 31, 2024, with notice by June 30, 2024 and a payment of a termination fee equal to $39,057.43.

(125)	At origination the borrower deposited $207,500 into the Upfront TI/LC Reserve ($). If the balance in the TI/LC reserve falls below $150,000 the borrower is required to deposit a monthly amount equal to $3,904 until the balance reaches the TI/LC cap ($) of $150,000.

(126)	Annual capital improvement reserves are to be $0.55 per SF, capped at two years’ of collections. Once the HVAC work is completed in year 3, the capital improvements collections will be reduced to $0.35 per SF and the cap will reset to two years’ collections at the new rate ($46,749).

(127)	An Upfront TI/LC Reserve ($) in the amount of $200,000 was deposited at origination. When this account falls to a balance of $50,000, Ongoing TI/LC Reserve ($) collection shall commence in the amount of $1.00 per SF annually, capped at $150,000, to be replenished if drawn. During the last twelve months of the Mortgage Loan, there will be no cap of the TI/LC reserve and the ongoing collections will be $4.00 per SF unless the Sedgwick Lease and Lifeline Lease are each extended at least 1 year past maturity or replaced with a lease that extends at least 1 year past maturity.

(128)	A separate Sedgwick TI/LC account shall be established at origination with an upfront deposit in the amount of $100,000. At the earlier of 3 months prior to each Sedgwick expiration or upon Sedgwick giving notice to vacate, or upon Sedgwick going dark, an additional $100,000 TI/LC shall be deposited for Sedgwick.

(129)	The Largest Tenant, Lifeline Screening, has the one-time option to terminates its lease on June 30, 2026 by providing 12 months’ notice and paying a termination fee equal to two months of base rent plus unamortized tenant improvements plus leasing commissions at a 7% interest rate. The Fourth

Largest Tenant, Leukemia & Lymphoma Society, has the right to terminate its lease by giving notice on or before April 30, 2021. The termination date will be nine months after such notice is given. Upon termination, Leukemia & Lymphoma Society will owe a termination fee in an amount equal to three months base rent plus unamortized leasing costs at an 8% interest rate. The Fifth Largest Tenant, OAESV, has the right to terminate its lease by giving notice on or before March 31, 2021. The termination date will be nine months after such notice is given. OAESV will owe a termination fee in an amount equal to unamortized leases costs at an 8% interest rate.

(130)	The Mortgaged Property was built in 2018 and therefore historical information is not available.

(131)	The Mortgaged Property is newly acquired, and limited historical financials were provided at origination.

(132)	The lease term of the sole tenant at the Mortgaged Property commenced in 2016, and limited historical financials were provided at origination.

(133)	If the lender requests for the borrower to make structural changes to the Mortgage Loan to create one or more mezzanine loans and/or to issue preferred equity (the “Mezzanine/Preferred Equity Option”), the borrower has the right (the “Prepayment Option”), for 30 days following the borrower’s receipt of written notice from the lender that it is exercising its rights to the Mezzanine/Preferred Equity Option, which notice will include the approximate anticipated principal balance of the mezzanine and/or preferred equity loan (the “Mezzanine/Preferred Equity Loan Amount”), to prepay the Mortgage Loan in an amount equal to the Mezzanine/Preferred Equity Loan Amount together with all costs and expenses in connection therewith but without payment of any prepayment premium, penalty or fee.

(134)	The Mortgage Loan documents permit a grace period of five days with respect to the scheduled monthly payment no more frequently than two times in any 12-month period.

ANNEX B

SIGNIFICANT LOAN SUMMARIES

LOAN #1: 30 HUDSON YARDS

LOAN #1: 30 HUDSON YARDS

30 HUDSON YARDS

OBSERVATION DECK
SKY LOBBY
KKR
RELATED
DNB
AROSA
WELLS FARGO
WARNERMEDIA
WELLS FARGO
Collateral
Non - Collateral

LOAN #1: 30 HUDSON YARDS

LOAN #1: 30 HUDSON YARDS

MAP © 2019 CARTIFACT
DATA © OSM CONTRIBUTORS
30 Hudson Yards
530 West 33rd Street
New York, NY 10001
HUDSON YARDS
CHELSEA
Intrepid Sea, Air & Space Museum
LINCOLN TUNNEL
LINCOLN TUNNEL ENTRANCE & EXIT
Jacob Javits Convention Center
TWELFTH AVENUE
ELEVENTH AVENUE
TENTH AVENUE
NINTH AVENUE
EIGHTH AVENUE
SEVENTH AVENUE
HIGH LINE
W 48TH STREET
W 47TH STREET
W 46TH STREET
W 45TH STREET
W 44TH STREET
W 43RD STREET
W 42ND STREET
W 41ST STREET
W 40TH STREET
W 39TH STREET
W 38TH STREET
W 37TH STREET
W 36TH STREET
W 35TH STREET
W 34TH STREET
W 33RD STREET
W 31ST STREET
W 30TH STREET
W 29TH STREET
W 28TH STREET
W 27TH STREET
W 26TH STREET
W 25TH STREET
W 24TH STREET
W 23RD STREET
W 22ND STREET
W 21ST STREET
W 20TH STREET
W 19TH STREET
Gotham West
UPS Customer Center
Manhattan Plaza
Port Authority Bus Terminal
Microsoft
PlayStation Theater
Morgan Stanley
NY Times Building
3 Hudson Blvd
55 Hudson Yards
50 Hudson Yards
35 Hudson Yards
West Tower
The Shops and Restaurants at Hudson Yards
10 Hudson Yards
Vessel
Culture Shed
School
PANYNJ
411 Ninth
5 MW by Brookfield
1 MW by Brookfield
2 MW by Brookfield
Farley Post Office Building
Madison Square Garden
One Penn Plaza
Avalon West Chelsea
Uber Technologies
Chelsea Park
Fashion Institute of Technology
The Museum at FIT
London Terrace Apartments
Chelsea Waterside Park
Clement Clark Moore Park
Department of Sanitation
USPS Vehicle Maintenance
Upper West Side
Natural History Museum
Metropolitan Museum of Art
Astoria
West New York
Upper East Side
Central Park
QUEENS
Carnegie Hall
Midtown
Long Island City
Times Square
United Nations
Hudson Yards
Empire State Building
Madison Square Garden
New York
MANHATTAN
Hoboken
NYU
SoHo
Hudson River
East River
Financial District
Jersey City
BROOKLYN

LOAN #1: 30 HUDSON YARDS

Mortgaged Property Information	Mortgage Loan Information
Number of Mortgaged Properties	1	Loan Seller	GACC
Location (City/State)	New York, New York	Cut-off Date Balance(2)	$93,200,000
Property Type	Office	Cut-off Date Balance per SF(1)	$765.43
Size (SF)	1,463,234	Percentage of Initial Pool Balance	7.9%
Total Occupancy as of 8/6/2019	100.0%	Number of Related Mortgage Loans	None
Owned Occupancy as of 8/6/2019	100.0%	Type of Security	Fee Simple
Year Built / Latest Renovation	2019 / NAP	Mortgage Rate(3)	3.11000%
Appraised Value	$2,200,000,000	Original Term to Maturity (Months)	120
Appraisal Date	5/23/2019	Original Amortization Term (Months)	NAP
Borrower Sponsor	30 HY WM REIT Owner LP	Original Interest Only Period (Months)	120
Property Management	Self-Managed	First Payment Date	8/6/2019
Maturity Date	7/6/2029

Underwritten Revenues	$164,291,079
Underwritten Expenses	$42,267,893	Escrows(4)
Underwritten Net Operating Income (NOI)	$122,023,186	Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$121,730,539	Taxes	$0	$0
Cut-off Date LTV Ratio(1)	50.9%	Insurance	$0	$0
Maturity Date LTV Ratio(1)	50.9%	Replacement Reserve(5)	$0	$0
DSCR Based on Underwritten NOI / NCF(1)	3.46x / 3.45x	TI/LC	$0	$0
Debt Yield Based on Underwritten NOI / NCF(1)	10.9% / 10.9%	Other	$0	$0

Sources and Uses
Sources	$	%	Uses	$	%
Loan Combination Amount	$1,430,000,000	64.6%	Purchase Price	$2,155,000,000	97.4%
Borrower Sponsor Equity	781,978,273	35.4	Closing Costs	56,978,273	2.6
Total Sources	$2,211,978,273	100.0%	Total Uses	$2,211,978,273	100.0%

(1)	Calculated based on the aggregate outstanding principal balance as of the Cut-off Date of the 30 Hudson Yards Senior Notes (as defined below) and excludes the 30 Hudson Yards Junior Notes (as defined below).

(2)	The Cut-off Date Balance of $93,200,000 represents the non-controlling note A-1-C4, note A-1-C5 and note A-1-C10, and is part of the 30 Hudson Yards Loan Combination (as defined below), which is evidenced by 29 pari passu senior notes and three junior notes, and has an aggregate outstanding principal balance as of the Cut-off Date of $1,430,000,000. See “—The Mortgage Loan” below.

(3)	The Mortgage Rate of 3.11000% represents the mortgage rate of the 30 Hudson Yards Senior Notes.

(4)	See “—Escrows” below.

(5)	On each payment date from and after July 6, 2024, the borrower will be required to make monthly deposits into the capital expenditure reserve in an amount equal to 1/12th of $0.20 per rentable square foot.

■	The Mortgage Loan. The mortgage loan (the “30 Hudson Yards Loan”) is secured by a first mortgage encumbering the borrower’s fee simple interest in a Class A office condominium located in New York, New York (the “30 Hudson Yards Property”), and is part of a whole loan (the “30 Hudson Yards Loan Combination”) evidenced by 29 pari passu senior notes with an aggregate initial principal balance of $1,120,000,000 (collectively the “30 Hudson Yards Senior Notes”) and three junior notes with an aggregate initial principal balance of $310,000,000 (collectively the “30 Hudson Yards Junior Notes”). A portion of the 30 Hudson Yards Senior Notes, with an aggregate balance of $698.0 million and the 30 Hudson Yards Junior Notes were contributed to the Hudson Yards 2019-30HY Trust. The 30 Hudson Yards Loan, which is evidenced by the non-controlling Note A-1-C4, Note A-1-C5 and Note A-1-C10, which have an aggregate outstanding principal balance as of the Cut-off Date of $93,200,000 and represents approximately 7.9% of the Initial Pool Balance. The remaining 30 Hudson Yards Senior Notes are currently held by Deutsche Bank AG, New York Branch (“DBNY”), Goldman Sachs Mortgage Company (“GSMC”) and Wells Fargo Bank, National Association (“WFB”), as presented in the chart below, and are expected to be contributed to one or more future commercial mortgage securitization transactions.

Loan Combination Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1-S1, A-1-S2, A-1-S3, A-2-S1, A-2-S2, A-2-S3, A-1-C1, A-1-C2, A-1-C9, A-2-C1, A-3-S1, A-3-S2, A-3-S3	$698,000,000	$698,000,000	Hudson Yards 2019-30HY	No(2)
A-1-C4, A-1-C5, A-1-C10	$93,200,000	$93,200,000	Benchmark 2019-B12	No
A-1-C3, A-1-C6, A-1-C7, A-1-C8,	$160,000,000	$160,000,000	DBNY(1)	No
A-2-C2, A-2-C3, A-2-C4, A-2-C5	$84,400,000	$84,400,000	GSMC(1)	No
A-3-C1, A-3-C2, A-3-C3, A-3-C4, A-3-C5	$84,400,000	$84,400,000	WFB(1)	No
B-1, B-2, B-3	$310,000,000	$310,000,000	Hudson Yards 2019-30HY	Yes(2)
Total	$1,430,000,000	$1,430,000,000

(1)	Expected to be contributed to one or more future securitization transactions.

(2)	The holder of the 30 Hudson Yards Junior Notes will have the right to appoint the special servicer of the 30 Hudson Yards Loan Combination and to direct certain decisions with respect to the 30 Hudson Yards Loan Combination, unless a control appraisal event exists under the related co-lender agreement; provided that after the occurrence of a control appraisal event with respect to the 30 Hudson Yards Junior Notes, the holder of the 30 Hudson Yards Note A-1-S1 will have such rights. For so long as the 30 Hudson Yards Junior Notes are included in the Benchmark 2019-B12 securitization, and a control appraisal event does not exist, such rights will be exercised by the Directing Holder of the Benchmark 2019-B12 loan-specific certificates.

LOAN #1: 30 HUDSON YARDS

The 30 Hudson Yards Senior Notes have an interest rate of 3.11000% per annum and the 30 Hudson Yards Junior Notes have an interest rate of 4.21709677% per annum, resulting in a weighted average interest rate of 3.35000% per annum on the 30 Hudson Yards Loan Combination. The proceeds of the 30 Hudson Yards Loan Combination and a new cash contribution from the borrower sponsor were primarily used to fund the acquisition of the 30 Hudson Yards Property and pay origination costs.

The 30 Hudson Yards Loan Combination had an initial term of 120 months, has a remaining term of 119 months as of the Cut-off Date and requires monthly payments of interest only for the term of the 30 Hudson Yards Loan Combination. The scheduled maturity date of the 30 Hudson Yards Loan is July 6, 2029. At any time after the earlier to occur of (i) the second anniversary of the securitization closing date of the final real estate mortgage investment conduit that includes that last portion of the 30 Hudson Yards Loan Combination and (ii) June 14, 2022, the 30 Hudson Yards Loan Combination may be (i) defeased with direct, non-callable obligations of the United States of America or other obligations which are “government securities” permitted under the loan documents or (ii) prepaid with a payment of a yield maintenance premium. Voluntary prepayment of the 30 Hudson Yards Loan Combination is permitted on or after March 6, 2029 without payment of any prepayment premium.

■	The Mortgaged Property. The 30 Hudson Yards Property is comprised of a 1,463,234 square feet office condominium designated as the Time Warner Unit located across 26 floors within the larger 30 Hudson Yards building in New York, New York. The larger 30 Hudson Yards Building (as defined below) was constructed in 2019 and consists of approximately 2.6 million square feet across 68 floors (the “30 Hudson Yards Building”). The 30 Hudson Yards Building, which stands 1,296 feet tall making it the second tallest office building in New York City, is designed to achieve LEED Core & Shell Gold certification, features panoramic views, outdoor terraces, a triple-height lobby, the highest outdoor observation deck in the city, direct access to restaurants and retail at The Shops at Hudson Yards and a future underground connection to the new No. 7 subway station. Collateral for the 30 Hudson Yards Loan Combination is comprised of the WarnerMedia condominium, which consists of 1,463,234 rentable square feet across 26 floors (construction floors 12 through 38 and display floors 16 through 51) within the 30 Hudson Yards Building (the “WarnerMedia Condo”). Four floors are used for amenity space including a fitness center, a cafeteria, technology bar and a sky lobby.

The 30 Hudson Yards Property is subject to a condominium declaration. The 20-30 Hudson Yards Condominium is comprised of eight units: the WarnerMedia Unit (36.09% common interest), the Retail Unit (33.39% common interest), five office units (28.04% common interest collectively) and the Observation Deck Unit (2.48% common interest). In addition to the subject WarnerMedia Unit, the five office units and the Observation Deck Unit are located at the 30 Hudson Yards Building. The Retail Unit consists of the Shops at Hudson Yards, and is located adjacent to the 30 Hudson Yards Property at 20 Hudson Yards.

The borrower acquired the 30 Hudson Yards Property from TW NY Properties LLC, a wholly-owned subsidiary of Warner Media LLC (“WarnerMedia”) for $2.155 billion ($1,473 PSF) in a sale-leaseback transaction. WarnerMedia previously acquired the WarnerMedia Condo following the 2014 sale of its existing headquarters, Time Warner Center at Columbus Circle.

As of August 6, 2019, the 30 Hudson Yards Property was 100.0% occupied by WarnerMedia. WarnerMedia, who along with parent company AT&T Inc. (“AT&T”; rated Baa2/BBB/A- by Moody’s/S&P/Fitch), has reportedly invested approximately $700 million ($478 PSF) on the fit-out of its space and at loan origination, entered into a direct 15-year triple-net lease with the borrower for the entire 30 Hudson Yards Property. WarnerMedia is in the process of consolidating all of its New York-based business segments, including Turner, HBO, Warner Bros. and CNN, into 30 Hudson Yards which will serve as WarnerMedia’s global headquarters and is expected to host approximately 5,000 employees.

WarnerMedia (formerly Time Warner Inc.) is a global leader in media and entertainment with businesses in television networks, film and TV entertainment and publishing. Comprised of HBO, Turner, and Warner Bros., WarnerMedia is a leader in the industry in creating premium content, operating one of the world’s largest television and film studios, and owning a vast library of entertainment. As of December 31, 2017, WarnerMedia had approximately 26,000 employees. Prior to being acquired by AT&T, Time Warner Inc. was rated Baa2/BBB/A- by Moody’s/S&P/Fitch.

The WarnerMedia lease is a direct 15-year triple-net lease for the entire WarnerMedia Condo comprising 1,463,234 rentable square feet across 26 floors (construction floors 12 through 38 and display floors 16 through 51) within the 30 Hudson Yards Building, at an initial base rent of $75.00 PSF with 2.5% annual rent escalations. AT&T (rated A-

LOAN #1: 30 HUDSON YARDS

/Baa2/BBB/ by Fitch/Moody’s/S&P) will serve as the guarantor on the WarnerMedia lease. The WarnerMedia lease will include four, 5-year extension options each at 100% of fair market rent. The WarnerMedia lease was signed in conjunction with loan origination in June 2019. There are no free rent periods or outstanding tenant improvements or leasing costs.

Additionally, the WarnerMedia lease is structured with a contraction option for up to 10 floors totaling 404,325 square feet (27.6% of rentable square feet) (the “Contraction Space”) where, on the 5th anniversary of the lease commencement date, the tenant has the right to contract one or more contiguous full floors comprising floors 42 through 51. In connection with the contraction option, WarnerMedia is required to pay a contraction fee to the borrower equal to $24,000,000 for each floor contracted (the “Contraction Payment”). If the tenant elects to contract more than three floors, the borrower is required to deposit with the lender an amount equal to $125 PSF of the contracted space in excess of the highest three floors, to be held by the lender and held as additional collateral for the 30 Hudson Yards Loan Combination (the “Contraction Escrow”), with the balance of the Contraction Payment (including with respect to the highest three floors), after payment of any amounts owed to the WarnerMedia tenant and all costs incurred in connection with the contraction, distributed to the borrower, or if a Trigger Period (defined below) exists, deposited with the lender as additional collateral for the 30 Hudson Yards Loan Combination. The Contraction Escrow will be released to the borrower in connection with the borrower’s re-leasing of the Contraction Space (or any portion thereof, subject to a cap of $125 PSF of re-let space, calculated in the aggregate across all re-let Contraction Space) with Qualified Leases (as defined below) that are in full force and effect in order to pay for the cost of tenant improvements, leasing commissions, leasing costs and other landlord obligations with respect to such replacement lease and (if any remaining portion of such $125 PSF cap remains after application or allocation to the foregoing amounts) to cover the payment of base rent during any initial free rent period thereunder. Once all the subject Contraction Space has been re-let, any remaining funds in the Contraction Escrow after payment of such costs and the expiration of such initial free rent periods (determined on a per square foot basis), or retention in the Contraction Escrow of amounts sufficient to pay the same, will be disbursed to the borrower, or if a Trigger Period exists, deposited with the lender as additional collateral for the 30 Hudson Yards Loan Combination.

A “Qualified Lease” means a replacement lease (i) with a term that extends at least five years beyond the maturity date; (ii) entered into in accordance with the 30 Hudson Yards Loan Combination documents and (iii) on market terms with respect to, among other things, base rent, additional rent and recoveries and tenant improvement allowances.

The following table presents certain information relating to the major tenant (of which certain tenants may have co-tenancy provisions) at the 30 Hudson Yards Property:

Largest Owned Tenant Based on Underwritten Base Rent(1)

Tenant Name	Credit Rating (Fitch/MIS/S&P)(2)	Tenant GLA	% of GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	UW Gross Rent(3)	UW Gross Rent $ per SF(3)	Lease Expiration	Renewal / Extension Options
WarnerMedia	A- / Baa2 / BBB	1,463,234	100.0%	$109,742,550	100.0%	$75.00	$152,010,443	$103.89	6/30/2034	4, 5-year options
All Tenants		1,463,234	100.0%	$109,742,550	100.0%	$75.00	$152,010,443	$103.89
Vacant		0	0.0%	0	0.0%	$0.00	0	$0.00
Total / Wtd. Avg. All Owned Tenants		1,463,234	100.0%	$109,742,550	100.0%	$75.00	$152,010,443	$103.89

(1)	Based on the rent roll dated June 14, 2019.

(2)	Credit Ratings are those of the parent company and guarantor on the WarnerMedia lease, AT&T.

(3)	UW Gross Rent and UW Gross Rent $ per SF represents the base rent of $75.00 PSF plus underwritten reimbursements of $42,267,893 ($28.89 PSF), which are based on the 100% triple-net structure of the WarnerMedia lease.

LOAN #1: 30 HUDSON YARDS

The following table presents certain information relating to the lease rollover schedule at the 30 Hudson Yards Property, based on initial lease expiration dates:

Lease Expiration Schedule(1)(2)

Year Ending December 31	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	# of Expiring Tenants
MTM	0	0.0%	0.0%	$0	0.0%	$0.00	0
2019	0	0.0%	0.0%	$0	0.0%	$0.00	0
2020	0	0.0%	0.0%	$0	0.0%	$0.00	0
2021	0	0.0%	0.0%	$0	0.0%	$0.00	0
2022	0	0.0%	0.0%	$0	0.0%	$0.00	0
2023	0	0.0%	0.0%	$0	0.0%	$0.00	0
2024	0	0.0%	0.0%	$0	0.0%	$0.00	0
2025	0	0.0%	0.0%	$0	0.0%	$0.00	0
2026	0	0.0%	0.0%	$0	0.0%	$0.00	0
2027	0	0.0%	0.0%	$0	0.0%	$0.00	0
2028	0	0.0%	0.0%	$0	0.0%	$0.00	0
2029	0	0.0%	0.0%	$0	0.0%	$0.00	0
2030 & Thereafter	1,463,234	100.0%	100.0%	$109,742,550	100.0%	$75.00	1
Vacant	0	0.0%	100.0%	$0	0.0%	$0.00	0
Total / Wtd. Avg.	1,463,234	100.0%		$109,742,550	100.0%	$75.00	1

(1)	The tenant has contraction options that may become exercisable prior to the originally stated expiration date of the tenant lease that are not considered in this rollover schedule.

(2)	Based on the underwritten rent roll dated June 14, 2019.

The following table presents certain information relating to historical leasing at the 30 Hudson Yards Property:

Historical Leased %(1)

	2015	2016	2017	2018	As of 8/6/2019
Owned Space	NAP	NAP	NAP	NAP	100.0%(2)

(1)	Based on the underwritten rent roll dated June 14, 2019.

(2)	The tenant has contraction options that may become exercisable prior to the originally stated expiration date of the tenant lease that are not considered in this rollover schedule.

LOAN #1: 30 HUDSON YARDS

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the 30 Hudson Yards Property:

Cash Flow Analysis

	Underwritten	Underwritten $ per SF
Base Rent	$109,742,550	$75.00
Rent Steps(1)	2,743,564	$1.88
Straight Line Rent Credit(2)	14,618,240	$9.99
Gross Up Vacancy	0	$0.00
Reimbursements	42,267,893	$28.89
Other Income	0	$0.00
Vacancy & Credit Loss(3)	(5,081,167)	($3.47)
Effective Gross Income	$164,291,079	$112.28

Real Estate Taxes (PILOT)(4)	21,270,425	$14.54
Insurance	1,547,918	$1.06
Condo Association Fees	5,847,159	$4.00
Management Fee(5)	1,000,000	$0.68
Other Operating Expenses	12,602,391	$8.61
Total Operating Expenses	$42,267,893	$28.89

Net Operating Income	$122,023,186	$83.39
TI/LC	0	$0.00
Capital Expenditures	292,647	$0.20
Net Cash Flow	$121,730,539	$83.19

Occupancy	100.0%
NOI Debt Yield(6)	10.9%
NCF DSCR(7)	3.45x

(1)	Underwritten Rent Steps includes the first annual rent step to $76.88 PSF in June 2020.

(2)	Straight Line Rent Credit given to (i) the WarnerMedia non-contraction space through the fully-extended lease term and (ii) the WarnerMedia contraction space through June 2024 (contraction option year 5).

(3)	Represents an underwritten economic vacancy of 3.0%.

(4)	Underwritten to the average of the projected PILOT payments over the 15-year lease term.

(5)	Management Fee is set to 1.5% of Effective Gross Income, capped at $1.0 million.

(6)	Calculated based on the aggregate outstanding principal balance as of the Cut-off Date of the 30 Hudson Yards Senior Notes.

(7)	Based on the interest only debt service payments of the 30 Hudson Yards Senior Notes.

■	Appraisal. According to the appraisal, the 30 Hudson Yards Property had an “as-is” appraised value of $2,200,000,000 as of an effective date of May 23, 2019.

Appraisal Approach	“As-Is” Value	Discount Rate	Capitalization Rate
Direct Capitalization Approach	$2,225,000,000	N/A	4.75%
Discounted Cash Flow Approach	$2,200,000,000	5.75%	5.25%(1)

(1)	Represents the terminal capitalization rate.

■	Environmental Matters. According to a Phase I environmental report, dated May 30, 2019, the environmental consultant did not identify evidence of any recognized environmental conditions.

■	Market Overview and Competition. The 30 Hudson Yards Property is located at 530 West 33rd Street on the southwest corner of 33rd Street and 10th Avenue in New York, New York. Per the appraisal, the Manhattan office market saw leasing velocity rise 46.0% in Q4 2018 on a year-over-year basis and up 43.9% when compared to the ten-year average. Manhattan leasing in Q4 2018 was one of the strongest on record for the 2018 year, totaling 43.2 million square feet. As of Q1 2019, average asking rents in Manhattan were $76.12 PSF, slightly down from the 2018 average of $76.30 PSF. Availability saw a slight increase from 12.2% to 12.3% from year-end 2018 to Q1 2019. Midtown average asking rents remained flat for Q1 2019, at $82.02 PSF. The Far West Side, Plaza District, and Park Avenue submarkets represent the three highest overall asking rents in all of Manhattan, with all 3 submarkets averaging above $100 PSF. These submarkets tend to have higher rents due to newer, boutique office product, high demand, and high leasing activity. Midtown Manhattan has a higher mix of Class A trophy buildings that range from the new construction occurring in Hudson Yards and Midtown East, to the classic, staple buildings located along Park Avenue and Plaza District.

LOAN #1: 30 HUDSON YARDS

Hudson Yards is an approximately 28-acre area on the far West Side of Manhattan, bounded by West 30th St., West 33rd Street, 10th Avenue and 12th Avenue. Hudson Yards is the cornerstone of the greater Hudson Yards District, which recently has been rezoned to accommodate nearly 40 million square feet of new mixed-use development. Due to the rezoning, the Hudson Yards District has the capacity to include approximately 26 million square feet of new office development, approximately 20,000 housing units, approximately three million square feet of hotel space, a public school, approximately two million square feet of retail space and more than 20 acres of public open space. The neighborhood transformation will be facilitated by the recently-completed extension of the No. 7 subway line from Grand Central Station, with the final station located immediately adjacent to the Hudson Yards site.

The 30 Hudson Yards Property is located in the Far West Side submarket of Manhattan. As of Q1 2019, the submarket was home to approximately 6.9 million square feet of commercial real estate space, with a vacancy rate of 2.4% and average asking rent of $119.03 PSF. The Far West Side submarket has transformed in recent years due to the establishment of the Hudson Yards development. This development has encompassed a variety of office buildings, residential buildings, retail stores and parks. Many office tenants have decided to relocate from Midtown to the Far West Side. As a result of the new developments, average asking rents increased approximately 18.5% throughout 2017 from $100.38 PSF as of Q1 2017 to $118.94 PSF as of Q4 2017. For the same time period, the average vacancy rate decreased from 20.7% as of Q1 2017 to 3.8% as of Q4 2017. Both average asking rent and the vacancy rate have slightly improved as of Q1 2019 at $119.03 PSF and 2.4%, respectively.

In order to compare contract rent at the 30 Hudson Yards Property with market standards, the appraiser adjusted the base rent to reflect the modified gross equivalent rent. The appraiser’s modified gross equivalent contract rent at the 30 Hudson Yards Property was $106.01 PSF, which includes contract rent of $75.00 PSF, real estate taxes of $13.85 PSF and operating expenses of $17.15 PSF. The appraiser determined a modified gross equivalent market rent at the 30 Hudson Yards Property of $100.00 PSF for floors 16 through 24, $110.00 PSF for floors 35 through 43 and $120.00 PSF for floors 44 through 51, for an overall average of $108.24 PSF. The WarnerMedia lease provides for an initial base rent of $75.00 PSF for all floors.

The following chart summarizes comparable office leases per the appraisal. Due to the lack of large single tenant building leases available in the marketplace, the appraiser identified comparable single-tenant and large headquarter leases within comparable properties that would directly compete with the WarnerMedia lease. The most comparable leases to the WarnerMedia lease are Deutsche Bank’s recent lease at Time Warner Center and Blackrock’s lease at 50 Hudson Yards:

Large Headquarter and Net Lease Comparables(1)

Property Name	Tenant Name	Lease Year	Term (mos.)	Tenant Size (SF)	Contract Net Rent PSF	Modified Gross Rent PSF	Free Rent (mos.)
30 Hudson Yards	WarnerMedia	2019	120	1,463,234	$75.00	$106.01	0
50 Hudson Yards	Blackrock	2017	264	847,081	$91.00	$128.50	21
1100 Avenue of the Americas	Bank of America	2018	240	357,940	NAP	$118.00	17
424 Fifth Avenue	WeWork	2018	240	697,029	$108.74	$129.97	12
One Columbus Circle	Deutsche Bank	2019	264	1,063,104	$73.01	$119.00	15
Total / Wtd. Avg.(2)			255	2,965,154	$88.41	$124.17	16

(1)	Source: Appraisal.

(2)	Total / Wtd. Avg. excludes the 30 Hudson Yards Property

LOAN #1: 30 HUDSON YARDS

Summary of Comparable Office Leases (1)

Property Name	Tenant Name	Lease Year	Term (mos.)	Lease Type	Tenant Size (SF)	Base Rent PSF	Free Rent (mos.)
55 Hudson Yards	Apple	Feb-2019	135	Modified Gross	29,881	$104.00	12
520 Madison Avenue	Madison Realty Capital	Feb-2019	128	Modified Gross	19,000	$118.00	8
425 Park Avenue	Citadel	Jan-2019	150	Modified Gross	161,200	$178.27	14
1095 Avenue of the Americas	Lloyds Bank	Jan-2019	120	Modified Gross	34,846	$150.00	0
1114 Avenue of the Americas	Vinson & Elkins, LLP	Jan-2019	192	Modified Gross	76,497	$95.00	12
50 Hudson Yards	Confidential	Jan-2019	120	Modified Gross	400,000	$110.00	18
1 Vanderbilt Avenue	TD Securities	Dec-2018	198	Modified Gross	118,872	$130.00	18
55 Hudson Yards	Third Point	Nov-2018	120	Modified Gross	89,043	$130.00	13
1114 Avenue of the Americas	The Trade Desk	Nov-2018	144	Modified Gross	95,580	$139.00	12
441 Ninth Avenue	Peloton Interactive, LLC	Nov-2018	180	Modified Gross	312,000	$106.66	22.5
55 Hudson Yards	Vista Equity Partners	Nov-2018	192	Modified Gross	28,429	$104.00	13
1271 Avenue of the Americas	Bessemer Trust Company	Sep-2018	264	Modified Gross	236,631	$107.00	0
1 Vanderbilt Avenue	The Carlyle Group	July-2018	189	Modified Gross	95,367	$166.00	9
66 Hudson Boulevard	AllianceBernstein	May-2018	240	Modified Gross	186,226	$105.00	16
390 Madison Avenue	JP Morgan Chase	Mar-2018	128	Modified Gross	417,157	$94.40	20
Total / Wtd. Avg.			168		2,300,729	$116.14	15

(1)	Source: Appraisal.

■	The Borrower. The borrower is 30 HY WM Unit Owner LP, a single-purpose, single-asset entity with two independent directors. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the 30 Hudson Yards Loan Combination. The sponsor of the borrower, 30 HY WM REIT Owner LP (the “Borrower Sponsor”), is a joint venture among RSA 30 HY WM LLC (the “Related Partner”), RFM Cactus NYSS 30HY Sub LLC (the “ASRS/Related JV”), Allianz U.S. Private REIT LP (“Allianz REIT”) and APKV US Private REIT LP (“APKV REIT”). The Related Partner holds 1.01% direct equity interest of the Borrower Sponsor, ASRS/Related JV holds 49.99% direct equity interest of the Borrower Sponsor, APKV REIT holds 4.9% direct equity interest of the Borrower Sponsor, and Allianz REIT holds 44.1% direct equity interest of the Borrower Sponsor. The 30 Hudson Yards Loan Combination is recourse to the borrower, and there is no separate recourse guarantor.

Related is a privately owned real estate firm in the United States. Founded by Stephen M. Ross in 1972, Related is a fully integrated, highly diversified company with experience in development, acquisition, management, finance, marketing and sales. Headquartered in New York City, Related has offices and major developments in Boston, Chicago, Los Angeles, San Francisco, South Florida, Washington, DC and London, and has a team of approximately 4,000 professionals.

Arizona State Retirement System is a state agency that administers a pension plan, long term disability plan, retiree health insurance plans and other benefits to qualified government workers for the state of Arizona. More than a half-million of Arizona’s public servants belong to the ASRS, which encompasses state employees, the three state universities, community college districts, school districts and charter schools, all 15 counties, most cities and towns, and a variety of political subdivisions, such as fire and water districts.

Allianz is a European financial services company headquartered in Munich, Germany with core businesses in insurance and asset management. As of year-end 2018, the Allianz had approximately €1,961 billion of assets under management. In the U.S., investment advisory services are provided by AllianzGlobal Investors Capital, Allianz Global Investors Solutions and PIMCO.

■	Escrows. The 30 Hudson Yards Loan Combination did not require upfront reserves.

During a Trigger Period (as defined below), the borrower is required to fund the following reserves with respect to the 30 Hudson Yards Loan Combination: (i) a tax reserve in an amount equal to 1/12th of the amount that the lender estimates will be necessary to pay taxes over the then succeeding 12-month period, (ii) if an acceptable blanket policy is not in place, an insurance reserve in an amount equal to 1/12th of the amount that the lender estimates will be necessary to pay insurance premiums over the then succeeding 12-month period, (iii) a replacement reserve in an amount equal to 1/12th of $0.20 PSF and (iv) a condominium reserve in an amount equal to 1/12th of the amount that the lender estimates will be necessary to pay common charges over the then succeeding 12-month period.

LOAN #1: 30 HUDSON YARDS

In addition, regardless of whether a Trigger Period exists, on each payment date from and after July 6, 2024 capital expenditure reserves will be required in a monthly amount equal to 1/12th of $0.20 PSF.

■	Lockbox and Cash Management. The 30 Hudson Yards Loan Combination is structured with a hard lockbox and springing cash management. During the continuance of a Trigger Period (as defined below), the borrower is required to send tenant direction letters to all tenants of the 30 Hudson Yards Property instructing them to deposit all rents and other payments into the lockbox account controlled by the lender, and any funds received by the borrower or the property manager are required to be immediately deposited in the lockbox account. During a Trigger Period, all funds in the lockbox account are required to be transferred on each business day into a cash management account established for the sole and exclusive benefit of the lender, and applied to all required payments and reserves as set forth in the 30 Hudson Yards Loan Combination documents, and all property costs and expenses contained in the lender-approved budget, and thereafter, minimum distributions to holders of preferred shares issued by the REIT in a maximum amount not to exceed $100,000 per annum and all property costs and expenses contained in the lender-approved budget, and thereafter, minimum distributions to holders of preferred shares issued by the REIT in a maximum amount not to exceed $100,000 per annum, with any excess funds being held by the lender in a lease sweep reserve or cash collateral account, as applicable, as additional collateral for the 30 Hudson Yards Loan Combination. Under certain circumstances and for limited purposes described in the 30 Hudson Yards Loan Combination documents, the borrower may request disbursements of such excess cash flow.

A “Trigger Period” means a period (A) commencing upon the earliest to occur of (i) an event of default under the 30 Hudson Yards Loan Combination documents, (ii) the debt yield falling below 6.50% for any calendar quarter (“Low Debt Yield Trigger”), or (iii) a Lease Sweep Period (as defined below) and (B) expiring upon (x) with respect to a Trigger Period which commenced in connection with clause (i) above, the cure, if applicable, of such event of default, (y) with respect to a Trigger Period which commenced in connection with clause (ii) above, the debt yield being equal to or greater than 6.50% for two consecutive calendar quarters, and (z) with respect to a Trigger Period which commenced in connection with clause (iii) above, such Lease Sweep Period is cured as described below. In addition, the borrower shall have the right to cure a Low Debt Yield Trigger by delivering cash collateral or an acceptable letter of credit to the lender in an amount that, if applied to reduce the outstanding principal balance of the 30 Hudson Yards Loan Combination, would cause the debt yield test to be satisfied.

Notwithstanding the foregoing, so long as the WarnerMedia lease remains in full force and effect, then in the event the debt yield falls below the Low Debt Yield Trigger as a result of the WarnerMedia tenant’s exercise of its contraction right with respect to any Contraction Space, the foregoing minimum debt yield requirement and cash flow sweep upon a Low Debt Yield Trigger shall not apply until such time as the debt yield shall have increased to (or above) the Low Debt Yield Trigger (in which event, and thereafter, the minimum debt yield requirement, and cash flow sweep upon a Low Debt Yield Trigger, shall again be applicable). Any letters of credit provided as outlined above or as otherwise outlined herein shall be subject to an aggregate cap of 10% of the loan amount and other criteria to be set forth in the 30 Hudson Yards Loan Combination documents.

A “Lease Sweep Period” shall occur upon or during (a) a bankruptcy, insolvency or similar events of the Major Tenant (as defined herein) or lease guarantor, (b) failure to pay base rent or other material monetary or material nonmonetary defaults by a Major Tenant under its Major Lease (as defined herein) beyond all notice and cure periods thereunder, (c) the Major Tenant going dark (i.e. ceases operations at its leased premises with respect to a portion of its leased premises such that the Major Tenant is no longer operating 800,000 rentable square feet (less contraction space that has been relet)), with subleases not counting as dark space except during the last two years of the term of the 30 Hudson Yards Loan Combination, (d) notice of (or actual) termination, cancellation, surrender, contraction of a portion of its leased premises such that the Major Tenant is no longer occupying 800,000 gross square feet or non-renewal of such Major Tenant’s lease, or (e) upon a decline in the credit rating of AT&T (or of any lease guarantor of a replacement tenant that has a rating of at least “BB-” at the time of replacement) below “BB-” or the equivalent by any of the rating agencies. For the avoidance of doubt, the exercise by the WarnerMedia tenant of its contraction option for all or any portion of the Contraction Space shall not, in and of itself, constitute a Lease Sweep Period.

LOAN #1: 30 HUDSON YARDS

A Lease Sweep Period may be cured as follows: (i) with respect to any Lease Sweep Period, at such time as the borrower has reserved with the lender into the lease sweep reserve (or has delivered a letter of credit (satisfying criteria to be set forth in the 30 Hudson Yards Loan Combination documents) reasonably acceptable to the lender) an amount equal to $125 (or, if the only Lease Sweep Period is pursuant to clause (e) above, $50 or, if the only Lease Sweep Period is pursuant to clause (c) above, $87) per rentable square foot of the applicable lease sweep, (ii) in the case of a Lease Sweep Period under clause (a), (1) if the Major Tenant became subject to a bankruptcy proceeding, (A) the Major Lease has been assumed (but not assigned) by the Major Tenant without any negative material change in the economics, scope or duration of such Major Lease and a plan of reorganization has been confirmed as to the Major Tenant and the effective date of such plan of reorganization has occurred or (B) the assignment and assumption of the Major Lease by an unaffiliated third party assignee pursuant to an assignment approved in the bankruptcy proceeding by non-appealable court order and execution of a guaranty by a replacement guarantor; and (2) if the guarantor under the Major Lease became subject to a bankruptcy proceeding, (A) the Major Lease has remained in effect and no base rent default or material monetary or material non-monetary default has occurred and is continuing (other than a bankruptcy of the Major Tenant, provided in such case, clause (1) above shall also apply), and a plan of reorganization has been confirmed as to the guarantor of the Major Lease and the effective date of such plan of reorganization has occurred (and, if applicable, clause (1)(B) above has been satisfied) or (B) the assignment and assumption of the Major Lease by an unaffiliated third party assignee pursuant to an assignment approved in the bankruptcy proceeding by non-appealable court order and execution of a guaranty by a replacement guarantor, (iii) in the case of a Lease Sweep Period under clause (b), a cure by the Major Tenant of the applicable default under its Major Lease, (iv) in the case of a Lease Sweep Period under clause (c), the Major Tenant is once again operating at least 800,000 rentable square feet of its leased premises (less contraction space that has been relet), which shall include subleased space except during the last two years of the term of the 30 Hudson Yards Loan Combination or (v) in the case of a Lease Sweep Period under clauses (c) or (d), (x) the borrower’s re-leasing of the affected portion of the leased premises (or 95% of such affected portion if the contraction option has not been exercised by WarnerMedia tenant) pursuant to qualified leases and (y) the completion and payment in full of all tenant improvements, leasing commissions, leasing costs and other landlord obligations of an inducement nature with respect to such leases, all free and abated rent periods shall have expired and full rent thereunder commenced (or either (A) sufficient reserves therefor have been escrowed with the lender or (B) the borrower has delivered a letter of credit to the lender (satisfying criteria to be set forth in the 30 Hudson Yards Loan Combination documents) reasonably acceptable to the lender to secure the payment of such costs and free or abated rent).

As used herein, (i) “Major Lease” shall mean the WarnerMedia lease, and any replacement Lease covering all or substantially all of the space currently demised under the WarnerMedia lease (which, for this purpose, if the Contraction Option is exercised, shall not include any tenant under a lease with respect to the Contraction Space, and (ii) “Major Tenant” shall mean a tenant under a Major Lease.

■	Property Management. The 30 Hudson Yards Property is self-managed by WarnerMedia or an affiliate thereof. If WarnerMedia is no longer managing the 30 Hudson Yards Property, the borrower is required to cause the 30 Hudson Yards Property to be managed by a qualified property manager, as defined in the 30 Hudson Yards Loan Combination documents).

LOAN #1: 30 HUDSON YARDS

■	Current Mezzanine or Subordinate Indebtedness. The 30 Hudson Yards Loan Combination consists of 29 pari passu senior notes with an aggregate initial principal balance of $1,120,000,000 and three junior notes, with an aggregate initial principal balance of $310,000,000. Based on the total combined debt of $1,430,000,000, the Cut-off Date LTV Ratio, Maturity Date LTV Ratio, DSCR Based on Underwritten NCF and Debt Yield Based on Underwritten NOI are illustrated below:

Financial Information

	30 Hudson Yards Senior Notes	30 Hudson Yards Loan Combination
Cut-off Date Balance	$1,120,000,000	$1,430,000,000
Cut-off Date LTV Ratio	50.9%	65.0%
Maturity Date LTV Ratio	50.9%	65.0%
DSCR Based on Underwritten NCF	3.45x	2.51x
Debt Yield Based on Underwritten NOI	10.9%	8.5%

■	Release of Collateral. Not permitted.

■	IDA / PILOT. The borrower leases the 30 Hudson Yards Property to the New York City Industrial Development Agency (the “Agency”) (the “Company Lease”), and the Agency subleases the Mortgaged Property back to the borrower (the “Agency Lease”) (the Company Lease and Agency Lease, collectively the “IDA Leases”). The benefits of this lease structure to the borrower are a mortgage recording tax exemption and real property tax abatements. As such, the borrower pays installment payments in lieu of real estate taxes as the rent under the Agency Lease (the “PILOT Payments”). In order for the PILOT Payments to achieve the same priority as would real estate tax payments (i.e., ahead of any mortgage or other lien), the borrower (with the Agency as holder of the leasehold under the Company Lease) provided mortgages in favor of the Hudson Yards Infrastructure Corporation, a not-for-profit local development corporation (“HYIC”) to secure the PILOT Payments (collectively, the “PILOT Mortgage”). The HYIC has issued Hudson Yards revenue bonds for which the PILOT Payments are used to repay the bondholders. The term of the IDA Leases runs to June 30, 2044 (such period, the “Initial Term”), with annual automatic extensions thereof for a term of one year, unless within 60 days preceding the expiration of the current term the Agency provides written notice of termination to the borrower (such date, the “Expiration Date”); provided that after the Initial Term the IDA Leases will automatically terminate within 60 days after the repayment in full or defeasance of any Hudson Yards revenue bonds issued by HYIC for which an assignment of the PILOT amount payable under the Agency Lease is used to repay the bondholders.

■	Terrorism Insurance. Terrorism coverage is provided by a stand-alone policy that provides coverage for terrorism in an amount equal to the full replacement cost of the 30 Hudson Yards Property, with limits of $5.5 billion per occurrence and in the aggregate, subject to a $100,000 deductible. Business interruption is provided for an actual loss sustained basis up to the full policy limit for a period of 36 months plus an additional 12 month extended period of indemnity. See “Risk Factors—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Preliminary Prospectus.

LOAN #2: WOODLANDS MALL

LOAN #2: WOODLANDS MALL

NORDSTROM
ARHAUS
jcpenney
Dillard's
macy's
TORRID
HOLLISTER
Microsoft
GAP
SEPHORA
KIDS
ATHLETA
CROCS
ALDO
FOREVER 21
DICK'S SPORTING GOODS
BANANA REPUBLIC
URBAN OUTFITTERS
pottery barn kids
POTTERYBARN
LOFT
xfinity
BARNES & NOBLE
ANTHROPOLOGIE
BRIO
Fleming's
The Cheesecake Factory
LEVEL ONE
Anchor
Non Anchor / In-line
Vacant

NORDSTROM
ARHAUS
jcpenney
Dillard's
macy's
macy's CHILDREN'S
PACSUN
Tilly's
Buckle
VANS
TALBOTS
KAY
EXPRESS
THE CHILDREN'S PLACE
FOREVER 21
DICK'S SPORTING GOODS
ESCAPE THE ROOM
VACANT
BARNES & NOBLE
THE WOODLANDS FINANCIAL GROUP
LEVEL TWO
Anchor
Non Anchor / In-line
Vacant

LOAN #2: WOODLANDS MALL

LOAN #2: WOODLANDS MALL

LOAN #2: WOODLANDS MALL

Mortgaged Property Information			Mortgage Loan Information
Number of Mortgaged Properties	1			Loan Seller	GACC
Location (City/State)	The Woodlands, Texas			Cut-off Date Balance(3)	$76,200,000
Property Type	Retail			Cut-off Date Balance per SF(2)	$326.55
Size (SF)	758,231			Percentage of Initial Pool Balance	6.4%
Total Occupancy as of 5/28/2019(1)	97.8%			Number of Related Mortgage Loans	None
Owned Occupancy as of 5/28/2019(1)	95.8%			Type of Security	Fee Simple
Year Built / Latest Renovation	1994, 2003, 2016 / NAP			Mortgage Rate	4.25600%
Appraised Value	$953,400,000			Original Term to Maturity (Months)	120
Appraisal Date	4/20/2019			Original Amortization Term (Months)	NAP
Borrower Sponsors	Brookfield Property REIT Inc.,			Original Interest Only Period (Months)	120
	Brookfield Property Partners L.P.			First Payment Date	9/1/2019
	and Brookfield Asset Management Inc.			Maturity Date	8/1/2029
Property Management	Self-managed

Underwritten Revenues	$53,931,267
Underwritten Expenses	$10,814,593		Escrows(4)
Underwritten Net Operating Income (NOI)	$43,116,674			Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$42,206,797		Taxes	$0	$0
Cut-off Date LTV Ratio(2)	26.0%		Insurance	$0	$0
Maturity Date LTV Ratio(2)	26.0%		Replacement Reserve	$0	$0
DSCR Based on Underwritten NOI / NCF(2)	4.04x / 3.95x		TI/LC	$0	$0
Debt Yield Based on Underwritten NOI / NCF(2)	17.4% / 17.0%		Other	$2,174,886	$0

Sources and Uses
Sources	$	%	Uses	$	%
Loan Combination Amount	$425,000,000	91.4%	Loan Payoff	$322,891,259	69.4%
Mezzanine Loan	40,000,000	8.6	Closing Costs	3,880,393	0.8
			Upfront Reserves	2,174,886	0.5
			Return of Equity	136,053,462	29.3

Total Sources	$465,000,000	100.0%	Total Uses	$465,000,000	100.0%

(1)	Total Occupancy is inclusive of Dillard’s (229,866 SF), Macy’s (199,019 SF), JC Penney (146,553 SF), and Nordstrom (138,000 SF); which each separately own their own improvements and underlying land and as such are excluded from the loan collateral. Owned Occupancy is based on a total of 758,231 collateral SF.

(2)	Calculated based on the aggregate outstanding principal balance of the Woodlands Mall Senior Notes (as defined below). See “—The Mortgage Loan” below.

(3)	The Cut-off Date Balance of $76,200,000 represents the Woodlands Mall Loan (as defined below), which is part of the Woodlands Mall Loan Combination (as defined below) comprised of (i) the Woodlands Mall Senior Notes (as defined below) with an aggregate principal balance as of the Cut-off Date of $247,600,000 and (ii) the Woodlands Mall Subordinate Note with a principal balance as of the Cut-off Date of $177,400,000. The aggregate outstanding principal balance as of the Cut-off Date of the Woodlands Mall Loan Combination is $425,000,000. The Woodlands Mall Subordinate Note will be an asset of the Benchmark 2019-B12 trust but will not be pooled together with the other mortgage loans and payments of interest and principal received in respect of the Woodlands Mall Subordinate Note will be available to make distributions in respect of the related loan-specific classes of certificates only. The holder of the Woodlands Mall Subordinate Note will have the right to appoint the special servicer of the Woodlands Mall Loan Combination and to direct certain decisions with respect to the Woodlands Mall Loan Combination, unless a control appraisal event exists under the related co-lender agreement; provided that after the occurrence of a control appraisal event with respect to the Woodlands Mall Subordinate Note, the holder of the Note A-1-1 will have such rights. For so long as the Woodlands Mall Subordinate Note is included in the Benchmark 2019-B12 trust, and a control appraisal event does not exist, such rights will be exercised by the directing holder of the Benchmark 2019-B12 loan-specific certificates relating to the Woodlands Mall Subordinate Note.

(4)	For a full description of Escrows, please refer to “—Escrows” below.

■	The Mortgage Loan. The mortgage loan (the “Woodlands Mall Loan”) is part of a loan combination (the “Woodlands Mall Loan Combination”) evidenced by eight pari passu notes with an aggregate principal balance as of the Cut-off Date of $247,600,000 (the “Woodlands Mall Senior Notes”) and one subordinate note with a principal balance as of the Cut-off Date of $177,400,000 (the “Woodlands Mall Subordinate Note”). The Woodlands Mall Loan Combination has an aggregate principal balance as of the Cut-off Date of $425,000,000 and is secured by a first mortgage lien on the borrower’s fee simple interest in a 758,231 SF portion (the “Woodlands Mall Property”) of an approximately 1.47 million SF super-regional mall located in The Woodlands, Texas (the “Woodlands Mall Shopping Center”). The Woodlands Mall Loan, which is evidenced by the non-controlling notes A-1-1, A-5 and A-7, has an aggregate outstanding principal balance as of the Cut-off Date of $76,200,000 and represents approximately 6.4% of the Initial Pool Balance. The related companion loans are evidenced by the non-controlling notes A-1-2 ($21,400,000), A-2 ($50,000,000), A-4 ($40,000,000), and A-5 ($30,000,000), currently held by Deutsche Bank AG, New York Branch (an affiliate of German American Capital Corporation) (“DBNY”) and are expected to be contributed to one or more future commercial mortgage securitization transactions. The Woodlands Mall Subordinate Note, which is evidenced by Note B, will be an asset of the trust but will not be pooled together with the other mortgage loans, and payments of interest and principal received in respect of the Woodlands Mall Subordinate Note will be available to make distributions in respect of the related loan-specific classes of certificates only. The holder of the Woodlands Mall Subordinate Note will have the right to appoint the special servicer of the Woodlands Mall Loan Combination and to direct certain decisions with respect to the Woodlands Mall Loan Combination, unless a control appraisal event exists under the related co-lender agreement; provided that after the occurrence of a control appraisal event with respect to the Woodlands Mall Subordinate Note, the holder of the Note A-1-1 will have such rights. For so long as the Woodlands Mall Subordinate Note is included in the Benchmark 2019-B12 trust, and a control appraisal event does not exist, such rights will be exercised by the directing holder of the Benchmark 2019-B12 loan-specific certificates relating to the Woodlands Mall Subordinate Note. The Woodlands Mall Loan

LOAN #2: WOODLANDS MALL

Combination, which accrues interest at an interest rate of 4.25600% per annum, was originated by DBNY on July 5, 2019, had an original principal balance of $425,000,000 and has an outstanding principal balance as of the Cut-off Date of $425,000,000. The proceeds of the Woodlands Mall Loan Combination along with a $40,000,000 mezzanine loan were primarily used to refinance prior debt secured by the Woodlands Mall Property, return equity to the borrower sponsors, pay origination costs and fund upfront reserves.

The Woodlands Mall Loan Combination had an initial term of 120 months and has a remaining term of 120 months as of the Cut-off Date. The Woodlands Mall Loan Combination requires monthly payments of interest only for the entire term. The scheduled maturity date of the Woodlands Mall Loan Combination is the payment date in August 2029. Provided that no event of default has occurred and is continuing under the loan documents, at any time after the earlier to occur of (a) July 5, 2022 and (b) the second anniversary of the closing date of the last securitization of any note comprising the Woodlands Mall Loan Combination, the Woodlands Mall Loan Combination may be defeased with certain “government securities” as permitted under the loan documents. Voluntary prepayment of the Woodlands Mall Loan Combination without payment of any prepayment premium is permitted on or after the due date occurring in April 2029.

Loan Combination Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1-1, A-5, A-7	$76,200,000	$76,200,000	Benchmark 2019-B12	No(1)
A-1-2, A-2, A-3, A-4, A-6	$171,400,000	$171,400,000	DBNY	No
Total Senior Notes	$247,600,000	$247,600,000
B-Note	$177,400,000	$177,400,000	Benchmark 2019-B12 (Loan-Specific)	Yes(1)
Whole Loan	$425,000,000	$425,000,000
Mezzanine Debt	$40,000,000	$40,000,000	DBNY
Total	$465,000,000	$465,000,000

(1)	The holder of the Woodlands Mall Subordinate Note will have the right to appoint the special servicer of the Woodlands Mall Loan Combination and to direct certain decisions with respect to the Woodlands Mall Loan Combination, unless a control appraisal event exists under the related co-lender agreement; provided that after the occurrence of a control appraisal event with respect to the Woodlands Mall Subordinate Note, the holder of the Woodlands Mall Note A-1-1 will have such rights. For so long as the Woodlands Mall Subordinate Note are included in the Benchmark 2019-B12 securitization, and a control appraisal event does not exist, such rights will be exercised by the Directing Holder of the Benchmark 2019-B12 loan-specific certificates.

■	The Mortgaged Property. The Woodlands Mall Property is a 758,231 SF portion of the Woodlands Mall Shopping Center, a two-level enclosed super regional mall that contains approximately 1.47 million SF of gross leasable area. The Woodlands Mall Shopping Center is anchored by Dillard’s, Macy’s, JCPenney, and Nordstrom, which each separately own their improvements and underlying land and as such are excluded from the Woodlands Mall Loan collateral. The Woodlands Mall Shopping Center is also junior anchored by Dick’s Sporting Goods and Forever 21 (both part of the Woodlands Mall Loan collateral). The four major anchors (Dillard’s, Macy’s, JCPenney, and Nordstrom) have 2018 sales estimates of $41.0 million, $73.0 million, $15.0 million, and $34.2 million, respectively. As of the trailing 12 months ending May 2019, Dick’s Sporting Goods and Forever 21 reported total sales of approximately $12.7 million and $7.6 million, respectively.

The Woodlands Mall Property consists of a broad merchandise mix with over 150 specialty retailers including Apple, Athleta, Banana Republic, Coach, Microsoft, Pink, Pottery Barn, Michael Kors, and Sephora. Additionally, there are five office suites at the Woodlands Mall Property, which comprise 38,087 SF. The Woodlands Mall Property also features diverse dining options such as Brio, The Cheesecake Factory, Fleming’s Prime Steakhouse, Panera Bread, and P.F. Chang’s Asian Bistro, which is complemented by a ten-bay food court located in the lower level of the Woodlands Mall Property. The Apple store is expanding its footprint at the Woodlands Mall Property, and will comprise of 8,409 SF upon expansion, which is expected to be completed in December 2019 (current footprint is 6,311 SF). The borrower sponsor spent approximately $7.9 million associated with the Apple suite, which involved creation of the space in the center court of the Woodlands Mall Property, including structural work and removal of escalators. The borrower sponsor has turned over this raw space to Apple and Apple plans to invest significant capital to renovate space. As of the trailing 12 months ending May 2019, the Apple store generated sales of $50.1 million ($7,934 PSF (based on SF prior to their expansion)). Other notable features at the Woodlands Mall Property include its outdoor lifestyle shopping area connected to the Woodlands waterway where visitors can experience water taxi service to surrounding offices and residences.

The Woodlands Mall Property has an in-place underwritten occupancy of 95.8% (excluding non-collateral anchors). As of the trailing 12 months ending May 2019, the Woodlands Mall Property generated in-line (<10,000 SF) sales of $708 PSF with an occupancy cost ratio of 13.4%. Excluding the Apple store, the Woodlands Mall Property generated in-line (<10,000 SF) sales of $569 PSF with an occupancy cost ratio of 16.8% over the same period.

LOAN #2: WOODLANDS MALL

The following table presents certain information relating to the major tenants (of which, certain tenants may have co-tenancy provisions) at the Woodlands Mall Property:

Ten Largest Owned Tenants Based on Underwritten Base Rent(1)

Tenant Name	Credit Rating (Fitch/MIS/S&P)(2)	Tenant GLA	% of Owned GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	Tenant Sales $ per SF	Occupancy Cost	Lease Expiration(3)	Renewal / Extension Options
Forever 21	NR / NR / NR	85,150	11.2%	$1,748,408	5.4%	$20.53	$90	22.9%	6/30/2025	1, 5-year option
Dick’s Sporting Goods	NR / NR / NR	83,075	11.0	1,536,888	4.7	$18.50	$153	16.1	1/31/2027	3, 5-year options
Victoria’s Secret	NR / Ba1 / BB	9,474	1.2	729,498	2.2	$77.00	$824	15.6	1/31/2027	NAP
Barnes & Noble	NR / NR / NR	30,471	4.0	700,000	2.2	$22.97	$268	8.6	1/31/2020	2, 5-year options
Arhaus Furniture	NR / NR / NR	14,484	1.9	665,105	2.0	$45.92	$480	11.9	1/31/2025	1, 5-year option
Express	NR / NR / NR	7,429	1.0	638,084	2.0	$85.89	$364	23.6	1/31/2021	NAP
Pottery Barn	NR / NR / NR	13,363	1.8	637,956	2.0	$47.74	$511	11.2	1/31/2022	NAP
Tyler’s	NR / NR / NR	17,116	2.3	597,006	1.8	$34.88	$302	15.2	10/31/2023	1, 5-year option
Microsoft	AA+ / Aaa / AAA	6,506	0.9	527,224	1.6	$81.04	$834	10.9	6/25/2024	NAP
Altar’d State	NR / NR / NR	6,809	0.9	511,545	1.6	$75.13	$571	15.1	1/31/2025	NAP
Ten Largest Owned Tenants		273,877	36.1%	8,291,714	25.5%	$30.28
Remaining Owned Tenants		452,171	59.6	24,192,909	74.5	$53.50
Vacant Spaces (Owned Space)		32,183	4.2	0	0.0	$0.00
Totals / Wtd. Avg. All Owned Tenants(3)		758,231	100.0%	$32,484,623	100.0%	$46.39

(1)	Based on the underwritten rent roll dated May 28, 2019.

(2)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(3)	The Wtd. Avg. UW Base Rent $ per SF for Owned Tenant excludes 25,819 SF which has no attributable base rent.

The following table presents certain information relating to the lease rollover schedule at the Woodlands Mall Property based on initial lease expiration dates:

Lease Expiration Schedule(1)(2)

Year Ending December 31	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	# of Expiring Tenants(4)
MTM	1,917	0.3%	0.3%	$0	0.0%	$0.00	1
2019	36,616	4.8	5.1%	1,737,188	5.3	47.44	12
2020	70,726	9.3	14.4%	3,013,672	9.3	42.61	20
2021	35,940	4.7	19.1%	2,746,017	8.5	76.41	20
2022	75,799	10.0	29.1%	3,620,453	11.1	47.76	15
2023	44,434	5.9	35.0%	2,313,210	7.1	52.06	11
2024	68,633	9.1	44.1%	3,083,631	9.5	44.93	16
2025	145,211	19.2	63.2%	5,566,083	17.1	38.33	15
2026	33,746	4.5	67.7%	2,439,384	7.5	72.29	14
2027	124,644	16.4	84.1%	3,536,635	10.9	28.37	8
2028	31,094	4.1	88.2%	2,215,426	6.8	71.25	13
2029	38,371	5.1	93.3%	1,636,788	5.0	42.66	9
2030 & Thereafter	18,917	2.5	95.8%	576,137	1.8	30.46	4
Vacant	32,183	4.2	100.0%	NAP	NAP	NAP	NAP
Total / Wtd. Avg.(3)(4)	758,231	100.0%		$32,484,623	100.0%	$46.39	158

(1)	Calculated based on the approximate square footage occupied by each collateral tenant.

(2)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the Lease Expiration Schedule.

(3)	# of Expiring Tenants excludes approximately 30 temporary/kiosk tenants who operate under short term leases.

(4)	The Wtd. Avg. UW Base Rent $ per SF for Owned Tenant excludes 25,819 SF which has no attributable base rent.

LOAN #2: WOODLANDS MALL

The following table presents certain information relating to historical occupancy and estimated tenant sales at the Woodlands Mall Property:

Historical Leased % & In-line Sales(1)(2)

	2010	2011	2012	2013	2014	2015	2016	2017	2018	Current(3)
Owned Occupancy including anchors(4)	93.1%	93.6%	96.1%	96.5%	97.7%	83.8%	96.6%	96.4%	94.9%	97.8%
Owned Occupancy excluding anchors (4)	91.4%	92.0%	95.4%	95.9%	97.3%	81.3%	96.1%	95.8%	94.2%	95.8%
In-line Tenant (<10,000 SF) Sales per SF(5)	NAP	NAP	NAP	NAP	NAP	NAP	$723	$711	$717	$708
In-line Tenant (<10,000 SF) Sales per SF (excl. Apple)(4)	NAP	NAP	NAP	NAP	NAP	NAP	$622	$602	$590	$569

(1)	Historical Occupancy is based on the average of each respective year.

(2)	Not all tenants at the Woodlands Mall Property are required to report sales.

(3)	Current occupancy is based on the underwritten rent roll, including recently executed leases. Current sales data is as of the trailing 12 months ending May 31, 2019.

(4)	In 2015, occupancy declined due to Dick’s Sporting Goods box being added to the Woodlands Mall Property, but not capturing the Dick’s Sporting Goods lease as in-place given the store did not open for operation until October 2016.

(5)	Apple’s sales are based on the tenant’s 8,409 SF that it will be expanding into in December 2019 at the Woodlands Mall Property.

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the Woodlands Mall Property:

Cash Flow Analysis(1)

	2016	2017	2018	TTM 5/31/2019	Underwritten	Underwritten $ per SF(2)
Base Rent	$28,621,745	$31,111,560	$32,538,184	$33,313,292	$32,484,623	$42.84
Rent Steps(3)	0	0	0	0	747,681	$0.99
Gross Up Vacancy	0	0	0	0	2,965,936	$3.91
Reimbursements	11,821,126	12,508,578	11,984,194	12,383,926	13,320,934	$17.57
Other Income(4)	6,723,425	8,189,537	8,267,824	8,220,484	7,378,029	$9.73
Vacancy & Credit Loss	(122,935)	(278,970)	172,149	(109,714)	(2,965,936)	($3.91)
Effective Gross Income	$47,043,362	$51,530,705	$52,962,351	$53,807,988	$53,931,267	$71.13

Real Estate Taxes	2,779,751	3,901,952	4,054,151	4,370,019	$5,083,264	$6.70
Insurance	224,629	212,697	111,713	116,909	116,928	$0.15
Management Fee	1,000,000	1,000,000	1,000,000	1,000,000	1,000,000	$1.32
Other Operating Expenses	5,083,926	4,894,727	4,619,627	4,614,401	4,614,401	$6.09
Total Operating Expenses	9,088,306	10,009,375	9,785,492	10,101,329	$10,814,593	$14.26

Net Operating Income	$37,955,056	$41,521,330	$43,176,859	$43,706,659	$43,116,674	$56.86
TI/LC	0	0	0	0	758,231	$1.00
Capital Expenditures	0	0	0	0	151,646	$0.20
Net Cash Flow	$37,955,056	$41,521,330	$43,176,859	$43,706,659	$42,206,797	$55.66

Occupancy(5)	96.1%	95.8%	94.2%	95.8%	94.8%
NOI Debt Yield(6)	15.3%	16.8%	17.4%	17.7%	17.4%
NCF DSCR(6)	3.55x	3.89x	4.04x	4.09x	3.95x

(1)	Certain items such as straight line rent, interest expense, interest income, lease cancellation income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.

(2)	Underwritten $ per SF is based on 758,231 SF.

(3)	Includes $621,640 of contractual rent steps through June 1, 2020 and the straight line average rent for Microsoft, Starbucks, Sephora, AT&T, Coach and Michael Kors.

(4)	Other Income consists of % in lieu income ($550,214), overage rent ($722,055), specialty leasing income ($5,488,535), and miscellaneous income ($617,224), which includes parking revenue, carousal revenue and trash pad/recycling income.

(5)	TTM Occupancy is based on the underwritten rent roll. Underwritten occupancy is based on the economic occupancy.

(6)	Metrics are calculated based on the Woodlands Mall Senior Notes.

LOAN #2: WOODLANDS MALL

■	Appraisal. According to the appraisal, the Woodlands Mall Property had an “as-is” appraised value of $953,400,000 as of April 20, 2019.

Appraisal Approach	As-Is Value	Discount Rate	Capitalization Rate
Direct Capitalization Approach	$957,400,000	NAP	4.25%
Income Capitalization Approach(1)	$953,400,000	6.75%	4.75%(1)

(1)	Represents the terminal capitalization rate.

■	Environmental Matters. According to a Phase I environmental report, dated May 3, 2019, there are no recognized environmental conditions or recommendations for further action at the Woodlands Mall Property, except that the following actions were recommended: (i) the biomedical waste generated from Unit 4010 (office dental unit) be disposed of in an appropriate manner by a contracted waste hauler, and (ii) continued implementation of the company-wide environmental / asbestos policy.

■	Market Overview and Competition. The Woodlands Mall Shopping Center is located in The Woodlands, Texas at the intersection of I-45. The Woodlands Mall was originally built across 1994, 2003 and 2016 as a two level enclosed shopping center. The Woodlands Mall Shopping Center is located within Houston’s largest mixed-use development known as The Woodlands, which is located approximately 30 miles north of Houston. Development of The Woodlands began in 1974 by The Woodlands Corporation, a subsidiary of Mitchell Energy and Development Corporation. The Woodlands is a master-planned community that includes residential, commercial, business, and industrial segments, and is designed to be a self-supporting economic entity. The Woodlands is home to more than nearly 112,000 residents and over 900 businesses employing an estimated 40,638 people. Single and multi-family home development totals over 26,000 homes with over five million SF of retail/general commercial space and seven million SF of office and industrial space. Based on current population projections, The Woodlands’ residential component is forecasted to be fully built out by 2020 and is projected to have approximately 130,000 residents.

The following table presents certain information relating to the primary competition for the Woodlands Mall Shopping Center:

Competitive Set(1)

	Woodlands Mall(2)	Market Street at The Woodlands	Willowbrook Mall	Deerbrook Mall	Houston Premium Outlets
Distance from Subject	NAP	0.1 miles	15 miles	15 miles	20 miles
Property Type	Super Regional Mall	Lifestyle Center	Super-Regional Center/Mall	Super-Regional Center/Mall	Outlet Center
Year Built	1994, 2003, 2016	2003	1981	1984	2008
Total GLA	1,468,699	492,244	1,449,632	1,211,733	542,000
Total Occupancy	97.8%	98%	97%	99%	99%
Sales per SF	$680	$650	$610	$530	$500
Anchors & Jr. Anchors	Macy’s, Dillard’s, JC Penney, Nordstrom, Dick’s Sporting Goods, Forever 21, Barnes & Noble	HEB, Cinemark	Macy’s, Dillard’s, JC Penney, Nordstrom Rack, Sears, Dick’s Sporting Goods, Forever 21	Macy’s, Dillard’s, JC Penney, Sears, Dick’s Sporting Goods, Forever 21, AMC 24	Saks Off Fifth, Forever 21, Nike Factory Store

(1)	Source: Appraisal.

(2)	Based on Woodlands Mall, including non-collateral anchors.

■	The Borrower. The borrower is The Woodlands Mall Associates, LLC (the “Woodlands Mall Borrower”), a single purpose, bankruptcy remote single member Delaware limited liability company with two independent directors. Legal counsel to the borrower provided a non-consolidation opinion in connection with the origination of the Woodlands Mall Loan Combination.

The borrower sponsors are Brookfield Property REIT Inc., Brookfield Property Partners L.P. and Brookfield Asset Management Inc. and the non-recourse carveout guarantor is BPR OP, LP, each an affiliate of Brookfield Properties. Brookfield Properties is a fully-integrated, global real estate services company, providing industry-leading development and portfolio management capabilities across the real estate investment strategies of Brookfield Asset Management — a global alternative asset manager with over $365 billion in assets under management. Brookfield Properties manages or owns approximately 320 million SF of office, retail or multifamily commercial real estate worldwide.

LOAN #2: WOODLANDS MALL

■	Lockbox and Cash Management. The Woodlands Mall Loan Combination is structured with a hard lockbox and springing cash management. The Woodlands Mall Borrower was required at loan origination to deliver letters to all tenants at the Woodlands Mall Property directing them to deposit all rents and payments into a lender controlled lockbox account. To the extent no Cash Sweep Period (as defined below) is continuing, all funds in the lockbox account are required to be transferred to or at the direction of the Woodlands Mall Borrower. Following the occurrence and during the continuance of a Cash Sweep Period, all funds in the lockbox account are required to be swept each business day to a segregated cash management account under the control of the lender and disbursed in accordance with the loan documents.

During the continuance of a Cash Sweep Period, all excess cash will remain in the lender controlled account and held as additional collateral for the Woodlands Mall Loan Combination; provided, however, that if a Major Anchor Sweep Period (as defined below) is then continuing the excess cash will be deposited into a major anchor sweep reserve account to be applied pursuant to the loan documents.

A “Cash Sweep Period” means any period during the continuance of (i) an event of default under the loan documents, (ii) during a bankruptcy action of the Woodlands Mall Borrower or the guarantor, (iii) any Low DSCR Trigger Period (as defined below), (iv) a mezzanine loan default or (v) the continuance of a Major Anchor Sweep Period (as defined below), until such time that Woodlands Mall Borrower has cured the applicable Cash Sweep Period in accordance with the terms of the loan documents.

A “Low DSCR Trigger Period” means any period during the continuance of which (i) the debt service coverage ratio based on the Woodlands Mall Loan Combination is less than 2.00x or (ii) the combined debt service coverage ratio based on the Woodlands Mall Loan Combination and related mezzanine loan is less than 1.45x and will end on the earlier to occur (a) the date a debt service coverage ratio of at least 2.00x and (b) a combined debt service coverage ratio of at least 1.45x is achieved for as of any debt service coverage ratio calculation date, as determined by the lender.

A “Major Anchor Sweep Period” will commence upon any of (a) the early termination, early cancellation or early surrender of the Major Anchor (as defined below) premises or upon the Woodlands Mall Borrower’s receipt of notice by a Major Anchor of its intent to effect an early termination, early cancellation or early surrender with respect its respective premises, (b) if a Major Anchor has ceased its business (“goes dark”) at substantially all of its space or (c) a bankruptcy action of any Major Anchor or its direct or indirect parent.

A Major Anchor Sweep Period will end (a) if such Major Anchor premises are owned by the Woodlands Mall Borrower or an affiliate of the Woodlands Mall Borrower, (i) the applicable Major Anchor Lease has been renewed pursuant to its terms or (ii) a portion of the Major Anchor premises equal to at least the Occupancy Threshold (as defined below) has been re-tenanted to one or more retail or related use (or such other use as is approved by the lender in its sole and absolute discretion) and in a manner which is not inconsistent with the operation of the balance of the Woodlands Mall Property and such Major Anchor premises have been re-tenanted pursuant to the loan documents, (b) if such Major Anchor premises are not owned by the Woodlands Mall Borrower or an affiliate of the Woodlands Mall Borrower, a portion of the Major Anchor premises equal to at least the Occupancy Threshold has been re-tenanted to or is otherwise owned and occupied by open or more retail use (or such other use approved by the lender in its sole discretion) tenants or owner and operator.

A “Major Anchor” is any of (a) Nordstrom, (b) Macy’s, (c) Dillard’s, (d) JCPenney or (e) any other owner, operator or tenant with respect to substantially all of any space occupied by such anchor tenants.

The “Occupancy Threshold” is (i) if a Major Anchor premises are 150,000 SF or greater, then 65% of such Major Anchor premises occupied or (ii) if the Major Anchor premises are less than 150,000 SF, then 80% of such Major Anchor premises occupied.

■	Escrows. In connection with the origination of the Woodlands Mall Loan, the Woodlands Mall Borrower funded rollover reserves of a $2,174,886 for outstanding tenant improvements.

On each due date during the continuance of a Cash Sweep Period, the Woodlands Mall Borrower will be required to fund the following reserves, (i) 1/12th of the taxes that the lender estimates will be payable over the next-ensuing 12-month period, (ii) 1/12th of the amount that the lender estimates will be necessary to pay insurance premiums for the renewal of coverage, provided that an insurance reserve will be waived if the Woodlands Mall Property is covered under an acceptable blanket policy, (iii) a monthly replacement reserve deposit of $15,720, subject to a cap of

LOAN #2: WOODLANDS MALL

$377,291, (iv) a monthly rollover deposit of $125,764, subject to a cap of $3,018,324, (v) during the continuance of a Major Anchor Sweep Period, all excess funds (after payment of all amounts due under the loan documents, including the monthly reserves) will be swept into a subaccount of the cash management account to be held as additional collateral for the Woodlands Mall Loan Combination until an aggregate amount equal to the Individual Major Anchor Cap (as defined below) for all Major Anchor Periods then existing has been deposited into such subaccount.

An “Individual Major Anchor Cap” means (x) if a Major Anchor Sweep Period has occurred with respect to either JCPenney or Nordstrom, an amount equal to not less than the product obtained by multiplying $75.00 by the aggregate amount of gross leasable SF of the Major Anchor premises previously occupied by the applicable Major Anchor and (y) if a Major Anchor Sweep Period has occurred with respect to either Dillard’s or Macy’s, an amount equal to not less than the product obtained by multiplying $100.00 by the aggregate amount of gross leasable SF of the Major Anchor premises previously occupied by the applicable the Major Anchor.

■	Property Management. The Woodlands Mall Property is self-managed.

■	Current Mezzanine or Subordinate Indebtedness. In connection with origination of Woodlands Mall Loan Combination, DBNY provided a mezzanine loan with a principal balance of $40.0 million (the “Woodlands Mall Mezzanine Loan”) to an affiliate of the Woodlands Mall Borrower. The Woodlands Mall Mezzanine Loan is secured by a pledge of the direct equity interest in the Woodlands Mall Borrower and is co-terminous with the Woodlands Mall Loan Combination. The Woodlands Mall Mezzanine Loan accrues interest at a rate of 5.50000% per annum and is fully amortizing by the August 1, 2029 maturity date. The Woodlands Mall Mezzanine Loan is expected to be sold to a third party. Based on the combined Woodlands Mall Loan Combination and the Woodlands Mall Mezzanine Loan, the cumulative Cut-off Date LTV is 48.8%, the cumulative U/W NCF DSCR is 1.79x and the cumulative U/W NOI Debt Yield is 9.3%. The rights of the mezzanine lender under the Woodlands Mall Mezzanine Loan are further described under “Description of the Mortgage Pool—Additional Indebtedness—Mezzanine Indebtedness” in the Preliminary Prospectus.

Total Debt Metrics

	% of Total Debt	Cut-off Date Cumulative LTV	UW Cumulative NOI Debt Yield	UW Cumulative NCF DSCR
A-Notes	53.2%	26.0%	17.4%	3.95x
$247,600,000
B-Notes	38.2%	44.6%	10.1%	2.30x
$177,400,000
Mezzanine	8.6%	48.8%	9.3%	1.79x
$40,000,000

■	Permitted Future Mezzanine or Subordinate Indebtedness. From and after the last securitization of any note comprising the Woodlands Mall Loan Combination and provided no loan event of default under the loan documents has occurred and is continuing, the Woodlands Mall Borrower will have a one-time right to cause a permitted mezzanine borrower to incur additional indebtedness secured by a pledge of the direct or indirect equity interest in the Woodlands Mall Borrower in the form of a junior mezzanine loan (the “Permitted Mezzanine Loan”), subject to the consent of the lender and the satisfaction of certain conditions, including but not limited to: (i) the principal amount of the Permitted Mezzanine Loan is not greater than an amount equal to the lesser of (A) $35,000,000; (B) the amount which will yield an aggregate loan-to-value ratio (including the Woodlands Mall Loan Combination and the proposed Permitted Mezzanine Loan) of 52%; (C) the amount which would yield a permitted mezzanine debt service coverage ratio that is 1.25x; and (D) the amount which will yield a combined debt yield of 8.6%; (ii) the Permitted Mezzanine Loan lender is not an affiliate of the Woodlands Mall Borrower; (iv) the Permitted Mezzanine Loan lender and the existing mezzanine loan lender have entered into an intercreditor agreement; (v) the maturity date of the Permitted Mezzanine Loan is co-terminous with the maturity date of the Woodlands Mall Loan Combination and will fully amortize on the Woodlands Mall Loan Combination maturity date; (vi) the lender has received a rating agency confirmation from the applicable rating agencies confirming that the Permitted Mezzanine Loan will not cause a downgrade, withdrawal or qualification of the then current rating of the securities or any class thereof; and (vii) the Woodlands Mall Borrower will pay all of the lender’s reasonable out-of-pocket costs and expenses in connection with such Permitted Mezzanine Loan.

■	Release of Collateral. The Woodlands Mall Borrower may obtain the release of (A) one or more vacant, non-income producing and unimproved parcels or outlots or (B) any parcel of land, which includes any Major Anchor premises, together with any improvements located on such parcel or outlot, that (a) constitutes an integral part of, or adjoins to, or is proximately located near the Woodlands Mall of which the Woodlands Mall Property is a part, (b) was not owned

LOAN #2: WOODLANDS MALL

by the Woodlands Mall Borrower on the origination date, and (c) is not an Acquired Parcel (as defined below) (clause (B) collectively, an “Expansion Parcel”), upon satisfaction of specified conditions including, among other things, that (i) there is no event of default, (ii) the parcel subject to the release is not necessary for the remaining Woodlands Mall Property to comply with zoning or legal requirements, (iii) the release will not result in the downgrade, withdrawal or qualification of the then current rating assigned to any class of certificates, (iv) the release will not result in an loan to value ratio that does not comply with REMIC guidelines and (v) the release will not result in a material diminution in the value of the Woodlands Mall Property. In addition, with respect to an Expansion Parcel that is a Major Anchor premises, such Major Anchor premises may be released with the reasonable consent of the lender to another retail operator that has agreed in writing to open and operate the Major Anchor premises for retail use within 24 months from the date of release and no reserves have been expended with respect to such Major Anchor premises.

In addition, the Woodlands Mall Borrower is permitted to obtain the release of collateral parcels (an “Exchange Parcel”) from the lien of the mortgage in exchange for the substitution of new parcels (each, an “Acquired Parcel”) as collateral for the Woodlands Mall Loan Combination upon 20 days prior notice, subject to the satisfaction of certain conditions, including among other things, that: (i) the Exchange Parcel is vacant, non-income producing and unimproved or improved only by landscaping, utility facilities that are readily re-locatable or surface parking areas and the Exchange Parcel is not necessary for the Woodlands Mall Property to comply with any zoning, building, land use or parking or other legal requirements applicable to the Woodlands Mall Property, (ii) with respect to the Acquired Parcel, the Woodlands Mall Borrower has delivered, among other things (a) an environmental report acceptable to the lender, (b) title insurance, (c) if the Acquired Parcel is improved, a property condition report indicating that the Acquired Parcel is in good condition and (d) if repairs are recommended by the property condition report or if the environmental report discloses the presence of hazardous materials at the Acquired Parcel, in an amount equal to or greater than $21,250,000, cash or a guaranty from the guarantor in an amount equal to 125% of any estimated repairs or remediation costs, as applicable, (iii) the loan-to-value ratio of the remaining Woodlands Mall Property (after giving effect to such substitution) is equal to or less than 125% (in compliance with REMIC guidelines) unless the Acquired Parcel has a fair market value equal to or greater than the fair market value of the Exchange Parcel and (iv) the substitution does not adversely affect the debt service coverage ratio of the Woodlands Mall Loan Combination except in a de minimis manner. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Partial Releases” in the Preliminary Prospectus

■	Acquired Expansion Parcels. The Woodlands Mall Borrower has the right, at its own expense, to acquire one or more parcels of land that constitutes an integral part of, or adjoins, the Woodlands mall, which land was not owned by the Woodlands Mall Borrower on the origination date (such acquired land, an “Expansion Parcel”), to become additional collateral for the Woodlands Mall Loan Combination, upon satisfaction of specified conditions including, among other things, that (i) there is no event of default, (ii) the Woodlands Mall Borrower acquires a fee simple or leasehold interest to the applicable Expansion Parcel and (iii) the expansion does not adversely affect the debt service coverage ratio except in a de minimis manner.

■

Terrorism Insurance. The loan documents require that the “all-risk” insurance policy required to be maintained by the Woodlands Mall Borrower provides coverage for terrorism in an amount equal 100% of the replacement cost of the Woodlands Mall Property, or that if the Terrorism Risk Insurance Program Reauthorization Act is no longer in effect and such policies contain an exclusion for acts of terrorism, the Woodlands Mall Borrower will obtain, to the extent available, a stand-alone policy that provides the same coverage as the policies would have if such exclusion did not exist. See “Risk Factors—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Preliminary Prospectus.

LOAN #3: the zappettini portfolio

LOAN #3: the zappettini portfolio

LOAN #3: the zappettini portfolio

Mortgaged Property Information	Mortgage Loan Information
Number of Mortgaged Properties	10	Loan Seller	CREFI
Location (City/State)	Mountain View, California	Cut-off Date Balance(4)	$65,000,000
Property Type	Office	Cut-off Date Balance per SF(3)	$476.99
Size (SF)	251,575	Percentage of Initial Pool Balance	5.5%
Total Occupancy as of 8/6/2019(1)	100.0%	Number of Related Mortgage Loans	None
Owned Occupancy as of 8/6/2019(1)	100.0%	Type of Security	Fee Simple
Year Built / Latest Renovation	Various / Various	Mortgage Rate	4.30000%
Appraised Value(2)	$187,400,000	Original Term to Maturity (Months)	60
Appraisal Date	5/7/2019	Original Amortization Term (Months)	NAP
Borrower Sponsor	John Zappettini and	Original Interest Only Period (Months)	60
Zappettini Investment Company, LLC	First Payment Date	7/6/2019
Property Management	Zappettini Capital Terra Bella LLC	Maturity Date	6/6/2024

Underwritten Revenues	$10,955,024
Underwritten Expenses	$1,364,472	Escrows(5)
Underwritten Net Operating Income (NOI)	$9,590,551	Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$9,555,142	Taxes	$347,991	$57,999
Cut-off Date LTV Ratio(3)	64.0%	Insurance	$34,225	$5,704
Maturity Date LTV Ratio(3)	64.0%	Replacement Reserve(6)	$150,000	$0
DSCR Based on Underwritten NOI / NCF(3)	1.83x / 1.83x	TI/LC	$1,667,365	$0
Debt Yield Based on Underwritten NOI / NCF(3)	8.0% / 8.0%	Other	$0	$0

Sources and Uses
Sources	$	%	Uses	$	%
Loan Combination	$120,000,000	100.0%	Loan Payoff	$76,803,012	64.0%
Partner Buyout(7)	33,675,264	28.1
Principal Equity Distribution	6,650,690	5.5
Upfront Reserves	2,199,581	1.8
Closing Costs	671,453	0.6
Total Sources	$120,000,000	100.0%	Total Uses	$120,000,000	100.0%

(1)	Based on the underwritten rent rolls dated as of May 21, 2019 for the 850 – 900 North Shoreline property and the underwritten rent roll dated as of August 6, 2019 for the remaining properties.

(2)	Appraised Value is based on the sum of the “as-is” values of all the properties in the portfolio. See “--The Mortgaged Properties” below.

(3)	Calculated based on the aggregate outstanding principal balance as of the Cut-off Date of The Zappettini Portfolio Loan Combination (as defined below).

(4)	The Cut-off Date Balance of $65,000,000 represents the controlling note A-1 of The Zappettini Portfolio Loan Combination, which is evidenced by two pari passu notes and has an aggregate outstanding principal balance as of the Cut-off Date of $120,000,000. The Zappettini Loan Combination also consists of one non-controlling note A-2 with an original outstanding balance of $55,000,000, which is currently being held by CREFI (as defined below).

(5)	See “-Escrows” below.

(6)	Monthly deposits into the replacement reserve account are waived so long as the balance in the replacement reserve account remains greater than or equal to $150,000. If the balance in the replacement reserve account falls below $150,000, the borrowers are required to deposit a monthly amount equal to $5,451 until the balance reaches the cap of $150,000.

(7)	A portion of loan proceeds were used to fund the buyout of previous partners’ interests.

■	The Mortgage Loan. The mortgage loan (“The Zappettini Portfolio Loan”) is part of a loan combination (“The Zappettini Portfolio Loan Combination”) evidenced by two pari passu notes that are together secured by a first mortgage encumbering the borrowers’ fee simple interest in a ten-property office portfolio located in Mountain View, California, comprising 251,575 SF of net rentable area (each, a “The Zappettini Portfolio Property” and together “Zappettini Portfolio Properties”). The Zappettini Portfolio Loan, which is evidenced by the controlling note A-1, had an original principal balance of $65,000,000, has a Cut-off Date Balance of $65,000,000 and represents approximately 5.5% of the Initial Pool Balance. The Zappettini Portfolio Loan Combination had an original principal balance of $120,000,000 and has an outstanding principal balance as of the Cut-off Date of $120,000,000. The non-controlling note A-2, which had an original principal balance of $55,000,000 and has an outstanding principal balance as of the Cut-off Date of $55,000,000, is currently held by Citi Real Estate Funding Inc. (“CREFI”) and is expected to be contributed to one or more future securitization transactions. The Zappettini Portfolio Loan Combination, which accrues interest at a fixed rate of 4.30000% per annum, was originated by CREFI on May 31, 2019. The proceeds of The Zappettini Portfolio Loan Combination were primarily used to pay off existing debt, fund the buyout of previous partners’ interests, return equity to the sponsor, fund upfront reserves and pay closing costs.

The Zappettini Portfolio Loan Combination had an initial term of 60 months and has a remaining term of 58 months as of the Cut-off Date. The Zappettini Portfolio Loan Combination requires monthly payments of interest only for the term of The Zappettini Portfolio Loan Combination. The scheduled maturity date of The Zappettini Portfolio Loan Combination is the due date in June 2024. Provided no event of default has occurred and is continuing, at any time after the earlier to occur of (i) May 31, 2022 and (ii) the second anniversary of the last securitization of a note comprising part of The Zappettini Portfolio Loan Combination (the “Release Date”), The Zappettini Portfolio Loan Combination may be defeased with certain direct full faith and credit obligations of the United States of America or other obligations which are “government securities” permitted under The Zappettini Portfolio Loan documents. The Zappettini Portfolio Loan Combination may be prepaid with payment of a yield maintenance premium at any time prior to the due date occurring in December 2023. Voluntary prepayment of The Zappettini Portfolio Loan Combination is permitted on or after the due date occurring in December 2023 without payment of any prepayment premium.

LOAN #3: the zappettini portfolio

The Zappettini Portfolio Loan Combination Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1	$65,000,000	$65,000,000	Benchmark 2019-B12	Yes
A-2	$55,000,000	$55,000,000	CREFI(1)	No
Total	$120,000,000	$120,000,000

(1)	Note A-2 is currently held by CREFI and is expected to be contributed to one or more future securitization transactions.

■	The Mortgaged Properties. The Zappettini Portfolio Properties are comprised of 251,575 SF of suburban office space across 10 buildings all of which are located in Mountain View, California.

Portfolio Summary(1)

Property Name	Year Built / Renovated	SF	Allocated Loan Combination Cut-off Date Balance	% Allocated Loan Combination Original Balance	Appraisal Date(2)	Appraised Value(2)	% Appraised Value(2)	UW NCF	% of UW NCF
1350 West Middlefield	1975 / NAP	29,670	$9,100,000	14.0%	5/7/2019	$22,700,000	12.1%	1,435,544	15.0%
1212 Terra Bella	1976 / NAP	37,166	8,796,667	13.5	5/7/2019	26,500,000	14.1	1,273,068	13.3
850 – 900 North Shoreline	1969 / NAP	31,347	8,775,000	13.5	5/7/2019	24,300,000	13.0	1,287,244	13.5
1277 Terra Bella	1962 / 2017	24,000	8,666,667	13.3	5/7/2019	22,000,000	11.7	1,281,065	13.4
1215 Terra Bella	1974 / NAP	25,000	6,315,292	9.7	5/7/2019	17,800,000	9.5	915,046	9.6
1340 West Middlefield	1977 / NAP	25,000	5,997,333	9.2	5/7/2019	17,300,000	9.2	856,630	9.0
1255 Terra Bella	1990 / NAP	17,980	4,888,542	7.5	5/7/2019	14,100,000	7.5	695,611	7.3
1305 Terra Bella	1977 / NAP	20,732	4,241,250	6.5	5/7/2019	14,100,000	7.5	631,417	6.6
1330 West Middlefield	1975 / NAP	25,000	4,197,917	6.5	5/7/2019	17,000,000	9.1	572,850	6.0
1245 Terra Bella	1965 / NAP	15,680	4,021,333	6.2	5/7/2019	11,600,000	6.2	606,667	6.3
Total / Wtd. Avg.		251,575	$65,000,000	100.0%		$187,400,000	100.0%	$9,555,142	100.0%

(1)	Based on the underwritten rent rolls dated as of May 21, 2019 for the 850 – 900 North Shoreline property and as of August 6, 2019 for the remaining properties.

(2)	Source: Appraisal.

The Zappettini Portfolio Properties are 100% occupied by tenants, including Google, Inc. (“Google”), The County of Santa Clara, and Elementum SCM, Inc. (“Elementum”) amongst others. The Zappettini Portfolio Properties are located directly across Freeway 101 from Google’s global headquarters and Microsoft’s Silicon Valley campus. The City of Mountain View is currently developing a growth plan, known as the Terra Bella Vision Plan, which is aimed at a complete redevelopment of a 110-acre area which includes the area where the Zappettini Portfolio Properties are located. According to the City of Mountain View’s planning personnel, the overall planned changes are expected to take place in the next three to five years and it is expected that this will have a positive value impact on the Zappettini Portfolio Properties.

Six of the ten properties were developed by the sponsor for The Zappettini Portfolio Loan and the remaining four properties were acquired between 2016 and 2018. Each building is occupied by a single tenant other than the 850 – 900 North Shoreline property, which is occupied by two tenants. Across the portfolio, tenants have been at the Zappettini Portfolio Properties for a weighted average lease term of approximately 9.1 years. Additionally, approximately 42.8% of the Zappettini Portfolio Properties is leased to investment grade tenants, which include Elementum, Google and The County of Santa Clara. According to the appraisal, the leases at the Zappettini Portfolio Properties range from 0.5% above to 51.1% below market rent with a weighted average below market rent of 21.5%.

Elementum SCM, Inc.

Elementum leases a total of 49,000 SF in two buildings within the Zappettini Portfolio Properties. Elementum leases and occupies the entire 24,000 SF at the 1277 Terra Bella mortgaged property pursuant to a lease that commenced in September 2017 and expires in December 2024. At any time on or after December 31, 2020, Elementum may terminate its lease at the 1277 Terra Bella property with written notice at least nine months prior to the effective date of termination. Elementum also leases the entire 25,000 SF at the 1215 Terra Bella mortgaged property pursuant to a lease that commenced in February 2018 and expires in January 2023. At any time after January 31, 2021, Elementum may terminate its lease at the 1215 Terra Bella property with written notice at least nine months prior to the effective date of termination. However, Elementum currently subleases its space at the 1215 Terra Bella mortgaged property to two tenants. Firewood Marketing, Inc., which occupies 12,861 SF of space with a sublease dated July 31, 2018 that expires on January 31, 2021 and Glowlink Communications Technology, Inc., which occupies 12,139 SF of space with a sublease dated October 25, 2018 that also expires on January 31, 2021. Elementum’s short term plan is to sublease this space until they require more space in the future. Elementum provides mobile platform development

LOAN #3: the zappettini portfolio

services. It offers data, cloud, and mobile technology solutions for supply chain management to automotive, healthcare, industrial and technology clients throughout the United States.

Egnyte, Inc.

Egnyte, Inc. occupies the entire 29,670 SF at the 1350 West Middlefield property, on a triple-net lease that commenced in March 2014 and expires in April 2024. The tenant does not have any renewal options under the lease. Egnyte, Inc. can terminate its lease at any time after April 30, 2022 with at least nine months’ written notice. The 1350 West Middlefield property is the location of its headquarters. Egnyte, Inc.is a privately held company, founded in 2007, which provides content collaboration, data protection and infrastructure modernization services to customers in various industries.

Google, Inc. (Planet Labs, Inc.)

Google occupies the entire 17,980 SF, at the 1255 Terra Bella property. Planet Labs, Inc. occupies the entire 15,680 SF, at the 1245 Terra Bella property, on a sublease with Google that commenced in April 2017 and expires in March 2021. Google guarantees Planet Labs, Inc.’s sublease and is a shareholder of Planet Labs, Inc. Planet Labs, Inc. is a private Earth imaging company based in San Francisco, California. The company’s goal is to image the entirety of the planet daily to monitor changes and pinpoint trends.

The following table presents certain information relating to the major tenants (of which certain tenants may have co-tenancy provisions) at the Zappettini Portfolio Properties:

Largest Owned Tenants by Underwritten Base Rent(1)

Tenant Name	Credit Rating (Fitch/MIS/S&P)(2)	Tenant GLA	% of GLA	UW Base Rent(3)	% of Total UW Base Rent(3)	UW Base Rent $ per SF(3)	Lease Expiration	Renewal / Extension Options
Elementum SCM, Inc.(4)(6)	BBB- / Baa3 / BBB-	49,000	19.5%	$2,345,760	22.8%	$47.87	1/31/2023	One, Five year extension
Egnyte, Inc.(5)	BB / B2 / BB	29,670	11.8	1,520,291	14.8	51.24	4/30/2024	NAP
Google, Inc.(6)	NR / Aa2 / AA+	33,660	13.4	1,395,669	13.6	41.46	3/10/2021	NAP
Iridex Corporation	NR / NR / NR	37,166	14.8	1,355,147	13.2	36.46	2/28/2022	NAP
Nuro, Inc.(7)	NR / NR / NR	25,000	9.9	911,550	8.9	36.46	8/15/2023	NAP
Zendesk (X Motors)(6)	NR / NR / NR	16,613	6.6	867,199	8.4	52.20	12/31/2021	NAP
Vimo, Inc.	NR / NR / NR	20,732	8.2	671,717	6.5	32.40	6/30/2023	NAP
The County of Santa Clara	AA+ / NR / AAA	25,000	9.9	623,099	6.1	24.92	9/30/2021	One, Two-year extension
Vita Insurance Associates, Inc.(8)	NR / NR / NR	14,734	5.9	592,846	5.8	40.24	12/31/2026	One, Three-year extension
Largest Owned Tenants		251,575	100.0%	$10,283,276	100.0%	$40.88
Vacant		0	0.0	0	0	0
Total / Wtd. Avg. All Tenants		251,575	100.0%	$10,283,276	100.0%	$40.88

(1)	Based on the underwritten rent rolls dated as of May 21, 2019 for the 850 – 900 North Shoreline property and as of August 6, 2019 for the remaining properties.

(2)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(3)	UW Base Rent, % of Total UW Base Rent and UW Base Rent $ per SF includes approximately $262,799 in contractual rent steps through May 2020 and $32,099 which represents the present value of rent steps for The County of Santa Clara.

(4)	At any time after January 31, 2021, Elementum may terminate its lease at the 1215 Terra Bella property with written notice at least nine months prior to the effective date of termination. At any time on or after December 31, 2020, Elementum may terminate its lease at the 1277 Terra Bella property with written notice at least nine months prior to the effective date of termination.

(5)	At any time after April 30, 2022, Egnyte, Inc. may terminate its lease at the 1350 West Middlefield property with written notice at least nine months prior to the effective date of termination.

(6)	Several of the properties are subleased. Google is currently subleasing the 1245 Terra Bella property (15,680 SF) to Planet Labs, Inc. Google guarantees the sublease and currently is a shareholder in Planet Labs, Inc. Elementum is currently subleasing the 1215 Terra Bella property to Firewood Marketing, Inc and Glowlink, with a plan to move into these properties once they require the space and have to expand. Zendesk is currently subleasing the 850 – 900 North Shoreline property to XMotors. XMotors will take over the lease officially in 2020 with an expiration of 2021

(7)	At any time after February 1, 2022, Nuro, Inc. may terminate its lease at the 1340 West Middlefield property with written notice at least nine months prior to the effective date of termination.

(8)	At any time after December 31, 2020, Vita Insurance Associates, Inc. may terminate its lease at the 850 – 900 North Shoreline property with written notice at least six months prior to the effective date of termination.

LOAN #3: the zappettini portfolio

The following table presents certain information relating to the lease rollover schedule at the Zappettini Portfolio Properties, based on initial lease expiration dates:

Lease Expiration Schedule(1)(2)

Year Ending December 31	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent(3)	% of Total UW Base Rent(3)	UW Base Rent $ per SF(3)	# of Expiring Tenants
MTM	0	0.0%	0.0%	$0	0.0%	$0.00	0
2019	0	0.0	0.0%	0	0.0	$0.00	0
2020	0	0.0	0.0%	0	0.0	$0.00	0
2021	75,273	29.9	29.9%	2,885,966	28.1	$38.34	3
2022	37,166	14.8	44.7%	1,355,147	13.2	$36.46	1
2023	70,732	28.1	72.8%	2,555,267	24.8	$36.13	3
2024	53,670	21.3	94.1%	2,894,051	28.1	$53.92	2
2025	0	0.0	94.1%	0	0.0	$0.00	0
2026	14,734	5.9	100.0%	592,846	5.8	$40.24	1
2027	0	0.0	100.0%	0	0.0	$0.00	0
2028	0	0.0	100.0%	0	0.0	$0.00	0
2029	0	0.0	100.0%	0	0.0	$0.00	0
2030 & Beyond	0	0.0	100.0%	0	0.0	$0.00	0
Vacant	0	0.0	100.0%	NAP	NAP	NAP	NAP
Total / Wtd. Avg.	251,575	100.0%		$10,283,276	100.0%	$40.88	10

(1)	Calculated based on the approximate square footage occupied by each collateral tenant.

(2)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the Lease Expiration Schedule.

(3)	UW Base Rent, % of Total UW Base Rent and UW Base Rent $ per SF includes approximately $262,799 in contractual rent steps through May 2020 and $32,099 which represents the present value of rent steps for The County of Santa Clara.

The following table presents certain information relating to historical leasing at the Zappettini Portfolio Properties:

Historical Leased %(1)

Property	2016	2017	2018	Most Recent(2)
1350 West Middlefield	100.0%	100.0%	100.0%	100.0%
1212 Terra Bella	100.0%	100.0%	100.0%	100.0%
850 - 900 North Shoreline	NAV	100.0%	100.0%	100.0%
1277 Terra Bella	NAV	NAV	100.0%	100.0%
1215 Terra Bella	100.0%	NAV	100.0%	100.0%
1340 West Middlefield	100.0%	100.0%	NAV	100.0%
1255 Terra Bella	83.3%	100.0%	100.0%	100.0%
1305 Terra Bella	100.0%	100.0%	100.0%	100.0%
1330 West Middlefield	100.0%	100.0%	100.0%	100.0%
1245 Terra Bella	83.3%	100.0%	100.0%	100.0%

(1)	Historical occupancies are as of December 31 of each respective year.

(2)	Most Recent occupancy is based on the underwritten rent roll dated as of May 21, 2019 for the 850 – 900 North Shoreline property and as of August 6, 2019 for the remaining properties.

LOAN #3: the zappettini portfolio

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the Underwritten Net Cash Flow at the Zappettini Portfolio Properties:

Cash Flow Analysis(1)

	2016	2017	2018	Trailing 12 3/19	Underwritten	Underwritten $ per SF
Base Rent(2)	$6,674,789	$6,294,118	$8,083,005	$8,499,156	$9,988,378	$39.70
Rent Steps(3)	0.00	0.00	0.00	0.00	294,898	1.17
Potential Income from Vacant Space	0.00	0.00	0.00	0.00	0.00	0.00
Reimbursements	894,460	933,417	1,569,368	1,697,995	1,248,327	4.96
Gross Potential Rent	$7,569,249	$7,227,536	$9,652,372	$10,197,152	$11,531,604	$45.84
Economic Vacancy & Credit Loss(4)	0.00	0.00	0.00	0.00	(576,580)	(2.29)
Effective Gross Income	$7,569,249	$7,227,536	$9,652,372	$10,197,152	$10,955,024	$43.55

Real Estate Taxes	$285,882	$410,259	$727,851	$725,322	$662,841	$2.63
Insurance	241,961	285,943	476,533	545,963	65,190	0.26
Management Fee	227,077	216,826	289,571	305,915	328,651	1.31
Other Operating Expenses	311,281	419,377	353,489	340,306	307,791	1.22
Total Operating Expenses	$1,066,201	$1,332,405	$1,847,444	$1,917,505	$1,364,472	$5.42

Net Operating Income(5)	$6,503,048	$5,895,131	$7,804,928	$8,279,647	$9,590,551	$38.12
Replacement Reserves	0.00	0.00	0.00	0.00	35,410	0.14
TI/LC	0.00	0.00	0.00	0.00	0.00	0.00
Net Cash Flow	$6,503,048	$5,895,131	$7,804,928	$8,279,647	$9,555,142	$37.98

Occupancy	97.1%	91.3%	90.1%	100.0%(6)	95.0%(4)
NOI Debt Yield(7)	5.4%	4.9%	6.5%	6.9%	8.0%
NCF DSCR(7)	1.24x	1.13x	1.49x	1.58x	1.83x

(1)	Certain items such as straight line rent, interest expense, interest income, lease cancellation income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items are not considered for the underwritten cash flow.

(2)	Based on the underwritten rent rolls dated as of May 21, 2019 for the 850 – 900 North Shoreline property and the underwritten rent roll dated as of August 6, 2019 for the remaining properties.

(3)	Represents approximately $262,799 in contractual rent steps through May 2020 and $32,099 which represents the present value of rent steps for The County of Santa Clara.

(4)	Underwritten Economic Vacancy & Credit Loss represents the economic vacancy of 5.0%.

(5)	2016 and 2017 cash flows were not provided for the 1277 Terra Bella property because the property was renovated in 2017. Overall, the increase from 2016 Net Operating Income to March 31, 2019 Net Operating Income as well as the increase from March 31, 2019 Net Operating Income to Underwritten Net Operating Income is primarily attributable to recent leasing at the properties. The 1215 Terra Bella property was vacant in 2017 and Elementum executed a lease that commenced in February 2018 accounting for $972,000 of Underwritten Base Rent. The 1340 West Middlefield property was vacant in 2018 and Nuro, Inc. executed a lease that commenced in February 2019 accounting for $911,950 of Underwritten Base Rent. In addition, rent steps were underwritten at $294,898 (inclusive of contractual rent steps through 2020 and present value rent steps for The County of Santa Clara). Earthquake insurance was also required in the past at the Zappettini Portfolio Properties, however going forward, the borrowers are not required to maintain earthquake insurance, which is why the Underwritten Insurance expense is lower than historical Insurance expense.

(6)	Trailing 12 3/19 occupancy is based on underwritten rent roll as of May 21, 2019 for the 850 – 900 North Shore property and August 6, 2019 for the remaining properties.

(7)	Metrics are calculated based on the Loan Combination.

■	Appraisal. According to the appraisal, the Zappettini Portfolio Properties had an aggregate “as-is” appraised value of $187,400,000 as of May 7, 2019.

Property	Appraisal Approach	Value	Discount Rate	Capitalization Rate
1350 West Middlefield	Direct Capitalization Approach	$23,000,000	N/A	6.00%
	Discounted Cash Flow Approach(1)	$22,500,000	8.00%	6.50%(1)
1212 Terra Bella	Direct Capitalization Approach	$25,900,000	N/A	4.75%
	Discounted Cash Flow Approach(1)	$26,400,000	8.00%	6.50%(1)
850 - 900 North Shoreline	Direct Capitalization Approach	$24,400,000	N/A	5.5%
	Discounted Cash Flow Approach(1)	$24,100,000	8.00%	6.50%(1)
1277 Terra Bella	Direct Capitalization Approach	$22,200,000	N/A	5.75%
	Discounted Cash Flow Approach(1)	$21,800,000	7.50%	6.50%
1215 Terra Bella	Direct Capitalization Approach	$17,700,000	N/A	5.00%
	Discounted Cash Flow Approach(1)	$17,800,000	8.00%	6.50%
1340 West Middlefield	Direct Capitalization Approach	$17,400,000	N/A	4.75%
	Discounted Cash Flow Approach(1)	$17,200,000	8.00%	6.50%
1255 Terra Bella	Direct Capitalization Approach	$14,300,000	N/A	4.75%
	Discounted Cash Flow Approach(1)	$14,000,000	7.00%	6.50%
1305 Terra Bella	Direct Capitalization Approach	$14,000,000	N/A	4.50%
	Discounted Cash Flow Approach(1)	$14,200,000	8.00%	6.50%
1330 West Middlefield	Direct Capitalization Approach	$17,200,000	N/A	3.00%
	Discounted Cash Flow Approach(1)	$17,000,000	8.00%	6.50%
1245 Terra Bella	Direct Capitalization Approach	$11,800,000	N/A	5.00%
	Yield Capitalization Approach(1)	$11,500,000	7.50%	6.50%(1)

(1)	Represents the terminal cap rate.

LOAN #3: the zappettini portfolio

■	Environmental Matters. The Phase I environmental reports, dated on May 20, 2019, identify as a REC for the following properties their location within a National Priorities List (“NPL”) site groundwater plume: 1212 Terra Bella, 1277 Terra Bella, 1215 Terra Bella, 1340 West Middlefield, 1255 Terra Bella, 1305 Terra Bella, 1330 West Middlefield, and 1245 Terra Bella (collectively, the “Zappettini NPL Properties”). According to the Phase I ESA consultant, groundwater remediation activities have been and are continuing to be performed by the responsible party identified as Thermo Fisher (formerly Spectra Physics). As part of the remediation, soil vapor extraction/mitigation systems have been installed at 1245 Terra Bella and the 1277 Terra Bella properties, and a system has been proposed at the 1255 Terra Bella property. The identified responsible party is also conducting vapor intrusion investigations and monitoring activities at certain properties within the area overlying the groundwater plume. While Thermo Fisher remains responsible and liable for investigation and remediation of the groundwater plume underlying the properties, the Regional Water Quality Control Board (“RWQCB”) has recommended that the borrowers share in the cost of the soil vapor mitigation at 1277 Terra Bella due to a low concentration of a Halogenated Volatile Organic Compound identified in the soil in such property, the source of which is unknown and possibly not related to the Thermo Fisher plume. Subject to this cost sharing with respect to the 1277 Terra Bella property, and subject to the continued remediation of the properties by Thermo Fisher (who has been conducting remediation activities at the NPL site, including the Zappettini NPL Properties, since the late 1980s), the Phase I ESA consultant concluded that United States Environmental Protection Agency and the RWQCB are unlikely to seek any enforcement against or require action by the related borrower.

■	Market Overview and Competition. All 10 properties comprising the Zappettini Portfolio Properties are located in Mountain View, California which is part of the San Jose-Sunnyvale-Santa Clara MSA. According to the appraisal, the local market area is somewhat more heavily weighted toward the manufacturing, services and information sectors and the immediate area consists almost entirely of good-quality office and R&D buildings. Land uses in the Zappettini Portfolio Properties’ immediate area consist of a mixture of retail and commercial uses along the major arterials with residential uses located on secondary streets to the south and northeast. According to the appraisal, major employers in the area include, Apple Inc., Alphabet Inc., Stanford University, Cisco Systems Inc. and Kaiser Permanente, to name a few.

The Zappettini Portfolio Properties are located in the western-most portion of Mountain View. The immediate area has access to U.S. Highway 101, which serves most Santa Clara cities, and is located one block north of the Zappettini Portfolio Properties. Additionally, a Santa Clara Valley light rail station, Middlefield Station, is proximate to the Zappettini Portfolio Properties and a bus stop is also located near the light rail station. Additionally, the San Jose Airport is approximately 10 miles and San Francisco International Airport is approximately 25 miles from the Zappettini Portfolio Properties. Notable high-technology firms in the immediate area include: Clontech Laboratories, Google, Microsoft, Omnicell Inc., Symantec and Teledyne Microwave Solutions. According to the appraisal, the Zappettini Portfolio Properties are located in the Mountain View R&D submarket of Silicon Valley. At the end of the first quarter of 2019, the Mountain View R&D submarket contained approximately 10.8 million SF of R&D inventory with 6.9% vacancy and asking rents of $54.84 per SF. According to a third party report, the population as of January 1, 2019 within a one-, three- and five-mile radius of the Zappettini Portfolio Properties is 23,149, 140,987 and 326,309, respectively, and the average household income within a one-, three- and five-mile radius of the Zappettini Portfolio Properties is $144,299, $180,837 and $190,189, respectively.

The appraiser also identified seven properties that are located within a five-mile radius of the Zappettini Portfolio Properties and are considered to be the competitive set for all of the properties in the portfolio. The seven comparable properties range from 25,000 SF to 114,175 SF and were constructed between 1961 and 1983. The competitive set reported a rental range of $49.80 per SF to $58.80 per SF on a triple-net basis. The appraiser concluded that the market rent for the Zappettini Portfolio Properties ranges between $51.00 per SF to $58.20 per SF on a triple-net basis. As of the current rent roll, the Zappettini Portfolio Properties have a physical occupancy of 100%.

LOAN #3: the zappettini portfolio

The following table presents certain information relating to the primary competition for the Zappettini Portfolio Properties:

Directly Competitive Buildings(1)

Property Name	Office Area (NRA)	Year Built	City, State	Vacancy(2)	NOI PSF
1212 Terra Bella	37,166	1976	Mountain View, CA	0.00%	$33.07
1350 West Middlefield Road	29,670	1975	Mountain View, CA	0.00	46.58
1215 Terra Bella	25,000	1974	Mountain View, CA	0.00	35.44
410-430 N. Mary Ave	349,758	1989	Sunnyvale, CA	0.00	42.57
10900 N. Tantau Ave	100,481	2009	Cupertino, CA	0.00	38.81
10201 Torre Ave	88,580	1983	Cupertino, CA	0.00	44.58
590 E. Middlefield Rd	99,880	2012	Mountain View, CA	0.00	37.00
470 Potrero Ave	58,190	1979	Sunnyvale, CA	0.00	37.68
650 Clyde Court	34,606	1977	Mountain View, CA	100.00	N/A

(1)	Source: Appraisals.

(2)	Vacancy as of August 6, 2019.

■	The Borrowers. The borrowers are ZIC 1212 Terra Bella LLC, ZIC 1215 Terra Bella LLC, ZIC 1245 Terra Bella LLC, ZIC 1255 Terra Bella LLC, ZIC 1305 Terra Bella LLC, ZIC 1330 W Middlefield LLC, ZIC 1340 W Middlefield LLC, ZIC 1350 W Middlefield LLC, ZCTB 1277 Terra Bella LLC and ZCTB 850 N Shoreline LLC, each a Delaware limited liability company and single purpose entity with at least one independent director. Legal counsel to the borrowers delivered a non-consolidation opinion in connection with the origination of The Zappettini Portfolio Loan Combination. Founded in 1921, Zappettini Capital is a private real estate firm that has focused on investing, managing and developing real estate in San Francisco and Silicon Valley for over three generations. The firm has completed over $600 million in real estate financing and investment transactions since 2008 and has commercial assets spanning over 500,000 SF in investments. John Zappettini serves as the President and CEO of Zappettini Capital, with over 30 years of experience in the corporate finance, private equity and commercial real estate industries and has led or advised on over $850 million of transactions in the United States and Europe.

■	Escrows. On the origination date of The Zappettini Portfolio Loan Combination, the borrowers funded reserves of (i) $347,991 for real estate taxes, (ii) $34,225 for insurance, (iii) $1,667,365 for tenant improvements and leasing commissions and (iv) $150,000 for replacement reserves.

On each due date, the borrowers will be required to fund the following reserves with respect to The Zappettini Portfolio Loan Combination: (i) unless the tax reserve waiver conditions under The Zappettini Portfolio Loan Combination documents are satisfied with respect to any individual property (which tax reserve waiver conditions are currently not satisfied for all of the Zappettini Portfolio Properties), one-twelfth of the taxes that the lender estimates will be payable over the next-ensuing 12-month period for each such property (initially estimated at $57,999 per month for all of the Zappettini Portfolio Properties), (ii) unless the insurance reserve waiver conditions under The Zappettini Portfolio Loan Combination documents are satisfied with respect to any individual property, (which insurance reserve waiver conditions are currently not satisfied for all of the Zappettini Portfolio Properties), one-twelfth of the amount that the lender estimates will be necessary to pay insurance premiums for the renewal of coverage for each such property (initially estimated at $5,704 per month for all of the Zappettini Portfolio Properties), and (iii) provided that the replacement reserve falls below the cap of $150,000, an amount equal to $5,451.

■	Lockbox and Cash Management. The Zappettini Portfolio Loan Combination documents require a springing lockbox account with springing cash management. After the occurrence of a Zappettini Portfolio Trigger Period (as defined below), the borrowers are required to deliver tenant direction letters to each existing tenant at the Zappettini Portfolio Properties directing each of them to remit their rent payments directly to the lender-controlled lockbox. The borrowers are also required to deliver a tenant direction letter to all future tenants after the occurrence of a Zappettini Portfolio Trigger Period. The borrowers are required to (and are required to cause the property manager to) deposit all revenue derived from the Zappettini Portfolio Properties into the lockbox account. Upon the occurrence and during the continuance of a Zappettini Portfolio Trigger Period, all funds in the lockbox account are required to be swept on each business day to a cash management account under the control of the lender to be applied and disbursed in accordance with The Zappettini Portfolio Loan Combination documents. Upon an event of default under The Zappettini Portfolio Loan Combination documents, the lender may apply funds in such order of priority as it may determine. The borrowers are entitled a one-time right to revert back to a springing lockbox account with springing cash management upon the cure of the first Zappettini Portfolio Trigger Period. Following the second occurrence of a Zappettini Portfolio Trigger Period, the lockbox account and the cash management account remain in place with all

LOAN #3: the zappettini portfolio

rents being deposited in the lockbox account and transferred to the cash management account during the existence of a Zappettini Portfolio Trigger Period or otherwise remitted to the borrowers if no Zappettini Portfolio Trigger Period exists.

A “Zappettini Portfolio Trigger Period” shall mean a period commencing upon (i) the occurrence and continuance of an event of default under The Zappettini Portfolio Loan Combination documents or (ii) the debt yield falling below 6.00%.

A Zappettini Portfolio Trigger Period caused by the event described in clause (i) above will expire upon the cure (if applicable) of such event of default. In the case of a Zappettini Portfolio Trigger Period caused by the event described in clause (ii) above, such Zappettini Portfolio Trigger Period will expire on the date that the debt yield is equal to or greater than 6.25% for two consecutive calendar quarters.

■	Property Management. The Zappettini Portfolio Properties are currently managed by Zappettini Capital Terra Bella LLC, an affiliate of the borrower. Under The Zappettini Portfolio Loan Combination documents, the lender has the right to terminate the property management agreement or direct the borrowers to terminate the property management agreement and replace the property manager if (i) the property manager becomes insolvent or a debtor in (x) an involuntary bankruptcy or insolvency proceeding not dismissed within 90 days or (y) any voluntary bankruptcy or insolvency proceeding, (ii) a Zappettini Portfolio Trigger Period exists, (iii) the property manager has engaged in gross negligence, fraud, willful misconduct or misappropriation of funds, or (iv) a default by the property manager under the property management agreement has occurred and is continuing beyond all applicable notice and cure periods. Provided that no event of default has occurred and is continuing under The Zappettini Portfolio Loan Combination documents, the borrowers have the right to replace the property manager with a property manager approved in writing by the lender (which approval may be conditioned on receipt of a rating agency confirmation).

■	Current Mezzanine or Secured Subordinate Indebtedness. None.

■	Permitted Future Mezzanine or Secured Subordinate Indebtedness. Not permitted.

■	Release of Collateral. Provided that no event of default is then continuing under The Zappettini Portfolio Loan Combination, The Zappettini Portfolio Loan Combination documents permit a partial release of one or more of the individual Zappettini Portfolio Properties (A) at any time, if the borrowers are partially prepaying the loan as described below, or (B) at any time after the earlier of (a) May 31, 2022, and (b) the date that is two years after the closing date of the securitization that includes the last note to be securitized, if the borrowers partially defease a portion of The Zappettini Portfolio Loan Combination as described below, in each case, subject to certain conditions, including, without limitation, the following: (i) delivery of the partial defeasance collateral or the prepayment of a portion of The Zappettini Portfolio Loan Combination, in each case, in accordance with The Zappettini Portfolio Loan Combination documents and in an amount equal to 120% of the allocated loan amount for the individual Zappettini Portfolio property to be released, (ii) as of each of the release date and the date of notice of such release, after giving effect to the release, the debt yield for the remaining individual Zappettini Portfolio Properties is greater than the greater of (x) the debt yield for all individual Zappettini Portfolio Properties securing The Zappettini Portfolio Loan Combination immediately prior to the release or the date of such notice, as applicable, and (y) 7.70%, (iii) as of each of the release date and the date of notice of such release, after giving effect to the release, the debt yield for the remaining Zappettini Portfolio Properties (which shall be calculated solely with respect to this clause (iii) by excluding any gross rents on any leases that are scheduled to expire or terminate within 18 months from the consummation of the release) is greater 6.00%, (iv) as of each of the release date and the date of notice of such release, after giving effect to the release, the loan-to-value ratio for the remaining individual Zappettini Portfolio Properties is no greater than the lesser of (a) 64.0%, and (b) the loan-to-value ratio for the individual Zappettini Portfolio Properties securing The Zappettini Portfolio Loan Combination immediately prior to the release date or the date of such notice, as applicable, (v) as of each of the release date and the date of notice of such release, after giving effect to the release, the debt service coverage ratio for the remaining individual Zappettini Portfolio Properties is greater than the greater of (a) 1.80x, and (b) the debt service coverage ratio for the individual Zappettini Portfolio Properties securing The Zappettini Portfolio Loan Combination immediately prior to the release date or the date of such notice, as applicable, (vi) delivery to the lender of a REMIC opinion and (vii) delivery to the lender (in the case of a partial prepayment, if requested by the lender) of a rating agency confirmation.

LOAN #3: the zappettini portfolio

■	Terrorism Insurance. The borrowers are required to maintain an “all-risk” insurance policy without an exclusion of terrorism in an amount equal to the full replacement cost of the Zappettini Portfolio Properties, plus business interruption coverage in an amount equal to 100% of the projected gross income for the applicable property until the completion of restoration or the expiration of 18 months, with a 6-month extended period of indemnity. The “all-risk” policy containing terrorism insurance is required to contain a deductible that is no greater than $25,000. See “Risk Factors—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Preliminary Prospectus.

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LOAN #4: MONTALVO SQUARE

SOLA SALONS

Ralphs

EL POLLO LOCO

CVS/pharmacy

PRIME

LOAN #4: MONTALVO SQUARE

SECOND FLOOR
JIN IL LEE, D.D.S.
IGNITE MARKETING GROUP INC.
LEE D. MENDIOLA, M.D.
VISTA FINANCIAL
VENTURA SURGERY CENTER
PRIORITY HEARING AID GROUP
PALAY HEFELFINGER, APC
SECOND FLOOR
XENONFS, LLC
MICHAEL VESETH (STATE FARM)
ADAM G. LAUTT STORAGE
ADAM G. LAUTT, DDS
VENTURA PAIN AND SPINE PHYSICIANS INC
CAPLAN INTEGRATIVE HEALTH AND CHIROPRACTIC INC.
STEVE & SHIRLEY BRUCE-CUMBERLEDGE
PATRICK DIESFELD
PATRICK DIESFELD
LA|FITNESS.
The UPS Store
weightwatchers
DAISY NAILS
SUPERCUTS
NAOMITCH VENTURES
FIFTH AVENUE INVESTMENT CORPORATION (CLEANERS)
CVS
SOLA SALONS
Ralphs
ISLAND VIEW APARTMENTS 154 UNITS
C & L POKE LAND INC.
SUMO JAPANESE RESTAURANT, INC.
QUI RONY QU
Occupied
Vacant
CARIBBEAN HAVEN
STACK ENTERPRISES, INC.
PREMIER AMERICA CREDIT UNION
SECOND FLOOR
THE MORGAN LAW FIRM
at&t
Rubio's
UNIFY FINANCIAL CREDIT UNION
VICTORIA AVENUE

LOAN #4: MONTALVO SQUARE

LOAN #4: MONTALVO SQUARE

Mortgaged Property Information	Mortgage Loan Information
Number of Mortgaged Properties	1	Loan Seller	GACC
Location (City/State)	Ventura, California	Cut-off Date Balance	$55,000,000
Property Type	Retail	Cut-off Date Balance per SF	$252.02
Size (SF)	218,234	Percentage of Initial Pool Balance	4.7%
Total Occupancy as of 6/1/2019	94.8%	Number of Related Mortgage Loans	None
Owned Occupancy as of 6/1/2019	94.8%	Type of Security	Fee Simple/Leasehold
Year Built / Latest Renovation	2002-2003 / NAP	Mortgage Rate	3.87000%
Appraised Value	$85,000,000	Original Term to Maturity (Months)	120
Appraisal Date	5/2/2019	Original Amortization Term (Months)	NAP
Borrower Sponsors	D. John Miller, Lindsay Parton and Dieter Mees	Original Interest Only Period (Months)	120
Property Management	DJM Capital Partners, Inc.	First Payment Date	8/6/2019
Maturity Date	7/6/2029

Underwritten Revenues	$6,862,329
Underwritten Expenses	$1,924,190	Escrows(1)
Underwritten Net Operating Income (NOI)	$4,938,139	Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$4,785,375	Taxes	$214,109	$53,527
Cut-off Date LTV Ratio	64.7%	Insurance	$0	$0
Maturity Date LTV Ratio	64.7%	Replacement Reserve	$0	$3,637
DSCR Based on Underwritten NOI / NCF	2.29x / 2.22x	TI/LC	$0	$9,093
Debt Yield Based on Underwritten NOI / NCF	9.0% / 8.7%	Other	$0	$95,000

Sources and Uses
Sources	$	%	Uses	$	%
Loan Amount	$55,000,000	100.0%	Loan Payoff	$51,867,954	94.3%
Principal Equity Distribution	$2,138,144	3.9
Closing Costs	779,793	1.4
Reserves	214,109	0.4
Total Sources	$55,000,000	100.0%	Total Uses	$55,000,000	100.0%

(1)	See “—Escrows” below.

■	The Mortgage Loan. The Montalvo Square mortgage loan (the “Montalvo Square Loan”) is evidenced by a note in the original principal amount of $55,000,000 and is secured by a first mortgage encumbering the borrower’s fee simple and leasehold interest in a 218,234 SF anchored retail shopping center located in Ventura, California (the “Montalvo Square Property”). The Montalvo Square Loan was originated by DBNY on July 1, 2019. The Montalvo Square Loan has an outstanding principal balance as of the Cut-off Date of $55,000,000 and an interest rate of 3.87000% per annum. The Montalvo Square Loan represents approximately 4.7% of the Initial Pool Balance. The proceeds of the Montalvo Square Loan were primarily used to refinance the existing debt on the Montalvo Square Property, fund upfront reserves, pay closing costs and return equity to the borrower sponsor.

The Montalvo Square Loan had an initial term of 120 months and has a remaining term of 119 months as of the Cut-off Date. The Montalvo Square Loan requires payments of interest only for the term of the Montalvo Square Loan. The scheduled maturity date of the Montalvo Square Loan is July 6, 2029. Voluntary prepayment of the Montalvo Square Loan is permitted on or after March 6, 2029 without payment of any prepayment premium. Provided no event of default under the Montalvo Square Loan documents is continuing, defeasance of the Montalvo Square Loan with direct, non-callable obligations of the United States of America or other obligations, which are “government securities” permitted under the loan documents is permitted at any time after the earlier of (a) the second anniversary of the securitization closing date and (b) July 1, 2022.

■	The Mortgaged Property. The Montalvo Square Property is a 218,234 SF anchored retail center located in Ventura, California. The Montalvo Square Property was constructed between 2002 and 2003 on an approximately 20.1 acre site with 891 surface parking spaces, resulting in a parking ratio of approximately 3.9 spaces per 1,000 SF. There is a 2.64-acre strip of land along the northern boundary of the Montalvo Square Property which encompasses a portion of the parking area and one outparcel pad building leased to CJ’s BBQ. The 2.64 acre parcel which is a portion of the Montalvo Square Property is ground leased from the fee owner, Southern California Edison, for a 30-year term with two, 10-year extension options. The current term expires in 2032 and the fully extended term expires in 2052.

As of June 1, 2019, the Montalvo Square Property was approximately 94.8% occupied by 42 tenants including the grocery anchor Ralph’s Grocery Company. The improvements are comprised of three primary anchor/subanchor buildings, two, 2-story mixed-use buildings, which contain office and medical office above ground floor retail, and five, multi-tenant retail outparcel buildings. The tenant mix includes grocery, fitness, food, and community-serving office uses, such as chiropractors, dentists, and urgent care centers. The Montalvo Square Property is anchored by Ralph’s Grocery Company (“Ralph’s”) (26.6% of NRA; 22.9% of UW Base Rent; 3.8% Occupancy Cost). Ralph’s recently

LOAN #4: MONTALVO SQUARE

extended its lease an additional ten years in 2019 with a lease expiration date of 2032. Ralph’s is a subsidiary of The Kroger Company (rated Baa1/BBB by Moody’s/S&P). The Montalvo Square Property’s junior anchor tenants are LA Fitness (21.2% of NRA; 17.1% of UW Base Rent) and CVS (10.6% of NRA; 10.9% of UW Base Rent). The five multi-tenant pad buildings are primarily comprised of national, regional, and local businesses and franchisees including Panda Express, Coffee Bean & Tea Leaf, Jimmy John’s, Rubio’s, and Weight Watchers. Additionally, the Montalvo Square Property has approximately 23,797 SF of second floor office and medical office space. The Montalvo Square Property has maintained a 10-year historical occupancy rate from 2009 – 2018 of 94.5%.

The following table presents certain information relating to the major tenants (of which certain tenants may have co-tenancy provisions) at the Montalvo Square Property:

Ten Largest Owned Tenants Based on Underwritten Base Rent(1)

Tenant Name	Credit Rating (Fitch/MIS/S&P)(2)	Tenant NRA	% of NRA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	Tenant Sales $ per SF(3)	Occupancy Cost(4)	Lease Expiration	Renewal / Extension Options
Ralph’s Grocery Company	NR / Baa1 / BBB	58,000	26.6%	$1,229,507	22.9%	$21.20	$565	3.8%	6/30/2032	6, 5-year options
LA Fitness	NR / NR / NR	46,300	21.2%	$914,515	17.1%	$19.75	NAV	NAV	6/30/2027	2, 5-year options
CVS	NR / Baa2 / BBB	23,112	10.6%	$584,004	10.9%	$25.27	$443	5.7%	2/28/2023	3, 5-year options
AT&T	A- / Baa2 / BBB	4,901	2.2%	$249,951	4.7%	$51.00	NAV	NAV	9/30/2023	1, 3-year option
Patrick Diesfeld	NR / NR / NR	6,199	2.8%	$165,885	3.1%	$26.76	NAV	NAV	4/30/2020	NAP
El Pollo Loco	NR / NR / NR	2,644	1.2%	$157,860	2.9%	$59.70	NAV	NAV	2/28/2022	1, 10-year option
Sola Salons	NR / NR / NR	6,000	2.7%	$144,000	2.7%	$24.00	NAV	NAV	11/30/2024	2, 5-year options
The Morgan Law Firm	NR / NR / NR	5,141	2.4%	$120,993	2.3%	$23.53	NAV	NAV	1/31/2022	1, 10-year option
Sumo Japanese Restaurant, Inc.	NR / NR / NR	2,929	1.3%	$119,503	2.2%	$40.80	$1,307	3.1%	7/31/2022	1, 5-year option
Rubio’s	NR / NR / NR	2,201	1.0%	$109,651	2.0%	$49.82	$451	11.1%	10/31/2027	NAP
Ten Largest Owned Tenants		157,427	72.1%	$3,795,869	70.8%	$24.11
Remaining Tenants		49,359	22.6%	1,563,063	29.2%	$31.67
Vacant		11,448	5.2%	0	0.0%	$0.00
Total / Wtd. Avg. All Tenants		218,234	100.0%	$5,358,932	100.0%	$25.92

(1)	Based on the underwritten rent roll dated June 1, 2019.

(2)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(3)	Tenant Sales $ per SF were provided by the borrower and reflect year-end sales for 2018.

(4)	Occupancy Cost is based on UW Base Rent.

The following table presents certain information relating to the lease rollover schedule at the Montalvo Square Property, based on initial lease expiration dates:

Lease Expiration Schedule(1)(2)

Year Ending December 31	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	# of Expiring Tenants
MTM	0	0.0%	0.0%	$0	0.0%	$0.00	0
2019	1,855	0.9	0.9%	37,131	0.7	$20.02	2
2020	14,580	6.7	7.5%	377,920	7.1	$25.92	7
2021	7,755	3.6	11.1%	186,465	3.5	$24.04	5
2022	20,020	9.2	20.3%	738,464	13.8	$36.89	9
2023	38,028	17.4	37.7%	1,167,876	21.8	$30.71	8
2024	8,747	4.0	41.7%	225,717	4.2	$25.81	3
2025	2,500	1.1	42.8%	52,500	1.0	$21.00	1
2026	1,200	0.5	43.4%	46,800	0.9	$39.00	1
2027	52,301	24.0	67.4%	1,206,696	22.5	$23.07	4
2028	0	0.0	67.4%	0	0.0	$0.00	0
2029	1,800	0.8	68.2%	89,856	1.7	$49.92	1
2030 & Thereafter	58,000	26.6	94.8%	1,229,507	22.9	$21.20	1
Vacant	11,448	5.2	100.0%	NAP	NAP	NAP	NAP
Total / Wtd. Avg.	218,234	100.0%		$5,358,932	100.0%	$25.92	42

(1)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the Lease Expiration Schedule.

(2)	Based on the underwritten rent roll dated June 1, 2019.

LOAN #4: MONTALVO SQUARE

The following table presents certain information relating to historical leasing at the Montalvo Square Property:

Historical Leased %(1)

	2016	2017	2018	As of 6/1/2019(2)
Owned Space	96.6%	97.0%	96.6%	94.8%

(1)	As provided by the borrower and which represents occupancy as of December 31 for the indicated year unless otherwise specified.

(2)	Based on underwritten rent roll dated June 1, 2019.

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the Montalvo Square Property:

Cash Flow Analysis(1)

	2016	2017	2018	TTM 3/31/2018	Underwritten	Underwritten $ per SF
Base Rent	$5,175,147	$5,260,893	$5,510,846	$5,415,080	$5,358,932	$24.56
Rent Steps(2)	0	0	0	0	$57,362	0.26
Gross Up Vacancy	0	0	0	0	490,690	2.25
Reimbursements	1,175,460	1,272,057	1,200,650	1,173,761	1,302,536	5.97
Other Income	16,279	11,093	14,402	15,484	13,889	0.06
Vacancy & Credit Loss(3)	0	0	0	0	(361,081)	(1.65)
Effective Gross Income	$6,366,886	$6,544,043	$6,725,899	$6,604,325	$6,862,329	$31.44

Real Estate Taxes	$568,552	$627,665	$638,838	$644,623	$651,265	$2.98
Insurance	18,207	25,200	29,791	29,791	46,801	0.21
Ground Rent	95,000	95,000	79,167	95,000	108,585	0.50
Management Fee	222,047	231,110	232,719	278,214	240,605	1.10
Other Operating Expenses	909,577	895,437	906,753	858,950	876,934	4.02
Total Operating Expenses	$1,813,383	$1,874,412	$1,887,267	$1,906,579	1,924,190	$8.82

Net Operating Income	$4,553,502	$4,669,631	$4,838,632	$4,697,746	$4,938,139	$22.63
TI/LC	0	0	0	0	109,117	0.50
Capital Expenditures	0	0	0	0	43,647	0.20
Net Cash Flow	$4,553,502	$4,669,631	$4,838,632	$4,697,746	$4,785,375	$21.93

Occupancy(4)	96.6%	97.0%	96.6%	94.8%	95.0%
NOI Debt Yield	8.3%	8.5%	8.8%	8.5%	9.00%
NCF DSCR(5)	2.11x	2.16x	2.24x	2.18x	2.22x

(1)	Certain items such as straight line rent, interest expense, interest income, lease cancellation income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.

(2)	Underwritten Rent Steps includes $13,718 of straight line rent for Ralph’s over the lease term and contractual rent steps of $43,644 through June 1, 2020.

(3)	Represents an underwritten economic vacancy of 5.0%.

(4)	TTM Occupancy is as of June 1, 2019.

(5)	Based on the interest only debt service payments of the Montalvo Square Loan.

■	Appraisal. According to the appraisal, the Montalvo Square Property had an “as-is” appraised value of $85,000,000 as of May 2, 2019.

Appraisal Approach	“As-Is” Value	Discount Rate	Capitalization Rate
Direct Capitalization Approach	$86,100,000	N/A	5.50%
Discounted Cash Flow Approach	$83,800,000	6.75%	6.00%(1)

(1)	Represents the terminal capitalization rate.

■	Environmental Matters. According to a Phase I environmental report, dated May 14, 2019, the environmental consultant did not identify evidence of any recognized environmental conditions

■	Market Overview and Competition. The Montalvo Square Property is located in Ventura, Ventura County, California, which is approximately 68 miles northwest of Los Angeles. The Montalvo Square Property has good local and regional access located along the east side of South Victoria Avenue. Victoria Avenue is a major north/south thoroughfare in the area. Regional access is provided by the Ventura Freeway (Highway 101), which is located approximately one-half mile east. Regional access is also provided by the Santa Paula Freeway (Highway 126), located approximately one mile north.

LOAN #4: MONTALVO SQUARE

Downtown Ventura is a creative and lively area that features unique architecture and a mix of retail shops, restaurants and service businesses. The area also exhibits numerous historic homes, museums, boutiques, Mission San Buenaventura, antique shops and restaurants. Downtown Ventura is the largest shopping area in the county with over 400 shops & restaurants, primarily within walking distance of each other. The 2018 estimated population within a one-, three- and five-mile radius of the Montalvo Square Property is approximately 21,175, 99,955 and 217,188, respectively. Median household income within a one-, three- and five-mile radius is $70,114, $79,212 and $74,265, respectively.

According to the appraisal, the Montalvo Square Property is located in the Ventura County retail submarket. As of the first quarter of 2019, the Ventura County submarket contained a total of approximately 7.4 million SF. Over the same period, the Ventura County submarket had a vacancy rate of 2.5% and had asking rents of $22.00 per SF.

The following table presents certain information relating to the primary competition for the Montalvo Square Property:

Competitive Set(1)

Property Name	Address	City, State	Occupancy
Montalvo Square	1746 South Victoria Avenue	Ventura, CA	94.8%(2)
Ventura Shopping Center	1717-1783 South Victoria Avenue	Ventura, CA	100.0%
Victoria Village	NWC South Victoria Avenue & Ralson Street	Ventura, CA	97.7%
Ventura Village	SWC Telephone Road & South Victoria Avenue	Ventura, CA	89.7%
Ventura Gateway	SWC Telephone Road & Portola Road	Ventura, CA	98.6%
Telephone Plaza	NWC Telephone Road & Westinghouse Street	Ventura, CA	92.6%
Poinsettia Plaza	SWC Telephone Road & East Main Street	Ventura, CA	94.6%
Donlon Plaza	SEC East Main Street & Callens Road	Ventura, CA	97.0%
The Plaza	SEC East Thompson Blvd & South Borchard Drive	Ventura, CA	100.0%

(1)	Source: Appraisal.

(2)	Based on the underwritten rent roll dated June 1, 2019.

■	The Borrower. The borrower is Montalvo Square Associates, LLC, a recycled single-purpose, single-asset entity with two independent directors. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Montalvo Square Loan. The non-recourse carve-out guarantors and borrower sponsors of the Montalvo Square Loan are D. John Miller, Lindsay Parton and Dieter Mees.

D. John Miller founded DJM Capital, which provides private equity investment, development and asset management services within the real estate sector with a core strength in retail combined with expertise in office, industrial and residential product types. DJM Capital has approximately 2.8 million SF of retail managed and owned and over $1.3 billion in assets under management.

■	Escrows. On the origination date of the Montalvo Square Loan, the borrower funded escrow reserves of $214,109 for real estate taxes.

On each due date, the borrower is required to fund the following reserves with respect to the Montalvo Square Loan: (i) a tax reserve in an amount equal to one-twelfth of the amount that the lender estimates will be necessary to pay taxes over the then succeeding 12-month period (initially estimated to be $53,527 per month), (ii) a replacement reserve in an amount equal to $3,637, (iii) a tenant improvements and leasing commission reserve in an amount equal to (a) $9,093, so long as the occupancy at the Montalvo Square Property is equal to or great than 90.0% and (b) $18,186, if the occupancy at the Montalvo Square Property is less than 90.0%, subject to a cap of $654,702, and (iv) a ground rent reserve in an amount equal to any rent, additional rent or other charge payable by the tenant under the ground lease (currently equates to $95,000).

Insurance escrows are waived so long as the Montalvo Square Property is covered by an acceptable blanket policy (which is currently maintained). If such condition is no longer satisfied, on each payment date, the Montalvo Square borrower will be required to fund an insurance reserve in an amount equal to one-twelfth of the amount that the lender estimates will be necessary to pay the annual insurance premiums.

LOAN #4: MONTALVO SQUARE

■	Lockbox and Cash Management. The Montalvo Square Loan is structured with a hard lockbox and springing cash management. At origination, the borrower is required under the Montalvo Square Loan documents to send tenant direction letters to all tenants of the Montalvo Square Property instructing them to deposit all rents and other payments into the lockbox account controlled by the lender, and any funds received by the borrower or the property manager are required to be deposited within one business day in the lockbox account. During a Trigger Period (as defined below), all funds in the lockbox account are required to be transferred on each business day into a cash management account established for the sole and exclusive benefit of the lender, and applied to all required payments and reserves as set forth in the Montalvo Square Loan documents. Provided that no Trigger Period is continuing, all funds in the lockbox account are required to be transferred on each business day to the borrower’s operating account. Upon the occurrence of an event of default under the Montalvo Square Loan documents, funds in the cash management account may be applied in such order of priority as the lender may determine.

A “Trigger Period” means a period commencing upon the occurrence of (i) an event of default under the Montalvo Square Loan documents, (ii) a Lease Sweep Period (as defined below) or (iii) the debt service coverage ratio being less than 1.15x based on a 30-year amortization period (“DSCR Trigger Period”). A Trigger Period will be cured upon (a) in connection with clause (i) above, the cure, if applicable, of such event of default, (b) in connection with clause (ii) above, such Lease Sweep Period has ended and (c) in connection with clause (iii) above, the debt service coverage ratio being equal to or greater than 1.20x for two consecutive calendar quarters.

■	A “Lease Sweep Period” will commence (a) with respect to each Lease Sweep Lease (as defined below) upon the earlier of (i) six months prior to the earliest expiration of a Lease Sweep Lease or (ii) upon the date required under the Lease Sweep Lease by which the Lease Sweep Tenant (as defined below) is required to give notice of its exercise of a renewal option thereunder (and such renewal has not been so exercised); (b) upon the early termination, early cancellation or early surrender of a Lease Sweep Lease or upon the borrower’s receipt of notice by a Lease Sweep Tenant of its intent to effect an early termination, early cancellation or early surrender of its Lease Sweep Lease; (c) if a Lease Sweep Tenant has ceased operating its business (i.e., “goes dark”) at substantially all of its space at the Montalvo Square Property; (d) upon a default under a Lease Sweep Lease by a Lease Sweep Tenant beyond any applicable notice and cure period, or (e) upon a bankruptcy or insolvency proceeding of a Lease Sweep Tenant or its parent.

A Lease Sweep Period will end once the applicable event that triggered such Lease Sweep Period has been cured or the space demised under the Lease Sweep Lease has been re-tenanted pursuant to one or more “Qualified Leases” as defined in the Montalvo Square loan documents (or, if applicable, the applicable Lease Sweep Lease has been renewed pursuant to its terms) and, in the lender’s reasonable judgment, sufficient funds have been accumulated in the Lease Sweep reserve to cover all anticipated tenant improvements and leasing commissions and free and/or abated rent in connection therewith (and any operating shortfalls relating to the delay in the commencement of full rent payments). A Lease Sweep Period shall also cease on the date on which $25.00 per square foot with respect to the portion of the space demised under the applicable Lease Sweep Lease that has accumulated in the Lease Sweep reserve account (unless the applicable space has been re-tenanted and the leasing costs will actually exceed $25.00 per square foot, in which case the amount necessary to re-tenant must be on deposit).

A “Lease Sweep Lease” means (i) the Ralph’s lease, (ii) the LA Fitness lease or (iii) any replacement lease that, either individually, or when taken together with any other lease with the same tenant or its affiliates, covers the majority of the applicable Lease Sweep Lease space.

A “Lease Sweep Tenant” means any tenant under a Lease Sweep Lease.

■	Property Management. The Montalvo Square Property is currently managed by DJM Capital Partners, Inc., an affiliate of the borrower, pursuant to a management agreement. Under the Montalvo Square Loan documents, the lender has the right, and has the right to direct the borrower, to terminate the property management agreement and replace the property manager: (i) at any time following the occurrence of an event of default, (ii) if the property manager is in material default under the management agreement beyond any applicable notice and cure period, (iii) if the property manager shall become insolvent or a debtor in any bankruptcy or insolvency proceeding, or (iv) if at any time the property manager has engaged in gross negligence, fraud, willful misconduct or misappropriation of funds.

■	Current Mezzanine or Subordinate Indebtedness. None.

■	Permitted Future Mezzanine or Secured Subordinate Indebtedness. Not permitted.

LOAN #4: MONTALVO SQUARE

■	Release of Collateral. Not permitted.

■	Terrorism Insurance. The borrower is required to maintain an “all-risk” insurance policy that provides coverage for terrorism in an amount equal to the full replacement cost of the Montalvo Square Property, plus business interruption coverage in an amount equal to 100% of the projected gross income from the Montalvo Square Property until the completion of restoration or the expiration of 18 months. The terrorism insurance is required to contain a deductible that is acceptable to the lender and is no greater than $25,000. In the event TRIPRA is no longer in effect, terrorism insurance coverage will be subject to a cap equal to an amount equal to two times the amount of the insurance premium that is payable in respect of the property and business interruption/rental loss insurance required under the loan documents (without giving effect to the cost of terrorism and earthquake components of such property and business interruption/rental loss insurance) at the time that such terrorism coverage is excluded from the applicable. See “Risk Factors—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Preliminary Prospectus.

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LOAN #5: chemours hq

LOAN #5: chemours hq

LOAN #5: chemours hq

LOAN #5: chemours hq

Mortgaged Property Information	Mortgage Loan Information
Number of Mortgaged Properties	1	Loan Seller	JPMCB
Location (City/State)	Wilmington, Delaware	Cut-off Date Balance	$50,400,000
Property Type	Office	Cut-off Date Balance per SF	$178.05
Size (SF)	283,069	Percentage of Initial Pool Balance	4.3%
Total Occupancy as of 8/1/2019	100.0%	Number of Related Mortgage Loans	None
Owned Occupancy as of 8/1/2019	100.0%	Type of Security	Fee Simple
Year Built / Latest Renovation	1913-1970 / 2018	Mortgage Rate	3.96000%
Appraised Value(1)	$84,000,000	Original Term to Maturity (Months)	63
Appraisal Date	5/2/2019	Original Amortization Term (Months)	NAP
Borrower Sponsor	Arch Street Capital Advisors	Original Interest Only Period (Months)	63
Property Management	BPG Real Estate Services LLC	First Payment Date	9/1/2019
Maturity Date	11/1/2024

Underwritten Revenues	$8,536,221
Underwritten Expenses	$2,859,276	Escrows(2)
Underwritten Net Operating Income (NOI)	$5,676,945	Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$5,478,797	Taxes	$0	$30,942
Cut-off Date LTV Ratio	60.0%	Insurance	$12,190	$2,743
Maturity Date LTV Ratio	60.0%	Replacement Reserve(3)	$1,000,000	$2,359
DSCR Based on Underwritten NOI / NCF	2.81x / 2.71x	TI/LC	$0	$0
Debt Yield Based on Underwritten NOI / NCF	11.3% / 10.9%	Other(4)	$4,162,642	$0

Sources and Uses
Sources	$	%	Uses	$	%
Loan Amount	$50,400,000	55.1%	Purchase Price	$84,000,000	91.8%
Principal’s New Cash Contribution	41,130,738	44.9%	Reserves	5,174,831	5.7
Closing Costs	2,355,907	2.6
Total Sources	$91,530,738	100.0%	Total Uses	$91,530,738	100.0%

(1)	The appraisal provided a “hypothetical market value assuming vacant” value of $46,350,000, which assumes the property is vacant and available for lease. The Cut-off Date LTV Ratio and Maturity Date LTV Ratio based on the “hypothetical go dark” value are each 108.7%.

(2)	See “—Escrows” below.

(3)	Provided that a Cash Sweep Event (as defined below) does not exist, the Replacement Reserve is subject to a cap of approximately $56,614 (excluding any amounts remaining from the Upfront Replacement Reserve deposit).

(4)	Upfront Other Escrows represents an approximately $2,018,882 PNC distributions reserve, an approximately $922,359 free rent reserve, an approximately $621,401 HTC Put Obligations reserve and a $600,000 permitted PACE loan reserve. See “—Escrows” below.

■	The Mortgage Loan. The mortgage loan (the “Chemours HQ Loan”) is evidenced by a note in the original principal amount of $50,400,000 and is secured by a first mortgage encumbering the borrower’s fee simple interest in an 11-floor office condominium unit comprising 283,069 SF (the “Chemours HQ Property”) within the 13-story, approximately 969,000 SF Chemours Building located in Wilmington, Delaware (the “Chemours Building”). The Chemours HQ Loan was originated by JPMorgan Chase Bank, National Association (“JPMCB”) on July 8, 2019 and represents approximately 4.3% of the Initial Pool Balance. The note evidencing the Chemours HQ Loan has an outstanding principal balance as of the Cut-off Date of $50,400,000 and an interest rate of 3.96000% per annum. The proceeds of the Chemours HQ Loan along with $41,130,738 of borrower equity were primarily used to purchase the Chemours HQ Property, fund reserves and pay closing costs.

The Chemours HQ Loan had an initial term of 63 months and has a remaining term of 63 months as of the Cut-off Date. The Chemours HQ Loan requires monthly payments of interest only for the entire term. The scheduled maturity date of the Chemours HQ Loan is the due date in November 2024. Provided that no event of default has occurred and is continuing under the Chemours HQ Loan documents, at any time after the second anniversary of the securitization closing date, the Chemours HQ Loan may be defeased with certain “government securities” as permitted under the Chemours HQ Loan documents. Voluntary prepayment of the Chemours HQ Loan is permitted after the due date occurring in May 2024 without payment of any prepayment premium.

■	The Mortgaged Property. The Chemours HQ Property is an 11-story, 283,069 SF condominium interest located within the approximately 969,000 SF Chemours Building (f/k/a the DuPont Building) that includes office space on floors 2 to 13, ground-floor retail space, the 217-room four-star Hotel DuPont and a theater currently occupied by the Grand Opera House of Delaware. The Chemours Building encompasses an entire city block bound by 10th, 11th, Market and Orange Streets in Wilmington, Delaware and is located approximately 15.0 miles southwest of the Philadelphia International Airport and approximately 21.0 miles southwest of the Philadelphia CBD. The Chemours Building was built in phases from 1913 through approximately 1970 by the DuPont Company and is listed on the National Register of Historic Places. In mid-2015, the DuPont Company spun off the Chemours unit, and the Chemours HQ Property was transferred to Chemours since it occupied all of the office space in the Chemours Building. Chemours has been an office tenant at the Chemours HQ Property since prior to the Chemours spin off from DuPont Company. The Chemours HQ Property serves as the corporate headquarters for Chemours and is leased

LOAN #5: chemours hq

through December 2033 with $0.50 per SF annual rent increases, two consecutive 10-year extension options at fair market value and no termination options other than customary rights following a casualty or condemnation.

The remainder of the Chemours Building was sold to two related entities of the Buccini Pollin Group (“BPG”) in early 2017 for $32.0 million. After acquiring the property, BPG began an approximately $175.0 million renovation of the Chemours Building. The renovation focused on creating the Chemours headquarters environment, which included significant base building, mechanical system replacements and upgrades. Upgrades to the Chemours Building included a complete refresh of the Hotel DuPont lobby, the addition of a 13,000 SF food hall, new interior ground floor common corridors, as well as a new entrance and lobby off of 10th Street. The last major proposed part of the renovation is the creation of 155 luxury apartments in the remaining portion of the Chemours Building. Of the approximately $175.0 million invested in the entire Chemours Building, approximately $32.3 million of base building work was allocated to the Chemours HQ Property. In addition to an approximately $16.2 million tenant improvement allowance, Chemours has contributed approximately $37.8 million ($133.54 PSF) to its space.

As of August 1, 2019, the Chemours HQ Property is 100.0% occupied and triple-net leased to Chemours (rated BB by S&P and Ba3 by Moody’s) under two leases, each with a term through December 2033. Chemours is a Fortune 500 Company and a global leader in the research and manufacturing of performance chemicals, operating through three segments: Titanium Technologies, Fluoroproducts and Chemical Solutions. The Titanium Technologies segment is a producer of titanium dioxide, the Fluoroproducts segment is a provider of fluoroproducts, including refrigerants and industrial fluoropolymer resins and the Chemical Solutions segment is a North American provider of industrial chemicals used in gold production, oil and gas, water treatment and other industries. As of December 31, 2018, Chemours operated 58 manufacturing facilities, laboratory sites and offices, employing approximately 7,000 people worldwide and serving customers in approximately 120 countries. Financial year 2018 global sales were over $6.6 billion and adjusted EBITDA was approximately $1.7 billion. Chemours is the parent company and guarantor of the lease.

The following table presents certain information relating to the tenant at the Chemours HQ Property:

Largest Owned Tenant Based on Underwritten Base Rent(1)

Tenant Name	Credit Rating (Fitch/MIS/S&P)(2)	Tenant GLA	% of Owned GLA	UW Base Rent(3)	% of Total UW Base Rent	UW Base Rent $ per SF(3)	Lease Expiration	Renewal / Extension Options
Chemours	NR / Ba3 / BB	283,069	100.0%	$5,986,909	100.0%	$21.15	12/31/2033	2, 10-year options
All Tenants		283,069	100.0%	$5,986,909	100.0%	$21.15
Vacant		0	0.0%	0	0.0%	0.00
Total / All Owned Tenants		283,069	100.0%	$5,986,909	100.0%	$21.15

(1)	Based on the underwritten rent roll.

(2)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(3)	UW Base Rent and UW Base Rent $ per SF includes rent steps occurring through May 2020 (current contractual rent is $20.65 per SF).

LOAN #5: chemours hq

The following table presents certain information relating to the lease rollover schedule at the Chemours HQ Property, based on initial lease expiration dates:

Lease Expiration Schedule(1)

Year Ending December 31	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent(2)	% of Total UW Base Rent	UW Base Rent $ per SF(2)	# of Expiring Tenants
MTM	0	0.0%	0.0%	$0	0.0%	$0.00	0
2019	0	0.0%	0.0%	0	0.00%	$0.00	0
2020	0	0.0%	0.0%	0	0.00%	$0.00	0
2021	0	0.0%	0.0%	0	0.00%	$0.00	0
2022	0	0.0%	0.0%	0	0.00%	$0.00	0
2023	0	0.0%	0.0%	0	0.00%	$0.00	0
2024	0	0.0%	0.0%	0	0.00%	$0.00	0
2025	0	0.0%	0.0%	0	0.00%	$0.00	0
2026	0	0.0%	0.0%	0	0.00%	$0.00	0
2027	0	0.0%	0.0%	0	0.00%	$0.00	0
2028	0	0.0%	0.0%	0	0.00%	$0.00	0
2029	0	0.0%	0.0%	0	0.00%	$0.00	0
2030 & Thereafter	283,069	100.0	100.0%	5,986,909	100.00%	$21.15	1
Vacant	0	0.0	100.0%	NAP	NAP%	NAP	NAP
Total	283,069	100.0%		$5,986,909	100.0%	$21.15	1

(1)	Based on the underwritten rent roll.

(2)	UW Base Rent and UW Base Rent $ per SF includes rent steps occurring through May 2020 (current contractual rent is $20.65 per SF).

The following table presents certain information relating to historical leasing at the Chemours HQ Property:

Historical Leased%(1)

	2018	As of 8/1/2019(2)
Owned Space	100.0%	100.0%

(1)	As provided by the borrower and which represents leased occupancy as of December 31 for the indicated year unless otherwise specified.

(2)	Based on the underwritten rent roll.

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the Chemours HQ Property:

Cash Flow Analysis(1)(2)

	Underwritten	Underwritten $ per SF
Base Rent(3)	$5,986,909	$21.15
Vacant Income	0	0.00
Total Reimbursement Revenue	2,768,189	9.78
Gross Revenue	$8,755,098	$30.93
Vacancy & Credit Loss	(218,877)	(0.77)
Concessions	0	0.00
Effective Gross Income	$8,536,221	$30.16

Real Estate Taxes	$354,008	1.25
Insurance	75,000	0.26
Management Fee	256,087	0.90
Other Operating Expenses	2,174,181	7.68
Total Operating Expenses	$2,859,276	$10.10

Net Operating Income	$5,676,945	$20.05
TI/LC, Capex/RR	198,148	0.70
Net Cash Flow	$5,478,797	$19.35

Occupancy	100.0%
NOI Debt Yield(4)	11.3%
NCF DSCR(4)	2.71x

(1)	Certain items such as straight line rent, interest expense, interest income, lease cancellation income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.

(2)	Limited historical financial information was provided when the sponsor acquired the Chemours HQ Property in connection with loan closing.

(3)	Underwritten Base Rent includes rent steps occurring through May 2020 (current contractual rent is $20.65 per SF).

(4)	Debt service coverage ratios and debt yields are based on the Chemours HQ Loan.

LOAN #5: chemours hq

■	Appraisal. According to the appraisal, the Chemours HQ Property had an “as-is” appraised value of $84,000,000 as of May 2, 2019. The appraiser also concluded a “hypothetical market value assuming vacant” appraised value of $46,350,000 as of May 2, 2019, equating to a Cut-off Date LTV Ratio and a Maturity Date LTV Ratio of 108.7%.

Appraisal Approach	Value	Discount Rate	Capitalization Rate
Income Capitalization Approach	$84,000,000	8.50%	7.50%(1)

(1)	Represents the terminal capitalization rate.

■	Environmental Matters. The Phase I environmental report dated May 14, 2019 did not identify any evidence of recognized environmental conditions at the Chemours HQ Property.

■	Market Overview and Competition. The Chemours HQ Property encompasses an entire city block bound by 10th, 11th, Market and Orange Streets within the Wilmington CBD and is located approximately 15.0 miles southwest and approximately 21.0 miles southwest of the Philadelphia International Airport and the Philadelphia CBD, respectively. The Chemours HQ Property is accessible by a network of interstate highways including I-95, I-495 and I-295, as well as U.S. Route 13. Amtrak and SEPTA commuter rail stations are situated approximately 0.6 miles south of the Chemours HQ Property with 55 daily trains from the Wilmington Station.

The Chemours HQ Property is located directly west of Rodney Square, which is considered the center of the Wilmington CBD. The immediate area surrounding the Chemours HQ Property consists of office uses or office amenities and includes numerous retailers including Rite Aid, Walgreens, Qdoba Mexican Grill as well as other small shops and restaurants. Since 1996, Wilmington’s Riverfront District has been the focus of a more than $1.0 billion joint venture redevelopment effort by the City of Wilmington and several private real estate developers opening restaurants, shops, corporate headquarters and a regional conference facility. The Penn Cinema Riverfront & IMAX complex, which opened in December 2012, is estimated to bring an additional 700,000 visitors to the Riverfront District annually. Recent investments in the Wilmington CBD include the approximately $210 million, 337,000 SF expansion of Christiana Care’s Wilmington Hospital completed in 2014 and the approximately $260 million, five-story, 425,000 SF expansion of the Nemours/Alfred I. DuPont Hospital for Children.

According to the appraisal, the Chemours HQ Property is located in the Wilmington CBD office submarket within the greater Northern Delaware office market. According to the appraisal, as of the fourth quarter of 2018, the Wilmington CBD office submarket, was comprised of approximately 7.5 million SF with an overall vacancy rate of 15.3% and average rents of approximately $26.53 per SF. The appraisal identified seven comparable office leases in the Northern Delaware market signed between May 2017 and February 2020 and ranging in size from approximately 12,052 SF to 279,000 SF. Initial base rents for comparable office leases ranged from $21.25 to $35.50 per SF, with a weighted average of approximately $30.89 per SF. The underwritten base rent for the Chemours HQ Property, based on the straight-line average over the remaining loan term, is $21.15 per SF, in-line with the appraisal’s concluded market rent of $21.00 per SF.

■	The Borrower. The borrowing entity for the Chemours HQ Loan is North Market Property Corp., a Delaware corporation and a single-purpose entity structured to be bankruptcy remote with two independent directors. There is no separate non-recourse carveout guarantor, and the borrower is the sole party responsible for any breaches or violations of the non-recourse carveout provisions or the environmental indemnity.

The borrower sponsor of the Chemours HQ Loan is Arch Street Capital Advisors (“Arch Street”). Arch Street is a full service real estate investment and advisory firm founded in 2003 that specializes in advising investors on its U.S. real estate strategies. Arch Street provides a range of services including acquisition, asset management, joint ventures and restructuring and workouts. Arch Street has over 15 years of experience and has advised clients on more than $7.4 billion of transactions totaling approximately 12.4 million square feet spanning the following sectors: multifamily, office, retail, industrial, hospitality, student housing, seniors housing, condo development, land entitlement and single family housing.

■	Escrows. At loan origination, the borrower deposited approximately $2,018,882 into a PNC distributions reserve, $1,000,000 into a replacement reserve, approximately $922,359 into a free rent reserve, approximately $621,401 into a reserve for the HTC put obligations reserve, $600,000 into a reserve for a permitted PACE loan reserve and $12,190 for insurance.

LOAN #5: chemours hq

On each due date, the borrower is required to fund the following reserves with respect to the Chemours HQ Loan: (i) a tax reserve in an amount equal to one-twelfth of the amount that the lender estimates will be necessary to pay taxes over the then succeeding 12-month period (initially estimated to be $30,942.08 per month), (ii) a replacement reserve in an amount equal to $2,358.91 (subject to a cap of approximately $56,614 excluding any amounts remaining from the upfront replacement reserve deposit) and (iii) during the continuance of a Cash Sweep Event (as defined below), a tenant improvements and leasing commission reserve in an amount equal to $30,665.81. The Chemours HQ Loan documents require monthly deposits into the insurance reserve account in the amount of one-twelfth of the annual insurance premiums (a) upon an event of default or (b) if an acceptable blanket insurance policy is not in place (initially estimated to be $2,742.73 per month).

■	Lockbox and Cash Management. The Chemours HQ Loan is structured with a hard lockbox and springing cash management. The borrower was required at loan origination to send a tenant direction letter to the sole tenant at the Chemours HQ Property, instructing it to deposit all rents and payments into a lender controlled lockbox account. To the extent no Cash Sweep Event is continuing, all funds in the lockbox account are required to be transferred to or at the direction of the borrower. Following the occurrence and during the continuance of a Cash Sweep Event, all funds in the lockbox account are required to be swept each business day to a segregated cash management account under the control of the lender and disbursed in accordance with the Chemours HQ Loan documents. To the extent there is a Cash Sweep Event continuing, all excess cash flow after payment of debt service, required reserves and operating expenses is required to be held as additional collateral for the Chemours HQ Loan, provided (i) if the Cash Sweep Event is solely caused by a Tenant Downgrade Trigger Event (as defined below) and Tenant Downgrade Trigger Event is caused by the rating of the long-term unsecured debt obligations of Chemours being downgraded by S&P or Fitch from its rating at closing to B+ (but no lower) or downgraded by Moody’s from its rating at closing to B1 (but no lower), the cash sweep shall be capped at $9,907,415 and (ii) provided no Event of Default has occurred and is continuing, upon request by borrower, lender shall disburse excess cash flow reserve up to an aggregate maximum amount of $150,000 per annum to the borrower to pay for operating expense short falls. The lender has been granted a first priority security interest in the cash management account.

A “Cash Sweep Event” means the occurrence of (i) an event of default, (ii) any bankruptcy of the borrower, Sponsor Master Lessee, HTC master lessee, managing member of HTC master lessee; pledgor or property manager, (iii) a DSCR Trigger Event (as defined below), (iv) a Tenant Trigger Event (as defined below) and (v) a Tenant Downgrade Trigger Event.

A “Cash Sweep Event Cure” means (a) with respect to clause (i) above, the acceptance by the lender of a cure of such event of default (which may not be unreasonably withheld, conditioned or delayed unless the lender has accelerated the Chemours HQ Loan, commenced foreclosure proceedings or initiated any other remedy), (b) with respect to clause (ii) above solely with respect to the bankruptcy of the property manager, (A) such involuntary petition is dismissed within 60 days of filing or (B) borrower replaces the manager with a manager qualified in the lender’s discretion within 60 days of such Cash Sweep Event, (c) with respect to a DSCR Trigger Event, a DSCR Cure Event (as defined below) has taken place, (d) with respect to a Tenant Trigger Event, a Tenant Cure Event (as defined below) has taken place or (e) with respect to a Tenant Downgrade Trigger Event, a Tenant Downgrade Cure Event (as defined below) has taken place.

A “DSCR Trigger Event” means the date on which the debt service coverage ratio (as calculated in the Chemours HQ Loan documents and based on the trailing three-month period immediately preceding the date of determination) is less than 1.35x.

A “DSCR Cure Event” means the debt service coverage ratio (as calculated in the Chemours HQ Loan documents and based on the trailing three-month period immediately preceding the date of determination) is at least 1.45x for two consecutive quarters.

A “Tenant Trigger Event” means (i) if any specified tenant is in default under its specified tenant lease beyond applicable notice and cure periods, (ii) any specified tenant or specified tenant Guarantor is involved in a bankruptcy action, (iii) any specified tenant terminates its specified tenant Lease or gives notice or otherwise announces it intends to terminate its specified tenant Lease, or (iv) if any specified tenant “goes dark”, vacates, ceases to occupy or discontinues its operations in more than 40% of the applicable specified tenant space or if any specified tenant gives notice that it intends to “go dark”, vacate, cease to occupy or discontinue its operations in more than 40% of the applicable specified tenant space.

LOAN #5: chemours hq

A “Tenant Cure Event” means (i) if the Tenant Trigger Event is due solely to the specified tenant being in default under its specified tenant lease beyond applicable notice and cure periods, the applicable specified tenant has cured all of the defaults under the applicable specified tenant lease, (ii) for any other Tenant Trigger Event, the replacement of the applicable specified tenant with one or more acceptable replacement tenants pursuant to one or more leases approved by the lender covering the specified tenant space and such tenants being in occupancy and paying full contractual rent without right of offset or free rent credit (unless such free rent is deposited with lender) and without any further landlord obligations for tenant improvement work, tenant allowance or leasing commissions (unless an amount sufficient to cover such obligations is deposited with lender) and delivery of a tenant estoppel acceptable to the lender, or (iii) if the Tenant Trigger Event is due solely to the specified tenant going dark or giving notice that it intends to go dark as provided in subsection (iv) in the definition of Tenant Trigger Event, (A) the replacement of the applicable “dark” specified tenant with one or more acceptable replacement Tenants pursuant to one or more leases approved by the lender covering the specified tenant space or the vacated portion of the specified tenant space and such tenants being in occupancy and paying full contractual rent without right of offset or free rent credit (unless such free rent is deposited with the lender) and without any further landlord obligations for tenant improvement work, tenant allowance or leasing commissions (unless an amount sufficient to cover such obligations is deposited with the lender) and delivery of a tenant estoppel acceptable to the lender, or (B) such “dark” specified tenant returns to full occupancy of its premises and paying full contractual rent without right of offset or free rent credit (unless such free rent is deposited with Lender) and delivery of a tenant estoppel acceptable to the lender.

A “Tenant Downgrade Trigger Event” means if the rating of the long-term unsecured debt obligations of Chemours (the initial guarantor under the lease) is (i) withdrawn by any of Moody’s, S&P or Fitch, or (ii) downgraded by S&P or Fitch from its rating at origination to B+ or lower or downgraded by Moody’s from its rating at origination to B1 or lower.

A “Tenant Downgrade Cure Event” means if the rating of the long-term unsecured debt obligations of Chemours is (i) reinstated by the rating agency that withdrew such rating, or (ii) increased to BB- or higher (or the equivalent) by the rating agency that downgraded its rating, such that long-term unsecured debt obligations are then rated ‘BB-’ or higher by S&P and Fitch and ‘Ba3’ or higher by Moody’s.

■	Property Management. The property is managed by BPG Real Estate Services LLC. The lender may require the borrower to terminate the management agreement and replace the manager with a qualified manager in accordance with the terms of the Chemours HQ Loan documents, pursuant to a replacement management agreement, if (a) an event of default under the Chemours HQ Loan documents has occurred and remains uncured, (b) the manager becomes insolvent or a debtor in any bankruptcy or insolvency proceeding, which in the case of an involuntary bankruptcy only, if such involuntary petition is not dismissed within 60 days of filing, or (c) a default by the manager occurs under the management agreement and continues beyond applicable cure periods.

■	Current Mezzanine or Secured Subordinate Indebtedness. None.

■	Permitted Future Mezzanine or Secured Subordinate Indebtedness. Not permitted.

■	Partial Release of Collateral. Not permitted.

■	Terrorism Insurance. The borrower is required to maintain the following insurance policies covering perils of terrorism and acts of terrorism (and losses therefrom): (i) an “all-risk” insurance policy that provides coverage in an amount equal to 100% of the full replacement cost of the Chemours HQ Property, with no deductible in excess of $25,000 (provided, however, that deductibles for damage caused by earth movement and wind may not exceed 5% of the total insurable value of the applicable individual property), and (ii) a business interruption insurance policy that provides 18 months of business interruption coverage plus up to six months of extended indemnity. See “Risk Factors—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Preliminary Prospectus.

■	Historic Tax Credits. The Chemours Building is a historic building which was rehabilitated by a BPG affiliate in accordance with federal tax code and state regulations to make it eligible for federal and state historic tax credits (“HTC”). The federal tax credits are subject to recapture if, prior to the five year period ending on April 24, 2024 (the “Recapture Period”), among other things: (i) the holder of the tax credits no longer has an ownership interest in the property, (ii) the property is physically altered in a manner that impacts that status of the Chemours Building as a certified historic structure, or (iii) the property is leased or transferred to a tax-exempt entity which causes the property to be used as a “tax-exempt use property” (as defined in the IRS code) (a “Disqualified Transferee”). Disqualified

LOAN #5: chemours hq

Transferees are generally limited to non-profits and governmental entities, foreign persons or entities and other non-tax paying entities. The amount of credits subject to recapture decreases each year by 20% until the expiration of the Recapture Period. The BPG affiliate passed the federal tax credits through a HTC master lease covering the Chemours HQ Property (the “HTC Master Lease”) to an affiliate of PNC as an investor in the HTC master lessee. The state tax credits were reserved to BPG. At origination of the Chemours HQ Loan, the estimated amount of the federal tax credits generated by the BPG rehabilitation and held by PNC for the Chemours HQ Property was $13,745,716. The HTC structure is expected to terminate pursuant to a put option agreement whereby, upon the expiration of the Recapture Period, PNC will have the option to require the managing member of the HTC master lessee to purchase PNC’s interest in the HTC master lessee for the put price as further described in the Preliminary Prospectus. At origination of the Chemours HQ Loan, the amounts of the priority return owed to PNC, the put price, and the estimated excess profits payments due PNC were escrowed with the lender. The reserve is subject to annual adjustment to insure that the reserve is sufficient to cover the estimated payment due PNC during the Recapture Period. See “Risk Factors—Risks Related to Zoning Non-Compliance and Use Restrictions” in the Preliminary Prospectus for additional information regarding the federal tax credits related to the Chemours HQ Property.

The HTC Master Lease is subordinate to the mortgage securing the Chemours HQ Loan in exchange for the lender’s agreement, among other things, to not terminate the HTC Master Lease by or following a foreclosure of the Chemours HQ Loan pursuant to a subordination, non-disturbance and attornment agreement (the “HTC SNDA”). Pursuant to the HTC SNDA, the lender agreed that, among other things, neither the lender nor any transferee may permit any transfer to a Disqualified Transferee during the Recapture Period. A transfer includes any judicial or non-judicial sale of the Chemours HQ Property or the HTC master lessee’s managing member interest pursuant to a foreclosure action. For transfers other than a sale pursuant to a foreclosure action, the lender may not effect a transfer unless the lender pre-identifies the transferee for pre-clearance by PNC that the transfer will not cause a recapture event with respect to the HTCs. If the lender or any transferee takes title to the HTC master lessee’s managing member interest by reason of foreclosure, the managing member will continue to have the right to operate the Chemours HQ Property under the HTC master lessee operating agreement (including engaging a property manager and entering into leases); subject to PNC’s consent rights with respect to those actions or occurrences that are likely to dilute the interest of PNC in the HTC master lessee or cause a recapture event with respect to the HTCs. The limitations set forth in the HTC SNDA may limit the lender’s workout and resolution remedies in the case of an event of default under the Chemours HQ Loan agreement during the Recapture Period. For additional information with respect to the HTC structure for the Chemours HQ Loan and risks related thereto, see “Risk Factors—Risks Relating to Tax Credits” and “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Real Estate and Other Tax Considerations” in the Preliminary Prospectus.

■	Condominium Structure. The Chemours HQ Property consists of the borrower’s condominium unit of floors 3-14 of office space in the Chemours Building that is subject to a condominium regime governing a total of 7 condominium units. The other condominium units consist of a hotel condominium unit, a to be renovated residential condominium unit, a retail condominium unit, a theatre condominium unit and two other office condominium units are part of the collateral for the Chemours HQ Loan. The Chemours HQ Loan sponsor owns 29.99% of the condominium and has the right to appoint one of the seven board members on the executive board of the condominium association (the “Executive Board”). The Executive Board votes based on the respective ownership interests of unit holders that appointed such board member. The Chemours HQ Loan borrower does not control the Executive Board, but has certain blocking rights on certain major decisions, together with other protections when any decision affects its unit. The sole tenant of the Chemours HQ property, Chemours, also has rights to block certain matters so long as it is the tenant. The related condominium declaration may not be amended in any material respect without the affirmative vote of a supermajority of the members consisting of 75% ownership of the condominium association. The lender also has notice and cure rights under the condominium documents. See “Risk Factors—Lending on Condominium Units Creates Risks for Lenders That Are Not Present When Lending on Non-Condominiums” in the Preliminary Prospectus.

■	Shari’ah Compliant Structure. The Chemours HQ Property is owned by a special purpose entity borrower owned by a third party services company. The borrower master leases the Chemours HQ Property to a special purpose entity (the “Sponsor Master Lessee”) that is indirectly owned by Shari’ah compliant investors (the “Sponsor Master Lease”). The rent under the Sponsor Master Lease is equal to the debt service due to the lender under the Chemours HQ Loan. The Sponsor Master Lessee has collaterally assigned all tenant leases at the Chemours HQ Property to the borrower (which has assigned its interest to the lender), and the Sponsor Master Lease is subordinate to the mortgage securing the Chemours HQ Loan. In addition, the Sponsor Master Lessee granted a mortgage on the Sponsor Master Lease to the borrower, which in turn assigned that mortgage to the lender. The Sponsor Master

LOAN #5: chemours hq

Lease is subordinate to the mortgage securing the Chemours HQ Loan. In the event of a foreclosure, the Sponsor Master Lease would be terminated and the HTC Master Lease (described above) would become a direct lease between the borrower and the HTC master lessee. For additional information and risk factors related to Shari’ah compliant loans, see “Risk Factors —Risks Relating to Shari’ah Compliant Loans” in the related Preliminary Prospectus.

■	Permitted PACE Financing. Under the Chemours HQ Loan documents, the lender has agreed to not unreasonably withhold its consent to the condominium entering into a property assessed clean energy (PACE) loan that is repaid through multi-year assessments against the condominium units, including the Chemours HQ Property, subject to the terms and conditions set forth in the Chemours HQ Loan documents including, without limitation, (i) the PACE loan is required to be used for the installation, construction, repair and replacement of improvements to chiller plant and steam plant boilers, (ii) the total amount of the PACE loan (including principal and interest accrued thereon) allocated to the Chemours HQ Property does not exceed $1,200,000, (iii) the PACE loan amortizes over a period of at least 25 years, (iv) the annual debt service on the PACE loan allocated to the Chemours HQ Property does not exceed $115,000, (v) assuming the full amount of the PACE loan is advanced, loan-to-value ratio of the Chemours HQ Loan and the PACE loan will not be greater than 62%, (vi) the lien of the PACE loan on the Chemours HQ Property is be limited to the pro-rata share of the PACE loan allocated to the Chemours HQ Property, (vii) Chemours shall have consented to the PACE loan and the chiller upgrade and shall have confirmed it shall be responsible for the payment of the monthly payments allocated to the Chemours HQ Property under the PACE loan and (viii) if requested by the lender, delivery of a rating agency confirmation. At origination, the borrower deposited with the lender $600,000 for a permitted PACE loan reserve and is required to deposit another $600,000 (or a higher amount proportionate to any increase in the size of the PACE loan) as a condition to the lender’s consent to the PACE loan, each as additional collateral for the Chemours HQ Loan. See “Risk Factors—Various Other Laws Could Affect the Exercise of Lender’s Rights” in the Preliminary Prospectus.

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LOAN #6: Osborn triangle

LOAN #6: Osborn triangle

1 Portland Street

Pfizer

610 Main Street North

Pfizer
130,044 SF* Exp. 12/2021
KSQ
Sublease
Lab Central
Pfizer
138,212 SF* Exp. 12/2021

*Includes 198 SF of basement space

700 Main Street
(South Wing)

NOVARTIS

700 Main Street
(North Wing)

Lab Central
Lab Central
Lab Central

2024

2027+

LOAN #6: Osborn triangle

LOAN #6: Osborn triangle

Mortgaged Property Information	Mortgage Loan Information
Number of Mortgaged Properties	3	Loan Seller	JPMCB
Location (City/State)	Cambridge, Massachusetts	Cut-off Date Balance(4)	$50,000,000
Property Type	Mixed Use	Cut-off Date Balance per SF(3)	$635.20
Size (SF)	676,947	Percentage of Initial Pool Balance	4.2%
Total Occupancy as of 5/1/2019	100.0%	Number of Related Mortgage Loans	None
Owned Occupancy as of 5/1/2019	100.0%	Type of Security	Leasehold
Year Built / Latest Renovation(1)	Various / Various	Mortgage Rate	3.79700%
Appraised Value(1)	$1,158,000,000	Original Term to Maturity (Months)	120
Appraisal Date	4/11/2019	Original Amortization Term (Months)	NAP
Borrower Sponsor	Harrison Street Real Estate Capital, MIT	Original Interest Only Term (Months)	120
Investment Management Company and	First Payment Date	7/1/2019
Bulfinch Companies, Inc.	Maturity Date	6/1/2029
Property Management(2)	Jones Lang LaSalle Americas, Inc.

Underwritten Revenues	$70,789,429
Underwritten Expenses	$17,055,013	Escrows(5)
Underwritten Net Operating Income (NOI)	$53,734,416	Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$51,673,090	Taxes	$0	$0
Cut-off Date LTV Ratio(3)	37.1%	Insurance	$0	$0
Maturity Date LTV Ratio(3)	37.1%	Replacement Reserve	$0	$0
DSCR Based on Underwritten NOI / NCF(3)	3.25x / 3.12x	TI/LC	$0	$0
Debt Yield Based on Underwritten NOI / NCF(3)	12.5% / 12.0%	Other	$0	$0

Sources and Uses
Sources	$	%	Uses	$	%
Loan Combination	$430,000,000	37.2%	Purchase Price	$1,148,275,000	99.3%
Subordinate Debt	145,000,000	12.5	Closing Costs	8,667,656	0.7
Principal’s New Cash Contribution	581,942,656	50.3
Total Sources	$1,156,942,656	100.0%	Total Uses	$1,156,942,656	100.0%

(1)	See “Portfolio Summary” chart below for the Year Built and Appraised Values of the individual Osborn Triangle Properties (as defined below).

(2)	The borrowers have the right, without the lender’s consent, to replace Jones Lang LaSalle Americas, Inc. with an affiliate of Bulfinch, pursuant to a form of management agreement pre-approved by the lender at origination.

(3)	Calculated based on the aggregate outstanding principal balance as of the Cut-off Date of the Osborn Triangle Senior Pari Passu Notes (as defined below).

(4)	The Cut-off Date Balance of $50,000,000 represents the non-controlling note A-2. The related companion loans, are evidenced by the controlling notes A-1 ($250,000,000) and subordinate note B-1 ($145,000,000), which have been contributed to the JPMCC 2019-OSB transaction, and the non-controlling Notes A-3 ($50,000,000), A-4 ($30,000,000), A-5 ($25,000,000) and A-6 ($25,000,000), are currently held by JPMCB and expected to be contributed to one or more future commercial mortgage securitization transactions.

(5)	See “—Escrows” below.

■

The Mortgage Loan. The mortgage loan (the “Osborn Triangle Loan”) is part of a loan combination (the “Osborn Triangle Loan Combination”) evidenced by six pari passu notes (collectively, the “Osborn Triangle Senior Pari Passu Notes”) and one subordinate note the (“Osborn Junior Non-Trust Note”) that are together secured by four first mortgages encumbering the borrowers’ leasehold interest in the four condominium units that together comprise the Class A office/laboratory properties and a parking garage located in Cambridge, Massachusetts (the “Osborn Triangle Property”). The Osborn Triangle Loan, which is evidenced by the non-controlling note A-2, has an outstanding principal balance as of the Cut-off Date of $50,000,000 and represents approximately 4.2% of the Initial Pool Balance. The related companion loans are evidenced by the controlling notes A-1 ($250,000,000) and subordinate note B-1 ($145,000,000), which have been contributed to the JPMCC 2019-OSB transaction, and the non-controlling Notes A-3 ($50,000,000), A-4 ($30,000,000), A-5 ($25,000,000) and A-6 ($25,000,000), which are expected to be contributed to one or more future commercial mortgage securitization transactions. The Osborn Triangle Loan Combination, which accrues interest at an interest rate of 3.79700% per annum, was originated by JPMorgan Chase Bank, National Association (“JPMCB”) on May 16, 2019, had an original principal balance of $575,000,000 and has an outstanding principal balance as of the Cut-off Date of $575,000,000. The proceeds of the Osborn Triangle Loan Combination along with the principal’s new cash contribution were primarily used to purchase the Osborn Triangle Property and pay origination costs.

LOAN #6: Osborn triangle

Loan Combination Summary

Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1	$250,000,000	$250,000,000	JPMCC 2019-OSB	Yes
A-2	$50,000,000	$50,000,000	Benchmark 2019-B12	No
A-3	$50,000,000	$50,000,000	JPMCB(1)	No
A-4	$30,000,000	$30,000,000	JPMCB(1)	No
A-5	$25,000,000	$25,000,000	JPMCB(1)	No
A-6	$25,000,000	$25,000,000	JPMCB(1)	No
B-1	$145,000,000	$145,000,000	JPMCC 2019-OSB	No
Total / Wtd. Avg.	$575,000,000	$575,000,000

(1)	Expected to be contributed to one or more future securitization transactions.

The Osborn Triangle Loan Combination had an initial term of 120 months, has a remaining term of 118 months as of the Cut-off Date and requires monthly payments of interest only for the term of the Osborn Triangle Loan. The scheduled maturity date of the Osborn Triangle Loan Combination is the due date in June 2029. Provided no event of default has occurred and is continuing under the Osborn Triangle Loan Combination documents, the borrowers may prepay the Osborn Triangle Loan Combination in whole, but not in part, after July 31, 2021, provided that the borrowers pay the greater of a yield maintenance premium or a prepayment premium equal to 1.0% of the principal amount being prepaid. The Osborn Triangle Loan Combination is prepayable without penalty on or after December 1, 2028. Additionally, the Osborn Triangle Loan Combination may be prepaid in part in connection with the release of the 1 Portland Street mortgaged property and/or the 700 Main Street mortgaged property, subject to the satisfaction of certain related conditions set forth in the loan documents. See “Release of Collateral” below for additional information.

■	The Mortgaged Properties. The Osborn Triangle Property is a collection of three Class A office/laboratory buildings totaling 676,947 SF and a 650-space parking garage located directly adjacent to the Massachusetts Institute of Technology (“MIT”) campus in Cambridge, Massachusetts. The collateral for the Osborn Triangle Loan consists of 610 Main Street North, 1 Portland Street, 700 Main Street and a subterranean 650-space parking garage situated on approximately 4.8 acres of land. The three properties are set around Watson Court, a central green space with outdoor seating. The Osborn Triangle Property was designed by Boston-based Elkus Manfredi Architects, Lab Architect Group and Tsai Kobus and completed by MIT Investment Management Company (“MITIMCo”). 610 Main Street North is LEED Gold certified and designed with electric vehicle charging stations, a reflective roof as well as water efficient fixtures and irrigation. 1 Portland Street has efficient layouts for a variety of office and laboratory requirements. 700 Main Street was converted from an industrial building into a life science facility in 2002, further expanded in 2012 and offers a modern tenant experience combined with preserved historical architecture.

Portfolio Summary

Property Name	Year Built / Renovated	SF	Allocated Loan Combination Cut-off Date Balance	% Allocated Loan Combination Original Balance	Appraisal Date	Appraised Value(1)	% Appraised Value	UW NCF	% of UW NCF
610 Main Street North	2016 / NAP	278,738	$20,182,609	40.4%	4/11/2019	$462,000,000	39.9%	$23,500,965	45.5%
1 Portland Street	2013 / NAP	229,330	17,826,087	35.7	4/11/2019	416,000,000	35.9	17,670,161	34.2
700 Main Street	Late 1800s / 2002, 2012	168,879	11,991,304	24.0	4/11/2019	280,000,000	24.2	10,501,964	20.3
Total / Wtd. Avg.		676,947	$50,000,000	100.0%		$1,158,000,000	100.0%	$51,673,090	100.0%

(1)	Source: Appraisal.

The Osborn Triangle Property is currently 100.0% occupied by seven tenants (three office tenants and four retail tenants). The three office tenants at the Osborn Triangle Property consist of Pfizer, Novartis Institutes for Biomedical Research, Inc. (“Novartis”) and Lab Central Inc. (“Lab Central”). Retail tenants include Sulmona Restaurant Group, Café Luna, Boston Burger and Revela and comprise 1.3% of NRA and 0.6% of underwritten base rent.

The largest tenant based on underwritten base rent, Pfizer (73.8% of NRA; 77.9% of underwritten base rent; rated A1 / AA / A+ by Moody’s / S&P / Fitch), occupies a total of 499,386 SF of office and laboratory space and has been a tenant at the Osborn Triangle Property since December 2013. Pfizer leases 229,330 SF of space at 1 Portland Street which expires in January 2024 and 270,056 SF of space at 610 Main Street North which expires in December 2031, both with two, five-year renewal options. Pfizer subleases a portion of its space totaling 163,644 SF to CRISPR Therapeutics, Lab Central, Casebia Therapeutics and KSQ Therapeutics. Pfizer is one of the world’s largest

LOAN #6: Osborn triangle

biopharmaceutical companies, with a global portfolio that encompasses medicines, vaccines and healthcare products. Headquartered in New York City with approximately 92,400 employees worldwide, Pfizer’s products are sold in over 125 countries. As of 2018, Pfizer reported revenues of approximately $53.6 billion. Pfizer’s location at 610 Main Street North and 1 Portland Street employs approximately 1,000 people and focuses on pharmaceutical and biologics research, drug metabolism, biotechnology and therapeutic areas including inflammation, immunology, rare diseases and internal medicine. In addition to Pfizer’s location at the Osborn Triangle Property, Massachusetts is home to Pfizer’s research and manufacturing site in Andover and serves as the global headquarters for Pfizer’s Center for Therapeutic Innovation.

The second largest tenant based on underwritten base rent, Novartis (14.8% of NRA; 14.1% of underwritten base rent; rated A1 / AA- / AA- by Moody’s / S&P / Fitch), occupies 99,883 SF of office and laboratory space through July 2024 with two, five-year renewal options and has been a tenant at the Osborn Triangle Property since March 2014. Novartis is a multinational medicine company based in Basel, Switzerland with 125,000 employees worldwide. As of 2018, Novartis reported sales of $51.9 billion. Novartis’ location at 700 Main Street is home to Novartis Institutes for BioMedical Research (“NIBR”), the innovation engine of Novartis which focuses on discovering new drugs. NIBR employs approximately 6,000 people in six research campuses across the globe. In addition to Novartis’ 700 Main Street location, Novartis has complementary Cambridge locations along Massachusetts Avenue, Windsor Street and within Technology Square.

The third largest tenant based on underwritten base rent, Lab Central (10.2% of NRA; 7.4% of underwritten base rate), occupies 68,996 SF of office and laboratory space through March 2027 with two five-year renewal options and has been a tenant at the Osborn Triangle Property since April 2013. Lab Central is a shared laboratory space designed as a launchpad for potential life-sciences and biotech startups. Founded in 2013, Lab Central was primarily funded by two grants from the Massachusetts Life Sciences Center and MIT. 700 Main Street serves as Lab Central’s headquarters and primary incubator space. Along with 610 Main Street North, Lab Central’s two-building campus offers fully permitted laboratory and office space with a capacity to serve 450 scientists and entrepreneurs in about 70 companies. Lab Central subleases additional space from Pfizer at 610 Main Street North.

The following table presents certain information relating to the tenants at the Osborn Triangle Property:

Owned Tenants by Underwritten Base Rent(1)

Tenant Name	Credit Rating (Fitch/MIS/S&P)(2)	Tenant GLA	% of Owned GLA	UW Base Rent(3)	% of Total UW Base Rent(3)	UW Base Rent $ per SF(3)	Lease Expiration	Lease Escalations	Renewal / Extension Options
Pfizer(6)	A+/A1/AA	499,386	73.8%	$40,772,108	77.9%	$81.64	Various(4)	Various(5)	2, 5-Year
Novartis	AA-/A1/AA-	99,883	14.8%	7,382,067	14.1%	73.91	7/31/2024	3% Annually	2, 5-Year
Lab Central	NR/NR/NR	68,996	10.2%	3,853,357	7.4%	55.85	3/31/2027	2.75% Annually	2, 5-Year
Sulmona Restaurant Group	NR/NR/NR	3,355	0.5%	126,248	0.2%	37.63	2/28/2027	3% Annually	1, 5-Year
Café Luna	NR/NR/NR	2,328	0.3%	86,442	0.2%	37.13	3/31/2027	3% Annually	1, 5-Year
Boston Burger	NR/NR/NR	1,984	0.3%	71,523	0.1%	36.05	9/30/2027	3% Annually	1, 5-Year
Revela	NR/NR/NR	1,015	0.1%	47,854	0.1%	47.15	7/31/2027	3% Annually	1, 5-Year
Total / Wtd. Avg. All Tenants		676,947	100.0%	$52,339,600	100.0%	$77.32

(1)	Based on the underwritten rent roll dated May 1, 2019.

(2)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(3)	UW Base Rent, % of Total UW Base Rent and UW Base Rent $ per SF includes the present value of rent steps and a mark to market at the end of the lease term for Pfizer and Novartis. The average contractual rent per SF over the lease term is $70.96 per SF for the 2024 Pfizer lease expiration, $86.61 per SF for the 2031 Pfizer lease expiration and $59.46 for the 2024 Novartis lease expiration. For the remaining tenants, the UW Base Rent, % of Total UW Base Rent and UW Base Rent $ per SF includes rent steps through May 1, 2020.

(4)	Pfizer leases 229,330 SF of space at 1 Portland Street which expires January 31, 2024. Pfizer leases 270,056 SF of space at 610 Main Street North which expires December 31, 2031.

(5)	Pfizer’s lease associated with 139,212 SF of space at 610 Main Street North and 229,330 SF of space at 1 Portland Street has 2.75% lease escalations. Pfizer’s lease associated with 130,844 SF of space at 610 Main Street North has 3% lease escalations.

(6)	Pfizer subleases a portion of its space totaling 163,644 SF to CRISPR Therapeutics, Lab Central, Casebia Therapeutics and KSQ Therapeutics. Casebia Therapeutics sub-subleases 5,184 SF of its space to Bayer’s Life Hub Boston through March 31, 2024 at $77.26 per SF plus 3.0% annual increases commencing April 1, 2019. Bayer reimburses expenses at a rate of $4.40 per SF.

LOAN #6: Osborn triangle

The following table presents certain information relating to the lease rollover schedule at the Osborn Triangle Property, based on initial lease expiration dates:

Lease Expiration Schedule(1)

Year Ending December 31	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent(2)	% of UW Base Rent Expiring(2)	UW Base Rent $ per SF(2)	# of Expiring Leases
MTM	0	0.0%	0.0%	$0	0.0%	$0.00	0
2019	0	0.0	0.0%	0	0.0%	$0.00	0
2020	0	0.0	0.0%	0	0.0%	$0.00	0
2021	0	0.0	0.0%	0	0.0%	$0.00	0
2022	0	0.0	0.0%	0	0.0%	$0.00	0
2023	0	0.0	0.0%	0	0.0%	$0.00	0
2024	329,213	48.6	48.6%	25,600,102	48.9%	$77.76	2
2025	0	0.0	48.6%	0	0.0%	$0.00	0
2026	0	0.0	48.6%	0	0.0%	$0.00	0
2027	77,678	11.5	60.1%	4,185,425	8.0%	$53.88	5
2028	0	0.0	60.1%	0	0.0%	$0.00	0
2029	0	0.0	60.1%	0	0.0%	$0.00	0
2030 & Thereafter	270,056	39.9	100.0%	22,554,072	43.1%	$83.52	1
Vacant	0	0.0	100.0%	0	0.0%	$0.00	0
Total / Wtd. Avg.	676,947	100.0%		$52,339,600	100.0%	$77.32	8

(1)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the Lease Expiration Schedule.

(2)	UW Base Rent, % of Total UW Base Rent Expiring and UW Base Rent $ per SF includes the present value of rent steps and a mark to market at the end of the lease term for Pfizer and Novartis. The average contractual rent per SF over the lease term is $70.96 per SF for the 2024 Pfizer lease expiration, $86.61 per SF for the 2031 Pfizer lease expiration and $59.46 per SF for the 2024 Novartis lease expiration. For the remaining tenants, the UW Base Rent, % UW Base Rent Expiring and UW Base Rent $ per SF includes rent steps through May 1, 2020.

The following table presents certain information relating to historical leasing at the Osborn Triangle Property:

Historical Leased%(1)

	2016	2017	2018	As of 5/1/2019(2)
610 Main Street North	99.0%	99.9%	100.0%	100.0%
1 Portland Street	100.0%	100.0%	100.0%	100.0%
700 Main Street	100.0%	100.0%	100.0%	100.0%
Osborn Triangle	99.6%	99.9%	100.0%	100.0%

(1)	As provided by the borrowers and which represents average month-end occupancy for the indicated year unless otherwise specified.

(2)	Based on the underwritten rent roll dated May 1, 2019.

LOAN #6: Osborn triangle

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the Osborn Triangle Property:

Cash Flow Analysis(1)

	2017	2018	T-12 3/31/2019	Underwritten	Underwritten $ per SF
Base Rent	$40,270,949	$42,583,273	$43,432,253	$44,714,419	$66.05
IG Rent Steps and Market Adjustment(2)	0	0	0	7,625,181	11.26
Vacant Income	0	0	0	0	0.00
Total Reimbursement Revenue	13,282,194	14,252,881	14,607,789	16,481,111	24.35
Parking Income	1,920,448	2,339,140	2,363,122	2,255,641	3.33
Gross Revenue	$55,473,591	$59,175,294	$60,403,164	$71,076,352	$105.00
Other Income(3)	413,828	451,151	464,927	529,887	0.78
Vacancy & Credit Loss(4)	0	0	0	(816,810)	(1.21)
Effective Gross Income	$55,887,418	$59,626,445	$60,868,091	$70,789,429	$104.57

Real Estate Taxes	$5,708,393	$6,097,226	$6,312,129	$6,962,331	$10.28
Insurance	469,641	153,730	128,547	247,479	0.37
Management Fee	580,053	521,434	516,241	1,000,000	1.48
Other Operating Expenses	7,092,520	8,949,407	8,903,369	8,845,203	13.07
Total Operating Expenses	$13,850,608	$15,721,797	$15,860,286	$17,055,013	$25.19

Net Operating Income(5)	$42,036,811	$43,904,648	$45,007,805	$53,734,416	$79.38
TI/LC	0	0	0	1,878,551	2.78
Capital Expenditures	0	0	0	182,776	0.27
Net Cash Flow	$42,036,811	$43,904,648	$45,007,805	$51,673,090	$76.33

Occupancy	99.9%	100.0%	100.0%(6)	98.9%(4)
NOI Debt Yield(7)	7.3%	7.6%	7.8%	9.3%
NCF DSCR(7)	1.90x	1.98x	2.03x	2.33x

(1)	Certain items such as straight line rent, interest expense, interest income, lease cancellation income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.

(2)	Includes the present value of rent steps and a mark to market at the end of the lease term for Pfizer and Novartis. The average contractual rent per SF over the lease term is $70.96 per SF for the 2024 Pfizer lease expiration, $86.61 per SF for the 2031 Pfizer lease expiration and $59.46 per SF for the 2024 Novartis lease expiration. For the remaining tenants, includes rent steps through May 1, 2020.

(3)	Other Income consists of storage income, percentage rent (retail tenancy), sublease income and TI rent.

(4)	Vacancy is underwritten to the blended economic vacancy of 1.1%. The blended vacancy reflects the appraiser’s assumption of 2.0% market vacancy for 1 Portland Street and 700 Main Street, as well as the appraisers 0.0% vacancy assumption for 610 Main Street North because of its long term lease with credit tenant, Pfizer, which has a December 2031 expiration and is 2.5 years beyond the loan term. Other third party data sources show a submarket vacancy between 0.5% and 1.0% for buildings completed after 2009. The Osborn Triangle Property was completed or gut renovated between 2012 and 2016.

(5)	The increase from T-12 3/31/2019 Net Operating Income to Underwritten Net Operating Income was primarily due to IG Rent Steps and Market Adjustment for Pfizer and Novartis (as described above).

(6)	Based on the underwritten rent roll dated May 1, 2019.

(7)	Metrics are calculated based on the Osborn Triangle Loan Combination.

■	Appraisal. According to the appraisal, the Osborn Triangle Property had an “as-is” appraised value of $1,158,000,000 as of April 11, 2019.

Property	Appraisal Approach	Value	Discount Rate	Capitalization Rate
610 Main Street North	Discounted Cash Flow Approach	$462,000,000	6.25%	5.25%(1)
1 Portland Street	Discounted Cash Flow Approach	$416,000,000	6.25%	5.00%(1)
700 Main Street	Discounted Cash Flow Approach	$280,000,000	6.25%	5.00%(1)

(1)	Represents the terminal capitalization rate.

■	Environmental Matters. Based on a Phase I environmental report dated April 10, 2019, the environmental consultant did not identify evidence of any recognized environmental conditions or recommendations for further action at the Osborn Triangle Property.

■	Market Overview and Competition. The Osborn Triangle Property is located in Cambridge, Massachusetts, within the Boston office market (specifically the East Cambridge/Kendall Square office submarket). Situated on approximately 4.8 acres of land directly adjacent to MIT, the Osborn Triangle Property is located in the East Cambridge neighborhood in a dynamic biotech cluster, which is bound by Main Street, Albany Street and Massachusetts Avenue. Osborn Triangle Property’s location allows it to capitalize on its proximity to major institutional and research entities in Cambridge, affording its tenants immediate access to parking and public transportation, as well as the city’s entertainment, hospitality and residential districts. The neighborhood is anchored by the Kendall/MIT MBTA Red Line subway station and the approximately 166-acre MIT campus. MIT’s iconic Great Dome is less than 400 yards from the center of the Osborn Triangle Property. The Osborn Triangle Property is surrounded by a cluster of

LOAN #6: Osborn triangle

global life science/technology companies and fast-growing start-ups anchored by Akamai, Amazon, Apple, Biogen, Boeing, Broad Institute, Cambridge Innovation Center, Draper, Google, Koch Institute and Microsoft. Logan International Airport is located approximately 4.3 miles northeast of the Osborn Triangle Property and offers 40 airlines that fly non-stop to more than 100 domestic and international destinations. Furthermore, the Massachusetts Port Authority recently announced $1.0 billion worth of investments to further expand the airport’s international terminal, reconfigure other terminals and redesign its roadways.

According to the appraisal, the Osborn Triangle Property is located within the Boston metropolitan statistical area (the “Boston MSA”). As of 2018, the Boston MSA had an unemployment rate of approximately 3.3%, a median household income of approximately $85,800 and a population of approximately 2.0 million.

East Cambridge/Kendall Square comprises nearly 21.0 million SF of world-class office and laboratory space complemented by a dense cluster of apartments, shopping destinations and dining amenities in addition to 2.5 acres of landscaped open space. Notable developments in the immediate area include the Cambridge Side Galleria mall, Canal Park, Riverview Office Park, Royal Sonesta Hotel and several high-rise residential condominium buildings. According to a third party research report, as of the fourth quarter of 2018, the East Cambridge submarket had approximately 7.4 million SF of laboratory space with approximately 1.4 million SF under construction. The average East Cambridge submarket vacancy in 2018 was approximately 0.2%. East Cambridge Class B NNN laboratory space had an average asking rents of $78.00 per SF, while Class A NNN laboratory space commanded nearly an $11 premium at $88.80 per SF. Recent leasing in the Cambridge office/laboratory submarket in the first quarter of 2019 includes more than 620,000 SF to tenants including Infinity Pharmaceuticals, Boston Microfluidics, BetterLesson, Syros Pharmaceuticals, Invaio Sciences, Ultragenyx Pharmaceutical, HiFiBiO Therapeutics and Casma Therapeutics.

In 2018, the Greater Boston area had approximately 20.3 million SF of laboratory space with an average vacancy rate of 4.9%. The laboratory submarkets across Greater Boston combined for 1.5 million SF of net absorption in 2018. 62 public companies with a combined market value of approximately $170.0 billion, the majority of them biotechnology firms are headquartered in Cambridge. Global pharmaceutical companies, including Takeda Pharmaceutical Co., Sanofi SA and Novartis AG, also have extensive research operations in the city. In the fourth quarter of 2018, tenants absorbed 468,000 SF of biotechnology-focused laboratory real estate in Greater Boston, with much of that growth occurring at the last of the Alexandria Center at Kendall Square buildings to be delivered. Bristol-Myers Squibb took occupancy of 208,000 SF, while Facebook moved into 133,000 SF and furthered a trend of traditional office users paying significant premiums for Kendall Square space, even when that space was developed for lab use.

As of the first quarter of 2019, the Cambridge – East office submarket contained approximately 9.4 million SF of office space, had a direct vacancy rate of 1.4% and average asking NNN rents of $94.52 per SF (compared to underwritten gross rent of $77.32 per SF at the Osborn Triangle Property) according to a third party research report. As of the same time period, according to the appraisal, the Cambridge – East laboratory submarket contained approximately 12.3 million SF of laboratory space, had a direct vacancy rate of 0.9% and average asking NNN rents of $94.75 per SF (compared to underwritten gross rent of $77.32 per SF at the Osborn Triangle Property) according to a third party research report. The appraisal surveyed a competitive set of rent comparables from six other class A/B office/laboratory buildings in the Kendall Square. Base rent across the approximately 670,007 SF of leases ranges from $76.00 to $95.00 per SF (highlighted in the chart below). The appraisal concluded office/laboratory market rent of $87.50 per SF and retail space market rent of $45.00 per SF. Based on the appraiser’s analysis and concluded market rent, the Osborn Triangle Property’s in-place rent is approximately 24.3% and 17.4% below market with respect to office/laboratory and retail space, respectively.

LOAN #6: Osborn triangle

The following table presents certain information relating to comparable buildings for the Osborn Triangle Property:

Office Building Comparables(1)

Property Name	Lessee	Lease Date	NRA	Lease Term	Lease Type	Rent PSF
238 Main Street	Bayer	Jun-2021	62,500	12 Yrs. 7 Mos.	NNN	$95.00
One Main Street	IPSEN	Jun-2019	31,750	10 Yrs.	NNN	$90.00
301 Binney Street	Cyclerion Therapeutics, Inc.	Jun-2019	114,454	10 Yrs. 3 Mos.	NNN	$90.00
301 Binney Street	Generation Bio	May-2019	71,462	10 Yrs.	NNN	$86.00
301 Binney Street	Ironwood Pharmaceuticals	Apr-2019	108,108	5 Yrs. 9 Mos.	NNN	$79.31
301 Binney Street	Momenta Pharmaceuticals, Inc.	Jan-2018	79,863	7 Yrs. 7 Mos.	NNN	$76.00
100 Binney Street	Bluebird Bio	Apr-2019	18,295	10 Yrs.	NNN	$86.00
100 Binney Street	TCR2 Therapeutics, Inc.	Apr-2018	22,890	7 Yrs. 4 Mos.	NNN	$76.00
100 Binney Street	Tango Therapeutics, Inc.	Aug-2017	22,000	8 Yrs. 4 Mos.	NNN	$76.00
45 & 75 Sidney Street	Voyager	Nov-2018	47,493	8 Yrs.	NNN	$83.00
399 Binney Street	Rubius Therapeutics, Inc.	Nov-2018	48,192	8 Yrs.	NNN	$78.00
399 Binney Street	Relay Therapeutics	Nov-2018	43,000	10 Yrs.	NNN	$80.00
Total/Wtd. Average			670,007			$83.60

(1)	Source: Appraisal.

■	The Borrowers. The borrowers are 610 Main Street North Leasehold LLC, 610 Main Street South Leasehold LLC, 700 Main Street Leasehold LLC and 610-700 Main Garage Leasehold LLC, each a Massachusetts limited liability company and structured to be a single purpose entity with two independent directors. The borrowers are indirectly owned or controlled by a joint venture between affiliates of Harrison Street Real Estate Capital (“HSRE”), MIT Investment Management Company (“MITIMCo”) and Bulfinch Companies, Inc. (“Bulfinch”). Legal counsel to the borrowers delivered a non-consolidation opinion in connection with the origination of the Osborn Triangle Loan Combination. HSRE is a real estate investment management firm headquartered in Chicago, Illinois with approximately $18.3 billion in assets under management, and HSRE has raised more than approximately $13.0 billion in discretionary equity capital for its private and public real estate offerings. Bulfinch specializes in the acquisition, development, management and leasing of commercial properties in the Boston area. Bulfinch owns and manages approximately 3.0 million square feet of medical, biotech and office assets. MITIMCo supports a wide array of MIT’s academic and research activities through returns generated by investing the institute’s financial resources. Founded in 1861, MIT presently enrolls approximately 11,500 undergraduate and graduate students and employs approximately 12,600 people, including 1,000 professors, with 89 Nobel Laureates among current and former members of the MIT community.

■	Escrows. On each due date, the borrowers are required to fund the following reserves with respect to the Osborn Triangle Loan Combination: (i) a tax reserve in an amount equal to one-twelfth of the amount that the lender estimates will be necessary to pay taxes over the then succeeding 12-month period (such reserve has been conditionally waived so long as no event of default under the related loan documents has occurred and is continuing, and the borrowers have provided satisfactory evidence that taxes have been paid in accordance with the requirements of the Osborn Triangle Loan documents) and (ii) an insurance reserve in an amount equal to one-twelfth of the amount that the lender estimates will be necessary to cover premiums over the then succeeding 12-month period (such reserve has been conditionally waived so long as no event of default under the related loan documents has occurred and is continuing, and the borrowers maintain a blanket policy meeting the requirements of the Osborn Triangle Loan Combination documents). In addition, in the event the borrowers have elected to cure a Tenant Trigger (as defined below) by depositing the applicable cure deposit, the borrowers are required to fund a reserve for tenant improvements and/or leasing commissions in an amount equal to $3.625 per square foot for each month remaining in the applicable non-renewal or termination period under the related lease.

■	Lockbox and Cash Management. The Osborn Triangle Loan Combination documents require a hard lockbox and springing cash management. The borrowers were required at origination to deliver tenant direction letters to each existing tenant at the Osborn Triangle Property directing each tenant to remit its rent checks directly to the lender-controlled lockbox. The borrowers are also required to deliver a tenant direction letter to each future commercial tenant. So long as no Cash Sweep Event (as defined below) then exists, all funds deposited into the lockbox account are required to be transferred on each business day to or at the direction of the borrower. Upon the occurrence and during the continuance of a Cash Sweep Event, all funds in the lockbox account are required to be swept on each business day to a cash management account under the control of the lender to be applied and disbursed for payment of taxes, insurance premiums, operating expenses, debt service, reserves, and other amounts payable in accordance with the Osborn Triangle Loan Combination documents, and all excess cash flow funds remaining in the cash

LOAN #6: Osborn triangle

management account after the application of such funds in accordance with the Osborn Triangle Loan Combination documents are required to be held by the lender in an excess cash flow reserve account as additional collateral for the Osborn Triangle Loan Combination. Upon the occurrence and during the continuance of an event of default under the Osborn Triangle Loan Combination documents or any bankruptcy action of the borrowers or property manager, the lender may apply funds to the debt in such priority as it may determine.

A “Cash Sweep Event” will commence upon the occurrence of (i) an event of default, (ii) a bankruptcy action of any individual borrower of the property manager, (iii) the date the debt service coverage ratio is less than 1.25x based on the trailing three month period or (iv) either Pfizer or Novartis (A) failing to renew its lease 12 months prior to its lease expiration date, or (B) going “dark”, vacating, or abandoning its premises for a period of 90 consecutive days (excluding commercially reasonable periods in connection with a restoration of the Osborn Triangle Property) (each of (A) and (B), a “Tenant Trigger”), and will end, (a) with respect to clause (i), upon a cure of the event of default and the lender’s acceptance of such cure, (b) with respect to clause (ii) solely with respect to the property manager, the replacement of the property manager with a qualified manager under a replacement management agreement within 60 days, (c) with respect to clause (iii), if the debt service coverage ratio is at least 1.25x for two consecutive calendar quarters based on the trailing three month period and (d) with respect to clause (iv) with either (1) the replacement of Pfizer or Novartis, as applicable, with one or more replacements tenant(s) approved by the lender pursuant to one or more lease(s) for all or substantially all of the premises leased to Pfizer and/or Novartis or such less space, provided that the annual rental and other payments is in an amount sufficient to achieve a debt service coverage ratio of 1.25x for two consecutive calendar quarters or (2) at the borrowers’ election, the borrowers will have deposited cash or an acceptable letter of credit in an amount equal to $3.625 per SF per month for each month remaining in the non-renewal or termination period in the Pfizer lease or Novartis lease.

■	Property Management. The Osborn Triangle Property is managed by Jones Lang LaSalle Americas, Inc., a Maryland corporation. The borrowers may terminate the property manager and replace it with a qualified manager that meets the requirements of the Osborn Triangle Loan Combination documents. The lender has the right to require the borrowers to terminate the management agreement and replace the manager in accordance with the Osborn Triangle Loan Combination documents if (i) an event of default occurs and remains uncured under the Osborn Triangle Loan Combination, (ii) the manager becoming insolvent or a debtor in any bankruptcy or insolvency proceeding or (iii) there is an event of default of the manager under the management agreement beyond all applicable cure periods. The borrowers are permitted to terminate the existing management agreement and replace manager with a pre-approved Bulfinch manager, subject to delivery of a management agreement and collateral assignment of management each in the forms pre-approved by the lender and attached as exhibits to the mortgage loan agreement.

■	Current Mezzanine or Secured Subordinate Indebtedness. The Osborn Triangle Junior Non-Trust Note, with an outstanding principal balance as of the Cut-off Date of $145.0 million, accrues interest at a fixed rate of 3.79700% per annum. The Osborn Triangle Junior Non-Trust Note had a 120-month term and is interest only for the full term. For additional information, see “Description of the Mortgage Pool—The Loan Combinations—The Osborn Triangle Pari Passu-AB Loan Combination” in the Preliminary Prospectus.

Based on the total combined debt of $575.0 million, the Cut-off Date LTV Ratio, Maturity Date LTV Ratio, DSCR Based on Underwritten NCF and Debt Yield Based on Underwritten NOI are illustrated below:

Financial Information

	Osborn Triangle Senior Notes	Osborn Triangle Loan Combination
Cut-off Date Balance	$430,000,000	$575,000,000
Cut-off Date LTV Ratio	37.1%	49.7%
Maturity Date LTV Ratio	37.1%	49.7%
DSCR Based on Underwritten NCF	3.12x	2.33x
Debt Yield Based on Underwritten NOI	12.5%	9.3%

■	Future Mezzanine or Secured Subordinate Indebtedness. None, but the upper tier beneficial owners of the borrowers are permitted to pledge up to 75% of the direct or indirect equity interests in HSRE-Osborn Core Holding, LLC as part of a corporate financing, subject to satisfaction of certain terms and conditions in the Osborn Triangle Loan Combination documents including, without limitation: (i) the pledge is to an institutional investor meeting the requirements of the loan documents; (ii) at least 75% of the permitted pledge is secured by assets other than the

LOAN #6: Osborn triangle

Osborn Triangle Property or the direct or indirect interests in the Osborn Triangle Property; and (iii) the pledge will not result in a change in control of the borrowers.

■	Release of Collateral. The Osborn Triangle Loan Combination documents provide that the borrower may release either the 1 Portland Street and/or the 700 Main Street properties from the lien of the Osborn Triangle Loan Combination documents after July 1, 2021, subject to the satisfaction of certain terms and conditions including, without limitation (i) the payment of a release price equal to 110% of the allocated loan amount for such property, plus the payment of a yield maintenance premium (if applicable), (ii) the debt service coverage ratio (as calculated in the Osborn Triangle Loan Combination documents) for the properties then remaining subject to the lien of the Osborn Triangle Loan Combination documents based on the trailing 12 month period is equal to or greater than the greater of (a) 2.03x and (b) the debt service coverage ratio for all of the Osborn Triangle Property (including the property subject to the release) based on the trailing 12 month period, (iii) the remaining properties (after the release) will not be in violation of the condominium documents, the Master Lease documents, any leases or the then applicable laws, and the borrower continues to control the board of trustees of the condominium association and (iv) the borrower may not lease any space at the released property to an existing tenant unless either (a) the borrower has re-leased the space in the Osborn Triangle Property to a new tenant with an effective rent per square foot in an amount equal to or greater than the tenant that was relocated or (b) the lender consents to such relocation (which consent may not be unreasonably withheld, conditioned or delayed). The Osborn Triangle Loan Combination documents provide that if the loan-to-value ratio exceeds or would exceed 125% immediately after the release, no release will be permitted unless the principal balance of the Osborn Triangle Loan Combination is prepaid by an amount set forth in the Osborn Triangle Loan Combination documents or the borrower delivers a REMIC opinion. The borrower is not permitted to release the 610 Main Street North or parking garage properties.

■	Condominium and Master Lease Structure. The Osborn Triangle Property is subject to a condominium declaration, which divides the underlying property into four units, the 610 Main Street North unit, the 610 Main Street South unit (a/k/a/ 1 Portland Street), the 700 Main Street unit and the parking garage unit. The fee interests in the condominium units are owned by an affiliate of MIT, which is also the declarant under the condominium declaration. The fee owner of the units master leases each unit to the individual borrower, and the Osborn Triangle Loan Combination is secured by such leasehold interests. Pursuant to each master lease, the fee owner of the units has delegated the rights to exercise its rights and privileges in its capacity as the fee owner of the units under the condominium declaration to each borrower, and the individual borrowers control 100% of the condominium interests. The term of each of the master lease expires on May 15, 2084. The base rent under each ground lease was prepaid in full prior to the origination of the Osborn Triangle Loan Combination. Please see “Description of the Mortgage Pool—Statistical Characteristics of the Mortgage Loans—Leasehold Interests” in the Preliminary Prospectus for additional information.

■	Terrorism Insurance. The Osborn Triangle Loan Combination documents require that the “all-risk” insurance policy required to be maintained by the borrower provide coverage for terrorism in an amount equal to the original principal balance of the loan, plus business interruption coverage in an amount equal to 100% of the projected gross income for the applicable property (as reduced to reflect expenses not incurred during a period of restoration) until the expiration of 24 months, with a 6-month extended period of indemnity. The “all-risk” policy containing terrorism insurance is required to contain a deductible that is acceptable to the lender and is no greater than $25,000. However, if the Terrorism Risk Insurance Program Reauthorization Act of 2015 (TRIPRA) is no longer in effect, the borrower is not required to spend more than two times the then-current premium for a separate “all-risk” or equivalent policy (including business interruption coverage) for terrorism coverage (but is required to purchase the maximum coverage available for such amount). See “Risk Factors—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Preliminary Prospectus.

LOAN #7: 10000 Santa Monica Boulevard

LOAN #7: 10000 Santa Monica Boulevard

LOAN #7: 10000 Santa Monica Boulevard

Mortgaged Property Information	Mortgage Loan Information
Number of Mortgaged Properties	1	Loan Seller	JPMCB
Location (City/State)	Los Angeles, California	Cut-off Date Balance(2)	$50,000,000
Property Type	Multifamily	Cut-off Date Balance per Unit(1)	$782,918.15
Size (Units)	281	Percentage of Initial Pool Balance	4.2%
Total Occupancy as of 4/9/2019	89.0%	Number of Related Mortgage Loans	None
Owned Occupancy as of 4/9/2019	89.0%	Type of Security	Fee Simple
Year Built / Latest Renovation	2017 / N/A	Mortgage Rate	4.15000%
Appraised Value	$553,000,000	Original Term to Maturity (Months)	120
Appraisal Date	3/25/2019	Original Amortization Term (Months)	NAP
Borrower Sponsor	Sonny Kahn, Russell Galbut and Bruce Menin	Original Interest Only Period (Months)	120
Property Management	CH Management Services, LLC	First Payment Date	6/6/2019
Maturity Date	5/6/2029
Underwritten Revenues	$41,869,092
Underwritten Expenses	$20,152,705
Underwritten Net Operating Income (NOI)	$21,716,388	Escrows(3)
Underwritten Net Cash Flow (NCF)	$21,660,188	Upfront	Monthly
Cut-off Date LTV Ratio(1)	39.8%	Taxes	$890,641	$222,660
Maturity Date LTV Ratio(1)	39.8%	Insurance	$0	$0
DSCR Based on Underwritten NOI / NCF(1)	2.35x / 2.34x	Replacement Reserve	$0	$6,814
Debt Yield Based on Underwritten NOI / NCF(1)	9.9% / 9.8%	TI/LC	$0	$0
Other	$0	$0

Sources and Uses
Sources	$	%	Uses	$	%
Loan Combination	$220,000,000	62.9%	Payoff Existing Debt	$339,715,633	97.1%
Subordinate Debt	$130,000,000	37.1	Closing Costs	1,738,818	0.5
Reserves	890,641	0.3
Return of Equity	7,654,907	2.2
Total Sources	$350,000,000	100.0%	Total Uses	$350,000,000	100.0%

(1)	Calculated based on the aggregate outstanding principal balance of the Senior Notes (as defined below).
(2)	The Cut-off Date Balance of $50,000,000 represents the non-controlling notes A-3, A-4, and A-6, which are part of a loan combination evidenced by seven senior pari passu notes and one subordinate promissory note having an aggregate outstanding principal balance as of the Cut-off Date of $350,000,000. See the “Loan Combination Summary” below for more information.
(3)	See “—Escrows” below.
■

The Mortgage Loan. The mortgage loan (the “10000 Santa Monica Boulevard Loan”) is part of a loan combination (the “10000 Santa Monica Boulevard Loan Combination”) originated by Natixis Real Estate Capital LLC (“NREC”) evidenced by seven pari passu senior promissory notes with an aggregate outstanding principal balance of $220.0 million (the “Senior Notes” or the “A Notes”), and one subordinate promissory note with an outstanding principal balance of $130.0 million (the “A-B Note” and, together with the A Notes, the “Notes”), encumbering the 10000 Santa Monica Boulevard Borrower’s fee simple interest in a 41-story, 281-unit, Class A high-rise residential tower located at 10000 Santa Monica Boulevard in Los Angeles, California (the “10000 Santa Monica Boulevard Property”). The 10000 Santa Monica Boulevard Loan is evidenced by three of the Senior Notes, Note A-3 in the outstanding principal amount of $25.0 million, Note A-4 in the outstanding principal amount of $20.0 million and Note A-6 in the outstanding principal amount of $5.0 million, and represents approximately 4.2% of the Initial Pool Balance. The related companion loans (collectively, the “10000 Santa Monica Boulevard Companion Loans”) are evidenced by $170.0 million of Senior Notes (the “Non-Trust A Notes”) and the A-B Note (the “Non-Trust A-B Note” or, collectively with the Non-Trust A Notes, the “Non-Trust Notes”) and are expected to be contributed to one or more future securitizations. The 10000 Santa Monica Boulevard Loan Combination accrues interest at an interest rate of 4.15000% per annum. The 10000 Santa Monica Boulevard Borrower (as defined below) utilized proceeds of the 10000 Santa Monica Boulevard Loan Combination to pay off previously existing debt, fund reserves, pay closing costs and return equity to the 10000 Santa Monica Boulevard Borrower.

Loan Combination Summary

Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1	$100,000,000	$100,000,000	NCMS 2019-10K	No
A-2	$35,000,000	$35,000,000	NREC	No
A-3, A-4, A-6	$50,000,000	$50,000,000	BMARK 2019-B12	No
A-5	$15,000,000	$15,000,000	NREC	No
A-7	$20,000,000	$20,000,000	NREC	No
A-B	$130,000,000	$130,000,000	NCMS 2019-10K	Yes
Total	$350,000,000	$350,000,000

The 10000 Santa Monica Boulevard Loan Combination had an initial term of 120 months and has a remaining term of 117 months as of the Cut-off Date. The 10000 Santa Monica Boulevard Loan Combination requires monthly payments of interest only for the entire term of the 10000 Santa Monica Boulevard Loan. The scheduled maturity date of the 10000 Santa Monica Boulevard Loan Combination is the due date in May 2029. The 10000 Santa Monica Boulevard

LOAN #7: 10000 Santa Monica Boulevard

Borrower generally has no right to prepay the 10000 Santa Monica Boulevard Loan Combination (except in certain instances of insured casualty or of condemnation); however, on or after February 6, 2029, the 10000 Santa Monica Boulevard Loan Combination is pre-payable in whole (but not in part), upon 30 days’ prior notice, without penalty. The 10000 Santa Monica Boulevard Borrower has the right to defease the 10000 Santa Monica Boulevard Loan Combination in whole on any payment date after the date that is two years from the closing date of the securitization trust established in connection with the securitization of the final Notes to be securitized (the “Defeasance Lockout Date”), if no event of default is continuing and, upon satisfaction of certain other conditions enumerated in the loan agreement.

■	The Mortgaged Property. Built in 2017, the 10000 Santa Monica Boulevard Property is a 41-story, 281 unit, Class A residential tower located at 10000 Santa Monica Boulevard in Los Angeles, California. As of April 9, 2019, the 10000 Santa Monica Boulevard Property was 89.0% occupied, with a weighted average contract rent of $13,013 per unit per month. The unit mix is comprised of six (2.1%) one-bedroom units, 258 (91.8%) two-bedroom units, 13 (4.6%) three-bedroom units, two (0.7%) four-bedroom units and two (0.7%) furnished penthouse units, totaling 468,123 SF of net rentable space.

The 10000 Santa Monica Boulevard Property is a modern all-glass structure composed of four crystalline quadrants crowned with an angled roof, maximizing the 10000 Santa Monica Boulevard Property’s expansive views of the Pacific Ocean, downtown Los Angeles and the Hollywood Hills and giving it a distinctive appearance in the Los Angeles skyline. The 10000 Santa Monica Boulevard Property’s abundant natural light and natural finishes combine to create seamless transitions between indoor and outdoor spaces and make the 10000 Santa Monica Boulevard Property a quintessential Los Angeles lifestyle property. The 10000 Santa Monica Boulevard Property’s grand entrance, featuring twelve-foot Ice Blue Yellow-Wood hedges along a private drive from Santa Monica Boulevard, offers an enclave of privacy from the busy urban environment surrounding the 10000 Santa Monica Boulevard Property. The 10000 Santa Monica Boulevard Property has won numerous awards, including Los Angeles Architectural Award of Excellence (2017) from the Los Angeles Business Council and the Los Angeles Business Journal’s 2017 Gold Award, Best Multi-Family Project.

The 10000 Santa Monica Boulevard Property features high-end amenities including over 75,000 SF of indoor and outdoor amenity spaces. Outdoor amenities include a private one-acre park, an outdoor heated pool with cabanas and poolside chaise lounges, an outdoor chef’s kitchen with large Viking grills, a fire pit, a lighted tennis court, an outdoor theatre and a 2,000 SF dog run. Culture and entertainment amenities include a curated art collection on all amenity floors, including a commissioned art installation in the main lobby by Jacob Hashimoto, works by noted Los Angeles photographer Jeffrey Milstein and a collection of post-modern and contemporary works by Aaron Wexler, Adam Katseff and Suzan Etkins. The 10000 Santa Monica Boulevard Property includes a resident lounge with a full-service bar, separate private dining room and catering kitchen, a private screening room featuring sophisticated projection equipment, a four-screen video wall, a game room with gaming console and Ultra HD television with Apple TV, two fully-equipped glass-enclosed boardrooms, an indoor 75-foot lap pool with towel service and pool runners, exercise rooms with industry-leading personal trainers, spa treatment facilities, a rooftop terrace (for penthouse suites only) and a kid’s studio. Unit amenities include 10-16’ ceiling heights, floor-to-ceiling windows with silent, motorized window blinds, wide-plank hardwood flooring, custom Italian cabinetry, quartz countertops, premium European appliances, walk-in closets, and Ecobee3 smart Wi-Fi thermostats with hands-free temperature controls.

The 10000 Santa Monica Boulevard Property features personalized services provided by professionally trained house staff. Technology services include CHARLEY, a robot butler available to deliver mini-bar items directly to each residence, and a proprietary “app” for various functionalities, such as guest access, package notifications, community updates, rent payment, maintenance requests and amenity and service reservations. The house staff includes a 24-hour white glove doorman, a concierge, a valet service, an on-call personal chauffer, personal attendants, a porter and a butler. In-house services include complimentary daily continental breakfast and cafe with full beverage menu in the lounge, a laundry and dry cleaning service, a private wait staff, personal shopping, housekeeping, a childcare service, car wash services, interior design consultants and a package delivery service.

The 10000 Santa Monica Boulevard Property received LEED Gold certification from the U.S. Green Building Council, the neighborhood’s first multifamily high-rise to achieve this certification. The 10000 Santa Monica Boulevard Property was made of materials with a combined recycled content of over 20%. Its irrigation system, rain harvesting tanks and native flora allow the 10000 Santa Monica Boulevard Property to use 50% less water than comparable buildings.

LOAN #7: 10000 Santa Monica Boulevard

The following table presents certain information relating to historical leasing at the 10000 Santa Monica Boulevard Property:

Historical Leased %(1)

	1Q 2017	2Q 2017	3Q 2017	4Q 2017	1Q 2018	2Q 2018	3Q 2018	4Q 2018	As of 4/9/2019
Owned Space	14.5%	39.9%	56.2%	68.8%	79.5%	83.4%	87.5%	89.7%	89.0%

(1)	Source: Historical Occupancy is the average of monthly physical occupancy as provided by the 10000 Santa Monica Boulevard Borrower. The development of the 10000 Santa Monica Boulevard Property was completed in early 2017 with lease-up commencing in January 2017.
■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the 10000 Santa Monica Boulevard Property:

Cash Flow Analysis(1)

	2017	2018	TTM 1/31/2019	Underwritten	Underwritten $ per Unit
Base Rent	$44,835,286	$44,090,052	$44,185,296	$44,558,268	$158,570.35
Gross Up Vacancy	0	0	0	0	0
Gross Potential Rent	$44,835,286	$44,090,052	$44,185,296	$44,558,268	$158,570.35
Total Reimbursements	105,520	327,409	318,331	318,331	1,132.85
Vacancy & Credit Loss & Concessions	(28,006,280)	(8,284,550)	(7,622,593)	(6,333,314)	(22,538.48)
Total Rent	$16,934,526	$36,132,911	$36,881,034	$38,543,285	$137,164.72
Other Income(2)	1,312,248	3,245,302	3,325,807	3,325,807	11,835.61
Effective Gross Income	$18,246,774	$39,378,213	$40,206,841	$41,869,092	$149,000.33

Real Estate Taxes	$3,940,401	$5,521,819	$5,537,493	$5,728,114	$20,384.75
Insurance	481,583	541,888	551,303	622,570	2,215.55
Management Fee	559,633	1,192,752	1,217,565	1,256,073	4,470.01
Other Operating Expenses(3)	10,703,005	12,649,319	12,691,875	12,545,948	44,647.50
Total Operating Expenses	$15,684,622	$19,905,778	$19,998,236	$20,152,705	$71,717.81

Net Operating Income	$2,562,152	$19,472,435	$20,208,605	$21,716,388	$77,282.52
Replacement Reserves	0	0	0	56,200	200.00
Net Cash Flow	$2,562,152	$19,472,435	$20,208,605	$21,660,188	$77,082.52

Occupancy(4)	68.8%	89.7%	89.0%	88.5%
NOI Debt Yield(5)	1.2%	8.9%	9.2%	9.9%
NCF DSCR(5)	0.28x	2.10x	2.18x	2.34x

(1)	Certain items such as straight line rent, interest expense, interest income, lease cancellation income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.
(2)	Other Income includes RUBS, parking income, and late fees among others.
(3)	Other Operating Expenses are inclusive of Club Services. The 10000 Santa Monica Boulevard Property’s rental rates and the associated value are dependent in part on the availability and maintenance of the amenity space; accordingly, the costs of providing Club Services were considered in underwriting operating expenses. Club Services were underwritten based on the TTM 1/31/2019.
(4)	2017 and 2018 based on Q4 of each respective year. TTM 1/31/2019 occupancy based on Underwritten Rent Roll dated April 9, 2019.
(5)	NOI Debt Yield and DSCR calculations are based on the aggregate outstanding balance of the Senior Notes.
■	Appraisal. According to the appraisal, the 10000 Santa Monica Boulevard Property had an “as-is” appraised value of $553,000,000 as of March 25, 2019.
Appraisal Approach(1)	Value	Discount Rate	Capitalization Rate(2)
Yield Capitalization	$557,000,000	N/A	4.50%
Direct Capitalization	$548,000,000	N/A	4.00%

(1)	Based on the “as-is” appraised value.
(2)	Represents the terminal cap rate.

■	Environmental Matters. Based on Phase I environmental report dated March 27, 2019, the environmental consultant did not identify evidence of any recognized environmental conditions or recommendations for further action at the 10000 Santa Monica Boulevard Property.
■	Market Overview and Competition. The 10000 Santa Monica Boulevard Property is located at the intersection of the Beverly Hills and Century City neighborhoods of Los Angeles, on the corner of Santa Monica Boulevard and Moreno Drive. Santa Monica Boulevard is one of the most trafficked east-west arterials through Los Angeles (22,200 cars per day near the 10000 Santa Monica Boulevard Property), connecting Santa Monica, West Los Angeles, Beverly Hills, West Hollywood and Hollywood. Nearby land is predominantly used for major high-rise office buildings, including the SunAmerica Tower, the Annenberg Foundation, Constellation Place (formerly MGM Tower) and 1900

LOAN #7: 10000 Santa Monica Boulevard

Avenue of the Stars, with law firms, talent agencies and financial institutions making up the bulk of the tenancy. The 10000 Santa Monica Boulevard Property is within walking distance of some of the city’s premier employers, including O’Melveny & Myers LLP, Creative Artists Agency, Morgan Stanley & Co. LLC, Sidley Austin LLP, Wells Fargo Advisors, McKinsey & Company, Bain & Company, Inc., UBS Investment Bank, Bloomberg and Natixis. With the presence of Cedars-Sinai Medical Center, the medical field, especially cosmetic surgery, is an important local employer and user of office space.

According to a third-party market research report, the 2019 average household income within a one-, three-, and five-mile radius of the 10000 Santa Monica Boulevard Property is $157,431, $116,732 and $111,751, respectively. The 2019 estimated median owner-occupied housing values within a one-, three- and five-mile radius of the 10000 Santa Monica Boulevard Property are $1,038,347, $983,385 and $991,411, respectively.

According to a third-party market research report, the 10000 Santa Monica Boulevard Property is located in the Los Angeles multifamily market, which has one of the highest rates of renter households of any U.S. metropolitan area, with approximately half of all households renting their homes. The current vacancy rate in the Los Angeles metropolitan area is 3.8%, the lowest rate recorded since 2001. According to a third-party market research report, the 10000 Santa Monica Boulevard Property is located within the Beverly Hills Submarket. As of fourth quarter 2018, the submarket contained 37,844 units with a reported vacancy rate of 3.8%, reflecting a decrease from the year-end 2017 vacancy of 4.2%. The submarket reported a 2018 average effective rent of $2,906 per unit per month, increasing by 3.2% from year-end 2017. Through year 2018, the submarket delivered 222 units and absorbed 343 units. As of fourth quarter 2018, there were 1,670 units under construction in the Beverly Hills Submarket.

LOAN #7: 10000 Santa Monica Boulevard

The following table presents certain information relating to the primary competition for the 10000 Santa Monica Boulevard Property:

Directly Competitive Buildings (1)

One-Bedroom – Rental Comparables
Property Name	Proximity (Miles)	Year Built	Avg. Unit Size	Asking Rent/Unit	Asking Rent/SF
8500 Burton	3.2	2012	1,015	$6,514	$6.42
1221 Ocean Avenue	8.6	1971	1,082	$10,400	$9.61
Wilshire Victoria	1.9	2010	1,283	$7,662	$5.97
Circa LA	9.2	2018	798	$3,365	$4.22
Atelier	12.9	2017	715	$3,130	$4.38
Vision on Wilshire	3.2	2018	855	$5,329	$6.23
The Argyle House	6.8	2018	871	$4,995	$5.73
Columbia Square	6.4	2016	752	$4,755	$6.32
10000 Santa Monica Boulevard Property (6 Units)(2)	N/A	2017	1,126	$9,000	$8.00

Two-Bedroom – Rental Comparables
Property Name	Proximity (Miles)	Year Built	Avg. Unit Size	Asking Rent/Unit	Asking Rent/SF
8500 Burton	3.2	2012	1,783	$9,340	$5.24
1221 Ocean Avenue	8.6	1971	1,742	$13,100	$7.52
Wilshire Victoria	1.9	2010	1,725	$10,895	$6.32
Circa LA	9.2	2018	1,602 - 2,288	$5,751 - $13,590	$3.59 - $5.94
Atelier	12.9	2017	1,126	$5,630	$5.00
Vision on Wilshire	3.2	2018	1,448	$8,148	$5.63
The Argyle House	6.8	2018	1,269	$7,070	$5.57
10000 Santa Monica Boulevard Property / Signature (241 Units)(2)	N/A	2017	1,599	$11,514	$7.20
10000 Santa Monica Boulevard Property / Estate (17 Units)(2)	N/A	2017	2,090	$24,309	$11.63

Three-Bedroom – Rental Comparables
Property Name	Proximity (Miles)	Year Built	Avg. Unit Size	Asking Rent/Unit	Asking Rent/SF
8500 Burton	3.2	2012	4,000	$40,000	$10.00
1221 Ocean Avenue	8.6	1971	1,679	$27,100	$16.14
Circa LA	9.2	2018	2,900 - 3,842	$17,590 - $23,515	$6.07 - $6.12
10000 Santa Monica Boulevard Property / Signature (5 Units)(2)	N/A	2017	1,982	$21,000	$10.59
10000 Santa Monica Boulevard Property / Estate (8 Units)(2)	N/A	2017	2,072	$24,676	$11.91

Four-Bedroom and Penthouse
Unit Type	Proximity (Miles)	Year Built	Avg. Unit Size	Asking Rent/Unit	Asking Rent/SF
10000 Santa Monica Boulevard Property / Four Bedroom (2 Units)(2)	N/A	2017	3,227	$31,750	$9.84
10000 Santa Monica Boulevard Property / Penthouse (2 Units)(2)	N/A	2017	3,755	$57,750	$15.38

(1)	Source: Appraisal
(2)	Avg. Unit Size, Asking Rent/Unit and Asking Rent/SF are based on April 9, 2019 underwritten rent roll.
■	The Borrower. The borrower for the 10000 Santa Monica Boulevard Loan Combination is SM 10000 Property, LLC, a Delaware limited liability company (the “10000 Santa Monica Boulevard Borrower”). The recourse carveout guarantors for the 10000 Santa Monica Boulevard Loan Combination are (i) Sonny Kahn, solely in his capacity as trustee of the SK Business Trust, a Florida Trust, (ii) Russell Galbut, solely in his capacity as trustee of the RF Business Trust, a Florida Trust, and (iii) Bruce A. Menin, solely in his capacity as trustee of the Menin 1998 Business Trust, a New York Trust. In the event that the trust for whom the applicable individual is acting as a trustee (each such individual, an “10000 Santa Monica Boulevard Individual Guarantor”) is voluntarily or involuntarily revoked, terminated or otherwise ceases to exist, then such 10000 Santa Monica Boulevard Individual Guarantor will be required to become a recourse carve-out guarantor and personally liable under the 10000 Santa Monica Boulevard Loan documents. See “Description of the Mortgage Pool – Non-Recourse Carveout Limitations” for additional information.

LOAN #7: 10000 Santa Monica Boulevard

■	Escrows. The 10000 Santa Monica Boulevard Borrower deposited $890,641 with the escrow agent for upfront tax reserves.

The 10000 Santa Monica Boulevard Borrower is required to pay to the lender on each payment date (i) 1/12th of the taxes and other charges that lender estimates will be payable during the next 12 months in order to accumulate with lender sufficient funds to pay all such taxes and other charges at least 30 days prior to their respective due dates and (ii) 1/12th of the insurance premiums that lender estimates will be payable for the renewal of the coverage afforded by the policies upon the expiration thereof in order to accumulate with lender sufficient funds to pay all such insurance premiums at least 30 days prior to the expiration of the policies.

However, provided that (i) no event of default is continuing and (ii) the 10000 Santa Monica Boulevard Borrower has provided lender with evidence reasonably satisfactory to the lender that any insurance required to be maintained by the 10000 Santa Monica Boulevard Borrower is effected under a blanket policy reasonably acceptable to the lender, the 10000 Santa Monica Boulevard Borrower will not be required to make monthly deposits for insurance premiums.

The 10000 Santa Monica Boulevard Borrower is required to pay to the lender on each payment date an amount initially equal to $6,814 for replacements, capital expenditures and repairs required to be made to the 10000 Santa Monica Boulevard Property during the calendar year. The amount of funds in the capital expense reserve at any given time may not (1) exceed $250,000 in the aggregate and (2) be less than $81,711 in the aggregate.

■	Lockbox and Cash Management. The 10000 Santa Monica Boulevard Loan Combination is structured with a soft lockbox and in-place cash management. At origination, the 10000 Santa Monica Boulevard Borrower established an eligible account (the “Lockbox Account”) into which income from the 10000 Santa Monica Boulevard Property is required to be deposited. The 10000 Santa Monica Boulevard Borrower is required (and is required to cause the 10000 Santa Monica Boulevard Manager (as defined below)) to, deposit all amounts received by the 10000 Santa Monica Boulevard Borrower or 10000 Santa Monica Boulevard Manager constituting rents into the Lockbox Account within two business days after receipt. The lender has been granted a first priority security interest in the Lockbox Account (except for any funds collected by the 10000 Santa Monica Boulevard Borrower for and on behalf of the private club operating at the 10000 Santa Monica Boulevard Property while no event of default is continuing and the Club Lease (as defined below) is in effect). Notwithstanding the foregoing, to the extent the club collects any revenues on behalf of the 10000 Santa Monica Boulevard Borrower for services at the 10000 Santa Monica Boulevard Property (such as housekeeping and laundry services), the 10000 Santa Monica Boulevard Loan Combination documents provide that such amounts may be held by the club until a monthly reconciliation is made between the 10000 Santa Monica Boulevard Borrower and the club operator. Following any such reconciliation, the club operator is required to deliver such amounts to the Lockbox Account.

On each business day, all funds on deposit in the Lockbox Account (except for the required minimum balance) are required to be transferred to an eligible account established by lender (the “Cash Management Account”) and applied in accordance with the priority of payments set forth below. The lender has been granted a first priority security interest in the Cash Management Account (except for any funds collected by the 10000 Santa Monica Boulevard Borrower for and on behalf of the club while no event of default is continuing and the Club Lease is in effect).

On each payment date, all funds on deposit in the Cash Management Account are required to be applied in accordance with the 10000 Santa Monica Boulevard Loan Combination documents. To the extent there is a Cash Sweep Period (as defined below) continuing, all amounts following payment of debt service, required reserves and operating expenses are required to be held in an excess cash flow account as additional collateral for the 10000 Santa Monica Boulevard Loan Combination (unless the Cash Sweep Period is caused solely by a Debt Yield Trigger Event, in which case the lender is required to apply such funds to the monthly deposits for taxes and insurance to the extent not otherwise funded). All funds on deposit in the Cash Management Account during an event of default may be applied by lender in such order and priority as lender determines.

A “Cash Sweep Period” will (i) commence upon the occurrence of (a) an event of default, (b) any bankruptcy action of the 10000 Santa Monica Boulevard Borrower or 10000 Santa Monica Boulevard Manager, (c) a Debt Yield Trigger Event (as defined below), (d) a Club Revenues Trigger Event (as defined below), or (e) a Short-Term Lease Excess Event (as defined below); and will (ii) end upon (a) with respect to an event of default, such event of default no longer continuing, (b) with respect to a bankruptcy action of the 10000 Santa Monica Boulevard Manager, if such bankruptcy action is involuntary, such action is discharged or dismissed, or if the 10000 Santa Monica Boulevard Borrower

LOAN #7: 10000 Santa Monica Boulevard

replaces the 10000 Santa Monica Boulevard Manager with a qualified manager in accordance with the 10000 Santa Monica Boulevard Loan Combination documents, (c) with respect to a Debt Yield Trigger Event, the achievement of a debt yield of at least 5.75% for two consecutive calendar quarters based on the trailing 12 months, (d) with respect to a Club Revenues Trigger Event, the achievement of a Club Revenues Debt Yield of 5.30% or higher for two consecutive calendar quarters based upon the trailing twelve month period, or (e) with respect to a Short-Term Lease Excess Event, the aggregate of annualized actual in place rents under short-term leases and month-to-month leases is less than 22% of the aggregate annualized actual in place rents from the 10000 Santa Monica Boulevard Property as of the first day of each of two consecutive calendar quarters.

A “Debt Yield Trigger Event” means a debt yield of less than 5.75% on any date of determination for the calendar quarter immediately preceding the date of such determination, based upon the trailing twelve month period immediately preceding such date of determination, as determined by the lender in its sole but good faith discretion.

A “Club Revenues Trigger Event” means a debt yield (recalculated on a pro-forma basis by adding to the numerator an amount equal to the positive or negative club net operating income during the trailing twelve (12) month period) (the “Club Revenues Debt Yield”) of less than 5.30% on any date of determination for the calendar quarter immediately preceding the date of such determination, based upon the trailing 12-month period immediately preceding such date of determination, as determined by the lender in its sole but good faith discretion.

A “Short-Term Lease Excess Event” means the occurrence of each of the following: (1) the aggregate of annualized actual in place rents under short-term leases (i.e., leases with an initial term of less than six months) and month-to-month leases (i.e., leases with an initial term of greater than six months that has expired, with the tenant remaining in occupancy on a month-to-month basis) exceeds 22% of the aggregate annualized actual in place rents from the 10000 Santa Monica Boulevard Property as of the first day of any calendar quarter, (2) the 10000 Santa Monica Boulevard Borrower enters into at least one short-term lease on or after such first day of such calendar quarter, and (3) the aggregate of annualized actual in place rents under short-term leases and month-to-month leases again exceeds 22% of the aggregate annualized actual in place rents from the 10000 Santa Monica Boulevard Property as of the first day of the next succeeding calendar quarter.

■	Property Management. The 10000 Santa Monica Boulevard Property is managed by CH Management Services, LLC (the “10000 Santa Monica Boulevard Manager”), an affiliate of the 10000 Santa Monica Boulevard Borrower, under a management agreement which commenced on January 16, 2019 (the “Management Agreement”), and will continue until terminated by the 10000 Santa Monica Boulevard Borrower or the 10000 Santa Monica Boulevard Manager in its sole and absolute discretion. The management fee is 3.0% of gross revenues from the 10000 Santa Monica Boulevard Property. The parking garage is also managed by a sponsor affiliate, CH Parking, LLC, who, per the parking management agreement, receives a management fee of $2,500 per month. The lender may require the 10000 Santa Monica Boulevard Borrower to terminate the Management Agreement and replace the 10000 Santa Monica Boulevard Manager in accordance with the terms of the 10000 Santa Monica Boulevard Loan documents pursuant to a replacement Management Agreement, if (a) an event of default under the 10000 Santa Monica Boulevard Loan documents has occurred and remains uncured, (b) the 10000 Santa Monica Boulevard Manager becomes insolvent or a debtor in any bankruptcy or insolvency proceeding (unless, in the case of an involuntary bankruptcy filing only that was not consented to by the 10000 Santa Monica Boulevard Manager, if such petition is not dismissed within 60 days of filing), (c) a material default by the 10000 Santa Monica Boulevard Manager occurs under the Management Agreement and continues beyond applicable cure periods or (d) a change in control of the 10000 Santa Monica Boulevard Manager.
■	Club Lease. The amenity space at the 10000 Santa Monica Boulevard Property is operated by an affiliate of the 10000 Santa Monica Boulevard Borrower, pursuant to a lease between the 10000 Santa Monica Boulevard Borrower and such affiliate (the “Club Lease”). The initial term of the Club Lease expires on December 31, 2019, and automatically renews on a year-to-year basis unless either party elects not to renew. The operating lessee also holds the liquor license for the 10000 Santa Monica Boulevard Property. The 10000 Santa Monica Boulevard Borrower has assigned its rights under the Club Lease to the lender, and the operating lessee has subordinated its rights arising from the Club Lease to the lender’s security interests under the loan documents. Upon foreclosure, the lender can terminate the Club Lease and the operating lessee has agreed to attorn to the lender (or other purchaser in foreclosure). In addition, there is a cooperation agreement between the 10000 Santa Monica Boulevard Borrower, the operating lessee and the lender by which the liquor license can be more easily transferred to the lender. The amenity space currently operates at a loss exceeding $100,000 per month.

LOAN #7: 10000 Santa Monica Boulevard

■	Current Mezzanine or Subordinate Indebtedness. Concurrently with the funding of the 10000 Santa Monica Boulevard Loan, NREC funded a subordinate loan in the amount of $130.0 million, evidenced by the Non-Trust A-B note, to the 10000 Santa Monica Boulevard Borrower. The Non-Trust A-B Note was securitized in the NCMS 2019-10K transaction. The Non-Trust A-B Note carries an interest rate of 4.15000% per annum and is co-terminus with the 10000 Santa Monica Boulevard Loan. The 10000 Santa Monica Boulevard Combination Loan is subject to a co-lender agreement. Based on the total combined debt of $350.0 million, the Cut-off Date LTV Ratio, Maturity Date LTV Ratio, DSCR Based on Underwritten NCF and Debt Yield Based on Underwritten NOI are illustrated below:

Financial Information

	10000 Santa Monica Boulevard Senior Notes	10000 Santa Monica Boulevard Loan Combination
Cut-off Date Balance	$220,000,000	$350,000,000
Cut-off Date LTV Ratio	39.8%	63.3%
Maturity Date LTV Ratio	39.8%	63.3%
DSCR Based on Underwritten NCF	2.34x	1.47x
Debt Yield Based on Underwritten NOI	9.9%	6.2%
■	Future Mezzanine or Subordinate Indebtedness. Not permitted.
■	Release of Collateral. Not permitted.
■	Terrorism Insurance. The 10000 Santa Monica Boulevard Borrower, at its sole cost, is required to obtain and maintain comprehensive “all-risk” or “special form” insurance that includes, but is not limited to, loss caused by any type of windstorm or hail on the improvements and the personal property, in an amount equal to 100% of the actual replacement value (exclusive of costs of excavations, foundations, underground utilities and footings) with a waiver of depreciation, with a deductible that may not exceed $50,000. The 10000 Santa Monica Boulevard Loan Combination documents also require business income insurance on an actual loss sustained basis with no time limitation, commencing at the time of casualty, together with a 12-month extended period of indemnity. The property and business income insurance described above are required to cover losses resulting from perils and acts of terrorism on terms (including amounts) consistent with those required under the 10000 Santa Monica Boulevard Loan Combination documents. See “Risk Factors—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Preliminary Prospectus.

LOAN #8: 3 columbus circle

LOAN #8: 3 columbus circle

26
Josephson
11,371 SF Exp. 12/2032
25
Josephson
11,371 SF Exp. 12/2032
24
Cohen and Company LLC
11,186 SF Exp. 2/2029
Weld North LLC
4,988 SF Exp. 10/2023
Belovefine Ltd.
5,423 SF Exp. 3/2028
23
Vacant
11,920 SF
Vacant
9,306 SF
22
The Juilliard School
5,789 SF Exp. 3/2025
The Juilliard School 2220
5,789 SF Exp. 3/2025
683 Capital Management
3,574 SF Exp. 11/2021
Harvard Business School
4,855 SF Exp. 2/2024
Lagoda Investment
3,091 SF Exp. 5/2020
21
TenCore Partners
3,874 SF Exp. 2/2024
Nova Ventures, LLC
3,649 SF Exp. 1/2029
Cefe Infrastructure Inv
3,057 SF Exp. 7/2023
Benvolio Group LLC
5,789 SF Exp. 7/2024
Mediant Communications
4,865 SF Exp. 11/2021
20
Versace USA, LLC
21,342 SF Exp. 7/2025
19
Young & Rubicam, Inc.
21,315 SF Exp. 8/2033
18
Young & Rubicam, Inc.
34,177 SF Exp. 8/2033
17
Column Park Asset Mgt
3,240 SF Exp. 12/2020
Geneva Energy Markets
4,480 SF Exp. 5/2021
Aralez Pharmaceuticals
4,081 SF Exp. 10/2020
Tokai Tokyo Securities
2,984 SF Exp. 8/2022
PS Broadway Holdings
4,445 SF Exp. 8/2020
XBTOPPS Expansion
4,100 SF Exp. 5/2023
Br2 Finance
5,933 SF Exp. 5/2025
XBTOPPS LLC
4,896 SF Exp. 12/2022
16
Emerge 212 3CC LLC
23,917 SF Exp. 11/2027
Laura & John Arnold
9,708 SF Exp. 7/2025
15
Emerge 212 3CC LLC
33,442 SF Exp. 11/2027
14
Northern Pacific Growth Inv.
4,407 SF Exp. 12/2021
KG Funds Management LLC
3,798 SF Exp. 8/2020
Clayton Family Office
1,719 SF Exp. 11/2021
Dr. Joshua Levine, MD PC
2,130 SF Exp. 2/2023
Building Office
2,831 SF
Trustees of Columbia
14,162 SF Exp. 8/2025
KIFO USA
6,190 SF Exp. 7/2026
12
Jazz at Lincoln Center, Inc.
30,653 SF Exp. 4/2028
TFO USA
4,052 SF Exp. 5/2023
11
Young & Rubicam, Inc.
34,634 SF Exp. 8/2033
10
Young & Rubicam, Inc.
34,634 SF Exp. 8/2033
9
Young & Rubicam, Inc.
34,634 SF Exp. 8/2033
8
Young & Rubicam, Inc.
34,634 SF Exp. 8/2033
7
Young & Rubicam, Inc.
34,634 SF Exp. 8/2033
6
Young & Rubicam, Inc.
34,634 SF Exp. 8/2033
5
Young & Rubicam, Inc.
34,634 SF Exp. 8/2033
4
Young & Rubicam, Inc.
34,634 SF Exp. 8/2033
3
Young & Rubicam, Inc.
41,202 SF Exp. 8/2033
2
CVS Caremark Pharmacy
13,143 SF Exp. 7/2028
Nordstrom
15,556 SF Exp. 10/2039
Ground
Nordstrom
12,552 SF Exp. 10/2039
CVS Caremark Pharmacy
6,339 SF Exp. 7/2028
Chase Bank
6,551 SF Exp. 8/2031
Basement
Nordstrom
18,883 SF Exp. 10/2039
CVS Caremark Pharmacy
1,677 SF Exp. 7/2028
Building Storage
3,021 SF
Young & Rubicam, Inc. Storage
1,300 SF Exp. 8/2033
Young & Rubicam, Inc. Storage
170 SF Exp. 8/2033
Vacant
Building
2019 – 2021
2022 – 2023
2024 – 2025
2026+

LOAN #8: 3 columbus circle

LOAN #8: 3 columbus circle

Mortgaged Property Information	Mortgage Loan Information
Number of Mortgaged Properties	1	Loan Seller	JPMCB
Location (City/State)	New York, New York	Cut-off Date Balance(2)	$50,000,000
Property Type	Office	Cut-off Date Balance per SF(1)	$650.11
Size (SF)	753,713	Percentage of Initial Pool Balance	4.2%
Total Occupancy as of 1/1/2019	97.2%	Number of Related Mortgage Loans	None
Owned Occupancy as of 1/1/2019	97.2%	Type of Security	Fee Simple
Year Built / Latest Renovation	1927 / 2010-2013	Mortgage Rate	3.91400%
Appraised Value	$1,080,000,000	Original Term to Maturity (Months)	120
Appraisal Date	1/1/2019	Original Amortization Term (Months)	NAP
Borrower Sponsor	Joseph Moinian	Original Interest Only Term (Months)	120
Property Management	Columbus Property Management LLC	First Payment Date	4/11/2019
Maturity Date	3/11/2029

Underwritten Revenues	$79,416,007
Underwritten Expenses	$18,918,555	Escrows(3)
Underwritten Net Operating Income (NOI)	$60,497,452	Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$56,594,080	Taxes	$0	$0
Cut-off Date LTV Ratio(1)	45.4%	Insurance	$0	$0
Maturity Date LTV Ratio(1)	45.4%	Replacement Reserve	$0	$0
DSCR Based on Underwritten NOI / NCF(1)	3.11x / 2.91x	TI/LC	$0	$0
Debt Yield Based on Underwritten NOI / NCF(1)	12.3% / 11.5%	Other(4)	$2,668,685	$0

Sources and Uses
Sources	$	%	Uses	$	%
Senior Notes Amount	$490,000,000	80.5%	Loan Payoff(5)	$371,671,992	61.1%
Subordinate Debt Amount	105,000,000	17.2	Young & Rubicam Condo Purchase(6)	215,600,000	35.4
Principal’s New Cash Contribution	13,763,711	2.3	Closing Costs	18,823,034	3.1
Upfront Reserves	2,668,685	0.4
Total Sources	$608,763,711	100.0%	Total Uses	$608,763,711	100.0%

(1)	Calculated based on the aggregate outstanding principal balance as of the Cut-off Date of the 3 Columbus Circle Senior Pari Passu Notes (as defined below).
(2)	The Cut-off Date Balance of $50,000,000 represents the non-controlling notes A-1-2-B and A-1-7. The related companion loans are evidenced by the controlling note B-1 ($51,450,000), which has been contributed to the BMARK 2019-B10 transaction and 14 non-controlling notes ($493,550,000). Information on the non-controlling notes is described in the “Loan Combination Summary” below.
(3)	See “—Escrows” below.
(4)	Upfront Other Reserve includes (i) approximately $1,820,891 for outstanding tenant improvements and leasing commissions in connection with three leases and (ii) approximately $847,794 for free rent in connection with four leases.
(5)	Includes approximately $21.7 million in defeasance costs.
(6)	In conjunction with loan closing, The Moinian Group executed a sale leaseback of floors three through eight to Young & Rubicam, Inc. For additional information, see “—The Mortgaged Property” herein.

■

The Mortgage Loan. The mortgage loan (the “3 Columbus Circle Loan”) is part of a loan combination (the “3 Columbus Circle Loan Combination”) evidenced by fifteen pari passu notes (collectively, the “3 Columbus Circle Senior Pari Passu Notes”) with an aggregate principal balance as of the Cut-off Date of $490,000,000 and two subordinate notes (collectively, the “3 Columbus Circle Junior Non-Trust Notes”) with an aggregate principal balance as of the Cut-off Date of $105,000,000. The 3 Columbus Circle Junior Non-Trust Notes are subordinate to the 3 Columbus Circle Senior Pari Passu Notes as and to the extent described in “Description of the Mortgage Pool—The Loan Combinations—The 3 Columbus Circle Pari Passu-AB Loan Combination” in the Preliminary Prospectus. The aggregate outstanding principal balance as of the Cut-off Date of all notes evidencing the 3 Columbus Circle Loan Combination is $595,000,000. The 3 Columbus Circle Loan Combination is secured by a first mortgage encumbering the borrower’s fee simple interest in 21 condominium units in a 26-story, 753,713 square foot Class A office building located on Broadway between West 57th and 58th Streets in New York, New York (the “3 Columbus Circle Property”). The 3 Columbus Circle Loan, which is evidenced by the non-controlling notes A-1-2-B and A-1-7, has an outstanding aggregate principal balance as of the Cut-off Date of $50,000,000 and represents approximately 4.2% of the Initial Pool Balance. The related companion loans, are evidenced by the thirteen senior pari passu notes which have an aggregate outstanding principal balance as of the Cut-off Date of $440,000,000, as detailed in the Loan Combination Summary table below. The 3 Columbus Circle Loan Combination, which accrues interest at an interest rate of 3.91400% per annum, was originated by JPMorgan Chase Bank, National Association (“JPMCB”) on March 12, 2019, had an original principal balance of $595,000,000 and has an outstanding principal balance as of the Cut-off Date of $595,000,000. Notes A-2-1, A-2-2, A-2-3, A-2-4, A-2-5-A, A-2-5-B and B-2 were sold to Deutsche Bank AG, New York Branch and then subsequently assigned to German American Capital Corporation (“GACC”) on March 13, 2019. Additionally, Note A-1-3 was sold to Deutsche Bank AG, New York Branch and then subsequently assigned to GACC in connection with the BMARK 2019-B11 transaction. The proceeds of the 3 Columbus Circle Loan Combination along with the principal’s new cash contribution were primarily used to refinance prior debt secured the 3 Columbus Circle Property, repurchase Young & Rubicam’s condominium interest, pay origination costs and fund upfront reserves.

LOAN #8: 3 columbus circle

Loan Combination Summary

Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
Note A-1-1	$50,000,000	$50,000,000	Benchmark 2019-B10	No
Note A-1-2-A	50,000,000	50,000,000	JPMCC 2019-COR5	No
Note A-1-2-B, A-1-7	50,000,000	50,000,000	Benchmark 2019-B12	No
Note A-1-3	75,000,000	75,000,000	Benchmark 2019-B11	No
Note A-1-4	40,000,000	40,000,000	JPMCB(1)	No
Note A-1-5	50,000,000	50,000,000	CSAIL 2019-C16	No
Note A-1-6	35,000,000	35,000,000	JPMCB(1)	No
Note A-1-8	17,500,000	17,500,000	JPMCB(1)	No
Note A-2-1	25,000,000	25,000,000	Benchmark 2019-B10	No
Note A-2-2	25,000,000	25,000,000	CF 2019-C1	No
Note A-2-3	25,000,000	25,000,000	CF 2019-C1	No
Note A-2-4	25,000,000	25,000,000	Benchmark 2019-B11	No
Note A-2-5-A	12,500,000	12,500,000	DBNY(1)	No
Note A-2-5-B	10,000,000	10,000,000	MSC 2019-H6	No
Note B-1	51,450,000	51,450,000	Benchmark 2019-B10	Yes(2)
Note B-2	53,550,000	53,550,000	Benchmark 2019-B10	No
Total / Wtd. Avg.	$595,000,000	$595,000,000

(1)	Expected to be contributed to one or more future securitization transactions.
(2)	The holder of the 3 Columbus Circle Note B-1 will have the right to appoint the special servicer of the 3 Columbus Circle Loan Combination and to direct certain decisions with respect to 3 Columbus Circle Loan Combination, unless a control appraisal event exists under the related co-lender agreement; after the occurrence of a control appraisal event with respect to the 3 Columbus Circle Note B-1, the holder of the 3 Columbus Circle Note A-1-1 will have such rights. The 3 Columbus Circle Loan Combination will be serviced pursuant to the pooling and servicing agreement for the Benchmark 2019-B10 securitization.

The 3 Columbus Circle Loan Combination had an initial term of 120 months, has a remaining term of 115 months as of the Cut-off Date and requires monthly payments of interest only for the term of the 3 Columbus Circle Loan Combination. The scheduled maturity date of the 3 Columbus Circle Loan Combination is the due date in March 2029. Provided no event of default has occurred and is continuing, at any time after the earlier to occur of (i) April 11, 2022 and (ii) the second anniversary of the last securitization of a note comprising part of the 3 Columbus Circle Loan Combination, the 3 Columbus Circle Loan Combination may be defeased with certain direct full faith and credit obligations of the United States of America or other obligations which are “government securities” permitted under the 3 Columbus Circle Loan Combination documents. Voluntary prepayment of the 3 Columbus Circle Loan Combination is permitted on or after the due date in November 2028 without payment of any prepayment premium.

■	The Mortgaged Property. The 3 Columbus Circle Property is a Class A, 26-story, 753,713 square foot office building with ground floor retail located in the Midtown neighborhood of Manhattan, New York. The 3 Columbus Circle Property occupies the entire city block bounded by Broadway, Eighth Avenue, West 57th Street and West 58th Street, and features panoramic views of Central Park, the Hudson River and New York City. The 3 Columbus Circle Property serves as the national headquarters for its largest tenant, Young & Rubicam, Inc. (“Young & Rubicam”) (49.8% of net rentable area; rated BBB+/BBB by Fitch and S&P), and approximately 72.0% and 78.8% of net rentable area and underwritten base rent, respectively, is leased to investment grade tenants, including Nordstrom’s first men’s store in Manhattan, CVS Pharmacy, Chase Bank, Versace and AT&T.

The 3 Columbus Circle Property’s bottom five floors were originally constructed in 1904 and underwent a 22-story expansion by Shreve, Lamb and Harmon in 1927, the architectural firm behind the Empire State Building. From 2010 to 2013, the 3 Columbus Circle Property underwent an approximately $82.5 million building-wide renovation, including an approximately $44.0 million energy-efficient glass façade surrounding the building’s original foundation. In addition to the façade, the lobby received an approximately $1.0 million expansion and renovation that widened the existing entrance on Broadway and replaced the existing lobby walls with 12-foot glass walls. The retail space received approximately $3.0 million in capital improvements, including floor-to-ceiling windows and fully redesigned restrooms. The 3 Columbus Circle Property features modern building systems, 12 passenger elevators, a loading dock and office terraces on multiple floors. The 3 Columbus Circle Property has earned Energy Star designation and LEED Silver certification.

The Moinian Group (“Moinian”) acquired the 3 Columbus Circle Property in 2004 for approximately $250 million. In 2011, when the building was 33.3% occupied, Moinian sold a 48.9% interest in the building to SL Green, and

LOAN #8: 3 columbus circle

together, the companies began an extensive multi-year redevelopment plan to reposition the building to a Class A asset. In 2012, while the redevelopment was underway, a 214,372 square foot condominium interest which covers floors three to eight was sold to Young & Rubicam for approximately $143.6 million. Renovations were completed in 2013 and the 3 Columbus Circle Property was leased up to 97.2% as of January 1, 2019. In 2018, Moinian repurchased SL Green’s interest in the 3 Columbus Circle Property for $227.5 million and, in conjunction with the closing of the 3 Columbus Circle Loan Combination, Moinian repurchased Young & Rubicam’s condominium interest for $215.6 million. In conjunction with repurchase of the Young & Rubicam condominium interest, a new lease to Young & Rubicam was simultaneously executed with an initial base rent of $76.00 per square foot and a lease expiration of July 2033.

As of January 1, 2019, the 3 Columbus Circle Property was 97.2% leased to a diversified roster of 40 tenants, including a mix of 32 office tenants, five telecom tenants and three investment grade rated retail tenants. The 3 Columbus Circle Property’s ten largest tenants occupy approximately 610,518 square feet (81.0% of net rentable area) and have a weighted average remaining lease term of approximately 13.0 years.

The largest tenant, Young & Rubicam (375,236 square feet; 49.8% of NRA; 39.9% of Underwritten Base Rent), a subsidiary of WPP (LSE: WPP) (rated BBB+/BBB by Fitch and S&P), is a marketing and communications company specializing in advertising, digital and social media, sales promotion, direct marketing and brand identity consulting. Young & Rubicam’s clients include a variety of companies including Campbell’s Soup Company, Colgate-Palmolive, Virgin Atlantic, Revlon, LG and Land Rover. Founded in 1923 and headquartered at the 3 Columbus Circle Property, Young & Rubicam has more than 190 offices in 95 countries. WPP is a global company in communications, commerce and technology services with over 150 subsidiaries. As of 2017, WPP reported £15.3 billion in revenue. Young & Rubicam has been in occupancy of the 3 Columbus Circle Property since 2012 and currently occupies floors 9, 10, 11, 18 and 19 through August 2033 and floors three through eight through July 2033, both with two ten-year renewal options.

The second largest tenant, Emerge 212 3CC LLC (57,359 square feet; 7.6% of NRA; 4.7% of Underwritten Base Rent) (“Emerge212”), a subsidiary of SL Green Realty Corp. (NYSE: SLG) (rated Baa3/BBB/BBB- by Moody’s, Fitch and S&P), was founded in 1999 and is an operator of full-service office suites. Emerge212 provides fully-furnished, privately leased, flexible office space, providing tenants the ability to grow and contract along with business needs. In addition to office space, tenants receive full-service amenities such as cafe areas, charging stations, conference rooms and event space. Emerge212 is located exclusively in New York with locations at 3 Columbus Circle, 125 Park Avenue and 1185 Avenue of the Americas. SL Green Realty Corp. is a self-managed real estate investment trust and a large commercial landlord in New York City. As of 2017, SL Green Corp. reported approximately $1.5 billion in total revenue and approximately $14.0 billion in total assets. Emerge212 has been a tenant at the property since 2013, currently occupies floors 15 and 16 through November 2027 and licenses its space as shared workspace.

The third largest tenant, Nordstrom (46,991 square feet; 6.2% of NRA; 19.6% of U/W Base Rent) (rated Baa1/BBB+/BBB+ by Moody’s, Fitch and S&P) (NYSE: JWN), is one of the nation’s largest upscale apparel and shoe retailers, serving customers through multiple retail channels, discount stores, boutiques, catalogs and the Internet. The store at the 3 Columbus Circle Property serves as Nordstrom’s first men’s store and its first store in Manhattan. Nordstrom is expected to open its flagship women’s store across the street at Central Park Tower in fall 2019. In addition to its online business which reaches 96 countries, Nordstrom operates 379 U.S. stores in 40 states, as well as six Nordstrom stores in Canada. As of fiscal year ended February 3, 2018, Nordstrom reported approximately $15.1 billion in net sales and approximately $8.1 billion in total assets. Nordstrom occupies the largest retail space on the ground floor, as well as space on the second floor, through October 2039 and has two ten-year renewal options.

LOAN #8: 3 columbus circle

The following table presents certain information relating to the tenants at the 3 Columbus Circle Property:

Ten Largest Owned Tenants by Tenant GLA(1)

Tenant Name	Type	Credit Rating (Fitch/MIS/S&P)(2)	Tenant GLA	% of Owned GLA	UW Base Rent(3)	% of Total UW Base Rent(3)	UW Base Rent $ per SF(3)	Lease Expiration	Renewal / Extension Options
Young & Rubicam, Inc.(4)	Office	BBB+/NR/BBB	375,236	49.8%	$27,040,366	39.9%	$72.06	7/31/2033	2, 10-Year
Emerge 212 3CC LLC	Office	BBB/Baa3/BBB-	57,359	7.6%	3,154,745	4.7%	$55.00	11/30/2027	None
Nordstrom(5)	Retail	BBB+/Baa1/BBB+	46,991	6.2%	13,258,518	19.6%	$282.15	10/31/2039	2, 10-Year
Jazz at Lincoln Center, Inc.	Office	NR/NR/NR	30,653	4.1%	1,593,956	2.4%	$52.00	4/30/2028	1, 5-Year
Josephson(6)	Office	NR/NR/NR	22,742	3.0%	2,274,200	3.4%	$100.00	12/31/2032	1, 5-Year
Versace USA, Inc.	Office	BBB-/NR/BBB-	21,342	2.8%	1,600,650	2.4%	$75.00	7/31/2025	1, 5-Year
CVS Caremark Pharmacy	Retail	NR/Baa2/BBB	21,159	2.8%	4,087,919	6.0%	$193.20	7/31/2028	1, 10-Year
Trustees of Columbia(7)	Office	NR/Aaa/AAA	14,162	1.9%	1,101,323	1.6%	$77.77	8/31/2025	None
Cohen and Company LLC	Office	NR/NR/NR	11,166	1.5%	926,778	1.4%	$83.00	2/28/2029	1, 5-Year
Laura & John Arnold(8)	Office	NR/NR/NR	9,708	1.3%	543,648	0.8%	$56.00	7/31/2025	None
Total Major Office and Retail			610,518	81.0%	$55,582,102	82.0%	$91.04
Other Occupied Office and Retail(9)			121,646	16.1%	12,090,370	17.8%	$99.39
Total Occupied Office and Retail			732,164	97.1%	$67,672,472	99.9%	$92.43
Telecom			218	0.1%	71,510	0.1%	$328.03
Total Occupied			732,382	97.2%	$67,743,982	100.0%	$92.50
Vacant(10)			21,331	2.8%
Total			753,713	100.0%

(1)	Based on the underwritten rent roll dated January 1, 2019.
(2)	In certain instances, ratings provided are those of the parent company of the entity shown, whether or not the parent company guarantees the lease.
(3)	UW Base Rent, % of Total UW Base Rent and UW Base Rent $ per SF includes rent steps through January 2020 and average rent over the loan term for investment grade tenants, including Young & Rubicam, Inc., Emerge 212 3CC LLC, Nordstrom, CVS Caremark Pharmacy, Chase Bank, Trustees of Columbia and AT&T Corp.
(4)	Young & Rubicam, Inc. leases 375,236 square feet, of which (i) 214,372 square feet is leased for $76.00 per square foot and is set to expire July 2033, (ii) 124,760 square feet is leased for $68.60 per square foot and is set to expire August 2033, (iii) 34,634 square feet is leased for $62.00 per square foot and is set to expire in August 2033 and (iv) 1,300 square feet is leased for $32.50 per square foot and is set to expire in August 2033.
(5)	Nordstrom leases 46,991 square feet, of which (i) 43,018 square feet is leased for $241.25 per square foot and (ii) 3,973 square feet is leased for $725.00 per square foot.
(6)	Josephson is an affiliate of the borrowers and its leased space serves as headquarters for affiliates of the borrowers.
(7)	Trustees of Columbia leases 14,162 square feet, of which (i) 6,031 square feet is leased for $76.53 per square foot, (ii) 5,020 square feet is leased for $78.79 per square foot and (iii) 3,111 square feet is leased for $78.51 per square foot.
(8)	Laura & John Arnold has the right to cancel its lease at the end of any month occurring between March 1, 2020 and March 1, 2023, with no less than nine months’ prior notice and the payment of a termination fee.
(9)	Other Occupied Office and Retail is inclusive of a 2,831 square foot management office with no attributable underwritten base rent. Subleases account for 20,015 square feet (2.7% of net rentable area).
(10)	Vacant space includes 21,231 square feet of office space and 100 square feet of storage space.

The following table presents certain information relating to the lease rollover schedule at the 3 Columbus Circle Property, based on initial lease expiration dates:

Lease Expiration Schedule(1)(2)

Year Ending December 31	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent	% of Total UW Base Rent(2)	UW Base Rent $ per SF(2)	# of Expiring Leases
MTM	0	0.0%	0.0%	$0	0.0%	$0.00	0
2019	0	0.0%	0.0%	0	0.0%	$0.00	0
2020	18,655	2.5%	2.5%	1,463,746	2.2%	$78.46	5
2021	19,013	2.5%	5.0%	1,584,749	2.3%	$83.35	5
2022	7,861	1.0%	6.0%	686,928	1.0%	$87.38	3
2023	18,327	2.4%	8.5%	1,483,170	2.2%	$80.93	5
2024	14,518	1.9%	10.4%	1,201,163	1.8%	$82.74	3
2025	60,820	8.1%	18.5%	4,494,341	6.6%	$73.90	5
2026	6,190	0.8%	19.3%	520,827	0.8%	$84.14	1
2027	57,359	7.6%	26.9%	3,154,745	4.7%	$55.00	1
2028	57,235	7.6%	34.5%	6,142,196	9.1%	$107.32	3
2029 & Thereafter(3)	472,404	62.7%	97.2%	47,012,117	69.4%	$99.52	13
Vacant	21,331	2.8	100.0%	0	0.0%	$0.00	0
Total / Wtd. Avg.	753,713	100.0%		$67,743,982	100.0%	$89.88	44

(1)	Based on the underwritten rent roll dated January 1, 2019.
(2)	Certain tenants may have termination or contraction options (which may become exercisable prior to the originally stated expiration date of the tenant lease) that are not considered in the above Lease Rollover Schedule.
(3)	2029 & Thereafter is inclusive of a 2,831 square foot management office and a 3,021 square foot storage space that have no underwritten rent.

LOAN #8: 3 columbus circle

The following table presents certain information relating to historical leasing at the 3 Columbus Circle Property:

Historical Leased%(1)

	2016	2017	2018	As of 1/1/2019(2)
3 Columbus Circle	98.4%	91.9%	98.0%	97.2%

(1)	Historical occupancies are as of December 31 of each respective year.
(2)	Based on the underwritten rent roll dated January 1, 2019.
■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the 3 Columbus Circle Property:

Cash Flow Analysis(1)

	2016	2017	2018	Underwritten	Underwritten $ per SF
Base Rent(2)	$41,873,116	$43,763,738	$48,360,889	$67,743,982	$89.88
Straight Line Rent(2)	0	0	0	4,169,665	5.53
Vacant Income	0	0	0	1,977,018	2.62
Gross Potential Rent	$41,873,116	$43,763,738	$48,360,889	$73,890,665	$98.04

Total Reimbursements	$2,954,447	$3,436,707	$4,969,121	$7,102,216	$9.42
Total Other Income(3)	5,333,639	3,752,429	3,994,225	10,130	0.01
Vacancy & Credit Loss	0	0	0	(1,587,003)	(2.11)
Effective Gross Income	$50,161,202	$50,952,874	$57,324,235	$79,416,007	$105.37

Real Estate Taxes	$7,501,806	$8,502,456	$9,456,522	$10,108,056	$13.41
Insurance	261,571	279,400	340,532	401,028	0.53
Management Fee	200,000	200,000	200,000	1,000,000	1.33
Other Operating Expenses	7,005,275	7,272,268	7,236,146	7,409,471	9.83
Total Operating Expenses	$14,968,652	$16,254,125	$17,233,200	$18,918,555	$25.10

Net Operating Income(4)	$35,192,550	$34,698,749	$40,091,035	$60,497,452	$80.27
TI/LC	0	0	0	3,752,630	4.98
Capital Expenditures	0	0	0	150,743	0.20
Net Cash Flow	$35,192,550	$34,698,749	$40,091,035	$56,594,080	$75.09

Occupancy	98.4%	91.9%	98.0%	97.2%(5)
NOI Debt Yield(6)	7.2%	7.1%	8.2%	12.3%
NCF DSCR(6)	1.81x	1.78x	2.06x	2.91x

(1)	Certain items such as straight line rent, interest expense, interest income, lease cancellation income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.
(2)	Underwritten Base Rent is inclusive of rent steps through January 2020 and straight line rent for investment grade tenants over the loan term, accounting for approximately $4.2 million in Underwritten Base Rent. Historic base rent does not include rent from Young & Rubicam.
(3)	Total Other Income from 2016 to 2018 included a condominium charge to Young & Rubicam for its share in building expenses. Underwritten Base Rent and Total Reimbursements reflects Young & Rubicam paying reimbursements under its lease.
(4)	The increase in Underwritten Net Operating Income from 2018 Net Operating Income is primarily attributable to (i) an additional 214,372 square feet lease executed with Young & Rubicam on floors three through eight, accounting for approximately $16.3 million in underwritten base rent and (ii) rent steps through January 2020.
(5)	Based on the underwritten rent roll dated January 1, 2019.
(6)	Metrics are calculated based on the 3 Columbus Circle Senior Pari Passu Notes.
■	Appraisal. According to the appraisal, the 3 Columbus Circle Property had an “as-is” appraised value of $1,080,000,000 as of January 1, 2019.
Property	Appraisal Approach	Value	Discount Rate	Capitalization Rate
3 Columbus Circle	Discounted Cash Flow Approach	$1,080,000,000	6.50%	5.00%(1)

(1)	Represents the terminal capitalization rate.

■	Environmental Matters. Based on a Phase I environmental report dated January 22, 2019, the environmental consultant did not identify evidence of any recognized environmental conditions or recommendations for further action at the 3 Columbus Circle Property.

■	Market Overview and Competition. The 3 Columbus Circle Property is located in the Midtown West office submarket, proximate to other prominent buildings in Columbus Circle including the former Time Warner Center and the Museum of Arts and Design. Nordstrom’s women’s store is expected to open in 2019 across the street at Central Park Tower. The Columbus Circle neighborhood benefits from nearby attractions including Central Park, Rockefeller

LOAN #8: 3 columbus circle

Center, Radio City Music Hall, Lincoln Center for the Performing Arts and the Museum of Modern Art. In particular, the 3 Columbus Circle Property benefits from its location on Broadway, which is a major artery connecting the southern tip of Manhattan to Upper Manhattan. The 3 Columbus Circle Property’s frontage along Broadway, 8th Avenue, West 57th Street and West 58th Street provides its retail tenants with access to the pedestrian traffic in the area. The 3 Columbus Circle Property is accessible by public and vehicular transportation including three subway lines within one block, New York Penn Station within an eight minute drive and LaGuardia Airport within a 21 minute drive.

The 3 Columbus Circle Property is located in Manhattan, New York, in the Midtown West submarket within the greater Midtown office market. The Midtown West submarket contains approximately 31.0 million square feet of office inventory and is bordered by 72nd Street to the north, 42nd Street to the south, Seventh Avenue to the east and the Hudson River to the west. New York City’s largest employers include a diverse group of multinational corporations representing a variety of industries including healthcare, financial services, retail and education. Fifty-eight of the nation’s Fortune 500 corporations are headquartered in the New York Region including Verizon, J.P. Morgan Chase, Citigroup, IBM, MetLife, PepsiCo, American International Group, Morgan Stanley, New York Life Insurance, Goldman Sachs Group, TIAA, American Express and Time Warner.

As of the fourth quarter of 2018, the greater Midtown Class A office market consisted of approximately 181.1 million square feet of office space with an overall market vacancy of 9.3% and average asking rents of approximately $75.03 per square foot. The Midtown West Class A submarket totaled approximately 24.5 million square feet with average vacancy of 6.9% and average market asking rents of $76.87 per square foot. The overall Midtown office market achieved 23.7 million square feet in leasing activity in 2018 with overall and direct absorption levels totaling 7.3 million square feet and 8.1 million square feet, respectively.

The appraisal identified seven directly competitive Class A office rent comparables in the Midtown West submarket. Comparable buildings were built between 1950 and 2009 and range in size from 242,505 square feet to 790,000 square feet. Direct asking rents at the comparable properties ranged between $65.00 and $108.00 per square foot with a weighted average of approximately $82.47 per square foot. The 3 Columbus Circle Property’s in-place weighted average office rent is $71.11 per square foot, which compares favorably to the appraisal’s concluded office market rent, ranging between $77.00 and $100.00 per square foot, as demonstrated in the table below.

Summary of Appraisal’s Concluded Office Market Rent(1)

Floor(s)	Appraisal’s Concluded Office Market Rent PSF
3, 5-15	$77.00
4	$80.00
16-18	$85.00
19, 23-24	$93.00
20-22	$90.00
25-26	$100.00

(1)	Source: Appraisal.

The following table presents certain information relating to comparable buildings for the 3 Columbus Circle Property:

Office Building Comparables(1)

Property Name	NRA	Direct Available SF	Sublease Available SF	% Occupied	Direct Asking Rent Low	Direct Asking Rent High
40 West 57th Street	604,936	10,900	2,715	98.2%	$87.00	$87.00
1740 Broadway	412,704	0	0	100.0%	N/A	N/A
810 Seventh Avenue	603,000	76,678	22,437	87.3%	$65.00	$75.00
888 Seventh Avenue	790,000	0	19,500	100.0%	N/A	N/A
1350 Avenue of the Americas	424,000	65,099	6,783	84.7%	$78.00	$95.00
1370 Avenue of the Americas	339,000	50,362	11,636	85.1%	$75.00	$108.00
1755 Broadway	242,505	0	0	100.0%	N/A	N/A
Total/Wtd. Average	3,416,145	203,039	63,071	94.1%	$76.27	$88.66

(1)	Source: Appraisal.

LOAN #8: 3 columbus circle

■	The Borrower. The borrowers are 3 Columbus Circle LLC – Series A, 3 Columbus Circle LLC – Series B (each a “series” of 3 Columbus Circle LLC formed under the Delaware General Corporation Law) and 3 Columbus Circle LLC, a Delaware limited liability company. Each company is structured to be a single purpose bankruptcy-remote entity with 3 Columbus Circle LLC having two independent directors in its organizational structure. Two of the borrowers, 3 Columbus Circle LLC – Series A and 3 Columbus Circle LLC – Series B, own a portion of the 3 Columbus Circle Property as tenants-in-common. For additional information, please see “Description of the Mortgage Pool—Statistical Characteristics of the Mortgage Loans—Tenancies-in-Common or Diversified Ownership” in the Preliminary Prospectus.

The borrower sponsor and nonrecourse carve-out guarantor is Joseph Moinian, the key principal of Moinian. Founded in 1982, Moinian is a private real estate acquisition, ownership, development and management company. Joseph Moinian is the nonrecourse carve-out guarantor for the 3 Columbus Circle Loan Combination. Moinian has acquired commercial properties throughout the country, focusing on major cities such as New York, Chicago, Dallas and Los Angeles. Moinian develops, owns and operates properties across every asset category, including office, hotel, retail, condos and rental apartments. Notable New York City investments include the Oskar, The Sky, 17 Battery North & South and 535-545 Fifth Avenue, with a portfolio of more than 20.0 million square feet.

■	Escrows. At loan origination, the borrowers deposited (i) approximately $1,820,891 into an outstanding tenant improvements and leasing commission reserve in connection with three leases and (ii) approximately $847,794 into a free rent reserve in connection with four leases.

On each due date, the borrowers are required to fund the following reserves with respect to the 3 Columbus Circle Loan Combination: (i) a tax reserve in an amount equal to one-twelfth of the amount that the lender estimates will be necessary to pay taxes over the then succeeding 12-month period (such reserve has been conditionally waived so long as the borrowers have provided satisfactory evidence that taxes have been paid meeting the requirements of the 3 Columbus Circle Loan documents) and (ii) an insurance reserve in an amount equal to one-twelfth of the amount that the lender estimates will be necessary to cover premiums over the then succeeding 12-month period (such reserve has been conditionally waived so long as the borrowers maintain a blanket policy meeting the requirements of the 3 Columbus Circle Loan documents).

During the continuance of a Cash Sweep Event (as defined below), the borrowers are required to deposit into a replacement reserve, on a monthly basis, an amount equal to $12,500 for replacement reserves (approximately $0.20 per square foot annually), subject to a cap of $1,000,000 (approximately $1.33 per square foot).

During the continuance of a Cash Sweep Event, the borrowers are required to deposit into a TI/LC reserve, on a monthly basis, an amount equal to $62,900 for tenant improvement and leasing commission obligations (approximately $1.00 per square foot annually), subject to a cap of $5,000,000 (approximately $6.63 per square foot).

During the continuance of a Cash Sweep Event caused by a Tenant Trigger (as defined below), the borrowers are required to deposit into a Young & Rubicam reserve an amount equal to all excess cash flow in the cash management account to cover expenses anticipated to be incurred in connection with re-leasing the Young & Rubicam space, subject to a cap of $40,000,000 (approximately $106.60 per square foot of Young & Rubicam space).

■	Lockbox and Cash Management. The 3 Columbus Circle Loan Combination is structured with a hard lockbox and in place cash management. The borrowers were required at origination to deliver tenant direction letters instructing all tenants to deposit rents into a lockbox account controlled by the lender. All funds in the lockbox account are required to be swept each business day into a cash management account controlled by the lender and disbursed on each payment date in accordance with the loan documents. All funds on deposit in the cash management account following the occurrence and during the continuance of a Cash Sweep Event following payment of debt service, required reserves and operating expenses are required to be deposited into the Young & Rubicam reserve or, to the extent the Cash Sweep Event is caused by a DSCR Trigger Event (as defined below), into the excess cash flow reserve, and in each case to be held and disbursed in accordance with the terms of the loan documents. During the continuance of an event of default, the lender may apply such funds in such order and priority as the lender determines. The lender has been granted a first priority security interest in the cash management account.

LOAN #8: 3 columbus circle

A “Cash Sweep Event” means the occurrence and continuation of (i) an event of default, (ii) any bankruptcy action of the borrowers or property manager, (iii) a DSCR Trigger Event or (iv) a Tenant Trigger.

A Cash Sweep Event may be cured in accordance with the following conditions: with respect to a Cash Sweep Event caused solely by (a) clause (i) above, the acceptance of a cure by the lender of the related event of default, (b) clause (ii) above if borrowers have replaced the manager with a qualified manager under a replacement management agreement within 90 days in accordance with the loan documents, (c) clause (iii) above, a DSCR Cure Event (as defined below) has taken place, (d) clause (iv) above, if the Cash Sweep Event is caused solely by the occurrence of (x) a Tenant BK Trigger (as defined below), Young & Rubicam or its parent company affirming the Young & Rubicam lease in the applicable bankruptcy proceeding, (y) a Tenant Vacancy Trigger (as defined below), the replacement of Young & Rubicam with an acceptable replacement tenant pursuant to lease(s) approved in accordance with the terms of the loan documents and such tenant has accepted possession of its premises under the lease(s), with all tenant improvement costs and free rent amounts reserved with the lender, or (z) any Tenant Trigger, upon the satisfaction of the Tenant Escrow Requirement (as defined below) (in which case, the borrowers are deemed to have cured any existing Tenant Trigger immediately upon such date). Each cure is also subject to the following conditions: (1) no other event of default may have occurred and be continuing; and (2) the borrowers pay the lender’s reasonable expenses in connection with such cure. Notwithstanding the foregoing, in no event will the borrowers have the right to cure a Cash Sweep Event occurring from a borrower bankruptcy.

“DSCR Trigger Event” means the debt service coverage ratio on the 3 Columbus Circle Loan Combination (as calculated in the loan documents) based on the trailing three-month period immediately preceding the date of determination is less than 1.30x.

“DSCR Cure Event” means the debt service coverage ratio on the 3 Columbus Circle Loan Combination (as calculated in the loan documents), based on the trailing three-month period immediately preceding the date of determination, is at least 1.30x for two consecutive quarters.

“Tenant Trigger” means either (i) a bankruptcy or certain insolvency actions of Young & Rubicam or its parent company (a “Tenant BK Trigger”) or (ii) if Young & Rubicam vacates, abandons or “goes dark” in 85% or more of its leased space (and no sub-tenant is then in occupancy of any of the space) (a “Tenant Vacancy Trigger”).

“Tenant Escrow Requirement” means the balance of the Young & Rubicam reserve has reached the cap of $40,000,000.

■	Property Management. The 3 Columbus Circle Property is managed by Columbus Property Management LLC, a New York limited liability company and an affiliate of the borrowers.
■	Current Mezzanine or Secured Subordinate Indebtedness. The 3 Columbus Circle Junior Non-Trust Notes, with an aggregate outstanding principal balance as of the Cut-off Date of $105.0 million, accrue interest at a fixed rate of 3.91400% per annum. The 3 Columbus Circle Junior Non-Trust Notes each had a 120-month term and are interest only for the full term. For additional information, see “Description of the Mortgage Pool—The Loan Combination—The 3 Columbus Circle Pari Passu-AB Loan Combination” in the Preliminary Prospectus.

Based on the total combined debt of $595.0 million, the Cut-off Date LTV Ratio, Maturity Date LTV Ratio, DSCR Based on Underwritten NCF and Debt Yield Based on Underwritten NOI are illustrated below:

Financial Information

	3 Columbus Circle Senior Notes	3 Columbus Circle Loan Combination
Cut-off Date Balance	$490,000,000	$595,000,000
Cut-off Date LTV Ratio	45.4%	55.1%
Maturity Date LTV Ratio	45.4%	55.1%
DSCR Based on Underwritten NCF	2.91x	2.40x
Debt Yield Based on Underwritten NOI	12.3%	10.2%
■	Future Mezzanine or Secured Subordinate Indebtedness. None.
■	Release of Collateral. Not permitted.

LOAN #8: 3 columbus circle

■	Terrorism Insurance. The 3 Columbus Circle Loan Combination documents require that the “all-risk” insurance policy required to be maintained by the borrowers provide coverage for terrorism in an amount equal to the original principal balance of the loan (with a replacement cost endorsement), plus business interruption coverage in an amount equal to 100% of the projected gross income for the applicable property until the completion of restoration or the expiration of 24 months, with a 6-month extended period of indemnity. The “all-risk” policy containing terrorism insurance is required to contain a deductible that is acceptable to the lender and is no greater than $100,000. However, if the Terrorism Risk Insurance Program Reauthorization Act of 2015 (TRIPRA) is no longer in effect, the borrowers are not required to spend more than two times the then-current premium for a separate “all-risk” or equivalent policy (including business interruption coverage) for terrorism coverage (but is required to purchase the maximum coverage available for such amount). See “Risk Factors—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Preliminary Prospectus.

LOAN #9: 250 LIVINGSTON

LOAN #9: 250 LIVINGSTON

LOAN #9: 250 LIVINGSTON

Mortgaged Property Information	Mortgage Loan Information
Number of Mortgaged Properties	1	Loan Seller	CREFI
Location (City/State)	Brooklyn, New York	Cut-off Date Balance(3)	$50,000,000
Property Type	Mixed Use	Cut-off Date Principal Balance per SF(2)	$337.56
Size (SF)(1)	370,305	Percentage of Initial Pool Balance	4.2%
Total Occupancy as of 4/1/2019(1)	100.0%	Number of Related Mortgage Loans	None
Owned Occupancy as of 4/1/2019(1)	100.0%	Type of Security	Fee Simple
Year Built / Latest Renovation	1910 / 2013	Mortgage Rate	3.63000%
Appraised Value	$210,000,000	Original Term to Maturity (Months)	120
Borrower Sponsor	Clipper Realty L.P. and Clipper Realty Inc.	Original Amortization Term (Months)	NAP
Property Management	Self-Managed	Original Interest Only Period (Months)	120

Underwritten Revenues	$16,032,086
Underwritten Expenses	$4,309,444	Escrows(4)
Underwritten Net Operating Income (NOI)	$11,722,642	Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$11,638,292	Taxes	$148,101	$148,101
Cut-off Date LTV Ratio(2)	59.5%	Insurance	$0	$0
Maturity Date LTV Ratio(2)	59.5%	Replacement Reserve	$0	$0
DSCR Based on Underwritten NOI / NCF(2)	2.55x / 2.53x	TI/LC	$0	$0
Debt Yield Based on Underwritten NOI / NCF(2)	9.4% / 9.3%	Other	$5,376,645	$0

Sources and Uses
Sources	$	%	Uses	$	%
Loan Combination	$125,000,000	100.0%	Loan Payoff	$75,143,438	60.1%
Principal Equity Distribution	41,116,488	32.9
Reserves	5,524,746	4.4
Origination Costs	3,215,328	2.6

Total Sources	$125,000,000	100.0%	Total Uses	$125,000,000	100.0%

(1)	The 250 Livingston Property (as defined below) is comprised of 343,486 SF of commercial space and 26,819 SF of residential space consisting of 36 units. Total Occupancy and Owned Occupancy as of 4/1/2019 are 100.0% for the commercial space and 94.4% based on units for the residential space.

(2)	Calculated based on the aggregate outstanding principal balance as of the Cut-off Date of the 250 Livingston Loan Combination (as defined below). See “—The Mortgage Loan” below.

(3)	The Cut-off Date Balance of $50,000,000 represents the non-controlling note A-2, which is part of a larger Loan Combination evidenced by two pari passu notes having an aggregate outstanding principal balance as of the Cut-off Date of $125,000,000. The related companion loan, which is evidenced by the controlling note A-1 ($75,000,000) and was contributed to GSMS 2019-GC40 transaction. See “—The Mortgage Loan” below.

(4)	See “—Escrows” below.

■	The Mortgage Loan. The 250 Livingston mortgage loan (the “250 Livingston Loan”) is part of a loan combination (the “250 Livingston Loan Combination”) evidenced by two pari passu notes that are secured by a first mortgage encumbering the borrower’s fee simple interest in a 370,305 SF mixed use building located in Brooklyn, New York (the “250 Livingston Property”). The 250 Livingston Loan, which is evidenced by the non-controlling note A-2, has an outstanding principal balance as of the Cut-off Date of $50,000,000 and represents approximately 4.2% of the Initial Pool Balance. The related companion loan is evidenced by the controlling note A-1 ($75,000,000) which was contributed to the GSMS 2019-GC40 transaction. The 250 Livingston Loan Combination, which accrues interest at an interest rate of 3.63000% per annum, was originated by CREFI on May 31, 2019, had an aggregate original principal balance of $125,000,000 and has an aggregate outstanding principal balance as of the Cut-off Date of $125,000,000. The proceeds of the 250 Livingston Loan Combination were primarily used to refinance prior debt secured by the 250 Livingston Property, return equity to the borrower sponsor, pay origination costs and fund upfront reserves. The 250 Livingston Property was previously securitized in the GSMS 2013-GC12 transaction.

The table below summarizes the promissory notes that comprise the 250 Livingston Loan Combination. The relationship between the holders of the 250 Livingston Loan Combination is governed by a co-lender agreement as described under “Description of the Mortgage Pool–The Loan Combinations–The Outside Serviced Pari Passu Loan Combinations” in the Preliminary Prospectus.

Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-2	$50,000,000	$50,000,000	BMARK 2019-B12	No
A-1	$75,000,000	$75,000,000	GSMS 2019-GC40	Yes
Total / Wtd. Avg.	$125,000,000	$125,000,000

LOAN #9: 250 LIVINGSTON

The 250 Livingston Loan Combination had an initial term of 120 months, has a remaining term of 118 months as of the Cut-off Date and requires monthly payments of interest only for the term of the 250 Livingston Loan Combination. The scheduled maturity date of the 250 Livingston Loan Combination is the due date in June 2029. Provided no event of default has occurred and is continuing, at any time after the earlier to occur of (i) May 31, 2023 and (ii) the second anniversary of the closing date of the last securitization of a note comprising part of the 250 Livingston Loan Combination, the 250 Livingston Loan Combination may be defeased with certain direct full faith and credit obligations of the United States of America or other obligations which are “government securities” permitted under the 250 Livingston Loan Combination documents.

Voluntary prepayment of the 250 Livingston Loan Combination is permitted on or after the due date in March 2029 without payment of any prepayment premium.

■	The Mortgaged Property. The 250 Livingston Property is a 12-story mixed use building located in downtown Brooklyn between Bond Street and Hoyt Street. The 250 Livingston Property contains 343,486 SF of office and ground level retail space on floors 1-8 (which collectively account for 91.8% of underwritten EGI) and 36 residential units (26,819 SF of space and accounting for 8.2% of underwritten EGI) on floors 9-12. The 250 Livingston Property was originally constructed in 1910 and has been owned and operated by the borrower sponsor, Clipper Realty Inc., since the firm’s acquisition in 2002. The residential floors were converted to their current use in stages between 2003 and 2013 and consist of 14 studio apartment units and 22 one-bedroom apartment units. The studio units average approximately 736 SF and underwritten monthly base rent of $3,037 per unit while the one-bedroom units average approximately 751 SF and underwritten monthly base rent of $3,178. The City of New York occupies approximately 99.7% of the commercial space at the 250 Livingston Property with the remaining 0.3% of the commercial space (990 SF) occupied by a deli tenant. As of the underwritten rent roll dated April 1, 2019, the multifamily and commercial portions of the 250 Livingston Property were 94.4% and 100.0% leased, respectively.

The sole office tenant, The City of New York (99.7% of commercial NRA; 99.4% of underwritten commercial base rent; rated AA/Aa1/AA by Fitch, Moody’s and S&P), currently occupies 342,496 SF of office space under two leases with expiration dates of August 22, 2020. On or around May 8, 2019, The City of New York executed a new lease for said space (i.e. to succeed the existing leases) which will go into effect on the later to occur of August 23, 2020 or on the date that all of the borrower’s work in connection with the tenant’s initial occupancy of the premises is substantially completed (the “Commencement Date”), and will expire on the day before the tenth anniversary of such Commencement Date. The borrower advised that this work is expected to be completed by the end of the year. We cannot assure you that this work will be completed as expected or at all. The City of New York has the option to terminate the aforementioned new lease with 18 months’ notice on (i) the 5th anniversary of the Commencement Date, without payment of any termination fee or (ii) the 7th anniversary of the Commencement Date, with payment of a $16,434,979.15 termination fee. The City of New York has been in occupancy at the 250 Livingston Property since 1977 and has continued to expand its space into its current footprint of 342,496 SF. The City of New York’s space at the 250 Livingston Property is utilized by the New York City Human Resources Administration (floors 1-7) and the New York City Department of Environmental Protection (floor 8).

The following table presents certain information relating to the commercial and retail tenants at the 250 Livingston Property:

Largest Owned Commercial Tenants by Underwritten Base Rent(1)

Tenant Name	Credit Rating (Fitch/MIS/S&P)(2)	Tenant GLA	% of Owned GLA	UW Base Rent(3)	% of Total UW Base Rent(3)	UW Base Rent $ per SF(3)	Lease Expiration	Renewal / Extension Options
The City of New York(4)	AA / Aa1 / AA	342,496	99.7%	$15,174,394	99.4%	$44.31	8/22/2030(5)	NAP
Metro Finest Deli	NR / NR / NR	990	0.3	87,677	0.6%	$88.56	5/31/2030	1, 5-year option
Total / Wtd. Avg.		343,486	100.0%	$15,262,071	100.0%	$44.43

(1)	Based on the underwritten rent roll dated as of April 1, 2019.

(2)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(3)	UW Base Rent, % of Total UW Base Rent and UW Base Rent $ per SF represent the straight-line average rent for The City of New York tenant through the maturity date of the 250 Livingston Loan Combination and include $1,719 of contractual rent steps through June 2019 related to Metro Finest Deli.

(4)	The City of New York has the option to terminate the aforementioned new lease with 18 months’ notice on (i) the 5th anniversary of the Commencement Date, without payment of any termination fee or (ii) the 7th anniversary of the Commencement Date, with payment of a $16,434,979.15 termination fee.

(5)	Based on the expiration date of the new lease which will succeed the two current leases (with expiration dates, of August 22, 2020) covering The City of New York’s office space in the 250 Livingston Property. The City of New York executed a new lease which will go into effect on the Commencement Date (the later to occur of August 23, 2020 or on the date that all of the borrower’s work in connection with the tenant’s initial occupancy of the premises is substantially completed). The City of New York’s new lease expires 10 years after the Commencement Date.

LOAN #9: 250 LIVINGSTON

The following table presents certain information relating to the multifamily units and rent at the 250 Livingston Property:

Multifamily Unit Mix(1)

Unit Type	# of Units	% of Units	Occupied Units	% Occupied	Average Unit Size (SF)	In-Place Average Rent per Month
Studio	14	38.9%	12	85.7%	736	$3,037
One Bedroom	22	61.1	22	100.0%	751	3,178
Total / Average	36	100.0%	34	94.4%	745	$3,128

(1)	Based on the underwritten rent roll dated April 1, 2019.

The following table presents certain information relating to the commercial lease rollover schedule at the 250 Livingston Property, based on initial lease expiration dates:

Lease Expiration Schedule(1)

Year Ending December 31	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent(2)	% of Total UW Base Rent(2)	UW Base Rent $ per SF(2)	# of Expiring Tenants
MTM	0	0.0%	0.0%	$0	0.0%	$0.00	0
2019	0	0.0	0.0%	0	0.0	0.00	0
2020	0	0.0	0.0%	0	0.0	0.00	0
2021	0	0.0	0.0%	0	0.0	0.00	0
2022	0	0.0	0.0%	0	0.0	0.00	0
2023	0	0.0	0.0%	0	0.0	0.00	0
2024	0	0.0	0.0%	0	0.0	0.00	0
2025	0	0.0	0.0%	0	0.0	0.00	0
2026	0	0.0	0.0%	0	0.0	0.00	0
2027	0	0.0	0.0%	0	0.0	0.00	0
2028	0	0.0	0.0%	0	0.0	0.00	0
2029	0	0.0	0.0%	0	0.0	0.00	0
2030(3) & Thereafter	343,486	100.0	100.0%	15,262,071	100.0	44.43	2
Vacant	0	0.0	100.0%	0	0.0	0.00	0
Total / Wtd. Avg.	343,486	100.0%		$15,262,071	100.0%	$44.43	2

(1)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the Lease Expiration Schedule.

(2)	UW Base Rent, % of Total UW Base Rent and UW Base Rent $ per SF represent the straight-line average rent for The City of New York tenant through the maturity date of the 250 Livingston Loan Combination and include $1,719 of contractual rent steps through June 2019 related to the Metro Finest Deli.

(3)	Based on the expiration date of the new lease, which will succeed the two current leases (with expiration dates, of August 22, 2020) covering The City of New York’s office space in the 250 Livingston Property. The City of New York executed a new lease which will go into effect on the Commencement Date (the later to occur of August 23, 2020 or on the date that all of the borrower’s work in connection with the tenant’s initial occupancy of the premises is substantially completed). The City of New York’s new lease expires 10 years after the Commencement Date.

The following table presents certain information relating to historical leasing at the 250 Livingston Property:

Historical Leased%(1)

	2016	2017	2018	As of 4/1/2019(2)
Commercial Owned Space	100.0%	100.0%	100.0%	100.0%
Residential Owned Space	90.4%	90.9%	90.5%	94.4%

(1)	As provided by the borrower, which represents occupancy as of September 30 for the indicated year, unless otherwise specified.

(2)	Based on the underwritten rent roll dated April 1, 2019.

LOAN #9: 250 LIVINGSTON

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the 250 Livingston Property:

Cash Flow Analysis(1)

	2016	2017	2018	TTM 3/31/2019	Underwritten	Underwritten $ per SF
Base Rent - Apartments	$1,198,879	$1,323,038	$1,144,960	$1,160,521	$1,276,328	$3.45
Potential Income from Vacant Units	0	0	0	0	80,984	0.22
Gross Potential Income - Apartments	$1,198,879	$1,323,038	$1,144,960	$1,160,521	$1,357,312	$3.67
Vacancy & Credit Loss(2)	0	0	0	0	(80,984)	(0.22)
Other Income - Apartments	103,680	86,405	48,729	43,040	43,040	0.12
EGI - Apartments	$1,302,559	$1,409,443	$1,193,689	$1,203,561	$1,319,368	$3.56

Commercial Rental Income(3)(4)	$5,680,659	$8,262,064	$8,264,304	$8,246,503	$15,262,071	$41.21
City of New York Parking Rent	208,333	225,000	225,000	225,000	225,000	0.61
Expense Reimbursements	1,309,563	1,418,187	1,538,792	1,576,234	0	0.00
Gross Potential Income - Commercial	$7,198,555	$9,905,251	$10,028,096	$10,047,737	$15,487,071	$41.82
Vacancy & Credit Loss(2)	0	0	0	0	(774,354)	(2.09)
EGI – Commercial	$7,198,555	$9,905,251	$10,028,096	$10,047,737	$14,712,718	$39.73

Total Effective Gross Income	$8,501,114	$11,314,694	$11,221,785	$11,251,298	$16,032,086	$43.29

Real Estate Taxes	$1,485,201	$1,579,909	$1,663,471	$1,693,890	$1,975,173	$5.33
Insurance	133,173	129,447	116,099	118,740	108,713	0.29
Management Fee	255,033	339,441	336,654	337,539	480,963	1.30
Other Operating Expenses	1,632,674	1,655,205	1,759,336	1,711,747	1,744,596	4.71
Total Operating Expenses	$3,506,081	$3,704,002	$3,875,560	$3,861,916	$4,309,444	$11.64

Net Operating Income(4)	$4,995,033	$7,610,692	$7,346,225	$7,389,382	$11,722,642	$31.66
TI/LC	0	0	0	0	0	0.00
Capital Expenditures	0	0	0	0	84,350	0.23
Net Cash Flow	$4,995,033	$7,610,692	$7,346,225	$7,389,382	$11,638,292	$31.43

Occupancy(5)	100.0%	100.0%	100.0%	100.0%	94.0%(2)
NOI Debt Yield	4.0%	6.1%	5.9%	5.9%	9.4%
NCF DSCR	1.09x	1.65x	1.60x	1.61x	2.53x

(1)	Interest income, lease cancellation income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.

(2)	Vacancy & Credit Loss is underwritten to the current, economic vacancy of 6.0% for the commercial space and 5.0% based on units for the residential space.

(3)	Commercial Rental Income represents the straight-line average rent for The City of New York tenant through the maturity date of the 250 Livingston Loan Combination and includes $1,719 of contractual rent steps through June 2019 related to the Metro Finest Deli.

(4)	The increase from TTM 3/31/2019 Net Operating Income to Underwritten Net Operating Income is primarily attributable to the increase in The City of New York’s rent in connection with its newly executed 10-year lease. Commercial Rental Income is comprised of the current rent that The City of New York is paying ($8,150,060) and the straight line average rent over the loan term ($7,024,334).

(5)	Occupancy represents only the commercial rent roll’s occupancy, as apartment income accounts for less than 10% of effective gross income.

■	Appraisal. According to the appraisal, the 250 Livingston Property had an “as-is” appraised value of $210,000,000 as of April 16, 2019.

Appraisal Approach	Value	Discount Rate	Capitalization Rate
Income Capitalization Approach	$210,000,000	7.00%(1)	6.00%(2)

(1)	Represents the internal rate of return.

(2)	Represents the terminal capitalization rate.

■	Environmental Matters. Based on a Phase I environmental report dated November 9, 2018, the environmental consultant did not identify evidence of any recognized environmental conditions or recommendations for further action at the 250 Livingston Property other than the continued implementation of the current asbestos operations and maintenance program.

■	Market Overview and Competition. The 250 Livingston Property is located in Brooklyn, New York, within the Brooklyn office market. Located on Livingston Street between Bond and Hoyt Streets, the 250 Livingston Property is situated north of the Boerum Hill neighborhood. According to the appraisal as of the fourth quarter of 2018, the Brooklyn office market contained approximately 29.8 million SF with an overall direct vacancy of 13.5% and average direct asking rents of $43.24 per SF. The 250 Livingston Property is more specifically located within the Downtown

LOAN #9: 250 LIVINGSTON

Brooklyn office submarket. According to the appraisal as of the fourth quarter of 2018, the Downtown Brooklyn office submarket contained approximately 12.4 million SF with an overall direct vacancy rate of 6.7% and average direct asking rents of $56.01 per SF.

The 250 Livingston Property is located approximately five blocks north of the A, C, F, N and R subway lines at the Jay Street - Metrotech station and within close proximity to the No. 2 and 3 subway lines at the Hoyt Street - Fulton Street station. The 250 Livingston Property is also located several blocks northeast of the Atlantic Terminal transit station, which is the third largest transportation hub in New York City. The Brooklyn and Manhattan Bridge ramps are each less than 10 blocks to the northwest of the 250 Livingston Property and the 250 Livingston Property is also within close proximity to the Brooklyn-Queens Expressway.

The following table presents certain information relating to comparable office buildings for the 250 Livingston Property:

Office Building Comparables(1)

Property Name	NRA (SF)	Direct Available SF	Sublease Available SF	Direct Occupancy (%)	Direct Asking Rent PSF (Low)	Direct Asking Rent PSF (High)
250 Livingston(2)	343,486	0	0	100.0%	NAP	NAP
44 Court Street	120,000	922	0	99.2%	$42.00	$42.00
32 Court Street	115,586	0	0	100.0%	NAP	NAP
50 Court Street	110,000	13,213	0	88.0%	$40.00	$45.00
486-496 Fulton Street	237,463	0	0	100.0%	NAP	NAP
368-370 Jay Street	345,639	0	0	100.0%	NAP	NAP
210 Joralemon Street	383,442	0	0	100.0%	NAP	NAP
141 Livingston Street	185,000	0	0	100.0%	NAP	NAP
240-252 Livingston Street	325,041	0	0	100.0%	NAP	NAP
175 Remsen Street	115,000	0	2,577	100.0%	NAP	NAP
41 Flatbush Avenue	270,000	242,992	0	10.0%	$40.00	$55.00
30 Flatbush Avenue	235,000	0	0	100.0%	NAP	NAP
25 Elm Place	159,457	0	0	100.0%	NAP	NAP
26 Court Street	293,137	2,090	0	99.3%	$50.00	$50.00
186 Joralemon Street	75,000	2,650	0	96.5%	$50.00	$50.00
180 Livingston Street	257,000	0	0	100.0%	NAP	NAP
177 Livingston Street	114,108	0	0	100.0%	NAP	NAP
191 Joralemon Street	138,000	0	0	100.0%	NAP	NAP
130 Livingston Street	407,533	0	0	100.0%	NAP	NAP
189 Montague Street	85,644	0	0	100.0%	NAP	NAP
195 Montague Street	211,391	31,883	0	84.9%	$45.00	$55.00
Total (excluding 250 Livingston)	4,138,441	293,750	2,577
Average (excluding 250 Livingston)	209,172	14,688	129	93.0%	$40.00	$55.00

(1)	Source: Appraisal.

(2)	Based on the underwritten rent roll dated April 1, 2019, excludes the 26,819 SF of residential space at the 250 Livingston Property and includes 990 SF of retail space.

■	The Borrower. The borrower, 250 Livingston Owner LLC, a Delaware limited liability company and a recycled single purpose entity, is 100% owned by Berkshire Equity LLC which is approximately 40.4% owned by its managing member, Clipper Realty L.P., a Delaware limited partnership. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the 250 Livingston Loan Combination. Clipper Realty L.P. is approximately 96.1% owned by its general partner, Clipper Realty Inc., a Maryland corporation and public REIT, and approximately 3.9% owned by various limited partners. The non-recourse carve-out guarantors are Clipper Realty Inc. and Clipper Realty L.P. Clipper Realty Inc. is a real estate investment trust that is headquartered in Brooklyn, New York. Clipper Realty Inc. specializes in acquiring, owning, repositioning, operating and managing various asset types.

LOAN #9: 250 LIVINGSTON

■	Escrows. On the origination date of the 250 Livingston Loan Combination, the borrower funded a reserve of $148,101 for real estate taxes and $5,376,645 for a gap rent reserve. On each due date commencing with the due date occurring in July 2019 through and including the due date occurring in August 2020, the lender is required to deposit a portion of the gap rent reserve funds equal to $413,588 into an account designated by the borrower (unless a 250 Livingston Trigger Period (as defined below) is then ongoing, in which case said amount will be deposited into the lockbox account). If the borrower fails to deliver evidence to the lender on or before August 30, 2020 that the New ST Lease Commencement Conditions (as defined below) have been satisfied, then on the due date in September 2020 and each due date thereafter until the lender receives evidence that the New ST Lease Commencement Conditions have been satisfied, the borrower will be required to deposit an amount equal to the positive difference (as determined by the lender in its sole, but good faith, discretion) between: (x) the full amount of rent which would have been paid pursuant to the New ST Lease (as defined below) during the applicable month assuming the New ST Lease Commencement Conditions had been satisfied prior to the date of said deposit and (y) the amount that the lender anticipates will actually be received pursuant to the Existing ST Lease (as defined below) for the applicable month (each such deposit, a “Gap Rent True-Up Deposit”).

An “Existing ST Lease” means (individually and/or collectively, as the context requires) each of (i) that certain Agreement of Lease, dated as of January 1, 1997 by and between the borrower as successor-in-interest to NPMM Realty, Inc., as landlord, and The City of New York and (ii) that certain Agreement of Lease, dated as of July 1, 1999 by and between Livingston Acquisition, LLC, as landlord, and The City of New York, as tenant.

A “New ST Lease” means that certain Agreement of Lease, dated on or around May 8, 2019 by and between the borrower, as landlord, and The City of New York, as tenant.

The “New ST Lease Commencement Conditions” means: (i) all Unfunded Obligations (as defined below) with respect to the New ST Lease have been completed in a manner acceptable to the lender (in its reasonable discretion), (ii) the Commencement Date (as defined above) has occurred, (iii) the tenant under the New ST Lease has commenced the payment of full unabated rent pursuant to the New ST Lease and (iv) no Specified Tenant Trigger Period (as defined below) is ongoing.

Additionally, on each monthly due date, the borrower is required to fund the following reserves with respect to the 250 Livingston Loan Combination: (i) a tax reserve in an amount equal to one-twelfth of the amount that the lender estimates (initially $148,101) will be necessary to pay taxes over the then succeeding 12-month period, (ii) an insurance reserve in an amount equal to one-twelfth of the amount that the lender estimates will be necessary to cover premiums over the then succeeding 12-month period; however, such reserve has been conditionally waived so long as the borrower maintains a blanket policy meeting the requirements of the 250 Livingston Loan Combination documents and (iii) during the continuance of a 250 Livingston Trigger Period (as defined below), replacement reserves in an amount equal to $7,029.

The borrower also covenanted under the 250 Livingston Loan Combination documents to (i) complete the façade work and the replacement of the roof (the “Immediate Repairs”) within 12 months from the origination date and (ii) complete and/or pay for certain tenant improvements pursuant to the New ST Lease (the “Unfunded Obligations”) as and when the same are required. If an event of default occurs and is continuing and/or if the borrower breaches the requirement to pay the Unfunded Obligations or perform the Immediate Repairs, the borrower will be required, within five days after the lender requests the same, to deliver cash (to be held as security for completion of the Unfunded Obligations, Immediate Repairs and security for payment of the debt under the 250 Livingston Loan Combination) in the amount that the lender determines (in its reasonable discretion) is necessary to complete the Unfunded Obligations and outstanding Immediate Repairs (the “Guaranteed Reserve Deposit”). At origination of the 250 Livingston Loan Combination, the borrower and the guarantor personally guaranteed the obligation to make a Guaranteed Reserve Deposit and the obligation to make a Gap Rent True-Up Deposit.

LOAN #9: 250 LIVINGSTON

■	Lockbox and Cash Management. The 250 Livingston Loan Combination is structured with a springing lockbox and springing cash management. The 250 Livingston Loan Combination documents require that, upon the occurrence and during the continuance of a 250 Livingston Trigger Period, the borrower is required to direct all tenants to deposit rents directly to a lender-controlled lockbox account. In addition, the borrower is required to cause all rents received by the borrower or the property manager with respect to the 250 Livingston Property to be deposited into such lockbox account immediately following receipt. On each business day during the continuance of a 250 Livingston Trigger Period, all amounts in the lockbox account are required to be remitted to a lender-controlled cash management account to be applied and disbursed in accordance with the 250 Livingston Loan Combination documents and all excess cash flow funds remaining in the cash management account after the application of such funds in accordance with the 250 Livingston Loan Combination documents are required to be held by the lender in an excess cash flow reserve account as additional collateral for the 250 Livingston Loan Combination. Upon an event of default under the 250 Livingston Loan Combination documents, the lender will apply funds to the debt in such priority as it may determine.

A “250 Livingston Trigger Period” means a period commencing upon the earliest to occur of (i) an event of default, (ii) the debt yield being less than 7.0%, and (iii) a Specified Tenant Trigger Period (as defined below), and expiring upon (a) with respect to clause (i) above, the cure of such event of default, (b) with respect to clause (ii) above, the date that the debt yield is equal to or greater than 7.25% for two consecutive calendar quarters, and (c) with respect to clause (iii) above, such Specified Tenant Trigger Period ceasing to exist.

A “Specified Tenant” means, as applicable, (i) The City of New York, (ii) any other tenant leasing all or a portion of the applicable Specified Tenant space and any guarantors of the related Specified Tenant lease.

A “Specified Tenant Termination Exercise Event” means the Specified Tenant pursuant to the New ST Lease has given written notice that it intends to exercise the termination right set forth in the New ST Lease.

A “Specified Tenant Trigger Period” will (A) commence upon the first to occur of (i) a Specified Tenant being in a monetary or material non-monetary default under the applicable Specified Tenant lease beyond all applicable notice and cure periods set forth in the Specified Tenant lease, (ii) a Specified Tenant failing to be in actual, physical possession of the Specified Tenant space and open for business, (iii) the Specified Tenant giving notice that it is terminating its lease for all or any portion of the Specified Tenant space, (iv) any termination or cancellation of any Specified Tenant lease (including, without limitation, rejection in any bankruptcy or similar insolvency proceeding) and/or any Specified Tenant lease failing to otherwise be in full force and effect, (v) any bankruptcy or similar insolvency of a Specified Tenant, (vi) a Specified Tenant failing to extend or renew the applicable Specified Tenant lease on or prior to the applicable Specified Tenant extension deadline in accordance with the applicable terms and conditions of the applicable Specified Tenant lease and the 250 Livingston Loan Combination documents for the applicable Specified Tenant renewal term and (vii) to the extent a Specified Tenant Termination Exercise Event has occurred, the date that is 18 months prior to the date the New ST Lease will terminate in connection with said Specified Tenant Termination Exercise Event, and (B) expire upon the first to occur of (i) the satisfaction of the Specified Tenant cure conditions under the 250 Livingston Loan Combination documents, or (ii) the borrower leasing either the entire Specified Tenant space or a portion thereof in accordance with the applicable terms and conditions of the 250 Livingston Loan Combination documents, the applicable tenant under the lease being in actual physical occupancy of and open to the public for business in, the space demised under its lease and paying the full, unabated amount of the rent due under its lease.

■	Property Management. The 250 Livingston Property is self-managed by the borrower.

■	Mezzanine or Secured Subordinate Indebtedness. Not permitted.

■	Release of Collateral. Not permitted.

■	Terrorism Insurance. The 250 Livingston Loan Combination documents require that the “all-risk” insurance policy required to be maintained by the borrower provide coverage for terrorism in an amount equal to the full replacement cost of the 250 Livingston Property, plus business interruption coverage in an amount equal to 100% of the projected gross income for the 250 Livingston Property until the completion of restoration or the expiration of 18 months, with a six-month extended period of indemnity. The “all-risk” policy containing terrorism insurance is required to contain a deductible that is no greater than $25,000. See “Risk Factors—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Preliminary Prospectus.

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LOAN #10: GRAND CANAL SHOPPES

VENETIAN
TAO
TAO

TAO

PANDORA

GRAND
CANAL
SHOPPES
SHOPPING
& DINING
TAO

LOAN #10: GRAND CANAL SHOPPES

LOAN #10: GRAND CANAL SHOPPES

LOAN #10: GRAND CANAL SHOPPES

LOAN #10: GRAND CANAL SHOPPES

LOAN #10: GRAND CANAL SHOPPES

Mortgaged Property Information			Mortgage Loan Information
Number of Mortgaged Properties	1		Loan Seller(4)	JPMCB
Location (City/State)	Las Vegas, Nevada		Cut-off Date Balance(5)	$50,000,000
Property Type	Retail		Cut-off Date Balance per SF	$1,000.14
Size (SF)(1)	759,891		Percentage of Initial Pool Balance	4.2%
Total Occupancy as of 5/31/2019 (1)	94.0%		Number of Related Mortgage Loans	None
Owned Occupancy as of 5/31/2019(1)	94.0%		Type of Security	Fee Simple/Leasehold
Year Built / Latest Renovation	1999 / 2007		Mortgage Rate(6)	3.74080%
Appraised Value(2)	$1,640,000,000		Original Term to Maturity (Months)	120
Appraisal Date	4/03/2019		Original Amortization Term (Months)	NAP
Borrower Sponsors	Grand Canal Shoppes Holdings, LLC		Original Interest Only Period (Months)	120
			First Payment Date	8/1/2019
Property Management	Brookfield Properties Retail Inc.		Maturity Date	7/1/2029

Underwritten Revenues	$104,029,334
Underwritten Expenses	$31,007,624		Escrows(7)
Underwritten Net Operating Income (NOI)	$73,021,709			Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$70,997,903		Taxes	$0	$0
Cut-off Date LTV Ratio(3)	46.3%		Insurance	$0	$0
Maturity Date LTV Ratio(3)	46.3%		Replacement Reserve	$0	$0
DSCR Based on Underwritten NOI / NCF(3)	2.53x / 2.46x		TI/LC	$0	$0
Debt Yield Based on Underwritten NOI / NCF(3)	9.6% / 9.3%		Other(8)	$13,527,940	$0

Sources and Uses
Sources	$	%	Uses	$	%
Senior Loan Combination Amount(4)	$760,000,000	77.9%	Existing CMBS Mortgage Loan Payoff	$627,284,452	64.3%
Subordinate Companion Loan Amount	215,000,000	22.1	Upfront Reserves	13,527,940	1.4
			Closing Costs	1,143,041	0.1
			Return of Equity	333,044,567	34.2
Total Sources	$975,000,000	100.0%	Total Uses	$975,000,000	100.0%

(1)	Size (SF) excludes the 84,743 SF space currently leased to Barneys New York. Though initially included in the collateral, the borrowers have the right to obtain release of such space with no related prepayment of the Grand Canal Shoppes Loan Combination (as defined below), subject to certain conditions in the loan documents. As such, no value, underwritten rental income or square footage has been attributed to this space.

(2)	Appraised Value represents the “As-Is” Value which is exclusive of value associated with the Barneys New York space, which may be released from the collateral upon lease expiration in January 2020. See “Release of Collateral” below.

(3)	Calculated based on the aggregate outstanding principal balance of the Grand Canal Shoppes Senior Pari Passu Notes (as defined below). See “—The Mortgage Loan” below.

(4)	The Grand Canal Shoppes Loan Combination (as defined below) was co-originated by MSBNA (as defined below), JPMCB (as defined below), WFB (as defined below) and GS (as defined below).

(5)	The Grand Canal Shoppes Loan (as defined below) is part of a loan combination comprised of (i) 23 senior pari passu notes, with an aggregate outstanding principal balance as of the Cut-off Date of approximately $760.0 million and (ii) one subordinate note, with an aggregate outstanding principal balance as of the Cut-off Date of $215.0 million.

(6)	Reflects the Grand Canal Shoppes Senior Pari Passu Loans only. The Grand Canal Shoppes Subordinate Companion Loan accrues interest at the rate of 6.25% per annum.

(7)	See “Escrows” below.

(8)	Other Escrows represents (i) $12,309,694 reserved for outstanding tenant obligations associated with 33 tenants and (ii) $1,218,246 reserved for gap rent associated with five tenants.

■

The Mortgage Loan. The mortgage loan (the “Grand Canal Shoppes Loan”) is part of a loan combination (the “Grand Canal Shoppes Loan Combination”) evidenced by 24 notes comprised of (i) 23 senior pari passu notes (collectively, the “Grand Canal Shoppes Senior Pari Passu Notes”) with an aggregate principal balance as of the Cut-off Date of $760,000,000 and (ii) one subordinate note (the “Grand Canal Shoppes Subordinate Companion Loan”) with a principal balance as of the Cut-off Date of $215,000,000. The Grand Canal Shoppes Subordinate Companion Loan is subordinate to the Grand Canal Shoppes Senior Pari Passu Notes as and to the extent described in “Description of the Mortgage Pool—The Loan Combinations—The Grand Canal Shoppes Pari Passu-AB Loan Combination” in the Preliminary Prospectus. The aggregate outstanding principal balance as of the Cut-off Date of all notes evidencing the Grand Canal Shoppes Loan Combination is $975,000,000. The Grand Canal Shoppes Loan Combination is secured by a first priority fee simple and leasehold mortgage encumbering a 759,891 SF specialty retail center located in Las Vegas, Nevada (the “Grand Canal Shoppes Property). The Grand Canal Shoppes Loan, which is evidenced by the non-controlling note A-3-1, has an outstanding balance as of the Cut-Off Date of $50,000,000 and represents approximately 4.2% of Initial Pool Balance. The related senior companion loans are evidenced by 22 senior pari passu notes (collectively, the Grand Canal Shoppes Pari Passu Companion Loans”), which have an aggregate outstanding principal balance as of the Cut-off Date of $710,000,000, and the Grand Canal Shoppes Subordinate Companion Loan as detailed in the Loan Combination Summary table below. The Grand Canal Shoppes Loan Combination was co-originated by Morgan Stanley Bank, N.A. (“MSBNA”), JP Morgan Chase Bank, National Association (“JPMCB”), Wells Fargo Bank, N.A. (“WFB”) and Goldman Sachs Bank USA (“GS”) on June 3, 2019. The Grand Canal Shoppes Senior Pari Passu Notes have an interest rate of 3.74080% per annum and the Grand Canal Shoppes Subordinate Companion Loan has an interest rate of 6.25000% per annum. The Grand Canal Shoppes Borrowers (as defined below) utilized the proceeds of the Grand Canal Shoppes Loan Combination to pay off existing debt, fund reserves, return equity to the borrower sponsor and pay origination costs.

LOAN #10: GRAND CANAL SHOPPES

Loan Combination Summary

Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1-1, A-1-6	$70,000,000	$70,000,000	MSC 2019-H7	Yes(1)
A-1-2	$50,000,000	$50,000,000	MSBNA	No
A-1-3	$40,000,000	$40,000,000	MSBNA	No
A-1-4	$40,000,000	$40,000,000	MSBNA	No
A-1-5	$13,846,154	$13,846,154	MSBNA	No
A-1-7	$10,000,000	$10,000,000	MSBNA	No
A-1-8	$10,000,000	$10,000,000	MSBNA	No
A-2-1	$50,000,000	$50,000,000	WFB	No
A-2-2	$50,000,000	$50,000,000	WFB	No
A-2-3	$40,000,000	$40,000,000	WFB	No
A-2-4	$25,000,000	$25,000,000	WFB	No
A-2-5	$10,384,615	$10,384,615	WFB	No
A-3-1	$50,000,000	$50,000,000	Benchmark 2019-B12	No
A-3-2	$50,000,000	$50,000,000	JPMCB	No
A-3-3	$40,000,000	$40,000,000	JPMCB	No
A-3-4	$25,000,000	$25,000,000	JPMCB	No
A-3-5	$10,384,615	$10,384,615	JPMCB	No
A-4-1	$50,000,000	$50,000,000	GSB	No
A-4-2	$50,000,000	$50,000,000	GSB	No
A-4-3	$40,000,000	$40,000,000	GSB	No
A-4-4	$25,000,000	$25,000,000	GSB	No
A-4-5	$10,384,615	$10,384,615	GSB	No
B-1	$215,000,000	$215,000,000	Third party holder	Yes(1)
Total	$975,000,000	$975,000,000

(1)	The holder of the Grand Canal Shoppes Subordinate Companion Loan will have the right to appoint the special servicer of the Grand Canal Shoppes Loan Combination and to direct certain decisions with respect to the Grand Canal Shoppes Loan Combination, unless a control appraisal event exists under the related co-lender agreement. The Grand Canal Shoppes Loan Combination will be serviced pursuant to the pooling and servicing agreement for the MSC 2019-H7 securitization.

The Grand Canal Shoppes Loan Combination had an initial term of 120 months, has a remaining term of 119 months as of the Cut-off Date and requires monthly payments of interest only for the term of the Grand Canal Shoppes Loan Combination. The scheduled maturity date of the Grand Canal Shoppes Loan Combination is the due date in July 2029. Provided no event of default has occurred and is continuing, at any time after the earlier to occur of (i) June 3, 2022 and (ii) the second anniversary of the last securitization of a note comprising part of the Grand Canal Shoppes Loan Combination, the Grand Canal Shoppes Loan Combination may be defeased with certain direct full faith and credit obligations of the United States of America or other obligations which are “government securities” permitted under the Grand Canal Shoppes Loan Combination documents. Voluntary prepayment of the Grand Canal Shoppes Loan Combination is permitted on or after the due date in March 2029 without payment of any prepayment premium.

■	The Mortgaged Property. The Grand Canal Shoppes Property is a 759,891 SF specialty retail center that predominantly comprises the first-, second-, and third-levels of The Venetian Hotel and Casino (the “Venetian”) and Palazzo Resort and Casino (the “Palazzo”). The Grand Canal Shoppes Property opened in 1999, with an expansion completed in conjunction with the construction of The Palazzo in 2007, and is anchored by an 84,743 SF, three level Barneys New York, currently slated to close by January 2020. Barneys New York will be part of the collateral for the Grand Canal Shoppes Loan Combination as of the origination date; however, the Borrowers (as defined below) have the right to obtain a free release of the Barneys Parcel (as defined below) subject to certain conditions in the loan documents. At origination, no value or rental income was attributed to the Barneys Parcel.

The Grand Canal Shoppes Property is situated across 21.1 acres of land along the central portion of Las Vegas Boulevard (“The Strip”). The Grand Canal Shoppes Property is a premier shopping, entertainment and dining venue in Las Vegas featuring a unique Venetian-inspired setting with luxury retailers and restaurant concepts. Attractions include a gondola ride through the canals of the Grand Canal Shoppes Property (operated by Emporio D’Gondola), as well as showroom/theater space for live performances.

The Venetian and the Palazzo Resort are luxury hotels and casino resorts situated within the southeast quadrant of Las Vegas Boulevard and Sands Avenue. The Venetian and the Palazzo are owned and operated by Las Vegas Sands. The overall resort complex is the largest on The Strip and includes a combined 7,117 rooms and 225,000 SF of gaming space, none of which are collateral for the Grand Canal Shoppes Loan Combination. The Grand Canal Shoppes Property is physically connected to the Venetian and the Palazzo, which combine to create a large hotel and resort complex with over 7,000 hotel rooms, 2.3 million SF of meeting space, one million SF of retail space and more than 30 restaurants. In addition, the Grand Canal Shoppes Property is within walking distance to over 140,000 hotel rooms.

LOAN #10: GRAND CANAL SHOPPES

The Grand Canal Shoppes Property is currently 94.0% leased as of May 31, 2019. The Grand Canal Shoppes Property generated $427.6 million in gross sales with comparable in-line and food court sales of $1,182 PSF as of the trailing twelve month period ending February 2019. The Grand Canal Shoppes Property generates over 60% of its top line revenue from food and entertainment offerings, including restaurants such as Tao Asian Bistro, featuring a night and beach club, Grand Lux Café, Sushi Samba, Delmonico Steakhouse, Cut by Wolfgang Puck, Smith & Wollensky, Verdugo West Brewery, Xiang Tian Xia Chinese Hot Pot and Recital Karaoke, among others. Noteworthy luxury retailers at the Grand Canal Shoppes Property include Louis Vuitton, Salvatore Ferragamo, Fendi and Jimmy Choo.

From 2015 through January 2019, capital expenditures, inclusive of development capital and landlord work, of approximately $20.3 million ($26.70 PSF) were invested in the Grand Canal Shoppes Property. In addition, there is a planned renovation and redevelopment of the common areas within the shopping areas above The Palazzo. Ownership is budgeting approximately $12.0 million to improve lighting and finishes, in an attempt to maintain existing and attract new tenants to this portion of the Grand Canal Shoppes Property. According to management, renovations are expected to begin in September 2019. Additionally, in conjunction with the development of a 27,422 SF international food hall, certain renovations, new finishes and lighting are expected to be completed in 2020. Such renovation and redevelopment, as well as development of the new food hall, are not required by or reserved for under the Grand Canal Shoppes Loan documents, and we cannot assure you that any such renovation, redevelopment, or food hall development will be completed.

The Grand Canal Shoppes Property is anchored by 18 major tenants which combined generate approximately $140.3 million in annual sales as of the trailing twelve month period ending February 2019. Since 2015, the Grand Canal Shoppes Property’s sales performance has steadily increased year-over-year, growing 21.4% over this period. Furthermore, since 2015 comparable in-line and food court sales have consistently exceeded $1,080 PSF and have reached $1,182 PSF as of the trailing twelve month period ending February 2019.

■	Ground/Air Rights Leases. A portion of the Grand Canal Shoppes Property, consisting of the first floor of Barneys New York and the ground floor space, is ground leased by Venetian Casino Resort, LLC, an affiliate of Las Vegas Sands Corporation, to the Borrowers. The ground floor space consists of restaurants and retail shops contained in the Venetian and the Palazzo. The ground lease for the casino level of the Venetian portion of the Grand Canal Shoppes Property, between Venetian Casino Resort, LLC and the Grand Canal Shoppes Borrower (as defined below), expires in 2093 (the “Venetian Ground Lease”), while the ground lease for the casino level of the Palazzo portion of the Grand Canal Shoppes Property, between Venetian Casino Resort, LLC and the Shoppes at the Palazzo Borrower (as defined below), expires in 2097 (the “Palazzo Ground Lease”). The annual rents for each of the foregoing ground leases is $1 and each of the Borrowers has the option to purchase the premises for $1 on each applicable expiration date.

The Shoppes at the Palazzo Borrower also ground leases a certain air rights parcel (the “Walgreens Air Rights Space”), pursuant to a certain commercial lease (the “Walgreens Air Rights Lease”; and, collectively, with the Venetian Ground Lease and the Palazzo Ground Lease, the “Ground Leases”) between the Shoppes at the Palazzo Borrower, as lessee, and CAP II-Buccaneer, LLC, as lessor. The Walgreens Air Rights Lease requires an annual rent payment of $600,000 for lease years one through seven, with annual escalation based on the Consumer Price Index (not to exceed 2%), and expires in 2064 with one 40-year extension option. The Walgreens Air Rights Space is currently occupied by Buddy V’s Ristorante and Carlo’s Bakery (12,839 SF, 1.5% of underwritten base rent). The Venetian subleases a portion of the air rights parcel from the Shoppes at the Palazzo Borrower pursuant to a separate sublease. The Venetian is responsible under its sublease for an amount equal to 80.68% of the ground rent under the Walgreens Air Rights Lease. The remaining collateral, except for the Walgreens air rights lease space, is owned in fee. A portion of the fee is located at the ground level (the retail annex), with the majority fee located on levels 2 and 3. The collateral is vertically subdivided (i.e., the fee ownership is solely of the designated space on the ground level and levels 2 and 3). A reciprocal easement agreement governs the relationship among the owners of the Grand Canal Shoppes Property, and the owners of other interests in the complex that includes the Venetian and the Palazzo.

The following table presents certain information relating to the major tenants (of which, certain tenants may have co-tenancy provisions) at the Grand Canal Shoppes:

LOAN #10: GRAND CANAL SHOPPES

Largest Tenants Based on Underwritten Base Rent(1)

Tenant Name	Credit Rating (Fitch/MIS/S&P)(2)	Tenant GLA	% of GLA	UW Base Rent(3)	% of Total UW Base Rent(3)	UW Base Rent $ per SF(3)	Tenant Sales $ per SF(4)	Lease Expiration	Renewal / Extension Options
The Venetian Casino Resort(5)	BBB-/NR/BBB-	81,105	10.7%	$4,598,023	6.9%	$56.69	NAV	5/31/2029	NAP
Emporio D’Gondola(6)	NR/NR/NR	922	0.1	$4,051,692	6.0	$4,394.46	NAV	5/31/2029	NAP
Regis Galerie(7)	NR/NR/NR	28,099	3.7	$2,367,955	3.5	$84.27	$249	5/31/2025	NAP
Sephora	NR/NR/A+	10,074	1.3	$2,299,995	3.4	$228.31	NAV	7/31/2021	NAP
Welcome to Las Vegas(8)	NR/NR/NR	14,234	1.9	$2,000,502	3.0	$140.54	$465	12/31/2020	NAP
TAO Nightclub(9)	NR/NR/NR	49,441	6.5	$1,576,386	2.4	$31.88	$723	1/31/2025	NAP
Grand Lux Café	NR/NR/NR	19,100	2.5	$1,463,633	2.2	$76.63	$1,151	12/31/2029	NAP
CUT By Wolfgang Puck	NR/NR/NR	12,247	1.6	$1,261,441	1.9	$103.00	$1,157	5/31/2028	NAP
Mercato Della Pescheria	NR/NR/NR	16,479	2.2	$1,131,448	1.7	$68.66	$556	11/30/2025	NAP
Bellusso Jewelry	NR/NR/NR	2,999	0.4	$1,068,964	1.6	$356.44	$2,725	11/30/2022	NAP
Golden Gai	NR/NR/NR	12,820	1.7	$1,034,959	1.5	$80.73	NAV	12/31/2029	NAP
Peter Lik Gallery	NR/NR/NR	4,394	0.6	$979,686	1.5	$222.96	$878	8/31/2021	NAP
Smith & Wollensky	NR/NR/NR	14,751	1.9	$942,502	1.4	$63.89	NAV	6/30/2028	NAP
Michael Kors	BBB-/NR/BBB-	4,066	0.5	$917,907	1.4	$225.75	$803	1/31/2026	NAP
Recital Karaoke	NR/NR/NR	14,062	1.9	$897,999	1.3	$63.86	NAV	2/28/2029	NAP
Largest Tenant Totals		284,793	37.5%	$26,593,092	39.7%	$93.38
Remaining Tenants		429,835	56.6%	$40,441,789	60.3%	$94.09
Occupied Total		714,628	94.0%	$67,034,881	100.0%	$93.80
Vacant Spaces		45,263	6.0%
Totals / Wtd. Avg. All Tenants		759,891	100.0%

(1)	Information is based on the underwritten rent roll dated May 31, 2019.

(2)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(3)	UW Base Rent, % of Total UW Base Rent and UW Base Rent $ per SF reflect the following: (a) in-place leases based on the May 2019 rent roll and (b) contractual rent steps of $2,184,628 through May 31, 2020.

(4)	Tenant Sales $ per SF are as of February 2029.

(5)	Venetian Casino Resort has (i) 34,088 SF expiring on July 31, 2025, (ii) 38,920 SF expiring on May 31, 2029, (iii) 8,096 SF expiring on September 30, 2033 and (iv) 1 SF expiring on December 31, 2019 that generates $60,991 in underwritten base rent.

(6)	Operates the gondola attraction at the Grand Canal Shoppes Property.

(7)	Regis Galerie has (i) 8,406 SF expiring on December 31, 2020, (ii) 4,654 SF expiring on February 29, 2020, (iii) 15,039 SF expiring on May 31, 2025.

(8)	The Welcome to Las Vegas tenant has an additional lease that is expected to commence February 2020. Welcome to Las Vegas has (i) 10,239 SF expiring on December 31, 2020 and (ii) 3,995 SF expiring on January 31, 2030.

(9)	TAO has (i) 1,088 SF expiring on January 31 2020, (ii) 39,553 SF expiring on January 31, 2025 and (iii) 8,800 SF expiring May 31, 2029.

The following table presents certain information relating to the lease rollover schedule at the Grand Canal Shoppes Property based on initial lease expiration dates:

Lease Expiration Schedule(1)(2)

Year Ending December 31	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent(3)	% of Total UW Base Rent	UW Base Rent $ per SF	# of Expiring Leases
MTM(4)	2,080	0.3%	0.3%	$0	0.0%	$0.00	2
2019	39,567	5.2%	5.5%	2,436,560	3.6	$61.58	17
2020	80,052	10.5%	16.0%	4,475,224	6.7	$55.90	25
2021	28,634	3.8%	19.8%	5,748,002	8.6	$200.74	16
2022	35,084	4.6%	24.4%	4,683,674	7.0	$133.50	13
2023	41,038	5.4%	29.8%	5,490,655	8.2	$133.79	20
2024	60,412	8.0%	37.8%	6,381,261	9.5	$105.63	22
2025	146,378	19.3%	57.0%	10,519,793	15.7	$71.87	20
2026	29,721	3.9%	60.9%	2,751,933	4.1	$92.59	9
2027	6,142	0.8%	61.7%	859,431	1.3	$139.93	3
2028	48,011	6.3%	68.1%	4,940,574	7.4	$102.91	9
2029	185,418	24.4%	92.5%	18,048,649	26.9	$97.34	27
2030 & Thereafter	12,091	1.6%	94.0%	699,125	1.0	$57.82	2
Vacant	45,263	6.0%	100.0%	NAP	NAP	NAP	NAP
Total / Wtd. Avg.	759,891	100.0%		$67,034,881	100.0%	$93.80	185

(1)	Information is based on the underwritten rent roll.

(2)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the lease rollover schedule.

(3)	UW Base Rent reflects the following: (a) in-place leases based on the May 2019 rent roll and (b) contractual rent steps of $2,184,628 through May 31, 2020.

(4)	MTM is inclusive of two storage units for specific tenants located across the Grand Canal Shoppes Property.

LOAN #10: GRAND CANAL SHOPPES

The following tables presents certain information relating to historical occupancy and estimated tenant sales at the Grand Canal Shoppes Property:

Historical Occupancy

	2014	2015	2016	2017	2018	Current(1)
The Venetian Occupancy (%)	95.1%	92.6%	98.3%	95.7%	99.1%	97.1%
The Palazzo Occupancy (%)	88.2%	89.5%	86.2%	88.4%	83.0%	86.2%
Total Occupancy (%)	92.6%	91.5%	93.9%	93.0%	93.3%	94.0%

(1)	Current occupancy is based on the May 31, 2019 underwritten rent roll.

Historical In-line Sales(1)

	2015	2016	2017	2018	TTM February 2019 Sales	TTM February 2019 Sales PSF
Anchor/Major Sales(2)	$129,599,970	$129,282,829	$130,862,228	$138,705,093	$140,317,346	$1,046
Comparable In-Line Sales	$200,973,916	$207,912,708	$223,524,143	$244,916,086	$244,795,176	$1,154
Comparable Food Court Sales	$17,055,210	$19,744,070	$21,275,466	$23,538,795	$23,688,945	$1,580

(1)	Information as provided by the borrower sponsor and only includes tenants reporting sales.

(2)	Anchor/Major Sales excludes all sales associated with Barney’s New York.

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the Grand Canal Shoppes Property:

Cash Flow Analysis

	2016	2017	2018	TTM 3/31/2019	Underwritten	Underwritten $ per SF
Base Rent(1)	$68,255,204	$67,507,328	$66,471,558	$66,941,590	$64,850,253	$85.34
Rent Steps	0	0	0	0	2,184,628	2.87
Total Recoveries	31,633,869	27,875,777	25,766,223	25,166,107	26,539,087	34.92
Other Income(2)	12,765,993	12,203,223	10,872,872	10,365,738	10,455,366	13.76
Effective Gross Income	$112,655,066	$107,586,327	$103,110,653	$102,473,435	$104,029,334	$136.90

Real Estate Taxes	$1,952,631	$1,995,183	$2,076,447	$2,102,023	$2,102,023	$2.77
Insurance	268,881	248,826	253,530	260,040	260,040	0.34
Other Operating Expenses(3)	31,074,924	30,916,371	29,454,203	28,645,562	28,645,562	37.70
Total Operating Expenses	$33,296,436	$33,160,381	$31,784,180	$31,007,624	$31,007,624	$40.81

Net Operating Income(1)	$79,358,630	$74,425,947	$71,326,473	$71,465,811	$73,021,709	$96.09
Capital Expenditures	0	0	0	0	0	0.00
TI/LC	0	0	0	0	2,023,806	2.66
Net Cash Flow	$79,358,630	$74,425,947	$71,326,473	$71,465,811	$70,997,903	$93.43

Occupancy(4)	93.9%	93.0%	93.3%	93.9%	94.0%
NOI Debt Yield(5)	10.4%	9.8%	9.4%	9.4%	9.6%
NCF DSCR(5)	2.75x	2.58x	2.47x	2.48x	2.46x

(1)	UW Base Rent reflects the following: (a) in-place leases based on the March 2019 rent roll and (b) contractual rent steps of $2,184,628 through May 31, 2020. UW Base Rent excludes any rent associated with the Barneys New York space. The increase in UW Base Rent and Net Operating Income from TTM 3/31/2019 is due to recent leasing activity.

(2)	Other Income includes vending income, enterprise income, advertising revenue sponsorship income, specialty leasing income, overage rent and percent in lieu.

(3)	Other Operating Expenses includes the applicable portion of Walgreens ground/air rights lease rent, which equates to $133,475 (19.32% of the annual ground lease payment) was underwritten. The Venetian is responsible under its sublease for the remaining 80.68% of the ground rent under the Walgreens lease.

(4)	2016, 2017 and 2018 based on Q4 of each respective year. Underwritten Occupancy is based on the underwritten rent roll dated May 31, 2019.

(5)	Debt service coverage ratios and debt yields are based on the Grand Canal Shoppes Pari Passu Companion Loans and exclude the Grand Canal Shoppes Subordinate Companion Loan.

LOAN #10: GRAND CANAL SHOPPES

■	Appraisal. According to the appraisal, the Grand Canal Shoppes Property had a “As-Is” appraised value of $1,640,000,000 as of April 3, 2019.

Appraisal Approach	“As-Is” Value(1)	Discount Rate	Capitalization Rate
Income Capitalization Approach	$1,640,000,000	6.25%	4.34%

(1)	The “As-Is” Appraised Value of $1,640,000,000 is exclusive of any value associated with the Barney’s New York space, which is expected to close in January 2020.

■	Environmental Matters. Based on a Phase I environmental report dated May 15, 2019, the environmental consultant did not identify evidence of any recognized environmental conditions or recommendations for further action at the Grand Canal Shoppes Property.

■	Market Overview and Competition. The Grand Canal Shoppes Property is located in Las Vegas, Nevada along The Strip. The Grand Canal Shoppes Property’s tenant mix of retail, restaurants and entertainment offerings benefits from Las Vegas’s significant number of tourists, convention center attendees and residents. The Grand Canal Shoppes Property is adjacent to the Sands Expo Convention Center, a 1.8 million SF meeting and convention center. Additionally, Las Vegas has various developments in process that are expected to be completed in 2020 and beyond. The most notable of these developments are the MSG Sphere, an 18,000 seat performance venue being developed by Madison Square Garden and Las Vegas Sands, which will be located just east of the Grand Canal Shoppes Property and the redevelopment of the Las Vegas Convention Center District, which will include 1.4 million SF of expansion space. Additionally, the construction of a 65,000 seat Las Vegas Stadium is already under development, which will be the new home of the NFL’s Oakland Raiders, as well as a live entertainment and convention venue. We cannot assure you as to whether or when such developments will be completed.

Primary access to the Grand Canal Shoppes Property is provided via Interstate 15, the region’s primary north-south route, situated approximately one mile west of the Grand Canal Shoppes Property. The Grand Canal Shoppes Property is located approximately 3 miles north of the McCarran International Airport and has direct access to Citizen Area Transit, which has over 41 routes running throughout the region. According to the appraisal, approximately 42.1 million visitors traveled to Las Vegas in 2018, of which approximately 6.5 million were associated with convention center activity. According to the appraisal, the estimated 2018 population within a five-, seven- and ten-mile radius of the Grand Canal Shoppes Property was 410,151, 911,414 and 1,661,641, respectively. The estimated 2018 average household income within a five-, seven- and ten-mile radius was $54,257, $60,146 and $70,983, respectively.

The Grand Canal Shoppes Property is located in the Southeast submarket of the Las Vegas retail market. According to the appraisal, as of the fourth quarter of 2018, the Las Vegas retail market had inventory of approximately 29.9 million SF, the vacancy rate was approximately 13.4% and average asking rents were approximately $22.34 PSF. According to the appraisal, as of the fourth quarter of 2018, the Southeast submarket had inventory of approximately 5.1 million SF, the vacancy rate was approximately 14.5% and average asking rents were approximately $19.41 PSF. As of May 31, 2019, the Grand Canal Shoppes Property has an in-place asking rents of $93.80 PSF, which is slightly below the appraiser concluded market rent of $98.23 PSF for the space at the Grand Canal Shoppes Property.

LOAN #10: GRAND CANAL SHOPPES

The following table presents certain information relating to the primary competition for the Grand Canal Shoppes Property:

Competitive Set(1)

	Distance to Subject (mi.)	Property Type	Year Built/ Renovated	Total GLA	Total Occupancy(2)	Sales per SF(3)	Anchors & Jr. Anchors
Grand Canal Shoppes	N/A	Specialty Retail	1999/2007	759,891	94.0%	$1,182	TAO Nightclub, Theater, Grand Lux Café, Mercato Della Pescheria, TAO Asian Bistro, Recital Karaoke, Madame Tussaud Las Vegas, Verdugo West Brewery, Golden Gai
Primary Competition
Forum Shops at Caesars	0.5	Fashion/Specialty	1992/1997,2004	650,000	99%	$1,400-$1,700	Upscale/themed retail project at Caesars with 1-2 levels
Wynn Las Vegas Retail	0.3	Fashion/Specialty	2005/2008	150,000	95%	$2,000-$3,000	Upscale retail areas located within The Wynn Las Vegas and Wynn Encore
The Shops at Crystals	1.1	Fashion/Specialty	2009/NAP	360,000	94%	$1,200-$1,400	Upscale specialty retail center with 3-levels on Las Vegas Strip part of City Center
Miracle Mile Shops	1.0	Fashion/Specialty	2000/2008,2016	494,000	93%	$825-$875	Mid-Tier specialty retail center with 1 and 2 stories at Planet Hollywood
Fashion Show Mall(4)	0.3	Super-Regional Center	1981/Various	1,875,400	95%	$825-$875	Neiman Marcus, Dillard’s, Macy’s, Saks, Forever 21, Nordstrom, Dick’s Sporting Goods
Secondary Competition
The Ling Promenade	0.4	Fashion/Specialty	2014/NAP	268,000	93%	---	Retail and entertainment specialty center including a number of restaurants and performance venues
Bellagio Shops	0.8	Fashion/Specialty	1998/NAP	---	100%	---	Upscale shopping area located within Bellagio Resort and Casino
The Showcase	1.6	Specialty Retail	1997/2003,2009	347,281	97%	---	Coca-Cola, Ross, Hard Rock, M&M’s, Adidas
Las Vegas Premium Outlets	3.5	Outlet Center	2003/NAP	676,113	100%	$1,400-$1,600	Last Call Neiman Marcus, Off 5th Saks 5th Avenue, Nike

(1)	Source: Appraisal.

(2)	Occupancy as of May 31, 2019.

(3)	Comparable in-line and food court sales shown as of February 28, 2019.

(4)	Owned by an affiliate of the Borrowers.

■	The Borrower. The borrowers are Grand Canal Shops II, LLC (the “Grand Canal Shoppes Borrower”) and The Shoppes at the Palazzo, LLC (the “Shoppes at the Palazzo Borrower”; and together with the Grand Canal Shoppes Borrower, the “Borrowers”), each organized as a Delaware limited liability company and each structured to be bankruptcy remote with two independent directors. The borrower sponsor is Grand Canal Shoppes Holdings, LLC and the nonrecourse carveout guarantor is BPR Nimbus LLC (the “Grand Canal Shoppes Guarantor”), an affiliate of Brookfield Properties REIT Inc. Brookfield Properties REIT Inc. ranks among the largest retail real estate companies in the United States. Its portfolio of mall properties spans the nation, encompassing 170 locations across 42 states and representing over 146 million SF of retail space. The company is focused on managing, leasing and redeveloping retail properties. Nuveen Real Estate is the investment management arm of Teachers Insurance and Annuity Association. Nuveen Real Estate manages various funds and mandates, across both public and private investments, and spanning both debt and equity and has over 80 years of real estate investing experience and more than 500 employees located across over 20 cities throughout the United States, Europe and Asia Pacific.

■	Escrows. At loan origination, the Borrowers were required to deposit $1,218,246 for outstanding gap rents and $12,309,694 for outstanding tenant improvements and leasing commissions obligations, including among other tenants: $1,177,693 for Recital Karaoke, $1,472,330 for Verdugo West Brewery, $967,269 for Golden Gai, $63,000 for CUT By Wolfgang Puck, $882,000 for Smith & Wollensky and $20,000 for Once.

Real Estate Taxes and Insurance Reserves – During the continuance of a Cash Management Period (as defined below), the Grand Canal Shoppes Borrowers are required to reserve monthly 1/12th of the estimated annual property taxes and 1/12th of the estimated annual insurance premiums. The monthly insurance reserve requirement is also waived if the Grand Canal Shoppes Borrowers provide the lender with evidence that (a) the insurance policies required to be maintained by the Borrowers are maintained pursuant to blanket policies that comply with the requirements of the Grand Canal Shoppes Loan Combination documents and (b) the insurance premiums payable in

LOAN #10: GRAND CANAL SHOPPES

connection with such policies have been prepaid for not less than one year in advance (or, for the period of coverage under the policies as to which certificates are delivered at closing, such period, if less than one year).

Replacements Reserve – During the continuance of a Cash Management Period, the Borrowers are required to reserve monthly $16,122 for a replacement reserve. However, the Borrowers will not be required to make any portion of the monthly recurring replacement deposit if the amount then on deposit in the recurring replacement reserve is equal to or exceeds $386,928.

TI/LC Reserve – During the continuance of a Cash Management Period, the Borrowers are required to reserve monthly an amount equal to $96,731 for a TI/LC reserve. However, the Borrowers will not be required to make any portion of the monthly TI/LC reserve deposit if the amount then on deposit in the TI/LC reserve is equal to or exceeds $2,321,544.

Ground Rent Reserve – During the continuance of a Cash Management Period, the Borrowers are required to reserve monthly 1/12th of the annual amounts due by each of the Borrowers, as applicable, under the ground leases.

■	Lockbox and Cash Management. The Grand Canal Shoppes Loan Combination is structured with a hard lockbox and springing cash management. The Borrowers are required to direct each tenant of the Grand Canal Shoppes Property to deposit all funds (other than Non-Core Income (as defined below)) directly into the lockbox account, and to deposit any funds received by the Borrowers and property manager, notwithstanding such direction, into the lockbox account within two business days of receipt. Within two business days of written notification of the commencement of a Cash Management Period, the Borrowers are required to establish a lender-controlled cash management account with a cash management bank, into which all funds in the lockbox account will be required to be deposited periodically so long as a Cash Management Period is continuing. So long as a Cash Management Period is continuing, funds in the cash management account are required to be applied (i) to make deposits into the real estate taxes and insurance reserves (if then required) as described above under “—Escrows”, (ii) to make deposits into the ground rent reserve as described above under “—Escrows” (iii) to pay debt service on the Grand Canal Shoppes Loan Combination, (iv) provided no event of default under the Grand Canal Shoppes Loan Combination is continuing as to which the lender has initiated an enforcement action, to pay operating expenses set forth in the annual budget (which is required to be approved by the lender) and extraordinary operating or capital expenses reasonably approved by the lender, (v) to make deposits into the recurring replacement reserve and the TI/LC reserve, as described above under “Escrows,” (vi) in the event a Cash Sweep Period is continuing, to deposit any excess amount remaining in the lockbox account into an excess cash flow account to be held by the lender as additional security for the Grand Canal Shoppes Loan Combination during the continuance of the Cash Sweep Period and (vii) if no Cash Sweep Period and no event of default under the Grand Canal Shoppes Loan Combination are continuing, all funds in the lockbox account are required to be disbursed to the Borrowers.

A “Cash Sweep Period” will commence upon the occurrence of (i) an event of default under the Grand Canal Shoppes Loan Combination and ending if such event of default is cured or waived; (ii) the determination that the debt yield is less than 6.0% as of the end of any calendar year and ending upon the date that the debt yield is equal to or in excess of 6.0% for two consecutive calendar quarters.

A “Cash Management Period” will commence upon the occurrence of (i) an event of default under the Grand Canal Shoppes Loan Combination and ending if such event of default is cured or waived or (ii) the determination that the debt yield is less than 6.5% as of the end of any calendar year and ending upon the date that the debt yield is equal to or in excess 6.5% for two consecutive calendar quarters.

“Non-Core Income” means (i) certain de minimis amounts of rents received directly by the Borrowers from miscellaneous revenue items such as holiday photos and change retrieved from fountains (but excluding rent from Seasonal Leases) and (ii) certain rents generated pursuant to multi-property sponsorship and advertising programs which are directly attributable to the Grand Canal Shoppes Property.

“Seasonal Leases” means leases and/or license agreements having a maximum term of one year or less.

■	Property Management. The Grand Canal Shoppes Property is managed by Brookfield Properties Retail Inc.

■	Current Mezzanine or Secured Subordinate Indebtedness. Concurrently with the funding of the Grand Canal Shoppes Loan, JPMCB, MSBNA, WFB, and GS funded a subordinate loan in the amount of $215.0 million, evidenced by the Grand Canal Shoppes Subordinate Companion Loan. The Grand Canal Shoppes Subordinate Companion

LOAN #10: GRAND CANAL SHOPPES

Loan carries an interest rate of 6.25000% per annum and is co-terminus with the Grand Canal Shoppes Senior Pari Passu Companion Loans. The Grand Canal Shoppes Loan is subject to an intercreditor agreement. Based on the total combined debt of $975.0 million, the Cut-off Date LTV Ratio, Maturity Date LTV Ratio, DSCR based on underwritten NCF and Debt Yield based on UW NOI are illustrated below.

Financial Summary

	Grand Canal Shoppes Senior Pari Passu Loans	Grand Canal Shoppes Loan Combination
Cut-off Date Balance	$760,000,000	$975,000,000
Cut-off Date LTV Ratio(1)	46.3%	59.5%
Maturity Date LTV Ratio(1)	46.3%	59.5%
DSCR Based on Underwritten NCF	2.46x	1.67x
Debt Yield Based on Underwritten NOI	9.6%	7.5%

(1)	The Cut-Off Date LTV Ratio and Maturity Date LTV Ratio are based on the “As-Is” Appraised Value of $1,640,000,000 which is exclusive of any value associated with the Barney’s New York space, which is expected to close in January 2020.

■	Future Mezzanine or Subordinate Indebtedness. Not permitted.

■	Release of Collateral. The Borrowers may obtain the release of a portion of the Grand Canal Shoppes Property comprised of the approximately 84,743 SF, three level space currently demised to Barneys New York (the “Barneys Parcel”) pursuant to a lease, which is expected to expire on January 31, 2020, upon a bona fide third-party sale to a third party not affiliated with the Borrowers or the Grand Canal Shoppes Guarantor, provided that, among other things, and in accordance with the Grand Canal Shoppes Loan Combination documents: (i) no event of default has occurred and is continuing, (ii) the lender has received reasonably satisfactory evidence that all portions of the Barneys Parcel owned by the Borrowers in fee simple have been legally subdivided from all portions of the Grand Canal Shoppes Property remaining after the release, (iii) upon request by the lender, the Borrowers delivered a legal opinion stating that the release does not constitute a “significant modification” of the Grand Canal Shoppes Loan Combination under Section 1001 of the Internal Revenue Code of 1986 or otherwise cause a tax to be imposed on a “prohibited transaction” by any REMIC Trust, (iv) following such release, the LTV (as determined by the lender in its sole discretion using only the portion of the remaining Grand Canal Shoppes Property which constitutes acceptable real estate collateral under the Code for a REMIC Trust) is equal to or less than 125% (provided that the Borrowers may prepay the “qualified amount” as that term is defined in the Internal Revenue Service Revenue Procedure 2010-30, as the same may be amended, modified or supplemented from time to time, in order to meet the foregoing loan-to-value ratio). From and after the release of the Barneys Parcel, without the prior consent of the lender, neither the Borrowers nor any of their affiliates may solicit, cause or facilitate the relocation of any existing tenant at the Grand Canal Shoppes Property to the Barneys Parcel.

■	Right of First Offer/Right of First Refusal. Pursuant to the Ground Leases and the reciprocal easement agreement (the “REA”) by and between, among other parties, the Borrowers and The Venetian Casino Resort, and to which the Grand Canal Shoppes Property is subject, a transfer of either the Grand Canal Shoppes portion or the Palazzo Shoppes portion of the Grand Canal Shoppes Property (other than to a lender in connection with foreclosure or delivery of a deed-in-lieu of foreclosure of a mortgage secured by the Grand Canal Shoppes Property or the first subsequent transferee from the lender) is subject to a right of first offer in favor of The Venetian Casino Resort.

Additionally, under the REA, in the case of acceleration of the Grand Canal Shoppes Loan Combination, The Venetian Casino Resort has the right, subject to the satisfaction of certain financial covenants, to purchase the Grand Canal Shoppes Loan Combination at a price equal to the total of (a) the outstanding principal balance of the Grand Canal Shoppes Loan Combination, (b) any accrued and unpaid interest up to (but excluding) the date of purchase, (c) all other amounts owed under the loan documents, including, without limitation (but only to the extent so owed) (1) any unreimbursed advances made by the servicer, with interest at the applicable rate, (2) any servicing and special servicing fees, (3) any exit fees, (4) any prepayment, yield maintenance or similar premiums and (5) if the date of purchase is not a scheduled payment date, any accrued and unpaid interest, from the date of purchase up to (but excluding) the scheduled payment date next succeeding the date of purchase and (d) all reasonable fees and expenses incurred by the lender in connection with the purchase.

LOAN #10: GRAND CANAL SHOPPES

■	Terrorism Insurance. The Grand Canal Shoppes Loan Combination documents require that the comprehensive “special perils” insurance policy required to be maintained by the Borrowers provide coverage in an amount equal to the “full replacement cost” of the Grand Canal Shoppes Property. The Grand Canal Shoppes Loan Combination documents also require business income insurance covering no less than the 24-month period commencing at the time of casualty, together with a 12-month extended period of indemnity. Notwithstanding the foregoing, for so long as the Terrorism Risk Insurance Act of 2002, as extended and modified by the Terrorism Risk Insurance Program Reauthorization Act of 2007 and by the Terrorism Risk Insurance Program Reauthorization Act of 2015 (“TRIPRA”) is in effect (including any extensions thereof or if another federal governmental program is in effect relating to “acts of terrorism” which provides substantially similar protections as TRIPRA), and covers both domestic and foreign acts of terrorism, the lender is required to accept terrorism insurance which insures against “covered acts” as defined by TRIPRA (or such other program); provided, however, that the Borrowers will not be obligated to pay terrorism insurance premiums in excess of two times the premium for the “special perils” and business income coverage (excluding any effect of earthquake insurance or terrorism insurance components of such policies) and allocable to the Grand Canal Shoppes Property based on market rates in any policy year, and if the cost of coverage exceeds such cap, the Borrowers are required to purchase the maximum amount of terrorism insurance available with funds equal to the cap. See “Risk Factors—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Preliminary Prospectus.

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LOAN #11: cire Equity retail & INdustrial portfolio

Mortgaged Property Information	Mortgage Loan Information
Number of Mortgaged Properties	11	Loan Seller	GACC
Location (City/State)(1)	Various / Various	Cut-off Date Balance(6)	$50,000,000
Property Type(1)	Various	Cut-off Date Balance per SF(5)	$108.03
Size (SF)	1,190,355	Percentage of Initial Pool Balance	4.2%
Total Occupancy(2)	91.4%	Number of Related Mortgage Loans	None
Owned Occupancy(2)	91.4%	Type of Security	Fee Simple
Year Built / Latest Renovation(1)	Various / Various	Mortgage Rate	4.13900%
Appraised Value(1)(3)	$198,100,000	Original Term to Maturity (Months)	120
Appraisal Date(1)(3)	4/29/2019	Original Amortization Term (Months)	NAP
Borrower Sponsor(4)	Josh Volen and Trevor Smith	Original Interest Only Period (Months)	120
Property Management	CIRE Investment Services, Inc.	First Payment Date	7/6/2019
Maturity Date	6/6/2029

Underwritten Revenues	$17,894,164
Underwritten Expenses	$4,772,257	Escrows
Underwritten Net Operating Income (NOI)	$13,121,906	Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$12,303,298	Taxes	$323,078	$161,539
Cut-off Date LTV Ratio(5)	64.9%	Insurance	$0	$0
Maturity Date LTV Ratio(5)	64.9%	Replacement	$301,104	$20,994
DSCR Based on Underwritten NOI / NCF(5)	2.43x / 2.28x	TI/LC	$589,027	$93,310
Debt Yield Based on Underwritten NOI / NCF(5)	10.2% / 9.6%	Other(7)	$223,574	$0

Sources and Uses
Sources	$	%	Uses	$	%
Loan Combination	$128,600,000	100.0%	Loan Payoff	$101,632,278	79.0%
Closing Costs	2,569,664	2.0
Reserves	1,436,784	1.1
Principal Equity Distribution	22,961,274	17.9
Total Sources	$128,600,000	100.0%	Total Uses	$128,600,000	100.0%

(1)	See the “Portfolio Summary” chart below for the Property Type, Year Built / Latest Renovation and Appraised Values of the individual CIRE Equity Retail & Industrial Portfolio properties.

(2)	Total Occupancy and Owned Occupancy are as of May 1, 2019 for the retail properties and August 6, 2019 for the industrial properties.

(3)	On a portfolio basis, the CIRE Equity Retail & Industrial Portfolio properties have an aggregate “as portfolio” appraised value of $198,100,000. On a stand-alone basis, the 11 CIRE Equity Retail & Industrial Portfolio properties have an aggregate “as-is” appraised value of $188,710,000. The Cut-off Date LTV Ratio and the LTV Ratio at Maturity based on the CIRE Equity Retail & Industrial Portfolio Whole Loan and the aggregate stand-alone “as-is” appraised value of $188,710,000 are 68.1% and 68.1%, respectively.

(4)	The guarantors for the CIRE Equity Retail & Industrial Portfolio Loan Combination are Josh Volen, Trevor Smith and CIRE OPCO I, LLC.

(5)	Calculated based on the aggregate outstanding principal balance as of the Cut-off Date of the CIRE Equity Retail & Industrial Portfolio Loan Combination.

(6)	The Cut-off Date Balance of $50,000,000 represents the controlling Note A-1 ($30,000,000) and non-controlling A-2-1 ($20,000,000), which, together with the non-controlling pari passu Note A-2-2 ($5,000,000), Note A-3 ($22,160,000), Note A-4 ($22,000,000), Note A-5 ($20,000,000) and Note A-6 ($9,440,000), with an aggregate original principal balance of $128,600,000, comprise a loan combination (the “CIRE Equity Retail & Industrial Portfolio Loan Combination”).

(7)	Other Upfront reserves consists of $171,330 for immediate repairs and $52,244 for rent concession funds.

The following table presents certain information relating to the individual CIRE Equity Retail & Industrial Portfolio properties:

CIRE Equity Retail & Industrial Portfolio Summary

Property Name	City	State	Property Type	Year Built/ Renovated	Net Rentable Area (SF)	Occupancy(1)	Allocated Cut-off Date Whole Loan Balance	% of Portfolio Cut-off Date Balance	Appraised Value(2)	% of UW NOI
Wood Village Town Center	Wood Village	Oregon	Retail	2006/NAP	137,105	94.1%	$21,193,683	16.5%	$31,100,000	15.3%
Pecan Promenade	Tolleson	Arizona	Retail	2006/NAP	141,485	88.5%	$19,701,266	15.3%	$28,910,000	15.5%
Valley Plaza	Tempe	Arizona	Retail	1991/NAP	147,526	94.7%	$17,922,633	13.9%	$26,300,000	14.7%
Pear Tree	Ukiah	California	Retail	1977/1998	194,241	92.3%	$16,695,989	13.0%	$24,500,000	12.9%
Glendale Market Square	Glendale	Arizona	Retail	1988/NAP	185,907	92.8%	$15,810,079	12.3%	$23,200,000	13.8%
Central Park Shopping Center	Denver	Colorado	Retail	1986/NAP	147,563	95.1%	$14,378,994	11.2%	$21,100,000	12.4%
Val Vista Towne Center	Gilbert	Arizona	Retail	2000/NAP	95,248	63.0%(2)	$12,675,322	9.9%	$18,600,000	8.5%
2641 Hall Ave - Riverside, CA	Riverside	California	Industrial	1987, 2013/NAP	34,982	100.0%	$3,740,992	2.9%	$5,489,310	1.7%
606 W Troy - Indianapolis, IN	Indianapolis	Indiana	Industrial	1967/1989	22,860	100.0%	$2,794,023	2.2%	$4,100,000	2.3%
Homeland - Bartow, FL	Bartow	Florida	Industrial	1983/NAP	67,438	100.0%	$1,976,260	1.5%	$2,900,000	1.7%
2621 Hall Ave - Riverside, CA	Riverside	California	Industrial	1990/NAP	16,000	100.0%	$1,710,760	1.3%	$2,510,690	1.3%
Total/Weighted Average					1,190,355	91.4%	$128,600,000	100.0%	$198,100,000	100.0%

(1)	Goodwill and CoreYoga have provided letters of intent for 23,848 SF and 3,200 SF of space at the Val Vista Towne Center property, respectively. Including these tenants, occupancy at the Val Vista Towne Center property would be 93.3% as of May 1, 2019. Staples vacated 23,848 SF of the Val Vista Towne Center property in 2017.

(2)	The aggregate Appraised Value for each CIRE Equity Retail & Industrial Portfolio properties represents the “as-is” appraised value on a stand-alone basis. Total Appraised Value is based on the portfolio “as portfolio” appraised value of $198,100,000.

LOAN #11: cire Equity retail & INdustrial portfolio

Most Recent Occupancy Summary(1)

	2016	2017	2018	Most Recent(2)
Owned Space	93.7%	92.9%	90.5%	91.4%

(1)     As provided by the borrower and which represents occupancy as of December 31 for the indicated year unless otherwise specified.

(2)     As of May 1, 2019 for the Retail Properties and August 6, 2019 for the Industrial Properties.

The following table presents certain information relating to the major tenants (of which certain tenants may have co-tenancy provisions) at the CIRE Equity Retail & Industrial Portfolio properties:

Ten Largest Owned Tenants Based on Underwritten Base Rent(1)

Tenant Name	Credit Rating (Fitch/MIS/S&P)(2)	Tenant GLA	% of Owned GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	Lease Expiration	Renewal / Extension Options(3)
Ross Stores(3)	NR / A2 / A-	108,939	9.2%	$1,109,064	8.6%	$10.18	Various	Various
Kohl’s Department Stores	BBB / Baa2 / BBB	87,501	7.4	1,100,004	8.5	$12.57	1/31/2027	8, 5-year options
48 Forty Solutions(4)(5)	NR / NR / NR	141,280	11.9	960,444	7.4	$6.80	Various	2, 5-year options
Floor & Décor	NR / NR / NR	75,000	6.3	525,000	4.1	$7.00	4/30/2028	NAP
US Foods	NR / NR / NR	60,145	5.1	449,464	3.5	$7.47	3/31/2024	3, 5-year options
Lina Home Furnishings	NR / NR / NR	45,000	3.8	432,000	3.3	$9.60	11/30/2024	NAP
LA Fitness	NR / NR / NR	27,564	2.3	431,244	3.3	$15.65	11/30/2029	3, 5-year options
ARC Thrift Store	NR / NR / NR	29,294	2.5	279,756	2.2	$9.55	5/31/2025	1, 5-year option
Starbucks	NR / NR / NR	7,025	0.6	246,336	1.9	$35.07	9/30/2026	4, 5-year options
Petco	NR / NR / NR	13,221	1.1	223,968	1.7	$16.94	1/31/2022	1, 5-year option
Largest Owned Tenants		594,969	50.0%	$5,757,280	44.4%	$9.68
Remaining Owned Tenants		492,509	41.4%	7,205,030	55.6%	$14.63
Vacant		102,877	8.6%	0
Total / Wtd. Avg. All Owned Tenant		1,190,355	100.0%	$12,962,310

(1)	Based on the underwritten rent rolls dated May 1, 2019 for Retail Properties and August 6, 2019 for Industrial Properties.

(2)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(3)	Ross Stores has four leases at the CIRE Equity Retail & Industrial Portfolio Properties. The lease at the Pecan Promenade property (30,187 SF) expires on January 31, 2022 with three, five-year renewal options. The lease at the Valley Plaza property (27,650 SF) expires on January 31, 2021 with four, five-year renewal options. The lease at the Val Vista Towne Center property (25,126 SF) expires on January 31, 2022 with two, five-year renewal options. The lease at the Pear Tree property (25,976 SF) expires on January 30, 2025 with no renewal options.

(4)	48 Forty Solutions has four leases at the CIRE Equity Retail & Industrial Portfolio Properties. The lease at the Homeland - Bartow, FL property (67,438 SF) expires on June 30, 2025 with two, five-year renewal options. The leases at the 2641 Hall Ave - Riverside, CA property (34,982 SF) and the 2621 Hall Ave - Riverside, CA property (16,000 SF) expire May 31, 2023. The lease at the 606 W Troy - Indianapolis, IN property (22,860 SF) expires on April 30, 2024.

(5)	48 Forty Solutions has a one-time option to terminate its lease at the Homeland - Bartow, FL property effective July 1, 2022 with at least 12 months’ written notice and a termination fee of $500,000 plus any unamortized capital expenditure allowance amortized over a 60-month term at 12% per annum. 48 Forty Solutions has an option to terminate its lease at the 2641 Hall Ave - Riverside, CA property, the 2621 Hall Ave - Riverside, CA property and the 606 W Troy - Indianapolis, IN property if capital expenditures are required as a result of the specific and unique use of the premises during the last two years of its lease and the cost thereof exceeds six months’ base rent. 48 Forty Solutions may terminate the lease unless the landlord notifies 48 Forty Solutions, in writing, within 10 days after receipt of the termination notice that the landlord has elected to pay the difference between the actual cost thereof and an amount equal to six months’ base rent. If 48 Forty Solutions is unable to finance the landlord’s share of capital expenditures or if the balance of the base rent due and payable for the remainder of the lease is not sufficient to fully reimburse 48 Forty Solutions on an offset basis, 48 Forty Solutions will have the right to terminate its lease.

LOAN #11: cire Equity retail & INdustrial portfolio

The following table presents certain information relating to the lease rollover schedule at the CIRE Equity Retail & Industrial Portfolio properties, based on initial lease expiration dates:

Lease Expiration Schedule(1)(2)

Year Ending December 31	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	# of Expiring Tenants
MTM	3,715	0.3%	0.3%	$96,972	0.7%	$26.10	3
2019	25,238	2.1	2.4%	467,413	3.6%	$18.52	11
2020	62,326	5.2	7.7%	1,181,744	9.1%	$18.96	25
2021	79,666	6.7	14.4%	1,518,957	11.7%	$19.07	25
2022	132,091	11.1	25.5%	1,950,560	15.0%	$14.77	26
2023	114,889	9.7	35.1%	1,385,319	10.7%	$12.06	18
2024	274,340	23.0	58.2%	2,345,164	18.1%	$8.55	20
2025	151,617	12.7	70.9%	962,604	7.4%	$6.35	4
2026	13,874	1.2	72.1%	261,108	2.0%	$18.82	3
2027	101,024	8.5	80.5%	1,317,480	10.2%	$13.04	6
2028	93,735	7.9	88.4%	878,388	6.8%	$9.37	6
2029	34,963	2.9	91.4%	596,602	4.6%	$17.06	6
2030 & Thereafter	0	0.0	91.4%	0	0.0%	$0.00	0
Vacant	102,877	8.6	100.0%	NAP	NAP	NAP	NAP
Total / Wtd. Avg.	1,190,355	100.0%		$12,962,310	100.0%	$11.92	153

(1)	Calculated based on the approximate SF occupied by each collateral tenant.

(2)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the Lease Expiration Schedule.

LOAN #11: cire Equity retail & INdustrial portfolio

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the CIRE Equity Retail & Industrial Portfolio properties:

Cash Flow Analysis(1)

	2016	2017	2018	TTM 2/28/2019	Underwritten	Underwritten $ per SF
Rents in Place	$10,595,213	$10,679,433	$12,599,494	$12,891,042	$12,962,310	$10.89
Straight Line Rent(2)	0	0	0	0	8,500	0.01
Contractual Rent Steps(3)	0	0	0	0	184,122	0.15
Grossed Up Vacant Space	0	0	0	0	2,162,622	1.82
Gross Potential Rent	$10,595,213	$10,679,433	$12,599,494	$12,891,042	$15,317,554	$12.87
Other Income	148,514	88,502	223,333	141,968	223,333	0.19
Total Recoveries	3,386,438	3,854,446	4,454,903	4,528,586	4,615,869	3.88
Net Rental Income	$14,130,165	$14,622,381	$17,277,730	$17,561,596	$20,156,756	$16.93
(Vacancy & Credit Loss)	0	0	0	0	(2,262,592)(4)	(1.90)
Effective Gross Income	$14,130,165	$14,622,381	$17,277,730	$17,561,596	$17,894,164	$15.03

Real Estate Taxes	1,603,665	1,650,070	1,980,398	2,022,699	2,022,699	1.70
Insurance	215,562	184,687	180,410	182,311	123,327	0.10
Management Fee	506,665	509,356	591,337	590,090	609,650	0.51
Other Operating Expenses	1,567,919	1,716,373	1,864,826	1,899,715	2,016,581	1.69
Total Operating Expenses	$3,893,811	$4,060,487	$4,616,971	$4,694,815	$4,772,257	$4.01

Net Operating Income(5)	$10,236,354	$10,561,894	$12,660,759	$12,866,781	$13,121,906	$11.02
Replacement Reserves	0	0	0	0	223,431	0.19
TI/LC	0	0	0	0	595,178	0.50
Net Cash Flow	$10,236,354	$10,561,894	$12,660,759	$12,866,781	$12,303,298	$10.34

Occupancy	93.7%	92.9%	90.5%	91.4%	88.8%
NOI Debt Yield(6)(7)	8.0%	8.2%	9.8%	10.0%	10.2%
NCF DSCR(6)(7)	1.90x	1.96x	2.35x	2.38x	2.28x

(1)	Certain items such as straight line rent, interest expense, interest income, lease cancellation income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.

(2)	Represents straight line rent averaging for investment grade tenant Starbucks.

(3)	Represents contractual rent steps through June 2020.

(4)	The underwritten economic vacancy is 11.2%. The CIRE Equity Retail & Industrial Portfolio Properties were 91.4% leased as of May 1, 2019 for the Retail Properties and August 6, 2019 for the Industrial Properties.

(5)	The 2018 Net Operating Income increased compared to the 2017 Net Operating Income due to the acquisition of the Val Vista Towne Center property and the Pear Tree property in 2017 and the Wood Village Town Center property in 2018.

(6)	The debt service coverage ratios and debt yields are based on the CIRE Equity Retail & Industrial Portfolio Loan Combination.

(7)	2016 & 2017 NOI Debt Yield and NCF DSCR’s are calculated excluding the Wood Village Town Center Property.

LOAN #12: WATERFRONT PLAZA

Mortgaged Property Information	Mortgage Loan Information
Number of Mortgaged Properties	1	Loan Seller	GACC
Location (City/State)	Honolulu / Hawaii	Cut-off Date Balance(3)	$49,822,682
Property Type	Mixed Use	Cut-off Date Balance per SF(2)	$229.24
Size (SF)	543,346	Percentage of Initial Pool Balance	4.2%
Total Occupancy as of 1/31/2019	96.3%	Number of Related Mortgage Loans	None
Owned Occupancy as of 1/31/2019	96.3%	Type of Security	Leasehold
Year Built / Latest Renovation	1989 / 2006	Mortgage Rate	4.41500%
Appraised Value(1)	$170,000,000	Original Term to Maturity (Months)	120
Appraisal Date	2/1/2021	Original Amortization Term (Months)	300
Borrower Sponsor	Jay H. Shidler	Original Interest Only Period (Months)	NAP
Property Management	Parallel Capital Partners, Inc.	First Payment Date	7/6/2019
Maturity Date	6/6/2029

Underwritten Revenues	$28,658,662
Underwritten Expenses	$15,035,447	Escrows
Underwritten Net Operating Income (NOI)	$13,623,215	Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$12,768,971	Taxes	$741,075	$148,215
Cut-off Date LTV Ratio(1)(2)	73.3%	Insurance	$0	$0
Maturity Date LTV Ratio(1)(2)	53.8%	Replacement Reserve	$2,300,000	$5,433
DSCR Based on Underwritten NOI / NCF(2)	1.65x / 1.54x	TI/LC(4)	$4,598,167	$79,238
Debt Yield Based on Underwritten NOI / NCF(2)	10.9% / 10.3%	Other(5)	$2,318,452	$0

Sources and Uses
Sources	$	%	Uses	$	%
Loan Combination Amount	$125,000,000	100.0%	Loan Payoff	$108,812,981	87.1%
Upfront Reserves	9,957,694	8.0
Principal Equity Distribution	5,103,303	4.1
Closing Costs	1,126,022	0.9
Total Sources	$125,000,000	100.0%	Total Uses	$125,000,000	100.0%

(1)	The Appraised Value represents the “As Complete and Stabilized” appraised value as of February 1, 2021, which assumes that the Waterfront Plaza Property (as defined below) will have a stabilized occupancy of 95.0%, and absorption of tenant improvements and rent abatement as well as capital expenditures for elevator modernization in years 2019 and 2020. The borrower deposited upfront reserves of approximately $4,447,079 for existing tenant improvements and leasing commissions, approximately $1,418,088 for free/gap rent and $2,300,000 for elevator work. The Cut-off Date LTV Ratio and Maturity Date LTV Ratio are calculated using the “As Complete and As Stabilized” appraised value. The As-Is Appraised Value as of January 31, 2019 is equal to $157,500,000, which equates to a Cut-off Date LTV Ratio and Maturity Date LTV Ratio of 79.1% and 58.1%, respectively. See “—Appraisal” below.

(2)	Calculated based on the aggregate outstanding principal balance of the Waterfront Plaza Loan Combination.

(3)	The Cut-off Date Balance of $49,822,682 represents both the non-controlling Note A-2 and the non-controlling Note A-4, which is part of the “Waterfront Plaza Loan Combination” evidenced by four pari passu notes having an outstanding principal balance as of the Cut-off Date of $124,556,704. The related companion loans, which are evidenced by the controlling Note A-1 and non-controlling Note A-3, were contributed to the GSMS 2019-GC40 mortgage trust.

(4)	The monthly TI/LC escrow is equal to (a) on each monthly due date from July 2019 through June 2020, an amount equal to $79,237.96, (b) on each monthly due date from July 2020 through June 2021, an amount equal to $113,197.08, (c) on each monthly due date from July 2021 through June 2024, an amount equal to $67,918.25, (d) on each monthly due date from July 2024 through June 2026, an amount equal to $56,598.54 and (e) on each monthly due date from July 2026 through June 2029, an amount equal to $33,959.13, subject to a cap of $2,445,057). The TI/LC cap is inclusive of $151,088 of the Upfront TI/LC reserve allocated to general leasing obligations but is exclusive of $4,447,079 of the Upfront TI/LC escrow allocated to outstanding approved leasing expenses).

(5)	Other escrows includes (i) $1,418,088 for a free/gap rent reserve, (ii) a security deposit reserve in the amount of $168,364 for obligations relating to the Oahu Publications, Inc. lease and (iii) a ground rent reserve in the amount of $732,000.

The following table presents certain information relating to the major tenants (of which certain tenants may have co-tenancy provisions) at the Waterfront Plaza property (the “Waterfront Plaza Property”):

Ten Largest Owned Tenants Based on Underwritten Base Rent

Tenant Name	Credit Rating (Fitch/MIS/S&P)(1)	Tenant GLA	% of GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	Lease Expiration	Renewal / Extension Options
Hawaii Pacific University(2)	NR / NR / NR	99,058	18.2%	$1,846,459	13.3%	$18.64	6/30/2034(3)	2, 5-year options
USCIS	AAA / Aaa / AA+	30,994	5.7	1,421,932	10.2	45.88	6/20/2025	NA
Oahu Publications, Inc.	NR / NR / NR	47,548	8.8	1,183,389	8.5	24.89	3/31/2023	1, 5-year option
McCorriston Miller Mukai MacKinnon LLP	NR / NR / NR	29,231	5.4	931,503	6.7	31.87	12/31/2021	NA
AT&T Corp.	A- / Baa2 / BBB	26,160	4.8	806,727	5.8	30.84	6/30/2020	3, 5-year options
MDX Hawaii, Inc.	NR / NR / NR	21,880	4.0	805,860	5.8	36.83	2/28/2022	2, 3-year options
Hawaii HIDTA	NR / NR / NR	18,589	3.4	711,587	5.1	38.28	9/30/2024	1, 5-year option
Honolulu Surgery Center, L.P.	NR / NR / NR	17,026	3.1	561,858	4.0	33.00	6/30/2025	3, 5-year options
RGN-Honolulu I, LLC	NR / NR / NR	15,935	2.9	278,266	2.0	17.46	10/31/2027	1, 5-year option
Farmers Insurance Hawaii, Inc.	NR / NR / NR	13,239	2.4	225,260	1.6	17.01	12/31/2024	2, 5-year options
Ten Largest Tenants		319,660	58.8%	$8,772,841	63.0%	$27.44
Remaining Owned Tenants		203,599	37.5	5,149,747	37.0	25.29
Vacant Spaces (Owned Space)		20,087	3.7	0	0.0	0.00
Totals / Wtd. Avg. Tenants		543,346	100.0%	$13,922,588	100.0%	$26.61

(1)	Certain ratings are those of the parent company or the United States Government whether or not the parent or government guarantees the lease.

(2)	Hawaii Pacific University (“HPU”) has taken occupancy of 89,280 SF (90.1%) of its leased space and will take occupancy of the remaining 9,778 SF once the existing tenant moves out. The HPU lease commences in July 2019, and provides for seven months of free rent. At loan origination, approximately $1,418,088 was reserved under the loan documents for free and gap rent for HPU.

(3)	HPU has three separate leases with 7,852 SF month-to-month, 9,778 SF expiring in August 2020 and 81,428 SF expiring in June 2034.

LOAN #12: WATERFRONT PLAZA

The following table presents certain information relating to the lease rollover schedule at the Waterfront Plaza Property, based on initial lease expiration dates:

Lease Expiration Schedule(1)(2)

Year Ending December 31	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	# of Expiring Leases
MTM	25,103	4.6%	4.6%	$688,010	4.9%	$27.41	21
2019	26,795	4.9%	9.6%	496,511	3.6%	18.53	7
2020	74,062	13.6%	23.2%	2,140,891	15.4%	28.91	16
2021	74,007	13.6%	36.8%	1,886,049	13.5%	25.48	18
2022	34,941	6.4%	43.2%	1,080,959	7.8%	30.94	8
2023	63,099	11.6%	54.8%	1,537,325	11.0%	24.36	7
2024	47,527	8.7%	63.6%	1,272,339	9.1%	26.77	11
2025	58,602	10.8%	74.4%	2,250,590	16.2%	38.40	4
2026	14,409	2.7%	77.0%	373,759	2.7%	25.94	3
2027	15,757	2.9%	79.9%	272,659	2.0%	17.30	1
2028	0	0.0%	79.9%	0	0.0%	0.00	0
2029	7,529	1.4%	81.3%	420,964	3.0%	55.91	1
2030 & Thereafter	81,428	15.0%	96.3%	1,502,532	10.8%	18.45	1
Vacant	20,087	3.7%	100.0%	0	0.0%	0.00	0
Total / Wtd. Avg.	543,346	100.0%		$13,922,588	100.0%	$26.61	98

(1)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the Lease Expiration Schedule.

(2)	Calculated based on the approximate SF occupied by each tenant.

The following table presents certain information relating to historical leasing at the Waterfront Plaza Property:

Historical Leased %(1)

	2016	2017	2018	As of 1/31/2019
Owned Space	89.0%	88.4%	96.3%	96.3%

(1)	As provided by the borrower and which represents occupancy as of December 31 for the indicated year unless otherwise specified.

LOAN #12: WATERFRONT PLAZA

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the Waterfront Plaza Property:

Cash Flow Analysis(1)

	2016	2017	2018	Underwritten	Underwritten $ per SF
Base Rental Revenue	$12,507,851	$12,679,300	$12,185,099	$13,922,588	$25.62
Credit Tenant Rent Steps(2)	0	0	0	27,401	0.05
Rent Steps(3)	0	0	0	383,179	0.71
Value of Vacant Space	0	0	0	762,515	1.40
Total Reimbursements	7,211,025	7,275,826	6,929,846	9,467,358	17.42
Other Income	4,699,065	4,920,147	5,015,251	5,323,774	9.80
Gross Revenue	$24,417,942	$24,875,273	$24,130,197	$29,886,814	$55.01
Vacancy/Credit Loss	(398,712)	(203,662)	(335,530)	(1,228,152)	(2.26)
Effective Gross Revenue	$24,019,229	$24,671,611	$23,794,668	$28,658,662	$52.74

Total Operating Expenses(4)	$13,732,293	$14,341,452	$14,617,833	$15,035,447	$27.67

Net Operating Income(5)	$10,286,936	$10,330,159	$9,176,834	$13,623,215	$25.07
TI/LC	0	0	0	718,408	1.32
Replacement Reserves	0	0	0	135,837	0.25
Net Cash Flow	$10,286,936	$10,330,159	$9,176,834	$12,768,971	$23.50

(1)	Certain items such as straight line rent, interest expense, interest income, lease cancellation income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items are not considered for the underwritten cash flow.

(2)	Includes straight line rent steps for CVS, AT&T and Cisco Systems.

(3)	Includes contractual rent steps through October 2020.

(4)	Ground Rent was underwritten based on current annual ground rent of $2,928,000. The borrower’s interest in the Waterfront Plaza Property is pursuant to a ground lease with The Trustees of the Estate of Bernice Pauahi Bishop, which commenced in February 1959 and expires on December 31, 2060. The borrower is required to pay annually, due in equal quarterly installments (a) from the origination date through December 31, 2020, $2,928,000, (b) from January 1, 2021 through December 31, 2025, $3,728,000, (c) from January 1, 2026 through December 31, 2030, $4,428,000, (d) from January 1, 2031 through December 31, 2035, $5,028,000 and (e) for each five-year period thereafter, the ground rent is required to be determined by mutual agreement, or, if mutual agreement cannot be reached, annual ground rent will be equal to the fair market value of the land (as determined pursuant to an appraisal process) multiplied by an 8% rate of return.

(5)	Increase in Underwritten Net Operating Income is due to recent new leasing, most notably the HPU lease.

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LOAN #13: COMPASS SELF STORAGE FLORIDA PORTFOLIO

Mortgaged Property Information	Mortgage Loan Information
Number of Mortgaged Properties	6	Loan Seller	CREFI
Location (City/State)	Various, Florida	Cut-off Date Balance	$39,750,000
Property Type	Self Storage	Cut-off Date Balance per SF	$104.92
Size (SF)	378,857	Percentage of Initial Pool Balance	3.4%
Total Occupancy as of 3/31/2019	77.0%	Number of Related Mortgage Loans	None
Owned Occupancy as of 3/31/2019	77.0%	Type of Security	Fee Simple
Year Built / Latest Renovation	Various / NAP	Mortgage Rate	4.40000%
Appraised Value(1)	$59,300,000	Original Term to Maturity (Months)	120
Appraisal Date(1)	Various	Original Amortization Term (Months)	NAP
Borrower Sponsor	Amsdell Group, LLC	Original Interest Only Period (Months)	120
Property Management	Compass Self Storage, LLC	First Payment Date	7/6/2019
Maturity Date	6/6/2029
Underwritten Revenues	$5,552,415
Underwritten Expenses	$1,916,222	Escrows
Underwritten Net Operating Income (NOI)	$3,636,193	Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$3,596,804	Taxes	$309,586	$38,698
Cut-off Date LTV Ratio	67.0%	Insurance	$0	$0
Maturity Date LTV Ratio	67.0%	Replacement Reserve	$0	$3,157
DSCR Based on Underwritten NOI / NCF	2.05x / 2.03x	TI/LC	$0	$0
Debt Yield Based on Underwritten NOI / NCF	9.1% / 9.0%	Other	$0	$0

Sources and Uses
Sources	$	%	Uses	$	%
Loan Amount	$39,750,000	100.0%	Loan Payoff	$31,537,992	79.3%
Closing Costs	703,580	1.8
Upfront Reserves	309,586	0.8
Return of Equity	7,198,842	18.1

Total Sources	$39,750,000	100.0%	Total Uses	$39,750,000	100.0%

(1)	The appraisal date for Waterford Lakes Orlando Self Storage and Meadow Woods Orlando Self Storage properties is 4/25/2019, and the appraisal date for University Parkway Sarasota Self Storage, Cheval Lutz Self Storage, Cortez Bradenton Self Storage, and Lockwood Sarasota Self Storage properties is 4/26/2019.

The following table presents certain information relating to the Compass Self Storage Florida Portfolio properties:

Portfolio Summary

Property Name	City, State	Year Built	Property NRA	Property Occupancy(1)	Allocated Cut-off Date Balance	% Allocated Loan Original Principal Balance	Appraised Value(2)	% Appraised Value(2)	UW NCF
University Parkway Sarasota Self Storage	Sarasota, FL	2010	76,315	71.7%	$7,000,000	17.6%	$10,700,000	18.0%	$620,829
Cortez Bradenton Self Storage	Bradenton, FL	2004	54,304	85.9%	6,900,000	17.4	9,900,000	16.7	628,276
Meadow Woods Orlando Self Storage	Orlando, FL	2007	76,734	74.3%	6,900,000	17.4	10,500,000	17.7	622,589
Cheval Lutz Self Storage	Lutz, FL	2002	56,440	80.2%	6,750,000	17.0	9,900,000	16.7	616,172
Waterford Lakes Orlando Self Storage	Orlando, FL	2007	74,525	69.6%	6,200,000	15.6	9,900,000	16.7	546,650
Lockwood Sarasota Self Storage	Sarasota, FL	2005	40,539	88.8%	6,000,000	15.1	8,400,000	14.2	562,288
Total / Wtd. Avg.			378,857	77.0%	$39,750,000	100.0%	$59,300,000	100.0%	$3,596,804

(1)	Based on the underwritten rent roll dated March 31, 2019 for the Compass Self Storage Florida Portfolio properties.

(2)	The appraisal date for Waterford Lakes Orlando Self Storage and Meadow Woods Orlando Self Storage properties is 4/25/2019, and the appraisal date for University Parkway Sarasota Self Storage, Cheval Lutz Self Storage, Cortez Bradenton Self Storage, and Lockwood Sarasota Self Storage properties is 4/26/2019.

LOAN #13: COMPASS SELF STORAGE FLORIDA PORTFOLIO

The following table presents certain information relating to the storage units at the Compass Self Storage Florida Portfolio properties:

Storage Unit Mix(1)
Property Name	Unit Type	# of Units	Occupied Units	% Occupied
University Parkway Sarasota Self Storage(2)	Climate Controlled	769	549	71.4%
Cortez Bradenton Self Storage(3)	Climate Controlled	284	236	83.1%
	Drive Up	173	149	86.1%
	Non-Climate Controlled	49	45	91.8%
Meadow Woods Orlando Self Storage(4)	Climate Controlled	308	231	75.0%
	Drive Up	327	258	78.9%
Cheval Lutz Self Storage(5)	Climate Controlled	383	319	83.3%
	Drive Up	144	110	76.4%
	Non-Climate Controlled	43	36	83.7%
Waterford Lakes Orlando Self Storage(6)	Climate Controlled	284	186	65.5%
	Drive Up	347	227	65.4%
Lockwood Sarasota Self Storage(7)	Climate Controlled	266	241	90.6%
	Drive Up	90	78	86.7%
	Non-Climate Controlled	28	26	92.9%

(1)	Based on the underwritten rent roll dated March 31, 2019 for the Compass Self Storage Florida Portfolio properties.

(2)	The University Parkway Sarasota Self Storage property is comprised of 76,315 SF of storage space. The underwritten base rent for the storage space is $929,280.

(3)	The Cortez Bradenton Self Storage property is comprised of 54,304 SF of storage space and 39 RV parking spaces. The underwritten base rent for the storage space is $887,064 and $65,388 for parking.

(4)	The Meadow Woods Orlando Self Storage property is comprised of 76,734 SF of storage space and 15 RV parking spaces. The underwritten base rent for the storage space is $862,542 and $22,020 for parking.

(5)	The Cheval Lutz Self Storage property is comprised of 56,440 SF of storage space and 6 RV parking spaces. The underwritten base rent for the storage space is $877,362 and $8,448 for parking.

(6)	The Waterford Lakes Orlando Self Storage property is comprised of 74,525 SF of storage space and 9 parking spaces. The underwritten base rent for the storage space is $797,850 and $10,800 for parking.

(7)	The Lockwood Sarasota Self Storage property is comprised of 40,539 SF of storage space and 52 parking spaces. The underwritten base rent for the storage space is $704,676 and $89,508 for parking.

The following table presents certain information relating to historical occupancy at the Compass Self Storage Florida Portfolio properties:

Historical Occupancy %(1)

	2017	2018	Most Recent(2)
Owned Space	85.5%	81.3%	77.0%

As provided

(1)	As provided by the borrower, which represents occupancy as of December 31 for the indicated year, unless otherwise specified..

(2)	Occupancy is based on the underwritten rent roll dated March 31, 2019 for the Compass Self Storage Florida Portfolio properties.

LOAN #13: COMPASS SELF STORAGE FLORIDA PORTFOLIO

The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the Compass Self Storage Florida Portfolio properties:

Cash Flow Analysis(1)(2)

	2016	2017	2018	TTM 4/30/2019	Underwritten	Underwritten $ per SF
Storage Income
Base Rent	$6,144,112	$6,181,204	$5,985,043	$5,953,302	$5,254,938	$13.87
Potential Income from Vacant Units	0	0	0	0	1,381,200	3.65
Gross Potential Rent	$6,144,112	$6,181,204	$5,985,043	$5,953,302	$6,636,138	$17.52
Vacancy & Credit Loss & Concessions(3)	(1,032,144)	(981,447)	(836,015)	(833,000)	(1,515,835)	(4.00)
Storage EGI before Other Income	$5,111,969	$5,199,757	$5,149,028	$5,120,303	$5,120,303	13.52
Other Income(4)	451,873	490,840	441,385	432,113	432,113	1.14
Effective Gross Income	$5,563,842	$5,690,597	$5,590,413	$5,552,415	$5,552,415	$14.66

Real Estate Taxes	$399,404	$424,079	$456,184	$456,355	$456,355	$1.20
Insurance	99,538	79,388	111,352	93,131	77,118	0.20
Management Fee	222,606	227,701	223,710	222,071	222,097	0.59
Other Operating Expenses	1,108,795	1,156,570	1,158,361	1,160,652	1,160,652	3.06
Total Operating Expenses	$1,830,344	$1,887,738	$1,949,607	$1,932,209	$1,916,222	$5.06

Net Operating Income	$3,733,498	$3,802,859	$3,640,806	$3,620,206	$3,636,193	$9.60
Replacement Reserves	0	0	0	0	39,388	0.10
Net Cash Flow	$3,733,498	$3,802,859	$3,640,806	$3,620,206	$3,596,804	$9.49

Occupancy	NAP	85.5%	81.3%	77.0%(1)	77.2%(3)
NOI Debt Yield	9.4%	9.6%	9.2%	9.1%	9.1%
NCF DSCR	2.11x	2.14x	2.05x	2.04x	2.03x

(1)	Based on the underwritten rent roll dated March 31, 2019 for the Compass Self Storage Florida Portfolio properties.

(2)	Certain items such as straight line rent, interest expense, interest income, lease cancellation income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.

(3)	Vacancy & Credit Loss & Concessions is underwritten to the current, economic vacancy of 22.8%.

(4)	Other Income includes truck rental income, tenant insurance commission, ancillary item sales, admin fees and miscellaneous income.

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LOAN #14: 2 Macarthur

Mortgaged Property Information	Mortgage Loan Information
Number of Mortgaged Properties	1	Loan Seller	GACC
Location (City/State)	Santa Ana / California	Cut-off Date Balance(3)	$34,000,000
Property Type	Office	Cut-off Date Balance per SF(2)	$163.43
Size (SF)	208,041	Percentage of Initial Pool Balance	2.9%
Total Occupancy as of 2/6/2019	100.0%	Number of Related Mortgage Loans	None
Owned Occupancy as of 2/6/2019	100.0%	Type of Security	Fee Simple
Year Built / Latest Renovation	2001 / NAP	Mortgage Rate	2.46411765%
Appraised Value(1)	$85,000,000	Original Term to Maturity (Months)	60
Appraisal Date(1)	5/7/2020	Original Amortization Term (Months)	NAP
Borrower Sponsors	Tiger Alternative Investors	Original Interest Only Period (Months)	60
Property Management	OW Management Services, Inc.	First Payment Date	8/6/2019
Maturity Date	7/6/2024

Underwritten Revenues	$7,885,003
Underwritten Expenses	$2,923,951	Escrows
Underwritten Net Operating Income (NOI)	$4,961,052	Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$4,917,363	Taxes	$0	$0
Cut-off Date LTV Ratio(1)(2)	40.0%	Insurance	$0	$0
Maturity Date LTV Ratio(1)(2)	40.0%	Replacement Reserve	$0	$0
DSCR Based on Underwritten NOI / NCF(2)	5.84x / 5.79x	TI/LC	$528,032	$0
Debt Yield Based on Underwritten NOI / NCF(2)	14.6% / 14.5%	Other(4)	$2,497,221	$0

Sources and Uses
Sources	$	%	Uses	$	%
Mortgage Loan	$34,000,000	40.1%	Purchase Price	$79,974,747(5)	94.4%
Subordinate Debt	20,000,000	23.6	Upfront Reserves	3,025,253	3.6
Principal’s New Cash Contribution	30,737,582	36.3	Origination Costs	1,737,582	2.1
Total Sources	$84,737,582	100.0%	Total Uses	$84,737,582	100.0%

(1)	The Appraised Value represents the “As Stabilized” appraised value as of May 7, 2020, which assumes the contractual tenant improvement and leasing commission obligations have been fulfilled and there is no outstanding free rent. At loan origination, the borrower reserved $528,032 into a TI/LC reserve and $2,497,221 into a free rent reserve. The Cut-off Date LTV Ratio and Maturity Date LTV Ratio are calculated using the “As Stabilized” appraised value. The Cut-off Date LTV Ratio and the Maturity Date LTV Ratio based on the “As Is” Appraised Value as of May 7, 2019 of $82,500,000 are 41.2%, and 41.2%, respectively.

(2)	Calculated based on the outstanding principal balance of the 2 MacArthur Loan. Based on the 2 MacArthur Loan Combination (as defined below), the DSCR Based on the Underwritten NOI / NCF is 2.54x and 2.52x, respectively.

(3)

The Cut-off Date Balance of $34,000,000 represents the non-controlling Note A (the “2 MacArthur Loan”), which is part of a loan combination (the “2 MacArthur Loan Combination”) that includes one subordinate note having an outstanding principal balance as of the Cut-off Date of $20,000,000. The subordinate note (Note B) has an interest rate of 5.45000% per annum. The subordinate note was sold to a third party.

(4)	Other escrows includes $2,497,221 for rent replacement reserves.

(5)	The Purchase Price represents the gross purchase price of $83,000,000 net of seller credits equal to the upfront reserves of $3,025,253.

The following table presents certain information relating to the major tenants (of which certain tenants may have co-tenancy provisions) at the 2 MacArthur mortgaged property (the “2 MacArthur Property”):

Largest Owned Tenants Based on Underwritten Base Rent(1)

Tenant Name	Credit Rating (Fitch/MIS/S&P)(2)	Tenant GLA	% of GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	Lease Expiration	Renewal / Extension Options
State of California(3)(4)	AA- / Aa3 / AA-	169,070	81.3%	$6,159,943	83.5%	$36.43	5/31/2039	NAP
Radiology Partners	NR / NR / NR	33,889	16.3%	1,213,904	16.5%	35.82	1/31/2025	1, 5-year option
Largest Tenants		202,959	97.6%	$7,373,847	100.0%	$36.33
Amenity Space(5)		5,082	2.4%	0	0.0%	$0.00
Vacant Spaces (Owned Space)		0	0.0%	0	0.0%	$0.00
Totals / Wtd. Avg. Tenants(6)		208,041	100.0%	$7,373,847	100.0%	$36.33

(1)	Based on the underwritten rent roll dated February 6, 2019.

(2)	Certain ratings are those of the parent company or the State of California Government whether or not the parent or government guarantees the lease.

(3)	The State of California has the right to terminate its lease at any time on or after May 31, 2034 with at least 90 days’ written notice.

(4)	The State of California has the option to purchase the 2 MacArthur Property, beginning 10 years following the lease commencement date of June 1, 2019, for a purchase price of $124,885,200.

(5)	Amenity space includes 2,007 SF of conference space and 3,075 SF of fitness center space, both spaces with no attributable rent.

(6)	Wtd. Avg. UW Base Rent $ per SF excludes the Amenity Space.

LOAN #14: 2 Macarthur

The following table presents certain information relating to the lease rollover schedule at the 2 MacArthur Property, based on initial lease expiration dates:

Lease Expiration Schedule(1)(2)

Year Ending December 31	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent(3)	% of Total UW Base Rent(3)	UW Base Rent $ per SF(3)(4)	# of Expiring Leases(3)
MTM	0	0.0%	0.0%	$0	0.0%	$0.00	0
2019	0	0.0	0.0%	$0	0.0	$0.00	0
2020	0	0.0	0.0%	$0	0.0	$0.00	0
2021	0	0.0	0.0%	$0	0.0	$0.00	0
2022	0	0.0	0.0%	$0	0.0	$0.00	0
2023	0	0.0	0.0%	$0	0.0	$0.00	0
2024	0	0.0	0.0%	$0	0.0	$0.00	0
2025	33,889	16.3	16.3%	1,213,904	16.5	$35.82	1
2026	0	0.0	16.3%	0	0.0	$0.00	0
2027	0	0.0	16.3%	0	0.0	$0.00	0
2028	0	0.0	16.3%	0	0.0	$0.00	0
2029	0	0.0	16.3%	0	0.0	$0.00	0
2030 & Thereafter	174,152	83.7	100.0%	6,159,943	83.5	$35.37	1
Vacant	0	0.0	100.0%	0	0.0	$0.00	0
Total / Wtd. Avg.(3)(4)	208,041	100.0%		$7,373,847	100.0%	$36.33	2

(1)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the Lease Expiration Schedule.

(2)	Calculated based on the approximate SF occupied by each tenant.

(3)	The Total / Wtd. Avg. UW Base Rent $ per SF excludes 5,082 of amenity space with no attributable rent.

(4)	Wtd. Avg. UW Base Rent excludes the amenity space.

The following table presents certain information relating to historical leasing at the 2 MacArthur property:

Historical Leased %(1)

2016	2017	2018	As of 2/6/2019
54.6%	73.0%	86.9%	100.0%

(1)	As provided by the borrower and which represents occupancy as of December 31 for the indicated year unless otherwise specified.

LOAN #14: 2 Macarthur

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the 2 MacArthur Property:

Cash Flow Analysis(1)

	Underwritten	Underwritten $ per SF
Base Rental Revenue	$7,373,847	$35.44
Credit Tenant Rent Steps(2)	385,994	1.86
Rent Steps(3)	39,311	0.19
Value of Vacant Space	0	0.00
Total Reimbursements	123,614	0.59
Other Income	268,140	1.29
Gross Revenue	$8,190,907	$39.37
Vacancy/Credit Loss	(305,903)	(1.47)
Effective Gross Revenue	$7,885,003	$37.90

Real Estate Taxes	$937,676	$4.51
Insurance	42,431	0.20
Management Fee	236,550	1.14
Other Operating Expenses	1,707,294	8.21
Total Operating Expenses	$2,923,951	$14.05

Net Operating Income	$4,961,052	$23.85
TI/LC	0	$0.00
Replacement Reserves	43,689	$0.21
Net Cash Flow	$4,917,363	$23.64

(1)	Certain items such as straight line rent, interest expense, interest income, lease cancellation income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items are not considered for the underwritten cash flow.

(2)	Includes straight line rent steps for the State of California.

(3)	Includes contractual rent steps through June 2020.

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LOAN #15: THE CENTRE

Mortgaged Property Information	Mortgage Loan Information
Number of Mortgaged Properties	1	Loan Seller	CREFI
Location (City/State)	Cliffside Park, New Jersey	Cut-off Date Balance(3)	$30,000,000
Property Type	Multifamily	Cut-off Date Balance per Unit(2)	$191,082.80
Size (Units)	314	Percentage of Initial Pool Balance	2.5%
Total Occupancy as of 6/24/2019(1)	89.5%	Number of Related Mortgage Loans	None
Owned Occupancy as of 6/24/2019(1)	89.5%	Type of Security	Fee Simple
Year Built / Latest Renovation	2017 / NAP	Mortgage Rate	5.68166666666667%
Appraised Value	$188,200,000	Original Term to Maturity (Months)	60
Appraisal Date	4/12/2019	Original Amortization Term (Months)	NAP
Borrower Sponsor	Leibel Lederman	Original Interest Only Period (Months)	60
Property Management	Cliffside TC Property Management LLC	First Payment Date	8/6/2019
Maturity Date	7/6/2024

Underwritten Revenues	$10,488,618
Underwritten Expenses	$2,588,348	Escrows(4)
Underwritten Net Operating Income (NOI)	$7,900,270	Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$7,821,770	Taxes	$281,065	$93,688
Cut-off Date LTV Ratio(2)	31.9%	Insurance	$0	$0
Maturity Date LTV Ratio(2)	31.9%	Replacement Reserve	$0	$6,542
DSCR Based on Underwritten NOI / NCF(2)	2.29x / 2.26x	TI/LC	$0	$0
Debt Yield Based on Underwritten NOI / NCF(2)	13.2% / 13.0%	Other(5)	$386,048	$0

Sources and Uses
Sources	$	%	Uses	$	%
Loan Combination Amount	$130,000,000	88.6%	Loan Payoff	$116,609,170	79.5%
New Sponsor Equity(5)	16,669,063	11.4	Bond Payoff / Defeasance	14,762,337	10.1
Other Sources	100,000	0.1	Seller Proceeds	12,818,641	8.7
Closing Costs	1,911,802	1.3
Upfront Reserves	667,113	0.5

Total Sources	$146,769,063	100.0%	Total Uses	$146,769,063	100.0%

(1)	Total Occupancy and Owned Occupancy are based on occupied units as of the underwritten rent roll dated June 24, 2019.

(2)	Calculated based on the aggregate outstanding principal balance as of the Cut-off Date of The Centre A Notes.

(3)

The Cut-off Date Balance of $30,000,000 represents the non-controlling note A-1, which is part of a larger loan evidenced by two pari passu senior A notes having an aggregate outstanding principal balance as of the Cut-off Date of $60,000,000 and one controlling subordinate B note, with an original principal balance of $70,000,000.

(4)	Upfront Other reserves consist of (i) $363,548 for an unfunded obligation reserve, and (ii) $22,500 for a condo assessments reserve.

(5)	As part of this transaction, the borrower sponsor, Leibel Lederman, acquired a 60% majority stake in the ownership structure via an approximately $16.7MM fresh cash equity investment for the recapitalization of the Property. The original developer and seller of the 60% interest in the Property (who maintains a 40% equity interest in the ownership structure) received approximately $12.81MM of sale proceeds as part of the recapitalization.”

The following table presents certain information relating to the loan combination summary at The Centre Property:

Loan Combination Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Note
A-1	$30,000,000	$30,000,000	BMARK 2019-B12	No(1)
A-2	$30,000,000	$30,000,000	CREFI(2)	No
B	$70,000,000	$70,000,000	BMARK 2019-B12	Yes(1)
Total	$130,000,000	$130,000,000

(1)	The initial Controlling Note is The Centre B Note, so long as no related control appraisal period has occurred and is continuing. If and for so long as a control appraisal period has occurred and is continuing, then the Controlling Note will be note A-1. See “Description of the Mortgage Pool— The Loan Combinations— The Centre Pari Passu-AB Loan Combination” in the Preliminary Prospectus. The Centre Loan Combination will be serviced under the BMARK 2019-B12 PSA.

(2)	Expected to be contributed to one or more future securitization transactions.

The following table presents certain information relating to the loan combination metrics at The Centre Property:

Loan Combination Metrics
	% of Total Debt	Cut-off Date LTV	UW NOI Debt Yield	UW NCF DSCR
A Notes	46.2%	31.9%	13.2%	2.26x
$60,000,000
B Note	53.8%	69.1%	6.1%	1.32x
$70,000,000

LOAN #15: THE CENTRE

The following table presents certain information relating to the units and rent at The Centre Property:

Multifamily Unit Mix(1)
Unit Type	# of Units	% of Units	Occupied Units(1)	% Occupied	Average Unit Size (SF)	Average Market Rent per Month(2)	In-Place Average Rent per Month
Studio	39	12.4%	38	97.4%	564	$2,103	$2,117
1 BR	120	38.2	119	99.2	820	2,432	2,435
2 BR	155	49.4	124	80.0	1,284	3,534	3,520
Total / Wtd. Avg.	314	100.0%	281	89.5%	1,017	$2,935	$2,931

(1)	Based on the underwritten rent roll dated June 24, 2019.

(2)	Source: Appraisal.

The following table presents certain information relating to historical leasing at The Centre Property:

Historical Leased %(1)

As of 6/24/2019
Owned Space	89.5%

(1)	The Centre Property was recently constructed in 2017 and was in lease up from October 2017 through June 2019, therefore no historical information is available.

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at The Centre Property:

Cash Flow Analysis(1)

	Underwritten	Underwritten $ per Unit
Apartment Income
Base Rent(2)	$9,680,718	$30,830.31
Potential Income from Vacant Units(3)	1,369,068	4,360.09
Gross Potential Rent	$11,049,786	$35,190.40
Vacancy & Credit Loss & Concessions(4)	(1,369,068)	(4,360.09)
Total Rent	$9,680,718	30,830.31
Other Income(4)	807,900	2,572.93
Effective Gross Income	$10,488,618	$33,403.24

Real Estate Taxes	$1,048,862	$3,340.32
Insurance	171,955	547.63
Management Fee	314,659	1,002.10
Other Operating Expenses	1,052,873	3,353.10
Total Operating Expenses	$2,588,348	$8,243.15

Net Operating Income	$7,900,270	$25,160.09
Replacement Reserves – Apartments	78,500	250.00
TI/LC	0	0
Net Cash Flow	$7,821,770	$24,910.09

Occupancy(5)	88.2%
NOI Debt Yield(6)	13.2%
NCF DSCR(6)	2.26x

(1)	The Centre Property was recently constructed in 2017 and was in lease up from October 2017 through June 2019, therefore no historical information is available.

(2)	Underwritten Base Rent is based on occupied units as of the underwritten rent roll dated June 24, 2019.

(3)	Potential Income from Vacant Units represents one studio, one one-bedroom unit and 31 two-bedroom units at the appraiser’s estimated market rents.

(4)	Other Income consists of parking income, amenity fees, pet fees, and miscellaneous income.

(5)	Vacancy & Credit Loss & Concessions is underwritten to the current 11.8% economic vacancy.

(6)	Calculated based on the aggregate outstanding principal balance of The Centre A Notes.

LOAN #15: THE CENTRE

The following table presents certain information relating to the primary competition for The Centre Property:

Directly Competitive Buildings(1)

	The Centre(2)	The Modern	Hudson Lights	Avalon North Bergen	The Oyster
Location	Cliffside Park, NJ	Fort Lee, NJ	Fort Lee, NJ	North Bergen, NJ	Edgewater, NJ
Number of Stories	15	47	12	6	6
Year Built	2017	2014	2017	2012	2016
Number of units	314	451	276	164	100
Occupancy	89.5%	90.0%	85.0%	98.0%	94.0%
Unit size (SF):
- Studio	564	540	627	643	560
- 1-BR	820	850	813	902	744
- 2-BR	1,284	1,236	1,326	1,184	1,205
Rent per month:
- Studio	$2,103	$2,224	$2,295	$1,892	$2,300
- 1-BR	$2,432	$3,061	$2,791	$2,004	$2,880
- 2-BR	$3,534	$4,538	$3,893	$2,474	$3,900

(1)	Source: Appraisal.

(2)	The rent per month for the subject property is based off of the underwritten rent roll dated June 24, 2019.

ANNEX C

MORTGAGE POOL INFORMATION

Annex C

Distribution of Loan Purpose

Loan Purpose	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio		Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity/ARD Date LTV
Refinance	27	$749,956,890	63.5%	$27,776,181	2.31	x	4.235%	109	55.6%	52.4%
Acquisition	17	388,214,618	32.8	$22,836,154	2.84	x	3.849%	105	55.9%	54.0%
Recapitalization	3	43,700,000	3.7	$14,566,667	2.72	x	5.116%	78	39.7%	39.7%
Total/Avg./Wtd.Avg.	47	$1,181,871,508	100.0%	$25,146,202	2.50	x	4.140%	107	55.1%	52.4%

Distribution of Amortization Types(1)

Amortization Type	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio		Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity/ARD Date LTV
Amortizing (25 Years)	2	66,293,829	5.6%	$33,146,915	1.58	x	4.381%	118	70.8%	51.9%
Amortizing (30 Years)	7	82,766,179	7.0	$11,823,740	1.74	x	4.599%	104	67.0%	55.9%
Interest Only, Then Amortizing(2)	10	114,044,000	9.6	$11,404,400	1.66	x	4.546%	116	70.1%	61.9%
Interest Only, Then Amortizing - ARD(2)	1	14,950,000	1.3	$14,950,000	1.49	x	4.520%	118	72.0%	66.0%
Interest Only	27	903,817,500	76.5	$33,474,722	2.76	x	4.023%	105	50.7%	50.7%
Total/Avg./Wtd.Avg.	47	$1,181,871,508	100.0%	$25,146,202	2.50	x	4.140%	107	55.1%	52.4%

(1) All of the mortgage loans will have balloon payments at maturity date or anticipated repayment date.

(2) Original partial interest only months range from 24 to 60 months.

Distribution of Cut-off Date Balances

Range of Cut-off Balances ($)	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio		Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity/ARD Date LTV
2,450,000 - 4,999,999	3	$9,425,000	0.8%	$3,141,667	1.84	x	4.637%	103	58.7%	53.2%
5,000,000 - 9,999,999	10	69,418,814	5.9	$6,941,881	2.36	x	4.412%	108	63.8%	59.8%
10,000,000 - 19,999,999	15	211,580,012	17.9	$14,105,334	1.66	x	4.581%	115	68.0%	59.0%
20,000,000 - 29,999,999	4	98,075,000	8.3	$24,518,750	2.20	x	4.592%	102	51.7%	51.7%
30,000,000 - 39,999,999	3	103,750,000	8.8	$34,583,333	3.33	x	4.136%	82	48.0%	48.0%
40,000,000 - 49,999,999	1	49,822,682	4.2	$49,822,682	1.54	x	4.415%	118	73.3%	53.8%
50,000,000 - 93,200,000	11	639,800,000	54.1	$58,163,636	2.79	x	3.868%	108	50.2%	50.2%
Total/Avg./Wtd.Avg.	47	$1,181,871,508	100.0%	$25,146,202	2.50	x	4.140%	107	55.1%	52.4%

	Min	$2,450,000
	Max	$93,200,000
	Average	$25,146,202

Distribution of Underwritten Debt Service Coverage Ratios(1)

Range of Underwritten Debt Service Coverage Ratios (x)	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio		Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity/ARD Date LTV
1.20 - 1.50	5	$71,300,000	6.0%	$14,260,000	1.44	x	4.614%	118	71.7%	63.6%
1.51 - 2.00	17	290,842,103	24.6	$17,108,359	1.74	x	4.498%	103	67.2%	58.7%
2.01 - 2.50	14	371,494,405	31.4	$26,535,315	2.23	x	4.310%	111	55.0%	54.6%
2.51 - 3.00	5	181,135,000	15.3	$36,227,000	2.70	x	3.943%	93	51.6%	51.6%
3.01 - 4.03	6	267,100,000	22.6	$44,516,667	3.84	x	3.523%	111	40.1%	40.1%
Total/Avg./Wtd.Avg.	47	$1,181,871,508	100.0%	$25,146,202	2.50	x	4.140%	107	55.1%	52.4%
(1) Unless otherwise indicated, the Underwritten NCF DSCR for each mortgage loan is generally calculated by dividing the Underwritten NCF for the related mortgaged property or mortgaged properties by the annual debt service for such mortgage loan, as adjusted in the case of mortgage loans with a partial interest only period by using the first 12 amortizing payments due instead of the actual interest only payment due.

	Min	1.20
	Max	5.79
	Weighted Avg.	2.50

Annex C

Distribution of Mortgage Interest Rates

Range of Mortgage Interest Rates (%)	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio		Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity/ARD Date LTV
2.464 - 4.000	9	$440,850,000	37.3%	$48,983,333	3.09	x	3.562%	107	51.1%	51.1%
4.001 - 4.500	23	536,990,092	45.4	$23,347,395	2.27	x	4.295%	108	56.3%	52.0%
4.501 - 5.000	9	112,416,197	9.5	$12,490,689	1.74	x	4.707%	116	67.8%	61.8%
5.001 - 5.500	5	61,615,219	5.2	$12,323,044	1.81	x	5.143%	94	62.1%	59.2%
5.501 - 5.682	1	30,000,000	2.5	$30,000,000	2.26	x	5.682%	59	31.9%	31.9%
Total/Avg./Wtd.Avg.	47	$1,181,871,508	100.0%	$25,146,202	2.50	x	4.140%	107	55.1%	52.4%

	Min	2.464%
	Max	5.682%
	Weighted Avg.	4.140%

Distribution of Cut-off Date LTV Ratios(1)

Range of Cut-off Date LTV Ratios (%)	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio		Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity/ARD Date LTV
26.0 - 39.9	5	$231,200,000	19.6%	$46,240,000	3.06	x	4.345%	104	32.5%	32.5%
40.0 - 49.9	4	136,450,000	11.5	$34,112,500	3.44	x	3.513%	102	44.4%	44.4%
50.0 - 59.9	8	210,597,905	17.8	$26,324,738	2.89	x	3.703%	115	54.0%	53.8%
60.0 - 69.9	21	459,542,803	38.9	$21,882,991	2.04	x	4.341%	102	64.8%	62.0%
70.0 - 75.0	9	144,080,799	12.2	$16,008,978	1.61	x	4.406%	118	72.7%	59.6%
Total/Avg./Wtd.Avg.	47	$1,181,871,508	100.0%	$25,146,202	2.50	x	4.140%	107	55.1%	52.4%
(1) Unless otherwise indicated, the Cut-off Date Loan-to-Value Ratio is calculated utilizing the “as-is” appraised value. With respect to seven mortgage loans, representing approximately 15.8% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, the respective Cut-off Date Loan-to-Value Ratio was calculated using either (i) the "as stabilized" appraised value which is inclusive of stabilized occupancy and conditions met, (ii) the "as complete" value which assumes the related property improvements have been completed, (iii) the "hypothetical market value as if PIP Funded" value which assumes a PIP Reserve was deposited on the origination date of the respective mortgage loan, (iv) the Cut-off Date Principal Balance of a mortgage loan less a reserve taken at origination, the Cut-off Date LTV Ratio is presented in the aggregate, or (v) the "as portfolio" value which includes a portfolio premium as if the portfolio of properties were sold in their entirety to a single buyer. The weighted average Cut-off Date Loan-to-Value Ratio for the mortgage pool without making any of the adjustments described above is 55.7%.

	Min	26.0%
	Max	75.0%
	Weighted Avg.	55.1%

Distribution of Maturity Date/ARD LTV Ratios(1)

Range of Maturity Date/ARD LTV Ratios (%)	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio		Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity/ARD Date LTV
26.0 - 39.9	5	$231,200,000	19.6%	$46,240,000	3.06	x	4.345%	104	32.5%	32.5%
40.0 - 49.9	5	$152,921,147	12.9	$30,584,229	3.25	x	3.596%	103	46.4%	44.5%
50.0 - 59.9	16	336,530,546	28.5	$21,033,159	2.42	x	3.980%	116	60.0%	54.2%
60.0 - 67.0	21	461,219,814	39.0	$21,962,848	2.03	x	4.335%	102	65.8%	63.7%
Total/Avg./Wtd.Avg.	47	$1,181,871,508	100.0%	$25,146,202	2.50	x	4.140%	107	55.1%	52.4%

(1) Unless otherwise indicated, the Maturity Date/ARD Loan-to-Value Ratio is calculated utilizing the “as-is” appraised value. With respect to seven mortgage loans, representing approximately 15.8% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, the respective Maturity Date/ARD Loan-to-Value Ratio was calculated using either (i) the "as stabilized" appraised value which is inclusive of stabilized occupancy and conditions met, (ii) the "as complete" value which assumes the related property improvements have been completed, (iii) the "hypothetical market value as if PIP Funded" value which assumes a PIP Reserve was deposited on the origination date of the respective mortgage loan, (iv) the Cut-off Date Principal Balance of a mortgage loan less a reserve taken at origination, the Cut-off Date LTV Ratio is presented in the aggregate, or (v) the "as portfolio" value which includes a portfolio premium as if the portfolio of properties were sold in their entirety to a single buyer. The weighted average Maturity Date/ARD Loan-to-Value Ratio for the mortgage pool without making any of the adjustments described above is 52.9%.

	Min	26.0%
	Max	67.0%
	Weighted Avg.	52.4%

Distribution of Original Terms to Maturity/ARD (1)

Original Term to Maturity/ARD (Mos)	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio		Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity/ARD Date LTV
60	7	$176,730,219	15.0%	$25,247,174	2.79	x	4.319%	58	48.3%	47.8%
63	1	$50,400,000	4.3	$50,400,000	2.71	x	3.960%	63	60.0%	60.0%
84	1	$6,624,000	0.6	$6,624,000	2.04	x	4.860%	82	60.0%	55.2%
120	38	$948,117,289	80.2	$24,950,455	2.44	x	4.112%	118	56.1%	52.9%
Total/Avg./Wtd.Avg.	47	$1,181,871,508	100.0%	$25,146,202	2.50	x	4.140%	107	55.1%	52.4%

(1) Unless otherwise indicated, mortgage loans with anticipated repayment dates are presented as if they were to mature on the anticipated repayment date.

	Min	60	months
	Max	120	months
	Weighted Avg.	108	months

Annex C

Distribution of Remaining Terms to Maturity/ARD (1)

Range of Remaining Terms to Maturity/ARD (Mos)	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio		Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity/ARD Date LTV
57 - 60	7	$176,730,219	15.0%	$25,247,174	2.79	x	4.319%	58	48.3%	47.8%
63	1	50,400,000	4.3	$50,400,000	2.71	x	3.960%	63	60.0%	60.0%
82	1	6,624,000	0.6	$6,624,000	2.04	x	4.860%	82	60.0%	55.2%
113 - 120	38	948,117,289	80.2	$24,950,455	2.44	x	4.112%	118	56.1%	52.9%
Total/Avg./Wtd.Avg.	47	$1,181,871,508	100.0%	$25,146,202	2.50	x	4.140%	107	55.1%	52.4%

(1) Unless otherwise indicated, mortgage loans with anticipated repayment dates are presented as if they were to mature on the anticipated repayment date.

	Min	57	months
	Max	120	months
	Weighted Avg.	107	months

Distribution of Original Amortization Terms(1)

Original Amortization Terms (Mos)	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio		Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity/ARD Date LTV
Interest Only	27	$903,817,500	76.5%	$33,474,722	2.76	x	4.023%	105	50.7%	50.7%
300	2	66,293,829	5.6	$33,146,915	1.58	x	4.381%	118	70.8%	51.9%
360	18	211,760,179	17.9	$11,764,454	1.68	x	4.565%	111	69.0%	59.8%
Total/Avg./Wtd.Avg.	47	$1,181,871,508	100.0%	$25,146,202	2.50	x	4.140%	107	55.1%	52.4%

(1) All of the mortgage loans will have balloon payments at maturity date or anticipated repayment date.

	Min	300	months
	Max	360	months
	Weighted Avg.	346	months

Distribution of Remaining Amortization Terms(1)

Range of Remaining Amortization Terms (Mos)	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio		Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity/ARD Date LTV
Interest Only	27	$903,817,500	76.5%	$33,474,722	2.76	x	4.023%	105	50.7%	50.7%
298 - 300	2	$66,293,829	5.6	$33,146,915	1.58	x	4.381%	118	70.8%	51.9%
358 - 360	18	211,760,179	17.9	$11,764,454	1.68	x	4.565%	111	69.0%	59.8%
Total/Avg./Wtd.Avg.	47	$1,181,871,508	100.0%	$25,146,202	2.50	x	4.140%	107	55.1%	52.4%

(1) All of the mortgage loans will have balloon payments at maturity date or anticipated repayment date.

	Min	298	months
	Max	360	months
	Average	345	months

Mortgage Loans with Original Partial Interest Only Periods

Original Partial Interest Only Periods (Mos)	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio		Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity/ARD Date LTV
24	4	$40,274,000	3.4%	$10,068,500	1.53	x	4.743%	111	69.6%	60.3%
36	3	$35,870,000	3.0	$11,956,667	1.66	x	4.356%	119	72.2%	62.9%
48	1	$9,300,000	0.8	$9,300,000	2.11	x	4.320%	118	70.1%	62.6%
60	3	$43,550,000	3.7	$14,516,667	1.63	x	4.559%	118	69.6%	63.8%

Distribution of Prepayment Provisions

Prepayment Provision	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio		Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity/ARD Date LTV
Defeasance	31	$714,655,921	60.5%	$23,053,417	2.60	x	4.142%	108	53.1%	50.9%
Yield Maintenance	14	309,015,587	26.1	$22,072,542	2.11	x	4.414%	110	59.3%	54.1%
Defeasance or Yield Maintenance	2	158,200,000	13.4	$79,100,000	2.78	x	3.599%	94	56.3%	56.3%
Total/Avg./Wtd.Avg.	47	$1,181,871,508	100.0%	$25,146,202	2.50	x	4.140%	107	55.1%	52.4%

Annex C

Distribution of Debt Yields on Underwritten Net Operating Income(1)

Range of Debt Yields on Underwritten Net Operating Income (%)	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio		Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity/ARD Date LTV
8.0 - 8.9	6	$108,250,000	9.2%	$18,041,667	1.70	x	4.474%	81	65.0%	62.9%
9.0 - 9.9	10	338,575,000	28.6	$33,857,500	2.16	x	4.132%	118	58.3%	57.3%
10.0 - 10.9	8	253,061,444	21.4	$31,632,681	2.41	x	3.870%	118	62.6%	55.9%
11.0 - 14.9	21	397,535,063	33.6	$18,930,241	2.75	x	4.217%	94	50.7%	48.4%
15.0 - 17.4	2	84,450,000	7.1	$42,225,000	3.96	x	4.200%	120	28.4%	28.4%
Total/Avg./Wtd.Avg.	47	$1,181,871,508	100.0%	$25,146,202	2.50	x	4.140%	107	55.1%	52.4%

(1) Unless otherwise indicated, the Debt Yield on Underwritten Net Operating Income for each mortgage loan is generally calculated as the related mortgaged property’s Underwritten Net Operating Income divided by the Cut-off Date Balance of such mortgage loan; provided, with respect to one mortgage loan, representing approximately 1.9% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, the Debt Yield on Underwritten Net Operating Income was calculated based on the Cut-off Date Balance net of a related earnout or holdback reserve.

	Min	8.0%
	Max	17.4%
	Weighted Avg.	11.2%

Distribution of Debt Yields on Underwritten Net Cash Flow(1)

Range of Debt Yields on Underwritten Net Cash Flow (%)	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio		Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity/ARD Date LTV
7.8 - 7.9	1	$10,000,000	0.8%	$10,000,000	1.20	x	5.100%	117	69.5%	60.3%
8.0 - 8.9	7	174,440,000	14.8	$24,920,000	1.93	x	4.208%	95	64.6%	63.9%
9.0 - 9.9	14	372,748,763	31.5	$26,624,912	2.09	x	4.208%	118	59.9%	57.0%
10.0 - 10.9	8	253,880,182	21.5	$31,735,023	2.61	x	3.865%	108	59.1%	54.8%
11.0 - 14.9	15	286,352,563	24.2	$19,090,171	2.90	x	4.205%	94	47.0%	44.4%
15.0 - 17.0	2	84,450,000	7.1	$42,225,000	3.96	x	4.200%	120	28.4%	28.4%
Total/Avg./Wtd.Avg.	47	$1,181,871,508	100.0%	$25,146,202	2.50	x	4.140%	107	55.1%	52.4%

(1) Unless otherwise indicated, the Debt Yield on Underwritten Net Cash Flow for each mortgage loan is generally calculated as the related mortgaged property’s Underwritten Net Cash Flow divided by the Cut-off Date Balance of such mortgage loan; provided, with respect to one mortgage loan, representing approximately 1.9% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, the Debt Yield on Underwritten Net Operating Income was calculated based on the Cut-off Date Balance net of a related earnout or holdback reserve.

	Min	7.8%
	Max	17.0%
	Weighted Avg.	10.8%

Distribution of Lockbox Types

Lockbox Type	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance
Hard	21	$710,519,879	60.1%
Springing	21	362,775,984	30.7
Soft	5	108,575,645	9.2
Total/Avg./Wtd.Avg.	47	$1,181,871,508	100.0%

Distribution of Escrows

Escrow Type	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance
Real Estate Tax	38	$817,296,508	69.2%
Replacement Reserves(1)	36	$752,296,508	63.7%
TI/LC(2)	22	$463,135,092	50.5%
Insurance	16	$266,691,792	22.6%

(1) Includes mortgage loans with FF&E reserves.

(2) Percentage of the portion of the Initial Pool Balance secured by office, retail, mixed use and industrial properties.

Annex C

Distribution of Property Types

Property Type / Detail	Number of Mortgaged Properties	Cut-off Date Balance(1)	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio(2)		Weighted Average Mortgage Interest Rate(2)	Weighted Average Remaining Terms to Maturity/ARD (Mos)(2)	Weighted Average Cut-off Date LTV(2)	Weighted Average Maturity/ARD Date LTV(2)
Office	22	$376,878,145	31.9%	$17,130,825	2.91	x	3.738%	95	56.4%	54.7%
CBD	4	201,850,000	17.1%	$50,462,500	3.16	x	3.545%	104	51.8%	51.8%
Suburban	17	160,028,145	13.5%	$9,413,420	2.72	x	3.904%	81	61.0%	57.7%
Medical	1	15,000,000	1.3%	$15,000,000	1.50	x	4.580%	117	69.1%	63.3%
Retail	37	$340,846,795	28.8%	$9,212,076	2.48	x	4.172%	118	54.2%	51.6%
Anchored	15	188,521,795	16.0%	$12,568,120	2.00	x	4.203%	119	66.2%	62.0%
Super Regional Mall	1	76,200,000	6.4%	$76,200,000	3.95	x	4.256%	120	26.0%	26.0%
Specialty Retail	1	50,000,000	4.2%	$50,000,000	2.46	x	3.741%	119	46.3%	46.3%
Single Tenant Retail	20	26,125,000	2.2%	$1,306,250	1.69	x	4.530%	113	64.5%	61.0%
Mixed Use	9	$155,224,583	13.1%	$17,247,176	2.41	x	3.966%	116	55.7%	49.4%
Office/Multifamily	1	50,000,000	4.2%	$50,000,000	2.53	x	3.630%	118	59.5%	59.5%
Office/Laboratory	3	50,000,000	4.2%	$16,666,667	3.12	x	3.797%	118	37.1%	37.1%
Office/Retail	1	49,822,682	4.2%	$49,822,682	1.54	x	4.415%	118	73.3%	53.8%
Multifamily/Retail	3	4,105,445	0.3%	$1,368,482	2.63	x	4.500%	57	29.1%	29.1%
Multifamily/Office	1	1,296,456	0.1%	$1,296,456	2.63	x	4.500%	57	29.1%	29.1%
Multifamily	25	$151,606,004	12.8%	$6,064,240	2.21	x	4.831%	93	44.2%	43.9%
High Rise	2	80,000,000	6.8%	$40,000,000	2.31	x	4.724%	95	36.8%	36.8%
Garden	3	26,764,902	2.3%	$8,921,634	1.88	x	5.089%	90	59.9%	58.1%
Student Housing	5	25,243,003	2.1%	$5,048,601	1.90	x	5.150%	114	62.5%	62.5%
Mid Rise	15	19,598,099	1.7%	$1,306,540	2.63	x	4.500%	57	29.1%	29.1%
Hospitality	8	$71,429,511	6.0%	$8,928,689	2.07	x	4.707%	112	60.4%	56.7%
Full Service	5	38,000,000	3.2%	$7,600,000	2.19	x	4.620%	118	54.1%	54.1%
Limited Service	3	33,429,511	2.8%	$11,143,170	1.92	x	4.805%	105	67.5%	59.7%
Self Storage	9	$54,450,000	4.6%	$6,050,000	1.87	x	4.408%	118	68.3%	65.9%
Industrial	6	$24,812,470	2.1%	$4,135,412	1.73	x	4.275%	118	68.7%	58.2%
Warehouse/Distribution	5	17,812,470	1.5%	$3,562,494	1.78	x	4.202%	118	69.9%	59.0%
Flex	1	7,000,000	0.6%	$7,000,000	1.59	x	4.460%	118	65.7%	56.1%
Manufactured Housing	1	$6,624,000	0.6%	$6,624,000	2.04	x	4.860%	82	60.0%	55.2%
Total/Avg./Wtd. Avg.(3)	117	$1,181,871,508	100.0%	$10,101,466	2.50	x	4.140%	107	55.1%	52.4%

(1) Calculated based on the mortgaged property's allocated loan amount for the mortgage loans secured by more than one mortgaged property.

(2) Weighted average based on the mortgaged property's allocated loan amount for mortgage loans secured by more than one mortgaged property.

(3) Wtd. Avg Cut-off Date Balance is based on the 117 mortgaged properties in the Benchmark 2019-B12 trust.

Geographic Distribution
Property Location	Number of Mortgaged Properties	Cut-off Date Balance(1)	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio(2)		Weighted Average Mortgage Interest Rate(2)	Weighted Average Remaining Terms to Maturity/ARD (Mos)(2)	Weighted Average Cut-off Date LTV(2)	Weighted Average Maturity/ARD Date LTV(2)
California	20	$242,924,214	20.6%	$12,146,211	2.58	x	3.945%	93	56.0%	55.2%
New York	23	221,841,997	18.8	$9,645,304	3.00	x	3.599%	111	49.3%	49.3%
Texas	4	109,035,323	9.2	$27,258,831	3.37	x	4.292%	119	37.5%	37.5%
Florida	12	82,841,813	7.0	$6,903,484	1.87	x	4.451%	118	67.8%	63.2%
Delaware	1	50,400,000	4.3	$50,400,000	2.71	x	3.960%	63	60.0%	60.0%
Massachusetts	3	50,000,000	4.2	$16,666,667	3.12	x	3.797%	118	37.1%	37.1%
Nevada	1	50,000,000	4.2	$50,000,000	2.46	x	3.741%	119	46.3%	46.3%
Hawaii	1	49,822,682	4.2	$49,822,682	1.54	x	4.415%	118	73.3%	53.8%
Arizona	6	48,088,460	4.1	$8,014,743	2.05	x	4.324%	118	68.1%	64.3%
Virginia	4	44,613,344	3.8	$11,153,336	2.21	x	4.380%	119	63.0%	51.9%
New Jersey	2	40,000,000	3.4	$20,000,000	2.00	x	5.536%	74	41.3%	39.0%
West Virginia	1	23,000,000	1.9	$23,000,000	2.29	x	4.400%	119	50.5%	50.5%
Michigan	9	22,899,466	1.9	$2,544,385	1.51	x	4.562%	118	70.5%	63.5%
Illinois	3	20,952,305	1.8	$6,984,102	1.60	x	4.254%	119	68.7%	55.8%
Iowa	7	20,100,842	1.7	$2,871,549	1.50	x	4.565%	117	69.8%	64.0%
Colorado	2	19,190,589	1.6	$9,595,294	2.03	x	4.452%	119	66.8%	62.8%
Maine	1	12,422,905	1.1	$12,422,905	2.06	x	5.200%	58	55.0%	51.0%
Indiana	3	9,792,578	0.8	$3,264,193	1.93	x	4.903%	70	68.2%	63.6%
Kansas	1	9,300,000	0.8	$9,300,000	2.11	x	4.320%	118	70.1%	62.6%
Oregon	1	8,240,157	0.7	$8,240,157	2.28	x	4.139%	118	64.9%	64.9%
Louisiana	1	7,972,500	0.7	$7,972,500	2.04	x	4.958%	117	59.6%	59.6%
Alabama	1	7,858,743	0.7	$7,858,743	1.90	x	5.150%	114	62.5%	62.5%
Minnesota	3	7,263,354	0.6	$2,421,118	1.83	x	4.319%	119	62.6%	61.0%
Wyoming	1	6,624,000	0.6	$6,624,000	2.04	x	4.860%	82	60.0%	55.2%
Ohio	1	5,450,000	0.5	$5,450,000	3.28	x	4.180%	118	66.5%	66.5%
North Carolina	2	4,252,500	0.4	$2,126,250	2.04	x	4.958%	117	59.6%	59.6%
Kentucky	1	3,650,000	0.3	$3,650,000	1.65	x	4.350%	120	73.0%	58.7%
Pennsylvania	1	2,513,572	0.2	$2,513,572	1.90	x	5.150%	114	62.5%	62.5%
Missouri	1	820,164	0.1	$820,164	1.49	x	4.520%	118	72.0%	66.0%
Total	117	$1,181,871,508	100.0%	$10,101,466	2.50	x	4.140%	107	55.1%	52.4%

(1) Calculated based on the mortgaged property's allocated loan amount for the mortgage loans secured by more than one mortgaged property.

(2) Weighted average based on the mortgaged property's allocated loan amount for mortgage loans secured by more than one mortgaged property.

(3) Wtd. Avg Cut-off Date Balance is based on the 117 mortgaged properties in the Benchmark 2019-B12 trust.

ANNEX D

FORM OF DISTRIBUTION DATE STATEMENT

Distribution Date: Determination Date:

CONTACT INFORMATION	CONTENTS

	Distribution Summary	2

	Distribution Summary (Factors)	3

	Interest Distribution Detail	4

	Principal Distribution Detail	5

	Reconciliation Detail	6

	Stratification Detail	7

	Mortgage Loan Detail	11

	NOI Detail	12

	Delinquency Loan Detail	13

	Appraisal Reduction Detail	15

	Loan Modification Detail	17

	Specially Serviced Loan Detail	19

	Unscheduled Principal Detail	21

	Liquidated Loan Detail	23

Deal Contact:

Reports Available at sf.citidirect.com	D-1

Distribution Date: Determination Date:

Distribution Summary

DISTRIBUTION IN DOLLARS

		Prior	Pass-	Accrual				Yield	Prepayment				Current
	Original	Principal	Through	Day Count	Accrual	Interest	Principal	Maintenance	Penalties	Total	Deferred	Realized	Principal
Class	Balance	Balance	Rate	Fraction	Dates	Distributed	Distributed	Distributed	Distributed	Distributed	Interest	Loss	Balance
(1)	(2)	(3)	(4)	(5)	(6)	(7)	(8)	(9)	(10)	(11)=(7+8+9+10)	(12)	(13)	(14)=(3-8+12-13)

Totals

Notional Classes

Totals

Reports Available at sf.citidirect.com	D-2

Distribution Date: Determination Date:

PER $1,000 OF ORIGINAL BALANCE
Class	CUSIP	Record Date	Prior Principal Balance (3/2 x 1000)	Interest Distributed (7/2 x 1000)	Principal Distributed (8/2 x 1000)	Yield Maintenance Distributed (9)/(2) x 1000	Prepayment Penalties Distributed (10)/(2) x 1000	Total Distributed (11/2 x 1000)	Deferred Interest (12/2 x 1000)	Realized Loss (13/2 x 1000)	Current Principal Balance (142 x 1000)

Reports Available at sf.citidirect.com	D-3

Distribution Date: Determination Date:

Interest Distribution Detail

DISTRIBUTION IN DOLLARS
	Prior	Pass-	Next Pass-	Accrual	Optimal	Prior	Interest on	Non-Recov.				Current
	Principal	Through	Through	Day Count	Accrued	Unpaid	Prior Unpaid	Interest	Interest	Deferred	Interest	Unpaid
Class	Balance	Rate	Rate	Fraction	Interest	Interest	Interest	Shortfall	Due	Interest	Distributed	Interest
(1)	(2)	(3)	(4)	(5)	(6)	(7)	(8)	(9)	(10)=(6)+(7)+(8)-(9)	(11)	(12)	(13)=(10)-(11)-(12)

Totals

Notional Classes

Totals

Reports Available at sf.citidirect.com	D-4

Distribution Date: Determination Date:

Principal Distribution Detail

DISTRIBUTION IN DOLLARS
		Prior	Scheduled	Unscheduled		Current	Current	Current	Cumulative	Original	Current	Original	Current
	Original	Principal	Principal	Principal	Accreted	Realized	Principal	Principal	Realized	Class	Class	Credit	Credit
Class	Balance	Balance	Distribution	Distribution	Principal	Loss	Recoveries	Balance	Loss	(%)	(%)	Support	Support
(1)	(2)	(3)	(4)	(5)	(6)	(7)	(8)	(9)=(3)-(4)-(5)+(6)-(7)+(8)	(10)	(11)	(12)	(13)	(14)

Reports Available at sf.citidirect.com	D-5

Distribution Date: Determination Date:	Reconciliation Detail

SOURCE OF FUNDS	ALLOCATION OF FUNDS

Interest Funds Available	Scheduled Fees
Scheduled Interest	Servicing Fee / Sub-Servicing Fee
Prepayment Interest Shortfall	CREFC® Intellectual Property Royalty License Fee
Interest Adjustments	Trustee Fee / Certificate Administrator Fee
Realized Loss in Excess of Principal Balance	Operating Advisor Fee
Total Interest Funds Available:	Total Scheduled Fees:
Additional Fees, Expenses, etc.
Principal Funds Available	Special Servicing Fee
Scheduled Principal	Workout Fee
Curtailments	Liquidation Fee
Principal Prepayments	Additional Trust Fund Expenses
Net Liquidation Proceeds	Reimbursement for Interest on Advances
Repurchased Principal	Additional Servicing Fee
Substitution Principal	Total Additional Fees, Expenses, etc.:
Other Principal	Distribution to Certificateholders
Total Principal Funds Available:	Interest Distribution
Other Funds Available	Principal Distribution
Yield Maintenance Charges	Yield Maintenance Charges Distribution
Prepayment Premiums	Prepayment Premiums Distribution
Other Charges	Total Distribution to Certificateholders:
Total Other Funds Available:	Total Funds Allocated
Total Funds Available

Reports Available at sf.citidirect.com	D-6

Distribution Date:
Determination Date:

Stratification Detail

Ending Scheduled Balance							State
Ending Scheduled Balance	# of Loans	Ending Scheduled Balance	% of Agg. End. Sched. Bal.	WAC	WART	WA DSCR	State	# of Properties	Ending Scheduled Balance	% of Agg. End. Sched. Bal.	WAC	WART	WA DSCR

Totals								Totals

Reports Available at sf.citidirect.com	D-7

Distribution Date:
Determination Date:

Stratification Detail

Seasoning							Property Type
Seasoning	# of Loans	Ending Scheduled Balance	% of Agg. End. Sched. Bal.	WAC	WART	WA DSCR	Property Type	# of Properties	Ending Scheduled Balance	% of Agg. End. Sched. Bal.	WAC	WART	WA DSCR

Totals

Totals

Reports Available at sf.citidirect.com	D-8

Distribution Date:
Determination Date:

Stratification Detail

Debt Service Coverage Ratio							Loan Rate
Debt Service Coverage Ratio	# of Loans	Ending Scheduled Balance	% of Agg. End. Sched. Bal.	WAC	WART	WA DSCR	Loan Rate	# of Loans	Ending Scheduled Balance	% of Agg. End. Sched. Bal.	WAC	WART	WA DSCR

Totals

Totals

Reports Available at sf.citidirect.com	D-9

Distribution Date:
Determination Date:

Stratification Detail

Anticipated Remaining Term							Remaining Amortization Term
Anticipated Remaining Term	# of Loans	Ending Scheduled Balance	% of Agg. End. Sched. Bal.	WAC	WART	WA DSCR	Remaining Amortization Term	# of Loans	Ending Scheduled Balance	% of Agg. End. Sched. Bal.	WAC	WART	WA DSCR

Totals

Totals

Reports Available at sf.citidirect.com	D-10

Distribution Date:
Determination Date:

Mortgage Loan Detail
Loan	OMCR	Property Type	City	State	Interest Payment	Principal Payment	Gross Coupon	Maturity Date	Neg Am Flag	Beginning Scheduled Balance	Ending Scheduled Balance	Paid Through Date	Apprasial Reduction Date	Apprasial Reduction Amount	Payment Status of Loan (1)	Workout Strategy (2)	Mod. Code (3)

Totals

Payment Status of Loan (1)		Workout Strategy (2)			Mod. Code (3)

A. In Grace Period	3. 90+ Days Delinquent	1. Modification	7. REO	13. Other or TBD	1. Maturity Date Extension	7. Capitalization of Taxes
B. Late, but less than 30 Days	4. Performing Matured Balloon	2. Foreclosure	8. Resolved	98. Not Provided By Servicer	2. Amortization Change	8. Other
0. Current	5. Non Performing Matured Balloon	3. Bankruptcy	9. Pending Return to Master Servicer		3. Principal Write-Off	9. Combination
1. 30-59 Days Delinquent	7. Foreclosure	4. Extension	10. Deed In Lieu of Foreclosure		4. Blank (formerly Combination)
2. 60-89 Days Delinquent	9. REO	5. Note Sale	11. Full Payoff		5. Temporary Rate Reduction
		6. DPO	12. Reps and Warranties		6. Capitalization of Interest

Reports Available at sf.citidirect.com	D-11

Distribution Date:
Determination Date:

NOI Detail

Loan Number	OMCR	Property Type	City	State	Ending Scheduled Balance	Most Recent Fiscal NOI	Most Recent NOI	Most Recent NOI Start Date	Most Recent NOI End Date

Totals

Reports Available at sf.citidirect.com	D-12

Distribution Date:
Determination Date:

Delinquency Loan Detail

			Actual	Paid	Current P & I	Total P & I	Cumulative	Other Expense	Payment	Workout	Most Recent
Loan		# of Months	Principal	Through	Advances (Net	Advances	Accrued Unpaid	Advance	Status of	Strategy	Special Serv	Foreclosure	Bankruptcy	REO
Number	OMCR	Delinq	Balance	Date	of ASER)	Outstanding	Advance Interest	Outstanding	Loan (1)	(2)	Transfer Date	Date	Date	Date

There is no Delinquency Loan Detail for the current distribution period.

Totals

Payment Status of Loan (1)		Workout Strategy (2)

A. In Grace Period	3. 90+ Days Delinquent	1. Modification	7. REO	13. Other or TBD
B. Late, but less than 30 Days	4. Performing Matured Balloon	2. Foreclosure	8. Resolved	98. Not Provided By Servicer
0. Current	5. Non Performing Matured Balloon	3. Bankruptcy	9. Pending Return to Master Servicer
1. 30-59 Days Delinquent	7. Foreclosure	4. Extension	10. Deed In Lieu of Foreclosure
2. 60-89 Days Delinquent	9. REO	5. Note Sale	11. Full Payoff
		6. DPO	12. Reps and Warranties

Reports Available at sf.citidirect.com	D-13

Distribution Date:
Determination Date:

Historical Delinquency Information

Distribution	Less Than 1 Month		1 Month		2 Month		3+ Month		Bankruptcy		Foreclosure		REO
Date
	End. Sched. Bal.	#	End. Sched. Bal.	#	End. Sched. Bal.	#	End. Sched. Bal.	#	End. Sched. Bal.	#	End. Sched. Bal.	#	End. Sched. Bal.	#
	0.00	0	0.00	0	0.00	0	0.00	0	0.00	0	0.00	0	0.00	0
	0.000%	0.0%	0.000%	0.0%	0.000%	0.0%	0.000%	0.0%	0.000%	0.0%	0.000%	0.0%	0.000%	0.0%

Reports Available at sf.citidirect.com	D-14

Distribution Date:
Determination Date:

Appraisal Reduction Detail

			Appraisal	Appraisal	Most Recent	Cumulative
Loan Number	OMCR	Property Name	Reduction Amount	Reduction Date	ASER Amount	ASER Amount

There is no Appraisal Reduction activity for the current distribution period.

Totals

Reports Available at sf.citidirect.com	D-15

Distribution Date:
Determination Date:

Historical Appraisal Reduction Detail

Distribution				Appraisal	Appraisal	Most Recent	Cumulative
Date	Loan Number	OMCR	Property Name	Reduction Amount	Reduction Date	ASER Amount	ASER Amount
There is no historical Appraisal Reduction activity.

Totals

Reports Available at sf.citidirect.com	D-16

Distribution Date:
Determination Date:

Loan Modification Detail

			Modification	Modification	Modification
Loan Number	OMCR	Property Name	Date	Code (1)	Description

There is no Loan Modification activity for the current distribution period.

Totals

Modification Code (1)

1. Maturity Date Extension	7. Capitalization of Taxes
2. Amortization Change	8. Other
3. Principal Write-Off	9. Combination
4. Blank (formerly Combination)
5. Temporary Rate Reduction
6. Capitalization of Interest

Reports Available at sf.citidirect.com	D-17

Distribution Date:
Determination Date:

Historical Loan Modification Detail

Distribution				Modification	Modification	Modification
Date	Loan	OMCR	Property Name	Date	Code (1)	Description
There is no historical Loan Modification activity.

Totals

Modification Code (1)

1. Maturity Date Extension	7. Capitalization of Taxes
2. Amortization Change	8. Other
3. Principal Write-Off	9. Combination
4. Blank (formerly Combination)
5. Temporary Rate Reduction
6. Capitalization of Interest

Reports Available at sf.citidirect.com	D-18

Distribution Date:
Determination Date:	Specially Serviced Loan Detail

Loan	OMCR	Workout Strategy (1)	Most Recent Inspection Date	Most Recent Specially Serviced Transfer Date	Most Recent Appraisal Date	Most Recent Appraisal Value	Other REO Property Value	Comment from Special Servicer

There is no Specially Serviced Loan activity for the current distribution period.

Totals

Workout Strategy (1)

1. Modification	7. REO	13. Other or TBD
2. Foreclosure	8. Resolved	98. Not Provided By Servicer
3. Bankruptcy	9. Pending Return to Master Servicer
4. Extension	10. Deed In Lieu of Foreclosure
5. Note Sale	11. Full Payoff
6. DPO	12. Reps and Warranties

Reports Available at sf.citidirect.com	D-19

Distribution Date:
Determination Date:	Historical Specially Serviced Loan Detail

Distribution Date	Loan Number	OMCR	Spec. Serviced Transfer Date	Workout Strategy (1)	Spec. Serviced Loan to MS	Scheduled Balance	Actual Balance	Property Type (2)	State	Interest Rate	Note Date	Net Operating Income	Net Operating Income Date	DSC Ratio	DSC Date	Maturity Date	WART

There is no historical Specially Serviced Loan activity.

Totals

Workout Strategy (1)

1. Modification	7. REO	13. Other or TBD
2. Foreclosure	8. Resolved	98. Not Provided By Servicer
3. Bankruptcy	9. Pending Return to Master Servicer
4. Extension	10. Deed In Lieu of Foreclosure
5. Note Sale	11. Full Payoff
6. DPO	12. Reps and Warranties

Reports Available at sf.citidirect.com	D-20

Distribution Date:
Determination Date:	Unscheduled Principal Detail

Loan Number	OMCR	Liquidation / Prepayment Date	Liquidation / Prepayment Code	Unscheduled Principal Collections	Unscheduled Principal Adjustments	Other Interest Adjustment	Prepayment Interest Excess (Shortfall)	Prepayment Penalties	Yield Maintenance Charges

Totals	There is no unscheduled principal activity for the current distribution period.

Liquidation / Prepayment Code (1)

1. Partial Liquidation (Curtailment)	7. Not Used
2. Payoff Prior To Maturity	8. Payoff With Penalty
3. Disposition / Liquidation	9. Payoff With Yield Maintenance
4. Repurchase / Substitution	10. Curtailment With Penalty
5. Full Payoff At Maturity	11. Curtailment With Yield
6. DPO	Maintenance

Reports Available at sf.citidirect.com	D-21

Distribution Date:
Determination Date:	Historical Unscheduled Principal Detail

Distribution Date	Loan Number OMCR	Liquidation / Prepayment Date	Liquidation / Prepayment Code	Unscheduled Principal Collections	Unscheduled Principal Adjustments	Other Interest Adjustment	Prepayment Interest Excess (Shortfall)	Prepayment Penality	Yield Maintenance Premium

Totals	There is no historical unscheduled principal activity.

Liquidation / Prepayment Code (1)

1. Partial Liquidation (Curtailment)	7. Not Used
2. Payoff Prior To Maturity	8. Payoff With Penalty
3. Disposition / Liquidation	9. Payoff With Yield Maintenance
4. Repurchase / Substitution	10. Curtailment With Penalty
5. Full Payoff At Maturity	11. Curtailment With Yield
6. DPO	Maintenance

Reports Available at sf.citidirect.com	D-22

Distribution Date:
Determination Date:	Liquidated Loan Detail

Loan Number	OMCR	Final Recovery Determ Date	Most Recent Appraisal Date	Most Recent Appraisal Value	Actual Balance	Gross Proceeds	Proceeds as a % of Act Bal	Liquidation Expenses	Net Liquidation Proceeds	Net Proceeds as a % of Act Bal	Realized Loss	Repurchased by Seller (Y/N)

There is no Liquidated Loan activity for the current distribution period.

Totals

Reports Available at sf.citidirect.com	D-23

Distribution Date:
Determination Date:	Historical Liquidated Loan Detail

Distribution Date	Loan Number	OMCR	Final Recovery Determ Date	Most Recent Appraisal Date	Most Recent Appraisal Value	Actual Balance	Gross Proceeds	Gross Proceeds as a % of Act Bal	Liquidation Expenses	Net Liquidation Proceeds	Net Proceeds as a % of Act Bal	Realized Loss	Repurchased by Seller (Y/N)

There is no historical Liquidated Loan activity.

Totals

Reports Available at sf.citidirect.com	D-24

ANNEX E-1A

SPONSOR REPRESENTATIONS AND WARRANTIES
(CITI REAL ESTATE FUNDING INC. And german american capital corporation)

Each of CREFI and GACC (referred to as a “Mortgage Loan Seller” in the representations and warranties below) will make, as of the Cut-off Date or such other date as set forth below, with respect to each Mortgage Loan sold by it to us (referred to as the “Purchaser” in the representations and warranties below) that we include in the Issuing Entity, representations and warranties generally to the effect set forth below. The exceptions to the representations and warranties set forth below are identified on Annex E-1B to this prospectus. Capitalized terms used but not otherwise defined in this Annex E-1A will have the meanings set forth in this prospectus or, if not defined in this prospectus, in the related Mortgage Loan Purchase Agreement; provided, that, as set forth in the representations and warranties below, the term “Mortgage Loan” has the meaning set forth in the related Mortgage Loan Purchase Agreement and refers solely to the Mortgage Loans to be sold by the applicable Mortgage Loan Seller to us.

Each Mortgage Loan Purchase Agreement, together with the related representations and warranties (subject to the exceptions to such representations and warranties), serves to contractually allocate risk between the related Sponsor, on the one hand, and the Issuing Entity (referred to as the “Trust” in the representations and warranties below), on the other. We present the related representations and warranties set forth below for the sole purpose of describing some of the terms and conditions of that risk allocation. The presentation of representations and warranties below is not intended as statements regarding the actual characteristics of the Mortgage Loans, the Mortgaged Properties or other matters. We cannot assure you that the Mortgage Loans actually conform to the statements made in the representations and warranties that we present below.

(1)	Whole Loan; Ownership of Mortgage Loans. Except with respect to a Mortgage Loan that is part of a Loan Combination, each Mortgage Loan is a whole loan and not a participation interest in a Mortgage Loan. Each Mortgage Loan that is part of a Loan Combination is a portion of a whole loan evidenced by a Mortgage Note. At the time of the sale, transfer and assignment to Purchaser, no Mortgage Note or Mortgage was subject to any assignment (other than assignments to the Mortgage Loan Seller or, with respect to any Outside Serviced Mortgage Loan, to the trustee for the related Other Securitization Trust), participation or pledge, and the Mortgage Loan Seller had good title to, and was the sole owner of, each Mortgage Loan free and clear of any and all liens, charges, pledges, encumbrances, participations, any other ownership interests on, in or to such Mortgage Loan other than any servicing rights appointment or similar agreement. The Mortgage Loan Seller has full right and authority to sell, assign and transfer each Mortgage Loan, and the assignment to Purchaser constitutes a legal, valid and binding assignment of such Mortgage Loan free and clear of any and all liens, pledges, charges or security interests of any nature encumbering such Mortgage Loan.

(2)	Loan Document Status. Each related Mortgage Note, Mortgage, Assignment of Leases (if a separate instrument), guaranty and other agreement executed by or on behalf of the related Mortgagor, guarantor or other obligor in connection with such Mortgage Loan is the legal, valid and binding obligation of the related Mortgagor, guarantor or other obligor (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except (i) as such enforcement may be limited by (a) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law) and (ii) that certain provisions in such Loan Documents (including, without limitation, provisions requiring the payment of default interest, late fees or prepayment/yield maintenance fees, charges and/or premiums) are, or may be, further limited or rendered unenforceable by or under applicable law, but (subject to the limitations set forth in clause (i) above) such limitations or unenforceability will not render such Loan Documents invalid as a whole or materially interfere with the mortgagee’s realization of the principal benefits and/or security provided thereby (clauses (i) and (ii) collectively, the “Standard Qualifications”).

Except as set forth in the immediately preceding sentences, there is no valid offset, defense, counterclaim or right of rescission available to the related Mortgagor with respect to any of the related Mortgage Notes, Mortgages or other Loan Documents, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by the Mortgage Loan Seller in connection with the

E-1A-1

origination of the Mortgage Loan, that would deny the mortgagee the principal benefits intended to be provided by the Mortgage Note, Mortgage or other Loan Documents.

(3)	Mortgage Provisions. The Loan Documents for each Mortgage Loan contain provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the Mortgaged Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, non-judicial foreclosure subject to the limitations set forth in the Standard Qualifications.

(4)	Mortgage Status; Waivers and Modifications. Since origination and except by written instruments set forth in the related Mortgage File or as otherwise provided in the related Loan Documents (a) the material terms of such Mortgage, Mortgage Note, Mortgage Loan guaranty, and related Loan Documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect; (b) no related Mortgaged Property or any portion thereof has been released from the lien of the related Mortgage in any manner which materially interferes with the security intended to be provided by such Mortgage or the use or operation of the remaining portion of such Mortgaged Property; and (c) neither the related Mortgagor nor the related guarantor has been released from its material obligations under the Mortgage Loan. With respect to each Mortgage Loan, except as contained in a written document included in the Mortgage File, there have been no modifications, amendments or waivers, that could be reasonably expected to have a material adverse effect on such Mortgage Loan consented to by the Mortgage Loan Seller on or after July 9, 2019.

(5)	Lien; Valid Assignment. Subject to the Standard Qualifications, each assignment of Mortgage and assignment of Assignment of Leases to the Trust (or, with respect to an Outside Serviced Mortgage Loan, to the related Outside Trustee) constitutes a legal, valid and binding assignment to the Trust (or, with respect to an Outside Serviced Mortgage Loan, to the related Outside Trustee). Each related Mortgage and Assignment of Leases is freely assignable without the consent of the related Mortgagor. Each related Mortgage is a legal, valid and enforceable first lien on the related Mortgagor’s fee or leasehold interest in the Mortgaged Property in the principal amount of such Mortgage Loan or allocated loan amount (subject only to Permitted Encumbrances (as defined below) and the exceptions to paragraph (6) set forth in Annex E-1B (each such exception, a “Title Exception”)), except as the enforcement thereof may be limited by the Standard Qualifications. Such Mortgaged Property (subject to and excepting Permitted Encumbrances and the Title Exceptions) as of origination was, and as of the Cut-off Date, to the Mortgage Loan Seller’s knowledge, is free and clear of any recorded mechanics’ liens, recorded materialmen’s liens and other recorded encumbrances which are prior to or equal with the lien of the related Mortgage (which lien secures the related Loan Combination, in the case of a Mortgage Loan that is part of a Loan Combination), except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below), and, to the Mortgage Loan Seller’s knowledge and subject to the rights of tenants (as tenants only)(subject to and excepting Permitted Encumbrances and the Title Exceptions), no rights exist which under law could give rise to any such lien or encumbrance that would be prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below). Notwithstanding anything in the Mortgage Loan Purchase Agreement to the contrary, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code (“UCC”) financing statements is required in order to effect such perfection.

(6)

Permitted Liens; Title Insurance. Each Mortgaged Property securing a Mortgage Loan is covered by an American Land Title Association loan title insurance policy or a comparable form of loan title insurance policy approved for use in the applicable jurisdiction (or, if such policy is yet to be issued, by a pro forma policy, a preliminary title policy with escrow instructions or a “marked up” commitment, in each case binding on the title insurer) (the “Title Policy”) in the original principal amount of such Mortgage Loan (or with respect to a Mortgage Loan secured by multiple properties, an amount equal to at least the allocated loan amount with respect to the Title Policy for each such property) after all advances of principal (including any advances held in escrow or reserves), that insures for the benefit of the owner of the indebtedness secured by the Mortgage, the first priority lien of the Mortgage (which lien secures the related Loan Combination, in the case of a Mortgage Loan that is part of a Loan Combination), which lien is subject only to (a) the lien of current real property taxes, water charges, sewer rents and assessments not yet due and payable; (b) covenants, conditions and restrictions, rights of way, easements and other

E-1A-2

matters of public record; (c) the exceptions (general and specific) and exclusions set forth in such Title Policy; (d) other matters to which like properties are commonly subject; (e) the rights of tenants (as tenants only) under leases (including subleases) pertaining to the related Mortgaged Property and condominium declarations; and (f) if the related Mortgage Loan is cross-collateralized and cross-defaulted with another Mortgage Loan (each a “Crossed Mortgage Loan”), the lien of the Mortgage for another Mortgage Loan that is cross-collateralized and cross-defaulted with such Crossed Mortgage Loan, provided that none of which items (a) through (f), individually or in the aggregate, materially and adversely interferes with the value or current use of the Mortgaged Property or the security intended to be provided by such Mortgage or the Mortgagor’s ability to pay its obligations when they become due (collectively, the “Permitted Encumbrances”). Except as contemplated by clause (f) of the preceding sentence, none of the Permitted Encumbrances are mortgage liens that are senior to or coordinate and co-equal with the lien of the related Mortgage. Such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid and no claims have been made by the Mortgage Loan Seller thereunder and no claims have been paid thereunder. Neither the Mortgage Loan Seller, nor to the Mortgage Loan Seller’s knowledge, any other holder of the Mortgage Loan, has done, by act or omission, anything that would materially impair the coverage under such Title Policy.

(7)	Junior Liens. It being understood that B notes secured by the same Mortgage as a Mortgage Loan are not subordinate mortgages or junior liens, except for any Crossed Mortgage Loan, there are, as of origination, and to the Mortgage Loan Seller’s knowledge, as of the Cut-off Date, no subordinate mortgages or junior liens securing the payment of money encumbering the related Mortgaged Property (other than Permitted Encumbrances and the Title Exceptions, taxes and assessments, mechanics and materialmen’s liens (which are the subject of the representation in paragraph (5) above), and equipment and other personal property financing). Except as set forth on Schedule E-1, the Mortgage Loan Seller has no knowledge of any mezzanine debt secured directly by interests in the related Mortgagor.

(8)	Assignment of Leases, Rents and Profits. There exists as part of the related Mortgage File an Assignment of Leases (either as a separate instrument or incorporated into the related Mortgage). Subject to the Permitted Encumbrances and the Title Exceptions (and, in the case of a Mortgage Loan that is part of a Loan Combination, subject to the related Assignment of Leases constituting security for the entire Loan Combination), each related Assignment of Leases creates a valid first-priority collateral assignment of, or a valid first-priority lien or security interest in, rents and certain rights under the related lease or leases, subject only to a license granted to the related Mortgagor to exercise certain rights and to perform certain obligations of the lessor under such lease or leases, including the right to operate the related leased property, except as the enforcement thereof may be limited by the Standard Qualifications. The related Mortgage or related Assignment of Leases, subject to applicable law, provides that, upon an event of default under the Mortgage Loan, a receiver is permitted to be appointed for the collection of rents or for the related mortgagee to enter into possession to collect the rents or for rents to be paid directly to the mortgagee.

(9)	UCC Filings. If the related Mortgaged Property is operated as a hospitality property, the Mortgage Loan Seller has filed and/or recorded or caused to be filed and/or recorded (or, if not filed and/or recorded, have been submitted in proper form for filing and/or recording), UCC financing statements in the appropriate public filing and/or recording offices necessary at the time of the origination of the Mortgage Loan to perfect a valid security interest in all items of physical personal property reasonably necessary to operate such Mortgaged Property owned by such Mortgagor and located on the related Mortgaged Property (other than any non-material personal property, any personal property subject to a purchase money security interest, a sale and leaseback financing arrangement as permitted under the terms of the related Loan Documents or any other personal property leases applicable to such personal property), to the extent perfection may be effected pursuant to applicable law by recording or filing, as the case may be. Subject to the Standard Qualifications, each related Mortgage (or equivalent document) creates a valid and enforceable lien and security interest on the items of personalty described above. No representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of UCC financing statements are required in order to effect such perfection.

(10)	Condition of Property. The Mortgage Loan Seller or the originator of the Mortgage Loan inspected or caused to be inspected each related Mortgaged Property within six months of origination of the Mortgage Loan and within twelve months of the Cut-off Date.

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An engineering report or property condition assessment was prepared in connection with the origination of each Mortgage Loan no more than twelve months prior to the Cut-off Date. To the Mortgage Loan Seller’s knowledge, based solely upon due diligence customarily performed in connection with the origination of comparable mortgage loans, as of the Closing Date, each related Mortgaged Property was free and clear of any material damage (other than (i) any damage or deficiency that is estimated to cost less than $50,000 to repair, (ii) any deferred maintenance for which escrows were established at origination and (iii) any damage fully covered by insurance) that would affect materially and adversely the use or value of such Mortgaged Property as security for the Mortgage Loan.

(11)	Taxes and Assessments. All taxes, governmental assessments and other outstanding governmental charges (including, without limitation, water and sewage charges), or installments thereof, that could be a lien on the related Mortgaged Property that would be of equal or superior priority to the lien of the Mortgage and that prior to the Cut-off Date have become delinquent in respect of each related Mortgaged Property have been paid, or an escrow of funds has been established in an amount sufficient to cover such payments and reasonably estimated interest and penalties, if any, thereon. For purposes of this representation and warranty, real estate taxes and governmental assessments and other outstanding governmental charges and installments thereof shall not be considered delinquent until the earlier of (a) the date on which interest and/or penalties would first be payable thereon and (b) the date on which enforcement action is entitled to be taken by the related taxing authority.

(12)	Condemnation. As of the date of origination and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date, there is no proceeding pending, and, to the Mortgage Loan Seller’s knowledge as of the date of origination and as of the Cut-off Date, there is no proceeding threatened, for the total or partial condemnation of such Mortgaged Property that would have a material adverse effect on the value, use or operation of the Mortgaged Property.

(13)	Actions Concerning Mortgage Loan. As of the date of origination and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date, there was no pending or filed action, suit or proceeding, arbitration or governmental investigation involving any Mortgagor, guarantor, or Mortgagor’s interest in the Mortgaged Property, an adverse outcome of which would reasonably be expected to materially and adversely affect (a) such Mortgagor’s title to the Mortgaged Property, (b) the validity or enforceability of the Mortgage, (c) such Mortgagor’s ability to perform under the related Mortgage Loan, (d) such guarantor’s ability to perform under the related guaranty, (e) the principal benefit of the security intended to be provided by the Loan Documents or (f) the current principal use of the Mortgaged Property.

(14)	Escrow Deposits. All escrow deposits and payments required to be escrowed with lender pursuant to each Mortgage Loan are in the possession, or under the control, of the Mortgage Loan Seller or its servicer, and there are no deficiencies (subject to any applicable grace or cure periods) in connection therewith, and all such escrows and deposits (or the right thereto) that are required to be escrowed with lender under the related Loan Documents are being conveyed by the Mortgage Loan Seller to Purchaser or its servicer (or, with respect to any Outside Serviced Mortgage Loan, to the depositor or servicer for the related Other Securitization Trust).

(15)	No Holdbacks. The Stated Principal Balance as of the Cut-off Date of the Mortgage Loan set forth on the mortgage loan schedule attached as an exhibit to the related Mortgage Loan Purchase Agreement has been fully disbursed as of the Closing Date and there is no requirement for future advances thereunder (except in those cases where the full amount of the Mortgage Loan has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to leasing, repairs or other matters with respect to the related Mortgaged Property, the Mortgagor or other considerations determined by the Mortgage Loan Seller to merit such holdback).

(16)

Insurance. Each related Mortgaged Property is, and is required pursuant to the related Mortgage to be, insured by a property insurance policy providing coverage for loss in accordance with coverage found under a “special cause of loss form” or “all risk form” that includes replacement cost valuation issued by an insurer meeting the requirements of the related Loan Documents and having a claims-paying or financial strength rating meeting the Insurance Rating Requirements (as defined below), in an amount (subject to a customary deductible) not less than the lesser of (1) the original principal balance of the Mortgage Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the Mortgagor and included in the Mortgaged

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Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property.

“Insurance Ratings Requirements” means either (i) a claims paying or financial strength rating of any of the following; (a) at least “A-:VIII” from A.M. Best Company, (b) at least “A3” (or the equivalent) from Moody’s Investors Service, Inc. or (c) at least “A-” from S&P Global Ratings or (ii) the Syndicate Insurance Ratings Requirements. “Syndicate Insurance Ratings Requirements” means insurance provided by a syndicate of insurers, as to which (i) if such syndicate consists of 5 or more members, at least 60% of the coverage is provided by insurers that meet the Insurance Ratings Requirements (under clause (i) of the definition of such term) and up to 40% of the coverage is provided by insurers that have a claims paying or financial strength rating of at least “BBB-” by S&P Global Ratings or at least “Baa3” by Moody’s Investors Service, Inc., and (ii) if such syndicate consists of 4 or fewer members, at least 75% of the coverage is provided by insurers that meet the Insurance Ratings Requirements (under clause (i) of the definition of such term) and up to 25% of the coverage is provided by insurers that have a claims paying or financial strength rating of at least “BBB-” by S&P Global Ratings or at least “Baa3” by Moody’s Investors Service, Inc.

Each related Mortgaged Property is also covered, and required to be covered pursuant to the related Loan Documents, by business interruption or rental loss insurance which (subject to a customary deductible) covers a period of not less than 12 months (or with respect to each Mortgage Loan on a single asset with a principal balance of $50 million or more, 18 months).

If any material part of the improvements, exclusive of a parking lot, located on a Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, the related Mortgagor is required to maintain insurance in the maximum amount available under the National Flood Insurance Program, plus such additional excess flood coverage in an amount as is generally required by the Mortgage Loan Seller originating mortgage loans for securitization.

If the Mortgaged Property is located within 25 miles of the coast of the Gulf of Mexico or the Atlantic coast of Florida, Georgia, South Carolina or North Carolina, the related Mortgagor is required to maintain coverage for windstorm and/or windstorm related perils and/or “named storms” issued by an insurer meeting the Insurance Rating Requirements or endorsement covering damage from windstorm and/or windstorm related perils and/or named storms, in an amount not less than the lesser of (1) the original principal balance of the Mortgage Loan and (2) 100% of the full insurable value on a replacement cost basis of the improvements and personalty and fixtures owned by the Mortgagor and included in the related Mortgaged Property by an insurer meeting the Insurance Rating Requirements.

The Mortgaged Property is covered, and required to be covered pursuant to the related Loan Documents, by a commercial general liability insurance policy issued by an insurer meeting the Insurance Rating Requirements including coverage for property damage, contractual damage and personal injury (including bodily injury and death) in amounts as are generally required by the Mortgage Loan Seller for loans originated for securitization, and in any event not less than $1 million per occurrence and $2 million in the aggregate.

An architectural or engineering consultant has performed an analysis of each of the Mortgaged Properties located in seismic zones 3 or 4 in order to evaluate the structural and seismic condition of such property, for the sole purpose of assessing either the scenario expected limit (“SEL”) or the probable maximum loss (“PML”) for the Mortgaged Property in the event of an earthquake. In such instance, the SEL or PML, as applicable, was based on a 475-year return period, an exposure period of 50 years and a 10% probability of exceedance. If the resulting report concluded that the SEL or PML, as applicable, would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance on such Mortgaged Property was obtained by an insurer rated at least “A:VIII” by A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” by S&P Global Ratings in an amount not less than 100% of the SEL or PML, as applicable.

The Loan Documents require insurance proceeds in respect of a property loss to be applied either (a) to the repair or restoration of all or part of the related Mortgaged Property, with respect to all property losses in excess of 5% of the then outstanding principal amount of the related Mortgage Loan (or Loan

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Combination, if applicable), the lender (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, or (b) to the payment of the outstanding principal balance of such Mortgage Loan (or Loan Combination, if applicable) together with any accrued interest thereon.

All premiums on all insurance policies referred to in this section required to be paid as of the Cut-off Date have been paid, and such insurance policies name the lender under the Mortgage Loan and its successors and assigns as a loss payee under a mortgagee endorsement clause or, in the case of the general liability insurance policy, as named or additional insured. Such insurance policies will inure to the benefit of the Trustee (or, in the case of a Mortgage Loan that is an Outside Serviced Mortgage Loan, the applicable Other Trustee). Each related Mortgage Loan obligates the related Mortgagor to maintain all such insurance and, at such Mortgagor’s failure to do so, authorizes the lender to maintain such insurance at the Mortgagor’s cost and expense and to charge such Mortgagor for related premiums. All such insurance policies (other than commercial liability policies) require at least 10 days’ prior notice to the lender of termination or cancellation arising because of nonpayment of a premium and at least 30 days prior notice to the lender of termination or cancellation (or such lesser period, not less than 10 days, as may be required by applicable law) arising for any reason other than non-payment of a premium and no such notice has been received by the Mortgage Loan Seller.

(17)	Access; Utilities; Separate Tax Lots. Each Mortgaged Property (a) is located on or adjacent to a public road and has direct legal access to such road, or has access via an irrevocable easement or irrevocable right of way permitting ingress and egress to/from a public road, (b) is served by or has uninhibited access rights to public or private water and sewer (or well and septic) and all required utilities, all of which are appropriate for the current use of the Mortgaged Property, and (c) constitutes one or more separate tax parcels which do not include any property which is not part of the Mortgaged Property or is subject to an endorsement under the related Title Policy insuring the Mortgaged Property, or in certain cases, an application has been, or will be, made to the applicable governing authority for creation of separate tax lots, in which case the Mortgage Loan requires the Mortgagor to escrow an amount sufficient to pay taxes for the existing tax parcel of which the Mortgaged Property is a part until the separate tax lots are created.

(18)	No Encroachments. To the Mortgage Loan Seller’s knowledge based solely on surveys obtained in connection with origination and the lender’s Title Policy (or, if such policy is not yet issued, a pro forma title policy, a preliminary title policy with escrow instructions or a “marked up” commitment) obtained in connection with the origination of each Mortgage Loan, all material improvements that were included for the purpose of determining the appraised value of the related Mortgaged Property at the time of the origination of such Mortgage Loan are within the boundaries of the related Mortgaged Property, except encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No improvements on adjoining parcels encroach onto the related Mortgaged Property except for encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No improvements encroach upon any easements except for encroachments the removal of which would not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements obtained with respect to the Title Policy.

(19)	No Contingent Interest or Equity Participation. No Mortgage Loan has a shared appreciation feature, any other contingent interest feature or a negative amortization feature (except that an ARD Loan may provide for the accrual of the portion of interest in excess of the rate in effect prior to the Anticipated Repayment Date) or an equity participation by the Mortgage Loan Seller.

(20)

REMIC. The Mortgage Loan is a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code (but determined without regard to the rule in Treasury Regulations Section 1.860G-2(f)(2) that treats certain defective mortgage loans as qualified mortgages), and, accordingly, (A) the issue price of the Mortgage Loan to the related Mortgagor at origination did not exceed the non-contingent principal amount of the Mortgage Loan and (B) either: (a) such Mortgage Loan is secured by an interest in real property (including permanently affixed buildings and structural components, such as wiring, plumbing systems and central heating and air-conditioning systems, that are integrated into such buildings, serve such buildings in their passive functions and do not produce or contribute to the production of income other than consideration for the use or occupancy of space, but excluding personal property) having a fair

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market value (i) at the date the Mortgage Loan (or related Loan Combination) was originated at least equal to 80% of the adjusted issue price of the Mortgage Loan (or related Loan Combination) on such date or (ii) at the Closing Date at least equal to 80% of the adjusted issue price of the Mortgage Loan (or related Loan Combination) on such date, provided that for purposes hereof, the fair market value of the real property interest must first be reduced by (A) the amount of any lien on the real property interest that is senior to the Mortgage Loan and (B) a proportionate amount of any lien that is in parity with the Mortgage Loan; or (b) substantially all of the proceeds of such Mortgage Loan were used to acquire, improve or protect the real property which served as the only security for such Mortgage Loan (other than a recourse feature or other third-party credit enhancement within the meaning of Treasury Regulations Section 1.860G-2(a)(1)(ii)). If the Mortgage Loan was “significantly modified” prior to the Closing Date so as to result in a taxable exchange under Section 1001 of the Code, it either (x) was modified as a result of the default or reasonably foreseeable default of such Mortgage Loan or (y) satisfies the provisions of either sub-clause (B)(a)(i) above (substituting the date of the last such modification for the date the Mortgage Loan was originated) or sub-clause (B)(a)(ii), including the proviso thereto. Any prepayment premium and yield maintenance charges applicable to the Mortgage Loan constitute “customary prepayment penalties” within the meaning of Treasury Regulations Section 1.860G-1(b)(2). All terms used in this paragraph shall have the same meanings as set forth in the related Treasury Regulations.

(21)	Compliance with Usury Laws. The Mortgage Rate (exclusive of any default interest, late charges, yield maintenance charge, or prepayment premiums) of such Mortgage Loan complied as of the date of origination with, or was exempt from, applicable state or federal laws, regulations and other requirements pertaining to usury.

(22)	Authorized to do Business. To the extent required under applicable law, as of the Cut-off Date or as of the date that such entity held the Mortgage Note, each holder of the Mortgage Note was authorized to transact and do business in the jurisdiction in which each related Mortgaged Property is located, or the failure to be so authorized does not materially and adversely affect the enforceability of such Mortgage Loan by the Trust.

(23)	Trustee under Deed of Trust. With respect to each Mortgage which is a deed of trust, as of the date of origination and, to the Mortgage Loan Seller’s knowledge, as of the Closing Date, a trustee, duly qualified under applicable law to serve as such, currently so serves and is named in the deed of trust or has been substituted in accordance with the Mortgage and applicable law or may be substituted in accordance with the Mortgage and applicable law by the related mortgagee.

(24)	Local Law Compliance. To the Mortgage Loan Seller’s knowledge, based upon any of a letter from any governmental authorities, a legal opinion, an architect’s letter, a zoning consultant’s report, an endorsement to the related Title Policy, or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial, multifamily or, if applicable, manufactured housing community mortgage loans intended for securitization, with respect to the improvements located on or forming part of each Mortgaged Property securing a Mortgage Loan as of the date of origination of such Mortgage Loan and as of the Cut-off Date, there are no material violations of applicable zoning ordinances, building codes and land laws (collectively “Zoning Regulations”) other than those which (i) constitute a legal non-conforming use or structure, as to which as the Mortgaged Property may be restored or repaired to the full extent necessary to maintain the use of the structure immediately prior to a casualty or the inability to restore or repair to the full extent necessary to maintain the use or structure immediately prior to the casualty would not materially and adversely affect the use or operation of the Mortgaged Property, (ii) are insured by the Title Policy or other insurance policy, (iii) are insured by law and ordinance insurance coverage in amounts customarily required by the Mortgage Loan Seller for loans originated for securitization that provides coverage for additional costs to rebuild and/or repair the property to current Zoning Regulations or (iv) would not have a material adverse effect on the Mortgage Loan. The terms of the Loan Documents require the Mortgagor to comply in all material respects with all applicable governmental regulations, zoning and building laws.

(25)

Licenses and Permits. Each Mortgagor covenants in the Loan Documents that it shall keep all material licenses, permits and applicable governmental authorizations necessary for its operation of the Mortgaged Property in full force and effect, and to the Mortgage Loan Seller’s knowledge based upon a letter from any government authorities, zoning consultant’s report or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar

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commercial, multifamily or, if applicable, manufactured housing community mortgage loans intended for securitization, all such material licenses, permits and applicable governmental authorizations are in effect. The Mortgage Loan requires the related Mortgagor to be qualified to do business in the jurisdiction in which the related Mortgaged Property is located.

(26)	Recourse Obligations. The Mortgage Loan documents for each Mortgage Loan provide that (a) the related Mortgagor and at least one individual or entity shall be fully liable for actual losses, liabilities, costs and damages arising from certain acts of the related Mortgagor and/or its principals specified in the related Loan Documents, which acts generally include the following: (i) acts of fraud or intentional material misrepresentation, (ii) misapplication or misappropriation of rents (if after an event of default under the Mortgage Loan), insurance proceeds or condemnation awards, (iii) intentional material physical waste of the Mortgaged Property (but, in some cases, only to the extent there is sufficient cash flow generated by the related Mortgaged Property to prevent such waste), and (iv) any breach of the environmental covenants contained in the related Loan Documents, and (b) the Mortgage Loan shall become full recourse to the related Mortgagor and at least one individual or entity, if the related Mortgagor files a voluntary petition under federal or state bankruptcy or insolvency law.

(27)	Mortgage Releases. The terms of the related Mortgage or related Loan Documents do not provide for release of any material portion of the Mortgaged Property from the lien of the Mortgage except (a) a partial release, accompanied by principal repayment, or partial Defeasance (as defined in paragraph (32)), in each case, of not less than a specified percentage at least equal to the lesser of (i) 110% of the related allocated loan amount of such portion of the Mortgaged Property and (ii) the outstanding principal balance of the Mortgage Loan, (b) upon payment in full of such Mortgage Loan, (c) upon a Defeasance (as defined in paragraph (32)), (d) releases of out-parcels that are unimproved or other portions of the Mortgaged Property which will not have a material adverse effect on the underwritten value of the Mortgaged Property and which were not afforded any material value in the appraisal obtained at the origination of the Mortgage Loan and are not necessary for physical access to the Mortgaged Property or compliance with zoning requirements, or (e) as required pursuant to an order of condemnation or taking by a State or any political subdivision or authority thereof. With respect to any partial release (including in connection with any partial Defeasance) under the preceding clauses (a) or (d), either: (x) such release of collateral (i) would not constitute a “significant modification” of the subject Mortgage Loan within the meaning of Section 1.860G-2(b)(2) of the Treasury Regulations and (ii) would not cause the subject Mortgage Loan to fail to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3)(A); or (y) the mortgagee or servicer can, in accordance with the related Loan Documents, condition such release of collateral on the related Mortgagor’s delivery of an opinion of tax counsel to the effect specified in the immediately preceding clause (x). For purposes of the preceding clause (x), if the fair market value of the real property constituting such Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the Mortgage Loan) after the release is not equal to at least 80% of the principal balance of the Mortgage Loan (or Loan Combination, as applicable) outstanding after the release, the Mortgagor is required to make a payment of principal in an amount not less than the amount required by the REMIC Provisions.

In the case of any Mortgage Loan, in the event of a condemnation or taking of any portion of a Mortgaged Property by a State or any political subdivision or authority thereof, whether by legal proceeding or by agreement, the Mortgagor can be required to pay down the principal balance of the Mortgage Loan in an amount not less than the amount required by the REMIC Provisions and, to such extent, condemnation proceeds may not be required to be applied to the restoration of the Mortgaged Property or released to the Mortgagor, if, immediately after the release of such portion of the Mortgaged Property from the lien of the Mortgage (but taking into account the planned restoration) the fair market value of the real property constituting the remaining Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the Mortgage Loan) is not equal to at least 80% of the remaining principal balance of the Mortgage Loan (or Loan Combination, as applicable).

No Mortgage Loan that is secured by more than one Mortgaged Property or that is a Crossed Mortgage Loan permits the release of cross-collateralization of the related Mortgaged Properties or a portion thereof, including due to a partial condemnation, other than in compliance with the loan-to-value ratio and other requirements of the REMIC Provisions.

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(28)	Financial Reporting and Rent Rolls. Each Mortgage Loan requires the Mortgagor to provide the owner or holder of the Mortgage with quarterly (other than for single-tenant properties) and annual operating statements, and quarterly (other than for single-tenant properties) rent rolls for properties that have leases contributing more than 5% of the in-place base rent and annual financial statements, which annual financial statements with respect to each Mortgage Loan with more than one Mortgagor are in the form of an annual combined balance sheet of the Mortgagor entities (and no other entities), together with the related combined statements of operations, members’ capital and cash flows, including a combining balance sheet and statement of income for the Mortgaged Properties on a combined basis.

(29)	Acts of Terrorism Exclusion. With respect to each Mortgage Loan over $20 million, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) do not specifically exclude Acts of Terrorism, as defined in the Terrorism Risk Insurance Act of 2002, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2007 and the Terrorism Risk Insurance Program Reauthorization Act of 2015 (collectively referred to as “TRIA”), from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each other Mortgage Loan, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) did not, as of the date of origination of the Mortgage Loan, and, to the Mortgage Loan Seller’s knowledge, do not, as of the Cut-off Date, specifically exclude Acts of Terrorism, as defined in TRIA, from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each Mortgage Loan, the related Loan Documents do not expressly waive or prohibit the mortgagee from requiring coverage for Acts of Terrorism, as defined in TRIA, or damages related thereto except to the extent that any right to require such coverage may be limited by commercial availability on commercially reasonable terms, or as otherwise indicated in Annex E-1B; provided, however, that if TRIA or a similar or subsequent statute is not in effect, then, provided that terrorism insurance is commercially available, the Mortgagor under each Mortgage Loan is required to carry terrorism insurance, but in such event the Mortgagor shall not be required to spend on terrorism insurance coverage more than two times the amount of the insurance premium that is payable in respect of the property and business interruption/rental loss insurance required under the related Loan Documents (without giving effect to the cost of terrorism and earthquake components of such casualty and business interruption/rental loss insurance) at such time, and if the cost of terrorism insurance exceeds such amount, the Mortgagor is required to purchase the maximum amount of terrorism insurance available with funds equal to such amount.

(30)

Due on Sale or Encumbrance. Subject to specific exceptions set forth below, each Mortgage Loan contains a “due on sale” or other such provision for the acceleration of the payment of the unpaid principal balance of such Mortgage Loan if, without the consent of the holder of the Mortgage (which consent, in some cases, may not be unreasonably withheld) and/or complying with the requirements of the related Loan Documents (which provide for transfers without the consent of the lender which are customarily acceptable to the Mortgage Loan Seller lending on the security of property comparable to the related Mortgaged Property, including, without limitation, transfers of worn-out or obsolete furnishings, fixtures, or equipment promptly replaced with property of equivalent value and functionality and transfers by leases entered into in accordance with the Loan Documents), (a) the related Mortgaged Property, or any equity interest of greater than 50% in the related Mortgagor, is directly or indirectly pledged, transferred or sold, other than as related to (i) family and estate planning transfers or transfers upon death or legal incapacity, (ii) transfers to certain affiliates as defined in the related Loan Documents, (iii) transfers of less than, or other than, a controlling interest in the related Mortgagor, (iv) transfers to another holder of direct or indirect equity in the Mortgagor, a specific Person designated in the related Loan Documents or a Person satisfying specific criteria identified in the related Loan Documents, such as a qualified equityholder, (v) transfers of stock or similar equity units in publicly traded companies, (vi) a substitution or release of collateral within the parameters of paragraphs (27) and (32) in this Annex E-1A or the exceptions thereto set forth in Annex E-1B, or (vii) by reason of any mezzanine debt that existed at the origination of the related Mortgage Loan as set forth on Schedule E1A-1, or future permitted mezzanine debt in each case as set forth on Schedule E-1B or (b) the related Mortgaged Property is encumbered with a subordinate lien or security interest against the related Mortgaged Property, other than (i) any Companion Loan or any subordinate debt that existed at origination and is permitted under the related Loan Documents, (ii) purchase money security interests, (iii) any Crossed Mortgage Loan as set forth on Schedule E-3 or (iv) Permitted Encumbrances. The Mortgage or other Loan Documents provide that to the extent any Rating Agency fees are incurred in connection with the review of and

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consent to any transfer or encumbrance, the Mortgagor is responsible for such payment along with all other reasonable fees and expenses incurred by the Mortgagee relative to such transfer or encumbrance.

(31)	Single-Purpose Entity. Each Mortgage Loan requires the Mortgagor to be a Single-Purpose Entity for at least as long as the Mortgage Loan is outstanding. Both the Loan Documents and the organizational documents of the Mortgagor with respect to each Mortgage Loan with a Cut-off Date Balance in excess of $5 million provide that the Mortgagor is a Single-Purpose Entity, and each Mortgage Loan with a Cut-off Date Balance of $20 million or more has a counsel’s opinion regarding non-consolidation of the Mortgagor. For this purpose, a “Single-Purpose Entity” shall mean an entity, other than an individual, whose organizational documents (or if the Mortgage Loan has a Cut-off Date Balance equal to $5 million or less, its organizational documents or the related Loan Documents) provide substantially to the effect that it was formed or organized solely for the purpose of owning and operating one or more of the Mortgaged Properties securing the Mortgage Loans and prohibit it from engaging in any business unrelated to such Mortgaged Property or Properties, and whose organizational documents further provide, or which entity represented in the related Loan Documents, substantially to the effect that it does not have any assets other than those related to its interest in and operation of such Mortgaged Property or Properties, or any indebtedness other than as permitted by the related Mortgage(s) or the other related Loan Documents, that it has its own books and records and accounts separate and apart from those of any other person (other than a Mortgagor for a Crossed Mortgage Loan), and that it holds itself out as a legal entity, separate and apart from any other person or entity.

(32)	Defeasance. With respect to any Mortgage Loan that, pursuant to the Loan Documents, can be defeased (a “Defeasance”), (i) the Loan Documents provide for Defeasance as a unilateral right of the Mortgagor, subject to satisfaction of conditions specified in the Loan Documents; (ii) the Mortgage Loan cannot be defeased within two years after the Closing Date; (iii) the Mortgagor is permitted to pledge only United States “government securities” within the meaning of Section 1.860G-2(a)(8)(ii) of the Treasury Regulations, the revenues from which will, in the case of a full Defeasance, be sufficient to make all scheduled payments under the Mortgage Loan when due, including the entire remaining principal balance on the maturity date (or on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment penalty) or, if the Mortgage Loan is an ARD Loan, the entire principal balance outstanding on the Anticipated Repayment Date (or on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment penalty), and if the Mortgage Loan permits partial releases of real property in connection with partial Defeasance, the revenues from the collateral will be sufficient to pay all such scheduled payments calculated on a principal amount equal to a specified percentage at least equal to the lesser of (a) 110% of the allocated loan amount for the real property to be released and (b) the outstanding principal balance of the Mortgage Loan; (iv) the Mortgagor is required to provide a certification from an independent certified public accountant that the collateral is sufficient to make all scheduled payments under the Mortgage Note as set forth in clause (iii) above; (v) if the Mortgagor would continue to own assets in addition to the Defeasance collateral, the portion of the Mortgage Loan secured by defeasance collateral is required to be assumed (or the mortgagee may require such assumption) by a Single-Purpose Entity; (vi) the Mortgagor is required to provide an opinion of counsel that the mortgagee has a perfected security interest in such collateral prior to any other claim or interest; and (vii) the Mortgagor is required to pay all rating agency fees associated with Defeasance (if rating confirmation is a specific condition precedent thereto) and all other reasonable expenses associated with Defeasance, including, but not limited to, accountant’s fees and opinions of counsel.

(33)	Fixed Interest Rates. Each Mortgage Loan bears interest at a rate that remains fixed throughout the remaining term of such Mortgage Loan, except in the case of ARD Loan and situations where default interest is imposed.

(34)	Ground Leases. For purposes of this Annex E-1A, a “Ground Lease” shall mean a lease creating a leasehold estate in real property where the fee owner as the ground lessor conveys for a term or terms of years its entire interest in the land, or with respect to air rights leases, the air, and buildings and other improvements, if any, comprising the premises demised under such lease to the ground lessee (who may, in certain circumstances, own the building and improvements on the land), subject to the reversionary interest of the ground lessor as fee owner and does not include industrial development agency (IDA) or similar leases for purposes of conferring a tax abatement or other benefit.

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With respect to any Mortgage Loan where the Mortgage Loan is secured by a leasehold estate under a Ground Lease in whole or in part, and the related Mortgage does not also encumber the related lessor’s fee interest in such Mortgaged Property, based upon the terms of the Ground Lease and any estoppel or other agreement received from the ground lessor in favor of the Mortgage Loan Seller, its successors and assigns, the Mortgage Loan Seller represents and warrants that:

(a)	The Ground Lease or a memorandum regarding such Ground Lease has been duly recorded or submitted for recordation in a form that is acceptable for recording in the applicable jurisdiction. The Ground Lease or an estoppel or other agreement received from the ground lessor permits the interest of the lessee to be encumbered by the related Mortgage and does not restrict the use of the related Mortgaged Property by such lessee, its successors or assigns in a manner that would materially adversely affect the security provided by the related Mortgage;

(b)	The lessor under such Ground Lease has agreed in a writing included in the related Mortgage File (or in such Ground Lease) that the Ground Lease may not be amended or modified, or canceled or terminated by agreement of lessor and lessee, without the prior written consent of the lender, and no such consent has been granted by the Mortgage Loan Seller since the origination of the Mortgage Loan except as reflected in any written instruments which are included in the related Mortgage File;

(c)	The Ground Lease has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by either Mortgagor or the mortgagee) that extends not less than 20 years beyond the stated maturity of the related Mortgage Loan, or 10 years past the stated maturity if such Mortgage Loan fully amortizes by the stated maturity (or with respect to a Mortgage Loan that accrues on an actual 360 basis, substantially amortizes);

(d)	The Ground Lease either (i) is not subject to any liens or encumbrances superior to, or of equal priority with, the Mortgage, except for the related fee interest of the ground lessor and the Permitted Encumbrances, or (ii) is subject to a subordination, non-disturbance and attornment agreement to which the mortgagee on the lessor’s fee interest in the Mortgaged Property is subject;

(e)	The Ground Lease does not place commercially unreasonable restrictions on the identity of the Mortgagee and the Ground Lease is assignable to the holder of the Mortgage Loan and its successors and assigns without the consent of the lessor thereunder, and in the event it is so assigned, it is further assignable by the holder of the Mortgage Loan and its successors and assigns without the consent of the lessor;

(f)	The Mortgage Loan Seller has not received any written notice of material default under or notice of termination of such Ground Lease. To the Mortgage Loan Seller’s knowledge, there is no material default under such Ground Lease and no condition that, but for the passage of time or giving of notice, would result in a material default under the terms of such Ground Lease and to the Mortgage Loan Seller’s knowledge, such Ground Lease is in full force and effect as of the Closing Date;

(g)	The Ground Lease or ancillary agreement between the lessor and the lessee requires the lessor to give to the lender written notice of any default, and provides that no notice of default or termination is effective against the lender unless such notice is given to the lender;

(h)	A lender is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the Ground Lease through legal proceedings) to cure any default under the Ground Lease which is curable after the lender’s receipt of notice of any default before the lessor may terminate the Ground Lease;

(i)	The Ground Lease does not impose any restrictions on subletting that would be viewed as commercially unreasonable by the Mortgage Loan Seller in connection with loans originated for securitization;

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(j)	Under the terms of the Ground Lease, an estoppel or other agreement received from the ground lessor and the related Mortgage (taken together), any related insurance proceeds or the portion of the condemnation award allocable to the ground lessee’s interest (other than (i) de minimis amounts for minor casualties or (ii) in respect of a total or substantially total loss or taking as addressed in clause (k) below) will be applied either to the repair or to restoration of all or part of the related Mortgaged Property with (so long as such proceeds are in excess of the threshold amount specified in the related Loan Documents) the lender or a trustee appointed by it having the right to hold and disburse such proceeds as repair or restoration progresses, or to the payment of the outstanding principal balance of the Mortgage Loan, together with any accrued interest;

(k)	In the case of a total or substantially total taking or loss, under the terms of the Ground Lease, an estoppel or other agreement and the related Mortgage (taken together), any related insurance proceeds, or portion of the condemnation award allocable to ground lessee’s interest in respect of a total or substantially total loss or taking of the related Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of the outstanding principal balance of the Mortgage Loan, together with any accrued interest; and

(l)	Provided that the lender cures any defaults which are susceptible to being cured, the ground lessor has agreed to enter into a new lease with lender upon termination of the Ground Lease for any reason, including rejection of the Ground Lease in a bankruptcy proceeding.

(35)	Servicing. The servicing and collection practices used by the Mortgage Loan Seller with respect to the Mortgage Loan have been, in all respects, legal and have met customary industry standards for servicing of commercial loans for conduit loan programs.

(36)	Origination and Underwriting. The origination practices of the Mortgage Loan Seller (or the related originator if the Mortgage Loan Seller was not the originator) with respect to each Mortgage Loan have been, in all material respects, legal and as of the date of its origination, such Mortgage Loan and the origination thereof complied in all material respects with, or was exempt from, all requirements of federal, state or local law relating to the origination of such Mortgage Loan; provided that such representation and warranty does not address or otherwise cover any matters with respect to federal, state or local law otherwise covered in this Annex E-1A.

(37)	No Material Default; Payment Record. No Mortgage Loan has been more than 30 days delinquent, without giving effect to any grace or cure period, in making required payments since origination, and as of the date hereof, no Mortgage Loan is more than 30 days delinquent (beyond any applicable grace or cure period) in making required payments as of the Closing Date. To the Mortgage Loan Seller’s knowledge, there is (a) no material default, breach, violation or event of acceleration existing under the related Mortgage Loan, or (b) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, which default, breach, violation or event of acceleration, in the case of either clause (a) or clause (b), materially and adversely affects the value of the Mortgage Loan or the value, use or operation of the related Mortgaged Property, provided, however, that this representation and warranty does not cover any default, breach, violation or event of acceleration that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by the Mortgage Loan Seller in this Annex E-1A. No person other than the holder of such Mortgage Loan may declare any event of default under the Mortgage Loan or accelerate any indebtedness under the Loan Documents.

(38)	Bankruptcy. As of the date of origination of the related Mortgage Loan and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date, no Mortgagor, guarantor or tenant occupying a single-tenant property is a debtor in state or federal bankruptcy, insolvency or similar proceeding.

(39)

Organization of Mortgagor. With respect to each Mortgage Loan, in reliance on certified copies of the organizational documents of the Mortgagor delivered by the Mortgagor in connection with the origination of such Mortgage Loan, the Mortgagor is an entity organized under the laws of a state of the United States of America, the District of Columbia or the Commonwealth of Puerto Rico. Except with respect to any Crossed Mortgage Loan, no Mortgage Loan has a Mortgagor that is an Affiliate of another Mortgagor

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under another Mortgage Loan. (An “Affiliate” for purposes of this paragraph (39) means, a Mortgagor that is under direct or indirect common ownership and control with another Mortgagor.)

(40)	Environmental Conditions. A Phase I environmental site assessment (or update of a previous Phase I and or Phase II site assessment) and, with respect to certain Mortgage Loans, a Phase II environmental site assessment (collectively, an “ESA”) meeting ASTM requirements conducted by a reputable environmental consultant in connection with such Mortgage Loan within 12 months prior to its origination date (or an update of a previous ESA was prepared), and such ESA either (i) did not identify the existence of recognized environmental conditions (as such term is defined in ASTM E1527-05 or its successor, hereinafter “Environmental Condition”) at the related Mortgaged Property or the need for further investigation with respect to any Environmental Condition that was identified, or (ii) if the existence of an Environmental Condition or need for further investigation was indicated in any such ESA, then at least one of the following statements is true: (A) an amount reasonably estimated by a reputable environmental consultant to be sufficient to cover the estimated cost to cure any material noncompliance with applicable environmental laws or the Environmental Condition has been escrowed by the related Mortgagor and is held or controlled by the related lender; (B) if the only Environmental Condition relates to the presence of asbestos-containing materials, radon in indoor air, lead based paint or lead in drinking water, and the only recommended action in the ESA is the institution of such a plan, an operations or maintenance plan has been required to be instituted by the related Mortgagor that can reasonably be expected to mitigate the identified risk; (C) the Environmental Condition identified in the related environmental report was remediated or abated in all material respects prior to the date hereof, and, if and as appropriate, a no further action or closure letter was obtained from the applicable governmental regulatory authority (or the Environmental Condition affecting the related Mortgaged Property was otherwise listed by such governmental authority as “closed” or a reputable environmental consultant has concluded that no further action is required); (D) a secured creditor environmental policy or a pollution legal liability insurance policy that covers liability for the Environmental Condition was obtained from an insurer rated no less than A- (or the equivalent) by Moody’s, S&P and/or Fitch; (E) a party not related to the Mortgagor was identified as the responsible party for such Environmental Condition and such responsible party has financial resources reasonably estimated to be adequate to address the situation; or (F) a party related to the Mortgagor having financial resources reasonably estimated to be adequate to address the situation is required to take action. To the Mortgage Loan Seller’s knowledge, except as set forth in the ESA, there is no Environmental Condition (as such term is defined in ASTM E1527-05 or its successor) at the related Mortgaged Property.

(41)	Appraisal. The Servicing File contains an appraisal of the related Mortgaged Property with an appraisal date within 6 months of the Mortgage Loan origination date, and within 12 months of the Closing Date. The appraisal is signed by an appraiser who is either a Member of the Appraisal Institute (“MAI”) and/or has been licensed and certified to prepare appraisals in the state where the Mortgaged Property is located. Each appraiser has represented in such appraisal or in a supplemental letter that the appraisal satisfies the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation and has certified that such appraiser had no interest, direct or indirect, in the Mortgaged Property or the Mortgagor or in any loan made on the security thereof, and its compensation is not affected by the approval or disapproval of the Mortgage Loan.

(42)	Mortgage Loan Schedule. The information pertaining to each Mortgage Loan which is set forth in the mortgage loan schedule attached as an exhibit to the related Mortgage Loan Purchase Agreement is true and correct in all material respects as of the Cut-off Date and contains all information required by the Mortgage Loan Purchase Agreement to be contained therein.

(43)	Cross-Collateralization. No Mortgage Loan is cross-collateralized or cross-defaulted with any mortgage loan that is outside the Trust, except as set forth on Schedule E-3.

(44)

Hospitality Provisions. The Mortgage Loan documents for each Mortgage Loan that is secured by a hospitality property operated pursuant to a franchise or license agreement includes an executed comfort letter or similar agreement signed by the related Mortgagor and franchisor or licensor of such property that, subject to the applicable terms of such franchise or license agreement and comfort letter or similar agreement, is enforceable by the Trust (or, in the case of an Outside Serviced Mortgage Loan, by the related Other Securitization Trust) against such franchisor or licensor either (A) directly or as an assignee of the originator, or (B) upon the Mortgage Loan Seller’s or its designee’s providing notice of the transfer

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of the Mortgage Loan to the Trust (or, in the case of an Outside Serviced Mortgage Loan, by the seller of the note which is contributed to the related Other Securitization Trust or its designee providing notice of the transfer of such note to the related Other Securitization Trust) in accordance with the terms of such executed comfort letter or similar agreement, which the Mortgage Loan Seller or its designee (except in the case of an Outside Serviced Mortgage Loan) shall provide, or if neither (A) nor (B) is applicable, except in the case of an Outside Serviced Mortgage Loan, the Mortgage Loan Seller or its designee shall apply for, on the Trust’s behalf, a new comfort letter or similar agreement as of the Closing Date. The mortgage or related security agreement for each Mortgage Loan secured by a hospitality property creates a security interest in the revenues of such property for which a UCC financing statement has been filed in the appropriate filing office. For the avoidance of doubt, no representation is made as to the perfection of any security interest in revenues to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code financing statements is required to effect such perfection.

(45)	Advance of Funds by the Mortgage Loan Seller. After origination, no advance of funds has been made by the Mortgage Loan Seller to the related Mortgagor other than in accordance with the Loan Documents, and, to the Mortgage Loan Seller’s knowledge, no funds have been received from any person other than the related Mortgagor or an affiliate for, or on account of, payments due on the Mortgage Loan (other than as contemplated by the Loan Documents, such as, by way of example and not in limitation of the foregoing, amounts paid by the tenant(s) into a lender-controlled lockbox if required or contemplated under the related lease or Loan Documents). Neither the Mortgage Loan Seller nor any affiliate thereof has any obligation to make any capital contribution to any Mortgagor under a Mortgage Loan, other than contributions made on or prior to the date hereof.

(46)	Compliance with Anti-Money Laundering Laws. The Mortgage Loan Seller has complied in all material respects with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 with respect to the origination of the Mortgage Loan, the failure to comply with which would have a material adverse effect on the Mortgage Loan.

For purposes of these representations and warranties, the phrases “the Mortgage Loan Seller’s knowledge” or “the Mortgage Loan Seller’s belief” and other words and phrases of like import mean, except where otherwise expressly set forth in these representations and warranties, the actual state of knowledge or belief of the Mortgage Loan Seller, its officers and employees directly responsible for the underwriting, origination, servicing or sale of the Mortgage Loans regarding the matters expressly set forth in these representations and warranties.

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SCHEDULE E-1A-1 to ANNEX E-1A

LOANS WITH EXISTING MEZZANINE DEBT

Loan No.	CREFI Mortgage Loans	GACC Mortgage Loans
2	—	Woodlands Mall

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SCHEDULE E-1A-2 to ANNEX E-1A

MORTGAGE LOANS WITH RESPECT TO WHICH

MEZZANINE DEBT IS PERMITTED IN THE FUTURE

Loan No.	CREFI Mortgage Loans	GACC Mortgage Loans
2	—	Woodlands Mall

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SCHEDULE E-1A-3 to ANNEX E-1A

CROSSED MORTGAGE LOANS

None.

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ANNEX E-1B

EXCEPTIONS TO SPONSOR REPRESENTATIONS AND WARRANTIES

(Citi Real Estate Funding Inc.)

The exceptions to the representations and warranties set forth below are listed by the number of the related representation and warranty set forth on Annex E-2A to this prospectus and the Mortgaged Property name and number identified on Annex A to this prospectus. Capitalized terms used but not otherwise defined in this Annex E-1A will have the meanings set forth in this prospectus or, if not defined in this prospectus, will have the same meanings as when used in the related Mortgage Loan Purchase Agreement.

Representation Number on Annex E-1A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
(6) Permitted Liens; Title Insurance	Marriott Morgantown Waterfront (Loan No. 18)	The related franchisor at the Mortgaged Property, Marriott International, Inc., has a right of first refusal to purchase the Mortgaged Property (or, at its option, terminate the franchise agreement) in the event of a proposed transfer of (i) the Mortgaged Property, or (ii) an ownership interest in the borrower or in an affiliate of the borrower that controls the borrower, in each case, to a “competitor” of the franchisor as defined in the franchise agreement. The right of first refusal does not apply to a foreclosure, deed-in-lieu of foreclosure or any other exercise of the lender’s right as a secured lender.
(6) Permitted Liens; Title Insurance	Marriott Morgantown Waterfront (Loan No. 18)	The related borrower is a tenant under a lease with the City of Morgantown Building Commission for the “Event Center” portion of the related Mortgaged Property (“Marriott Event Center Lease”). The related borrower also owns a reversionary right in the fee interest, which fee interest will automatically revert back to the related borrower in or around 2024 at no additional cost to the related borrower. The term of the Marriott Event Center Lease expires upon the related borrower’s reversionary right to the fee interest in the “Event Center” portion of the Mortgaged Property being triggered in or around 2024, prior to the maturity date of the Mortgage Loan on July 6, 2029. The Mortgage Loan was underwritten to include the “Event Center” portion of the Mortgaged Property. The reversionary right in the fee interest is not an insured interest on the related Title Policy.
(13) Actions Concerning Mortgage Loan	Village of Martinsville (Loan No. 22)	The guarantor of the related Mortgage Loan is currently the defendant in a legal proceeding by a shareholder seeking redemption of its stock in the guarantor. No dollar amount is specified in the complaint and an estimated value or cost of the stock redemption was not provided by the guarantor.
(14) Escrow Deposits	250 Livingston (Loan No. 9)	The borrower is to perform certain façade restoration work and roof work (the “Immediate Repairs”) within 12 months from the origination date. No reserve was taken; however, the borrower is obligated to post a cash reserve if an event of default occurs and is continuing and/or if the borrower breaches the requirement to perform the Immediate

E-1B-1

Representation Number on Annex E-1A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
Repairs, in the amount that the lender determines (in its reasonable discretion) is necessary to complete the outstanding Immediate Repairs.
(16) Insurance	All CREFI loans	The Mortgage Loan documents may permit the related Mortgagor to cause the insurance required at the related Mortgaged Property under the Mortgage Loan documents to be maintained by a tenant at the related Mortgaged Property.
(31) Single Purpose Entity	The Zappettini Portfolio (Loan No. 3)	Prior to the origination date of the Mortgage Loan, the related borrowers’ income and cash deposits were held in a joint savings and/or a joint checking account in the name of the sole member of each related borrower. The Mortgage Loan is recourse against the related borrowers and guarantors with respect to any losses caused by such arrangement, except to the extent the same is cited as a factor in the substantive consolidation of the related borrower in a bankruptcy proceeding, in which case the Mortgage Loan is fully recourse to the related borrowers and guarantors.
(31) Single Purpose Entity	Marriott Morgantown Waterfront (Loan No. 18)	The related borrower previously owned an unrelated property in Arvada, Colorado. The Mortgage Loan is recourse against the related borrower and guarantor with respect to any losses caused by the related borrower’s prior ownership of the unrelated property.
(31) Single Purpose Entity	Marriott Morgantown Waterfront (Loan No. 18)	No non-consolidation opinion was obtained in connection with the origination of the Mortgage Loan.
(34) Ground Leases	Marriott Morgantown Waterfront (Loan No. 18)	The related borrower is a tenant under a lease with the City of Morgantown Building Commission for the “Event Center” portion of the related Mortgaged Property (“Marriott Event Center Lease”). The related borrower also owns a reversionary right in the fee interest, which fee interest will automatically revert back to the related borrower in or around 2024 at no additional cost to the related borrower. The term of the Marriott Event Center Lease expires upon the related borrower’s reversionary right to the fee interest in the “Event Center” portion of the Mortgaged Property being triggered in or around 2024, prior to the maturity date of the Mortgage Loan on July 6, 2029. The Mortgage Loan was underwritten to include the “Event Center” portion of the Mortgaged Property.
(34) Ground Leases	Marriott Morgantown Waterfront (Loan No. 18)	In the event the related borrower defaults under the Marriott Event Center Lease, the lender is entitled to notice and is permitted the same amount of time as the related borrower to cure such default. Such cure period may not be sufficient to enable the lender to gain possession of the related

E-1B-2

Representation Number on Annex E-1A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
borrower’s interest in the Marriott Event Center Lease.
(39) Organization of Mortgagor	Oak Tree Place (Loan No. 43 (GACC)) Franklin Plaza (Loan No. 36)	The related Mortgagors are affiliated.
(40) Environmental Conditions	The Zappettini Portfolio (Loan No. 3)	The Phase I ESA with respect to the 1212 Terra Bella, 1277 Terra Bella, 1215 Terra Bella, 1340 West Middlefield, 1255 Terra Bella, 1305 Terra Bella, 1330 West Middlefield, and 1245 Terra Bella Mortgaged Properties, identifies as a REC for the Mortgaged Properties their location within a National Priorities List (“NPL”) site groundwater plume. According to the Phase I ESA consultant, groundwater remediation activities have been and are continuing to be performed by the responsible party identified as Thermo Fisher (formerly Spectra Physics). As part of the remediation, soil vapor extraction/mitigation systems have been installed at the 1245 Terra Bella and the 1277 Terra Bella Mortgaged Properties, and a system has been proposed at the 1255 Terra Bella Mortgaged Property. The identified responsible party is also conducting vapor intrusion investigations and monitoring activities at certain properties within the area overlying the groundwater plume. While Thermo Fisher remains responsible and liable for investigation and remediation of the groundwater plume underlying the Mortgaged Properties, the Regional Water Quality Control Board (“RWQCB”) has recommended that the related borrower under the Mortgage Loan share in the cost of the soil vapor mitigation at 1277 Terra Bella Avenue due to a low concentration of an Halogenated Volatile Organic Compound identified in the soil in such Mortgaged Property, the source of which is unknown and possibly not related to the Thermo Fisher plume.
(40) Environmental Conditions	Michigan Self Storage Portfolio (Loan No. 26)	The Phase I ESA with respect to the Compass Self Storage Jackson Mortgaged Property identifies as a REC elevated levels of arsenic in groundwater associated with historic operations. The impacts to groundwater were identified during a Phase II subsurface investigation in September 2013. As a result of the findings of the Phase II ESA, a Baseline Environmental Assessment (“BEA”) and Due Care Plan (“DCP”) were implemented at the Mortgaged Property in December 2013. A BEA allows the person(s) on whose behalf it is performed to purchase or begin operating at a property without taking on liability for historic impacts identified in the BEA. The BEA process requires the preparation of a DCP, which establishes requirements for the safe utilization of impacted property. The Phase I ESA consultant recommends that a new BEA and DCP (based

E-1B-3

Representation Number on Annex E-1A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
on the September 2013 Phase II investigation) be completed for any new owner of the related Mortgaged Property in accordance with Part 201 of the Natural Resources and Environmental Protection Act, Act 451 of 1994, as amended (P.A. 451). The BEA and DCP have not yet been completed.

E-1B-4

EXCEPTIONS TO SPONSOR REPRESENTATIONS AND WARRANTIES

(German American Capital Corporation)

The exceptions to the representations and warranties set forth below are listed by the number of the related representation and warranty set forth on Annex E-1A to this prospectus and the Mortgaged Property name and number identified on Annex A to this prospectus. Capitalized terms used but not otherwise defined in this Annex E-1B will have the meanings set forth in this prospectus or, if not defined in this prospectus, will have the same meanings as when used in the related Mortgage Loan Purchase Agreement.

Representation Number on Annex E-1A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
(6) Permitted Liens; Title Insurance	30 Hudson Yards (Loan No. 1)	The Mortgage Loan is subject to the 3 PILOT mortgages, which mortgages are in the maximum aggregate amount of $547,760,000 and secure the Mortgagor’s obligation to pay the PILOT payments under the sublease.
(6) Permitted Liens; Title Insurance	2 MacArthur (Loan No. 14)	The largest tenant, the State of California, has a one-time option to purchase the entire Mortgaged Property at any time (i) on or after June 1, 2029 and (ii) on or before November 30, 2029, for a purchase price of $124,885,200. The option to purchase will automatically terminate upon the termination of the State of California lease and may not be exercised at any time during which the State of California is in material default of its obligations under its lease.
(6) Permitted Liens; Title Insurance	Springhill Suites Chesapeake (Loan No. 32)	The Mortgaged Property is subject to a right of first refusal in favor of the franchisor, Marriott International, Inc. upon a proposed sale or lease to a competitor.
(8) Assignment of Leases, Rents and Profits	30 Hudson Yards (Loan No. 1)	The Assignment of Leases is subject to the assignment of leases and rents that relate to the 3 PILOT mortgages.
(12) Condemnation	CIRE Equity Retail & Industrial Portfolio (Loan No. 11)	The Mortgagor has received a Letter of Intent to Acquire from Arapahoe County (the “County”) notifying it of the County’s desire to take a portion of the Central Park Shopping Center Mortgaged Property in connection with the expansion of the public roadway adjacent to the Central Park Shopping Center Mortgaged Property for purpose of improving traffic flow.
(16) Insurance	30 Hudson Yards (Loan No. 1)

The Loan Documents permit the portion of insurance proceeds relating to the condominium common elements to be held by an insurance trustee appointed pursuant to the condominium documents.

The Loan Documents provide that the Mortgagor may rely upon a portion of the required insurance coverage being obtained by the condominium association or by the sole tenant, Warner Media, subject to certain conditions in the Loan Documents, including that such insurance coverage meets the requirements in the Loan Documents. In addition, the Loan Documents permit the Mortgagor to rely upon a blanket policy maintained by an affiliate of the Mortgagor.

E-1B-5

Representation Number on Annex E-1A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
(17) Access; Utilities; Separate Tax Lots	CIRE Equity Retail & Industrial Portfolio (Loan No. 11)	The Homeland – Bartow, FL Mortgaged Property only has indirect access to a public road over railway tracks pursuant to a non-recorded license agreement dated as of June 16, 1982 with the owner of such railway tracks.
(24) Local Law Compliance (25) Licenses and Permits	30 Hudson Yards (Loan No. 1)	The Mortgaged Property is subject to a temporary certificate of occupancy.
(24) Local Law Compliance	CIRE Equity Retail & Industrial Portfolio (Loan No. 11)	The Homeland – Bartow, FL Mortgaged Property is legal non-conforming as to industrial manufacturing with outdoor storage use (as opposed to just industrial manufacturing) is no longer permitted under the applicable current zoning code. If any structure containing a non-conforming use is significantly damaged or demolished, such structure may be restored to its prior nonconforming use, provided that a building permit is issued prior to 24 months from the date of such demolition or calamity.
(24) Local Law Compliance	Jurupa Royale Apartments (Loan No. 33)	The zoning report obtained at origination provides that a building code violation relating to a damaged support beam in the parking lot is open at the Mortgaged Property.
(24) Local Law Compliance	Hampton Inn Terre Haute (Loan No. 38)	The Mortgaged Property is legal non-conforming as to use as hotel use is no longer permitted by the local zoning law. In the event of a casualty exceeding 50% or more of the replacement cost of the entire Mortgaged Property, a new conditional use permit has to be obtained in order for the Mortgaged Property to be rebuilt for hotel use.
(26) Recourse Obligations	30 Hudson Yards (Loan No. 1)	The Mortgagor is the only obligated party for actual losses, liabilities, costs and damages.
(26) Recourse Obligations	2 MacArthur (Loan No. 14)	The Mortgagor is the only obligated party for actual losses, liabilities, costs and damages.
(26) Recourse Obligations	Dollar General Portfolio II (Loan No. 25)	The carveout for section (a) (iii) is for physical waste of any of the Mortgaged Properties caused by intentional acts or gross negligence by or on behalf of the Mortgagor, guarantor, key principal or any of their affiliates.

E-1B-6

Representation Number on Annex E-1A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
(27) Mortgage Releases	Woodlands Mall (Loan No. 2)

The Mortgagor is permitted to obtain the release of (a) one or more parcels (including air rights parcels) or outlots which are vacant, non-income producing and unimproved, or improved only by landscaping, utility facilities or surface parking areas, and (b) one or more parcels acquired after origination, in each case without the payment or defeasance of a release price, subject to the satisfaction of certain conditions, including, but not limited to: (i) no event of default has occurred or is continuing, (ii) the loan-to-value ratio immediately following the release is less than or equal to 125%, (iii) with respect to parcels acquired after origination, if such acquired parcel is an anchor parcel, it must be released to another retail operator that has agreed in writing to open and operate the anchor premises for retail use within 24 months from the date of release and (iv) with respect to parcels acquired after origination, either no reserve funds have been expended on such parcel or the borrower shall have deposited the amount so expended into the applicable reserve prior to the release.

In addition, the Mortgagor is permitted to obtain the release of one or more portions of the Mortgaged Property (an “Exchange Parcel”) without the payment or defeasance of a release price in connection with the substitution of such portion of the Mortgaged Property with real property reasonably equivalent in value to the Exchange Parcel located at or adjacent to the shopping center in which the Exchange Parcel is located (an “Acquired Parcel”), provided that, among other conditions, (i) no event of default has occurred or is continuing (ii) the Exchange Parcel is vacant, non-income-producing and unimproved (unless these requirements are waived by lender) or improved only by landscaping, utility facilities that are readily relocatable or surface parking areas and the Exchange Parcel is not necessary for the Mortgaged Property to comply with any zoning, building, land use or parking or other applicable legal requirements, (iii) the Mortgagor delivers or causes to be delivered to lender a copy of the deed or ground lease conveying to the Mortgagor all right, title and fee or leasehold interest, as applicable, in and to the Acquired Parcel, (iv) the Mortgagor delivers an opinion of counsel stating that the substitution would not constitute a “significant modification” of the Mortgage Loan under Section 1001 of the Code or otherwise cause a tax to be imposed on a “prohibited transaction” by any REMIC trust and (v) the LTV ratio immediately after the substitution is less than or equal to 125%.

E-1B-7

Representation Number on Annex E-1A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
(31) Single Purpose Entity	Woodlands Mall (Loan No. 2)	The Mortgagor is a newly formed entity; however, shortly before the closing date another entity, Woodlands Anchor Acquisition, LLC, a Delaware limited liability company, (“Anchor Affiliate”) merged into the borrower. Anchor Affiliate owned, at the time of such merger, certain parking areas and outlot parcels which are a part of the contiguous shopping mall, and upon such merger said real property became the property of borrower (and a portion of the property securing the Mortgage Loan). Anchor Affiliate previously owned a parcel on which a Nordstrom store was located, which it conveyed to Nordstrom in fee simple absolute prior to such merger.
(31) Single Purpose Entity	Waterfront Plaza (Loan No. 12)	The Mortgagor is a newly formed entity; however, five tenant-in-common entities that previously owned the Mortgage Property were merged into the Mortgagor (the “Merged Entities”). The Merged Entities previously guaranteed the obligations of other borrowers and other properties under a prior loan secured by the Mortgaged Property and such other properties.
(32) Defeasance	Woodlands Mall (Loan No. 2)	The Loan Documents require the Mortgagor to pay for all reasonable out-of-pocket costs and expenses incurred by the lender in connection with defeasance (but accountants’ fees and opinions of counsel are not expressly enumerated in the provision). In addition, the reasonable out-of-pocket expenses of the servicer or trustee which the Mortgagor is required to pay are capped at $10,000.
(34) Ground Leases	Montalvo Square (Loan No. 4)

(34)(b) The ground lessor is not required to obtain the lender’s consent to amendments, modifications, cancelations or terminations of the Ground Lease.

(34)(l) The ground lessor has agreed to enter into a new lease with the lender upon termination of the Ground Lease solely because of an event of default or in the event of rejection or disaffirmance of the lease pursuant to bankruptcy law or other law affecting creditor’s rights.

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Representation Number on Annex E-1A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
(34) Ground Leases	Waterfront Plaza (Loan No. 12)

(34)(b) The ground lessor is only required to obtain the lender’s consent to material amendments (which is deemed given if not responded to within 10 days) and to any attempted termination of the Ground Lease (with no deemed concept periods applicable thereto).

(34)(e) The ground lease provides that upon a foreclosure or deed in lieu of foreclosure, the leasehold Mortgagee (or its assignee) may sell or assign the leasehold estate, provided that (i) a copy of such assignment is delivered to the ground lessor and (ii) no other assignment of the ground lease may be made without the ground lessor’s prior written consent.

(34) (j) Proceeds and awards are required to be held by a trustee that is a bank or trust qualified under the laws of Hawaii and subject to the approval of the lender.

(39) Organization of Mortgagor	Calexico Industrial (Loan No. 27) Houston Building (Loan No. 41)	The related Mortgagors are affiliated entities.
(39) Organization of Mortgagor	Corporate Ridge I (Loan No. 35) New York Life Building (Loan No. 37)	The related Mortgagors are affiliated entities.
(39) Organization of Mortgagor	Franklin Plaza (Loan No. 36) Oak Tree Place (Loan No. 43)	The related Mortgagors are affiliated entities.

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Representation Number on Annex E-1A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
(40) Environmental Conditions	Dollar General Portfolio II (Loan No. 25)

The environmental assessment for Dollar General Portfolio II – New Harmony, IN is dated April 2, 2018, which is more than 12 months prior to origination of the subject Mortgage Loan.

The environmental assessment for Dollar General Portfolio II – Iron Mountain identified a REC at the Mortgaged Property due to the former operations of a furniture manufacturing plant at a property north adjacent to the Mortgaged Property and of a wood-processing plant at a property west adjacent to the Mortgaged Property. The former furniture manufacturing plant operations led to contamination of the soil and groundwater at the Mortgaged Property and contaminant remediation. The wood-processing plant led to contamination of the soil and groundwater at the Mortgaged Property and, per the ESA, the groundwater migration has the potential to introduce additional contaminations at the Mortgaged Property.

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ANNEX E-2A

SPONSOR REPRESENTATIONS AND WARRANTIES
(JPMORGAN CHASE BANK, NATIONAL aSSOCIATION)

JPMCB (referred to as the related “Mortgage Loan Seller” in the representations and warranties below) will make, as of the Cut-off Date or such other date as set forth below, with respect to each JPMCB Mortgage Loan that we (referred to as the “Purchaser” in the representations and warranties below) include in the Issuing Entity, representations and warranties generally to the effect set forth below. The exceptions to the representations and warranties set forth below are identified on Annex E-2B to this prospectus. Capitalized terms used but not otherwise defined in this Annex E-2A will have the meanings set forth in this prospectus or, if not defined in this prospectus, in the related Mortgage Loan Purchase Agreement.

The related Mortgage Loan Purchase Agreement, together with the related representations and warranties (subject to the exceptions thereto), serves to contractually allocate risk between JPMCB, on the one hand, and the Issuing Entity (referred to as the “Trust” in the representations and warranties below), on the other. We present the related representations and warranties set forth below for the sole purpose of describing some of the terms and conditions of that risk allocation. The presentation of representations and warranties below is not intended as statements regarding the actual characteristics of the JPMCB Mortgage Loans, the related Mortgaged Properties or other matters. We cannot assure you that the JPMCB Mortgage Loans actually conform to the statements made in the representations and warranties that we present below.

(1)   Complete Servicing File. All documents comprising the Servicing File will be or have been delivered to the Master Servicer with respect to each JPMCB Mortgage Loan by the deadlines set forth in the Pooling and Servicing Agreement and/or the Mortgage Loan Purchase Agreement.

(2)   Whole Loan; Ownership of Mortgage Loans. Except with respect to each JPMCB Mortgage Loan that is part of a Loan Combination, each JPMCB Mortgage Loan is a whole loan and not an interest in a JPMCB Mortgage Loan. Each JPMCB Mortgage Loan that is part of a Loan Combination is a senior portion (or a pari passu portion of a senior portion) of a whole mortgage loan. Immediately prior to the sale, transfer and assignment to depositor, no Mortgage Note or Mortgage was subject to any assignment (other than assignments to the Mortgage Loan Seller or, with respect to any JPMCB Mortgage Loan that is an Outside Serviced Mortgage Loan, to the related Outside Trustee), participation (other than with respect to Serviced JPMCB Mortgage Loans) or pledge, and the Mortgage Loan Seller had good and marketable title to, and was the sole owner of, each JPMCB Mortgage Loan free and clear of any and all liens, charges, pledges, encumbrances, participations (other than with respect to agreements among noteholders with respect to a Loan Combination) (subject to certain agreements regarding servicing and/or defeasance successor borrower rights as provided in the Pooling and Servicing Agreement, subservicing agreements permitted thereunder and that certain servicing rights purchase agreement, dated as of the Closing Date between the Master Servicer and the Mortgage Loan Seller), any other ownership interests and other interests on, in or to such JPMCB Mortgage Loan (subject to certain agreements regarding servicing and/or defeasance successor borrower rights as provided in the Pooling and Servicing Agreement, subservicing agreements permitted thereunder and that certain servicing rights purchase agreement, dated as of the Closing Date between the Master Servicer and the Mortgage Loan Seller). The Mortgage Loan Seller has full right and authority to sell, assign and transfer each JPMCB Mortgage Loan, and the assignment to depositor constitutes a legal, valid and binding assignment of such JPMCB Mortgage Loan free and clear of any and all liens, pledges, charges or security interests of any nature encumbering such JPMCB Mortgage Loan (subject to certain agreements regarding servicing and/or defeasance successor borrower rights as provided in the Pooling and Servicing Agreement, subservicing agreements permitted thereunder and that certain servicing rights purchase agreement, dated as of the Closing Date between the Master Servicer and the Mortgage Loan Seller).

(3)   Loan Document Status. Each related Mortgage Note, Mortgage, Assignment of Leases (if a separate instrument), guaranty and other agreement executed by or on behalf of the related Mortgagor,

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guarantor or other obligor in connection with such JPMCB Mortgage Loan is the legal, valid and binding obligation of the related Mortgagor, guarantor or other obligor (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except as such enforcement may be limited by (i) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law and except that certain provisions in such Mortgage Loan documents (including, without limitation, provisions requiring the payment of default interest, late fees or prepayment/yield maintenance premiums) may be further limited or rendered unenforceable by applicable law (clauses (i) and (ii) collectively, the “Insolvency Qualifications”).

Except as set forth in the immediately preceding sentences, there is no valid offset, defense, counterclaim or right of rescission available to the related Mortgagor with respect to any of the related Mortgage Notes, Mortgages or other Mortgage Loan documents, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by the Mortgage Loan Seller in connection with the origination of the JPMCB Mortgage Loan, that would deny the mortgagee the principal benefits intended to be provided by the Mortgage Note, Mortgage or other Mortgage Loan documents.

(4)   Mortgage Provisions. The Mortgage Loan documents for each JPMCB Mortgage Loan contain provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the Mortgaged Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, nonjudicial foreclosure subject to the limitations set forth in the Insolvency Qualifications.

(5)   Hospitality Provisions. The Mortgage Loan documents for each JPMCB Mortgage Loan that is secured by a hospitality property operated pursuant to a franchise agreement includes an executed comfort letter or similar agreement signed by the Mortgagor and franchisor of such property enforceable by the trust against such franchisor, either directly or as an assignee of the originator. The Mortgage or related security agreement for each JPMCB Mortgage Loan secured by a hospitality property creates a security interest in the revenues of such property for which a UCC financing statement has been filed in the appropriate filing office.

(6)   Mortgage Status; Waivers and Modifications. Since origination and except by written instruments set forth in the related Mortgage File or as otherwise provided in the related Mortgage Loan documents (a) the material terms of such Mortgage, Mortgage Note, Mortgage Loan guaranty, and related Mortgage Loan documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect; (b) no related Mortgaged Property or any portion thereof has been released from the lien of the related Mortgage in any manner which materially interferes with the security intended to be provided by such Mortgage or the use or operation of such Mortgaged Property; and (c) neither Mortgagor nor guarantor has been released from its obligations under the JPMCB Mortgage Loan. The material terms of such Mortgage, Mortgage Note, Mortgage Loan guaranty, and related Mortgage Loan documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect since July 9, 2019.

(7)   Lien; Valid Assignment. Subject to the Insolvency Qualifications, each endorsement and assignment of Mortgage and assignment of Assignment of Leases (if a separate instrument from the Mortgage) to the Issuing Entity (or, with respect to any JPMCB Mortgage Loan that is an Outside Serviced Mortgage Loan, to the related Outside Trustee) constitutes a legal, valid and binding endorsement or assignment to the Issuing Entity (or, with respect to any JPMCB Mortgage Loan that is an Outside Serviced Mortgage Loan, to the related Outside Trustee). Each related Mortgage and Assignment of Leases is freely assignable without the consent of the related Mortgagor. Each related Mortgage is a legal, valid and enforceable first lien on the related Mortgagor’s fee (or if identified on the Mortgage Loan Schedule, leasehold) interest in the Mortgaged Property in the principal amount of such JPMCB Mortgage Loan or allocated loan amount (subject only to Permitted Encumbrances (as defined

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below)), except as the enforcement thereof may be limited by the Insolvency Qualifications. Such Mortgaged Property (subject to Permitted Encumbrances) as of origination was, and as of the Cut-off Date to the Mortgage Loan Seller’s knowledge, is free and clear of any recorded mechanics’ liens, recorded materialmen’s liens and other recorded encumbrances, and to the Mortgage Loan Seller’s knowledge and subject to the rights of tenants, no rights exist which under law could give rise to any such lien or encumbrance that would be prior to or equal with the lien of the related Mortgage, except those which are insured against by a lender’s title insurance policy (as described below). Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the JPMCB Mortgage Loan establishes and creates a valid and enforceable lien on property described therein subject to Permitted Encumbrances, except as such enforcement may be limited by Insolvency Qualifications subject to the limitations described in clause (11) below. Notwithstanding anything herein to the contrary, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code financing statements is required in order to effect such perfection.

The assignment of the JPMCB Mortgage Loans to the Depositor validly and effectively transfers and conveys all legal and beneficial ownership of the JPMCB Mortgage Loans to the Depositor free and clear of any pledge, lien, encumbrance or security interest (subject to certain agreements regarding servicing as provided in the Pooling and Servicing Agreement, subservicing agreements permitted thereunder and that certain servicing rights purchase agreement, dated as of the Closing Date between the Master Servicer and the Mortgage Loan Seller).

(8)   Permitted Liens; Title Insurance. Each Mortgaged Property securing a JPMCB Mortgage Loan is covered by an American Land Title Association loan title insurance policy or a comparable form of loan title insurance policy approved for use in the applicable jurisdiction (or, if such policy is yet to be issued, by a pro forma policy, a preliminary title policy with escrow instructions or a “marked up” commitment, in each case binding on the title insurer) (the “Title Policy”) in the original principal amount of such JPMCB Mortgage Loan (or with respect to a JPMCB Mortgage Loan secured by multiple properties, an amount equal to at least the allocated loan amount with respect to the Title Policy for each such property) after all advances of principal (including any advances held in escrow or reserves), that insures for the benefit of the owner of the indebtedness secured by the Mortgage, the first priority lien of the Mortgage, which lien is subject only to (a) the lien of current real property taxes, water charges, sewer rents and assessments not yet due and payable; (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record specifically identified in the Title Policy; (c) the exceptions (general and specific) and exclusions set forth in such Title Policy; (d) other matters to which like properties are commonly subject; (e) the rights of tenants (as tenants only) under leases (including subleases) pertaining to the related Mortgaged Property which the Mortgage Loan documents do not require to be subordinated to the lien of such Mortgage; and (f) if the related JPMCB Mortgage Loan constitutes a cross-collateralized JPMCB Mortgage Loan, the lien of the Mortgage for another JPMCB Mortgage Loan contained in the same cross-collateralized group, provided that none of which items (a) through (f), individually or in the aggregate, materially interferes with the value, current use or operation of the Mortgaged Property or the security intended to be provided by such Mortgage or with the current ability of the related Mortgaged Property to generate net cash flow sufficient to service the related JPMCB Mortgage Loan or the Mortgagor’s ability to pay its obligations when they become due (collectively, the “Permitted Encumbrances”). Except as contemplated by clause (f) of the preceding sentence none of the Permitted Encumbrances are mortgage liens that are senior to or coordinate and co-equal with the lien of the related Mortgage. Such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid and no claims have been made by the Mortgage Loan Seller thereunder and no claims have been paid thereunder. Neither the Mortgage Loan Seller, nor to the Mortgage Loan Seller’s knowledge, any other holder of the JPMCB Mortgage Loan, has done, by act or omission, anything that would materially impair the coverage under such Title Policy. Each Title Policy contains no exclusion for, or affirmatively insures (except for any Mortgaged Property located in a jurisdiction where such affirmative insurance is not available in which case such exclusion may exist), (a) that the Mortgaged Property shown on the survey is the same as the property legally described in the Mortgage, and (b) to the extent that the Mortgaged Property consists of two or more adjoining parcels, such parcels are contiguous.

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(9)     Junior Liens. It being understood that B notes secured by the same Mortgage as a JPMCB Mortgage Loan are not subordinate mortgages or junior liens, there are no subordinate mortgages or junior liens encumbering the related Mortgaged Property. The Mortgage Loan Seller has no knowledge of any mezzanine debt related to the Mortgaged Property and secured directly by the ownership interests in the Mortgagor.

(10)   Assignment of Leases and Rents. There exists as part of the related Mortgage File an Assignment of Leases (either as a separate instrument or incorporated into the related Mortgage). Each related Assignment of Leases creates a valid first-priority collateral assignment of, or a valid first-priority lien or security interest in, rents and certain rights under the related lease or leases, subject only to a license granted to the related Mortgagor to exercise certain rights and to perform certain obligations of the lessor under such lease or leases, including the right to operate the related leased property, except as the enforcement thereof may be limited by the Insolvency Qualifications; no person other than the related Mortgagor owns any interest in any payments due under such lease or leases that is superior to or of equal priority with the lender’s interest therein. The related Mortgage or related Assignment of Leases, subject to applicable law, provides for, upon an event of default under the JPMCB Mortgage Loan, a receiver to be appointed for the collection of rents or for the related mortgagee to enter into possession to collect the rents or for rents to be paid directly to the mortgagee.

(11)   Financing Statements. Each JPMCB Mortgage Loan or related security agreement establishes a valid security interest in, and a UCC-1 financing statement has been filed (except, in the case of fixtures, the Mortgage constitutes a fixture filing) in all places necessary to perfect a valid security interest in, the personal property (the creation and perfection of which is governed by the UCC) owned by the Mortgagor and necessary to operate any Mortgaged Property in its current use other than (1) non-material personal property, (2) personal property subject to purchase money security interests and (3) personal property that is leased equipment. Each UCC-1 financing statement, if any, filed with respect to personal property constituting a part of the related Mortgaged Property and each UCC-3 assignment, if any, filed with respect to such financing statement was in suitable form for filing in the filing office in which such financing statement was filed.

(12)   Condition of Property. The Mortgage Loan Seller or the originator of the JPMCB Mortgage Loan inspected or caused to be inspected each related Mortgaged Property within four months of origination of the JPMCB Mortgage Loan and within twelve months of the Cut-off Date.

An engineering report or property condition assessment was prepared in connection with the origination of each JPMCB Mortgage Loan no more than twelve months prior to the Cut-off Date, which indicates that, except as set forth in such engineering report or with respect to which repairs were required to be reserved for or made, all building systems for the improvements of each related Mortgaged Property are in good working order, and further indicates that each related Mortgaged Property (a) is free of any material damage, (b) is in good repair and condition, and (c) is free of structural defects, except to the extent (i) any damage or deficiencies that would not materially and adversely affect the use, operation or value of the Mortgaged Property or the security intended to be provided by such Mortgage or repairs with respect to such damage or deficiencies estimated to cost less than $50,000 in the aggregate per Mortgaged Property; (ii) such repairs have been completed; or (iii) escrows in an aggregate amount consistent with the standards utilized by the Mortgage Loan Seller with respect to similar loans it originates for securitization have been established, which escrows will in all events be in an aggregate amount not less than the estimated cost of such repairs. The Mortgage Loan Seller has no knowledge of any material issues with the physical condition of the Mortgaged Property that the Mortgage Loan Seller believes would have a material adverse effect on the use, operation or value of the Mortgaged Property other than those disclosed in the engineering report and those addressed in sub-clauses (i), (ii) and (iii) of the preceding sentence.

(13)   Taxes and Assessments. As of the date of origination and as of the Closing Date, all taxes and governmental assessments and other outstanding governmental charges (including, without limitation, water and sewage charges) due with respect to the Mortgaged Property (excluding any related personal

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property) securing a JPMCB Mortgage Loan that is or if left unpaid could become a lien on the related Mortgaged Property that would be of equal or superior priority to the lien of the Mortgage and that became due and delinquent and owing prior to the Cut-off Date with respect to each related Mortgaged Property have been paid, or, if the appropriate amount of such taxes or charges is being appealed or is otherwise in dispute, the unpaid taxes or charges are covered by an escrow of funds or other security sufficient to pay such tax or charge and reasonably estimated interest and penalties, if any, thereon. For purposes of this representation and warranty, real property taxes, governmental assessments and other outstanding governmental charges shall not be considered delinquent until the date on which interest and/or penalties would be payable thereon.

(14)   Condemnation. As of the date of origination and to the Mortgage Loan Seller’s knowledge as of the Closing Date, there is no proceeding pending or threatened for the total or partial condemnation of such Mortgaged Property that would have a material adverse effect on the use or operation of the Mortgaged Property.

(15)   Actions Concerning Mortgage Loan. As of the date of origination and to the Mortgage Loan Seller’s knowledge as of the Closing Date, there was no pending, filed or threatened action, suit or proceeding, arbitration or governmental investigation involving any Mortgagor, guarantor, or Mortgaged Property, an adverse outcome of which would reasonably be expected to materially and adversely affect (a) title to the Mortgaged Property, (b) the validity or enforceability of the Mortgage, (c) such Mortgagor’s ability to perform under the related JPMCB Mortgage Loan, (d) such guarantor’s ability to perform under the related guaranty, (e) the use, operation or value of the Mortgaged Property, (f) the principal benefit of the security intended to be provided by the Mortgage Loan documents, (g) the current ability of the Mortgaged Property to generate net cash flow sufficient to service such JPMCB Mortgage Loan, or (h) the current principal use of the Mortgaged Property.

(16)   Escrow Deposits. All escrow deposits and payments required pursuant to each JPMCB Mortgage Loan (including capital improvements and environmental remediation reserves) are in the possession, or under the control, of the Mortgage Loan Seller or its servicer, and there are no deficiencies (subject to any applicable grace or cure periods) in connection therewith, and all such escrows and deposits (or the right thereto) that are required under the related Mortgage Loan documents are being conveyed by the Mortgage Loan Seller to depositor or its servicer (or, with respect to any JPMCB Mortgage Loan that is an Outside Serviced Mortgage Loan, to the depositor or servicer for the related Outside Securitization) and identified as such with appropriate detail. Any and all requirements under the JPMCB Mortgage Loan as to completion of any material improvements and as to disbursements of any funds escrowed for such purpose, which requirements were to have been complied with on or before Closing Date, have been complied with in all material respects or the funds so escrowed have not been released unless such release was consistent with proper and prudent commercial mortgage servicing practices or such released funds were otherwise used for their intended purpose. No other escrow amounts have been released except in accordance with the terms and conditions of the related Mortgage Loan documents.

(17)   No Holdbacks. The principal amount of the JPMCB Mortgage Loan stated on the Mortgage Loan Schedule has been fully disbursed as of the Closing Date and there is no requirement for future advances thereunder (except in those cases where the full amount of the JPMCB Mortgage Loan has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to leasing, repairs, occupancy, performance or other matters with respect to the related Mortgaged Property).

(18)   Insurance. Each related Mortgaged Property is, and is required pursuant to the related Mortgage to be, insured by a property insurance policy providing coverage for loss in accordance with coverage found under a “special cause of loss form” or “all-risk form” that includes replacement cost valuation issued by an insurer meeting the requirements of the related Mortgage Loan documents and having a claims-paying or financial strength rating of at least “A-:VIII” (for a JPMCB Mortgage Loan with a principal balance below $35 million) and “A:VIII” (for a JPMCB Mortgage Loan with a principal balance of $35 million or more) from A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service,

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Inc. or “A-” from S&P Global Ratings (collectively the “Insurance Rating Requirements”), in an amount not less than the lesser of (1) the original principal balance of the JPMCB Mortgage Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the mortgagor and included in the Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property.

Each related Mortgaged Property is also covered, and required to be covered pursuant to the related Mortgage Loan documents, by business interruption or rental loss insurance which (i) covers a period beginning on the date of loss and continuing until the earlier to occur of restoration of the Mortgaged Property or the expiration of 12 months (or with respect to each JPMCB Mortgage Loan with a principal balance of $35 million or more, 18 months); (ii) for a JPMCB Mortgage Loan with a principal balance of $50 million or more contains a 180-day “extended period of indemnity”; and (iii) covers the actual loss sustained (or in certain cases, an amount sufficient to cover the period set forth in (i) above) during restoration.

If any material part of the improvements, exclusive of a parking lot, located on a Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, the related Mortgagor is required to maintain insurance in the maximum amount available under the National Flood Insurance Program, plus such additional excess flood coverage in an amount as-is generally required by the Mortgage Loan Seller originating mortgage loans for securitization.

If windstorm and/or windstorm related perils and/or “named storms” are excluded from the primary property damage insurance policy, the Mortgaged Property is insured by a separate windstorm insurance policy issued by an insurer meeting the Insurance Rating Requirements or endorsement covering damage from windstorm and/or windstorm related perils and/or named storms, in an amount at least equal to 100% of the full insurable value on a replacement cost basis of the Improvements and personalty and fixtures owned by the mortgagor and included in the related Mortgaged Property by an insurer meeting the Insurance Rating Requirements.

The Mortgaged Property is covered, and required to be covered pursuant to the related Mortgage Loan documents, by a commercial general liability insurance policy issued by an insurer meeting the Insurance Rating Requirements including broad-form coverage for property damage, contractual damage and personal injury (including bodily injury and death) in amounts as are generally required by the Mortgage Loan Seller for loans originated for securitization, and in any event not less than $1 million per occurrence and $2 million in the aggregate.

An architectural or engineering consultant has performed an analysis of each of the Mortgaged Properties located in seismic zones 3 or 4 in order to evaluate the structural and seismic condition of such property, for the sole purpose of assessing the probable maximum loss (“PML”) for the Mortgaged Property in the event of an earthquake. In such instance, the PML or equivalent was based on a 475-year return period, an exposure period of 50 years and a 10% probability of exceedance. If the resulting report concluded that the PML or equivalent would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance on such Mortgaged Property was obtained by an insurer rated at least “A:VIII” by A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” by S&P Global Ratings in an amount not less than 100% of the PML or the equivalent.

The Mortgage Loan documents require insurance proceeds in respect of a property loss to be applied either (a) to the repair or restoration of all or part of the related Mortgaged Property, with respect to all property losses in excess of 5% of the then-outstanding principal amount of the related JPMCB Mortgage Loan, the lender (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, or (b) to the payment of the outstanding principal balance of such JPMCB Mortgage Loan together with any accrued interest thereon.

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All premiums on all insurance policies referred to in this section required to be paid as of the Cut-off Date have been paid, and such insurance policies name the lender under the JPMCB Mortgage Loan and its successors and assigns as a loss payee under a mortgagee endorsement clause or, in the case of the general liability insurance policy, as named or additional insured. Each related JPMCB Mortgage Loan obligates the related Mortgagor to maintain all such insurance and, at such Mortgagor’s failure to do so, authorizes the lender to maintain such insurance at the Mortgagor’s cost and expense and to charge such Mortgagor for related premiums. All such insurance policies (other than commercial liability policies) require at least 10 days’ prior notice to the lender of termination or cancellation arising because of nonpayment of a premium and at least 30 days’ prior notice to the lender of termination or cancellation (or such lesser period, not less than 10 days, as may be required by applicable law) arising for any reason other than non-payment of a premium and no such notice has been received by the Mortgage Loan Seller.

(19)   Access; Utilities; Separate Tax Lots. Each Mortgaged Property (a) is located on or adjacent to a public road and has direct legal access to such road, or has access via an irrevocable easement or irrevocable right of way permitting ingress and egress to/from a public road, (b) is served by or has uninhibited access rights to public or private water and sewer (or well and septic) and all required utilities, all of which are appropriate for the current use of the Mortgaged Property, and (c) constitutes one or more separate tax parcels which do not include any property which is not part of the Mortgaged Property or is subject to an endorsement under the related Title Policy insuring the Mortgaged Property, or in certain cases, an application has been made to the applicable governing authority for creation of separate tax lots, in which case the JPMCB Mortgage Loan requires the Mortgagor to escrow an amount sufficient to pay taxes for the existing tax parcel of which the Mortgaged Property is a part until the separate tax lots are created.

(20)   No Encroachments. To the Mortgage Loan Seller’s knowledge and based solely on surveys obtained in connection with origination and the lender’s Title Policy (or, if such policy is not yet issued, a pro forma title policy, a preliminary title policy with escrow instructions or a “marked up” commitment) obtained in connection with the origination of each JPMCB Mortgage Loan, (a) all material improvements that were included for the purpose of determining the appraised value of the related Mortgaged Property at the time of the origination of such JPMCB Mortgage Loan are within the boundaries of the related Mortgaged Property, except encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property, or are insured by applicable provisions of the Title Policy, (b) no improvements on adjoining parcels encroach onto the related Mortgaged Property except for encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property, or are insured by applicable provisions of the Title Policy and (c) no improvements encroach upon any easements except for encroachments the removal of which would not materially and adversely affect the value or current use of such Mortgaged Property or are insured by applicable provisions of the Title Policy.

(21)   No Contingent Interest or Equity Participation. No JPMCB Mortgage Loan has a shared appreciation feature, any other contingent interest feature or a negative amortization feature (except that an ARD Loan may provide for the accrual of the portion of interest in excess of the rate in effect prior to the Anticipated Repayment Date), any other contingent interest feature or a negative amortization feature or an equity participation by the Mortgage Loan Seller.

(22)   REMIC. The JPMCB Mortgage Loan is a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code (but determined without regard to the rule in Treasury Regulations Section 1.860G-2(f)(2) that treats certain defective mortgage loans as qualified mortgages), and, accordingly, (A) the issue price of the JPMCB Mortgage Loan to the related Mortgagor at origination did not exceed the non-contingent principal amount of the JPMCB Mortgage Loan and (B) either: (a) such JPMCB Mortgage Loan or Loan Combination is secured by an interest in real property (including permanently affixed buildings and structural components, such as wiring, plumbing systems and central heating and air-conditioning systems, that are integrated into such buildings, serve such buildings in their passive functions and do not produce or contribute to the production of income other than consideration for the use or occupancy of space, but excluding personal property) having a fair market value (i) at the

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date the JPMCB Mortgage Loan or Loan Combination was originated at least equal to 80% of the adjusted issue price of the JPMCB Mortgage Loan or Loan Combination on such date or (ii) at the Closing Date at least equal to 80% of the adjusted issue price of the JPMCB Mortgage Loan or Loan Combination on such date, provided that for purposes hereof, the fair market value of the real property interest must first be reduced by (1) the amount of any lien on the real property interest that is senior to the JPMCB Mortgage Loan and (2) a proportionate amount of any lien that is in parity with the JPMCB Mortgage Loan; or (b) substantially all of the proceeds of such JPMCB Mortgage Loan were used to acquire, improve or protect the real property which served as the only security for such JPMCB Mortgage Loan (other than a recourse feature or other third-party credit enhancement within the meaning of Treasury Regulations Section 1.860G-2(a)(1)(ii)). If the JPMCB mortgage Loan or Loan Combination was “significantly modified” prior to the Closing Date so as to result in a taxable exchange under Section 1001 of the Code, it either (x) was modified as a result of the default or reasonably foreseeable default of such JPMCB Mortgage Loan or Loan Combination or (y) satisfies the provisions of either sub-clause (B)(a)(i) above (substituting the date of the last such modification for the date the JPMCB Mortgage Loan or Loan Combination was originated) or sub-clause (B)(a)(ii), including the proviso thereto. Any prepayment premium and yield maintenance charges applicable to the JPMCB Mortgage Loan or Loan Combination constitute “customary prepayment penalties” within the meaning of Treasury Regulations Section 1.860G-1(b)(2). All terms used in this paragraph shall have the same meanings as set forth in the related Treasury Regulations.

(23)   Compliance. The terms of the Mortgage Loan documents evidencing such JPMCB Mortgage Loan, comply in all material respects with all applicable local, state and federal laws and regulations, and the Mortgage Loan Seller has complied with all material requirements pertaining to the origination of the JPMCB Mortgage Loans, including but not limited to, usury and any and all other material requirements of any federal, state or local law to the extent non-compliance would have a material adverse effect on the JPMCB Mortgage Loan.

(24)   Authorized to do Business. To the extent required under applicable law, as of the Closing Date or as of the date that such entity held the Mortgage Note, each holder of the Mortgage Note was authorized to transact and do business in the jurisdiction in which each related Mortgaged Property is located, or the failure to be so authorized does not materially and adversely affect the enforceability of such JPMCB Mortgage Loan.

(25)   Trustee under Deed of Trust. With respect to each Mortgage which is a deed of trust, a trustee, duly qualified under applicable law to serve as such, currently so serves and is named in the deed of trust or has been substituted in accordance with the Mortgage and applicable law or may be substituted in accordance with the Mortgage and applicable law by the related mortgagee, and except in connection with a trustee’s sale after a default by the related Mortgagor or in connection with any full or partial release of the related Mortgaged Property or related security for such JPMCB Mortgage Loan, no fees are payable to such trustee except for reasonable fees paid by the Mortgagor.

(26)   Local Law Compliance. To the Mortgage Loan Seller’s knowledge, based solely upon any of a letter from any governmental authorities, a legal opinion, an architect’s letter, a zoning consultant’s report, an endorsement to the related Title Policy, or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial and multifamily mortgage loans intended for securitization, the improvements located on or forming part of each Mortgaged Property securing a JPMCB Mortgage Loan are in material compliance with applicable laws, zoning ordinances, rules, covenants, and restrictions (collectively “Zoning Regulations”) governing the occupancy, use, and operation of such Mortgaged Property or constitute a legal non-conforming use or structure and any non-conformity with zoning laws constitutes a legal non-conforming use or structure which does not materially and adversely affect the use or operation of such Mortgaged Property. In the event of casualty or destruction, (a) the Mortgaged Property may be restored or repaired to the extent necessary to maintain the use of the structure immediately prior to such casualty or destruction, (b) law and ordinance insurance coverage has been obtained for the Mortgaged Property in amounts customarily required by the Mortgage Loan Seller for loans originated for securitization that provides coverage for additional costs to rebuild and/or repair the property to current Zoning Regulations, (c) the inability to

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restore the Mortgaged Property to the full extent of the use or structure immediately prior to the casualty would not materially and adversely affect the use or operation of such Mortgaged Property, or (d) title insurance coverage has been obtained for such nonconformity.

(27)   Licenses and Permits. Each Mortgagor covenants in the Mortgage Loan documents that it shall keep all material licenses, permits, franchises, certificates of occupancy, consents, and other approvals necessary for the operation of the Mortgaged Property in full force and effect, and to the Mortgage Loan Seller’s knowledge based upon any of a letter from any government authorities or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial and multifamily mortgage loans intended for securitization; all such material licenses, permits, franchises, certificates of occupancy, consents, and other approvals are in effect or the failure to obtain or maintain such material licenses, permits, franchises or certificates of occupancy does not materially and adversely affect the use and/or operation of the Mortgaged Property as it was used and operated as of the date of origination of the JPMCB Mortgage Loan or the rights of a holder of the related JPMCB Mortgage Loan. The JPMCB Mortgage Loan requires the related Mortgagor to be qualified to do business in the jurisdiction in which the related Mortgaged Property is located and for the Mortgagor and the Mortgaged Property to be in compliance in all material respects with all regulations, zoning and building laws.

(28)   Recourse Obligations. The Mortgage Loan documents for each JPMCB Mortgage Loan provide that such JPMCB Mortgage Loan (a) becomes full recourse to the Mortgagor and guarantor (which is a natural person or persons, or an entity distinct from the Mortgagor (but may be affiliated with the Mortgagor) that has assets other than equity in the related Mortgaged Property that are not de minimis) in any of the following events: (i) if any petition for bankruptcy, insolvency, dissolution or liquidation pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by, consented to, or acquiesced in by, the Mortgagor; (ii) Mortgagor or guarantor shall have colluded with other creditors to cause an involuntary bankruptcy filing with respect to the Mortgagor or (iii) transfers of either the Mortgaged Property or equity interests in Mortgagor made in violation of the Mortgage Loan documents; and (b) contains provisions providing for recourse against the Mortgagor and guarantor (which is a natural person or persons, or an entity distinct from the Mortgagor (but may be affiliated with the Mortgagor) that has assets other than equity in the related Mortgaged Property that are not de minimis), for losses and damages sustained in the case of (i) (A) misapplication, misappropriation or conversion of insurance proceeds or condemnation awards or of rents following an event of default, or (B) any security deposits not delivered to lender upon foreclosure or action in lieu thereof (except to the extent applied in accordance with leases prior to a Mortgage Loan event of default); (ii) the Mortgagor’s fraud or intentional misrepresentation; (iii) willful misconduct by the Mortgagor or guarantor; (iv) breaches of the environmental covenants in the Mortgage Loan documents; or (v) commission of material physical waste at the Mortgaged Property, which may, with respect to this clause (v), in certain instances, be limited to the extent there is sufficient cash flow generated by the related Mortgaged Property to prevent such waste or acts or omissions of the related Mortgagor, guarantor, property manager or their affiliates, employees or agents.

(29)   Mortgage Releases. The terms of the related Mortgage or related Mortgage Loan documents do not provide for release of any material portion of the Mortgaged Property from the lien of the Mortgage except (a) a partial release, accompanied by principal repayment, or partial Defeasance (as defined in paragraph 34)), in each case, of not less than a specified percentage at least equal to 115% of the related allocated loan amount of such portion of the Mortgaged Property, (b) upon payment in full of such JPMCB Mortgage Loan, (c) upon a Defeasance (as defined in paragraph (34)), (d) releases of out-parcels that are unimproved or other portions of the Mortgaged Property which will not have a material adverse effect on the underwritten value of the Mortgaged Property and which were not afforded any material value in the appraisal obtained at the origination of the JPMCB Mortgage Loan and are not necessary for physical access to the Mortgaged Property or compliance with zoning requirements, or (e) as required pursuant to an order of condemnation. With respect to any partial release (including in connection with any partial Defeasance) under the preceding clauses (a) or (d), either: (x) such release of collateral (i) would not constitute a “significant modification” of the subject JPMCB Mortgage Loan within the meaning of Treasury Regulations Section 1.860G-2(b)(2) and (ii) would not cause the subject JPMCB Mortgage Loan

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to fail to be a “qualified mortgage” within the meaning of Section 860G(a)(3)(A) of the Code; or (y) the mortgagee or servicer can, in accordance with the related Mortgage Loan documents, condition such release of collateral on the related Mortgagor’s delivery of an opinion of tax counsel to the effect specified in the immediately preceding clause (x). For purposes of the preceding clause (x), for any JPMCB Mortgage Loan originated after December 6, 2010, if the fair market value of the real property constituting such Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the JPMCB Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the lien of the JPMCB Mortgage Loan) after the release is not equal to at least 80% of the principal balance of the JPMCB Mortgage Loan or JPMCB Loan Combination outstanding after the release, the Mortgagor is required to make a payment of principal in an amount not less than the amount required by the REMIC provisions.

In the case of any JPMCB Mortgage Loan originated after December 6, 2010, in the event of a taking of any portion of a Mortgaged Property by a State or any political subdivision or authority thereof, whether by legal proceeding or by agreement, the Mortgagor can be required to pay down the principal balance of the JPMCB Mortgage Loan or JPMCB Loan Combination in an amount not less than the amount required by the REMIC provisions and, to such extent, such amount may not be required to be applied to the restoration of the Mortgaged Property or released to the Mortgagor, if, immediately after the release of such portion of the Mortgaged Property from the lien of the Mortgage (but taking into account the planned restoration) the fair market value of the real property constituting the remaining Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the JPMCB Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the lien of the JPMCB Mortgage Loan) is not equal to at least 80% of the remaining principal balance of the JPMCB Mortgage Loan or JPMCB Loan Combination.

In the case of any JPMCB Mortgage Loan originated after December 6, 2010, no such JPMCB Mortgage Loan that is secured by more than one Mortgaged Property or that is cross-collateralized with another JPMCB Mortgage Loan permits the release of cross-collateralization of the related Mortgaged Properties or a portion thereof, including due to a partial condemnation, other than in compliance with the loan-to-value ratio and other requirements of the REMIC provisions.

(30)   Financial Reporting and Rent Rolls. Each Mortgage requires the Mortgagor to provide the owner or holder of the Mortgage with quarterly (other than for single-tenant properties) and annual operating statements, and quarterly (other than for single-tenant properties) rent rolls for properties that have leases contributing more than 5% of the in-place base rent and annual financial statements, which annual financial statements (i) with respect to each JPMCB Mortgage Loan with more than one Mortgagor are in the form of an annual combined balance sheet of the Mortgagor entities (and no other entities), together with the related combined statements of operations, members’ capital and cash flows, including a combining balance sheet and statement of income for the Mortgaged Properties on a combined basis and (ii) for each JPMCB Mortgage Loan with an original principal balance greater than $50 million shall be audited by an independent certified public accountant upon the request of the owner or holder of the Mortgage.

(31)   Acts of Terrorism Exclusion. With respect to each JPMCB Mortgage Loan over $20 million, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) do not specifically exclude Acts of Terrorism, as defined in the Terrorism Risk Insurance Act of 2002, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2007 and the Terrorism Risk Insurance Program Reauthorization Act of 2015 (collectively referred to as “TRIA”), from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each other JPMCB Mortgage Loan, the related special all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) did not, as of the date of origination of the JPMCB Mortgage Loan, and, to the Mortgage Loan Seller’s knowledge, do not, as of the Cut-off Date, specifically exclude Acts of Terrorism, as defined in TRIA, from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each JPMCB Mortgage Loan, the related Mortgage Loan documents do not expressly waive or prohibit the mortgagee from requiring coverage for Acts of

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Terrorism, as defined in TRIA, or damages related thereto, except to the extent that any right to require such coverage may be limited by availability on commercially reasonable terms.

(32)   Due on Sale or Encumbrance. Subject to specific exceptions set forth below, each JPMCB Mortgage Loan contains a “due-on-sale” or other such provision for the acceleration of the payment of the unpaid principal balance of such JPMCB Mortgage Loan if, without the consent of the holder of the Mortgage and/or complying with the requirements of the related Mortgage Loan documents (which provide for transfers without the consent of the lender which are customarily acceptable to the Mortgage Loan Seller lending on the security of property comparable to the related Mortgaged Property, such as transfers of worn-out or obsolete furnishings, fixtures, or equipment promptly replaced with property of equivalent value and functionality and transfers by leases entered into in accordance with the Mortgage Loan documents), (a) the related Mortgaged Property, or any controlling equity interest in the related Mortgagor, is directly or indirectly pledged, transferred or sold, other than as related to (i) family and estate planning transfers or transfers upon death or legal incapacity, (ii) transfers to certain affiliates as defined in the related Mortgage Loan documents, (iii) transfers of less than a controlling interest in a Mortgagor, (iv) transfers to another holder of direct or indirect equity in the Mortgagor, a specific Person designated in the related Mortgage Loan documents or a Person satisfying specific criteria identified in the related Mortgage Loan documents, (v) transfers of common stock in publicly traded companies, (vi) a substitution or release of collateral within the parameters of paragraphs 29 and 34 in this Annex E-2A, or (vii) by reason of any mezzanine debt that existed at the origination of the related JPMCB Mortgage Loan, or future permitted mezzanine debt or (b) the related Mortgaged Property is encumbered with a subordinate lien or security interest against the related Mortgaged Property, other than (i) any companion interest of any JPMCB Mortgage Loan or any subordinate debt that existed at origination and is permitted under the related Mortgage Loan documents, (ii) purchase money security interests (iii) any JPMCB Mortgage Loan that is cross-collateralized and cross-defaulted with another JPMCB Mortgage Loan or (iv) Permitted Encumbrances. The Mortgage or other Mortgage Loan documents provide that to the extent any Rating Agency fees are incurred in connection with the review of and consent to any transfer or encumbrance, the Mortgagor is responsible for such payment along with all other reasonable fees and expenses incurred by the mortgagee relative to such transfer or encumbrance.

(33)   Single-Purpose Entity. Each JPMCB Mortgage Loan requires the Mortgagor to be a Single-Purpose Entity for at least as long as the JPMCB Mortgage Loan is outstanding. Both the Mortgage Loan documents and the organizational documents of the Mortgagor with respect to each JPMCB Mortgage Loan with a Cut-off Date Balance in excess of $5 million provide that the Mortgagor is a Single-Purpose Entity, and each JPMCB Mortgage Loan with a Cut-off Date Balance of $20 million or more has a counsel’s opinion regarding non-consolidation of the Mortgagor. For this purpose, a “Single-Purpose Entity” shall mean an entity, other than an individual, whose organizational documents (or if the JPMCB Mortgage Loan has a Cut-off Date Balance equal to $5 million or less, its organizational documents or the related Mortgage Loan documents) provide substantially to the effect that it was formed or organized solely for the purpose of owning and operating one or more of the Mortgaged Properties securing the JPMCB Mortgage Loans and prohibit it from engaging in any business unrelated to such Mortgaged Property or Properties, and whose organizational documents further provide, or which entity represented in the related Mortgage Loan documents, substantially to the effect that it does not have any assets other than those related to its interest in and operation of such Mortgaged Property or Properties, or any indebtedness other than as permitted by the related Mortgage(s) or the other related Mortgage Loan documents, that it has its own books and records and accounts separate and apart from those of any other person (other than a Mortgagor for a JPMCB Mortgage Loan that is cross-collateralized and cross-defaulted with the related JPMCB Mortgage Loan), and that it holds itself out as a legal entity, separate and apart from any other person or entity.

(34)   Defeasance. With respect to any JPMCB Mortgage Loan that, pursuant to the Mortgage Loan documents, can be defeased (a “Defeasance”), (i) the Mortgage Loan documents provide for Defeasance as a unilateral right of the Mortgagor, subject to satisfaction of conditions specified in the Mortgage Loan documents; (ii) the JPMCB Mortgage Loan cannot be defeased within two years after the Closing Date; (iii) the Mortgagor is permitted to pledge only United States “government securities” within the meaning of Treasury Regulations Section 1.860G-2(a)(8)(ii), the revenues from which will, in the case of a full

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Defeasance, be sufficient to make all scheduled payments under the JPMCB Mortgage Loan when due, including the entire remaining principal balance on (A) the maturity date, (B) on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment penalty; or (C) if the JPMCB Mortgage Loan is an ARD Loan, the entire principal balance outstanding on the related Anticipated Repayment Date, and if the JPMCB Mortgage Loan permits partial releases of real property in connection with partial Defeasance, the revenues from the collateral will be sufficient to pay all such scheduled payments calculated on a principal amount equal to a specified percentage at least equal to 115% of the allocated loan amount for the real property to be released; (iv) the Defeasance collateral is not permitted to be subject to prepayment, call, or early redemption; (v) the Mortgagor is required to provide a certification from an independent certified public accountant that the collateral is sufficient to make all scheduled payments under the Mortgage Note as set forth in (iii) above, (vi) if the Mortgagor would continue to own assets in addition to the Defeasance collateral, the portion of the JPMCB Mortgage Loan secured by Defeasance collateral is required to be assumed (or the mortgagee may require such assumption) by a Single-Purpose Entity; (vii) the Mortgagor is required to provide an opinion of counsel that the mortgagee has a perfected security interest in such collateral prior to any other claim or interest; and (viii) the Mortgagor is required to pay all rating agency fees associated with Defeasance (if rating confirmation is a specific condition precedent thereto) and all other reasonable out-of-pocket expenses associated with Defeasance, including, but not limited to, accountant’s fees and opinions of counsel.

(35)  Fixed Interest Rates. Each JPMCB Mortgage Loan bears interest at a rate that remains fixed throughout the remaining term of such JPMCB Mortgage Loan, except in the case of an ARD Loan and situations where default interest is imposed.

(36)  Ground Leases. For purposes of the Mortgage Loan Purchase Agreement, a “Ground Lease” shall mean a leasehold estate in real property where the fee owner as the ground lessor conveys for a term or terms of years its entire interest in the land and buildings and other improvements, if any, to the ground lessee (who may, in certain circumstances, own the building and improvements on the land), subject to the reversionary interest of the ground lessor as fee owner.

With respect to any JPMCB Mortgage Loan where the JPMCB Mortgage Loan is secured by a ground leasehold estate in whole or in part, and the related Mortgage does not also encumber the related lessor’s fee interest in such Mortgaged Property, based upon the terms of the ground lease and any estoppel or other agreement received from the ground lessor in favor of the Mortgage Loan Seller, its successors and assigns:

(a)   The ground lease or a memorandum regarding such ground lease has been duly recorded or submitted for recordation in a form that is acceptable for recording in the applicable jurisdiction. The ground lease or an estoppel or other agreement received from the ground lessor permits the interest of the lessee to be encumbered by the related Mortgage and does not restrict the use of the related Mortgaged Property by such lessee, its successors or assigns in a manner that would adversely affect the security provided by the related Mortgage. To the Mortgage Loan Seller’s knowledge, no material change in the terms of the ground lease had occurred since its recordation, except by any written instruments which are included in the related Mortgage File;

(b)   The lessor under such ground lease has agreed in a writing included in the related Mortgage File (or in such ground lease) that the ground lease may not be amended, modified, canceled or terminated without the prior written consent of the lender and that any such action without such consent is not binding on the lender, its successors or assigns;

(c)   The ground lease has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by either borrower or the mortgagee) that extends not less than 20 years beyond the stated maturity of the related JPMCB Mortgage Loan, or 10 years past the stated maturity if such JPMCB Mortgage Loan fully amortizes by the stated maturity (or with respect to a JPMCB Mortgage Loan that accrues on an actual 360 basis, substantially amortizes);

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(d)   The ground lease is not subject to any interests, estates, liens or encumbrances superior to, or of equal priority with, the Mortgage, except for the related fee interest of the ground lessor and the Permitted Encumbrances;

(e)   The ground lease does not place commercially unreasonable restrictions on the identity of the mortgagee and the ground lease is assignable to the holder of the JPMCB Mortgage Loan and its successors and assigns without the consent of the lessor thereunder, and in the event it is so assigned, it is further assignable by the holder of the JPMCB Mortgage Loan and its successors and assigns without the consent of the lessor;

(f)   The Mortgage Loan Seller has not received any written notice of default under or notice of termination of such ground lease. To the Mortgage Loan Seller’s knowledge, there is no default under such ground lease and no condition that, but for the passage of time or giving of notice, would result in a default under the terms of such ground lease. Such ground lease is in full force and effect as of the Closing Date;

(g)   The ground lease or ancillary agreement between the lessor and the lessee requires the lessor to give to the lender written notice of any default, provides that no notice of default or termination is effective unless such notice is given to the lender, and requires that the ground lessor will supply an estoppel;

(h)   A lender is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the ground lease through legal proceedings) to cure any default under the ground lease which is curable after the lender’s receipt of notice of any default before the lessor may terminate the ground lease;

(i)   The ground lease does not impose any restrictions on subletting that would be viewed as commercially unreasonable by the Mortgage Loan Seller in connection with loans originated for securitization;

(j)   Under the terms of the ground lease, an estoppel or other agreement received from the ground lessor and the related Mortgage (taken together), any related insurance proceeds or the portion of the condemnation award allocable to the ground lessee’s interest (other than in respect of a total or substantially total loss or taking as addressed in subpart (k)) will be applied either to the repair or to restoration of all or part of the related Mortgaged Property with (so long as such proceeds are in excess of the threshold amount specified in the related Mortgage Loan documents) the lender or a trustee appointed by it having the right to hold and disburse such proceeds as repair or restoration progresses, or to the payment of the outstanding principal balance of the JPMCB Mortgage Loan, together with any accrued interest;

(k)   In the case of a total or substantial taking or loss, under the terms of the ground lease, an estoppel or other agreement and the related Mortgage (taken together), any related insurance proceeds, or portion of the condemnation award allocable to ground lessee’s interest in respect of a total or substantially total loss or taking of the related Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of the outstanding principal balance of the JPMCB Mortgage Loan, together with any accrued interest; and

(l)   Provided that the lender cures any defaults which are susceptible to being cured, the ground lessor has agreed to enter into a new lease with lender upon termination of the ground lease for any reason, including rejection of the ground lease in a bankruptcy proceeding.

(37)   Servicing. The servicing and collection practices used by the Mortgage Loan Seller in respect of each JPMCB Mortgage Loan complied in all material respects with all applicable laws and regulations and was in all material respects legal, proper and prudent, in accordance with Mortgage Loan Seller’s customary commercial mortgage servicing practices.

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(38)   ARD Loan. Each JPMCB Mortgage Loan identified in the Mortgage Loan Schedule as an ARD Loan starts to amortize no later than the Due Date of the calendar month immediately after the calendar month in which such ARD Loan closed and substantially fully amortizes over its stated term, which term is at least 60 months after the related Anticipated Repayment Date. Each ARD Loan has an Anticipated Repayment Date not less than five years following the origination of such JPMCB Mortgage Loan. If the related Mortgagor elects not to prepay its ARD Loan in full on or prior to the Anticipated Repayment Date pursuant to the existing terms of the JPMCB Mortgage Loan or a unilateral option (as defined in Treasury Regulations under Section 1001 of the Code) in the JPMCB Mortgage Loan exercisable during the term of the JPMCB Mortgage Loan, (i) the JPMCB Mortgage Loan’s interest rate will step up to an interest rate per annum as specified in the related JPMCB Mortgage Loan documents; provided, however, that payment of such Excess Interest shall be deferred until the principal of such ARD Loan has been paid in full; (ii) all or a substantial portion of the excess cash flow (which is net of certain costs associated with owning, managing and operating the related Mortgaged Property) collected after the Anticipated Repayment Date shall be applied towards the prepayment of such ARD Loan and once the principal balance of an ARD Loan has been reduced to zero all excess cash flow will be applied to the payment of accrued Excess Interest; and (iii) if the property manager for the related Mortgaged Property can be removed by or at the direction of the mortgagee on the basis of a debt service coverage test, the subject debt service coverage ratio shall be calculated without taking account of any increase in the related mortgage interest rate on such JPMCB Mortgage Loan’s Anticipated Repayment Date. No ARD Loan provides that the property manager for the related Mortgaged Property can be removed by or at the direction of the mortgagee solely because of the passage of the related Anticipated Repayment Date.

(39)    Rent Rolls; Operating Histories. The Mortgage Loan Seller has obtained a rent roll (each, a “Certified Rent Roll”) other than with respect to hospitality properties certified by the related Mortgagor or the related guarantor(s) as accurate and complete in all material respects as of a date within 180 days of the date of origination of the related JPMCB Mortgage Loan. The Mortgage Loan Seller has obtained operating histories (the “Certified Operating Histories”) with respect to each Mortgaged Property certified by the related Mortgagor or the related guarantor(s) as accurate and complete in all material respects as of a date within 180 days of the date of origination of the related JPMCB Mortgage Loan. The Certified Operating Histories collectively report on operations for a period equal to (a) at least a continuous three-year period or (b) in the event the Mortgaged Property was owned, operated or constructed by the Mortgagor or an affiliate for less than three years then for such shorter period of time, it being understood that for mortgaged properties acquired with the proceeds of a JPMCB Mortgage Loan, Certified Operating Histories may not have been available.

(40)   No Material Default; Payment Record. No JPMCB Mortgage Loan has been more than 30 days delinquent, without giving effect to any grace or cure period, in making required payments since origination, and as of the Closing Date, no JPMCB Mortgage Loan is delinquent (beyond any applicable grace or cure period) in making required payments. To the Mortgage Loan Seller’s knowledge, there is (a) no, and since origination there has been no, material default, breach, violation or event of acceleration existing under the related JPMCB Mortgage Loan, or (b) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, provided, however, that this representation and warranty does not cover any default, breach, violation or event of acceleration that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by the Mortgage Loan Seller in this Annex E-2A. No person other than the holder of such JPMCB Mortgage Loan may declare any event of default under the JPMCB Mortgage Loan or accelerate any indebtedness under the Mortgage Loan documents.

(41)    Bankruptcy. In respect of each JPMCB Mortgage Loan, the related Mortgagor is not a debtor in any bankruptcy, receivership, conservatorship, reorganization, insolvency, moratorium or similar proceeding.

(42)    Organization of Mortgagor. The Mortgage Loan Seller has obtained an organizational chart or other description of each Mortgagor which identifies all beneficial controlling owners of the Mortgagor

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(i.e., managing members, general partners or similar controlling person for such Mortgagor) (the “Controlling Owner”) and all owners that hold a 25% or greater direct ownership share (i.e., the “Major Sponsors”). The Mortgage Loan Seller (1) required questionnaires to be completed by each Controlling Owner and guarantor or performed other processes designed to elicit information from each Controlling Owner and guarantor regarding such Controlling Owner’s or guarantor’s prior history for at least 10 years regarding any bankruptcies or other insolvencies, any felony convictions, and (2) performed or caused to be performed searches of the public records or services such as Lexis/Nexis, or a similar service designed to elicit information about each Controlling Owner, Major Sponsor and guarantor regarding such Controlling Owner’s, Major Sponsor’s or guarantor’s prior history for at least 10 years regarding any bankruptcies or other insolvencies, any felony convictions, and provided, however, that records searches were limited to the last 10 years. (clauses (1) and (2) collectively, the “Sponsor Diligence”). Based solely on the Sponsor Diligence, to the knowledge of the Mortgage Loan Seller, no Major Sponsor or guarantor (i) was in a state of federal bankruptcy or insolvency proceeding, (ii) had a prior record of having been in a state of federal bankruptcy or insolvency, or (iii) had been convicted of a felony.

(43)    Environmental Conditions. At origination, each Mortgagor represented and warranted that to its knowledge no hazardous materials or any other substances or materials which are included under or regulated by environmental laws are located on, or have been handled, manufactured, generated, stored, processed, or disposed of on or released or discharged from the Mortgaged Property, except as disclosed by a Phase I environmental assessment (or a Phase II environmental assessment, if applicable) delivered in connection with the origination of the JPMCB Mortgage Loan or except for those substances commonly used in the operation and maintenance of properties of kind and nature similar to those of the Mortgaged Property in compliance with all environmental laws and in a manner that does not result in contamination of the Mortgaged Property. A Phase I environmental site assessment (or update of a previous Phase I and or Phase II site assessment) and, with respect to certain JPMCB Mortgage Loans, a Phase II environmental site assessment (collectively, an “ESA”) meeting ASTM requirements conducted by a reputable environmental consultant in connection with such JPMCB Mortgage Loan within 12 months prior to its origination date (or an update of a previous ESA was prepared), and such ESA (i) did not reveal any known circumstance or condition that rendered the Mortgaged Property at the date of the ESA in material noncompliance with applicable environmental laws or the existence of recognized environmental conditions (as such term is defined in ASTM E1527-05 or its successor, hereinafter “Environmental Condition”) or the need for further investigation, or (ii) if any material noncompliance with environmental laws or the existence of an Environmental Condition or need for further investigation was indicated in any such ESA, then at least one of the following statements is true: (A) 125% of the funds reasonably estimated by a reputable environmental consultant to be sufficient to cover the estimated cost to cure any material noncompliance with applicable environmental laws or the Environmental Condition has been escrowed by the related Mortgagor and is held by the related lender; (B) if the only Environmental Condition relates to the presence of asbestos-containing materials, radon in indoor air, lead based paint, or lead in drinking water, and the only recommended action in the ESA is the institution of such a plan, an operations or maintenance plan has been required to be instituted by the related Mortgagor that can reasonably be expected to mitigate the identified risk; (C) the Environmental Condition identified in the related environmental report was remediated or abated in all material respects prior to the Cut-off Date, and, as appropriate, a no further action or closure letter was obtained from the applicable governmental regulatory authority (or the environmental issue affecting the related Mortgaged Property was otherwise listed by such governmental authority as administratively “closed” or a reputable environmental consultant has concluded that no further action is required); (D) an environmental policy or a lender’s pollution legal liability insurance policy meeting the requirements set forth below that covers liability for the identified circumstance or condition was obtained from an insurer rated no less than A- (or the equivalent) by Moody’s Investors Service, Inc., S&P Global Ratings and/or Fitch Ratings, Inc.; (E) a party not related to the Mortgagor with assets reasonably estimated to be adequate to effect all necessary remediation was identified as the responsible party for such condition or circumstance; or (F) a party related to the Mortgagor with assets reasonably estimated to be adequate to effect all necessary remediation was identified as the responsible party for such condition or circumstance is required to take action. The ESA will be part of the Servicing File; and to the Mortgage Loan Seller’s knowledge, except as set forth in the ESA, there is no (i) known circumstance or condition that rendered the Mortgaged

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Property in material noncompliance with applicable environmental laws, (ii) Environmental Conditions (as such term is defined in ASTM E1527-05 or its successor), or (iii) need for further investigation.

In the case of each JPMCB Mortgage Loan set forth on Schedule E-2A-1, (i) such JPMCB Mortgage Loan is the subject of an environmental insurance policy, issued by the issuer set forth on Schedule E-2A-1 (the “Policy Issuer”) and effective as of the date thereof (the “Environmental Insurance Policy”), (ii) as of the Cut-off Date the Environmental Insurance Policy is in full force and effect, there is no deductible and the trustee is a named insured under such policy, (iii)(a) a property condition or engineering report was prepared, if the related Mortgaged Property was constructed prior to 1985, with respect to asbestos-containing materials (“ACM”) and, if the related Mortgaged Property is a multifamily property, with respect to radon gas (“RG”) and lead-based paint (“LBP”), and (b) if such report disclosed the existence of a material and adverse LBP, ACM or RG environmental condition or circumstance affecting the related Mortgaged Property, the related Mortgagor (A) was required to remediate the identified condition prior to closing the JPMCB Mortgage Loan or provide additional security or establish with the mortgagee a reserve in an amount deemed to be sufficient by the Mortgage Loan Seller, for the remediation of the problem, and/or (B) agreed in the Mortgage Loan documents to establish an operations and maintenance plan after the closing of the JPMCB Mortgage Loan that should reasonably be expected to mitigate the environmental risk related to the identified LBP, ACM or RG condition, (iv) on the effective date of the Environmental Insurance Policy, the Mortgage Loan Seller as originator had no knowledge of any material and adverse environmental condition or circumstance affecting the Mortgaged Property (other than the existence of LBP, ACM or RG) that was not disclosed to the Policy Issuer in one or more of the following: (a) the application for insurance, (b) a Mortgagor questionnaire that was provided to the Policy Issuer, or (c) an engineering or other report provided to the Policy Issuer, and (v) the premium of any Environmental Insurance Policy has been paid through the maturity of the policy’s term and the term of such policy extends at least five years beyond the maturity of the JPMCB Mortgage Loan.

(44)   Lease Estoppels. With respect to each JPMCB Mortgage Loan predominantly secured by a retail, office or industrial property leased to a single tenant, the Mortgage Loan Seller reviewed such estoppel obtained from such tenant no earlier than 90 days prior to the origination date of the related JPMCB Mortgage Loan, and to the Mortgage Loan Seller’s knowledge based solely on the related estoppel certificate, the related lease is in full force and effect or if not in full force and effect, the related space was underwritten as vacant, subject to customary reservations of tenant’s rights, such as, without limitation, with respect to common area maintenance (“CAM”) and pass-through audits and verification of landlord’s compliance with co-tenancy provisions. With respect to each JPMCB Mortgage Loan predominantly secured by a retail, office or industrial property, the Mortgage Loan Seller has received lease estoppels executed within 90 days of the origination date of the related JPMCB Mortgage Loan that collectively account for at least 65% of the in-place base rent for the Mortgaged Property or set of cross-collateralized properties that secure a JPMCB Mortgage Loan that is represented on the Certified Rent Roll. To the Mortgage Loan Seller’s knowledge, each lease represented on the Certified Rent Roll is in full force and effect, subject to customary reservations of tenant’s rights, such as with respect to CAM and pass-through audits and verification of landlord’s compliance with co-tenancy provisions.

(45)   Appraisal. The Mortgage File contains an appraisal of the related Mortgaged Property with an appraisal date within 6 months of the JPMCB Mortgage Loan origination date, and within 12 months of the Closing Date. The appraisal is signed by an appraiser who is a Member of the Appraisal Institute (“MAI”) and, to the Mortgage Loan Seller’s knowledge, had no interest, direct or indirect, in the Mortgaged Property or the Mortgagor or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the JPMCB Mortgage Loan. Each appraiser has represented in such appraisal or in a supplemental letter that the appraisal satisfies the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation.

(46)   Mortgage Loan Schedule. The information pertaining to each JPMCB Mortgage Loan which is set forth in the Mortgage Loan Schedule attached as an exhibit to the Mortgage Loan Purchase

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Agreement is true and correct in all material respects as of the Cut-off Date and contains all information required by the Pooling and Servicing Agreement to be contained therein.

(47)   Cross-Collateralization. No JPMCB Mortgage Loan is cross-collateralized or cross-defaulted with any other mortgage loan that is outside the Mortgage Pool.

(48)   Advance of Funds by the Mortgage Loan Seller. No advance of funds has been made by the Mortgage Loan Seller to the related Mortgagor, and no funds have been received from any person other than the related Mortgagor or an affiliate, directly, or, to the knowledge of the Mortgage Loan Seller, indirectly for, or on account of, payments due on the JPMCB Mortgage Loan. Neither the Mortgage Loan Seller nor any affiliate thereof has any obligation to make any capital contribution to any Mortgagor under a JPMCB Mortgage Loan, other than contributions made on or prior to the Closing Date.

(49)   Compliance with Anti-Money Laundering Laws. The Mortgage Loan Seller has complied with its internal procedures with respect to all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 in connection with the origination of the JPMCB Mortgage Loan.

For purposes of these representations and warranties, the phrases “the Mortgage Loan Seller’s knowledge” or “the Mortgage Loan Seller’s belief” and other words and phrases of like import mean, except where otherwise expressly set forth in these representations and warranties, the actual state of knowledge or belief of the Mortgage Loan Seller, its officers and employees directly responsible for the underwriting, origination, servicing or sale of the Mortgage Loans regarding the matters expressly set forth in these representations and warranties. All information contained in documents which are part of or required to be part of a Servicing File, as specified in the Pooling and Servicing Agreement (to the extent such documents exist or existed), shall be deemed to be within the Mortgage Loan Seller’s knowledge including but not limited to any written notices from or on behalf of the borrower.

For purposes of these representations and warranties, “Servicing File” means a copy of the Mortgage File and documents and records not otherwise required to be contained in the Mortgage File that (i) relate to the origination and/or servicing and administration of the JPMCB Mortgage Loans, (ii) are reasonably necessary for the ongoing administration and/or servicing of the JPMCB Mortgage Loans or for evidencing or enforcing any of the rights of the holder of the JPMCB Mortgage Loans or holders of interests therein and (iii) are in the possession or under the control of the Mortgage Loan Seller, provided that the Mortgage Loan Seller shall not be required to deliver any draft documents, privileged or other communications, credit underwriting, due diligence analyses or data or internal worksheets, memoranda, communications or evaluations.

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SCHEDULE E-2A-1 to ANNEX E-2A

MORTGAGED PROPERTIES FOR WHICH ENVIRONMENTAL INSURANCE IS MAINTAINED

Loan No.	JPMCB Mortgage Loans
6	Osborn Triangle
47	359 South La Brea

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ANNEX E-2B

EXCEPTIONS TO SPONSOR REPRESENTATIONS AND WARRANTIES

(JPMorgan Chase Bank, National Association)

The exceptions to the representations and warranties set forth below are listed by the number of the related representation and warranty set forth on Annex E-2-A to this prospectus and the Mortgaged Property name and number identified on Annex A to this prospectus. Capitalized terms used but not otherwise defined in this Annex E-2B will have the meanings set forth in this prospectus or, if not defined in this prospectus, will have the same meanings as when used in the related Mortgage Loan Purchase Agreement.

Representation Number on Annex E-2A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
(5) Hospitality Provisions	SWVP Portfolio (Loan No. 23)	(Hospitality Provisions) – The comfort letter obtained in connection with the SWVP Portfolio – InterContinental Mortgaged Property is not assignable by the lender to the trustee of a securitization. In connection with a securitization, the franchisor is required to issue a replacement comfort letter in favor of the trustee on the franchisor’s then-current form, provided that a written request for a replacement letter is received by the franchisor no later than 30 days from the Closing Date.
(7) Lien; Valid Assignment	Osborn Triangle (Loan No. 6), 10000 Santa Monica Boulevard (Loan No. 7), Grand Canal Shoppes (Loan No. 10), 3 Columbus Circle (Loan No. 8), Vie Portfolio (Loan No. 16), ICON Upper East Portfolio (Loan No. 17), SWVP Portfolio (Loan No. 23), Greenleaf at Howell (Loan No. 34)	The related Mortgages and any related assignments of leases secure the subject Mortgage Loan and the related Pari Passu Companion Loan(s) on a pari passu basis.
(8) Permitted Liens; Title Insurance	Osborn Triangle (Loan No. 6)	The Mortgagors master lease the condominium units from an affiliate of MIT. The master lease provides that the related Mortgagor is not permitted to assign its leasehold interest or effect a transfer of control without first giving the fee owner of the unit a right of first offer with respect to such interest. Pursuant to the master leases, the right of first offer does not apply to a foreclosure or deed-in-lieu of foreclosure.
(8) Permitted Liens; Title Insurance	Grand Canal Shoppes (Loan No. 10)	The Mortgaged Property is part of a multiple-owner, integrated project that is subject to a reciprocal easement agreement (“REA”) among the various owners, including, without limitation, the Mortgagors and Venetian Casino Resort, LLC, the ground lessor under the ground leases to

E-2B-1

Representation Number on Annex E-2A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
which a portion of the Mortgaged Property is subject (the “Ground Leases”) and an affiliate of Las Vegas Sands, which operates the Venetian Hotel and Casino and the Palazzo Resort and Casino. Pursuant the REA, a transfer of either the Grand Canal Shoppes fee parcel or the Palazzo Shoppes fee parcel of the Mortgaged Property (other than to a lender in connection with foreclosure or delivery of a deed-in-lieu of foreclosure of a mortgage secured by the Mortgaged Property or the first subsequent transferee from the lender) is subject to a right of first offer in favor of Venetian Casino Resort, LLC.

Additionally, under the REA, in the case of acceleration of the Mortgage Loan, Venetian Casino Resort, LLC has the right, subject to the satisfaction of certain financial covenants, to purchase the Mortgage Loan at a price equal to (a) the principal balance, (b) accrued and unpaid interest up to (but excluding) the date of purchase, (c) all other amounts owed under the Mortgage Loan documents, including, without limitation (but only to the extent so owed) (1) any unreimbursed advances made by the servicer, with interest at the applicable rate, (2) any servicing and special servicing fees, (3) any exit fees, (4) any prepayment, yield maintenance or similar premiums and (5) if the date of purchase is not a scheduled payment date, accrued and unpaid interest, from the date of purchase up to (but excluding) the scheduled payment date next succeeding the date of purchase and (d) all reasonable fees and expenses incurred by the lender in connection with the purchase.

In addition, in connection with any transfer of the Grand Canal or Palazzo fee parcel, except for in connection with a foreclosure event, the Venetian Casino Resort, LLC has consent rights unless (i) the transferee is neither a competitor nor affiliate of a competitor, (ii) such transferee (of affiliate thereof) owns or manages not less than 10,000,000 square feet of retail space in the United States, and (iii) the sale would not, in the good faith judgment of the transferor, jeopardize the gaming licenses held by Venetian Casino Resort, LLC. Additionally in connection with any transfer, the tenant under the corresponding Ground Lease must always be an affiliate of the owner of the transferred fee parcel.
(8) Permitted Liens; Title Insurance	3 Columbus Circle (Loan No. 8)	JPMCB occupies a condominium unit as a tenant at the Mortgaged Property, and has the right to purchase such condominium unit if the Mortgagor, as the landlord, seeks to sell such condominium unit to a third party. JPMCB, as the tenant, has executed a Subordination, Non-Disturbance and Attornment Agreement in connection with the Mortgage Loan origination, subordinating the lease to the Mortgage Loan.
(8) Permitted Liens;	Mercy Medical Center (Loan No.	The largest tenant at the Mortgaged Property, Mercy Medical Center (“Mercy Tenant”), has an exclusive option to

E-2B-2

Representation Number on Annex E-2A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
Title Insurance	24)	purchase the Mortgaged Property at any time after May 1, 2026. Mercy Tenant also has a continuing right of first offer to purchase the Mortgaged Property should the Mortgagor receive a bona fide unrelated third party offer to purchase the Mortgaged Property. Mercy Tenant has executed a subordination, non-disturbance and attornment agreement in connection with the Mortgage Loan origination, subordinating the lease to the Mortgage Loan and waiving the right of first refusal in the event of a foreclosure or deed-in-lieu by the lender.
(8) Permitted Liens; Title Insurance	Pegasus Landing (Loan No. 31)	The Mortgaged Property was previously part of a larger tract of land which was a former U.S. Navy naval base consisting of approximately 706 acres (the “Naval Base”). The original Quitclaim Deeds from the U.S. Government are listed as exceptions to title, and the entire Naval Base is subject to, among other things, the following: (i) a certain Environmental Conditions and Restrictions and Land Use Control, including, without limitation, (A) no groundwater wells can be installed at the property and no groundwater can be used for any purpose without the appropriate governmental approvals, and (B) there can be no soil excavation activity at the property without the appropriate governmental approvals; (ii) certain Archeological Preservation restrictions and covenants, including, without limitation, there can be no disturbance to the ground surface of an Archeological Site without the appropriate governmental approvals; and (iii) certain Historical Preservation restrictions and covenants, including, without limitation, there can be no construction, alteration, rehabilitation, remolding, and demolition to any historically relevant improvement without the appropriate governmental approvals . These restrictions do not appear to specifically affect the Mortgaged Property and the Mortgaged Property does not violate any of the respective covenants and restrictions. A Department of Environmental Protection Site Location of Development Findings of Fact and Order is listed as an exception to title, which document contains approval from the Maine Department of Environmental Protection for the construction and development of the Mortgaged Property.
(8) Permitted Liens; Title Insurance	Walgreens Stockton (Loan No. 46)	The sole tenant at the Mortgaged Property, Walgreens, has a continuing right of first opportunity to purchase the Mortgaged Property. The tenant has executed an SNDA subordinating the lease to the lien of the Mortgage Loan and waiving the right in the event of a foreclosure or deed-in-lieu of foreclosure. The right will apply to subsequent sales of the Mortgaged Property.
(9) Junior Liens	Chemours HQ (Loan No. 5)	The Mortgage Loan documents provide that the lender may not unreasonably withhold its consent to the borrower consenting to the condominium entering into a property

E-2B-3

Representation Number on Annex E-2A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
assessed clean energy (PACE) loan that is repaid through multi-year assessments against all of the condominium units, including the Mortgaged Property (based on its pro rata allocation of the PACE loan), subject to the terms and conditions set forth in the Mortgage Loan documents including, without limitation, (i) the PACE loan is used for the installation, construction, repair and replacement of improvements to chiller plant and steam plant boilers, (ii) the total amount of the PACE loan for the building (including principal and interest accrued thereon) and allocated to the Mortgaged Property does not exceed $1,200,000, (iii) the PACE loan amortizes over a period of at least 25 years, (iv) the annual debt service on the PACE loan allocated to the Mortgaged Property does not exceed $115,000, (v) assuming the full amount of the PACE loan is advanced, the loan-to-value ratio is not greater than 62%, (vi) the lien of the PACE loan on the Mortgaged Property is required to be limited to the pro-rata share of the PACE loan allocated to the Mortgaged Property, and (vii) if requested by the lender, delivery of a rating agency confirmation. The PACE loan would create a prior lien to the Chemours HQ Mortgage Loan.
(9) Junior Liens	Lakeside Plaza (Loan No. 30)	The Mortgage Loan documents permit any direct or indirect member of the Mortgagor to obtain a mezzanine loan (a “New Mezzanine Loan”) by pledging its direct or indirect equity interests in the Mortgagor upon satisfaction of certain conditions set forth in the Mortgage Loan documents, including, without limitation, the following: (i) the resulting combined loan to value ratio is not greater than the loan to value ratio as of the origination of the Mortgage Loan; (ii) the resulting combined debt service coverage ratio (taking into account the New Mezzanine Loan) for the twelve (12) month period following the making of such New Mezzanine Loan is not less than the debt service coverage ratio as of the origination of the Mortgage Loan; (iii) the lender and the lender of such New Mezzanine Loan enter into an intercreditor agreement with the lender in a form and substance acceptable to the lender; and (iv) the lender, following a securitization, will have received a rating agency confirmation.
(9) Junior Liens	359 South La Brea (Loan No. 47)	The Mortgage Loan documents permit any direct or indirect member of the Mortgagor to obtain a mezzanine loan (a “New Mezzanine Loan”) by pledging its direct or indirect equity interests in the Mortgagor upon satisfaction of certain conditions set forth in the Mortgage Loan documents, including, without limitation, the following: (i) the resulting combined loan to value ratio is not greater than 44.5%; (ii) the resulting combined debt service coverage ratio (taking into account the New Mezzanine Loan) for the twelve (12) month period following the making of such New Mezzanine

E-2B-4

Representation Number on Annex E-2A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
Loan is not less than 1.57x; (iii) the lender and the lender of such New Mezzanine Loan enter into an intercreditor agreement with the lender in a form and substance acceptable to the lender; and (iv) the lender, following a securitization, will have received a rating agency confirmation.
(10) Assignment of Leases and Rents	Osborn Triangle (Loan No. 6), 10000 Santa Monica Boulevard (Loan No. 7), Grand Canal Shoppes (Loan No. 10), 3 Columbus Circle (Loan No. 8), Vie Portfolio (Loan No. 16), ICON Upper East Portfolio (Loan No. 17), SWVP Portfolio (Loan No. 23), Greenleaf at Howell (Loan No. 34)	The related Mortgage and assignment of leases secures the subject Mortgage Loan and the related Pari Passu Companion Loan(s) on a pari passu basis.
(15) Actions Concerning Mortgage Loan	Vie Portfolio (Loan No. 16)	The related non-recourse carveout guarantors are defendants in a litigation in which the plaintiff, a pool vendor, is making a claim for, among other things, breach of contract, breach of fiduciary duty and slander/libel in connection with termination of a third party property manager. In addition, the same guarantors are defendants in a litigation in which the plaintiff is claiming unspecified compensatory and punitive damages for, among other claims, negligent misrepresentation, fraud and breach of contract in connection with a sale of the guarantor’s security interests in a residential apartment complex. The cases are currently under review by the insurance companies and are expected to be sent to arbitration. Based on discussions with the Mortgagor and its counsel at the time of origination, the estimated potential aggregate liability under the pending proceedings is approximately $5.5 million.
(15) Actions Concerning Mortgage Loan	ICON Upper East Portfolio (Loan No. 17)	In September 2017, the nonrecourse carveout guarantors and certain of their affiliates (collectively, “ICON”) entered into an order and a voluntary settlement agreement with the Tenant Harassment Task Force (the “Task Force”) after an investigation by the Task Force found that ICON had engaged in certain prohibited practices, including, among others, unsafe construction that failed to comply with relevant laws and regulations, failure to timely respond to rent-regulated tenants’ requests for repairs and failure to timely correct violations of the Housing Maintenance Code and the Construction Codes of the City of New York. The Task Force

E-2B-5

Representation Number on Annex E-2A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
is comprised of certain city and state agencies in New York and was created for the purpose of investigating and enforcing actions against landlords alleged to have created unsafe conditions due to illegal construction, with a particular focus on rent-regulated tenants. The settlement resulted in an Assurance of Discontinuance (the “AOD”), which the Task Force permitted ICON to enter into without any formal action or enforcement following a series of meetings and the production of documents related to construction at certain properties owned and/or managed by ICON. The AOD did not make any finding that ICON engaged in harassment, and ICON voluntarily adopted new policies and procedures related to its management and construction and hire a third party property manager. In addition, ICON was required to pay certain fines in the approximate aggregate amount of $568,733 in connection with the aforementioned violations and to cover the Task Force’s administrative costs for the investigation. According to a letter from the sponsor’s counsel based on the initial quarterly report from the Task Force, as of October 2018, there has not been any finding by the Task Force that ICON had breached its obligations under the AOD.

In addition, a tenant association (the “Tenant Association”) representing certain tenants at a property owned by ICON (but not included in this securitization), sent a letter to ICON alleging that the management at the related property owned by the ICON had failed to timely respond to the tenants’ requests to address certain issues, including, without limitation, the gas provider’s prolonged shutting off of gas services caused by a purported gas leak detected at the property. The ICON has indicated to the lender that ICON has contacted the Office of the NYS Attorney General overseeing the AOD compliance in response to the letter from the Tenant Association. The response includes an explanation for the gas shutoff and that the Loan Sponsor at all times acted in accordance with the AOD, including, but not limited to, extending to the rent regulated tenants the rent abatements set forth in the AOD. At present, neither the Office of the NYS Attorney General nor the third-party administrator have made any determinations to the effect that ICON is not in compliance with the terms and conditions of the AOD, nor is the Loan Sponsor aware of any current issues which would result in such a determination. It is unclear whether the Task Force or the Office of the NYS Attorney General will find any wrongdoing on the part of ICON.

E-2B-6

Representation Number on Annex E-2A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
(15) Actions Concerning Mortgage Loan	Crystal Falls (Loan No. 19)	The borrower sponsor, who is also the non-recourse carveout guarantor of the Mortgage Loan, is subject to several pending lawsuits from investors in the sponsor’s real estate portfolio. In each case, the complaint alleges various tort causes of action including misrepresentations made in connection with the plaintiffs’ investments. The plaintiffs are represented by the same counsel and have made claims for damages ranging from $2,000,000 to $5,000,000. In one of the cases, a trial occurred in July 2018, and the jury found in favor of the plaintiffs and awarded damages in the amount of $4,317,387 and punitive damages in the amount of $8,000,000. The sponsor is in the process of appealing the judgment and award. The remaining cases are in various stages of litigation, and the sponsor is defending the lawsuits and has denied all claims and disputed the claimed damages amount. The sponsor has a net worth of approximately $250 million and liquidity of $25 million. In addition, the Mortgage Loan documents provide for a non-recourse carveout for any losses associated with the aforementioned lawsuits or any other litigation where the sponsor and certain of his affiliates are defendants and which is brought by any party that owns or holds (or formerly owned or held) a direct or indirect interest in any Mortgagor.
(18) Insurance	10000 Santa Monica Boulevard (Loan No. 7)	For insurance policies issued by more than one insurance company, (A) if four (4) or fewer insurance companies issue the policies in the first layer of coverage, then at least 75% of the insured amount shall be provided by insurance companies with a claims paying ability rating of “A” or better (or the equivalent thereof) by each Rating Agency, with no carrier below “BBB+” (or the equivalent thereof) or (B) if five (5) or more insurance companies issue the Policies in the first layer of coverage, then at 60% of the insured amount shall be provided by insurance companies with a claims paying ability rating of “A” or better (or the equivalent thereof) by each Rating Agency, with no carrier below “BBB+”.

The threshold for requiring lender’s consent to settle any insurance claim and the lender holding net insurance proceeds is $4,000,000, rather than 5% of the outstanding principal amount of the Mortgage Loan.
(18) Insurance	Grand Canal Shoppes (Loan No. 10)	The Mortgage Loan documents permit insurance through a syndicate of insurers through which, (A) if four (4) or fewer insurance companies issue the policies, then at least 75% of the insurance coverage represented by the policies must be provided by insurance companies with a rating of “A” or better by S&P and “A2” or better by Moody’s, to the extent Moody’s rates the securities and rates the applicable insurance company, and “A” or better by Fitch, to the extent Fitch rates the securities and rates the applicable insurance

E-2B-7

Representation Number on Annex E-2A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
company, with no remaining carrier below “BBB” by S&P and “Baa2” or better by Moody’s, to the extent Moody’s rates the securities and rates the applicable insurance company, and “BBB” or better by Fitch, to the extent Fitch rates the securities and rates the applicable insurance company, or (B) if five (5) or more insurance companies issue the policies, then at least 60% of the insurance coverage represented by the policies must be provided by insurance companies with a rating of “A” or better by S&P and “A2” or better by Moody’s, to the extent Moody’s rates the Securities and rates the applicable insurance company, and “A” or better by Fitch, to the extent Fitch rates the securities and rates the applicable insurance company, with no remaining carrier below “BBB” by S&P and “Baa2” or better by Moody’s, to the extent Moody’s rates the securities and rates the applicable insurance company, and “BBB” or better by Fitch, to the extent Fitch rates the securities and rates the applicable insurance company.

The Mortgaged Property is part of a multiple-owner, integrated project that is subject to a reciprocal easement agreement (“REA”) among the various owners. The REA provides that, in the event of a casualty involving more than one property, the affected owners (and, to the extent provided by the REA and the related loan documents, their mortgagees) shall consult and reasonably agree as to the cost and method of payment for restoration work, the time, and the parties to perform the necessary work. If the affected parties cannot agree within 60 days after insurance proceeds are made available for restoration, any open issues may be submitted by any party to an “Independent Expert” (with respect to insurance matters, “a reputable and independent Person with experience in commercial real estate insurance”) for determination. The mortgagee of any affected property may participate in any dispute involving an Independent Expert.
(18) Insurance	3 Columbus Circle (Loan No. 8)	The Mortgage Loan documents permit insurance through a syndicate of insurers through which, if such syndicate consists of five (5) or more members, (A) at least 60% of the insurance coverage (or 75% if such syndicate consists of four (4) or fewer members) is provided by insurance companies having a claims paying ability rating of “A-” or better by S&P and (B) the remaining 40% of the insurance coverage (or the remaining 25% if such syndicate consists of four (4) or fewer members) is provided by insurance companies having a claims paying ability rating of “BBB” or better by S&P.
(18) Insurance	ICON Upper East Portfolio (Loan No. 17)	For multi-layered policies, (A) if four (4) or fewer insurance companies issue the policies, then at least 75% of the insurance coverage represented by the policies must be

E-2B-8

Representation Number on Annex E-2A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
provided by insurance companies with a rating of “A” or better by Standard & Poor's Ratings Group, a division of the McGraw-Hill Companies ("S&P") and “A2” or better by Moody’s Investors Service, Inc. ("Moody's"), to the extent Moody’s rates the securities and rates the applicable insurance company, and “A” or better by Fitch, Inc. ("Fitch"), to the extent Fitch rates the securities and rates the applicable insurance company, with no remaining carrier below “BBB” by S&P and “Baa2” or better by Moody’s, to the extent Moody’s rates the securities and rates the applicable insurance company, and “BBB” or better by Fitch, to the extent Fitch rates the securities and rates the applicable insurance company, or (B) if five (5) or more insurance companies issue the policies, then at least sixty percent (60%) of the insurance coverage represented by the policies must be provided by insurance companies with a rating of “A” or better by S&P and “A2” or better by Moody’s, to the extent Moody’s rates the securities and rates the applicable insurance company, and “A” or better by Fitch, to the extent Fitch rates the Securities and rates the applicable insurance company, with no remaining carrier below “BBB” by S&P and “Baa2” or better by Moody’s, to the extent Moody’s rates the Securities and rates the applicable insurance company, and “BBB” or better by Fitch, to the extent Fitch rates the securities and rates the applicable insurance company.
(18) Insurance	SWVP Portfolio (Loan No. 23)	The Mortgage Loan documents require property insurance in an amount equal to 100% of the full replacement cost of the improvements without deduction for depreciation.

The Mortgage Loan documents permit insurance through a syndicate of insurers through which (A) if four (4) or fewer insurance companies issue the policies for all of the Mortgaged Properties, then at least 75% of the required coverage must be provided by insurance companies with a rating of “A-” or better by S&P (and the equivalent by any other Rating Agency), with no remaining carrier below “BBB” by S&P (and the equivalent by any other Rating Agency), or (B) if five (5) or more insurance companies issue the policies for all of the Mortgaged Properties, then at least 60% of the required coverage must be provided by insurance companies with a rating of “A-” or better by S&P (and the equivalent by any other Rating Agency), with no remaining carrier below “BBB” by S&P (and the equivalent by any other Rating Agency).

(18) Insurance	Hampton Inn Denver Airport (Loan No. 29)	The requirement under the Mortgage Loan documents for deductible with respect to windstorm and earthquake coverage is capped at 5% of the total insurable value of the Mortgaged Property.

E-2B-9

Representation Number on Annex E-2A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
(18) Insurance	Greenleaf at Howell (Loan No. 34)	The Mortgage Loan documents permit the Mortgagor not to maintain insurance policies as required under the Mortgage Loan Agreement with respect to the portion of the Mortgaged Property leased by BJ’s Wholesale Club, the largest tenant at the Mortgaged Property, so long as (i) the related lease is in full force and effect; (ii) no default beyond the applicable notice and cure period has occurred and is continuing under the lease; and (iii) the tenant maintains coverage that is acceptable to lender in its sole and absolute discretion. If BJ’s Wholesale Club fails to provide coverage acceptable to the lender, then the Mortgagor will be required to obtain, at the Mortgagor’s sole cost and expense, all insurance as required under the Mortgage Loan documents which meets the requirements thereof providing coverage that will pay proceeds in an amount sufficient to restore the portion of the Mortgaged Property leased to BJ’s Wholesale Club to the extent such proceeds are not paid or otherwise made available under the insurance policies carried by BJ’s Wholesale Club.
(18) Insurance	Walgreens Stockton (Loan No. 46)	The Mortgage Loan documents permit the Mortgagor not to maintain insurance policies as required under the Mortgage Loan Agreement with respect to property coverage including all risk coverage, business income coverage, builders risk/construction and boiler/machinery so long as the following terms are satisfied: (i) the lease with the sole tenant, Walgreens, is in full force and effect, (ii) no default beyond any applicable notice and cure period has occurred and is continuing under the lease, (iii) Walgreens or any guarantor under its lease (“Walgreens Tenant”) remains fully liable for the obligations and liabilities under the lease and maintains a credit rating from S&P of at least “BBB-”, (iv) such lease remains in full force and effect following a casualty and the tenant is obligated under the lease to rebuild and/or repair the Mortgaged Property at its sole cost and expense and is entitled to no period of rent abatement, (v) Walgreens maintains, either through a program of self-insurance or otherwise, the insurance required to be maintained by it under the lease, and (vi) the Mortgagor provides to evidence satisfactory to the lender that Walgreens maintains in full force and effect the insurance required by the Mortgage Loan Agreement.
(19) Separate Tax Parcels	Greenleaf at Howell (Loan No. 34)	A portion of the Mortgaged Property is made up of two condominium units. Because the Township of Howell did not assign separate tax parcels to the condominium units as of the origination date of the mortgage, but instead, assessed the entire condominium on a bulk basis, the Mortgagors and the owners of the other condominium units entered into a Tax Escrow Agreement, pursuant to which, a reserve was established for paying real estate taxes estimated or

E-2B-10

Representation Number on Annex E-2A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
assessed by the Township of Howell with respect to the units in the condominium other than the two condominium units included in the Mortgaged Property, on a bulk basis, and to replenish said Bulk Tax Escrow until the Township of Howell commences assessment and billing of real estate taxes on a per-unit rather than on a bulk basis. In addition, the Mortgagors were required to separately establish a reserve pursuant to the Loan Agreement for paying real estate taxes with respect to the two condominium units included in the Mortgaged Property.
(26) Local Law Compliance	Vie Portfolio (Loan No. 16)	The zoning consultant has indicated that a portion of the University Downs Mortgaged Property is a prior non-conforming structure, and would not be allowed to be replicated in the event of a total loss, due to the following: (i) the two-story building encroaches upon the side 6’ minimum setback by 6’ on the western property line, (ii) the one-story building encroaches upon the side 6’ minimum setback by 6’ on the eastern property line, and (iii) the building 3 encroaches upon the rear 20’ minimum setback by 5.5’ along the northern property line. The Mortgagor obtained a law and ordinance insurance coverage for the Mortgaged Property.
(26) Local Law Compliance	ICON Upper East Portfolio (Loan No. 17)

The Mortgaged Property located at 340 East 61 Street is legal non-conforming as to use because its use group classification is not a currently permitted use group in the district in which the Property is located.

Under the applicable zoning regulation, if any of the legal non-conforming properties are damaged or destroyed by any means to the extent of 75% or more of its total floor area, such mortgaged properties must be rebuilt to conform to the applicable zoning laws. If the extent of such damage or destruction of any of the mortgaged properties is less than 75% of its total floor area, such property may be reconstructed, provided that such reconstruction does not create new non-conformities nor increase the existing non-conformity.

The Mortgaged Properties located at 443 East 78 Street and 344 East 55 Street are non-conforming as to use due to a commercial tenant at each location using the related Mortgaged Property for uses not permitted under the applicable zoning regulation. In addition, the Mortgaged Property located at 419 East 82nd Street has a vacant commercial space of 700 square feet (out of a total of 9,350 square feet), which, if occupied by a commercial tenant, would be similarly non-conforming as to use under the applicable zoning regulation.

The Mortgage Loan documents provide for a non-recourse carveout for any losses associated with any use of space by a commercial tenant at an individual Mortgaged Property that

E-2B-11

Representation Number on Annex E-2A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
is not permitted by the certificate of occupancy for such individual Mortgaged Property.
(26) Local Law Compliance	SWVP Portfolio (Loan No. 23)	The zoning report obtained at origination for the DoubleTree Charlotte Mortgaged Property provides that the Mortgaged Property is legal non-conforming as to the use of the Mortgaged Property as a hotel. The zoning ordinance provides that the Mortgaged Property may be rebuilt to its current non-conformity following a casualty, provided that a building permit is issued for the Mortgaged Property within 12 months of the date of damage. Laws and ordinances coverage was obtained, and the Mortgage Loan documents include a nonrecourse carve-out for losses from any breach of the related representation in the Mortgage Loan documents or the result of any cure of non-compliance with any zoning regulation.
(28) Recourse Obligations	Chemours HQ (Loan No. 5)	There is not a separate non-recourse carveout guarantor, and the related Mortgagor is the only indemnitor under the related environmental indemnity agreement.
(28) Recourse Obligations	Osborn Triangle (Loan No. 6)	There is not a separate non-recourse carveout guarantor, and the related Mortgagors are the only indemnitors under the related environmental indemnity agreement. At origination of the Mortgage Loan, the Mortgagors obtained an environmental insurance policy issued by the Sirius Group in the name of the borrowers, with the lender as additional named insured with its successors, assigns and/or affiliates, with per incident and aggregate limits of $5,000,000, a deductible of $25,000 and a term expiring on May 16, 2032.

The loss carveout with respect to insurance proceeds or condemnation awards or of rents is limited to the misapplication or conversion thereof by any individual Mortgagor or the single purpose entity member of the Mortgagor, and does not include misappropriation thereof.

The obligations and liabilities of Indemnitor under the environmental indemnity agreement will terminate and be of no further force and effect with respect to any unasserted claim on the date that is twenty-four (24) months after the date on which the Mortgage Loan has been paid in full and all of the following conditions are satisfied: (i) the Mortgage Loan has been paid in full on or prior to the maturity date and the indemnitee has not foreclosed or otherwise taken possession of any individual Mortgaged Property (an “Individual Mortgaged Property”), (ii) there has been no material change, between the date hereof and the date the Mortgage Loan is paid in full, in any environmental law, the effect of which change would make a lender or mortgagee liable in respect to any matter for which the indemnified parties are entitled to indemnification pursuant to the environmental indemnity agreement, notwithstanding the fact

E-2B-12

Representation Number on Annex E-2A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
that the Mortgage Loan is paid in full, and (iii) the indemnitee shall have received, at Indemnitor’s expense, an updated environmental report dated within sixty (60) days of the requested release showing, to the reasonable satisfaction of the indemnitee, that there exists no matter for which the indemnified parties are entitled to indemnification pursuant to the environmental indemnity agreement.
(28) Recourse Obligations	10000 Santa Monica Boulevard (Loan No. 7)

The loss carveout for physical waste is limited to physical intentional material waste to the Mortgaged Property by the Mortgagor.

The loss carveout with respect to insurance proceeds or condemnation awards or of rents is limited to the misapplication or conversion thereof by any individual Mortgagor or the single purpose entity member of the Mortgagor, and does not include misappropriation thereof.

The indemnification obligations of the Mortgagor and the guarantor under the environmental indemnity agreement will terminate two (2) years after the full and indefeasible payment by the Mortgagor or the guarantor of the Mortgage Loan (the “Release Date”), provided that at the time of such payment the Mortgagor or the guarantor furnishes to the indemnitee an updated environmental report in form and substance, and from an environmental consultant reasonably acceptable to the indemnitee and acceptable to the Rating Agencies, which updated environmental report discloses, as of the date of such repayment, no actual, potential or threatened (A) non-compliance with or violation of applicable environmental laws (or permits issued pursuant to any environmental law) in connection with the Mortgaged Property or operations thereon, (B) environmental liens encumbering the Mortgaged Property, (C) administrative processes or proceedings or judicial proceedings in any way connected with any matter addressed in the environmental indemnity agreement or (D) presence or release of hazardous substances in, on, above, or under the Mortgaged Property for which a no further action letter has not been obtained.

The recourse carveout guarantors are (i) Sonny Kahn, solely in his capacity as trustee of the SK Business Trust, a Florida Trust, (ii) Russell Galbut, solely in his capacity as trustee of the RF Business Trust, a Florida Trust, and (iii) Bruce A. Menin, solely in his capacity as trustee of the Menin 1998 Business Trust, a New York Trust. In the event that the trust for whom the applicable individual is acting as a trustee (each such individual, an “Individual Guarantor”) is voluntarily or involuntarily revoked, terminated or otherwise ceases to exist, then such Individual Guarantor will be required to become a recourse carveout guarantor and personally liable under the Mortgage Loan documents. In the event that such

E-2B-13

Representation Number on Annex E-2A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
trust involuntarily ceases to exist, the liability of such Individual Guarantor under the Mortgage Loan documents may not exceed the sum of the assets of the trust estate received by such Individual Guarantor plus any assets to which such Individual Guarantor would have been entitled but for such revocation, termination or cessation of existence.
(28) Recourse Obligations	Grand Canal Shoppes (Loan No. 10)	The loss carveout for physical waste is limited to physical waste to the Mortgaged Property caused by intentional acts or intentional omissions of the Mortgagors, the guarantor, or any affiliates thereof.

The loss carveout with respect to insurance proceeds or condemnation awards or of rents following an event of default is limited to the intentional misapplication, misappropriation or conversion by the Mortgagors, the guarantor, or any affiliates thereof.

A transfer is made in violation of the related terms set forth in the Mortgage Loan documents constitutes only a loss carveout instead of a full recourse carveout, and if such violation arises solely from (A) a failure to provide any required notice, no such liability will arise if the Mortgagors promptly provide such notice after notice from the lender or (B) a failure to provide any required delivery, no such liability will arise if the Mortgagors promptly provide such required delivery after notice from the lender to the extent, in the case of any require delivery, the contents of such delivery are such that the transfer in question would have been permitted pursuant to the terms and provisions of the Mortgage Loan documents.

The obligations and liabilities of the Mortgagors and the guarantor under the related environmental indemnity agreement will terminate two years after the earliest to occur of (A) the repayment of the Mortgage Loan in full and the satisfaction of all obligations of the Mortgagors and the guarantor under the Mortgage Loan documents (except any such obligations, such as indemnification obligations which expressly survive repayment in full of the Mortgage Loan), (B) the Mortgaged Property being defeased in accordance with the terms of the Mortgage Loan documents or (C) an indemnified party or an agent thereof will have acquired possession of or title to the Mortgaged Property by foreclosure, exercise of power of sale or deed in lieu thereof.
(28) Recourse Obligations	3 Columbus Circle (Loan No. 8)

The Mortgage Loan documents provide that the Mortgagor will not be liable for consequential damages, punitive damages and special damages for breaches of the non-recourse carveouts for losses, except to the extent such damages were actually incurred by the lender.

The loss carveout for intentional misrepresentation is limited

E-2B-14

Representation Number on Annex E-2A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception

to intentional and material misrepresentation.

The Mortgage Loan documents do not provide for a loss carveout for willful misconduct by the Mortgagor or guarantor.

The loss carveout for commission of material physical waste at the Mortgaged Property is limited to intentional physical waste of the Mortgaged Property.

The loss carveout associated with insurance proceeds or condemnation awards or of rents following an event of default is limited to misappropriation thereof and does not include misapplication or conversion thereof.

The full recourse carveout for transfers made in violation of the Mortgage Loan documents is limited to the Mortgagor’s failure to obtain the lender’s prior written consent (to the extent such consent is required pursuant to the Mortgage Loan documents) to a voluntary transfer of (i) all or substantially all of the Mortgagor’s fee interest in the Mortgaged Property or (ii) all of the direct or indirect equity interests or controlling interests in the Mortgagor.

The indemnification obligations of the Mortgagor and the guarantor under the environmental indemnity agreement will terminate on the date which is three (3) years after the full and indefeasible payment by the Mortgagor and/or the guarantor of the Mortgage Loan, provided, that (i) such three (3) year period will not commence until the date on which the Mortgagor and/or the guarantor furnishes to the indemnitee a Phase I environmental report with respect to the Mortgaged Property, which reports are from an environmental consultant reasonably acceptable to the indemnitee and the Rating Agencies, and which updated environmental report(s) do not disclose, as of the date of delivery, any actual or threatened (A) non-compliance with or violation of applicable environmental laws (or of permits issued pursuant to environmental laws) in connection with the Mortgaged Property or the operations thereon, (B) environmental liens encumbering the Mortgaged Property, (C) administrative processes or proceedings or judicial proceedings in any way connected with any matter addressed in the environmental indemnity agreement which processes or proceedings could, in the indemnitee's reasonable opinion, trigger indemnification obligations of the Mortgagor and the guarantor under the environmental indemnity agreement or (D) presence or release of any hazardous substances in, on, above or under the Mortgaged Property that has not been fully remediated in accordance with all applicable environmental laws and (ii) as of the date of determination, there is no pending legal action related to the Mortgaged Property in connection with any matter addressed under the environmental indemnity agreement (or under the provisions

E-2B-15

Representation Number on Annex E-2A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception

thereof).

In the event that the Mortgagor obtains and maintains an environmental insurance policy naming the lender (together with its successors and assigns) as an additional named insured (the “Environmental Insurance”), then the lender is required to first seek recovery under such Environmental Insurance before seeking indemnity, reimbursement or recovery from the Mortgagor or the guarantor for losses within the scope of the indemnity under the environmental indemnity agreement that are within the scope of coverage and are not specifically excluded from the terms of the Environmental Insurance.

(28) Recourse Obligations	Vie Portfolio (Loan No. 16)	The obligations and liabilities of the Mortgagor and the guarantor under the environmental indemnity agreement will terminate and be of no further force and effect with respect to any unasserted claim on the date that is two (2) years from the date on which the Mortgage Loan has been paid in full and upon full satisfaction of the following conditions: (i) the Mortgage Loan has been paid in full and the indemnitee has not commenced foreclosure proceedings or otherwise taken possession of all or any portion of the Mortgaged Property, (ii) there has been no material change, between the date hereof and the date the Mortgage Loan is paid in full, in any environmental law, the effect of which change would make a lender or mortgagee liable in respect to any matter for which the indemnified parties are entitled to indemnification pursuant to the environmental indemnity agreement, notwithstanding the fact that the Mortgage Loan is paid in full, and (iii) the indemnitee has received, at the expense of the Mortgagor or the guarantor, an updated Phase I environmental report reasonably acceptable to the indemnitee dated within ninety (90) days of the requested release showing, to the reasonable satisfaction of the indemnitee, that there exists no matter for which the indemnified parties are entitled to indemnification pursuant to the environmental indemnity agreement.
(28) Recourse Obligations	ICON Upper East Side Portfolio (Loan No. 17)

The loss carveout for fraud or intentional misrepresentation is limited to fraud or material misrepresentation by Mortgagor, Principal or Guarantor or any Affiliates of Mortgagor, Principal or Guarantor in connection with (1) obtaining the Loan, (2) the execution and delivery of any of the Loan Documents, or (3) any statements made by Mortgagor, Principal or Guarantor or any Affiliates of Mortgagor, Principal or Guarantor in any document, certificate or report provided by or on behalf of Mortgagor, Principal or Guarantor or by or on behalf of any Affiliates of Mortgagor, Principal or Guarantor under, pursuant to or in connection with any of the Loan Documents.

The loss carveout for willful misconduct is limited to the willful

E-2B-16

Representation Number on Annex E-2A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception

misconduct of the Mortgagor, the single purpose entity managing member of the Mortgagor, the guarantor or any affiliates thereof in connection with (1) obtaining the Mortgage Loan, (2) the failure to perform or satisfy any covenant or negative covenant contained in the Mortgage Loan documents, or (3) the Mortgaged Property; provided, further, the Mortgagor’s failure to perform or satisfy any covenant or negative covenant contained in the Mortgage Loan documents or with respect to the Mortgaged Property shall not be construed as willful misconduct if (i) sufficient cash flow is generated by the Mortgaged Property to perform or satisfy such covenant or negative covenant, deposited into a reserve fund with the lender and specifically allocated for such performance or satisfaction, and the lender fails to make such funds available to the Mortgagor after the Mortgagor has satisfied all conditions for disbursement thereof, (ii) sufficient cash flow is generated by the Mortgaged Property to perform or satisfy such covenant or negative covenant, but the lender has distributed such cash flow to the Mortgagor from the cash management account and the Mortgagor has retained such or distributed such cash flow to its direct and indirect owners (for the avoidance of doubt, the lender shall have no claim due to the Mortgagor’s distribution of such cash flow), or (iii) sufficient cash flow, at such time, is not generated by the Mortgaged Property to perform or satisfy such covenant or negative covenant; provided, however, that notwithstanding the foregoing, the Mortgagor will be liable to the extent that, from and after the date an expense is accrued, any cash flow is released to the Mortgagor and the Mortgagor does not thereafter pay such expense, but such liability is in an amount equal to the lesser of (a) the free cash flow released to the Mortgagor from and after the date such expense is incurred, and (b) the total amount of the expense, unless such cash flow was spent on the Mortgaged Property.

The loss carveout for material physical waste at the Mortgaged Property is limited to intentional material physical waste of the Mortgaged Property.

The obligations and liabilities of the Mortgagor and the guarantor under the environmental indemnity agreement will terminate and be of no further force and effect with respect to any unasserted claim when all of the following conditions are satisfied in full: (i) the Mortgage Loan has been paid in full and the indemnitee has not commenced foreclosure proceedings or otherwise taken possession of all or any portion of the Mortgaged Property, (ii) there has been no material change, between the date hereof and the date the Mortgage Loan is paid in full, in any environmental law, the effect of which change would make a lender or mortgagee liable in respect to any matter for which the indemnified parties are entitled to indemnification pursuant to the

E-2B-17

Representation Number on Annex E-2A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception

environmental indemnity agreement, notwithstanding the fact that the Mortgage Loan is paid in full, (iii) Mortgagor or the guarantor has delivered to the indemnitee an updated Phase I environmental report reasonably acceptable to the indemnitee dated within ninety (90) days of the requested release indicating, to the reasonable satisfaction of the indemnitee, that no material adverse change in condition from that which existed on the date hereof which remains unremediated exists, (iv) the indemnitee shall have reasonably determined that there exists no matter for which the indemnified parties are entitled to indemnification pursuant to the environmental indemnity agreement, and (v) two (2) years have passed since the date that the Mortgage Loan has been paid in full.

Upon the acceptance by the lender of any cure by the Mortgagor of a transfer described in the Mortgage Loan documents (which the lender is not obligated to accept and may reject or accept in its sole and absolute discretion), the Mortgage Loan will no longer be fully recourse to the Mortgagor solely as a result of such transfer, provided, however, the Mortgagor will remain liable to the extent of any actual losses, damages, costs, expenses, liabilities, claims or other obligations actually incurred by the lender (including reasonable attorneys’ fees and expenses reasonably incurred, but specifically excluding any claim for consequential, special, exemplary or punitive damages) to the extent arising out of or in connection with such transfer.

(28) Recourse Obligations	Crystal Falls (Loan No. 19)	The Mortgagor and guarantor will not have full recourse liability for any transfers in violation of the Mortgage Loan documents to the extent the violation relates to the failure to deliver notice in accordance with the Mortgage Loan documents. There is a nonrecourse carve-out for losses resulting from the failure to deliver notice in accordance with the Mortgage Loan documents.
(28) Recourse Obligations	SWVP Portfolio (Loan No. 23)	The recourse carveout for losses for material physical waste is limited to intentional physical waste of the Mortgaged Property.

The loss carveout for misapplication, misappropriation or conversion of rents, insurance proceeds or condemnation awards is limited to misapplication or conversion by or on behalf of any Mortgagor (including failure to turn over to the lender on demand following an event of default) of any gross revenues.

The following transfers made in violation of the Mortgage Loan documents will trigger nonrecourse liability for losses, rather than full recourse liability under the Mortgage Loan: a transfer made without the consent of the lender as and to the extent required by the Mortgage Loan agreement consisting

E-2B-18

Representation Number on Annex E-2A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
solely of (A) a lease not entered into in accordance with the terms and conditions of the Mortgage Loan agreement (other than a lease of all or substantially all of the Mortgaged Property), (B) any non-consensual lien, (C) any transfer which would otherwise be a permitted transfer under the Mortgage Loan documents solely but for Mortgagor’s failure to give the lender any notice required, or (D) the granting or modification of any utility easement or right of way to any utility company or governmental authority that could not reasonably be expected to be adverse to the use, operation or value of the Mortgaged Property.
(28) Recourse Obligations	Shoppes at Cresthaven (Loan No. 28)	The recourse carveout for losses for material physical waste is limited to intentional physical waste of the Mortgaged Property.

The obligations and liabilities of the Mortgagor and the guarantor under the environmental indemnity agreement will terminate and be of no further force and effect with respect to any unasserted claim on the date that is twenty-four (24) months after the date on which the Mortgage Loan has been paid in full and all of the following conditions are satisfied in full: (A) the Mortgage Loan has been paid in full and the indemnitee has not foreclosed or otherwise taken possession of the Mortgaged Property, and (B) the indemnitee has received, at the expense of the Mortgagor or the guarantor, an updated environmental report dated within sixty (60) days of the requested release showing, to the reasonable satisfaction of the indemnitee, that there exists no matter for which the indemnified parties are entitled to indemnification pursuant to the environmental indemnity agreement.
(28) Recourse Obligations	Hampton Inn Denver Airport (Loan No. 29)	The indemnification obligations of the Mortgagor and the guarantor under the environmental indemnity agreement will terminate two (2) years after the full and indefeasible payment by the Mortgagor of the Mortgage Loan, provided that at the time of such payment, the Mortgagor or the guarantor furnish to the indemnitee, at the sole cost and expense of the Mortgagor or the guarantor, a Phase I environmental report with respect to the Mortgaged Property, which report is from an environmental consultant reasonably acceptable to the indemnitee and the Rating Agencies, which environmental report discloses, as of the date of such repayment, no actual or threatened (other than as disclosed in the environmental report delivered to the indemnitee by the Mortgagor or the guarantor in connection with the origination of the Mortgage Loan) (A) non-compliance with or violation of applicable environmental law (or permits issued pursuant to environmental law) in connection with the Mortgaged Property or operations thereon, (B) environmental liens encumbering the Mortgaged Property, (C) administrative processes or proceedings or judicial

E-2B-19

Representation Number on Annex E-2A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
proceedings in any way connected with any matter addressed in the environmental indemnity agreement or (D) presence or release of hazardous substances in, on, above or under the Mortgaged Property that has not been fully remediated in accordance with all applicable environmental law.
(28) Recourse Obligations	Greenleaf at Howell (Loan No. 34)	The non-recourse carveout for losses for material physical waste is limited to intentional material physical waste of the Mortgaged Property; provided, however, the borrower will have no such liability if sufficient cash flow from the Mortgaged Property is not available to prevent such waste.
(28) Recourse Obligations	359 South La Brea (Loan No. 47)

The Mortgage Loan documents do not provide for an express loss carveout for willful misconduct by the Mortgagor or guarantor.

The recourse carveout for losses for material physical waste is limited to intentional physical waste of the Mortgaged Property.

The loss carveout associated with insurance proceeds or condemnation awards or of rents following an event of default is limited to intentional misappropriation, intentional misapplication or intentional conversion thereof.

The indemnification obligations of the Mortgagor and the guarantor under the environmental indemnity agreement with respect to unasserted claims will terminate one (1) year after the full and indefeasible payment or defeasance of the Mortgage Loan; provided that (i) the Mortgage Loan has been paid in full or defeased and the lender has not foreclosed or otherwise taken possession of the Mortgaged Property, (ii) there has been no material change, between the origination date and the date the Mortgage Loan is paid in full or defeased, in any environmental law, the effect of which change would make a lender or mortgagee liable in respect to any matter for which the indemnified parties are entitled to indemnification pursuant to the indemnity, notwithstanding the fact that the Mortgage Loan is paid in full or defeased, (iii) the lender receives, at the Mortgagor’s or guarantor’s expense, an updated environmental report dated within 90 days of the requested release showing, to the reasonable satisfaction of the lender, that there exists no matter for which the indemnified parties are entitled to indemnification pursuant to the Mortgage Loan documents.

(29) Mortgage Releases	Osborn Triangle (Loan No. 6)	the Mortgage Loan documents provide that the Mortgagor may release only the 1 Portland Street and/or the 700 Main Street individual Mortgaged Properties (each, an “Osborn Triangle Individual Property”) from the lien of the Mortgage Loan documents after July 2, 2021, subject to the satisfaction of certain terms and conditions including, without limitation:

E-2B-20

Representation Number on Annex E-2A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
(i) the payment of a release price equal to 110% of the allocated loan amount for the Osborn Triangle Individual Property being released, plus the payment of a yield maintenance premium (if applicable); (ii) the debt service coverage ratio (as calculated in the Mortgage Loan documents) for the Mortgaged Property then remaining subject to the lien of the Mortgage Loan documents based on the trailing 12-month period is equal to or greater than the greater of (a) 2.03x and (b) the debt service coverage ratio for all of the Mortgaged Properties (including the Osborn Triangle Individual Property subject to the release) based on the trailing 12-month period; (iii) the remaining Mortgaged Property (after the release) will not be in violation of the condominium documents, the master lease documents, any leases or the then applicable laws, and the borrower continues to control the board of trustees of the condominium association; and (iv) the borrower may not lease any space at the released Osborn Triangle Individual Property to an existing tenant unless either (a) the borrowers have re-leased the space in the Mortgaged Property to a new tenant with an effective rent per square foot in an amount equal to or greater than the tenant that was relocated or (b) the lender consents to such relocation (which consent may not be unreasonably withheld, conditioned or delayed). The Mortgage Loan documents provide that if the loan-to-value ratio exceeds or would exceed 125% immediately after the release, no release will be permitted unless the principal balance of the Mortgage Loan is prepaid by an amount set forth in the Mortgage Loan documents or the borrowers deliver a REMIC opinion. The borrowers are not permitted to release the 610 Main Street North Mortgaged Property or the parking garage portion of the Mortgaged Property.
(30) Financial Reporting and Rent Rolls	Osborn Triangle (Loan No. 6), SWVP Portfolio (Loan No. 23), Gateway Center, Icon Upper East Portfolio (Loan No. 17), Greenleaf at Howell (Loan No. 34)	The Mortgage Loan documents do not require the Mortgagors to deliver financial reports on a combined basis.
(31) Acts of Terrorism Exclusion	Grand Canal Shoppes (Loan No. 10)	The Mortgagor is not obligated to expend an amount that is more than two times the amount of the annual insurance premium that is payable at such time with respect to the property and business interruption/rental loss insurance (without giving effect to the cost of earthquake insurance or terrorism insurance components of such policies) and allocable to the Mortgaged Property based on market rates (the “Terrorism Insurance Cap”) in any policy year on the insurance premiums for insurance required pursuant of the

E-2B-21

Representation Number on Annex E-2A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
Mortgage Loan documents (“Terrorism Insurance”) and if the cost of the required Terrorism Insurance exceeds the Terrorism Insurance Cap, the Mortgagor is required to purchase the maximum amount of Terrorism Insurance available with funds equal to the Terrorism Insurance Cap.
(31) Acts of Terrorism Exclusion	3 Columbus Circle (Loan No. 8)	If Terrorism Risk Insurance Program Reauthorization Act of 2015 (“TRIPRA”) or a similar or subsequent statute is not in effect, then provided that terrorism insurance is commercially available, the Mortgagor is required to carry terrorism insurance throughout the term of the Mortgage Loan as required by the Mortgage Loan documents, but in such event the Mortgagor will not be required to spend on terrorism insurance coverage more than two (2) times the amount of the insurance premium that is payable at such time in respect of the property and business interruption/rental loss insurance required under the Mortgage Loan documents (without giving effect to the cost of terrorism, wind and earthquake components of such casualty and business interruption/rental loss insurance), and if the cost of terrorism insurance exceeds such amount, the Mortgagor will be required to purchase the maximum amount of terrorism insurance available with funds equal to such amount.
(31) Acts of Terrorism Exclusion	Crystal Falls (Loan No. 19)	If the Terrorism Risk Insurance Program Reauthorization Act of 2015 or a similar or subsequent statute is not in effect, the Mortgagor is required to carry terrorism coverage throughout the term of the Mortgage Loan, but in such event the Mortgagor may not be required to pay annual premiums in excess of an amount equal to two (2) times the then-current annual insurance premiums payable for the property and business interruption/ rent loss policies (without giving effect to the cost of terrorism coverage) required under the Mortgage Loan documents for terrorism coverage. If the cost of terrorism coverage exceeds such amount, the Mortgagor is obligated to purchase the maximum amount of terrorism coverage available with funds equal to the capped amount.
(31) Acts of Terrorism Exclusion	359 South La Brea (Loan No. 47)	If Terrorism Risk Insurance Program Reauthorization Act of 2015 or a similar or subsequent statute is no longer in effect, then provided that terrorism insurance is commercially available, the Mortgagor will be required to carry terrorism insurance throughout the term of the Mortgage Loan as required by the foregoing sentence, but in such event the Mortgagor will not be required to spend on terrorism insurance coverage more than an amount equal to 200% of the amount of the then current annual insurance premiums under a stand-alone policy satisfying the requirements of the Mortgage Loan documents (without giving effect to the cost of the terrorism components of such stand-alone policy) (the “Terrorism Premium Cap”), and if the cost of the terrorism insurance exceeds the Terrorism Premium Cap, the

E-2B-22

Representation Number on Annex E-2A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
Mortgagor will only be obligated to purchase the maximum amount of terrorism insurance available with funds equal to the Terrorism Premium Cap.
(43) Environmental Conditions	359 South La Brea (Loan No. 47)	Prior to the current use, the site of the Mortgaged Property was used for automotive repair and filling station purposes. Various subsurface investigations were performed on the Mortgaged Property between 2009 and 2012, including, among other things, collection of soil and groundwater samples for volatile organic compounds (“VOCs”). The results showed that several VOCs were detected at concentrations exceeding the California Maximum Contaminant Levels. Subsequently, a Vapor Intrusion Risk Evaluation (“VIRE”) was conducted to assess whether the VOCs detected in soil gas beneath the Mortgaged Property posed a potential health risk to occupants in existing on-site buildings. The VIRE concluded that the residual soil gas concentrations detected did not pose a significant risk to future site occupants, and the Department of Toxic Substances Control concurred with the conclusion that further environmental investigation of the Mortgaged Property was not required. However, according to the ESA, the VOCs detected during the 2012 investigation at the Mortgaged Property exceeds the current regulatory screening values. As such, the ESA concluded that the conditions represent a REC and recommended a limited subsurface investigation to determine whether the historical presence of an auto sales and service facility and the related contamination represents an environmental concern, with an estimated cost of between $12,000 and $16,000. At origination of the Mortgage Loan, the borrower obtained an environmental insurance policy issued by the Sirius Group in the name of the borrowers, with the lender as additional named insured with its successors, assigns and/or affiliates, with per incident and aggregate limits of $1,000,000, a deductible of $25,000 and a term expiring on June 28, 2027.
(44) Lease Estoppels	Shoppes at Cresthaven (Loan No. 28)	The Mortgagor obtained lease estoppels executed within 90 days prior to the origination date of the Mortgage Loan collectively accounting for 55.1% of the in-place base rent for the Mortgaged Property. However, the Mortgagor obtained three other estoppels, dated within 100 days (subsequently reaffirmed within three days prior to the origination date), 95 days and 94 days, respectively, prior to the origination date. With the three additional estoppels, the Mortgagor obtained lease estoppels executed within 100 days of the origination date of the Mortgage Loan collectively accounting for 80.24% of the in-place base rent for the Mortgaged Property.

E-2B-23

Representation Number on Annex E-2A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
(45) Appraisal	Hampton Inn Denver Airport (Loan No. 29)	The appraisal report provided in connection with the origination of the Mortgage Loan was not signed by an appraiser who is a Member of the Appraisal Institute (“MAI”). The report was signed by one appraiser who is a candidate for MAI designation, and another appraiser who is a practicing affiliate of the Appraisal Institute. In addition, a “Quality Control Oversight” was provided by an appraiser who is a designated MAI and provided value estimates of the Mortgaged Property concurred by the two signatories to the report.
(47) Cross-Collateralization	Osborn Triangle (Loan No. 6), 10000 Santa Monica Boulevard (Loan No. 7), Grand Canal Shoppes (Loan No. 10), 3 Columbus Circle (Loan No. 8), Vie Portfolio (Loan No. 16), ICON Upper East Portfolio (Loan No. 17), SWVP Portfolio (Loan No. 23), Greenleaf at Howell (Loan No. 34)	The Mortgage Loan is cross-collateralized and cross-defaulted with the related Companion Loans.

E-2B-24

ANNEX F

CLASS A-AB SCHEDULED PRINCIPAL BALANCE SCHEDULE

Distribution Date	Balance	Distribution Date	Balance
9/15/2019	$22,612,000.00	8/15/2024	$22,612,000.00
10/15/2019	$22,612,000.00	9/15/2024	$22,612,000.00
11/15/2019	$22,612,000.00	10/15/2024	$22,612,000.00
12/15/2019	$22,612,000.00	11/15/2024	$22,608,834.28
1/15/2020	$22,612,000.00	12/15/2024	$22,178,690.64
2/15/2020	$22,612,000.00	1/15/2025	$21,775,822.99
3/15/2020	$22,612,000.00	2/15/2025	$21,371,410.85
4/15/2020	$22,612,000.00	3/15/2025	$20,879,129.91
5/15/2020	$22,612,000.00	4/15/2025	$20,471,277.56
6/15/2020	$22,612,000.00	5/15/2025	$20,033,200.17
7/15/2020	$22,612,000.00	6/15/2025	$19,622,103.81
8/15/2020	$22,612,000.00	7/15/2025	$19,180,874.99
9/15/2020	$22,612,000.00	8/15/2025	$18,766,510.05
10/15/2020	$22,612,000.00	9/15/2025	$18,350,556.44
11/15/2020	$22,612,000.00	10/15/2025	$17,904,608.99
12/15/2020	$22,612,000.00	11/15/2025	$17,485,350.00
1/15/2021	$22,612,000.00	12/15/2025	$17,036,191.50
2/15/2021	$22,612,000.00	1/15/2026	$16,613,602.08
3/15/2021	$22,612,000.00	2/15/2026	$16,189,392.38
4/15/2021	$22,612,000.00	3/15/2026	$15,679,161.06
5/15/2021	$22,612,000.00	4/15/2026	$15,251,366.07
6/15/2021	$22,612,000.00	5/15/2026	$14,793,915.18
7/15/2021	$22,612,000.00	6/15/2026	$14,362,429.03
8/15/2021	$22,612,000.00	7/15/2026	$13,911,688.87
9/15/2021	$22,612,000.00	8/15/2026	$13,486,329.52
10/15/2021	$22,612,000.00	9/15/2026	$13,059,342.41
11/15/2021	$22,612,000.00	10/15/2026	$12,603,775.74
12/15/2021	$22,612,000.00	11/15/2026	$12,173,410.50
1/15/2022	$22,612,000.00	12/15/2026	$11,714,562.14
2/15/2022	$22,612,000.00	1/15/2027	$11,280,793.23
3/15/2022	$22,612,000.00	2/15/2027	$10,845,364.29
4/15/2022	$22,612,000.00	3/15/2027	$10,328,252.42
5/15/2022	$22,612,000.00	4/15/2027	$9,889,175.93
6/15/2022	$22,612,000.00	5/15/2027	$9,421,864.98
7/15/2022	$22,612,000.00	6/15/2027	$8,979,318.94
8/15/2022	$22,612,000.00	7/15/2027	$8,508,637.49
9/15/2022	$22,612,000.00	8/15/2027	$8,062,595.66
10/15/2022	$22,612,000.00	9/15/2027	$7,614,846.73
11/15/2022	$22,612,000.00	10/15/2027	$7,139,110.92
12/15/2022	$22,612,000.00	11/15/2027	$6,687,826.87
1/15/2023	$22,612,000.00	12/15/2027	$6,208,656.85
2/15/2023	$22,612,000.00	1/15/2028	$5,753,810.94
3/15/2023	$22,612,000.00	2/15/2028	$5,297,224.16
4/15/2023	$22,612,000.00	3/15/2028	$4,786,915.73
5/15/2023	$22,612,000.00	4/15/2028	$4,326,626.83
6/15/2023	$22,612,000.00	5/15/2028	$3,838,709.01
7/15/2023	$22,612,000.00	6/15/2028	$3,374,790.14
8/15/2023	$22,612,000.00	7/15/2028	$2,883,345.98
9/15/2023	$22,612,000.00	8/15/2028	$2,415,769.71
10/15/2023	$22,612,000.00	9/15/2028	$1,946,403.74
11/15/2023	$22,612,000.00	10/15/2028	$1,449,667.97
12/15/2023	$22,612,000.00	11/15/2028	$976,603.40
1/15/2024	$22,612,000.00	12/15/2028	$476,274.60
2/15/2024	$22,612,000.00	1/15/2029	$0.00
3/15/2024	$22,612,000.00	and thereafter
4/15/2024	$22,612,000.00
5/15/2024	$22,612,000.00
6/15/2024	$22,612,000.00
7/15/2024	$22,612,000.00

F-1

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the certificates offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

TABLE OF CONTENTS

Prospectus

Important Notice Regarding the Offered Certificates	10
IMPORTANT NOTICE ABOUT INFORMATION PRESENTED IN THIS PROSPECTUS	10
Summary of Terms	17
Risk Factors	67
Description of the Mortgage Pool	163
Transaction Parties	299
Credit Risk Retention	342
Description of the Certificates	361
The Mortgage Loan Purchase Agreements	398
The Pooling and Servicing Agreement	408
Use of Proceeds	516
Yield, Prepayment and Maturity Considerations	516
Material Federal Income Tax Consequences	529
Certain State, Local and Other Tax Considerations	541
ERISA Considerations	541
Legal Investment	549
Certain Legal Aspects of the Mortgage Loans	550
Ratings	571
Plan of Distribution (Underwriter Conflicts of Interest)	573
Incorporation of Certain Information by Reference	575
Where You Can Find More Information	575
Financial Information	575
Legal Matters	575
Index of Certain Defined Terms	577

Annex A –	Certain Characteristics of the Mortgage Loans and Mortgaged Properties	A-1
Annex B –	Significant Loan Summaries	B-1
Annex C –	Mortgage Pool Information	C-1
Annex D –	Form of Distribution Date Statement	D-1
Annex E-1A –	Sponsor Representations and Warranties (CREFI and GACC)	E-1A-1
Annex E-1B –	Exceptions to Sponsor Representations and Warranties (CREFI and GACC)	E-1B-1
Annex E-2A –	Sponsor Representations and Warranties (JPMCB)	E-2A-1
Annex E-2B –	Exceptions to Sponsor Representations and Warranties (JPMCB)	E-2B-1
Annex F –	Class A-AB Scheduled Principal Balance Schedule	F-1

Until 90 days after the date of this prospectus, all dealers that effect transactions in the offered Certificates, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

$1,040,209,000
(Approximate)

Benchmark 2019-B12 Mortgage Trust
(as Issuing Entity)

Citigroup Commercial
Mortgage Securities Inc.
(as Depositor)

Commercial Mortgage
Pass-Through Certificates,
Series 2019-B12

Class A-1	$16,310,000
Class A-2	$221,930,000
Class A-3	$5,920,000
Class A-4	$215,000,000
Class A-5	$321,699,000
Class A-AB	$22,612,000
Class X-A	$946,949,000
Class A-S	$143,478,000
Class B	$50,217,000
Class C	$43,043,000

PROSPECTUS

Citigroup

Deutsche Bank Securities

J.P. Morgan

Co-Lead Managers and Joint Bookrunners

Drexel Hamilton

Academy Securities

Co-Managers

July    , 2019